Filed Pursuant to Rule 424(b)(3)
File No. 333-280529

TechTarget, Inc.

275 Grove Street

Newton, Massachusetts 02466

(617) 431-9200

October 25, 2024

Dear TechTarget, Inc. Stockholders:

You are cordially invited to attend a special meeting of the stockholders of TechTarget, Inc. (“TechTarget”) to be held on November 26, 2024, at 10:00 a.m., Eastern time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109 (such meeting, including any adjournment or postponement thereof, the “special meeting”).

On January 10, 2024, TechTarget, Toro CombineCo, Inc., a Delaware corporation and a direct, wholly owned subsidiary of TechTarget (“CombineCo”), Toro Acquisition Sub, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of CombineCo (“Merger Sub”), Informa PLC, a public limited company organized under the laws of England and Wales (“Informa”), Informa US Holdings Limited, a private company organized under the laws of England and Wales and an indirect, wholly owned subsidiary of Informa (“Informa HoldCo”), and Informa Intrepid Holdings Inc., a Delaware corporation and a direct, wholly owned subsidiary of Informa HoldCo (“Informa Intrepid”), entered into an Agreement and Plan of Merger (as it may be amended, modified or supplemented from time to time, the “Transaction Agreement”) to combine the digital businesses of Informa’s Informa Tech division (collectively, the “Informa Tech Digital Businesses”) and TechTarget under a new publicly traded company.

The Transaction Agreement provides that (i) Informa HoldCo will contribute to CombineCo all of the issued and outstanding shares of capital stock of Informa Intrepid and $350 million in cash (subject to certain adjustments set forth in the Transaction Agreement for certain changes in respect of the net working capital, EBITDA (as adjusted in certain respects) and non-current liabilities of the Informa Tech Digital Businesses), in exchange for shares of CombineCo’s common stock, par value $0.001 per share (“NewCo common stock”), (ii) Merger Sub will merge with and into TechTarget, with TechTarget surviving the merger and becoming a direct wholly owned subsidiary of CombineCo (the “Merger”) and (iii) as a result of the Merger, each issued and outstanding share of TechTarget’s common stock, par value $0.001 per share (“TechTarget common stock”), will be converted (subject to certain exceptions) into the right to receive one share of NewCo common stock and a pro rata share of an amount in cash equal to $350 million plus the amount of the adjustment for EBITDA (as adjusted in certain respects) set forth in the Transaction Agreement (if any), which per share cash consideration amount is estimated to be approximately $11.71 per share of TechTarget common stock as of the date of the accompanying combined proxy statement/prospectus (the foregoing and the other transactions contemplated by the Transaction Agreement, collectively, the “Transactions”). Pursuant to an Adjusted EBITDA Certification delivered on September 17, 2024, the amount of the EBITDA adjustment was determined to be zero.

Immediately following the closing of the Transactions (the “Closing”), Informa HoldCo will own 57% of the outstanding NewCo common stock (on a fully diluted basis, but without taking into account shares which may be issued upon the conversion (if any) of TechTarget’s 0.125% Convertible Senior Notes due 2025 and 0.00% Convertible Senior Notes due 2026 or shares reserved for future grants pursuant to certain NewCo equity incentive plans) and former TechTarget stockholders will own the remaining outstanding NewCo common stock. In connection with the Closing, CombineCo will change its registered name with the Secretary of State of the State of Delaware to “TechTarget, Inc.” (in the accompanying combined proxy statement/prospectus, we refer to the renamed, post-Closing CombineCo as “NewCo”). TechTarget will change its registered name with the Secretary of State of the State of Delaware to “TechTarget Holdings Inc.” and the TechTarget common stock will be delisted from The Nasdaq Global Market (“Nasdaq”) and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and cease to be publicly traded. NewCo and its subsidiaries will operate under TechTarget’s current name “TechTarget, Inc.” and we intend to list the NewCo common stock on Nasdaq or such other U.S. national securities exchange as mutually agreed in writing by the parties to the Transaction Agreement (such national securities exchange, the “Exchange”), under TechTarget’s current stock ticker symbol “TTGT.”

In addition, on the Closing Date, NewCo is expected to enter into a secondment agreement with Gary Nugent and Informa Support Services, Inc., a subsidiary of Informa (“ISSI”), pursuant to which Mr. Nugent will be seconded to NewCo by ISSI and assume the role of Chief Executive Officer of NewCo from and after the Closing. The retention of Mr. Nugent’s services as Chief Executive Officer of NewCo through a secondment agreement instead of a traditional employment agreement may result in perceived and actual conflicts of interest. For additional discussion of these perceived and actual conflicts of interest see “Risk Factors—NewCo does not expect to employ its Chief Executive Officer, but, instead, plans to retain the services of Gary Nugent through a Secondment Agreement.”

At the special meeting holders of TechTarget common stock at the close of business on October 18, 2024, will be asked to vote on:

•	a proposal to adopt the Transaction Agreement;

•

a proposal to approve, on a non-binding, advisory basis, the compensation that will or may become payable to TechTarget’s named executive officers in connection with the Transactions, including the Merger;

•

a proposal to approve and adopt the proposed TechTarget, Inc. 2024 Incentive Plan (the “NewCo Incentive Plan”), a copy of which is attached as Annex N to the accompanying combined proxy statement/prospectus;

•

a proposal to approve and adopt the proposed TechTarget, Inc. 2024 Employee Stock Purchase Plan (the “NewCo ESPP”), a copy of which is attached as Annex O to the accompanying combined proxy statement/prospectus; and

•

a proposal to adjourn TechTarget’s special meeting if TechTarget determines it is necessary to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to adopt the Transaction Agreement.

Following a comprehensive review of TechTarget’s strategic opportunities to increase stockholder value, the TechTarget board of directors (the “TechTarget Board”) concluded that Informa is the ideal strategic partner for TechTarget. The TechTarget Board believes that the Transactions provide the best opportunity to expand TechTarget’s current addressable market and enhance the resilience of its business by increasing its presence in new markets and new buyer personas. The TechTarget Board believes the Transactions will provide substantial benefits to TechTarget stockholders by offering immediate cash value as well as the opportunity to continue to participate in the long-term value-creation of a larger, more diversified and stronger combined company as holders of shares of NewCo common stock.

The TechTarget Board has reviewed and considered the terms of the Transaction Agreement and has unanimously determined that the Transaction Agreement and the Transactions, including the Merger, are advisable, fair to, and in the best interests of, TechTarget and its stockholders. The TechTarget Board recommends that you vote “FOR” the proposal to adopt the Transaction Agreement and “FOR” all the other proposals described in the accompanying combined proxy statement/prospectus.

We urge you to read the enclosed combined proxy statement/prospectus, including the Annexes and the documents incorporated by reference therein, carefully and in their entirety, as they include important information about the Transactions and the proposals. In particular, we urge you to carefully read the section titled “Risk Factors” beginning on page 52 of the enclosed combined proxy statement/prospectus for a description of the risks that you should consider in evaluating the Transactions and the proposals.

Your vote is very important. We cannot complete the Transactions unless TechTarget stockholders adopt the Transaction Agreement. Whether or not you expect to attend the special meeting, the details of which are described in the enclosed combined proxy statement/prospectus, please immediately submit your proxy by telephone, by the Internet or by completing, signing, dating and returning your signed proxy card(s) in the enclosed prepaid return envelope.

After the completion of the Transactions, we will be a “Controlled Company” within the meaning of the Exchange’s corporate governance listing standards. We will qualify for exemptions from certain corporate governance listing standards of the Exchange and we will avail ourselves of such exemptions, in whole or in part, as requested by Informa, for so long as Informa continues to hold a majority of the outstanding shares of NewCo common stock.

If you have any questions or require assistance in voting your shares, you should call Mackenzie Partners, Inc. (“Mackenzie”), TechTarget’s proxy solicitor for the special meeting, toll-free at (800) 322-2885.

Sincerely,

/s/ Michael Cotoia	/s/ Greg Strakosch
Michael Cotoia	Greg Strakosch
Chief Executive Officer	Executive Chairman
TechTarget, Inc.	TechTarget, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued pursuant to the Transactions or determined if the enclosed combined proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

The enclosed combined proxy statement/prospectus is dated October 25, 2024, and is first being mailed to stockholders on or about October 25, 2024.

TechTarget, Inc.

275 Grove Street

Newton, Massachusetts 02466

(617) 431-9200

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

OF TECHTARGET, INC.

TO BE HELD ON NOVEMBER 26, 2024

A special meeting of TechTarget, Inc. stockholders will be held on November 26, 2024, at 10:00 a.m., Eastern time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, for the following purposes:

1

To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of January 10, 2024 (as it may be amended, modified or supplemented from time to time, the “Transaction Agreement”), among TechTarget, Inc. (“TechTarget”), Toro CombineCo, Inc., a Delaware corporation and a direct, wholly owned subsidiary of TechTarget (“CombineCo”), Toro Acquisition Sub, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of CombineCo (“Merger Sub”), Informa PLC, a public limited company organized under the laws of England and Wales (“Informa”), Informa US Holdings Limited, a private company organized under the laws of England and Wales and an indirect, wholly owned subsidiary of Informa (“Informa HoldCo”), and Informa Intrepid Holdings Inc., a Delaware corporation and a direct, wholly owned subsidiary of Informa HoldCo (“Informa Intrepid”) that provides for, among other things, the merger of Merger Sub with and into TechTarget (collectively, the “Transactions”).

2

To consider and vote on a proposal to approve, on a non-binding, advisory basis, the compensation that will or may become payable to TechTarget’s named executive officers in connection with the Transactions.

3

To consider and vote on a proposal to adopt the proposed TechTarget, Inc. 2024 Incentive Plan (the “NewCo Incentive Plan”), a copy of which is attached as Annex N to the accompanying combined proxy statement/prospectus (the “Incentive Plan Proposal”).

4

To consider and vote on a proposal to adopt the proposed TechTarget, Inc. 2024 Employee Stock Purchase Plan (the “NewCo ESPP”), a copy of which is attached as Annex O to the accompanying combined proxy statement/prospectus (the “ESPP Proposal”).

5

To consider and vote on a proposal to approve the adjournment of the special meeting if TechTarget determines that it is necessary to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to adopt the Transaction Agreement (such meeting, including any adjournment or postponement thereof, the “special meeting”).

These items of business, including the Transaction Agreement and the proposed Transactions, are described in detail in the accompanying combined proxy statement/prospectus. The section titled “The Transaction Agreement” beginning on page 166 of the enclosed combined proxy statement/prospectus provides a detailed summary of the terms of the Transaction Agreement and is incorporated by reference herein to this notice.

Only stockholders of record on the books of TechTarget at the close of business on October 18, 2024 will be entitled to vote at the special meeting. If a new record date is set for the special meeting, you will be entitled

i

to vote at the special meeting if you hold shares of TechTarget common stock as of such new record date. The amended and restated bylaws of TechTarget provide that the TechTarget Board may postpone and reschedule the special meeting. Additionally, the officer presiding over a special meeting may adjourn the meeting if, among other things, the TechTarget Board determines that adjournment is in the best interests of TechTarget. The Transaction Agreement imposes certain limitations on adjournments and postponements described more fully in “The Transaction Agreement—TechTarget Special Meeting” beginning on page 188 of this combined proxy statement/prospectus.

THE TECHTARGET BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH PROPOSAL.

Your vote is very important. Adoption of the Transaction Agreement by TechTarget stockholders is a condition to the consummation of the Transactions and requires the affirmative vote, in person or by proxy, of holders of a majority of the outstanding shares of TechTarget common stock entitled to vote on such proposal. Your abstaining, failure to submit a proxy or vote in person at the special meeting or failure to provide your broker, nominee, fiduciary or other custodian, as applicable, with instructions on how to vote your shares will have the same effect as a vote against the adoption of the Transaction Agreement.

Whether or not you plan to attend the special meeting, please promptly submit your proxy by telephone or by accessing the Internet site following the instructions in the accompanying combined proxy statement/prospectus or by marking, dating, signing and returning the accompanying proxy card in the self-addressed postage prepaid envelope as promptly as possible. If you attend the special meeting, you may vote in person, which will have the effect of revoking any previously submitted proxy.

By Order of the Board of Directors

/s/ Charles D. Rennick
Charles D. Rennick
Vice President, General Counsel and Corporate Secretary
TechTarget, Inc.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

TechTarget files annual, quarterly and current reports, proxy statements, and other business and financial information with the Securities and Exchange Commission (“SEC”) electronically, and the SEC maintains a website located at www.sec.gov containing this information. You can also obtain these documents, free of charge, from TechTarget at https://investor.techtarget.com. The information contained on, or that may be accessed through, TechTarget’s websites is not incorporated by reference into, and is not a part of, this combined proxy statement/prospectus.

You may obtain additional copies of this combined proxy statement/prospectus by contacting Mackenzie, TechTarget’s proxy solicitor, at the address and telephone number listed below. You will not be charged for any of the documents that you request.

Mackenzie Partners, Inc.

1407 Broadway, 27th Floor

New York, New York 10018

Tel: Toll Free: (800) 322-2885 or +1 (212) 929-5500

Email: proxy@mackenziepartners.com

To obtain timely delivery of documents, you must request them no later than five business days before the date of the special meeting, which is scheduled to be held on November 26, 2024.

SUBMITTING PROXIES BY MAIL, TELEPHONE OR INTERNET

TechTarget stockholders of record may vote by submitting their proxies:

•	by telephone, by calling the toll-free number 1-800-652-VOTE (8683) and following the recorded instructions;

•	by accessing the Internet website at www.envisionreports.com/TTGTspecial and following the instructions on the website; or

•	by mail, by indicating their vote on each proxy card received, signing and dating each proxy card and returning each proxy card in the prepaid envelope that accompanied the proxy card.

The Internet and telephone proxy submission procedures are designed to authenticate stockholders and to allow them to confirm that their instructions have been properly recorded.

Stockholders of TechTarget whose shares are held in “street name” must provide their broker, nominee, fiduciary or other custodian with instructions on how to vote their shares; otherwise, their broker, nominee, fiduciary or other custodian will not vote their shares on any of the proposals before the special meeting. Stockholders should check the voting form provided by their broker, nominee, fiduciary or other custodian for instructions on how to vote their shares.

ABOUT THIS COMBINED PROXY STATEMENT/PROSPECTUS

This combined proxy statement/prospectus, which forms part of a registration statement on Form S-4 (File No. 333-262106) filed with the SEC by CombineCo constitutes a prospectus of CombineCo under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of NewCo common stock to be issued to stockholders of TechTarget pursuant to the Transaction Agreement, as further described herein. This combined proxy statement/prospectus also constitutes a proxy statement of TechTarget under Section 14(a) of the Exchange Act. It also constitutes a notice of meeting with respect to the special meeting of TechTarget’s stockholders scheduled to be held on November 26, 2024.

You should rely only on the information contained in this combined proxy statement/prospectus. No one has been authorized to provide you with any other information regarding the transactions described herein. This combined proxy statement/prospectus is dated October 25, 2024, and you should assume that the information contained in this combined proxy statement/prospectus is accurate only as of such date. Neither the mailing of this combined proxy statement/prospectus to TechTarget stockholders, nor the issuance by CombineCo of NewCo common stock in connection with the Transactions, including the Merger, will create any implication to the contrary.

This combined proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which, or from any person to whom, it is unlawful to make any such offer or solicitation in such jurisdiction.

Information contained in this combined proxy statement/prospectus regarding TechTarget has been provided by TechTarget; information contained in this combined proxy statement/prospectus regarding Informa and its affiliates, including Informa Intrepid, has been provided by Informa and its affiliates.

You should not construe the contents of this combined proxy statement/prospectus as legal, tax or financial advice. You should consult with your own legal, tax, financial or other professional advisors. All summaries of, and references to, the agreements governing the terms of the Transactions described in this combined proxy statement/prospectus are qualified by the full copies of and complete text of such agreements, which are attached to this combined proxy statement/prospectus as annexes and/or filed as exhibits to the registration statement on Form S-4 of which this combined proxy statement/prospectus forms a part and incorporated by reference into this combined proxy statement/prospectus. All such exhibits are available on the Electronic Data Gathering Analysis and Retrieval System of the SEC website at www.sec.gov. See the section entitled “Where You Can Find Additional Information.”

WHERE YOU CAN FIND ADDITIONAL INFORMATION	iii
SUBMITTING PROXIES BY MAIL, TELEPHONE OR INTERNET	iii
CERTAIN TERMS USED IN THIS combined Proxy Statement/PROSPECTUS	1
QUESTIONS AND ANSWERS	11
What is happening in the Transactions?	11
Questions and Answers about the Special Meeting	16
TRADEMARKS AND TRADE NAMES	21
SUMMARY	22
The Companies (see page 95)	22
The Transactions (see page 97)	24
The NewCo Structure	25
Merger Consideration	26
TechTarget’s Stockholders will have Appraisal Rights in Connection with the Merger (see page 141)	26
Treatment of TechTarget Equity Incentive Awards (see page 169)	26
Treatment of TechTarget Employee Stock Purchase Plan (see page 170)	27
NewCo Incentive Plan (see page 186)	27
NewCo Employee Stock Purchase Plan (see page 186)	27
U.S. Federal Income Tax Consequences of the Transactions (see page 147)	27
The TechTarget Special Meeting (see page 188)	28
TechTarget Stockholder Approval Required to Complete the Transactions	28
Recommendation of the TechTarget Board and its Reasons for the Transactions (see page 116)	29
Opinion of TechTarget’s Financial Advisor (see page 129)	29
Regulatory Matters Relating to the Transactions (see page 139)	29
Interests of TechTarget’s Directors and Executive Officers in the Transactions (see page 153)	30
Conditions to Closing (see page 173)	30
Litigation Relating to the Transactions (see page 182)	32
TechTarget Non-Solicitation; TechTarget’s Ability to Change Recommendation and Terminate the Transaction Agreement (see page 182)	32
The Transaction Agreement may be Terminated and a Termination Fee may be Payable by TechTarget (see page 190)	33
Specific Performance (see page 192)	34
NewCo Common Stock Anticipated to be Listed on Nasdaq; TechTarget Common Stock to be Delisted and Deregistered if the Transactions are Completed (see page 146)	34
Treatment of TechTarget Convertible Notes (see page 193)	34
Informa will hold 57% of the Outstanding Shares of NewCo on a Fully Diluted Basis as of the Closing (see page 166)	35
The Holders of NewCo Common Stock will have Rights that Differ in Certain Respects from the Rights of TechTarget’s Stockholders (see page 235)	35
The Transactions and the Performance of NewCo are Subject to Various Risks (see page 52)	35
Post-Transactions Governance and Management (see page 235)	37
Stockholders Agreement (see page 194)	38
Registration Rights Agreement (see page 204)	45
Tax Matters Agreement (see page 205)	45
Transition Services Agreements (see page 208)	45
Data Sharing Agreement (see page 210)	46
Brand License Agreement (see page 210)	46
Commercial Cooperation Agreement (see page 211)	46
Term Loan Credit Facility (see page 211)	47
Market Prices and Dividend Information; Comparative Per Share Information	48

v

RISK FACTORS	52
Risks Related to the Transactions	52
Risks Related to the Business of NewCo following the Transactions	59
Risks Related to the Informa Tech Digital Businesses	80
Risks Related to the Ownership of NewCo Common Stock	82
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	87
INFORMATION ABOUT THE SPECIAL MEETING AND VOTING	89
THE TRANSACTIONS	95
The Companies	95
The Transactions	97
Background of the Transactions	99
Recommendation of the TechTarget Board and Its Reasons for the Transactions	116
Projected Financial Data	122
Opinion of TechTarget’s Financial Advisor	129
Leadership of NewCo	137
Indemnification and Insurance	138
Accounting Treatment	138
Regulatory Matters Relating to the Transactions	139
Appraisal Rights	141
Federal Securities Laws Consequences; Stock Transfer Restrictions	146
Stock Exchange Listing	146
U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTIONS	147
U.S. Holders	148
Non-U.S. Holders	150
Backup Withholding and Information Reporting	151
Foreign Account Tax Compliance Act	151
INTERESTS OF TECHTARGET’S DIRECTORS AND EXECUTIVE OFFICERS IN THE TRANSACTIONS	153
Interests With Respect to Outstanding Shares of TechTarget Common Stock	153
Equity Incentive Awards	154
Transaction Bonus Payments	156
New Employment Agreements	156
Separation Agreements	158
Consulting Agreements	158
Lock-Up Agreements	159
Leadership of NewCo	159
Indemnification and Insurance	159
GOLDEN PARACHUTE COMPENSATION	162
ADVISORY (NON-BINDING) VOTE ON GOLDEN PARACHUTE COMPENSATION	165
THE TRANSACTION AGREEMENT	166
Structure of the Transactions; Merger Consideration	166
Surrender and Payment; Fractional Shares; No Further Ownership Rights in TechTarget common stock; Transfer Books; Termination of Exchange Fund; Lost Certificates	167
Dissenting Shares; Appraisal Rights	169
Treatment of TechTarget Equity Incentive Awards	169
Treatment of TechTarget Employee Stock Purchase Plan	170
EBITDA, Working Capital and Non-Current Liabilities Adjustments	170
Representations and Warranties; Material Adverse Effect	171
Conditions to Closing	173
Closing of the Transactions	174
Operations of TechTarget and the Informa Tech Digital Businesses Pre-Closing	175
Governmental Approvals	180

CERTAIN TERMS USED IN THIS COMBINED PROXY STATEMENT/PROSPECTUS

In this combined proxy statement/prospectus:

•

“Acquisition Proposal” means any proposal or offer from any Person or group of Persons, other than Informa and its Subsidiaries, with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, extraordinary dividend, share exchange, acquisition, business combination or similar transaction involving TechTarget or any of its Subsidiaries which is structured to result in such Person or group of Persons (or their stockholders), directly or indirectly, acquiring beneficial ownership of 20% or more of TechTarget’s consolidated total assets (including equity securities of TechTarget’s Subsidiaries) or 20% or more of any class of TechTarget’s equity interests, in each case other than the transactions contemplated by the Transaction Agreement.

•

“Adjournment Proposal” means a proposal to adjourn the special meeting if TechTarget determines that it is necessary to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to adopt the Transaction Agreement.

•

“Adjusted EBITDA Actual Amount” means the net income of the Informa Tech Digital Businesses for the 12-month period ended December 31, 2023, as reflected in the Informa Tech Digital Businesses Audited Financial Statements; provided, however, that such net income shall be (a) adjusted to eliminate all amounts for interest, taxes, depreciation, and amortization (including any impairments), in each case to the extent such amounts were taken into account in the computation of such net income reflected in the Informa Tech Digital Businesses Audited Financial Statements for such 12-month period, and (b) further adjusted as described in Annex A-II to the Transaction Agreement.

•

“Adjusted EBITDA Cash Increase Amount” means an amount equal to seven times the Qualifying EBITDA Shortfall; provided, however, that in no event shall the Adjusted EBITDA Cash Increase Amount be greater than $35 million. For this purpose, (a) the “Qualifying EBITDA Shortfall” is the EBITDA Shortfall minus $2 million and (b) the “EBITDA Shortfall” is the amount, if any, by which the Adjusted EBITDA Actual Amount is less than the Adjusted EBITDA Target Amount.

•

“Adjusted EBITDA Certification” means the written certification by a nationally recognized independent accounting firm with relevant industry experience reasonably acceptable to TechTarget delivered to Informa and TechTarget setting forth the calculations for and finally determining the Adjusted EBITDA Actual Amount and the Adjusted EBITDA Cash Increase Amount.

•	“Adjusted EBITDA Target Amount” means $38 million.

•

“Adjusted EBITDA Termination Event” means delivery by an independent accountant pursuant to the Transaction Agreement of an Adjusted EBITDA Certification that reflects an Adjusted EBITDA Cash Increase Amount that, but for the proviso in the definition thereof, would be greater than $35 million.

•	“Agreed Use Cases” means the uses of Shared Personal Data agreed by Informa and TechTarget pursuant to the Data Sharing Agreement.

•	“AICPA” means the American Institute of Certified Public Accountants (and any successor thereof).

•

“Alternative Acquisition Agreement” means any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, lease agreement, or other agreement (other than a confidentiality or non-disclosure agreement referred to above) relating to any Acquisition Proposal.

•	“Audit Committee” means the audit committee of the NewCo Board.

•	“B2B” means business-to-business.

•	“Brand License Agreement” means the brand license agreement, substantially in the form attached as Annex M, to be entered into as of the Closing.

•	“Cash Amount Per Share” means the per share cash consideration payable to holders of TechTarget common stock pursuant to the Transaction Agreement

•	“Clifford Chance” means Clifford Chance US LLP.

•	“Closing” means the closing of the Transactions.

•	“Closing Date” means the date on which the Closing occurs.

•	“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

•	“Code” means Internal Revenue Code of 1986, as amended.

•

“CombineCo” means Toro CombineCo, Inc., a Delaware corporation and, prior to the Closing, a direct, wholly owned subsidiary of TechTarget. Following the Closing, CombineCo will change its registered name with the Secretary of State of the State of Delaware to “TechTarget, Inc.” (in this combined proxy statement/prospectus, we refer to the renamed, post-Closing CombineCo as “NewCo”).

•	“Commercial Cooperation Agreement” means the definitive agreement to be entered into at the Closing covering the matters described in this combined proxy statement/prospectus.

•	“Compensation Committee” means the compensation committee of the NewCo Board.

•

“Compensation Proposal” means a proposal to approve, on a non-binding, advisory basis, the compensation that will or may become payable to TechTarget’s named executive officers in connection with the Transactions, including the Merger.

•

“Competitive Business” means any businesses that offer (a) digital demand generation and digital advertising, and purchase intent data or sales and marketing workflow solutions targeted toward customers that offer technology or communications solutions inclusive of hardware, software, and services; (b) market data, research, and advisory services or consulting services incorporating industry analyst content targeted toward customers that offer technology or communications solutions inclusive of hardware, software, and services; or (c) content marketing services inclusive of custom content creation targeted toward customers that offer technology or communications solutions inclusive of hardware, software, and services.

•	“Computershare” means Computershare Trust Company, N.A.

•

“Contribution” means the contribution by Informa HoldCo to CombineCo of all of the issued and outstanding shares of capital stock of Informa Intrepid and $350 million in cash (subject to certain adjustments set forth in the Transaction Agreement for certain changes in respect of the net working capital, EBITDA (as adjusted in certain respects) and non-current liabilities of the Informa Tech Digital Businesses), in exchange for shares of NewCo common stock.

•	“Cotoia Consulting Agreement” means the consulting agreement, dated as of January 10, 2024, by and between CombineCo and Mike Cotoia.

•	“Cotoia Separation Agreement” means the separation agreement, dated as of January 10, 2024, by and between TechTarget and Mike Cotoia.

•	“Data Sharing Agreement” means the data sharing agreement, substantially in the form attached as Annex L, to be entered into as of the Closing.

•

“Dissenting Share” means any share of TechTarget common stock that immediately before the Effective Time was issued and outstanding and held or beneficially owned by a TechTarget dissenting stockholder who has made a proper demand for appraisal rights of such shares of TechTarget common stock in accordance with Section 262 of the DGCL and who has otherwise complied with all applicable provisions of Section 262 of the DGCL and has not withdrawn a demand for appraisal rights in accordance with Section 262 of the DGCL.

•	“DGCL” means the Delaware General Corporation Law.

•	“DOJ” means the U.S. Department of Justice.

•	“EBITDA” means earnings before interest, taxes, depreciation, and amortization.

•	“Effective Time” means the time at which the Merger becomes effective and the Contribution is deemed to occur.

•	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

•

“ERISA Affiliate” means with respect to any Person, any other Person that would be deemed at any relevant time to be (a) a single employer with such Person pursuant to Section 414(b), (c), (m), or (o) of the Code or (b) under common control with such Person under Section 4001 of ERISA.

•	“ESPP Proposal” means the proposal to approve and adopt the NewCo ESPP.

•	“Exchange” means Nasdaq or such other U.S. national securities exchange as mutually agreed in writing by the parties to the Transaction Agreement.

•	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

•

“Excluded Stock” means shares of TechTarget common stock that immediately before the Effective Time are held in treasury by TechTarget or otherwise owned by TechTarget, Informa, or any of their respective Subsidiaries.

•

“First Trigger Date” means the date that is 45 days following the earliest of (i) the date on which NewCo notifies Informa HoldCo in writing that the members of the Informa Group have ceased to collectively beneficially own more than 50% of the outstanding shares of NewCo common stock (the “First Trigger”), (ii) the date on which Informa HoldCo files a Schedule 13D amendment with the SEC that discloses the First Trigger, and (iii) the date on which Informa Group’s General Counsel or Chief Financial Officer gains actual knowledge (and not constructive, imputed, or other similar concepts of knowledge) of the First Trigger; provided, however, that if on such 45th day members of the Informa Group collectively beneficially own more than 50% of the outstanding shares of NewCo common stock, the First Trigger and the First Trigger Date shall be deemed to not have occurred for purposes of the Stockholders Agreement.

•	“Fourth Trigger Date” means the date on which members of the Informa Group cease collectively to beneficially own at least ten percent of the outstanding shares of NewCo common stock.

•	“FTC” means the U.S. Federal Trade Commission.

•	“GAAP” means U.S. generally accepted accounting principles in force for the relevant period.

•	“GDPR” means the General Data Protection Regulation ((EU) 2016/679).

•	“Hawk Employment Agreement” means the employment agreement dated as of January 10, 2024 between CombineCo and Don Hawk.

•	“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

•

“In-the-Money Option” means a TechTarget Option that has an exercise price per share that is less than the closing price per share of TechTarget common stock, as reported for the trading day immediately prior to the day on which the Effective Time occurs.

•	“Incentive Plan Proposal” means the proposal to approve and adopt the NewCo Incentive Plan.

•

“Indebtedness” means, with respect to any Person, without duplication, all obligations or undertakings by such Person (i) for borrowed money (including deposits or advances of any kind to such Person); (ii) evidenced by bonds, debentures, notes or similar instruments; (iii) for capitalized leases or to pay the deferred and unpaid purchase price of property or equipment; (iv) pursuant to securitization or factoring programs or arrangements; (v) pursuant to guarantees and arrangements having the economic effect of a guarantee of any Indebtedness of any other Person (other than between or among any members of the Informa Intrepid Group or between or among TechTarget and its wholly owned Subsidiaries); (vi) to maintain or cause to be maintained the financing or financial position of others; (vii) net cash payment obligations of such Person under swaps, options, derivatives and other hedging contracts or arrangements that will be payable upon termination thereof (assuming termination on the date of determination); (viii) letters of credit, bank guarantees, surety bonds, and other similar contracts or arrangements entered into by or on behalf of such Person to the extent they have been drawn upon, or (ix) under conditional sale or other title retention agreements relating to property or assets purchased by such Person.

•

“Independent Director” means a director of NewCo who is independent under Nasdaq’s listing rules; provided, however, that the fact that a director of NewCo also is an employee, officer or director of a member of the Informa Group shall not be the sole basis for determining whether a director is an Independent Director for purposes of the Stockholders Agreement.

•	“Informa” means Informa PLC, a public limited company organized under the laws of England and Wales.

•	“Informa Credit Facility” means a term loan credit facility extended to NewCo by Informa with aggregate commitments equal to the New Facility Amount on certain specified terms and conditions.

•	“Informa Director” means a director of the NewCo Board who is designated by Informa.

•	“Informa Group” means at any time, Informa and each Person (other than any member of the TechTarget Group) that is a Subsidiary of Informa as of such time.

•	“Informa HoldCo” means Informa US Holdings Limited, a private company organized under the laws of England and Wales and an indirect, wholly owned subsidiary of Informa.

•

“Informa Independent Director” means an Informa Director who (a) is not an executive officer or employee of any Informa Group member and (b) is not a director described in clauses (A) through (F) of Rule 5605(a)(2) of the Nasdaq listing rules as applied to NewCo.

•	“Informa Retained Group” means Informa and the Subsidiaries of Informa, other than CombineCo or any of its Subsidiaries (including any member of the Informa Intrepid Group).

•

“Informa Intrepid” means Informa Intrepid Holdings Inc., a Delaware corporation and a direct, wholly owned subsidiary of Informa HoldCo that, as of immediately prior to the Closing, will own, directly or indirectly, the Informa Tech Digital Businesses.

•

“Informa Intrepid Group” means Informa Intrepid and the Subsidiaries of Informa Intrepid identified in the Step Plan immediately following the consummation of the “Pre Combination Restructuring Steps” set forth in the Step Plan.

•

“Informa Tech Digital Businesses” means, collectively, the digital businesses of Informa’s Informa Tech division conducted by Informa and its Subsidiaries through certain specified brands that, as of immediately prior to the Closing, will be owned, directly or indirectly, by Informa Intrepid.

•

“Informa Tech Digital Businesses Audited Financial Statements” means the audited combined balance sheets of the Informa Tech Digital Businesses as of December 31, 2023, and 2022, and the related combined statements of income and comprehensive income (loss), changes in equity, and cash flows for the years ended December 31, 2023, 2022 and 2021, with accompanying footnote disclosures, prepared in accordance with GAAP and Regulation S-X under the Securities Act, and audited by the independent registered public accounting firm of the Informa Tech Digital Businesses in accordance with the procedures specified by the PCAOB.

•

“Informa Tech Digital Businesses Unaudited Interim Financial Statements” means the unaudited condensed combined balance sheets of the Informa Tech Digital Businesses as of June 30, 2024 and the condensed combined statements of income and comprehensive income (loss), changes in equity, and cash flows for the six months ended June 30, 2024, and 2023, with accompanying footnote disclosures.

•

“Informa Tech Digital Businesses In-Scope Employees” means each employee of Informa or one of its Subsidiaries (i) that Informa identified, in good faith, on January 10, 2024 as being wholly or mainly assigned to the Informa Tech Digital Businesses; (ii) who commenced employment with Informa or one of its Subsidiaries after January 10, 2024 and is identified by Informa, in good faith, as being wholly or mainly assigned to the Informa Tech Digital Businesses; or (iii) who is mutually identified by Informa and TechTarget as being wholly or mainly assigned to the Informa Tech Digital Businesses.

•	“IT” means information technology.

•	“J.P. Morgan” means J.P. Morgan Securities LLC, financial advisor to TechTarget.

•	“Kitchens Employment Agreement” means the employment agreement dated as of January 10, 2024 between CombineCo and Rebecca Kitchens.

•	“Lien” means any charge, mortgage, option, encumbrance, pledge, security interest, or other similar lien.

•	“Lock-Up Agreements” means the lock-up agreements between Informa and each of Mike Cotoia, Don Hawk, Rebecca Kitchens, Steven Niemiec, Daniel Noreck and Gregory Strakosch.

•	“Mackenzie” means Mackenzie Partners, Inc., the proxy solicitor for TechTarget.

•	“Merger” means the merger of Merger Sub with and into TechTarget, with TechTarget being the surviving entity in the merger.

•

“Merger Consideration” means, for each share of TechTarget common stock, (i) one share of NewCo common stock and (ii) the pro rata portion of $350 million in cash plus any Adjusted EBITDA Cash Increase Amount. Pursuant to an Adjusted EBITDA Certification delivered on September 17, 2024, the amount of the EBITDA adjustment was determined to be zero.

•	“Merger Sub” means Toro Acquisition Sub, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of CombineCo.

•

“MNPI Disclosure Condition” means the condition when the NewCo Board determines in its reasonable business judgment that a demand registration would require it to disclose material non-public information, which it would not otherwise be required to disclose but for the demanded registration.

•	“Nasdaq” means The Nasdaq Global Market.

•

“New Debt Facility” means a revolving credit facility or other senior lending facility with commitments of at least $250,000,000 (the “New Facility Amount”) that, prior to but effective upon the Closing, TechTarget and CombineCo will use reasonable best efforts to enter into.

•	“NewCo Board” means the Board of Directors of NewCo.

•	“NewCo Bylaws” means the amended and restated bylaws of NewCo, a form of which is attached hereto as Annex D.

•	“NewCo Charter” means the Amended and Restated Certificate of Incorporation of NewCo, a form of which is attached hereto as Annex C.

•	“NewCo common stock” means the means the common stock of CombineCo, par value $0.001 per share.

•	“NewCo Employment Agreements” means, collectively, the Hawk Employment Agreement, the Noreck Employment Agreement, the Kitchens Employment Agreement and the Niemiec Employment Agreement.

•	“NewCo ESPP” means the proposed TechTarget, Inc. 2024 Employee Stock Purchase Plan, a copy of which is attached as Annex O to this combined proxy statement/prospectus.

•	“NewCo Incentive Plan” means the proposed TechTarget, Inc. 2024 Incentive Plan, a copy of which is attached as Annex N to this combined proxy statement/prospectus.

•

“NewCo Independent Director” means each director of NewCo who (i) is an Independent Director and (ii) (A) is not a present or former director, officer or employee of any Informa Group member and (B) would not be a director described under clauses (A) through (F) of Rule 5605(a)(2) of the Nasdaq listing rules in relation to Informa if Informa were the “Company” thereunder.

•	“Niemiec Employment Agreement” means the employment agreement, dated as of January 10, 2024, by and between CombineCo and Steven Niemiec.

•	“Nominating Committee” means the Nominating Committee of the NewCo Board.

•	“Noreck Employment Agreement” means the employment agreement, dated as of January 10, 2024, by and between CombineCo and Daniel Noreck.

•	“PCAOB” means the Public Company Accounting Oversight Board.

•

“percentage maintenance share” means, with respect to a transaction, the number of additional securities of NewCo that Informa HoldCo has the right to purchase such that the Informa Group maintains its beneficial ownership percentage of NewCo common stock.

•	“Person” means any individual, firm, corporation, partnership, limited liability company, trust, or unincorporated organization, or governmental authority.

•	“Post-Signing TechTarget RSU” means any TechTarget RSU granted on or after January 10, 2024.

•

“Pre-Agreed Procedures” means certain pre-agreed procedures set forth in the Stockholders Agreement pursuant to which Informa HoldCo will have the right to purchase additional securities of NewCo under certain circumstances pursuant to certain pre-agreed prices.

•	“Pre-Signing TechTarget RSU” means any TechTarget RSU granted prior to January 10, 2024.

•	“Registration Rights Agreement” means the registration rights agreement, substantially in the form attached as Annex F, to be entered into as of the Closing.

•

“Related Party Transaction” means any transaction between any member of the TechTarget Group, on the one hand, and any member of the Informa Group, or, solely in their capacity as such, any director, officer, employee or “associate” (as defined in Rule 12b-2 promulgated under the Exchange Act) of any member of the Informa Group, on the other hand.

•	“Related Party Transactions Policy” means the Related Party Transactions Policy of NewCo.

•	“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, investment bankers, attorneys, accountants, and other advisors, agents, and representatives.

•

“Required Informa Tech Digital Businesses Financial Statements” means (1) the Informa Tech Digital Businesses Audited Financial Statements and (2) the unaudited combined balance sheet of the Informa Tech Digital Businesses as of March 31, 2024, and the related unaudited combined statements of income and comprehensive income, equity, and cash flows of the Informa Tech Digital Businesses for the three-month period then ended, together with comparable interim financial statements for the corresponding period of the prior fiscal year, which unaudited interim financial statements shall have been reviewed by the independent accountant for Informa in accordance with the procedures specified by the AICPA.

•	“Requisite Vote” means adoption of the Transaction Agreement by the affirmative vote of the holders of a majority of the outstanding shares of TechTarget common stock entitled to vote on such matter.

•	“Reverse Transition Services Agreement” means the reverse transition services agreement, substantially in the form attached as Annex K, to be entered into as of the Closing.

•	“RPT Committee” means the ad hoc committee of the NewCo Board constituted pursuant to the Related Party Transactions Policy to review Related Party Transactions.

•	“SEC” means the U.S. Securities and Exchange Commission.

•

“Second Trigger Date” means the date that is 45 days following the earliest of (i) the date on which NewCo notifies Informa HoldCo in writing that the members of the Informa Group have ceased to beneficially own more than 40% of the outstanding shares of NewCo common stock (the “Second Trigger”), (ii) the date on which Informa HoldCo files a Schedule 13D amendment with the SEC that discloses the Second Trigger, and (iii) the date on which the Informa Group’s Chief Legal Officer or Chief Financial Officer gains actual knowledge (and not constructive, imputed or other similar concepts of knowledge) of the Second Trigger; provided, however, that if on such 45th day members of the Informa Group collectively beneficially own more than 40% of the outstanding shares of NewCo common stock, the Second Trigger and the Second Trigger Date shall be deemed to not have occurred for purposes of the Stockholders Agreement.

•

“Secondment Agreement” means a written agreement between two entities that outlines the terms of an employee’s temporary assignment from the party which employs such person (the “employing entity”) to the other party, including management of the day-to-day activities of the seconded employee and employee compensation and benefit issues. During the term of the agreement, the employee continues to be employed by the employing entity and the expectation is that at the end of the term of the agreement, the employee will return to their original position with the employing entity.

•	“Securities Act” means the Securities Act of 1933, as amended.

•

“Separation” means the restructuring transactions set forth in Annex B and Annex C to the Transaction Agreement (such Annexes, the “Separation Plan”) to separate the Informa Tech Digital Businesses from Informa’s other business activities and facilitate the Contribution.

•	“Separation Agreements” means the Cotoia Separation Agreement and the Strakosch Separation Agreement.

•	“Shared Personal Data” means the personal data shared between Informa and TechTarget (including in pseudonymous form) pursuant to the Data Sharing Agreement.

•

“special meeting” means the special meeting, including any adjournment or postponement thereof, of the stockholders of TechTarget to vote on the proposals set forth in this combined proxy statement/prospectus.

•	“Stockholders Agreement” means the stockholders agreement, substantially in the form attached as Annex E, to be entered into as of the Closing.

•	“Strakosch Separation Agreement” means the separation agreement, dated as of January 10, 2024, by and between TechTarget and Gregory Strakosch.

•	“STSA” means supplemental transitional services agreements by which employees provide services to NewCo and its Subsidiaries.

•

“STSA Employees” means Informa Tech Digital Businesses In-Scope Employees who (i) are employed by Informa or one of its Subsidiaries after the Effective Time and (ii) provide services to NewCo and its Subsidiaries pursuant to an STSA.

•

“Subsequent Informa Tech Digital Businesses Financial Statements” means (i) the Informa Tech Digital Businesses Audited Financial Statements and (ii) the unaudited combined balance sheet of the Informa Tech Digital Businesses as of the end of each fiscal quarter of Informa and the related unaudited combined statements of income and comprehensive income, equity, and cash flows of the Informa Tech Digital Businesses for such fiscal quarter, together with comparable interim financial statements for the corresponding periods of the prior fiscal year, in each case to the extent required to be included in this combined proxy statement/prospectus, which unaudited interim financial statements will have been reviewed by the independent accountant for Informa in accordance with the procedures specified by the AICPA.

•

“Subsidiary” means, with respect to any Person, any other Person (a) of which (i) in the case of a corporation, at least (x) a majority of the equity and (y) a majority of the voting interests are owned or controlled, directly or indirectly, by such first Person, by any one or more of its Subsidiaries, or by such first Person and one or more of its Subsidiaries, or (ii) in the case of any Person other than a corporation, such first Person, one or more of its Subsidiaries, or such first Person and one or more of its Subsidiaries (x) owns a majority of the equity interests thereof and (y) has the power to elect or direct the election of a majority of the members of the governing body thereof or otherwise has control over such organization or entity; or (b) that is required to be consolidated with such first Person for financial reporting purposes.

•

“Superior Proposal” means an unsolicited bona fide Acquisition Proposal made after January 10, 2024 that would result in a Person or group (or their stockholders) becoming, directly or indirectly, the beneficial owner of 50% or more of TechTarget’s consolidated total assets or more than 50% of the total voting power of the equity securities of TechTarget or the successor Person of TechTarget, that the TechTarget Board has determined in its good faith judgment, after consultation with outside counsel and a financial advisor of nationally recognized reputation, would reasonably be expected to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person or group of Persons making the proposal, and, if consummated, would result in a transaction more favorable to TechTarget’s stockholders from a financial point of view than the transactions contemplated by the Transaction Agreement (after taking into account any revisions to the terms of the transactions contemplated by the Transaction Agreement and the time likely to be required to consummate such Acquisition Proposal).

•	“Surviving Corporation” means TechTarget, in its capacity as the surviving entity in the Merger.

•	“Tax Matters Agreement” means the tax matters agreement, substantially in the form attached as Annex G, to be entered into as of the Closing.

•	“TechTarget” means TechTarget, Inc., a Delaware corporation.

•	“TechTarget Board” means the Board of Directors of TechTarget.

•

“TechTarget Change in Recommendation” means, prior to the Requisite Vote having been obtained, the TechTarget Board (or any committee thereof) withholding, withdrawing, qualifying, or modifying the TechTarget Recommendation or recommending or otherwise declaring advisable any Acquisition Proposal made after January 10, 2024 that did not result from or in connection with a material breach of the Transaction Agreement.

•	“TechTarget common stock” means the common stock of TechTarget, par value $0.001 per share.

•	“TechTarget convertible notes” means TechTarget’s 0.125% Convertible Senior Notes due 2025 and 0.00% Convertible Senior Notes due 2026, in each case governed by the applicable TechTarget Indentures.

•	“TechTarget ESPP” means the TechTarget, Inc. 2022 Employee Stock Purchase Plan.

•	“TechTarget Group” means TechTarget and each Subsidiary of TechTarget as of such time.

•

“TechTarget Indentures” means the Indenture with respect to 0.125% Convertible Senior Notes due 2025, dated as of December 17, 2020, between TechTarget and U.S. Bank National Association, as trustee, as supplemented from time to time; the Indenture with respect to 0.00% Convertible Senior Notes due 2026, dated as of December 13, 2021, between TechTarget and U.S. Bank National Association, as trustee, as supplemented from time to time; and any other indenture or similar agreement entered into by TechTarget following January 10, 2024 and on or prior to the Closing Date governing notes, debentures, or other debt securities issued in a capital markets debt financing.

•	“TechTarget Option” means an option to acquire shares of TechTarget common stock granted under a TechTarget Stock Plan.

•

“TechTarget Plan” means any (a) “employee benefit plan” (within the meaning of Section 3(3) of ERISA), whether or not subject to ERISA and any other material plan, policy, or arrangement (excluding employment agreements and offer letters) involving direct or indirect compensation or benefits, including any retirement, supplemental retirement, welfare benefit, retiree health, and life insurance plans and (b) employment, bonus, stock option, stock purchase, restricted stock unit, phantom stock, or other equity based arrangement, incentive, deferred compensation, termination, severance, enhanced redundancy pay, retention, change of control, vacation, pension, profit-sharing, savings, collective bargaining, consulting, executive compensation, Code Section 125 “cafeteria” or “flexible” benefit, employee loan, educational assistance, whether written or unwritten, formal or informal, and including where a policy has been established by custom and practice, (i) under which any current or former employee, director, consultant, or independent contractor of TechTarget or any of its Subsidiaries has any present or future right to benefits by reason of their service as a current or former employee, director, consultant, or independent contractor of TechTarget or any of its Subsidiaries, or that is maintained, sponsored, or contributed to by TechTarget or any of its Subsidiaries, or which TechTarget or any of its Subsidiaries has any obligation to maintain, sponsor, or contribute, (ii) with respect to which TechTarget or any of its Subsidiaries has any liability, or (iii) that is maintained or contributed to by TechTarget, any Subsidiary of TechTarget, or any ERISA Affiliates for the benefit of current or former employees of TechTarget or any of its Subsidiaries.

•	“TechTarget Recommendation” means the recommendation by the TechTarget Board to the holders of shares of TechTarget common stock to adopt the Transaction Agreement.

•	“TechTarget RSU” means an award of restricted stock units in respect of shares of TechTarget common stock granted under a TechTarget Stock Plan.

•

“TechTarget Senior Manager” means TechTarget’s Co-founder & Executive Chairman, Chief Executive Officer, Co-founder & Executive Director of Product Innovation, Chief Financial Officer and Treasurer, President, Chief Operating Officer & Chief Revenue Officer, SVP International, Chief Product Officer, Chief Content Officer, SVP Sales Operations, VP Product Innovation & Architecture, EVP Product Operations, EVP Strategy & Enablement, Managing Director Asia Pacific, Chief Marketing Officer, Chief Technology Officer, Senior Vice President Human Resources and General Counsel (each a “TechTarget Management Team Role”).

•	“TechTarget Stock Plan” means either the TechTarget, Inc. 2017 Stock Option and Incentive Plan or the TechTarget, Inc. 2007 Stock Option and Incentive Plan, as appropriate.

•	“TechTarget Stockholders Meeting” means a meeting of the holders of shares of TechTarget common stock for the purpose of obtaining the Requisite Vote.

•	“Termination Date” means December 20, 2024.

•	“Termination Fee” means an amount equal to $40,000,000.

•

“Territory” means, in respect of the Brand License Agreement, initially: Australia, Brazil, Canada, Egypt, France, Germany, Hong Kong SAR, India, Japan, Monaco, Netherlands, P.R. China, Saudi Arabia, Singapore, Switzerland, Thailand, Turkey, United Kingdom, United Arab Emirates, and the United States.

•

“Third Trigger Date” means the date that is 45 days following the earliest of (i) the date on which NewCo notifies Informa HoldCo in writing that the members of the Informa Group have ceased to beneficially own at least 20% of the outstanding shares of NewCo common stock (the “Third Trigger”), (ii) the date on which Informa HoldCo files a Schedule 13D amendment with the SEC that discloses the Third Trigger, and (iii) the date on which the Informa Group’s General Counsel or Chief Financial Officer of Informa gains actual knowledge (and not constructive, imputed or other similar concepts of knowledge) of the Third Trigger; provided, however, that if on such 45th day members of the Informa Group collectively beneficially own at least 20% of the outstanding shares of NewCo common stock, the Third Trigger and the Third Trigger Date shall be deemed to have not occurred for purposes of the Stockholders Agreement.

•

“Transaction Agreement” means the Agreement and Plan of Merger, dated as of January 10, 2024, by and among TechTarget, CombineCo, Merger Sub, Informa, Informa HoldCo and Informa Intrepid, as it may be amended, modified or supplemented from time to time.

•

“Transaction Documents” means the Transaction Agreement, the Separation Documentation (including the Supplemental Transition Services Agreements), the Tax Matters Agreement, the Stockholders Agreement, the Registration Rights Agreement, the Transition Services Agreement, the Reverse Transition Services Agreement, the Brand License Agreement, the Data Sharing Agreement, and the Commercial Cooperation Agreement.

•	“Transaction Proposal” means the proposal to adopt the Transaction Agreement.

•	“Transactions” means the transactions contemplated by the Transaction Agreement.

•	“Transition Services Agreement” means the transition services agreement, substantially in the form attached as Annex H, to be entered into as of the Closing.

•

“Underwater Option” means a TechTarget Option that has an exercise price per share that is equal to or greater than the closing price per share of TechTarget common stock, as reported for the trading day immediately prior to the day on which the Effective Time occurs.

•	“WilmerHale” means Wilmer Cutler Pickering Hale and Dorr LLP.

QUESTIONS AND ANSWERS

The following are some questions that you, as a stockholder of TechTarget, may have regarding the Transactions and the answers to those questions. TechTarget urges you to read the remainder of this combined proxy statement/prospectus carefully, including the annexes, because the information in this section does not provide all of the information that might be important to you with respect to your evaluation of the Transactions and how you wish to vote your shares.

Q:	Why am I receiving this combined proxy statement/prospectus?

A: This combined proxy statement/prospectus is being delivered to you because you are a stockholder of TechTarget as of the Record Date. TechTarget is holding a special meeting of stockholders in connection with the Transactions contemplated by the Transaction Agreement.

At the special meeting, holders of TechTarget common stock as of the Record Date are being asked to vote on:

•	the Transaction Proposal;

•	the Compensation Proposal;

•	the Incentive Plan Proposal;

•	the ESPP Proposal; and

•	the Adjournment Proposal.

Q:	What is happening in the Transactions?

A: If the Transactions are consummated, NewCo will own the assets of TechTarget and the Informa Tech Digital Businesses. In the Transactions, (i) Informa HoldCo will contribute to CombineCo all of the issued and outstanding shares of capital stock of Informa Intrepid and $350 million in cash (subject to certain adjustments set forth in the Transaction Agreement for certain changes in respect of the net working capital, EBITDA (as adjusted in certain respects) and non-current liabilities of the Informa Tech Digital Businesses), in exchange for NewCo common stock, (ii) Merger Sub will merge with and into TechTarget, with TechTarget surviving the Merger and becoming a direct wholly owned subsidiary of NewCo and (iii) as a result of the Merger, each issued and outstanding share of TechTarget common stock will be converted (subject to certain exceptions) into the right to receive one share of NewCo common stock and a pro rata share of an amount in cash equal to $350 million plus any Adjusted EBITDA Cash Increase Amount, which per share cash consideration amount is estimated to be approximately $11.71 per share of TechTarget common stock as of the date of this combined proxy statement/prospectus.

In connection with the Closing, CombineCo will change its registered name with the Secretary of State of the State of Delaware to “TechTarget, Inc.” (in this combined proxy statement/prospectus, we refer to the renamed, post-Closing CombineCo as “NewCo”) and TechTarget will change its registered name with the Secretary of State of the State of Delaware to “TechTarget Holdings Inc.” NewCo and its subsidiaries will operate under TechTarget’s current name “TechTarget, Inc.”

Immediately following the Closing, Informa HoldCo will own 57% of the outstanding shares of NewCo common stock (on a fully diluted basis, but without taking into account shares which may be issued upon the conversion (if any) of the TechTarget convertible notes or shares reserved for future grants pursuant to certain NewCo equity incentive plans) and former TechTarget stockholders will own the remaining outstanding shares of NewCo common stock.

Following the Closing, the TechTarget common stock will be delisted from Nasdaq and deregistered under the Exchange Act, and will cease to be publicly traded. We intend to apply to list the NewCo common stock on Nasdaq under TechTarget’s current stock ticker symbol and, if Nasdaq approves such application, the NewCo common stock will be traded on Nasdaq with the stock ticker symbol “TTGT.” It is a condition to the closing of the Transactions that the shares of NewCo common stock issuable pursuant to the Transactions be approved for listing on the Exchange, subject only to official notice of issuance.

TechTarget and Informa believe that the Transactions as set forth in the Transaction Agreement, by combining TechTarget with the Informa Tech Digital Businesses to create NewCo, will assemble a consolidated group of businesses with the ambition and potential to be a leading B2B growth accelerator, informing and influencing technology buyers and sellers globally. NewCo is expected to sit at the intersection of tech and B2B marketing in an area estimated to be worth $20 billion annually. NewCo will compete in the Demand and Intent, Brand and Content and Intelligence and Advisory markets. NewCo immediately will have powerful scale in permissioned B2B first-party data and a unique end-to-end portfolio of data-driven solutions that will service the full B2B product lifecycle, from R&D to ROI: from strategy, messaging and content development to in-market activation via brand, demand generation, purchase intent data and sales enablement. TechTarget and Informa expect that their strategy for NewCo will be to leverage both inbound and outbound audience development strategies through its search engine optimization techniques and its ability to create relevant content to attract audiences that are of interest to its customers.

Additional information on the reasons for the Transactions can be found below in the section titled “The Transactions—Recommendation of the TechTarget Board and Its Reasons for the Transactions” beginning on page 116 of this combined proxy statement/prospectus.

Q:	What will existing stockholders of TechTarget own after the Transactions?

A: At Closing, each share of TechTarget common stock that you owned as of immediately prior to the effective time of the Merger (other than Excluded Stock and Dissenting Shares) will have been automatically converted into the right to receive (i) one share of NewCo common stock and (ii) a pro rata share of an amount in cash equal to $350 million plus any Adjusted EBITDA Cash Increase Amount, which per share cash consideration amount is estimated to be approximately $11.71 per share of TechTarget common stock as of the date of this combined proxy statement/prospectus. Immediately following the Closing, Informa HoldCo will own 57% of the outstanding shares of NewCo common stock (on a fully diluted basis, but without taking into account shares which may be issued upon the conversion (if any) of the TechTarget convertible notes or shares reserved for future grants pursuant to certain NewCo equity incentive plans) and the former TechTarget stockholders will own the remaining outstanding shares of NewCo common stock.

Following the Closing, Informa will be able, through its majority share ownership, to control certain actions by NewCo that require stockholder approval, including the election of directors, the adoption of amendments to the NewCo Charter that do not require approval by the holders of separate classes or series of capital stock, and the approval of certain mergers, consolidations or sales of all or substantially all of NewCo’s assets. Under the Stockholders Agreement, Informa will have the right to consent to certain actions being taken by NewCo and will continue to have such consent rights so long as Informa beneficially owns a certain percentage of the outstanding shares of NewCo common stock. The Stockholders Agreement will provide that for so long as Informa beneficially owns more than 50% of the outstanding shares of NewCo common stock, to the extent permitted by applicable law, unless otherwise agreed to in writing by Informa HoldCo, NewCo will avail itself of certain available “Controlled Company” exemptions to the corporate governance listing standards of the Exchange (in whole or in part, as requested by Informa HoldCo) that would otherwise require, among other things, NewCo to have a majority of the board of directors consist of independent directors and an independent compensation committee. These corporate governance issues are discussed in the section titled “Comparison of Stockholder Rights and Corporate Governance Matters” beginning on page 235 of this combined proxy statement/prospectus.

Q:	Are there risks associated with the Transactions?

A: Yes. The Transactions may not be completed or, if completed, we may not achieve the expected benefits of the Transactions because of the risks and uncertainties discussed in the section titled “Risk Factors” beginning on page 52 of this combined proxy statement/prospectus, which you should read carefully. Those risks include, among other things, risks relating to the uncertainty of whether the closing conditions to the completion of the Transactions will be satisfied and, if the Transactions are completed, whether we will be able to successfully integrate the Informa Tech Digital Businesses with the existing TechTarget business, and uncertainties relating to the performance of the combined businesses following the completion of the Transactions due to factors outside our control. There are also other risks associated with the Transactions that are described in the “Risk Factors” section.

Q:	How will my rights as a NewCo stockholder after the Closing differ from my current rights as a TechTarget stockholder?

A: NewCo, like TechTarget, will be a Delaware corporation. Your rights as a stockholder of a corporation incorporated in Delaware will remain the same under certain default provisions of the DGCL. However, after the Closing, your rights as a stockholder of NewCo will be governed by the NewCo Charter, which we have agreed will be in the form attached hereto as Annex C, and by the NewCo Bylaws, which we have agreed will be in the form attached hereto as Annex D, rather than the current certificate of incorporation and bylaws of TechTarget. NewCo will also be governed by the Stockholders Agreement with Informa and Informa HoldCo, which we have agreed will be in the form attached hereto as Annex E and will be entered into at the Closing. Your rights will be different under these governing documents. A summary of the changes to your rights as a stockholder are discussed in the section titled “Comparison of Stockholder Rights and Corporate Governance Matters” beginning on page 235 of this combined proxy statement/prospectus.

Q:	How are outstanding TechTarget stock options and restricted stock units treated in the Transactions?

A: Pursuant to the Transaction Agreement and the plans and agreements governing such awards, any TechTarget Options and TechTarget RSUs that are outstanding as of immediately prior to the Effective Time will be treated as follows:

•

Each TechTarget Option, whether vested or unvested, that is outstanding and unexercised as of immediately prior to the Effective Time will, as of the Effective Time, vest (to the extent unvested) in full. Immediately prior to the Effective Time, each In-The-Money Option will automatically cease to exist and be converted into the right of the holder of the In-The-Money Option to receive the applicable portion of the Merger Consideration in respect of the shares of TechTarget common stock underlying the In-The-Money Option, reduced by the aggregate exercise price of the In-The-Money Option. The aggregate exercise price will first reduce the cash portion of the Merger Consideration payable to the holder of the In-The-Money Option and then, to the extent the cash portion of the Merger Consideration payable to the holder is less than the aggregate exercise price of the In-The-Money Option, reduce the number of shares of NewCo common stock otherwise issuable to the holder by the number of shares of NewCo common stock equal to the remaining portion of the aggregate exercise price of the In-The-Money Option, divided by an amount equal to (i) the closing per share price of TechTarget common stock for the trading day immediately prior to the day on which the Closing occurs minus (ii) the per share cash consideration payable pursuant to the Transaction Agreement (the “Cash Amount Per Share”). Immediately prior to the Effective Time, each Underwater Option will be canceled and terminated for no consideration.

•

Immediately prior to the Effective Time, 100% of the outstanding Pre-Signing TechTarget RSUs held by eight specified TechTarget executives, including each of TechTarget’s current executive officers, and 50% of all other outstanding, unvested Pre-Signing TechTarget RSUs will vest. At the Effective Time, each vested Pre-Signing TechTarget RSU and any other TechTarget RSUs that are then vested and outstanding will be canceled, will cease to exist and will be converted into the right of the holder thereof to receive the applicable portion of Merger Consideration in respect of the shares of TechTarget common stock underlying the vested TechTarget RSU. Pursuant to certain lock-up agreements entered into by certain of TechTarget’s current executive officers with Informa in connection with the execution of the Transaction Agreement, a portion of the Merger Consideration payable to such individuals in respect of their TechTarget RSUs that become fully vested as a result of the consummation of the Merger will be subject to lock-up restrictions for up to three years.

•

Each TechTarget RSU that is outstanding and unvested as of the Effective Time (after taking into account any vesting described in the prior paragraph) will be assumed by NewCo and converted into an award of restricted stock units with respect to shares of NewCo common stock in the manner set forth in the Transaction Agreement. Each converted restricted stock unit will be subject to the same terms and conditions (including vesting, accelerated vesting and settlement schedule) as applied to the corresponding unvested TechTarget RSU immediately prior to the Effective Time.

•

To the extent any Merger Consideration payable in respect of In-The-Money Options or vested TechTarget RSUs is subject to withholding, the withholding obligation will be satisfied, first exclusively from the cash portion of the Merger Consideration and, to the extent there is insufficient cash to fully satisfy the withholding obligation, then by withholding a number of shares of NewCo common stock otherwise deliverable to the holder of the equity award in accordance with the terms of the Transaction Agreement in an amount equal to the dollar amount of the remaining withholding obligation divided by the amount equal to (i) the closing price per share of TechTarget common stock, as reported on Nasdaq for the trading day immediately prior to the day on which the Closing occurs minus (ii) the Cash Amount Per Share.

For additional details on the treatment of TechTarget Options and TechTarget RSUs in connection with the Transactions, see the section titled “The Transaction Agreement—Treatment of TechTarget Equity Incentive Awards” beginning on page 169 of this combined proxy statement/prospectus and the section titled “Interests of TechTarget’s Directors and Executive Officers in the Transactions—Lock-Up Agreements” beginning on page 159 of this combined proxy statement/prospectus.

Q:	How is the TechTarget Employee Stock Purchase Plan being treated in the Transactions?

A: Prior to the Closing, the TechTarget ESPP will continue to operate consistent with its terms as in existence as of January 10, 2024. If the Closing occurs prior to the end of a Plan Period (as defined in the TechTarget ESPP), all accumulated participant contributions under the TechTarget ESPP will be used to purchase shares of TechTarget common stock from TechTarget as close as reasonably practicable to (but in any event prior to) the Closing Date in accordance with the terms of the TechTarget ESPP as if it was the last day of the Plan Period. The TechTarget ESPP will terminate in its entirety on the Closing Date, and no further rights to purchase TechTarget common stock will be granted or exercised under the TechTarget ESPP thereafter.

Q:	What are the U.S. federal income tax consequences to TechTarget stockholders resulting from the Transactions?

A: For U.S. federal income tax purposes, the Merger and the Contribution, taken together, are intended to qualify as a transaction described in Section 351 of the Code, and, subject to certain limitations and qualifications described in the section of this combined proxy statement/prospectus titled “U.S. Federal Income Tax Consequences of the Transactions,” beginning on page 147, in the opinion of WilmerHale, the Merger and Contribution, taken together, will qualify as a transaction described in Section 351 of the Code for U.S. federal income tax purposes. The opinion is based on certain facts, representations, and assumptions, and the accuracy of such facts, representations and assumptions could affect the conclusions set forth in the opinion. Further, the opinion is not binding on the IRS or a court, and as a result, no assurance can be given that the IRS will not challenge the treatment of the Merger and the Contribution, taken together, as a transaction described in Section 351 of the Code or that a court would not sustain such a challenge. The obligation of each of TechTarget and Informa to consummate the Transactions, however, is not conditioned upon the Merger and the Contribution, taken together, qualifying as a transaction described in Section 351 of the Code or upon the receipt of the opinion of WilmerHale, or any other counsel, to that effect. The parties will not request a ruling from the IRS regarding the tax treatment of the Transactions. The U.S. federal income tax consequences of the Transactions depend on each stockholder’s particular facts and circumstances. Accordingly, each TechTarget stockholder is urged to read the discussion in the section titled “U.S. Federal Income Tax Consequences of the Transactions,” beginning on page 147 of this combined proxy statement/prospectus, and to consult their tax advisors to determine the particular U.S. federal, state, local or non-U.S. income or other tax consequences of the Transactions to such stockholder.

Q:	When will the Transactions be completed?

A: We are working to complete the Transactions as quickly as reasonably practicable, subject to the stockholder approval that is being sought at the TechTarget special meeting, and the completion of the separation of the Informa Tech Digital Businesses, among other closing conditions more fully described in the Transaction Agreement and in this combined proxy statement/prospectus. TechTarget and Informa currently expect to complete the Transactions in the second half of 2024. However, TechTarget and Informa cannot predict whether or when stockholder approval will be received and it is possible that obtaining such approval or other factors could require us to complete the Transactions at a later time or not complete them at all. For a discussion of the conditions to the Transactions, see the section titled “The Transaction Agreement—Conditions to Closing” beginning on page 173 of this combined proxy statement/prospectus.

Q:	What happens if TechTarget’s stockholders do not adopt the Transaction Agreement?

A: Adoption of the Transaction Agreement by TechTarget’s stockholders requires the affirmative vote, in person or by proxy, of the holders of a majority of the outstanding shares of TechTarget common stock entitled to vote thereon. If TechTarget’s stockholders do not adopt the Transaction Agreement at the special meeting, then TechTarget and Informa will each be permitted to terminate the Transaction Agreement unilaterally.

If the Transaction Agreement is terminated because TechTarget’s stockholders do not adopt the Transaction Agreement at the special meeting, TechTarget subsequently will be required to pay Informa the Termination Fee if before the termination (i) the TechTarget Board has made a TechTarget Change in Recommendation (in which case the Termination Fee will be payable within two business days) or (ii) a third party has made an alternative proposal for certain transactions involving TechTarget and subsequently, within twelve months after the Transaction Agreement is terminated, TechTarget consummates, or enters into a definitive agreement providing for, an alternative transaction (in which case the Termination Fee will be payable upon the earlier of such entry or consummation). The Termination Fee payable in these circumstances (following a failure to obtain the Requisite Vote at the special meeting) will be $40,000,000. See the section titled “The Transaction Agreement—Termination and Termination Fees” beginning on page 190 of this combined proxy statement/prospectus.

Q:	Am I entitled to exercise appraisal rights instead of receiving the Merger Consideration for my shares of TechTarget common stock?

A: Yes. TechTarget stockholders are entitled to appraisal rights under Section 262 of the DGCL, provided they fully comply with and follow the procedures and satisfy the conditions set forth in Section 262 of the DGCL. For more information regarding appraisal rights, see the section titled “The Transactions—Appraisal Rights” beginning on page 141 of this combined proxy statement/prospectus. In addition, a copy of Section 262 of the DGCL may be accessed without subscription or cost at the Delaware Code Online (available at: https://delcode.delaware.gov/title8/c001/sc09/index.html#262). Failure to comply with Section 262 of the DGCL will result in your waiver of, or inability to exercise, appraisal rights.

Q:	What will Informa’s shareholders be entitled to receive pursuant to the Transactions?

A: Informa’s shareholders will not receive any consideration pursuant to the Transactions. Informa shareholders will continue to own shares of Informa and through their ownership of those shares of Informa will indirectly have an interest in the shares of NewCo held by Informa following the completion of the Transactions.

Questions and Answers about the Special Meeting

Q:	When and where is the special meeting?

A: The special meeting will take place on November 26, 2024, at 10:00 a.m., Eastern time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109.

Q:	What do I need to do now?

A: After you carefully read this combined proxy statement/prospectus, please respond by submitting your proxy by telephone, by the Internet or by completing, signing, dating and returning your signed proxy card(s) in the enclosed prepaid return envelope(s), as soon as possible, so that your shares may be represented at the special meeting. If you hold your shares in “street name” through a broker, nominee, fiduciary or other custodian, follow the directions given by the broker, nominee, fiduciary or other custodian regarding how to instruct them to vote your shares. In order to ensure that your vote is recorded, please submit your proxy as instructed on your proxy card(s) even if you currently plan to attend the special meeting in person.

Q:	Who is entitled to vote at the special meeting?

A: Only holders of record of TechTarget common stock as of the close of business on October 18, 2024, the record date, will be entitled to vote at the special meeting. On the record date, there were 29,235,043 shares of TechTarget common stock outstanding and entitled to vote. Each share of TechTarget common stock is entitled to one vote.

Stockholder of Record: Shares Registered in Your Name

If at the close of business on the record date your shares were registered directly in your name with our transfer agent, Computershare, then you are a stockholder of record. As a stockholder of record, you may vote in person at the special meeting or vote by proxy. Whether or not you plan to attend the special meeting in person, to ensure your vote is counted, we urge you to fill out and return the enclosed proxy card, or submit your proxy over the telephone or on the Internet using the instructions provided elsewhere in this combined proxy statement/prospectus.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If at the close of business on the record date your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the “beneficial owner” of shares held in “street name.” The organization holding your account is considered to be the stockholder of record for purposes of voting at the special meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the special meeting in person. To attend the special meeting in person you must provide proof of ownership of TechTarget common stock as of the Record Date, such as a bank or brokerage account statement, and a form of personal identification. However, since you are not the stockholder of record, you may not vote your shares in person at the special meeting unless you request and obtain a valid proxy from your broker or other agent before the special meeting.

Q:	Why is my vote important?

A: If you do not vote your shares or arrange for them to be voted as described above, it will be more difficult for TechTarget to obtain the necessary quorum to hold the special meeting and to obtain the stockholder approval necessary for the completion of the Transactions. For the special meeting, the presence, in person or by proxy, of holders of a majority of the outstanding shares of TechTarget common stock entitled to vote at the special meeting constitutes a quorum for the transaction of business. If a quorum is not present at the special meeting, TechTarget stockholders will not be able to take action on any of the proposals at that meeting.

The Transaction Proposal requires the affirmative vote, in person or by proxy, of holders of a majority of the outstanding shares of TechTarget common stock entitled to vote on such proposal. If you abstain from voting, or if you do not vote your shares or arrange for them to be voted as described above, in either case that will have the same effect as if you voted your shares against the Transaction Proposal. Your vote is very important. TechTarget cannot complete the Transactions unless TechTarget stockholders adopt the Transaction Agreement.

Q:	How will my proxy be voted?

A: If you submit your proxy by telephone, by the Internet or by completing, signing, dating and returning your signed proxy card(s), your proxy will be voted in accordance with your instructions.

Q:	May I vote in person?

A: Yes.

If you hold shares directly in your name as a stockholder of record of TechTarget common stock as of the close of business on October 18, 2024, you may attend the special meeting and vote your shares in person.

If you hold shares of TechTarget common stock in “street name,” meaning through a broker, nominee, fiduciary or other custodian, you will be able to vote in person at the special meeting only if you first obtain a legal proxy from that institution and present it to the inspector of election at the special meeting, with your ballot. To request a legal proxy, please contact your broker, nominee, fiduciary or other custodian.

Even if you plan to attend the special meeting, TechTarget strongly recommends that you submit your proxy by telephone, by the Internet or by mail in advance of the special meeting.

Q:	What constitutes a quorum for the special meeting?

A: A quorum is the number of shares that must be represented at a stockholders’ meeting to lawfully conduct business. The presence at the special meeting, in person or by proxy, of the holders of a majority of the outstanding shares of TechTarget common stock entitled to vote constitutes a quorum for the transaction of business. Abstentions and broker non-votes, if any, will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes.

Q:	What are the votes required to approve the proposals?

A: Assuming that a quorum is present at the special meeting:

•	Approval of the Transaction Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of TechTarget common stock entitled to vote on such proposal.

•	Approval of the Compensation Proposal requires a majority of the votes properly cast for or against the proposal.

•	Approval of the Incentive Plan Proposal requires a majority of the votes properly cast for or against the proposal.

•	Approval of the ESPP Proposal requires a majority of the votes properly cast for or against the proposal.

•	Approval of the Adjournment Proposal requires a majority of the votes properly cast for or against the proposal.

Q:	Which proposals are a condition to closing of the Transactions?

A: The Transaction Proposal is the only proposal in this combined proxy statement/prospectus whose approval by TechTarget stockholders is a condition to the closing of the Transactions.

Q:	Does the TechTarget Board recommend that TechTarget stockholders approve the Transaction Proposal?

A: Yes. The TechTarget Board has unanimously approved the Transaction Agreement and the Transactions contemplated thereby, including the Merger, and determined that the Transaction Agreement and the Transactions are in the best interest of TechTarget and its stockholders. Therefore, the TechTarget Board recommends that you vote FOR the Transaction Proposal at the special meeting. See the section titled “The Transactions—Recommendation of the TechTarget Board and Its Reasons for the Transactions” beginning on page 116 of this combined proxy statement/prospectus.

In considering the recommendation of the TechTarget Board with respect to the Transaction Proposal, you should be aware that directors and executive officers of TechTarget are parties to agreements or participants in other arrangements that give them interests in the Transactions that are different from, or in addition to, your interests as a stockholder of TechTarget. You should consider these interests in voting on this proposal. These different interests are described under “Interests of TechTarget’s Directors and Executive Officers in the Transactions” beginning on page 153 of this combined proxy statement/prospectus.

Q:

If I am a record holder of my shares, what happens if I abstain from voting (whether by returning my proxy card or submitting my proxy by telephone or via the Internet with instructions to abstain) or I don’t submit a proxy or attend and vote at the special meeting?

A: Assuming that a quorum is present at the special meeting:

•	For the Transaction Proposal, an abstention or a failure to submit a proxy will have the same effect as a vote against the proposal.

•	For the Compensation Proposal, an abstention or a failure to submit a proxy will not have an effect on the outcome of the vote for the proposal.

•	For the Incentive Plan Proposal, an abstention or a failure to submit a proxy will not have an effect on the outcome of the vote for the proposal.

•	For the ESPP Proposal, an abstention or a failure to submit a proxy will not have an effect on the outcome of the vote for the proposal.

•	For the Adjournment Proposal, an abstention or a failure to submit a proxy will not have an effect on the outcome of the vote for the proposal.

Q:	What will happen if I return my proxy card without indicating how to vote?

A: If you are a TechTarget stockholder of record and submit your proxy but do not make specific choices with respect to the proposals, your proxy will follow the recommendations of the TechTarget Board and your shares will be voted:

•

FOR the Transaction Proposal (under such circumstances, your proxy will constitute a waiver of your right of appraisal under Section 262 of the DGCL and will nullify any previously delivered written demand for appraisal under Section 262 of the DGCL);

•	FOR the Compensation Proposal;

•	FOR the Incentive Plan Proposal;

•	FOR the ESPP Proposal; and

•	FOR the Adjournment Proposal.

A copy of Section 262 of the DGCL may be accessed without subscription or cost at the Delaware Code Online (available at: https://delcode.delaware.gov/title8/c001/sc09/index.html#262).

Q:	What if my shares are held in “street name”?

A: If some or all of your TechTarget shares are held in “street name” by your broker, nominee, fiduciary or other custodian, you must provide your broker, nominee, fiduciary or other custodian with instructions on how to vote your shares; otherwise, your broker, nominee, fiduciary or other custodian will not be able to vote your shares on any of the proposals before the special meeting.

As a result of the foregoing, please be sure to provide your broker, nominee, fiduciary or other custodian with instructions on how to vote your shares. Please check the voting form used by your broker, nominee, fiduciary or other custodian to see if it offers telephone or Internet submission of proxies.

Q:	What if I fail to instruct my broker how to vote? Will my broker automatically vote my shares for me?

A: Under NYSE rules, which are also applicable to Nasdaq-listed companies, your bank, broker or other nominee will not vote your shares if you do not provide your bank, broker or other nominee with a signed voting instruction form with respect to your shares on matters deemed “non-routine,” but can vote your shares with respect to matters deemed “routine.” Where matters to be voted on at a meeting include both “routine” and “non-routine” matters and brokers who have not received voting instructions vote on the “routine” matters and fail to vote on “non-routine” matters, such failure to vote can result in “broker non-votes” with respect to the “non-routine” matters. The proposed matters to be voted on the special meeting are all “non-routine.” Therefore, we do not expect broker non-votes to occur.

See “Information About the Special Meeting and Voting–Votes Required; Abstentions and Broker Non-Votes” beginning on page 90 of this combined proxy statement/prospectus.

Q:	What happens if I sell my shares of TechTarget common stock after the record date but before the special meeting or before the Closing?

A: The record date for the special meeting (the close of business on October 18, 2024) is earlier than the date of the special meeting and earlier than the date that the Transactions are expected to be completed. If you sell or otherwise transfer shares of TechTarget common stock after the record date but before the date of the special meeting, you will retain your right to vote those shares at the special meeting. However, you will not have the right to receive the Merger Consideration in respect of those shares. In order to receive the Merger Consideration, you must hold your shares through the Effective Time of the Transactions.

Q:	Who will count the votes?

A:The inspector of elections will count all ballots submitted, including those submitted by proxies, and report the votes at the special meeting. Whether you submit your proxy to vote your shares by Internet, telephone or mail, your proxies will be received directly by Computershare.

Q:	What does it mean if I receive more than one set of proxy materials?

A: This means you own shares of TechTarget common stock that are registered under different names or held in different brokerage accounts. For example, you may own some shares directly as a stockholder of record and other shares through a broker or you may own shares through more than one broker. In these situations, you may receive multiple sets of proxy materials. It is necessary for you to vote, sign and return all of the proxy cards or follow the instructions for submitting your proxy by telephone or by the Internet on each of the proxy cards you receive in order to vote all of the shares you own. Each proxy card you receive will come with its own prepaid return envelope; if you submit your proxy by mail, make sure you return each proxy card in the return envelope which accompanied that proxy card.

Q:	Can I revoke my proxy and change my vote?

A: Yes. You can revoke your proxy at any time before your shares of TechTarget common stock are voted at the special meeting.

If you are the record holder of your shares, you may revoke your proxy and change your vote in any of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the Internet.

•	You may send a timely written notice that you are revoking your proxy to our Secretary at TechTarget, Inc. at our principal executive offices at 275 Grove Street, Newton, Massachusetts 02466.

•	You may attend the special meeting and vote in person. Simply attending the special meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you may revoke your proxy and change your vote by following the instructions provided by your broker or bank.

At the special meeting, your most current proxy card or telephone or Internet proxy is the one that will be counted.

Q:	Should I send in my TechTarget stock certificates now?

A: No. After the Transactions are completed, NewCo will send former TechTarget stockholders written instructions for exchanging their TechTarget stock certificates for the Merger Consideration.

Q:	Who can answer any questions I may have about the special meeting or the Transactions?

A: You may call Mackenzie, TechTarget’s proxy solicitor for the special meeting, toll-free at (800) 322-2885 or +1 (212) 929-5500.

TRADEMARKS AND TRADE NAMES

TechTarget owns and has rights to, and NewCo will own or acquire rights to, trademarks, service marks, copyrights and trade names in conjunction with the operation of its business and future business, including, without limitation, TechTarget and the Informa Tech Digital Businesses’ trademarks. Solely for convenience, the trademarks, service marks, copyrights and trade names referred to in this combined proxy statement/prospectus may be listed without the ™, © and ® symbols, but such references do not constitute a waiver of any rights that might be associated with the respective trademarks, service marks, copyrights and trade names included or referred to in this combined proxy statement/prospectus.

This combined proxy statement/prospectus also includes trademarks, service marks and trade names of other companies, including, without limitation, Informa. Each trademark, service mark or trade name of any other company appearing in this combined proxy statement/prospectus belongs to its holder. Use or display by us of other parties’ trademarks, service marks or trade names is not intended to and does not imply a relationship with, or endorsement or sponsorship by us of the trademark, service mark or trade name owner.

SUMMARY

The following summary highlights information contained elsewhere in this combined proxy statement/prospectus and may not contain all the information that may be important to you. You should read this entire combined proxy statement/prospectus carefully, including the sections titled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Informa Tech Digital Businesses,” “Business—The Informa Tech Digital Businesses” and the Informa Tech Digital Businesses financial statements and related notes, all included elsewhere in this combined proxy statement/prospectus. Additional important information, which you are urged to also read, is contained in the Transaction Agreement, attached as Annex A, and TechTarget’s periodic reports, attached as Annexes P, Q, R, S, T, U, V, W and X, which are incorporated into this combined proxy statement/prospectus. See “Where You Can Find Additional Information” on page iii of this combined proxy statement/prospectus.

The Companies (see page 95)

CombineCo / NewCo

Toro CombineCo, Inc., which we refer to as CombineCo or NewCo, is a Delaware corporation that was formed by TechTarget for the purpose of engaging in the Transactions. Since January 4, 2024, the date of its incorporation, CombineCo has had no operations, material assets or material liabilities, has been nominally capitalized, has had no contingent liabilities, and has not engaged in any activities other than as contemplated by the Transaction Documents. At the completion of the Transactions, CombineCo will be renamed TechTarget, Inc. After the completion of the Transactions, NewCo will be a holding company whose principal assets will be the assets that today comprise the businesses of TechTarget and the Informa Tech Digital Businesses. Immediately after the completion of the Transactions, NewCo’s outstanding capital stock will consist solely of the NewCo common stock issued pursuant to the Transactions. For a description of the capital stock of NewCo, see “Description of NewCo Capital Stock” beginning on page 270 of this combined proxy statement/prospectus.

The principal executive offices of CombineCo are located at 275 Grove Street, Newton, Massachusetts 02466, and the telephone number at that address is (617) 431-9200. Following the Closing, NewCo will have the same principal executive offices and telephone number.

TechTarget

TechTarget is a global data, software and analytics leader for purchase intent-driven marketing and sales data which delivers business impact for B2B companies. Its solutions are designed to enable B2B technology companies to identify, reach, and influence key enterprise technology decision makers faster and with higher efficacy. It offers products and services intended to improve IT vendors’ abilities to impact highly targeted audiences for business growth using advanced targeting, first-party analytics and data services complemented with customized marketing programs that integrate content creation, demand generation, brand marketing, and other advertising techniques. Additional important information, which you are urged to also read, is contained in TechTarget’s filings with the SEC, attached as Annexes P, Q, R, S, T, U, V, W and X, which are incorporated by reference into this combined proxy statement/prospectus. See “Where You Can Find Additional Information” on page iii of this combined proxy statement/prospectus.

The principal executive offices of TechTarget are located at 275 Grove Street, Newton, Massachusetts 02466, and the telephone number at this location is (617) 431-9200.

Merger Sub

Toro Acquisition Sub, LLC (“Merger Sub”) has been formed solely for the purpose of engaging in the Transactions. Since the date of its formation, Merger Sub has not engaged in any activities other than as contemplated by the Transaction Documents. Merger Sub is, and until the Closing will be, a Delaware limited liability company that is wholly and directly owned by CombineCo. At the Closing, Merger Sub will be merged with and into TechTarget and the separate legal existence of Merger Sub will end.

Informa

Informa PLC (“Informa”) is a leading international B2B events, B2B digital services and academic markets group. It owns and operates a range of specialist brands that deliver unique connections, specialist data, information and intelligence to B2B companies, professionals, educational institutions, research funders and academics worldwide. In B2B Markets, Informa has built a leading global platform for live and on-demand B2B events, connecting buyers and sellers across a range of specialist sectors in person and online. Through specialist technology research, specialist media brands and first party B2B data, it also provides digital B2B solutions to enterprise technology vendors by delivering targeted audiences, highly qualified leads, demand generation and buyer intent that help identify, reach and influence key technology decision makers. Informa’s Academic Markets business, Taylor & Francis, is one of the world’s leading publishers of advanced, emerging and applied academic research and knowledge. Taylor & Francis works with leading experts and knowledge makers across a range of specialist subject categories spanning science, technology, medicine, humanities and social sciences, ensuring high quality research has an impact by being discovered by the right audience and contributing to human progress. Informa is listed on the London Stock Exchange and is a member of the FTSE 100 index. It operates in around 30 countries, with particular strengths in North America, IMEA (India, Middle East and Africa) and Asia.

The principal executive offices for Informa PLC are located at 5 Howick Place, London, UK, SW1P 1WG, and the telephone number is +44 (20) 8052-0400.

Informa HoldCo

Informa US Holdings Limited (“Informa HoldCo”) is a wholly owned subsidiary of Informa that, as of immediately prior to the Closing, will hold all of the equity interests of Informa Intrepid.

The principal executive offices for Informa HoldCo are located at 5 Howick Place, London, UK, SW1P 1WG, and the telephone number is +44 (20) 8052-0400.

Informa Intrepid and the Informa Tech Digital Businesses

Informa Intrepid Holdings Inc. (“Informa Intrepid”) is a wholly owned subsidiary of Informa HoldCo that, as of immediately prior to the Closing, will own, directly or indirectly, the Informa Tech Digital Businesses.

The Informa Tech Digital Businesses help technology companies accelerate growth through first party B2B data, market insight and market access. Over the last five years, the Informa Tech Digital Businesses have built a strong position in B2B data, market insight and market access, expanding international reach and building a broader set of solutions and capabilities to serve both the buy-side and sell-side of the technology market. This portfolio of products helps both buyers of B2B technology with knowledge and intelligence, supporting them through different stages of the buyer journey, and sellers of B2B technology in identifying relevant buyers for their products, who are in-market and with the greatest purchasing intent.

At the heart of the Informa Tech Digital Businesses’ growth is a portfolio of specialist brands delivering highly relevant and engaging business content to B2B audiences. Omdia, Industry Dive, NetLine, Canalys and Wards are the foundation of the Informa Tech Digital Businesses, alongside their portfolio of specialist digital media brands. These products inform, educate and influence tech buyers, creating engaged, specialist audiences and delivering approximately 5 million permissioned first party data records. Targeted access to these specialist audiences is provided through a growing range of data-driven digital products and services that are designed to deliver highly qualified leads, demand generation and buyer intent to technology vendors, connecting them with the right buyers at the right time to maximize ROI and accelerate growth. In addition, through its specialist tech research business, the Informa Tech Digital Businesses employ more than 300 expert analysts to create data-driven intelligence products and advisory services for product managers, corporate strategists and the C-suite, challenging market strategies, sharpening product roadmaps and accelerating time to market and revenue.

The principal executive offices for the Informa Tech Digital Businesses are located at 240 Blackfriars, London, UK, SE1 8BF, and the telephone number is +44 (20) 7560-4321.

See “Business—The Informa Tech Digital Businesses” beginning on page 294 of this combined proxy statement/prospectus for more information on the Informa Tech Digital Businesses.

The Transactions (see page 97)

The Transaction Agreement and related documents provide that, on the terms and subject to the conditions set forth in the Transaction Agreement, among other things:

•

The Informa Tech Digital Businesses Separation. Informa will undertake certain restructuring transactions to separate the Informa Tech Digital Businesses from Informa’s other business activities and facilitate the Contribution (the “Informa Tech Digital Businesses Separation”). Following the Informa Tech Digital Businesses Separation, all Informa Tech Digital Businesses will be held directly or indirectly by Informa Intrepid.

•

The Contribution. At the Closing, in exchange for an aggregate of 57% of the outstanding shares of NewCo common stock (on a fully diluted basis, but without taking into account shares which may be issued upon the conversion (if any) of the TechTarget convertible notes or shares reserved for future grants pursuant to certain NewCo equity incentive plans), Informa HoldCo will contribute to CombineCo all of the equity interests of Informa Intrepid and $350 million in cash (subject to certain adjustments set forth in the Transaction Agreement for certain changes in respect of the net working capital, EBITDA (as adjusted in certain respects) and non-current liabilities of the Informa Tech Digital Businesses) (the “Contribution”).

•

The Merger. Merger Sub will merge with and into TechTarget, with TechTarget as the surviving corporation. As a result of the Merger, (i) TechTarget will become a direct, wholly owned subsidiary of NewCo and will be renamed “TechTarget Holdings Inc.”; and (ii) each issued and outstanding share of TechTarget common stock as of immediately prior to the effective time of the Merger (other than Excluded Stock, which will be cancelled without consideration, and Dissenting Shares) will be converted into the right to receive (A) one share of NewCo common stock and (B) a pro rata share of an amount in cash equal to $350 million plus any Adjusted EBITDA Cash Increase Amount, which per share cash consideration amount is estimated to be approximately $11.71 per share of TechTarget common stock as of the date of this combined proxy statement/prospectus (the “Merger Consideration”).

•

NewCo. In connection with the Transactions, CombineCo will be renamed “TechTarget, Inc.” (in this combined proxy statement/prospectus, we refer to the renamed, post-Closing CombineCo as “NewCo”). After giving effect to the Contribution and the Merger, Informa Intrepid and TechTarget (newly renamed “TechTarget Holdings Inc.” as described above) will be wholly owned subsidiaries of NewCo.

The Transaction Agreement is attached as Annex A to this combined proxy statement/prospectus. We encourage you to read the Transaction Agreement carefully and fully, as it is the legal document that governs the Transactions.

The NewCo Structure

The following diagram illustrates the structure of NewCo and its stockholders upon completion of the Transactions:

*

Does not take into account shares which may be issued upon the conversion (if any) of the TechTarget convertible notes or shares reserved for future grants pursuant to certain NewCo equity incentive plans.

Merger Consideration

Subject to the terms and conditions of the Transaction Agreement, at the Closing, each share of TechTarget common stock that is issued and outstanding as of immediately prior to the effective time of the Merger (other than Excluded Stock, which will be cancelled without consideration, and Dissenting Shares) will be converted into the right to receive (i) one share of NewCo common stock and (ii) a pro rata share of an amount in cash equal to $350 million plus any Adjusted EBITDA Cash Increase Amount, which per share cash consideration amount is estimated to be approximately $11.71 per share of TechTarget common stock as of the date of this combined proxy statement/prospectus.

TechTarget’s Stockholders will have Appraisal Rights in Connection with the Merger (see page 141)

TechTarget stockholders are entitled to appraisal rights under Section 262 of the DGCL provided they fully comply with and follow the procedures and satisfy all of the conditions set forth in Section 262 of the DGCL. For more information regarding appraisal rights, see the section titled “The Transactions—Appraisal Rights” beginning on page 141 of this combined proxy statement/prospectus. In addition, a copy of Section 262 of the DGCL may be accessed without subscription or cost at the Delaware Code Online (available at: https://delcode.delaware.gov/title8/c001/sc09/index.html#262). Failure to comply with Section 262 of the DGCL will result in your waiver of, or inability to exercise, appraisal rights.

Treatment of TechTarget Equity Incentive Awards (see page 169)

Pursuant to the terms of the Transaction Agreement and the plans and agreements governing such awards, any TechTarget Options and TechTarget RSUs that are outstanding as of immediately prior to the Effective Time will be treated as follows:

•

Each TechTarget Option, whether vested or unvested, that is outstanding and unexercised as of immediately prior to the Effective Time will, as of the Effective Time, vest (to the extent unvested) in full. Immediately prior to the Effective Time, each In-The-Money Option will automatically cease to exist and be converted into the right of the holder of the In-The-Money Option to receive the applicable portion of the Merger Consideration in respect of the shares of TechTarget common stock underlying the In-The-Money Option, reduced by the aggregate exercise price of the In-The-Money Option. The aggregate exercise price will first reduce the cash portion of the Merger Consideration payable to the holder of the In-The-Money Option and then, to the extent the cash portion of the Merger Consideration payable to the holder is less than the aggregate exercise price of the In-The-Money Option, reduce the number of shares of NewCo common stock otherwise issuable to the holder by the number of shares of NewCo common stock equal to the remaining portion of the aggregate exercise price of the In-The-Money Option, divided by an amount equal to (i) the closing per share price of TechTarget common stock for the trading day immediately prior to the day on which the Closing occurs minus (ii) the Cash Amount Per Share. Immediately prior to the Effective Time, each Underwater Option will be canceled and terminated for no consideration.

•

Immediately prior to the Effective Time, 100% of the outstanding Pre-Signing TechTarget RSUs held by eight specified TechTarget executives, including each of TechTarget’s current executive officers, and 50% of all other outstanding, unvested Pre-Signing TechTarget RSUs will vest. At the Effective Time, each vested Pre-Signing TechTarget RSU and any other TechTarget RSUs that are then vested and outstanding will be canceled, will cease to exist and will be converted into the right of the holder thereof to receive the applicable portion of Merger Consideration in respect of the shares of TechTarget common stock underlying the vested TechTarget RSU. Pursuant to certain lock-up agreements entered into by certain of TechTarget’s current executive officers with Informa in connection with the execution of the Transaction Agreement, a portion of the Merger Consideration payable to such individuals in respect of their TechTarget RSUs that become fully vested as a result of the consummation of the Merger will be subject to lock-up restrictions for up to three years.

•

Each TechTarget RSU that is outstanding and unvested as of the Effective Time (after taking into account any vesting described in the prior paragraph) will be assumed by NewCo and converted into an award of restricted stock units with respect to shares of NewCo common stock in the manner set forth in the Transaction Agreement. Each converted restricted stock unit will be subject to the same terms and conditions (including vesting, accelerated vesting and settlement schedule) as applied to the corresponding unvested TechTarget RSU immediately prior to the Effective Time.

•

To the extent any Merger Consideration payable in respect of In-The-Money Options or vested TechTarget RSUs is subject to withholding, the withholding obligation will be satisfied, first exclusively from the cash portion of the Merger Consideration and, to the extent there is insufficient cash to fully satisfy the withholding obligation, then by withholding a number of shares of NewCo common stock otherwise deliverable to the holder of the equity award in accordance with the terms of the Transaction Agreement in an amount equal to the dollar amount of the remaining withholding obligation divided by the amount equal to (i) the closing price per share of TechTarget common stock, as reported on Nasdaq for the trading day immediately prior to the day on which the Closing occurs minus (ii) the Cash Amount Per Share.

Treatment of TechTarget Employee Stock Purchase Plan (see page 170)

Prior to the Closing, the TechTarget ESPP will continue to operate consistent with its terms as in existence as of January 10, 2024. If the Closing occurs prior to the end of a Plan Period (as defined in the TechTarget ESPP), all accumulated participant contributions under the TechTarget ESPP will be used to purchase shares of TechTarget common stock from TechTarget as close as reasonably practicable to (but in any event prior to) the Closing Date in accordance with the terms of the TechTarget ESPP as if it was the last day of the Plan Period. The TechTarget ESPP will terminate in its entirety on the Closing Date, and no further rights to purchase TechTarget common stock will be granted or exercised under the TechTarget ESPP thereafter.

NewCo Incentive Plan (see page 186)

On September 20, 2024, pursuant to the terms of the Transaction Agreement, the TechTarget Board approved the adoption by CombineCo’s board of directors, subject to TechTarget stockholder approval and the Closing, of the NewCo Incentive Plan. If stockholders approve the NewCo Incentive Plan, it will become effective upon the Closing. For a summary of the NewCo Incentive Plan, see Proposal 3 in this combined proxy statement/prospectus.

NewCo Employee Stock Purchase Plan (see page 186)

On September 20, 2024, pursuant to the terms of the Transaction Agreement, the TechTarget Board approved the adoption by CombineCo’s board of directors, subject to TechTarget stockholder approval and the Closing, of the NewCo ESPP. If stockholders approve the NewCo ESPP, it will become effective upon the Closing. For a summary of the NewCo ESPP, see Proposal 4 in this combined proxy statement/prospectus.

U.S. Federal Income Tax Consequences of the Transactions (see page 147)

TechTarget, Informa and CombineCo each intend that and, subject to certain limitations and qualifications described in the section of this combined proxy statement/prospectus titled “U.S. Federal Income Tax Consequences of the Transactions,” beginning on page 147, in the opinion of Wilmer Cutler Pickering Hale and Dorr LLP, or WilmerHale, the Merger and the Contribution, taken together, will qualify as a transaction described in Section 351 of the Code for U.S. federal income tax purposes. The opinion is based on certain facts, representations, and assumptions, and the accuracy of such facts, representations and assumptions could affect the conclusions set forth in the opinion. Further, the opinion is not binding on the IRS or a court, and as a result, no assurance can be given that the IRS will not challenge the treatment of the Merger and the Contribution, taken together, as a transaction described in Section 351 of the Code or that a court would not sustain such a challenge. Assuming the Merger and the Contribution, taken together, qualify as a transaction described in Section 351, subject to the discussion below regarding potential dividend treatment, a U.S. Holder (as defined in the section of this combined proxy statement/prospectus titled “U.S. Federal Income Tax Consequences of the Transactions” beginning on page 147) will recognize gain, but not loss, on the exchange of shares of TechTarget common stock for a combination of shares of NewCo common stock and cash equal to the lesser of: (1) the excess of (a) the sum of the fair market value of shares of NewCo common stock and the amount of cash received by such U.S. Holder in the Transactions over (b) such U.S. Holder’s tax basis in the shares of TechTarget common stock surrendered in exchange therefor, and (2) the amount of cash received by such U.S. Holder in the Transactions.

The treatment of any cash received by a U.S. Holder in lieu of fractional shares of NewCo common stock is discussed in the section of this combined proxy statement/prospectus titled “U.S. Federal Income Tax Consequences of the Transactions—U.S. Holders—Cash in Lieu of Fractional Shares” beginning on page 149.

In certain circumstances, a holder of shares of TechTarget common stock could be treated as receiving a dividend in an amount up to the amount of the cash consideration received by such holder pursuant to the Transactions. As a result of the possibility of such deemed dividend treatment, a Non-U.S. Holder (as defined in the section of this combined proxy statement/prospectus titled “U.S. Federal Income Tax Consequences of the Transactions” beginning on page 147) may be subject to U.S. withholding tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) with respect to the cash consideration received in the Transactions.

For a more complete discussion of the U.S. federal income tax consequences of the Transactions, see the section titled “U.S. Federal Income Tax Consequences of the Transactions” beginning on page 147. Holders of shares of TechTarget common stock are urged to consult their tax advisors to determine the applicable U.S. federal, state, local and non-U.S. tax consequences, including any non-income tax consequences, to them of exchanging shares of TechTarget common stock pursuant to the Transactions in light of their particular circumstances.

The TechTarget Special Meeting (see page 188)

The special meeting will be held at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109 on November 26, 2024 at 10:00 a.m., Eastern time. The record date for the special meeting is as of the close of business on October 18, 2024. Only TechTarget stockholders of record at the close of business on October 18, 2024 will be entitled to receive notice of and to vote at the special meeting or any adjournment thereof. Shares of TechTarget common stock held by TechTarget as treasury shares and by any TechTarget subsidiary will not be entitled to vote at the special meeting.

TechTarget Stockholder Approval Required to Complete the Transactions

Approval of the proposal to adopt the Transaction Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of TechTarget common stock entitled to vote on such proposal. TechTarget cannot complete the Transactions unless TechTarget stockholders approve the proposal to adopt the Transaction Agreement.

TechTarget’s directors and executive officers beneficially owned 3,159,911 shares of TechTarget common stock on October 18, 2024, the record date for the special meeting. These shares represent in total 10.81% of the total voting power of TechTarget’s voting securities outstanding and entitled to vote as of the record date. TechTarget currently expects that TechTarget’s directors and executive officers will vote their shares in favor of all the proposals to be voted on at the special meeting.

Recommendation of the TechTarget Board and its Reasons for the Transactions (see page 116)

The TechTarget Board has reviewed and considered the terms of the Transaction Agreement and has unanimously determined that the Transaction Agreement and the Transactions, including the Merger, are advisable, fair to, and in the best interests of, TechTarget and its stockholders, and recommends that TechTarget stockholders vote FOR the proposal to adopt the Transaction Agreement. See “The Transactions—Recommendation of the TechTarget Board and Its Reasons for the Transactions” beginning on page 116 of this combined proxy statement/prospectus for a discussion of the TechTarget Board’s reasons for its recommendation.

Opinion of TechTarget’s Financial Advisor (see page 129)

Pursuant to an engagement letter, TechTarget formally retained J.P. Morgan as its financial advisor in connection with the Transactions. At the meeting of the TechTarget Board on January 10, 2024, J.P. Morgan rendered its oral opinion to the TechTarget Board that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the Merger Consideration was fair, from a financial point of view, to the holders of TechTarget common stock. J.P. Morgan confirmed its January 10, 2024 oral opinion by delivering its written opinion to the TechTarget Board, dated January 10, 2024 that, as of such date, the Merger Consideration was fair, from a financial point of view, to the holders of TechTarget common stock.

The full text of the written opinion of J.P. Morgan, dated January 10, 2024, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, is attached as Annex B to this combined proxy statement/prospectus and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this combined proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. Holders of TechTarget common stock are urged to read the opinion in its entirety. J.P. Morgan’s opinion was addressed to the TechTarget Board (in its capacity as such) in connection with and for the purposes of its evaluation of the Transactions, was directed only to the Merger Consideration to be paid to the holders of TechTarget common stock and did not address any other aspect of the Transactions. J.P. Morgan expressed no opinion as to the fairness of the Merger Consideration to the holders of any other class of securities, creditors or other constituencies of TechTarget or as to the underlying decision by TechTarget to engage in the Transactions. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The summary of the opinion of J.P. Morgan set forth in this combined proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. The opinion does not constitute a recommendation to any stockholder of TechTarget as to how such stockholder should vote with respect to the Transactions or any other matter.

Regulatory Matters Relating to the Transactions (see page 139)

Under the terms of the Transaction Agreement, the Transactions cannot be completed until the waiting period applicable to the consummation of the Transactions under the HSR Act has expired or been terminated and all other specified approvals have been obtained or any applicable waiting period thereunder has expired or been terminated.

Under the HSR Act and the rules promulgated thereunder by the FTC, the Transactions cannot be completed until each of Informa and TechTarget has filed a notification and report form with the FTC and the Antitrust Division of the DOJ under the HSR Act and the applicable waiting period has expired or been terminated. Each of Informa and TechTarget filed their respective notification and report form under the HSR Act effective as of February 5, 2024. The applicable waiting period under the HSR Act expired on March 6, 2024.

At any time before or after consummation of the Transactions, notwithstanding the termination of the waiting period under the HSR Act, the Antitrust Division of the DOJ or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest including seeking to enjoin the completion of the Transactions or seeking divestiture of substantial assets of Informa or TechTarget. At any time before or after the completion of the Transactions, and notwithstanding the termination of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the Transactions or seeking divestiture of substantial assets of Informa and TechTarget. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

Each of Informa and TechTarget has agreed to, and to cause its subsidiaries to, use reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part to consummate the Contribution, the Merger, and the other Transactions prior to December 20, 2024. However, neither Informa nor TechTarget nor any of their respective affiliates is or shall be required to agree to or accept (i) any prohibition of or limitation on its ownership of its respective business or assets, (ii) any requirement to divest, hold separate, or otherwise dispose of its business or assets, (iii) any limitation on its ability to acquire or hold or exercise full rights of ownership of its business or assets, or (iv) any other limitation or concession of any nature whatsoever on its ability to, or the manner in which it, operates, conducts, or exercises decision-making over its business or assets, including in each of the foregoing cases after giving effect to the Transactions if and to the extent necessary to obtain, prior to December 20, 2024, any governmental consents necessary or advisable to be obtained from any governmental authority in order to consummate the Contribution, the Merger, or any of the other Transactions.

We cannot assure you that an antitrust law, competition law or other regulatory challenge to the Transactions will not be made. If a challenge is made, we cannot predict the result. These filings and approvals are more fully described in “The Transaction Agreement—Government Approvals” beginning on page 180 of this combined proxy statement/prospectus.

Interests of TechTarget’s Directors and Executive Officers in the Transactions (see page 153)

TechTarget stockholders should be aware that TechTarget’s directors and executive officers have interests in the Transactions that are different from, or in addition to, the interests of TechTarget stockholders. These interests are described in “Interests of TechTarget’s Directors and Executive Officers in the Transactions” beginning on page 153 of this combined proxy statement/prospectus.

The TechTarget Board was aware of these interests and considered them, among other matters, in approving the Transaction Agreement and making its recommendation that the TechTarget stockholders adopt the Transaction Agreement.

Conditions to Closing (see page 173)

As more fully described in the Transaction Agreement, each party’s obligation to complete the Transactions is subject to the satisfaction or waiver of the following conditions:

•

consummation of the Informa Tech Digital Businesses Separation (it being understood that the achievement of any particular tax treatment in connection with the separation does not constitute a condition);

•	obtaining the Requisite Vote;

•

effectiveness under the Securities Act of the registration statement on Form S-4, of which this combined proxy statement/prospectus constitutes a part, and the absence of any stop order suspending the effectiveness of such registration statement or any proceeding initiated or threatened by the SEC to issue a stop order suspending the registration statement;

•

authorization for listing on Nasdaq (or such other U.S. national securities exchange as may be mutually agreed by the parties to the Transaction Agreement) of the shares of NewCo common stock to be issued in consideration of the Contribution and in connection the Merger, upon official notice of issuance;

•	the expiration or termination of any waiting period under the HSR Act applicable to the Transactions and receipt of any other mutually agreed required regulatory approvals; and

•	the absence of any law or order that restrains, enjoins, or otherwise prohibits consummation of the Contribution, the Merger or the other Transactions.

The obligation of TechTarget, CombineCo and Merger Sub to complete the Transactions is also subject to the satisfaction or waiver of the following conditions:

•

the accuracy of the representations and warranties of Informa, Informa HoldCo and Informa Intrepid in the Transaction Agreement, subject to the materiality and material adverse effect standards provided in the Transaction Agreement, with specified exceptions;

•

the performance in all material respects by each of Informa, Informa HoldCo and Informa Intrepid of its obligations contained in the Transaction Agreement required to be performed by it at or prior to the Closing;

•	the delivery by Informa to TechTarget of an officer’s certificate, certifying to the effect that the closing conditions described in the preceding two bullets have been satisfied;

•

the nonoccurrence since January 10, 2024 of any change, circumstance, development, or effect that, individually or in the aggregate, as of the Closing Date, has had or would reasonably be expected to have a material adverse effect on the Informa Tech Digital Businesses (as this term is described in the section “The Transaction Agreement—Representations and Warranties; Material Adverse Effect” beginning on page 171 of this combined proxy statement/prospectus); and

•	at least 30 days having passed since the occurrence of an Adjusted EBITDA Termination Event.

The obligation of Informa, Informa HoldCo and Informa Intrepid to complete the Transactions is also subject to the satisfaction or waiver of the following conditions:

•

the accuracy of the representations and warranties of TechTarget, CombineCo and Merger Sub in the Transaction Agreement, subject to the materiality and material adverse effect standards provided in the Transaction Agreement, with specified exceptions;

•	the performance in all material respects by TechTarget, CombineCo and Merger Sub of its obligations contained in the Transaction Agreement required to be performed by it at or prior to the Closing;

•	the delivery by TechTarget to Informa of an officer’s certificate certifying to the effect that the closing conditions described in the preceding two bullets have been satisfied; and

•

the nonoccurrence since January 10, 2024 of any change, circumstance, development, or effect that, individually or in the aggregate, as of the Closing Date has had or would reasonably be expected to have a material adverse effect on TechTarget and its subsidiaries (as this term is described in the section “The Transaction Agreement—Representations and Warranties; Material Adverse Effect” beginning on page 171 of this combined proxy statement/prospectus).

If the Transactions are not completed for any reason, TechTarget stockholders will not receive any form of consideration for their shares of TechTarget common stock in connection with the Transactions. Instead, TechTarget will remain an independent publicly traded corporation and TechTarget common stock will continue to be listed and traded on Nasdaq.

We cannot provide any assurances as to when, or if, the conditions to the Transactions will be satisfied or, if applicable, waived, or that the Transactions will be completed.

Litigation Relating to the Transactions (see page 182)

TechTarget has agreed to promptly notify Informa of, and give Informa the opportunity to participate in, but not control, the defense and settlement of, any stockholder litigation against TechTarget or its directors or officers relating to the Transactions. TechTarget has agreed to (i) keep Informa reasonably apprised on a prompt basis of proposed strategy and other significant decisions with respect to any such litigation (and Informa may offer comments or suggestions with respect to such litigation, which TechTarget will consider in good faith) and (ii) not settle or offer, compromise or agree to settle or compromise, or take any other action to settle, compromise or moot, any such litigation without Informa’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

TechTarget Non-Solicitation; TechTarget’s Ability to Change Recommendation and Terminate the Transaction Agreement (see page 182)

As more fully described in this combined proxy statement/prospectus and in the Transaction Agreement, under the Transaction Agreement, neither TechTarget nor any of its subsidiaries nor any of their Representatives shall, directly or indirectly, among other things, (i) initiate, solicit, knowingly encourage or otherwise knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal (as defined below); (ii) engage or otherwise participate in any discussions or negotiations relating to any Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal; (iii) provide any information or data to any Person in connection with any Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal; or (iv) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal.

However, any time prior to, but not after, obtaining the TechTarget stockholder adoption of the Transaction Agreement, TechTarget is permitted to engage with a third party that makes an unsolicited Acquisition Proposal, only if the TechTarget Board determines in good faith, after consultation with outside legal counsel, that (i) failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law and (ii) based on the information then available and after consultation with outside legal counsel and a financial advisor of nationally recognized reputation, such Acquisition Proposal either constitutes a Superior Proposal (as defined in “The Transaction Agreement—TechTarget Non-Solicitation; TechTarget’s Ability to Change Recommendation and Terminate the Transaction Agreement”) or could reasonably be expected to result in a Superior Proposal.

In response to a Superior Proposal, TechTarget may terminate the Transaction Agreement (and concurrently enter into a definitive agreement with respect to such Superior Proposal and pay the Termination Fee) if the TechTarget Board determines in good faith, after consultation with outside counsel and a financial advisor of nationally recognized reputation, that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law. The TechTarget Board may also change its recommendation that TechTarget’s stockholders adopt the Transaction Agreement if the TechTarget Board determines in good faith, after consultation with outside counsel and a financial advisor of nationally recognized reputation, that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law. In such event, Informa would have the right to terminate the Transaction Agreement and receive the Termination Fee. Prior to termination of the Transaction Agreement or the TechTarget Board changing its recommendation, TechTarget is required to give Informa a 5 business day window to improve the terms of the transaction to obviate the need for the TechTarget Board’s action, with any material change to the terms of a competing proposal triggering a new 3-business day matching window.

For more information regarding the limitations on TechTarget and the TechTarget Board to consider other proposals, see “The Transaction Agreement—TechTarget Non-Solicitation; TechTarget’s Ability to Change Recommendation and Terminate the Transaction Agreement” beginning on page 182 of this combined proxy statement/prospectus.

The Transaction Agreement may be Terminated and a Termination Fee may be Payable by TechTarget (see page 190)

The Transaction Agreement may be terminated at any time prior to the Closing in any of the following ways:

•	by mutual written agreement of Informa and TechTarget;

•	by either Informa or TechTarget upon notice to the other if:

•

the Contribution and the Merger has not been completed on or before 11:59 p.m. (New York City time) on December 20, 2024 (the “Termination Date”), unless the party seeking to terminate has breached in any material respect its obligations under the Transaction Agreement in any manner that shall have proximately contributed to the failure of the Transactions to be consummated;

•	the Requisite Vote shall not have been obtained at the TechTarget Stockholders Meeting;

•

any law or governmental order enacted, issued, promulgated, enforced, or entered by a governmental authority of a competent jurisdiction permanently restraining, enjoining, or otherwise prohibiting consummation of the Transactions shall become final and non-appealable, unless the party seeking to terminate has breached in any material respect its obligations under the Transaction Agreement in any manner that shall have proximately contributed to the failure of the Transactions to be consummated;

•	the other party breaches its representations, warranties or covenants and such breach results in the failure of a closing condition and remains uncured for 30 days following notice of such breach;

•	by TechTarget upon notice to Informa if:

•

at any time prior to the Requisite Vote being obtained, the TechTarget Board authorizes TechTarget to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal and TechTarget pays the Termination Fee;

•	the Adjusted EBITDA Cash Increase Amount is greater than $35 million, and TechTarget terminates on or prior to the 30th day following the certification of such amount;

•	Informa has not delivered the Required Informa Tech Digital Businesses Financial Statements on or prior to August 9, 2024, and TechTarget terminates on or prior to August 20, 2024; or

•	by Informa upon notice to TechTarget if the TechTarget Board makes a TechTarget Change in Recommendation.

TechTarget would be obligated to pay Informa the Termination Fee if the Transaction Agreement were terminated:

•	by Informa due to a TechTarget Change in Recommendation;

•	by either party due to the Requisite Vote having not been obtained at a time when Informa had a right to terminate the Transaction Agreement due to a TechTarget Change in Recommendation; or

•	by TechTarget in connection with a Superior Proposal.

In addition, if (i) the Transaction Agreement were terminated (A) by Informa or TechTarget in connection with reaching the Termination Date or not obtaining the Requisite Vote or (B) by Informa based on a TechTarget breach of covenant, (ii) prior to such termination, but after the date of the Transaction Agreement, a bona fide competing Acquisition Proposal was publicly made to TechTarget or was made directly to TechTarget’s stockholders generally or, in the case of termination by Informa based on a TechTarget breach of covenant, an Acquisition Proposal was made to the TechTarget Board, (iii) in the case of a termination in connection with reaching the Termination Date, the closing conditions relating to no prohibiting law or order and obtaining government consents have been satisfied, and (iv) within 12 months after the date of termination, TechTarget consummates or enters into a definitive agreement to effect a competing Acquisition Proposal, then TechTarget shall pay the Termination Fee. The amount of the Termination Fee would be $40,000,000.

If the Transaction Agreement is terminated in accordance with its terms, it will become void and of no effect, without liability of any party to the Transaction Agreement (or any subsidiary of such party or any former, current or future stockholder, director, officer, employee, agent, consultant or other representative of such party or any of its subsidiaries) to any other party to the Transaction Agreement; provided that (i) certain customary provisions will survive such termination and (ii) no party will be relieved from any liabilities or damages for any intentional breach of the Transaction Agreement prior to such termination.

The Transaction Agreement provides that where payment of the Termination Fee by TechTarget is required under the Transaction Agreement, upon such payment, the payment of the Termination Fee (and, if applicable, costs and expenses incurred to collect the Termination Fee, and interest thereon) in accordance with the Transaction Agreement will be the exclusive monetary remedy of Informa, Informa HoldCo and Informa Intrepid and their respective affiliates against TechTarget or any of its subsidiaries or any of their respective former, current, or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, affiliates, or assignees, for all damages suffered as a result of a breach or failure to perform under the Transaction Agreement (whether at law, in equity, in contract, in tort, or otherwise), and upon payment of such amount, none of TechTarget or any of its subsidiaries or any of their respective former, current, or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, affiliates, or assignees shall have any further liability or obligation relating to or arising out of the Transaction Agreement (whether at law, in equity, in contract, in tort or otherwise) other than certain specified agreements regarding access, consultation and confidentiality.

Specific Performance (see page 192)

Under the Transaction Agreement, each party to the Transaction Agreement is entitled to specific performance or an injunction (in addition to any other remedy to which they are entitled at law or in equity) in the event of a breach or threatened breach of the Transaction Agreement.

NewCo Common Stock Anticipated to be Listed on Nasdaq; TechTarget Common Stock to be Delisted and Deregistered if the Transactions are Completed (see page 146)

The parties anticipate that shares of NewCo common stock will be listed on Nasdaq under the symbol “TTGT.” If the Transactions are completed, TechTarget common stock will no longer be listed on Nasdaq and will be deregistered under the Exchange Act.

Treatment of TechTarget Convertible Notes (see page 193)

Immediately following consummation of the Transactions, the TechTarget convertible notes will become convertible into Merger Consideration for each share of TechTarget common stock into which the TechTarget convertible notes were convertible immediately prior to the consummation of the Transactions. In connection with the Transactions, TechTarget, NewCo and the trustee under the indentures governing the TechTarget convertible notes are expected to enter into a supplemental indenture (to be effective upon the completion of the Transactions) pursuant to which, among other things, NewCo will be added as a co-issuer of the TechTarget convertible notes and assume, as co-obligor, jointly and severally with TechTarget, the obligations of TechTarget under the TechTarget convertible notes and each indenture governing the TechTarget convertible notes.

TechTarget and NewCo will take all actions that may be required in accordance with, and subject to the terms of, each indenture governing the TechTarget convertible notes as a result of the execution and delivery of the Transaction Agreement, the Merger or any of the other transactions contemplated by the Transaction Agreement.

Informa will hold 57% of the Outstanding Shares of NewCo on a Fully Diluted Basis as of the Closing (see page 166)

As of the Closing, Informa will hold 57% of the outstanding shares of NewCo common stock (on a fully diluted basis, but without taking into account shares which may be issued upon the conversion (if any) of the TechTarget convertible notes or shares reserved for future grants pursuant to certain NewCo equity incentive plans) and former TechTarget stockholders will hold the remaining outstanding shares of NewCo common stock.

The Holders of NewCo Common Stock will have Rights that Differ in Certain Respects from the Rights of TechTarget’s Stockholders (see page 235)

TechTarget’s stockholders, whose rights are currently governed by the fourth amended and restated certificate of incorporation of TechTarget, the amended and restated bylaws of TechTarget, and Delaware law, will, upon completion of the Transactions, become stockholders of NewCo and after that their rights will be governed by the NewCo Charter, the NewCo Bylaws, the Stockholders Agreement and Delaware law. Those rights as NewCo stockholders are different from the rights TechTarget’s stockholders currently have because the governing documents of TechTarget and NewCo materially differ in various respects. These differences are described in detail in the section titled “Comparison of Stockholder Rights and Corporate Governance Matters” beginning on page 235 of this combined proxy statement/prospectus.

The Transactions and the Performance of NewCo are Subject to Various Risks (see page 52)

There are various risks relating to the Transactions and to the Informa Tech Digital Businesses, TechTarget and NewCo. See “Risk Factors” beginning on page 52 of this combined proxy statement/prospectus for a discussion of these and other risks and see also the information contained in TechTarget’s periodic reports, which are attached as Annexes P, Q, R, S, T, U, V, W and X and incorporated into this combined proxy statement/prospectus.

These risk factors include, but are not limited to, the following:

Risks Related to the Transactions

•

The Transactions may not be completed on the terms or timeline currently contemplated, or at all, and failure to complete the Transactions may result in material adverse consequences to TechTarget’s business and operations.

•

Each of TechTarget and the Informa Tech Digital Businesses will be subject to business uncertainties and contractual restrictions while the Transactions are pending that could adversely affect either or both of them.

•

The Transaction Agreement contains provisions that limit TechTarget’s ability to pursue alternatives to the Transactions, could discourage a potential competing acquiror of TechTarget from making a favorable alternative transaction proposal and, in certain circumstances, could require TechTarget to pay Informa a termination fee of $40 million.

•	Some of the directors and executive officers of TechTarget have interests in the Transactions that are different from, or in addition to, those of TechTarget’s stockholders generally.

•

NewCo’s actual financial performance after the Closing may differ materially from the performance reflected in the unaudited pro forma condensed combined financial information included in this combined proxy statement/prospectus.

•	The financial forecasts are based on various assumptions that may not be realized.

Risks Related to the Business of NewCo following the Transactions

•	Failure of the parties successfully to implement and operate under the Data Sharing Agreement between NewCo and Informa could impact the potential benefits of the Transactions.

•

The integration of TechTarget and the Informa Tech Digital Businesses following the Closing will present challenges that may prevent NewCo from realizing all the anticipated benefits of the Transactions.

•	Informa could engage in business and other activities that compete with NewCo.

•	The corporate opportunity provisions in the NewCo Charter and the Stockholders Agreement may enable Informa to benefit from corporate opportunities that might otherwise be available to NewCo.

•

Because NewCo will depend on its ability to generate revenues from the sale and support of purchase intent driven advertising campaigns, material reductions in advertising spending will likely have an adverse effect on its revenues and operating results.

•

Because most of NewCo’s customers will be in the enterprise technology industry, its revenues will be subject to characteristics of the enterprise technology industry that can affect advertising spending by B2B technology companies.

•	NewCo’s future growth will depend in large part on continued increases in sales of data-driven products and services.

•

If NewCo is unable to deliver content and services that attract and retain a critical mass of members and users, its ability to attract customers may be affected, which could in turn have an adverse effect on its revenues.

•

NewCo will depend on internet search engines to attract a significant portion of the visitors to its websites. If NewCo’s websites were to become listed less prominently in search results due to changes in the search engines’ algorithms or otherwise, its business and operating results could be materially harmed.

•	There are a number of risks associated with NewCo’s international operations, as well as the expansion of those operations, that could adversely affect NewCo business.

•

Competition for customers’ marketing and advertising spending is intense, and NewCo may not compete successfully, which could result in a material reduction in its market share, the number of its customers and its revenues.

•

NewCo may experience competition from other companies with technologies and data to deliver B2B market insight and market access, and competing products and services could provide greater appeal to customers.

Risks Related to the Informa Tech Digital Businesses

•

The Informa Group only recently acquired certain of the businesses that constitute the Informa Tech Digital Businesses. The failure to successfully execute and integrate acquisitions and the different products and services associated with such acquisitions could negatively impact the financial condition and results of operations of the Informa Tech Digital Businesses.

•

During the preparation of the Informa Tech Digital Businesses’ financial statements for this combined proxy statement/prospectus, material weaknesses were identified in its internal control over financial reporting. Failure to establish and maintain effective internal control over financial reporting in accordance with the Sarbanes-Oxley Act and remediate these material weaknesses could have an adverse effect on the Informa Tech Digital Businesses’ business and results of operation.

Risks Related to the Ownership of NewCo Common Stock

•	Following the completion of the Transactions, NewCo will be controlled by Informa. The interests of Informa may differ from the interests of other stockholders of NewCo.

•

The shares of NewCo common stock to be received by TechTarget’s stockholders as a result of the Transactions will have different rights from the shares of TechTarget common stock that those holders currently own.

•	No trading market currently exists for NewCo common stock.

•	Following the completion of the Transactions, Informa will have the right to purchase additional securities of NewCo, which could have a negative impact on NewCo’s stock price.

•	The benefits and synergies attributable to the Transactions may vary from expectations, which may negatively affect the market price of shares of NewCo common stock.

Post-Transactions Governance and Management (see page 235)

Following the completion of the Merger, Informa will control a majority of the voting power of the outstanding common stock of NewCo. The Stockholders Agreement will provide that for so long as Informa beneficially owns more than 50% of the outstanding shares of NewCo common stock, to the extent permitted by applicable law, unless otherwise agreed to in writing by Informa HoldCo, NewCo will avail itself of certain available “Controlled Company” exemptions to the corporate governance listing standards of the Exchange (in whole or in part, as requested by Informa HoldCo) that would otherwise require, among other things, NewCo to have a majority of the board of directors consist of independent directors and an independent compensation committee. These corporate governance issues are discussed in the section titled “Comparison of Stockholder Rights and Corporate Governance Matters” beginning on page 235 of this combined proxy statement/prospectus.

The Transaction Agreement provides that immediately following the Closing, the NewCo Board will be constituted in the manner set forth in the Stockholders Agreement and will consist of nine directors; five directors designated by Informa HoldCo (sometimes referred to as the “Informa Directors”), one of whom will be the non-executive chair of the Board; three directors designated by TechTarget; and the Chief Executive Officer of NewCo immediately following the Closing. Mary McDowell will serve as the initial non-executive chair of the Board following the Closing. For additional information regarding the new directors of NewCo, please see “Directors of NewCo” on page 330 of this combined proxy statement/prospectus.

The Stockholders Agreement will provide that Gary Nugent, current Chief Executive Officer of the Informa Tech division, will serve as the initial Chief Executive Officer of NewCo following the Closing. For additional information regarding the new executive officers of NewCo, please see “NewCo Executive Officers” beginning on page 337 of this combined proxy statement/prospectus.

Mr. Nugent is expected to enter into an employment letter agreement with Informa Support Services, Inc., a subsidiary of Informa (“ISSI”), prior to the Closing (the “Nugent Employment Agreement”). To effect his assumption of the role of Chief Executive Officer of NewCo from and after the Closing, Mr. Nugent is expected to enter into a Secondment Agreement with NewCo and ISSI on the Closing Date (the “Nugent Secondment Agreement”), pursuant to which he will be seconded to NewCo by ISSI effective as of the Closing. For additional information regarding the Nugent Employment Agreement and the Nugent Secondment Agreement, please see “NewCo Executive and Director Compensation” beginning on page 339 of this combined proxy statement/prospectus.

Stockholders Agreement (see page 194)

At the Closing, Informa, Informa HoldCo and NewCo will enter into the Stockholders Agreement, which sets forth, among other things:

Corporate Governance

Board Composition

Effective as of the Closing, the NewCo Board will initially consist of nine members, of which:

•

Four will be designated by Informa HoldCo, of whom at least one must not be an executive officer or employee of any Informa Group member and must otherwise qualify as an Independent Director and must meet the requirements under the Exchange Act and the Exchange requirements for membership on the Audit Committee;

•	One will be the Chief Executive Officer of NewCo;

•

One will be the non-executive chair of the Board, who will be selected by Informa HoldCo, but the designated person may not be a director, executive officer or employee of any Informa Group company and must otherwise qualify as an Independent Director; and

•

Three will be designated by TechTarget, two of whom must qualify as Independent Directors and must meet the requirements under the Exchange Act and the Exchange requirements for membership on the Audit Committee and at least one of whom must qualify as an “audit committee financial expert” having the attributes specified in Item 407(d)(5)(ii) of Regulation S-K.

Following the Closing, the number of directors on the NewCo Board who will be designated by Informa HoldCo will be as follows:

•

Before the Fourth Trigger Date, a number of the total authorized number of directors on the NewCo Board as of such time that is proportionate to the Informa Group’s beneficial ownership of outstanding shares of NewCo common stock at such time (rounded to the nearest whole person); provided that Informa HoldCo will have the right to designate at least a majority of the directors on the NewCo Board until the First Trigger Date, at least one of whom must not be an executive officer or employee of any Informa Group member, must otherwise qualify as an Independent Director and must meet the requirements under the Exchange Act and the Exchange requirements for membership on the Audit Committee; and

•	Following the Fourth Trigger Date, Informa HoldCo will not have the right to designate any directors to the NewCo Board.

Following the Closing, in the event of a vacancy on the NewCo Board caused by the death, resignation, retirement, disqualification, removal from office or other cause of any director who was not designated by Informa HoldCo, the Nominating Committee of the NewCo Board will have the sole right to fill such vacancy or designate a person for nomination for election to the NewCo Board to fill such vacancy in accordance with applicable law. However, until the Third Trigger Date, (x) the then-current Chief Executive Officer of NewCo must be included for nomination at any annual or special meeting of NewCo at which directors are elected as a non-Informa designee and (y) at least two non-Informa designees must qualify as NewCo Independent Directors (as defined in “Certain Agreements Related to the Transactions—Stockholders Agreement”) and as Independent Directors, and one of such designees must also be an “audit committee financial expert” under Item 407(d)(5)(ii) of Regulation S-K. The NewCo Board must at all times include at least three Independent Directors, who meet applicable requirements for membership on the Audit Committee.

Chair

Until the Second Trigger Date, Informa HoldCo will have the right to nominate a member of the NewCo Board as the chair of the NewCo Board and the NewCo Board will take all actions necessary to cause such person to become chair of the NewCo Board.

Lead Independent Director

Until the Second Trigger Date, if at any time the chair of the NewCo Board is an Informa Director who is not an Independent Director, the Nominating Committee may nominate an Independent Director to be the “lead independent director” (the “Lead Independent Director”). If at any time before the Second Trigger Date the chair of the NewCo Board is a non-Informa designee who is not an Independent Director, Informa will have the right to nominate an Independent Director to be the Lead Independent Director. In either case, NewCo will take all actions necessary to cause the NewCo Board to appoint and (if necessary) remove and replace the Lead Independent Director to give effect to the foregoing arrangements.

Chief Executive Officer

The Stockholders Agreement will provide that, as of the Closing, the initial Chief Executive Officer of NewCo will be Gary Nugent.

Committees

The NewCo Board will have the following standing committees: an Audit Committee, a Nominating Committee, a Compensation Committee and such other committees as determined by the NewCo Board or as required to comply with the Exchange Act and the Exchange corporate governance listing standards.

The Audit Committee will consist of not less than three directors, all of whom must (i) be Independent Directors and (ii) meet all other requirements of the Exchange Act and the Exchange listing rules for membership on the Audit Committee. Until the Third Trigger Date, Informa HoldCo will be entitled to designate at least one member of the Audit Committee who meets the foregoing requirements. The Nominating Committee will consist of not less than three directors, a majority of whom shall be NewCo Independent Directors who are not Informa Directors. The Compensation Committee will consist of directors who meet all requirements of the Exchange Act and the Exchange corporate governance listing standards for membership on the Compensation Committee. Until the Third Trigger Date, Informa HoldCo will be entitled to designate which Informa Directors will serve on the Compensation Committee. In addition, the NewCo Board will establish an ad-hoc RPT Committee (as further described under “Certain Agreements Related to the Transactions—Stockholder Agreement—Related Party Transactions” beginning on page 199 of this combined proxy statement/prospectus) from time to time when required by the Stockholders Agreement.

Until the Third Trigger Date, the number of Informa HoldCo designated directors on each committee and subcommittee of the NewCo Board (other than the Audit Committee, Nominating Committee and any RPT

Committee constituted pursuant to the Related Party Transactions Policy) at any time will be proportionate to the Informa Group’s beneficial ownership of outstanding shares of NewCo common stock at such time, rounded up to the nearest whole person. Informa HoldCo will have the right to designate which of the Informa HoldCo designated directors will serve on each such other committee and subcommittee until the Third Trigger Date. Prior to the Second Trigger Date, Informa HoldCo will also have the right to designate the chair of each such other committee and subcommittee.

Quorum

Until the Third Trigger Date, a quorum for a meeting of the NewCo Board will require the attendance in person, telephonically, or in any other manner permitted by applicable law, of at least one Informa Director. Notwithstanding the foregoing, if a meeting of the NewCo Board, of which at least five business days’ advance notice was given to each member of the NewCo Board, is adjourned due to a lack of a quorum, and the sole reason for such lack was the failure of at least one Informa Director to be present, then, if the reconvened meeting is held at least five business days (or two business days in the event of exigent circumstances that have expressly been communicated in the notice given to each member of the NewCo Board calling the meeting) after the meeting at which a quorum was not present, then at such reconvened meeting there will not be a lack of a quorum solely as a result of at least one Informa Director not being present. However, no business may be conducted at any such meeting that was not clearly and specifically identified in each applicable notice of meeting.

Consent Rights

Informa will have the right to consent to certain material actions of NewCo and its subsidiaries for so long as it maintains certain ownership percentages, including over certain mergers and acquisitions, sales of assets, the declaration and payment of dividends, the incurrence of indebtedness, issuances of securities and the termination of the employment or the appointment of a new Chief Executive Officer of NewCo. In most instances, these consent rights terminate on the Second Trigger Date and these consent rights would terminate completely following the Third Trigger Date.

Related Party Transactions

Until the Third Trigger Date, the Related Party Transactions Policy requires approval of an RPT Committee for, among other things and subject to certain exceptions: (i) any Related Party Transaction involving a payment above certain dollar thresholds, (ii) any material amendments to, or material modifications or terminations (other than as a result of expiration or non-renewal) of, or material waivers, material consents or material elections, under any previously approved Related Party Transaction (including Related Party Transactions contemplated by the Transaction Documents), (iii) any Related Party Transaction for which a member of the Informa Group or any of its subsidiaries requests approval from an RPT Committee, (iv) any matter under the Stockholders Agreement which expressly requires approval from an RPT Committee (including material amendments of, or waivers of NewCo’s rights under, the Stockholders Agreement) and (v) any Related Party Transaction that is otherwise material.

The RPT Committee is an ad-hoc committee formed by the NewCo Board from time to time consisting of at least three directors of NewCo, all of which are Independent Directors and all but one of which are NewCo Independent Directors who also are non-Informa designees and the membership on the RPT committee of such NewCo Independent Directors is approved by a majority of the Independent Directors.

Corporate Opportunity

Informa, Informa HoldCo and CombineCo have agreed that, in recognition and anticipation that (i) NewCo will not be a wholly owned subsidiary of Informa and that Informa will be a significant stockholder of NewCo,

(ii) directors, officers or employees of Informa may serve as directors or officers of NewCo, (iii) subject to any contractual arrangements that may otherwise from time to time be agreed to between Informa and NewCo (including the Stockholders Agreement), Informa may engage in the same, similar or related lines of business as those in which NewCo, directly or indirectly, may engage or other business activities that overlap with or compete with those in which NewCo, directly or indirectly, may engage, (iv) Informa may have an interest in the same areas of corporate opportunity as NewCo, and (v) as a consequence of the foregoing, it is in the best interests of NewCo that the respective rights and duties of NewCo and of Informa, and the duties of any directors or officers of NewCo who are also directors, officers or employees of Informa, be determined and delineated in respect of any transactions between, or opportunities that may be suitable for both, NewCo, on the one hand, and Informa, on the other hand, the Stockholders Agreement will to the fullest extent permitted by applicable law regulate and define the conduct of certain of the business and affairs of NewCo in relation to Informa and the conduct of certain affairs of NewCo as they may involve Informa and its directors, officers or employees, and the power, rights, duties and liabilities of NewCo and its officers, directors and stockholders in connection therewith.

The Stockholders Agreement provides that, except as otherwise set forth in the Stockholders Agreement or agreed in writing by NewCo and Informa, no agreement pursuant to which NewCo, on the one hand, and Informa, on the other hand, agree to engage in transactions of any kind or nature with each other or agree to compete, or to refrain from competing or to limit or restrict their competition, with each other, including to allocate and to cause their respective directors, officers or employees (including any who are directors, officers or employees of both) to allocate opportunities between or to refer opportunities to each other, or the performance thereof by NewCo or Informa will, to the fullest extent permitted by applicable law, be considered contrary to (i) any fiduciary duty that Informa may owe to NewCo or to any stockholder or other owner of an equity interest in NewCo by reason of Informa being a controlling or significant stockholder of NewCo or participating in the control of NewCo or (ii) any fiduciary duty owed by any director or officer of NewCo who is also a director, officer or employee of Informa to NewCo, or to any stockholder thereof. Subject to the corporate opportunities provision described below, to the fullest extent permitted by applicable law, Informa, as a stockholder of NewCo, or as a participant in control of NewCo, will not have or be under any fiduciary duty to refrain from entering into any agreement or participating in any transaction referred to above, and no director or officer of NewCo who is also a director, officer or employee of Informa will have or be under any fiduciary duty to NewCo to refrain from acting on behalf of NewCo or of Informa in respect of any such agreement or transaction or performing any such agreement in accordance with its terms.

Informa, Informa HoldCo and NewCo have agreed that, except as otherwise set forth in the Stockholders Agreement or otherwise agreed in writing between NewCo and Informa, and subject to the corporate opportunities provisions described below, Informa will, to the fullest extent permitted by applicable law, have no duty to refrain from (i) engaging in the same or similar activities or lines of business as NewCo or (ii) doing business with any client, customer or vendor of NewCo, and (subject to the corporate opportunities provisions described below) neither Informa nor any officer, director or employee thereof shall, to the fullest extent permitted by applicable law, be deemed to have breached its fiduciary duties, if any, to NewCo solely by reason of Informa’s engaging in any such activity. Subject to the corporate opportunities provisions described below, except as otherwise agreed in writing between NewCo and Informa, in the event that Informa acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both NewCo and Informa, Informa will, to the fullest extent permitted by applicable law, not be liable to NewCo or its stockholders for breach of any fiduciary duty as a stockholder of NewCo by reason of the fact that Informa acquires or seeks such corporate opportunity for itself, directs such corporate opportunity to another person or entity, or otherwise does not communicate information regarding such corporate opportunity to NewCo, and NewCo to the fullest extent permitted by applicable law renounces any interest or expectancy in such business opportunity and waives any claim that such business opportunity constituted a corporate opportunity that should have been presented to NewCo.

The Stockholders Agreement further provides that, except as otherwise agreed in writing between NewCo and Informa, in the event that a director or officer of NewCo who is also a director, officer or employee of Informa acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both NewCo and Informa, such director or officer will to the fullest extent permitted by applicable law have fully satisfied and fulfilled his or her fiduciary duty with respect to such corporate opportunity, and NewCo to the fullest extent permitted by applicable law renounces any interest or expectancy in such business opportunity and waives any claim that such business opportunity constituted a corporate opportunity that should have been presented to NewCo, if such director or officer acts in a manner consistent with the following policy:

•

such a corporate opportunity offered to any individual who is a director but not an officer or employee of NewCo and who is also a director, officer or employee of Informa will belong to NewCo only if such opportunity is expressly offered to such person solely in his or her capacity as a director of NewCo and otherwise will belong to Informa; and

•

such a corporate opportunity offered to any individual who is an officer or employee of NewCo and also is a director, officer or employee of Informa will belong to NewCo unless such opportunity is expressly offered to such person in his or her capacity as a director, officer or employee of Informa, in which case such opportunity will belong to Informa.

For purposes of the corporate opportunities provision in the Stockholders Agreement and the summary thereof in the preceding paragraphs, (i) “corporate opportunities” include business opportunities that NewCo is financially able to undertake, which are, from their nature, in the line of NewCo’s business, are of practical advantage to it and are ones in which NewCo, but for the provisions summarized above, would have an interest or a reasonable expectancy, (ii) “Informa” means Informa and each of its subsidiaries (other than NewCo and its subsidiaries) and (iii) “NewCo” means NewCo and each of its subsidiaries.

Under the NewCo Charter, any person or entity purchasing or otherwise acquiring or holding any interest in the shares of capital stock of NewCo shall be deemed to have notice of and consented to the foregoing.

Restrictions on Transfers and Acquisitions

Lockup

For two years following the Closing Date (unless the Third Trigger Date has occurred before that date), the Informa Group will be prohibited from transferring any shares of NewCo common stock to any person, business or entity that is not a controlled affiliate of Informa Group, unless approved by the RPT Committee.

Competitors

Until the Third Trigger Date, Informa may not transfer any shares of NewCo common stock to any person who is engaged in any Competitive Business, unless (i) approved by an RPT Committee, (ii) in a transaction in which the transferee acquires all of the outstanding equity securities of NewCo, or (iii) the portion of such person’s revenues that is attributable to a Competitive Business is reasonably believed by Informa, after due inquiry of such person, to be less than 25% of NewCo’s revenues (based on, in the case of NewCo, NewCo’s latest annual consolidated financial statements prior to such transfer).

Standstill

For two years following the Closing Date, subject to certain exceptions, the Informa Group may not directly or indirectly, in any manner, effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or otherwise participate in or knowingly encourage (i) any acquisition by a Person of NewCo common stock (including in derivative form) or any tender or exchange offer, merger, consolidation, business combination, conversion, transfer, domestication, or other similar transaction involving NewCo or any other member of the TechTarget Group that would result in Informa’s ownership of NewCo being greater than that on the Closing Date, (ii) any financing of the acquisition by a Person other than NewCo of any shares of NewCo common stock or any security convertible into such shares, (iii) any recapitalization, restructuring, liquidation, dissolution or change of control transaction, or (iv) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC) to vote any shares of NewCo common stock or any consent solicitation or stockholder proposal. During such period the Informa Group is also prohibited from (i) forming, joining or in any way participating in “a group” (as defined under the Exchange Act) with respect to NewCo or enter into any voting agreement or otherwise act in concert with any Person or group in respect of any shares of NewCo common stock, (ii) except in accordance with the Stockholders Agreement, otherwise act, alone or in concert with others, to seek representation on the NewCo Board; (iii) take any action which would or would reasonably be expected to cause NewCo to make a public announcement under applicable law regarding any of the foregoing; or (vi) requesting that NewCo amend or waive any of the foregoing limitations.

Until the Fourth Trigger Date, subject to certain exceptions, the Informa Group may not directly or indirectly, in any manner, effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or otherwise participate in or knowingly encourage any acquisition of NewCo common stock (including in derivative form) or any tender or exchange offer, merger, consolidation, business combination, conversion, transfer, domestication or other similar transaction involving NewCo or any other member of the TechTarget Group that would result in the Informa’s ownership of NewCo being greater than 60%.

Buyout Transactions

For the two-year period following the Closing Date, any proposal by any member of the Informa Group to acquire in a transaction or series of related transactions reasonably expected to result in the acquisition of all of the outstanding shares of NewCo common stock held by stockholders (other than the Informa Group) must be (i) subject to review, evaluation and prior written approval of an RPT Committee and (ii) approved by a majority of the stockholders of NewCo (other than the Informa Group). Following the second anniversary of the Closing Date and until the Second Trigger Date, any proposal by any member of the Informa Group to acquire in a transaction or series of related transactions reasonably expected to result in the acquisition of all of the outstanding shares of NewCo common stock held by stockholders (other than the Informa Group) must be either (as elected by Informa HoldCo in its sole discretion) (i) subject to review, evaluation and prior written approval of an RPT Committee or (ii) approved by a majority of the stockholders of NewCo (other than the Informa Group).

Change of Control Transaction

Before the Second Trigger Date, Informa, subject to certain exceptions, will not, and will cause each member of the Informa Group not to, enter into any transaction or participate in any transaction that, directly or indirectly, provides for a change of control of NewCo if as a result of such transaction Informa or any of its affiliates would receive per share consideration in respect of its NewCo common stock in excess of the per share consideration to be received by the other holders of shares of NewCo common stock.

Additional NewCo Securities

Preemptive Rights and Percentage Maintenance Share

Until the Second Trigger Date, to the extent permitted under the Exchange rules and subject to certain exceptions, Informa HoldCo has the right to purchase up to its pro rata portion of any equity securities of NewCo that NewCo proposes to issue or sell; provided that, in the case of equity securities to be issued as consideration in any merger, consolidation, reorganization, conversion, joint venture, transfer, domestication or any other business combination, or any acquisition, Informa HoldCo only has the right to purchase a number of additional securities such that the Informa Group maintains its beneficial ownership percentage of NewCo common stock upon the consummation of such transactions (its “percentage maintenance share”). Following the Second Trigger Date and until the Third Trigger Date, to the extent permitted under the Exchange rules and subject to certain exceptions, Informa HoldCo has the right to purchase additional securities of NewCo up to its percentage maintenance share in connection with any issuance or sale thereof by NewCo.

Pre-Agreed Procedures

Informa HoldCo will have the right to purchase additional securities of NewCo under certain circumstances pursuant to certain pre-agreed prices and procedures as set forth in the Pre-Agreed Procedures (as defined in “Certain Agreements Related to the Transactions—Stockholders Agreement”), set forth in the Stockholders Agreement, without the need for the approval of an RPT Committee. These Pre-Agreed Procedures provide Informa the option (but not the obligation) to, among other things, (i) purchase additional securities of NewCo in connection with securities being issued as consideration in an acquisition transaction, or purchase securities of NewCo in a public offering of securities of NewCo securities, or other circumstances where NewCo securities are not being offered for cash by NewCo, in each case at pre-agreed prices without the need for the approval of an RPT Committee and (ii) purchase additional shares of NewCo common stock up to its percentage maintenance share in connection with the issuance of equity awards or securities of NewCo pursuant to any “at the market” program, on a quarterly basis and in accordance with the pre-agreed prices.

Financial Information

Until the Third Trigger Date, NewCo will be subject to financial reporting requirements to Informa. NewCo will also be required to cooperate with Informa in connection with the preparation of any filings made by Informa with any governmental authority or any securities exchange, including providing all information reasonably required by Informa to comply with its public reporting obligations.

Non-Compete

Until the Second Trigger Date, Informa will not, and will not permit any of the other members of the Informa Group to, acquire any Competitive Business in the world except (i) ownership by Informa or any of the other members of the Informa Group of less than an aggregate of 10% of the total equity ownership of an entity engaged in such Competitive Business and (ii) acquisitions by Informa or any of the other members of the Informa Group of any business or entity that is engaged in such Competitive Business so long as no more than 25% of such business or entity’s revenues (based on such business or entity’s latest annual consolidated financial statements prior to such acquisition) are attributable to such competing business; provided that Informa and the other members of the Informa Group may acquire a diversified business or entity having more than 25% of such business or entity’s revenues (based on such business or entity’s latest annual consolidated financial statements prior to such acquisition) attributable to such Competitive Business as long as Informa or the applicable member of the Informa Group divests the portion attributable to such Competitive Business in excess of such 25% threshold within 18 months following consummation of such acquisition. Notwithstanding the foregoing, in no event will the Stockholders Agreement restrict or limit Informa or any of the other members of the Informa Group from owning, managing or operating any business conducted by any of them on the date of the Stockholders Agreement and any other business that is directly related to any such business conducted by any member of the Informa Group on the date of the Stockholders Agreement.

Non-Solicit

The Stockholders Agreement provides that Informa and NewCo, until the Second Trigger Date, may not solicit the employment of, or employ, certain employees of the other without the prior written consent of the other, subject to certain exceptions.

Termination

The Stockholders Agreement will be effective as of the Closing Date and automatically terminates in the event the Informa Group no longer owns any outstanding shares of NewCo common stock.

A copy of the form of the Stockholders Agreement is attached to this combined proxy statement/prospectus as Annex E. For a more detailed summary of the Stockholders Agreement, see “Certain Agreements Related to the Transactions—Stockholders Agreement” beginning on page 194 of this combined proxy statement/prospectus.

Registration Rights Agreement (see page 204)

At the Closing, Informa HoldCo and NewCo will enter into the Registration Rights Agreement. The Registration Rights Agreement will grant Informa HoldCo certain market registration rights, including, demand registration rights and piggyback registration rights, with respect to its registrable securities, consisting of shares of NewCo common stock. NewCo will pay all out-of-pocket fees and expenses in connection with any registration pursuant to the Registration Rights Agreement, subject to certain exceptions and limitations.

A copy of the form of the Registration Rights Agreement is attached to this combined proxy statement/prospectus as Annex F. For a more detailed summary of the Registration Rights Agreement, see “Certain Agreements Related to the Transactions—Registration Rights Agreement” beginning on page 204 of this combined proxy statement/prospectus.

Tax Matters Agreement (see page 205)

At the Closing, NewCo, Informa, Informa USA, Inc., Informa Tech LLC, and Informa Intrepid will enter into the Tax Matters Agreement, which will govern the parties’ respective rights, responsibilities and obligations with respect to taxes of the parties and their respective Subsidiaries, including taxes arising in the ordinary course of business, and taxes, if any, incurred as a result of the Informa Tech Digital Businesses Reorganization (as defined below), the Transactions, and any failure of the Transactions or the Distribution (as defined below) to qualify for tax-free treatment for U.S. federal income tax purposes. The Tax Matters Agreement will also set forth the respective obligations of the parties with respect to the filing of tax returns, the allocation and utilization of tax attributes and benefits, tax elections, the administration of tax contests and assistance and cooperation on tax matters. The Tax Matters Agreement will also include covenants of NewCo and Informa, including covenants that govern certain payments that NewCo must make to Informa and covenants that contain restrictions on the activities of NewCo.

A copy of the form of the Tax Matters Agreement is attached to this combined proxy statement/prospectus as Annex G. For a more detailed summary of the Tax Matters Agreement, see “Certain Agreements Related to the Transactions—Tax Matters Agreement” beginning on page 205 of this combined proxy statement/prospectus.

Transition Services Agreements (see page 208)

Transition Services Agreement

Informa Group Limited (“IGL”) and NewCo will enter into the Transition Services Agreement on the Closing Date for the provision of certain transitionary services from IGL to NewCo, such as IT, accounting and financial, human resources, property, business support and other specified services.

A copy of the form of the Transition Services Agreement is attached to this combined proxy statement/prospectus as Annex H. For a more detailed summary of the Transition Services Agreement, see “Certain Agreements Related to the Transactions—Transition Services Agreement” beginning on page 208 of this combined proxy statement/prospectus.

Supplemental Transition Services Agreements

Informa and/or one of its Subsidiaries, as appropriate, will enter into STSAs with NewCo and/or its Subsidiaries, as appropriate and as required, to facilitate the arrangements summarized in “The Transaction Agreement—Employee Matters—Employee Transfers” beginning on page 184 of this combined proxy statement/prospectus.

A copy of the form of STSA for the United States is attached to this combined proxy statement/prospectus as Annex I and a copy of the form of STSA for jurisdictions outside of the United States is attached to this combined proxy statement/prospectus as Annex J. The final STSAs will be subject to changes that are necessary to reflect the agreed termination date, local legislation, customs, process or tax requirements.

Reverse Transition Services Agreements

IGL and NewCo will enter into the Reverse Transition Services Agreement on the Closing Date to govern the use and occupancy of certain identified desk spaces in NewCo facilities by IGL.

A copy of the form of the Reverse Transition Services Agreement is attached to this combined proxy statement/prospectus as Annex K. For a more detailed summary of the Reverse Transition Services Agreement, see “Certain Agreements Related to the Transactions—Reverse Transition Services Agreement” beginning on page 209 of this combined proxy statement/prospectus.

Data Sharing Agreement (see page 210)

Informa and NewCo will enter into the Data Sharing Agreement on the Closing Date in order to leverage their respective data sets and share certain personal data in furtherance of marketing-related purposes. The Data Sharing Agreement further sets forth the parties’ respective responsibilities for compliance when acting as Joint Controllers for purposes of Article 26 of GDPR.

A copy of the form of the Data Sharing Agreement is attached to this combined proxy statement/prospectus as Annex L. For a more detailed summary of the Data Sharing Agreement, see “Certain Agreements Related to the Transactions—Data Sharing Agreement” beginning on page 210 of this combined proxy statement/prospectus.

Brand License Agreement (see page 210)

IGL and NewCo will enter into the Brand License Agreement on the Closing Date pursuant to which Informa will grant to NewCo a non-exclusive and royalty-free license to use the word “INFORMA” in connection with the Data Sharing Agreement, as part of the complete phrase “an Informa Company” for certain “Agreed Use Cases” (as defined in the Data Sharing Agreement).

A copy of the form of the Brand License Agreement is attached to this combined proxy statement/prospectus as Annex M. For a more detailed summary of the Brand License Agreement, see “Certain Agreements Related to the Transactions—Brand License Agreement” beginning on page 209 of this combined proxy statement/prospectus.

Commercial Cooperation Agreement (see page 211)

Pursuant to the Transaction Agreement, CombineCo and Informa have negotiated certain key terms for a proposed commercial cooperation agreement (the “CCA Term Sheet”). At the Closing, NewCo and IGL will enter into a Commercial Cooperation Agreement on substantially the same terms set forth in the CCA Term Sheet. It is contemplated, based on the CCA Term Sheet, that NewCo and IGL will provide each other certain commercial services in substantially the same manner as provided by and between each of TechTarget, Informa Intrepid and IGL prior to the Closing. The commercial services are intended to include, without limitation, content support, media partnerships, speaking opportunities, hosting of analyst summits, advertising campaigns, and shared brand licensing.

For a more detailed summary of the Commercial Cooperation Agreement, see “Certain Agreements Related to the Transactions—Commercial Cooperation Agreement” beginning on page 211 of this combined proxy statement/prospectus.

Term Loan Credit Facility (see page 211)

Prior to but effective upon the Closing, TechTarget and CombineCo will use reasonable best efforts to enter into a New Debt Facility with commitments of at least $250,000,000 (the “New Facility Amount”) to be used (together with TechTarget’s and its Subsidiaries’ available cash on hand) to satisfy TechTarget’s obligations under TechTarget’s existing debt arrangements and for general working capital purposes. The New Debt Facility will be on terms and conditions reasonably acceptable to Informa (who will have the right to review and comment on drafts of the definitive documentation for the New Debt Facility, which comments TechTarget and CombineCo will seek to address in good faith).

TechTarget and CombineCo will use reasonable best efforts to provide that the New Debt Facility will not require the entry into deposit account control agreements in connection with the granting of any security interest thereunder. Informa and its Subsidiaries will reasonably cooperate with TechTarget’s and CombineCo’s efforts to obtain the New Debt Facility, including by (i) providing reasonable assistance in the preparation of customary marketing and syndication materials and cooperating with the marketing efforts for the New Debt Facility; (ii) participating as necessary in a reasonable number of customary meetings and presentations with prospective lenders and investors and in due diligence sessions, as applicable; (iii) reasonably cooperating with any financing sources or prospective financing sources and their respective agents’ due diligence, including providing access to documentation reasonably requested by any such Person, including information in connection with applicable “know your customer” and anti-money laundering laws; and (iv) taking such other actions that are reasonable and customary in connection with bank financing transactions generally.

On September 25, 2024, TechTarget entered into a best efforts commitment letter with Citizens Bank, N.A. (“Citizens”) relating to the New Debt Facility. Citizens will use its commercially reasonable best efforts to form a syndicate of lenders reasonably acceptable to TechTarget to provide revolving commitments of $250 million. The proceeds of the initial borrowing will be used (together with available cash on hand) to satisfy TechTarget’s obligations under TechTarget’s existing debt arrangements and to pay transaction fees and expenses in connection with the Transaction Agreement. TechTarget and CombineCo intend to enter into the definitive documentation for the New Debt Facility (the “Credit Agreement”) on or prior to the date of the closing of the Transactions (the “New Debt Facility Closing Date”). The Credit Agreement will have a five (5) year term, will not provide for scheduled amortization payments prior to its maturity date and will contain other customary terms and conditions. The effectiveness of the Credit Agreement shall be contingent upon, among other things, the successful syndication of the revolving commitments and the closing of the Transactions. In the event that, despite using their reasonable best efforts, TechTarget and CombineCo are unable to enter into the New Debt Facility at or prior to the Closing, then, at the Closing, Informa will provide a term loan credit facility to CombineCo with aggregate commitments equal to the New Facility Amount on certain specified terms and conditions.

For a more detailed summary of the Term Loan Credit Facility, see “Certain Agreements Related to the Transactions—Term Loan Credit Facility” beginning on page 211 of this combined proxy statement/prospectus.

Market Prices and Dividend Information; Comparative Per Share Information

TechTarget common stock is listed on Nasdaq and TechTarget’s trading symbol is “TTGT.”

The following table sets forth the closing prices for TechTarget common stock as reported on Nasdaq on January 10, 2024, the trading day prior to Informa’s and TechTarget’s announcement of their entry into the Transaction Agreement, and October 18, 2024, the most recent practicable trading day prior to the date of this combined proxy statement/prospectus.

TechTarget Closing Price
January 10, 2024	$35.27
October 18, 2024	$29.00

TechTarget has not historically paid dividends on its common stock.

We urge you to obtain current market quotations for TechTarget common stock. We cannot give any assurance as to the future prices or markets for TechTarget common stock.

Market price data for NewCo has not been presented because the NewCo common stock is not listed for trading on any exchange or automated quotation service.

Whether the board of directors of NewCo exercises its discretion to propose any dividends to holders of NewCo common stock in the future will depend on many factors, including NewCo’s financial condition, earnings, capital requirements of NewCo’s business, covenants associated with debt obligations, legal requirements, regulatory constraints, industry practice, capital allocation preferences and other factors that the board of directors of NewCo deems relevant. There can be no assurance that NewCo will pay a dividend on its common stock in the future. See “Description of NewCo Capital Stock—NewCo Common Stock—Dividend Rights” beginning on page 271 of this combined proxy statement/prospectus.

SELECTED HISTORICAL FINANCIAL DATA OF TECHTARGET

The selected historical consolidated financial data below as of and for the six months ended June 30, 2024 and 2023 has been derived from TechTarget unaudited consolidated condensed financial statements as of and for such periods, as contained in its Quarterly Report on Form 10-Q for the six months ended June 30, 2024, which is attached to this combined proxy statement/prospectus as Annex R. The selected historical consolidated financial data of TechTarget for each of the years ended December 31, 2023, 2022 and 2021, and as of December 31, 2023 and 2022 have been derived from TechTarget’s audited consolidated financial statements and related notes contained in its Annual Report on Form 10-K for the year ended December 31, 2023, which is attached to this combined proxy statement/prospectus as Annex P. The information set forth below is only a summary and is not necessarily indicative of the results of future operations of TechTarget or NewCo., and you should read the following information together with TechTarget’s audited consolidated financial statements, the related notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in TechTarget’s Annual Report on Form 10-K for the year ended December 31, 2023 and in TechTarget’s Quarterly Report on Form 10-Q for the six months ended June 30, 2024, which are attached to this combined proxy statement/prospectus as Annexes P and R, respectively.

	Six Months Ended June 30,		Year Ended December 31,
In thousands, except per share data	2024	2023	2023	2022	2021	2020	2019
	Unaudited	Unaudited
Statements of Income
Total revenue	$110,550	$115,543	$229,963	$297,488	$263,427	$148,376	$133,957
Operating income (loss)	(13,498)	965	(2,269)	56,693	34,354	22,821	22,739
Net income (loss)	(8,776)	4,320	4,461	41,609	949	17,068	16,875
Basic earnings (loss) per share:
Basic	$(0.31)	$0.15	$0.16	$1.41	$0.03	$0.61	$0.61
Diluted	(0.31)	0.15	0.16	1.30	0.03	0.61	0.60

	As of June 30, 2024	As of Year Ended December 31,
		2023	2022	2021	2020	2019
	Unaudited
Balance Sheets
Total assets	$717,148	$699,888	$764,717	$789,000	$456,568	$221,608
Total liabilities	480,338	476,961	547,243	566,243	254,062	68,657
Total equity	236,810	222,927	217,474	222,757	202,506	152,951

SELECTED HISTORICAL FINANCIAL DATA OF INFORMA TECH DIGITAL BUSINESSES

The following table sets forth selected historical combined financial information for the Informa Tech Digital Businesses as of the end of and for the periods indicated. The selected combined statements of income information for each of the years ended December 31, 2023, 2022 and 2021, and the selected combined balance sheet information as of December 31, 2023 and 2022, are derived from the Informa Tech Digital Businesses’ audited annual combined financial statements filed as part of this combined proxy statement/prospectus. The selected combined statements of income information for the six months ended June 30, 2024 and June 30, 2023, and the selected combined balance sheet information as of June 30, 2024, are derived from the Informa Tech Digital Businesses’ unaudited interim condensed combined financial statements filed as part of this combined proxy statement/prospectus. The historical results included in this combined financial data may not necessarily reflect the results of operations, financial position and cash flows of the Informa Tech Digital Businesses for future periods or what they would have been had the businesses been a separate, publicly traded company during the periods presented.

The Informa Tech Digital Businesses have historically operated as part of Informa and not as a separate, publicly traded company. The combined financial statements have been derived from Informa’s historical accounting records and are presented on a carve-out basis. Per share data has not been presented since the Informa Tech Digital Businesses were wholly owned by Informa during the periods presented.

The information set forth below is not necessarily indicative of future results and should be read together with the information contained in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Informa Tech Digital Businesses” beginning on page 304 of this combined proxy statement/prospectus and with the Informa Tech Digital Businesses Audited Financial Statements, which have been restated. The amounts in the “As Restated” columns are the updated amounts including the impacts of the errors identified. The restatement is described fully in Note 1. Business overview and basis of presentation in the Informa Tech Digital Businesses Audited Financial Statements.

	For the six months ended June 30,		For the fiscal year ended December 31,
(in thousands)	2024	2023	2023	2022	2021
			(As Restated)	(As Restated)
Combined Statements of Income Data:
Revenues	$122,278	$116,914	$252,049	$196,773	$138,889
Cost of revenues	(50,670)	(47,552)	(99,170)	(72,608)	(55,957)
Gross profit	71,608	69,362	152,879	124,165	82,932
Total operating expenses	120,454	114,648	188,204	125,943	67,051
Operating income (loss)	(48,846)	(45,286)	(35,325)	(1,778)	15,881
Net income (loss)	$(56,020)	$(50,854)	(52,280)	3,318	17,943
Combined balance sheets Data:
Cash and cash equivalents	8,136		10,789	7,142
Total assets	946,254		934,360	978,286
Total liabilities	1,018,017		971,778	981,252
Total equity	(71,763)		(37,418)	(2,966)

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following (i) selected Unaudited Pro Forma Condensed Combined Statement of Earnings Information of NewCo for the six months ended June 30, 2024 and for the year ended December 31, 2023, have been prepared to give effect to the Transactions as if the Closing had occurred on January 1, 2023 and (ii) selected Unaudited Pro Forma Condensed Combined Statement of Financial Position Information of NewCo as of June 30, 2024 has been prepared to give effect to the Transactions as if the Closing had occurred on June 30, 2024.

The following selected Unaudited Pro Forma Condensed Combined Financial Information is for illustrative and informational purposes only and is not necessarily indicative of the results that might have occurred had the Transactions taken place on January 1, 2023 for statements of operations purposes and is not intended to be a projection of future results. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section entitled “Risk Factors” beginning on page 52 of this combined proxy statement/prospectus. The following selected Unaudited Pro Forma Condensed Combined Financial Information should be read in conjunction with the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements” and related notes beginning on page 213 of this combined proxy statement/prospectus.

	For the Six Months Ended June 30, 2024	For the Year Ended December 31, 2023
	(In thousands except for per share data)	(In thousands except for per share data)
Pro Forma Condensed Combined Statement of Earnings:
Revenues	$232,828	$482,012
Cost of revenues	(88,796)	(168,109)
Income (loss) before income taxes	(77,719)	(196,223)
Loss attributable to the business	(72,867)	(191,539)
Basic loss per share	(1.04)	(2.74)
Diluted loss per share	(1.04)	(2.74)

	As of June 30, 2024
Pro Forma Condensed Combined Statement of Financial Position:
Total assets	$2,434,774
Total current liabilities	108,898
Total liabilities	494,296
Total equity	1,940,478

RISK FACTORS

TechTarget stockholders should carefully consider the following factors, in addition to those factors discussed elsewhere in this combined proxy statement/prospectus, before voting at the special meeting. You should also read and consider the risks associated with the TechTarget business because these risks will also affect NewCo. The risks associated with the TechTarget business can be found in “Risk Factors” in Part I of TechTarget’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, attached to this combined proxy statement/prospectus as Annex P.

Risks Related to the Transactions

The Transactions may not be completed on the terms or timeline currently contemplated, or at all, and failure to complete the Transactions may result in material adverse consequences to TechTarget’s business and operations.

The Transactions are subject to several closing conditions, including the adoption of the Transaction Agreement by TechTarget’s stockholders, the effectiveness of a registration statement relating to the registration of the issuance of the NewCo common stock in the Transactions, the approval of the listing of the NewCo common stock on the Exchange, the expiration or termination of any applicable waiting period under the HSR Act and the receipt of regulatory approvals in certain other jurisdictions. If any one of these conditions is not satisfied or waived, the Transactions may not be completed. There is no assurance that the Transactions will be completed on the terms or timeline currently contemplated, or at all. See the section titled “The Transaction Agreement—Conditions to Closing” beginning on page 173 of this combined proxy statement/prospectus for a more detailed discussion.

Under the Transaction Agreement, the parties’ obligations to complete the Transactions are conditioned on the expiration or termination of the applicable waiting period under the HSR Act. The applicable waiting period under the HSR Act expired on March 6, 2024 and therefore the closing condition to the Transactions with respect to required antitrust approvals has been satisfied. See “The Transaction Agreement—Government Approvals” beginning on page 180 of this combined proxy statement/prospectus.

If TechTarget’s stockholders do not adopt the Transaction Agreement or if the Transactions are not completed for any other reason, TechTarget would be subject to a number of risks, including the following:

•

TechTarget stockholders would not become stockholders of NewCo and therefore would not realize the anticipated benefits of the Transactions, including any anticipated synergies from combining NewCo and the Informa Tech Digital Businesses;

•

TechTarget may be required to pay the Termination Fee, which is $40,000,000, if the Transaction Agreement is terminated: (i) in connection with TechTarget’s entry into an agreement with respect to a Superior Proposal (as defined in the Transaction Agreement) prior to TechTarget receiving stockholder approval of the Transaction, (ii) by Informa upon a TechTarget Change in Recommendation or (iii) in certain circumstances following receipt of an Acquisition Proposal and a definitive agreement with respect to an Acquisition Proposal is entered into within 12 months following termination; and

•	the trading price of TechTarget common stock may experience increased volatility to the extent that the current market prices reflect a market assumption that the Transactions will be completed.

The occurrence of any of these events individually or in combination could have a material adverse effect on the results of operations of TechTarget or the trading price of TechTarget common stock. TechTarget is also exposed to general competitive pressures and risks, which may be increased if the Transactions are not completed.

Each of TechTarget and the Informa Tech Digital Businesses will be subject to business uncertainties and contractual restrictions while the Transactions are pending that could adversely affect either or both of them.

Uncertainty about the effect of the Transactions on employees, customers and suppliers may have an adverse effect on either or both of TechTarget and the Informa Tech Digital Businesses, regardless of whether the Transactions are eventually completed, and, consequently, on NewCo. These uncertainties may impair TechTarget’s and the Informa Tech Digital Businesses’ ability to attract, retain and motivate key personnel until the Transactions are completed, or the Transaction Agreement is terminated, and for a period of time thereafter, and could cause customers, suppliers and others that deal with TechTarget or the Informa Tech Digital Businesses to seek to change or discontinue existing business relationships with TechTarget or the Informa Tech Digital Businesses.

Employee retention and recruitment may be particularly challenging for TechTarget and the Informa Tech Digital Businesses during the pendency of the Transactions, as employees and prospective employees may experience uncertainty about their future roles with NewCo. For each of TechTarget and the Informa Tech Digital Businesses, the departure of existing key employees or the failure of potential key employees to accept employment with NewCo, despite TechTarget’s and the Informa Tech Digital Businesses’ retention and recruiting efforts, could have a material adverse impact on TechTarget’s and NewCo’s business, financial condition and operating results, regardless of whether the Transactions are eventually completed.

The pursuit of the Transactions and the preparation for the integration of TechTarget and the Informa Tech Digital Businesses have placed, and will continue to place, a significant burden on the management and internal resources of TechTarget and the Informa Tech Digital Businesses. There is a significant degree of difficulty and management distraction inherent in the process of closing the Transactions and integrating TechTarget and the Informa Tech Digital Businesses, which could cause an interruption of, or loss of momentum in, the activities of each of the existing businesses, regardless of whether the Transactions are eventually completed. Before and immediately following the Closing, the management teams of TechTarget and the Informa Tech Digital Businesses will be required to devote considerable amounts of time to this integration process, which will decrease the time they will have to manage their respective existing businesses, service existing customers, attract new customers and develop new products, services or strategies. One potential consequence of such distractions could be the failure of management to realize other opportunities that could be beneficial to TechTarget or the Informa Tech Digital Businesses, respectively. If TechTarget’s or the Informa Tech Digital Businesses’ senior management is not able to effectively manage the process leading up to and immediately following the Closing, or if any significant business activities are interrupted as a result of the integration process, the business of TechTarget or the Informa Tech Digital Businesses could suffer.

In addition, the Transaction Agreement restricts TechTarget and Informa (with respect to the Informa Tech Digital Businesses) from taking specified actions without the consent of the other until the Transactions are consummated or the Transaction Agreement is terminated. These restrictions may prevent TechTarget and Informa (with respect to the Informa Tech Digital Businesses) from pursuing otherwise attractive business opportunities and making other changes to their businesses before completion of the Transactions or termination of the Transaction Agreement. For a description of the restrictive covenants applicable to TechTarget and Informa (with respect to the Informa Tech Digital Businesses), see the section titled “The Transaction Agreement—Operations of TechTarget and the Informa Tech Digital Businesses Pre-Closing” beginning on page 175 of this combined proxy statement/prospectus.

Ownership interests will not be adjusted if there is a change in the value of TechTarget or the Informa Tech Digital Businesses and their respective assets before the Transactions are completed.

The shares of NewCo common stock to be received by Informa and the former stockholders of TechTarget in connection with the Transactions will not be adjusted if there is a change in the value or assets of TechTarget or the Informa Tech Digital Businesses prior to the consummation of the Transactions. Upon the consummation of the Transactions, the former stockholders of TechTarget will receive one share of NewCo common stock and the per share cash consideration for each share of TechTarget common stock. The number of shares of NewCo common stock such stockholders receive is fixed and will not be adjusted if there are any decreases or increases in the trading price of TechTarget common stock prior to the date on which the Closing occurs (the “Closing Date”). As such, the value of the shares of TechTarget common stock exchanged for NewCo common stock in the Transactions may be higher or lower than the value of such shares at an earlier date, but the number of shares of NewCo common stock received by former stockholders of TechTarget will remain at one share of NewCo common stock for each share of TechTarget common stock.

However, TechTarget stockholders will receive increased cash consideration (the “Adjusted EBITDA Cash Increase Amount”) of seven times the amount, if any, by which the EBITDA (as adjusted in certain respects) of the Informa Tech Digital Businesses for the 12-month period ended December 31, 2023 reflected in the Informa Tech Digital Businesses Audited Financial Statements is less than $36 million. The Adjusted EBITDA Cash Increase Amount is capped at (cannot exceed) $35 million. Any Adjusted EBITDA Cash Increase Amount will be added to the $350 million cash payment and distributed pro rata to TechTarget’s stockholders. Pursuant to an Adjusted EBITDA Certification delivered on September 17, 2024, the amount of the EBITDA adjustment was determined to be zero.

The Transaction Agreement contains provisions that limit TechTarget’s ability to pursue alternatives to the Transactions, could discourage a potential competing acquiror of TechTarget from making a favorable alternative transaction proposal and, in certain circumstances, could require TechTarget to pay Informa a termination fee of $40 million.

The Transaction Agreement prohibits TechTarget and its officers, directors, employees and other representatives from initiating, soliciting, participating in negotiations with respect to or approving or recommending any third-party proposal for an alternative transaction, subject to exceptions set forth in the Transaction Agreement relating to the receipt of unsolicited offers that may be deemed to be superior proposals. If the Transaction Agreement is terminated by TechTarget in order to enter into an agreement with respect to a superior proposal or by TechTarget or Informa after the Board of Directors of TechTarget (the “TechTarget Board”) has changed its recommendation regarding the Transactions, then TechTarget will be required to pay Informa the Termination Fee.

These provisions could discourage a potential third-party acquiror or merger partner that might have an interest in acquiring all or a significant portion of TechTarget or pursuing an alternative transaction from considering or proposing such a transaction, even if it were prepared to pay consideration with a higher per share cash or market value than the consideration in the Transactions, or might result in a potential third-party acquiror or merger partner proposing to pay a lower price to TechTarget’s stockholders than it might otherwise have proposed to pay because of the added expense of the Termination Fee.

If the Transaction Agreement is terminated and TechTarget decides to seek another business combination, TechTarget may not be able to negotiate a transaction with another party on terms comparable to, or better than, the terms of the Transactions.

For further information, see the sections titled “The Transaction Agreement—TechTarget Non-Solicitation; TechTarget’s Ability to Change Recommendation and Terminate the Transaction Agreement” and “The Transaction Agreement—Termination and Termination Fees” beginning on pages 182 and 190, respectively, of this combined proxy statement/prospectus.

Some of the directors and executive officers of TechTarget have interests in the Transactions that are different from, or in addition to, those of TechTarget’s stockholders generally.

The directors and executive officers of TechTarget have interests in the Transactions that differ from, or are in addition to, those of TechTarget’s other stockholders. These interests include the continued employment of certain executive officers of TechTarget by NewCo, the continued positions of certain directors of TechTarget as directors of NewCo, and the indemnification of former TechTarget directors and officers. In addition, TechTarget’s directors will benefit from the treatment in the Transactions of outstanding stock options and restricted stock units and certain of TechTarget’s executive officers will benefit from new employment, separation and/or consulting agreements with NewCo, transaction bonus payments in connection with the Closing and the treatment in the Transactions of outstanding restricted stock units. TechTarget’s stockholders should be aware of these interests when they consider the recommendations of the TechTarget Board with respect to the Transactions. For further information regarding these interests, see the section titled “Interests of TechTarget’s Directors and Executive Officers in the Transactions” beginning on page 153 of this combined proxy statement/prospectus.

TechTarget and NewCo will incur transaction-related costs in connection with the Transactions and the integration of TechTarget and the Informa Tech Digital Businesses.

TechTarget has incurred transaction-related costs in connection with the Transactions and both TechTarget and NewCo will incur costs in connection with the integration of TechTarget’s business and the Informa Tech Digital Businesses. There are many systems that must be integrated, including information management, purchasing, accounting and finance, sales, billing, payroll and benefits, fixed asset and lease administration systems and regulatory compliance. TechTarget and the Informa Tech Digital Businesses are in the early stages of assessing the magnitude of these costs and, therefore, are not able to provide meaningful estimates of their amounts. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. These expenses could, particularly in the near term, reduce the cost synergies that TechTarget and Informa expect NewCo to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost synergies related to the integration of the businesses following the completion of the Transactions, and accordingly, any net synergies may not be achieved in the near term or at all. These integration expenses may result in NewCo taking significant charges against earnings following the completion of the Transactions. Some of these costs and expenses will be incurred even if the Transactions are not consummated.

The historical financial information of the Informa Tech Digital Businesses may not be representative of their results or financial condition if they had been operated separately from Informa and, as a result, may not be a reliable indicator of their future results.

The financial information of the Informa Tech Digital Businesses included in this combined proxy statement/prospectus has been derived from the consolidated financial statements and accounting records of Informa and reflects all direct costs as well as an allocation of indirect costs based on assumptions and allocations made by Informa’s management. The financial position, results of operations and cash flows of the Informa Tech Digital Businesses presented may be different from those that would have resulted had the Informa Tech Digital Businesses been operated separately from Informa during the applicable periods or at the applicable dates. For example, in preparing the financial statements of the Informa Tech Digital Businesses, Informa made allocations of costs and Informa corporate expenses deemed to be attributable to the Informa Tech Digital Businesses. However, these costs and expenses reflect the costs and expenses attributable to the Informa Tech Digital Businesses operated as part of a larger organization and do not necessarily reflect costs and expenses that would be incurred by the Informa Tech Digital Businesses had they been operated independently. As a result, the historical financial information of the Informa Tech Digital Businesses contained in this combined proxy statement/prospectus may not be a reliable indicator of their future results.

NewCo’s actual financial performance after the Closing may differ materially from the performance reflected in the unaudited pro forma condensed combined financial information included in this combined proxy statement/prospectus.

Because TechTarget will combine with the Informa Tech Digital Businesses only upon completion of the Transactions, it has no available historical financial information that combines the financial results for TechTarget and the Informa Tech Digital Businesses. The historical financial statements contained in this combined proxy statement/prospectus and its Annexes consist of the separate financial statements of TechTarget and the Informa Tech Digital Businesses.

The pro forma financial information presented in this combined proxy statement/prospectus does not include “management’s adjustments” and is not necessarily indicative of what NewCo’s actual results or financial condition would have been if the Transactions had been completed on the dates indicated in the pro forma presentation. The pro forma financial information is based in part on assumptions. Differences between those assumptions and the final acquisition accounting could have a material impact on NewCo’s financial position and results of operations.

In addition, the pro forma financial information does not reflect all the costs that TechTarget and Informa expect NewCo to incur in connection with the Transactions or in seeking to realize the anticipated synergies from the Transactions. Also, NewCo’s results of operations will be affected by future market conditions that differ from the market conditions during the periods reflected in the pro forma financial information. As a result, the actual financial condition and results of operations of NewCo following the Transactions may not be consistent with the pro forma financial information.

The unaudited pro forma condensed combined financial information of TechTarget and the Informa Tech Digital Businesses is not intended to reflect what actual results of operations and financial condition would have been had TechTarget and the Informa Tech Digital Businesses been a combined company for the periods presented, and therefore these results may not be indicative of NewCo’s future operating performance.

Because TechTarget will combine with the Informa Tech Digital Businesses only upon completion of the Transactions, it has no available historical financial information that combines the financial results for TechTarget and the Informa Tech Digital Businesses. The historical financial statements contained in this combined proxy statement/prospectus and its Annexes consist of the separate financial statements of TechTarget and the Informa Tech Digital Businesses.

The unaudited pro forma condensed combined financial information presented in this combined proxy statement/prospectus is for illustrative purposes only and is not intended to, and does not purport to, represent what NewCo’s actual results or financial condition would have been if the Transactions had occurred on the relevant dates. In addition, such unaudited pro forma combined financial information is based in part on certain assumptions regarding the Transactions that NewCo, TechTarget and Informa believe are reasonable. These assumptions, however, are preliminary and may be updated only after the Closing. The unaudited pro forma condensed combined financial information does not present management’s adjustments; based on TechTarget management’s assessment, no autonomous entity adjustments were required for the purposes of preparing the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting, with the Informa Tech Digital Businesses considered the accounting acquirer of TechTarget. Under the acquisition method of accounting, the purchase price is allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their respective fair values with any excess purchase price allocated to goodwill. The pro forma purchase price allocation is based on an estimate of the fair values of the tangible and intangible assets and liabilities of TechTarget. In arriving at the estimated fair values, TechTarget and Informa have considered the preliminary appraisals of third-party consultants, which were based on a preliminary and limited review of the assets and liabilities related to TechTarget to be held by NewCo following the consummation of the Transactions. Following the Closing, NewCo will have a one-year period to complete the purchase price allocation after considering the fair value of TechTarget’s assets and liabilities at the level of detail necessary to finalize the required purchase price allocation. The final purchase price allocation may be different from the pro forma purchase price allocation presented in this combined proxy statement/prospectus, and this difference may be material.

The unaudited pro forma condensed combined financial information does not reflect the costs of any integration activities or transaction-related costs or incremental capital spending that the management of the Informa Tech Digital Businesses or TechTarget believe are necessary to realize the anticipated synergies from the Transactions. Accordingly, the pro forma financial information included in this combined proxy statement/prospectus does not reflect what NewCo’s results of operations or operating condition would have been had TechTarget and the Informa Tech Digital Businesses operated as a combined entity during all periods presented, or what NewCo’s results of operations and financial condition will be in the future.

The financial forecasts are based on various assumptions that may not be realized.

The financial estimates set forth in the forecasts included under the section “Projected Financial Data” were based on assumptions of, and information available to, TechTarget’s and Informa’s management, respectively, when prepared, and these estimates and assumptions, including the estimates and assumptions related to high and sustained future growth for years 2025 and beyond, are subject to uncertainties, many of which are beyond TechTarget’s and Informa’s control and may not be realized. In particular, we note that certain of the forecasts for years 2025 and beyond are not in line with the recent historical operating trends of TechTarget or the Informa Tech Digital Businesses. Many factors mentioned in this combined proxy statement/prospectus, including the risks outlined in this “Risk Factors” section and the events or circumstances described under “Cautionary Note Regarding Forward-Looking Statements,” will be important in determining NewCo’s future results. As a result of these contingencies, actual future results may vary materially from TechTarget’s and Informa’s estimates and/or the valuations of the TechTarget and Informa Tech Digital Businesses may be materially lower than those stated in this combined proxy statement/prospectus. In view of these uncertainties, the inclusion of financial estimates in this combined proxy statement/prospectus is not and should not be viewed as a representation that the forecasted results will necessarily reflect actual future results.

Neither TechTarget’s nor Informa’s financial forecasts were prepared with a view toward public disclosure, and such financial forecasts were not prepared with a view toward compliance with published guidelines of any regulatory or professional body. Further, any forward-looking statement speaks only as of the date on which it is made, and neither TechTarget nor Informa undertakes any obligation, other than as required by applicable law, to update the financial forecasts herein to reflect events or circumstances after the date those financial forecasts were prepared or to reflect the occurrence of anticipated or unanticipated events or circumstances.

The financial forecasts of TechTarget and Informa included in this combined proxy statement/prospectus have been prepared by, and are the responsibility of, TechTarget’s management and Informa’s management, respectively. The Informa Tech Digital Businesses’ independent registered public accounting firm has not audited, reviewed, compiled, examined or applied agreed-upon procedures with respect to TechTarget’s or Informa’s prospective financial information contained herein, and, accordingly, the Informa Tech Digital Businesses’ independent registered public accounting firm does not express an opinion or any other form of assurance with respect thereto. Moreover, TechTarget’s independent registered public accounting firm has not audited, reviewed, compiled, examined or applied agreed-upon procedures with respect to TechTarget’s or Informa’s prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or achievability thereof, and, accordingly, such independent registered public accounting firm assumes no responsibility for, and disclaims any association with, TechTarget’s or Informa’s prospective financial information. The reports of such independent registered public accounting firms included in attachments to this combined proxy statement/prospectus relate exclusively to the historical financial information of the entities named in those reports and do not extend to the prospective financial information in this combined proxy statement/prospectus and should not be read to do so. See “Projected Financial Data” beginning on page 122 of this combined proxy statement/prospectus for more information.

The opinion of TechTarget’s financial advisor will not reflect changes in circumstances between the signing of the Transaction Agreement and the completion of the Transactions.

TechTarget has received an opinion from its financial advisor in connection with the signing of the Transaction Agreement but has not obtained any updated opinion from its financial advisor as of the date of this combined proxy statement/prospectus. Changes in the operations and prospects of TechTarget or the Informa Tech Digital Businesses, general market and economic conditions and other factors that may be beyond the control of TechTarget or Informa, and on which TechTarget’s financial advisor’s opinion was based, may significantly alter the value of TechTarget or the Informa Tech Digital Businesses or the prices of the shares of TechTarget common stock by the time the Transactions are completed. The opinion does not speak as of the time the Transactions will be completed or as of any date other than the date of such opinion. Because TechTarget does not currently anticipate asking its financial advisor to update its opinion, the opinion will not address the fairness of the Merger Consideration from a financial point of view at the time the Transactions are completed.

For a description of the opinion that TechTarget received from its financial advisor, see the section entitled “The Merger—Opinion of TechTarget’s Financial Advisor” beginning on page 129 of this combined proxy statement/prospectus. A copy of the opinion of J.P. Morgan, TechTarget’s financial advisor, is attached as Annex B to this combined proxy statement/prospectus.

Business issues currently faced by one company may be imputed to the operations of the combined company.

To the extent that the Informa Tech Digital Businesses or TechTarget currently have or are perceived by customers to have operational challenges, those challenges may raise concerns by existing customers of the other business following the Closing, which may limit or impede NewCo’s ability to obtain additional orders for products or services from those customers.

Some of TechTarget’s and the Informa Tech Digital Businesses’ customers may experience uncertainty associated with the Transactions, which may limit NewCo’s business, and some of TechTarget’s and the Informa Tech Digital Businesses’ existing agreements contain change in control, anti-assignment or early termination rights that may be implicated by the Transactions.

Parties with which TechTarget and the Informa Tech Digital Businesses currently do business or may do business in the future, including customers and suppliers, may experience uncertainty associated with the Transactions, including with respect to current or future business relationships with TechTarget, the Informa Tech Digital Businesses, and NewCo. As a result, TechTarget’s business relationships and the business relationships of the Informa Tech Digital Businesses may be subject to disruptions if customers, suppliers, or others attempt to negotiate changes in existing business relationships or consider entering into business relationships with parties other than TechTarget, the Informa Tech Digital Businesses, and NewCo. For example, certain customers, vendors and other counterparties have contractual consent rights that are, and may have contractual termination rights that could be, triggered by a change of control of TechTarget. These disruptions could impact TechTarget’s and the Informa Tech Digital Businesses’ relationships with existing customers and preclude them from attracting new customers, all of which could have a material adverse effect on the business, financial condition and results of operations, cash flows, or share price of TechTarget or NewCo. The effect of such disruptions could be exacerbated by a delay in the Closing.

If the Transactions close and the Merger and the Contribution do not qualify, collectively, as a transaction described in Section 351 of the Code, our stockholders may be required to pay substantial U.S. federal income taxes.

The Merger and the Contribution are intended, collectively, to qualify as a transaction described in Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”), and TechTarget, NewCo and Informa intend to report the Merger and the Contribution consistent with such qualification. However, it is not a condition to TechTarget’s or Informa’s obligation to complete the Transactions that the Merger and the Contribution qualify collectively as a transaction described in Section 351 of the Code, or that TechTarget or Informa receive an opinion from counsel to that effect. TechTarget and Informa have not sought, and will not seek any ruling from the Internal Revenue Service regarding any matters relating to the Transactions, and as a result, there can be no assurance that the Internal Revenue Service will agree that the Merger and the Contribution qualify collectively as a transaction described in Section 351 of the Code or would not assert, or that a court would not sustain, a position contrary to the treatment of the Merger and the Contribution collectively as a transaction described in Section 351 of the Code. If the Internal Revenue Service or a court determines that the Merger and the Contribution do not qualify collectively as a transaction described in Section 351 of the Code, a holder of TechTarget common stock generally would recognize taxable gain or loss upon the exchange of TechTarget common stock for NewCo common stock pursuant to the Transactions. See “U.S. Federal Income Tax Consequences of the Transactions” beginning on page 147 of this combined proxy statement/prospectus.

Risks Related to the Business of NewCo following the Transactions

The following are risk factors that relate to the business of the combined company, NewCo. In this section, unless the context requires otherwise, references to “TechTarget” refer to TechTarget, Inc. and its consolidated subsidiaries before the completion of the Transactions; references to “NewCo,” “we,” “our,” or “us” refer to NewCo and its consolidated subsidiaries, after the completion of the Transactions and assume that the business of NewCo will be operated in substantially the same manner as each of the business of TechTarget and the Informa Tech Digital Businesses were conducted by TechTarget and Informa, respectively, prior to the Closing.

Failure of the parties successfully to implement and operate under the Data Sharing Agreement between NewCo and Informa could impact the potential benefits of the Transactions.

The Transaction Agreement provides for NewCo and Informa to enter into a data sharing agreement, substantially in the form attached as Annex L as of the Closing (the “Data Sharing Agreement”). Among other things, the Data Sharing Agreement will allow NewCo and Informa to share data across each entity. If the parties are unsuccessful at implementing and operating under the Data Sharing Agreement, some of the potential benefits contemplated in connection with the Transaction might not be realized.

The integration of TechTarget and the Informa Tech Digital Businesses following the Closing will present challenges that may prevent NewCo from realizing all the anticipated benefits of the Transactions.

The Transactions involve the combination of businesses that currently operate as independent businesses. NewCo will be required to devote management attention and resources to integrating its business practices and operations, and prior to the Transactions, management attention and resources will be required to plan for such integration. Potential difficulties NewCo may encounter in the integration process include the following:

•

the difficulty in successfully integrating, or the inability to successfully integrate, TechTarget and the Informa Tech Digital Businesses, including their respective operations, technologies, products and services, in a manner that permits NewCo to achieve the cost savings and revenue synergies anticipated to result from the Transactions, which could result in the anticipated benefits of the Transactions not being realized partly or wholly in the time frame currently anticipated or at all;

•

lost sales and customers as a result of certain customers of any of the businesses deciding not to do business with NewCo, or deciding to decrease their amount of business in order to reduce their reliance on a single company;

•	the necessity of coordinating geographically separated organizations, systems and facilities;

•	potential unknown liabilities and unforeseen increased expenses, delays or regulatory conditions associated with the Transactions;

•	integrating personnel with diverse business backgrounds and business cultures, while maintaining focus on providing consistent, high-quality products and services;

•

consolidating and rationalizing IT platforms and administrative infrastructures as well as accounting systems and related financial reporting activities and difficulty implementing effective internal controls over financial reporting and disclosure controls and procedures in particular; and

•	preserving important relationships of TechTarget and the Informa Tech Digital Businesses and resolving potential conflicts that may arise.

Furthermore, it is possible that the integration process could result in the loss of key employees or skilled workers of either or both of TechTarget and the Informa Tech Digital Businesses. The loss of key employees and skilled workers could adversely affect NewCo’s ability to successfully conduct its business because of their experience and knowledge of TechTarget’s business and the Informa Tech Digital Businesses. In addition, NewCo could be adversely affected by the diversion of management’s attention and any delays or difficulties encountered in connection with the integration of TechTarget and the Informa Tech Digital Businesses. The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of TechTarget’s and the Informa Tech Digital Businesses’ segments.

If NewCo experiences difficulties with the integration process, the anticipated benefits of the Transactions may not be realized fully or at all, or may take longer to realize than expected. These integration matters could have an adverse effect on the business, results of operations, financial condition or prospects of NewCo during this transition period and for an undetermined period after completion of the Transactions.

Informa could engage in business and other activities that compete with NewCo.

Informa has agreed that following the Closing Date until the First Trigger Date, the Informa Group will not acquire a Competitive Business, subject to certain exceptions. Subject to the terms of the Stockholders Agreement, Informa or any of its subsidiaries may engage in certain activities notwithstanding the fact that they may compete directly or indirectly with NewCo’s business. To the extent that Informa engages in the same or similar business activities or lines of business as NewCo, or engages in business with any of NewCo’s partners, customers or vendors, NewCo’s ability to successfully operate and expand its business may be adversely effected. See “Certain Agreements Related to the Transactions—Stockholders Agreement” beginning on page 194 of this combined proxy statement/prospectus.

The corporate opportunity provisions in the NewCo Charter and the Stockholders Agreement may enable Informa to benefit from corporate opportunities that might otherwise be available to NewCo.

The NewCo Charter and the Stockholders Agreement will contain provisions related to the waiver of certain corporate opportunities that may be of interest to both NewCo and Informa. The NewCo Charter will provide, among other things, that Informa and the other persons specified therein shall not be liable to NewCo, its affiliates, or its stockholders for breach of any fiduciary duty as a stockholder, director, or officer of NewCo in connection with certain business activities and opportunities. The provisions set forth in the Stockholders Agreement will provide in general that (i) a corporate opportunity offered to any individual who is a director, but not an officer or employee of NewCo and who is also a director, officer or employee of Informa will belong to

NewCo only if such opportunity is expressly offered to such person solely in his or her capacity as a director of NewCo and otherwise will belong to Informa and (ii) a corporate opportunity offered to any individual who is an officer or employee of NewCo and also is a director, officer or employee of Informa will belong to NewCo unless such opportunity is expressly offered to such person in his or her capacity as a director, officer or employee of Informa, in which case it will belong to Informa. The absence of a duty on the part of Informa or its affiliates to present corporate opportunities to NewCo may have a material adverse effect on NewCo’s business, financial condition, results of operations or prospects if attractive corporate opportunities are allocated by Informa to itself or its affiliates. For a more complete description of the terms of the Stockholders Agreement, see the section titled “Certain Agreements Related to the Transactions—Stockholders Agreement” beginning on page 194 of this combined proxy statement/prospectus.

Because NewCo will depend on its ability to generate revenues from the sale and support of purchase intent driven advertising campaigns, material reductions in advertising spending will likely have an adverse effect on its revenues and operating results.

The primary source of NewCo’s revenues is expected to be the sale and support of purchase intent-driven advertising campaigns to its customers. Any material reduction in advertising expenditures will likely have an adverse effect on NewCo’s revenues and operating results. We believe that advertising spending on the internet, as in traditional media, fluctuates significantly as a result of a variety of factors, many of which are outside of NewCo’s control. Some of these factors include:

•	variations in expenditures by advertisers due to budgetary constraints;

•	the cancellation or delay of projects by advertisers or by one or more significant customers;

•	the cyclical and discretionary nature of advertising spending;

•	the relocation of advertising expenditures to competitors or other media;

•	general global economic conditions and the availability of capital, as well as economic conditions specific to the internet and online and offline media industry; and

•	the occurrence of extraordinary events, such as natural disasters, disease outbreaks (such as the novel coronavirus), acts of terrorism and international or domestic political and economic unrest.

NewCo will generate revenue from sales of subscriptions to its platforms and data, and any decline in demand or changes in preference trends for the types of products and services that it offers would negatively impact its business.

NewCo will derive a substantial amount of revenue from the sale of subscriptions to their platforms and data. Demand and preference trends for these platforms and data is affected by various factors, many of which are beyond NewCo’s control. Some of these potential factors include:

•	awareness and acceptance of the market research, market insight, and lead generation platforms generally, and the growth, contraction and evolution of these platforms;

•	availability of products and services that compete with those of the Informa Tech Digital Businesses;

•	brand recognition;

•	pricing;

•	ease of adoption and use;

•	performance, features, and user experience, and the development and acceptance of new features, integrations, and capabilities;

•	customer support;

•	accessibility across several devices, operating system, and applications;

•	integration with CRM and similar systems; and

•	the potential for the development of new systems and protocols for B2B communication.

If NewCo fails to successfully predict and address declines in demand and changes in preference trends, the business, results of operations and financial condition could be harmed.

General domestic and global economic, business or industry conditions, financial market instability, and geopolitical changes may adversely affect NewCo’s business, as well as its ability to forecast financial results.

The U.S. and international economies have experienced inconsistent, unpredictable growth and a certain degree of instability, magnified at times by factors including changes in the availability of credit, inflation, volatile business and consumer confidence, unemployment, responses to public health crisis, including pandemics like COVID-19 and epidemics and geopolitical unrest, including from the impacts of the ongoing conflicts between Russia and Ukraine and in the Middle East. These and other macro-economic conditions have contributed to unpredictable changes in the global economy and expectations of future global economic growth. Additionally, economic weakness in the United States and international markets has adversely affected NewCo’s customers and their spending decisions, causing them to reduce or delay their purchases of its offerings, which has adversely affected and may continue to affect its business.

Because all components of NewCo’s budgeting and forecasting will be dependent upon estimates of growth or contraction in the economy generally, and in the IT market specifically, it will be difficult for it to accurately estimate future income and expenditures. NewCo will not be able to predict the duration of current economic conditions or the duration or strength of an economic recovery in the United States or worldwide generally or in the IT industry or in any of its segments. Further adverse changes may occur as a result of global, domestic or regional economic conditions, changing consumer and customer confidence, inflation, unemployment, tariffs, declines in stock markets, or other factors affecting economic and geopolitical conditions generally. These macro-economic conditions may also result in increased expenses due to higher allowances for doubtful accounts and potential goodwill and asset impairment charges and may make it more difficult for us to make accurate forecasts of revenue, gross margin, cash flows and expenses. We recognize that these challenging macro-economic conditions have and may continue to negatively affect the sales of NewCo’s expected offerings, both in the United States and internationally, and could increase exposure to losses from bad debts, increase the cost and decrease the availability of financing, or increase the risk of loss on investments. The impact in the future of these macro-economic conditions on NewCo’s business, results of operations, financial condition and/or liquidity is uncertain and will depend on future developments that NewCo may not be able to accurately predict.

The areas in which NewCo will compete are rapidly evolving, which makes it difficult to forecast demand for its products and services.

The areas in which NewCo will operate are highly competitive and rapidly evolving. If there is a shift in customer demand for content, market data and market business, or if customers for these areas more quickly or more extensively than expected choose to focus their new spending on, or shift their existing spending to, other solutions that do not interoperate with NewCo’s solutions, or if competitors are able to adapt more quickly to new or emerging technologies or otherwise to develop their capabilities more quickly, NewCo’s products and services may not compete as effectively, if at all.

NewCo will face significant competition from online media companies as well as from social networking sites, mobile applications, traditional print and broadcast media, general purpose and search engines and generative AI. There can be no assurance that additional competitors will not enter markets that NewCo will serve and plan to serve. These competitive pressures may reduce revenue, operating profits, or both.

In addition, NewCo will work in a range of specialist areas that could grow, decline, change or be disrupted, which could alter customer behavior, needs and preferences and change the competitive environment for its products and services. As a result, NewCo’s revenues and margins could be adversely affected.

Because most of NewCo’s customers will be in the enterprise technology industry, its revenues will be subject to characteristics of the enterprise technology industry that can affect advertising spending by B2B technology companies.

Because most of NewCo’s customers will be in the enterprise technology industry, the success of its business will be closely linked to the health, and subject to market conditions, of the enterprise technology industry. The enterprise technology industry is characterized by, among other things, volatile quarterly results, uneven sales patterns, short product life cycles, rapid technological developments, frequent new product introductions and enhancements and evolving domestic and international laws and regulations, particularly with respect to data privacy and data protection. As a result, NewCo’s customers’ advertising budgets, which are often viewed as discretionary expenditures, may increase or decrease significantly over a short period of time. Many of NewCo’s customers will continue to scrutinize their spending on advertising campaigns. Prior market downturns in the enterprise technology industry have resulted in declines in advertising spending, which can cause longer sales cycles, deferral or delay of purchases by business-to-business (“B2B”) technology companies and generally reduced expenditures for advertising and related services. For example, recent macroeconomic headwinds have caused general anxiety, elongated sales cycles, budget cuts and freezes at many of TechTarget’s and the Informa Tech Digital Businesses’ customers. NewCo’s revenues and profitability will depend on the overall demand for advertising services from its customers. We believe that demand for TechTarget’s and the Informa Tech Digital Businesses’ offerings have been in the past, and NewCo’s offerings could be in the future, disproportionately affected by fluctuations, disruptions, instability or downturns in the enterprise technology industry, which may cause customers and potential customers to exit the industry or delay, cancel, reduce or reallocate any planned expenditures for its purchase intent driven marketing and sales products. Any slowdown in the formation of new B2B technology companies or decline in the growth of existing B2B technology companies, may cause a decline in demand for NewCo’s offerings.

In addition, the marketing and advertising budgets of NewCo’s customers may fluctuate as a result of:

•

weakness in corporate enterprise technology spending, resulting in a decline in enterprise technology marketing and advertising spending, a trend that TechTarget and the Informa Tech Digital Businesses have seen in the past and that may continue in the future;

•

increased concentration in the enterprise technology industry as a result of consolidations, leading to a decrease in the number of current and prospective customers, as well as an overall reduction in marketing and advertising spend;

•	reduced spending by combined entities following such consolidations, leading to volume and price compression and loss of revenue; and

•	the timing of marketing and advertising campaigns around new product introductions and initiatives.

NewCo’s future growth will depend in large part on continued increases in sales of data-driven products and services.

NewCo will sell a suite of data-driven products and services, which will be based on TechTarget’s Activity Intelligence analytics. We expect that data-driven products, as well as the expansion of the features in TechTarget’s and the Informa Tech Digital Businesses’ current product offerings, will be major components of NewCo’s future growth. The failure of data-driven products offered by NewCo to meet anticipated sales levels, NewCo’s inability to continue to expand the features in TechTarget’s and the Informa Tech Digital Businesses’ current product offerings successfully, or the failure of TechTarget’s or the Informa Tech Digital Businesses’ current product offerings or new products and services offered by NewCo to achieve and then maintain widespread customer acceptance could have a material adverse effect on NewCo’s business and financial results. In addition, competitors may develop a service or application that is similar to its data-driven product suite, which could also result in reduced sales for those product offerings.

The majority of NewCo’s revenues will be primarily derived from short-term contracts that may not be renewed.

NewCo’s customer contracts are expected to be primarily short-term, typically six to twelve months or less, and generally subject to termination by the customer with minimal notice requirements and without substantial penalty. We cannot assure you that NewCo’s current customers will fulfill their obligations under their existing contracts, continue to participate in existing programs beyond the terms of their existing contracts or enter into any additional contracts for new programs that NewCo may offer. In addition, NewCo may not be successful in its efforts to convert customers from short-term contracts to longer-term contracts, particularly in light of current macroeconomic conditions. If a significant number of NewCo’s customers or a few large customers decided not to continue purchasing marketing and advertising services from NewCo, NewCo could experience a rapid decline in its revenues over a relatively short period of time. Any factors that limit the amount NewCo customers are willing to and do spend on marketing or advertising with NewCo could have a material adverse effect on its business.

Because NewCo will recognize subscription revenue over the subscription term, downturns or upturns in new sales, renewals and upgrades will not be immediately reflected within NewCo’s results of operations.

NewCo will recognize revenue from subscriptions to its platforms on a straight-line basis over the term of the contract subscription period beginning on the date access to the platforms is granted, provided all other revenue recognition criteria have been met. These subscription arrangements generally have contractual terms requiring advance payment for annual or quarterly periods. As a result, much of the subscription revenue reported each quarter will be the recognition of deferred revenue from recurring subscriptions entered into during previous quarters. Consequently, a decline in new or renewed recurring subscription contracts in any one quarter will not be fully reflected in revenue in that quarter but will negatively affect revenue in future quarters. Accordingly, the effect of significant downturns in new or renewed sales of recurring subscriptions will not be reflected in full in the results of operations of NewCo until future periods. This subscription model will also make it difficult for NewCo to rapidly increase revenue through additional sales in any period, as revenue from new customers will typically recognized over the applicable subscription term. By contrast, a majority of the costs of NewCo are expected to be expensed as incurred, which could result in the recognition of more costs than revenue in the earlier portion of the subscription term, and as a result NewCo may report greater than expected losses in any given period.

If NewCo is unable to deliver content and services that attract and retain a critical mass of members and users, its ability to attract customers may be affected, which could in turn have an adverse effect on its revenues.

NewCo’s success will depend on its ability to deliver original and compelling content and services to attract and retain members and users, as well as its ability to garner a critical mass of members of its websites or users of the BrightTALK platform. NewCo’s member and user base will be primarily comprised of business professionals who demand specialized websites and content tailored to the enterprise technology product sectors for which they are responsible and that they purchase. NewCo’s content and services may not generate engagement with its websites or the BrightTALK platform or continue to attract and retain a critical mass of members and users necessary to attract customers and generate revenues consistent with TechTarget’s or the Informa Tech Digital Businesses’ historical results and expectations of NewCo’s future results. NewCo also may not develop new content or services in a timely or cost-effective manner. NewCo’s ability to develop and produce this specialized content successfully will be subject to numerous uncertainties, including its ability to:

•	anticipate and respond successfully to rapidly changing enterprise technology developments and preferences to ensure that its content remains timely and interesting to its members;

•	attract and retain qualified editors, writers, freelancers and technical personnel;

•	fund new development for its programs and other offerings;

•	successfully expand its content offerings into new platform and delivery mechanisms; and

•	promote and strengthen the brands of its websites, webinar platform and its name.

If NewCo is not successful in maintaining and growing its member and user base through the deployment of targeted and compelling content, its ability to retain and attract customers may be affected or it may be required to obtain licensed content which may not be at reasonable prices, which could in turn have an adverse effect on its revenues, and operating results.

NewCo will depend on internet search engines to attract a significant portion of the visitors to its websites. If NewCo’s websites were to become listed less prominently in search results due to changes in the search engines’ algorithms or otherwise, its business and operating results could be materially harmed.

We expect NewCo will derive a significant portion of its website traffic from users who search for enterprise technology research and editorial content through internet search engines. A critical factor in attracting members and users to NewCo’s websites, virtual events and webinar platform will be whether NewCo is prominently displayed in response to an internet search relating to enterprise technology content. Search result listings are determined and displayed in accordance with a set of formulas or algorithms developed by the particular internet search engine. The algorithms determine the order of the listing of results in response to the user’s internet search. From time to time, search engines revise their algorithms. In some instances, these modifications may be detrimental and cause NewCo’s websites to be listed less prominently in unpaid search results or not at all, which we expect would result in decreased traffic from search engine users to NewCo’s websites. NewCo’s websites, virtual events and webinar platform may also become listed less prominently in unpaid search results, for other reasons, such as search engine technical difficulties, search engine technical changes and changes NewCo makes to its websites, virtual events and webinar platform. In addition, search engines have deemed the practices of some companies to be inconsistent with search engine guidelines and have decided not to list their websites in search result listings at all. Although NewCo could mitigate certain algorithm changes affecting its traffic with increased marketing expenditures, if its websites, virtual events and webinar platform are listed less prominently or not at all, in search result listings, traffic to its websites could decline, which could impact NewCo’s operating results. Increased marketing spend to increase site traffic could also impact NewCo’s operating results.

Further, NewCo uses search engine optimization (“SEO”), to enhance the visibility of its websites and optimize ranking in search engine results. NewCo’s ability to successfully manage its SEO efforts across its owned and operated websites depends on its ability to adapt and respond to changes in search engine algorithms and methodologies and changes in search query trends. If NewCo fails to successfully manage its SEO strategy, its owned and operated websites may receive less favorable placement in organic or paid listings, which would reduce the number of visitors to its sites, decrease conversion rates and repeat business and have a detrimental effect its ability to generate revenue.

There are a number of risks associated with NewCo’s international operations, as well as the expansion of those operations, that could adversely affect NewCo business.

On a pro forma basis, NewCo derived a significant portion of its revenues from customers with billing addresses outside of the United States. NewCo will have offices in the United Kingdom, France, Germany, Singapore, Australia, Malaysia, China, Bangladesh, Japan, Korea and India. NewCo will also publish websites in English, Spanish, French, German, Portuguese, Traditional Chinese, Simplified Chinese, Japanese and Korean, targeting members worldwide who speak those languages.

In addition to many of the same challenges NewCo will face domestically, there are additional risks and costs to doing business in international markets, including:

•	limitations on its activities in foreign countries where NewCo has granted rights to existing business partners;

•	the degree to which its foreign-based customers transition from print to online purchase intent data;

•	the adaptation of its websites and purchase intent data programs to meet local needs;

•	its foreign-based competitors may have greater resources and more established relationships with local advertisers;

•	more restrictive data privacy and data protection regulation, which may vary by country and for which there may be little, conflicting or no guidance;

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more restrictive website licensing and hosting requirements, which may result in its websites being blocked, may require changes to how NewCo operates its websites, or may involve regulatory or enforcement actions against NewCo that could be harmful to its business;

•	more extensive labor regulation, which may vary by country;

•	difficulties in staffing and managing multinational operations;

•	difficulties in finding appropriate foreign licensees or joint venture partners;

•	difficulties following changes in local business operations or structure;

•	distance, language and cultural differences in doing business with foreign entities;

•	foreign (and domestic) political and economic uncertainty;

•	less extensive adoption of the internet as an information source and increased restriction on the content of websites;

•	currency exchange-rate fluctuations; and

•	potential adverse tax requirements.

As a result, NewCo may face difficulties and unforeseen expenses in expanding its business internationally and, if NewCo attempts to do so, NewCo may be unsuccessful, which could harm its business, operating results and financial condition.

Competition for customers’ marketing and advertising spending is intense, and NewCo may not compete successfully, which could result in a material reduction in its market share, the number of its customers and its revenues.

NewCo will compete for potential customers with a number of different types of offerings and companies, including: broad based media outlets such as television, newspapers and business periodicals that are designed to reach a wide audience; general purpose portals and search engines; and offline and online offerings of companies that produce content specifically for enterprise technology and business professionals, including Gartner, Forrester, IDC, Frost and Sullivan, Bombora, Inc., Madison Logic, Inc., Demand Science, Inc., 6Sense Inc., Demandbase, Inc., ZoomInfo Technologies Inc and ON24, Inc. Customers may choose the offerings of NewCo’s competitors over NewCo not only because they prefer the online offerings of NewCo’s competitors over the offerings of NewCo but also because customers prefer to utilize forms of marketing and advertising services not offered by NewCo and/or to diversify their marketing and advertising expenditures. Many of NewCo’s expected competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than NewCo will possess at Closing. They may also offer different pricing than NewCo will offer, which could be more attractive to customers. TechTarget’s and the

Informa Tech Digital Businesses’ competitors have historically responded, and NewCo’s competitors may respond, to challenging market conditions by lowering prices to try to attract NewCo’s customers. As a result, NewCo could lose market share to its competitors and its revenues could decline.

NewCo may experience competition from other companies with technologies and data to deliver B2B market insight and market access, and competing products and services could provide greater appeal to customers.

There are numerous fragmented competitors offering technologies and data to deliver B2B market insight and market access, including data-driven marketing and lead generation, which requires continuous innovation. There are low barriers to entry in the area of lead generation, and with continuously shifting customer needs and strategies, the monetization of leads requires frequent introductions of new technologies and of new products and services. Many prospective customers have invested substantial resources to implement, and gained substantial familiarity with, competing solutions and therefore may be reluctant or unwilling to migrate from their current solutions to NewCo’s products and services. Many prospective customers may not appreciate differences in quality between NewCo’s and lower-priced competitors’ products and services, and many prospective and current customers may not learn the best ways to use NewCo’s products and services, making them less likely to obtain them or renew or upgrade their subscriptions. New technologies and products and services may be or become better or more attractive to prospective and current customers than NewCo’s products and services, and many prospective and current customers may select or switch to competing products and services even if NewCo does its best to innovate and provide superior products and services.

Competitors of NewCo will include:

•	free sources of digital and nondigital content on the B2B markets;

•	predictive analytics and customer data platform technologies, which may specialize in market news, market insights, lead generation, audience development, or digital demand generation;

•	other vendors of market forecasts;

•	other platforms that may specialize in building relationships within the B2B markets; and

•	prospective and current customers’ internal and homegrown business contact databases.

Some current and potential customers, particularly large organizations, have elected in the past, and may elect in the future, to rely on internal and homegrown databases, software that they develop or acquire, and internal data quality teams that would reduce or eliminate the demand for NewCo’s products and services. If demand for NewCo’s products and services declines due to these or other factors, the business, results of operations and financial condition of NewCo could be adversely affected.

If NewCo fails to respond to changes in data technology, competitors and potential competitors may be able to develop products and services that will take market share from NewCo, and the demand for and delivery of its products and services, as well as its market reputation, could be adversely affected.

NewCo will rely on key counterparties to support its business and help deliver certain of its products, including integration with third-party applications and systems that NewCo will not control.

NewCo will work with a number of key counterparties to support its business and help delivery certain of its products and services. A failure in key counterparty relationships or services could adversely affect the delivery of certain products and services that NewCo will offer and otherwise disrupt its business activities, which in turn could adversely affect customer satisfaction, its relationship with its key counterparties and its results of operations. Periods of extreme economic instability and disruption could also adversely affect the stability of these counterparties.

In addition, TechTarget technologies will allow TechTarget’s and the Informa Tech Digital Businesses’ platforms to interoperate with various third-party applications which are critically important to NewCo’s business. The functionality of these integrations will depend on access to the third-party applications, and access will not be within NewCo’s control. Some of NewCo’s expected competitors own, develop, operate or distribute, or have material business relationships with companies that own, develop, operate or distribute, CRM and similar systems into which the TechTarget and Informa Tech Digital Businesses’ platforms integrate. Moreover, some of these competitors have inherent advantages developing products and services that more tightly integrate with their CRM and similar systems or those of their business partners.

Third-party systems are constantly evolving, and it is difficult to predict with certainty the challenges that NewCo may encounter in developing its platforms for use in conjunction with such third-party systems. NewCo may not be able to modify integrations to assure compatibility with the third-party systems following changes to these systems. Some operators of CRM and similar systems may cease to permit access or integration with TechTarget’s and/or the Informa Tech Digital Businesses’ platforms. This could result in NewCo’s customers no longer having a convenient way to integrate NewCo’s products and services into their CRM of choice.

NewCo may not innovate at a successful pace, which could harm its operating results.

The industry in which NewCo will operate is rapidly adopting new technologies and standards to create and satisfy the demands of users and advertisers. It is critical that NewCo innovate by anticipating and adapting to these changes to ensure that its content-delivery, demand generation and data-driven products and services remain effective and interesting to its members, customers and partners. In addition, NewCo may need to make significant expenditures to achieve these goals. If NewCo fails to accomplish these goals, NewCo may lose members and the customers that seek to reach those members, which could harm its operating results. Existing and planned efforts to develop new products, including any subscription-based offerings, may be costly and ultimately not successful, which could harm NewCo’s operating results.

NewCo may be unable to continue to build awareness of its brands, which could negatively impact its business and cause its revenues to decline.

Building recognition of NewCo’s brand and maintaining recognition of TechTarget’s and the Informa Tech Digital Businesses’ brands will be critical to its ability to attract and retain its member base. NewCo intends to continue to build existing TechTarget’s and the Informa Tech Digital Businesses’ brands and introduce new brands that will resonate with its targeted audiences. In order to promote these brands, NewCo may find it necessary to increase its marketing budget, hire additional marketing and public relations personnel or otherwise increase its financial commitment to creating and maintaining brand loyalty among its customers. If NewCo fails to promote its brands and maintain TechTarget’s and the Informa Tech Digital Businesses’ brands effectively, or incurs excessive expenses attempting to promote and maintain these brands, its business and financial results may suffer.

If NewCo does not retain its key personnel, its ability to execute its business strategy will be adversely affected.

NewCo’s success will depend to a significant extent upon the recruitment, retention and effective succession of its executive officers and key management. NewCo’s management team will have significant industry experience and would be difficult to replace. These individuals possess sales, marketing, financial and administrative skills that will be critical to the operation of NewCo’s business. The competition for these employees is intense. The loss of the services of one or more of NewCo’s key personnel could have a material adverse effect on its business and operating results.

NewCo may not be able to attract, hire and retain qualified personnel cost-effectively, which could impact the quality of its content and services and the effectiveness and efficiency of its management, resulting in increased costs and reduced revenues.

NewCo’s success will depend on its ability to attract, hire and retain qualified technical, editorial, sales and marketing, customer support, financial and accounting and other managerial personnel at commercially reasonable rates. The competition for personnel in the industries in which NewCo will operate is intense. NewCo’s personnel will be able to terminate their employment at any time for any reason. Loss of personnel may result in increased costs associated with replacement hiring and training. If NewCo fails to attract and hire new personnel or retain and motivate its existing personnel, NewCo may not be able to operate its businesses effectively or efficiently, serve its customers properly or maintain the quality of its content and services. In particular, NewCo’s success will depend in significant part on maintaining and growing an effective sales and customer retention force. This dependence involves a number of challenges, including the need to hire, integrate, motivate and retain additional sales and sales support personnel and train new sales personnel, many of whom lack sales experience when they are hired, as well as increased competition from other companies in hiring and retaining sales personnel.

In December 2022, TechTarget committed to a restructuring plan intended to generate operational efficiencies, strengthen its financial position through reducing costs, and better align its operations with its strategic objectives. The plan involved streamlining the operations of certain of TechTarget’s business units and included the elimination of approximately 60 positions, or approximately 5% of TechTarget’s then current workforce. NewCo may find it more difficult to hire and retain qualified personnel as a result of TechTarget’s 2022 restructuring plan.

NewCo may fail to identify or successfully acquire and integrate businesses, products and technologies that would otherwise enhance its product and service offerings to its customers and members, and as a result its revenues may decline or fail to grow.

TechTarget and the Informa Tech Digital Businesses have acquired, and NewCo may in the future acquire or invest in, complementary businesses, products or technologies. Acquisitions and investments involve numerous risks including:

•	difficulty in assimilating the operations and personnel of acquired businesses;

•	potential disruption of its ongoing businesses and distraction of its management and the management of acquired companies;

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difficulty in incorporating acquired technology and rights into its offerings and services, which could result in additional expenses and/or technical difficulties in delivering its product and service offerings;

•	potential failure to achieve additional sales and enhance its customer base through cross-marketing of the combined company’s products and services to new and existing customers;

•	potential detrimental impact to its pricing based on the historical pricing of any acquired business with common customers and the market generally;

•	potential litigation resulting from its business combinations or acquisition activities; and

•	potential unknown liabilities associated with the acquired businesses.

NewCo’s inability to integrate any acquired business successfully, or the failure to achieve any expected synergies, could result in increased expenses and a reduction in expected revenues or revenue growth. As a result, NewCo’s revenues, results of operations or stock price could fluctuate or decline. In addition, NewCo may not be able to identify or successfully complete acquisitions, which could impact its ability to expand into complementary sectors in the future.

NewCo may have limited protection of its intellectual property rights which others could infringe.

NewCo’s success and ability to compete will be dependent in part on the strength of its proprietary rights, on the goodwill associated with its trademarks, trade names and service marks, and on its ability to use U.S. and foreign laws to protect them. NewCo’s intellectual property will include, among other things, its original content, its editorial features, logos, brands, domain names, the technology that NewCo will use to deliver its services, the various databases of information that NewCo will maintain and make available by license, and the appearances of the websites it will operate.

TechTarget and the Informa Tech Digital Businesses have both claimed common law and registered trademark protections in certain brands. Despite claiming and applying to register some of their marks in the United States and other countries where NewCo will do business, each of TechTarget and the Informa Tech Digital Businesses have not been able to obtain registration of their respective marks in certain U.S. and non-U.S. jurisdictions due to prior registration or use by third parties employing similar marks and other challenges. NewCo will claim common law protection on certain names and marks that TechTarget and the Informa Tech Digital Businesses have used in connection with its business activities and the activities we expect that NewCo will conduct in connection with its business activities, however, there is a risk that challenges that were faced individually by TechTarget and the Informa Tech Digital Businesses will also be raised for the brands and marks of the combined businesses. New challenges may also be raised against NewCo as it seeks intellectual property protections. In addition to U.S. and foreign laws and registration processes, TechTarget and the Informa Tech Digital Businesses have relied and NewCo will rely on confidentiality agreements and intellectual property assignment agreements with its employees and third parties and other protective contractual provisions to safeguard its intellectual property. Despite efforts to protect intellectual property by each of TechTarget and the Informa Tech Digital Business, unauthorized activities may take place and could impact NewCo as it will rely on prior protections put in place and future protections that it will put in place. NewCo may also experience issues from prior acquisitions of intellectual property made by TechTarget and the Informa Tech Digital Businesses, together with the costs and difficulties of combining and integrating the intellectual property of TechTarget and the Informa Tech Digital Businesses into the business of NewCo.

Policing NewCo’s intellectual property rights and identifying infringers worldwide will be a difficult task, and even if NewCo is able to identify infringers, NewCo may not be able to stop them from infringing its intellectual property. NewCo cannot be certain that third party licensees of its content will adequately protect NewCo’s proprietary rights. Intellectual property laws and NewCo’s agreements may not be sufficient to prevent others from copying or otherwise obtaining and using NewCo’s content or technologies. In addition, others may develop non-infringing technologies that are similar or superior to those offered by NewCo. In seeking to protect its marks, copyrights, domain names and other proprietary rights, NewCo could face costly litigation and the diversion of its management’s attention and resources.

Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is still evolving. Therefore, NewCo might be unable to prevent third parties from acquiring domain names that infringe or otherwise decrease the value of NewCo’s trademarks and other proprietary rights. Any impairment in the value of these important assets could cause the price of NewCo common stock to decline.

NewCo could be subject to claims from third parties based on the content on its websites created by NewCo and third parties. These claims could result in costly litigation, payment of damages or the need to revise the way NewCo conducts its business.

NewCo could be subject to infringement claims from third parties, which may or may not have merit. Due to the nature of content that will be published on NewCo’s online network, including content placed on NewCo’s online network by third parties, and as a creator and distributor of original content and research, NewCo will face potential liability based on a variety of theories, including defamation, libel, negligence, copyright or trademark infringement, or other legal theories based on the nature, creation or distribution of this information. Such claims may also include, among others, claims that by providing hypertext links to websites operated by third parties, NewCo is liable for wrongful actions by those third parties through these websites. Similar claims have been brought, and sometimes successfully asserted, against online services. It is also possible that NewCo’s members could make claims against NewCo for losses incurred in reliance on information provided on NewCo’s networks. In addition, NewCo could be exposed to liability in connection with material posted to NewCo’s internet sites by third parties. For example, many of NewCo’s sites will offer members an opportunity to post comments and opinions that are not moderated. Some of this member-generated content may infringe on third party intellectual property rights or privacy rights or may otherwise be subject to challenge under copyright laws. Such claims, whether brought in the United States or abroad, could divert management time and attention away from NewCo’s business and result in significant cost to investigate and defend, regardless of the merit of these claims. In addition, if NewCo’s becomes subject to these types of claims and is not successful in its defense, NewCo may be forced to pay substantial damages. These claims could also result in the need to develop alternative trademarks, content or technology or to enter into costly royalty or licensing agreements. NewCo’s insurance may not adequately protect it against these claims. The filing of these claims may also damage NewCo’s reputation as a high-quality provider of unbiased, timely analysis and result in customer cancellations or overall decreased demand for NewCo’s services. NewCo may not have, in all cases, conducted formal evaluations of its content, technology and services to determine whether they expose NewCo to any liability of the sort described above. As a result, NewCo cannot be certain that its technology, offerings, services or online content will not infringe upon the intellectual property or other rights of third parties. If NewCo were found to have infringed on a third party’s intellectual property rights or otherwise found liable for damages as a result of such claims, the value of NewCo’s, TechTarget’s and the Informa Tech Digital Businesses’ brands and business reputations could be impaired, and NewCo’s business could suffer.

Changes in laws and standards relating to marketing, data collection and use, and the privacy of internet users could impact NewCo’s ability to conduct its business and thereby decrease NewCo’s marketing and advertising service revenues while imposing significant compliance costs on NewCo.

We are subject to a variety of laws and regulations, including regulation by various federal government agencies, including the U.S. Federal Trade Commission (the ‘FTC”) and state and local agencies, as well as privacy, data protection and cybersecurity laws in jurisdictions outside of the United States. NewCo will use e-mail as a significant means of communicating with NewCo’s members and users. NewCo may also use contact information provided during the enrollment process, including e-mail addresses and telephone numbers, for marketing purposes to NewCo members and users. NewCo’s partners may also use contact information to market their products or services to NewCo members and users. The laws and regulations governing the use of e-mail and other contact information for marketing purposes continues to evolve, and the growth and development of commerce over the Internet may lead to the adoption of additional legislation, changes to existing laws. If new laws or regulations are adopted, or existing laws and regulations are interpreted and/or amended or modified to impose additional restrictions on NewCo’s ability to send e-mails or use other means to contact its actual or potential members and users, NewCo may not be able to communicate with such members and users in a cost-effective manner. In addition, Internet service providers, software programs and others may block the transmission of unsolicited e-mail, commonly known as “spam.” If such a provider or program identifies NewCo emails as “spam,” NewCo emails could be blocked to its actual or potential members and users. If NewCo is unable to communicate by e-mail with its actual or potential members and users as a result of legislation, blockage or otherwise, NewCo’s business, operating results and financial condition could be harmed.

NewCo will collect and process information from visitors, members or users on NewCo’s websites, platforms, or co-branded sites. Privacy policies and practices concerning the collection, use, and disclosure of member, user and visitor information are posted on NewCo’s websites. Subject to applicable law and each member’s, user’s and visitor’s permission (depending on the applicable needs and requirements of different countries’ laws), NewCo may use information it collects to inform its members, and users and visitors of services may be of interest to them. NewCo may also share this information with its customers for members and users who have elected to receive additional promotional materials and have expressly or implicitly granted NewCo permission to share their information with third parties. NewCo will also collect information based on the activity of its visitors, members and users on NewCo’s websites.

Although, we expect NewCo’s efforts will materially comply with applicable international, federal and state laws and regulations and such efforts will not materially harm its business, additional, more burdensome laws or regulations, including more restrictive consumer privacy and data security laws, could be enacted or applied to NewCo or its customers. Such laws or regulations could impair NewCo’s ability to collect member and user information and provide more targeted content and detailed lead data to its customers which may limit the growth of NewCo’s audience and revenues. Additionally, governmental authorities, such as the FTC, U.S. state attorneys general, and courts may interpret or apply consumer and data protection laws to require that the online collection, use and dissemination of data, and the presentation of website content, comply with certain standards for notice, choice, security and access, which could also be subject to conflicting or differing interpretations. We believe that NewCo will be in material compliance with applicable consumer and data protection laws, but a determination by a state or federal agency or court that any of NewCo’s practices do not comply with applicable laws and regulations could result in civil or criminal liability, adverse publicity and negatively affect NewCo’s businesses. New interpretations of these standards could also require NewCo to incur additional compliance costs and restrict its business operations.

Data privacy laws also are expanding across the United States in ways that may impact NewCo’s business. For example, the state of California has adopted a comprehensive data privacy law, the California Consumer Privacy Act (“CCPA”), which took effect in January 2020 and became enforceable in July 2020. The CCPA was amended in January 2023 by the California Privacy Rights Act (“CPRA”) which expanded consumers’ rights and data collection and processing obligations, including with respect to certain sensitive personal information. In addition, other states, such as Virginia, Colorado, Connecticut, Utah, Tennessee, Oregon, and Texas, among others, have passed comprehensive state data privacy laws similar to the CCPA and CPRA, which are either in effect or will go into effect in the near future. Additional states may likely pass similar data privacy laws in the future. These data privacy laws and regulations create obligations related to the collection and processing of personal information that may impose additional costs and obligations on NewCo and impact its ability to conduct its business. Governmental authorities also are addressing certain data practices (such as marketing), the collection of certain types of personal data (e.g., biometrics or children’s data) or otherwise addressing privacy concerns in various ways. These data privacy laws and regulations may impact NewCo’s business activities, including its identification of research subjects, relationships with business partners and ultimately the marketing and distribution of NewCo’s products. NewCo may be required to devote substantial resources to implement and maintain compliance with these laws, and noncompliance could result in regulatory investigations and fines or private litigation.

The U.S. Congress also is considering comprehensive federal data privacy legislation. At this time, it is unclear whether Congress will pass such a law and if so, when and what it will require and prohibit, and how it will interact with currently enacted or future comprehensive state data privacy laws and requirements under existing US federal laws related to personal data, including the CAN-SPAM Act and TCPA. The adoption of comprehensive federal data privacy legislation may require NewCo to incur significant costs for compliance, which may adversely affect the business and operating results.

Data privacy laws are also growing in many countries around the world that may impact NewCo’s business. The regulatory framework for the collection, use, safeguarding, sharing, transfer and other processing of information worldwide is rapidly evolving and is likely to remain uncertain for the foreseeable future. Globally, virtually every jurisdiction in which NewCo will operate has established its own data security and privacy regulatory frameworks with which NewCo will need to comply. For example, the EU and its member states, and the United Kingdom enacted laws and regulations governing the collection, processing and use of personal information obtained from their citizens. NewCo may also be subject data privacy and protection laws in other jurisdictions, such as Canada’s Personal Information Protection and Electronic Documents Act, Brazil’s Lei

Geral de Proteção de Dados Pessoais, Australia’s Privacy Act, India’s Digital Personal Data Protection Act, Saudi Arabia’s Personal Data Protection Law, China’s Personal Information Protection Law, and Japan’s Act on the Protection of Personal Information. Regulations in these and other jurisdictions have focused on the collection, processing, transfer, use, disclosure and security of personal information, such as an individual’s name, e-mail address or online identifier (such as an IP address). These laws may also provide consumers the right to access their information that a company has collected on them, correct it, request that it be deleted, or to stop the sale of such information to third parties.

The GDPR of the EU became effective in May 2018 and was designed to, among other things, harmonize disparate data privacy laws found across Europe. The GDPR implemented more rigorous principles relating to the data privacy and protection, including enhanced disclosure requirements regarding how personal information is obtained, used and shared; limitations on the purpose and storage of personal information; mandatory data breach notification requirements and enhanced standards for data controllers to demonstrate that they have obtained valid consent for certain data processing activities. The GDPR’s application and scope are extensive and penalties for non-compliance are significant, including fines of up to 20 million Euros or 4% of total worldwide revenue. Further, other laws that the EU is considering, if enacted, could disrupt NewCo’s ability to use or transfer data or to market and sell its products and services, which could have a material adverse effect on NewCo’s business, financial condition, and operating results. New and evolving requirements may also impact transfer of personal data from other countries to the United States, particularly transfers from members of the EU. In addition, following Brexit, NewCo may also be required to meet standards for cross-border personal data transfers imposed by UK regulatory authorities. In the event that NewCo is deemed not in compliance with the GDPR or EU or UK law, or fails to maintain compliance, then NewCo would be exposed to material damages, costs and/or fines if a EU or UK regulator or resident commenced an action and could cause considerable harm to NewCo and its reputation (including requiring notification to customers, regulators, members and/or users), loss of confidence in NewCo’s services and deter customers from using its services.

NewCo’s customers may implement compliance measures that do not align with its services, which could limit the scope and delivery of services NewCo is able to provide. Customers may also require NewCo to implement additional privacy and security measures or impose other contractual obligations including, but not limited to, indemnification and liability obligations, which may cause NewCo to incur potential business disruptions and expenses. If NewCo’s policies and practices, or those of its customers, are, or are perceived to be, insufficient or if NewCo’s members, users, visitors or customers have concerns regarding its data privacy and protection practices, NewCo could be subject to enforcement actions or investigations by regulators, lawsuits by private parties or experience reduced member, user and visitor engagement, each of which could have a material adverse effect on NewCo’s business.

NewCo will also work with its partners to deliver targeted advertisements based on members’, users’ and visitors’ perceived commercial interests. We expect many of NewCo’s members, users and visitors will voluntarily provide NewCo with contact and other information when they visit or interact with its websites. NewCo will utilize data from third-party sources to augment its member and user profiles, including data provided by Informa under the Data Sharing Agreement and marketing databases so NewCo can personalize content, enhance analytical capabilities, better target its marketing programs and better qualify leads for its customers. However, if visitor, member and/or user and sentiment regarding the sharing of information changes, such as visitors to NewCo’s websites refusing to provide contact and other information, NewCo’s ability to personalize content and provide targeted marketing solutions would be materially impaired. If members and users choose to opt-out of behavioral targeting, it would be more difficult for NewCo to offer targeted marketing programs for its customers. If NewCo is unable to acquire data from third-party sources for whatever reason, or if there is a marked increase in the cost of obtaining such data, NewCo’s ability to personalize content and provide marketing solutions could be negatively impacted.

New and expanding proposals for laws and regulations regarding “Do Not Track” requirements that protect visitors’, members’ and users’ and right to choose whether or not to be tracked online may allow consumers to have greater control over the use of their information collected online, forbid the collection or use of such information, demand a business to comply with their choice to opt-out of such collection or use and place limits upon the disclosure of such information to third-party websites. Any such laws and regulations could have a significant impact on the operation of NewCo’s advertising and data businesses. U.S. regulatory agencies have also placed an increased focus on online privacy matters and, in particular, on online advertising activities that utilize cookies or other tracking tools. Consumer and industry groups have expressed concerns about online data collection and use by companies, which has resulted in the release of various binding industry self-regulatory codes of conduct and best practice guidelines for online behavioral advertising (“OBA”) and similar activities. These codes of conduct and best practice guidelines govern, among other things, the ways in which companies can collect, use and disclose user information for OBA purposes, including how companies must give notice of these practices, and what choices companies must provide to consumers regarding these practices.

NewCo may be required or otherwise choose to adopt “Do Not Track” mechanisms and abide by certain self-regulatory principles promulgated by the Digital Advertising Alliance and others for OBA and similar activities, which may impair NewCo’s ability to use its existing tracking technologies, to collect and sell member and user behavioral data, and engage with other third parties. This could cause NewCo’s net revenues to decline and adversely affect its operating results.

We endeavor for NewCo to be in material compliance with all applicable laws, regulations and self-regulatory data privacy and protection regimes. However, as referenced above, these laws, regulations and self-regulatory regimes may be modified, and/or new laws may be enacted in the future, which could materially affect NewCo’s business. Further, data protection authorities may interpret existing laws in new or conflicting ways. NewCo may deploy new products and services from time to time, which may also require it to change its compliance practices. Any such developments (or developments stemming from the enactment or modification of other laws) or NewCo’s failure to anticipate the application or interpretation of these laws accurately could create liability for NewCo, result in adverse publicity, increase its future compliance costs, make its products and services less attractive to NewCo’s members, users, visitors and customers, or cause it to change or limit its business practices and materially affect its business and operating results. Further, any failure or perceived failure on its part to comply with any relevant laws or regulations may subject NewCo to significant civil, criminal or contractual liabilities.

The loss of personal, confidential, and/or proprietary information due to NewCo’s cybersecurity systems or the systems of its customers, vendors, or partners being breached could cause NewCo to incur significant legal and financial exposure and liability, and materially adversely affect its business, operating results and reputation.

NewCo will retain personal, confidential, and/or proprietary information relating to its members and users, employees, and customers in secure database servers. The industry in which NewCo will operate is prone to cyber-attacks by third parties seeking access to its data or data NewCo will collect from its website visitors and members, or to disrupt its ability to provide service. TechTarget and the Informa Tech Digital Businesses have experience and NewCo will likely experience cyber-attacks targeting its database servers and information systems. Cyber-attacks may involve viruses, malware, ransomware, distributed denial-of-service attacks, phishing or other forms of social engineering (predominantly spear phishing attacks), and other methods seeking to gain unlawful access. NewCo may not be able to prevent unauthorized access to these secure database servers and information systems as a result of these third party actions, including intentional misconduct by criminal organizations and hackers or as a result of employee error, malfeasance or otherwise. A security breach could result in intentional malfunctions or loss or corruption of data, software, hardware or other computer equipment, the misappropriation of personal, confidential and/or proprietary information, disruptions in NewCo’s service, and in the unauthorized access to the data of NewCo’s customers or NewCo’s data, including intellectual property, business opportunity, and other confidential business information. Additionally, third parties may attempt to fraudulently induce NewCo’s employees, vendors, or customers into disclosing access credentials such as usernames, passwords or keys in order to gain access to NewCo’s database servers and information systems.

NewCo’s online networks could also be affected by cyber-attacks, and NewCo could inadvertently transmit viruses across its networks to its members, customers or other third parties. Cyber-attacks continue to evolve in sophistication and volume, and inherently may be difficult to detect for long periods of time. Although TechTarget and the Informa Tech Digital Businesses have developed systems and processes that are designed to protect their data and user data, to prevent data loss, to disable undesirable accounts and activities on their platforms, and to prevent or detect security breaches, we cannot assure that such measures will provide absolute security, and NewCo may incur significant costs in protecting against or remediating cyber-attacks.

Providing unimpeded access to NewCo’s online networks is critical to engaging with its website visitors and members and providing superior service to NewCo’s customers. NewCo’s inability to provide continuous access to its online networks could cause some of NewCo’s customers to discontinue purchasing marketing and advertising programs and services and/or prevent or deter NewCo’s members from accessing its networks. NewCo may be required to expend significant capital and other resources to protect against cyber-attacks. We cannot assure that any contractual provisions attempting to limit NewCo’s liability in these areas will be successful or enforceable, or that NewCo’s customers or other parties will accept such contractual provisions as part of NewCo’s agreements.

Many states and foreign jurisdictions in which NewCo will operate have enacted laws and regulations that will require NewCo to notify its members, website visitors, customers and, in some cases, governmental authorities and credit bureaus, in the event that certain personal information is accessed, or believed to have been accessed, without authorization. Certain regulations also require proscriptive policies to protect against such unauthorized access. Additionally, increasing regulatory demands will require NewCo to provide heightened protection of personal information to prevent identity theft and the disclosure of sensitive information. Should NewCo experience a loss of personal, confidential, and/or proprietary information, then efforts to regain compliance and address penalties imposed by contractual provisions or governmental authorities could increase NewCo’s costs significantly.

If NewCo were to experience a significant cybersecurity breach of its information systems or data, the costs associated with the investigation, remediation and potential notification of the breach to counterparties and data subjects could be material, in addition to potential costs related to regulatory investigations in the United States or other countries. In addition, NewCo’s remediation efforts may not be successful. If NewCo does not allocate and effectively manage the resources necessary to build and sustain the proper technology and cybersecurity infrastructure, NewCo could suffer significant business disruption, including transaction errors, processing inefficiencies, data loss or the loss of or damage to intellectual property or other proprietary information.

In addition to the foregoing, any breach of privacy laws or data security laws, particularly resulting in a significant security incident or breach involving the misappropriation, loss or other unauthorized use or disclosure of sensitive or confidential consumer information, could have a material adverse effect on NewCo’s business, reputation and financial condition. There is no assurance that privacy and security-related safeguards NewCo implements will protect it from all risks associated with the processing (by NewCo or its service providers), storage and transmission of such information.

NewCo’s business, which will be dependent on centrally located communications, computer hardware systems and cloud-based infrastructure providers, will be vulnerable to natural disasters, telecommunication and systems failures, terrorism and other problems, as well as disruption due to maintenance or high volume, all of which could reduce traffic on NewCo’s networks or websites and which could result in a negative impact on NewCo’s business.

NewCo’s operations will be dependent on its communications systems, computer hardware and cloud-based infrastructure providers, all of which will be located in data centers operated by third parties. These systems could be damaged by natural disasters, power loss, telecommunication failures, viruses, and hacking and NewCo’s cloud-based infrastructure providers could take actions, such as establishing unfavorable pricing terms or limiting access to service and other similar events outside of NewCo’s control, which would impact its ability to run its operations. NewCo’s insurance policies are expected to have limited coverage levels for loss or damages in these events and may not adequately compensate NewCo for any losses that may occur. In addition, terrorist acts or acts of war may cause harm to NewCo’s employees or damage its facilities, its customers or its vendors which could adversely impact NewCo’s revenues, costs and expenses and financial position. We expect that NewCo will be generally uninsured for losses and interruptions to its systems or cancellations of events caused by terrorist acts and acts of war.

NewCo’s ability to attract and maintain relationships with its members, customers and partners will depend on the satisfactory performance, reliability and availability of its internet infrastructure. NewCo’s internet marketing and advertising revenues will relate directly to the number of advertisements and other marketing opportunities delivered to its members. System interruptions or delays that result in the unavailability of websites or slower response times for members would reduce the number of advertising impressions and leads delivered to its customers. This could reduce NewCo’s revenues as the attractiveness of its websites to its members and advertisers decreases. We expect that NewCo’s insurance policies will provide only limited coverage for service interruptions and may not adequately compensate NewCo for any losses that may occur due to any failures or interruptions in NewCo’s systems. Further, we do not expect that NewCo will have multiple site capacity for all of its services in the event of any such occurrence.

In addition, NewCo’s networks and websites must accommodate a high volume of traffic and deliver frequently updated information. TechTarget and the Informa Tech Digital Businesses have experienced, and NewCo may experience in the future, slower response times due to higher than expected traffic, or decreased traffic, for a variety of reasons. There have been instances where TechTarget’s and the Informa Tech Digital Businesses’ online networks as a whole, or their respective websites individually, have been inaccessible. Also, slower response times, which have occurred more frequently, can result from general internet problems, routing and equipment problems involving third party internet access providers, problems with third party advertising servers, increased traffic to NewCo’s servers, viruses and other security breaches that are out of NewCo’s control. In addition, NewCo’s members will depend on internet service providers and online service providers for access to NewCo’s online networks or websites. Those providers have experienced outages and delays in the past and may experience outages or delays in the future. A prolonged outage of critical systems, networks or similar services would inhibit the delivery of products and services, increase costs, and adversely affect customer experience and reputation. Serious disruption could affect day-to-day operations and, potentially, colleague engagement. Moreover, NewCo’s internet infrastructure might not be able to support continued growth of NewCo’s online networks or websites. To effectively manage growth, these systems require an ongoing commitment of significant resources to maintain, protect, enhance and upgrade existing systems and develop and implement new systems to keep pace with changing technology and business needs. Any of these problems could result in less traffic to NewCo’s networks or websites or harm the perception of NewCo’s networks or websites as reliable sources of information. Less traffic on NewCo’s networks and websites or periodic interruptions in service could have the effect of reducing demand for marketing and advertising on NewCo’s networks or websites, thereby reducing its revenues.

NewCo’s business depends on continued and unimpeded access to the internet by NewCo and its members and users. If government regulations relating to the internet change, internet access providers may be able to block, degrade, or charge for access to certain of NewCo’s products and services, which could lead to additional expenses and the loss of customers.

NewCo’s products and services will depend on the ability of its members and users to access the internet. Currently, this access is provided by companies that have significant market power in the broadband and internet access marketplace, including incumbent telephone companies, cable companies, mobile communications companies, and government-owned service providers. Some of these providers have taken, or have stated that they may take measures, including legal actions, that could degrade, disrupt, or increase the cost of member access to NewCo’s advertisements or its third party publishers’ advertisements by restricting or prohibiting the use of infrastructure to support or facilitate NewCo’s offerings, or by charging increased fees to NewCo or its members to provide NewCo’s offerings. On December 14, 2017, the Federal Communications Commission voted to repeal the net neutrality rules which were intended, in part, to prevent network operators from discriminating against legal traffic that traverses their networks. It is unclear whether or if such a repeal will be subject to challenge or preemption if the U.S. Congress passes new laws regarding net neutrality.

In addition, as NewCo expands internationally, government regulations concerning the internet, in particular net neutrality, may be nascent or non-existent. Governments of one or more countries may seek to limit access to the platforms, or certain features of the platforms, or may seek to impose other restrictions that could adversely affect the availability of the platforms, or certain features of the platforms, for an extended period of time or indefinitely. In addition, governments in certain countries may seek to block or restrict access to the platforms if they consider the businesses to be in violation of their laws, including privacy laws, and may require the businesses to disclose or provide access to information in their possession. If NewCo fails to anticipate developments in the law or fails for any reason to comply with applicable law, the platforms could be further blocked or restricted, and NewCo could be exposed to significant liability that could harm the business. This regulatory environment, coupled with the potentially significant political and economic power of local network operators, could cause NewCo to experience discriminatory or anti-competitive practices that could impede its growth, cause NewCo to incur additional expense, or otherwise negatively affect NewCo’s business. Such interference could result in a loss of existing customers, and increased costs, and could impair NewCo’s ability to attract new customers, thereby harming its revenues and growth.

NewCo may face risks associated with its use of certain artificial intelligence, machine learning, and large language models.

We expect NewCo’s business will use artificial intelligence and machine learning (“AI/ML”) technologies, including those offered by third parties, to enhance its content, audience engagement, and overall service offerings and to drive innovation and organizational efficiencies. We expect that NewCo will also explore, develop, and introduce new AI/ML capabilities and large language models, including generative AI features, into its service offerings and platforms to offer enhanced application functionality, updated product offerings, and improved customer experiences. As with many new and emerging technologies, the use of AI/ML presents risks and challenges that could affect their adoption, and therefore NewCo’s business. If NewCo enables or offers AI/ML features and solutions that draw controversy due to their perceived or actual impact on human rights, privacy, employment, or in other social, economic, or political contexts, NewCo may experience brand or reputational harm, competitive harm, or legal liability. Additionally, the use of AI/ML technologies may result in inaccurate outputs, contain biased information, or expose NewCo to other risks, which could result in incidents that cause harm to NewCo’s business, its customers, and to individuals. These deficiencies and other failures of AI/ML technologies could subject NewCo to regulatory action, legal liability, including under new and proposed state, federal, and international rules and laws regulating AI/ML, as well as new applications or interpretations of existing data protection, privacy, intellectual property, and other laws.

Issues around the implementation and use of AI/ML technologies are complex and the regulatory landscape continues to evolve. It is likely that new laws and regulations will be adopted, or that existing laws and regulations may be interpreted in new ways that would affect NewCo’s business and the ways in which NewCo uses, or contemplates the use of, AI/ML technology, its financial condition, and its results of operations, including as a result of the cost to comply with such laws or regulations. For example, the EU’s Artificial Intelligence Act (“AI Act”) introduces a regulatory landscape that businesses will need to navigate with caution. The AI Act’s stringent measures against certain AI/ML applications may impact businesses in this sector. Such measures include prohibitions on AI/ML technologies that utilize sensitive personal attributes for biometric categorization, restrictions on indiscriminate collection of facial images for recognition databases, and limitations on emotion recognition systems that could be employed in consumer analysis or employee monitoring. Businesses must also be aware of the comprehensive transparency requirements mandated for general-purpose AI systems. This entails maintaining detailed technical documentation and ensuring compliance with the EU’s copyright laws, with even more rigorous standards for high-impact general AI/ML models. These models require exhaustive evaluations, risk assessments related to systemic impacts, adversarial testing and reporting on aspects like energy efficiency, indicating a significant compliance burden for businesses. The scale of penalties for non-compliance range up to €35 million or 7% of global turnover, underscoring the importance of adherence to the new regulations where applicable. To comply with the AI Act, businesses like NewCo will need to take a proactive approach to regulatory compliance, risk management and infrastructure investment.

Further, potential government regulation related to AI/ML use and ethics may also increase the burden and cost of compliance and utilization of AI/ML, and failure to properly remediate AI/ML usage or ethics issues may cause public confidence in AI/ML to be undermined, which could slow their adoption in NewCo’s offerings and services. In addition, market acceptance of AI/ML is uncertain, and NewCo may be unsuccessful in its service and product development efforts. Any of these factors could adversely affect NewCo’s business, financial condition, and results of operations.

If NewCo does not maintain proper and effective disclosure controls and procedures and internal control over financial reporting, its ability to produce accurate financial statements could be impaired, which could adversely affect its operating results, its ability to operate its business and investors’ views of NewCo.

Ensuring that NewCo has adequate disclosure controls and procedures, including internal financial and accounting controls and procedures, in place to help ensure that NewCo can produce accurate financial statements on a timely basis is a costly and time-consuming effort that needs to be re-evaluated frequently. On an ongoing basis, NewCo will need to document and both NewCo and its independent auditors will need to test NewCo’s internal controls over financial reporting in connection with the requirements of Section 404 of the Sarbanes-Oxley Act and, as part of that documentation and testing, NewCo management will need to identify areas for further attention and improvement. Implementing any appropriate changes to NewCo’s internal controls may entail substantial costs in order to modify its existing accounting systems, take a significant period of time to complete, and distract its officers, directors and employees from the operation of its business. For example, we expect that NewCo will need to design and implement financial reporting and management review controls, together with IT general and application controls for all systems which materially impact financial reporting of the Informa Tech Digital Businesses’ following the Closing, the cost of which may be material. These changes may not, however, be effective in maintaining the adequacy of NewCo’s internal controls, and any failure to maintain that adequacy, or consequent inability to produce accurate financial statements on a timely basis, could increase NewCo’s operating costs and could materially impair NewCo’s ability to operate its business. In addition, investors’ perceptions that NewCo’s internal controls are inadequate or that NewCo is unable to produce accurate financial statements may materially and adversely affect the price of NewCo common stock.

NewCo’s ability to raise capital in the future may be limited.

NewCo’s business and operations may consume resources faster than we anticipate. In the future, NewCo may need to raise additional funds to expand its sales and marketing and service development efforts or to make acquisitions. Additional financing may not be available on favorable terms, if at all. If adequate funds are not available on acceptable terms, NewCo may be unable to fund the expansion of its sales and marketing and research and development efforts or take advantage of acquisition or other opportunities, which could seriously harm NewCo’s business and operating results. If NewCo incurs debt, the debt holders would have rights senior to NewCo’s common stockholders to make claims on its assets and the terms of any debt could restrict NewCo’s operations, including its ability to pay dividends on its common stock. Furthermore, if NewCo issues additional equity securities, stockholders, other than Informa, may experience dilution, and the new equity securities could have rights senior to those of NewCo common stock. Any debt financing is likely to have financial and other covenants that could have an adverse impact on NewCo’s business if NewCo does not achieve its projected results. Because NewCo’s decision to issue securities in any future offering will depend on market conditions and other factors beyond its control, we cannot predict or estimate the amount, timing or nature of NewCo’s future offerings. Thus, NewCo’s stockholders bear the risk of its future securities offerings reducing the market price of NewCo common stock and diluting their interest.

The impairment of a significant amount of goodwill and intangible assets on NewCo’s balance sheet could result in a decrease in earnings and, as a result, NewCo’s stock price could decline.

TechTarget and the Informa Tech Digital Businesses have acquired assets and businesses over time, some of which have resulted in the recording of a significant amount of goodwill and/or intangible assets on their respective consolidated financial statements. On a pro forma basis, NewCo had $1.1 billion of goodwill and $1.1 billion of net intangible assets as of June 30, 2024. The goodwill was recorded because the fair value of the net tangible assets and/or intangible assets acquired was less than the purchase price. NewCo may not realize the full value of the goodwill and/or intangible assets. NewCo will evaluate goodwill and other intangible assets with indefinite useful lives for impairment on an annual basis or more frequently if events or circumstances suggest that the asset may be impaired. On a pro forma basis, NewCo did not have any intangible assets, other than goodwill, with indefinite lives as of June 30, 2024. NewCo will evaluate other intangible assets subject to amortization whenever events or changes in circumstances indicate that the carrying amount of those assets may not be recoverable. If goodwill or other intangible assets are determined to be impaired, NewCo will write-off the unrecoverable portion as a charge to its earnings. If NewCo acquires new assets and businesses in the future, as we expect NewCo will, NewCo may record additional goodwill and/or intangible assets. The possible write-off of the goodwill and/or intangible assets could negatively impact NewCo’s future earnings and, as a result, the market price of NewCo common stock could decline.

NewCo’s significant indebtedness could adversely affect its financial condition.

As of June 30, 2024, TechTarget had $3 million in aggregate principal amount of 0.125% convertible senior notes due 2025 and $414 million in aggregate principal of 0.0% convertible senior notes due 2026 (collectively, the “TechTarget convertible notes”) outstanding. Following the closing of the Transactions, TechTarget, NewCo and the trustee under the indentures governing the TechTarget convertible notes are expected to enter into a supplemental indenture (to be effective upon the completion of the Transactions) pursuant to which, among other things, NewCo will be added as a co-issuer of the TechTarget convertible notes and co-obligor, jointly and severally with TechTarget, to the obligations of TechTarget under the TechTarget convertible notes and each indenture governing the TechTarget convertible notes. In addition, TechTarget and NewCo are obligated under the Transaction Agreement to use their reasonable best efforts to enter into a revolving credit facility or other senior lending facility, which shall be entered into prior to (but effective upon) the closing of the proposed Transactions, with commitments of at least $250,000,000 to be used (together with TechTarget’s and its subsidiaries available cash on hand) to satisfy TechTarget’s obligations under the TechTarget convertible notes and for general working capital purposes. The significant amount of indebtedness NewCo will carry and may carry in the future could limit its ability to obtain additional financing for working capital, capital expenditures, acquisitions, debt service requirements, stock repurchases or other purposes.

NewCo’s outstanding indebtedness following the Closing may also increase its vulnerability to adverse economic, market and industry conditions, limit its flexibility in planning for, or reacting to, changes in its business operations or to NewCo’s industry overall, and place NewCo at a disadvantage in relation to its competitors that have lower debt levels. NewCo’s ability to refinance or repay at maturity its indebtedness will depend on the capital markets and its financial condition at such time and NewCo ultimately may not be able to do so on desirable terms or at all, which could result in a default under NewCo’s debt obligations. Any or all of the above events and/or factors could have an adverse effect on NewCo’s results of operations and financial condition.

Taxing authorities may successfully assert that TechTarget or the Informa Tech Digital Businesses should have collected, or in the future NewCo should collect, sales and use, value added, or similar taxes, and NewCo could be subject to liability with respect to past sales by TechTarget or the Informa Tech Digital Businesses or future sales, which could adversely affect its results of operations.

Neither TechTarget nor the Informa Tech Digital Businesses collect sales and use, value added, or similar taxes in all jurisdictions in which they have sales, based on their understanding that such taxes are not applicable. Sales and use, value added, and similar tax laws and rates vary greatly by jurisdiction. Certain jurisdictions in which TechTarget and/or the Informa Tech Digital Businesses do not collect such taxes may assert that such taxes are applicable, which could result in tax assessments, penalties, and interest, and NewCo may be required to collect such taxes in the future. Such tax assessments, penalties, and interest, or future requirements, may adversely affect NewCo’s results of operations.

Changes in applicable tax laws could result in adverse tax consequences to NewCo.

NewCo’s tax positions could be adversely impacted by changes to tax laws, tax treaties, or tax regulations or the interpretation or enforcement thereof by any tax authority in which NewCo files income tax returns, particularly in the United States and the United Kingdom. NewCo cannot predict the outcome of any specific legislative proposals.

Global taxing standards continue to evolve as a result of the Organization for Economic Co-Operation and Development (OECD) recommendations aimed at preventing perceived base erosion and profit shifting by multinational corporations. While these recommendations do not change tax law, the countries where NewCo will operate may implement legislation or take unilateral actions which may result in adverse effects to NewCo’s future income tax provision and financial statements.

Risks Related to the Informa Tech Digital Businesses

The Informa Group only recently acquired certain of the businesses that constitute the Informa Tech Digital Businesses. The failure to successfully execute and integrate acquisitions and the different products and services associated with such acquisitions could negatively impact the financial condition and results of operations of the Informa Tech Digital Businesses.

The Informa Group only recently acquired certain of the businesses that constitute the Informa Tech Digital Businesses, including IHS Markit Technology, which was combined with Ovum to create Omdia, in August 2019, NetLine in November 2021, Industry Dive in September 2022 and Canalys in September 2023. The acquisition of these businesses and their subsequent integration involves risks and uncertainties, including the following:

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difficulties in integrating and managing the combined operations, technology platforms, or offerings of the acquired companies and realizing the anticipated economic, operational, and other benefits in a timely manner, which could result in substantial costs and delays, and failure to execute on the intended strategy and synergies;

•	failure of the acquired businesses to achieve anticipated revenue, earnings, or cash flow;

•	diversion of management’s attention or other resources from existing business;

•	inability to maintain the key customers, business relationships, suppliers, and brand potential of acquired businesses;

•	uncertainty of entry into businesses or geographies in which limited or no prior operations have occurred or in which competitors have stronger positions;

•	unanticipated costs associated with pursuing acquisitions or greater than expected costs in integrating the acquired businesses;

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responsibility for the liabilities of acquired businesses, including those that were not disclosed or exceed our estimates, such as liabilities arising out of the failure to maintain effective data protection and privacy controls, and liabilities arising out of the failure to comply with applicable laws and regulations, including tax laws;

•	difficulties in or costs associated with assigning or transferring the acquired companies’ intellectual property or its licenses to third-party intellectual property;

•	inability to maintain culture and values, ethical standards, controls, procedures, and policies;

•	challenges in integrating the workforce of acquired companies and the potential loss of key employees;

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challenges in integrating and auditing the financial statements of acquired companies, including as a result of their not having historically prepared financial statements in accordance with United States GAAP; and

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potential accounting charges to the extent goodwill and intangible assets recorded in connection with an acquisition, such as trademarks, customer relationships, or intellectual property, are later determined to be impaired and written down in value.

The failure to successfully execute and integrate acquisitions and the different products and services associated with such acquisitions could negatively impact the financial condition and results of operations of the Informa Tech Digital Businesses. Moreover, integration of the recently acquired Informa Tech Digital Businesses into the Informa Group was at varying stages of completeness prior to the announcement of the Transactions.

Because the operation of the Informa Tech Digital Businesses was not fully integrated prior to the announcement of the Transactions and they have never operated as a standalone business it may be difficult to fully separate the Informa Tech Digital Businesses from the Informa Group prior to the expiration of the various transition services agreements for the benefit of NewCo. The Informa Tech Digital Businesses may need to acquire resources in addition to, and eventually in lieu of, those provided by the Informa Group to it, and may also face difficulty in separating its resources from the Informa Group’s resources and integrating newly acquired resources into the Informa Tech Digital Businesses.

During the preparation of the Informa Tech Digital Businesses’ financial statements for this combined proxy statement/prospectus, material weaknesses were identified in its internal control over financial reporting. Failure to establish and maintain effective internal control over financial reporting in accordance with the Sarbanes-Oxley Act and remediate these material weaknesses could have an adverse effect on the Informa Tech Digital Businesses’ business and results of operation.

In connection with the preparation and audit of the Informa Tech Digital Businesses’ combined financial statements as of December 31, 2023 and 2022, and for the three years ended December 31, 2023, the Informa Tech Digital Businesses’ management identified certain control deficiencies in the design and implementation of its internal control over financial reporting that constituted material weaknesses. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the financial statements will not be prevented or detected on a timely basis. The Informa Tech Digital Businesses have historically operated as part of Informa Tech operating segment of Informa and its subsidiaries and not as a standalone entity with separate legal status of existence. Accordingly, accounting policies and procedures were designed for Informa financial reporting and not for the Informa Tech Digital Businesses as a standalone entity.

The material weaknesses were driven by: (i) lack of formal documented policies and procedures and inadequate design and performance of controls over financial reporting, including documented evidence and level of precision in the execution of controls across significant business processes; (ii) ineffective IT general control environment, including lack of segregation of duties, supporting the financial reporting systems that do not utilize the Informa Tech Digital Businesses’ main enterprise resource planning systems of SAP and Oracle; and (iii) lack of sufficient resources with the appropriate level of technical U.S. GAAP accounting knowledge, experience and training to ensure proper accounting for complex, non-routine transactions required for accurate and timely financial reporting.

Management is developing a plan to remediate the material weaknesses identified, including: (a) designing and implementing a financial reporting control framework, including management review controls, together with

IT general and application controls for all systems which materially impact financial reporting; and (b) providing relevant U.S. GAAP technical accounting, internal controls over financial reporting and SEC financial reporting requirements training for personnel.

Neither management nor an independent registered public accounting firm has performed an evaluation of the Informa Tech Digital Businesses’ internal control over financial reporting in accordance with the provision of the Sarbanes-Oxley Act because no such evaluation has been required. However, upon Closing, the Informa Tech Digital Businesses will be part of NewCo. Management will therefore be required to certify the effectiveness of NewCo’s internal controls over financial reporting pursuant to Section 404(a) of the Sarbanes-Oxley Act and is expected to become subject to auditor attestation requirements pursuant to Section 404(b) of the Sarbanes-Oxley Act, beginning with the filing of NewCo’s Annual Report on Form 10-K for the year ended December 31, 2025.

Management cannot assure that they will be successful in remediating the material weaknesses identified in the internal controls over financial reporting as of December 31, 2025. The failure to correct the material weaknesses or the failure to discover and address any other material weaknesses or deficiencies could result in inaccuracies in the financial statements and impair the ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis.

Risks Related to the Ownership of NewCo Common Stock

The following are risk factors that relate to the ownership of the common stock of the combined company, NewCo. In this section, unless the context requires otherwise, references to “TechTarget” refer to TechTarget, Inc. and its consolidated subsidiaries before the completion of the Transactions; references to “NewCo,” “we,” “our,” or “us” refer to NewCo and its consolidated subsidiaries, after the completion of the Transactions.

Following the completion of the Transactions, NewCo will be controlled by Informa. The interests of Informa may differ from the interests of other stockholders of NewCo.

Immediately following the Closing, Informa will beneficially own 57% of the outstanding shares of NewCo common stock (on a fully diluted basis, but without taking into account shares which may be issued upon the conversion (if any) of the TechTarget convertible notes or shares reserved for future grants pursuant to certain NewCo equity incentive plans). Under the Stockholders Agreement, Informa will have the right under certain circumstances to acquire additional equity securities of NewCo pursuant to Pre-Agreed Procedures, preemptive rights and percentage maintenance rights without the approval of an RPT Committee.

Through its ownership of at least a majority of the shares of NewCo common stock and the provisions set forth in the NewCo Charter, the NewCo Bylaws and the Stockholders Agreement, Informa will have the ability to designate and elect a majority of the directors of the NewCo Board. The Stockholders Agreement provides that, for so long as Informa beneficially owns more than 50% of the outstanding shares of NewCo common stock, to the extent permitted by applicable law, unless otherwise agreed to in writing by Informa HoldCo, NewCo will avail itself of certain available “Controlled Company” exemptions to the corporate governance listing standards of the Exchange (in whole or in part, as requested by Informa HoldCo) that would otherwise require, among other things, NewCo to have a majority of the board of directors consist of independent directors and an independent compensation committee.

Under the Stockholders Agreement, the NewCo Board will initially have three directors not designated by Informa and five directors designated by Informa, as well as the Chief Executive Officer of NewCo, who will be the current Chief Executive Officer of the Informa Tech division. For further information regarding the NewCo Board and its committees following the Closing, please see “Certain Agreements Related to the Transactions—Stockholders Agreement” beginning on page 194 of this combined proxy statement/prospectus.

Pursuant to the terms of the Stockholders Agreement, Informa will have the right to consent to certain material actions of NewCo and its subsidiaries for so long as it maintains certain ownership percentages, including over certain mergers and acquisitions, sales of assets, the incurrence of indebtedness, issuances of securities and the termination of the employment or the appointment of a new Chief Executive Officer of NewCo. For as long as Informa beneficially owns a majority of the outstanding shares of NewCo common stock, Informa will also have control over certain matters submitted to stockholders for approval, including the election of directors, the adoption of amendments to the NewCo Charter that do not require approval by the holders of separate classes or series of capital stock and the approval of certain mergers, consolidations or sales of all or substantially all of NewCo’s assets. Subject to the terms of the Stockholders Agreement, Informa has agreed to vote in favor of the election of director nominees not designated by Informa. The rights and obligations of Informa are described in more detail in “Certain Agreements Related to the Transactions—Stockholders Agreement” beginning on page 194 of this combined proxy statement/prospectus. Informa and its subsidiaries may have different interests than other holders of NewCo common stock and may make decisions adverse to your interests.

Among other things, Informa’s control could delay, defer, or prevent a sale of NewCo that NewCo’s other stockholders support, or, conversely, this control could result in the consummation of such a transaction that other stockholders do not support. This concentrated control could discourage a potential investor from seeking to acquire NewCo common stock and, as a result, might impact the market price of NewCo common stock.

Certain persons expected to serve as directors of NewCo may have to navigate potential conflicts of interest arising from their relationship with Informa following the closing of the Transactions. Such relationships may result in such directors having interests that may be different from or in addition to the interests of NewCo’s stockholders generally for certain decisions.

Three of the nine persons that are expected to serve as directors of NewCo following the closing of the Transactions are employed by and/or serve as directors of Informa. Such NewCo directors, including Mr. Nugent, will have to navigate conflicts between their duties to NewCo and their duties to, and interests in, Informa, which may be different from or in addition to those of NewCo and its stockholders generally.

NewCo does not expect to employ its Chief Executive Officer, but, instead, plans to retain the services of Gary Nugent through a secondment agreement.

Gary Nugent, who is expected to serve as NewCo’s Chief Executive Officer following the closing of the Transactions, is expected to remain employed by an affiliate of Informa and will provide services to NewCo under a secondment agreement. The interests of Informa and its affiliates may be different from or in addition to the interests of NewCo’s stockholders generally for certain decisions. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, Informa and its affiliates, as equity holders, may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve risks the occurrence of which may not be in the interests of the minority stockholders.

Mr. Nugent’s employment by ISSI may present conflicts of interest with respect to the performance of his duties to NewCo because (i) NewCo will not be Mr. Nugent’s direct employer and will therefore not have complete control over Mr. Nugent’s employment arrangements, (ii) Mr. Nugent will take his instructions from Informa’s chief executive officer with respect to matters related to the Nugent Employment Agreement and his activities related to the Informa Group Executive Committee, of which Mr. Nugent will be a member, (iii) Mr. Nugent will have obligations to ISSI and Informa in his capacity as an employee of the Informa Group, and (iv) Mr. Nugent will be eligible to receive equity grants in Informa in addition to any equity grants that he receives in NewCo. Mr. Nugent will also owe customary fiduciary duties to NewCo, including a duty of loyalty to act in the best interests of NewCo and all of its stockholders generally. As such, in addition to the matters noted above, to the extent that the interests of NewCo and Informa diverge with respect to any particular matter, Mr. Nugent may have a conflict of interest with respect to such matter.

Mr. Nugent is aware of the potential for conflicts of interest to develop and will attempt to perform his tasks in a manner that is consistent with the obligations and fiduciary duties that he owes to NewCo. However, his employment relationship and affiliation with Informa could give rise to actual conflicts of interest when Mr. Nugent is faced with a decision that has different implications for Informa and NewCo. These conflicts of interest could arise over a variety of matters including, but not limited to, (i) changes to NewCo’s business and operations, (ii) funding and capital management, (iii) regulatory proceedings and compliance, (iv) agreements or arrangements with Informa or other members of the Informa Group, (v) confidentiality restrictions and information sharing, (vi) employee retention or recruiting, labor, tax, employee benefit or indemnification matters, (vii) NewCo’s dividend policy and declarations of dividends and (viii) pursuit of various strategic alternatives, including acquisition opportunities.

Following the completion of the Transactions, Informa will be prohibited, subject to certain exceptions, from transferring shares of NewCo common stock or acquiring more shares of NewCo common stock until the second anniversary of the Closing, after which, subject to restrictions, it will be permitted to transfer its shares of NewCo common stock and acquire more shares of NewCo common stock, which could have a negative impact on NewCo’s stock price or ability to maintain the Exchange’s continued listing requirements.

For two years following the completion of the Transactions (unless the Third Trigger Date has occurred prior to such date), Informa will be prohibited from transferring any of its shares of NewCo common stock other than to a controlled affiliate of Informa, without the approval of an RPT Committee. Following such two-year lock-up period, the Informa Group will be permitted, subject to restrictions explained in more detail in “Certain Agreements Related to the Transactions—Stockholders Agreement” beginning on page 194 of this combined proxy statement/prospectus, to sell or otherwise transfer shares of NewCo common stock, including in public offerings pursuant to registration rights to be granted by NewCo. Any such sale or other transfers could significantly increase the number of shares of NewCo common stock available to be traded in the equity markets, which could cause a decrease in the trading price of shares of NewCo common stock. In addition, even if Informa does not transfer a large number of its shares into the market, the potential for Informa to sell large numbers of shares into the market may depress the trading price of shares of NewCo common stock.

For two years following the completion of the Transactions, the Informa Group is prohibited from acquiring or seeking to acquire, directly or indirectly, additional shares of NewCo common stock that would result in the Informa Group having an ownership percentage of the outstanding NewCo common stock greater than the percentage of outstanding NewCo common stock they own as of the Closing Date, subject to certain exceptions explained in more detail in “Certain Agreements Related to the Transactions—Stockholders Agreement” beginning on page 194 of this combined proxy statement/prospectus. Following the two-year standstill period, the Informa Group will be permitted, subject to restrictions explained in more detail in “Certain Agreements Related to the Transactions—Stockholders Agreement” beginning on page 194 of this combined proxy statement/prospectus, to acquire or seek to acquire, directly or indirectly, additional shares of NewCo common stock which may have an adverse effect on NewCo’s ability to remain in compliance with the Exchange’s continued listing requirements, including requirements with respect to maintaining a minimum number of holders of the NewCo common stock. A delisting of the NewCo common stock, or the potential for a delisting, could depress the trading price of shares of NewCo common stock.

The shares of NewCo common stock to be received by TechTarget’s stockholders as a result of the Transactions will have different rights from the shares of TechTarget common stock that those holders currently own.

Following the Closing, TechTarget’s stockholders will no longer be stockholders of TechTarget but will instead be stockholders of NewCo holding NewCo common stock. There are important differences between the rights of TechTarget stockholders and the rights of holders of NewCo common stock. For a description of different rights associated with TechTarget common stock and NewCo common stock, see the section titled “Comparison of Stockholder Rights and Corporate Governance Matters” beginning on page 235 of this combined proxy statement/prospectus.

No trading market currently exists for NewCo common stock.

Prior to the Closing, there will be no trading market for the NewCo common stock. At the Closing, the NewCo common stock is expected to be listed for trading on The Nasdaq Global Market (“Nasdaq”). However, there can be no assurance that an active market for the NewCo common stock will develop after the Closing, or if it develops, that such market will be sustained. In the absence of an active trading market for the NewCo common stock, investors may not be able to sell their NewCo common stock at the time that they would like to sell.

Following the completion of the Transactions, Informa will have the right to purchase additional securities of NewCo, which could have a negative impact on NewCo’s stock price.

Following the completion of the Transactions, Informa HoldCo will have the option (but not the obligation) to, among other things, (i) purchase securities of NewCo in connection with securities being issued as consideration in an acquisition transaction, or a public offering or private placement of NewCo securities, or under other circumstances where NewCo securities are not being offered for cash by NewCo, in each case at prices determined based upon Pre-Agreed Procedures without the need for the approval of an RPT Committee and (ii) purchase additional shares of NewCo common stock up to its percentage maintenance share in connection with the issuance of equity awards or securities of NewCo pursuant to any “at the market” program, on a quarterly basis and at prices determined based upon Pre-Agreed Procedures. Any such purchase by Informa HoldCo could significantly increase the number of shares of NewCo common stock outstanding, which could cause a decrease in the trading price of shares of NewCo common stock. In addition, even if Informa HoldCo does not exercise its rights to purchase, the existence of such rights may depress the trading price of shares of NewCo common stock. For a more complete description of Informa’s right to purchase additional securities of NewCo, see the section titled “Certain Agreements Related to the Transactions—Stockholders Agreement” beginning on page 194 of this combined proxy statement/prospectus.

The benefits and synergies attributable to the Transactions may vary from expectations, which may negatively affect the market price of shares of NewCo common stock.

TechTarget currently expects that the Transactions will result in a number of benefits and synergies, including, but not limited to, operating synergies and stronger fundamental demand for NewCo’s products and services, and that the Transactions will be accretive to NewCo’s earnings. These expectations are based on current estimates and assumptions that may prove to be incorrect. Actual operating, technological, strategic and revenue opportunities, if achieved at all, may be less significant than expected or may take longer to achieve than anticipated. In addition, future events and conditions, including, but not limited to, adverse changes in market conditions, regulatory framework, additional transaction and integration-related costs and other factors such as the failure to realize some or all of the anticipated benefits of the Transactions could decrease or delay the accretion that is currently anticipated or could result in dilution. Any dilution of, decrease in, or delay of any accretion to NewCo’s earnings per share could cause the price of shares of NewCo common stock to decline or grow at a reduced rate.

The price of NewCo common stock may be volatile, and holders of NewCo common stock may be unable to resell their NewCo Common Stock at or above their purchase price or at all.

The market price for NewCo common stock may fluctuate significantly in response to a number of factors, most of which NewCo cannot control, including, among others:

•	trends and changes in consumer preferences in the industries in which NewCo operates;

•	changes in general economic or market conditions or trends in NewCo’s industry or the economy as a whole and, in particular, in the consumer and advertising marketplaces;

•	changes in key personnel;

•	NewCo’s entry into new markets;

•	changes in NewCo’s operating performance;

•	investors’ perceptions of NewCo’s prospects and the prospects of the businesses in which it participates;

•	fluctuations in quarterly revenue and operating results, as well as differences between NewCo’s actual financial and operating results and those expected by investors;

•	the public’s response to press releases or other public announcements by NewCo or third parties, including NewCo’s filings with the SEC;

•	announcements relating to litigation;

•	guidance, if any, that NewCo provides to the public, any changes in such guidance or NewCo’s failure to meet such guidance;

•

changes in financial estimates or ratings by any securities analysts who follow NewCo common stock, NewCo’s failure to meet such estimates or failure of those analysts to initiate or maintain coverage of the NewCo common stock;

•	downgrades in NewCo’s credit ratings or the credit ratings of its competitors;

•	the development and sustainability of an active trading market for NewCo common stock;

•	investor perceptions of the investment opportunity associated with NewCo common stock relative to other investment alternatives;

•	the inclusion, exclusion, or removal of NewCo common stock from any trading indices;

•	future sales of NewCo common stock by its officers, directors, and significant stockholders;

•	other events or factors, including those resulting from system failures and disruptions, hurricanes, pandemics, wars, acts of terrorism, other natural disasters, or responses to such events;

•

changes in financial markets or general economic conditions, including, for example, due to the effects of recession or slow economic growth in the United States and abroad, interest rates, fuel prices, international currency fluctuations, corruption, political instability, acts of war, including the conflict involving Russia and Ukraine and in the Middle East, acts of terrorism, and pandemics or other public health crises;

•	price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole; and

•	changes in accounting principles.

These and other factors may lower the market price of NewCo common stock, regardless of its actual operating performance. As a result, NewCo common stock may trade at prices significantly below the price at which shares were purchased.

In addition, the stock markets, including Nasdaq, have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. In the past, stockholders have instituted securities class action litigation following periods of market volatility. If NewCo were to become involved in securities litigation, it could incur substantial costs and its resources and the attention of management could be diverted from its business.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This combined proxy statement/prospectus contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act that involve substantial risks and uncertainties. All statements, other than historical facts, are forward-looking statements, including: statements regarding the expected timing and structure of the Transactions; the ability of the parties to complete the Transactions considering the various closing conditions; the expected benefits of the Transactions, such as improved operations, enhanced revenues and cash flow, synergies, growth potential, market profile, business plans, expanded portfolio and financial strength; the competitive ability and position of NewCo following completion of the Transactions; legal, economic, and regulatory conditions; and any assumptions underlying any of the foregoing. Forward-looking statements concern future circumstances and results and other statements that are not historical facts and are sometimes identified by the words “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “plan,” “could,” “would,” “project,” “predict,” “continue,” “target,” or the negatives of these words or other similar terms or expressions that concern TechTarget’s or Informa’s expectations, strategy, priorities, plans, or intentions. Forward-looking statements are based upon current plans, estimates, and expectations that are subject to risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements.

We can give no assurance that such plans, estimates, or expectations will be achieved, and therefore, actual results may differ materially from any plans, estimates, or expectations in such forward-looking statements.

Important factors that could cause actual results to differ materially from such plans, estimates, or expectations include, among others: that one or more closing conditions to the Transactions, including certain regulatory approvals, may not be satisfied or waived, on a timely basis or otherwise, including that a governmental entity may prohibit, delay, or refuse to grant approval for the consummation of the Transactions, may require conditions, limitations, or restrictions in connection with such approvals or that the required approval by the shareholders of TechTarget may not be obtained; the risk that the Transactions may not be completed in the time frame expected by Informa, TechTarget or NewCo, or at all; unexpected costs, charges, or expenses resulting from the Transactions; uncertainty regarding the expected financial performance of NewCo following completion of the Transactions; failure to realize the anticipated benefits of the Transactions, including as a result of delay in completing the Transactions or integrating the Informa Tech Digital Businesses with the business of TechTarget; the ability of NewCo to implement its business strategy; difficulties and delays in NewCo achieving revenue and cost synergies; the occurrence of any event that could give rise to termination of the Transaction Agreement; potential litigation in connection with the Transactions or other settlements or investigations that may affect the timing or occurrence of the Transactions or result in significant costs of defense, indemnification, and liability; evolving legal, regulatory, and tax regimes; changes in economic, financial, political, and regulatory conditions, in the United States and elsewhere, and other factors that contribute to uncertainty and volatility, natural and man-made disasters, civil unrest, pandemics, geopolitical uncertainty, and conditions that may result from legislative, regulatory, trade, and policy changes associated with the current or subsequent U.S. administration; risks related to disruption of management time from ongoing business operations due to the Transactions; certain restrictions during the pendency of the Transactions that may impact TechTarget’s ability to pursue certain business opportunities or strategic transactions; NewCo’s ability to meet expectations regarding the accounting and tax treatments of the Transactions; the risk that any announcements relating to the Transactions could have adverse effects on the market price of TechTarget common stock; the risk that the proposed transaction and its announcement could have an adverse effect on the ability of either or both of TechTarget and the Informa Tech Digital Businesses to retain customers and retain and hire key personnel and maintain relationships with customers, suppliers, employees, stockholders, strategic partners and other business relationships and on its operating results and business generally; market acceptance of TechTarget’s and the Informa Tech Digital Businesses’ products and services; the impact of pandemics and future health epidemics and any related economic downturns on TechTarget, the Informa Tech Digital

Businesses or NewCo and the markets in which they and their customers operate; changes in economic or regulatory conditions or other trends affecting the internet, internet advertising and IT industries; data privacy and artificial intelligence laws, rules, and regulations; the impact of foreign currency exchange rates; certain macroeconomic factors facing the global economy, including instability in the regional banking sector, disruptions in the capital markets, economic sanctions and economic slowdowns or recessions, rising inflation and interest rate fluctuations on the operating results of TechTarget, the Informa Tech Digital Businesses and NewCo; and other matters included in TechTarget’s filings with the SEC, including in Item 1A of its Annual Report on Form 10-K for the year ended December 31, 2023 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2024. The summary of risks and uncertainties, as well as the other risks described elsewhere in this combined proxy statement/prospectus, should not be considered to be a complete statement of all potential risks and uncertainties that may affect the Transactions and the parties to them. Other factors may affect the accuracy and reliability of forward-looking statements. We caution you not to place undue reliance on any of these forward-looking statements as they are not guarantees of future performance or outcomes. Actual performance and outcomes, including, without limitation, the progress and timing of the Transactions and NewCo’s actual results of operations, financial condition and liquidity, may differ materially from those made in or suggested by the forward-looking statements contained in this combined proxy statement/prospectus.

Any forward-looking statements speak only as of the date of this combined proxy statement/prospectus. None of Informa, TechTarget, or CombineCo undertakes any obligation to update any forward-looking statements, whether as a result of new information or developments, future events, or otherwise, except as required by law. Readers are cautioned not to place undue reliance on any of these forward-looking statements.

INFORMATION ABOUT THE SPECIAL MEETING AND VOTING

TechTarget is providing this combined proxy statement/prospectus to its stockholders in connection with the solicitation of proxies to be voted at the TechTarget special meeting (or any adjournment or postponement of such special meeting) that TechTarget has called to consider and vote on the proposals set forth below.

This combined proxy statement/prospectus is first being mailed to TechTarget stockholders on or about October 25, 2024.

Date, Time and Place of Special Meeting

The special meeting will be held at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109 on November 26, 2024, at 10:00 a.m., Eastern time.

Purpose of the Special Meeting

The purpose of the special meeting is to consider the following matters:

•	a proposal (the “Transaction Proposal”) to adopt the Transaction Agreement;

•

a proposal (“the Compensation Proposal”) to approve, on a non-binding, advisory basis, the compensation that will or may become payable to TechTarget’s named executive officers in connection with the Transactions, including the Merger;

•	a proposal (the “Incentive Plan Proposal”) to approve and adopt the proposed NewCo Incentive Plan, a copy of which is attached as Annex N to this combined proxy statement/prospectus;

•	a proposal (the “ESPP Proposal”) to approve and adopt the proposed NewCo ESPP, a copy of which is attached as Annex O to this combined proxy statement/prospectus; and

•

a proposal (the “Adjournment Proposal”) to adjourn TechTarget’s special meeting if TechTarget determines it is necessary to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to adopt the Transaction Agreement (such meeting, including any adjournment or postponement thereof, the “special meeting”).

Record Date for the Special Meeting

The record date for the special meeting is as of the close of business on October 18, 2024.

Shares Entitled to Vote

Only TechTarget stockholders of record at the close of business on the record date of October 18, 2024, will be entitled to receive notice of and to vote at the special meeting or any adjournment or postponement thereof. Shares of TechTarget common stock held by TechTarget as treasury shares and by TechTarget’s subsidiaries will not be entitled to vote.

As of the close of business on the record date of October 18, 2024, there were 29,235,043 shares of TechTarget common stock outstanding and entitled to vote at the special meeting. Each holder of TechTarget common stock is entitled to one vote for each share of TechTarget common stock owned as of the close of business on the record date.

Quorum

The presence at the special meeting, in person or by proxy, of the holders of a majority of the shares of TechTarget common stock issued, outstanding and entitled to vote will constitute a quorum.

A stockholder will be deemed “present” at the special meeting by proxy if the stockholder has returned a proxy by mail, by telephone, or via the Internet (even if the proxy contains no instructions as to voting or abstains from voting). If you do not return your proxy card or submit your proxy by telephone, via the Internet or vote in person at the special meeting, your vote will not be counted and it will be less likely that there will be a quorum to conduct business at the special meeting and that the vote necessary to adopt the Transaction Agreement will be obtained.

Proxies received but marked as abstentions, if any, and broker non-votes, if any, will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes.

Votes Required; Abstentions and Broker Non-Votes

The required votes to approve the TechTarget proposals are as follows:

•

To approve the Transaction Proposal, holders of a majority of the outstanding shares of TechTarget common stock entitled to vote thereon must vote in favor of adoption of the Transaction Agreement. Because approval is based on the affirmative vote of a majority of the outstanding shares of TechTarget common stock entitled to vote thereon, a TechTarget stockholder’s failure to vote in person or by proxy at the special meeting, or an abstention from voting, or the failure of a TechTarget stockholder who holds his or her shares in “street name” through a broker, nominee, fiduciary or other custodian or other nominee to give voting instructions to such broker, nominee, fiduciary or other custodian or other nominee, will have the same effect as a vote against the proposal.

•

To approve the Compensation Proposal, a majority of the votes properly cast for or against the proposal is required assuming that a quorum is present or represented at the special meeting. An abstention, a failure to submit a proxy, or the failure of a TechTarget stockholder who holds his or her shares in “street name” through a broker, nominee, fiduciary or other custodian or other nominee to give voting instructions to such broker, nominee, fiduciary or other custodian or other nominee will not have an effect on the outcome of the vote for the proposal.

•

To approve the Incentive Plan Proposal, a majority of the votes properly cast for or against the proposal is required assuming that a quorum is present or represented at the special meeting. An abstention, a failure to submit a proxy, or the failure of a TechTarget stockholder who holds his or her shares in “street name” through a broker, nominee, fiduciary or other custodian or other nominee to give voting instructions to such broker, nominee, fiduciary or other custodian or other nominee will not have an effect on the outcome of the vote for the proposal.

•

To approve the ESPP Proposal, a majority of the votes properly cast for or against the proposal is required assuming that a quorum is present or represented at the special meeting. An abstention, a failure to submit a proxy, or the failure of a TechTarget stockholder who holds his or her shares in “street name” through a broker, nominee, fiduciary or other custodian or other nominee to give voting instructions to such broker, nominee, fiduciary or other custodian or other nominee will not have an effect on the outcome of the vote for the proposal.

•

To approve the Adjournment Proposal, a majority of the votes properly cast for or against the proposal is required assuming that a quorum is present or represented at the special meeting. An abstention, a failure to submit a proxy, or the failure of a TechTarget stockholder who holds his or her shares in “street name” through a broker, nominee, fiduciary or other custodian or other nominee to give voting instructions to such broker, nominee, fiduciary or other custodian or other nominee will not have an effect on the outcome of the vote for the proposal.

A complete list of TechTarget stockholders entitled to vote at the special meeting will be available for inspection at the principal place of business of TechTarget during regular business hours for a period of no less than 10 days ending on the day before the date of the special meeting and during and at the place of the special meeting.

If your shares are held in an account of a broker, nominee, fiduciary or other custodian or through another nominee, you must instruct the broker, nominee, fiduciary or other custodian or other nominee on how to vote your shares. If you do not provide voting instructions to your broker, nominee, fiduciary or other custodian or other nominee, your shares will not be voted on any proposal on which your broker, nominee, fiduciary or other custodian or other nominee does not have discretionary authority to vote.

Under Nasdaq rules, brokers, nominees, fiduciaries or other custodians or other nominees who hold shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that Nasdaq determines to be “non-routine” without specific instructions from the beneficial owner. It is expected that all proposals to be voted on by you at the special meeting are “non-routine” matters, and therefore brokers do not have discretionary authority to vote on any of the proposals. Broker non-votes occur when a broker, nominee, fiduciary or other custodian or other nominee is not instructed by the beneficial owner of shares to vote on a particular proposal for which the broker does not have discretionary voting power but does have discretionary voting power with respect to some proposals presented at a meeting. Because it is expected that all proposals to be voted on by you at the special meeting are “non-routine” matters, we do not expect broker non-votes to occur.

Voting by TechTarget Directors and Executive Officers

At the close of business on the record date for the special meeting, TechTarget’s directors and executive officers and their affiliates beneficially owned and had the right to vote 3,159,911 shares of TechTarget common stock at the special meeting, which represents approximately 10.81% of the shares of TechTarget common stock entitled to vote at the special meeting.

It is expected that TechTarget directors and executive officers and their affiliates will vote their shares:

•	FOR the adoption of the Transaction Agreement;

•	FOR the Compensation Proposal;

•	FOR the Incentive Plan Proposal;

•	FOR the ESPP Proposal; and

•	FOR the Adjournment Proposal.

However, no director or executive officer has entered into any agreement obligating him or her to vote in any particular way.

Voting in Person at the Special Meeting

Holders of record of TechTarget common stock, as well as holders who hold their shares in “street name” who obtain a proxy from their broker, may vote in person by ballot at the special meeting.

How to Vote by Proxy

Stockholders of record may vote by submitting their proxies:

•	by telephone, by calling the toll-free number 1-800-652-VOTE (8683) and following the recorded instructions;

•	by accessing the Internet website at www.envisionreports.com/TTGTspecial and following the instructions on the website; or

•	by mail, by indicating their vote on each proxy card received, signing and dating each proxy card and returning each proxy card in the prepaid envelope that accompanied the proxy card.

The Internet and telephone proxy submission procedures are designed to authenticate stockholders and to allow them to confirm that their instructions have been properly recorded.

Stockholders of TechTarget who hold their shares in “street name” by a broker, nominee, fiduciary or other custodian or other nominee should refer to the proxy card or other information forwarded by their broker, nominee, fiduciary or other custodian for instructions on how to vote their shares.

TechTarget strongly recommends that you submit your proxy even if you plan to attend the special meeting. If you attend the special meeting and are a stockholder of record, you may vote by ballot, thereby revoking any proxy previously submitted. If you properly submit your proxy in time for it to be voted at the special meeting, one of the individuals named as your proxy will vote your shares as you have directed. If you hold your shares in “street name,” you will have to obtain a legal proxy in your name from the broker, nominee, fiduciary or other custodian who holds your shares in order to vote in person at the special meeting. You may vote for or against the proposals or abstain from voting.

Proxies Without Instruction

If you are a stockholder of record and submit your proxy, but do not make specific choices with respect to the proposals, your proxy will follow the TechTarget Board’s recommendations and your shares will be voted:

•

FOR the proposal to adopt the Transaction Agreement (under such circumstances, your proxy will constitute a waiver of your right of appraisal under Section 262 of the DGCL in respect of the shares voted pursuant to such proxy and will nullify any previously delivered written demand for appraisal under Section 262 of the DGCL in respect of such shares);

•	FOR the Compensation Proposal;

•	FOR the Incentive Plan Proposal;

•	FOR the ESPP Proposal; and

•	FOR the Adjournment Proposal.

Revocation of Proxies

Stockholders may revoke their proxy and/or change their vote at any time before their shares are voted at the special meeting. If you are the record holder of your shares, you may revoke your proxy and change your vote in any of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the Internet.

•	You may send a timely written notice that you are revoking your proxy to our Secretary at TechTarget, Inc. at our principal executive offices at 275 Grove Street, Newton, Massachusetts 02466.

•	You may attend the special meeting and vote in person. Simply attending the special meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you may revoke your proxy and change your vote by following the instructions provided by your broker or bank.

At the special meeting, your most current proxy card or telephone or Internet proxy is the one that will be voted.

Solicitation of Proxies

This combined proxy statement/prospectus is furnished in connection with the solicitation of proxies by the TechTarget Board to be voted at the special meeting.

TechTarget will bear all costs and expenses in connection with the solicitation of proxies, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to security owners. Proxies may also be solicited by certain of TechTarget’s directors, officers and employees by telephone, electronic mail, letter, facsimile or in person, but no additional compensation will be paid to them (other than reasonable out-of-pocket expenses). TechTarget has retained Mackenzie to assist in the distribution and solicitation of proxies. TechTarget will pay Mackenzie fees of approximately $20,000, plus reasonable out-of-pocket expenses, for these services.

Stockholders should not send Stock Certificates with their Proxies

After the Transactions are completed, NewCo will send former TechTarget stockholders written instructions for exchanging their TechTarget stock certificates for the Merger Consideration.

Other Business; Adjournments; Postponements

Under the amended and restated bylaws of TechTarget, the business to be conducted at the special meeting will be limited to the purposes stated in the notice to TechTarget stockholders provided with this combined proxy statement/prospectus.

Adjournments may be made for the purpose of, among other things, soliciting additional proxies. The amended and restated bylaws of TechTarget provide that when any meeting is convened, the presiding officer may adjourn the meeting if (i) no quorum is present for the transaction of business, (ii) the TechTarget Board determines that adjournment is necessary or appropriate to enable the stockholders to consider fully information which the TechTarget Board determines has not been made sufficiently or timely available to stockholders, or (iii) the TechTarget Board determines that adjournment is otherwise in the best interests of TechTarget. If less than a quorum is present at the special meeting, the holders of voting stock representing a majority of the voting power present at the meeting or the officer presiding over the special meeting may adjourn the special meeting from time to time. TechTarget is not required to notify stockholders of any adjournment of 30 days or less if the time, date and place, if any, of the adjourned meeting and the means of remote communications, if any, by which stockholders and proxyholders may be deemed present in person and vote at the adjourned meeting, are announced at the meeting at which the adjournment is taken, unless after the adjournment a new record date is fixed for the adjourned meeting. If a quorum is present at any adjourned meeting, TechTarget may transact any business that it might have transacted at the original meeting. Proxies submitted by TechTarget stockholders for use at the special meeting may be used at any adjournment or postponement of the meeting. Unless the context otherwise requires, references to the special meeting in this combined proxy statement/prospectus are to such special meeting as adjourned or postponed.

In addition, the amended and restated bylaws of TechTarget provide that the TechTarget Board may postpone and reschedule the special meeting. The Transaction Agreement imposes certain limitations on adjournments and postponements described more fully in “The Transaction Agreement—TechTarget Special Meeting” beginning on page 188 of this combined proxy statement/prospectus.

TechTarget Stockholder Account Maintenance

TechTarget’s transfer agent is Computershare. All communications concerning accounts of TechTarget’s stockholders of record, including address changes, name changes, inquiries as to requirements to transfer shares of common stock and similar issues can be handled by calling Computershare toll-free at +1 800-446-2617.

Recommendation of the TechTarget Board and Its Reasons for the Transactions (see page 116)

The TechTarget Board has reviewed and considered the terms of the Transaction Agreement and has unanimously determined that the Transaction Agreement and the Transactions contemplated thereby, including the Merger, are advisable and in the best interests of TechTarget and its stockholders. Accordingly, the TechTarget Board recommends that TechTarget stockholders vote:

•	FOR the Transaction Proposal;

•	FOR the Compensation Proposal;

•	FOR the Incentive Plan Proposal;

•	FOR the ESPP Proposal; and

•	FOR the Adjournment Proposal.

TechTarget stockholders should carefully read this combined proxy statement/prospectus, including the information contained in TechTarget’s periodic reports, which are attached as Annexes P, Q, R, S, T, U, V, W and X and incorporated by reference herein, and the other annexes in their entirety for more detailed information concerning the Transaction Agreement and the Transactions contemplated thereby.

THE TRANSACTIONS

The Companies

CombineCo / NewCo

Toro CombineCo, Inc., which we refer to as CombineCo, is a Delaware corporation that was formed by TechTarget for the purpose of engaging in the Transactions. Since the date of its incorporation, CombineCo has not engaged in any activities other than as contemplated by the Transaction Documents. At the completion of the Transactions, CombineCo will be renamed TechTarget, Inc. (in this combined proxy statement/prospectus we refer to the renamed, post-Closing CombineCo as NewCo). After the completion of the Transactions, NewCo will be a holding company whose principal assets will be (i) the company that today is TechTarget and (ii) the Informa Tech Digital Businesses. Immediately after the completion of the Transactions, NewCo’s equity capital will consist solely of the NewCo common stock issued pursuant to the Transactions. For a description of the capital stock of NewCo, see “Description of NewCo Capital Stock” beginning on page 270 of this combined proxy statement/prospectus.

The principal executive offices of CombineCo are located at 275 Grove Street, Newton, Massachusetts 02466, and the telephone number at that address is (617) 431-9200. Following the Closing, NewCo will have the same principal executive offices and telephone number.

TechTarget

TechTarget is a global data, software and analytics leader for purchase intent-driven marketing and sales data which delivers business impact for B2B companies. Its solutions are designed to enable B2B technology companies to identify, reach, and influence key enterprise technology decision makers faster and with higher efficacy. It offers products and services intended to improve IT vendors’ abilities to impact highly targeted audiences for business growth using advanced targeting, first-party analytics and data services complemented with customized marketing programs that integrate content creation, demand generation, brand marketing, and other advertising techniques. Additional information about TechTarget and its subsidiaries is contained in TechTarget’s periodic reports, which are attached as Annexes P, Q, R, S, T, U, V, W and X and incorporated into this combined proxy statement/prospectus. See “Where You Can Find Additional Information” on page iii of this combined proxy statement/prospectus.

The principal executive offices of TechTarget are located at 275 Grove Street, Newton, Massachusetts 02466, and the telephone number at this location is (617) 431-9200.

Merger Sub

Toro Acquisition Sub, LLC (“Merger Sub”) has been formed solely for the purpose of engaging in the Transactions. Since the date of its formation, Merger Sub has not engaged in any activities other than as contemplated by the Transaction Documents. Merger Sub is, and until the Closing will be, a Delaware limited liability company that is wholly and directly owned by CombineCo. At the Closing, Merger Sub will be merged with and into TechTarget and the separate legal existence of Merger Sub will end.

Informa

Informa PLC (“Informa”) is a leading international B2B events, B2B digital services and academic markets group. It owns and operates a range of specialist brands that deliver unique connections, specialist data, information and intelligence to B2B companies, professionals, educational institutions, research funders and academics worldwide. Informa’s live and on-demand events bring together buyers, sellers and decision makers in one place and at one time to meet, discover and showcase products, trade and grow. Examples of such events include WasteExpo, BlackHat, Retail Asia Conference & Expo and CPHI North America. In B2B Markets,

Informa has built a leading global platform for live and on-demand B2B events, connecting buyers and sellers across a range of specialist markets in person and online. Through specialist technology research, specialist media brands and first party B2B data, it also provides digital B2B solutions to enterprise technology vendors by delivering targeted audiences, highly qualified leads, demand generation and buyer intent that help identify, reach and influence key technology decision makers. Informa’s Academic Markets business, Taylor & Francis, is one of the world’s leading publishers of advanced, emerging and applied academic research and knowledge. Taylor & Francis works with leading experts and knowledge makers across a range of specialist subject categories spanning science, technology, medicine, humanities and social sciences, ensuring high quality research has an impact by being discovered by the right audience and contributing to human progress. Informa is listed on the London Stock Exchange and is a member of the FTSE 100 index. It operates in around 30 countries, with particular strengths in North America, IMEA (India, Middle East and Africa) and Asia.

Over the last three years, Informa has invested in building a centralized customer data platform, known as IIRIS. This proprietary platform collates, standardizes, enriches, segments and analyses first party B2B data gathered from across Informa’s B2B portfolio of B2B brands, including through live and on-demand events, specialist research and our media brands. This includes both firmographic data from registrations and subscriptions and behavioral data from observing online interactions and engagement with our content. In total, Informa’s permissioned first party data audience is currently approximately 20 million.

The principal executive offices for Informa PLC are located at 5 Howick Place, London, UK, SW1P 1WG, and the telephone number is +44 (20) 8052-0400.

Informa HoldCo

Informa US Holdings Limited (“Informa HoldCo”) is a wholly owned subsidiary of Informa that, as of immediately prior to the Closing, will hold all of the equity interests of Informa Intrepid.

The principal executive offices for Informa HoldCo are located at 5 Howick Place, London, UK, SW1P 1WG, and the telephone number is +44 (20) 8052-0400.

Informa Intrepid and the Informa Tech Digital Businesses

Informa Intrepid Holdings Inc. (“Informa Intrepid”) is a wholly owned subsidiary of Informa HoldCo that, as of immediately prior to the Closing, will hold directly or indirectly the Informa Tech Digital Businesses.

The Informa Tech Digital Businesses help technology companies accelerate growth through first party B2B data, market insight and market access. Over the last five years, the Informa Tech Digital Businesses have built a strong position in B2B data, market insight and market access, expanding international reach and building a broader set of solutions and capabilities to serve both the buy-side and sell-side of the technology market. This portfolio of products helps both buyers of B2B technology with knowledge and intelligence, supporting them through different stages of the buyer journey, and sellers of B2B technology in identifying relevant buyers for their products, who are in-market and with the greatest purchasing intent.

At the heart of the Informa Tech Digital Businesses’ growth is a portfolio of specialist brands delivering highly relevant and engaging business content to B2B audiences. Omdia, Industry Dive, NetLine, Canalys and Wards are the foundation of the Informa Tech Digital Businesses, alongside their portfolio of specialist digital media brands. These products inform, educate and influence tech buyers, creating engaged, specialist audiences and delivering approximately 5 million permissioned first party data records. Targeted access to these specialist audiences is provided through a growing range of data-driven digital products and services that are designed to deliver highly qualified leads, demand generation and buyer intent to technology vendors, connecting them with the right buyers at the right time to maximize ROI and accelerate growth. In addition, through its specialist tech research business, the Informa Tech Digital Businesses employ more than 300 expert analysts to create data-driven intelligence products and advisory services for product managers, corporate strategists and the C-suite, challenging market strategies, sharpening product roadmaps and accelerating time to market and revenue.

The principal executive offices for the Informa Tech Digital Businesses are located at 240 Blackfriars, London, UK, SE1 8BF, and the telephone number is +44 (20) 7560-4321.

See “Business—The Informa Tech Digital Businesses” beginning on page 294 of this combined proxy statement/prospectus for more information on the Informa Tech Digital Businesses.

The Transactions

The Transaction Agreement and related documents provide that, on the terms and subject to the conditions set forth in the Transaction Agreement, among other things:

•

The Informa Tech Digital Businesses Separation. Informa will undertake certain restructuring transactions to separate the Informa Tech Digital Businesses from Informa’s other business activities and facilitate the Contribution (the “Informa Tech Digital Businesses Separation”). Following the Informa Tech Digital Businesses Separation, all Informa Tech Digital Businesses will be held directly or indirectly by Informa Intrepid.

•

The Contribution. At the Closing, in exchange for an aggregate of 57% of the outstanding shares of NewCo common stock (on a fully diluted basis, but without taking into account shares which may be issued upon the conversion (if any) of the TechTarget convertible notes or shares reserved for future grants pursuant to certain NewCo equity incentive plans), Informa HoldCo will contribute to CombineCo all of the equity interests of Informa Intrepid and $350 million in cash (subject to certain adjustments set forth in the Transaction Agreement for certain changes in respect of the net working capital, EBITDA (as adjusted in certain respects) and non-current liabilities of the Informa Tech Digital Businesses) (the “Contribution”).

•

The Merger. Merger Sub will merge with and into TechTarget, with TechTarget as the surviving corporation. As a result of the Merger, (i) TechTarget will become a direct, wholly owned subsidiary of NewCo and will be renamed “TechTarget Holdings Inc.”; and (ii) each issued and outstanding share of TechTarget common stock as of immediately prior to the effective time of the Merger (other than Excluded Stock, which will be cancelled without consideration, and Dissenting Shares) will be converted into the right to receive (A) one share of NewCo common stock and (B) a pro rata share of an amount in cash equal to $350 million plus any Adjusted EBITDA Cash Increase Amount, which per share cash consideration amount is estimated to be approximately $11.71 per share of TechTarget common stock as of the date of this combined proxy statement/prospectus (the “Merger Consideration”).

•

NewCo. In the Transactions, CombineCo will be renamed “TechTarget, Inc.” (in this combined proxy statement/prospectus, we refer to the renamed, post-Closing CombineCo as “NewCo”) After giving effect to the Contribution and the Merger, Informa Intrepid and TechTarget (newly renamed “TechTarget Holdings Inc.” as described above) will be wholly owned subsidiaries of NewCo.

The Transaction Agreement is attached as Annex A to this combined proxy statement/prospectus. We encourage you to read the Transaction Agreement carefully and fully, as it is the legal document that governs the Transactions.

The following diagram illustrates the structure of NewCo and its stockholders upon completion of the Transactions:

*

Does not take into account shares which may be issued upon the conversion (if any) of the TechTarget convertible notes or shares reserved for future grants pursuant to certain NewCo equity incentive plans.

Background of the Transactions

The following chronology summarizes the key meetings and events that led to the signing of the Transaction Agreement. This chronology does not purport to catalogue every conversation of or among members of the TechTarget Board, TechTarget management, TechTarget’s advisors, Informa, the Informa board of directors, Informa management, Informa’s advisors or any other person.

The TechTarget Board regularly evaluates TechTarget’s historical performance, future growth prospects and long-term strategic plan and considers various strategic opportunities available to TechTarget, as well as ways to enhance stockholder value and TechTarget’s performance and prospects, including in light of the business, competitive, regulatory, financing and economic environment and developments in TechTarget’s industry. These reviews have included discussions as to whether TechTarget should continue to execute on its strategy as a stand-alone company or pursue various acquisitions, a sale of the company, various business combinations or other strategic alternatives. As part of these reviews, the TechTarget Board has considered from time to time what alternatives would offer the best avenue to enhance stockholder value along with the potential benefits and risks of any potential alternative.

Over the course of 2022, several private equity firms contacted TechTarget management to discuss potential strategic opportunities. In light of these approaches, at a meeting of the TechTarget Board held on September 2, 2022, which meeting also included representatives of TechTarget management, representatives of J.P. Morgan Securities LLC (“J.P. Morgan”) and representatives of Wilmer Cutler Pickering Hale and Dorr LLP (“WilmerHale”), TechTarget’s legal counsel, the TechTarget Board authorized TechTarget to enter into an engagement letter with J.P. Morgan to serve as its exclusive financial advisor in connection with the TechTarget Board’s consideration of a potential sale of TechTarget, authorized J.P. Morgan to begin contacting potential interested parties and authorized management to provide confidential information to such interested parties, subject to the execution of a customary confidentiality agreement. J.P. Morgan was selected to advise TechTarget on the basis of, among other things, its experience and its qualifications and reputation and its familiarity with TechTarget and the industries in which it operates.

Following the September 2, 2022 TechTarget Board meeting, at the direction of the TechTarget Board, J.P. Morgan contacted nine private equity firms who, based on their experience and professional judgment, they believed would be interested in, and have the capacity to complete, a potential acquisition of TechTarget. Six of these parties executed confidentiality agreements with TechTarget (which included standstill provisions that had a one year term, permitted non-public acquisition proposals to the chairman of the TechTarget Board or its Chief Executive Officer, and were subject to earlier termination if TechTarget entered into or announced an intention to enter into a definitive agreement with respect to an acquisition transaction or became subject to a tender offer or exchange offer for at least a majority of its equity securities and the TechTarget Board did not recommend against stockholders participating in such offer) and were instructed to submit preliminary proposals by October 7, 2022.

On October 7, 2022, one private equity firm submitted a non-binding preliminary proposal for an acquisition of TechTarget at a range of $70-$75 per share in cash and a second private equity firm submitted a preliminary non-binding proposal for an acquisition of TechTarget at a range of $72-$74 per share in cash, which represented a proposed premium of between 3% and 10% and 6% and 9%, respectively, as compared to the closing price of TechTarget common stock on Nasdaq on October 6, 2022 of $67.99. Each of these proposals provided that entry into a definitive agreement on the terms of such proposal was subject to completion of due diligence and investment committee approval. Both of these firms were among the six firms who had executed confidentiality agreements with TechTarget. None of the other four firms submitted a proposal, with several of them citing the inability to pay a premium on the current market valuation of TechTarget common stock. Following review of these proposals, representatives of J.P. Morgan, at the request of TechTarget management, spoke with the bidders to ask clarifying questions regarding their bids and also previewed that, as a result of a weakening macroeconomic environment that had developed since the beginning of the process, management expected that

TechTarget’s 2022 and 2023 financial results would be lower than the financial forecasts previously provided to the bidders as part of the first round due diligence process. Based on further discussions between the two bidders and representatives of J.P. Morgan, TechTarget management concluded that neither bidder would be able to enter into a transaction on an acceptable timeframe at the value range provided for in its preliminary proposal, if at all.

On October 10, 2022, TechTarget entered into an engagement letter with J.P. Morgan to memorialize the terms of J.P. Morgan’s retention as TechTarget’s exclusive financial advisor in connection with a potential sale of TechTarget (the “Initial JPM Engagement Letter”).

On October 11, 2022, the TechTarget Board met via teleconference to receive an update on the sale process and determine next steps. Present at the meeting were representatives of TechTarget management, J.P. Morgan and WilmerHale. Taking into account macroeconomic factors and near-term challenges to TechTarget’s business, the fact that the received proposals were not based on financial forecasts that reflected TechTarget’s current operating environment, as well as the advice of representatives of J.P. Morgan and management, the Board determined that neither preliminary proposal received by TechTarget continued to be a viable proposal and that the continuation of the sale process would be unlikely to result in a transaction on acceptable terms and directed management and J.P. Morgan to terminate the process.

Following the October 11, 2022 meeting of the TechTarget Board, the price of TechTarget common stock continued to decline as anticipated by the TechTarget Board in assessing the viability of the two proposals that had been received. On November 9, 2022, prior to the release of TechTarget’s third quarter financial results, the closing price of TechTarget common stock on Nasdaq was $50.69. TechTarget released its third quarter financial results after market close on that date, reporting that it had missed its quarterly revenue and adjusted EBITDA guidance. TechTarget lowered its annual guidance from a revenue mid-point of $316 million to $295 million and Adjusted EBITDA mid-point from $127.5 million to $121.8 million. On November 10, 2022, following the release of the revised financial guidance, the closing price of TechTarget common stock on Nasdaq was $45.60. On February 9, 2023, prior to the release of TechTarget’s 2022 financial results and 2023 guidance, the closing price of TechTarget common stock on Nasdaq was $41.83. On that date, TechTarget released its 2022 financial results, reporting that TechTarget was planning for 2023 revenues ranging from $255.0 million to $265.0 million, a decline of between 11% and 14%, and 2023 Adjusted EBITDA of TechTarget ranging from $85.0 million and $95.0 million. On February 10, 2023, following such release, the closing price of TechTarget common stock on Nasdaq was $39.96. On May 9, 2023, prior to the release of TechTarget’s updated 2023 guidance, the closing price of TechTarget common stock on Nasdaq was $32.78. On that date, based on continued weak demand, widespread layoffs and budget costs in the technology market, as well as increased negative sentiment among TechTarget customers as a result of the failure of Silicon Valley Bank, TechTarget released updated 2023 guidance, forecasting that 2023 revenues would be between $225.0 million and $230.0 million and 2023 Adjusted EBITDA of TechTarget would be between $65.0 million and $70.0 million. On May 10, 2023, following such release, the closing price of TechTarget common stock on Nasdaq was $30.41.

Neither of the two private equity firms who submitted preliminary proposals, nor any of the other parties who participated in TechTarget’s potential sale process, contacted TechTarget or J.P. Morgan following termination of the process or the reductions in TechTarget’s trading price following the public releases of updated financial guidance for the company. On December 29, 2022, TechTarget entered into a confidentiality agreement (which did not include a standstill) with another private equity firm that was not part of the prior process and that contacted the company on an unsolicited basis; however, this party did not request access to an electronic data room and no substantive discussions followed. In addition, on March 3, 2023, an investment management firm contacted Greg Strakosch and Michael Cotoia, the Executive Chairman and Chief Executive Officer, respectively, of TechTarget, requesting an introductory meeting and an opportunity to discuss TechTarget, review its public investor presentation, and discuss the business. Mr. Cotoia met with representatives from the investment management firm on April 7, 2023 and again, with Mr. Strakosch and Don Hawk, TechTarget’s Executive Director of Product Innovation, via video conference on May 11, 2023. The parties did not enter into a confidentiality agreement and TechTarget did not provide this party with any confidential information. The investment management firm checked in with Mr. Cotoia over the next few months although no substantive discussions resulted from such contacts and TechTarget management did not view this party as a credible potential acquiror of the company in light of the parties’ discussions.

On February 1, 2023, TechTarget sent a letter to J.P. Morgan terminating the Initial JPM Engagement Letter.

During the course of 2023, the TechTarget Board and management team continued to review strategic alternatives intended to increase TechTarget’s scale and diversification in order to better position the company to compete in a more challenging market environment.

On March 8, 2023, Mr. Cotoia sent an email to representatives of J.P. Morgan noting that Informa had been acquisitive in the digital media and data services spaces and asking if J.P. Morgan would inquire whether representatives of Informa would be interested in having a conversation with TechTarget management to better understand the parties’ business objectives.

Mr. Cotoia then contacted J.P. Morgan and, following the outreach, on March 24, 2023, a representative of J.P. Morgan held an unrelated meeting with Alex Roth, the Director of Strategy and Business Planning of Informa, during which the representative of J.P. Morgan asked Mr. Roth if Informa was potentially interested in TechTarget, and Mr. Roth expressed that Informa was familiar with TechTarget and had a favorable view of TechTarget’s business.

On April 3, 2023, an investment banking firm contacted Messrs. Strakosch and Cotoia stating that Stephen Carter, the Group Chief Executive of Informa, and Mr. Roth had requested to be introduced to Messrs. Strakosch and Cotoia and asked if they could meet in New York City on May 17, 2023.

On May 17, 2023, Mr. Hawk spoke with a representative of BrightTower Securities, LLC (“BrightTower”), an investment banking firm that was familiar with both TechTarget and Informa management, to discuss the potential meeting with Informa.

On May 17, 2023, Messrs. Strakosch and Hawk, and Messrs. Carter and Roth and Gary Nugent, Chief Executive Officer of the Informa Tech division of Informa, met in New York City and exchanged oral overviews of TechTarget’s and Informa’s respective businesses and discussed generally various strategic objectives and a range of potential structures for a transaction involving TechTarget and Informa, including a potential acquisition of TechTarget by Informa and a potential combination of certain of Informa’s businesses with TechTarget.

Shortly following the meeting, Messrs. Cotoia, Strakosch and Hawk were informed by a representative of BrightTower that the Informa representatives in the May 17, 2023 meeting felt that there were strong synergies between the companies, and that Informa wanted to consider TechTarget in its overall review of its digital strategy in the technology market. The BrightTower representative conveyed that Informa had a previously scheduled discussion with its board of directors on the issue of its digital technology market strategy in late June, and hoped to revisit the discussion with TechTarget following that meeting. TechTarget management conveyed to the BrightTower representative their view that TechTarget would be open to further discussions, but that the TechTarget Board was continuing to evaluate various strategic alternatives.

On June 7, 2023 representatives of a potential acquisition target for TechTarget (“Target Company A”) reached out to Mr. Cotoia to indicate that they were launching a targeted process to explore the sale of Target Company A to a limited set of potential strategic buyers, and to inquire as to TechTarget’s interest in being included in that process. TechTarget management had a high level of familiarity with Target Company A and believed that, subject to due diligence, an acquisition of Target Company A had the potential to materially increase stockholder value. TechTarget and Target Company A executed a non-disclosure agreement on June 29, 2023. TechTarget was granted access to a data room with selected information about Target Company A on June 30, 2023 and evaluated the opportunity with the assistance of J.P. Morgan over the course of the month of July.

On June 26, 2023, a representative of BrightTower contacted TechTarget management and indicated that Informa proposed to meet in person in early July to continue discussions regarding a possible transaction involving TechTarget and Informa and that Informa was in the process of selecting an investment bank to assist Informa in its evaluation of a potential transaction with TechTarget. Thereafter, Mr. Roth from Informa reached out to Mr. Hawk by telephone on July 6, 2023 to discuss an agenda for the upcoming meeting, and to indicate that Centerview Partners (“Centerview”) would act as financial advisor in connection with Informa’s evaluation of a potential transaction with TechTarget.

On July 6, 2023, Mr. Cotoia updated the TechTarget Board via email on the discussions to date with Informa. He indicated that while Informa had not made any proposal or discussed valuation, it had expressed interest in a potential acquisition of TechTarget. Mr. Cotoia also advised the Board members that management had scheduled a dinner and follow up meeting with representatives of Informa the following week and intended to enter into a confidentiality agreement and provide access to an electronic data room.

On July 11, 2023, TechTarget and Informa USA, Inc. (“Informa USA”), a wholly owned subsidiary of Informa, entered into a confidentiality agreement. In light of the understanding that only limited information would be shared at the upcoming meetings and that following such meetings the parties may determine not to continue discussions, the confidentiality agreement did not contain any standstill or employee non-solicit provisions.

On July 12, 2023, Messrs. Strakosch, Cotoia and Hawk had a dinner meeting with Mr. Roth and David Magliano, Informa Tech’s Chief Strategy Officer. A second meeting was held on July 13, 2023. During the meetings, the participants exchanged overviews of both parties’ respective businesses and discussed the ways in which those businesses might complement each other and potential high-level structures under which those businesses might be combined for the mutual benefit of the parties and their respective stockholders. Although Informa did not make a specific proposal at that time, the parties conveyed their mutual belief that the discussions were sufficiently productive to warrant more in-depth discussion and evaluation. TechTarget management conveyed in these discussions that the TechTarget Board was continuing to evaluate various strategic alternatives.

On July 20, 2023, to facilitate the exchange of additional confidential information and continued evaluation of a potential transaction between the parties, TechTarget and Informa USA entered into an amended and restated confidentiality agreement in order to add, among other things, standstill and employee non-solicit obligations on the part of Informa USA (each with a one year term, which standstill provisions permitted non-public acquisition proposals to the chairman of the TechTarget Board or its Chief Executive Officer and were subject to earlier termination if TechTarget entered into or announced an intention to enter into a definitive agreement with respect to an acquisition transaction or became subject to a tender offer or exchange offer for at least a majority of its equity securities and the TechTarget Board did not recommend against stockholders participating in such offer), and Informa executed a joinder agreeing to be bound by the terms of the amended and restated confidentiality agreement (including the newly included standstill and non-solicit obligations). Informa was provided access to a data room with selected information, including draft long-term financial forecasts for TechTarget (the “Initial TechTarget Forecasts”), on July 24, 2023. For more information about the draft long-term financial forecasts provided by TechTarget management, see the section titled “Projected Financial Data” beginning on page 122 of this combined proxy statement/prospectus.

On August 14, 2023, at the request of TechTarget management, representatives of J.P. Morgan reached out to representatives of Centerview to discuss Informa’s potential interest in acquiring TechTarget, the expected timeframe for its review and the process by which it would evaluate materials made available in the data room. The representatives of J.P. Morgan and Centerview also discussed certain questions Informa and Centerview had submitted to the TechTarget management team regarding the company’s historical financial information.

On August 29, 2023, the TechTarget Board authorized, and on August 29, 2023, TechTarget entered into, an engagement letter with BrightTower to act as a non-exclusive financial advisor to TechTarget in connection with a potential sale of TechTarget. TechTarget engaged BrightTower given its familiarity with the enterprise technology space, understanding of Informa’s business and TechTarget’s business, and having worked with BrightTower previously with respect to TechTarget’s acquisition of BrightTALK Limited in 2020.

In parallel with the ongoing discussions with Informa, TechTarget continued its evaluation of Target Company A, with discussions focused on expanding the information that Target Company A was willing to provide to facilitate TechTarget’s evaluation of a potential transaction. On August 18 and August 24, 2023, representatives of J.P. Morgan held discussions with Target Company A’s financial advisor regarding the process for TechTarget to obtain additional information in support of submitting a specific acquisition proposal.

On September 7, 2023, TechTarget submitted a non-binding indication of interest to acquire Target Company A for a combination of cash and shares of TechTarget common stock, which was conditioned on, among other things, completion of due diligence. In response to the proposal, Target Company A indicated a willingness to move the process forward to the next phase of due diligence. During the course of September and October 2023, TechTarget management, with the assistance of J.P. Morgan, continued to evaluate the opportunity to acquire Target Company A.

On September 13, 2023, Mr. Carter delivered to Mr. Strakosch, via email, a letter setting forth Informa’s non-binding proposal to acquire all of the outstanding shares of TechTarget common stock at a value of $41.00 per share substantially in cash together with Informa equity as consideration. The closing price of TechTarget common stock on Nasdaq on September 12, 2023 was $30.11. The proposal stated that Informa intended to fund the acquisition through a combination of existing financial resources, new acquisition debt and new Informa equity issued to TechTarget stockholders. The proposal also stated that Informa would expect TechTarget management to reinvest a portion of the cash proceeds from the transaction into Informa stock while also participating in an equity incentive plan. Entry into definitive documents was subject to the completion of due diligence and final Informa board approval, which Informa stated that it expected to be in a position to complete within approximately six weeks.

On September 15, 2023, the TechTarget Board held a telephonic meeting to discuss the Informa proposal and related matters. Also in attendance were members of management, representatives of J.P. Morgan, and representatives of WilmerHale. The representatives of WilmerHale reviewed with the Board members their fiduciary duties under Delaware law and other legal considerations in connection with the Board’s review and evaluation of a potential sale transaction involving TechTarget. The Board instructed management not to discuss any compensation matters or any potential rollover or reinvestment terms with Informa or any third party unless and until expressly approved by the Board. Management provided the Board with a summary of the discussions and meetings with Informa to date, as well as a description of Informa’s business and its strategic rationale for a potential acquisition of the company. Representatives of J.P. Morgan then discussed certain preliminary financial analyses with respect to the September 13th Informa proposal. Management then provided an update on TechTarget’s evaluation of Target Company A, including the risks of such potential transaction, and, based on such risks and the attractiveness of the Informa proposal, recommended to the TechTarget Board that TechTarget prioritize the proposed Informa transaction and proceed with efforts to further engage with Informa and optimize Informa’s proposal. Following discussion, the Board directed management and J.P. Morgan to engage with Informa to seek a higher offer price in the range of $48.00-$49.00 per share, payable entirely in cash.

On September 16, 2023, representatives of J.P. Morgan circulated to the TechTarget Board an email with proposed talking points in response to the September 13th Informa proposal, including a proposed counteroffer of $48.00 per share of TechTarget common stock, payable entirely in cash.

On September 17, 2023, representatives of J.P. Morgan communicated to representatives of Centerview the TechTarget Board’s view that a purchase price of $48.00 per share of TechTarget common stock, payable entirely in cash, more appropriately reflected the value of the company. The J.P. Morgan representatives also conveyed that TechTarget was not in a position at this point in the process to discuss the concept of management rollover, and that the appropriate time to address that topic would be after the parties reached agreement in principle on price and other material terms of a merger agreement.

On September 22, 2023, representatives of Centerview advised representatives of J.P. Morgan that, based on challenges in the current macroeconomic environment and the differing views as to valuation and the composition of stock and cash consideration, Informa would not be making a counterproposal and was withdrawing its September 13th proposal. On September 22, 2023, Mr. Cotoia updated the TechTarget Board on Informa’s communication.

On September 25, 2023, Mr. Carter emailed Mr. Strakosch and indicated that, while he was disappointed that the parties were unable to reach an agreement, he remained hopeful that the engagement had deepened the mutual understanding of the power of a potential combination. On September 26, 2023, Mr. Carter and Mr. Strakosch had a telephone call during which Mr. Carter reintroduced the possibility of a potential strategic combination with TechTarget that did not include the acquisition of the entire company and Mr. Strakosch recommended that Informa provide a written proposal regarding this structure.

On October 5, 2023, representatives of Informa delivered to representatives of TechTarget an illustrative proposal for a revised transaction structure pursuant to which (i) Informa would contribute specific business assets within its Informa Tech division and $250 million in cash to TechTarget in exchange for shares of TechTarget common stock representing 55% of TechTarget’s pro forma outstanding shares on a fully diluted basis and (ii) legacy TechTarget stockholders would receive a one-time distribution funded by the $250 million cash contribution.

On October 9, 2023, Messrs. Strakosch, Cotoia and Hawk met with Messrs. Carter and Roth to discuss the proposed revised transaction structure, and on October 10, 2023, Mr. Hawk met with Mr. Roth to further discuss the process for the parties to commence due diligence on the potential transaction and for TechTarget to respond to Informa’s proposed revised transaction structure. At that time, TechTarget provided an initial diligence request list that was to serve as the basis of its preliminary evaluation of the proposal, and agreed to a “check-in” discussion between the senior management teams on October 19, 2023, and an in-person meeting between management teams on October 25, 2023 to review questions coming out of the information review. The parties agreed to an objective of TechTarget being able to deliver a formal response to Informa’s proposed transaction structure by the end of October, with an additional in-person meeting of senior management representatives to be held in early November if developments warranted further discussion.

On October 10, 2023, Mr. Cotoia provided an email update to the TechTarget Board regarding the proposed revised transaction structure and management’s recommendation that TechTarget management continue to work to evaluate the proposal.

On October 13, 2023, TechTarget management received access to an electronic data room containing due diligence information regarding the Informa Tech Digital Businesses assets proposed to be contributed by Informa as part of its revised proposed transaction structure.

On October 19, 2023 Messrs. Strakosch, Cotoia and Hawk participated in a videoconference with Messrs. Carter, Roth and Nugent. The purpose of the videoconference was to confirm amongst the parties that there were no issues identified from the initial review of the Informa data room that represented obstacles to proceeding with the proposed transaction structure. TechTarget management indicated to Informa management that its review of the information had not yet identified any obstacles, but that it had not yet reached a recommendation for the TechTarget Board as to how it should respond to Informa’s proposed transaction structure, but that the initially agreed-to timeframe remained achievable.

On October 25, 2023, senior management representatives from TechTarget and Informa met to review information related to the specific businesses proposed to be contributed by Informa under the proposed transaction structure. The purpose of the meeting was to provide TechTarget with information to facilitate its evaluation of the opportunities and risks associated with combining the two businesses.

In parallel with its assessment of Informa’s October 5, 2023 illustrative proposal, TechTarget management continued with its evaluation of Target Company A. On October 16, 2023, representatives of TechTarget management met with members of Target Company A’s management team and financial advisor to conduct in-person due diligence meetings to address issues related to information that had been provided by the company.

On October 27, 2023, the TechTarget Board had a regularly scheduled telephonic meeting. Also in attendance were members of management, representatives of J.P. Morgan, representatives of BrightTower and representatives of WilmerHale. During the meeting, TechTarget management updated the TechTarget Board on its evaluation of a potential acquisition of Target Company A, as well as another potential acquisition being reviewed by the management team that was at an earlier stage of evaluation. Management indicated its belief that there were several risks involved in each of the potential acquisition transactions, including decline in the revenue of each potential target company in the most recent 12 month period, lower customer retention metrics, and the requirement for substantial expense synergies to be achieved in order to obtain a reasonable expense profile. Management next updated the TechTarget Board on the discussions with Informa, including Informa’s October 5, 2023 illustrative proposal. Management expressed its view that the proposed assets to be contributed by Informa and involvement of Informa as a partner in the growth of the business created compelling value creation opportunities that would be meaningful both at announcement of the transaction and in the long term. Management further discussed its belief that the opportunity would add scale, expansion opportunities, and the ability to enter into new vertical markets with a larger total addressable market, as well as management’s belief that the proposed combination would provide more revenue diversification opportunities.

Representatives of J.P. Morgan then reviewed with the TechTarget Board certain preliminary financial analyses in connection with the potential transaction with Informa. After further discussion, the TechTarget Board directed that management proceed with further evaluating the opportunity with Informa, including further negotiations with Informa to improve the terms of Informa’s proposal, and to prioritize discussions with Informa over the acquisition opportunities discussed at the meeting. At this meeting, the TechTarget Board also reviewed and approved the Initial TechTarget Forecasts for use by J.P. Morgan in connection with its financial analyses in connection with a potential transaction were it to proceed. For more information about the long-term financial forecasts the TechTarget Board approved, see the section titled “Projected Financial Data” beginning on page 122 of this combined proxy statement/prospectus.

On October 30, 2023, representatives of J.P. Morgan met virtually with representatives of Centerview to relay the TechTarget Board’s perspectives on Informa’s October 5, 2023 revised proposed transaction structure. J.P. Morgan communicated to Centerview that Informa’s proposal had been discussed with the TechTarget Board, and that conceptually there was interest in pursuing a transaction construct along the lines of what Informa proposed. However, J.P. Morgan relayed that the TechTarget Board would require a higher quantum of cash and a greater degree of pro forma ownership in the combined business for the deal to offer compelling value for TechTarget’s stockholders, and that TechTarget would follow up with a written letter formally responding to Informa’s October 5th proposal.

On October 31, 2023, TechTarget management sent to the TechTarget directors for their review and comment a proposed letter responding to Informa’s October 5, 2023 illustrative proposal. The letter was subsequently delivered to Informa on November 1, 2023. In its response, TechTarget noted that it was conceptually aligned with a transaction structure in which TechTarget (or a successor entity) issues shares to Informa in exchange for the contribution of the Informa Tech Digital Businesses and cash, with Informa retaining majority ownership of the pro forma business and governance commensurate with such ownership, subject to negotiation of a mutually acceptable stockholders agreement containing mutually acceptable standstill, transfer and other provisions. However, TechTarget proposed that the cash amount to be contributed by Informa and delivered to legacy TechTarget stockholders be increased from $250 million to $350 million, with Informa’s pro forma ownership representing 55% of the pro forma entity equity, subject to further diligence to confirm the relative valuation of the respective businesses.

On November 3, 2023, Messrs. Strakosch, Cotoia, and Hawk from TechTarget and Messrs. Carter, Roth and Nugent, Gareth Wright (Chief Financial Officer) and Richard Menzies-Gow (Director of Investor Relations,

Corporate Communications & Brand) from Informa met in person to discuss TechTarget’s November 1st letter. At that meeting, TechTarget management shared its thoughts on specific areas of potential value creation that were identified in its review of the Informa businesses. Informa management shared that it was not yet authorized by its board of directors to respond formally to TechTarget’s November 1st letter but indicated that there seemed to be a basis for moving the discussion forward and that it was working with its advisors and board of directors on a response, which it expected to deliver in short order. Informa management identified some preliminary governance considerations that would need to be discussed by the parties in more detail if the proposed transaction moved forward, and TechTarget management responded that it would not discuss those items until the material financial terms of the transaction were agreed upon.

On November 8, 2023 and November 9, 2023, Mr. Hawk and Mr. Roth discussed how the parties might structure the next stage of diligence, planning, and negotiation if the parties’ respective Boards of Directors agreed to move forward. Mr. Roth indicated that Informa expected to deliver a revised transaction proposal on November 13, 2023.

On November 12, 2023, representatives of J.P. Morgan and WilmerHale met with representatives of Centerview and Clifford Chance US LLP (“Clifford Chance”), Informa’s legal counsel, via videoconference to discuss the proposed workplan and timeline for the transaction assuming that the parties were prepared to move forward with discussions following TechTarget’s receipt of Informa’s revised proposal the next day.

On November 13, 2023, Informa management held a call with TechTarget management and later that day delivered a non-binding proposal for Informa to contribute to TechTarget the Informa Tech Digital Businesses and $350 million in cash in exchange for a 59% ownership interest in the combined company, with the $350 million in cash being paid to legacy TechTarget shareholders.

On November 16, 2023, the TechTarget Board held a telephonic meeting to discuss Informa’s November 13th proposal. Also in attendance were members of management, representatives of J.P. Morgan, representatives of BrightTower, and representatives of WilmerHale. The representatives of WilmerHale reviewed the Board’s fiduciary duties and other legal considerations in connection with the Board’s evaluation of a potential transaction with Informa on the terms described in Informa’s November 13th proposal. Representatives of J.P. Morgan discussed with the directors certain preliminary financial analyses and process matters with respect to the proposed transaction. TechTarget management discussed with the TechTarget Board the strategic rationale for the proposed transaction, including (i) the cyclicality of the enterprise technology space and other current market risks, and that the combined company would have more market diversification with less concentrated exposure to market fluctuations, (ii) that the scale of the combined company would provide larger cash flows and a stronger balance sheet, (iii) that TechTarget had previously sought to acquire the Industry Dive business included in the Informa Tech Digital Businesses prior to its acquisition by Informa with the rationale of bringing TechTarget’s expertise and know-how to the vertical market opportunity and (iv) the potential for market expansion and the ability to unlock further value in the contributed digital assets if the companies were to be combined.

The TechTarget Board also discussed whether to perform a pre-signing market check concurrently with its exploration of a potential transaction with Informa. The Board took into account the advice and recommendations of management and J.P. Morgan and other factors deemed relevant by the Board. Those included, among other things, the risk that conducting a pre-signing market check could result in market leaks, the risk that conducting a pre-signing market check could divert the time and attention of management and TechTarget’s advisors from exploration of the potential Informa transaction, which in turn could jeopardize the ability of TechTarget to successfully negotiate such transaction, the Board’s belief (based on advice from management and J.P. Morgan) that, assuming agreement on valuation and other terms, it would be in the best interests of TechTarget and its stockholders to conclude a transaction with Informa as quickly as possible, the Board’s belief (based on advice from management and J.P. Morgan and the results of the company’s sale process conducted in 2022) that a pre-signing market check (including contacting the parties who submitted proposals in the Fall of 2022) would be unlikely to result in an alternative that would be superior to the transaction being discussed with Informa, and the fact that a definitive transaction agreement with Informa would allow the Board to consider alternative transaction proposals submitted after any such agreement was executed and negotiate and enter into a definitive agreement with respect to any superior proposal (subject to the payment of a customary termination fee). It was the consensus of the Board that TechTarget proceed without engaging in a pre-signing market check. The Board then directed management to make a counterproposal to Informa that would lower Informa’s ownership interest in the combined company from 59% to 57% of the outstanding common stock on a fully diluted basis, while keeping the $350 million of cash consideration the same. This counterproposal was communicated orally by Mr. Hawk to Mr. Roth following the Board meeting, and Mr. Roth, on behalf of Informa, agreed to work toward the execution of definitive agreements on this basis.

Between November 17, 2023 and November 22, 2023, TechTarget and Informa and their respective advisors held several virtual meetings with respect to business, financial, tax and legal due diligence and well as to further evaluate the business merits of the proposed transaction.

On November 20, 2023, representatives of Clifford Chance delivered to representatives of WilmerHale an initial draft of the Registration Rights Agreement.

On November 21, 2023, the TechTarget Board held a telephonic meeting with members of management and representatives of J.P. Morgan and WilmerHale present. The WilmerHale representatives discussed with the directors a proposed term sheet with respect to the Stockholders Agreement proposed to be entered into by NewCo and Informa upon the closing of the potential transaction, which had been developed with the input of representatives of management and J.P. Morgan. The proposed term sheet provided (i) that upon the closing of the transaction, the board of directors of NewCo would consist of (1) six directors designated by Informa reasonably acceptable to the TechTarget Board, at least three of whom would be independent for purposes of applicable stock exchange rules and not otherwise a current or former director, officer, employee or consultant of Informa or any of its affiliates and one of whom would be the initial Executive Chair of NewCo, who would be the current Chief Executive Officer of Informa’s Informa Tech division, and (2) five directors designated by TechTarget and reasonably acceptable to Informa, at least three of whom would be independent directors and one of whom would be the initial Chief Executive Officer of NewCo, who would be the current Chief Executive Officer of TechTarget, (ii) that any going private transaction of NewCo involving Informa or any of its affiliates would require the approval of both a special committee of the NewCo Board consisting entirely of independent directors who are not Informa nominees and a majority of NewCo’s stockholders other than Informa and its affiliates and that any other related party transaction would require the approval of a majority of independent directors not nominated by Informa, (iii) for a prohibition on Informa proposing a going private transaction involving TechTarget for two years following the closing, a prohibition on public proposals regarding a going private transaction following such two-year period and other customary standstill provisions, (iv) for a prohibition on Informa transferring NewCo shares prior to the second anniversary of the closing and additional restrictions on transfer following such second anniversary and (v) for non-compete and employee non-solicit obligations on the part of Informa that would apply for at least five years following the closing. Following the discussion, the TechTarget Board authorized and directed representatives of WilmerHale to deliver the proposed term sheet to Informa’s counsel on the terms discussed with the Board.

During the meeting, management also updated the TechTarget Board on the status of the discussions with Informa, as well as on the due diligence conducted to date.

Following the meeting, representatives of WilmerHale delivered to representatives of Clifford Chance a draft of the Stockholders Agreement term sheet consistent with the terms discussed with the TechTarget Board.

Between November 27, 2023 and November 30, 2023, representatives of TechTarget and Informa and their respective advisors held several meetings in person in Boston, Massachusetts and virtually with respect to the joint business plan for the combined company, to discuss costs/synergies (as well as certain projected revenue dis-synergies, considering the overlap of the respective business’s customer bases, as well as cost dis-synergies, including the expectation for a larger board of directors of the combined company, increased human resources and finance operating costs, and increased corporate marketing expenses), key assumptions (including those arising from the current macroeconomic environment and overall uncertainty in the current market through 2024), general employee matters, and development of a five-year business plan for the combined business, and to continue their respective due diligence reviews of the potential transaction. For more information about the long-term forecasts discussed by TechTarget and Informa management, and the assumptions related thereto, see the section titled “Projected Financial Data” beginning on page 122 of this combined proxy statement/prospectus.

On November 27, 2023, representatives of Clifford Chance delivered to representatives of WilmerHale initial drafts of the Transaction Agreement and Transition Services Agreement, and on November 28, 2023, representatives of Clifford Chance distributed a revised version of the draft Transaction Agreement to reflect minor updates related to employee and benefits matters. The corrected draft Transaction Agreement (i) included a two-way adjustment to the $350 million Informa cash contribution (subject to a $10 million deductible and $40 million cap) to the extent that the non-cash net working capital of the contributed Informa Tech Digital Businesses differed from a target amount to be agreed upon, (ii) provided that all TechTarget equity awards that did not automatically vest as part of the proposed transactions would be assumed by NewCo and convert into corresponding NewCo awards, (iii) included a closing condition in Informa’s favor that TechTarget enter into at or prior to the closing a senior lending facility with commitments that (together with Informa’s cash payment and TechTarget’s cash on hand) are sufficient to pay the cash portion of the merger consideration to TechTarget stockholders, the aggregate repurchase price of TechTarget’s convertible notes under its convertible note indentures (assuming all holders exercise their fundamental change put right) and pay all fees, costs and expenses of TechTarget incurred in connection with the transaction, (iv) included an obligation of Informa to deliver audited financial statements for the Informa Tech Digital Businesses as soon as reasonably practicable after execution of the Transaction Agreement, without any specified deadline or termination right in favor of TechTarget if such financial statements were not timely delivered or if when delivered, such financial statements materially deviated from those financial statements available as of signing, (v) left a placeholder for the amount of the termination fee payable by TechTarget in the event that the Transaction Agreement was terminated in connection with TechTarget’s acceptance of a Superior Proposal or a Change in TechTarget Board Recommendation and (vi) did not provide for any indemnification in respect of breaches of the parties’ respective representations and warranties or liabilities assumed by NewCo or retained by Informa in the transaction.

On November 28, 2023, representatives of Clifford Chance delivered to representatives of WilmerHale a revised copy of the Stockholders Agreement term sheet that had previously been distributed on November 21, 2023. The revised term sheet (i) provided that as of the closing, the current Chief Executive Officers of TechTarget and Informa’s Informa Tech division would be appointed as the co-CEOs of NewCo, with the expectation that, unless otherwise determined by the NewCo Board, they would serve in such capacities until the end of 2025, (ii) provided that upon the closing of the transaction, the board of directors of NewCo would consist of (1) the two co-CEOs, (2) a non-executive chair not previously associated with the parties designated by Informa after consultation with, and acceptable to, TechTarget, (3) five directors designated by Informa and (4) three directors designated by TechTarget, all of whom would be independent directors, (iii) provided that for so long as Informa and its affiliates beneficially own at least 50% of the outstanding shares of NewCo voting securities, NewCo would take all actions required to qualify for the Nasdaq “controlled company” exemption, (iv) provided that any going private transaction involving Informa or any of its affiliates to be consummated within two years after the closing would require the approval of both a special committee of the NewCo Board consisting entirely of independent directors and the holders of a majority of NewCo’s outstanding common stock other than Informa and its affiliates and that any other related party transaction meeting certain materiality thresholds would require the approval of an ad hoc committee comprised of at least two independent directors, (v) provided that Informa’s approval would be required prior to NewCo and its subsidiaries taking various actions, (vi) included a prohibition on Informa proposing a going private transaction for two years following the closing, but provided that any standstill covenants would expire on the second anniversary of the closing,

(vii) included a prohibition on Informa transferring NewCo shares prior to the second anniversary of the closing, but removed any additional restrictions on transfer following the second anniversary of the closing, (viii) stated that Informa would not be subject to any non-compete or employee non-solicit obligations and (ix) provided that Informa would be permitted to assign all of its rights under the Stockholders Agreement in whole or in part to any transferee of its NewCo shares.

On December 1, 2023, representatives of WilmerHale and Clifford Chance had a videoconference during which they discussed the principal issues raised by the draft Transaction Agreement and Stockholders Agreement term sheet distributed by Clifford Chance earlier in the week as described above.

Also on December 1, 2023, the TechTarget Board had a telephonic meeting to further discuss the proposed transaction. Also present were members of TechTarget management and representatives of J.P. Morgan, BrightTower and WilmerHale. Management discussed with the TechTarget Board, and the TechTarget Board approved and directed J.P. Morgan to use for purposes of any financial analyses or fairness opinion prepared or rendered in connection with the proposed transaction with Informa, revised long-term financial forecasts for TechTarget developed by TechTarget management as part of the 2024 budgeting process it conducts on an annual basis (the “Final TechTarget Forecasts”). The Final TechTarget Forecasts reflected lower revenues and Adjusted EBITDA in 2024-2027 relative to the Initial TechTarget Forecasts as a result of (i) the current macroeconomic environment and (ii) overall uncertainty in the current market through 2024. The macroeconomic environment caused TechTarget management to reduce its initial 2024 forecasted revenue, which had a cascading effect throughout the remaining revenue periods. Additionally, as a result of the decrease in revenues anticipated, certain costs were reduced. For more information about the long-term financial forecasts the TechTarget Board approved, see the section titled “Projected Financial Data” beginning on page 122 of this combined proxy statement/prospectus.

A representative of BrightTower then provided an overview of Informa as a whole, and management provided a detailed review of the businesses proposed to be contributed by Informa to the combined company as well as the anticipated benefits of the proposed transaction. Management and TechTarget’s advisors next updated the directors on the diligence that had been conducted to date on the Informa Tech Digital Businesses. Representatives of WilmerHale discussed with the directors the draft Transaction Agreement and Stockholders Agreement term sheet circulated by Clifford Chance earlier in the week, including proposed responses on the key outstanding issues (including with respect to the amount of the termination fee to be proposed by TechTarget in the next draft of the Transaction Agreement).

Later that afternoon, based on the instructions of the TechTarget Board at the earlier meeting, representatives of WilmerHale distributed to representatives of Clifford Chance a revised draft of the Stockholders Agreement term sheet. The principal revisions from the prior Clifford Chance draft were (i) providing that as of the closing, TechTarget would designate four (rather than three) directors, at least three of whom would qualify as independent directors, and Informa would designate four (rather than five) directors, at least two of whom would qualify as independent directors, (ii) extending the time period during which any going private transaction involving Informa or any of its affiliates would require the approval of both an independent special committee and the holders of a majority of NewCo’s outstanding common stock other than Informa and its affiliates until such time as Informa and its affiliates no longer collectively beneficially own at least 30% of the outstanding NewCo voting securities, (iii) deleting Informa’s approval rights over various NewCo actions, (iv) extending Informa’s standstill obligations until such time as Informa no longer has director designation rights, (v) reinserting the non-compete and non-solicit obligations on the part of Informa and (vi) providing that Informa would only be permitted to assign its rights under the Stockholders Agreement for so long as it continued to beneficially own at least 20% of NewCo’s outstanding voting securities and only to any person who acquires 100% of the equity interests held by Informa.

On December 4, 2023, representatives of Clifford Chance delivered to representatives of WilmerHale an initial draft of the Tax Matters Agreement, and representatives of WilmerHale distributed to representatives of

Clifford Chance a revised draft of the Transaction Agreement. The revised draft Transaction Agreement (i) included a closing condition in TechTarget’s favor that the audited financial statements and interim financial statements to be delivered by Informa with respect to the Informa Tech Digital Businesses shall not differ from the corresponding financial statements provided at the time of signing the Transaction Agreement in a manner that is material to the intrinsic value of the Informa Tech Digital Businesses in a manner that is adverse and a termination right in favor of TechTarget if such financial statements were not delivered by a date to be agreed upon or if when delivered the foregoing closing condition would not be satisfied, (ii) deleted the closing condition in Informa’s favor with respect to TechTarget obtaining a senior lending facility and included an obligation on the part of Informa to provide a credit facility in the event that TechTarget was unable to obtain a new debt facility sufficient to satisfy TechTarget’s obligations under its convertible notes and for general working capital purposes, (iii) proposed that the termination fee payable by TechTarget in certain circumstances would be equal to 2.5% of the TechTarget market capitalization, (iv) proposed that if the Transaction Agreement were terminated as a result of the failure to obtain required governmental approvals, Informa would be required to pay TechTarget an equivalent termination fee and (v) provided that NewCo would indemnify Informa in respect of liabilities assumed by NewCo in connection with the proposed transaction, and Informa would indemnify NewCo in respect of liabilities retained by Informa in connection with the proposed transaction, as well as for breaches of certain representations and warranties made by Informa in the Transaction Agreement relating to no undisclosed liabilities and sufficiency of assets.

On December 7, 2023, Messrs. Strakosch, Cotoia and Hawk, Daniel Noreck, Chief Financial Officer of TechTarget, Charles Rennick, General Counsel of TechTarget, and representatives of J.P. Morgan and WilmerHale, on the one hand, and Messrs. Roth and Nugent, Rupert Hopley, Group General Counsel of Informa, other members of the Informa management team, and representatives of Centerview and Clifford Chance, on the other hand, held a videoconference during which they discussed the principal outstanding issues on the Transaction Agreement and Stockholders Agreement term sheet including, among other things, (i) with respect to the Transaction Agreement, (a) conditionality and termination rights relating to the delivery of the financial statements for the Informa Tech Digital Businesses, (b) Informa’s backstop of TechTarget obtaining a new credit facility, (c) the termination fees payable by TechTarget and Informa, respectively, including Informa stating that it would not agree to pay a reverse breakup fee given that the parties did not anticipate any impediments to obtaining regulatory approvals, and (d) Informa’s indemnification obligations in respect of breaches of representations and warranties, and (ii) with respect to the Stockholders Agreement term sheet, (a) the composition of the NewCo Board, (b) restrictions on going private transactions as well as the standstill covenants that would be applicable to Informa, (c) Informa’s request for consent rights over various NewCo actions, and (d) the non-compete and non-solicit provisions reinserted in TechTarget’s revised draft.

On December 9, 2023, representatives of Clifford Chance distributed to representatives of WilmerHale an initial draft of the Stockholders Agreement and the NewCo Amended and Restated Certificate of Incorporation. The draft Stockholders Agreement, among other things, (i) provided that as of the closing, the NewCo Board would consist of ten directors, including (1) the Co-CEOs, (2) five directors designated by Informa, including the initial Non-Executive Chair and (3) three directors designated by TechTarget, (ii) included consent rights for Informa over various potential actions by TechTarget for so long as it met minimum ownership requirements, (iii) provided no restrictions on Informa making acquisition proposals for NewCo or other standstill restrictions (other than certain acquisitions of securities), (iv) provided that for so long as Informa owned at least 40% of NewCo’s outstanding shares, any going private transaction would require the approval of either (as selected by Informa in its sole discretion) a Related Party Transactions Committee (or RPT Committee) or the holders of a majority of NewCo’s outstanding shares other than those owned by Informa and its affiliates and (v) included restrictions on Informa acquiring (but not operating) a competitive business and restrictions on each of Informa and NewCo soliciting and hiring specified employees of the other.

On December 12, 2023, representatives of Clifford Chance sent to representatives of WilmerHale a revised draft Transaction Agreement as well as initial drafts of the STSAs. The revised draft Transaction Agreement, among other things, (i) included, in addition to the two-way working capital adjustment described above, a two-way adjustment to the cash amount to be contributed by Informa to the extent that the 2023 EBITDA of the Informa Tech Digital Businesses was more or less than an amount to be agreed upon (subject to a $2 million deductible and a $25 million cap), (ii) provided for accelerated vesting and conversion into the merger consideration of 100% of the RSUs held by eight TechTarget executives and 50% of the RSUs held by other employees, in each case consistent with the terms of such RSUs, and the reinvestment of a specified portion of the cash proceeds to be received in a NewCo share ownership program, (iii) included a December 31, 2024 deadline for Informa to deliver audited financial statements for the Informa Tech Digital Businesses, after which TechTarget would have the right to terminate the Transaction Agreement, (iv) replaced the closing condition in TechTarget’s favor relating to the financial statements for the Informa Tech Digital Businesses and added a termination right in favor of either party if the EBITDA adjustment described above would exceed the $25 million cap, (v) proposed a termination date of March 31, 2025, with a to be determined extension period if all conditions are satisfied other than those relating to TechTarget stockholder approval, the effectiveness of the Registration Statement on Form S-4 or the approval of the listing of the NewCo shares of common stock on Nasdaq, (vi) proposed a termination fee of $45 million (based on 3.6% of the equity value ascribed to TechTarget in the transaction) payable by TechTarget if the Transaction Agreement is terminated under certain circumstances, (vii) deleted the termination fee payable by Informa if the Transaction Agreement is terminated as a result of the failure to obtain regulatory approvals and (viii) deleted Informa’s obligation to indemnify NewCo in respect of breaches of Informa’s representations and warranties regarding no undisclosed liabilities, but included non-current liabilities in the working capital adjustment.

On December 13, 2023, representatives of Clifford Chance delivered to representatives of WilmerHale initial drafts of the Brand License Agreement and the Data Sharing Agreement.

On December 14, 2023, Messrs. Strakosch, Cotoia, Hawk, Noreck, and Rennick, and representatives of J.P. Morgan and WilmerHale, on the one hand, and Messrs. Roth, Nugent, and Hopley, other members of the Informa management team, and representatives of Centerview and Clifford Chance, on the other hand, held a videoconference during which they discussed the principal outstanding issues on the Transaction Agreement and Stockholders Agreement.

On December 15, 2023, the TechTarget Board had a telephonic meeting during which they further discussed the proposed transaction. Also present were members of TechTarget management and representatives of J.P. Morgan, BrightTower and WilmerHale. Management provided the directors with an update on the discussions with Informa since the prior Board meeting. Representatives of J.P. Morgan then discussed with the Board certain preliminary financial analyses in connection with the proposed transaction. Management and representatives of WilmerHale provided an update to the Board on the due diligence performed to date and discussed with the Board the status of, and key open issues on, the transaction documents, including receiving the Board’s guidance on the termination fee to be proposed by TechTarget in the next draft of the Transaction Agreement. Based on the discussion of the status of due diligence and the fact that the key financial terms of the Transaction Agreement had been agreed upon, the TechTarget Board authorized management to begin engaging in discussions regarding equity and post-closing compensation matters (for more information about these arrangements, see the section titled “Interests of TechTarget’s Directors and Executive Officers in the Transaction” beginning on page 153 of this combined proxy statement/prospectus).

Following this discussion, the representatives of J.P. Morgan, BrightTower and WilmerHale left the meeting. Management discussed with the Board the terms and conditions of the engagement letter proposed to be entered into with J.P. Morgan to serve as TechTarget’s financial advisor in connection with the proposed transaction. Following discussion, the TechTarget Board authorized management to execute the J.P. Morgan engagement letter substantially in the form presented at the meeting.

Also on December 15, 2023, representatives of Clifford Chance distributed to representatives of WilmerHale an initial draft of the term sheet for the Commercial Cooperation Agreement, and representatives of WilmerHale sent to representatives of Clifford Chance revised drafts of the Transaction Agreement and

Stockholders Agreement. The revised draft Transaction Agreement, among other things, (i) revised the EBITDA-related purchase price adjustment and termination right to each be only one-way in favor of TechTarget and to cap the EBITDA adjustment at $35 million rather than $25 million, and (ii) reduced the amount of the termination fee payable by TechTarget in certain circumstances to $35 million, representing 2.8% of the equity value ascribed to TechTarget in the transaction.

The revised draft of the Stockholders Agreement, among other things, (i) added restrictions on transfer of NewCo shares held by Informa to competitors of NewCo, (ii) provided that until the second anniversary of the closing, any going private transaction would require the approval of both an RPT Committee and the holders of a majority of NewCo’s outstanding shares other than those owned by Informa and its affiliates, and after such second anniversary any such transaction would require either, but not both, of such approvals, as elected by Informa in its sole discretion, and (iii) scaled back certain of the information reporting obligations of NewCo.

On December 16, 2023, representatives of Clifford Chance distributed to representatives of WilmerHale a revised draft of the Stockholders Agreement which did not raise any material issues relative to the prior draft circulated by representatives of WilmerHale. In addition, representatives of Clifford Chance sent to representatives of WilmerHale an initial draft term sheet for the proposed credit facility to be provided by Informa in the event that CombineCo and TechTarget were not able to obtain a new facility prior to the closing.

On December 18, 2023, TechTarget and J.P. Morgan executed an engagement letter memorializing J.P. Morgan’s retention to act as TechTarget’s financial advisor in connection with a potential business combination transaction involving the company, including the proposed Informa transaction.

On December 21, 2023, representatives of Clifford Chance distributed to representatives of WilmerHale revised drafts of the Transaction Agreement and the Stockholders Agreement. The revised draft of the Transaction Agreement, among other things, (i) included a June 30, 2024 deadline for Informa to deliver audited financial statements for the Informa Tech Digital Businesses, and a right of TechTarget to terminate the Transaction Agreement if such financial statements were not delivered on or prior to August 10, 2024, (ii) proposed a termination date of December 20, 2024 and (iii) indicated that Informa did not accept the $35 million termination fee proposed by TechTarget in its most recent draft of the Transaction Agreement but did not make a counterproposal. The only revisions to the Stockholders Agreement from the prior Clifford Chance draft were to the sections relating to NewCo’s information and reporting obligations.

On December 22, 2023, Mr. Hawk sent an email to Mr. Roth outlining the key open issues on the Transaction Agreement and TechTarget’s proposals to resolve such issues, which issues were subsequently discussed via teleconference between Mr. Hawk and Stuart Poyser, Group Director of Corporate Development of Informa, on December 26, 2023.

Additional drafts of the Stockholders Agreement were circulated by representatives of WilmerHale and Clifford Chance on December 21, 2023 and December 22, 2023, respectively, and on December 26, 2023, representatives of WilmerHale distributed to representatives of Clifford Chance a revised copy of the Amended and Restated Certificate of Incorporation of NewCo.

On December 29, 2023, representatives of WilmerHale and Clifford Chance held a teleconference to further discuss the open issues on the Transaction Agreement.

Also during the course of December 2023, the parties and their respective advisors continued to conduct their respective due diligence reviews of the potential transaction.

During late December 2023 and early January 2024, Messrs. Strakosch, Cotoia, Hawk, Noreck and Niemec and Ms. Kitchens (collectively referred to as the “TechTarget senior executive team”) and representatives of Informa’s senior management team, directly and through counsel, engaged in a series of communications about, and negotiations over, the terms of a proposed lock-up of shares of NewCo common stock to be held by certain members of TechTarget’s senior executive team, including the number of shares to be subject to the lock-up and the length of the lock-up. They also communicated about, and negotiated directly over, the terms of post-closing employment agreements (applicable to Mr. Hawk, Mr. Noreck, Mr. Niemiec and Ms. Kitchens) and separation agreements (applicable to Messrs. Strakosch and Cotoia), and a consulting agreement for Mr. Cotoia. Those communications and negotiations related to, among other points, post-closing roles, continued service periods, required notice periods for termination, non-competition and non-solicitation periods and severance amounts. To facilitate the Transactions, the TechTarget Board agreed on December 29, 2023 to pay the fees and expenses of counsel to the TechTarget senior executive team (“management counsel”) on their behalf.

On December 31, 2023, representatives of Clifford Chance on behalf of Informa sent an initial draft “form” of lock-up agreement for the TechTarget senior executive team to Mr. Hawk. Among other things, Informa’s proposal contemplated that: (i) each of Messrs. Strakosch, Cotoia and Hawk would agree to lock up 62% of the value of the shares of NewCo common stock and cash to be paid in respect of his vested TechTarget RSUs, after taxes had been withheld, (ii) each of Ms. Kitchens, Mr. Noreck and Mr. Niemiec would agree to lock up 35% of the value of the shares of NewCo common stock and cash to be paid in respect of her or his vested TechTarget RSUs, after taxes had been withheld, and (iii) in each case, the lock-up period would begin on the Closing Date and would end with respect to one-third of the shares subject to lock-up on each of the dates one year, two years, and three years, respectively, after the Closing Date.

On January 2, 2023, representatives of WilmerHale distributed to representatives of Clifford Chance a revised draft of the Transaction Agreement memorializing the discussions over the prior week. The revised draft provided, among other things, (i) for accelerated vesting of all options to purchase shares of TechTarget common stock upon the Effective Time, (ii) for the removal of the concept of merger consideration being delivered in respect of TechTarget RSUs being reinvested in a NewCo share ownership program, (iii) that NewCo would establish a new equity incentive plan and employee stock purchase plan to be effective upon the closing, (iv) for an uncapped one-way adjustment in TechTarget’s favor to the cash contribution to be made by Informa at the closing in the amount of the non-current liabilities of the Informa Tech Digital Businesses as of the closing, (v) for a May 31, 2024 deadline for Informa to deliver audited financial statements for the Informa Tech Digital Businesses, and a right of TechTarget to terminate the Transaction Agreement if such financial statements were not delivered on or prior to August 9, 2024, and (vi) that the termination fee payable by TechTarget in certain circumstances would be $40 million (representing 3.2% of the equity value ascribed to TechTarget in the transaction) provided that if the requisite financial statements of the Informa Tech Digital Businesses were not delivered by the May 31, 2024 deadline, such termination fee would be reduced to $30 million until such time as such financial statements were delivered.

On January 3, 2024, management counsel on behalf of the TechTarget senior executive team responded to Clifford Chance’s draft “form” of lock-up agreement to request certain changes. Among other things, the TechTarget senior executive team requested (i) certain technical changes to the methodology for determining the number of lock-up shares, (ii) that only Mr. Hawk and Mr. Strakosch be subject to the higher lock-up threshold proposed, with all other executives being required to lock-up only 25% of the value of the shares of NewCo common stock and cash to be paid in respect of their vested TechTarget RSUs, after taxes had been withheld, and (iii) that the lock-up period fall away early if an executive’s employment with NewCo were to end in any circumstances other than termination by NewCo for cause or resignation by the executive without good reason (to reduce the lock-up period to two years under those circumstances), which was particularly relevant to Messrs. Hawk, Strakosch and Cotoia who were expected to terminate employment with NewCo in connection with, or within a limited time following, the Closing.

On January 3, 2024, representatives of Clifford Chance on behalf of Informa provided initial draft employment agreements for Mr. Hawk, Mr. Noreck, Mr. Niemiec and Ms. Kitchens. The drafts generally followed the form of each executive’s then-current employment agreement, but proposed certain significant changes, including that: (i) each executive would be required to give six months’ written notice of a termination of employment, (ii) upon a termination of the executive’s employment by the company without cause or the executive’s resignation for good reason, NewCo would provide the executive with six months’ base salary continuation and pro-rated vesting of time and performance-based equity awards (subject to a minimum equal to 50% of the executive’s unvested awards upon the expiration of the applicable notice period) and (iii) the executive would be subject to a non-competition period that could extend in certain circumstances to 24 months after his or her employment period ended. In addition, the draft amended employment agreements memorialized each executive’s then-current base salary and target bonus level.

On January 4, 2024, management counsel on behalf of Mr. Hawk, Mr. Noreck, Mr. Niemiec and Ms. Kitchens responded to Clifford Chance’s draft employment agreements. Among the changes that Mr. Hawk, Mr. Noreck, Mr. Niemiec and Ms. Kitchens requested were: (i) a reduction in the required period for notice of termination to three months (or, in the case of a termination without cause or a resignation for good reason, 60 days), (ii) that the post-employment noncompetition and non-solicitation periods be fixed at nine months without the possibility of additional extensions, and (iii) that the change in control-related equity acceleration rights provided under his or her then-current employment agreement be retained. Further, Mr. Hawk requested a six-month post-closing employment term, followed by payment of his existing severance entitlements and a clarification that his 2024 bonus would be paid in full even if his employment ended prior to the time 2024 bonuses were otherwise paid.

On January 4, 2024, representatives of WilmerHale sent to representatives of Clifford Chance a revised draft of the Stockholders Agreement, which, among other things, memorialized the parties’ agreement that as of the closing NewCo would have a single Chief Executive Officer, who would be the current Chief Executive Officer of Informa’s Informa Tech division, and that accordingly, the size of the NewCo Board as of the closing would be reduced from ten to nine directors. The parties mutually agreed that having a single Chief Executive Officer as of the closing provided the most efficient operating structure, and that Mr. Nugent, as Chief Executive Officer, would continue to have the benefit of Mr. Cotoia’s experience and leadership through an ongoing consulting agreement.

Over the next several days, the parties exchanged several drafts of the Transaction Agreement, Stockholders Agreement and other transaction documents.

On January 5, 2024, representatives of Clifford Chance on behalf of Informa provided drafts of the separation agreements for Messrs. Strakosch and Cotoia. The drafts generally provided for the payment of severance consistent with the executives’ then-current contractual entitlements, upon termination at the closing of the Transactions, but, in the case of Mr. Cotoia, severance would be paid commencing at the end of a post-closing consulting period.

On January 5, 2024, management counsel on behalf of Messrs. Strakosch and Cotoia provided representatives of Clifford Chance with a revised draft of their form of separation agreement. Among the changes included in the draft were (i) that Mr. Cotoia’s severance would run concurrently with his consulting period, (ii) that the severance amounts for the executives would be increased to account for the amount they would have been paid during the 60-day notice period that applied under their then-existing employment agreements, (iii) an increase in the COBRA subsidy period from 12 months to 18 months and (iv) changes to the calculation methodology for the COBRA subsidy and for a separate pro rata bonus payment. Management counsel also provided representatives of Clifford Chance with a markup of the lock-up agreement, which was generally consistent with the comments made on January 3, 2024 as described above.

Negotiations regarding the forms of lock-up agreement, employment agreement and separation agreement continued over the following days. On January 7, 2024, representatives of Clifford Chance provided to management counsel revised drafts of the forms of lock-up agreement, employment agreement and separation agreement, as well as an initial draft of Mr. Cotoia’s consulting agreement. Among the issues raised by those drafts were (i) the length of the lock-up period for Messrs. Hawk, Strakosch and Cotoia, (ii) the length of the required notice period under the employment agreement, (iii) the length of the non-compete and non-solicitation periods under the employment agreement and separation agreement, and (iv) the term (including rights to early termination) and consulting fees payable under the consulting agreement.

On January 8, 2024, the TechTarget Board held a special meeting to discuss the proposed transaction. Also present were members of TechTarget management and representatives of J.P. Morgan, BrightTower and WilmerHale. Management provided the directors with an update on the discussions since the last Board meeting and discussed with the directors the key benefits of the proposed transaction, including that the combination would enhance value for TechTarget stockholders, while delivering the company revenue and market diversification, enhanced scale, and additional opportunity with accounts and end users. Representatives of WilmerHale then discussed with the Board the directors’ fiduciary duties in connection with the proposed transaction. During the meeting, the representatives of J.P. Morgan reviewed with the TechTarget Board its analysis of the financial terms of the proposed transaction. The representatives of J.P. Morgan also presented information regarding the potential cost and revenue synergies of the proposed transaction identified by representatives of TechTarget management in consultation with representatives of Informa management. Next, management discussed with the directors in detail the results of the due diligence review of the Informa Tech Digital Businesses and the proposed transaction. Representatives of WilmerHale noted that the Transaction Agreement, Stockholders Agreement and other definitive documentation were in substantially agreed-upon form and reviewed their key terms, including the key terms of the agreements proposed to be entered into with members of TechTarget management.

Between January 8, 2024 and January 10, 2024, the parties’ respective counsel had several discussions and circulated several drafts of the Transaction Agreement and other transaction documents in an effort to finalize such documents. The final provisions of the lock-up agreements, employment agreements, separation agreements and consulting agreement to be entered into with members of the TechTarget senior executive team continued to be negotiated among the parties during January 8, 2024, and January 9, 2024. The final forms of each agreement were agreed by all parties on January 9, 2024.

On January 10, 2024, shortly after market close, the TechTarget Board held a special meeting to discuss the proposed transaction. Also present were members of TechTarget management and representatives of J.P. Morgan, BrightTower and WilmerHale. Representatives of WilmerHale provided an update on the Transaction Agreement and other transaction documents, and noted that there had been no significant changes to the transaction documents and no material updates to the due diligence findings since the prior Board meeting. Representatives of J.P. Morgan reviewed with the TechTarget Board its analysis of the financial terms of the proposed transaction, which were substantially the same as the analyses discussed at the previous Board meeting, subject to immaterial revisions to reflect the previous day’s market information. After J.P. Morgan’s presentation, representatives of J.P. Morgan rendered to the TechTarget Board an oral opinion, which was subsequently confirmed by delivery of a written opinion to the TechTarget Board dated January 10, 2024 (a copy of which is attached as Annex B to this combined proxy statement/prospectus), that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the consideration to be received by the holders of TechTarget common stock in the proposed transaction is fair, from a financial point of view, to such holders. The TechTarget Board then unanimously adopted resolutions (i) determining that the Transaction Agreement and the transactions contemplated thereby, including without limitation the Merger, are advisable, fair to and in the best interests of TechTarget and its stockholders, (ii) adopting and approving the Transaction Agreement and the transactions contemplated thereby, and (iii) directing that the Transaction Agreement be submitted to the stockholders of TechTarget for their adoption and recommending that all of TechTarget’s stockholders adopt the Transaction Agreement in accordance with applicable law. For a detailed discussion of J.P. Morgan’s opinion, please see below under “—Opinion of TechTarget’s Financial Advisor.”

Later that day on January 10, 2024, the parties executed the Transaction Agreement and each issued a press release announcing the execution of the Transaction Agreement. TechTarget also filed a Current Report on Form 8-K attaching the press release and a joint investor presentation with respect to the transaction.

In connection with the signing of the Transaction Agreement on January 10, 2024, each member of the TechTarget senior executive team signed the individual agreements that applied to him or her.

Since the announcement of the transaction, TechTarget management received several inquiries with respect to a potential transaction from third party investment firms, none of which referred to the Informa transaction or made any specific proposal for a transaction. After review of the identity and background regarding these firms, TechTarget management concluded that such inquiries were not credible and would not reasonably be expected to lead to a credible proposal. Nevertheless, management responded to these inquiries via email advising of the execution of the Transaction Agreement with Informa and directing the parties to the restrictions therein relating to discussions regarding Acquisition Proposals. TechTarget management also advised representatives of Informa of these inquiries. There have been no further communications from any of these parties after being advised of the Informa transaction.

Recommendation of the TechTarget Board and Its Reasons for the Transactions

At a meeting on January 10, 2024, the TechTarget Board unanimously determined that the Transaction Agreement and the Transactions, including the Merger, are advisable, fair to and in the best interests of TechTarget and its stockholders, and adopted and approved the Transaction Agreement and the Transactions, including the Merger. The TechTarget Board subsequently unanimously ratified the Transaction Agreement and the Transactions, including the Merger, by action by written consent dated June 13, 2024. The TechTarget Board recommends that the stockholders of TechTarget adopt the Transaction Agreement and approve the Transactions, including the Merger.

All seven members of the TechTarget Board were present at the meeting held on January 10, 2024.

In evaluating the Transaction Agreement and the Transactions, the TechTarget Board consulted with TechTarget’s management, as well as TechTarget’s outside legal counsel and its financial advisors, and considered a number of factors, weighing both the expected benefits and the potential risks of the Transactions.

The TechTarget Board considered the following factors (not in any relative order of importance) that it believes support its determinations and recommendation:

Aggregate Value of the Informa Tech Digital Businesses and Cash Consideration

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Composition of the Merger Consideration. The TechTarget Board considered the fact that the cash component of the Merger Consideration will provide TechTarget stockholders with immediate liquidity and certainty of value, and the equity component of the Merger Consideration will provide TechTarget stockholders the opportunity to participate in the potential long-term value creation of the combined company.

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Fixed Ownership Percentage in NewCo. The terms of the Transaction Agreement ensure that, immediately following the Closing, current TechTarget stockholders will collectively own approximately 43% of the outstanding NewCo common stock, but excluding shares issuable upon conversion of TechTarget convertible notes or shares reserved for future grants pursuant to NewCo equity incentive plans.

Strategic Rationale and Synergies

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Business and Financial Information of TechTarget. The TechTarget Board considered TechTarget’s current, historical and projected financial condition, results of operations, business, competitive position, prospects, properties, assets, liabilities and the long-range plan of TechTarget on a standalone basis. The TechTarget Board also considered execution risks associated with TechTarget’s long-range plan given the recent trend of reduced revenue and Adjusted EBITDA of TechTarget. Specifically, the TechTarget Board considered the need for TechTarget to increase its scale and diversification to better position it to compete in a more challenging enterprise technology environment. The TechTarget Board also considered the ability of TechTarget to address these needs through certain potential alternative transactions, including a potential acquisition of Target Company A and several other transaction opportunities, and the belief of the TechTarget Board, in consultation with TechTarget management and its advisors, that the other opportunities reviewed by the TechTarget Board presented substantial risks to TechTarget and its stockholders. See “The Transactions—Background of the Transactions” beginning on page 99 of this combined proxy statement/prospectus. The TechTarget Board considered these execution risks associated with TechTarget’s long-range plan as compared to the certainty of realizing the immediate cash value of the cash component of the Merger Consideration to TechTarget stockholders and the opportunity to participate in the potential long-term value creation of the combined company afforded to TechTarget stockholders through the equity component of the Merger Consideration. See “Projected Financial Data” beginning on page 122 of this combined proxy statement/prospectus for additional discussion of the projected financial information that the TechTarget Board considered.

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Benefits of a Combined Company. The TechTarget Board considered the benefits of the Transactions to current TechTarget stockholders, including that (i) the combined company would be a leading provider of data driven marketing analytics, sales enablement solutions, advisory services, and events for the enterprise technology and technology enabled vertical markets, (ii) the combined company would have greater product diversification through the addition of research brands which provide annual subscription revenue paid in advance as well as revenue from ad-hoc consulting projects undertaken, (iii) the scale of the combined company would provide larger cash flows and a stronger balance sheet, (iv) the combined company would have greater geographic diversification, with over 5,000 combined global customers and 35% pro forma revenue from outside of the United States, thereby reducing exposure to geographic market fluctuations, (v) the combined company would have expanded potential market penetration beyond enterprise technology vendors, with a combined customer base including sectors like financial technology, supply chain, manufacturing, life sciences, and telecom, resulting in more stable revenue streams due to reduced impact of the enterprise technology market’s cyclicality, (vi) TechTarget had previously sought to acquire the Industry Dive business included in the Informa Tech Digital Businesses prior to the Transactions based on the rationale of bringing TechTarget’s expertise and know-how to the vertical market opportunity, (vii) the combined company would benefit from an increase in first party B2B audience data, generated at Informa’s live and on-demand events, as part of a two-way data sharing agreement with Informa, and (viii) the combined company would be well positioned for sector expansion and to unlock further value in the Informa Tech Digital Businesses’ digital assets. The TechTarget Board also considered the benefits of the Transactions to NewCo’s ability to realize significant revenue and cost synergy opportunities and access a wider range of acquisition and investment targets across industries, products and geographies.

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Strategic Alternatives. The TechTarget Board considered strategic alternatives for maximizing stockholder value over the long term that were reasonably available to TechTarget, including remaining as a standalone company and the potential to acquire, be acquired by or combine with other third parties, and the potential risks, rewards, and uncertainties associated with such alternatives. As part of this process, the TechTarget Board considered various transaction options and structures. In particular, the TechTarget Board considered the process and results of TechTarget’s 2022 sale process. The TechTarget Board also considered the fact that if any potential counterparty was interested in pursuing a transaction with TechTarget on terms more favorable to TechTarget and its stockholders than those contemplated by the Transaction Agreement, such potential counterparty could make a proposal to TechTarget notwithstanding TechTarget’s entry into the Transaction Agreement. See “The Transactions—Background of the Transactions” beginning on page 99 of this combined proxy statement/prospectus for additional information of the sale process conducted by TechTarget.

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Business and Financial Information of Informa Tech Digital Businesses. The TechTarget Board considered information and discussions with TechTarget’s management regarding the current, historical and projected financial condition, results of operations, business, prospects, properties, assets and liabilities of the Informa Tech Digital Businesses. In particular, TechTarget management discussed with the TechTarget Board the business prospects of the Informa Tech Digital Businesses as part of a combined company and diligence findings regarding the Informa Tech Digital Businesses. TechTarget management also discussed with the TechTarget Board the potential synergies of the combined company. See “Projected Financial Data” beginning on page 122 of this combined proxy statement/prospectus for additional discussion of the potential synergies that the TechTarget Board considered.

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Pro Forma Effect. The TechTarget Board considered information and discussions regarding the benefits of size, scale and the expected credit profile of the combined company, including the anticipated (i) ability of the combined business to leverage its product suite to cross sell into new end markets and clients, (ii) increased subscription revenue generated by the combined business and the associated benefits of more consistent cash flow and customer engagement and (iii) increased scale of the combined business benefiting both the subscription research and advisory services offered by TechTarget and the demand generation and intent data workflow tools offered by the Informa Tech Digital Businesses, which, taken together, would create a path to improved operating margins. The TechTarget Board also considered information and discussions regarding the expected pro forma effect of the Transactions. See “Projected Financial Data” beginning on page 122 of this combined proxy statement/prospectus for additional information of the pro forma projected financial information that the TechTarget Board considered.

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Post-Closing Governance. The TechTarget Board considered that the NewCo Board, immediately after the Closing, will include six Informa designees and three TechTarget designees and the executive management team will include members of both TechTarget and the Informa Tech Digital Businesses. This governance arrangement was viewed as a factor in favor of the Transactions because NewCo will maintain the experience and knowledge that the TechTarget directors and executive management team possess regarding oversight of TechTarget’s business and operations. The inclusion of the TechTarget directors on the NewCo Board was also viewed as an important governance counterbalance to the Informa designees. In addition, the TechTarget Board considered that Michael Cotoia, TechTarget’s Chief Executive Officer, was entering into a consulting agreement to allow the NewCo Chief Executive Officer and management team to continue to benefit from his advice and assistance for a period of one year following the Closing.

Opinion of Financial Advisor

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The TechTarget Board considered the oral opinion of J.P. Morgan, rendered during the meeting of the TechTarget Board on January 10, 2024, which was subsequently confirmed in writing, that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the Merger Consideration was fair, from a financial point of view, to the holders of TechTarget common stock. The TechTarget Board also considered the financial analyses presented by J.P. Morgan in connection with the delivery of its opinion, as further described under “The Transactions—Opinion of TechTarget’s Financial Advisor” beginning on page 129 of this combined proxy statement/prospectus.

Favorable Terms of the Transaction Agreement

The TechTarget Board considered the favorable terms of the Transaction Agreement, including:

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The ability of TechTarget, under certain circumstances, to provide information to and to engage in discussions or negotiations with a third party that makes an unsolicited Acquisition Proposal, as further described under “The Transaction Agreement—TechTarget Non-Solicitation; TechTarget’s Ability to

Change Recommendation and Terminate the Transaction Agreement” beginning on page 182 of this combined proxy statement/prospectus;

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The ability of the TechTarget Board, under certain circumstances, to change its recommendation to TechTarget stockholders concerning the Transactions, as further described under “The Transaction Agreement—TechTarget Non-Solicitation; TechTarget’s Ability to Change Recommendation and Terminate the Transaction Agreement” beginning on page 182 of this combined proxy statement/prospectus;

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The ability of the TechTarget Board to terminate the Transaction Agreement under certain circumstances, subject to certain conditions and the payment by TechTarget of the Termination Fee under certain circumstances, as further described under “The Transaction Agreement—Termination and Termination Fees” beginning on page 190 of this combined proxy statement/prospectus;

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The fact that the TechTarget Board, after discussing the Termination Fee with its advisors, believed that such fee was (i) consistent with market practice, (ii) would not preclude or deter a willing and financially capable third party, were one to exist, from making a superior proposal following the announcement of the Transactions and (iii) was tailored to address risks associated with the unavailability of audited financial information for the Informa Tech Digital Businesses;

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The fact that a vote of TechTarget’s stockholders on the Transaction Agreement is required under Delaware law, and that if the Transactions are approved by TechTarget’s stockholders and consummated, those TechTarget stockholders who do not vote in favor of the adoption of the Transaction Agreement will have the right to demand appraisal of the fair value of their shares under Delaware law;

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The fact that the Transaction Agreement contains a positive adjustment to the cash consideration payable to TechTarget’s stockholders in the event that the EBITDA (with net income adjusted to eliminate all amounts for interest, taxes, depreciation, and amortization (including any impairments), in each case to the extent such amounts were taken into account in the computation of such net income reflected in the audited financial statements for the-month period ended December 31, 2023, and with such further adjustments as described in the Transaction Agreement) of the Informa Tech Digital Businesses for 2023 was less than $38 million, with an associated termination right in favor of TechTarget if the EBITDA shortfall exceeded the maximum amount of the adjustment, as well as a positive adjustment to the cash consideration payable by Informa (which amount would be retained by CombineCo) to the extent of the Informa Tech Digital Businesses’ non-current liabilities as of the Closing;

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The fact that Informa agreed to provide to CombineCo a term loan credit facility with aggregate commitments equal to $250,000,000 in the event that TechTarget and CombineCo are unable, at or prior to the Closing, to enter into a revolving credit facility or other senior lending facility with commitments of at least such amount to be used (together with TechTarget’s and its Subsidiaries’ available cash on hand) to satisfy TechTarget’s obligations under TechTarget’s existing debt arrangements and for general working capital purposes;

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The TechTarget Board’s belief that the scope of matters that are specifically excluded from consideration in determining whether a “material adverse effect” has occurred is sufficient to protect TechTarget’s interest in ensuring the certainty of the consummation of the Transactions, as further discussed under “The Transaction Agreement—Representations and Warranties; Material Adverse Effect” beginning on page 171 of this combined proxy statement/prospectus;

•	The fact that Informa is required to deliver to TechTarget certain audited financial information of the Informa Tech Digital Businesses for the past three years; and

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The expectation that TechTarget stockholders generally will only recognize gain for U.S. federal income tax purposes as a result of the exchange of their TechTarget common stock for NewCo common stock in the Transactions, if any, in an amount up to the amount of cash consideration paid in the Transactions.

Likelihood of Completion of the Transaction

The TechTarget Board considered the likelihood that the Transactions will be completed, including the following factors:

•	The Transaction Agreement contains no financing conditions;

•

The commitment made by Informa to cooperate and use reasonable best efforts to obtain necessary regulatory clearances, including clearance under the HSR Act and any other applicable antitrust laws, as further discussed under “The Transactions—Regulatory Matters Relating to the Transactions” beginning on page 139 of this combined proxy statement/prospectus; and

•

Informa may terminate the Transaction Agreement only under limited circumstances, as further discussed under “The Transaction Agreement—Termination and Termination Fees” beginning on page 190 of this combined proxy statement/prospectus.

Risks

The TechTarget Board also weighed the factors described above against certain factors and potential risks associated with entering into the Transactions, including, among others and not in any relative order of importance, the following:

•	The fact that the Transactions may not be completed in a timely manner, or at all, despite the parties’ efforts;

•

The fact that, after the completion of the Transactions, Informa is expected to beneficially own or control 57% of the outstanding shares of NewCo common stock on a fully diluted basis (but without taking into account shares which may be issued upon the conversion (if any) of the TechTarget convertible notes or shares reserved for future grants pursuant to certain NewCo equity incentive plans) and Informa will control, subject to the terms of the Stockholders Agreement, the outcome of certain corporate actions of NewCo submitted to a vote of stockholders, including the election of directors, certain mergers, any consolidation or sale of all or substantially all of NewCo’s assets and certain other agreed-upon corporate transactions, and Informa will continue to have veto rights over certain actions taken by NewCo so long as Informa beneficially owns a certain percentage of the outstanding shares of NewCo common stock under the Stockholders Agreement, as further discussed under the sections titled “Risk Factors” and “Certain Agreements Related to the Transactions—Stockholders Agreement” beginning on pages 52 and 194, respectively, of this combined proxy statement/prospectus;

•

The fact that there is no trading history for NewCo common stock or any equity securities of any of the Informa Tech Digital Businesses, and that as a result there is substantial uncertainty regarding the price at which the shares of NewCo common stock to be received by TechTarget stockholders may trade following the closing of the Transactions, including whether the price of the shares of NewCo common stock will be adversely impacted due to Informa’s majority ownership stake and governance rights under the Stockholders Agreement;

•

The risks and costs to TechTarget if the Transactions are not completed, including the diversion of management and employee attention, potential employee attrition and the potential effect on TechTarget’s business and relations with customers, suppliers and vendors;

•	The fact that TechTarget did not conduct a new public or private “auction” or active sales process of TechTarget following the Fall 2022 sale process;

•	The fact that audited financial statements for the Informa Tech Digital Businesses were not available at the time of signing the Transaction Agreement;

•	The total costs to be incurred by TechTarget in connection with the Transactions, which were estimated on October 18, 2024 to be approximately $35.0 million;

•

The restrictions on the conduct of TechTarget’s business prior to completion of the Transactions, which could delay or prevent TechTarget from undertaking material strategic opportunities that might arise pending completion of the Transactions to the detriment of the TechTarget stockholders;

•

The risk of not realizing all of the anticipated strategic, synergistic and other benefits between the Informa Tech Digital Businesses and TechTarget due to difficulties NewCo may encounter in the integration process which may include, without limitation, difficulties associated with: (i) the inability to successfully integrate the operations, technologies, products and services of the combined business, in a manner that permits NewCo to achieve the cost savings and revenue synergies anticipated to result from the Transactions, (ii) lost sales and customers as a result of certain customers of any of the businesses deciding not to do business with NewCo, or deciding to decrease their amount of business in order to reduce their reliance on a single company, (iii) coordinating geographically separated organizations, systems and facilities, (iv) potential unknown liabilities and unforeseen increased expenses, delays or regulatory conditions associated with the Transactions, (v) integrating personnel with diverse business backgrounds and business cultures, while maintaining focus on providing consistent, high-quality products and services (vi) implementing effective internal controls over financial reporting and disclosure controls and procedures, and (vii) preserving important relationships of TechTarget and the Informa Tech Digital Businesses and resolving potential conflicts that may arise;

•	The risk of not realizing all of the anticipated benefits of the Transactions if NewCo and Informa are unsuccessful at implementing and operating under the Data Sharing Agreement;

•

The fact that TechTarget’s directors and executive officers will have interests in the Transactions that are different from, or in addition to, those of TechTarget’s stockholders generally, including certain interests arising from the employment and compensation arrangements of TechTarget’s executive officers, and the manner in which they would be affected by the Transactions, as further discussed in the section titled “Interests of TechTarget’s Directors and Executive Officers in the Transactions” beginning on page 153 of this combined proxy statement/prospectus;

•

The fact that TechTarget may be required to pay the Termination Fee, which is $40,000,000, if the Transaction Agreement is terminated under the circumstances described in the section titled “The Transaction Agreement—Termination and Termination Fees” beginning on page 190 of this combined proxy statement/prospectus;

•

The expectation that TechTarget stockholders will recognize any gain for U.S. federal income tax purposes as a result of the exchange of their shares of TechTarget common stock for cash in the Transactions, as further described under “U.S. Federal Income Tax Consequences of the Transactions” beginning on page 147 of this combined proxy statement/prospectus; and

•

The risks of the type and nature described under the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” beginning on pages 52 and 87, respectively, of this combined proxy statement/prospectus.

This discussion of the information and factors considered by the TechTarget Board includes the principal positive and negative factors considered by the TechTarget Board, but is not intended to be exhaustive and may not include all of the factors considered by the TechTarget Board. In view of the wide variety of factors considered in connection with its evaluation of the Transactions and the complexity of these matters, the TechTarget Board did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the Transactions and making its recommendations to the TechTarget stockholders. Rather, the TechTarget Board viewed its decisions as being based on the totality of the information presented to it and the factors it considered. In addition, individual members of the TechTarget Board may have given differing weights to different factors. The TechTarget Board concluded that the potential benefits of the Transactions outweighed the uncertainties, risks and potentially negative factors relevant to the Transactions.

Projected Financial Data

Given the unpredictability of the underlying assumptions and estimates inherent in preparing financial projections, TechTarget does not, as a matter of general practice, publicly disclose detailed projections as to its anticipated financial position or results of operations, other than providing, from time to time, estimated ranges of certain expected financial results in its regular earnings press releases and other investor materials. Both in connection with TechTarget’s annual budgeting process and in connection with TechTarget’s evaluation of the Transactions, TechTarget management prepared unaudited prospective financial information relating to TechTarget on a stand-alone, pre-Transactions basis, as well as, together with Informa management: (i) unaudited prospective financial information relating to the Informa Tech Digital Businesses on a stand-alone, pre-Transactions basis; (ii) projected synergies resulting from the Transactions; and (iii) unaudited prospective pro forma financial information for NewCo after the Transactions (collectively, the “Forecasts”). The Forecasts were not prepared with a view toward public disclosure and the inclusion of this information should not be regarded as an indication that any of TechTarget, Informa or any other provider or recipient of this information considered, or now considers, it to be necessarily predictive of actual future results. In particular, we note that certain of the estimates and assumptions used to prepare the Forecasts for years 2025 and beyond are not in line with the recent historical operating trends of TechTarget or the Informa Tech Digital Businesses. The below summary of the Forecasts is included for the purpose of providing stockholders access to certain non-public information that was made available to the TechTarget Board, J.P. Morgan and Informa in connection with the evaluation of the Transactions, and such information may not be appropriate for other purposes, and is not included to influence any stockholder’s decision as to how to vote on the matters described in this combined proxy statement/prospectus.

The Forecasts were, in general, prepared solely for internal use and are subjective in many respects and thus subject to interpretation. While presented with numeric specificity, the Forecasts reflect numerous estimates and assumptions made by the management of TechTarget and, other than those Forecasts relating to TechTarget on a standalone basis, Informa, with respect to industry performance and competition, general business, economic, market and financial conditions and matters specific to TechTarget’s business and the Informa Tech Digital Businesses, all of which are difficult to predict and many of which are beyond TechTarget’s or Informa’s control. Many of these assumptions are subject to change. The Forecasts do not reflect revised prospects for TechTarget’s business or the Informa Tech Digital Businesses, changes in general business, economic, market and financial conditions or any other transaction, event or impact that has occurred or that may occur and that was not anticipated at the time such financial information was prepared. As a result, there can be no assurance that the results reflected in the Forecasts will be realized, that the valuations of TechTarget and the Informa Tech Digital Businesses stated in this combined proxy statement/prospectus will align with the actual values on the date specified in this combined proxy statement/prospectus or that actual results will not materially vary from the Forecasts and/or the valuations may be materially lower than those presented in this combined proxy statement/prospectus. In addition, because the Forecasts cover multiple years, such information by its nature becomes less predictive with each successive year. Therefore, the inclusion of the Forecasts in this combined proxy statement/prospectus should not be relied on as necessarily predictive of actual future events nor construed as financial guidance.

The Forecasts presented below should be read in light of the risks described under “Risk Factors” beginning on page 52 of this combined proxy statement/prospectus. As all of the Forecasts are forward-looking in nature, they are expressly qualified in their entirety by the “Cautionary Note Regarding Forward-Looking Statements” beginning on page 87 of this combined proxy statement/prospectus.

The Forecasts were not prepared with a view toward complying with the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, but in the view of TechTarget management, were prepared on a reasonable basis, reflect the best available estimates and judgments at the time of preparation, and present, to the best of TechTarget management’s knowledge and belief at the time of preparation, the expected course of action and the expected future financial performance of TechTarget, the Informa Tech Digital Businesses and NewCo after giving effect to the Transactions.

The TechTarget Forecasts and the Informa Tech Digital Businesses Forecasts have been prepared by, and are the responsibility of, TechTarget’s management and Informa’s management, respectively. The Informa Tech Digital Businesses’ independent registered public accounting firm has not audited, reviewed, compiled, examined or applied agreed-upon procedures with respect to the TechTarget Forecasts or the Informa Tech Digital Businesses Forecasts, and, accordingly, the Informa Tech Digital Businesses’ independent registered public accounting firm does not express an opinion or any other form of assurance with respect thereto. Moreover, TechTarget’s independent registered public accounting firm has not audited, reviewed, compiled, examined or applied agreed-upon procedures with respect to the TechTarget Forecasts or the Informa Tech Digital Businesses Forecasts, nor have they expressed any opinion or any other form of assurance on such information or achievability thereof, and, accordingly, such independent registered public accounting firm assumes no responsibility for, and disclaims any association with, the TechTarget Forecasts and the Informa Tech Digital Businesses Forecasts.

TechTarget’s independent registered public accounting firm report included in this combined proxy statement/prospectus relates to TechTarget’s previously issued financial statements. The PricewaterhouseCoopers LLP report included in this combined proxy statement/prospectus relates to the Informa Tech Digital Businesses’ previously issued financial statements. They do not extend to the Forecasts and should not be read to do so.

In addition, certain of the Forecasts are non-GAAP financial measures, including Adjusted EBITDA and Unlevered Free Cash Flow. Non-GAAP financial measures should not be considered in isolated form or as a substitute for financial information presented in compliance with GAAP, and non-GAAP financial measures as used by TechTarget may not be comparable to similarly titled financial measures used by other companies.

Readers of this combined proxy statement/prospectus are cautioned not to unduly rely on the unaudited prospective financial information. TechTarget stockholders are urged to review this combined proxy statement/prospectus for a description of the reported results of operations, financial condition and capital resources of each of TechTarget and the Informa Tech Digital Businesses. Some or all of the assumptions which have been made regarding, among other things, the timing of certain occurrences or impacts, may have changed since the date such information was prepared. TechTarget has not updated and does not intend to update or otherwise revise the unaudited prospective financial information to reflect circumstances existing after the date when such information was prepared or to reflect the occurrence of future events, except to the extent required by applicable law. TechTarget has made no representation concerning the unaudited prospective financial information, in the Transaction Agreement or otherwise, to Informa, TechTarget stockholders, or any other person.

TechTarget Management Forecasts

On July 31, 2023, TechTarget made available to Informa draft long-term financial forecasts for TechTarget for fiscal years 2023 through 2027, which we refer to as the “Initial TechTarget Forecasts.” On October 27, 2023, the TechTarget Board approved the Initial TechTarget Forecasts for use by J.P. Morgan in its analyses in connection with the potential transaction. On December 1, 2023, as a result of the 2024 budgeting process, which was consistent with past budgeting processes, that was then being undertaken by TechTarget management, management presented to the TechTarget Board, and the TechTarget Board approved and directed J.P. Morgan to use for purposes of any financial analyses or fairness opinion prepared or rendered in connection with the proposed transaction with Informa, revised long-term financial forecasts for TechTarget for fiscal years 2023 through 2027 (the “Final TechTarget Forecasts”). The Final TechTarget Forecasts were provided in draft form to Informa on November 29, 2023. The Final TechTarget Forecasts reflected lower revenues and Adjusted EBITDA in 2024-2027 relative to the Initial TechTarget Forecasts as a result of, among other things, (i) the current macroeconomic environment and (ii) overall uncertainty in the current market through 2024. The macroeconomic environment caused management to reduce its initial 2024 forecasted revenue, which had a cascading effect throughout the remaining revenue periods. Additionally, as a result of the decrease in revenues anticipated, certain costs were reduced. Forecasted revenue growth for 2025 and beyond remained higher than recent historic operating trends in light of TechTarget’s expectation that its customers will refocus on sales and marketing to ensure the proper return on their research and development investments in new product offerings over the coming years as macroeconomic trends improve, a market trend TechTarget has observed in prior macroeconomic cycles.

Based on the Final TechTarget Forecasts, TechTarget management also prepared extrapolations for years 2028 through 2032 for J.P. Morgan’s use in connection with its financial analysis and rendering its fairness opinion. Such extrapolations, the Initial TechTarget Forecasts and the Final TechTarget Forecasts are collectively referred to herein as the “TechTarget Forecasts.”

The TechTarget Forecasts assumed TechTarget’s continued operation as a stand-alone, publicly traded company and reflected a risk-adjusted outlook, based on certain internal assumptions prepared by TechTarget management about the general market conditions, customer demand, selling and marketing, product development and general and administrative costs, capital expenditures, effective tax rate and other relevant factors related to TechTarget’s long-term operating plan. The foregoing is a summary of certain key assumptions and does not purport to be a comprehensive overview of all assumptions reflected in the TechTarget Forecasts. Furthermore, the foregoing assumptions and associated estimates, including those related to high and sustained future growth for years 2025 and beyond, are subject to uncertainties, many of which are beyond TechTarget’s control and may not be realized. In particular we note that certain of the projections for years 2025 and beyond are not in line with the recent historical operating trends of TechTarget. As a result, actual future results may vary materially from TechTarget’s estimates and/or the valuation of TechTarget may be materially lower than those stated in this combined proxy statement/prospectus.

At the direction of TechTarget management, J.P. Morgan calculated, from the TechTarget Forecasts, which were approved for use by the TechTarget Board, and based on information and assumptions provided by TechTarget management, Unlevered Free Cash Flow as set forth below, which was reviewed and approved by TechTarget management for use by J.P. Morgan in connection with its financial analyses and rendering the fairness opinion. Because the Unlevered Free Cash Flow as set forth below was used, among other things, in the context of J.P. Morgan’s discounted cash flow valuation analysis, it is burdened by expenses from stock-based compensation and, as a result, differs in the manner in which TechTarget ordinarily calculates this non-GAAP measure. The TechTarget Forecasts are summarized in the tables below.

Initial TechTarget Forecasts(1)

	2023E	2024E	2025E	2026E	2027E
Revenue(2)	$227,944	$257,707	$310,608	$370,332	$433,116
Adjusted EBITDA(3)(4)	$69,784	$90,926	$130,584	$170,133	$213,296
Unlevered Free Cash Flow (for DCF valuation purposes, burdened by stock-based compensation expense)(5)	$17,124	$30,666	$53,619	$73,855	$95,909

(1)	All figures in U.S. dollars in thousands.
(2)

TechTarget management forecasted segment level revenue for Demand Generation, Content Enablement, Priority Engine, Brand Solutions and Channel based on assumptions for growth in total spenders and average spend per customer for each product, each reflecting estimated growth in accordance with expected market conditions, industry dynamics and knowledge of the addressable customer base. Such factors over a multi-year period are inherently challenging to forecast, accordingly the TechTarget Forecasts reflect TechTarget management’s best estimates on a risk-adjusted basis using reasonable assumptions for the foregoing inputs, resulting in the aggregate an implied revenue growth of (23)% in 2023, 13% in 2024, 21% in 2025, 19% in 2026 and 17% in 2027.

(3)

Adjusted EBITDA is a non-GAAP measure. Adjusted EBITDA is calculated as earnings before net interest, other income and expense such as asset impairment (including expenses related to the induced conversion of the TechTarget convertible notes), income taxes, depreciation and amortization, as further adjusted to include the impact of the fair value adjustments to contingent consideration and acquired unearned revenue and to exclude stock-based compensation and one-time charges, such as costs related to mergers, acquisitions or reduction in forces expenses, if any.
(4)

TechTarget management forecasted total EBITDA projecting individual cost line items based on margin of revenue, growth in personnel and inflation, as appropriate for each cost item, including cost of revenues, operating expenses, depreciation and amortization. The bottoms-up forecasts for revenue and costs yield, in the aggregate, an implied EBITDA growth of (43)% in 2023, 30% in 2024, 44% in 2025, 30% in 2026 and 25% in 2027. Such factors over a multi-year period are inherently challenging to forecast, accordingly the TechTarget Forecasts reflect TechTarget management’s best estimates on a risk-adjusted basis using reasonable assumptions for the foregoing inputs.

(5)

Unlevered Free Cash Flow is a non-GAAP measure. Calculated as Adjusted EBITDA less stock-based compensation, cash taxes, capital expenditures and increases in aggregate net working capital balances, as provided by TechTarget management.

Final TechTarget Forecasts and Extrapolations(1)

	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E
Revenue(2)	$229,807	$234,971	$267,642	$319,606	$377,719	$435,306	$488,891	$534,715	$569,132	$589,052
Adjusted EBITDA(3)(4)	$70,066	$73,249	$96,021	$129,681	$169,201	$197,995	$224,787	$247,699	$264,908	$274,868
Unlevered Free Cash Flow (for DCF valuation purposes, burdened by stock-based compensation expense)(5)	($4,896)	$20,248	$30,558	$43,911	$69,943	$82,309	$98,709	$112,253	$121,480	$125,138

(1)	All figures in U.S. dollars in thousands.
(2)

TechTarget management applied the same methodology described above in relation to the Initial Tech Target Forecast of revenue, resulting in aggregate growth rates of (23%) in 2023, 2% in 2024, 14% in 2025, 19% in 2026 and 18% in 2027. For the Extrapolations, TechTarget management applied simple growth rates to total revenues from 2028 through 2032.

(3)

Adjusted EBITDA is a non-GAAP measure. Adjusted EBITDA is calculated as earnings before net interest, other income and expense such as asset impairment (including expenses related to the induced conversion of the TechTarget convertible notes), income taxes, depreciation and amortization, as further adjusted to include the impact of the fair value adjustments to contingent consideration and acquired unearned revenue and to exclude stock-based compensation and one-time charges, such as costs related to mergers, acquisitions or reduction in forces expenses, if any.

(4)

TechTarget management applied the same methodology described above in relation to the Initial Tech Target Forecast of Adjusted EBITDA, resulting in aggregate growth rates of (43%) in 2023, 5% in 2024, 31% in 2025, 35% in 2026 and 30% in 2027. TechTarget management applied a simple margin of revenue to extrapolate Adjusted EBITDA from 2028 through 2032.

(5)

Unlevered Free Cash Flow is a non-GAAP measure. Calculated as Adjusted EBITDA less stock-based compensation, cash taxes, capital expenditures and increases in aggregate net working capital balances, as provided by TechTarget management.

Informa Tech Digital Businesses Forecasts

On November 27, 2023, Informa management provided TechTarget with unaudited prospective financial information of the Informa Tech Digital Businesses for fiscal years 2023 through 2026. During the course of meetings held in Boston, Massachusetts from November 27-30, 2023 (the “November Boston Meetings”), Informa and TechTarget management agreed to certain adjustments to these Forecasts (as so adjusted, the “Informa Tech Digital Businesses Forecasts”), which included, among other adjustments, reduced revenue growth assumptions. Forecasted revenue growth for 2025 and beyond remained higher than recent historic operating trends in light of Informa’s expectation that its customers will refocus on sales and marketing to ensure the proper return on their research and development investments in new product offerings over the coming years as macroeconomic trends improve. Based on the Informa Tech Digital Businesses Forecasts, TechTarget management also prepared extrapolations for years 2027 through 2032 for J.P. Morgan’s use in connection with its financial analysis and rendering its fairness opinion. The Informa Tech Digital Businesses Forecasts and extrapolations therefrom were calculated on a standalone basis and did not give effect to the Transactions. The Informa Tech Digital Businesses Forecasts reflect assumptions and estimates, including those related to high and sustained future growth for years 2025 and beyond, which are subject to uncertainties, many of which are beyond Informa’s control and may not be realized. In particular we note that certain of the projections for years 2025 and beyond are not in line with the recent historical operating trends of the Informa Tech Digital Businesses. As a result, actual future results may vary materially from Informa’s estimates and/or the valuation of the Informa Tech Digital Businesses may be materially lower than those stated in this combined proxy statement/prospectus.

TechTarget management provided the Informa Tech Digital Businesses Forecasts and the extrapolations therefrom to J.P. Morgan to use as the basis for its financial analysis in rendering the opinion described in the section titled “The Transactions—Opinion of TechTarget’s Financial Advisor” beginning on page 129 of this combined proxy statement/prospectus. The Informa Tech Digital Businesses Forecasts and extrapolations therefrom were also provided to the TechTarget Board in connection with its review of the Transactions.

At the direction of TechTarget management, J.P. Morgan calculated from the Informa Tech Digital Businesses Forecasts and extrapolations therefrom Unlevered Free Cash Flow as set forth below, which was reviewed and approved by TechTarget management for use by J.P. Morgan in connection with its financial analyses and rendering the fairness opinion. Because the Unlevered Free Cash Flow as set forth below was used, among other things, in the context of J.P. Morgan’s discounted cash flow valuation analysis, it is burdened by expenses from stock-based compensation and, as a result, differs in the manner in which TechTarget ordinarily calculates this non-GAAP measure. The Informa Tech Digital Businesses Forecasts are summarized in the table below.

(1) Informa Tech Digital Businesses Forecasts and Extrapolations (1)(**)

	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E
Revenue(2)	$261,334	$277,662	$310,185	$355,057	$390,563	$421,808	$447,116	$465,001	$481,276	$498,121
Adjusted EBITDA(3)(4)	$40,024	$50,415	$64,329	$84,984	$95,477	$105,270	$113,870	$120,800	$127,486	$134,493
Unlevered Free Cash Flow (for DCF valuation purposes, burdened by stock-based compensation expense)(5)	$23,736	$31,077	$40,605	$54,772	$62,461	$69,030	$74,839	$79,567	$84,146	$88,949

(1)	All figures in U.S. dollars in thousands.
(2)

Informa management forecasted segment level revenue for Omdia, Wards, Canalys, Industry Dive, NetLine and the specialist digital media brands based on assumptions for each business reflecting estimated growth in accordance with expected market conditions, industry dynamics and knowledge of the addressable customer base. Such factors over a multi-year period are inherently challenging to forecast, accordingly the Informa Tech Digital Businesses Forecasts reflect Informa management’s best estimates on a risk-adjusted basis using reasonable assumptions for the foregoing inputs, resulting in the aggregate an implied revenue growth of (5%) in 2023, 6% in 2024, 12% in 2025 and 14% in 2026.

(3)

Adjusted EBITDA is a non-GAAP measure. Adjusted EBITDA is calculated as earnings before net interest, other income and expense such as asset impairment, income taxes, depreciation and amortization, as further adjusted to include the impact of the fair value adjustments to contingent consideration and acquired unearned revenue and to exclude stock-based compensation and one-time charges, such as costs related to mergers, acquisitions or reduction in forces expenses, if any.

(4)

Informa management forecasted total EBITDA projecting individual cost line items as appropriate for each cost item, across both direct and indirect costs. The bottoms-up forecasts for revenue and costs yield, in the aggregate, an implied EBITDA growth of (37%) in 2023, 26% in 2024, 28% in 2025, and 32% in 2026. Such factors over a multi-year period are inherently challenging to forecast, accordingly the Informa Tech Digital Businesses Forecasts reflect Informa management’s best estimates on a risk-adjusted basis using reasonable assumptions for the foregoing inputs.

(5)

Unlevered Free Cash Flow is a non-GAAP measure. Calculated as Adjusted EBITDA less stock-based compensation, cash taxes, capital expenditures and increases in aggregate net working capital balances, as provided by TechTarget management.

(**)

TechTarget management and Informa management made certain adjustments to the forecasts for the Informa Tech Digital Businesses following the preparation of the Informa Tech Digital Businesses Forecasts that were provided to J.P. Morgan for use in its financial analyses and rendering of the fairness opinion. The adjustments to the Informa Tech Digital Businesses Forecasts were not material, were not provided to the TechTarget Board or to J.P. Morgan prior to the rendering of its fairness opinion and were not used by J.P. Morgan in its analyses, but are nevertheless provided herein for informational purposes only. The adjustments reflected the following: (i) 2024 Estimated Revenue: $277,673; 2025 Estimated Revenue: $310,078; 2026 Estimated Revenue: $354,744; (ii) 2024 Estimated Adjusted EBITDA: $50,424; 2025 Estimated Adjusted EBITDA: $64,247; 2026 Estimated Adjusted EBITDA: $84,878; and (iii) as calculated by J.P. Morgan based on the foregoing, 2024 Estimated Unlevered Free Cash Flow: $30,955; 2025 Estimated Unlevered Free Cash Flow: $40,405; 2026 Estimated Unlevered Free Cash Flow: $54,539.

Projected Synergies and Pro Forma Projections

During the November Boston Meetings, the respective managements of TechTarget and Informa jointly calculated projected synergies, associated costs to achieve such synergies and dis-synergies that would result from the Transactions (the “Projected Synergies”).

The Projected Synergies reflected revenue enhancements estimated to be derived from uplift in revenue through multiple cross- and up-selling opportunities, operational scale benefits in a long-term growth market, and geographical and vertical market expansion. Furthermore, the Projected Synergies reflected accelerated revenue growth expected to be driven by the addition of first-party purchase intent data garnered from Informa Tech’s leading digital brands to improve TechTarget’s intent offerings. Cost savings were estimated to be generated primarily by increased scale, improved productivity, product margin rationalization and efficiencies in real estate, software, systems, and corporate functions. Certain projected revenue dis-synergies were also estimated, considering the overlap of the respective businesses’ customer bases, as well as cost dis-synergies, including the expectation for a larger board of directors of the combined company, increased human resources and finance operating costs, and increased corporate marketing expenses. The Projected Synergies are not reflected in the TechTarget Forecasts or the Informa Tech Digital Businesses Forecasts because such forecasts were prepared on a standalone basis for each of TechTarget and the Informa Tech Digital Businesses without giving effect to the Transactions.

TechTarget management provided the Projected Synergies and associated terminal period extrapolations to J.P. Morgan to use as a basis for its analysis in rendering the opinion described in the section titled “The Transactions—Opinion of TechTarget’s Financial Advisor” beginning on page 129 of this combined proxy statement/prospectus. The Projected Synergies were included in the materials J.P. Morgan reviewed with the TechTarget Board on January 10, 2024, when the TechTarget Board approved the Transactions.

At the direction of TechTarget’s management, J.P. Morgan calculated from the Projected Synergies and extrapolations therefrom the Unlevered Free Cash Flow of such synergies as set forth below, which was reviewed and approved by TechTarget’s management for use by J.P. Morgan in connection with its financial analyses and rendering of the fairness opinion. Because the Unlevered Free Cash Flow as set forth below was used, among other things, in the context of J.P. Morgan’s discounted cash flow valuation analysis, it is burdened by expenses from stock-based compensation and, as a result, differs in the manner in which TechTarget ordinarily calculates this non-GAAP measure. The Projected Synergies are summarized in the table below.

Projected Synergies (**)

	2024E	2025E	2026E
Net Revenue Synergies (EBITDA impact)(1)	$(3,019)	$6,450	$17,269
Net Cost Synergies(1)	$4,564	$19,976	$27,841
Total Net Adjusted EBITDA Synergies(1)(2)	$1,545	$26,426	$45,110
Unlevered Free Cash Flow (for DCF valuation purposes, burdened by stock-based compensation expense)(3)	$(14,955)	$6,523	$19,396

(1)

All figures in U.S. dollars in thousands. Synergies are presented on a cash basis, pre-tax, and net of associated dis-synergies. Figures shown assume synergy realization beginning on January 1, 2024 for illustrative purposes.

(2)

Adjusted EBITDA is a non-GAAP measure. Total Net Adjusted EBITDA Synergies calculated as the sum of Net Revenue Synergies (EBITDA impact) and Net Cost Synergies, and excludes stock-based compensation. Management extrapolations of Total Net Adjusted EBITDA Synergies for 2027 through 2032 were as follows: (i) 2027: $46,689; (ii) 2028: $48,323; (iii) 2029: $50,014; (iv) 2030: $51,765; (v) 2031: $53,576; and (vi) 2032: $55,452.

(3)

All figures in U.S. dollars in thousands. Unlevered Free Cash Flow is a non-GAAP measure. Calculated as Total Net Adjusted EBITDA Synergies less cash taxes and estimated stock-based compensation, as provided by TechTarget management. Based on the management extrapolations provided to J.P. Morgan, Unlevered Free Cash Flow of the synergies for 2027 through 2032 were as follows: (i) 2027: $19,737; (ii) 2028: $20,069; (iii) 2029: $20,391; (iv) 2030: $20,702; (v) 2031: $21,000; and (vi) 2032: $21,282.

(**)

TechTarget management and Informa management made certain adjustments to the forecasts for the projected synergies that would result from the Transactions following the preparation of the Projected Synergies that were provided to J.P. Morgan for use in its financial analyses and rendering of the fairness opinion. The adjustments to the Projected Synergies were not material, were not provided to the TechTarget Board or to J.P. Morgan prior to the rendering of its fairness opinion and were not used by J.P. Morgan in its analyses, but are nevertheless provided herein for informational purposes only. The adjustments reflected the following: (i) 2024 Estimated Net Revenue Synergies (EBITDA impact): $(3,019); 2025 Estimated Net Revenue Synergies (EBITDA impact): $7,241; 2026 Estimated Net Revenue Synergies (EBITDA impact): $18,839; (ii) 2024 Estimated Net Cost Synergies: $4,564; 2025 Estimated Net Cost Synergies: $19,143; 2026 Estimated Net Cost Synergies: $26,169; (iii) 2024 Estimated Total Net Adjusted EBITDA Synergies: $1,545; 2025 Estimated Total Net Adjusted EBITDA Synergies: $26,384; 2026 Estimated Total Net Adjusted EBITDA Synergies: $45,008; and (iv) as calculated by J.P. Morgan based on the foregoing, 2024 Estimated Unlevered Free Cash Flow: $(14,955); 2025 Estimated Unlevered Free Cash Flow: $6,492; 2026 Estimated Unlevered Free Cash Flow: $19,322.

During the November Boston Meetings, TechTarget management and Informa management also jointly prepared projections of future financial and operating performance of NewCo (the “Pro Forma Forecasts”).

TechTarget’s management provided the Pro Forma Forecasts to J.P. Morgan to use as a potential basis for its financial analyses and rendering of the fairness opinion described in the section titled “The Transactions—Opinion of TechTarget’s Financial Advisor” beginning on page 129 of this combined proxy statement/prospectus. The Pro Forma Forecasts were included in the materials J.P. Morgan reviewed with the TechTarget Board on January  10, 2024, when the TechTarget Board approved the Transactions, but did not form a basis of J.P. Morgan’s opinion.

The Pro Forma Forecasts are summarized in the table below.

Pro Forma Forecasts(1)(**)

	2023E	2024E	2025E	2026E
Revenue	$491,140	$509,091	$585,333	$694,827
Adjusted EBITDA(2)	$110,090	$125,209	$186,776	$259,775

(1)	All figures in U.S. dollars in thousands. Figures shown assume synergy realization beginning on January 1, 2024 for illustrative purposes.
(2)

Adjusted EBITDA is a non-GAAP measure. Adjusted EBITDA is calculated as earnings before net interest, other income and expense such as asset impairment (including expenses related to the induced conversion of the TechTarget convertible notes), income taxes, depreciation and amortization, as further adjusted to include the impact of the fair value adjustments to contingent consideration and acquired unearned revenue and to exclude stock-based compensation and one-time charges, such as costs related to mergers, acquisitions or reduction in forces expenses, if any.

(**)

TechTarget’s management and Informa management made certain adjustments to the Pro Forma Forecasts following the preparation of the Pro Forma Forecasts that were provided to J.P. Morgan for use in its financial analyses and rendering of the fairness opinion. The adjustments to the Pro Forma Forecasts were not material, were not provided to the TechTarget Board or to J.P. Morgan prior to the rendering of its fairness opinion and were not used by J.P. Morgan in its analyses, but are nevertheless provided herein for informational purposes only. The adjustments reflected the following: (i) 2024 Estimated Revenue: $509,103; 2025 Estimated Revenue: $586,149; 2026 Estimated Revenue: $696,349; and (ii) 2024 Estimated Adjusted EBITDA: $125,217; 2025 Estimated Adjusted EBITDA; $186,652; 2026 Estimated Adjusted EBITDA: $259,566.

NEITHER TECHTARGET NOR ANY OF ITS AFFILIATES INTENDS TO, AND EACH OF THEM DISCLAIMS ANY OBLIGATION TO, UPDATE, CORRECT OR OTHERWISE REVISE THE FOREGOING UNAUDITED PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING OR EVENTS OCCURRING AFTER THE RESPECTIVE DATES WHEN SUCH INFORMATION WAS PREPARED OR TO REFLECT THE EXISTENCE OF FUTURE CIRCUMSTANCES OR THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH INFORMATION ARE INACCURATE OR NO LONGER APPROPRIATE.

Opinion of TechTarget’s Financial Advisor

Pursuant to an engagement letter, TechTarget formally retained J.P. Morgan as its financial advisor in connection with the Transactions.

At the meeting of the TechTarget Board on January 10, 2024, J.P. Morgan rendered its oral opinion to the TechTarget Board that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the Merger Consideration was fair, from a financial point of view, to the holders of TechTarget common stock. J.P. Morgan confirmed its January 10, 2024 oral opinion by delivering its written opinion to the TechTarget Board, dated January 10, 2024, that, as of such date, the Merger Consideration was fair, from a financial point of view, to the holders of TechTarget common stock.

The full text of the written opinion of J.P. Morgan, dated January 10, 2024, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, is attached as Annex B to this combined proxy statement/prospectus and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this combined proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. Holders of TechTarget common stock are urged to read the opinion in its entirety. J.P. Morgan’s opinion was addressed to the TechTarget Board (in its capacity as such) in connection with and for the purposes of its evaluation of the Transactions, was directed only to the Merger Consideration to be paid to the holders of TechTarget common stock and did not address any other aspect of the Transactions. J.P. Morgan expressed no opinion as to the fairness of the Merger Consideration to the holders of any other class of securities, creditors or other constituencies of TechTarget or as to the underlying decision by TechTarget to engage in the Transactions. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any stockholder of TechTarget as to how such stockholder should vote with respect to the Transactions or any other matter.

In arriving at its opinion, J.P. Morgan, among other things:

•	reviewed the Transaction Agreement;

•	reviewed certain publicly available business and financial information concerning TechTarget and the Informa Tech Digital Businesses and the industries in which they operate;

•	compared the proposed financial terms of the Transactions with the publicly available information involving companies J.P. Morgan deemed relevant and the consideration paid for such companies;

•

compared the financial and operating performance of TechTarget and the Informa Tech Digital Businesses with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of TechTarget common stock and certain publicly traded securities of such other companies;

•

reviewed certain internal financial analyses and forecasts prepared by the managements of TechTarget and Informa relating to the business of TechTarget and the Informa Tech Digital Businesses, respectively, as well as the estimated amount and timing of the cost savings and related expenses and other synergies and related expenses expected to result from the Transactions (the “Synergies”); and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

In addition, J.P. Morgan held discussions with certain members of the management of TechTarget and the Informa Tech Digital Businesses with respect to certain aspects of the Transactions, and the past and current business operations of TechTarget and the Informa Tech Digital Businesses, the financial condition and future prospects and operations of TechTarget and the Informa Tech Digital Businesses, the effects of the Transactions on the financial condition and future prospects of TechTarget and the Informa Tech Digital Businesses, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by TechTarget and Informa or otherwise reviewed by or for J.P. Morgan. J.P. Morgan did not independently verify any such information or its accuracy or completeness, and pursuant to its engagement letter with TechTarget, J.P. Morgan did not assume any obligation to undertake any such independent verification. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of TechTarget, the Informa Tech Digital Businesses, CombineCo or the Informa Group under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, including the Synergies, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of TechTarget and the Informa Tech Digital Businesses to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. J.P. Morgan also assumed that the Transactions and the other transactions contemplated by the Agreement will have the tax consequences described in discussions with, and materials furnished to J.P. Morgan by, representatives of TechTarget, and will be consummated as described in the Transaction Agreement. At TechTarget’s instruction, J.P. Morgan assumed that no Adjusted EBITDA Cash Increase Amount (as defined in the Transaction Agreement) will be payable. J.P. Morgan also assumed that the representations and warranties made by TechTarget, CombineCo and Merger Sub and Informa, Informa HoldCo and Informa Intrepid in the Transaction Agreement and the related agreements were and will be true and correct in all respects material to its analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to TechTarget with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transactions will be obtained without any adverse effect on TechTarget or CombineCo or on the contemplated benefits of the Transactions.

The Forecasts furnished to J.P. Morgan were prepared by the management of TechTarget and approved by the TechTarget Board for use by J.P. Morgan as discussed above more fully under the section entitled “Projected Financial Data.” Given the unpredictability of the underlying assumptions and estimates inherent in preparing financial projections, TechTarget does not, as a matter of general practice, publicly disclose detailed projections as to its anticipated financial position or results of operations and of the type provided to J.P. Morgan in connection with J.P. Morgan’s analysis of the Transactions, other than providing, from time to time, estimated ranges of certain expected financial results in its regular earnings press releases and other investor materials. The Forecasts were, in general, prepared solely for internal use and are subjective in many respects and thus subject to interpretation. While presented with numeric specificity, the Forecasts reflect numerous estimates and assumptions made by the management of TechTarget and, other than those Forecasts relating to TechTarget on a standalone basis, Informa, with respect to industry performance and competition, general business, economic, market and financial conditions and matters specific to TechTarget’s business and the Informa Tech Digital Businesses, all of which are difficult to predict and many of which are beyond TechTarget’s or Informa’s control. Many of these assumptions are subject to change. The Forecasts do not reflect revised prospects for TechTarget’s business or the Informa Tech Digital Businesses, changes in general business, economic, market and financial conditions or any other transaction, event or impact that has occurred or that may occur and that was not anticipated at the time such financial information was prepared. As a result, there can be no assurance that the results reflected in the Forecasts will be realized or that actual results will not materially vary from the Forecasts. For more information regarding the use of projections and other forward-looking statements, please refer to the section entitled “Projected Financial Data.”

J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. J.P. Morgan’s opinion noted that subsequent developments may affect J.P. Morgan’s opinion and that J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to be paid to holders of TechTarget common stock in the proposed Transactions, and J.P. Morgan has expressed no opinion as to the fairness of any consideration to be paid in connection with the Transactions to the holders of any other class of securities, creditors or other constituencies of TechTarget or as to the underlying decision by TechTarget to engage in the Transactions. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Merger Consideration or with respect to the fairness of any such compensation. J.P. Morgan expressed no opinion as to the price at which TechTarget common stock or NewCo common stock will trade at any future time.

J.P. Morgan was not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of TechTarget or any other alternative transaction. The terms of the Transaction Agreement, including the Merger Consideration, were determined through arm’s length negotiations between TechTarget and Informa, and the decision to enter into the Transaction Agreement was solely that of the TechTarget Board and the Informa board of directors. J.P. Morgan’s opinion and financial analyses were only one of the many factors considered by the TechTarget Board in its evaluation of the proposed Transactions and should not be viewed as determinative of the views of the TechTarget Board or management with respect to the proposed Transactions or the Merger Consideration.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodologies in rendering its opinion to the TechTarget Board on January 10, 2024 and in the financial analysis presented to the TechTarget Board on such date in connection with the rendering of such opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with rendering its opinion to the TechTarget Board and does not purport to be a complete description of the analyses or data presented by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s analyses.

TechTarget Financial Analyses

Public Trading Multiples

Using publicly available information, J.P. Morgan compared selected financial data of TechTarget with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be sufficiently analogous to those engaged in by TechTarget.

The companies selected by J.P. Morgan were:

•	Gartner, Inc.

•	Definitive Healthcare Corporation

•	ZoomInfo Technologies, Inc.

•	Informa PLC

•	Ziff Davis, Inc.

These companies were selected, among other reasons, because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of TechTarget. However, certain of these companies may have characteristics that are materially different from those of TechTarget. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the selected companies differently than they would affect TechTarget.

Using publicly available information, J.P. Morgan calculated, for each selected company, the ratios of the company’s firm value (“FV”) to the consensus equity research analyst estimates for the company’s adjusted earnings before interest, taxes, depreciation and amortization and stock based compensation (“Adj. EBITDA”) for the year ending December 31, 2024 (the “FV/2024E Adj. EBITDA”).

Based on the results of this analysis, J.P. Morgan selected a reference range of 11.5x – 16.0x for FV/2024E Adj. EBITDA for TechTarget. After applying such ranges to the projected Adj. EBITDA for TechTarget for the twelve-month period ending December 31, 2024, as set forth in the TechTarget Forecasts, the analysis indicated the following ranges of implied per share equity value (rounded to the nearest $0.25) for TechTarget common stock:

	Implied Per Share Equity Value
	Low	High
TechTarget FV/2024E Adj. EBITDA	$25.00	$36.00

The ranges of implied per share equity values for TechTarget common stock were compared to the closing share price of TechTarget common stock of $34.85 on January 9, 2024, the trading day immediately preceding the date on which J.P. Morgan rendered its opinion.

Selected Transactions Analysis

Using publicly available information, J.P. Morgan reviewed selected transactions involving businesses which J.P. Morgan judged to be sufficiently analogous to TechTarget (or aspects thereof) based on J.P. Morgan’s experience and familiarity with the industries in which TechTarget operates. Specifically, J.P. Morgan reviewed the following transactions:

Target	Acquirer	Announcement Date
Madison Logic, Inc.	BC Partners LLP	December 29, 2022
Industry Dive, Inc.	Informa PLC	July 19, 2022
International Data Group, Inc.	Blackstone Inc.	June 3, 2021
The Dun & Bradstreet Corporation	Cannae Holdings, Inc., CC Capital Partners, LLC, Thomas H. Lee Partners L.P.	August 8, 2018

None of the selected transactions reviewed was identical to the Transactions. However, the selected transactions were chosen because certain aspects of the transactions, for purposes of J.P. Morgan’s analysis, may be considered similar to the Transactions. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the transactions differently than they would affect the Transactions.

J.P. Morgan applied a range of multiples derived from such analysis ranging from 11.5x to 15.5x for FV/2024E Adj. EBITDA for TechTarget. After applying such ranges to the projected Adj. EBITDA for TechTarget for the twelve-month period ending December 31, 2024, as set forth in the TechTarget Forecasts, the analysis indicated the following ranges of implied per share equity value (rounded to the nearest $0.25) for TechTarget common stock:

	Implied Per Share Equity Value
	Low	High
TechTarget FV/2024E Adj. EBITDA	$25.00	$34.75

The ranges of implied per share equity values for TechTarget common stock were compared to the closing share price of TechTarget common stock of $34.85 on January 9, 2024, the trading day immediately preceding the date on which J.P. Morgan rendered its opinion.

Discounted Cash Flow Analysis

J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining an implied fully diluted equity value per share for TechTarget common stock. J.P. Morgan calculated the unlevered free cash flows that TechTarget is expected to generate during the period from January 1, 2024 through December 31, 2032 (as set forth in the TechTarget Forecasts described in the section entitled “Projected Financial Data” which were discussed with, and approved by, the TechTarget Board for use by J.P. Morgan in connection with its financial analyses). J.P. Morgan also calculated a range of terminal values for TechTarget at the end of this period by applying perpetual growth rates ranging from 3.0% to 4.0%, to estimates of the revenue of TechTarget during the fiscal year 2032, as provided in the TechTarget Forecasts. J.P. Morgan then discounted the unlevered free cash flow estimates and the range of terminal values to present value as of December 31, 2023 using discount rates ranging from 11.25% to 12.25%, which range was chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of TechTarget. The present value of the unlevered free cash flow estimates and the range of terminal values were then adjusted by subtracting the net debt for TechTarget as of December 31, 2023, as provided by TechTarget’s management.

Based on the foregoing, this analysis indicated the following range of implied per share equity value for TechTarget common stock (rounded to the nearest $0.25):

	Implied Per Share Equity Value
	Low	High
TechTarget Discounted Cash Flow	$26.75	$34.25

The ranges of implied per share equity values for TechTarget common stock were compared to the closing share price of TechTarget common stock of $34.85 on January 9, 2024, the trading day immediately preceding the date on which J.P. Morgan rendered its opinion.

Informa Tech Digital Businesses Financial Analyses

Public Trading Multiples

Using publicly available information, J.P. Morgan compared selected financial data of the Informa Tech Digital Businesses with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be sufficiently analogous to those engaged in by the Informa Tech Digital Businesses.

The companies selected by J.P. Morgan were:

•	Gartner, Inc.

•	Definitive Healthcare Corporation.

•	ZoomInfo Technologies, Inc.

•	Informa PLC.

•	Ziff Davis, Inc.

•	The Hackett Group, Inc.

•	Forrester Research, Inc.

These companies were selected, among other reasons, because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of the Informa Tech Digital Businesses. However, certain of these companies may have characteristics that are materially different from those of the Informa Tech Digital Businesses. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the selected companies differently than they would affect the Informa Tech Digital Businesses.

Using publicly available information, J.P. Morgan calculated, for each selected company, the FV/2024 Adj. EBITDA, using the consensus equity research analyst estimates for the company’s Adj. EBITDA for the year ending December 31, 2024.

Based on the results of this analysis, J.P. Morgan selected a reference range of 10.0 – 16.0x for FV/2024E Adj. EBITDA for the Informa Tech Digital Businesses. After applying such range to the projected Adj. EBITDA for the Informa Tech Digital Businesses for the twelve-month period ending December 31, 2024, as set forth in the Informa Tech Digital Businesses Forecasts, the analysis indicated the following ranges of implied equity value (rounded to the nearest $5 million) for the Informa Tech Digital Businesses:

	Implied Equity Value ($mm)
	Low	High
Informa Tech Digital Businesses FV/2024E Adj. EBITDA	$505	$805

Discounted Cash Flow Analysis

J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining the implied equity value of the Informa Tech Digital Businesses. J.P. Morgan calculated the unlevered free cash flows that the Informa Tech Digital Businesses are expected to generate during the period from January 1, 2024 through December 31, 2032 (as set forth in the Informa Tech Digital Businesses Forecasts described in the section entitled “Projected Financial Data” which were discussed with the TechTarget Board and approved by TechTarget management for use by J.P. Morgan in connection with its financial analyses). J.P. Morgan also calculated a range of terminal values for the Informa Tech Digital Businesses at the end of this period by applying perpetual growth rates ranging from 3.0% to 4.0%, to estimates of the revenue for the Informa Tech Digital Businesses during the fiscal year 2032, as provided in the Informa Tech Digital Businesses Forecasts. J.P. Morgan then discounted the unlevered free cash flow estimates and the range of terminal values to present value as of December 31, 2023 using discount rates ranging from 11.25% to 12.25%, which ranges were chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of the Informa Tech Digital Businesses. J.P. Morgan then discounted the Synergies, net of estimated dis-synergies and costs to achieve the Synergies, as estimated by TechTarget’s management, to present value by applying the same perpetual growth rates (ranging from 3.0% to 4.0%) and discount rates (ranging from 11.25% to 12.25%) as applied to TechTarget and the Informa Tech Digital Businesses to factor the Synergies into the implied equity value of the Informa Tech Digital Businesses.

Based on the foregoing, this analysis indicated the following ranges implied equity value (rounded to the nearest $5 million) for the Informa Tech Digital Businesses:

	Implied Equity Value ($mm)
	Low	High
Informa Tech Digital Businesses Discounted Cash Flow (excluding the Synergies)	$720	$880
Informa Tech Digital Businesses Discounted Cash Flow (including the Synergies)	$875	$1,075

Relative Value Analysis

J.P. Morgan compared the results for TechTarget, less the cash portion of the Merger Consideration of $350 million as set forth in the Transaction Agreement, to the results for the Informa Tech Digital Businesses, plus the cash portion of the Merger Consideration of $350 million as set forth in the Transaction Agreement, with respect to the public trading multiples and discounted cash flow analyses described above. J.P. Morgan compared the highest equity value of TechTarget (after subtracting the $350 million in cash consideration) to the lowest equity value of the Informa Tech Digital Businesses (after adding the $350 million in cash consideration) to derive the highest implied pro forma ownership of TechTarget in the combined company. J.P. Morgan also compared the lowest equity value of TechTarget (after subtracting the $350 million in cash consideration) to the highest equity value of the Informa Tech Digital Businesses (after adding the $350 million in cash consideration) to derive the lowest implied pro forma ownership of TechTarget in the combined company.

The ranges of TechTarget’s implied pro forma ownership post cash consideration were:

	TechTarget Pro Forma Ownership post cash consideration
	Low	High
FV/2024E Adj. EBITDA	25.7%	46.1%
Discounted Cash Flow (excluding the Synergies)	27.1%	38.8%
Discounted Cash Flow (including the Synergies)	24.3%	35.6%

The ranges of implied pro forma ownership of TechTarget in the combined company resulting from the foregoing analysis were compared to the pro forma equity ownership of the combined company attributable to the existing holders of TechTarget common stock pursuant to the Transactions of approximately 43%.

Intrinsic Value Creation Analysis

J.P. Morgan conducted an analysis of the theoretical value creation to the existing holders of TechTarget common stock that compared the estimated implied equity value of TechTarget and the Informa Tech Digital Businesses on a standalone basis, based on the midpoint value determined in J.P. Morgan’s discounted cash flow analyses described above, to the estimated implied equity value of the ownership in the combined company by the holders of TechTarget common stock, pro forma for the Transactions.

J.P. Morgan calculated the implied value creation to the existing holders of TechTarget common stock pro forma for the Transactions by (1) adding the sum of (a) the implied equity value of TechTarget on a stand-alone basis of approximately $905 million, using the midpoint value determined in J.P. Morgan’s discounted cash flow analysis of TechTarget described above, (b) the implied equity value of the Informa Tech Digital Businesses on a stand-alone basis of approximately $790 million, using the midpoint value in J.P. Morgan’s discounted cash flow analysis of the Informa Tech Digital Businesses (excluding the Synergies) described above and (c) the present value of the Synergies, net of the dis-synergies and costs to achieve the Synergies, as reflected in estimates TechTarget’s management provided to J.P. Morgan for use in connection with its analysis, in the aggregate amount of approximately $174 million, using the midpoint value in J.P. Morgan’s discounted cash flow analysis of the Synergies described above, (2) subtracting the estimated transaction expenses, in an aggregate amount of approximately $35 million, as estimated by the management of TechTarget, (3) multiplying such result by the pro forma equity ownership of the combined company attributable to the existing holders of TechTarget common stock pursuant to the Transactions of approximately 43% and (4) adding the cash portion of the Merger Consideration of $350 million as set forth in the Transaction Agreement. This analysis indicated that the implied value of the Merger Consideration received by the holders of TechTarget common stock in connection with the Transactions represents accretion in value of approximately $234 million, or 26%, to holders of TechTarget common stock, compared to the estimated standalone equity value of TechTarget common stock (based on the midpoint value determined in J.P. Morgan’s discounted cash flow analysis as described above). There can be no assurance, however, that the implied Synergies, transaction-related expenses and other impacts referred to above will not be substantially greater or less than those estimated by TechTarget’s management and described above.

Miscellaneous

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of TechTarget or the Informa Tech Digital Businesses. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.

Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the selected companies reviewed as described in the above summary is identical to TechTarget or the Informa Tech Digital Businesses, and none of the selected transactions reviewed was identical to the Transactions. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of TechTarget and the Informa Tech Digital Businesses. The transactions selected were similarly chosen because their participants, size and other factors, for purposes of J.P. Morgan’s analysis, may be considered similar to the Transactions. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to TechTarget and the Informa Tech Digital Businesses and the transactions compared to the Transactions.

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. J.P. Morgan was selected to advise TechTarget with respect to the Transactions and deliver an opinion to the TechTarget Board with respect to the Transactions on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with TechTarget and the industries in which it operates.

TechTarget has agreed to pay J.P. Morgan a fee of approximately $19 million, of which $3 million was payable by TechTarget upon delivery by J.P. Morgan of its opinion, and the remainder of which is contingent and payable upon the consummation of the Transactions. In addition, TechTarget has agreed to reimburse J.P. Morgan for certain of its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan’s engagement.

During the two years preceding the date of J.P. Morgan’s opinion, neither J.P. Morgan nor its affiliates have had any other material financial advisory or other material commercial or investment banking relationships with TechTarget, Informa or Informa HoldCo. In addition, J.P. Morgan and its affiliates hold, on a proprietary basis, less than 1% of the outstanding common shares of each TechTarget and Informa. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of TechTarget or Informa for their own accounts or for the accounts of customers and, accordingly, may at any time hold long or short positions in such securities or other financial instruments. During the two-year period preceding the date of J.P. Morgan’s opinion, the aggregate fees recognized by J.P. Morgan from TechTarget and Informa were approximately $4 million and $300,000, respectively.

Leadership of NewCo

Immediately following the Closing, the NewCo Board will consist of nine directors: (i) five directors designated by Informa, one of whom will be the initial non-executive chair of the NewCo Board provided that such person is not a director, officer or employee of Informa, (ii) three directors designated by TechTarget and (iii) Gary Nugent, who will be the Chief Executive Officer of NewCo following the Closing.

Following the Closing and for so long as Informa owns more than 10% of the outstanding shares of NewCo common stock, Informa will have the right to designate a number of directors to the CombineCo board of directors that is proportionate to its ownership of outstanding shares of NewCo common stock at such time; provided that Informa will have the right to designate at least a majority of such directors for so long as Informa beneficially owns more than 50% of the outstanding shares of NewCo common stock. The Nominating Committee will nominate for election to the board of directors of CombineCo all nominees not designated by Informa.

In the event of a vacancy on the NewCo Board following the death, resignation, retirement, disqualification, removal from office or other cause of any director who was not an Informa Director, the Nominating Committee will have the sole right to fill the vacancy or designate a person for nomination for election to fill such vacancy, subject to certain exceptions. At least one non-Informa designee must be an audit committee financial expert, and the NewCo Board will at all times include at least three NewCo Independent Directors.

For additional information regarding the new directors of NewCo, please see “Directors of NewCo” beginning on page 330 of this combined proxy statement/prospectus.

Indemnification and Insurance

The Transaction Agreement provides that, for six years after the Closing Date, (i) all rights to indemnification, advancement of expenses and exculpation from liability for or in connection with acts or omissions occurring at any time prior to or on the Closing Date, that exist in favor of any present or former officers, directors and employees of TechTarget or an Informa Intrepid Group member will survive and continue in full force and effect and (ii) NewCo will cause the certificate of incorporation and bylaws of the Surviving Corporation or the applicable certificate of incorporation, bylaws, or other similar organizational documents of the Informa Intrepid Group members to contain provisions with respect to indemnification, advancement of expenses and exculpation from liability at least as favorable to such persons as those contained in TechTarget’s certificate of incorporation and bylaws or as contained in each such Informa Intrepid Group member’s certificate of incorporation, bylaws, or other similar organizational documents, as applicable, as in effect on January 10, 2024, which provisions will not be amended, repealed, or otherwise modified in any manner that would adversely affect the rights of such persons.

For six years following the Closing Date, NewCo will also cause each agreement indemnifying any present or former officers, directors and employees of TechTarget to continue in existence without termination, amendment or other modification that would adversely affect the indemnified person’s rights thereunder, in each case except as otherwise required by applicable law or if such agreement terminates at an earlier date in accordance with its terms.

The parties to the Transaction Agreement have agreed that, prior on or before the Closing Date, (i) TechTarget will obtain and fully pay for, and, for a six-year period following the Closing Date, CombineCo will cause the Surviving Corporation to maintain in effect, with no lapse in coverage, one or more “tail” or “runoff” directors’ and officers’ liability and employment practices liability insurance policies covering acts or omissions of any present or former officers, directors and employees of TechTarget occurring on or before the Closing Date, in each case on terms with respect to coverage, retentions, amounts and other material terms at least as favorable to such person as those of such policies in effect on January 10, 2024. However, in no event shall CombineCo be required to expend for such policies a premium amount in excess of 300% of the annual premiums currently paid by TechTarget for such insurance. If CombineCo for any reason fails to obtain such “tail” insurance policies as of the Closing, CombineCo shall cause the Surviving Corporation to continue to maintain in effect for a period of at least six years from and after Closing the directors and officers insurance in place as of January 10, 2024 with benefits and levels of coverage at least as favorable as provided in TechTarget’s then existing policies, or CombineCo will purchase comparable directors and officers insurance for such six-year period with benefits and levels of coverage at least as favorable as provided in TechTarget’s existing policies as of January 10, 2024. However, in no event shall CombineCo be required to expend for such policies an amount in excess of 300% of the annual premiums currently paid by or on behalf of TechTarget for such insurance and, if the premium for such insurance coverage exceeds such amount, CombineCo shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

Accounting Treatment

The Transactions will be accounted for as a business combination in accordance with U.S. GAAP, with the Informa Tech Digital Businesses treated as the “acquirer” and TechTarget treated as the “acquired” company for financial reporting purposes. Prior to the Closing, CombineCo is a direct wholly owned subsidiary of TechTarget. As of the Closing, CombineCo will own 100% of the Informa Tech Digital Businesses and, as a result of the Merger, TechTarget will become a wholly owned subsidiary of CombineCo with each issued and outstanding share of TechTarget common stock converted into one share of CombineCo’s common stock. After the Closing, Informa will control NewCo (in this combined proxy statement/prospectus, we refer to the renamed, post-Closing CombineCo as “NewCo”) as it will beneficially own 57% of the outstanding shares of NewCo common stock, be entitled to designate five of the nine NewCo Board members, and the non-controlling stockholders will hold no substantive participating rights. As a result, the Informa Tech Digital Businesses will be deemed the accounting acquirer, as it is the business contributed by and still controlled by Informa, and the consideration to acquire TechTarget will be allocated to the assets and liabilities of TechTarget based on their respective fair values at the Closing Date, including any identifiable intangible assets acquired. In addition, the excess of the purchase price over the TechTarget assets acquired and liabilities assumed will be recorded as goodwill. The purchase price will primarily be based on the market capitalization of the outstanding TechTarget common stock on the Closing Date and the cash consideration paid to TechTarget stockholders. The allocation of the purchase price is estimated and is dependent upon estimates of certain valuations that are subject to change. In addition, the final purchase price of the Informa Tech Digital Businesses’ acquisition of TechTarget will not be known until the Closing Date and could vary materially from the preliminary purchase price used in the section “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 213 of this combined proxy statement/prospectus. Accordingly, the final acquisition accounting adjustments may be materially different from the preliminary unaudited pro forma adjustments presented herein.

The historical financial statements of the Informa Tech Digital Businesses prior to the Transactions will become the historical financial statements of NewCo following completion of the Transactions, after adjusting retroactively for the NewCo capital structure. In addition, the assets, liabilities and results of operations of TechTarget (including the impact of purchase accounting, which will result in increased amortization expense for acquired intangible assets, among other impacts) will only be included in NewCo’s financial statements from the Closing Date. NewCo’s assets, liabilities and results of operations will not be restated retrospectively to reflect the historical financial position or results of operations of TechTarget.

Regulatory Matters Relating to the Transactions

Under the terms of the Transaction Agreement, the Transactions cannot be completed until the waiting period applicable to the consummation of the Transactions under the HSR Act has expired or been terminated and all other specified approvals have been obtained or any applicable waiting period thereunder has expired or been terminated.

Under the HSR Act and the rules promulgated thereunder by the FTC, the Transactions cannot be completed until each of Informa and TechTarget has filed a notification and report form with the FTC and the Antitrust Division of the DOJ under the HSR Act and the applicable waiting period has expired or been terminated. Each of Informa and TechTarget filed their respective notification and report form under the HSR Act effective as of February 5, 2024. The applicable waiting period under the HSR Act expired on March 6, 2024.

At any time before or after consummation of the Transactions, notwithstanding the termination of the waiting period under the HSR Act, the Antitrust Division of the DOJ or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest including seeking to enjoin the completion of the Transactions or seeking divestiture of substantial assets of Informa or TechTarget. At any time before or after the completion of the Transactions, and notwithstanding the termination of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the Transactions or seeking divestiture of substantial assets of Informa and TechTarget. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

Under the terms of the Transaction Agreement, each of the parties to the Transaction Agreement has agreed to use its reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under the Transaction Agreement and applicable laws to consummate the Contribution, the Merger, and the other Transactions prior to the Termination Date (including (1) obtaining any third-party consents (other than governmental consents) to consummate the Contribution, the Merger, or any of the other Transactions and (2) preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports, and other filings to obtain prior to the Termination Date (x) the expiration of the waiting period under the HSR Act and (y) all other governmental consents that the parties mutually agree are required to be obtained from any governmental authority in order to consummate the Contribution, the Merger, or any of the other Transactions.

Subject to applicable law, each of Informa and TechTarget, and their respective advisors, shall have the right to review in advance, and to the extent practicable each will consult the other on, all of the information relating to Informa or TechTarget, as the case may be, and any of their respective subsidiaries, that appears in any filing made with, or written materials submitted to, any governmental authority, except for information related to the valuation of the Contribution, the Merger, or any of the other Transactions. Each party shall also provide the other with copies of all material written correspondence between it (or its advisors) and any governmental authority relating to the Contribution, the Merger and the other Transactions and, to the extent reasonably practicable, all substantive telephone calls and meetings with a governmental authority regarding the Transactions shall include representatives of Informa and TechTarget.

Informa and TechTarget have agreed to coordinate with respect to the HSR Act and any antitrust laws of jurisdictions outside the United States and with respect to the appropriate course of action with respect to obtaining the governmental consents required to consummate the Transactions prior to the Termination Date. In addition, the parties have agreed to jointly develop, and each of the parties shall consult and reasonably cooperate with one another, and consider in good faith the views of one another, in connection with the form and content of any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any antitrust law prior to their submission.

Specifically, the parties have agreed to the extent permitted by applicable law, that:

•

each party shall notify the other, as far in advance as reasonably practicable, of any filing or material or substantive communication or inquiry it or any of its Subsidiaries intends to make with any governmental authority relating to these regulatory matters;

•

prior to submitting any such filing or making any such communication or inquiry, such party shall provide the other party and its counsel a reasonable opportunity to review, and shall consider in good faith the comments of the other party in connection with, any such filing, communication or inquiry;

•	promptly following the submission of such filing or making such communication or inquiry, provide the other party with a copy of any such filing or, if in written form, communication or inquiry; and

•

consult with the other party in connection with any inquiry, hearing, investigation or litigation by, or negotiations with, any governmental authority relating to the Transactions, including the scheduling of, and strategic planning for, any meetings with any governmental authority relating thereto; provided, however, that materials so furnished may be redacted as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

Each of Informa and TechTarget has agreed to, and to cause its subsidiaries to, use reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part to consummate the Contribution, the Merger, and the other Transactions prior to December 20, 2024. However, neither Informa nor TechTarget nor any of their respective affiliates is or shall be required to agree to or accept (i) any prohibition of or limitation on its ownership of its respective business or assets, (ii) any requirement to divest, hold separate, or otherwise dispose of its business or assets, (iii) any limitation on its ability to acquire or hold or exercise full rights of ownership of its business or assets, or (iv) any other limitation or concession of any nature whatsoever on its ability to, or the manner in which it, operates, conducts, or exercises decision-making over its business or assets, including in each of the foregoing cases after giving effect to the Transactions if and to the extent necessary to obtain, prior to December 20, 2024, any governmental consents necessary or advisable to be obtained from any governmental authority in order to consummate the Contribution, the Merger, or any of the other Transactions.

TechTarget currently intends to submit the proposals in respect of the Transactions to its stockholders at a special meeting noted above in “Information About the Special Meeting and Voting” beginning on page 89 of this combined proxy statement/prospectus. It is possible that a governmental authority will not have approved the Transactions by the date of such special meeting, which could delay or prevent completion of the Transactions for a significant period of time after TechTarget stockholders have approved the proposals relating to the Transactions. Any delay in the completion of the Transactions could diminish the anticipated benefits of the Transactions or result in additional transaction costs, loss of revenue or other effects associated with uncertainty surrounding the Transactions. In addition, it is possible that, among other things, a governmental authority could condition its approval of the Transactions upon Informa and TechTarget entering into an agreement to divest businesses or assets, or could restrict the operations of NewCo in accordance with specified business conduct rules. See “Risk Factors” beginning on page 52 of this combined proxy statement/prospectus. A governmental authority also could impose significant additional costs on NewCo. Acceptance of any such conditions could diminish the benefits of the Transactions to NewCo and result in additional costs, loss of revenue or other effects. Alternatively, rejection of such conditions could result in Informa and TechTarget litigating with a governmental authority, which could delay the Transactions or cause the Transactions to be abandoned.

No additional stockholder approval is expected to be required for any decision by TechTarget after the special meeting is held relating to any divestitures or other terms and conditions necessary to resolve any regulatory objections to the Transactions and possibly to proceed with consummation of the Transactions.

As more fully described in “The Transaction Agreement—Termination and Termination Fees” beginning on page 190 of this combined proxy statement/prospectus, the Transaction Agreement may be terminated by Informa or TechTarget if the Transactions are not consummated on or before December 20, 2024, unless such party’s breach in any material respect of its obligations under the Transaction Agreement in any manner shall have proximately contributed to the failure of the Transactions to be consummated.

Appraisal Rights

In connection with the Transactions, record holders and “beneficial owners” (as defined in Section 262 of the DGCL) of TechTarget common stock who comply with the procedures summarized below will be entitled to appraisal rights if the Transactions are completed. All references in Section 262 of the DGCL and this summary to “stockholder” are to the record holder of the shares of TechTarget common stock as of immediately prior to the effective time of the Merger as to which appraisal rights are asserted. All references in Section 262 of the DGCL and this summary to “beneficial owner” mean a person who is the beneficial owner of shares of TechTarget common stock held either in voting trust or by a nominee on behalf of such person immediately prior to the effective time of the Merger. All references in Section 262 of the DGCL and this summary to “person” mean any individual, corporation, partnership, unincorporated association or other entity.

Under Section 262 of the DGCL, as a result of completion of the Transactions, stockholders and beneficial owners of shares of TechTarget common stock, with respect to which appraisal rights are properly demanded and perfected and not withdrawn or lost, are entitled, in lieu of receiving the Merger Consideration, to have the “fair value” of their shares at the effective time of the Merger (exclusive of any element of value arising from the accomplishment or expectation of the Transactions) as determined by the Delaware Court of Chancery, paid to them in cash, together with interest, if any, to be paid upon the amount determined to be fair value by complying with the provisions of Section 262 of the DGCL. Any TechTarget stockholder or beneficial owner contemplating the exercise of such appraisal rights should review carefully the provisions of Section 262 of the DGCL, particularly the procedural steps required to properly demand and perfect such rights. THIS COMBINED PROXY STATEMENT/PROSPECTUS CONSTITUTES THE FORMAL NOTICE OF APPRAISAL RIGHTS UNDER SECTION 262 OF THE DGCL. ANY TECHTARGET STOCKHOLDER OR BENEFICIAL OWNER WHO WISHES TO EXERCISE SUCH APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE HIS, HER OR ITS RIGHT TO DO SO SHOULD REVIEW THE FOLLOWING DISCUSSION AND SECTION 262 OF THE DGCL CAREFULLY BECAUSE FAILURE TO TIMELY AND PROPERLY COMPLY WITH THE PROCEDURES SPECIFIED WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS UNDER THE DGCL.

The following is a brief summary of Section 262 of the DGCL, which sets forth the procedures for demanding and perfecting statutory appraisal rights. This summary is qualified in its entirety by reference to Section 262 of the DGCL, a copy of the text of which may be accessed without subscription or cost at the Delaware Code Online (available at: https://delcode.delaware.gov/title8/c001/sc09/index.html#262). The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that stockholders or beneficial owners exercise their appraisal rights under Section 262 of the DGCL. Failure to follow any of the procedures of Section 262 of the DGCL will result in termination or waiver of appraisal rights under Section 262 of the DGCL. Stockholders and beneficial owners should assume that TechTarget will take no action to perfect any appraisal rights of any TechTarget stockholder or beneficial owner.

A stockholder or beneficial owner who desires to exercise appraisal rights must (i) not vote in favor of the adoption of the Transaction Agreement and thereby approve the Transactions, (ii) deliver, as set forth in Section 262 of the DGCL a written demand for appraisal of the stockholder’s or beneficial owner’s shares to TechTarget before the taking of the vote on the adoption of the Transaction Agreement, (iii) continuously hold the shares of record or continuously beneficially own the shares for which appraisal will be sought from the date of making the demand through the effective time of the Merger, and (iv) otherwise comply with the requirements of Section 262 of the DGCL. Within ten days after the effective time of the Merger, the Surviving Corporation must provide notice of the effective time of the Merger to all stockholders and beneficial owners who have complied with Section 262 of the DGCL and not voted in favor of the Transactions.

If shares of TechTarget common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, any demand for appraisal executed by the fiduciary should be executed in that capacity. If the shares of TechTarget common stock are owned by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record or beneficial owner; however, the agent must identify the record holder or holders of the shares (and, if by an authorized agent of any beneficial owner or owners, must identify the beneficial owner or owners and otherwise comply with the requirements applicable to appraisal demands made by beneficial owners) and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record holder or holders or beneficial owner or owners, as the case may be.

A record owner, such as a broker, who holds shares as a nominee for others may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which the holder is the record owner. In that case, the written demand must set forth the number of shares covered by the demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares outstanding in the name of the record owner.

A demand for appraisal made by a stockholder must reasonably inform TechTarget of the identity of the stockholder making the demand and that such stockholder intends thereby to demand appraisal of such stockholder’s shares of TechTarget common stock. Any such demand for appraisal should be executed by or on behalf of the holder of record of the shares for which appraisal is demanded, fully and correctly, as the stockholder’s name appears on TechTarget’s books and records and state that the person intends thereby to demand appraisal of the stockholder’s shares in connection with the Merger. The demand may also be made by a beneficial owner of shares of TechTarget common stock if, in addition to otherwise satisfying the foregoing requirements, (i) such beneficial owner continuously owns such shares through the effective time of the Merger and otherwise satisfies the requirements for appraisal applicable to a stockholder of record under subsection (a) of Section 262 of the DGCL and (ii) the demand made by such beneficial owner reasonably identifies the holder of record of such shares for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of such shares and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices and to be set forth on the verified list described below. Alternatively, beneficial owners of shares of TechTarget common stock may have the holder of record of such shares submit the required demand in respect of such shares.

Stockholders of record and beneficial owners who elect to demand appraisal of their shares must mail or deliver their written demand to: TechTarget, Inc., 275 Grove Street, Newton, Massachusetts 02466, Attention: Corporate Secretary. The written demand must be delivered to TechTarget prior to the taking of the vote on the adoption of the Transaction Agreement by the stockholders of TechTarget. Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to adopt the Transaction Agreement will alone suffice to constitute a written demand for appraisal within the meaning of Section 262 of the DGCL. In addition, the stockholder or beneficial owner seeking to demand appraisal must not vote its shares of stock in favor of adoption of the Transaction Agreement. Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of adoption of the Transaction Agreement, it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who wishes to exercise appraisal rights must, in addition to demanding and perfecting its appraisal rights in accordance with Section 262 of the DGCL, vote or submit a proxy to vote against the adoption of the Transaction Agreement, vote or submit a proxy to vote to abstain from voting on the adoption of the Transaction Agreement or refrain from voting or submitting a proxy. Additionally, a beneficial owner who wishes to exercise appraisal rights must, in addition to demanding and perfecting its appraisal rights in accordance with Section 262 of the DGCL, provide voting instructions to vote against the adoption of the Transaction Agreement, provide voting instructions to abstain from voting on the adoption of the Transaction Agreement or refrain from providing voting instructions to the record holder of its shares.

Within 120 days after the effective time of the Merger, but not thereafter, either the Surviving Corporation following the Transactions, or any stockholder or beneficial owner who has timely and properly demanded appraisal of such stockholder’s or beneficial owner’s shares and who has complied with the requirements of Section 262 of the DGCL and is otherwise entitled to appraisal rights may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the Surviving Corporation in the case of a petition filed by a stockholder or beneficial owner, demanding a determination of the fair value of the shares of all stockholders and beneficial owners who have properly demanded appraisal. Upon filing of any such petition by a TechTarget stockholder or beneficial owner, service of a copy thereof shall be made upon TechTarget. TechTarget shall, within 20 days after such service, file in the office of the Register of Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders and beneficial owners who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by TechTarget. If, within this 120-day period, no such petition shall have been filed as provided above, all rights to appraisal will cease and each of the dissenting stockholders or beneficial owners who owned shares of TechTarget common stock will become entitled to receive the Merger Consideration set forth in the Transaction Agreement (if any) applicable to his or her shares of TechTarget common stock.

There is no present intent on the part of the Surviving Corporation to file an appraisal petition and stockholders and beneficial owners seeking to exercise appraisal rights should not assume that the Surviving Corporation will file such a petition or that the Surviving Corporation will initiate any negotiations with respect to the fair value of such shares. Accordingly, stockholders and beneficial owners who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL. Within 120 days after the effective time of the Merger, any stockholder or beneficial owner who has theretofore complied with the applicable provisions of Section 262 of the DGCL will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares of common stock not voted in favor of the Transactions, and with respect to which demands for appraisal were received by the Surviving Corporation and the aggregate number of holders or beneficial owners holding or owning such shares (for purposes of which the record holder of shares held by a beneficial owner who has made a demand for appraisal shall not be considered a separate stockholder holding such shares). Such statement must be mailed within ten days after the written request has been received by the Surviving Corporation.

After notice to TechTarget and such stockholders and beneficial owners as and if required by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition and to determine those persons who have complied with Section 262 of the DGCL and who have become entitled to the appraisal rights provided by Section 262 of the DGCL. The Delaware Court of Chancery may require persons who have demanded payment for their shares represented by certificates to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings, and if any person fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that person. In addition, because immediately before the effective time of the Merger, TechTarget common stock will be listed on a national securities exchange, the Delaware Court of Chancery will dismiss the proceedings as to all persons who are otherwise entitled to appraisal rights unless (i) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal or (ii) the value of the consideration provided in the Merger for such total number of shares exceeds $1 million.

After a hearing on such petition, the Delaware Court of Chancery will determine which stockholders and beneficial owners are entitled to appraisal rights and thereafter will appraise the shares owned by those stockholders and beneficial owners, determining the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest to be paid, if any, upon the amount determined to be the fair value. Section 262 of the DGCL provides that, unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest on an appraisal award, from the effective time of the Merger through the date of payment of the judgment, shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharges) as established from time to time during the period between the effective time of the Merger and the date of payment of the judgment. At any time before the entry of judgment in an appraisal proceeding, the Surviving Corporation may pay to each stockholder or beneficial owner entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided in Section 262 of the DGCL only upon the sum of (i) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (ii) interest theretofore accrued, unless paid at that time.

In determining fair value, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that in making this determination of fair value the court must consider “market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of merger and which throw any light on future prospects of the merged corporation.” Section 262 of the DGCL provides that fair value is to be determined “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. The Delaware Supreme Court, in Weinberger v. UOP, Inc.,

construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

TechTarget stockholders and beneficial owners considering seeking appraisal should bear in mind that the fair value of their shares determined by the Delaware Court of Chancery under Section 262 of the DGCL could be more than, the same as, or less than the Merger Consideration they are entitled to receive pursuant to the Transaction Agreement if they do not seek appraisal of their shares, and that opinions of investment banking firms as to the fairness from a financial point of view of the consideration payable in a transaction are not opinions as to, and do not address, fair value under Section 262 of the DGCL. Neither Informa nor TechTarget anticipates offering more than the applicable Merger Consideration to any TechTarget stockholder or beneficial owner exercising appraisal rights, and reserve the right to assert, in any appraisal proceeding, that for purposes of Section 262 of the DGCL, the “fair value” of a share of TechTarget common stock is less than the applicable Merger Consideration.

The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and charged upon the parties as the Delaware Court of Chancery deems equitable in the circumstances. However, costs do not include attorneys’ and expert witness fees. Each dissenting stockholder and beneficial owner is responsible for his or her attorneys’ and expert witness fees, although upon application of a stockholder or beneficial owner seeking appraisal rights, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by such stockholder or beneficial owner in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of such a determination of assessment, each party bears its own expenses.

Any stockholder or beneficial owner who has duly demanded appraisal in compliance with Section 262 of the DGCL will not, after the effective time of the Merger, be entitled to vote for any purpose any shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the Closing.

At any time within 60 days after the effective time of the Merger, any stockholder or beneficial owner who has demanded appraisal and who has not commenced an appraisal proceeding or joined that proceeding as a named party, shall have the right to withdraw such demand for appraisal and to accept the Merger Consideration as provided for in the Transaction Agreement by delivering to the Surviving Corporation a written withdrawal of such demand for appraisal and acceptance of the Merger Consideration. After this period, the stockholder or beneficial owner may withdraw such demand for appraisal only with the consent of the Surviving Corporation. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the effective time of the Merger, all rights to appraisal shall cease and all stockholders and beneficial owners shall be entitled only to receive the Merger Consideration as provided for in the Transaction Agreement. Inasmuch as the parties to the Transaction Agreement have no obligation to file such a petition, and have no present intention to do so, any stockholder or beneficial owner who desires that such petition be filed must file it on a timely basis. No appraisal proceeding in the Delaware Court of Chancery shall be dismissed as to any stockholders or beneficial owners without the approval of the Delaware Court of Chancery, and that approval may be conditioned upon such terms as the Delaware Court of Chancery deems just. However, the preceding sentence will not affect the right of any stockholder or beneficial owner who has not commenced an appraisal proceeding or joined the proceeding as a named party to withdraw such stockholder’s or beneficial owner’s demand for appraisal and to accept the terms offered in the Transactions, within 60 days after the effective time of the Merger.

If you properly demand appraisal of your shares under Section 262 of the DGCL and you fail to perfect, or effectively withdraw or lose, your right to appraisal, as provided in the DGCL, your shares will be converted into the right to receive the applicable portion of the Merger Consideration, if any, provided under the Transaction Agreement if the Merger is consummated.

The foregoing is a brief summary of Section 262 of the DGCL that sets forth the procedures for demanding statutory appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, a copy of the text of which may be accessed without subscription or cost at the Delaware Code Online (available at: https://delcode.delaware.gov/title8/c001/sc09/index.html#262).

FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR PERFECTING APPRAISAL RIGHTS WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS. IN THAT EVENT, YOU WILL BE ENTITLED TO RECEIVE THE MERGER CONSIDERATION FOR YOUR SHARES OF TECHTARGET COMMON STOCK IN ACCORDANCE WITH THE TRANSACTION AGREEMENT. IN VIEW OF THE COMPLEXITY OF THE PROVISIONS OF SECTION 262 OF THE DGCL, IF YOU ARE A HOLDER OR BENEFICIAL OWNER OF TECHTARGET COMMON STOCK AND ARE CONSIDERING EXERCISING YOUR APPRAISAL RIGHTS UNDER THE DGCL, YOU SHOULD CONSULT YOUR OWN LEGAL ADVISOR.

Federal Securities Laws Consequences; Stock Transfer Restrictions

The registration statement of which this combined proxy statement/prospectus is a part does not cover any resales of the NewCo common stock to be received by the stockholders of TechTarget upon completion of the Transactions, and no person is authorized to make any use of this combined proxy statement/prospectus in connection with any such resale.

All shares of NewCo common stock received by TechTarget stockholders pursuant to the Transactions will be freely transferable, except that shares of NewCo common stock received by persons who are deemed to be “affiliates” of NewCo under the Securities Act may not be resold by such persons except to the extent permitted by Rule 144 under the Securities Act. Persons who may be deemed to be affiliates of NewCo for such purposes generally include individuals or entities that control, are controlled by or are under common control with, NewCo, as the case may be, and include directors and certain executive officers of NewCo.

Stock Exchange Listing

Application has been made to list the shares of NewCo common stock on Nasdaq. It is a condition to the Transactions that the shares of NewCo common stock issuable pursuant to the Transactions be approved for listing on Nasdaq (or such other U.S. national securities exchange as mutually agreed by the parties to the Transaction Agreement in writing), subject only to official notice of issuance. Shares of NewCo common stock are expected to be traded on Nasdaq under the symbol “TTGT” immediately following the completion of the Transactions. If the Transactions are completed, TechTarget common stock will cease to be listed on Nasdaq and its shares will be deregistered under the Exchange Act.

U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTIONS

The following summary describes certain U.S. federal income tax consequences generally applicable to Holders (as defined below) whose shares of TechTarget common stock are exchanged for shares of NewCo common stock and cash pursuant to the Transactions. This summary is for general information only and is not tax advice. This summary is based on the Code, Treasury Regulations promulgated under the Code, published rulings, administrative pronouncements, and judicial decisions, all as in effect on the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect. This summary addresses only Holders who hold their TechTarget common stock as a capital asset within the meaning of the Code (generally, property held for investment) and does not address all of the tax considerations that may be relevant to Holders in light of their particular circumstances or to certain types of Holders subject to special treatment under the Code, including pass-through entities for U.S. federal income tax purposes (including partnerships and S corporations) and investors in such entities, certain financial institutions, banks, brokers, dealers or traders in securities or other persons that generally mark their securities to market for U.S. federal income tax purposes, insurance companies, certain former U.S. citizens or long-term residents, mutual funds, real estate investment trusts, regulated investment companies, cooperatives, tax-exempt organizations, retirement plans, controlled foreign corporations, passive foreign investment companies, persons who are subject to the alternative minimum tax, persons who hold their TechTarget common stock as part of a straddle, hedge, conversion transactions, constructive sale, synthetic security, integrated investment, or other risk-reduction transaction for U.S. federal income tax purposes, corporations that accumulate earnings to avoid U.S. federal income tax, stockholders that have a functional currency other than the U.S. dollar, persons who hold (or that held, directly or constructively, at any time during the five-year period ending on the date of the disposition of such person’s TechTarget common stock pursuant to the Transactions) 5% or more of the TechTarget common stock, and persons who acquired their TechTarget common stock upon the exercise of stock options or otherwise as compensation. The following discussion also does not address tax considerations applicable to holders of options or warrants to acquire TechTarget common stock. This summary does not address any U.S. federal estate, gift, or other non-income tax considerations, the effects of the Medicare contribution tax on net investment income, or any state, local, or non-U.S. tax considerations.

As used in this summary, the term “U.S. Holder” means a beneficial owner of TechTarget common stock that, for U.S. federal income tax purposes, is (i) a citizen or individual resident of the United States, (ii) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons has the authority to control all substantial decisions of the trust or (B) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

As used in this summary, the term “Non-U.S. Holder” means a beneficial owner of shares of TechTarget common stock that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes, and the term “Holder” means a U.S. Holder or a Non-U.S. Holder.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) exchanges TechTarget common stock pursuant to the Transactions, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A partnership and any partner in a partnership holding TechTarget common stock should consult its tax advisor regarding the tax considerations applicable to exchanging such stock pursuant to the Transactions.

This discussion is not intended as tax advice. Holders are urged to consult their tax advisors to determine the applicable U.S. federal, state, local and non-U.S. tax consequences, including any non-income tax consequences, to them of exchanging TechTarget common stock pursuant to the Transactions in light of their particular circumstances.

In the opinion of WilmerHale, the Merger and the Contribution, taken together, will qualify as a transaction described in Section 351(a) of the Code. The opinion is based on facts and representations contained in representation letters provided to WilmerHale by TechTarget, CombineCo, Merger Sub, Informa Intrepid and Informa Holdco, and certain assumptions, including that the Merger and the Contribution are completed in the manner set forth in the Transaction Agreement and the Registration Statement on Form S-4 of which this proxy statement/prospectus forms a part. The accuracy of such facts, representations and assumptions could affect the conclusions set forth in the opinion. A transaction described in Section 351 of the Code is a transaction in which property is transferred to a corporation by one or more persons in exchange for stock in such corporation and immediately after the exchange, such person or persons are in “control” (as defined in Section 368(c) of the Code) of the corporation. “Control” for purposes of Section 368(c) of the Code is defined as the ownership of stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of each other class of stock of the corporation. It is expected that Informa and the TechTarget stockholders immediately prior to the Transactions will be in control of CombineCo immediately after the Transactions.

The obligation of each of TechTarget and Informa to complete the Transactions is not conditioned upon the Merger and the Contribution, taken together, qualifying as a transaction described in Section 351 of the Code, or the receipt of WilmerHale’s opinion to that effect. Neither TechTarget nor Informa will request a ruling from the IRS with respect to the tax treatment of the Transactions and, even though an opinion of counsel has been sought and obtained by TechTarget, such opinion is subject to certain assumptions, as described above, and is not binding on the IRS or a court. As a result, no assurance can be given that the IRS will not challenge the treatment of the Merger and the Contribution, taken together, as a transaction described in Section 351 of the Code or that a court would not sustain such a challenge. If the IRS were to successfully challenge the status of the Transactions, the tax consequences would differ from those set forth in this combined proxy statement/prospectus, as described below. TechTarget stockholders are encouraged to consult their own tax advisors concerning the intended characterization of the Merger and the Contribution, taken together, as a transaction described in Section 351(a) of the Code.

The following discussion assumes that the Transactions will be consummated as described in the Transaction Agreement and as described in this combined proxy statement/prospectus and also assumes that the form of the Transactions will be respected for U.S. federal income tax purposes. TechTarget, Informa, CombineCo, and their respective affiliates each intend to take the position that the Merger and Contribution, taken together, qualify as a transaction described in Section 351 of the Code, and the following discussion assumes that it so qualifies except where otherwise stated.

U.S. Holders

A U.S. Holder will receive a combination of NewCo common stock and cash in the Transactions in exchange for such holder’s shares of TechTarget common stock. Subject to the discussions below relating to (i) the U.S. federal income tax treatment of the receipt of cash in lieu of fractional entitlements to NewCo common stock under the section entitled “—Cash in Lieu of Fractional Shares” and (ii) the potential application of Section 304 of the Code to the Transactions under the section entitled “—Potential Application of Section 304 of the Code,” a U.S. Holder will recognize gain in the Transactions, but not loss, in an amount equal to the lesser of (A) the amount of cash received by the U.S. Holder in the Transactions, and (B) the fair market value of the NewCo common stock received by the U.S. Holder in the Transactions plus the amount of cash received by the U.S. Holder in the Transactions minus the U.S. Holder’s adjusted tax basis in the TechTarget common stock surrendered in the Transactions. A U.S. Holder’s aggregate tax basis in the shares of NewCo common stock received pursuant to the Transactions will be equal to the aggregate tax basis of the shares of TechTarget common stock surrendered in exchange therefor, minus the amount of cash received in the Transactions, plus the amount of gain recognized on the exchange. The holding period of the NewCo common stock received pursuant to the Transactions will include the holding period of the shares of TechTarget common stock surrendered in exchange therefor.

Any gain recognized will generally be long-term capital gain if, as of the date of the exchange, a U.S. Holder’s holding period in the TechTarget common stock exchanged is more than one year. Long-term capital gain recognized by certain non-corporate U.S. Holders, including individuals, is currently subject to tax at a reduced rate.

If a U.S. Holder acquired different blocks of TechTarget common stock at different times or at different prices, any gain or loss and the holding period with respect to the TechTarget common stock exchanged (or the NewCo common stock deemed sold, in the case of cash in lieu of fractional entitlements to NewCo common stock, as discussed under the section entitled “—Cash in Lieu of Fractional Shares”) must be determined separately with respect to each block of TechTarget common stock that is exchanged (or deemed exchanged). A U.S. Holder may not offset a loss realized on one block of TechTarget common stock against gain recognized on another block of TechTarget common stock.

If the Transactions fail to qualify as a transaction described in Section 351 of the Code, then a U.S. Holder would recognize gain or loss upon the exchange of the holder’s shares of TechTarget common stock for shares of NewCo common stock and cash equal to the difference between the fair market value, at the time of the exchange, of the NewCo common stock and cash received in the Transactions (including any cash received in lieu of a fractional share of NewCo common stock, as discussed under the section entitled “—Cash in Lieu of Fractional Shares”) and such U.S. Holder’s tax basis in the shares of TechTarget common stock surrendered in the Transactions. Such gain or loss would be long-term capital gain or loss if, as of the date of the exchange, the U.S. Holder’s holding period in the TechTarget common stock exchanged is more than one year. In addition, the U.S. Holder’s aggregate tax basis in the shares of NewCo common stock received in the Transactions would equal their fair market value at the time of the Closing, and the U.S. Holder’s holding period of such shares of NewCo common stock would commence the day after the Closing.

Cash in Lieu of Fractional Shares

Notwithstanding the foregoing, if a U.S. Holder receives cash pursuant to the Transactions in lieu of a fractional share of NewCo common stock, the U.S. Holder will be treated as having (i) exchanged a portion of such U.S. Holder’s TechTarget common stock equal in value to such cash in exchange for a fractional share of NewCo common stock in a nontaxable transaction, and then (ii) sold such fractional share of NewCo common stock for such cash in a taxable transaction. In general, the U.S. Holder will recognize capital gain or loss in an amount equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the NewCo common stock deemed sold.

Such gain or loss will generally be long-term capital gain or loss if, as of the date of the exchange, a U.S. Holder’s holding period in the NewCo common stock deemed sold is more than one year. The U.S. Holder’s holding period of the NewCo common stock deemed sold will include the U.S. Holder’s holding period for the TechTarget common stock deemed exchanged therefor. Long-term capital gain recognized by certain non-corporate holders, including individuals, is currently subject to tax at a reduced rate. The deductibility of capital losses is subject to limitations under the Code.

Potential Application of Section 304 of the Code

Notwithstanding the foregoing, the U.S. federal income tax consequences of the Transactions to U.S. Holders could be different from those described above if Section 304 of the Code were to apply to the Transactions. Section 304 of the Code will apply to the Transactions if the TechTarget stockholders, in the aggregate, own 50% or more of NewCo common stock immediately after the Transactions, taking into account certain constructive ownership rules under the Code. Based on publicly available information about share ownership as of the date hereof, TechTarget and Informa believe that it is unlikely that the 50% ownership requirement will be satisfied. However, it may not be possible to establish with certainty at the time of the Transactions whether or not the 50% ownership requirement is satisfied because sufficient ownership information necessary to make such determination may not be available at that time.

If Section 304 of the Code were to apply to the Transactions, a U.S. Holder would be treated as having (i) exchanged a portion of such U.S. Holder’s TechTarget common stock equal in value to the NewCo common stock received pursuant to the Transactions in a nontaxable transaction, and (ii) received cash consideration pursuant to the Transactions as a distribution in redemption of NewCo common stock deemed received by such U.S. Holder in exchange for such U.S. Holder’s remaining portion of its TechTarget common stock. As a result, subject to the discussion below regarding potential dividend treatment, U.S. Holders would recognize capital gain or loss equal to the difference between the amount of such cash consideration and such U.S. Holder’s tax basis in the portion of its TechTarget common stock that is treated as having been exchanged for such cash consideration. Furthermore, instead of recognizing gain or loss in respect of any cash consideration received in the Transactions, a U.S. Holder may recognize dividend income up to the amount of such cash consideration if the cash is treated as received in a deemed redemption having the effect of a distribution under the tests set forth under Section 302 of the Code. Under the tests provided in Section 302 of the Code, such deemed redemption generally would be treated as having the effect of a distribution if the receipt of the cash consideration by a U.S. Holder is not “substantially disproportionate” with respect to such U.S. Holder or is “essentially equivalent to a dividend,” which generally means that the deemed redemption has not resulted in a “meaningful reduction” in the U.S. Holder’s percentage of stock ownership of NewCo applying constructive ownership rules. The IRS has ruled that a minority stockholder in a publicly traded corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is considered to have experienced a “meaningful reduction” if the stockholder has even a small reduction in such stockholder’s percentage of stock ownership under the above analysis. The application of these tests depends upon the particular facts and circumstances applicable to each U.S. Holder including whether the U.S. Holder is an actual or constructive owner of Informa stock prior to the Transactions or any Informa or TechTarget stock is acquired in connection with the Transactions.

Because the possibility of dividend treatment depends upon each U.S. Holder’s particular circumstances, including the application of constructive ownership rules, U.S. Holders should consult their tax advisors regarding the application of the foregoing rules to their particular circumstances, and any actions that may be taken to mitigate the potential application of such rules (such as whether to sell their TechTarget common stock, and the considerations relating to the timing of any such sales).

Non-U.S. Holders

The U.S. federal income tax consequences of the Transactions to Non-U.S. Holders that receive a combination of shares of NewCo common stock and cash in exchange for shares of TechTarget common stock pursuant to the Transactions will be the same as those described above for U.S. Holders, except that, subject to the discussion below regarding potential dividend treatment, a Non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding tax on any gain realized in connection with the Transactions unless:

•

such gain is effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment of such Non-U.S. Holder in the United States); or

•	such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year in which the gain is realized and certain other conditions are met.

Gain described in the first bullet point above will be subject to U.S. federal income tax on a net income basis at the regular U.S. federal income tax rates in the same manner as if such Non-U.S. Holder were a U.S. person. A Non-U.S. Holder that is a corporation also may be subject to an additional branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on its “effectively connected earnings and profits” for the taxable year, subject to certain adjustments.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty), but may be offset by U.S.-source capital losses, if any, of the Non-U.S. Holder.

As discussed above under the section entitled “—U.S. Holders-Potential Application of Section 304 of the Code,” in certain circumstances, the cash consideration received pursuant to the Transactions could be treated as having the effect of a distribution under the tests set forth in Section 302 of the Code, in which case a Non-U.S. Holder may be treated as receiving a dividend in an amount up to the amount of the cash received. Any amount so treated generally would be subject to U.S. withholding tax at a rate of 30%, or such lower rate as may be specified by an applicable income tax treaty, unless such dividend is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment of such Non-U.S. Holder in the United States). Because it may not be possible to establish with certainty at the time the Transactions are consummated whether Section 304 of the Code applies to the Transactions, and because the application of Sections 302 and 304 of the Code will depend on a Non-U.S. Holder’s particular circumstances, a withholding agent may withhold tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the entire amount of the cash consideration payable to such Non-U.S. Holder pursuant to the Transactions. If a withholding agent withholds excess amounts from the cash consideration so payable to a Non-U.S. Holder, the Non-U.S. Holder may obtain a refund of any such excess amounts by timely filing an appropriate claim with the IRS. Non-U.S. Holders should consult their own tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances, the procedures for claiming treaty benefits or otherwise establishing an exemption from U.S. withholding tax with respect to any portion of the cash consideration payable to them pursuant to the Transactions, and whether to sell their shares of TechTarget common stock (and considerations relating to the timing of any such sales).

Backup Withholding and Information Reporting

Payments of cash to a Holder in the Transactions may, under certain circumstances, be subject to information reporting and backup withholding (currently at a rate of 24%), unless the Holder provides proof of an applicable exemption or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules (generally, by furnishing a properly completed and executed IRS Form W-9 or applicable IRS Form W-8 to the applicable withholding agent). Certain Holders (such as corporations and Non-U.S. Holders) are exempt from backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or credit against a Holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS. Non-U.S. Holders may be required to comply with certification requirements and identification procedures in order to establish an exemption from information reporting and backup withholding. Non-U.S. Holders should consult their own tax advisors regarding compliance with such requirements and procedures.

Foreign Account Tax Compliance Act

Provisions of the Code commonly referred to as the Foreign Account Tax Compliance Act, or FATCA, generally impose a 30% withholding tax on dividends on, and gross proceeds from the sale or other disposition of, TechTarget common stock if paid to a foreign entity unless (i) if the foreign entity is a “foreign financial institution,” the foreign entity undertakes certain due diligence, reporting, withholding, and certification obligations, (ii) if the foreign entity is not a “foreign financial institution,” the foreign entity identifies certain of its U.S. investors, or (iii) the foreign entity is otherwise excepted under FATCA.

While withholding under FATCA may apply to payments of gross proceeds from a sale or other disposition of TechTarget common stock, under recently proposed U.S. Treasury Regulations, withholding on payments of gross proceeds is not required. Although such regulations are not final, applicable withholding agents may rely on the proposed regulations until final regulations are issued. However, because FATCA withholding is required on dividends on TechTarget common stock and as discussed above under the section entitled “—U.S. Holders- Potential Application of Section 304 of the Code,” in certain circumstances, the cash consideration received pursuant to the Transactions could be treated as a dividend, withholding agents may apply FATCA withholding to any cash received pursuant to the Transactions by a foreign entity unless such entity certifies that it has complied with the FATCA requirements and it is not subject to withholding or that it is exempt from FATCA withholding. Such withholding tax will generally be in lieu of, rather than in addition to, the 30% withholding tax described above under “—Non-U.S. Holders.”

An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this section. Each Holder should consult its own tax advisor regarding the application of FATCA to the receipt of payments pursuant to the Transactions.

THE FOREGOING SUMMARY DOES NOT PURPORT TO BE A COMPLETE DISCUSSION OF THE POTENTIAL TAX CONSIDERATIONS APPLICABLE TO THE TRANSACTIONS. EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS RELATING TO THE TRANSACTIONS IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES. NOTHING IN THIS SUMMARY IS INTENDED TO BE, OR SHOULD BE CONSTRUED AS, TAX ADVICE.

INTERESTS OF TECHTARGET’S DIRECTORS AND EXECUTIVE OFFICERS IN THE TRANSACTIONS

TechTarget’s current executive officers and their respective positions are as follows:

Name	Position
Gregory Strakosch	Executive Chairman
Michael Cotoia	Chief Executive Officer
Don Hawk	Executive Director, Product Innovation
Rebecca Kitchens	President
Steven Niemiec	Chief Operating Officer and Chief Revenue Officer
Daniel T. Noreck	Chief Financial Officer and Treasurer

In considering the recommendation of the TechTarget Board with respect to the Transactions, you should be aware that executive officers and directors of TechTarget have certain interests in the Transactions that are different from, or in addition to, the interests of TechTarget stockholders generally.

The TechTarget Board was aware of the interests described in this section and considered them, among other matters, in approving the Transaction Agreement and making its recommendation that the TechTarget stockholders adopt the Transaction Agreement. See “The Transactions—Recommendation of the TechTarget Board and Its Reasons for the Transactions” beginning on page 116 of this combined proxy statement/prospectus.

These interests include the following:

Interests With Respect to Outstanding Shares of TechTarget Common Stock

TechTarget’s directors and executive officers who own shares of TechTarget common stock will receive in the Transactions the same Merger Consideration, on the same terms and conditions, as the other stockholders of TechTarget. See “The Transaction Agreement—Structure of the Transactions; Merger Consideration” beginning on page 166 of this combined proxy statement/prospectus for more details of the Merger Consideration to be received by TechTarget stockholders in the Transactions.

The following table sets forth for each individual who has served as a director or executive officer of TechTarget since the beginning of our last completed fiscal year (i) the number of issued and outstanding shares of TechTarget common stock beneficially owned as of October 18, 2024 (which, for this purpose, excludes (A) shares of TechTarget common stock underlying TechTarget Options and (B) shares of TechTarget common stock that are subject to outstanding and unvested TechTarget RSUs), (ii) the number of shares of NewCo common stock expected to be received in the Merger in respect of such beneficially owned shares and (iii) the cash payment that would be payable with respect to such beneficially owned shares, assuming that the Cash Amount Per Share is $11.71.

	Number of Shares of TechTarget Common Stock Beneficially Owned (#)	Number of Shares of NewCo Common Stock to Be Received (#)	Cash Payment in Respect of Shares of TechTarget Common Stock Beneficially Owned ($)
Executive Officer
Gregory Strakosch	290,551	290,551	$3,402,352
Michael Cotoia	265,232	265,232	$3,105,867
Don Hawk	146,694	146,694	$1,717,787
Rebecca Kitchens	66,334	66,334	$776,771
Steven Niemiec	54,798	54,798	$641,685
Daniel T. Noreck	43,153	43,153	$505,322
Total:	866,762	866,762	$10,149,783

	Number of Shares of TechTarget Common Stock Beneficially Owned (#)	Number of Shares of NewCo Common Stock to Be Received (#)	Cash Payment in Respect of Shares of TechTarget Common Stock Beneficially Owned ($)
Non-Employee Board Member
Robert D. Burke	121,738	121,738	$1,425,552
Bruce Levenson	857,538	857,538	$10,041,770
Roger M. Marino	1,285,807	1,285,807	$15,056,800
Perfecto Sanchez	5,517	5,517	$64,604
Christina G. Van Houten	22,549	22,549	$264,049
Total:	2,293,149	2,293,149	$26,852,775

Equity Incentive Awards

The Transaction Agreement provides that each TechTarget Option, whether vested or unvested, that is outstanding and unexercised as of immediately prior to the Effective Time will, as of the Effective Time, vest (to the extent unvested) in full. Immediately prior to the Effective Time, each In-The-Money Option will automatically cease to exist and be converted into the right of the holder of the In-The-Money Option to receive the applicable portion of the Merger Consideration in respect of the shares of TechTarget common stock underlying the In-The-Money Option, reduced by the aggregate exercise price of the In-The-Money Option. The aggregate exercise price will first reduce the cash portion of the Merger Consideration payable to the holder of the In-The-Money Option and then, to the extent the cash portion of the Merger Consideration payable to the holder is less than the aggregate exercise price of the In-The-Money Option, reduce the number of shares of NewCo common stock otherwise issuable to the holder by the number of shares of NewCo common stock equal to the remaining portion of the aggregate exercise price of the In-The-Money Option, divided by an amount equal to (i) the closing per share price of TechTarget common stock for the trading day immediately prior to the day on which the Closing occurs minus (ii) the Cash Amount Per Share. Immediately prior to the Effective Time, each Underwater Option will be canceled and terminated for no consideration.

The non-employee members of the TechTarget Board hold certain TechTarget Options that are currently unvested and which will become fully vested immediately prior to the Effective Time pursuant to the terms of the Transaction Agreement. Information with respect to such TechTarget Options held by the non-employee members of the TechTarget Board as of October 18, 2024 is set forth in the below table. No executive officers of TechTarget held any TechTarget Options as of October 18, 2024.

TechTarget Options Held by TechTarget Board Members

	Number of Shares Subject to Vested TechTarget Options (#)	Number of Shares Subject to Unvested TechTarget Options (as of October 18, 2024) (#)	Number of Shares of NewCo Common Stock to Be Received (#)	Cash Payment in Respect of TechTarget Options ($)
Non-Employee Board Member
Robert D. Burke	42,500	5,000	15,276	$27,350
Bruce Levenson	42,500	5,000	15,276	$25,475
Roger M. Marino	20,000	5,000	—	—
Perfecto Sanchez	7,500	5,000	—	—
Christina G. Van Houten	22,500	5,000	857	—
Total:	135,000	25,000	31,410	$52,825

Pursuant to the Transaction Agreement, immediately prior to the Effective Time, 100% of the unvested Pre-Signing TechTarget RSUs held by TechTarget’s executive officers will become fully vested and nonforfeitable. The unvested Pre-Signing TechTarget RSUs held by Perfecto Sanchez, a non-employee member of the TechTarget Board, will also become fully vested and nonforfeitable in connection with the Transactions. At the Effective Time, the Post-Signing TechTarget RSUs will be assumed by NewCo and such unvested Post-Signing TechTarget RSUs will be converted into an award of restricted stock units with respect to shares of NewCo common stock. The number of shares of NewCo common stock subject to such NewCo restricted stock units will equal (i) the number of shares of TechTarget common stock underlying such Post-Signing TechTarget RSUs, plus (ii) an additional number of shares of NewCo common stock determined by (1) multiplying the number of shares determined in the preceding clause (i) by the Cash Amount Per Share and (2) dividing the resulting product by the amount equal to the difference between (A) the closing per share price of TechTarget common stock for the trading day immediately prior to the Closing Date and (B) the Cash Amount Per Share.

Information with respect to the TechTarget RSUs held by the executive officers of TechTarget and non-employee members of the TechTarget Board as of October 18, 2024 is set forth in the table below, assuming the Cash Amount Per Share is equal to $11.71 and the closing per share price of TechTarget common stock for the trading date immediately prior to the Closing Date is $29.00, the closing price of the TechTarget common stock on October 18, 2024.

TechTarget Unvested RSUs Held by TechTarget Executive Officers and Board Members

	Total Unvested Pre-Signing TechTarget RSUs (as of October 18, 2024) (#)	Number of Shares of NewCo Common Stock to Be Received in Respect of Unvested Pre-Signing TechTarget RSUs (#)	Cash Payment in Respect of Unvested Pre-Signing TechTarget RSUs ($)	Total Unvested Post-Signing TechTarget RSUs (as of October 18, 2024) (#)	Number of NewCo RSUs into Which Unvested Post-Signing TechTarget RSUs Convert (#)
Named Executive Officer
Gregory Strakosch	25,000	25,000	$292,750	—	—
Michael Cotoia	80,000	80,000	$936,800	—	—
Don Hawk	23,000	23,000	$269,330	—	—
Rebecca Kitchens	74,000	74,000	$866,540	90,000	150,954
Steven Niemiec	75,000	75,000	$878,250	90,000	150,954
Daniel T. Noreck	21,000	21,000	$245,910	36,000	60,381
Total:	298,000	298,000	$3,489,580	216,000	362,289

	Total Unvested Pre-Signing TechTarget RSUs (as of October 18, 2024) (#)	Number of Shares of NewCo Common Stock to Be Received in Respect of Unvested Pre-Signing TechTarget RSUs (#)	Cash Payment in Respect of Unvested Pre-Signing TechTarget RSUs ($)	Total Unvested Post-Signing TechTarget RSUs (as of October 18, 2024) (#)	Number of NewCo RSUs into Which Unvested Post-Signing TechTarget RSUs Convert (#)
Non-Employee Board Member
Robert D. Burke	—	—	—	—	—
Bruce Levenson	—	—	—	—	—

	Total Unvested Pre-Signing TechTarget RSUs (as of October 18, 2024) (#)	Number of Shares of NewCo Common Stock to Be Received in Respect of Unvested Pre-Signing TechTarget RSUs (#)	Cash Payment in Respect of Unvested Pre-Signing TechTarget RSUs ($)	Total Unvested Post-Signing TechTarget RSUs (as of October 18, 2024) (#)	Number of NewCo RSUs into Which Unvested Post-Signing TechTarget RSUs Convert (#)
Roger M. Marino	—	—	—	—	—
Perfecto Sanchez	1,400	1,400	$16,394	—	—
Christina G. Van Houten	—	—	—	—	—
Total:	1,400	1,400	$16,394	0	0

To the extent any Merger Consideration payable in respect of In-The-Money Options or vested TechTarget RSUs is subject to withholding, the withholding obligation will be satisfied, first exclusively from the cash portion of the Merger Consideration and, to the extent there is insufficient cash to fully satisfy the withholding obligation, then by withholding a number of shares of NewCo common stock otherwise deliverable to the holder of the equity award in accordance with the terms of the Transaction Agreement in an amount equal to the dollar amount of the remaining withholding obligation divided by the amount equal to (i) the closing price per share of TechTarget common stock, as reported on Nasdaq for the trading day immediately prior to the day on which the Closing occurs minus (ii) the Cash Amount Per Share.

Transaction Bonus Payments

In connection with entering into the Transaction Agreement, the TechTarget Board approved the payment of a transaction bonus to Daniel Noreck in an aggregate amount of $75,000, $37,500 of which became payable upon the execution of the Transaction Agreement and $37,500 of which will become payable upon the Closing and subject to Mr. Noreck’s continued employment with TechTarget as of immediately prior to the Closing.

New Employment Agreements

On January 10, 2024, CombineCo entered into new employment agreements with each of Don Hawk (the “Hawk Employment Agreement”), Daniel Noreck (the “Noreck Employment Agreement”), Rebecca Kitchens (the “Kitchens Employment Agreement”), and Steven Niemiec (the “Niemiec Employment Agreement”) (such agreements, collectively, the “NewCo Employment Agreements”), each of which will become effective as of the Closing, and when effective, will replace the employment agreements and relationship agreements previously entered into by each such executive with TechTarget.

Hawk Employment Agreement

Pursuant to the Hawk Employment Agreement, Mr. Hawk will serve in the role of Executive Director, Product Innovation. The compensation and benefits provided under the Hawk Employment Agreement include an annual base salary of $480,000, an annual target bonus amount of $105,000, entitlement to participate in employee benefit plans that NewCo has in effect for senior executives, and the right to receive an equity award as determined by NewCo’s board of directors. No later than 60 days after the Closing, NewCo will review Mr. Hawk’s cash and equity compensation levels in good faith for a possible increase (but not a decrease). The Hawk Employment Agreement provides for a six-month employment term. The mutual notice period to terminate the Hawk Employment Agreement is six months prior to the first anniversary of Closing, reducing to a period of three months thereafter (in each case, other than in the event of a termination for Cause (as defined in the Hawk Employment Agreement) by NewCo or a termination for Good Reason (as defined in the Hawk

Employment Agreement) by Mr. Hawk). During the notice period, NewCo can relieve Mr. Hawk from working, but Mr. Hawk will continue to receive base salary, be eligible to receive incentive compensation, and continue to vest in outstanding equity awards. In lieu of the notice period, NewCo may elect to make a payment to Mr. Hawk, which amount is based on his base salary only.

The Hawk Agreement provides for the following severance benefits upon the expiration of the term of the Hawk Employment Agreement or upon a termination of Mr. Hawk’s employment (other than a termination by NewCo for Cause or by Mr. Hawk without Good Reason): (i) continued payment of base salary for 11 months following termination, (ii) payment of a portion of Mr. Hawk’s COBRA costs at active employee rates, which may include a tax gross-up, for up to 18 months following termination, (iii) payments (prorated over a period of 11 months) equal in the aggregate to the greater of (x) fifty percent (50%) of Mr. Hawk’s targeted bonus or (y) a pro-rated amount of the target bonus based on the number of months that have passed in the applicable fiscal period; and (iv) the accelerated vesting in full of all equity awards held by Mr. Hawk. In addition, should Mr. Hawk’s employment cease before TechTarget’s 2024 bonuses are paid, Mr. Hawk will receive a bonus for 2024 on its usual terms notwithstanding the cessation of employment. Receipt of severance payments and benefits by Mr. Hawk is conditioned on providing NewCo a release of claims and compliance with applicable restrictive covenants. In the event of a change in control (as defined under the Hawk Employment Agreement), all unvested equity awards held by Mr. Hawk will become fully vested and exercisable (as applicable). The non-competition and non-solicitation covenants applicable under the Hawk Employment Agreement survive for nine months following the termination of Mr. Hawk’s employment.

Other NewCo Employment Agreements

Pursuant to their respective NewCo Employment Agreements, Mr. Noreck will serve in the role of Chief Financial Officer and Treasurer, Ms. Kitchens will serve in the role of President, and Mr. Niemiec will serve in the role of Chief Operating Officer and Chief Revenue Officer. Under their respective NewCo Employment Agreement, Mr. Noreck, Ms. Kitchens and Mr. Niemiec are entitled to (i) a base salary, in the case of Mr. Noreck of $300,000, and in the cases of Ms. Kitchens and Mr. Niemiec, of $400,000, (ii) an annual target bonus amount of $105,000, (iii) participation in employee benefit plans that NewCo has in effect for senior executives, and (iv) the right to receive equity awards as determined by NewCo’s board of directors. No later than 60 days after the Closing, NewCo will review the executive’s cash and equity compensation levels in good faith for a possible increase (but not a decrease). Each executive’s NewCo Employment Agreement provides for a term of one-year following the Effective Time, with the term automatically renewing for periods of one year on each anniversary of the Effective Time unless either party provides written notice of non-renewal. The mutual notice period to terminate under each executive’s NewCo Employment Agreement is six months prior to the first anniversary of Closing, reducing to a period of three months thereafter (in each case, other than in the event of a termination for Cause (as defined in the applicable employment agreement) by NewCo or a termination for Good Reason (as defined in the applicable employment agreement) by the executive). During the notice period, NewCo can relieve each executive from working, but each executive will continue to receive base salary, be eligible to receive incentive compensation, and continue to vest in outstanding equity awards. In lieu of the notice period, NewCo may elect to make a payment to the executive, which amount is based on base salary only.

Each executive’s NewCo Employment Agreement provides for the following severance benefits upon the expiration of the term or upon a termination of employment (other than in the event of a termination by NewCo for Cause or by the executive without Good Reason): (i) continued payment of base salary for nine months following termination, (ii) payment of a portion of the executive’s COBRA costs at active employee rates, which may include a tax gross-up, for up to nine months following termination, (iii) payments (prorated over a period of nine months) equal in the aggregate to the greater of (x) fifty percent (50%) of the executive’s targeted bonus or (y) a pro-rated amount of the target bonus based on the number of months that have passed in the applicable fiscal period; and (iv) the accelerated vesting of all equity awards held by the executive in an amount equal to 10% for each year of the executive’s service with NewCo (including any predecessor thereto, including TechTarget), with a minimum of 50% vesting for any executive who has been employed by NewCo (including any predecessor thereto, including TechTarget) for five years or less. Receipt of such severance payments and benefits by each executive is conditioned on providing NewCo a release of claims and compliance with applicable restrictive covenants. In the event of a change in control (as defined under each NewCo Employment Agreement), all unvested equity awards held by the executive will become fully vested and exercisable (as applicable). If any executive’s termination of employment results from notice provided (i) prior to the first anniversary of Closing, the non-competition and non-solicitation covenants applicable under their NewCo Employment Agreement survive for six months following the termination of employment, and (ii) on or after the first anniversary of Closing, the non-competition and non-solicitation covenants survive for nine months following the termination of employment.

Estimates of potential cash severance and related benefits payable pursuant to the NewCo Employment Agreements, are set forth below under “Golden Parachute Compensation.”

Separation Agreements

On January 10, 2024, TechTarget entered into separation agreements with each of Michael Cotoia, TechTarget’s Chief Executive Officer (the “Cotoia Separation Agreement”), and Gregory Strakosch, TechTarget’s Executive Chairman (the “Strakosch Separation Agreement” and together with the Cotoia Separation Agreement, the “Separation Agreements”) that become effective upon the Closing. Per the terms of the Separation Agreements, and subject to each of Mr. Cotoia and Mr. Strakosch, as applicable, executing (and not revoking) a release of claims, each of Mr. Cotoia and Mr. Strakosch will terminate from employment on the Closing Date and will be entitled to certain severance payments and benefits, including a severance payment equal to the sum of (i) $700,000 and (ii) a prorated amount of the executive’s annual bonus (such prorated bonus to be no less than $108,750 per executive), payable in equal installments over a 14-month period following the separation date. In addition, CombineCo will cover a portion of each executive’s COBRA costs at active employee rates, which may include a tax gross-up, for up to 18 months following the separation date.

Each of Mr. Cotoia and Mr. Strakosch is subject to a nine-month non-competition covenant and a nine-month non-solicitation covenant applicable to employees and customers. For Mr. Cotoia, the terms of these restrictive covenants begin upon the termination of the Consulting Agreement (described below) and for Mr. Strakosch, the terms of these restrictive covenants begin on the Closing Date.

Estimates of potential cash severance and related benefits payable pursuant to the Separation Agreements are set forth below under “Golden Parachute Compensation.”

Consulting Agreements

On January 10, 2024, CombineCo entered into a consulting agreement with Mr. Cotoia (the “Cotoia Consulting Agreement”) that will become effective upon the Closing, pursuant to which Mr. Cotoia will provide advice and assistance to NewCo for one year following the Closing. Pursuant to the Cotoia Consulting Agreement, NewCo will pay Mr. Cotoia on a monthly basis in arrears not later than the last day of the applicable month based on the following number of days of service: (i) five days per week from the Closing Date through the date that is six months following the Closing Date, (ii) two and one-half days per week thereafter through the date that is nine months following the Closing and (iii) one day per week thereafter through the first anniversary of the Closing Date. The consulting fee is $3,807 per day. The Cotoia Consulting Agreement contains restrictive covenants consistent with the terms of the Cotoia Separation Agreement, and the Cotoia Consulting Agreement may be terminated by NewCo for any reason upon 60 days’ prior notice.

Estimates of potential cash compensation and benefits payable pursuant to the Consulting Agreement are set forth below under “Golden Parachute Compensation.”

Lock-Up Agreements

On January 10, 2024, CombineCo entered into lock-up agreements with Informa and each of Mr. Cotoia, Mr. Hawk, Ms. Kitchens, Mr. Niemiec, Mr. Noreck and Mr. Strakosch (the “Lock-Up Agreements”). The Lock-Up Agreements provide that a percentage of the after-tax shares of NewCo common stock delivered to each of Mr. Cotoia, Mr. Hawk, Ms. Kitchens, Mr. Niemiec, Mr. Noreck and Mr. Strakosch in connection with the Transactions and the settlement of TechTarget RSUs that become fully vested as a result of the consummation of the Merger will be subject to a lock-up period of up to three years. The percentage of the after-tax shares of NewCo common stock that are subject to a Lock-Up Agreement is 62% for each of Mr. Hawk and Mr. Strakosch, and the relevant percentage for each of Mr. Cotoia, Ms. Kitchens, Mr. Niemiec and Mr. Noreck is 25%.

The lock-up restrictions expire with respect to one-third of the applicable shares of NewCo common stock on each of the first three anniversaries of the Closing. However, in the event Ms. Kitchens, Mr. Niemiec or Mr. Noreck is terminated for any reason other than a termination for Cause or resignation without Good Reason (as such terms are defined in the Kitchens Employment Agreement, the Niemiec Employment Agreement and the Noreck Employment Agreement, respectively), the lock-up period shall be shortened and expire with respect to 50% of the lock-up shares on the 1st anniversary of the Closing and with respect to the remaining 50% on the second anniversary of the Closing. If such a termination occurs after the second anniversary of the Closing, the lock-up will immediately expire with respect to all of the shares subject to the lock-up.

Leadership of NewCo

The Transaction Agreement provides that the immediately following the Closing, the NewCo Board will be constituted in the manner set forth in the Stockholders Agreement and shall consist of nine directors; five directors designated by Informa HoldCo (sometimes referred to as the “Informa Directors”), one of whom will be the non-executive chair of the Board; three directors designated by TechTarget; and the Chief Executive Officer of NewCo immediately following the Closing.

Mary McDowell will serve as the initial non-executive chair of the NewCo Board following the Closing. For additional information regarding the new directors of NewCo, please see “Directors of NewCo” on page 330 of this combined proxy statement/prospectus.

The Stockholders Agreement will provide that Gary Nugent, current Chief Executive Officer of the Informa Tech division, will serve as the initial Chief Executive Officer of NewCo following the Closing. For additional information regarding the new executive officers of NewCo, please see “NewCo Executive Officers” beginning on page 337 of this combined proxy statement/prospectus.

Mr. Nugent is expected to enter into the Nugent Employment Agreement with ISSI prior to the Closing. To effect his assumption of the role of Chief Executive Officer of NewCo from and after the Closing, Mr. Nugent is expected to enter into the Nugent Secondment Agreement with NewCo and ISSI on the Closing Date, pursuant to which he will be seconded to NewCo by ISSI from the Closing Date. For additional information regarding the Nugent Employment Agreement and the Nugent Secondment Agreement, please see “NewCo Executive and Director Compensation” beginning on page 339 of this combined proxy statement/prospectus.

Indemnification and Insurance

The Transaction Agreement provides that, for six years after the Closing Date, (i) all rights to indemnification, advancement of expenses and exculpation from liability for or in connection with acts or omissions occurring at any time prior to or on the Closing Date, that exist in favor of any present or former officers, directors and employees of TechTarget or an Informa Intrepid Group member will survive and continue in full force and effect and (ii) NewCo will cause the certificate of incorporation and bylaws of the Surviving Corporation or the applicable certificate of incorporation, bylaws, or other similar organizational documents of the Informa Intrepid Group members to contain provisions with respect to indemnification, advancement of expenses and exculpation from liability at least as favorable to such persons as those contained in TechTarget’s certificate of incorporation and bylaws or as contained in each such Informa Intrepid Group member’s certificate of incorporation, bylaws, or other similar organizational documents, as applicable, as in effect on January 10, 2024, which provisions will not be amended, repealed, or otherwise modified in any manner that would adversely affect the rights of such persons.

For six years following the Closing Date, NewCo will also cause each agreement indemnifying any present or former officers, directors and employees of TechTarget to continue in existence without termination, amendment or other modification that would adversely affect the indemnified person’s rights thereunder, in each case except as otherwise required by applicable law or if such agreement terminates at an earlier date in accordance with its terms.

The parties to the Transaction Agreement have agreed that, prior on or before the Closing Date, (i) TechTarget will obtain and fully pay for, and, for a six-year period following the Closing Date, CombineCo will cause the Surviving Corporation to maintain in effect, with no lapse in coverage, one or more “tail” or “runoff” directors’ and officers’ liability and employment practices liability insurance policies covering acts or omissions of any present or former officers, directors and employees of TechTarget occurring on or before the Closing Date, in each case on terms with respect to coverage, retentions, amounts and other material terms at least as favorable to such person as those of such policies in effect on January 10, 2024. However, in no event shall CombineCo be required to expend for such policies a premium amount in excess of 300% of the annual premiums currently paid by TechTarget for such insurance. If CombineCo for any reason fails to obtain such “tail” insurance policies as of the Closing, CombineCo shall cause the Surviving Corporation to continue to maintain in effect for a period of at least six years from and after Closing the directors and officers insurance in place as of January 10, 2024 with benefits and levels of coverage at least as favorable as provided in TechTarget’s then existing policies, or CombineCo will purchase comparable directors and officers insurance for such six-year period with benefits and levels of coverage at least as favorable as provided in TechTarget’s existing policies as of January 10, 2024. However, in no event shall CombineCo be required to expend for such policies an amount in excess of 300% of the annual premiums currently paid by or on behalf of TechTarget for such insurance and, if the premium for such insurance coverage exceeds such amount, CombineCo shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

PROPOSAL NO. 1

THE TRANSACTION PROPOSAL

As discussed throughout this combined proxy statement/prospectus, TechTarget is asking its stockholders to approve the proposal to adopt the Transaction Agreement, pursuant to which the Informa Tech Digital Businesses will be combined with TechTarget under a new publicly traded company. Specifically, pursuant to the Transaction Agreement, (i) Informa HoldCo will contribute to CombineCo all of the equity interests of Informa Intrepid and $350 million in cash (subject to certain adjustments set forth in the Transaction Agreement for certain changes in respect of the net working capital, EBITDA (as adjusted in certain respects) and non-current liabilities of the Informa Tech Digital Businesses) in exchange for an aggregate of 57% of the outstanding shares of NewCo common stock (on a fully diluted basis, but without taking into account shares which may be issued upon the conversion (if any) of the TechTarget convertible notes or shares reserved for future grants pursuant to certain NewCo equity incentive plans), and (ii) Merger Sub will merge with and into TechTarget, with TechTarget surviving the Merger as a wholly owned subsidiary of NewCo. Following the closing of the Transactions, TechTarget common stock will be delisted from Nasdaq, deregistered under the Exchange Act and cease to be publicly traded. The parties anticipate that shares of NewCo common stock will be listed on Nasdaq under the symbol “TTGT.”

Holders of shares of TechTarget common stock should carefully read this combined proxy statement/prospectus in its entirety, including the annexes, for more detailed information concerning the Transaction Agreement and the Transactions. In particular, holders of shares of TechTarget common stock are directed to the sections entitled “The Transactions” and “The Transaction Agreement,” as well as to the Transaction Agreement itself, a copy of which is attached as Annex A to this combined proxy statement/prospectus.

Under the Transaction Agreement, the consummation of the Transactions is conditioned upon the adoption of the Transaction Agreement by TechTarget’s stockholders.

The TechTarget Board unanimously recommends that you vote to adopt the Transaction Agreement by voting “FOR” the Transaction Proposal.

GOLDEN PARACHUTE COMPENSATION

This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation that is based on or otherwise related to the Transactions for each of TechTarget’s executive officers who were designated as “named executive officers” in the TechTarget Proxy Statement filed on April 17, 2024 and who remain employed with TechTarget as of the date hereof. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the Transaction-related compensation that will or may be payable to those named executive officers. The amounts set forth in the table below are based on multiple assumptions that may or may not actually prove correct, including assumptions described in in the footnotes to the table below. As a result, the actual amounts, if any, to be received by a named executive officer in connection with the Transactions may differ materially from the amounts set forth below.

The table below sets forth, for the purposes of this golden parachute disclosure, the amount of payments and benefits that each of TechTarget’s named executive officers would receive, assuming that (i) the Closing occurred on November 1, 2024 (which is the assumed date solely for purposes of this golden parachute compensation disclosure); (ii) for each share of TechTarget common stock, the holder thereof will receive Merger Consideration (in the form of NewCo stock and cash) with a combined value of $34.74 per share, which value (A) is the average closing market price of TechTarget common stock over the first five business days following the announcement of the Transactions, and (B) for purposes of this golden parachute compensation disclosure is deemed to include the value of both the cash and stock portions of the Merger Consideration; (iii) each of TechTarget’s named executive officers employed at this time experienced a qualifying termination of employment immediately following the Closing; (iv) the unvested TechTarget RSUs outstanding as of November 1, 2024 fully vested as a result of the Closing; (v) no named executive officer received any additional equity grants or retention awards on or prior to the Closing; and (vi) no named executive officer entered into any new agreement or became entitled to, prior to the Closing, additional Transaction-related compensation or benefits.

Name(1)	Cash ($)(2)	Equity ($)(3)	Perquisites/ Benefits ($)(4)	Total ($)
Gregory Strakosch	$882,342	$868,500	$20,784	$1,771,626
Michael Cotoia	$1,550,471	$2,779,200	$27,779	$4,357,450
Don Hawk	$872,500	$799,020	$29,616	$1,701,136
Rebecca Kitchens	$587,500	$5,697,360	$14,808	$6,299,668
Steven Niemiec	$587,500	$5,732,100	$14,808	$6,334,408
Daniel T. Noreck	$537,500	$1,980,180	$13,890	$2,531,570

(1) Under relevant SEC rules, TechTarget is required to provide information in this table with respect to TechTarget’s named executive officers, who are generally the individuals whose compensation was required to be reported in the summary compensation table of TechTarget’s most recent proxy statement.

(2) The amounts in this column with respect to Messrs. Strakosch and Cotoia represent the cash severance payments that are payable pursuant to each of the Separation Agreements. Each of Messrs. Strakosch and Cotoia will receive an amount equal to the sum of (i) $700,000 and (ii) a prorated amount of his annual bonus (which amount, for purposes of the above table, has been calculated based on Mr. Strakosch’s and Mr. Cotoia’s current targeted annual bonus amount of $217,500 and assuming 306 days shall have elapsed in the current fiscal year as of his separation date), payable in equal installments over a 14-month period following the separation date, as described in more detail under “Interests of TechTarget’s Directors and Executive Officers in the Transactions—Separation Agreements”, which amounts are payable subject to and conditioned on the occurrence of the Closing and Mr. Strakosch’s and Mr. Cotoia’s termination of employment, as applicable, as of the Closing, and are therefore “double trigger” benefits. In addition, the amount in this column for Mr. Cotoia includes payment of consulting fees that could be paid to Mr. Cotoia under the Cotoia Consulting Agreement at a daily rate of $3,807 per day for his services over a term of approximately 12 months, which are expected to be comprised of five days of service per week for the first six months of the term, two and one-half days of service per week for the subsequent three months of the term, and one day of service per week for the final three months of the term. The amounts payable pursuant to the Cotoia Consulting Agreement are payable subject to and conditioned on the occurrence of the Closing, Mr. Cotoia’s termination of employment as of the Closing, and the performance of service under the Cotoia Consulting Agreement and are therefore “double trigger” benefits.

The amounts in this column with respect to Messrs. Hawk, Niemiec and Noreck and Ms. Kitchens represent the cash severance payments that are payable pursuant the NewCo Employment Agreements upon a qualifying termination of employment without “cause,” or by the executive for “good reason” (each as defined in the NewCo Employment Agreements) following the Closing and are therefore “double trigger” benefits. Such cash severance amounts include (a) continued payment of annual base salary for a period of, in the case of Mr. Hawk, 11 months, and in the case of the other executives, 9 months, (b) payments (prorated over the applicable period set forth in clause (a)) equal in the aggregate to the greater of (x) fifty percent (50%) of the executive’s targeted bonus amount for the then-current fiscal year (the “Target Bonus Amount”) or (y) the product of (I) the Target Bonus Amount multiplied by (II) a fraction, the numerator for which equals the number of months in the then-current fiscal year that have elapsed, and the denominator of which equals 12 (which amount, for purposes of the above table, has been calculated assuming that the Closing occurs on November 1, 2024 and each executive’s employment is terminated immediately following the Closing, at which time 10 months shall have elapsed in the current fiscal year), (c) a lump sum payment made by NewCo in lieu of observing the notice period applicable to each executive under each NewCo Employment Agreement, which payment is equal to the base salary payable to such executive during such notice period (and which, for purposes of the above table, has been assumed to equal to six months of base salary) and (d), solely for Mr. Hawk, an amount equal to his Target Bonus Amount, representing an estimated bonus payable for 2024, the actual amount of which would be paid when 2024 bonuses are otherwise paid by NewCo.

The cash severance amounts for each named executive officer (other than Messrs. Strakosch and Cotoia) were calculated based on the annual base salary and targeted bonus amounts each named executive officer is entitled to pursuant to his or her NewCo Employment Agreement, which amounts are set forth in the table below. However, the table does not reflect any increases in compensation that may be approved by the compensation committee prior to the Closing of the Merger to the extent permitted by the terms of the Transaction Agreement or as otherwise agreed to by TechTarget and Informa pursuant to the terms of the Transaction Agreement.

Named Executive Officer	Salary ($)	Targeted Bonus ($)
Don Hawk	480,000	105,000
Rebecca Kitchens	400,000	105,000
Steven Niemiec	400,000	105,000
Daniel T. Noreck	300,000	105,000

The amounts in this column with respect to Mr. Noreck also represent the cash transaction bonus payments payable to Mr. Noreck in the aggregate amount of $75,000, as described in more detail under “Interests of TechTarget’s Directors and Executive Officers in the Transactions—Transaction Bonus Payments”, which amounts are “single trigger” benefits.

(3) The amounts in this column represent the estimated pre-tax value to each named executive officer of the vesting of unvested Pre-Signing TechTarget RSUs and unvested Post-Signing TechTarget RSUs estimated to be held by such named executive officer as of November 1, 2024. The value of such unvested TechTarget RSUs is calculated by multiplying the number of shares subject to such unvested TechTarget RSU by the assumed value of the per-share merger consideration of $34.74, as described above, which amounts are (i) considered “single trigger” benefits with respect to the unvested Pre-Signing TechTarget RSUs, as they vest in full upon the Closing, and (ii) are considered “double trigger” benefits with respect to the unvested Post-Signing TechTarget

RSUs, as they vest in full upon a qualifying termination of employment after the Closing. For additional information on the treatment of outstanding equity awards held by each named executive officer in the Transactions, see “Interests of TechTarget’s Directors and Executive Officers in the Transactions—Equity Incentive Awards.”

Name	Unvested TechTarget RSUs (as of November 1, 2024)(#)	Value of Unvested TechTarget RSUs($)
Gregory Strakosch	25,000	$868,500
Michael Cotoia	80,000	$2,779,200
Don Hawk	23,000	$799,020
Rebecca Kitchens	164,000	$5,697,360
Steven Niemiec	165,000	$5,732,100
Daniel T. Noreck	57,000	$1,980,180

(4) The amount shown in this column with respect to each of Messrs. Strakosch and Cotoia represents the estimated value of continued COBRA coverage (excluding the value of any potential tax gross-up that may become payable for such benefits) over an 18-month period that could be provided under each of the Separation Agreements subject to and conditioned on the occurrence of the Closing and Mr. Strakosch’s and Mr. Cotoia’s termination of employment, as applicable, as of the Closing, and are therefore “double trigger” benefits. Such benefits are described in more detail under “Interests of TechTarget’s Directors and Executive Officers in the Transactions—Separation Agreements”.

The amount shown in this column with respect to the other named executive officers represents the estimated value of continued COBRA coverage that would be provided to each named executive officer under his or her NewCo Employment Agreement (which, for Mr. Hawk is over an 18-month period, and for the other executives, is over a 9-month period) following the termination of such executive’s employment without “cause,” or by the executive for “good reason” following the Closing, and are therefore considered “double-trigger” benefits.

The estimated amounts shown in this column are based on the benefit levels in effect on October 18, 2024, the latest practicable date to determine such amounts before the filing of this Form S-4. Therefore, if benefit levels or premiums are changed after such date, the actual amount of payments to a named executive officer may be different than those listed in this column.

PROPOSAL NO. 2

ADVISORY (NON-BINDING) VOTE ON GOLDEN PARACHUTE COMPENSATION

Under Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, TechTarget stockholders are required to be given an opportunity to cast a non-binding, advisory vote to approve certain compensation that will or may become payable to the named executive officers of TechTarget in connection with the Transactions (the “Compensation Proposal”). The Compensation Proposal gives TechTarget stockholders the opportunity to cast such a vote. This compensation is summarized in the section titled “Golden Parachute Compensation” on page 162 of this combined proxy statement/prospectus, and the accompanying and related narrative disclosure and footnotes.

The TechTarget Board encourages you to carefully review the compensation-related disclosure contained herein and unanimously recommends that the TechTarget stockholders approve the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to the named executive officers of TechTarget, Inc., in connection with the Transactions, as disclosed pursuant to Item 402(t) of Regulation S-K in the table in the section titled “Golden Parachute Compensation” and the associated narrative discussion, and the agreements and plans pursuant to which such compensation may be paid or become payable, is hereby APPROVED.”

The vote on the Compensation Proposal is a vote separate and apart from the vote on the Transaction Proposal, and approval of the Compensation Proposal is not a condition to the completion of the Transactions. Accordingly, you may vote to approve the Transaction Proposal and vote not to approve the Compensation Proposal and vice versa. Because the vote on the Compensation Proposal is advisory only, it will not be binding on TechTarget. Accordingly, if the Transaction Proposal is approved and the Transactions are completed, the compensation will or may be payable, subject only to the conditions applicable thereto, regardless of the outcome of the vote on the Compensation Proposal. However, TechTarget seeks the support of its stockholders and believes that stockholder support is appropriate because TechTarget has a comprehensive executive compensation program designed to link the compensation of its executives with TechTarget’s performance and the interests of its stockholders.

THE TECHTARGET BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE COMPENSATION PROPOSAL, ON A NON-BINDING ADVISORY BASIS, OF THE SPECIFIED COMPENSATORY ARRANGEMENTS BETWEEN TECHTARGET AND ITS NAMED EXECUTIVE OFFICERS RELATING TO THE TRANSACTIONS; SPECIFICALLY, THE COMPENSATION SUMMARIZED IN THE SECTION TITLED “GOLDEN PARACHUTE COMPENSATION” ON PAGE 162 OF THIS COMBINED PROXY STATEMENT/PROSPECTUS AND THE ACCOMPANYING AND RELATED NARRATIVE DISCLOSURE AND FOOTNOTES.

IN CONSIDERING THE RECOMMENDATION OF THE TECHTARGET BOARD, YOU SHOULD BE AWARE THAT CERTAIN DIRECTORS AND EXECUTIVE OFFICERS OF TECHTARGET HAVE INTERESTS IN THE TRANSACTIONS THAT ARE DIFFERENT FROM, OR IN ADDITION TO, THE INTERESTS OF STOCKHOLDERS OF TECHTARGET GENERALLY.

THE TRANSACTION AGREEMENT

This section of the combined proxy statement/prospectus describes the material provisions of the Transaction Agreement but does not purport to describe all of the terms of the Transaction Agreement. The following summary may not contain all of the information about the Transaction Agreement that is important to you and is qualified in its entirety by reference to the complete text of the Transaction Agreement, which is attached as Annex A to this combined proxy statement/prospectus and incorporated into this combined proxy statement/prospectus by reference. TechTarget and CombineCo urge you to read the full text of the Transaction Agreement because it is the legal document that governs the Transactions. The Transaction Agreement and this summary are not intended to provide you with any other factual information about CombineCo, TechTarget or the Informa Tech Digital Businesses. In particular, the assertions embodied in the representations and warranties contained in the Transaction Agreement (and summarized below) were made by and to the parties thereto as of specific dates and are qualified by information in disclosure schedules provided by the parties in connection with the signing of the Transaction Agreement. These disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Transaction Agreement. Moreover, certain representations and warranties in the Transaction Agreement were used for the purpose of allocating risk between the parties thereto rather than establishing matters as facts and may be subject to a contractual standard of materiality or material adverse effect different from that generally applicable to public disclosures to stockholders. Information concerning the subject matter of these representations or warranties may have changed since the date of the Transaction Agreement. Information about CombineCo, TechTarget and the Informa Tech Digital Businesses can be found elsewhere in this combined proxy statement/prospectus and in the public filings TechTarget makes with the SEC, as described in the section titled “Where You Can Find Additional Information” on page iii of this combined proxy statement/prospectus.

Structure of the Transactions; Merger Consideration

Upon the terms and conditions of the Transaction Agreement, at the Closing, (i) Informa HoldCo will contribute to CombineCo all of the issued and outstanding shares of capital stock of Informa Intrepid and $350 million in cash (subject to certain adjustments set forth in the Transaction Agreement for certain changes in respect of the net working capital, EBITDA (as adjusted in certain respects) and non-current liabilities of the Informa Tech Digital Businesses), in exchange for NewCo common stock, (ii) Merger Sub will merge with and into TechTarget, with TechTarget surviving the Merger and becoming a direct wholly owned subsidiary of NewCo and (iii) as a result of the Merger, each issued and outstanding share of TechTarget common stock will be converted (subject to certain exceptions) into the right to receive one share of NewCo common stock and a pro rata share of an amount in cash equal to $350 million plus any Adjusted EBITDA Cash Increase Amount, which per share cash consideration amount is estimated to be approximately $11.71 per share of TechTarget common stock as of the date of this combined proxy statement/prospectus.

Immediately following the Closing, (i) Informa HoldCo will own 57% of the outstanding NewCo common stock (on a fully diluted basis, but without taking into account shares which may be issued upon the conversion (if any) of the TechTarget convertible notes or shares reserved for future grants pursuant to certain NewCo equity incentive plans) and (ii) former TechTarget stockholders will own the remaining outstanding NewCo common stock. Following the Closing, CombineCo and its subsidiaries will operate under the name “TechTarget, Inc.”

After completion of the Merger, the certificate of incorporation and the bylaws of CombineCo will be amended and restated as set forth in the Transaction Agreement and, in each case, until thereafter amended as provided therein or by applicable law. After completion of the Merger, the directors of Merger Sub and the officers of TechTarget immediately prior to the effective time of the Merger will be the directors and officers, respectively, of the Surviving Corporation, in each case, until successors are duly elected or appointed and qualified in accordance with applicable law.

The Merger will be completed and become effective at such time as a certificate of merger with respect to the Merger is duly filed with the Delaware Secretary of State (or at such later time as agreed to by Informa and TechTarget and is specified in the certificate of merger). Unless Informa and TechTarget agree to another date, the Closing will occur as soon as possible after (but in any event no later than the second business day after) the date the conditions to the Closing (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable law, waiver of such conditions by the party entitled to the benefit thereof at the Closing) have been satisfied or, to the extent permitted by applicable law, waived by the party entitled to the benefit thereof, as described under “The Transaction Agreement—Conditions to Closing” beginning on page 173 of this combined proxy statement/prospectus.

If, during the period between the date of the Transaction Agreement and the Effective Time, TechTarget changes the number of outstanding shares of TechTarget common stock (or securities convertible or exchangeable into or exercisable for any such shares) the Merger Consideration and any other amounts payable pursuant to the Transaction Agreement will be appropriately adjusted.

Surrender and Payment; Fractional Shares; No Further Ownership Rights in TechTarget common stock; Transfer Books; Termination of Exchange Fund; Lost Certificates

Surrender and Payment

The conversion of shares of TechTarget common stock (other than the Excluded Stock and Dissenting Shares) into the right to receive the Merger Consideration will occur at the effective time of the Merger.

Promptly after the effective time of the Merger and in any event within three business days after the Closing Date, NewCo will send or will cause Computershare, as exchange agent (sometimes referred to herein as the “Exchange Agent”) to send to each holder of shares of TechTarget common stock at the effective time of the Merger a letter of transmittal for use in such exchange.

Each holder of shares of TechTarget common stock that have been converted into the right to receive the Merger Consideration will be entitled to receive, upon (i) surrender to the Exchange Agent of a certificate formerly representing shares of TechTarget common stock, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of book-entry shares, in respect of each share of TechTarget common stock represented by such certificate or book-entry share, the Merger Consideration and any dividends and distributions with respect thereto as contemplated by the Transaction Agreement. The shares of NewCo common stock constituting Merger Consideration will, unless otherwise elected by NewCo at NewCo’s option, be in uncertificated book-entry form, unless a physical certificate is required under applicable law.

If any portion of the Merger Consideration (or any dividends and distributions with respect thereto contemplated by the Transaction Agreement) is to be delivered to a person other than the person in whose name the surrendered certificate or the transferred book-entry share is registered, it will be a condition to such delivery that (i) either such certificate will be properly endorsed or will otherwise be in proper form for transfer or such book-entry share will be properly transferred and (ii) the person requesting such delivery will pay to the Exchange Agent any transfer or similar taxes required as a result of such payment to a person other than the registered holder of such certificate or book-entry share or establish to the satisfaction of the Exchange Agent that such transfer or similar taxes have been paid or are not payable.

Each of Informa HoldCo, Informa Intrepid, TechTarget, the Surviving Corporation, NewCo, Merger Sub and the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable to any person pursuant to the Transaction Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of applicable law. Any amounts so withheld will be treated for all purposes of the Transaction Agreement as having been paid to the person in respect of such deduction and withholding was made.

At the effective time of the Merger, each share of TechTarget common stock will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and will (other than Excluded Stock and Dissenting Shares) thereafter represent only the right to receive the Merger Consideration.

Holders of stock certificates representing TechTarget common stock should not send in their TechTarget stock certificates until they receive a letter of transmittal with instructions for the surrender of TechTarget stock certificates.

Fractional Shares

No fractional shares of NewCo common stock will be issued in the Merger. All fractional shares of NewCo common stock that a holder of shares of TechTarget common stock would otherwise be entitled to receive as a result of the Merger will be aggregated and if a fractional share results from such aggregation, such holder will be entitled to receive, in lieu thereof, an amount in cash determined by multiplying the closing sale price of a share of NewCo common stock on Nasdaq (or such other U.S. national securities exchange on which the NewCo common stock is then listed) on the first full trading day immediately following the effective time of the Merger by the fraction of a share of NewCo common stock to which such holder would otherwise have been entitled.

No Further Ownership Rights in TechTarget common stock; Transfer Books

From and after the effective time of the Merger, there will be no further registrations of transfers of any shares of TechTarget common stock. Certificates or book-entry shares of TechTarget common stock presented to the Surviving Corporation or the Exchange Agent after the effective time of the Merger will be canceled and exchanged for the Merger Consideration payable in respect of such certificates or book-entry shares, without interest.

Termination of Exchange Fund

Any portion of the Merger Consideration made available to the Exchange Agent that remains unclaimed by holders of shares of TechTarget common stock for twelve months after the Closing Date will be delivered to NewCo or as otherwise instructed by NewCo, upon demand. Thereafter, a holder of shares of TechTarget common stock who has not exchanged such shares for the applicable Merger Consideration in accordance with the Transaction Agreement prior to such time must look only to NewCo for payment of such Merger Consideration, without any interest thereon. NewCo and its subsidiaries will not be liable to any holder of shares of TechTarget common stock for any amounts properly paid to a public official in compliance with applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of TechTarget common stock immediately prior to such time when the amounts would otherwise escheat to or become the property of any governmental authority will become, to the extent permitted by applicable law, the property of NewCo free and clear of all claims or interests of any person previously entitled thereto.

Lost Stock Certificates

If a certificate formerly representing shares of TechTarget common stock has been lost, stolen or destroyed, the Exchange Agent will issue the Merger Consideration payable under the Transaction Agreement in respect of such shares upon the making of an affidavit as to that fact by the person claiming such certificate, and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation will direct, as indemnity against any claim that may be made against it with respect to such certificate.

Dissenting Shares; Appraisal Rights

Shares of TechTarget common stock outstanding immediately prior to the effective time of the Merger and held of record or beneficially owned by a TechTarget dissenting stockholder or beneficial owner who has made a proper demand for appraisal rights of such shares of TechTarget common stock in accordance with Section 262 of the DGCL and who has otherwise complied with all applicable provisions of Section 262 of the DGCL and has not withdrawn a demand for appraisal rights in accordance with Section 262 of the DGCL will not be converted into the right to receive the Merger Consideration, unless such holder or beneficial owner fails to perfect, withdraws or otherwise loses the right to appraisal. If, after the effective time of the Merger, such holder or beneficial owner fails to perfect, withdraws or otherwise loses the right to appraisal, such shares will be treated as if they had been converted as of the effective time of the Merger into the right to receive the Merger Consideration, without interest and less any tax withholding.

Treatment of TechTarget Equity Incentive Awards

Pursuant to the Transaction Agreement and the plans and agreements governing such awards, any TechTarget Options and TechTarget RSUs that are outstanding as of immediately prior to the Effective Time will be treated as follows:

•

Each TechTarget Option, whether vested or unvested, that is outstanding and unexercised as of immediately prior to the Effective Time will, as of the Effective Time, vest (to the extent unvested) in full. Immediately prior to the Effective Time, each In-The-Money Option will automatically cease to exist and be converted into the right of the holder of the In-The-Money Option to receive the applicable portion of the Merger Consideration in respect of the shares of TechTarget common stock underlying the In-The-Money Option, reduced by the aggregate exercise price of the In-The-Money Option. The aggregate exercise price will first reduce the cash portion of the Merger Consideration payable to the holder of the In-The-Money Option and then, to the extent the cash portion of the Merger Consideration payable to the holder is less than the aggregate exercise price of the In-The-Money Option, reduce the number of shares of NewCo common stock otherwise issuable to the holder by the number of shares of NewCo common stock equal to the remaining portion of the aggregate exercise price of the In-The-Money Option, divided by an amount equal to (i) the closing per share price of TechTarget common stock for the trading day immediately prior to the day on which the Closing occurs minus (ii) the Cash Amount Per Share. Immediately prior to the Effective Time, each Underwater Option will be canceled and terminated for no consideration.

•

Immediately prior to the Effective Time, 100% of the outstanding Pre-Signing TechTarget RSUs held by eight specified TechTarget executives, including each of TechTarget’s current executive officers, and 50% of all other outstanding, unvested Pre-Signing TechTarget RSUs will vest. At the Effective Time, each vested Pre-Signing TechTarget RSU and any other TechTarget RSUs that are then vested and outstanding will be canceled, will cease to exist and will be converted into the right of the holder thereof to receive the applicable portion of Merger Consideration in respect of the shares of TechTarget common stock underlying the vested TechTarget RSU. Pursuant to certain lock-up agreements entered into by certain of TechTarget’s current executive officers with Informa in connection with the execution of the Transaction Agreement, a portion of the Merger Consideration payable to such individuals in respect of their TechTarget RSUs that become fully vested as a result of the consummation of the Merger will be subject to lock-up restrictions for up to three years.

•

Each TechTarget RSU that is outstanding and unvested as of the Effective Time (after taking into account any vesting described in the prior paragraph) will be assumed by NewCo and converted into an award of restricted stock units with respect to shares of NewCo common stock in the manner set forth in the Transaction Agreement. Each converted restricted stock unit will be subject to the same terms and conditions (including vesting, accelerated vesting and settlement schedule) as applied to the corresponding unvested TechTarget RSU immediately prior to the Effective Time.

•

To the extent any Merger Consideration payable in respect of In-The-Money Options or vested TechTarget RSUs is subject to withholding, the withholding obligation will be satisfied, first exclusively from the cash portion of the Merger Consideration and, to the extent there is insufficient cash to fully satisfy the withholding obligation, then by withholding a number of shares of NewCo common stock otherwise deliverable to the holder of the equity award in accordance with the terms of the Transaction Agreement in an amount equal to the dollar amount of the remaining withholding obligation divided by the amount equal to (i) the closing price per share of TechTarget common stock, as reported on Nasdaq for the trading day immediately prior to the day on which the Closing occurs minus (ii) the Cash Amount Per Share.

Treatment of TechTarget Employee Stock Purchase Plan

Prior to the Closing, the TechTarget ESPP will continue to operate consistent with its terms as in existence as of January 10, 2024. If the Closing occurs prior to the end of a Plan Period (as defined in the TechTarget ESPP), all accumulated participant contributions under the TechTarget ESPP will be used to purchase shares of TechTarget common stock from TechTarget as close as reasonably practicable to (but in any event prior to) the Closing Date in accordance with the terms of the TechTarget ESPP as if it was the last day of the Plan Period. The TechTarget ESPP will terminate in its entirety on the Closing Date, and no further rights will be granted or exercised under the TechTarget ESPP thereafter.

EBITDA, Working Capital and Non-Current Liabilities Adjustments

The $350 million cash payment to be contributed by Informa will be subject to adjustment as follows:

•

An adjustment for EBITDA (i.e., net income adjusted to eliminate all amounts for interest, taxes, depreciation, and amortization (including any impairments), in each case to the extent such amounts were taken into account in the computation of such net income reflected in the audited financial statements for the-month period ended December 31, 2023, and with such further adjustments as described in the Transaction Agreement) of the Informa Tech Digital Businesses, solely in the favor of TechTarget, pursuant to which the cash payment will be increased (an “Adjusted EBITDA Cash Increase Amount”) by an amount equal to (i) seven multiplied by (ii) (x) the amount, if any, by which the EBITDA (as adjusted in certain respects) of the Informa Tech Digital Businesses for the 12-month period ended December 31, 2023 reflected in the Informa Tech Digital Businesses Audited Financial Statements is less than $38 million, minus (y) $2 million. The Adjusted EBITDA Cash Increase Amount is capped at (cannot exceed) $35 million. Any Adjusted EBITDA Cash Increase Amount will be added to the cash payment and distributed pro rata to TechTarget’s stockholders.

•

A working capital adjustment, subject to a deductible of $10 million and a cap of $40 million, based on the difference between the closing working capital of the Informa Tech Digital Businesses and a target working capital amount of negative $10.5 million. Any working capital adjustment in favor of CombineCo at Closing will be paid in cash by Informa to CombineCo and remain in CombineCo. Any working capital adjustment in favor of Informa at Closing will be netted against the non-current liabilities adjustment described below.

•

A one-way non-current liabilities adjustment, pursuant to which the cash payment will be increased by the Informa Tech Digital Businesses’ non-current liabilities as of the Effective Time, subject to a deductible of $5 million and a cap of $75 million. Any non-current liabilities adjustment in favor of CombineCo will be paid in cash by Informa to CombineCo and remain in CombineCo.

The cash paid by Informa at Closing will be based on estimates of the foregoing amounts and be subject to a customary post-closing true-up. No true-up payment will be payable by CombineCo prior to the 12-month anniversary of Closing.

In the event that an independent accountant provides an Adjusted EBITDA Certification that reflects an Adjusted EBITDA Cash Increase Amount that, but for the $35 million cap in the definition thereof, would be greater than $35 million, it shall constitute an “Adjusted EBITDA Termination Event” and, as further described in “The Transaction Agreement—Termination and Termination Fees” beginning on page 190 of this combined proxy statement/prospectus, shall give rise to a termination right in the favor of TechTarget. Pursuant to an Adjusted EBITDA Certification delivered on September 17, 2024, the amount of the EBITDA adjustment was determined to be zero.

Representations and Warranties; Material Adverse Effect

The Transaction Agreement contains generally customary representations and warranties made by each of TechTarget, CombineCo and Merger Sub, on the one hand, and Informa, Informa HoldCo and Informa Intrepid, on the other, regarding aspects of their respective businesses, financial condition and structure, as well as other facts pertinent to the Transactions. These representations and warranties expire at the effective time of the Merger (subjected to certain limited exceptions) and have been made solely for the benefit of the other parties to the Transaction Agreement. Each of TechTarget, CombineCo and Merger Sub, on the one hand, and Informa, Informa HoldCo and Informa Intrepid, on the other, has made representations and warranties to the other in the Transaction Agreement with respect to the following subject matters:

•	corporate existence, good standing and qualification to conduct business;

•	power and authorization to enter into and carry out the obligations under the Transaction Documents and the enforceability of the Transaction Documents;

•	capital structure and indebtedness;

•

absence of any conflict or violation of organizational documents, law or orders, material contracts, permits or of the creation or imposition of any lien on any assets as a result of entering into and consummating the obligations under the Transaction Documents;

•	financial statements

•	accuracy of the information supplied for inclusion in this combined proxy statement/prospectus;

•

conduct of business in the ordinary course of business consistent with past practice in all material respects and the absence of a material adverse effect on a party’s business and of certain actions that are the subject of certain covenants that restrict certain activities prior to the Closing;

•	absence of material undisclosed liabilities;

•	material contracts;

•	real properties;

•	intellectual property;

•	data privacy and IT;

•	absence of legal proceedings;

•	compliance with laws;

•	permits;

•	employee benefit plans;

•	employment and labor matters;

•	tax matters, including the absence of actions that would prevent the Transactions from qualifying for the intended tax treatment;

•	insurance; and

•	brokers and finders.

TechTarget, CombineCo and Merger Sub have made additional representations and warranties to Informa, Informa HoldCo and Informa Intrepid in the Transaction Agreement with respect to the following subject matters:

•	recommendation of the Transactions by the TechTarget Board and required stockholder vote of TechTarget;

•	accuracy and completeness of filings made with the SEC;

•	compliance with anti-takeover statutes; and

•	opinion of financial advisor.

Informa, Informa HoldCo and Informa Intrepid have made additional representations and warranties to TechTarget, CombineCo and Merger Sub in the Transaction Agreement with respect to the following subject matters:

•	solvency;

•	material customers of and material suppliers to the Informa Tech Digital Businesses;

•	related party transactions;

•	title to and sufficiency of assets;

•	independent investigation; and

•	financing.

Certain of the representations and warranties made by each of the parties are qualified as to “knowledge,” “materiality” or “material adverse effect.” For purposes of the Transaction Agreement, “material adverse effect,” when used in reference to TechTarget and its subsidiaries or the Informa Tech Digital Businesses, means (i) a change, circumstance, development, or effect that would prevent, materially delay, or materially impair the ability of TechTarget, CombineCo, or Merger Sub, on the one hand, or Informa, Informa HoldCo and Informa Intrepid, on the other, to consummate the Transactions, or (ii) a material adverse effect on the financial condition, properties, assets, liabilities, business, or results of operations of TechTarget and its subsidiaries or the Informa Tech Digital Businesses, respectively, taken as a whole, excluding, solely in the case of this clause (ii), any such effect resulting from or arising in connection with:

•	changes in, or events generally affecting, the financial, securities or capital markets;

•

general economic or political conditions in the United States or any foreign jurisdiction in which TechTarget and its subsidiaries or the Informa Tech Digital Businesses, respectively, operates, including any changes in currency exchange rates, interest rates, monetary policy or inflation;

•	changes in, or events generally affecting, the industries in which TechTarget and its subsidiaries or the Informa Tech Digital Businesses, respectively, operates;

•

any acts of war, sabotage, civil disobedience, terrorism, natural disasters (including hurricanes, tornadoes, floods, or earthquakes), epidemic, pandemic or disease outbreak, any law, regulation, statute, directive, pronouncement or guideline issued by a governmental authority, the World Health Organization or industry group providing for business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19) or any change in such law, regulation, statute, directive, pronouncement or guideline or interpretation thereof, or any other COVID-19 measures;

•

any failure by TechTarget and its subsidiaries or the Informa Tech Digital Businesses, respectively, to meet any internal or published budgets, projections, forecasts or predictions in respect of financial performance for any period;

•

Solely with respect to TechTarget and its subsidiaries, a decline in the price of the shares of TechTarget common stock, or a change in the trading volume of the shares of TechTarget common stock, on Nasdaq, provided that the exceptions in this bullet and the immediately preceding bullet shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure or decline or change (if not otherwise falling within any of the exclusions pursuant to the other bullets) has resulted in, or contributed to, a material adverse effect;

•	changes in law;

•	changes in GAAP or other accounting principles or guidelines (or authoritative interpretation thereof);

•	the taking of any specific action expressly required by, or the failure to take any specific action expressly prohibited by, the Transaction Documents; or

•

the announcement or pendency (but, for the avoidance of doubt, not the consummation) of the Transactions, including the impact thereof on the relationships with customers, suppliers, distributors, partners or employees.

provided that the changes, effects, circumstances or developments described in the first, second, third, fourth, seventh and eighth bullet points will be taken into account in determining whether such a material adverse effect has occurred to the extent such changes, circumstances, developments, or effects have a materially disproportionate adverse effect on TechTarget and its subsidiaries or the Informa Tech Digital Businesses, respectively, taken as a whole, relative to other participants in the industries in which TechTarget and its subsidiaries or the Informa Tech Digital Businesses, respectively, operates, but, in such event, only the incremental disproportionate impact of changes, circumstances, developments, or effects shall be taken into account in determining whether such a material adverse effect has occurred.

Conditions to Closing

The completion of the Transactions is subject to various conditions. There can be no assurance as to whether or when all of the conditions will be satisfied or, where permissible, waived.

Conditions to Each Party’s Obligations

Each party’s obligation to complete the Transactions is subject to the satisfaction of the following conditions:

•	consummation of the Separation (it being understood that the achievement of any particular tax treatment in connection with the Separation does not constitute a condition);

•	obtaining the Requisite Vote;

•

effectiveness under the Securities Act of the registration statement on Form S-4, of which this combined proxy statement/prospectus constitutes a part, and the absence of any stop order suspending the effectiveness of such registration statement or any proceeding initiated or threatened by the SEC to issue a stop order suspending the registration statement;

•

authorization for listing on Nasdaq (or such other U.S. national securities exchange as may be mutually agreed by the parties to the Transaction Agreement in writing) of the shares of NewCo common stock to be issued in consideration of the Contribution and in connection the Merger, upon official notice of issuance;

•	the expiration or termination of any waiting period under the HSR Act applicable to the Transactions and receipt of any other mutually agreed required regulatory approvals; and

•	the absence of any law or order that restrains, enjoins, or otherwise prohibits consummation of the Contribution, the Merger or the other Transactions.

Additional Conditions to TechTarget, CombineCo and Merger Sub’s Obligations

The obligation of TechTarget, CombineCo and Merger Sub to complete the Transactions is also subject to the satisfaction of the following conditions:

•

the accuracy of the representations and warranties of Informa, Informa HoldCo and Informa Intrepid in the Transaction Agreement, subject to the materiality and material adverse effect standards provided in the Transaction Agreement, with specified exceptions;

•

the performance in all material respects by each of Informa, Informa HoldCo and Informa Intrepid of its obligations contained in the Transaction Agreement required to be performed by it at or prior to the Closing;

•	the delivery by Informa to TechTarget of an officer’s certificate, certifying to the effect that the closing conditions described in the preceding two bullets have been satisfied;

•

the nonoccurrence since January 10, 2024 of any change, circumstance, development, or effect that, individually or in the aggregate, as of the Closing Date, has had or would reasonably be expected to have a material adverse effect on the Informa Tech Digital Businesses (as this term is described in the section “The Transaction Agreement—Representations and Warranties; Material Adverse Effect” beginning on page 171 of this combined proxy statement/prospectus); and

•

at least 30 days having passed since the occurrence of an Adjusted EBITDA Termination Event (as this term is described in the section “The Transaction Agreement—EBITDA, Working Capital and Non-Current Liabilities Adjustments” beginning on page 170 of this combined proxy statement/prospectus).

Additional Conditions to Informa, Informa HoldCo and Informa Intrepid’s Obligations

The obligation of Informa, Informa HoldCo and Informa Intrepid to complete the Transactions is also subject to the satisfaction of the following conditions:

•

the accuracy of the representations and warranties of TechTarget, CombineCo and Merger Sub in the Transaction Agreement, subject to the materiality and material adverse effect standards provided in the Transaction Agreement, with specified exceptions;

•	the performance in all material respects by TechTarget, CombineCo and Merger Sub of its obligations contained in the Transaction Agreement required to be performed by it at or prior to the Closing;

•	the delivery by TechTarget to Informa of an officer’s certificate certifying to the effect that the closing conditions described in the preceding two bullets have been satisfied; and

•

the nonoccurrence since January 10, 2024 of any change, circumstance, development, or effect that, individually or in the aggregate, as of the Closing Date has had or would reasonably be expected to have a material adverse effect on TechTarget and its subsidiaries (as this term is described in the section “The Transaction Agreement—Representations and Warranties; Material Adverse Effect” beginning on page 171 of this combined proxy statement/prospectus).

Closing of the Transactions

Unless another time or date is otherwise agreed to in writing by TechTarget and Informa, the closing of the Contribution, the Merger, and the other Transactions expressly contemplated by the other Transaction Documents will occur by electronic exchange of documents at 8:00 a.m. (New York City time) on the date that is as soon as reasonably practicable, and in no event later than the third business day, following the day on which the last of the closing conditions set forth in the Transaction Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) have been satisfied or waived in accordance with the Transaction Agreement.

Operations of TechTarget and the Informa Tech Digital Businesses Pre-Closing

Conduct of TechTarget’s Business

TechTarget has agreed, from and after January 10, 2024 and prior to the earlier to occur of the Effective Time and the date, if any, on which the Transaction Agreement is terminated pursuant to its terms, except (a) with the prior written approval of Informa HoldCo, which approval shall not be unreasonably withheld, conditioned, or delayed, (b) to the extent required by applicable law, (c) to the extent expressly required or expressly permitted pursuant to the Transaction Agreement, or (d) to the extent set forth in the TechTarget disclosure schedule, that:

•

TechTarget will, and will cause its Subsidiaries to, (i) use its commercially reasonable efforts to conduct their businesses in the ordinary course of business consistent with past practice (except with respect to actions or omissions taken in response to COVID-19, following reasonable prior consultation with Informa HoldCo) and (ii) subject to compliance with the specific matters set forth below, use commercially reasonable efforts to preserve the organization of their businesses intact and maintain the existing relations and goodwill of such businesses with governmental authorities, customers, suppliers, distributors, licensors, creditors, lessors, employees, business associates, and others having material business dealings with such businesses and to keep available the services of the employees and representatives of TechTarget and its Subsidiaries.

•	TechTarget will not, and will not permit any of its Subsidiaries to:

•

(A) amend its certificate of incorporation or bylaws (or comparable organizational documents) (other than ordinary course of business amendments to the organizational documents of any Subsidiary of TechTarget that would not prevent, delay, or impair the Merger or the other Transactions), (B) split, combine, subdivide, or reclassify its outstanding shares of capital stock or other equity interests or rights (except for any such transaction by a wholly owned Subsidiary of TechTarget that remains a wholly owned Subsidiary after consummation of such transaction), (C) declare, set aside, or pay any dividend or distribution payable in cash, stock, or property (or any combination thereof) in respect of any shares of its capital stock or other equity interests (except for any dividends or distributions paid by a direct or indirect, wholly owned Subsidiary of TechTarget to another direct or indirect, wholly owned Subsidiary of TechTarget or to TechTarget), (D) enter into any agreement with respect to the voting of its capital stock or other equity interests, or (E) purchase, repurchase, redeem, or otherwise acquire any shares of its capital stock or other equity interests or any securities convertible or exchangeable into or exercisable for any shares of its capital stock or other equity interests (other than (i) purchases, repurchases, redemptions, or other acquisitions of securities of any wholly owned Subsidiary of TechTarget by TechTarget or any other wholly owned Subsidiary thereof or to the extent required pursuant to the terms of any TechTarget Plan in effect as of January 10, 2024, or (ii) in the ordinary course of business consistent with past practice, the acquisition of securities from (1) holders of TechTarget Options in full or partial payment of the exercise price therefor to the extent required under the terms thereof, (2) holders of TechTarget Equity Awards in full or partial payment of any applicable Taxes payable by such holder upon exercise or the conversion (if any) thereof, as applicable, to the extent required under the terms thereof, or (3) current or former employees, directors and consultants of TechTarget to the extent required under the terms of agreements in effect on January 10, 2024 providing for the repurchase of shares or forfeiture of shares, in each case under this clause (3) in connection with any termination of services to TechTarget or any of its Subsidiaries);

•

(A) merge or consolidate with any other Person, or restructure, reorganize, or completely or partially liquidate or dissolve (other than mergers or consolidations of one or more wholly owned Subsidiaries of TechTarget with one or more other wholly owned Subsidiaries of TechTarget); or (B) acquire (including by way of merger, consolidation, or acquisition of stock or assets, but excluding any acquisition of one or more wholly owned Subsidiaries of TechTarget by one or more other wholly owned Subsidiaries of TechTarget) any corporation, partnership, limited liability company, other business organization, or any division or material amount of assets thereof;

•

except as expressly required by any TechTarget Plan as in effect on January 10, 2024: (A) establish, adopt, amend, or terminate any material TechTarget Plan or amend the terms of any outstanding equity-based awards, (B) grant or provide any transaction or retention bonuses to any director, officer, employee, former employee, or other service provider of TechTarget or any of its Subsidiaries, (C) increase the salary, fees, compensation, bonus, or pension, welfare, or other material benefits of any director, officer, employee, or former employee of TechTarget or any of its Subsidiaries (other than a TechTarget Senior Manager) except in the ordinary course of business consistent with past practice, (D) in relation to the TechTarget Senior Managers, increase salary, fees, compensation, bonus, or pension, welfare, or other material benefits, (E) increase the severance or termination payment method of calculation (except where this is required in accordance with applicable law), or materially change the benefits payable to any director, officer, employee, former employee, or other service provider of TechTarget or any of its Subsidiaries, (F) take any action to accelerate the vesting or payment of compensation or benefits under any TechTarget Plan (including any equity-based awards), (G) change any actuarial or other assumptions used to calculate funding obligations with respect to any TechTarget Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, (H) forgive any loans to directors, officers, employees, or former employees of TechTarget or any of its Subsidiaries, or (I) take any action to fund or in any other way secure the payment of salary, fees, compensation, or benefits under any employee plan, agreement, contract or arrangement or benefit plan, other than payment of premiums due or contributions owed in the ordinary course of business;

•

hire any employee to a TechTarget Management Team Role; terminate (without cause) any TechTarget Senior Manager; or amend any material terms and conditions of employment of any TechTarget Senior Manager;

•

incur any Indebtedness or issue any warrants or other rights to acquire any Indebtedness, except (A) in the ordinary course of business consistent with past practice in a principal amount not to exceed $25 million in the aggregate at any time outstanding, together with any amounts outstanding under clause (E) below, on prevailing market terms or on terms substantially consistent with or more beneficial to TechTarget and its Subsidiaries, taken as a whole, than existing Indebtedness, and with a maturity date no more than ten years after the date of the contract evidencing such Indebtedness, (B) in replacement of, or to refinance, existing Indebtedness on then-prevailing market terms or on terms substantially consistent with or more beneficial to TechTarget and its Subsidiaries, taken as a whole, than the Indebtedness being replaced or refinanced, and in each case with a maturity date no more than ten years after the date of the contract evidencing such Indebtedness, (C) intercompany Indebtedness, (D) (1) to the extent not drawn upon and payments are not triggered thereby, letters of credit, bank guarantees, security or performance bonds, or similar credit support instruments, and (2) overdraft facilities or cash management programs, in each case issued, made, or entered into in the ordinary course of business consistent with past practice, (E) commercial paper issued in the ordinary course of business consistent with past practice in a principal amount not to exceed $25 million in the aggregate at any time outstanding, together with any amounts outstanding under clause (A) above, (F) hedging in compliance with the hedging strategy of TechTarget as of January 10, 2024 in the ordinary course of business consistent with past practice and not for speculative purposes, (G) with respect to the New Debt Facility or the Informa Credit Facility, and (H) purchase money Indebtedness and lease financing in the ordinary course of business consistent with past practice;

•	transfer, lease, license, sell, assign, let lapse, abandon, cancel, mortgage, pledge, place a Lien (other than a Permitted Lien) upon, or otherwise dispose of any material Intellectual Property or any other material properties or assets, other than licenses of Intellectual Property in the ordinary course of business consistent with past practice;

•

issue, deliver, sell, grant, transfer, or encumber, or authorize any of the foregoing with respect to, any shares of its capital stock or other equity interests or any securities convertible or exchangeable into or exercisable for, or any options, warrants, or other rights to acquire any such shares or other equity interests, except by wholly owned TechTarget Subsidiaries to TechTarget or to any other wholly owned TechTarget Subsidiary; provided, however, that TechTarget may issue shares of TechTarget common stock (A) pursuant to the terms of any TechTarget Plan in effect as of January 10, 2024 and (B) if applicable, to satisfy its obligations under the terms of the TechTarget convertible notes in effect as of January 10, 2024;

•	make any material change with respect to its financial accounting policies or procedures, except as required by GAAP (or any interpretation thereof) or by applicable law;

•

(A) make, change or revoke any material tax election, (B) file any material amended tax return, (C) settle or compromise any material tax liability, (D) surrender any right to claim a material tax refund, (E) waive or extend any statute of limitations relating to any material tax or material tax return (other than in connection with an extension of time to file tax returns obtained in the ordinary course of business), (F) enter into any voluntary disclosure agreement or similar agreement or program with any governmental authority implicating any material taxes, (G) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar agreement under U.S. state or local or non-U.S. law, with respect to a material tax liability), or (H) change any material tax accounting period or any material method of tax accounting;

•

enter into any new line of business, other than any line of business that is reasonably ancillary to and a reasonably foreseeable extension of any line of business of TechTarget and its Subsidiaries as of January 10, 2024;

•

make any loans, advances, or capital contributions to, or investments in, any Person (other than loans, advances, or capital contributions to or from TechTarget or any of its wholly owned Subsidiaries, to or from TechTarget or any of its wholly owned Subsidiaries, in the ordinary course of business consistent with past practice);

•

(A) amend or modify in any material respect, or terminate (where the determination is unilateral by TechTarget or any of its Subsidiaries) any material contract, or waive, release or assign any material rights, claims or benefits under any material contract, (B) enter into any contract that would have been a material contract had it been entered into prior to January 10, 2024; other than in any such case in the ordinary course of business consistent with past practice and provided, however, that no such contract shall purport to bind Informa or any of its affiliates (other than TechTarget and its Subsidiaries after the Closing); provided, further, that for the avoidance of doubt, this shall not prohibit or restrict any TechTarget Plans;

•

settle any action, suit, case, litigation, claim, hearing, arbitration, investigation, or other proceedings before or threatened to be brought before a governmental authority, other than any settlement in an amount not in excess of $5 million individually or $15 million in the aggregate; provided, however, that such settlement does not involve any non–de minimis injunctive or equitable relief or impose any non–de minimis restrictions on the business activities of TechTarget or its Subsidiaries;

•

establish, adopt, extend, amend, or terminate any collective bargaining agreement or other agreement with any labor union, labor organization, works council, or other employee representative body, or recognize any labor union or labor organization as the bargaining representative for any TechTarget Personnel;

•

adopt a stockholder rights plan (or other similar agreement, plan, or arrangement having a similar intent, purpose or effect) that would be triggered (or whose rights would be affected in any way) by the consummation of the Transactions; or

•	agree, resolve or commit to do any of the foregoing actions.

Conduct of the Informa Tech Digital Businesses

Informa has agreed, from and after January 10, 2024 and prior to the earlier to occur of the Effective Time and the date, if any, on which the Transaction Agreement is terminated pursuant to its terms, except (a) with the prior written approval of TechTarget, which approval shall not be unreasonably withheld, conditioned, or delayed, (b) to the extent required by applicable law, (c) to the extent expressly required or expressly permitted pursuant to the Transaction Agreement, (d) to effect the Separation in accordance with the Separation Plan and the Separation Documentation, or (e) to the extent set forth in the Informa disclosure schedule, that:

•

Informa will, and will cause its Subsidiaries to, in each case solely to the extent related to the Informa Tech Digital Businesses, (i) use its commercially reasonable efforts to conduct the Informa Tech Digital Businesses in the ordinary course of business consistent with past practice (except with respect to actions or omissions taken in response to COVID-19, following reasonable prior consultation with TechTarget) and (ii) subject to compliance with the specific matters set forth below, use commercially reasonable efforts to preserve the organization of the Informa Tech Digital Businesses intact and maintain the existing relations and goodwill of the Informa Tech Digital Businesses with governmental authorities, customers, suppliers, distributors, licensors, creditors, lessors, employees, business associates, and others having material business dealings with the Informa Tech Digital Businesses and to keep available the services of the employees and representatives of the Informa Intrepid Group.

•	Informa will not, and will not permit any of its Subsidiaries to, solely to the extent related to the Informa Tech Digital Businesses, and will not permit the Informa Intrepid Group to:

•

(A) amend any such Informa Intrepid Group member’s certificate of incorporation or bylaws (or comparable organizational documents) (other than amendments that would not prevent or delay the Separation, the Contribution, or the other Transactions), (B) split, combine, subdivide, or reclassify any Informa Intrepid Group member’s outstanding shares of capital stock or other equity interests or rights (except for any such transaction by member that remains an Informa Intrepid Group member after consummation of such transaction), (C) enter into any agreement with respect to the voting of its capital stock or other equity interests of any such Informa Intrepid Group member, or (D) purchase, repurchase, redeem, or otherwise acquire any shares of its capital stock or other equity interests or any securities convertible or exchangeable into or exercisable for any shares of its capital stock or other equity interest of any such Informa Intrepid Group member (other than (i) purchases, repurchases, redemptions, or other acquisitions of securities of any Informa Intrepid Group member or to the extent required pursuant to the terms of any Informa Share Plan in effect as of January 10, 2024, or (ii) in the ordinary course of business consistent with past practice, the acquisition of securities from (1) Informa Tech Digital Businesses In-Scope Employees who are holders of Informa Options in full or partial payment of the exercise price therefor, (2) Informa Tech Digital Businesses In-Scope Employees who are holders of Informa equity awards in full or partial payment of any applicable taxes payable by such holders upon exercise or the conversion (if any) thereof, as applicable, to the extent required or permitted under the terms thereof, or (3) current or former employees, directors, and consultants of the Informa Tech Digital Businesses in accordance with agreements in effect on January 10, 2024 providing for the repurchase of securities or forfeiture of securities, in each case under this clause (3) in connection with any termination of services to the Informa Tech Digital Businesses);

•	cause or permit any Informa Intrepid Group member to (A) merge or consolidate with any other Person, or restructure, reorganize, or completely or partially liquidate or dissolve; or (B) acquire

(including by way of merger, consolidation, or acquisition of stock or assets) any corporation, partnership, limited liability company, other business organization, or any division or material amount of assets thereof;

•

except as expressly required by any Informa Tech Digital Businesses Plan as in effect on January 10, 2024 and in relation to the Informa Tech Digital Businesses Retention Awards: (A) grant or provide any transaction or retention bonuses to any Informa Tech Digital Businesses In-Scope Employee or Former Employee, (B) increase the salary, fees, compensation, bonus, or pension, welfare, or other material benefits of any Informa Tech Digital Businesses In-Scope Employee or Former Employee, except in the ordinary course of business consistent with past practice, (C) in relation to the Informa Tech Digital Businesses Senior Managers, increase salary, fees, compensation, bonus, or pension, welfare, or other material benefits, (D) increase the severance or termination payment method of calculation (except where this is required in accordance with applicable law) or materially change the benefits payable to any Informa Tech Digital Businesses In-Scope Employee or Former Employee, (E) take any action to accelerate the vesting or payment of compensation or benefits under any Informa Tech Digital Businesses Plan (including any equity-based awards), (F) change any actuarial or other assumptions used to calculate funding obligations with respect to any Informa Tech Digital Businesses Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, (G) forgive any loans to any Informa Tech Digital Businesses In-Scope Employees or Former Employees, or (H) take any action to fund or in any other way secure the payment of salary, fees, compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan, other than payment of premiums due or contributions owed in the ordinary course of business;

•

hire any employee to an Informa Tech Digital Businesses management team role; terminate (without cause) any Informa Tech Digital Businesses Senior Manager; or amend any material terms and conditions of employment of any Informa Tech Digital Businesses Senior Manager;

•

cause or permit any Informa Intrepid Group member to incur any Indebtedness or issue any warrants or other rights to acquire any Indebtedness, other than in the ordinary course of business consistent with past practice;

•

transfer, lease, license, sell, assign, let lapse, abandon, cancel, mortgage, pledge, place a Lien upon (other than a Permitted Lien), or otherwise dispose of any material Intellectual Property or any other material properties or assets, in each case to the extent included in Informa Tech Digital Businesses Intellectual Property, other than licenses of Intellectual Property in the ordinary course of business consistent with past practice;

•

cause or permit any Informa Intrepid Group member to issue, deliver, sell, grant, transfer, or encumber, or authorize the issuance, delivery, sale, grant, transfer, or encumbrance of, any shares of its capital stock or other equity interests or any securities convertible or exchangeable into or exercisable for, or any options, warrants, or other rights to acquire, any such shares or equity interests;

•

cause or permit any Informa Intrepid Group member to make any material change with respect to its financial accounting policies or procedures, except as required by changes in IFRS or GAAP, as applicable (or any interpretation thereof) or by applicable law;

•

cause or permit any Informa Intrepid Group member to (A) make, change or revoke any material tax election other than in connection with the Separation, (B) file any material amended tax return, (C) settle or compromise any material tax liability, (D) surrender any right to claim a material tax refund, (E) waive or extend any statute of limitations relating to any material tax or material tax return (other than in connection with an extension of time to file tax returns obtained in the ordinary course of business), (F) enter into any voluntary disclosure agreement or similar agreement or program with any governmental authority implicating any material taxes, (G) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar agreement under U.S. state or local or non-U.S. law, with respect to a material tax liability), or (H) change any material tax accounting period or any material method of tax accounting other than in connection with the Separation; provided, for avoidance of doubt, that Informa may (and may permit its Subsidiaries to) take any of the foregoing actions that pertains to taxes or a tax return not primarily related to the Informa Tech Digital Businesses;

•

cause or permit any Informa Intrepid Group member to enter into any new line of business, other than any line of business that is reasonably ancillary to and a reasonably foreseeable extension of the Informa Tech Digital Businesses as of January 10, 2024;

•

cause or permit any Informa Intrepid Group member to make any loans, advances, or capital contributions to, or investments in, any Person (other than loans, advances, or capital contributions among Informa Intrepid Group members in the ordinary course of business consistent with past practice);

•

(A) amend or modify in any material respect, or terminate (where the determination is unilateral by an Informa Intrepid Group member) any material contract of the Informa Tech Digital Businesses or waive, release, or assign any material rights, claims, or benefits under any material contract of Informa Tech, (B) enter into any Contract that would have been an Informa Tech Digital Businesses Material Contract had it been entered into prior to January 10, 2024 other than in any such case in the ordinary course of business consistent with past practice; provided, however, for the avoidance of doubt, that this shall not prohibit or restrict any employee benefit plan operated by the Informa Retained Group that is not an Informa Tech Digital Businesses Plan;

•

settle any action, suit, case, litigation, claim, hearing, arbitration, investigation, or other proceedings before or threatened to be brought before a governmental authority to the extent related to the Informa Tech Digital Businesses, other than any settlement (A) with respect to any Informa Excluded Litigation or (B) in an amount not in excess of $5 million individually or $15 million in the aggregate; provided, however, that such settlements do not involve any non–de minimis injunctive or equitable relief or impose non–de minimis restrictions on the Informa Tech Digital Businesses or the Informa Intrepid Group members;

•

establish, adopt, extend, amend, or terminate any collective bargaining agreement or other agreement with any labor union, labor organization, works council, or other employee representative body, or recognize any labor union or labor organization as the bargaining representative for any Informa Tech Digital Businesses In-Scope Employees;

•

enter into any contract between any Informa Intrepid Group member, on the one hand, and any Informa Retained Group member, on the other hand (whether or not involving any other third party), that is not on arms-length terms with respect to the Informa Tech Digital Businesses, other than any such Contracts that will not survive after the Closing and for which any Liabilities thereunder shall be Informa Excluded Liabilities; or

•	agree, resolve, or commit to do any of the foregoing.

Governmental Approvals

Under the terms of the Transaction Agreement, each of the parties to the Transaction Agreement have agreed to use its reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under the Transaction Agreement and applicable laws to consummate the Contribution, the Merger, and the other Transactions prior to the Termination Date (including (1) obtaining any third-party consents (other than governmental consents) to consummate the Contribution, the Merger, or any of the other Transactions and (2) preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports, and other filings (including by filing as soon as reasonably practicable (and in any event within 20 business days) after January 10, 2024, the notification and report form required to be filed under the HSR Act) to obtain prior to the Termination Date (x) the expiration of the waiting period under the HSR Act and (y) all other governmental consents that the parties mutually agree are required to be obtained from any governmental authority in order to consummate the Contribution, the Merger, or any of the other Transactions.

Subject to applicable law, each of Informa and TechTarget, and their respective advisors, will have the right to review in advance, and to the extent practicable each will consult the other on, all of the information relating to Informa or TechTarget, as the case may be, and any of their respective subsidiaries, that appears in any filing made with, or written materials submitted to, any governmental authority, except for information related to the valuation of the Contribution, the Merger, or any of the other Transactions. Each party shall also provide the other with copies of all material written correspondence between it (or its advisors) and any governmental authority relating to the Contribution, the Merger and the other Transactions and, to the extent reasonably practicable, all substantive telephone calls and meetings with a governmental authority regarding the Transactions shall include representatives of Informa and TechTarget.

Informa and TechTarget have agreed to coordinate with respect to the HSR Act and any antitrust laws of jurisdictions outside the United States and with respect to the appropriate course of action with respect to obtaining the governmental consents required to consummate the Transactions prior to the Termination Date. In addition, the parties have agreed to jointly develop, and each of the parties shall consult and reasonably cooperate with one another, and consider in good faith the views of one another, in connection with the form and content of any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any antitrust law prior to their submission.

Specifically, the parties have agreed to the extent permitted by applicable law, that:

•

each party shall notify the other, as far in advance as reasonably practicable, of any filing or material or substantive communication or inquiry it or any of its Subsidiaries intends to make with any governmental authority relating to these regulatory matters;

•

prior to submitting any such filing or making any such communication or inquiry, such party shall provide the other party and its counsel a reasonable opportunity to review, and shall consider in good faith the comments of the other party in connection with, any such filing, communication or inquiry;

•	promptly following the submission of such filing or making such communication or inquiry, provide the other party with a copy of any such filing or, if in written form, communication or inquiry; and

•

consult with the other party in connection with any inquiry, hearing, investigation or litigation by, or negotiations with, any governmental authority relating to the Transactions, including the scheduling of, and strategic planning for, any meetings with any governmental authority relating thereto; provided, however, that materials so furnished may be redacted as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

Each of Informa and TechTarget has agreed to, and to cause its subsidiaries to, use reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part to consummate the Contribution, the Merger, and the other Transactions prior to December 20, 2024. However, neither Informa nor TechTarget nor any of their respective affiliates is or shall be required to agree to or accept (i) any prohibition of or limitation on its ownership of its respective business or assets, (ii) any requirement to divest, hold separate, or otherwise dispose of its business or assets, (iii) any limitation on its ability to acquire or hold or exercise full rights of ownership of its business or assets, or (iv) any other limitation or concession of any nature whatsoever on its ability to, or the manner in which it, operates, conducts, or exercises decision-making over its business or assets, including in each of the foregoing cases after giving effect to the Transactions if and to the extent necessary to obtain, prior to December 20, 2024, any governmental consents necessary or advisable to be obtained from any governmental authority in order to consummate the Contribution, the Merger, or any of the other Transactions.

Litigation Relating to the Transactions

TechTarget has agreed to promptly notify Informa of, and give Informa the opportunity to participate in, but not control, the defense and settlement of, any stockholder litigation against TechTarget or its directors or officers relating to the Transactions. TechTarget has agreed to (i) keep Informa reasonably apprised on a prompt basis of proposed strategy and other significant decisions with respect to any such litigation (and Informa may offer comments or suggestions with respect to such litigation, which TechTarget will consider in good faith) and (ii) not settle or offer, compromise or agree to settle or compromise, or take any other action to settle, compromise or moot, any such litigation without Informa’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

TechTarget’s Non-Solicitation; TechTarget’s Ability to Change Recommendation and Terminate the Transaction Agreement

Under the Transaction Agreement and subject to limited exceptions described below, neither TechTarget nor any of its subsidiaries nor any of their respective Representatives shall, directly or indirectly, among other things, (i) initiate, solicit, knowingly encourage or otherwise knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal (as defined below); (ii) engage or otherwise participate in any discussions or negotiations relating to any Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal; (iii) provide any information or data to any Person in connection with any Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal; or (iv) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal.

However, any time prior to, but not after, obtaining the TechTarget stockholder adoption of the Transaction Agreement, TechTarget is permitted to engage with a third party that makes a bona fide unsolicited Acquisition Proposal, only if the TechTarget Board determines in good faith, after consultation with outside legal counsel, that (i) failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law and (ii) based on the information then available and after consultation with outside legal counsel and a financial advisor of nationally recognized reputation, such Acquisition Proposal either constitutes a Superior Proposal (as defined below) or could reasonably be expected to result in a Superior Proposal.

In engaging with a third party making an Acquisition Proposal, TechTarget may provide access to information regarding TechTarget or any of its Subsidiaries in response to a request made by such person or its representatives; provided that no access may be provided unless (x) the information has previously been, or is concurrently, made available to Informa and (y) before furnishing any non-public information, TechTarget receives from the person who made such Acquisition Proposal an executed confidentiality or non-disclosure agreement with terms at least as restrictive in all material respects on such person as the Informa confidentiality agreement (it being understood that such confidentiality or non-disclosure agreement need not contain a “standstill” or similar obligations to the extent that Informa, Informa HoldCo, Informa Intrepid, and their respective affiliates are, concurrently with the execution by TechTarget or any of its Subsidiaries of such confidentiality or non-disclosure agreement, released from any direct or indirect “standstill” or other similar obligations in the Informa confidentiality agreement).

Under the Transaction Agreement, TechTarget shall promptly notify Informa if TechTarget, any of its affiliates, or any of their respective Representatives receives (i) any inquiries, proposals, or offers with respect to an Acquisition Proposal, (ii) any requests for non-public information in connection with any Acquisition Proposal, or (iii) any requests to initiate or continue discussions or negotiations that could reasonably be expected to lead to any Acquisition Proposal. Any such notification by TechTarget will include the name of the Person making the inquiry, proposal, offer, or request and the material terms and conditions thereof (including, if applicable, copies of any written inquiries, proposals, offers, or requests, including proposed forms of agreements). TechTarget will keep Informa informed, on a reasonably current basis, of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations (including any change in TechTarget’s intentions that TechTarget may have previously disclosed to Informa).

Except in the case of a TechTarget Change in Recommendation and/or Superior Proposal Termination (each as defined and described below), the TechTarget Board and its committees shall not (i) withhold, withdraw, qualify, or modify (or publicly propose or resolve to withhold, withdraw, qualify, or modify), in a manner adverse to Informa or Informa HoldCo, the TechTarget Recommendation; or (ii) approve or recommend, or publicly declare advisable or publicly propose to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, lease agreement, or other agreement (other than a confidentiality or non-disclosure agreement referred to above) relating to any Acquisition Proposal (an “Alternative Acquisition Agreement”).

Notwithstanding the foregoing, before (but not after) the Requisite Vote is obtained, (i) the TechTarget Board (or any committee thereof) may withhold, withdraw, qualify, or modify the TechTarget Recommendation or recommend or otherwise declare advisable any Acquisition Proposal made after January 10, 2024 that did not result from or in connection with a material breach of the Transaction Agreement (a “TechTarget Change in Recommendation”), if (A) in the case of such an action taken in connection with an Acquisition Proposal, the Acquisition Proposal is not withdrawn and the TechTarget Board determines in good faith, after consultation with outside counsel and a financial advisor of nationally recognized reputation, that such Acquisition Proposal constitutes a Superior Proposal, and (B) in all cases, the TechTarget Board determines in good faith, after consultation with outside counsel and a financial advisor of nationally recognized reputation, that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law, and (ii) TechTarget may terminate the Transaction Agreement and concurrently with such termination simultaneously cause TechTarget to enter into an Alternative Acquisition Agreement providing for a Superior Proposal that did not result from or in connection with a material breach of the Transaction Agreement (a “Superior Proposal Termination”) and pay the Termination Fee; provided, however, that no Change in Recommendation or Superior Proposal Termination may be made until after at least five business days following Informa’s receipt of written notice from TechTarget advising that the TechTarget Board intends to take such action and the basis therefor (which notice shall include (A) if applicable, copies of any such Superior Proposal, any proposed Alternative Acquisition Agreement, and any other relevant proposed transaction agreements, (B) if applicable, the identity of the person who made such Superior Proposal and the material terms and conditions thereof, and (C) in the case of notice given other than in connection with a Superior Proposal, a reasonably detailed description of the development or change in connection with which the TechTarget Board has given such notice). After providing such notice and before effecting such Change in Recommendation or Superior Proposal Termination, (I) TechTarget shall, during such five business day–period, negotiate in good faith with Informa and its Representatives, to the extent Informa wishes to negotiate, with respect to any revisions to the terms of the transactions contemplated by the Transaction Agreement that may be proposed by Informa, and (II) in determining whether it may still under the terms of the Transaction Agreement make a Change in Recommendation or effect a Superior Proposal Termination, the TechTarget Board shall take into account any changes to the terms of the Transaction Agreement proposed by Informa and any other information provided by Informa in response to such notice during such five business day–period. Any amendment to the financial terms or conditions or other material terms of any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of these procedures, including with respect to the notice period, except that the five business day–period shall be three business days for such purposes in any such case.

From January 10, 2024 until the Effective Time, (i) TechTarget and the TechTarget Board shall not take any action to exempt any person from the restrictions on “business combinations” contained in Section 203 of the

DGCL or otherwise cause such restrictions not to apply, (ii) TechTarget shall not terminate, amend, modify, or waive any provision of any “standstill” or similar obligation to which TechTarget or any of its Subsidiaries is a party, and (iii) if and to the extent requested by Informa, TechTarget shall enforce under applicable law the provisions of any such agreement, but any cost of litigation commenced and pursued as requested by Informa shall be borne by Informa. Notwithstanding the foregoing, TechTarget may take (or in the case of clause (iii), not take) any action described in the preceding sentence if TechTarget’s Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action (or taking such action) would be inconsistent with its fiduciary duties under applicable law; provided, however, that TechTarget shall advise Informa in advance that TechTarget is taking such action and the identity of the person with respect to which TechTarget is taking such action; provided, further, that the foregoing shall not prevent TechTarget from permitting a person to orally request the waiver of a “standstill” or similar obligation.

For purposes of the non-solicitation provisions in the Transaction Agreement, the term “Acquisition Proposal” means any proposal or offer from any Person or group of Persons, other than Informa and its Subsidiaries, with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, extraordinary dividend, share exchange, acquisition, business combination or similar transaction involving TechTarget or any of its Subsidiaries which is structured to result in such Person or group of Persons (or their stockholders), directly or indirectly, acquiring beneficial ownership of 20% or more of TechTarget’s consolidated total assets (including equity securities of TechTarget’s Subsidiaries) or 20% or more of any class of TechTarget’s equity interests, in each case other than the transactions contemplated by the Transaction Agreement.

For purposes of the non-solicitation provisions in the Transaction Agreement, the term “Superior Proposal” means an unsolicited bona fide Acquisition Proposal made after January 10, 2024 that would result in a person or group (or their stockholders) becoming, directly or indirectly, the beneficial owner of 50% or more of TechTarget’s consolidated total assets or more than 50% of the total voting power of the equity securities of TechTarget or the successor person of TechTarget, that the TechTarget Board has determined in its good faith judgment, after consultation with outside counsel and a financial advisor of nationally recognized reputation, would reasonably be expected to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person or group of Persons making the proposal, and, if consummated, would result in a transaction more favorable to TechTarget’s stockholders from a financial point of view than the transactions contemplated by the Transaction Agreement (after taking into account any revisions to the terms of the transactions contemplated by the Transaction Agreement and the time likely to be required to consummate such Acquisition Proposal).

Employee Matters

Employee Transfers

Immediately following the Effective Time, each employee of TechTarget and its subsidiaries as of immediately prior to the Effective Time will continue such employment with NewCo and its subsidiaries.

As of the date of the Transaction Agreement, Informa was required to identify, in good faith, each employee of Informa or one of its Subsidiaries who was wholly or mainly assigned to the Informa Tech Digital Businesses. Such employees, along with any employees who (i) are subsequently employed by Informa or one of its Subsidiaries and identified by Informa, in good faith, as being wholly or mainly assigned to the Informa Tech Digital Businesses, or (ii) are subsequently and mutually identified by Informa and TechTarget as being wholly or mainly assigned to the Informa Tech Digital Businesses are collectively referred to as “Informa Tech Digital Businesses In-Scope Employees.” The number of employees identified by Informa as Informa Tech Digital Businesses In-Scope Employees may not increase by more than five percent between the date of the Transaction Agreement and the Closing Date unless otherwise agreed with TechTarget (such agreement not to be unreasonably withheld or delayed by TechTarget, acting in good faith).

Certain Informa Tech Digital Businesses In-Scope Employees who are employed by Informa Intrepid or one of its Subsidiaries (or by a professional employer organization engaged by Informa Intrepid, NewCo or their respective Subsidiaries) immediately prior to the Effective Time shall continue such employment immediately following the Effective Time. Other Informa Tech Digital Businesses In-Scope Employees who are employed by Informa or one of its Subsidiaries immediately prior to the Effective Time (such employees, the “STSA Employees”) will remain employed by Informa or one of its Subsidiaries for a period of time following the Closing and will provide services to NewCo and its Subsidiaries pursuant to STSAs. STSA Employees will provide services to NewCo and its subsidiaries pursuant to the applicable STSA from the Closing Date through the date the applicable STSA terminates.

The employment of certain STSA Employees may automatically transfer to NewCo and its subsidiaries following the date the applicable STSA terminates as the result of automatic transfer regulations. With respect to each other STSA Employee, NewCo will cause each such STSA Employee to receive an offer of employment that is on terms, conditions and benefits that are substantially similar when compared to the terms, conditions, and benefits that applied to such STSA Employee immediately prior to such offer and includes the other employee offer terms set forth in the Transaction Agreement. If such an offer is not made to an applicable STSA Employee or such an offer expires due to delays in obtaining a Visa or other work authorization, then NewCo shall indemnify and hold harmless Informa for employment costs and liabilities incurred by Informa in connection with the continued employment or termination of such STSA Employee, subject to the terms of the Transaction Agreement.

Maintenance of Compensation and Benefits

With respect to employees of TechTarget who are employed by TechTarget as of immediately prior to the Closing and Informa Tech Digital Businesses In-Scope Employees (“Continuing Employees”), for a period of at least one year following the Closing Date (or such shorter period as an employee continues to remain employed or such longer period required by applicable law), NewCo and, with respect to STSA Employees, Informa will cause such Continuing Employees to (i) continue to be employed on terms and conditions of employment and benefits that are substantially similar when compared to the terms that applied to such individual immediately prior to Closing, and (ii) be entitled to severance payments (excluding equity or equity based compensation) that are no less favorable than the severance payments (excluding equity or equity based compensation) that are provided to such individual immediately prior to the Closing Date.

In addition, NewCo will use commercially reasonable efforts to generally provide each Continuing Employee with credit for his or her service with TechTarget or Informa, as applicable, for purposes of eligibility to participate, vesting and benefit accrual under employee benefit plans maintained for Continuing Employees. In addition, NewCo will use commercially reasonable efforts to cause any employee benefit plan providing for medical, dental or vision coverage and that is maintained for the Informa Tech Digital Businesses In-Scope Employees following the Closing to generally (i) waive any pre-existing condition limitations and (ii) credit such employees with any deductible and out-of-pocket expenses incurred by such employees and their dependents for the plan year in which their employment transfers to NewCo.

U.S. Defined Contribution Plans

Following an Informa Tech Digital Businesses In-Scope Employee’s transfer of employment to NewCo, NewCo will permit such employee to make rollover contributions of “eligible rollover distributions” to an applicable 401(k) plan maintained by NewCo or its subsidiaries.

Effect of Agreements on Employment and Benefit Rights

Nothing in the Transaction Agreement or any STSA is intended to create any rights with respect to employment or benefits. The terms related to employment and benefit offers are included in the Transaction

Agreement or any STSA for the sole benefit of the parties to the Transaction Agreement and their respective permitted transferees and permitted assignees and do not create any right in any other person, including any current or former employee of any Informa Intrepid Group member or any of their respective Affiliates, any employee, or any beneficiary or dependent of any of the foregoing, or any other person who is not a party to the Transaction Agreement (or any permitted transferee or permitted assignee thereof). Nothing contained in the Transaction Agreement or any STSA (express or implied) is intended to (a) create or amend any employee benefit plan, program, or arrangement, (b) confer upon any individual any right to employment for any period of time, or any right to a particular term or condition of employment or (c) affect the employment terms, conditions, compensation, and benefits of any individual covered by a collective agreement or works council in a manner impermissible under applicable law. No current or former employee of any Informa Intrepid Group member or any of their respective Affiliates, any employee, or any beneficiary or dependent of any of the foregoing, or any other Person not a party to the Transaction Agreement or any permitted transferee or permitted assignee thereof is entitled to assert any claim against CombineCo, Informa, Informa Intrepid or any of their respective Affiliates.

Works Council Information/Consultation Obligations

Informa and TechTarget agree with respect to the employee transfers contemplated in the Transaction Agreement that each party will cooperate with (and will cause their respective Subsidiaries to cooperate with) the information and consultation requirements required by applicable law. In respect of certain employees transferring pursuant to automatic transfer regulations, the current employing entity will indemnify and hold harmless the recipient party responsible for undertaking the information and consultation obligation under the transfer regulations (i.e., the new employing entity) and their affiliates for costs and liabilities arising as a consequence of a failure to comply with such obligations.

NewCo Stock Incentive Plan

On September 20, 2024, pursuant to the terms of the Transaction Agreement, the TechTarget Board approved the CombineCo board of director’s adoption, subject to TechTarget stockholder approval and the Closing, of the NewCo Incentive Plan. If stockholders approve the NewCo Incentive Plan, it will become effective upon the Closing, and NewCo will be authorized following Closing to grant awards to eligible service providers pursuant under the NewCo Incentive Plan. For a summary of the NewCo Incentive Plan, see Proposal 3 in this combined proxy statement/prospectus.

NewCo Employee Stock Purchase Plan

On September 20, 2024, pursuant to the terms of the Transaction Agreement, the TechTarget Board approved the CombineCo board of director’s adoption, subject to TechTarget stockholder approval and the Closing, of the NewCo ESPP. If stockholders approve the NewCo ESPP, it will become effective upon the Closing, and eligible service providers will be permitted to participate in the NewCo ESPP. For a summary of the NewCo ESPP, see Proposal 4 in this combined proxy statement/prospectus.

Informa Tech Digital Businesses Separation Plan

Prior to the Closing, Informa will undertake certain restructuring transactions that will include, among other things, the transfer of certain assets of Informa related to the Informa Tech Digital Businesses to Informa Intrepid Group members and the assumption by Informa Intrepid Group members of certain liabilities related to the Informa Tech Digital Businesses, as described in the Transaction Agreement.

The assets transferred to Informa Intrepid Group members in connection with the Separation include the assets, properties, and rights owned by any Informa Retained Group member, and the assets, properties, and rights in which any Informa Retained Group Member has any other right to, or title or interest in, in each case that is used or held for use primarily in the conduct of the Informa Tech Digital Businesses as of the Closing,

including: (i) real property, (ii) tangible personal property, (iii) contracts, (iv) accounts or notes receivable, prepaid expenses, and other current assets, (v) rights, claims, credits, causes of action, or rights of set-off against third parties, (vi) books, records, files, and papers, (vii) permits to the extent transferrable under applicable law, (viii) personnel and employment records, (ix) the live or on-demand events related to the Informa Tech Digital Businesses brands, (x) copies of structured data, (xi) unstructured data, (xii) intellectual property, (xiii) bank and merchant accounts, (xiv) all goodwill associated with any of the assets, properties, and rights described in this definition and (xv) specific Informa Tech Digital Businesses transferred assets.

In connection with the Separation, Informa Intrepid Group members will also assume certain liabilities of any Informa Retained Group member to the extent related to the ownership, use, or operation of the transferred assets described above or the Informa Tech Digital Businesses, including: (i) certain liabilities set forth on the Informa Tech Digital Businesses balance sheet, (ii) liabilities arising out of or in connection with acts or omissions by or on behalf of the Informa Tech Digital Businesses occurring prior to, at, or after the Closing, (iii) liabilities arising under or related to the transferred contracts, (iv) liabilities for any claim related to or arising out of or related to the use, application, malfunction, defect, design, operation, performance, or suitability of any product or service of the Informa Tech Digital Businesses, (v) liabilities arising out of or related to certain legal proceedings, (vi) liabilities arising out of or related to any transferred facilities, (vii) liabilities included in working capital, (vii) certain employment liabilities and costs related to employees who transfer at Closing and employees whose employment is terminated prior to Closing, (viii) certain liabilities related to former employees of the Informa Tech Digital Businesses and (ix) subject to certain exceptions, all other liabilities to the extent related to the ownership, use, or operation of the above transferred assets or the Informa Tech Digital Businesses.

Other than the assumed liabilities noted above, all liabilities of any Informa Retained Group member and any Informa Intrepid Group member including to the extent not related to the ownership, use, or operation of the transferred assets or the Informa Tech Digital Businesses, will be excluded from the Informa Tech Digital Businesses, including (i) liabilities for indebtedness, (ii) liabilities related to acquisition or disposition transactions, (iii) liabilities related to the Transaction Documents, (iv) liabilities to the extent related to excluded assets or Informa retained businesses, (v) liabilities for credit support drawn after Closing, (vi) liabilities relating to real property other than the transferred facilities, (vii) brokers or finders fees, (viii) liabilities for specified excluded litigation, (ix) other liabilities and employment costs for out of scope personnel, (x) liabilities related to retention awards, (xi) certain liabilities related to former employees of the Informa Tech Digital Businesses, (xi) director and officer indemnification and (xii) other specified excluded liabilities.

Director and Officer Indemnification and Insurance

The Transaction Agreement provides that, for six years after the Closing Date, (i) all rights to indemnification, advancement of expenses and exculpation from liability for or in connection with acts or omissions occurring at any time prior to or on the Closing Date, that exist in favor of any present or former officers, directors and employees of TechTarget or an Informa Intrepid Group member will survive and continue in full force and effect and (ii) NewCo will cause the certificate of incorporation and bylaws of the Surviving Corporation or the applicable certificate of incorporation, bylaws, or other similar organizational documents of the Informa Intrepid Group members to contain provisions with respect to indemnification, advancement of expenses and exculpation from liability at least as favorable to such persons as those contained in TechTarget’s certificate of incorporation and bylaws or as contained in each such Informa Intrepid Group member’s certificate of incorporation, bylaws, or other similar organizational documents, as applicable, as in effect on January 10, 2024, which provisions will not be amended, repealed, or otherwise modified in any manner that would adversely affect the rights of such persons.

For six years following the Closing Date, NewCo will also cause each agreement indemnifying any present or former officers, directors and employees of TechTarget to continue in existence without termination, amendment or other modification that would adversely affect the indemnified person’s rights thereunder, in each case except as otherwise required by applicable law or if such agreement terminates at an earlier date in accordance with its terms.

The parties to the Transaction Agreement have agreed that, prior on or before the Closing Date, (i) TechTarget will obtain and fully pay for, and, for a six-year period following the Closing Date, NewCo will cause the Surviving Corporation to maintain in effect, with no lapse in coverage, one or more “tail” or “runoff” directors’ and officers’ liability and employment practices liability insurance policies covering acts or omissions of any present or former officers, directors and employees of TechTarget occurring on or before the Closing Date, in each case on terms with respect to coverage, retentions, amounts and other material terms at least as favorable to such person as those of such policies in effect on January 10, 2024. However, in no event shall NewCo be required to expend for such policies a premium amount in excess of 300% of the annual premiums currently paid by TechTarget for such insurance. If NewCo for any reason fails to obtain such “tail” insurance policies as of the Closing, NewCo shall cause the Surviving Corporation to continue to maintain in effect for a period of at least six years from and after Closing the directors and officers insurance in place as of January 10, 2024 with benefits and levels of coverage at least as favorable as provided in TechTarget’s then existing policies, or NewCo will purchase comparable directors and officers insurance for such six-year period with benefits and levels of coverage at least as favorable as provided in TechTarget’s existing policies as of January 10, 2024. However, in no event shall NewCo be required to expend for such policies an amount in excess of 300% of the annual premiums currently paid by or on behalf of TechTarget for such insurance and, if the premium for such insurance coverage exceeds such amount, NewCo shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

TechTarget Special Meeting

TechTarget will cause the TechTarget Stockholders Meeting to be duly called and held as soon as reasonably practicable (but in no event later than 45 days) after the registration statement on Form S-4, of which this combined proxy statement/prospectus constitutes a part, is declared effective under the Securities Act for the purpose of voting on the approval and adoption of the Transaction Agreement. Subject to the TechTarget Board’s ability to make a TechTarget Change in Recommendation (as described above), the TechTarget Board will include the TechTarget Recommendation in the proxy statement and recommend at the TechTarget Stockholders’ Meeting that the holders of TechTarget common stock adopt the Transaction Agreement and both TechTarget and the TechTarget Board will use their reasonable best efforts to solicit and obtain the Requisite Vote.

TechTarget may adjourn or postpone the TechTarget Stockholders Meeting on one or more occasions to a date not more than 20 days after the date for which the TechTarget Stockholders Meeting was originally scheduled (in addition to any adjournments or postponements required by applicable law) if TechTarget or Informa reasonably determines that (i) sufficient votes to obtain the Requisite Vote have not been obtained or (ii) an insufficient number of shares of TechTarget common stock will be represented to constitute a quorum necessary to conduct the business of the TechTarget Stockholders Meeting. TechTarget also may postpone or adjourn the TechTarget Stockholders Meeting to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that TechTarget has determined, after consultation with outside legal counsel, is reasonably likely to be required under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by the TechTarget stockholders prior to the TechTarget Stockholders Meeting. After TechTarget has established a record date for the TechTarget Stockholders Meeting (which record date shall be established in consultation with and after reasonably taking into account any input from Informa), TechTarget shall not change the record date without the prior written consent of Informa, unless required to do so by applicable law or TechTarget’s bylaws.

Notwithstanding any TechTarget Change in Recommendation, TechTarget shall nonetheless submit the Transaction Agreement to the holders of shares of TechTarget common stock for adoption, unless the Transaction Agreement is terminated in accordance with its terms prior to the TechTarget Stockholders Meeting.

Delivery of Certain Financial Statements

The Transaction Agreement provides for Informa to use its reasonable best efforts to deliver to TechTarget, as soon as reasonably practicable and in any event by no later than May 31, 2024, (i) combined balance sheets of the Informa Tech Digital Businesses as of December 31, 2023, and 2022, and the combined statements of income and comprehensive income, equity, and cash flows for the years ended December 31, 2023, 2022, and 2021, with accompanying footnote disclosures, prepared in accordance with GAAP and Regulation S-X under the Securities Act, and audited by the independent accountant of Informa in accordance with the procedures specified by the AICPA the (“Informa Tech Digital Businesses Audited Financial Statements”) and (ii) the unaudited combined balance sheet of the Informa Tech Digital Businesses as of the end of each fiscal quarter of Informa and the related unaudited combined statements of income and comprehensive income, equity, and cash flows of the Informa Tech Digital Businesses for such fiscal quarter, together with comparable interim financial statements for the corresponding periods of the prior fiscal year, in each case to the extent required to be included in this combined proxy statement/prospectus, which unaudited interim financial statements will have been reviewed by the independent accountant for Informa in accordance with the procedures specified by the AICPA (such financial statements set forth in the foregoing clauses (i) and (ii) and delivered to TechTarget in final form pursuant to this paragraph, the “Subsequent Informa Tech Digital Businesses Financial Statements”). Informa and TechTarget will each use their reasonable best efforts to provide information reasonably necessary to prepare, and will reasonably cooperate in the preparation of, any pro forma financial statements and related footnotes to the extent required to be included in this combined proxy statement/ prospectus.

As promptly as reasonably practicable (and in any event within 15 business days) after Informa delivers to TechTarget a copy of the Informa Tech Digital Businesses Audited Financial Statements, Informa will (i) prepare draft calculations of the Adjusted EBITDA Actual Amount and the Adjusted EBITDA Cash Increase Amount, and (ii) cause a nationally recognized independent accounting firm with relevant industry experience reasonably acceptable to TechTarget (l) to review such calculations and finally determine the Adjusted EBITDA Actual Amount and the Adjusted EBITDA Cash Increase Amount and (2) to deliver an Adjusted EBITDA Certification to Informa and TechTarget setting forth such determination. The determination of the Adjusted EBITDA Actual Amount and the Adjusted EBITDA Cash Increase Amount, in each case as set forth in the Adjusted EBITDA Certification so delivered by such independent accountant, will be final and binding on the parties to the Transaction Agreement and not subject to appeal or dispute, absent fraud or manifest error.

Financing Matters

Prior to but effective upon the Closing, TechTarget and CombineCo will use reasonable best efforts to enter into the New Debt Facility with commitments of at least $250,000,000 (the “New Facility Amount”) to be used (together with TechTarget’s and its Subsidiaries’ available cash on hand) to satisfy TechTarget’s obligations under TechTarget’s existing debt arrangements and for general working capital purposes. The New Debt Facility will be on terms and conditions reasonably acceptable to Informa (who will have the right to review and comment on drafts of the definitive documentation for the New Debt Facility, which comments TechTarget and CombineCo will seek to address in good faith).

TechTarget and CombineCo will use reasonable best efforts to provide that the New Debt Facility will not require the entry into deposit account control agreements in connection with the granting of any security interest thereunder. Informa and its Subsidiaries will reasonably cooperate with TechTarget’s and CombineCo’s efforts to obtain the New Debt Facility, including by (i) providing reasonable assistance in the preparation of customary marketing and syndication materials and cooperating with the marketing efforts for the New Debt Facility; (ii) participating as necessary in a reasonable number of customary meetings and presentations with prospective lenders and investors and in due diligence sessions, as applicable; (iii) reasonably cooperating with any financing sources or prospective financing sources and their respective agents’ due diligence, including providing access to documentation reasonably requested by any such Person, including information in connection with applicable “know your customer” and anti-money laundering laws; and (iv) taking such other actions that are reasonable and customary in connection with bank financing transactions generally.

In the event that, despite using their reasonable best efforts, TechTarget and CombineCo are unable to enter into the New Debt Facility at or prior to the Closing, then, at the Closing, Informa will provide a term loan credit facility to CombineCo with aggregate commitments equal to the New Facility Amount on certain specified terms and conditions.

Termination and Termination Fees

The Transaction Agreement may be terminated at any time prior to the Closing in any of the following ways:

•	by mutual written agreement of Informa and TechTarget;

•	by either Informa or TechTarget upon notice to the other if:

•

the Contribution and the Merger has not been completed on or before 11:59 p.m. (New York City time) on December 20, 2024 (the “Termination Date”), unless the party seeking to terminate has breached in any material respect its obligations under the Transaction Agreement in any manner that shall have proximately contributed to the failure of the Transactions to be consummated;

•	the Requisite Vote shall not have been obtained at the TechTarget Stockholders Meeting;

•

any law or governmental order enacted, issued, promulgated, enforced, or entered by a governmental authority of a competent jurisdiction permanently restraining, enjoining, or otherwise prohibiting consummation of the Transactions shall become final and non-appealable, unless the party seeking to terminate has breached in any material respect its obligations under the Transaction Agreement in any manner that shall have proximately contributed to the failure of the Transactions to be consummated;

•	the other party breaches its representations, warranties or covenants and such breach results in the failure of a closing condition and remains uncured for 30 days following notice of such breach;

•	by TechTarget upon notice to Informa if:

•

at any time prior to the Requisite Vote being obtained, the TechTarget Board authorizes TechTarget to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal and TechTarget pays the Termination Fee;

•	the Adjusted EBITDA Cash Increase Amount is greater than $35 million, and TechTarget terminates on or prior to the 30th day following the certification of such amount;

•	Informa has not delivered the Required Informa Tech Digital Businesses Financial Statements on or prior to August 9, 2024, and TechTarget terminates on or prior to August 20, 2024; or

•	by Informa upon notice to TechTarget if:

•	the TechTarget Board makes a TechTarget Change in Recommendation.

TechTarget would be obligated to pay Informa the Termination Fee if the Transaction Agreement were terminated:

•	by Informa due to a TechTarget Change in Recommendation;

•	by either party due to the Requisite Vote having not been obtained at a time when Informa had a right to terminate the Transaction Agreement due to a TechTarget Change in Recommendation; or

•	by TechTarget in connection with a Superior Proposal.

In addition, if (i) the Transaction Agreement were terminated (A) by Informa or TechTarget in connection with reaching the Termination Date or not obtaining the Requisite Vote or (B) by Informa based on a TechTarget breach of covenant, (ii) prior to such termination, but after the date of the Transaction Agreement, a bona fide competing Acquisition Proposal was publicly made to TechTarget or made directly to TechTarget’s stockholders generally or, in the case of termination by Informa based on a TechTarget breach of covenant, an Acquisition Proposal was made to the TechTarget Board, (iii) in the case of a termination in connection with reaching the Termination Date, the closing conditions relating to no prohibiting law or order and obtaining government consents have been satisfied, and (iv) within 12 months after the date of termination, TechTarget consummates or enters into a definitive agreement to effect a competing Acquisition Proposal, then TechTarget shall pay the Termination Fee.

The amount of the Termination Fee is $40,000,000 except that if the Transaction Agreement is terminated after May 31, 2024, and at the time of termination Informa has not delivered to TechTarget the audited and interim financial statements for the contributed Informa Tech Digital Businesses required to be included in the registration statement, the amount will be $30,000,000 until the requisite financial statements are delivered to TechTarget (and after that the amount will be $40,000,000). As of the date of this combined proxy statement/prospectus, Informa has delivered the required the audited and interim financial statements for the contributed Informa Tech Digital Businesses to TechTarget.

If the Transaction Agreement is terminated in accordance with its terms, it will become void and of no effect, without liability of any party to the Transaction Agreement (or any subsidiary of such party or any former, current or future stockholder, director, officer, employee, agent, consultant or other representative of such party or any of its subsidiaries) to any other party to the Transaction Agreement; provided that (i) certain customary provisions will survive such termination and (ii) no party will be relieved from any liabilities or damages for any intentional breach of the Transaction Agreement prior to such termination.

The Transaction Agreement provides that where payment of the Termination Fee by TechTarget is required under the Transaction Agreement, upon such payment, the payment of the Termination Fee (and, if applicable, costs and expenses incurred to collect the Termination Fee, and interest thereon) in accordance with the Transaction Agreement will be the exclusive monetary remedy of Informa, Informa HoldCo and Informa Intrepid and their respective affiliates against TechTarget or any of its subsidiaries or any of their respective former, current, or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, affiliates, or assignees, for all damages suffered as a result of a breach or failure to perform under the Transaction Agreement (whether at law, in equity, in contract, in tort, or otherwise), and upon payment of such amount, none of TechTarget or any of its subsidiaries or any of their respective former, current, or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, affiliates, or assignees shall have any further liability or obligation relating to or arising out of the Transaction Agreement (whether at law, in equity, in contract, in tort or otherwise) other than certain specified agreements regarding access, consultation and confidentiality.

Indemnification

From and after the Closing, Informa is obligated to indemnify NewCo and its subsidiaries for damages incurred or suffered by NewCo or any of its affiliates to the extent arising out of, in connection with, or relating to (a) any Informa Excluded Liabilities under the Transaction Agreement, which include, for example, liabilities associated with prior acquisition or disposition transactions by Informa or its Subsidiaries, specified litigation matters, Informa Tech Digital Businesses Retention Awards and former Informa Tech Digital Businesses employees and (b) Informa’s breach of its representation regarding sufficiency of assets. Except in the case of fraud, Informa will have no obligation to indemnify any such person with respect to damages resulting from a breach of its representations and warranties (i) unless such claim or series of related claims involve damages in excess of $250,000, (ii) unless and until the aggregate amount of all damages indemnifiable for breaches of such representations and warranties exceeds $5 million, after which Informa will be obligated for such person’s damages for breaches of such representations and warranties to the extent in excess of $5 million and (iii) after the aggregate damages paid by Informa to such persons for breaches of such representations and warranties exceeds $50 million.

From and after the Closing, NewCo is obligated to indemnify Informa and its subsidiaries for damages incurred or suffered by Informa or any of its affiliates to the extent arising out of, in connection with, or relating to any liability of any member of the Informa Intrepid Group (other than Informa Excluded Liabilities), including any Informa Tech Digital Businesses Assumed Liabilities.

Indemnification for taxes will be governed by the Tax Matters Agreement.

Amendment, Extensions and Waivers

The Transaction Agreement may be amended or modified in whole or in part by mutual agreement of the parties by action taken by or on behalf of their respective boards of directors (or other similar governing bodies) at any time before or after receipt of the Requisite Vote; provided, however, that after the Requisite Vote has been obtained, there shall not be any amendment that by law or in accordance with the rules of any stock exchange requires further approval by TechTarget’s stockholders without such further approval of such stockholders nor any amendment that is not permitted under applicable law. The Transaction Agreement may not be amended or modified except by an instrument in writing signed by each of the parties thereto and which makes reference to the Transaction Agreement. Any provision of the Transaction Agreement may be waived if, and only if, such waiver is in writing and signed by the party against whom the waiver is to be effective.

The Transaction Agreement further provides that no failure or delay by any party in exercising any right, power or privilege thereunder will operate as a waiver nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in the Transaction Agreement will be cumulative and not exclusive of any rights or remedies provided by applicable law.

Specific Performance

The Transaction Agreement provides that irreparable damage would occur and that the parties would not have any adequate remedy at law if any provision of the Transaction Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. The parties accordingly agree that the parties shall be entitled to an injunction or injunctions to prevent breaches of the Transaction Agreement and to enforce specifically the performance of the terms and provisions hereof, without proof of actual damages (and each party hereby waives any requirement for the security or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to applicable law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy for any such breach or that the parties otherwise have an adequate remedy at law. Any party seeking an injunction or injunctions to prevent breaches of the Transaction Agreement and to enforce specifically the terms and provisions of the Transaction Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

To the extent any party to the Transaction Agreement brings any proceeding to enforce specifically the performance of the terms and provisions of the Transaction Agreement when expressly available to such party pursuant to the terms of the Transaction Agreement, the Termination Date shall automatically be extended by (i) the amount of time during which such Proceeding is pending, plus 20 business days, or (ii) such other time period established by the court presiding over such proceeding.

TREATMENT OF THE TECHTARGET CONVERTIBLE NOTES

Immediately following consummation of the Transactions, the TechTarget convertible notes will become convertible into Merger Consideration for each share of TechTarget common stock into which the TechTarget convertible notes were convertible immediately prior to the consummation of the Transactions. In connection with the Transactions, TechTarget, NewCo and the trustee under the indentures governing the TechTarget convertible notes are expected to enter into supplemental indentures (to be effective upon the completion of the Transactions) pursuant to which, among other things, NewCo will be added as a co-issuer of the TechTarget convertible notes and assume, as co-obligor, jointly and severally with TechTarget, the obligations of TechTarget under the TechTarget convertible notes and the indenture.

TechTarget and NewCo will take all actions that may be required in accordance with, and subject to the terms of, each indentures governing the TechTarget convertible notes as a result of the execution and delivery of the Transaction Agreement, the Merger or any of the other transactions contemplated by the Transaction Agreement.

CERTAIN AGREEMENTS RELATED TO THE TRANSACTIONS

Stockholders Agreement

General

At the Closing, Informa, Informa HoldCo and CombineCo will enter into a Stockholders Agreement, which will contain, among other things, certain rights and obligations of Informa, Informa HoldCo and NewCo in connection with Informa Group’s beneficial ownership of NewCo common stock.

A copy of the form of the Stockholders Agreement is attached hereto as Annex E. The following summary of the terms of the Stockholders Agreement is not a complete description thereof and is qualified in its entirety by the full text thereof. For purposes of the Stockholders Agreement and this summary, a reference to Informa’s affiliates or subsidiaries or their affiliates or subsidiaries does not include NewCo or its subsidiaries.

Corporate Governance

Board Composition

The Stockholders Agreement will provide that, effective as of the Closing, the NewCo Board will initially consist of nine members, of which:

•

Four will be designated by Informa HoldCo, of whom at least one must not be an executive officer or employee of any Informa Group member and must otherwise qualify as an Independent Director and must meet the requirements under the Exchange Act and the Nasdaq requirements for membership on the Audit Committee;

•	One will be the Chief Executive Officer of NewCo;

•

One will be the non-executive chair of the Board, who will be selected by Informa HoldCo, but the designated person may not be a director, executive officer or employee of any Informa Group company and must otherwise qualify as an Independent Director; and

•

Three will be designated by TechTarget, two of whom must qualify as Independent Directors and must meet the requirements under the Exchange Act and the Nasdaq requirements for membership on the Audit Committee and at least one of whom must qualify as an “audit committee financial expert” having the attributes specified in Item 407(d)(5)(ii) of Regulation S-K.

Following the Closing, the number of directors on the NewCo Board who will be designated by Informa HoldCo will be as follows:

•

Before the Fourth Trigger Date, a number of the total authorized number of directors on the NewCo Board as of such time that is proportionate to the Informa Group’s beneficial ownership of outstanding shares of NewCo common stock at such time (rounded to the nearest whole person); provided that Informa HoldCo will have the right to designate at least a majority of the directors on the NewCo Board until the First Trigger Date, at least one of whom must not be an executive officer or employee of any Informa Group member, must otherwise qualify as an Independent Director and must meet the requirements under the Exchange Act and the Nasdaq requirements for membership on the Audit Committee; and

•	Following the Fourth Trigger Date, Informa HoldCo will not have the right to designate any directors to the NewCo Board.

Following the Closing, the members of the NewCo Board not designated by Informa HoldCo will be designated by the Nominating Committee of the NewCo Board as described below under “—Director Nomination, Removal and Vacancies.”

Chair

Until the Second Trigger Date, Informa HoldCo will have the right to nominate a member of the NewCo Board as the chair of the NewCo Board and the NewCo Board will take all actions necessary to cause such person to become chair of the NewCo Board.

Lead Independent Director

Until the Second Trigger Date, if at any time the chair of the NewCo Board is an Informa Director who is not an Independent Director, the Nominating Committee may nominate an Independent Director to be the “lead independent director” (the “Lead Independent Director”). If at any time before the Second Trigger Date the chair of the NewCo Board is a non-Informa designee who is not an Independent Director, Informa will have the right to nominate an Independent Director to be the Lead Independent Director. In either case, NewCo will, at any time and from time to time, take all actions necessary to cause the NewCo Board to appoint and (if necessary) remove and replace the Lead Independent Director to give effect to the foregoing arrangements.

Chief Executive Officer

The Stockholders Agreement will provide that, as of the Closing, the initial Chief Executive Officer of NewCo will be Gary Nugent.

Director Nomination, Removal and Vacancies

With respect to Informa HoldCo’s designees to the NewCo Board, NewCo will cause each such person to be included in the slate of nominees recommended by the NewCo Board to holders of NewCo common stock for election (including at any annual or special meeting of stockholders held for the election of directors) and will use its best efforts to cause the election of each such designee, including by soliciting proxies in favor of the election of such persons. If any Informa HoldCo designated director on the NewCo Board ceases to serve as a director for any reason, the resulting vacancy will be filled by the NewCo Board with a substitute person designated by Informa HoldCo, promptly (and in any event within five business days) upon the written request of Informa HoldCo. NewCo will take all actions necessary to facilitate the removal and replacement of any Informa HoldCo designated director upon the written request of Informa HoldCo.

Following the Closing, in the event of a vacancy on the NewCo Board upon the death, resignation, retirement, disqualification, removal from office or other cause of any director who was not designated by Informa HoldCo, the Nominating Committee of the NewCo Board will have the sole right to fill such vacancy or designate a person for nomination for election to the NewCo Board to fill such vacancy in accordance with applicable law. However, until the Third Trigger Date, (x) the then-current Chief Executive Officer of NewCo must be included for nomination at any annual or special meeting of NewCo at which directors are elected as a non-Informa designee and (y) at least two non-Informa designees must be NewCo Independent Directors and meet the independence requirements of the Nasdaq listing rules, and at least one of such designees must also be an “audit committee financial expert” under Item 407(d)(5) of Regulation S-K. The NewCo Board shall at all times include at least three Independent Directors, who meet applicable requirements for membership on the Audit Committee.

Controlled Company

For so long as the Informa Group beneficially owns more than 50% of the outstanding shares of NewCo common stock, to the extent permitted by applicable law, NewCo will avail itself of available “Controlled Company” exemptions to the corporate governance listing standards of Nasdaq, unless otherwise agreed in writing by Informa. At any time during which NewCo ceases to qualify as a “Controlled Company” under the corporate governance listing standards of Nasdaq, Informa shall cause the Informa Directors to include such number of designees who qualify as an “independent director” under applicable Nasdaq corporate governance listing standards to ensure NewCo’s compliance with applicable Nasdaq corporate governance listing standards.

Committees

The NewCo Board will have the following standing committees: an Audit Committee, a Nominating Committee, a Compensation Committee and such other committees as determined by the NewCo Board or as required to comply with the Exchange Act and the Nasdaq corporate governance listing standards.

The Audit Committee will consist of not less than three directors, all of whom must (i) be Independent Directors and (ii) meet all other requirements of the Exchange Act and the Nasdaq listing rules for membership on the Audit Committee. Until the Third Trigger Date, Informa HoldCo will be entitled to designate at least one member of the Audit Committee who meets the foregoing requirements.

The Nominating Committee will consist of not less than three directors, a majority of whom shall be NewCo Independent Directors who are not Informa Directors.

The Compensation Committee will consist of directors who meet all requirements of the Exchange Act and the Nasdaq corporate governance listing standards for membership on the Compensation Committee. Until the Third Trigger Date, Informa HoldCo will be entitled to designate which Informa Directors will serve on the Compensation Committee.

In addition, the NewCo Board will establish an ad-hoc RPT Committee from time to time when required by the Stockholders Agreement. The RPT Committee will consist of at least three directors of NewCo, all of which are Independent Directors and all but one of which are NewCo Independent Directors who also are non-Informa designees and the membership on the RPT committee of such NewCo Independent Directors is approved by a majority of the Independent Directors.

Until the Third Trigger Date, the number of Informa HoldCo designated directors on each committee and subcommittee of the NewCo Board (other than the Audit Committee, Nominating Committee and any RPT Committee constituted pursuant to the Related Party Transactions Policy) at any time will be proportionate to the Informa Group’s beneficial ownership of outstanding shares of NewCo common stock at such time, rounded up to the nearest whole person. Informa HoldCo will have the right to designate which of the Informa HoldCo designated directors will serve on each such other committee and subcommittee until the Third Trigger Date. Prior to the Second Trigger Date, Informa HoldCo will also have the right to designate the chair of each such other committee and subcommittee.

Quorum

Until the Third Trigger Date, a quorum for a meeting of the NewCo Board will require the attendance in person, telephonically, or in any other manner permitted by applicable law, of at least one Informa Director. Notwithstanding the foregoing, if a meeting of the NewCo Board, of which at least five business days’ advance notice was given to each member of the NewCo Board, is adjourned due to a lack of a quorum, and the sole reason for such lack was the failure of at least one Informa Director to be present, then, if the reconvened meeting is held at least five business days (or two business days in the event of exigent circumstances that have expressly been communicated in the notice given to each member of the NewCo Board calling the meeting) after the meeting at which a quorum was not present, then at such reconvened meeting there will not be a lack of a quorum solely as a result of at least one Informa Director not being present. However, no business may be conducted at any such meeting that was not clearly and specifically identified in each applicable notice of meeting.

Confidentiality

Subject to applicable law, each Informa Director will keep confidential any information about NewCo and its affiliates he or she receives as a result of being a director of the NewCo Board, provided (i) no such duty of confidentiality shall apply to information that is or becomes available to the public and (ii) such director is permitted to disclose to the Informa Group, representatives of the Informa Group and such director’s advisors information about NewCo and its affiliates that he or she receives as a result of being a director. To the fullest extent permitted by applicable law, no such director will have any duty to disclose to NewCo or the NewCo Board or any committee of the NewCo Board (or subcommittee thereof) confidential information of Informa or any of its affiliates in such director’s possession even if it is material and relevant information to NewCo, the NewCo Board or any committee of the NewCo Board (or subcommittee thereof) and, in any case, such director will not be liable to NewCo, any of its stockholders or any other person or entity for breach of any duty (including the duty of loyalty or any other fiduciary duties) as a director by reason of such lack of disclosure of such confidential information.

Informa Agreement to Vote

Until the Fourth Trigger Date and provided that NewCo has complied in all material respects with its obligations under the corporate governance provisions of the Stockholders Agreement, Informa will, and will cause each member of the Informa Group to, cause their respective shares of NewCo common stock to be present for quorum purposes at any NewCo stockholder meeting and vote in favor of all non-Informa designees nominated by the Nominating Committee in accordance with the Stockholders Agreement.

Consent Rights

Until the Second Trigger Date, NewCo will not, and will cause its subsidiaries not to, directly or indirectly, do any of the following without the prior written consent of Informa HoldCo:

•	any merger, consolidation, reorganization, conversion or any other business combination involving NewCo, or sale of all or substantially all of the consolidated assets of NewCo;

•

any acquisition (including by merger, consolidation, acquisition of stock or assets or otherwise) of any businesses, assets, operations or securities comprising a business (other than capital expenditures) with a value in excess of $100 million in any transaction or series of related transactions;

•

any sale, transfer, lease, pledge, abandonment, or other disposition or exclusive license (in each case of the foregoing, including by merger, consolidation, reorganization, conversion, joint venture, sale of stock or assets, or otherwise) of any assets, businesses, interests, properties, securities, or Persons with a value in excess of $40 million in any transaction or series of related transactions, other than sales or dispositions of obsolete assets in the ordinary course of business or to NewCo or any of its wholly owned subsidiaries;

•

any redemption, repurchase, cancellation, or other acquisition, or any offer to redeem, repurchase, cancel, or otherwise acquire, any equity or equity-linked securities of NewCo or any of its subsidiaries, other than (A) repurchases of NewCo common stock in any calendar year that are approved by the NewCo Board and do not in the aggregate exceed five percent of NewCo’s equity market capitalization as of December 31 of the previous year (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source selected in good faith by the NewCo Board) or (B) as required by the terms of the TechTarget convertible notes;

•

the declaration or payment of a cash or other dividend or any other distribution on any equity or equity-linked securities of NewCo or any of its subsidiaries (other than to NewCo or one of its wholly owned subsidiaries);

•

any recapitalization, reclassification, spin-off or combination of any equity or equity-linked securities of NewCo or any of its subsidiaries, other than a recapitalization, reclassification or combination of equity or equity-linked securities of a wholly owned subsidiary of NewCo (and solely involving wholly owned subsidiaries of NewCo) that remains a wholly owned subsidiary of NewCo after the consummation of such transaction and that does not have any adverse tax consequences to any member of the Informa Group;

•

any incurrence, assumption, guarantee, repurchase or other creation of indebtedness (including through the issuance of debt and debt-like securities, entry into any derivative transaction, or any counter-indemnity obligation in respect of any instrument issued by a bank or financial institution) in an aggregate principal amount that would result in NewCo having a consolidated leverage ratio in excess of three-times its EBITDA (such amount as reasonably determined in good faith by the NewCo Board), excluding (A) any indebtedness in respect of a revolving debt facility in existence as of the Closing Date or which has previously been approved, (B) any indebtedness solely among NewCo and its wholly owned subsidiaries and (C) any indebtedness provided by any member of the Informa Group;

•

making or committing to make in any calendar year period any capital expenditures in excess in the aggregate (on a consolidated basis) of 7.5% of NewCo’s total consolidated revenues for the prior fiscal year and, in any event, not less than the amount spent or committed in the prior fiscal year;

•

any initiation, adoption, or public proposal of a voluntary liquidation, dissolution, receivership, bankruptcy, or other insolvency proceeding involving NewCo or any of its subsidiaries, other than a liquidation or dissolution of any wholly owned subsidiary of NewCo;

•	any establishment, adoption, amendment or termination of any equity incentive plan or arrangement;

•

any issuance, delivery or sale, or authorization of the issuance, delivery or sale, of any equity or equity-linked securities of NewCo or any of its subsidiaries, other than (A) pursuant to equity incentive plans and arrangements previously approved pursuant to Informa HoldCo’s consent rights under the Stockholders Agreement and by the NewCo Board, (B) to NewCo or one of its wholly owned subsidiaries, (C) as required pursuant to the terms of the TechTarget convertible notes, and (D) in the case of issuance of securities by any subsidiary of NewCo located outside of the United States, de minimis issuances required by applicable law;

•

any termination of the employment of the Chief Executive Officer of NewCo (other than for cause as defined in the applicable employment agreement) or any appointment of a new Chief Executive Officer of NewCo;

•

any amendment to the organizational documents (whether by merger, consolidation, or otherwise) of NewCo or any of its subsidiaries, other than any such amendment to the organizational documents of any wholly owned subsidiary of NewCo that does not disproportionately and adversely affect Informa HoldCo in its capacity as an indirect stockholder of such subsidiary as compared to other indirect stockholders of such subsidiary;

•	any establishment, adoption, material amendment or termination of any disclosure controls and procedures of NewCo; or

•	any authorization, agreement or commitment to do any of the foregoing.

Following the Second Trigger Date until the Third Trigger Date, NewCo will not, and will cause its subsidiaries not to, directly or indirectly, do any of the following without the prior written consent of Informa HoldCo:

•

any merger, consolidation, reorganization, conversion or any other business combination involving NewCo, or sale of all or substantially all of the consolidated assets of NewCo, other than any such transaction that in substance is a sale of NewCo in which the consideration to be received by NewCo stockholders for their shares of NewCo common stock is comprised of at least 90% cash;

•	any initiation, adoption, or public proposal of a voluntary liquidation, dissolution, receivership, bankruptcy, or other insolvency proceeding involving NewCo or any of its material subsidiaries;

•

any amendment to the organizational documents (whether by merger, consolidation, or otherwise) of NewCo that disproportionately and adversely affects Informa HoldCo in its capacity as a stockholder of NewCo as compared to other stockholders of the same class of securities of NewCo; or

•	any authorization, agreement, or commitment to do any of the foregoing.

Related Party Transactions

Until the Third Trigger Date, the Related Party Transactions Policy requires approval of an RPT Committee for, among other things and subject to certain exceptions: (i) any Related Party Transaction involving a payment above certain dollar thresholds, (ii) any material amendments to, or material modifications or terminations (other than as a result of expiration or non-renewal) of, or material waivers, material consents or material elections, under any previously approved Related Party Transaction (including Related Party Transactions contemplated by the Transaction Documents), (iii) any Related Party Transaction for which a member of the Informa Group or any of its subsidiaries requests approval from an RPT Committee, (iv) any matter under the Stockholders Agreement which expressly requires approval from an RPT Committee (including material amendments of, or waivers of NewCo’s rights under, the Stockholders Agreement) and (v) any Related Party Transaction that is otherwise material.

Corporate Opportunity

Informa, Informa HoldCo and CombineCo have agreed that, in recognition and anticipation that (i) NewCo will not be a wholly owned subsidiary of Informa and that Informa will be a significant stockholder of NewCo, (ii) directors, officers or employees of Informa may serve as directors or officers of NewCo, (iii) subject to any contractual arrangements that may otherwise from time to time be agreed to between Informa and NewCo (including the Stockholders Agreement), Informa may engage in the same, similar or related lines of business as those in which NewCo, directly or indirectly, may engage or other business activities that overlap with or compete with those in which NewCo, directly or indirectly, may engage, (iv) Informa may have an interest in the same areas of corporate opportunity as NewCo, and (v) as a consequence of the foregoing, it is in the best interests of NewCo that the respective rights and duties of NewCo and of Informa, and the duties of any directors or officers of NewCo who are also directors, officers or employees of Informa, be determined and delineated in respect of any transactions between, or opportunities that may be suitable for both, NewCo, on the one hand, and Informa, on the other hand, the Stockholders Agreement will to the fullest extent permitted by applicable law regulate and define the conduct of certain of the business and affairs of NewCo in relation to Informa and the conduct of certain affairs of NewCo as they may involve Informa and its directors, officers or employees, and the power, rights, duties and liabilities of NewCo and its officers, directors and stockholders in connection therewith.

The Stockholders Agreement will provide that, except as otherwise set forth in the Stockholders Agreement or agreed in writing by NewCo and Informa, no agreement pursuant to which NewCo, on the one hand, and Informa, on the other hand, agree to engage in transactions of any kind or nature with each other or agree to compete, or to refrain from competing or to limit or restrict their competition, with each other, including to allocate and to cause their respective directors, officers or employees (including any who are directors, officers or employees of both) to allocate opportunities between or to refer opportunities to each other, or the performance thereof by NewCo or Informa will, to the fullest extent permitted by applicable law, be considered contrary to (i) any fiduciary duty that Informa may owe to NewCo or to any stockholder or other owner of an equity interest in NewCo by reason of Informa being a controlling or significant stockholder of NewCo or participating in the control of NewCo or (ii) any fiduciary duty owed by any director or officer of NewCo who is also a director, officer or employee of Informa to NewCo, or to any stockholder thereof. Subject to the corporate opportunities provision described below, to the fullest extent permitted by applicable law, Informa, as a stockholder of NewCo, or as a participant in control of NewCo, will not have or be under any fiduciary duty to refrain from entering into any agreement or participating in any transaction referred to above, and no director or officer of NewCo who is also a director, officer or employee of Informa will have or be under any fiduciary duty to NewCo to refrain from acting on behalf of NewCo or of Informa in respect of any such agreement or transaction or performing any such agreement in accordance with its terms. Informa, Informa HoldCo and NewCo have agreed that, except as otherwise set forth in the Stockholders Agreement or otherwise agreed in writing between NewCo and Informa, and subject to the corporate opportunities provisions described below, Informa will, to the fullest extent permitted by applicable law, have no duty to refrain from (i) engaging in the same or similar activities or lines of business as NewCo or (ii) doing business with any client, customer or vendor of NewCo, and (subject to the corporate opportunities provisions described below) neither Informa nor any officer, director or employee thereof shall, to the fullest extent permitted by applicable law, be deemed to have breached its fiduciary duties, if any, to NewCo solely by reason of Informa’s engaging in any such activity. Subject to the corporate opportunities provisions described below, except as otherwise agreed in writing between NewCo and Informa, in the event Informa acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both NewCo and Informa, Informa and any of its officers, directors or employees will, to the fullest extent permitted by applicable law, not be liable to NewCo or its stockholders for breach of any fiduciary duty as a stockholder or controlling person of NewCo by reason of the fact that Informa acquires or seeks such corporate opportunity for itself, directs such corporate opportunity to another Person, or otherwise does not communicate information regarding such corporate opportunity to NewCo, and NewCo to the fullest extent permitted by applicable law renounces any interest or expectancy in such business opportunity and waives any claim that such business opportunity constituted a corporate opportunity that should have been presented to NewCo.

The Stockholders Agreement further provides that, except as otherwise agreed in writing between NewCo and Informa, in the event that a director or officer of NewCo who is also a director, officer or employee of Informa acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both NewCo and Informa, such director or officer will to the fullest extent permitted by applicable law have fully satisfied and fulfilled his or her fiduciary duty with respect to such corporate opportunity, and NewCo to the fullest extent permitted by applicable law renounces any interest or expectancy in such business opportunity and waives any claim that such business opportunity constituted a corporate opportunity that should have been presented to NewCo, if such director or officer acts in a manner consistent with the following policy:

•

such a corporate opportunity offered to any individual who is a director but not an officer or employee of NewCo and who is also a director, officer or employee of Informa will belong to NewCo only if such opportunity is expressly offered to such person solely in his or her capacity as a director of NewCo and otherwise will belong to Informa; and

•

such a corporate opportunity offered to any individual who is an officer or employee of NewCo and also is a director, officer or employee of Informa will belong to NewCo unless such opportunity is expressly offered to such person in his or her capacity as a director, officer or employee of Informa, in which case such opportunity will belong to Informa.

For purposes of the corporate opportunities provision in the Stockholders Agreement and the summary thereof in the preceding paragraphs, (i) “corporate opportunities” include business opportunities that NewCo is financially able to undertake, which are, from their nature, in the line of NewCo’s business, are of practical advantage to it and are ones in which NewCo, but for the provisions summarized above, would have an interest or a reasonable expectancy, (ii) “Informa” means Informa and each of its subsidiaries (other than NewCo and its subsidiaries) and (iii) “NewCo” means NewCo and each of its subsidiaries.

Under the NewCo Charter, any person or entity purchasing or otherwise acquiring or holding any interest in the shares of capital stock of NewCo shall be deemed to have notice of and consented to the foregoing.

Restrictions on Transfers and Acquisitions

Lockup

For two years following the Closing Date (unless the Third Trigger Date has occurred prior to such date), the Informa Group will be prohibited from transferring any shares of NewCo common stock to any person, business or entity that is not a controlled affiliate of Informa Group, unless approved by the RPT Committee.

Competitors

Until the Third Trigger Date, Informa may not transfer any shares of NewCo common stock to any person who is engaged in any Competitive Business, unless (i) approved by an RPT Committee, (ii) in a transaction (or series of related transactions) in which the transferee acquires all of the outstanding equity securities of NewCo, or (iii) the portion of such person’s revenues that is attributable to a Competitive Business is reasonably believed by Informa, after due inquiry of such person, to be less than 25% of NewCo’s revenues (based on, in the case of NewCo, NewCo’s latest annual consolidated financial statements prior to such transfer).

Standstill

For two years following the Closing Date, subject to certain exceptions, the Informa Group may not directly or indirectly, in any manner, effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or otherwise participate in or knowingly encourage (i) any acquisition by a Person, other than NewCo, of NewCo common stock (including in derivative form) or any tender or exchange offer, merger, consolidation, business combination, conversion, transfer, domestication, or other similar transaction involving NewCo or any other member of the TechTarget Group that would result in Informa’s ownership of NewCo being greater than that on the Closing Date, (ii) any financing of the acquisition by a Person other than NewCo of any shares of NewCo common stock or any security convertible into such shares, (iii) any recapitalization, restructuring, liquidation, dissolution or change of control transaction, or (iv) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC) to vote any shares of NewCo common stock or any consent solicitation or stockholder proposal. During such period the Informa Group is also prohibited from (i) forming, joining or in any way participating in “a group” (as defined under the Exchange Act) with respect to NewCo or entering into any voting agreement or otherwise acting in concert with any Person or group in respect of any shares of NewCo common stock, (ii) except in accordance with the Stockholders Agreement, otherwise acting, alone or in concert with others, to seek representation on the NewCo Board; (iii) taking any action which would or would reasonably be expected to cause NewCo to make a public announcement under applicable law regarding any of the foregoing; or (vi) requesting that NewCo amend or waive any of the foregoing limitations. Until the Fourth Trigger Date, subject to certain exceptions, Informa Group may not directly or indirectly, in any manner, effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or otherwise participate in or knowingly encourage any acquisition of NewCo common stock (including in derivative form) or any tender or exchange offer, merger, consolidation, business combination, conversion, transfer, domestication or other similar transaction involving NewCo or any other member of the TechTarget Group that would result in the Informa’s ownership of NewCo being greater than 60%.

Buyout Transactions

For the two-year period following the Closing Date, any proposal by any member of the Informa Group to acquire in a transaction or series of related transactions reasonably expected to result in the acquisition of all of the outstanding shares of NewCo common stock held by stockholders other than the Informa Group must be (i) subject to review, evaluation and prior written approval of an RPT Committee and (ii) approved by a majority of the stockholders of NewCo, other than the Informa Group. Following the second anniversary of the Closing Date and until the Second Trigger Date, any proposal by any member of the Informa Group to acquire in a transaction or series of related transactions reasonably expected to result in the acquisition of all of the outstanding shares of NewCo common stock held by stockholders other than the Informa Group must be either (as elected by Informa HoldCo in its sole discretion) (i) subject to review, evaluation and prior written approval of an RPT Committee or (ii) approved by a majority of the stockholders of NewCo, other than the Informa Group.

Change of Control Transaction

Before the Second Trigger Date, Informa, subject to certain exceptions, will not, and will cause each member of the Informa Group not to, directly or indirectly, enter into any transaction or participate in any transaction that provides for a change of control of NewCo if as a result of such transaction Informa or any of its affiliates would receive per share consideration in respect of its NewCo common stock in excess of the per share consideration to be received by the other holders of shares of NewCo common stock.

Additional NewCo Securities

Preemptive Rights and Percentage Maintenance Share

Until the Second Trigger Date, to the extent permitted under Exchange rules and subject to certain exceptions, Informa HoldCo has the right to purchase up to its pro rata portion of any equity securities of NewCo that NewCo proposes to issue or sell; provided that, in the case of equity securities to be issued as consideration in any merger, consolidation, reorganization, conversion, joint venture, transfer, domestication or any other business combination, or any acquisition (including by merger, consolidation, conversion, transfer, domestication, acquisition of stock or assets or otherwise) of any businesses, assets, operations or securities comprising a business, Informa HoldCo shall instead have the right to purchase a number of additional securities such that the Informa Group maintains its beneficial ownership percentage of NewCo common stock upon the consummation of such transactions (its “percentage maintenance share”). Following the Second Trigger Date and until the Third Trigger Date, to the extent permitted under Nasdaq rules and subject to certain exceptions, Informa HoldCo has the right to purchase additional securities of NewCo up to its percentage maintenance share in connection with any issuance or sale thereof by NewCo. The purchase price for securities to be sold or issued to Informa HoldCo in accordance with the preceding paragraph will be calculated based on (i) in the case of an issuance for cash (other than a public offering of NewCo securities) or offer from a prospective third party for cash, the proposed purchase price in cash per security, and (ii) in all other cases (including a public offering of NewCo equity securities), the purchase price based on the Pre-Agreed Procedures (as described below).

In the case of Informa HoldCo’s exercise of preemptive rights, if the issuance or sale to Informa HoldCo is delayed to the extent necessary to obtain a governmental approval or stockholder approval under Nasdaq listing rules and the triggering issuance or sale is consummated, the Informa Group’s ownership of NewCo common stock will be calculated for all purposes of the Stockholders Agreement as if Informa HoldCo had exercised its right in full and as if any securities not yet issued or sold to the third party had been issued or sold, until such time that (i) the applicable sale to Informa HoldCo is consummated, (ii) in the case of an approval of a governmental authority, there is a final, non-appealable court order prohibiting Informa HoldCo from acquiring such securities, (iii) in the case stockholder approval is required under the Nasdaq rules, such stockholder vote will have occurred and such sale to Informa HoldCo not be approved or (iv) Informa determines not to exercise such rights.

In the case of Informa HoldCo’s exercise of percentage maintenance share rights, if the issuance or sale to Informa HoldCo is delayed to the extent necessary to obtain a governmental approval or stockholder approval under Nasdaq listing rules, the Informa Group’s ownership of NewCo common stock will be calculated for all purposes of the Stockholders Agreement as if Informa HoldCo had exercised its right in full and as if any securities not yet issued or sold to the third party had been issued or sold, until such time that (i) the applicable sale to Informa HoldCo is consummated, (ii) in the case of a required approval of a governmental authority, there is a final, non-appealable court order prohibiting Informa HoldCo from acquiring such securities, (iii) in the case stockholder approval is required under the Nasdaq rules, such stockholder vote will have occurred and such sale to Informa HoldCo not be approved or (iv) Informa determines not to exercise such rights.

Pre-Agreed Procedures

Informa HoldCo will have the right to purchase additional securities of NewCo under certain circumstances pursuant to certain pre-agreed prices and procedures as set forth in the Pre-Agreed Procedures (as defined in “Certain Agreements Related to the Transactions—Stockholders Agreement”), set forth in the Stockholders Agreement, without the need for the approval of an RPT Committee. These Pre-Agreed Procedures provide

Informa the option (but not the obligation) to, among other things, (i) purchase additional securities of NewCo in connection with securities being issued as consideration in an acquisition transaction, or purchase securities of NewCo in a public offering of securities of NewCo securities, or other circumstances where NewCo securities are not being offered for cash by NewCo, in each case at pre-agreed prices without the need for the approval of an RPT Committee and (ii) purchase additional shares of NewCo common stock up to its percentage maintenance share in connection with the issuance of equity awards or securities of NewCo pursuant to any “at the market” program, on a quarterly basis and in accordance with the pre-agreed prices.

Financial Information

Until the Third Trigger Date, NewCo will be subject to financial reporting requirements to Informa. NewCo will provide Informa with certain monthly, quarterly and annual financial, tax and accounting information as Informa may reasonably request. Additionally, NewCo will deliver to Informa drafts of its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q no later than five business days before publicly filing such documents with the SEC and will consult with Informa in preparing all reports, notices and proxy and information statements to be sent or made available by NewCo to its security holders. NewCo will provide Informa with information reasonably requested by Informa in connection with Informa’s press releases and public filings and agrees to review or draft such portion of Informa’s filings.

NewCo will also be required to cooperate with Informa in connection with the preparation of any filings made by Informa with any governmental authority, any securities exchange or otherwise made publicly available, including providing all information reasonably required by Informa to comply with its reporting obligations.

Non-Compete

Until the Second Trigger Date, Informa will not, and will not permit any of the other members of the Informa Group to, acquire (whether by stock purchase, merger, tender offer, purchase of assets, conversion, transfer, domestication, or otherwise) any Person engaged in a Competitive Business anywhere in the world except (i) ownership by Informa or any of the other members of the Informa Group of less than an aggregate of 10% of the total equity ownership of a Person engaged in such Competitive Business and (ii) acquisitions by Informa or any of the other members of the Informa Group of any business or Person that is engaged in such Competitive Business so long as no more than 25% of such business or Person’s revenues (based on such business or Person’s latest annual consolidated financial statements prior to such acquisition) are attributable to such Competitive Business; provided that Informa and the other members of the Informa Group may acquire a diversified business or Person having more than 25% of such business or Person’s revenues (based on such business or Person’s latest annual consolidated financial statements prior to such acquisition) attributable to such Competitive Business as long as Informa or the applicable member of the Informa Group divests the portion attributable to such Competitive Business in excess of such 25% threshold within 18 months following consummation of such acquisition. Notwithstanding the foregoing, in no event will the Stockholders Agreement prohibit Informa or any of the other members of the Informa Group from owning, managing or operating any business conducted by any of them on the date of the Stockholders Agreement and any other business that is directly related to any such business conducted by any member of the Informa Group on the date of the Stockholders Agreement.

Non-Solicit

The Stockholders Agreement provides that Informa and NewCo may not to solicit the employment of, or employ, certain employees of the other without the prior written consent of the other, subject to certain exceptions.

Assignment

Informa and Informa HoldCo may assign their rights under the Stockholders Agreement (i) to any member of the Informa Group or (ii) before the Third Trigger Date, to any other person to whom Informa or any other member of the Informa Group has transferred all of the NewCo common stock then beneficially owned by the members of the Informa Group in accordance with the Stockholders Agreement; provided that such an assignment will be effective only after the assignee executes and delivers to NewCo a joinder agreeing to be bound by the assignor’s obligations under the Stockholders Agreement.

Termination

The Stockholders Agreement will be effective as of the Closing Date and automatically terminates in the event the Informa Group no longer beneficially owns any outstanding shares of NewCo common stock. However, agreements under the Stockholders Agreement with respect to the following provisions will survive the termination of the Stockholders Agreement: confidentiality, privilege, dispute resolution and certain miscellaneous provisions.

Registration Rights Agreement

At the Closing, NewCo will enter into the Registration Rights Agreement with Informa HoldCo to grant Informa HoldCo certain registration rights with respect to its registrable securities consisting of shares of NewCo common stock.

A copy of the form of the Registration Rights Agreement is attached hereto as Annex F. The following summary of the terms of the Registration Rights Agreement is not a complete description thereof and is qualified in its entirety by the full text thereof.

Informa HoldCo may require NewCo pursuant to a demand to register all or any portion of these registrable securities under the Securities Act or the Exchange Act for their public offering, listing or trading. NewCo will not be obligated to effect a demand registration (i) within 180 days after the effective date of a previous demand registration or if a shelf registration covered the same registrable shares, or (ii) if the demand request is for a number of registrable securities as of any date the lesser of (A) registrable securities with a market value of less than $75 million, (B) 10% of NewCo’s market capitalization and (C) all of the remaining registrable shares held by Informa HoldCo.

Subject to certain exceptions, NewCo may defer the filing of a registration statement after a demand request has been made if the NewCo Board determines in its reasonable business judgment that such registration would require it to disclose material non-public information, which it would not otherwise be required to disclose but for the demanded registration (the “MNPI Disclosure Condition”). In such circumstances, the NewCo Board may, for a reasonable period of time not to exceed 60 consecutive days or 90 days in the aggregate in any 360-day period, defer such registration until the NewCo Board reasonably determines that the MNPI Disclosure Condition no longer continues to exist.

In addition, Informa HoldCo has piggyback registration rights, which means that Informa HoldCo and its permitted assignees who have agreed to be bound by the Registration Rights Agreement may include their registrable securities in future registrations of equity securities by NewCo, whether or not that registration relates to a primary offering by NewCo or a secondary offering by or on behalf of any other stockholders of NewCo.

The demand registration rights and piggyback registration rights are each subject to market cut-back exceptions, with specified priorities.

NewCo will pay all fees and expenses in connection with any registration pursuant to the Registration Rights Agreement, except brokerage fees, underwriting discounts and selling commissions, and stock transfer taxes payable in respect to the sale of shares by the registering stockholder. The Registration Rights Agreement sets forth customary registration procedures, including an agreement by NewCo to make its management available for road show presentations and other information meetings reasonably organized by the underwriters in connection with any underwritten offerings. NewCo also agrees to indemnify Informa HoldCo and its affiliates, to the fullest extent permitted by law, with respect to liabilities resulting from untrue statements of a material fact or omissions of a material fact in any registration statement used in any such registration, except for such liabilities arising from (i) the fact that a current copy of the prospectus that would have cured the defect was not timely sent or given, (ii) the use of any prospectus after NewCo has given notice in writing (A) that such prospectus contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, (B) that a stop order has been issued by the SEC with respect to such registration statement, or (iii) that an MNPI Disclosure Condition exists, or (iii) the use of any prospectus after NewCo’s obligation to keep the applicable registration statement effective has expired.

Informa HoldCo may transfer its rights under the Registration Rights Agreement to any permitted transferee under the Stockholders Agreement who becomes a party to, and agrees to be bound by the terms of, the Registration Rights Agreement. The rights of Informa HoldCo and its permitted transferees under the Registration Rights Agreement will remain in effect with respect to the registrable securities covered by the agreement until those securities (i) have been disposed of pursuant to an effective registration statement or sold to the public or (ii) are eligible for resale by the holder under Rule 144 without the requirement for NewCo to be in compliance with the current public information required thereunder and without volume or manner-of-sale restrictions.

Tax Matters Agreement

Prior to the Closing, Informa will engage in certain internal restructuring transactions to separate the Informa Tech Digital Businesses from Informa’s other business activities and facilitate the transfer of the Informa Tech Digital Businesses to CombineCo as part of the Contribution (such internal restructuring transactions to be undertaken by Informa, the “Informa Tech Digital Businesses Reorganization”). The Informa Tech Digital Businesses Reorganization will include, among other things, certain tax elections, and internal intercompany stock and asset distributions, contributions and other transfers. While some of these internal transactions will be taxable transactions and result in tax liabilities which will be borne by Informa, other internal transactions (and in particular, the contribution of any Subsidiary of Informa Intrepid and any portion of the Informa Tech Digital Businesses to Informa Tech LLC and the distribution by Informa USA, Inc. of the equity interests of Informa Tech LLC to Informa HoldCo (such contribution and distribution together, the “Distribution”)) are intended to qualify for tax-free treatment for U.S. federal income tax purposes. After the completion of the Informa Tech Digital Businesses Reorganization, Informa will effect the Contribution, as part of which Informa HoldCo will contribute to CombineCo all of the equity interests of Informa Intrepid. The Contribution is also intended to qualify for tax-free treatment to Informa for U.S. federal income tax purposes. The Tax Matters Agreement described below contemplates that Informa will receive, and Informa expects to receive, an opinion from its tax advisor with respect to the qualification of certain of the internal transactions described above for tax-free treatment to Informa for U.S. federal income tax purposes. The receipt of such an opinion is not a condition to Informa’s obligations to complete the Informa Tech Digital Businesses Reorganization or the Transactions.

At the Closing, NewCo, Informa, Informa USA, Inc., Informa Tech LLC, and Informa Intrepid will enter into the Tax Matters Agreement, which will govern the parties’ respective rights, responsibilities and obligations with respect to taxes of NewCo, Informa and their respective Subsidiaries, including taxes arising in the ordinary course of business, taxes, if any, incurred as a result of the Distribution and the Transactions, and taxes resulting from any failure of the Transactions or the Distribution to qualify for tax-free treatment for U.S. federal income tax purposes. The Tax Matters Agreement will also set forth the respective obligations of the parties with respect to the filing of tax returns, the allocation and utilization of tax attributes and benefits, tax elections, the administration of tax contests and assistance and cooperation on tax matters. The following summary of the terms of the Tax Matters Agreement is not a complete description thereof and is qualified in its entirety by the full text thereof.

In general, the Tax Matters Agreement will govern the rights and obligations that NewCo and Informa have after the Transactions with respect to taxes of NewCo, Informa, and their respective Subsidiaries for both pre- and post-Closing tax periods. Under the Tax Matters Agreement, Informa generally will be responsible for all taxes due with respect to or required to be reported on (i) any tax return of or including any of Informa or its Subsidiaries (other than any Informa Contributed Subsidiary, as defined below) (the “Informa Retained Group”), (ii) any consolidated or combined income tax return including both a member of the Informa Retained Group and any of Informa Intrepid or its Subsidiaries (Informa Intrepid and such Subsidiaries, the “Informa Contributed Subsidiaries”), (iii) any tax return of or including any of the Informa Contributed Subsidiaries (but not including any member of the Informa Retained Group) (a “Contributed Subsidiary Separate Return”) to the extent with respect to a pre-Closing tax period, and (iv) all Taxes resulting reasonably directly from one or more transactions executed as part of the Informa Tech Digital Businesses Reorganization (“Separation Taxes”).

NewCo will generally be responsible for all other taxes of the Informa Contributed Subsidiaries, as well as the taxes of TechTarget, NewCo and its Subsidiaries, as well as any taxes resulting from the failure of the Distribution to qualify as tax-free (“Distribution Taxes”) or other Taxes to the extent resulting directly from certain actions of NewCo. Such actions include (i) the breach of any covenant in the Tax Matters Agreement by NewCo or any of its subsidiaries that results in Separation Taxes or Distribution Taxes, (ii) any event involving capital stock or assets of NewCo or Informa Tech LLC, or any assets of their Subsidiaries, that results in Distribution Taxes, (iii) breaches or inaccuracies in any representations related to NewCo, Informa Tech LLC or any of their Subsidiaries in the tax certificate related to the Distribution, or (iv) acts by NewCo or any of its Subsidiaries that would reasonably be expected to result in an increase in taxes allocated to Informa pursuant to the Tax Matters Agreement, other than any act determined to be required by law based on written advice from an internally recognized law or accounting firm reaching that conclusion which is received by NewCo and provided to Informa before such act. However, such actions do not include any action expressly provided for in the documents governing the Transactions or any agreement entered into by an Informa Contributed Subsidiary prior to Closing, or any act of NewCo or any of its subsidiaries that is unanimously approved by all directors then designated by Informa HoldCo on the board of directors of NewCo who participate in the vote of the board of directors of NewCo that results in such approval, provided that such participating Informa HoldCo-designated directors represent a majority of the directors on the board of directors of NewCo participating in such vote.

In the Tax Matters Agreement, NewCo will also agree to certain covenants, including covenants that govern certain payments that NewCo must make to Informa and covenants that contain restrictions on the activities of NewCo. After Closing, NewCo will be required to make a payment to Informa in respect of the deferred revenue of Informa Tech LLC equal to (i) the deferred revenue of Informa Tech LLC as of the Closing Date that has not been included in the income of Informa Tech LLC for financial reporting purposes as of the Closing Date to the extent such revenue is an accounts receivable of Informa Tech LLC as of the Closing Date and such deferred revenue is included in taxable income for a pre-Closing tax period, multiplied by (ii) the maximum applicable statutory tax rate as of the Closing Date. Furthermore, NewCo will be required to make quarterly payments to Informa equal to the product of (x) deductions to which NewCo and its Subsidiaries are entitled under applicable law for the applicable quarter in respect of compensatory transfers of Informa equity interests, cash, or other property to individuals providing services to NewCo and its Subsidiaries that are provided or funded by members of the Informa Retained Group, multiplied by (y) the maximum applicable statutory tax rate.

NewCo will also agree not to, and not permit any Informa Contributed Subsidiary to, without the prior written consent of Informa, which shall not be unreasonably withheld, conditioned or delayed, (i) make, change or revoke any tax election or change any method of accounting that has effect on any Contributed Subsidiary Separate Return for a pre-Closing tax period, (ii) file or amend any Contributed Subsidiary Separate Return with respect to any pre-Closing tax period, (iii) surrender the right of any Informa Contributed Subsidiary to claim a tax refund with respect to any pre-Closing tax period, (iv) enter into any voluntary disclosure agreement or similar agreement or program with any governmental authority implicating taxes of any Informa Contributed Subsidiary for a pre-Closing tax period, (v) extend or waive the statute of limitations of any Contributed Subsidiary Separate Return with respect to any pre-Closing tax period, (vi) seek any ruling or agreement from a tax authority with respect to taxes of any Informa Contributed Subsidiary for a pre-Closing tax period, or (vii) file or allow to be filed any request for an adjustment for any Informa Contributed Subsidiary with respect to a pre-Closing tax period.

In addition, under the Tax Matters Agreement, NewCo will be barred from taking or failing to take any action where such action or failure to act would be inconsistent with or cause to be untrue any statement, information, covenant or representation in the tax certificates pertaining to the tax-free status of the Distribution or taking any action, permitting any action to be taken, or failing to take any action, where such action or failure to act would adversely affect, or could reasonably be expected to adversely affect, the tax-free treatment of the Distribution. For a period of two years after the Distribution date, NewCo, Informa Intrepid and Informa Tech LLC also specifically will agree not to:

•	discontinue the active conduct of the Informa Tech Digital Businesses conducted by the Informa Contributed Subsidiaries;

•	voluntarily dissolve or liquidate themselves;

•

subject to certain exceptions, enter into any transaction as a result of which NewCo, Informa Intrepid or Informa Tech LLC would merge or consolidate with any other person or as a result of which one or more persons would (directly or indirectly) acquire, or have the right to acquire, an amount of stock of Informa Tech LLC that would, when combined with any other changes in direct or indirect ownership of Informa Tech LLC’s stock (including the Merger), comprise 45% or more of (i) the value of all outstanding shares of stock of Informa Tech LLC as of the date of such transaction, or (b) the total combined voting power of all outstanding shares of voting stock of Informa Tech LLC as of the date of such transaction;

•	subject to certain exceptions, redeem or otherwise repurchase any stock or rights to acquire stock;

•	amend its certificate of incorporation (or other organizational documents) or take any other action, whether through a stockholder vote or otherwise, affecting the voting rights of its capital stock;

•

merge or consolidate, or agree to merge or consolidate, with any other person (other than pursuant to the Merger), unless NewCo, Informa Intrepid or Informa Tech LLC (as applicable) is the survivor of the merger or consolidation;

•

take any other action or actions which in the aggregate would, when combined with any other changes in ownership of Informa Tech LLC’s stock, have the effect of causing or permitting one or more persons to acquire stock representing a 50% or greater interest in Informa Tech LLC or would reasonably be expected to result in a failure to preserve the tax-free treatment of the Distribution; and

•

subject to certain exceptions, sell, transfer, or otherwise dispose of, or permit Informa Tech LLC or any of its Subsidiaries at the time of the distribution to sell, transfer, or otherwise dispose of, assets (including, any shares of capital stock of a subsidiary) that, in the aggregate, constitute more than 30% of the consolidated gross assets of Informa Tech LLC and its Subsidiaries as of the Distribution date.

NewCo may take the above actions only if Informa Tech LLC (i) obtains a ruling from the IRS to the effect that such action will not affect the tax-free treatment of the Distribution, (ii) obtains an unqualified tax opinion from an internationally recognized law or accounting firm, in form and substance reasonably satisfactory to Informa, to the effect that such action will not affect the tax-free treatment of the Distribution, or (iii) obtains prior written consent from Informa waiving the requirement to obtain such a ruling or tax opinion. Neither receipt of an IRS ruling or the delivery of an unqualified tax opinion nor Informa’s waiver of Informa Intrepid’s obligation to deliver an opinion or ruling shall limit or modify NewCo’s indemnification obligations described below.

In the Tax Matters Agreement, Informa USA, Inc. may choose to make a protective election under Section 336(e) of the Code with respect to the Distribution for Informa Tech LLC and certain of its U.S.

subsidiaries (the “Protective Section 336(e) Election”). NewCo and Informa will agree that, in the event the Distribution fails to be tax-free, if Informa is not entitled to indemnification for 100% of any Distribution Taxes and tax-related losses attributable thereto arising from such failure, Informa will be entitled to quarterly payments from NewCo equal to a percentage (such percentage to be determined based upon the amount of such losses for which Informa is not indemnified) of the actual tax savings if, as and when realized by NewCo and its Subsidiaries arising from the increase in tax basis resulting from the Protective Section 336(e) Election, determined on a “with and without” basis, provided, however, that such payments by NewCo (i) will be reduced by all reasonable out-of-pocket costs incurred by NewCo and its Subsidiaries to amend any tax returns or other governmental filings related to the Protective Section 336(e) Election, and (ii) will not in the aggregate exceed the amount of all Distribution Taxes and tax-related losses attributable thereto of the Informa Retained Group arising from the failure of the tax-free status of the Distribution and for which Informa is not entitled to indemnification under the Tax Matters Agreement.

Subject to certain limited exceptions, NewCo will agree to indemnify Informa and its affiliates against (i) any taxes allocated to NewCo under the Tax Matters Agreement, (ii) all taxes and tax-related losses arising out of any breach of or inaccuracy in, or failure to perform, as applicable, any representation, covenant, or obligation of NewCo or its subsidiaries under the Tax Matters Agreement, and (iii) any tax refunds allocated to Informa under the Tax Matters Agreement. However, NewCo will not be required to indemnify Informa pursuant to clause (ii) of the preceding sentence if such breach or inaccuracy, or failure to perform, as applicable, results from an act, transaction or election that was unanimously approved by all directors then designated by Informa HoldCo on the board of directors of NewCo who participate in the vote of the board of directors of NewCo that results in such approval, provided that such participating Informa HoldCo-designated directors represent a majority of the directors on the board of directors of NewCo participating in such vote.

In addition, Informa will agree to indemnify NewCo and its affiliates against (i) all liability for taxes allocated to Informa under the Tax Matters Agreement, (ii) all liability for taxes and tax-related losses attributable thereto arising out of any breach of or inaccuracy in, or failure to perform, as applicable, any representation, covenant, or obligation of any member of the Informa Retained Group under the Tax Matters Agreement, and (iii) any tax refunds allocated to NewCo under the Tax Matters Agreement.

Transition Services Agreements

Transition Services Agreement

Informa Group Limited, a private company organized under the laws of England and Wales and a wholly owned subsidiary of Informa (“IGL”), and NewCo will enter into the Transition Services Agreement on the Closing Date for the provision of certain transitionary services from IGL to NewCo. A copy of the Transition Services Agreement is attached hereto as Annex H. The following summary of the terms of the Transition Services Agreement is not a complete description thereof and is qualified in its entirety by the full text thereof.

Pursuant to the Transition Services Agreement, IGL will provide NewCo and its affiliates with certain services, including IT, accounting and financial, human resources, property, business support and other specified services. The provision of these services is subject to certain limitations, including obtaining consents from third parties. Pursuant to the Transaction Agreement, the parties thereto may make certain amendments to the Transition Services Agreement exhibits prior to the Effective Date. Further, pursuant to the Transition Services Agreement, certain amendments may also be made with respect to services to be provided by IGL.

The services provided by IGL to NewCo are generally planned to be provided for an initial term of 18 months following the Closing Date. NewCo may terminate certain services (not subject to a minimum term) at any time and for any reason upon 30 days’ written notice to IGL. Each party may terminate the Transition Services Agreement upon written notice to the other party in the event that the other party materially breaches the Transition Services Agreement and such breach remains uncured for 90 days after receipt of written notice from the non-breaching party. The Transition Services Agreement has other termination rights, such as non-payment, insolvency and force majeure. NewCo may extend any service for six months, provided that IGL has the capability and resources to provide any such service.

Services are generally provided at a base monthly service fee per service. However, IGL is permitted to request reimbursement for certain out-of-pocket charges, and if such charges are not paid, IGL is under no obligation to provide the relevant service. Further, good faith negotiations will be commenced if IGL believes that its compensation is materially insufficient to compensate it for the cost of providing the services.

Supplemental Transition Services Agreements

Informa and/or one of its Subsidiaries, as appropriate, will enter into STSAs with NewCo and/or its Subsidiaries, if appropriate, to facilitate the arrangements summarized in “The Transaction Agreement—Employee Matters—Employee Transfers” beginning on page 184 of this combined proxy statement/prospectus.

A copy of the form of STSA for the United States is attached to this combined proxy statement/prospectus as Annex I and a copy of the form of STSA for jurisdictions outside of the United States is attached to this combined proxy statement/prospectus as Annex J. The final STSAs will be subject to changes that are necessary to reflect the agreed termination date, local legislation, customs, process or tax requirements.

Reverse Transition Services Agreements

IGL and NewCo will enter into the Reverse Transition Services Agreement on the Closing Date to govern the use of certain NewCo facilities by IGL. A copy of the Reverse Transition Services Agreement is attached hereto as Annex K. The following summary of the terms of the Reverse Transition Services Agreement is not a complete description thereof and is qualified in its entirety by the full text thereof.

Pursuant to the Reverse Transition Services Agreement, IGL will be entitled to the use and occupancy of certain identified desk spaces in facilities of NewCo located in the United States, Japan, Malaysia, China and South Korea on substantially the same terms as such facilities were occupied by IGL prior to the Transactions, and subject to compliance with NewCo’s requirements. The provision of these services is subject to certain limitations, including obtaining consent from third parties. Pursuant to the Transaction Agreement, the parties thereto may make certain amendments to the Reverse Transition Services Agreement exhibits prior to the Effective Date.

The parties intend for the Reverse Transition Services Agreement to continue for each individual service’s specified term, provided that, IGL shall have the right to extend the term of the Reverse Transition Services Agreement for an additional six months as long as NewCo has the capabilities and resources to continue to provide the applicable services and the parties are able to obtain any necessary third-party consents.

IGL may terminate any individual service provided under the Reverse Transition Services Agreement at any time upon not less than 30 calendar days’ notice in writing, unless a longer notice period is required by the terms applicable to such service or the applicable terms do not permit early termination. Either party may terminate the Reverse Transition Services Agreement immediately upon notice to the other party if the other party fails to pay undisputed amounts under the Reverse Transition Services Agreement and remains in default for more than 60 days following receipt of notice of the default; the other party materially breaches its obligations and fails to remedy such breach within 90 days following receipt of the breach; an insolvency event of the other party; or an event of force majeure prevents the other party from performing its obligations for a continuous period of six weeks (which termination is limited to the affected services).

Services are provided at a base monthly service fee per service. However, NewCo is permitted to request reimbursement for certain out-of-pocket charges and if such charges are not paid, NewCo is under no obligation to provide the relevant service. Further, good faith negotiations will be commenced if NewCo believes that its compensation is materially insufficient to compensate it for the cost of providing the services.

Data Sharing Agreement

Informa and NewCo will enter into the Data Sharing Agreement on the Closing Date. Pursuant to the Data Sharing Agreement, each of Informa and NewCo will leverage their respective data sets and Shared Personal Data in furtherance of the Agreed Use Cases. The Data Sharing Agreement further sets forth the parties’ respective responsibilities for compliance when acting as “Joint Controllers” for purposes of Article 26 of GDPR. A copy of the Data Sharing Agreement is attached hereto as Annex L. The following summary of the terms of the Data Sharing Agreement is not a complete description thereof and is qualified in its entirety by the full text thereof.

Within 30 days following the commencement of the Data Sharing Agreement, the parties will agree on the process for sharing and identifying Shared Personal Data. Shared Personal Data will be shared in compliance with applicable data protection laws, and the parties will cooperate with each other with respect to data subject requests and other obligations to comply with such data protection laws. Each of the Agreed Use Cases includes restrictions and mitigations applicable to Shared Personal Data which is shared pursuant to any such Agreed Use Case.

The parties intend for the Data Sharing Agreement to continue until terminated. Either party may terminate the Data Sharing Agreement upon six months’ notice to the other at any time following the date on which Informa ceases to hold at least 40% of the voting power in NewCo or upon notice to the other party in the event of a material breach by the other party which is not remedied within 60 days following receipt of notice of such material breach. Informa may also terminate the Data Sharing Agreement upon notice to NewCo following any termination of the Brand License Agreement.

Brand License Agreement

IGL and NewCo will enter into the Brand License Agreement on the Closing Date. Pursuant to the Brand License Agreement, IGL will license the word “INFORMA” to NewCo for use in connection with the Data Sharing Agreement, as part of the complete phrase, “an Informa Company” for certain Agreed Use Cases. A copy of the Brand License Agreement is attached hereto as Annex M. The following summary of the Brand License Agreement is not a complete description thereof and is qualified in its entirety by the full text thereof.

Under the Brand License Agreement, IGL, on behalf of itself and its Affiliates, will grant to NewCo during the term of the Brand License Agreement, a non-exclusive, fully paid, royalty-free, non-sublicensable, non-transferrable license to use the word “Informa” as part of “an Informa Company” solely in connection and combination NewCo name in the Territory.

The Territory initially means: Australia, Brazil, Canada, Egypt, France, Germany, Hong Kong SAR, India, Japan, Monaco, Netherlands, P.R. China, Saudi Arabia, Singapore, Switzerland, Thailand, Turkey, United Kingdom, United Arab Emirates, and the United States. Subject to IGL’s written consent, NewCo may add another country(ies) or jurisdiction(s) to the Territory from time to time.

Under the Brand License Agreement, NewCo may not take any action which may bring IGL or the word “INFORMA” into disrepute, damage the goodwill or reputation of IGL or the word “INFORMA.”

The Brand License Agreement will continue until terminated. The Brand License Agreement will automatically terminate upon any termination of the Data Sharing Agreement, unless earlier terminated by either party upon six months’ notice to the other at any time following the date on which IGL ceases to hold at least 40% of the voting power in NewCo. IGL may also terminate the Brand License Agreement upon a material breach of the Brand License Agreement by NewCo in a way that causes material harm to the Informa brand that is not remedied within 90 days following notice of the breach, or if NewCo materially breaches its obligations in a manner that causes irreparable harm to the Informa brand.

Commercial Cooperation Agreement

Pursuant to the Transaction Agreement, CombineCo and Informa negotiated the terms and conditions of the Commercial Cooperation Agreement term sheet (the “CCA Term Sheet”). At the Closing, NewCo and IGL will enter into a commercial cooperation agreement on substantially the same terms set forth in the CCA Term Sheet. The following summary of the terms of the Commercial Cooperation Agreement is not a complete description thereof.

Under the Commercial Cooperation Agreement, NewCo and IGL will provide each other certain commercial services in substantially the same manner as provided by and between each of Informa Intrepid and IGL prior to the Closing. The commercial services are intended to include, without limitation, content support, media partnerships, speaking opportunities, hosting of analyst summits, advertising campaigns, and shared brand licensing.

Under the Commercial Cooperation Agreement, NewCo and IGL will provide the commercial services under barter, with both parties attributing a similar value to the services and agreeing to either self-bill or issue invoices that are set off; provided that each party, in its capacity as service recipient, shall pay to the other party, as service provider, the amount of all applicable service taxes that service provider is required to pay that result from services provided by it.

Under the Commercial Cooperation Agreement, NewCo and IGL intend to grant to each other a non-exclusive license to use certain of the granting party’s intellectual property and branding and logos for the purpose of delivering the services, pursuant to standard terms and conditions. Sharing and use of any personal data by the parties is intended to be subject to the terms of the Data Sharing Agreement. The parties intend to be each other’s preferred, but not exclusive, media party to the other’s business.

The Commercial Cooperation Agreement is intended to have an initial term of one year following the Closing Date. After the initial term of the Commercial Cooperation Agreement, the Commercial Cooperation Agreement is intended to automatically renew for successive twelve-month terms, unless either party provides written notice to the other party at least 90 days prior to the end of the initial term or the then-current renewal term, as applicable. Individual service lines can be rolled on or rolled off if both parties agree in writing. Each party will also have the right to terminate the Commercial Cooperation Agreement upon an unremedied, material breach of the Commercial Cooperation Agreement by the other party or if the other party becomes insolvent.

In addition, NewCo and Informa and/or one of its Subsidiaries, as appropriate, intend to enter into one or more additional arrangements that will be effective at the Closing, the terms of which are currently being negotiated, and that will be related or ancillary to the commercial services to be provided under the Commercial Cooperation Agreement.

Term Loan Credit Facility

Prior to but effective upon the Closing, TechTarget and CombineCo will use reasonable best efforts to enter into a revolving credit facility or other senior lending facility (the “New Debt Facility”) with commitments of at least $250,000,000 (the “New Facility Amount”) to be used (together with TechTarget’s and its Subsidiaries’ available cash on hand) to satisfy TechTarget’s obligations under TechTarget’s existing debt arrangements and for general working capital purposes. The New Debt Facility will be on terms and conditions reasonably acceptable to Informa (who will have the right to review and comment on drafts of the definitive documentation for the New Debt Facility, which comments TechTarget and CombineCo will seek to address in good faith).

TechTarget and CombineCo will use reasonable best efforts to provide that the New Debt Facility will not require the entry into deposit account control agreements in connection with the granting of any security interest thereunder. Informa and its Subsidiaries will reasonably cooperate with TechTarget’s and CombineCo’s efforts to obtain the New Debt Facility, including by (i) providing reasonable assistance in the preparation of customary marketing and syndication materials and cooperating with the marketing efforts for the New Debt Facility;

(ii) participating as necessary in a reasonable number of customary meetings and presentations with prospective lenders and investors and in due diligence sessions, as applicable; (iii) reasonably cooperating with any financing sources or prospective financing sources and their respective agents’ due diligence, including providing access to documentation reasonably requested by any such Person, including information in connection with applicable “know your customer” and anti-money laundering laws; and (iv) taking such other actions that are reasonable and customary in connection with bank financing transactions generally.

On September 25, 2024, TechTarget entered into a best efforts commitment letter with Citizens Bank, N.A. (“Citizens”) relating to the New Debt Facility. Citizens will use its commercially reasonable best efforts to form a syndicate of lenders reasonably acceptable to TechTarget to provide revolving commitments of $250 million. The proceeds of the initial borrowing will be used (together with available cash on hand) to satisfy TechTarget’s obligations under TechTarget’s existing debt arrangements and to pay transaction fees and expenses in connection with the Transaction Agreement. TechTarget and CombineCo intend to enter into the definitive documentation for the New Debt Facility (the “Credit Agreement”) on or prior to the date of the closing of the Transactions (the “New Debt Facility Closing Date”). The Credit Agreement will have a five (5) year term, will not provide for scheduled amortization payments prior to its maturity date and will contain other customary terms and conditions. The effectiveness of the Credit Agreement shall be contingent upon, among other things, the successful syndication of the revolving commitments and the closing of the Transactions.

Any loans under the Credit Agreement shall bear interest at an annual rate equal to the Secured Overnight Financing Rate (SOFR) + 2.50% (subject to a 0.00% floor) for the first full fiscal quarter after the New Debt Facility Closing Date and be subject to a leverage-based pricing grid thereafter. Certain additional undrawn amount fees will also be payable in connection with the Credit Agreement. All obligations under the Credit Agreement will be secured on a first-priority basis, subject to certain exceptions, by security interests in substantially all assets of TechTarget, CombineCo and their material wholly-owned U.S. subsidiaries, and will be guaranteed by such material wholly-owned U.S. subsidiaries, subject to certain exceptions.

In the event that, despite using their reasonable best efforts, TechTarget and CombineCo are unable to enter into the New Debt Facility at or prior to the Closing, then, at the Closing, Informa will provide a term loan credit facility to NewCo (the “Informa Credit Facility”) with aggregate commitments equal to the New Facility Amount on certain specified terms and conditions, including (i) a three-year maturity repayable in equal quarterly installments in aggregate annual amounts of 25% during the first two years following the Closing, increasing to 50% during the final year, (ii) an interest rate of three-Month Term SOFR (to be defined in the applicable loan document) plus 3.00% per annum and (iii) subsidiary guarantees by each direct or indirect subsidiary of NewCo that represent at least 5% or more of NewCo’s consolidated revenue, subject to certain exceptions.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On January 10, 2024, Informa entered into the Transaction Agreement to combine the Informa Tech Digital Businesses with TechTarget under Toro CombineCo, Inc., a new publicly traded company (hereinafter referred to as “CombineCo”). According to the Transaction Agreement, Informa PLC (“Informa”) will contribute the Informa Tech Digital Businesses and $350 million in cash (subject to certain adjustments set forth in the Transaction Agreement for certain changes in respect of the net working capital, EBITDA (as adjusted in certain respects) and non-current liabilities of the Informa Tech Digital Businesses) to CombineCo in exchange for CombineCo common stock. On completion, Informa will hold 57% ownership in CombineCo (on a fully diluted basis, but without taking into account shares which may be issued upon the conversion (if any) of TechTarget’s convertible notes or shares reserved for future grants pursuant to certain NewCo equity incentive plans) and TechTarget’s current shareholders (including certain equity award holders) will receive approximately $350 million plus any Adjusted EBITDA Cash Increase Amount in the form of a cash distribution and the remaining ownership interest in CombineCo, which will be a publicly traded company in the U.S. The cash contribution by Informa and payment to TechTarget shareholders are subject to specific adjustments set forth in the Transaction Agreement for changes in net working capital, Target Adjusted EBITDA as defined in the Transaction Agreement, and certain non-current liabilities of the Informa Tech Digital Businesses. For the purposes of this Unaudited Pro Forma Condensed Combined Financial Information, management estimated the amount of these adjustments based upon the audited financial statements and other assumptions of the Informa Tech Digital Businesses, would be zero. In connection with the Closing, CombineCo will change its registered name with the Secretary of State of Delaware to TechTarget, Inc. (hereinafter referred to as “NewCo”).

The Transactions are expected to close in the second half of 2024, subject to certain closing conditions. See the section titled “The Transaction Agreement—Conditions to Closing” beginning on page 173 of this combined proxy statement/ prospectus for further details on such conditions.

The Merger will be accounted for as a business combination in accordance with U.S. GAAP (pursuant to Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”)), with the Informa Tech Digital Businesses treated as the “acquirer” and TechTarget treated as the “acquired” company for financial reporting purposes. Informa will control NewCo as it will beneficially own 57% of the outstanding shares of NewCo common stock (on a fully diluted basis, but without taking into account shares which may be issued upon the conversion (if any) of TechTarget’s convertible notes or shares reserved for future grants pursuant to certain NewCo equity incentive plans) and be entitled to designate five of the nine members of the NewCo Board. As a result, the Informa Tech Digital Businesses will be deemed the acquirer, as it is the business contributed by and still controlled by Informa. The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting. Under the acquisition method of accounting, the purchase price is allocated to the identifiable tangible and intangible assets acquired and liabilities assumed of TechTarget based on their respective estimated fair values with any excess purchase price allocated to goodwill. Significant estimates and assumptions were used in determining the preliminary purchase price and the preliminary purchase price allocation reflected in the unaudited pro forma condensed combined financial statements. The process of valuing the net assets of TechTarget immediately prior to the business combination for purposes of presentation within this unaudited pro forma condensed combined financial information is preliminary. As the unaudited pro forma condensed combined financial statements have been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial statements give effect to the business combination and other events contemplated by the Transaction Agreement as described in this combined proxy statement/prospectus as below:

•

The unaudited pro forma condensed combined balance sheet as of June 30, 2024 combines the historical balance sheets of TechTarget and the Informa Tech Digital Businesses on a pro forma basis assuming the business combination and related transactions had been consummated on June 30, 2024.

•

The unaudited pro forma condensed combined statements of income for the six months ended June 30, 2024 and for the year ended December 31, 2023 combines the historical statements of income of TechTarget and the Informa Tech Digital Businesses on a pro forma basis assuming the business combination and related transactions had been consummated on January 1, 2023 (i.e., the beginning of the earliest period presented).

The unaudited pro forma condensed combined financial statements have been prepared using the interim financial statements of the Informa Tech Digital Businesses as of and for the six months ended June 30, 2024, and the audited financial statements of the Informa Tech Digital Businesses as of December 31, 2023 and December 31, 2022 and for each of the years in the three-year period ended December 31, 2023 included elsewhere within this combined proxy statement/prospectus and from TechTarget’s unaudited consolidated financial statements as of and for the six months ended June 30, 2024, and the consolidated audited financial statements as of December 31, 2023 and December 31, 2022 and for each of the years in the three-year period ended December 31, 2023 also included elsewhere within this combined proxy statement/ prospectus.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” (“Article 11 of Regulation S-X”). Article 11 of Regulation S-X provides requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and the option to present reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). NewCo has elected not to present Management’s Adjustments in the unaudited pro forma condensed combined financial statements. Based on management’s assessment, no autonomous entity adjustments were required for the purposes of preparing the unaudited pro forma condensed combined financial information. The results set forth in the unaudited pro forma condensed combined financial information include adjustments that give effect to events that are directly attributable to the Transactions.

The unaudited pro forma condensed combined financial statements should be read in conjunction with the Informa Tech Digital Businesses’ and TechTarget’s historical financial statements described above, and the accompanying notes to the unaudited pro forma condensed combined financial statements, which describe the assumptions and estimates underlying the adjustments set forth therein. The pro forma adjustments, which management believes are reasonable under the circumstances, are preliminary and are based upon available information and certain assumptions described in the accompanying notes to the unaudited pro forma condensed combined financial information. Accordingly, the actual financial condition or performance of NewCo following completion of the Transactions in subsequent periods may differ materially from that which is reflected in the unaudited pro forma condensed combined financial statements. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Transactions in subsequent periods may differ materially from that which is reflected in the unaudited pro forma condensed combined financial statements. Additionally, the final determination of the merger consideration and purchase price allocation, upon the completion of the merger, will be based on TechTarget’s share price and net assets as of the closing date of the merger and will depend on a number of factors that cannot be predicted with certainty at this time. Actual results and valuations may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information presented is for informational purposes only and is not necessarily indicative of the financial position or results of earnings that would have been realized if the Transactions had been completed on the dates set forth above, nor is it indicative of future results or financial position. The unaudited pro forma condensed combined financial statements do not include the realization of any cost savings from operating efficiencies, synergies or other activities, or the recognition of any cost increases or dis-synergies that might result from the Transactions.

Toro CombineCo, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 30, 2024

(In thousands)

	Historical		Pro Forma
	Informa Tech Digital Businesses	TechTarget Inc. (as reclassified – Note 8)	Transaction Accounting Adjustments	Note		Pro Forma Combined
ASSETS
Current assets
Cash and cash equivalents	8,136	237,405	(166,010)	5	(f)	72,466
			(7,065)	5	(j)
Short-term investments	—	101,980	(101,980)	5	(f)
Accounts receivable, net of allowance for doubtful accounts	41,251	42,774				84,025
Related party receivables	3,666	—	(3,666)	5	(g)
Related party loan Receivables	132,491	—	(132,491)	5	(g)
Prepaid expenses and other current assets	6,794	6,534				13,328

Total current assets	192,338	388,693	(411,212)			169,819

Non-current assets
Property and equipment, net	2,445	2,169	—			4,614
Goodwill	467,192	193,791	463,060	5	(a)	1,124,043
Intangible assets, net	280,601	108,512	706,488	5	(b)	1,095,601
Operating lease right-of-use assets	2,458	15,464	(1,843)	5	(c)	16,079
Deferred tax assets	1,220	7,871	5,079	5	(d)	14,170
Other assets	—	648	9,800	5	(k)	10,448

Total non- current assets	753,916	328,455	1,182,584			2,264,955

Total assets	946,254	717,148	771,372			2,434,774

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	2,563	6,073				8,636
Related party payables	28,079	—	(28,079)	5	(g)	—
Operating lease liabilities	2,135	3,697	(330)	5	(c)	5,502
Accrued expenses and other current liabilities	5,694	6,883				12,577
Accrued compensation expenses	11,686	1,777	—			13,463
Income taxes payable	3,919	4,693	—			8,612
Contract liabilities	41,661	18,447	—			60,108
Related party short-term debt	546,267	—	(546,267)	5	(g)	—

Total current liabilities	642,004	41,570	(574,676)			108,898

Non-Current Liabilities
Operating lease liabilities	2,337	14,772	(1,188)	5	(c)	15,921
Convertible senior notes	—	411,602	(411,602)	5	(f)	—
Term loan	—	—	149,050	5	(f)	149,050
Other liabilities	11,848	—	—			11,848
Deferred tax liabilities	12,491	12,394	183,694	5	(d)	208,579

	Historical		Pro Forma
	Informa Tech Digital Businesses	TechTarget Inc. (as reclassified – Note 8)	Transaction Accounting Adjustments	Note		Pro Forma Combined
Related party long-term debt	309,237	—	(309,237)	5	(g)	—
Contingent consideration	40,100	—	(40,100)	5	(i)	—

Total non-current liabilities	376,013	438,768	(429,383)			385,398

Total liabilities	1,018,017	480,338	(1,004,059)			494,296

Stockholders’ Equity:
Net parent investment	(95,890)	—	95,890	5	(e)	—
Common Stock	—	59	(59)	5	(e)	70
			70	5	(e)
Treasury stock	—	(329,118)	329,118	5	(e)	—
Additional paid-in capital	—	494,922	(494,922)	5	(e)	2,380,979
			364,338	5	(e)
			1,221,457	5	(e)
			747,426	5	(g)
			4,470	5	(h)
			40,100	5	(i)
			(6,612)	5	(j)
			9,800	5	(k)
Accumulated other comprehensive income (loss)	24,127	(5,109)	5,109	5	(e)	24,127
Retained earnings	—	76,056	(76,056)	5	(e)	(464,698)
			(460,228)	5	(e)
			(4,470)	5	(h)

Total stockholders’ equity	(71,763)	236,810	1,775,431			1,940,478

Total liabilities and stockholders’ equity	946,254	717,148	771,372			2,434,774

Toro CombineCo, Inc.

Unaudited Pro Forma Condensed Combined Statement of Income

For the six months ended June 30, 2024

(In thousands except number of shares and per share data)

	Historical		Pro Forma
	Informa Tech Digital Businesses	TechTarget Inc. (as reclassified – Note 8)	Transaction Accounting Adjustments	Note		Pro Forma Combined
Revenues	122,278	110,550				232,828
Cost of revenues:
Cost of revenues	(50,670)	(40,572)	2,446	6	(a)	(88,796)
Amortization of acquired technology		(1,405)	(10,075)	6	(b)	(11,480)

Gross Profit	71,608	68,573	(7,629)			132,552

Operating expenses:
Selling and marketing	(27,879)	(46,150)	(32)	6	(c)	(74,061)
Product development	(5,928)	(5,397)	—			(11,325)
General and administrative	(35,247)	(14,320)	(143)	6	(d)	(49,710)
Depreciation	(787)	(561)	—			(1,348)
Amortization	(16,283)	(7,048)	(13,929)	6	(b)	(37,260)
Impairment of long-lived assets	(2,019)	—	—			(2,019)
Acquisition and integration costs	(29,648)	(8,595)	—			(38,243)
Remeasurement of contingent consideration	(2,663)	—	2,663	6	(e)	—

Total operating expenses	(120,454)	(82,071)	(11,441)			(213,966)

Operating income (loss)	(48,846)	(13,498)	(19,070)			(81,414)

Interest income	1,830	7,605	—			9,435
Interest expense	—	(1,103)	(4,855)	6	(f)	(5,958)
Interest expense on related party loans	(12,276)	—	12,276	6	(g)	—
Other income (expense), net	371	(153)	—			218

Income (Loss) before provision for income taxes	(58,921)	(7,149)	(11,649)			(77,719)
Income tax benefit (provision)	2,901	(1,627)	3,578	6	(h)	4,852

Net income (loss)	(56,020)	(8,776)	(8,071)			(72,867)

Earnings/(loss) per share				6	(i)
Basic		(0.31)				(1.04)
Diluted		(0.31)				(1.04)

Toro CombineCo, Inc.

Unaudited Pro Forma Condensed Combined Statement of Income

For the year ended December 31, 2023

(In thousands except number of shares and per share data)

	Historical		Pro Forma
	Informa Tech Digital Businesses	TechTarget Inc. (as reclassified – Note 8)	Transaction Accounting Adjustment	Note		Pro Forma Combined
Revenues	252,049	229,963	—			482,012
Cost of revenues:
Cost of revenues	(99,170)	(72,776)	3,837	7	(a)	(168,109)
Amortization of acquired technology	—	(2,761)	(20,200)	7	(b)	(22,961)

Gross Profit	152,879	154,426	(16,363)			290,942
Operating expenses:
Selling and marketing	(55,470)	(97,161)	(47)	7	(c)	(152,678)
Product development	(11,143)	(10,911)	—			(22,054)
General and administrative	(66,087)	(29,967)	(215)	7	(d)	(96,269)
Depreciation	(895)	(1,172)				(2,067)
Amortization	(30,723)	(13,354)	(28,600)	7	(b)	(72,677)
Impairment of goodwill	(130,132)	—	—			(130,132)
Impairment of long-lived assets	(577)	—	—			(577)
Acquisition and integration costs	(5,830)	(4,130)	(4,470)	7	(e)	(14,430)
Remeasurement of contingent consideration	112,653	—	(112,653)	7	(f)	—

Total operating expenses	(188,204)	(156,695)	(145,985)			(490,884)

Operating income (loss)	(35,325)	(2,269)	(162,348)			(199,942)
Interest income	2,402	14,056	—			16,458
Interest expense	(1)	(2,581)	(9,463)	7	(g)	(12,045)
Interest expense on related party loans	(24,259)	—	24,259	7	(h)	—
Gain from early extinguishment of debt	—	5,033	(5,033)	7	(i)	—
Other income (expense), net	(874)	180	—			(694)

Income (Loss) before provision for income taxes	(58,057)	14,419	(152,585)			(196,223)
Income tax benefit (provision)	5,777	(9,958)	8,865	7	(j)	4,684

Net income (loss)	(52,280)	4,461	(143,720)			(191,539)

Earnings/ (loss) per share				7	(k)
Basic		0.16				(2.74)
Diluted		0.16				(2.74)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Description of the Merger

On January 10, 2024, Informa entered into an agreement to combine the Informa Tech Digital Businesses with TechTarget under a new publicly traded company, NewCo. According to the Transaction Agreement, Informa will contribute the Informa Tech Digital Businesses, along with $350 million in cash (subject to certain adjustments set forth in the Transaction Agreement for certain changes in respect of the net working capital, EBITDA (as adjusted in certain respects) and non-current liabilities of the Informa Tech Digital Businesses).

As a result of the Merger, each issued and outstanding share of TechTarget common stock as of immediately prior to the effective time of the Merger (other than Excluded Stock, which will be cancelled without consideration, and Dissenting Shares) will be converted into the right to receive (i) one share of NewCo common stock and (ii) a pro rata share of an amount in cash equal to $350 million plus any Adjusted EBITDA Cash Increase Amount, which per share cash consideration amount is estimated to be approximately $11.79 per share of TechTarget common stock as of the date of this combined proxy statement/prospectus (the “Merger Consideration”). For the purposes of this Unaudited Pro Forma Condensed Combined Financial Information, management estimated the amount of these adjustments based upon the audited financial statements and other assumptions of the Informa Tech Digital Businesses would be zero. This estimate is preliminary in nature and may be revised as additional information becomes available and is evaluated and the final amounts may differ materially from that which is reflected in the unaudited pro forma condensed combined financial statements.

Additionally, pursuant to the terms of the Transaction Agreement and the governing plans and agreements (including existing employment agreements), equity awards issued by TechTarget that are outstanding as of immediately prior to the Effective Time will be treated as follows:

•

Immediately prior to the Effective Time, 100% of the outstanding Pre-Signing TechTarget RSUs held by eight specified TechTarget executives, including each of TechTarget’s current executive officers, and 50% of all other outstanding unvested Pre-Signing TechTarget RSUs will vest. At the Effective Time, each vested Pre-Signing TechTarget RSU and any other TechTarget RSUs that are then vested and outstanding will be canceled, will cease to exist and will be converted into the right of the holder thereof to receive the applicable portion of Merger Consideration in respect of the shares of TechTarget common stock underlying the vested TechTarget RSU.

•

Each TechTarget RSU that is outstanding and unvested as of the Effective Time (after taking into account any vesting described in the prior paragraph) will be assumed by NewCo and converted into an award of restricted stock units with respect to shares of NewCo common stock in the manner set forth in the Transaction Agreement. Each converted restricted stock unit will be subject to the same terms and conditions (including vesting, accelerated vesting and settlement schedule) as applied to the corresponding unvested TechTarget RSU immediately prior to the Effective Time.

•

Each TechTarget Option, whether vested or unvested, that is outstanding and unexercised as of immediately prior to the Effective Time will, as of the Effective Time, vest (to the extent unvested) in full. Immediately prior to the Effective Time, each In-The-Money Option will automatically cease to exist and be converted into the right of the holder of the In-The-Money Option to receive the applicable portion of the Merger Consideration in respect of the shares of TechTarget common stock underlying the In-The-Money Option, reduced by the aggregate exercise price of the In-The-Money Option. Immediately prior to the Effective Time, each Underwater Option will be canceled and terminated for no consideration.

•

Prior to the Closing, the TechTarget ESPP will continue to operate consistent with its terms as in existence as of January 10, 2024. If the Closing occurs prior to the end of a Plan Period (as defined in the TechTarget ESPP), all accumulated participant contributions under the TechTarget ESPP will be used to purchase shares of TechTarget common stock from TechTarget as close as reasonably practicable to (but in any event prior to) the Closing Date in accordance with the terms of the TechTarget ESPP as if it was the last day of the Plan Period. The TechTarget ESPP will terminate in its entirety on the Closing Date, and no further rights to purchase TechTarget common stock will be granted or exercised under the TechTarget ESPP thereafter.

•

Immediately following the Closing, Informa HoldCo will own 57% of the outstanding shares of NewCo common stock (on a fully diluted basis, but without taking into account shares which may be issued upon the conversion (if any) of the TechTarget convertible notes or shares reserved for future grants pursuant to certain NewCo equity incentive plans) and former TechTarget stockholders will own the remaining outstanding shares of NewCo common stock.

Debt refinancing: TechTarget, as of June 30, 2024, had $3,040 thousand in aggregate principal amount of 0.125% convertible senior notes due 2025 (the “2025 Notes”) and $414,000 thousand in aggregate principal amount of 0.0% convertible senior notes due 2026 (the “2026 Notes” and together with the 2025 Notes, the “Notes”) outstanding. Pursuant to provisions within the indentures for the Notes, holders of the Notes for a specified period of time following the consummation of the merger may liquidate their Notes by (i) delivering them to NewCo for conversion, which NewCo may settle in cash, shares of NewCo or a combination thereof in NewCo’s discretion, or (ii) tendering them to NewCo for repurchase at fair value. Based upon the current conversion price, management expects that holders of the Notes will tender all of their notes for repurchase at fair value following the consummation of the merger. To the extent any holders of the Notes elect to tender their notes for repurchase or deliver their Notes for conversion, this presentation assumes that NewCo would elect to settle such Notes using a combination of cash on hand at TechTarget, proceeds from a new credit facility (as discussed below) and by liquidating short-term investments.

As referenced above, TechTarget and NewCo are obligated under the Transaction Agreement to use their reasonable best efforts to enter into a revolving credit facility or other senior lending facility, which shall be entered into prior to (but effective upon) the closing of the proposed transaction, with commitments of at least $250,000 thousand to be used (together with TechTarget’s and its subsidiaries available cash on hand) to satisfy TechTarget’s obligations under the Notes and for general working capital purposes. On September 25, 2024, TechTarget signed a commitment letter with Citizens Bank; however, it has not finalized the terms of, nor entered into, any such financing agreement. NewCo expects to draw-down $150,000 thousand from the new credit facility immediately following the consummation of the Transactions to partly repay the Notes as well as to provide working capital to NewCo.

The unaudited pro forma condensed combined financial statements have been prepared assuming that NewCo’s new credit facility will bear interest at an interest rate of SOFR+2.5%. The pro forma balance sheet adjustments include the recognition of the liability for the New Term Loan of $150,000 thousand, net of debt issuance costs of $950 thousand (unamortized), and an equal and offsetting increase to cash and cash equivalents. The unaudited pro forma condensed combined statements of income adjustments for the six months and twelve months ended June 30, 2024 and December 31, 2023 include the recognition of interest expense based on an effective interest calculation of $5,958 thousand and $11,906 thousand, respectively.

2. Basis of Presentation

The unaudited pro forma condensed combined financial information and related notes are prepared in accordance with SEC Article 11 of Regulation S-X and present the historical financial information of the Informa Tech Digital Businesses and TechTarget adjusted to give effect to the business combination and the other events contemplated by the Transaction Agreement.

The Merger will be accounted for under the acquisition method of accounting for business combinations pursuant to the provisions of ASC 805. Informa will control NewCo as it will beneficially own 57% of the outstanding shares of NewCo common stock (on a fully diluted basis, but without taking into account shares which may be issued upon the conversion (if any) of TechTarget’s convertible notes or shares reserved for future grants pursuant to certain NewCo equity incentive plans), and be entitled to designate five of the nine NewCo Board members. As a result, the Informa Tech Digital Businesses will be deemed the acquirer, as it is the business contributed by and still controlled by Informa. Under the acquisition method of accounting, the estimated purchase price will be allocated to TechTarget’s assets acquired and liabilities assumed based upon their estimated fair values, using the fair value concepts defined in ASC Topic 820, Fair Value Measurement, at the date of completion of the Merger. Any excess of merger consideration over the preliminary estimate of the fair value of identified assets acquired and liabilities assumed will be recognized as goodwill. Significant judgment is required in determining the preliminary fair values of identified intangible assets, property, plant and equipment, certain other assets, debt and other assumed liabilities. These preliminary valuations of assets acquired, and liabilities assumed are determined using market, income and cost approaches from the perspective of a market participant, which requires estimates and assumptions including, but not limited to, estimating future cash flows in addition to developing the appropriate market discount rates and obtaining available market pricing for comparable assets. Additionally, the final determination of the merger consideration and purchase price allocation, upon the completion of the merger, will be based on TechTarget’s share price and net assets as of the closing date of the Merger and will depend on a number of factors that cannot be predicted with certainty at this time. The final valuation may materially change the allocation of the purchase price, which could materially affect the fair values assigned to the assets and liabilities and could result in a material change to the unaudited pro forma condensed combined financial information.

The historical audited consolidated financial statements of TechTarget were prepared in accordance with U.S. GAAP and presented in U.S. dollars. The historical audited combined financial statements of the Informa Tech Digital Businesses were prepared in accordance with U.S. GAAP and presented in U.S. dollars.

The following unaudited pro forma condensed combined financial information presents the combination of the financial information of the Informa Tech Digital Businesses and TechTarget adjusted to give effect to the business combination and other events contemplated by the Transaction Agreement as described in this combined proxy statement/prospectus. The unaudited pro forma condensed combined balance sheet as of June 30, 2024 combines the historical balance sheets of TechTarget and the Informa Tech Digital Businesses on a pro forma basis assuming the business combination and related transactions had been consummated on June 30, 2024. The unaudited pro forma condensed combined statements of income for the six months ended June 30, 2024 and the year ended December 31, 2023 combines the historical statements of income of TechTarget and the Informa Tech Digital Businesses on a pro forma basis assuming the business combination and related transactions as if they had occurred on January 1, 2023, beginning of the earliest period presented.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of NewCo and they are based on the information available at the time of their preparation. Actual results may differ materially from the assumptions within the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial statements are intended to provide information about the impact of the TechTarget acquisition as if it had been consummated earlier. The pro forma adjustments are based on available information and certain assumptions that management believes are factually supportable and are expected to have an impact on NewCo’s results of operations. In the opinion of management, all adjustments necessary to present fairly the unaudited pro forma condensed combined financial statements have been made.

Accounting policies and Reclassification

Upon consummation of the Transaction, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when confirmed, could have a material impact on the consolidated financial statements of NewCo. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information other than certain reclassification adjustments to conform TechTarget’s historical financial statements presentation to the Informa Tech Digital Businesses’ financial statement presentation (as presented in Note 8 below). As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

3. Estimated purchase price

Pursuant to the Transaction Agreement, at the closing of the Transaction, Informa will own 57% of the outstanding NewCo common stock (on a fully diluted basis, but without taking into account shares which may be issued upon the conversion (if any) of the Notes or shares reserved for future grants pursuant to certain NewCo equity incentive plans) and former TechTarget stockholders will own the remaining outstanding NewCo common stock. The estimated preliminary purchase price, which represents the consideration transferred to TechTarget’s security holders in this reverse acquisition is calculated based on the cash transferred to and the NewCo common stock that TechTarget stockholders will own as of the closing of the Transaction. The accompanying unaudited pro forma condensed combined financial information reflects an estimated purchase price of approximately $1,221,527 thousand, which consists of the following (in thousands except for number of shares and per share amounts):

(USD in thousands)	Amount
Estimated cash paid (i)	350,000
Estimated aggregate value of NewCo common stock issued for outstanding TechTarget common stock (ii)	860,606
Estimated replacement equity awards for TechTarget’s equity awards (iii)	10,921

Estimated purchase price	1,221,527

Notes:

i.

Represents the total estimated cash consideration paid to TechTarget stockholders, who hold approximately 29,676,084 shares in the aggregate, of $11.79 per share of TechTarget common stock. The cash payment will be adjusted based on the provisions of the Transaction Agreement as discussed in Note 1 above as of the date the Transactions close; therefore, the final cash payment could differ significantly from the current estimate.

ii.

Represents the value of approximately 29,676,084 shares of common stock noted above of NewCo estimated to be issued to TechTarget shareholders (including certain equity award holders) as of the closing of the Transactions pursuant to the Transaction Agreement based on TechTarget closing share price of $29.00 on the NASDAQ on October 18, 2024, which is used as a proxy for the market price of the TechTarget shares at the closing of the Transactions.

The preliminary value of the consideration does not purport to represent the actual value of the total consideration that will be received by the TechTarget shareholders when the Merger is completed. The actual value of NewCo common stock to be issued will depend on the per share price of TechTarget common stock on the closing date of the Transactions, and therefore, the actual total purchase price of the Transactions and in turn goodwill will fluctuate with the market price of TechTarget common stock until the Transactions are consummated.

The following table illustrates the effect of changes in TechTarget’s common stock price and the resulting impact on the estimated total purchase price (USD in thousands except for the share price):

Change in stock price	TechTarget’s share price	Estimated total purchase price
As presented	29.00	1,221,527
Increase of 10%	31.90	1,309,401
Increase of 20%	34.80	1,396,045
Decrease of 10%	26.10	1,134,927
Decrease of 20%	23.20	1,048,801

iii.

Represents estimated consideration for replacement of TechTarget’s outstanding equity awards. As discussed in Note 1 above, 449,450 unvested TechTarget RSUs will be replaced by 757,293 NewCo RSUs with similar terms and conditions. The fair value of NewCo’s RSUs equity awards attributable to the pre-combination service period aggregating $10,921 thousand represents merger consideration. The remainder of the fair value of $11,041 thousand will be recognized as compensation expense subsequent to the merger until the year 2026.

iv.

There was some movement in equity shares and employee awards outstanding between June 30, 2024 and October 18, 2024 due to vesting and cancellation of certain existing RSUs and grant of certain new RSUs resulting in an increase in the total number of shares held by existing TechTarget stockholders from 29,676,084 shares to 29,888,961 shares. As a consequence of the above, existing TechTarget stockholders will be entitled to $11.71 per share of TechTarget common stock. Furthermore, the total consideration transferred would increase to $1,224,543 thousand.

4. Preliminary Purchase Price Allocation

The allocation of the preliminary estimated purchase price with respect to the Merger is based upon management’s estimates of and assumptions related to the fair values of assets to be acquired and liabilities to be assumed as of June 30, 2024, using currently available information. Due to the fact that the unaudited pro forma condensed combined financial statements have been prepared based on these preliminary estimates, the estimated fair value of the purchase consideration and the final purchase price allocation and the resulting effect on NewCo’s financial position and results of operations may differ materially from the pro forma amounts included herein.

The following table sets forth a preliminary allocation of the estimated merger consideration to the identifiable tangible and intangible assets acquired and liabilities assumed with the excess recorded to goodwill as if the Transactions occurred on June 30, 2024:

(in 000’s)	Estimate Fair Value
Cash and cash equivalents	237,405
Short term investments	101,980
Accounts receivables, net of allowances	42,774
Prepaid expenses and other current assets	6,534
Property and Equipment, net	2,169
Intangible Assets, net	815,000
Operating lease assets with right-of-use	13,621
Deferred tax assets	12,950
Other assets	648

Total assets acquired	1,233,081

Accounts payable	6,073
Current operating lease liabilities	3,367
Accrued expenses and other current liabilities	7,336
Accrued compensation expenses	1,777
Income taxes payable	4,693
Contract liabilities	18,447
Non-current operating lease liabilities	13,584
Convertible senior notes	417,040
Deferred tax liabilities	196,088

Total liabilities assumed	668,405

Total assets acquired in excess of liabilities assumed	564,676

Goodwill	656,851

Total estimated merger consideration	1,221,527

The preliminary purchase price allocation is based on a preliminary assessment of the fair values of the assets acquired and liabilities assumed as of June 30, 2024.

5. Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet

a)

Represents the elimination of $193,791 thousand of existing goodwill of TechTarget and the preliminary recognition of $656,851 thousand of goodwill arising out of the Transactions which is not expected to be deductible for tax purposes.

b)

Represents the elimination of $108,512 thousand of existing intangible assets of TechTarget and preliminary recognition of $815,000 thousand of identifiable intangible assets attributable to the Transactions.

(in 000 ‘s)	Fair Value	Estimated Useful Lives	Amortization expense for the six months ended June 30, 2024	Amortization expense for the year December 31, 2023
Trade Names - Digital Intent	55,000	15 years	1,833	3,667
Trade Names - Market Research	10,000	15 years	333	667
Developed Technology - Digital Intent	115,000	6.5 years	8,846	17,692
Customer Relationships - Digital Intent	560,000	15 years	18,667	37,333
Customer Relationships - Market Research	75,000	13.5 years	2,778	5,556

Total	815,000		32,457	64,915

The above amortization expense has been presented in the unaudited pro forma condensed combined statements of income as follows:

(in 000’s)	Amortization expense for the six months ended June 30, 2024	Amortization expense for the year ended December 31, 2023
Amortization of acquired technology (as part of Cost of revenues) – Refer to Note 6(b) and Note 7(b)	11,480	22,961
Amortization (as part of Operating expenses) – Refer to Note 6(b) and Note 7(b)	20,977	41,954

Total	32,457	64,915

c)	Represents adjustment to remeasure acquired lease liabilities and ROU assets in accordance with ASC 842, Leases as per the details below:

(in 000’s)	Amount
Pro forma transaction accounting adjustments
Elimination of TechTarget’s historical net book value of operating lease assets	(15,464)
Preliminary remeasurement of acquired operating lease assets	16,951
Fair valuation impact of acquired unfavorable lease arrangements	(3,330)
Net pro forma transaction accounting adjustment to ROU assets, net	(1,843)

(in 000’s)	Amount
Pro forma transaction accounting adjustments
Elimination of TechTarget’s historical net book value of current operating lease liabilities	(3,697)
Preliminary remeasurement of current operating lease liabilities	3,367
Net pro forma transaction accounting adjustment to current operating lease liabilities	(330)

(in 000’s)	Amount
Pro forma transaction accounting adjustments
Elimination of TechTarget’s historical net book value of non-current operating lease liabilities	(14,772)
Preliminary remeasurement of non-current operating lease liabilities	13,584
Net pro forma transaction accounting adjustment to non-current operating lease liabilities	(1,188)

d)

Represents the net change in deferred tax assets and liabilities associated with the fair value adjustments (refer Note 4 above) related to allocation of the purchase price to assets acquired and liabilities assumed (excluding goodwill). Deferred taxes were computed using a combined U.S. federal and state statutory tax rate of 25%. This rate is subject to change when NewCo performs a complete tax analysis after the Transactions are completed.

e)	Represents adjustments to equity including the following:

•	Elimination of the historical TechTarget stockholders’ equity of $236,810 thousand.

•

Reclassification of net parent investment aggregating $(95,890) thousand, of which $(460,228) thousand is reclassified to retained earnings, being the Informa Tech Digital Businesses’ historical accumulated deficit, and the balance of $364,338 thousand is reclassified to additional paid-in capital.

•

Recording estimated purchase consideration of $1,221,527 thousand of which $70 thousand is included in common stock as par value of 70,018,002 shares outstanding (29,676,084 issued to TechTarget shareholders and 40,341,918 issued to Informa in the business combination) of NewCo at a par value of $0.001/ per share with the balance of $1,221,457 thousand included in additional paid-in capital.

•	Recording $350,000 thousand cash contribution by Informa (refer to Note 1 above) utilized for settling cash consideration payable to certain existing TechTarget shareholders (refer to Note 3 above).

f)	Represents assumed settlement of the Notes by existing cash, cash drawn on the new facility (net of unamortized debt issuance costs) and short-term investments as referenced in detail at Note 2 above.

in (000’s)	Amount
Fair value of TechTarget convertible notes at close (A)	417,040
Repaid through (B):
i) Cash on hand with TechTarget	166,010
ii) Cash drawn from new credit facility	149,050
iii) Short term investments	101,980

g)

Represents the settlement of the Informa Tech Digital Businesses’ related party receivables, related party loan receivables, related party payables, and related party loans, resulting in a net amount of $747,426 thousand, which will be extinguished upon consummation of the Transactions pursuant to the terms of the Transaction Agreement with the below details:

in (000’s)	Amount
Pro forma transaction accounting adjustments
Related party receivables	3,666
Related party loan receivables	132,491
Related party payables	(28,079)
Related party short-term debt	(546,267)
Related party long-term debt	(309,237)

Total	(747,426)

h)

Reflects the accrual of the Informa Tech Digital Businesses’ non-recurring transaction costs of $4,470 thousands related to the transaction including fees expected to be paid for financial advisors, legal services, and professional accounting services. Such costs are not reflected in the historical balance sheet of Informa Tech Digital Businesses as of June 30, 2024, but are reflected in the NewCo’s unaudited pro forma condensed combined balance sheet as of June 30, 2024, as an increase to additional paid-in capital and a decrease to retained earnings. These costs are not expected to be incurred in any period beyond 12 months from the closing date of the transaction. Such costs were not recorded as liabilities as the liability will be assumed by Informa pursuant to the terms of the Transaction Agreement. Furthermore, TechTarget also estimates incurring similar non-recurring transaction costs of $22,276 thousand until the Closing Date. Such costs were not reflected as pro forma adjustments in the unaudited pro forma condensed combined statements of operations as these amounts are not expected to impact the operating results of the NewCo.

i)

Represents the elimination of the Informa Tech Digital Businesses’ contingent consideration of $40,100 thousand, as it has been excluded from the Transactions and will be assumed by Informa pursuant to the terms of the Transaction Agreement.

j)

Represents one-time post-combination payment of $7,065 thousand to tax authorities, related to estimated tax effects resulting from the accelerated vesting of TechTarget’s existing RSUs of which $6,612 thousand pertaining to employee’s share was recorded in additional paid-in capital and $453 thousand pertaining to employer’s share which was considered as an assumed liability.

k)

Represents the recognition of an indemnification asset related to the Informa Tech Digital Businesses’ historical sales tax related to a prior acquisition as Informa is contractually obligated to indemnify NewCo to settle this liability pursuant to the terms of the Transaction Agreement.

6.	Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Income for the Six Months Ended June 30, 2024

a)

Represents adjustments to cost of revenues associated with the elimination of TechTarget’s historical lease expense, amortization related to existing computer software, internal-use software, and website development costs, and the recognition of the estimated lease expense based on remeasured lease liabilities and ROU assets.

(in 000’s)	Amount
Pro forma transaction accounting adjustments
Elimination of historical lease expense	65
Elimination of historical amortization related to existing computer software, internal-use software, and website development costs*	2,452
Recognition of the estimated new lease expense	(71)
Net pro forma transaction accounting adjustment—cost of revenues	2,446

*	The recognition of new amortization costs is not presented in this table and is instead included below at Note 7(b).

b)	Represents the following adjustments pertaining to amortization of intangibles:

•

Classified within cost of revenues: Elimination of TechTarget’s historical amortization of acquired technology of $1,405 thousand and recognition of new amortization expense of $11,480 thousand resulting from intangible assets identified as part of the estimated purchase price allocation.

•

Classified within operating expenses: Elimination of TechTarget’s historical amortization of intangible assets of $7,048 thousand and recognition of new amortization expense of $20,977 thousand resulting from intangible assets identified as part of the estimated purchase price allocation.

c)

Represents adjustments to selling and marketing expenses associated with the elimination of TechTarget’s lease expense, and the recognition of the estimated lease expense based on remeasured lease liabilities and ROU assets.

(in 000’s)	Amount
Pro forma transaction accounting adjustments
Elimination of historical lease expense	362
Recognition of the estimated new lease expense	(394)
Net pro forma transaction accounting adjustment-selling and marketing expenses	(32)

d)

Represents adjustments to general and administrative expenses associated with the elimination of TechTarget’s historical lease expense, and the recognition of the estimated lease expense based on remeasured lease liabilities and ROU assets.

(in 000’s)	Amount
Pro forma transaction accounting adjustments
Elimination of historical lease expense	1,637
Recognition of the estimated new lease expense	(1,780)
Net pro forma transaction accounting adjustment-general and administrative expenses	(143)

e)

Represents the elimination of the Informa Tech Digital Businesses’ loss on remeasurement of contingent consideration, as contingent consideration liabilities have been excluded from the Transactions and will be assumed by Informa pursuant to the terms of the Transaction Agreement.

f)

Represents the elimination of TechTarget’s interest expenses of $1,103 thousand pertaining to the Notes, which will be extinguished upon consummation of the Transactions and recognition of $5,958 thousand of interest expenses related to the new term loan raised. A 1/8th of a percentage point increase or decrease in the benchmark rate, SOFR plus 2.50% per annum, would result in an increase or decrease in half yearly interest expense of $94 thousand.

g)	Represents the elimination of the Informa Tech Digital Businesses’ interest expense on related party loans, which will be extinguished upon consummation of the Merger.

h)

Represents the income tax effect of the pro forma adjustments presented. The pro forma income tax adjustments were estimated using a combined U.S. federal and statutory tax rate of 25.0% applied to all adjustments excluding non-taxable and non-deductible items such as certain contingent consideration and unrecorded transaction costs. The effective tax rate of NewCo could be materially different depending on post-combination activities.

i)

The pro forma basic and diluted weighted average shares outstanding represent NewCo’s shares issued to Informa and TechTarget’s shareholders on consummation of the Transaction. The pro forma basic and diluted earnings per share are as follows:

(in 000’s, except for number of shares per share data)	For the six months ended June 30, 2024
	Basic earnings (loss) per share	Diluted earnings (loss) per share
Record issuance of NewCo shares to Informa (a)	40,341,918	40,341,918
Record issuance of NewCo shares to Tech Target’s shareholders (b)	29,676,084	29,676,084 ^
Pro forma NewCo weighted - average outstanding shares (c =a+ b)	70,018,002	70,018,002
Pro forma net income (loss) (d)	(72,867)	(72,867)
Pro forma earnings (loss) per share (e = d / (c)	(1.04)	(1.04)

^	757,293 Restricted Stock Units outstanding were excluded from the calculation of diluted pro forma earnings per share as they were anti-dilutive.

*	The shares outstanding do not contemplate the movement in equity shares and employee awards outstanding between June 30, 2024 and October 18, 2024 (as mentioned in Note 3(iv) above).

7.	Adjustments, to the Unaudited Pro Forma Condensed Combined Statements of Income for the Year Ended December 31, 2023

a)

Represents adjustments to cost of revenues associated with the elimination of TechTarget’s historical lease expenses, amortization related to existing computer software, internal -use software, and website development costs, and the recognition of the estimated lease expenses based on remeasured lease liabilities and ROU assets.

(in 000’s)	Amount
Pro forma transaction accounting adjustments
Elimination of historical lease expense	131
Elimination of historical amortization related to existing computer software, internal-use software, and website development costs*	3,846
Recognition of the estimated new lease expense	(140)
Net pro forma transaction accounting adjustment-cost of revenues	3,837

*	The recognition of new amortization costs is not presented in this table and is instead included in below in Note 7(b).

b)	Represents the following adjustments pertaining to amortization of intangibles:

•

Classified within cost of revenues: Elimination of TechTarget’s historical amortization of acquired technology of $2,761 thousand and recognition of new amortization expense of $22,961 thousand resulting from intangibles identified as part of the estimated purchase price allocation.

•

Classified within operating expenses: Elimination of TechTarget’s historical amortization of intangibles of $13,354 thousand and recognition of new amortization expense of $41,954 thousand resulting from intangibles identified as part of the estimated purchase price allocation.

c)

Represents adjustments to selling and marketing expenses associated with the elimination of TechTarget’s historical lease expense, and the recognition of the estimated remeasured lease liabilities and ROU assets.

(in 000’s)	Amount
Pro forma transaction accounting adjustments
Elimination of historical lease expense	727
Recognition of the estimated new lease expense	(774)
Net pro forma transaction accounting adjustment - selling and marketing expenses	(47)

d)

Represents adjustments to general and administrative expenses associated with the elimination of TechTarget’s historical lease expense, and the recognition of the estimated lease expense based on remeasured lease liabilities and ROU assets.

(in 000’s)	Amount
Pro forma transaction accounting adjustments
Elimination of historical lease expense	3,364
Recognition of the estimated new lease expense	(3,579)
Net pro forma transaction accounting adjustment - general and administrative expenses	(215)

e)

Reflects the accrual of the Informa Tech Digital Businesses’ non-recurring transaction costs of $4,470 thousands related to the transaction including fees expected to be paid for financial advisors, legal services, and professional accounting services. Such costs are not reflected in the historical statements of income of Informa Tech Digital Businesses for the year ended December 31, 2023, but are reflected in the NewCo.’s unaudited pro forma condensed combined statements of income for the year ended December 31, 2023. These costs are not expected to be incurred in any period beyond 12 months from the closing date of the transaction. Furthermore, TechTarget also estimates incurring similar non-recurring transaction costs of $22,276 thousand until the Closing Date. Such costs were not reflected as pro forma adjustments in the unaudited pro forma condensed combined statements of operations as these amounts are not expected to impact the operating results of the NewCo. For the year ended December 31, 2023, the Informa Tech Digital Businesses’ historical statements included $5,830 thousand of transaction costs, while TechTarget’s historical financial statements included $4,130 thousand of transaction costs, all of which are non-recurring.

f)

Represents the elimination of the Informa Tech Digital Businesses’ gain on remeasurement of contingent consideration, as contingent consideration liabilities have been excluded from the Transactions and will be assumed by Informa pursuant to the terms of the Transaction Agreement.

g)

Represents the elimination of TechTarget’s interest expenses on the Notes of $2,443 thousand and recognition of $11,906 thousand of interest expenses related to the new term loan raised. A 1/8th of a percentage point increase or decrease in the benchmark rate, SOFR plus 2.50% per annum, would result in an increase or decrease in annual interest expense of $187 thousand.

h)	Represents the elimination of the Informa Tech Digital Businesses’ interest expense on related party loans, which will be extinguished upon consummation of the Merger.

i)	Represents the elimination of gain from early extinguishment of debt associated with the Notes, which will be extinguished upon consummation of the Merger.

j)

Represents the income tax effect of the pro forma adjustments presented. The pro forma income tax adjustments were estimated using a combined U.S. federal and statutory tax rate of 25.0% applied to all adjustments excluding non-taxable and non-deductible items such as certain contingent consideration and unrecorded transaction costs. The effective tax rate of NewCo could be materially different depending on post-combination activities.

k)

The pro forma basic and diluted weighted average shares outstanding represent NewCo’s shares issued to Informa and TechTarget’s shareholders on consummation of the Transactions. The pro forma basic and diluted earnings per share are as follows:

(in 000’s, except for number of shares and per share data)	For the year ended December 31, 2023
	Basic earnings (loss) per share	Diluted earnings (loss) per share
Record issuance of NewCo shares to Informa (a)	40,341,918	40,341,918
Record issuance of NewCo shares to Tech Target’s shareholders (b)	29,676,084	29,676,084 ^
Pro forma NewCo weighted-average outstanding shares (c = a+ b)	70,018,002	70,018,002
Pro forma net income (loss) (d)	(191,539)	(191,539)
Pro forma earnings (loss) per share (e = d / c)	(2.74)	(2.74)

^	757,293 Restricted Stock Units outstanding were excluded from the calculation of diluted pro forma earnings per share as they were anti-dilutive.
*	The shares outstanding do not contemplate the movement in equity shares and employee awards outstanding between June 30, 2024 and October 18, 2024 (as mentioned in Note 3(iv) above).

8. Reclassifications

The pro forma combined financial statements have been adjusted to reflect reclassifications to conform TechTarget Inc.’s financial statement presentation to that of the Informa Tech Digital Businesses.

Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2024:

	TechTarget Inc.	Reclassification	Note		TechTarget Inc. - As Reclassified
ASSETS
Current assets
Cash and cash equivalents	237,405	—			237,405
Short term investments	101,980	—			101,980
Accounts receivables, net of allowances	42,774	—			42,774
Related party receivables	—	—			—
Related party loan receivables	—	—			—
Prepaid taxes	—	—			—
Prepaid expenses and other current assets	6,534	—			6,534

Total current assets	388,693	—			388,693

Non-current assets
Property and Equipment, net	26,231	(24,062)	(i	)	2,169
Goodwill	193,791	—			193,791
Intangible Assets, net	84,450	24,062	(i	)	108,512
Operating lease assets with right-of- use	15,464	—			15,464
Deferred tax assets	7,871	—			7,871
Other assets	648	—			648

Total Non-Current Assets	328,455	—			328,455

Total Assets	717,148	—			717,148

Current Liabilities
Accounts payable	6,073	—			6,073
Related party payables	—	—			—
Current operating lease liabilities	3,697	—			3,697
Accrued expenses and other current liabilities	6,883	—			6,883
Accrued compensation expenses	1,777	—			1,777
Income taxes payable	4,693	—			4,693
Contract liabilities	18,447	—			18,447
Related party short-term debt	—	—			—
Contingent consideration	—	—			—

Total Current Liabilities	41,570	—			41,570

Non-Current Liabilities
Non-current operating lease liabilities	14,772	—			14,772
Convertible senior notes	411,602	—			411,602
Term loan	—	—			—
Other liabilities	—	—			—
Deferred tax liabilities	12,394	—			12,394
Related party long-term debt	—	—			—
Non-current Contingent consideration	—	—			—

Total Non-Current Liabilities	438,768	—			438,768

Total liabilities	480,338	—			480,338

Stockholders’ Equity:
Net Parent investment	—	—			—
Preferred stock	—	—			—
Common stock	59	—			59
Treasury stock	(329,118)	—			(329,118)
Additional paid-in capital	494,922	—			494,922
Accumulated other comprehensive income (loss)	(5,109)	—			(5,109)
Retained earnings	76,056	—			76,056

Total stockholders’ equity	236,810	—			236,810

Total liabilities and stockholders’ equity	717,148	—			717,148

Notes:

i.	Represents the reclassification of $24,062 thousand from Property and equipment, net to Intangible assets, net to conform to the Informa Tech Digital Businesses’ Balance Sheet presentation.

Unaudited Pro Forma Condensed Combined Income Statement for the six months ended June 30, 2024:

	TechTarget Inc. - Historical	Reclassification	Note		TechTarget Inc. - As Reclassified
Revenues	110,550	—			110,550
Cost of revenues:
Cost of revenues	(40,572)	—			(40,572)
Amortization of acquired technology	(1,405)	—			(1,405)
Gross Profit	68,573	—			68,573
Operating expenses:
Selling and marketing	(46,150)	—			(46,150)
Product development	(5,397)	—			(5,397)
General and administrative	(14,320)	—			(14,320)
Depreciation	(4,613)	4,052	(i	)	(561)
Amortization	(2,996)	(4,052)	(i	)	(7,048)
Impairment of long-lived assets	—	—			—
Acquisition and Integration costs	(8,595)	—			(8,595)
Remeasurement of contingent consideration	—	—			—

Total operating expenses	(82,071)	—			(82,071)

Operating income (loss)	(13,498)	—			(13,498)
Interest and other income (expense), net	6,349	(6,349)	(ii	)	—
Interest expense	—	(1,103)	(ii	)	(1,103)
Interest income	—	7,605	(ii	)	7,605
Other income (expense)	—	(153)	(ii	)	(153)
Interest expense on related party loans	—	—			—
Gain from early extinguishment of debt	—	—			—
Income before provision for income taxes	(7,149)	—			(7,149)
Provision for income taxes	(1,627)	—			(1,627)

Net income (loss)	(8,776)	—			(8,776)

Notes:

i.	Represents the reclassification of $4,052 thousand from Deprecation to Amortization to conform to the Informa Tech Digital Businesses’ Income Statement presentation.
ii.

Represents the disaggregation of $6,349 presented as Interest and other income (expense), net by TechTarget as Interest expense, Interest income and Other income (expense) to conform to the Informa Tech Digital Businesses’ Income Statement presentation.

Unaudited Pro Forma Condensed Combined Income Statement the year ended December 31, 2023:

	TechTarget Inc. - Historical	Reclassification	Note		TechTarget Inc. - As Reclassified
Revenues	229,963	—			229,963
Cost of revenues:
Cost of revenues	(72,776)	—			(72,776)
Amortization of acquired technology	(2,761)	—			(2,761)
Gross Profit	154,426	—			154,426
Operating expenses:
Selling and marketing	(97,161)	—			(97,161)
Product development	(10,911)	—			(10,911)
General and administrative	(34,097)	4,130	(i	)	(29,967)
Depreciation	(8,527)	7,355	(ii	)	(1,172)
Amortization	(5,999)	(7,355)	(ii	)	(13,354)
Impairment of long-lived assets	—	—			—
Acquisition and Integration costs	—	(4,130)	(i	)	(4,130)
Remeasurement of contingent consideration	—	—			—

Total operating expenses	(156,695)	—			(156,695)

Operating income (loss)	(2,269)	—			(2,269)
Interest and other income (expense), net	11,655	(11,655)	(iii	)	—
Interest expense	—	(2,581)	(iii	)	(2,581)
Interest income	—	14,056	(iii	)	14,056
Other income (expense)	—	180	(iii	)	180
Interest expense on related party loans	—	—			—
Gain from early extinguishment of debt	5,033	—			5,033
Income before provision for income taxes	14,419	—			14,419
Provision for income taxes	(9,958)	—			(9,958)

Net income (loss)	4,461	—			4,461

Notes:

i.

Represents the reclassification of $4,130 thousand from General and Administrative expenses to Acquisition and Integration costs to conform to the Informa Tech Digital Businesses’ Income Statement presentation.

ii.	Represents the reclassification of $7,355 thousand from Deprecation to Amortization to conform to the Informa Tech Digital Businesses’ Income Statement presentation.
iii.

Represents the disaggregation of $11,655 presented as Interest and other income (expense), net by TechTarget as Interest expense, Interest income and Other income (expense) to conform to the Informa Tech Digital Businesses’ Income Statement presentation.

COMPARISON OF STOCKHOLDER RIGHTS AND CORPORATE GOVERNANCE MATTERS

The rights of TechTarget stockholders under the DGCL, the fourth amended and restated certificate of incorporation of TechTarget, as amended (sometimes referred to as “TechTarget’s certificate of incorporation”), and the amended and restated bylaws of TechTarget (sometimes referred to as “TechTarget’s bylaws”), prior to the completion of the Transactions are different from the rights that they will have as NewCo stockholders immediately following the completion of the Transactions under the DGCL, the Stockholders Agreement, the NewCo Charter and the NewCo Bylaws. Below is a summary of the material differences between the current rights of TechTarget stockholders and the rights those stockholders will have as NewCo stockholders immediately following the Closing. The summary in the following chart does not purport to be complete, and it does not identify all differences that may, under certain situations, be material to stockholders and is subject in all respects to, and qualified by reference to, the DGCL, TechTarget’s certificate of incorporation, TechTarget’s bylaws, the NewCo Charter, the NewCo Bylaws and the Stockholders Agreement. You are encouraged to read such documents and the DGCL carefully. For additional details on the terms of the Stockholders Agreement, see “Certain Agreements Related to the Transactions—Stockholders Agreement” beginning on page 194 of this combined proxy statement/prospectus.

Copies of TechTarget’s certificate of incorporation and TechTarget’s bylaws are included as Annexes in this combined proxy statement/prospectus and have been filed with the SEC. Forms of the NewCo Charter and the NewCo Bylaws which will be in effect at Closing are attached as Annex C and Annex D, respectively, to this combined proxy statement/prospectus. The form of the Stockholders Agreement which will be in effect at the Closing is attached as Annex E to this combined proxy statement/prospectus. See “Where You Can Find Additional Information” on page iii of this combined proxy statement/prospectus.

NewCo Stockholder Rights	TechTarget Stockholder Rights
Authorized Capital Stock

NewCo will be authorized to issue:

•  250,000,000 shares of NewCo common stock.

•  5,000,000 shares of preferred stock, $0.0001 per share (“Preferred Stock”).

The NewCo Board is authorized to issue the Preferred Stock in one or more classes or series.

TechTarget is authorized to issue:

•  100,000,000 shares of common stock, of which 59,480,004 were issued and 29,235,043 outstanding as of October 18, 2024.

•  5,000,000 shares of preferred stock, of which none were issued and outstanding as of October 18, 2024.

The TechTarget Board is authorized to issue the preferred stock in one or more series.

Voting Rights

Under the NewCo Charter, holders of NewCo common stock will be entitled to one vote for each share of NewCo common stock held of record by such holder on all matters on which stockholders generally are entitled to vote, subject to the rights of holders of any preferred stock of NewCo. Except as otherwise required by law, holders of NewCo common stock (as such) will not be entitled to vote on any amendment to the NewCo Charter that relates solely to the terms of one or more outstanding classes or series of Preferred Stock if the holders of such affected class or series are entitled, either separately or together with the holders of one or	Under TechTarget’s certificate of incorporation, the holders of TechTarget common stock are entitled to one vote for each share held at all meetings of stockholders, subject to the rights of holders of any preferred stock of TechTarget. Except as otherwise required by law, holders of TechTarget common stock (as such) are not entitled to vote on any amendment to the TechTarget certificate of incorporation that relates solely to the terms of one or more outstanding classes or series of preferred stock if the holders of such affected class or series are

NewCo Stockholder Rights	TechTarget Stockholder Rights
more other such classes or series, to vote thereon pursuant to the NewCo Charter or the DGCL.	entitled, either separately or together with the holders of one or more other such classes or series, to vote thereon pursuant to the TechTarget certificate of incorporation or the DGCL.

Quorum

Under the NewCo Bylaws, unless otherwise provided under the NewCo Charter or the NewCo Bylaws, and subject to the DGCL, the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of NewCo generally entitled to vote at a meeting of stockholders, present in person or by proxy will constitute a quorum for the transaction of business; provided, however, that where a separate vote by a class or classes or series is required, the holders of a majority of the voting power of the shares of such class or classes or series, present in person or by proxy, will constitute a quorum entitled to take action with respect to the vote on such matter.	Under TechTarget’s bylaws, the holders of a majority of the shares TechTarget entitled to vote, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business.

Stockholder Rights Plans

NewCo will not be a party to a stockholder rights plan at the Closing.	TechTarget is not a party to a stockholder rights plan.

Number of Directors

The NewCo Charter provides that, subject to the Stockholders Agreement and any rights of holders of any series of Preferred Stock, the number of directors shall be as fixed by, or in the manner provided in, the NewCo Bylaws. The NewCo Bylaws provide that, subject to the Stockholders Agreement and any rights of holders of any series of Preferred Stock, the NewCo Board will be determined from time to time solely by resolution adopted by the affirmative vote of the majority of the total number of authorized directors constituting the NewCo Board whether or not there exist any vacancies or other unfilled seats. Effective as of the Closing, the NewCo Board will initially consist of nine members, of which: (i) four will be designated by Informa HoldCo (initially, Stephen A. Carter, Sally Ashford, David Flaschen and M. Sean Griffey), of whom at least one shall not be an executive officer or employee of any Informa Group member and shall otherwise qualify as independent for purposes of Nasdaq rules (initially David Flaschen); (ii) one will be the Chief Executive Officer of NewCo (initially Gary Nugent); (iii) one will be the non-executive chair of the Board, who shall be selected by Informa HoldCo, provided that such person is not a director, executive officer or employee of any Informa Group member and shall otherwise qualify as	TechTarget’s certificate of incorporation and bylaws provide that the number of directors that constitute the TechTarget Board will be determined solely and exclusively by resolution of the TechTarget Board from time to time.

NewCo Stockholder Rights	TechTarget Stockholder Rights

independent for purposes of Nasdaq rules (initially Mary McDowell); and (iv) three will be designated by

TechTarget, two of whom must qualify as Independent Directors and at least one of whom shall also be an “audit committee financial expert” having the attributes specified in Item 407(d)(5)(ii) of Regulation S-K (initially Don Hawk, Christina Van Houten and Perfecto Sanchez).

Until the Fourth Trigger Date, Informa HoldCo will have the right to designate a number of the total authorized number of directors on the NewCo Board as of such time that is proportionate to the Informa Group’s beneficial ownership of outstanding shares of NewCo common stock at such time (rounded to the nearest whole person); provided that Informa HoldCo will have the right to designate at least a majority of the directors on the NewCo Board until the First Trigger Date. See “Certain Agreements Related to the Transactions—Stockholders Agreement” beginning on page 194 of this combined proxy statement/prospectus.

Filling Vacancies on the Board of Directors

Subject to the terms of the Stockholders Agreement and any rights of holders of any series of Preferred Stock, under the NewCo Charter and the NewCo Bylaws, newly created directorships resulting from any increase in the number of directors and other vacancies in the NewCo Board may be filled solely by a majority vote of the directors then in office, although less than a quorum, or by a sole remaining director, and not by the stockholders; provided that any time that Informa PLC, its affiliates (other than NewCo and its subsidiaries), and their respective Permitted Assignees (as defined in the Stockholders Agreement) (the “Principal Stockholders”) own at least 50% of the issued and outstanding shares of common stock, any such vacancy may be filled by the stockholders. Under the Stockholders Agreement, if any director designated by Informa HoldCo ceases to serve as a director for any reason, the vacancy resulting therefrom shall be filled by the NewCo Board with a substitute Inform HoldCo designee upon the written request of Informa HoldCo. Under the Stockholders Agreement, in the event of a vacancy on the NewCo Board upon the death, resignation, retirement, disqualification, removal from office or other cause of any director who was not designated by Informa HoldCo, the Nominating & Governance Committee of the NewCo Board will have the sole right to fill such vacancy or designate a person for nomination for election to the NewCo Board to fill such vacancy in accordance with applicable law; provided that until the Third Trigger Date, (x) the then-current Chief Executive Officer of NewCo must be included for nomination at any annual or special meeting of NewCo at which	Under TechTarget’s certificate of incorporation and bylaws, newly created directorships resulting from any increase in the number of directors and other vacancies in the TechTarget Board shall be filled solely and exclusively by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum of the board, and not by the stockholders.

NewCo Stockholder Rights	TechTarget Stockholder Rights

directors are elected as a non-Informa designee and (y) at least two non-Informa designees must be a NewCo Independent Director (as defined in “Certain Agreements Related to the Transactions—Stockholders Agreement”) and meet the independence requirements of the Nasdaq listing rules, and one of such designees must also be an “audit committee financial expert” under Item 407(d)(5) of Regulation S-K.

NewCo will take all actions necessary to facilitate the removal and replacement of any Informa Director upon the written request of Informa HoldCo. See “Certain Agreements Related to the Transactions—Stockholders Agreement” beginning on page 194 of this combined proxy statement/prospectus.

Classified Board

The NewCo Board is not classified. Under the NewCo Bylaws, the NewCo directors will hold office until their successors have been duly elected and qualified or until their earlier deaths, resignations or removal.

The TechTarget Board is classified into three classes. The TechTarget certificate of incorporation provides that at each annual meeting of stockholders, directors elected to succeed those directors whose terms expire shall be elected for three-year terms. It further provides that, TechTarget directors elected to each class will hold office until their successors have been duly elected and qualified or until their earlier resignations or removal.

Removal of Directors

Under the NewCo Charter, subject to the terms of the Stockholders Agreement and any rights of holders of any series of Preferred Stock, any director or the entire NewCo Board may be removed from office at any time with or without cause by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of NewCo entitled to vote thereon; provided that no director designated by Informa HoldCo (an “Informa Director”) may be removed (other than for cause) without the prior written consent of the Principal Stockholder that designated such Informa Director pursuant to the Stockholders Agreement.

Under the Stockholders Agreement, NewCo agrees to take all actions necessary to facilitate the removal and replacement of any Informa Director upon the written request of Informa HoldCo. See “Certain Agreements Related to the Transactions—Stockholders Agreement” beginning on page 194 of this combined proxy statement/prospectus.

Under TechTarget’s certificate of incorporation, subject to the rights of any series of preferred stock to elect and remove directors they have the right to elect, directors may be removed only for cause by the affirmative vote of 75% or more of the shares then entitled to vote at an election of directors.

NewCo Stockholder Rights	TechTarget Stockholder Rights
Director Nominations by Stockholders

Nominations of persons for election to the NewCo Board may be made at an annual or special meeting of stockholders. For a nomination to be properly made by a stockholder, the stockholder must, among other things, give timely notice in writing to NewCo (i) with respect to an election to be held at the annual meeting of stockholders, not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders; provided, however, in the event the annual meeting of stockholders is more than 30 days before or more than 90 days after such anniversary date, not more than 120 days prior to the date of such annual meeting and not later than the later of 90 days prior to such annual meeting or the 10th day following the day on which public announcement of the date of such annual meeting is first made by NewCo; and (ii) with respect to an election to be held at a special meeting of stockholders not earlier than 120 days prior to such special meeting and not later than the later of 90 days prior to such special meeting and the 10th day following the day on which public announcement is first made of the date of the special meeting. Notwithstanding anything to the contrary in clause (i) above, in the event that the number of directors to be elected to the Board at the annual meeting is increased effective after the time period for which nominations would otherwise be due and there is no public announcement by NewCo naming the nominees for the additional directorships at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the Secretary at the principal executive offices of NewCo not later than the 10th day following the day on which such public announcement is first made by NewCo.

In addition to other information required by the NewCo Bylaws, except for any nomination pursuant to the Stockholders Agreement, a stockholder’s nomination of person(s) for election to the NewCo Board must set forth, as to each person whom the stockholder proposes to nominate for election or re-election as a director, in general, (i) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including such person’s written consent to being named in the proxy statement as a nominee and to

Pursuant to TechTarget’s bylaws, for nominations to be properly made before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of TechTarget. To be timely, notice must be delivered to the Secretary with respect to an election to be held at the annual meeting of stockholders, not less than 90 days nor more than 120 days before the one year anniversary of the previous year’s annual meeting of stockholders; provided, however, if the date of the annual meeting is advanced more than 30 days before or delayed more than 60 days after the day of the preceding year’s annual meeting notice must be delivered not earlier than the close of business on the 120th day prior to preceding year’s annual meeting and not later than the close of business on the later of the (1) the 90th day prior to of the preceding year’s annual meeting or (2) the 10th day following the date public announcement of such annual meeting is first made. Nominations of persons for election to the board of directors may be made at a special meeting of pursuant to TechTarget’s notice of meeting: (a) by or at the direction of the TechTarget Board or any committee thereof or (b) by any stockholder of TechTarget who is a stockholder of record at the time the notice is provided and who complies with the notice procedures in TechTarget’s bylaws.

In addition to other information required by TechTarget’s bylaws, a stockholder’s nomination of person(s) for election to the TechTarget Board must set forth, (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, in general, (i) all information relating to such person that is required to be disclosed, in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, and (ii) such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and (b) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made: (i) the name and address of such stockholder, as they appear on TechTarget’s books, and of such beneficial owner, and (ii) the class and number of shares of TechTarget which are owned beneficially and of record by such stockholder and such beneficial owner.

NewCo Stockholder Rights	TechTarget Stockholder Rights

serving as a director if elected, (ii) a reasonably detailed description of any compensatory, payment or other financial agreement, arrangement or understanding that such person has with any other person or entity other than NewCo including the amount of any payment or payments received or receivable thereunder, in each case in connection with candidacy or service as a director of NewCo, (iii) a completed D&O questionnaire (in the form provided by the secretary of NewCo at the request of the nominating stockholder) containing information regarding the nominee’s background and qualifications and such other information as may reasonably be required by NewCo to determine the eligibility of such proposed nominee to serve as a director of NewCo or to serve as an independent director of NewCo, (iv) a written representation that, unless previously disclosed to NewCo, the nominee is not and will not become a party to any voting agreement, arrangement or understanding with any person or entity as to how such nominee, if elected as a director, will vote on any issue or that could interfere with such person’s ability to comply, if elected as a director, with his/her fiduciary duties under applicable law, (v) a written representation and agreement that, unless previously disclosed to NewCo pursuant to the notice provisions of the NewCo Bylaws, the nominee is not and will not become a party to any arrangements described in (ii) above, (vi) a written representation that, if elected as a director, such nominee would be in compliance and will continue to comply with NewCo’s corporate governance guidelines as disclosed on NewCo’s website, as amended from time to time and (vii) a representation as to whether or not such stockholder, beneficial owner and/or other person acting on its or their behalf intends to solicit proxies in support of any director nominees other than NewCo’s nominees in accordance with Rule 14a-19 under the Exchange Act, and, where such stockholder, beneficial owner and/or other person acting on its or their behalf intends to so solicit proxies, the notice and information required by Rule 14a-19(b) under the Exchange Act.

Under the Stockholders Agreement, with respect to Informa HoldCo’s designees to the NewCo Board, NewCo will cause each such person to be included in the slate of nominees recommended by the NewCo Board to holders of NewCo common stock for election (including at any annual or special meeting of stockholders held for the election of directors) and will use its best efforts to cause the election of each such designee, including soliciting proxies in favor of the election of such persons. See “Certain Agreements Related to the Transactions—

NewCo Stockholder Rights	TechTarget Stockholder Rights
Stockholders Agreement” beginning on page 194 of this combined proxy statement/prospectus.
Stockholder Proposals

Stockholders may propose business to be brought before an annual meeting. The NewCo Bylaws provide that to be properly brought before an annual meeting of the stockholders, business must be brought (a) pursuant to NewCo’s notice of meeting (or any supplement thereto), (b) by or at the direction of the NewCo Board or any committee thereof, (c) as may be provided in the certificate of designations for any class or series of Preferred Stock, (d) pursuant to the Stockholders Agreement or (e) by any stockholder of NewCo who delivers timely notice in proper form and the other required information to NewCo’s secretary and who is a stockholder of record at the time of giving of such notice and at the time of the annual meeting and who is entitled to vote at the meeting.

For business to be properly brought before an annual meeting by a stockholder, such proposed business must constitute a proper matter for stockholder action and the stockholder must, among other things, give timely notice in writing to NewCo not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event the annual meeting of stockholders is more than 30 days before or more than 90 days after such anniversary date, no earlier than 120 days prior to the date of such annual meeting and no later than the later of 90 days prior to such annual meeting or the 10th day following the day on which public announcement of the date of such annual meeting is first made by NewCo. A stockholder’s notice must set forth, in addition to other information required by the NewCo Bylaws, in general, (i) a brief description of the business desired to be brought before the annual meeting, (ii) the text of the proposal or business (including the complete text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the NewCo Bylaws, the text of the proposed amendment), (iii) the reasons for conducting such business at the annual meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and (iv) a description of any agreement, arrangement and understanding between such stockholder and beneficial owner, if any, and their respective affiliates and associates, and any other person or persons (including their names) in connection with the proposal of such business by such

Under TechTarget’s bylaws, for business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of TechTarget and such proposed business must constitute a proper matter for stockholder action. To be timely, notice must be received by the Secretary not less than 90 days nor more than 120 days before the one year anniversary of the previous year’s annual meeting of stockholders; provided, however, if the date of the annual meeting is advanced more than 30 days before or delayed more than 60 days after the day of the preceding year’s annual meeting notice must be delivered not earlier than the close of business on the 120th day prior to preceding year’s annual meeting and not later than the close of business on the later of the (1) the 90th day prior to of the preceding year’s annual meeting or (2) the 10th day following the date public announcement of such annual meeting is first made.

In connection with proposing business other than a nomination, a stockholder’s notice must set forth, in addition to other information required by TechTarget’s bylaws, in general, (i) the name and address of such stockholder, (ii) a brief description of the business desired to be brought before the meeting, (iii) the reasons for conducting such business at the meeting, (iv) any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made, (v) the names and addresses of other stockholders known by the stockholder proposing such business to support such proposal, (vi) the class and number of shares of TechTarget’s capital stock beneficially owned by such other stockholders, and (vii) the class and number of shares which are owned beneficially and of record by the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made.

NewCo Stockholder Rights	TechTarget Stockholder Rights
stockholder. Stockholders shall not be permitted to propose business to be brought before a special meeting of the stockholders that is not a special meeting called by the stockholders in accordance with the NewCo Charter.

Stockholder Action by Written Consent

The NewCo Charter permits action being taken by written consent of NewCo stockholders in lieu of a meeting, so long as Informa and its affiliates beneficially own in the aggregate at least 40% of the voting power of all of the then-outstanding shares of capital stock of NewCo. If Informa and its affiliates do not beneficially own in the aggregate at least 40% of the voting power of all of the then-outstanding shares of capital stock of NewCo, NewCo stockholders may not act by written consent.	TechTarget’s certificate of incorporation provides that stockholders may not take any action by written consent in lieu of a meeting.

Amendments to Certificate of Incorporation

The NewCo Charter provides that NewCo may amend the NewCo Charter in any manner permitted by the DGCL. Under the DGCL, an amendment to a certificate of incorporation generally requires the approval of the NewCo Board and the approval of the holders of a majority of the voting power of the outstanding stock entitled to vote upon the proposed amendment.

The Stockholders Agreement provides that, without the prior written consent of Informa HoldCo, (i) until the Second Trigger Date, NewCo will not amend the NewCo Charter without the consent of Informa HoldCo and (ii) following the Second Trigger Date until the Third Trigger Date NewCo will not amend the NewCo Charter in any manner that disproportionately and adversely affects Informa HoldCo in its capacity as a stockholder of NewCo as compared to other stockholders of the same class of securities of NewCo. See “Certain Agreements Related to the Transactions—Stockholders Agreement” beginning on page 194 of this combined proxy statement/prospectus.

TechTarget’s certificate of incorporation provides that TechTarget may amend its certificate of incorporation in any manner now or hereby prescribed therein and by the DGCL. Under the DGCL, an amendment to a certificate of incorporation generally requires the approval of the TechTarget Board and the approval of the holders of a majority of the outstanding stock entitled to vote upon the proposed amendment. TechTarget’s certificate of incorporation provides that notwithstanding the foregoing or any other law or provision of TechTarget’s certificate of incorporation or TechTarget’s bylaws, the affirmative vote of the holders of at least 75% of the shares of the capital stock of TechTarget issued and outstanding and entitled to vote will be required to amend, among other provisions, certain provisions of the certificate of incorporation concerning (i) the prohibition on stockholders acting by written consent and the calling of special meetings of stockholders, (ii) the number, election, classes, terms, class allocation, or removal of directors, and (iii) amendments to certain provisions of the certificate of incorporation.

Amendments to Bylaws

The NewCo Charter and Bylaws provide that, subject to the Stockholders Agreement, the NewCo Charter, and applicable law, the stockholders have the power to adopt, amend or repeal, in whole or in part, the NewCo Bylaws, and the TechTarget Board shall have the power to adopt, amend or repeal, in whole or in part, the	TechTarget’s certificate of incorporation and bylaws provide that such bylaws (i) may be amended by the affirmative vote of a majority of the TechTarget Board then in office and (ii) may be amended by the affirmative vote of at least 75% of the outstanding shares entitled to vote on such amendment, provided

NewCo Stockholder Rights	TechTarget Stockholder Rights

NewCo Bylaws, without the consent of the stockholders in any manner not inconsistent with the laws of the State of Delaware or the NewCo Charter.

The Stockholders Agreement provides that, without the prior written consent of Informa HoldCo (i) until the Second Trigger Date, NewCo will not amend the NewCo Bylaws without the consent of Informa HoldCo and (ii) following the Second Trigger Date and until the Third Trigger Date, NewCo will not amend the NewCo Bylaws, in any manner that disproportionately and adversely affects Informa in its capacity as a stockholder of NewCo as compared to other stockholders of the same class of securities of NewCo. See “Certain Agreements Related to the Transactions—Stockholders Agreement” beginning on page 194 of this combined proxy statement/prospectus.

that if the TechTarget Board recommends that stockholders approve such amendment, such amendment shall only require the affirmative vote of the majority of the outstanding shares entitled to vote on such amendment, voting together as a single class.

Special Meetings of Stockholders

The NewCo Charter provides that a special meeting of stockholders (i) may be called only by the NewCo Board, the chair of the NewCo Board, or the Chief Executive Officer of NewCo, and (ii) shall be called by or at the direction of the NewCo Board or the chair of the NewCo Board upon the request of any Principal Stockholder at any time when the Principal Stockholders collectively beneficially own at least 40% of the total voting power of all the then outstanding shares of NewCo common stock (and only at any such time).	Under TechTarget’s certificate of incorporation and bylaws, special meetings of the stockholders may be called by the TechTarget Board acting pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office.

Limitation of Personal Liability of Directors

The NewCo Charter provides that, to the fullest extent permitted by applicable law, directors of NewCo will not be liable to NewCo or its stockholders for monetary damages for breach of fiduciary duty as a director.

TechTarget’s certificate of incorporation provides that no director shall be personally liable to TechTarget or to any of its stockholders for monetary damages arising out of such director’s breach of fiduciary duty as a director of TechTarget, except (a) for any breach of the director’s duty of loyalty to TechTarget or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the director derived an improper personal benefit.

TechTarget’s certificate of incorporation further provides that any repeal or modification of TechTarget’s certificate of incorporation by TechTarget’s stockholders or an amendment to the DGCL will not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions

NewCo Stockholder Rights	TechTarget Stockholder Rights
occurring before such repeal or modification of a director serving at the time of such repeal or modification.
Indemnification

The NewCo Charter provides that each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of NewCo or is or was serving at the request of NewCo as a director or officer of another corporation, partnership, joint venture, trust or other enterprise will be indemnified and held harmless by NewCo to the fullest extent permitted by the DGCL. Such right to indemnification will also include the right to be paid by NewCo the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by applicable law.

The NewCo Charter further provides that NewCo shall have the power to purchase and maintain insurance on behalf of certain persons enumerated therein, including directors and officers, for certain losses incurred in their official corporate capacity.

TechTarget’s bylaws provide that TechTarget will indemnify each of TechTarget’s directors and officers and, in the discretion of TechTarget’s board of directors, certain employees, to the fullest extent permitted by the DGCL as the same may be amended (except that in the case of an amendment, only to the extent that the amendment permits TechTarget to provide broader indemnification rights than the DGCL permitted TechTarget to provide prior to such amendment) against any and all expenses, judgments, penalties, fines and amounts reasonably paid in settlement that are incurred by the director, officer or such employee or on the director’s, officer’s or employee’s behalf in connection with any threatened, pending or completed proceeding or any claim, issue or matter therein, to which he or she is or is threatened to be made a party to or participant in because he or she is or was serving as a director, officer or employee of TechTarget, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of TechTarget and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Article V of TechTarget’s bylaws further provides that TechTarget will advance expenses to each of TechTarget’s directors and, in the discretion of the board of directors, to certain officers and employees.

In addition, TechTarget’s bylaws provide that the right of each of TechTarget’s directors and officers to indemnification and advancement of expenses shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any statute, provision of TechTarget’s certificate of incorporation or bylaws, agreement, vote of stockholders or disinterested directors or otherwise. Furthermore, Article V of TechTarget’s bylaws authorizes TechTarget to maintain insurance for TechTarget’s directors, officers and employees, against any liability, whether or not TechTarget would have the power to indemnify such person against such liability under the DGCL or the provisions of Article V of TechTarget’s Bylaws.

Corporate Opportunities

The NewCo Charter provides that NewCo has waived certain corporate opportunities as identified in the	TechTarget’s certificate of incorporation does not contain a waiver of corporate opportunities.

NewCo Stockholder Rights	TechTarget Stockholder Rights
Stockholders Agreement, such that Informa and the other persons specified therein shall not be liable to NewCo, its affiliates or its stockholders for breach of any fiduciary duty as a stockholder or director of NewCo from pursuit of such opportunities as set forth in the Stockholders Agreement. Under the NewCo Charter, any person or entity purchasing or otherwise acquiring or holding any interest in the shares of capital stock of NewCo shall be deemed to have notice of and consented to the foregoing.

Business Combinations

The NewCo Charter provides that NewCo elects not to be subject to Section 203 of the DGCL. However, the NewCo Charter provides that if a person (other than (a) Informa and any direct or indirect transferees of voting stock of NewCo from Informa or its affiliates, and their respective affiliates or successors or any “group,” or any member of any such group, to which such persons are a party under Rule 13d-5 of the Exchange Act, and (b) any person whose ownership of shares in excess of the 15% limit described in this paragraph is the result of any action taken solely by NewCo) acquires 15% or more of the voting stock of NewCo, is an affiliate or associate of NewCo and was the owner of 15% or more of the outstanding voting stock of NewCo at any time within the three-year period immediately prior to the date of determination, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with NewCo for a period of three years from the time such person became an interested stockholder, unless: (1) the NewCo Board approved either the business combination or the transaction which resulted in such person becoming an interested stockholder, (2) upon consummation of the transaction which resulted in such person becoming an interested stockholder, the interested stockholder owned at least 85% of the voting power of all of the then-outstanding shares of capital stock of NewCo at the time the transaction commenced (excluding voting stock owned by directors who are also officers and certain employee stock plans), or (3) at or subsequent to such time, the business combination is approved by the NewCo Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 662/3% of the voting power of all of the then-outstanding shares of capital stock of NewCo which is not owned by the interested stockholder.

TechTarget is subject to Section 203 of the DGCL. Section 203 of the DGCL generally prohibits a Delaware corporation from engaging in a business combination with an interested stockholder (which is generally defined to include any person that owns 15% or more of the corporation’s outstanding voting stock and their affiliates and associates) for three years following the time that person becomes an “interested stockholder,” unless, among other exclusions, (i) prior to the date the person became an interested stockholder, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares), or (iii) the business combination is approved by the board of directors and by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder at a meeting and not by written consent.

TechTarget’s certificate of incorporation does not contain any provision requiring a supermajority vote of stockholders to authorize a business combination.

NewCo Stockholder Rights	TechTarget Stockholder Rights
Forum for Adjudication of Disputes

The NewCo Charter provides that unless the NewCo Board consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the Superior Court of the State of Delaware, or, if the Superior Court of the State of Delaware also does not have jurisdiction, the United States District Court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (A) any derivative action or proceeding brought on behalf of NewCo, (B) any action asserting a claim of breach of a fiduciary duty (including any fiduciary duty) owed by any current or former director, officer, employee or stockholder of NewCo to NewCo or NewCo’s stockholders, (C) any action asserting a claim arising pursuant to any provision of the DGCL, or the NewCo Charter or the NewCo Bylaws, (D) any action asserting a claim related to, involving, or against NewCo governed by the internal affairs doctrine, or (E) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL. The NewCo Charter further provides that unless the NewCo Board otherwise approves in writing the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for any complaint asserting a cause of action arising under the federal securities law.

TechTarget’s bylaws provide that, unless TechTarget consents in writing to the selection of an alternative forum, (a) the Court of Chancery of the State of Delaware, or if such court does not have jurisdiction, the federal district court for the District of Delaware, as the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of TechTarget, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of TechTarget to TechTarget or TechTarget’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim arising pursuant to any provision of TechTarget’s certificate of incorporation or bylaws (in each case, as they may be amended from time to time) or governed by the internal affairs doctrine, and (b) the federal district courts of the United States as the sole and exclusive forum for any complaint asserting a cause of action arising under the Securities Act, or any rule or regulation promulgated thereunder.

PROPOSAL NO. 3

APPROVAL OF TECHTARGET, INC. 2024 INCENTIVE PLAN

We are asking TechTarget stockholders to approve the NewCo Incentive Plan, a copy of which is attached as Annex N to this combined proxy statement/prospectus. The TechTarget Board believes that NewCo’s success will depend, in large part, on its ability to maintain a competitive position by attracting, retaining and motivating the best talent to advance the combined company’s business objectives, thereby creating value for all of NewCo’s stakeholders. Central to these objectives is NewCo’s equity-based compensation program. The TechTarget Board understands that equity-compensation needs must be balanced against the dilutive effect of such programs on NewCo’s stockholders. To that end, and based on careful weighing of these considerations, as more fully described below, on September 20, 2024, the TechTarget Board approved the adoption by CombineCo’s board of directors, subject to TechTarget stockholder approval and the Closing, of the NewCo Incentive Plan. If TechTarget stockholders approve this proposal, the NewCo Incentive Plan will become effective on the consummation of the Merger. If the NewCo Incentive Plan is not approved by the stockholders, it will not become effective. If approved and the Closing occurs, NewCo intends to register the additional shares reserved for issuance under the NewCo Incentive Plan by filing a Registration Statement on Form S-8 as soon as practicable following the Closing.

At the time of the Closing, TechTarget’s existing 2017 Stock Option and Incentive Plan (the “Terminating TechTarget Plan”) will be assumed by NewCo for the sole purpose of using its terms and provisions to govern and administer the NewCo restricted stock units granted in assumption of outstanding and unvested TechTarget RSUs in connection with the Merger. In all other respects, the Terminating TechTarget Plan will be terminated at the time of the Closing, no further awards will be granted under the Terminating TechTarget Plan, and any shares then available for grant will no longer be available under the Terminating TechTarget Plan.

The NewCo Incentive Plan will allow NewCo to grant equity awards to its employees, non-employee directors, consultants, and advisors in order to recruit, incentivize, retain and reward those who are critical to NewCo’s success. Subject to the adjustments in the event of stock splits and other similar events, awards may be made under the NewCo Incentive Plan for up to a number of shares of common stock equal to the sum of: (i) a number of shares of NewCo common stock equal to (A) 11% of the shares of NewCo common stock that are issued and outstanding immediately following the Effective Time minus (B) the total number of shares of NewCo common stock that are subject to NewCo restricted stock units granted in assumption of outstanding and unvested Post-Signing TechTarget RSUs in connection with the Merger; and (ii) such additional number of shares of NewCo common stock as is equal to the number of shares of NewCo common stock that are subject to NewCo restricted stock units granted in assumption of outstanding and unvested TechTarget RSUs in connection with the Merger, but only to the extent such awards expire, terminate or are otherwise surrendered, cancelled, or forfeited (subject, however, in the case of incentive stock options, to any limitations under the Code). The NewCo Incentive Plan does not include an evergreen provision and includes several features that are consistent with protecting the interests of NewCo stockholders and sound corporate governance practices, as described below.

The following table includes information, as of October 18, 2024, regarding all of TechTarget’s outstanding equity awards under all of TechTarget’s equity-based compensation plans and arrangements under which shares of TechTarget common stock may be issued. This includes shares subject to outstanding awards under the Terminating TechTarget Plan and up to 571,103 shares available under the Terminating TechTarget Plan that may be made by TechTarget between October 18, 2024 and the Closing Date, but does not include shares issuable under TechTarget’s 2022 Employee Stock Purchase Plan. The following table also includes information, as of October 18, 2024 regarding the estimated number of shares of NewCo common stock that will be subject to NewCo restricted stock units immediately following the Closing as a result of the assumption and conversion of unvested TechTarget RSUs in the Merger and the anticipated number of shares of NewCo common stock expected to be immediately available for issuance under the NewCo Incentive Plan. The estimated number of shares of NewCo common stock that will be subject to NewCo restricted stock units immediately following the Effective Time is based on the following assumptions: (i) that the number of unvested TechTarget RSUs as of the Closing, after accounting for the acceleration of vesting as a result of the Merger, shall be 949,925, (ii) that the closing per share price of TechTarget common stock on the trading day immediately prior to Closing is $29.00, which is the closing per share price of TechTarget common stock on October 18, 2024 and (iii) that the cash consideration amount will be $11.71 per share of TechTarget common stock. In addition, the number of shares expected to be immediately available for issuance under the NewCo Incentive Plan assumes that the number of shares of NewCo common stock outstanding immediately following the Closing will be 70,000,000.

Number of outstanding TechTarget Options	165,000
Weighted average exercise price of outstanding TechTarget Options	$ 37.01
Weighted average remaining contractual term of outstanding TechTarget Options (years)	6.16
Number of NewCo stock options expected to be outstanding immediately following the Closing	0
Number of outstanding TechTarget RSUs	1,530,300
Estimated number of shares to be granted subject to awards under the Terminating TechTarget Plan between October 18, 2024 and the Closing Date	0
Estimated number of shares under the Terminating TechTarget Plan expected to no longer be available following the Closing Date	571,103
Estimated number of NewCo shares to be subject to NewCo restricted stock units immediately following the Effective Time and which, if such awards are forfeited, canceled, surrendered or otherwise do not result in shares being issued, shall become available for grant under the NewCo Incentive Plan	1,593,280
Estimated total number of shares immediately available for the grant of new awards under the NewCo Incentive Plan, assuming stockholder approval of the NewCo Incentive Plan	6,535,220
Number of shares of TechTarget common stock outstanding	29,235,043

As of October 18, 2024, TechTarget had no outstanding shares of restricted stock and no outstanding stock appreciation rights or any other stock-based awards. The Terminating TechTarget Plan will be assumed by NewCo solely to govern and administer the NewCo restricted stock units granted in assumption of outstanding and unvested TechTarget RSUs in connection with the Merger and otherwise will terminate subject, and immediately prior to, the Closing and any shares available under such plan at the Closing will not be available for grant under the NewCo Incentive Plan. The NewCo Incentive Plan will be the sole equity incentive plan, other than the NewCo ESPP, under which equity awards may be granted following the Closing. Further, only outstanding unvested TechTarget RSUs (after giving effect to any applicable acceleration in connection with the Transaction) will be assumed by NewCo in the Merger and converted into an award of restricted stock units with respect to shares of NewCo common stock. All TechTarget Options and any vested TechTarget RSUs shall be cancelled and converted into the right of the holders thereof to receive Merger Consideration. For more detailed information regarding the treatment of TechTarget’s outstanding equity awards in the Merger see “The Transaction Agreement — Treatment of TechTarget Equity Incentive Awards”.

We believe this proposed share pool will allow NewCo to grant equity incentive awards to meet its hiring and retention needs in a highly competitive market. Further, if the NewCo Incentive Plan is not approved, NewCo could be forced to increase cash compensation, which will reduce the resources NewCo is able to allocate to meeting NewCo’s business needs and objectives. Therefore, the approval of the NewCo Incentive Plan is vital to NewCo’s future success.

Following below is a discussion of:

•	Highlights of the NewCo Incentive Plan;

•	Reasons Why Stockholders Should Approve the NewCo Incentive Plan;

•	Information Regarding Overhang; and

•	Description of the NewCo Incentive Plan.

Highlights of the NewCo Incentive Plan

The NewCo Incentive Plan includes several features that are consistent with protecting the interests of NewCo’s stockholders and sound corporate governance practices. These features are highlighted below and are more fully described in the summary of the NewCo Incentive Plan further below in this proposal as well as in the copy of the NewCo Incentive Plan in Annex N to this combined proxy statement/prospectus.

No Evergreen. The NewCo Incentive Plan does not include an “evergreen” or other provision that automatically increases the number of shares available for grant under the plan and therefore any increase to the maximum share reserve in the NewCo Incentive Plan is subject to approval by NewCo stockholders, allowing NewCo stockholders to have a say in NewCo’s equity compensation programs.

Clawback Policy. In accepting an award under the NewCo Incentive Plan, a participant agrees to be bound by any clawback policy that NewCo has in effect or may adopt in the future.

Minimum Vesting Provisions. Minimum vesting provisions of one year generally apply to all awards to participants, with the exception of awards for up to 5% of the shares of stock reserved under the NewCo Incentive Plan.

No Repricing of Awards. The NewCo Incentive Plan prohibits the direct or indirect repricing of stock options or SARs without stockholder approval.

No Discounted Stock Options or SARs. All stock options and SARs must have an exercise or measurement price that is at least equal to the fair market value of the underlying common stock on the date of grant.

No Reload Stock Options or SARs. No stock options or SARs granted under the NewCo Incentive Plan may contain a provision entitling the award holder to the automatic grant of additional stock options or SARs in connection with any exercise of the original stock option or SAR.

No Dividend Equivalents on Stock Options or SARs. No stock options or SARs granted under the NewCo Incentive Plan may provide for the payment or accrual of dividend equivalents.

Dividends and Dividend Equivalents on Restricted Stock, Restricted Stock Units and Other-Stock Based Awards Not Paid Until Award Vests. Any dividends or dividend equivalents paid or credited with respect to restricted stock, restricted stock units (“RSUs”) or other stock-based awards will be subject to the same restrictions on transfer and forfeitability as the award with respect to which they are paid.

Limit on Non-Employee Director Compensation. The maximum aggregate amount of cash earned or paid and value of awards (calculated based on grant date fair value for financial reporting purposes) granted to any non-employee director in any calendar year may not exceed $1,000,000 in the case of an incumbent director. However, such maximum aggregate amount shall not exceed $1,250,000 in any calendar year for any individual non-employee director in such non-employee director’s initial year of election or appointment. Exceptions to these limitations may only be made by the NewCo Board in extraordinary circumstances, provided that the non-employee director receiving any additional compensation may not participate in the decision to award such compensation.

Material Amendments Require Stockholder Approval. Stockholder approval is required prior to an amendment of the NewCo Incentive Plan that would (i) materially increase the number of shares authorized

(other than as provided under the NewCo Incentive Plan with respect to certain corporate events or substitute awards), (ii) expand the types of awards that may be granted, or (iii) materially expand the class of participants eligible to participate.

Reasons Why Stockholders Should Approve the NewCo Incentive Plan

Incentivizes, Retains and Motivates Talent. It is critical to NewCo’s success to incentivize, retain and motivate the best talent in what is a competitive labor market. NewCo’s equity-based compensation program will be a key component in NewCo’s ability to pay market-competitive compensation to its employees.

Aligns with Pay-for-Performance Compensation Philosophy. We believe that equity-based compensation is inherently performance-based. As the value of NewCo’s stock appreciates, NewCo’s employees will receive greater compensation at the same time that its stockholders are receiving a greater return on their investment. Conversely, if the stock price does not appreciate following the grant of an equity award, then NewCo employees would not receive any compensation in respect of stock options and would receive lower compensation than intended in respect of RSUs.

Aligns Employee and Director Interests with Stockholder Interests. Providing NewCo employees and non-employee directors with compensation in the form of equity will align the interests of those employees and non-employee directors with the interests of NewCo stockholders. If the NewCo Incentive Plan is approved by TechTarget stockholders, NewCo will be able to grant equity-based incentives that foster this alignment between employees and non-employee directors and stockholders.

Consistent with Stockholder Interests and Sound Corporate Governance. As described under the heading “Highlights of the NewCo Incentive Plan” and more thoroughly below, the NewCo Incentive Plan was purposefully designed to include features that are consistent with stockholder interests and sound corporate governance practices.

Information Regarding Overhang

In developing the share request for the NewCo Incentive Plan and analyzing the impact of utilizing equity as a means of compensation on NewCo’s stockholders, NewCo’s estimated “overhang” was considered. Overhang is a measure of potential dilution, which TechTarget defines as the sum of (i) the total number of shares underlying all equity awards outstanding and (ii) the total number of shares available for future award grants, divided by the number of shares of common stock outstanding. Assuming that the number of shares subject to NewCo restricted stock units immediately following the Closing will be 1,593,280, that the number of shares that will be immediately available for issuance under the NewCo Incentive Plan will be 6,535,220, and that there will be 70,000,000 shares of NewCo common stock outstanding, NewCo’s estimated overhang immediately following the Closing would be 11.6%.

Description of the NewCo Incentive Plan

The following is a brief summary of the NewCo Incentive Plan, a copy of which is attached as Annex N to this combined proxy statement/prospectus. References to the NewCo Board in this summary shall include its compensation committee or any similar committee or sub-committee or the Delegated Persons (as defined below) to the extent that the NewCo Board’s powers or authority under the NewCo Incentive Plan have been delegated to such committee or Delegated Persons, in accordance with the NewCo Incentive Plan.

For purposes of this proposal and except where the context otherwise requires, the term “NewCo” shall include any of NewCo’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code and any other business venture (including, without limitation, joint venture or limited liability company) in which NewCo has a controlling interest, as determined by the NewCo Board.

Types of Awards; Shares Available for Awards; Share Counting Rules

The NewCo Incentive Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Code, nonstatutory stock options, SARs, restricted stock, RSUs, other stock-based awards, and cash awards as described below, which we refer to, collectively, as awards.

Subject to adjustment in the event of stock splits, stock dividends and other similar events, awards may be made under the NewCo Incentive Plan for up to a number of shares of NewCo common stock equal to the sum of: (i) a number of shares of NewCo common stock equal to (A) 11% of shares of NewCo common stock issued and outstanding immediately following the Effective Time minus (B) the total number of shares of NewCo common stock that are subject to NewCo restricted stock units granted in assumption of outstanding and unvested Post-Signing TechTarget RSUs in connection with the Merger; and (ii) such additional number of shares of NewCo common stock as is equal to the number of shares of NewCo common stock that are subject to NewCo RSUs granted in assumption of outstanding and unvested TechTarget RSUs in connection with the Merger, but only to the extent such awards expire, terminate or are otherwise surrendered, cancelled, or forfeited (subject, however, in the case of incentive stock options, to any limitations under the Code). Subject to adjustment in the event of stock splits, stock dividends and other similar events, up to 7,700,000 shares of NewCo common stock may be granted under the NewCo Incentive Plan in the form of incentive stock options. Shares of NewCo common stock issued under the NewCo Incentive Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

The NewCo Incentive Plan provides that the maximum aggregate amount of cash and value of awards (calculated based on grant date fair value for financial reporting purposes) granted to any individual non-employee director in any calendar year may not exceed $1,000,000 in the case of an incumbent director. However, such maximum aggregate amount shall not exceed $1,250,000 in any calendar year for any individual non-employee director in such non-employee director’s initial year of election or appointment. Moreover, fees paid by NewCo on behalf of any non-employee director in connection with regulatory compliance, any amounts paid to a non-employee director as reimbursement of an expense and any financial statement expense associated with the modification of an outstanding award (whether or not granted under the NewCo Incentive Plan) will not count against this limit. Exceptions to this limitation may only be made by the NewCo Board in extraordinary circumstances, provided that any non-employee director receiving additional compensation may not participate in the decision to award such compensation. This limitation does not apply to cash or awards granted to a non-employee director pursuant to a bona fide consulting agreement for services to NewCo other than as a director.

For purposes of counting the number of shares available for the grant of awards under the NewCo Incentive Plan, all shares of NewCo common stock covered by SARs shall be counted against the number of shares available for the grant of awards under the NewCo Incentive Plan. However, SARs that may be settled only in cash will not be so counted. Similarly, to the extent that any other award may be settled only in cash, no shares will be counted against the shares available for the grant of awards under the NewCo Incentive Plan. In addition, if NewCo grants a SAR in tandem with a stock option for the same number of shares of NewCo common stock and provides that only one such award may be exercised, referred to as a tandem SAR, only the shares covered by the stock option, and not the shares covered by the tandem SAR, will be so counted, and the expiration of one in connection with the other’s exercise will not restore shares to the NewCo Incentive Plan.

Shares covered by awards under the NewCo Incentive Plan that expire or are terminated, surrendered, or cancelled without having been fully exercised or are forfeited in whole or in part (including as the result of shares subject to such award being repurchased by NewCo at the original issuance price pursuant to a contractual repurchase right) or that result in any shares not being issued (including as a result of an award being settled in cash rather than stock) will again be available for the grant of awards under the NewCo Incentive Plan (subject, in the case of incentive stock options, to any limitations under the Code). In the case of the exercise of a SAR, the number of shares counted against the shares available for the grant of awards under the NewCo Incentive Plan will be the full number of shares subject to the SAR multiplied by the percentage of the SAR actually exercised, regardless of the number of shares actually used to settle the SAR upon exercise, and the shares covered by a tandem SAR will not again become available for grant upon the expiration or termination of the tandem SAR.

Shares of NewCo common stock that are delivered (by actual delivery, attestation, or net exercise) to NewCo by a participant to purchase shares of NewCo common stock upon exercise of an award or to satisfy tax withholding obligations (including shares retained from the award creating the tax obligation) will be added back to the number of shares available for the future grant of awards under the NewCo Incentive Plan. However, in such case, no more than the number of shares used to satisfy the statutory minimum tax withholding obligation may be added back to the NewCo Incentive Plan in this way. Shares repurchased by NewCo on the open market using proceeds from the exercise of an award will not increase the number of shares available for future grant of awards under the NewCo Incentive Plan.

In connection with a merger or consolidation of an entity with NewCo or NewCo’s acquisition of property or stock of an entity, the NewCo Board may grant awards under the NewCo Incentive Plan in substitution for any stock options or other stock or stock-based awards granted by such entity or an affiliate thereof on such terms as the NewCo Board determines appropriate in the circumstances, notwithstanding any limitation on awards contained in the NewCo Incentive Plan. No such substitute awards shall count against the overall share limit contained in the NewCo Incentive Plan, except as required by reason of Section 422 and related provisions of the Code.

Descriptions of Awards

Stock Options. A participant who is awarded a stock option receives the right to purchase a specified number of shares of NewCo common stock at a specified exercise price and subject to the other terms and conditions that are specified in connection with the award agreement. A stock option that is not intended to be an “incentive stock option” is a “nonstatutory stock option.” Stock options may not be granted with an exercise price that is less than 100% of the fair market value of NewCo common stock on the date of grant. If the NewCo Board approves the grant of a stock option with an exercise price to be determined on a future date, the exercise price may not be less than 100% of the fair market value of NewCo common stock on that future date. Under present law, incentive stock options may not be granted at an exercise price less than 110% of the fair market value in the case of stock options granted to participants who hold more than 10% of the total combined voting power of all classes of NewCo stock or any of NewCo’s subsidiaries. Under the terms of the NewCo Incentive Plan, stock options may not be granted for a term in excess of 10 years (and, under present law, five years in the case of incentive stock options granted to participants who hold greater than 10% of the total combined voting power of all classes of NewCo stock or any of NewCo’s subsidiaries).

The NewCo Incentive Plan permits participants to pay the exercise price of stock options using one or more of the following manners of payment: (i) payment by cash or by check, (ii) except as may otherwise be provided in the applicable award agreement or approved by the NewCo Board, in connection with a “cashless exercise” through a broker, (iii) to the extent provided in the applicable award agreement or approved by the NewCo Board, and subject to certain conditions, by delivery to NewCo (either by actual delivery or attestation) of shares of NewCo common stock owned by the participant valued at their fair market value, (iv) to the extent provided in an applicable nonstatutory stock option award agreement or approved by the NewCo Board, by delivery of a notice of “net exercise” as a result of which NewCo will retain a number of shares of NewCo common stock otherwise issuable pursuant to the stock option equal to the aggregate exercise price for the portion of the stock option being exercised divided by the fair market value of NewCo common stock on the date of exercise, (v) to the extent permitted by applicable law and provided for in the applicable award agreement or approved by the NewCo Board, by any other lawful means, provided, however, that in no event may a promissory note of the participant be used to pay the option exercise price or (vi) by any combination of these forms of payment. No stock option granted under the NewCo Incentive Plan may contain a provision entitling the participant to the automatic grant of additional stock options in connection with any exercise of the original stock option. No stock options granted under the NewCo Incentive Plan may provide for the payment or accrual of dividend equivalents.

Stock Appreciation Rights. A participant who is awarded a SAR receives, upon exercise, a number of shares of NewCo common stock, or cash (or a combination of shares of NewCo common stock and cash) determined by reference to appreciation, from and after the date of grant, in the fair market value of a share of NewCo common stock over the measurement price. The NewCo Incentive Plan provides that the measurement price of a SAR may not be less than 100% of the fair market value of NewCo common stock on the date the SAR is granted (provided, however, that if the NewCo Board approves the grant of a SAR effective as of a future date, the measurement price shall not be less than 100% of the fair market value on such future date) and that SARs may not be granted with a term in excess of 10 years. No SARs granted under the NewCo Incentive Plan may contain a provision entitling the participant to the automatic grant of additional SARs in connection with any exercise of the original SAR. No SARs granted under the NewCo Incentive Plan may provide for the payment or accrual of dividend equivalents.

Limitation on Repricing of Stock Options or SARs. Unless such action is approved by NewCo stockholders or otherwise permitted under the terms of the NewCo Incentive Plan in connection with certain changes in capitalization and reorganization events, NewCo may not (i) amend any outstanding stock option or SAR granted under the NewCo Incentive Plan to provide an exercise price or measurement price per share that is lower than the then-current exercise price or measurement price per share of such outstanding stock option or SAR, (ii) cancel any outstanding stock option or SAR (whether or not granted under the NewCo Incentive Plan) and grant in substitution therefor new awards under the NewCo Incentive Plan (other than certain substitute awards issued in connection with a merger or consolidation of an entity with NewCo or an acquisition by NewCo, described above) covering the same or a different number of shares of NewCo common stock and having an exercise price or measurement price per share lower than the then-current exercise price or measurement price per share of the cancelled stock option or SAR, (iii) cancel in exchange for a cash payment any outstanding stock option or SAR with an exercise price or measurement price per share above the then-current fair market value of NewCo common stock, or (iv) take any other action under the NewCo Incentive Plan that constitutes a “repricing” within the meaning of the rules of the Nasdaq Stock Market.

Restricted Stock Awards. A participant who is granted a restricted stock award is entitled to acquire shares of NewCo common stock, subject to NewCo’s right to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost), in the event that the conditions specified in the applicable award are not satisfied prior to the end of the applicable restriction period established for such award. Any dividends (whether paid in cash, stock or property) declared and paid by NewCo with respect to shares of restricted stock will be paid to the participant only if and when such shares become free from the restrictions on transferability and forfeitability that apply to such shares. No interest will be paid on unvested dividends.

Restricted Stock Unit Awards. A participant who is granted an RSU award is entitled to receive shares of NewCo common stock, or cash equal to the fair market value of such shares or a combination thereof, in the event that the conditions specified in the applicable award are satisfied, with such shares to be delivered at the time such award vests or on a deferred basis pursuant to the terms and conditions established by the NewCo Board. The NewCo Board may provide that settlement of RSUs will be deferred, on a mandatory basis or at the election of the participant, in a manner that complies with Section 409A of the Code. A participant has no voting rights with respect to any RSU. An RSU award agreement may provide the applicable participant with the right to receive an amount equal to any dividends or other distributions declared and paid on an equal number of outstanding shares of NewCo common stock. Any such dividend equivalents may be credited to an account for the participant, settled in cash and/or shares of NewCo common stock and will be subject to the same restrictions on transfer and forfeitability as the RSUs with respect to which such dividend equivalents are awarded. No interest will be paid on dividend equivalents.

Other Stock-Based Awards. Under the NewCo Incentive Plan, the NewCo Board may grant other awards of shares of NewCo common stock, and other awards that are valued in whole or in part by reference to, or are otherwise based on, shares of NewCo common stock or other property, having such terms and conditions as the

NewCo Board may determine. We refer to these types of awards as other stock-based awards. Other stock-based awards may be available as a form of payment in settlement of other awards granted under the NewCo Incentive Plan or as payment in lieu of or in satisfaction of compensation to which a participant is otherwise entitled. Other stock-based awards may be paid in shares of NewCo common stock or in cash, as the NewCo Board may determine. The award agreement of another stock-based award may provide the participant who receives such an award with the right to receive dividend equivalents. Dividend equivalents may be credited to an account for the participant, settled in cash and/or shares of NewCo common stock and will be subject to the same restrictions on transfer and forfeitability as the other stock-based award with respect to which they are awarded. No interest will be paid on dividend equivalents.

Cash Awards. Under the NewCo Incentive Plan, the NewCo Board has the right to grant cash-based awards.

Performance Conditions. Awards under the NewCo Incentive Plan may be made subject to the achievement of performance goals. The NewCo Board may specify that the degree of granting, vesting, and/or payout of any award subject to performance-based vesting conditions will be subject to the achievement of one or more of the following performance measures established by the NewCo Board, which may be based on the relative or absolute attainment of specified levels of one or any combination of the following measures (and which may be determined pursuant to generally accepted accounting principles, or GAAP, or on a non-GAAP basis, as determined by the NewCo Board): earnings before interest, taxes, depreciation and amortization (“EBITDA”), EBITDA as adjusted for non-cash expenses (such as stock-based compensation expenses), net income (loss) (either before or after interest, taxes, depreciation and/or amortization), changes in the market price of the NewCo common stock, economic value-added, funds from operations or similar measure, sales or revenue, acquisitions or strategic transactions, operating income (loss), cash flow (including, but not limited to, operating cash flow and free cash flow), return on capital, assets, equity, or investment, stockholder returns, return on sales, gross or net profit levels, productivity, expense, margins, operating efficiency, customer satisfaction, working capital, earnings (loss) per share of NewCo common stock, sales or market shares and number of customers, or any other metric determined by the NewCo Board. Such goals may reflect absolute entity or business unit performance or a relative comparison to the performance of a peer group of entities or other external measure of the selected performance criteria and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. The NewCo Board may specify that such performance measures will be adjusted to exclude any one or more of: (a) non-recurring or unusual gains or losses; (b) gains or losses on the dispositions of discontinued operations; (c) the cumulative effects of changes in accounting principles; (d) the write-down of any asset; (e) fluctuation in foreign currency exchange rates; (f) charges for restructuring and rationalization programs; and (g) any other factors as the NewCo Board may determine. Such performance measures: (A) may vary by participant and may be different for different awards; (B) may be particular to a participant or the department, branch, line of business, subsidiary or other unit in which the participant works and (C) may cover such period as may be specified by the NewCo Board. The NewCo Board will have the authority to make equitable adjustments to the performance goals in recognition of any changes in NewCo’s capitalization, unusual or non-recurring events affecting NewCo or the financial statements of NewCo, in response to changes in applicable laws or regulations or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles. The NewCo Board may adjust the amount of cash or number of shares payable pursuant to a performance award, and the NewCo Board may, at any time, waive the achievement of the applicable performance measures.

Notwithstanding its designation as a performance award, no stock option or SAR will provide for the payment or accrual of dividend equivalents, any dividends declared and paid by NewCo with respect to shares of restricted stock will be subject to the same dividend rules for restricted stock awards not designated as a performance award and any right to receive dividend equivalents on an award of RSUs and other stock-based awards will be subject to the same dividend equivalent rules for such awards that are not designated as a performance award.

Eligibility to Receive Awards

All of NewCo’s employees, officers, and directors, as well as its consultants and advisors, will be eligible to receive awards under the NewCo Incentive Plan. However, incentive stock options may only be granted to NewCo’s employees, employees of its present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code, and employees of any other entities the employees of which are eligible to receive incentive stock options under the Code.

Transferability of Awards

Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by a participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an incentive stock option, pursuant to a qualified domestic relations order. During the life of the participant, awards are exercisable only by the participant. However, except with respect to awards that are subject to Section 409A of the Code and incentive stock options, the NewCo Board may permit or provide in an award for the gratuitous transfer of the award by the participant to or for the benefit of any immediate family member, family trust or other entity established for the benefit of the participant and/or an immediate family member thereof if NewCo would be eligible to use a Form S-8 under the Securities Act, for the registration of the sale of the NewCo common stock subject to such award to the proposed transferee. Further, NewCo is not required to recognize any such permitted transfer until such time as the permitted transferee has, as a condition to the transfer, delivered to NewCo a written instrument in form and substance satisfactory to NewCo confirming that such transferee will be bound by all of the terms and conditions of the award. None of the restrictions described in this paragraph prohibit a transfer from the participant to NewCo.

No Rights as a Stockholder

No participant or designated beneficiary shall have any rights as a stockholder with respect to any shares of NewCo common stock to be distributed with respect to an award granted under the NewCo Incentive Plan until becoming a record holder of such shares, subject to the terms of an award agreement.

Clawback

In accepting an award under the NewCo Incentive Plan, a participant agrees to be bound by any clawback policy that NewCo has in effect or may adopt in the future, including without limitation NewCo’s Compensation Recovery Policy adopted in accordance with stock exchange listing requirements (or any successor policy). A participant agrees that in the event it is determined in accordance with any such policy that any award (including any dividends, unvested dividends or dividend equivalents paid with respect thereto), any shares of NewCo common stock issued upon exercise or settlement thereof (including securities or other property received therefor), or any other proceeds from the exercise or settlement of such award or the sale of such shares of NewCo common stock or any other compensation subject to such policy must be forfeited or reimbursed to NewCo, the participant will promptly take any action necessary to effectuate such forfeiture and/or reimbursement as determined by NewCo.

New Plan Benefits Table

The granting of awards under the NewCo Incentive Plan is discretionary, and we cannot now determine the number or type of awards to be granted in the future to any particular person or group.

Administration

The NewCo Incentive Plan will be administered by the NewCo Board. The NewCo Board has the authority to grant awards and to adopt, amend and repeal the administrative rules, guidelines and practices relating to the

NewCo Incentive Plan that it deems advisable and to construe and interpret the provisions of the NewCo Incentive Plan and any award agreements entered into under the NewCo Incentive Plan. The NewCo Board may correct any defect, supply any omission or reconcile any inconsistency in the NewCo Incentive Plan or any award. All actions and decisions by the NewCo Board with respect to the NewCo Incentive Plan and any awards made under the NewCo Incentive Plan will be made in the discretion of the NewCo Board and will be final and binding on all persons having or claiming any interest in the NewCo Incentive Plan or in any award.

Pursuant to the terms of the NewCo Incentive Plan, the NewCo Board may delegate any or all of its powers under the NewCo Incentive Plan to one or more committees or subcommittees of the NewCo Board. The NewCo Board has authorized its compensation committee to administer the NewCo Incentive Plan. Awards granted to non-employee directors must be granted and administered by a committee of the NewCo Board, all of the members of which are independent directors as defined by Section 5605(a)(2) of the rules of the Nasdaq Stock Market.

Subject to any requirements of applicable law, the NewCo Board may, by resolution, delegate to one or more persons (including officers) or bodies (such persons or bodies, the “Delegated Persons”) the power to grant awards (subject to any limitations under the NewCo Incentive Plan) to eligible service providers of NewCo and to exercise such other powers under the NewCo Incentive Plan as the NewCo Board may determine, provided that the NewCo Board shall fix (i) the maximum number of awards, and the maximum number of shares issuable upon exercise thereof, that may be issued by such Delegated Persons, (ii) the time period during which such awards, and during which the shares issuable upon exercise thereof, may be issued, and (iii) the minimum amount of consideration (if any) to be received by NewCo for which such awards may be issued, and a minimum amount of consideration for the shares issuable upon exercise thereof; and provided further that (I) no Delegated Person shall be authorized to grant awards to itself, and (II) no Delegated Person shall be authorized to grant awards to any “executive officer” (as defined by Rule 3b-7 under the Exchange Act, or to any “officer” (as defined by Rule 16a-1(f) under the Exchange Act).

Subject to applicable limitations contained in the NewCo Incentive Plan, the NewCo Board, the Compensation Committee, or any other committee or subcommittee or Delegated Person to whom the NewCo Board has delegated authority pursuant to the NewCo Incentive Plan, as the case may be, selects the recipients of awards and determines (i) the number of shares of NewCo common stock, cash or other consideration covered by awards and the terms and conditions of such awards, including the dates upon which such awards become exercisable or otherwise vest, (ii) the exercise or measurement price of awards, if any, and (iii) the duration of awards.

Except as otherwise provided in the NewCo Incentive Plan, each award under the NewCo Incentive Plan may be made alone or in addition or in relation to any other award. The terms of each award need not be identical, and the NewCo Board need not treat participants uniformly. The NewCo Board will determine the effect on an award of the disability, death, termination or other cessation of employment or service, authorized leave of absence or other change in the employment or other service status of a participant, and the extent to which, and the period during which, the participant (or the participant’s legal representative, conservator, guardian or designated beneficiary) may exercise rights or receive any benefits under an award.

The NewCo Board may at any time provide that any award shall become immediately exercisable in whole or in part, free from some or all restrictions or conditions or otherwise realizable in whole or in part, as the case may be. Subject to the preceding sentence, no award under the NewCo Incentive Plan shall vest earlier than the first anniversary of its date of grant, unless such award is granted in lieu of salary, bonus or other compensation otherwise earned by or payable to the participant; provided, that, such limitation will not apply to awards granted, in the aggregate, for up to 5% of the maximum number of authorized shares under the NewCo Incentive Plan.

In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of NewCo common stock, other than an ordinary cash dividend, NewCo is required to make equitable adjustments (or make substituted awards, as applicable), in the manner determined by the NewCo Board, to (i) the number and class of securities available under the NewCo Incentive Plan and the number of shares that may be issued as incentive stock options, (ii) the share counting rules set forth in the NewCo Incentive Plan, (iii) the number, class, exercise, measurement or purchase price and any other per share related provisions of shares subject to each outstanding award, and (iv) any performance goals applicable to an award. In the event NewCo effects a split of its common stock by means of a stock dividend and the exercise price of and the number of shares subject to an outstanding stock option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then a participant who exercises a stock option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of NewCo common stock acquired upon such stock option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

NewCo will indemnify and hold harmless each director, officer, employee or agent to whom any duty or power relating to the administration or interpretation of the NewCo Incentive Plan has been or will be delegated against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the NewCo Board’s approval) arising out of any act or omission to act concerning the NewCo Incentive Plan unless arising out of such person’s own fraud or bad faith.

Amendment of Awards. Except as otherwise provided under the NewCo Incentive Plan with respect to repricing outstanding stock options or SARs, the limitation on vesting and acceleration provisions and with respect to actions requiring stockholder approval, the NewCo Board may amend, modify or terminate any outstanding award, including but not limited to, substituting therefor another award of the same or a different type, changing the date of exercise or realization, and converting an incentive stock option to a nonstatutory stock option, provided that the participant’s consent to any such action will be required unless the NewCo Board determines that the action, taking into account any related action, does not materially and adversely affect the participant’s rights under the NewCo Incentive Plan or the change is otherwise permitted under the terms of the NewCo Incentive Plan in connection with certain corporate events.

Reorganization Events

The NewCo Incentive Plan contains provisions addressing the consequences of any reorganization event. A reorganization event is defined under the NewCo Incentive Plan as (i) any merger or consolidation of NewCo with or into another entity as a result of which all of NewCo’s common stock is converted into or exchanged for the right to receive cash, securities or other property, or is cancelled, (ii) any transfer or disposition of all of NewCo’s common stock for cash, securities or other property pursuant to a share exchange or other transaction or (iii) NewCo’s liquidation or dissolution.

Provisions Applicable to Awards Other than Restricted Stock. Under the NewCo Incentive Plan, if a reorganization event occurs, the NewCo Board may take any one or more of the following actions as to all or any (or any portion of) outstanding awards other than restricted stock on such terms as the NewCo Board determines (except to the extent specifically provided otherwise in an applicable award agreement, another agreement between a participant and NewCo, or another NewCo plan): (i) provide that such awards shall be assumed, or substantially equivalent awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to a participant, provide that all unvested awards will be forfeited immediately before the reorganization event and/or that all unexercised awards will terminate immediately prior to the consummation of such reorganization event unless exercised by the participant (to the extent then exercisable) within a specified period following the date of such notice, (iii) provide that outstanding awards shall become exercisable, realizable, or deliverable, or restrictions applicable to an award shall lapse, in whole or in part prior to or upon such reorganization event, (iv) make or provide for a payment in such form (which may include, without limitation, cash, cash equivalents and/or securities of the acquiring or succeeding corporation (or an affiliate thereof)) as may be determined by the NewCo Board to participants with respect to each award held by a participant equal in value to (I) the number of shares of NewCo common stock subject to the vested portion of the award (after giving effect to any acceleration of vesting that occurs upon or immediately prior to such reorganization event) multiplied by (II) the excess, if any, of (A) the amount of cash and/or value, as determined by the NewCo Board in its discretion, of any non-cash consideration per share of NewCo common stock to be received by holders of NewCo common stock as a result of the reorganization event (the “Acquisition Price”) over (B) the exercise, measurement or purchase price of such award and any applicable tax withholdings, in exchange for the termination of such award, provided, that any escrow, holdback, earn out or similar provisions in the definitive agreement governing the reorganization event may (as determined by the NewCo Board) apply to such payments to the same extent and in the same manner as such provisions apply to holders of NewCo common stock, and provided further that if the Acquisition Price does not exceed the exercise price of the award, then the award will be cancelled without any payment of consideration, (v) provide that, in connection with NewCo’s liquidation or dissolution, awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise, measurement or purchase price thereof and any applicable tax withholdings) and (vi) any combination of the foregoing.

The NewCo Board is not obligated to treat all awards, all awards held by a participant, or all awards of the same type, identically. Certain RSU awards that are subject to Section 409A of the Code will be settled in accordance with the terms of the applicable award agreement or as otherwise specified in the NewCo Incentive Plan. The NewCo Board, with reasonable notice to participants holding stock options or SARs, may impose a limitation on the ability of these participants to exercise their awards for the minimum number of days prior to the closing of the reorganization event as is reasonably necessary to facilitate the orderly closing of the reorganization event.

Provisions Applicable to Restricted Stock. Upon the occurrence of a reorganization event other than NewCo’s liquidation or dissolution, NewCo’s repurchase and other rights with respect to outstanding restricted stock will inure to the benefit of its successor and will, unless the NewCo Board determines otherwise, apply to the cash, securities or other property which its common stock was converted into or exchanged for pursuant to such reorganization event in the same manner and to the same extent as they applied to such restricted stock. However, the NewCo Board may either provide for termination or deemed satisfaction of such repurchase or other rights under the instrument evidencing any restricted stock or any other agreement between a participant and NewCo, either initially or by amendment or provide for forfeiture of such restricted stock if issued at no cost. Upon the occurrence of a reorganization event involving NewCo’s liquidation or dissolution, except to the extent specifically provided to the contrary in the instrument evidencing any award of restricted stock or any other agreement between the participant and NewCo, all restrictions and conditions on all restricted stock then outstanding shall automatically be deemed terminated or satisfied.

Change in Control Events

The NewCo Incentive Plan also contains provisions addressing the consequences of a Change in Control Event (as defined in the NewCo Incentive Plan). The definition of Change in Control Event for purposes of the NewCo Incentive Plan is intended to conform to the description in Treasury Regulation section 1.409A-3(i)(5), or in subsequent Internal Revenue Service guidance describing what constitutes a change in control event for purposes of Section 409A of the Code when an award is subject to Section 409(A).

In connection with a Change in Control Event, except as provided to the contrary in an instrument evidencing an option or any other agreement between a participant and NewCo, the vesting schedule of each option will be accelerated in part so that one-half of the number of shares that would have otherwise first become vested on any date after the date of the Change in Control Event will immediately become exercisable. Subject to the following sentence, the remaining one-half of such number of shares will continue to become vested in accordance with the original vesting schedule set forth for such option with one-half the number of shares that would otherwise have become vested on each subsequent vesting date in accordance with the original schedule becoming vested on each such subsequent vesting date. Additionally, each such option will be immediately exercisable in full if, on or prior to the first anniversary of the date of the consummation of the Change in Control Event, the participant’s employment with NewCo or the acquiring or succeeding corporation is terminated for Good Reason (as defined in the NewCo Incentive Plan) by the participant or is terminated without Cause (as defined in the NewCo Incentive Plan) by NewCo or the acquiring or succeeding corporation.

In addition, in connection with a Change in Control Event, except as provided to the contrary in an instrument evidencing a restricted stock or RSU award or any other agreement between a participant and NewCo, the vesting schedule of each restricted stock or RSU award will be accelerated in part so that one-half of the number of shares that would have otherwise first become free from conditions or restrictions on any date after the date of the Change in Control Event will immediately become free from conditions or restrictions. Subject to the following sentence, the remaining one-half of such number of shares will continue to become free from conditions or restrictions in accordance with the original schedule set forth in such restricted stock or RSU award, with one-half of the number of shares that would otherwise have become free from conditions or restrictions on each subsequent vesting date in accordance with the original schedule becoming free from conditions and restrictions on each subsequent vesting date. Additionally, each such restricted stock or RSU award will immediately become free from all conditions or restrictions if, on or prior to the first anniversary of the date of the consummation of the Change in Control Event, the participant’s employment with NewCo or the acquiring or succeeding corporation is terminated for Good Reason by the participant or is terminated without Cause by NewCo or the acquiring or succeeding corporation. The Board may specify in an award at the time of grant the effect of a Change in Control Event on any SAR or other stock-based award.

Provisions for Foreign Participants

Notwithstanding any provision of the NewCo Incentive Plan to the contrary, in order to comply with the laws and practices of jurisdictions in which NewCo and its subsidiaries operate or have employees or engage individuals eligible for awards, the NewCo Board, in its sole discretion, shall have the power and authority to: (i) determine which subsidiaries shall be covered by the NewCo Incentive Plan; (ii) determine which individuals outside the United States are eligible to participate in the NewCo Incentive Plan; (iii) modify the terms and conditions of any award granted to individuals outside the United States to comply with applicable foreign laws, policies, customs, or practices; (iv) establish subplans and modify exercise procedures and other terms and procedures, to the extent the NewCo Board determines such actions to be necessary or advisable; provided, however, that no such subplans and/or modifications shall increase the share limitations contained in the NewCo Incentive Plan; and (v) take any action, before or after an award is made, that the NewCo Board determines to be necessary or advisable to obtain approval or comply with any local governmental regulatory exemptions or approvals. The NewCo Board may not take any actions, and no awards may be granted, that would violate the Exchange Act or any other applicable United States securities law, the Code, or any other applicable United States governing statute or law.

Any sub-plan under the NewCo Incentive Plan that is established to satisfy applicable securities, tax or other laws of various jurisdictions shall be adopted as a supplement to the NewCo Incentive Plan and will contain such limitations on the NewCo Board’s discretion under the NewCo Incentive Plan as the NewCo Board deems necessary or desirable and any additional terms and conditions not otherwise inconsistent with the NewCo Incentive Plan as the NewCo Board deems necessary or desirable. All supplements adopted by the NewCo Board will be deemed to be part of the NewCo Incentive Plan, but each supplement will only apply to participants within the affected jurisdiction.

Withholding

The participant must satisfy all applicable federal, state, and local or other income and employment tax withholding obligations before NewCo will deliver stock certificates or otherwise recognize ownership of NewCo common stock under an award. NewCo may elect to satisfy the withholding obligations through additional withholding on salary or wages. If NewCo elects not to or cannot withhold from other compensation, the participant must pay NewCo the full amount, if any, required for withholding or have a broker tender to NewCo cash equal to the withholding obligations. Payment of withholding obligations is due before NewCo will issue any shares on exercise, vesting or release from forfeiture of an award or at the same time as payment of the exercise or purchase price, unless NewCo determines otherwise. If provided for in an award or approved by the NewCo Board, a participant may satisfy the tax obligations in whole or in part by delivery (either by actual delivery or attestation) of shares of NewCo common stock, including shares retained from the award creating the tax obligation, valued at their fair market value. However, except as otherwise provided by the NewCo Board, the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed NewCo’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income), except that, to the extent that NewCo is able to retain shares of NewCo common stock having a fair market value that exceeds the statutory minimum applicable withholding tax without financial accounting implications or NewCo is withholding in a jurisdiction that does not have a statutory minimum withholding tax, NewCo may retain such number of shares (up to the number of shares having a fair market value equal to the maximum individual statutory rate of tax) as NewCo shall determine to be necessary to satisfy the tax liability associated with any award. Shares used to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

Amendment or Termination

No award may be granted under the NewCo Incentive Plan after the expiration of 10 years from the effective date of the NewCo Incentive Plan, but awards previously granted may extend beyond that date. The NewCo Board may amend, suspend or terminate the NewCo Incentive Plan or any portion of the NewCo Incentive Plan at any time, except that (i) no amendment may be made to the plan to permit a stock option or SAR to be repriced without stockholder approval and (ii) no amendment that would require stockholder approval under the rules of the national securities exchange on which NewCo maintains its primary listing may be made effective unless and until such amendment has been approved by NewCo stockholders. If the national securities exchange on which NewCo maintains its primary listing does not have rules regarding when stockholder approval of amendments to equity compensation plans is required (or if NewCo common stock is not then listed on any national securities exchange), no amendment of the NewCo Incentive Plan materially increasing the number of shares authorized under the plan (other than as provided under the NewCo Incentive Plan with respect to certain corporate events or substitute awards), expanding the types of awards that may be granted under the plan or materially expanding the class of participants eligible to participate in the plan will be effective unless and until NewCo stockholders approve such amendment. If at any time the approval of NewCo stockholders is required as to any other modification or amendment under Section 422 of the Code or any successor provision with respect to incentive stock options, the NewCo Board may not effect such modification or amendment without such approval.

Unless otherwise specified in the amendment, any amendment to the NewCo Incentive Plan adopted in accordance with the procedures described above will apply to, and be binding on the holders of, all awards outstanding under the NewCo Incentive Plan at the time the amendment is adopted, provided that the NewCo Board determines that such amendment, taking into account any related action, does not materially and adversely affect the rights of participants under the NewCo Incentive Plan. No award will be made that is conditioned on stockholder approval of any amendment to the NewCo Incentive Plan unless the award provides that (i) it will terminate or be forfeited if stockholder approval of such amendment is not obtained within no more than 12 months from the date the award was granted and (ii) it may not be exercised or settled (or otherwise result in the issuance of shares of NewCo common stock) prior to the receipt of such stockholder approval.

If stockholders do not approve the NewCo Incentive Plan, the NewCo Incentive Plan will not go into effect, and NewCo will not grant any awards under the NewCo Incentive Plan.

Federal Income Tax Consequences

The following is a summary of the United States federal income tax consequences that generally will arise with respect to awards granted under the NewCo Incentive Plan. This summary is based on the federal tax laws in effect as of the date of this combined proxy statement/prospectus. In addition, this summary assumes that all awards are exempt from, or comply with, the rules under Section 409A of the Code regarding nonqualified deferred compensation. Changes to these laws could alter the tax consequences described below.

Incentive Stock Options. A participant will not have income upon the grant of an incentive stock option. Also, except as described below, a participant will not have income upon exercise of an incentive stock option if the participant has been employed by NewCo or its corporate parent or 50% or majority-owned corporate subsidiary at all times beginning with the stock option grant date and ending three months before the date the participant exercises the stock option. If the participant has not been so employed during that time, then the participant will be taxed as described below under “Nonstatutory Stock Options.” The exercise of an incentive stock option may subject the participant to the alternative minimum tax.

A participant will have income upon the sale of the stock acquired under an incentive stock option at a profit (if sales proceeds exceed the exercise price). The type of income will depend on when the participant sells the stock. If a participant sells the stock more than two years after the stock option was granted and more than one year after the stock option was exercised, then all of the profit will be long-term capital gain. If a participant sells the stock prior to satisfying these waiting periods, then the participant will have engaged in a disqualifying disposition and a portion of the profit will be ordinary income and a portion may be capital gain. This capital gain will be long-term if the participant has held the stock for more than one year and otherwise will be short-term. If a participant sells the stock at a loss (sales proceeds are less than the exercise price), then the loss will be a capital loss. This capital loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Nonstatutory Stock Options. A participant will not have income upon the grant of a nonstatutory stock option. A participant will have compensation income upon the exercise of a nonstatutory stock option equal to the value of the stock on the day the participant exercised the stock option less the exercise price. Upon sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the stock option was exercised. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.

Stock Appreciation Rights. A participant will not have income upon the grant of a SAR. A participant generally will recognize compensation income upon the exercise of a SAR equal to the amount of the cash and the fair market value of any stock received. Upon the sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the SAR was exercised. This capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Restricted Stock Awards. A participant will not have income upon the grant of restricted stock unless an election under Section 83(b) of the Code is made within 30 days of the date of grant. If a timely 83(b) election is made, then a participant will have compensation income equal to the value of the stock less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the date of grant. If the participant does not make an 83(b) election, then when the stock vests the participant will have compensation income equal to the value of the stock on the vesting date less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Restricted Stock Units. A participant will not have income upon the grant of an RSU. A participant is not permitted to make a Section 83(b) election with respect to an RSU award. When the shares of NewCo common stock are delivered with respect to the RSUs (which may be upon vesting or may be at a later date), the participant will have income on the date of delivery in an amount equal to the fair market value of the stock on such date less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the delivery date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Other Stock-Based Awards. The tax consequences associated with any other stock-based award will vary depending on the specific terms of such award. Among the relevant factors are whether or not the award has a readily ascertainable fair market value, whether or not the award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the award, and the participant’s holding period and tax basis for the award or underlying NewCo common stock.

Tax Consequences to NewCo. There will be no tax consequences to NewCo except that NewCo will be entitled to a deduction when a participant has compensation income, subject to the limitations of Section 162(m) of the Code.

BOARD RECOMMENDATION

The TechTarget Board unanimously recommends that you vote to approve the TechTarget, Inc. 2024 Stock Incentive Plan by voting “FOR” the Incentive Plan Proposal.

APPROVAL OF NEWCO ESPP

PROPOSAL NO. 4

APPROVAL OF THE TECHTARGET 2024 EMPLOYEE STOCK PURCHASE PLAN

We are asking TechTarget stockholders to approve the TechTarget, Inc. 2024 Employee Stock Purchase Plan (the “NewCo ESPP”), a copy of which is attached as Annex O to this combined proxy statement/prospectus. On September 20, 2024, the TechTarget Board approved the adoption by CombineCo’s board of directors, subject to TechTarget stockholder approval and the Closing of the Merger, of the NewCo ESPP. If our stockholders approve this proposal, the NewCo ESPP will become effective on the consummation of the Merger. If the NewCo ESPP is not approved by the stockholders, it will not become effective. The NewCo ESPP is described in more detail below.

As TechTarget’s 2022 Employee Stock Purchase Plan will terminate in accordance with the terms of the Merger Agreement, the TechTarget Board believes that the NewCo ESPP will benefit NewCo by providing employees with the opportunity to acquire shares of NewCo common stock and will enable NewCo to attract, retain and motivate key employees with experience and ability and who are expected to make important contributions to NewCo. Further, the TechTarget Board believes it is in the best interest of NewCo to encourage stock ownership by employees of NewCo.

Summary of the NewCo ESPP

The following description is only a summary of the material terms of the NewCo ESPP and is qualified in its entirety by reference to the NewCo ESPP, a copy of which is attached as Annex O to this combined proxy statement/prospectus.

All employees of NewCo, including directors who are employees, and all employees of any subsidiary of NewCo, and all employees of any other entity directly, or indirectly through one or more intermediaries, controlling or controlled by (but not under common control with) NewCo, and in certain cases which has been designated by the NewCo ESPP Administrator (as defined below) or its delegate from time to time (a “Designated Company”), are eligible to participate in the NewCo ESPP provided that:

•	such person is customarily employed by NewCo or by a Designated Company for more than 20 hours per week and for more than five months in a calendar year;

•	such person has been employed NewCo or by a Designated Company for at least three months prior to enrolling in the NewCo ESPP; and

•	such person was employed by NewCo or by a Designated Company on the first day of the applicable offering period under the NewCo ESPP.

The NewCo ESPP Administrator retains the discretion to determine which eligible employees may participate in an offering, subject to the terms of the NewCo ESPP and under applicable laws and regulations.

No employee is eligible to receive a right to purchase shares of NewCo common stock that would result in the employee owning 5% or more of the total combined voting power or value of NewCo or the stock of any of NewCo’s subsidiaries immediately after the grant of such purchase right. For purposes of determining stock ownership of an employee, certain attribution rules under the Code will apply, and all stock which the employee has a contractual right to purchase will be treated as stock owned by the employee.

Offerings under the NewCo ESPP will begin on dates determined by the NewCo ESPP Administrator and will continue for six months, which we refer to as the plan purchase period. Payroll deductions or other contributions made during each plan purchase period will be held for the purchase of NewCo common stock at the end of each plan purchase period. The NewCo ESPP Administrator may, in its discretion, change the date on which plan purchase periods may commence and may choose a different plan purchase period of not more than twelve (12) months for each offering.

With respect to any offering under the NewCo ESPP, an employee may authorize a payroll deduction or other contribution at a minimum of 1% up to a maximum of 15% of the compensation such employee receives during the plan purchase period (or during such shorter period during which payroll deductions or other contributions are made). The NewCo ESPP Administrator will determine what constitutes “compensation” for purposes of the NewCo ESPP. In the absence of such determination, compensation is defined under the NewCo ESPP to mean the amount reportable on the employee’s U.S. federal income tax withholding statement (or analogous non-U.S. statement), excluding overtime, shift premium, incentive or bonus awards, allowances and reimbursements for expenses such as relocation allowances for travel expenses, income or gains associated with the grant or vesting of restricted stock or RSUs, income or gains on the exercise of stock options or stock appreciation rights, and similar items, whether or not shown or separately identified on the employee’s U.S. federal income tax withholding statement (or analogous non-U.S. statement), but including, in the case of salespersons, sales commissions to the extent determined by the NewCo ESPP Administrator. The NewCo ESPP Administrator may, in its discretion, designate a lower maximum contribution rate, and a minimum payroll deduction may be established from time to time by the NewCo ESPP Administrator.

On the offering commencement date of each plan purchase period, NewCo will grant to each eligible employee who is then a participant in the NewCo ESPP a right to purchase up to a whole number of shares of NewCo common stock determined by multiplying $2,083 by the number of full months in the plan period and dividing the result by the closing price of a share of NewCo common stock on the offering commencement date (as determined under the NewCo ESPP); provided, however, that no employee may be granted a right to purchase under the NewCo ESPP and any other employee stock purchase plans of NewCo or its subsidiaries to accrue at a rate that exceeds $25,000 of the fair market value of NewCo common stock (determined on the date the right to purchase is granted) for each calendar year in which the right to purchase is outstanding at any time.

Each employee who continues to be a participant in the NewCo ESPP on the last business day of the plan period (referred to as the exercise date) is deemed to have exercised the right to purchase at the applicable purchase right price on such date and will be deemed to have purchased from NewCo the number of whole shares of NewCo common stock reserved for purposes of the NewCo ESPP that such employee’s accumulated payroll deductions on such date will pay for, up to the maximum number determined as set forth above.

Under the terms of the NewCo ESPP, the purchase right price shall be determined by the NewCo ESPP Administrator for each plan purchase period and the purchase right price will be at least 85% of the applicable closing price of NewCo common stock (determined as provided under the NewCo ESPP). If the NewCo ESPP Administrator does not make a determination of the purchase right price, the purchase right price will be 85% of the lesser of the closing price of NewCo common stock (determined as provided under the NewCo ESPP) on either (a) the first business day of the plan purchase period or (b) the exercise date.

Any balance remaining in an employee’s payroll deduction or other contribution account at the end of a plan purchase period will be automatically refunded to the employee, except that any balance which is less than the purchase price of one share of NewCo common stock will be carried forward for the following offering, unless the employee elects not to participate in the following offering, in which case the balance in the employee’s account will be refunded. An employee may withdraw the balance accumulated in such employee’s account and withdraw from participation in an offering at any time prior to the close of business on the fifteenth business day prior to the last business day in the plan purchase period (or such number of days as determined by the NewCo ESPP Administrator). Partial withdrawals are not permitted. Any employee who so withdraws may not begin participating again during the remainder of the plan purchase period but may participate in any subsequent offering in accordance with the terms and conditions established by the NewCo ESPP Administrator.

The NewCo ESPP Administrator may require that the shares purchased under the NewCo ESPP be deposited directly into a brokerage account that is established for each participant at a brokerage firm that NewCo designates, which we refer to as the ESPP broker account. Except as otherwise provided in the NewCo ESPP, the deposited shares may not be transferred (either electronically or in certificate form) from the ESPP broker account until the later of the following two periods: (i) the end of the two (2)-year period measured from the date the participant commenced participation in the plan purchase period in which the shares were purchased and (ii) the end of the one (1)-year period measured from the exercise date of the applicable shares. Such limitation shall apply both to transfers to different accounts with the same ESPP broker and to transfers to other brokerage firms. Any shares held for the required holding period may thereafter be transferred (either electronically or in certificate form) to other accounts or to other brokerage firms.

If any employee’s employment with NewCo or a Designated Company is terminated before the last business day of a plan purchase period, no payroll deduction shall be taken from any pay then due and owing to the employee and the balance in the employee’s account shall be paid to the employee or, in the event of the employee’s death, to the executor or administrator of the employee’s estate or if no executor or administrator has been appointed to NewCo’s knowledge, to any other person NewCo designates in its discretion. If, before the last business day of a plan purchase period, the Designated Company in which an employee is employed ceases to be a subsidiary of NewCo or other entity that is eligible to be a Designated Company, or if the employee is transferred to a entity that is not a Designated Company, the employee will be deemed to have terminated employment for purposes of the NewCo ESPP.

Rights under the NewCo ESPP are not transferable by a participating employee other than by will or the laws of descent and distribution and are exercisable during the employee’s lifetime only by the employee.

All funds received or held by NewCo under the NewCo ESPP may be combined with other corporate funds and may be used for any corporate purposes (unless otherwise required by applicable laws). Shares may be issued upon exercise of a purchase right from authorized but unissued shares of NewCo common stock, from shares held in NewCo’s treasury, or from any other proper source. In the event the total number of shares of NewCo common stock specified in elections to be purchased under any offering plus the number of shares purchased under previous offerings under the NewCo ESPP exceeds the maximum number of shares issuable under the NewCo ESPP, then the NewCo ESPP Administrator will allot the shares then available on a pro-rata basis.

The NewCo ESPP will be administered by NewCo’s Board or by a committee appointed by NewCo’s Board (the “NewCo ESPP Administrator”). The NewCo ESPP Administrator has the authority to (i) make rules and regulations for the administration of the NewCo ESPP, (ii) interpret the terms and provisions of the NewCo ESPP, (iii) make all determinations it deems advisable in regard to administration of the NewCo ESPP, (iv) determine which Designated Companies will participate, including whether they will participate in an offering subject to Section 423 of the Code and the regulations issued thereunder (“Section 423”) or under offerings not intended to comply with Section 423, (v) decide all disputes in connection with the NewCo ESPP, and (vi) otherwise supervise administration of the NewCo ESPP, and its interpretation and decisions with regard thereto shall be final and conclusive.

Subject to the adjustments described below, the maximum number of shares of NewCo common stock that may initially be issued under the NewCo ESPP will be 1,400,000. Up to the maximum number of shares of NewCo common stock reserved under the NewCo ESPP may be used to satisfy purchases of NewCo common stock under offerings subject to Section 423 and any remaining portion of such maximum number of shares of NewCo common stock may be used to satisfy purchases of NewCo common stock under offerings not subject to Section 423.

NewCo will be required to make equitable adjustments in the manner determined by the NewCo ESPP Administrator to the number and class of securities available under the NewCo ESPP and the purchase right price to reflect stock splits, reverse stock splits, stock dividends, recapitalizations, combinations of shares, reclassifications of shares, spin-offs and other similar changes in capitalization or event or any dividend or distribution to holders of NewCo common stock other than an ordinary cash dividend.

Upon the occurrence of a Reorganization Event (as defined below), the NewCo Board is authorized to take any one or more of the following actions as to outstanding purchase rights under the NewCo ESPP:

•	provide that purchase rights will be assumed, or substantially equivalent purchase rights will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof);

•

upon written notice to employees, provide that all outstanding purchase rights will be terminated immediately prior to the consummation of the Reorganization Event and that all such outstanding purchase rights will become exercisable to the extent of accumulated payroll deductions or other contributions as of a date specified by the NewCo ESPP Administrator in such notice, which date shall not be less than ten (10) days preceding the effective date of the Reorganization Event (or such other number of days determined by the NewCo ESPP Administrator);

•

upon written notice to employees, provide that all outstanding purchase rights will be cancelled as of a date prior to the effective date of the Reorganization Event and that all accumulated payroll deductions or other contributions will be returned to participating employees on such date;

•

upon the occurrence of a Reorganization Event in which holders of NewCo common stock will receive a cash payment for each share surrendered in the Reorganization Event (the “acquisition price”), change the last day of the plan purchase period to be the date of the consummation of the Reorganization Event and make or provide for a cash payment to each employee equal to (i) the acquisition price times the number of shares of NewCo common stock that the employee’s accumulated payroll deductions or other contributions as of immediately prior to the Reorganization Event could purchase at the purchase right price, where the acquisition price is treated as the fair market value of the NewCo common stock on the last day of the applicable plan purchase period for purposes of determining the purchase right price, and where the number of shares that could be purchased is subject to the limitations under the NewCo ESPP, minus (ii) the result of multiplying such number of shares by such purchase right price;

•	provide that, in connection with a liquidation or dissolution of NewCo, purchase rights will convert into the right to receive liquidation proceeds (net of the purchase right price); and

•	any combination of the foregoing.

A “Reorganization Event” is defined under the NewCo ESPP as (i) any merger or consolidation of NewCo with or into another entity as a result of which all of the NewCo common stock is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (ii) any transfer or disposition of all of the NewCo common stock for cash, securities or other property pursuant to a share exchange or other transaction, or (iii) NewCo’s liquidation or dissolution.

In order to comply with the laws of any non-U.S. jurisdiction, NewCo may grant purchase rights to its employees or employees of its Designated Companies who are citizens or residents of such non-U.S. jurisdiction with terms that are specified and communicated to the employees in such jurisdiction that are less favorable (but not more favorable) than the terms of purchase rights granted under the NewCo ESPP to employees who are residents of the United States. NewCo employees or employees of its Designated Entities who are citizens or residents of a non-U.S. jurisdiction may be excluded from eligibility under the NewCo ESPP if the grant of a purchase right under the NewCo ESPP to a citizen or resident of the non-U.S. jurisdiction is prohibited under the laws of such jurisdiction or if compliance with the laws of the non-U.S. jurisdiction would cause the NewCo ESPP to violate the terms of Section 423. The NewCo ESPP Administrator may from time to time establish one or more sub-plans under the NewCo ESPP to accommodate requirements of local law and procedures outside the United States, facilitate the administration of the NewCo ESPP or accomplish other Company objectives in offering the NewCo ESPP in jurisdictions outside the United States, or to qualify for particular tax treatment under laws of jurisdictions other than the United States. Subject to applicable provisions in the NewCo ESPP, such sub-plans may take precedence over the provisions of the NewCo ESPP, but unless otherwise amended or superseded by the terms of any such sub-plan, the provisions of this NewCo ESPP will govern the operation of sub-plans.

NewCo’s Board may at any time, and from time to time, amend or suspend the NewCo ESPP. NewCo is required under the NewCo ESPP to obtain stockholder approval for any amendment if such approval is required by law, Section 423, or the applicable listing rules of the exchange on which NewCo common stock is traded. In addition, the NewCo ESPP requires certain amendments to be submitted to NewCo stockholders for approval, including any increase in the number of shares that may be purchased under the NewCo ESPP, except as otherwise provided under the NewCo ESPP, any ability to issue shares of NewCo common stock before payment therefor in full, any reduction in the price per share at which NewCo common stock may be purchased, and any change in the definition of subsidiaries or other entities eligible to participate in the NewCo ESPP. Further, the NewCo ESPP Administrator may not make any amendment that would cause the NewCo ESPP to fail to comply with Section 423. NewCo’s Board may terminate the NewCo ESPP at any time. Upon termination, NewCo will refund all amounts in the accounts of participating employees without interest (unless otherwise required by applicable law).

New Plan Benefits

The benefits that will be awarded or paid in connection with the NewCo ESPP are not currently determinable. Because benefits under the NewCo ESPP will depend on employees’ elections to participate and the fair market value of NewCo common stock at various future dates, it is not possible to determine the benefits that will be received by employees of NewCo if the NewCo ESPP is approved by TechTarget stockholders. Non-employee directors and consultants are not eligible to participate in the NewCo ESPP.

United States Federal Income Tax Consequences

The following generally summarizes the United States federal income tax consequences that will arise with respect to participation in the NewCo ESPP and with respect to the sale of NewCo common stock acquired under the plan. This summary assumes that the purchase price of a share of NewCo common stock under the NewCo ESPP is 85% of the lesser of the closing price of NewCo common stock on the date the plan purchase period commences and the closing price of NewCo common stock on the exercise date. This summary is based on the tax laws in effect as of the date of this combined proxy statement/prospectus. Changes to these laws could alter the tax consequences described below.

Tax Consequences to Participants. A participant will not have income upon enrolling in the plan or upon purchasing stock at the end of a plan purchase period.

A participant may have both compensation income and a capital gain or loss upon the sale of stock that was acquired under the NewCo ESPP. The amount of each type of income and loss will depend on when the participant sells the stock.

If the participant sells the stock more than two years after the commencement of the plan purchase period during which the stock was purchased and more than one year after the date that the participant purchased the stock, at a profit (the sales proceeds exceed the purchase price), then the participant will have compensation income equal to the lesser of:

•	15% of the value of the stock on the day the plan purchase period commenced; and

•	the participant’s profit.

Any excess profit will be long-term capital gain. If the participant sells the stock at a loss (if sales proceeds are less than the purchase price) after satisfying these waiting periods, then the loss will be a long-term capital loss.

If the participant sells the stock prior to satisfying these waiting periods, then he or she will have engaged in a disqualifying disposition. Upon a disqualifying disposition, the participant will have compensation income equal to the value of the stock on the day he or she purchased the stock less the purchase price. The participant also will have a capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day he or she purchased the stock. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.

Tax Consequences of NewCo. There will be no tax consequences to NewCo except that NewCo will be entitled to a deduction when a participant has compensation income upon a disqualifying disposition. Any such deduction will be subject to the limitations of Section 162(m) of the Code.

BOARD RECOMMENDATION

The TechTarget Board unanimously recommends that you vote to approve the TechTarget, Inc. 2024 Employee Stock Purchase Plan by voting “FOR” the ESPP Proposal.

PROPOSAL NO. 5

THE ADJOURNMENT PROPOSAL

TechTarget stockholders are being asked to approve a proposal that will give TechTarget the authority to adjourn the special meeting if TechTarget determines it is necessary to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to adopt the Transaction Agreement. If this adjournment proposal is approved, the special meeting could be adjourned by the TechTarget Board to any date, subject to specified limitations set forth in the Transaction Agreement. In addition, the TechTarget Board could postpone the special meeting before it commences, whether for the purpose of soliciting additional proxies or for other reasons. Further, the amended and restated bylaws of TechTarget provide that the officer presiding over the special meeting may adjourn the meeting if, among other things, the TechTarget Board determines that adjournment is in the best interests of TechTarget. If the special meeting is adjourned for the purpose of soliciting additional proxies, stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use.

TechTarget does not intend to call a vote on this proposal if Proposal No. 1—The Transaction Proposal—has been approved at the special meeting. Consummation of the Transactions is not conditioned on approval of the Adjournment Proposal.

The TechTarget Board unanimously recommends that you give TechTarget the authority to adjourn the special meeting if TechTarget determines it is necessary to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to adopt the Transaction Agreement by voting “FOR” the Adjournment Proposal.

DESCRIPTION OF NEWCO CAPITAL STOCK

The following summary of the terms of the capital stock of NewCo is not meant to be complete and is qualified in its entirety by reference to the NewCo Charter and the NewCo Bylaws. Copies of the NewCo Charter and the NewCo Bylaws, substantially in the form proposed to be effective as of the completion of the Transactions, are attached as Annexes C and D, respectively, to this combined proxy statement/prospectus. In certain circumstances, the terms of such capital stock are subject to the terms of the Stockholders Agreement. A copy of the Stockholders Agreement, substantially in the form proposed to be effective as of the completion of the Transactions, is attached as Annex E to this combined proxy statement/prospectus. Also see “Certain Agreements Related to the Transactions—Stockholders Agreement” beginning on page 194 of this combined proxy statement/prospectus.

Authorized Capital Stock

Under the NewCo Charter, NewCo will have the authority to issue 255 million shares of stock, initially consisting of 250 million shares of NewCo common stock and 5 million shares of undesignated Preferred Stock. Shares of NewCo common stock and Preferred Stock shall be uncertificated unless the NewCo Board determines that some or all shares shall be certificated.

NewCo Common Stock

NewCo Common Stock Outstanding

The shares of NewCo common stock issued pursuant to the Transactions will be duly authorized, validly issued, fully paid and non-assessable. The rights, preferences and privileges of holders of NewCo common stock will be subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock that NewCo may designate and issue in the future. On completion of the Transactions, it is expected that approximately 70,200,616 shares of NewCo common stock will be issued and outstanding.

Voting Rights

Holders of NewCo common stock will be entitled to one vote for each share of NewCo common stock held of record by such holder on all matters on which stockholders generally are entitled to vote. Except as otherwise required by law, holders of NewCo common stock (as such) will not be entitled to vote on any amendment to the NewCo Charter that relates solely to the terms of one or more outstanding classes or series of Preferred Stock if the holders of such affected class or series are entitled, either separately or together with the holders of one or more other such classes or series, to vote thereon pursuant to the NewCo Charter or the DGCL.

The NewCo Bylaws will provide that, subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specific circumstances under the NewCo Charter, including any certificate of designation filed pursuant to the DGCL, a nominee for director of the NewCo Board will be elected by a majority of the votes cast with respect to that nominee’s election at any meeting of stockholders for the election of directors at which a quorum is present. However, if as of the 10th day preceding the date NewCo first mails its notice of meeting for such meeting to the stockholders of NewCo, the number of nominees for director exceeds the number of directors to be elected, the directors will be elected by the vote of a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. The NewCo Charter will provide that, subject to the terms of the Stockholders Agreement any Preferred Stock designation, any director or the entire NewCo Board may be removed from office at any time with or without cause by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of NewCo entitled to vote thereon; provided that no Informa Director may be removed (other than for cause) without the prior written consent of the Principal Stockholder that designated such Informa Director pursuant to the Stockholders Agreement.

The NewCo Bylaws will provide that, except as otherwise required by law, the NewCo Charter, the NewCo Bylaws, or any law, rule or regulation applicable to NewCo or its securities, in all matters other than the election of directors, the affirmative vote of the holders of a majority of the votes cast at a meeting at which a quorum is present on the subject matter will be the act of the stockholders. The NewCo Charter will provide that, subject to the terms of any Preferred Stock designation and the Stockholders Agreement, if Informa and its affiliates beneficially own in the aggregate at least 40% of the voting power of all of the then-outstanding shares of capital stock of NewCo, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken by consent of stockholders without a meeting, or prior notice, by signed consent; provided that, if Informa and its affiliates do not beneficially own at least 40% of the voting power of all of the then-outstanding shares of capital stock of NewCo, then any action required or permitted to be taken at any annual or special meeting of stockholders must be effected by the vote of stockholders at an annual or special meeting duly noticed and called in accordance with the DGCL and the NewCo Charter and may not be taken by consent of stockholders without a meeting.

The NewCo Charter may be amended by NewCo in any manner permitted by the DGCL.

Immediately after the Closing, Informa will beneficially own 57% of the outstanding shares of NewCo common stock (on a fully diluted basis, but without taking into account shares which may be issued upon the conversion (if any) of the TechTarget convertible notes or shares reserved for future grants pursuant to certain NewCo equity incentive plans) and will be able to approve any matter brought to a vote of NewCo stockholders requiring the approval of a majority the issued and outstanding shares of NewCo common stock without the affirmative vote of any other stockholders. See “Certain Agreements Related to the Transactions—Stockholders Agreement” beginning on page 194 of this combined proxy statement/prospectus.

Dividend Rights

The NewCo Bylaws will provide that the NewCo Board may, subject to limitations contained in the DGCL and the NewCo Charter, declare and pay dividends to holders of NewCo capital stock, which dividends may be paid either in cash, in property or in shares of the capital stock of NewCo.

For more information regarding Informa’s consent rights with respect to dividends, see “Certain Agreements Related to the Transactions—Stockholders Agreement—Consent Rights” beginning on page 197 of this combined proxy statement/prospectus.

Liquidation Rights

The NewCo Charter will provide that, on the liquidation, dissolution or winding up of NewCo, whether voluntary or involuntary, the holders of NewCo common stock will be entitled to share in the net assets and funds of NewCo available after the payment of all debts and other liabilities, subject to the right, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the common stock as to distributions upon dissolution or liquidation or winding up of NewCo.

For more information regarding Informa’s consent rights with respect to liquidation, see “Certain Agreements Related to the Transactions—Stockholders Agreement—Consent Rights” beginning on page 197 of this combined proxy statement/prospectus.

Preemptive Rights and Percentage Maintenance Share

The NewCo Charter will not provide the holders of NewCo common stock with preemptive rights. The Stockholders Agreement, however, will provide that until the Second Trigger Date, to the extent permitted under Nasdaq rules and subject to certain exceptions, Informa HoldCo will have the right to purchase its pro rata portion of any equity securities of NewCo that NewCo proposes to issue or sell or, in the case of equity securities to be issued as consideration in any merger, consolidation, reorganization, conversion, joint venture, transfer, domestication or any other business combination, or any acquisition, shall instead have the right to purchase a number of additional equity securities up to its percentage maintenance share. Following the Second Trigger Date and until the Third Trigger Date, to the extent permitted under Nasdaq rules and subject to certain exceptions, Informa HoldCo will have the right to purchase up to its percentage maintenance share of equity securities of NewCo in connection with any issuance or sale thereof. See “Certain Agreements Related to the Transactions—Stockholders Agreement—Additional NewCo Securities—Preemptive Rights and Percentage Maintenance Share” beginning on page 202 of this combined proxy statement/prospectus.

There will be no redemption or sinking fund provisions applicable to the NewCo common stock.

NewCo Preferred Stock

Preferred Stock Outstanding at the Closing

On completion of the Transactions, no shares of Preferred Stock will be issued and outstanding.

Blank Check Preferred Stock

Under the NewCo Charter, subject to the terms of the Stockholders Agreement, the NewCo Board will have the authority to issue Preferred Stock in one or more classes or series, and, subject to limitations prescribed by law, to fix for each class or series the voting powers and the distinctive designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, as may be stated and expressed in the resolution or resolutions adopted by the NewCo Board providing for the issuance of such class or series as may be permitted by the DGCL, including dividend rights, dividend rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices and liquidation preferences of, and the number of shares constituting each such class or series and the designation thereof, without any further vote or action by the stockholders of NewCo.

The NewCo Charter will provide that the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of NewCo entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the DGCL, subject to obtaining a vote of the holders of any classes or series of Preferred Stock, if such a vote is required pursuant to the terms of the NewCo Charter (including any rights of holders of any series of Preferred Stock).

The purpose of authorizing the NewCo Board to issue Preferred Stock and determine its rights, powers and preferences is, among other things, to eliminate delays associated with a stockholder vote on specific issuances. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of the outstanding NewCo voting stock. Additionally, the issuance of Preferred Stock may adversely affect the holders of NewCo common stock by restricting dividends on NewCo common stock, diluting the voting power of NewCo common stock or subordinating the liquidation rights of NewCo common stock. For more information on NewCo Preferred Stock, see the Form of Amended and Restated Certificate of Incorporation of NewCo in Annex C beginning on page C-1 of this combined proxy statement/prospectus.

Exclusive Venue

The NewCo Charter will require, to the fullest extent permitted by law, that (A) any derivative action or proceeding brought on behalf of NewCo, (B) any action asserting a claim for or based on a breach of a duty

(including any fiduciary duty) owed by any current or former director, officer, employee or stockholder of NewCo to NewCo or NewCo’s stockholders, (C) any action asserting a claim arising pursuant to any provision of the DGCL, or the NewCo Charter or the NewCo Bylaws, (D) any action asserting a claim related to, involving, or against NewCo governed by the internal affairs doctrine, or (E) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL, will have as the sole and exclusive forum the Court of Chancery in the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the Superior Court of the State of Delaware, or, if the Superior Court of the State of Delaware also does not have jurisdiction, the United States District Court for the District of Delaware) unless the NewCo Board consents in writing to the selection of an alternative forum. The foregoing does not apply to claims arising under the federal securities law. The NewCo Charter will further provide that, unless the NewCo Board otherwise approves in writing the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for any complaint asserting a cause of action arising under the federal securities law.

Anti-Takeover Effects of Provisions of the NewCo Charter and Bylaws

Although immediately after Closing, Informa will own at least a majority of the outstanding shares of NewCo common stock, the NewCo Charter and NewCo Bylaws will also contain provisions that may delay, defer or discourage another party from acquiring control of NewCo. We expect that these provisions, which are summarized below as well as NewCo’s ability to issue Preferred Stock, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of NewCo to first negotiate with the NewCo Board, which we believe may result in an improvement of the terms of any such acquisition in favor of NewCo’s stockholders. However, the NewCo Charter and the NewCo Bylaws also give the NewCo Board the power to discourage acquisitions that some stockholders may favor.

Informa Board Designees

Effective as of the Closing, the NewCo Board will initially consist of nine members, of which:

•

Four will be designated by Informa HoldCo, of whom at least one shall not be an executive officer or employee of any Informa Group member and shall otherwise qualify as independent for purposes of Nasdaq rules;

•	One will be the Chief Executive Officer of NewCo;

•

One will be the non-executive chair of the Board, who shall be selected by Informa HoldCo, provided that such person is not a director, executive officer or employee of any Informa Group member and shall otherwise qualify as independent for purposes of Nasdaq rules; and

•

Three will be designated by TechTarget, two of whom must qualify as Independent Directors and at least one of whom shall also be an “audit committee financial expert” having the attributes specified in Item 407(d)(5)(ii) of Regulation S-K.

Following the Closing, the number of directors on the NewCo Board who will be designated by Informa HoldCo will be as follows:

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Before the Fourth Trigger Date, a number of the total authorized number of directors on the NewCo Board as of such time that is proportionate to the Informa Group’s beneficial ownership of outstanding shares of NewCo common stock at such time (rounded to the nearest whole person); provided that Informa HoldCo will have the right to designate at least a majority of the directors on the NewCo Board until the First Trigger Date; and

•	Following the Fourth Trigger Date, Informa HoldCo does not have the right to designate any directors to the NewCo Board.

See “Directors of NewCo—NewCo Director Compensation” beginning on page 336 of this combined proxy statement/prospectus and “Certain Agreements Related to the Transactions-Stockholders Agreement—Corporate Governance” beginning on page 194 of this combined proxy statement/prospectus. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control of NewCo or NewCo’s management.

Authorized but Unissued Shares

The authorized but unissued shares of NewCo common stock and Preferred Stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of Nasdaq and the Stockholders Agreement. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved NewCo common stock and Preferred Stock could make more difficult or discourage an attempt to obtain control of NewCo by means of a proxy contest, tender offer, merger or otherwise.

Anti-Takeover

NewCo will elect not to be subject to Section 203 of the DGCL. However, the NewCo Charter will provide that if a person (other than (a) Informa and any direct or indirect transferees of voting stock of NewCo from Informa or its affiliates, and their respective affiliates or successors or any “group,” or any member of any such group, to which such persons are a party under Rule 13d-5 of the Exchange Act, and (b) any person whose ownership of shares in excess of the 15% limit described in this paragraph is the result of any action taken solely by NewCo) acquires 15% or more of the voting stock of NewCo, or is an affiliate or associate of NewCo and was the owner of 15% or more of the outstanding voting stock of NewCo at any time within the three year period immediately prior to the date of determination, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with NewCo for a period of three years from the time such person became an interested stockholder, unless: (1) the NewCo Board approved either the business combination or the transaction which resulted in such person becoming an interested stockholder, (2) upon consummation of the transaction which resulted in such person becoming an interested stockholder, the interested stockholder owned at least 85% of the voting power of all of the then-outstanding shares of capital stock of NewCo at the time the transaction commenced (excluding voting stock owned by directors who are also officers and certain employee stock plans), or (3) at or subsequent to such time, the business combination is approved by the NewCo Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2⁄33% of the voting power of all of the then-outstanding shares of capital stock of NewCo which is not owned by the interested stockholder. See “Certain Agreements Related to the Transactions—Stockholders Agreement” beginning on page 194 of this combined proxy statement/prospectus for a more detailed discussion.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

The NewCo Bylaws will provide that nominations of persons for election to the NewCo Board or the proposal of other business to be transacted by the stockholders at an annual meeting of stockholders may be made only (a) pursuant to NewCo’s notice of meeting (or any supplement thereto), (b) by or at the direction of the NewCo Board or any committee thereof, (c) as may be provided in the certificate of designations for any class or series of Preferred Stock, (d) pursuant to the Stockholders Agreement or (e) by any stockholder of NewCo who delivers timely notice in proper form and the other required information to NewCo’s secretary and who is a stockholder of record at the time of giving of such notice and at the time of the annual meeting and who is entitled to vote at the meeting and, except as otherwise provided by law, the failure to comply with such procedures shall result in the nullification of such nomination or proposal. The NewCo Charter will provide that special meetings of the stockholders (i) may be called only by the NewCo Board, the chair of the NewCo Board, or the Chief Executive Officer of NewCo, and (ii) shall be called by or at the direction of the NewCo Board or the chair of the NewCo Board upon the request of any Principal Stockholder at any time when the Principal Stockholders collectively beneficially own at least 40% of the total voting power of all the then outstanding shares of NewCo common stock (and only at any such time). The NewCo Bylaws will prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers or changes in control of NewCo or its management.

Corporate Opportunities and Transactions with Controlling Stockholder

In recognition and anticipation that (i) NewCo will not be a wholly owned subsidiary of Informa and that Informa will be a significant stockholder of NewCo, (ii) directors, officers or employees of Informa may serve as directors or officers of NewCo, (iii) subject to any contractual arrangements that may otherwise from time to time be agreed to between Informa and NewCo (including the Stockholders Agreement), Informa may engage in the same, similar or related lines of business as those in which NewCo, directly or indirectly, may engage or other business activities that overlap with or compete with those in which NewCo, directly or indirectly, may engage, (iv) Informa may have an interest in the same areas of corporate opportunity as NewCo, and (v) as a consequence of the foregoing, it is in the best interests of NewCo that the respective rights and duties of NewCo and of Informa, and the duties of any directors or officers of NewCo who are also directors, officers or employees of Informa, be determined and delineated in respect of any transactions between, or opportunities that may be suitable for both, NewCo, on the one hand, and Informa, on the other hand, the Stockholders Agreement will to the fullest extent permitted by applicable law regulate and define the conduct of certain of the business and affairs of NewCo in relation to Informa and the conduct of certain affairs of NewCo as they may involve Informa and its directors, officers or employees, and the power, rights, duties and liabilities of NewCo and its officers, directors and stockholders in connection therewith.

The Stockholders Agreement will provide that, except as otherwise set forth in the Stockholders Agreement or agreed in writing by NewCo and Informa, no agreement pursuant to which NewCo, on the one hand, and Informa, on the other hand, agree to engage in transactions of any kind or nature with each other or agree to compete, or to refrain from competing or to limit or restrict their competition, with each other, including to allocate and to cause their respective directors, officers or employees (including any who are directors, officers or employees of both) to allocate opportunities between or to refer opportunities to each other, or the performance thereof by NewCo or Informa will, to the fullest extent permitted by applicable law, be considered contrary to (i) any fiduciary duty that Informa may owe to NewCo or to any stockholder or other owner of an equity interest in NewCo by reason of Informa being a controlling or significant stockholder of NewCo or participating in the control of NewCo or (ii) any fiduciary duty owed by any director or officer of NewCo who is also a director, officer or employee of Informa to NewCo, or to any stockholder thereof. Subject to the corporate opportunities provision described below, to the fullest extent permitted by applicable law, Informa, as a stockholder of NewCo, or as a participant in control of NewCo, will not have or be under any fiduciary duty to refrain from entering into any agreement or participating in any transaction referred to above, and no director or officer of NewCo who is also a director, officer or employee of Informa will have or be under any fiduciary duty to NewCo to refrain from acting on behalf of NewCo or of Informa in respect of any such agreement or transaction or performing any such agreement in accordance with its terms.

The Stockholders Agreement will provide that, except as otherwise set forth in the Stockholders Agreement or otherwise agreed in writing between NewCo and Informa, and subject to the corporate opportunities provisions described below, Informa will, to the fullest extent permitted by applicable law, have no duty to refrain from (i) engaging in the same or similar activities or lines of business as NewCo or (ii) doing business with any client, customer or vendor of NewCo, and (subject to the corporate opportunities provisions described below) neither Informa nor any officer, director or employee thereof shall, to the fullest extent permitted by applicable law, be deemed to have breached its fiduciary duties, if any, to NewCo solely by reason of Informa’s engaging in any such activity. The Stockholders Agreement will also provide that, subject to the corporate opportunities provisions described below, except as otherwise agreed in writing between NewCo and Informa, in the event that Informa acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both NewCo and Informa, Informa will, to the fullest extent permitted by applicable law, not be liable to NewCo or its stockholders for breach of any fiduciary duty as a stockholder of NewCo by reason of the fact that Informa acquires or seeks such corporate opportunity for itself, directs such corporate opportunity to another person or entity, or otherwise does not communicate information regarding such corporate opportunity to NewCo, and NewCo to the fullest extent permitted by applicable law renounces any interest or expectancy in such business opportunity and waives any claim that such business opportunity constituted a corporate opportunity that should have been presented to NewCo.

The Stockholders Agreement also will provide that, except as otherwise agreed in writing between NewCo and Informa, in the event that a director or officer of NewCo who is also a director, officer or employee of Informa acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both NewCo and Informa, such director or officer will to the fullest extent permitted by applicable law have fully satisfied and fulfilled his or her fiduciary duty with respect to such corporate opportunity, and NewCo to the fullest extent permitted by applicable law renounces any interest or expectancy in such business opportunity and waives any claim that such business opportunity constituted a corporate opportunity that should have been presented to NewCo, if such director or officer acts in a manner consistent with the following policy:

•

such a corporate opportunity offered to any individual who is a director but not an officer or employee of NewCo and who is also a director, officer or employee of Informa will belong to NewCo only if such opportunity is expressly offered to such person solely in his or her capacity as a director of NewCo and otherwise will belong to Informa; and

•

such a corporate opportunity offered to any individual who is an officer or employee of NewCo and also is a director, officer or employee of Informa will belong to NewCo unless such opportunity is expressly offered to such person in his or her capacity as a director, officer or employee of Informa, in which case such opportunity will belong to Informa.

For purposes of the corporate opportunities provision in the Stockholders Agreement and the summary thereof in the preceding paragraphs, (i) “corporate opportunities” include business opportunities that NewCo is financially able to undertake, which are, from their nature, in the line of NewCo’s business, are of practical advantage to it and are ones in which NewCo, but for the provisions summarized above, would have an interest or a reasonable expectancy, (ii) “Informa” means Informa and each of its subsidiaries (other than NewCo and its subsidiaries) and (iii) “NewCo” means NewCo and each of its subsidiaries.

The NewCo Charter will provide that NewCo has waived certain claims related to corporate opportunities and agreed to certain other provisions in the Stockholders Agreement to regulate and define the conduct of certain business and affairs of NewCo in relation to persons specified therein, as well as that any person or entity purchasing or otherwise acquiring or holding any interest in the shares of capital stock of NewCo shall be deemed to have notice of and consented to the foregoing.

Transfer Agent and Registrar

Computershare will be the transfer agent and registrar for the NewCo common stock.

Listing of NewCo common stock

We will apply for the listing of NewCo common stock on Nasdaq under the trading symbol “TTGT.”

BUSINESS

NewCo

By combining TechTarget, Inc. (“TechTarget”) with the digital businesses of Informa’s Informa Tech division (collectively, the “Informa Tech Digital Businesses”) to create NewCo, we believe we will assemble a consolidated group of businesses with the ambition and potential to be a leading business-to-business (“B2B”) growth accelerator, informing and influencing technology buyers and sellers globally.

NewCo is expected to sit at the intersection of tech and B2B marketing in an area estimated to be worth $20 billion annually with expansion to approximately 45,000 potential customers from TechTarget’s current potential customer base of approximately 20,000. NewCo will compete in the Demand and Intent, Brand and Content and Intelligence and Advisory markets.

NewCo immediately will have powerful scale in permissioned B2B first-party data and a unique end-to-end portfolio of data-driven solutions that will service the full B2B product lifecycle, from R&D to ROI: from strategy, messaging and content development to in-market activation via brand, demand generation, purchase intent data and sales enablement. We expect that our strategy for NewCo will be to leverage both inbound and outbound audience development strategies through its search engine optimization techniques and its ability to create relevant content to attract audiences that are of interest to its customers.

For technology buyers and business professionals, which we refer to as audiences, our strategy calls for NewCo to deliver trusted, independent research, primary data, analysis and high-quality editorial content that uniquely informs and has the potential to influence technology buyers. We believe we will be well positioned to deliver on this strategy; on a pro forma basis as of June 30, 2024, NewCo would have employed over 2,100 industry and market experts across more than 220 B2B brands, positioning it at the heart of a permissioned audience of more than 50 million technology and business professionals.

For technology sellers, which we refer to as clients, our strategy calls for NewCo to offer expert-led, data-driven, digitally enabled products that help those clients to identify and influence technology buyers through the full product journey, and based on this value proposition, for NewCo to be a strategic partner to many of the technology industry’s largest and most successful, fastest and most innovative disruptors, shortening our clients’ time to market and, critically, to revenue. NewCo has the ambition to become a leading B2B growth accelerator, with a target to double revenues within five years.

NewCo intends to focus on four core growth drivers when executing on these strategies:

1.

Enterprise IT market acceleration: The enterprise IT market is forecast to grow at a 6% compounded annual growth rate over the next five years, driven by easing inflation, improving gross domestic product trends and accelerated growth in research and development investment and innovation, underpinned by the rapid expansion of artificial intelligence applications.

2.

International expansion: We estimate that technology sellers based outside the United States represent approximately 40% of the global market opportunity for the products we expect NewCo will offer. We believe NewCo will be well positioned to exploit that market opportunity and intend to do so. We expect that NewCo will immediately have significant international reach. Through our Specialist Tech Research business and a portfolio of localized specialist content websites, immediately following the closing of the Transactions (the “Closing”) NewCo will have a significant presence in the United Kingdom, India, Spain, France, China, Australia, Singapore, Japan and other countries.

3.

Growth in Industry Technology Markets: NewCo plans to expand its product set into adjacent, tech-driven growth markets, including for example AutoTech, GameTech, HealthTech and FinTech, by leveraging the access NewCo will have through the Data Sharing Agreement with Informa to extensive B2B datasets covering these growth markets.

4.

New product and platform development: We intend to exploit NewCo’s scale, reach and talent to accelerate platform enhancements and new product launches, to deliver richer data-driven insights and deeper market access. The new products we expect NewCo to develop include audience focused services, such as new content websites, newsletters, and research, that are designed to expand and enrich B2B audiences, and go-to-market products and services intended to accelerate client time to market and to revenue, including Intelligence & Advisory, Brand & Content and Intent & Demand. We also intend for NewCo to evolve Priority Engine into a unified platform for insights and activation that integrates its entire solution portfolio to drive more effective customer sales and marketing outreach.

In addition to pursuing these growth opportunities, we expect NewCo also will seek to expand its businesses and market presence by opportunistically acquiring complementary businesses that add additional data, audiences, content and go-to-market and/or new capabilities that further differentiate its product offerings. We expect that NewCo will seek to fund these potential acquisitions with its operating cash flows.

Both TechTarget and the Informa Tech Digital Businesses have historically offered products to customers on a subscription basis, including annual contracts paid in advance (attracting strong cash characteristics) and other long-term contracts that are subject to the customers’ right of termination. We expect NewCo will look to grow subscription and long-term contract revenues, allowing it to work more closely with customers over a longer time period and provide more stable, visible revenue streams.

Strong long-term market fundamentals for Technology and B2B Marketing

Our strategy contemplates that NewCo will sit at the intersection of tech and B2B marketing, each dynamic and innovative markets in their own right, and each with compelling structural growth drivers. We estimate that the participants in these interconnected markets collectively generate revenues from these markets of approximately $20 billion per year. We believe the strength and growth potential of these markets will represent a robust and growing market opportunity for NewCo.

We believe our analysis of this market opportunity is consistent with society’s embrace of technology. Technology is present in all aspects of daily life, work, and business. Enterprise technology, incorporating software and hardware systems used by large organizations for anything from customer relationship management to networking and cyber security, is central to operating effectively and efficiently. The pace of innovation and change is rapid, creating a constant cycle of investments in enhancing, upgrading and replacing technology. NewCo’s immediate and prospective future clients are deeply involved in that cycle and the products NewCo is expected to offer are designed to optimize its client’s ability to address the opportunities presented by this cycle.

We believe that investment in innovation and growth in the research and development budgets of our clients are expected to provide a leading indicator of demand for NewCo’s products and services. Of the top 1,700 corporate R&D spenders in 2022, ICT hardware, software and ICT services were the segments attracting the greatest R&D investment, with software and ICT Services increasing 19% year-on-year. This growth in technology-related R&D is driving a new wave of investment and innovation, enhancing existing products and inspiring the next generation of products and services.

Over time, the scale of technology purchasing has grown in size, resulting in B2B buying behavior becoming more complex. This complexity has led to longer sales cycles as more research is undertaken prior to purchasing technology products and platforms. Typically, large technology purchasing decisions will involve a number of people across an organization from technology professionals to CIOs, CFOs and often CEOs. Research for purchasing technology takes many forms, with an increasing amount conducted online, including by reading specialist digital content, reviews, information, product profiles and bespoke research, as well as through webinars and online discussions.

We estimate that as much as 80% of the B2B buyer’s product selection process is now completed before the buyer makes contact with the sales team of a vendor. For technology vendors, online presence and digital brand visibility are therefore critical and has led to more companies focusing spend on branded content services, thought leadership and whitepaper distribution, digital event participation and advertising on the most relevant platforms and media.

We intend for NewCo to be at the center of this shift in B2B buyer behavior, delivering highly relevant content and research to technology buyers that informs, educates and influences them along the different stages of their buyer journey.

We believe NewCo’s core value proposition will center on the concept that these interactions with NewCo’s content — who reads what, who clicks to find out more, how long buyers spend on specific websites, etc. — and general online behavior, when captured, enriched and analyzed, can provide deep insights into who potential customers are, what products and services they might be interested in, where they are in their purchasing cycle and how significant is the intent to purchase. Moreover, through content marketing and custom content services, technology vendors can not only identify prospective buyers but also engage and influence them by developing bespoke content that profiles relevant products in areas they have been researching.

For the B2B sales and marketing teams at technology vendors, this information is critical to targeting the right buyers at the right time, raising brand awareness and positioning products with the right audiences to secure leads that turn into sales. As a result, technology marketers and sales teams are increasingly using audience data to drive decisions and determine which prospective accounts should be prioritized for follow up. With increasing scrutiny and focus on return on investment (“ROI”), data-driven B2B marketing is becoming ever more relevant given it is typically more measurable, with more efficiency than more traditional advertising and marketing services, helping to increase lead conversion rates, reduce the cost of customer acquisition and generate more revenue per dollar of marketing spend.

Furthermore, as awareness and scrutiny of data privacy and data protection becomes more prominent as third-party cookies are phased out, marketers will increasingly insist upon solutions that are built upon permissioned audience data.

The Opportunity for NewCo: Key Strategic Strengths

We believe NewCo will be a dynamic player in a large and growing area and expects to benefit from a number of key strategic strengths:

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Scale in Audience Development: NewCo will have increased scale in segmented B2B audiences through its portfolio of specialist B2B tech media brands and a leading specialist tech research business, Omdia. On a pro forma basis, the business is estimated to have approximately 50 million registered members and users of its own media brands as of June 30, 2024. The targeted nature of this member/user base enables B2B technology companies to reach highly specified audiences with interests in specific products and services. NewCo intends to leverage both inbound and outbound audience development strategies through its search engine optimization techniques and its ability to create relevant content to attract audiences that are of interest to its customers.

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Scale in Specialist Technology Research: We expect that NewCo will immediately have a leading position in specialist technology research through Omdia. It is currently one of the largest players in this market, among the likes of Gartner, Forrester, IDC and Frost and Sullivan. Omdia employs expert analysts to create data-driven intelligence products and custom research and advisory services for product managers, corporate strategists and the C-suite, challenging market strategies, sharpening product roadmaps and accelerating time to market and revenue. Tracking activity across this type of research provides different insights into the purchasing intent and behavior of technology buyers, including early insight into strategic intent and investments. This is expected to help increase the relevance of NewCo’s content offer to its audiences and deliver better insights and prospects to customers.

•

Scale in First-Party B2B Data: NewCo’s analytical platforms will collect information on millions of audience interactions with its content, both through its websites and via email. We expect that this first-party data will provide valuable insights into the preferences of these audiences and their purchasing intent. NewCo will have significant scale in permissioned first-party B2B data, with access to a total B2B audience of more than 50 million professionals. This includes (i) all registered members, users and other readers of content from its portfolio of specialist brands, (ii) through NewCo’s access to the B2B audiences and related data captured by the Informa Group’s IIRIS proprietary data platform, which will be available through the Data Sharing Agreement. This includes attendee information and behavior from Informa’s face-to-face events, which serve a range of different segments beyond enterprise. Data gathered from face-to-face events is expected to add a different type of first-party data, providing further depth and breadth to its customer insights, increasing the relevance of its content offer to its audiences and delivering better insights and prospects to customers, further improving ROI.

•

Brand reputation and Scale in customer relationships: TechTarget is one of the most established and best recognized brands in the market, both as a source of high-quality specialist technology content for buyers doing research, and also for its data-driven B2B solutions that deliver demand generation and buyer intent data for technology vendors. We expect NewCo will have an established customer base of B2B technology customers focused on enterprise technology following the Closing, including key C-suite technology decision makers.

•

Scale in leading B2B technology: We expect NewCo will benefit from the experience of TechTarget and the Informa Tech Digital Businesses in developing effective technology platforms to serve both technology buyers and vendors. This includes a leading buyer intent data platform, Priority Engine, leading demand generation platforms, TechTarget/NetLine (a leading video content marketing platform) BrightTALK, SEO-enabled content platforms and a growing number of AI-enabled tools that improve efficiency and enhance customer experience.

•

Scale and diversification in product portfolio: NewCo will have a compelling value proposition for B2B technology companies, offering a full end-to-end portfolio of solutions to support all phases of go-to-market, from R&D to ROI. This will help position NewCo as the leading B2B growth accelerator for technology companies. NewCo’s scale and cashflows will also provide significant capacity for new product investment. NewCo will compete in the Demand and Intent, Brand and Content and Intelligence and Advisory markets.

•

International Presence and Reach: We expect that NewCo will immediately have significant international presence and reach, with customers in more than 20 countries and with around 30% of its revenue generated from outside the United States of America. We intend to leverage that reach to exploit the growth opportunities that exist outside the United States. Expanding overseas will diversify NewCo’s business and broaden the scope of its first-party data.

•	Operating efficiencies: We believe the increased scale and reach of NewCo will provide cost efficiencies in sales, editorial and product operations.

•

Potential for inorganic expansion: We believe the increased scale and reach of NewCo will provide NewCo a greater opportunity to pursue inorganic growth opportunities, using its cash flows to acquire complementary businesses that add further scale in data, audiences, content and go-to-market and/or new capabilities that further differentiate its product offer.

Accelerating growth through a portfolio of expert-led, data-driven, digitally enabled B2B Solutions

To audiences NewCo will deliver trusted, independent research, primary data, analysis and high-quality editorial that uniquely informs and influences purchase decision makers. On a pro forma basis as of June 30, 2024, NewCo would have employed over 2,100 industry and market experts across more than 220 B2B brands. We believe this expertise will position NewCo as a key provider of decision support information to its permissioned audience of more than 50 million technology and business professionals.

To clients NewCo will offer expert-led, data-driven, digitally-enabled products that service the product lifecycle from R&D to ROI, which we believe will make it a strategic partner to many of the technology industry’s largest companies and its most successful, fastest and most innovative disruptors, accelerating time to market and to revenue.

NewCo delivers end-to-end digital solutions to support

customers from R&D to ROI

Audience Development: We believe NewCo will benefit from its ability to leverage both inbound and outbound audience development strategies through our search engine optimization techniques and our ability to create relevant newsletters to attract audiences our customers are interested in.

Permissioned, First-Party Audience[1]: NewCo Current Market and Vertical Presence

AI, BI and Big Data

- BrightTALK by TechTarget: Big Data and Data Management Community
- BrightTALK by TechTarget: Business Intelligence and Analytics Community
- Enterprise Strategy Group by TechTarget: Data Analytics and AI
- Enterprise Strategy Group by TechTarget: Data Platforms
- TechTarget BI China
- TechTarget Business Analytics
- TechTarget ComputerWeekly.com
- TechTarget ComputerWeekly.com.br
- TechTarget ComputerWeekly.de
- TechTarget ComputerWeekly.es
- TechTarget Database China
- TechTarget Data Management
- TechTarget Data Science Central
- TechTarget Enterprise AI
- TechTarget Information System Japan
- TechTarget IoT Agenda
- TechTarget LeMagIT
- TechTarget Search Oracle
- TechTarget Search SAP
- TechTarget SMB Japan

Application Development

- BrightTALK by TechTarget: Application Development Community
- BrightTALK by TechTarget: Application Management Community
- Enterprise Strategy Group by TechTarget: Application Modernization
- TechTarget App Architecture
- TechTarget ComputerWeekly.com
- TechTarget ComputerWeekly.com.br
- TechTarget ComputerWeekly.de
- TechTarget ComputerWeekly.es
- TechTarget Develop Japan
- TechTarget LeMagIT
- TechTarget Software Quality
- TechTarget TheServerSide

Business Applications

- BrightTALK by TechTarget: Business Management Community
- BrightTALK by TechTarget: Enterprise Applications Community
- BrightTALK by TechTarget: Finance Community
- BrightTALK by TechTarget: HR Community
- BrightTALK by TechTarget: Legal Community
- BrightTALK by TechTarget: Marketing Community
- BrightTALK by TechTarget: Sales Community
- TechTarget ComputerWeekly.com
- TechTarget ComputerWeekly.com.br
- TechTarget ComputerWeekly.de
- TechTarget ComputerWeekly.es
- TechTarget Content Management
- TechTarget Database China
- TechTarget ERP
- TechTarget ERP Japan
- TechTarget HR Software
- TechTarget LeMagIT
- TechTarget Search Oracle
- TechTarget Search SAP
- TechTarget SMB Japan

CIO and IT Strategy

- BrightTALK by TechTarget: IT Governance, Risk and Compliance Community
- TechTarget CIO
- TechTarget CIO China
- TechTarget Educational IT Japan
- TechTarget Management and IT Japan
- TechTarget SMB Japan

Cloud Infrastructure and IT Operations

- BrightTALK by TechTarget: Cloud Computing Community
- BrightTALK by TechTarget: Help Desk and Support Community
- BrightTALK by TechTarget: IT Project Management Community
- BrightTALK by TechTarget: IT Service Management Community
- Enterprise Strategy Group by TechTarget: Infrastructure
- Enterprise Strategy Group by TechTarget: Operations
- TechTarget Cloud Computing
- TechTarget Cloud Computing China
- TechTarget Cloud Japan
- TechTarget ComputerWeekly.com
- TechTarget ComputerWeekly.com.br
- TechTarget ComputerWeekly.de
- TechTarget ComputerWeekly.es
- TechTarget IT Operations
- TechTarget LeMagIT
- TechTarget Search AWS
- TechTarget Systems Development Japan
- TechTarget Systems Operation Management Japan

Customer Experience

- BrightTALK by TechTarget: Customer Experience Community
- Enterprise Strategy Group by TechTarget: Customer Experience
- TechTarget ComputerWeekly.com
- TechTarget ComputerWeekly.com.br
- TechTarget ComputerWeekly.de
- TechTarget ComputerWeekly.es
- TechTarget LeMagIT
- TechTarget Customer Experience
- TechTarget Customer Experience Japan

Data Center and Virtualization

- BrightTALK by TechTarget: Data Center Management Community
- BrightTALK by TechTarget: Virtualization Community
- Enterprise Strategy Group by TechTarget
- TechTarget ComputerWeekly.com
- TechTarget ComputerWeekly.com.br
- TechTarget ComputerWeekly.de
- TechTarget ComputerWeekly.es
- TechTarget Data Analysis Japan
- TechTarget Data Center
- TechTarget Data Center China
- TechTarget Data Center Italy
- TechTarget LeMagIT
- TechTarget Search VMware
- TechTarget Search Windows Server
- TechTarget Servers and Storage Japan
- TechTarget SMB Japan
- TechTarget Sustainability and ESG
- TechTarget Virtual China
- TechTarget Virtualization Japan

Data Protection and Storage

- BrightTALK by TechTarget: Business Continuity/Disaster Recovery Community
- BrightTALK by TechTarget: Storage Community
- Enterprise Strategy Group by TechTarget: Data Protection
- TechTarget ComputerWeekly.com
- TechTarget ComputerWeekly.com.br
- TechTarget ComputerWeekly.de
- TechTarget ComputerWeekly.es
- TechTarget Data Backup
- TechTarget Disaster Recovery
- TechTarget LeMagIT
- TechTarget Servers and Storage Japan
- TechTarget SMB Japan
- TechTarget Storage
- TechTarget Storage China
- TechTarget Virtual China

1	The listing represents representative markets and is not all inclusive.

We expect NewCo will deliver solutions in the following areas:

Intelligence & Advisory: Expert analyst, data-driven intelligence products and advisory services to Product Managers, Corporate Strategists and the C-suite, challenging market strategies and sharpening product roadmaps. These offerings help clients determine where to play, what products and services to offer, and how to compete and win. Specific offerings in this area will include:

•

Specialist Technology Research: Through the Omdia brand, the specialist brands Canalys and Wards Intelligence and its Enterprise Strategy Group we expect that NewCo will provide research and intelligence services to technology providers based on expert analysis and data-driven intelligence and reports. These services will be designed to enable vendors, which include many of the industry’s most significant innovators and providers, to better understand their current and future target markets, quantify customer trends, assess the competition and spot gaps and opportunities, ultimately shaping their product roadmap and go-to-market strategies.

•

Advisory Services: As part of the Specialist Research business, we expect that NewCo will deliver advisory services based on the expertise of its sector-specialist analysts and data-driven market intelligence. These services will be bespoke to individual customers and can include leveraging expertise and data to provide insight and value to providers’ go-to-market approach, competitive positions, product innovation and market entry and growth strategies.

Brand & Content: Expert editorial, data-driven brand products and content marketing services for brand marketers, product marketers and content marketers that reach high value audiences across channels with content that engages, and prompts action. NewCo’s offerings in this area are expected to deliver clients brand awareness, thought leadership, and market impact. Examples of NewCo offerings in this area include:

•

Brand Solutions: Brand solutions will offer B2B marketers the opportunity to grow brand awareness through direct exposure to specialist technology and business audiences. NewCo will be able to draw on an enlarged combined portfolio of media brands and properties from TechTarget and the Informa Tech Digital Businesses, as well as TechTarget’s Activity IntelligenceTM platform which is designed to enable segmentation and behavioral targeting of audiences to improve the relevancy of digital adverting to the researcher’s needs. This includes the Industry Dive portfolio of brands, which deliver high quality business journalism in a range of specialist end markets, providing brands with a route to reach these audiences through outbound email sponsorship and content marketing in particular. Brand solutions will include on-network banner advertising and digital sponsorships, off-network banner targeting, and broader email marketing. With brand solutions, technology vendors will gain exposure to target audiences who are actively engaging with content or researching relevant information, and benefit from association with specialist media brands and high-quality editorial content.

•

Custom Content Creation: NewCo will offer custom content creation programs that leverage the award-winning and deep industry content and search engine optimization expertise already within TechTarget and the Informa Tech Digital Businesses. These support marketers with their end-to-end content strategy, with solutions that involve conceiving, designing and developing and producing original content in the form of white papers, infographics, case studies, videos, webinars and microsites, informed by audience research. This content can be leveraged to support product launches, enable demand-generation campaigns, and establish thought leadership. Customized content assets can be promoted to NewCo audiences, and marketers can also license content to distribute on their own channels, aligning themselves with top voices in their industries.

•

Video Content Creation and Virtual Events: We expect NewCo will draw on TechTarget’s expertise in video content and virtual events, established through BrightTalk to allow customers to create and host webinars, virtual events and video content that generate brand awareness, educate around their solutions and establish thought leadership, promoting it to BrightTALK’s community of in-market accounts and individuals. BrightTALK integrates with CRM and MAP systems and content can be embedded into corporate websites, providing customers with a seamless experience that makes the capture of data simple.

•

Intent & Demand: Data-driven, AI-enabled buyer intent products and demand generation services for Demand Marketers, Field Marketing and Sales Teams. Identifying prospects who are in market and ready to buy, and generating qualified leads that accelerate the sales pipeline. Specific offerings within this area include:

•

Priority Engine™: a subscription service powered by TechTarget’s Activity IntelligenceTM platform, which integrates with customer relationship management and marketing automation platforms to create a seamless experience for marketing and sales teams. It also includes IntentMail AITM, an AI-powered messaging feature launched in December 2023 which enables sellers to automatically generate personalized email copy. Priority Engine will leverage the extensive permissioned audience data generated by NewCo’s network of content and media platforms and properties, its NetLine demand generation and Intentive behavioral data platforms, and the first-party B2B customer data licensed to NewCo from Informa, which includes data from attendance and behavior at face-to-face events. This will give NewCo a unique blend of online and offline data, comprising contact and behavioral insight. It will also be able to leverage the proprietary data-capture and scoring methodologies created by TechTarget which help customers prioritize accounts and contacts to engage with.

•

Qualified Sales OpportunitiesTM: a product which profiles specific in-progress purchase projects via surveys and interviews with business technology professionals whose research activity and content consumption is indicative of a pending technology purchase.

•

Demand Solutions: NewCo will offer powerful solutions that enable customers to stimulate and generate demand for their products. These enable marketers to target, engage, influence and attract prospective buyers to their solutions through content marketing programs, which may include white papers, webcasts, podcasts, videocasts, virtual trade shows, and editorial sponsorships. To syndicate customer content, NewCo will be able to draw on NetLine’s publisher network within the Informa Tech Digital Businesses, its BrightTALK video and webinar platform, and its extensive network of owned B2B media properties, offering marketers access to enormous scale of specialist audiences and the ability to track ROI.

Unified platform for insights and activation

Beyond the opportunity associated with its individual solution areas, we believe NewCo will benefit from the integration of these solutions within a unified customer-facing platform and that its Priority Engine platform is well positioned to serve this purpose. NewCo has historically demonstrated core competencies in delivering technology-enabled platforms that facilitate its solutions and plans to continue its investment in these capabilities which can be applied to a broader set of target markets and a larger overall addressable universe of potential customers.

Currently the Priority Engine platform will allow customers to leverage NewCo’s proprietary Activity Intelligence intent data for direct marketing and sales outreach. The intent data accessed directly through Priority Engine will be at the core of NewCo’s entire solution portfolio, and we expect that NewCo will evolve Priority Engine to provide customers a consolidated view around the impact of their programs across all solution areas as well as actionable insights about how best to direct their outreach going forward. We believe future releases will allow customers to view key insights about their individual go-to-market focus areas leveraging NewCo’s Intelligence and Analysis resources, understand how their Demand Solutions programs are performing in the context of overall market dynamics, and determine how best to target their Brand and Content Creation efforts based on what persona and account targets are currently active. We expect that Priority Engine will provide a holistic view of the overall buying team at target accounts, and how individual components of their programs are impacting their ability to drive engagement with those buying teams.

By utilizing the Priority Engine platform to help customers visualize and take action upon key insights for the entire solution portfolio, we believe that NewCo will be able to take advantage of product-led-growth dynamics leading to further upsell and cross-sell in the customer base. Customers will have a better understanding of the additional ways in which NewCo can assist their go-to-market efforts, and the impact of their current programs. This evolution of the platform will also serve to highlight NewCo’s unique position as an end-to-end provider of data-driven solutions that service the full B2B product lifecycle.

Delivering Decision Support Content to Key Audiences that Drive Purchase Behavior

NewCo will deliver trusted, independent research, primary data, analysis and high-quality editorial content to technology and business professionals that drive purchase behavior in the markets it serves. On a pro forma basis as of June 30, 2024, NewCo would have employed over 2,100 industry and market experts across more than 220 B2B brands, positioning it at the heart of a permissioned audience of more than 50 million technology and business professionals.

We believe NewCo’s products will offer technology buyers and other business professionals the following key benefits:

•

Access to Specialist Sector-Specific Content: NewCo will provide technology buyers and other business professionals with sector-specific content to support them as they research potential technology investments, including three key sources of content: industry experts, peers and vendors. NewCo will have significant capacity for generating relevant sector-specific content for technology buyers, including keeping them up to date with the latest technology developments. This will be combined with content generated by NewCo’s network of third-party industry experts as well as custom content created by B2B technology vendors looking to promote their products. In addition, webinars provide technology buyers the opportunity to network and learn from each other through online discussions and interactions.

•

Highly Efficient Purchasing Decisions: By accessing specialist sector-specific information, business professionals are able to research important purchasing decisions more effectively. NewCo will offer integrated content offerings across all major online content formats, aligning to different stages of the buying cycle and designed to minimize the time enterprise technology and business professionals spend searching for and evaluating content, and maximize the time available for assimilating quality information.

Delivering B2B Growth Acceleration in 20 Industry Verticals

NewCo’s scale and product offerings, including its ability to identify, reach and influence key decision makers, should enable it to retain and develop a broad customer base. We expect NewCo will have an established customer base of B2B technology customers focused on enterprise technology following the Closing, including key C-suite technology decision makers.

We believe NewCo’s customer base will include some of the largest technology vendors in the market as well as small and medium businesses (“SMEs”), with approximately 67% of revenue deriving from enterprise firms and approximately 33% of revenue deriving from SMEs. On a pro forma basis, the top 50 customers would have accounted for approximately 36% of revenue and no single customer contributed more than 4% of revenue for the year ended December 31, 2023. NewCo, on a pro forma basis, would have had 70 plus customers spend in excess of $1 million annually and approximately 760 customers spend in excess of $100,000 annually during the year ended December 31, 2023.

NewCo’s products and services will be delivered to customers via short-term contracts across a specific marketing/sales program, typically six months, and/or through integrated, longer-term contracts in excess of 270 days, which typically cover a broader set of needs. It will also deliver some products, most significantly within Specialist Technology Research business, on an annual subscription basis, paid in advance, providing paid access to research, content and advisory services throughout the forward twelve-month period. Approximately 32% of NewCo’s revenue would have been under longer-term contracts during the year ended December 31, 2024.

We believe NewCo’s products will offer technology vendors the following key benefits:

•

Access to Unique First-Party Data and Analysis on Potential Buyers: NewCo’s Activity IntelligenceTM analytical platform is expected to capture and interpret the content consumption behaviors of technology buyers and other business professionals as they undertake research. We believe this is highly valuable to technology vendors and provides powerful insights about who is in-market and where they are on their buying journey, all of which can be fed into marketing and sales go-to-market strategies.

•

Ability to Target Active Buyers Efficiently: NewCo will be able to use the insights gleamed from its first-party B2B data about who is in-market and where they are on their buying journey to provide technology vendors with buyer intent data and highly qualified leads. Furthermore, NewCo will be able to support the vendors’ engagement with these potential buyers through custom content and marketing programs designed to help influence prospective buyers’ decision making.

•

Trusted advice and intelligence through specialist technology research: The combination of Omdia, Canalys, Wards Intelligence and the Enterprise Strategy Group will give NewCo a leading position in specialist technology research, with expert analysts providing data-driven intelligence products, custom research and advisory services for product managers, corporate strategists and the C-suite, challenging market strategies, sharpening product roadmaps and accelerating time to market and revenue. We believe this will make NewCo a trusted advisor to B2B technology vendors, providing unique perspectives of the market and different product segments.

•

Measurable Results and ROI: NewCo will be able to build profiles of potential buyers’ technology interests and their broader company interests as they evolve over time, potentially enabling it to identify patterns of purchasing intent. NewCo is expected to be able to leverage this insight into products designed to improve ROI on marketing and sales programs by focusing on buyers where active demand exists. NewCo will provide this intelligence directly to B2B technology vendors for their own use, helping to drive continuous improvement in their own marketing and sales workflows, whether focused specifically on prospects NewCo provide them or on those they have otherwise obtained, which NewCo information will enrich and make more actionable.

•

More Efficient and Effective Sales Outreach: We expect NewCo will be a leading distributor of B2B enterprise technology white papers, webcasts, videocasts, virtual events and podcasts, offering technology vendors the opportunity to educate and influence technology buyers during the research process, prior to any interaction with sales teams. Vendor sales teams can login direct to the Priority EngineTM platform or via CRM platform integration, enabling them to quickly identify relevant new prospects and tailor their outreach according to interests. The combination of granular purchase intent intelligence and platform automation creates a stronger, more personalized and efficient connection between technology buyers and technology vendors looking to do business with them.

Delivering B2B Growth Acceleration in More than a Dozen Technology Categories

NewCo will deliver its range of B2B products and solutions to more than a dozen technology categories, as detailed below. Each of these categories can be broadly characterized by high levels of innovation and rapid product development, where trends move quickly and purchasing decisions are typically high value. These dynamics make expert insight critical for professionals and data-driven B2B products essential for vendors looking to hone their strategy and product approach, and reach interested buyers.

Analytics and Artificial Intelligence. Businesses of all kinds are looking to capitalize on the new possibilities presented by evolving AI technologies and the application of machine learning, whether it is to improve internal processes and tools or develop new business models and services to transform their enterprises. From combining Informa Tech Digital Businesses’ applied intelligence group and TechTarget’s leading brands, NewCo will deliver market insights, facilitate meaningful connections, and offer digital demand generation services for those working with transformative and future technologies and in the field of information management.

Application Architecture and Development. For the community of developers, architects and project managers that build, customize and integrate software for their businesses, NewCo will deliver a broad landscape of specialist content, tools and languages that help them capitalize on innovation in software approaches and stay up to date on critical matters such as performance testing and data security.

Automotive. With the convergence of the automotive and technology markets, a traditionally closed ecosystem is rapidly evolving amongst new market entrants, developing consumer needs and geopolitical instability. NewCo’s trusted automotive brands from the Informa Tech Digital Businesses and TechTarget will provide expert insight at the intersection of the automotive and technology markets, with unrivalled opportunities to shape company positions in auto-tech through marketing services, events and research.

Business Applications. Any mid- or large-sized enterprise will have a host of business applications that are mission critical for their operations and success, including enterprise resource planning platforms (“ERP”), databases and business intelligence software, content management platforms, customer facing applications and CRM software. This creates a high demand for specialized information from IT and business professionals involved in their purchase, implementation, and ongoing support. NewCo will provide expert insights and leading online resources on business applications, through a range of online properties including TechTarget Customer Experience, TechTarget HR Software, and TechTarget ERP.

Channel. NewCo will be home to a comprehensive suite of products serving the channel ecosystem, with a broad reach across technology advisors/agents, value-added resellers, solution providers, managed service providers, independent software vendors and consultants. Focused on the future of the indirect sales channels – a specialist market where B2B technology companies actively seek alliances with channel partners – NewCo will provide expert analyst, intelligence and advisory services, including through specialist research provider Canalys, that inform vendors’ go-to-market strategies and deliver specialist information, insight and content to channel professionals.

CIO/IT Strategy. NewCo will deliver specialist content specifically targeted at chief information officers (“CIOs”), senior enterprise technology executives and business executives with technology responsibility, enabling them to make informed enterprise technology purchases throughout the critical stages of the purchase decision process. Their areas of interest generally align with the major sectors of the IT market: AI, BI and big data, business applications, cloud, data center, DevOps, end user computing, networking, outsourcing, risk management, security and storage. The challenge for senior technology executives and those with responsibility for technology is how to use new and major technologies, including AI and big data, to gain a competitive edge. Post-pandemic, their interests are increasingly broad too, from customer experience and digital workplace experience to the strategically important cybersecurity and data privacy. NewCo will provide a range of solutions addressing the specific segment and customer market of CIO and IT Strategy, through expert intelligence, advisory services, editorial and media properties such as the CIO/IT Strategy site.

Components and Devices. Components and devices power the digital world and participants in this ecosystem are delivering the technologies that drive 5G, AI, IoT, and cybersecurity transformations. NewCo, through existing TechTarget and Informa Tech Digital Businesses’ strengths, will deliver expert-led analysis and advisory services, data-driven brand products, content marketing and specialist content that drives industry expansion.

Compute, IT Operations and DevOps. The high pace of digital transformation within enterprises means IT strategies are continually being reshaped. IT decision makers are required to navigate a diverse set of IT platforms, servers, desktop solutions and virtual environments, work out how to scale to meet the demand of today’s cloud native applications while being future-ready for new applications and mindful of sustainability, including data center energy efficiency. Drawing on the existing strengths of TechTarget and the Informa Tech Digital Businesses, NewCo expects to deliver a comprehensive suite of brands, products and services that educate, guide and connect the community, including trusted independent research, specialist media sites, expert editorial, training, data-driven brand products and demand generation services.

Cyber Security. Every aspect of enterprise computing depends on secure connectivity, data and applications. As businesses worldwide continue to adapt to new forms of online threat from hackers, criminals, and other nations, they are making an unprecedented investment in online defense. Equally technology providers are looking to bring to market increasingly sophisticated security solutions that supplement or replace traditional perimeter security solutions. NewCo expects to offer a powerful combination of leading market intelligence, events, and media, drawing on the existing strengths of the Informa Tech Digital Businesses’ cybersecurity group and TechTarget’s online properties.

Environmental, Social and Governance in Technology (“ESG”): Changing consumer and employee expectations, investor scrutiny and government regulations are driving corporate leaders and technology providers to focus more on environmental, social and governance matters (ESG). In the Tech industry, this has a particular focus on how enterprises and their partners manage energy efficiency, carbon footprints and environmental impacts. Building on the existing expertise and brands in TechTarget and the Informa Tech Digital Businesses, NewCo will bring expert editorial, specialist content and content marketing services that deliver value-added insight to business leaders.

Healthcare Technology. The healthcare industry is undergoing continued digital transformation, as it looks to capture patient outcome and efficiency benefits from how technology, information and data is applied. NewCo will have a suite of high-quality, content-led brands that bring essential insight and connections to the healthcare technology community, including brands/properties such as Xtelligent Healthcare Media, HealthITSecurity.com and MedTech Dive.

Media and Entertainment. The media and entertainment industry is global and fast moving, with technology providers, media platforms, service providers and device manufacturers looking to anticipate consumer trends and find competitive edge. NewCo’s media and entertainment group will provide expert research, analysis and data-driven intelligence that shape strategies and uncover new commercial and partnership opportunities.

Networking. In the segment for networking — which comprises hardware, software and services that support data and voice networks — new sectors have emerged and become an investment focus for networking professionals within enterprises. NewCo expects to deliver specialist, targeted content and expert market insights to networking professionals and service providers that directly support purchasing and product development decisions, through brands and online properties that include TechTarget Networking and TechTarget Unified Communications.

Service Providers. Telecommunications is a complex and changing industry, with regulation, transformation and digital disruption ever-present. NewCo expects to provide specialist content, facilitate industry connections and offer demand generation services to the diverse ecosystem of operators, cloud service players, hyperscalers and enterprise, consumer and industry suppliers, including through Omdia and targeted media brands from the Informa Tech Digital Businesses.

Storage. As the world creates more data and enterprises need to store it securely and compliantly, whether in the cloud or solid state, the data storage market is rapidly growing and innovating, through new technologies such as data deduplication and storage virtualization. NewCo expects to provide expert insights for professionals looking for the latest information and provider intelligence, through online properties including TechTarget Storage, TechTarget Data Backup, and TechTarget Disaster Recovery.

Industry technology-enabled sectors: There are many industries where growth and transformation are being driven by digital innovation and the application of technology. NewCo’s Industry Dive portfolio of vertical market communities and its Xtelligent portfolio of healthcare technology web sites provides a strong basis for servicing the information needs of audiences outside of core enterprise technology categories. NewCo expects to provide specialist content, news, insights and in-depth analysis that help professionals in industries such as healthcare, life sciences, manufacturing, logistics and supply chain, energy and sustainability, financial technology, and retail stay up to date and make critical decisions. It also plans to provide data-driven brand and content marketing services and demand generation services for vendors looking to reach high value audiences in these sectors.

Strong Positions in Competitive Growth Areas

We expect that NewCo will sit at the intersection of technology and B2B Marketing, a large and growing market worth an estimated $20 billion annually. As this area has grown in scale, it has become even more competitive, with more companies targeting the marketing and sales budgets of technology companies with a range of products and services similar to NewCo. These companies can be categorized into (i) media companies, (ii) providers of specialist technology research and intelligence, (iii) demand generation and intent data providers, and (iv) marketing technology and software companies. NewCo has the advantage of offering effective solutions across all of these areas, creating efficiencies for its customers.

We expect companies that produce content specifically for enterprise technology and business professionals, will compete with NewCo on the basis of target audience, quality and uniqueness of information content, ease of use of its websites for business professionals, and the quality and quantity of sales leads generated for B2B technology companies. These companies also compete for readers and registered members based on the quality and specificity of content. Some of the largest current competitors in this category include Ziff Davis, Inc., and Foundry, an IDG, Inc. company, among other competitors.

Providers of specialist tech research include several larger, established players such as Gartner, IDC, Forrester, Frost and Sullivan, and others. NewCo expects to compete against these companies based on the specificity of its analysis, its content creation capabilities, and its analyst coverage against specific technology categories.

NewCo expects to compete with a number of companies that offer demand generation and intent data on the basis of its ability to delivery highly qualified prospects, to meet customer requirements around delivery scale and specificity, and based on the usefulness of delivered leads or intent data to a customer’s sales and marketing efforts. In addition to the media companies that offer these services as part of their product portfolio, examples of these providers would include Bombora, Inc., Madison Logic, Inc., and Demand Science, Inc.

There are many companies that offer software that help customers automate and create efficiencies in their sales and marketing outreach efforts. NewCo’s Demand and Intent related offerings may be used by customers very effectively as a source of quality data inputs to these solutions. In some cases, customers may see certain NewCo offerings as competitive to these providers. Examples of companies in this category would include 6Sense Inc., Demandbase, Inc., and ZoomInfo Technologies Inc. In the webinar and virtual event space, software-based competitors include ON24, Inc.

Specialist Content and Audience Acquisition

We expect that NewCo will have a portfolio of specialist brands providing high quality, relevant and targeted research and content to business professionals and technology-decision makers, which will be delivered in multiple formats, including through research reports, data and analysis, specialist journalism, informative websites, digital newsletters, webinars and video channels.

We believe the quality and relevance of these brands and specialist content will build engaged audiences, and in turn, allow NewCo to provide B2B technology vendors with a highly effective platform for targeted marketing and sales campaigns capable of generating measurable ROI. In addition to the existing registered members and readers that the brands within TechTarget and the Informa Tech Digital Businesses have today, we expect that NewCo will aim to grow audiences through non-paid traffic sources, particularly organic search engine traffic. We expect that NewCo will supplement its non-paid traffic sources strategy with keyword advertising on major search engines and targeted list rentals of e-mail subscribers from a variety of targeted partners, media sources, and data providers.

Sales and Marketing

We believe NewCo’s sales, marketing and go-to-market capabilities will be a key strength and differentiator from its competitors. On a pro forma basis, as of June 30, 2024, NewCo’s sales and marketing staff would have consisted of over 700 people. The majority of such sales and marketing staff would have been located in the United States and the United Kingdom, with staff located in 15 additional countries.

NewCo plans to organize its sales capabilities around customer sectors, which we believe will allow its sales personnel to become experts in specific sectors, more deeply knowledgeable about customer needs in those areas, and them recommend and deliver more tailored solutions from across NewCo’s full product and service offering. We expect NewCo will employ an internal direct sales department that will work closely with existing and potential customers which will be supplemented by a global accounts team, serving NewCo’s largest customers, and a Customer Success Team, helping customers maximize their use of NewCo products and making the renewal process efficient. We also expect that NewCo will employ a marketing team that will focus on driving brand awareness among B2B technology clients and marketers and positioning NewCo as a key player and “thought leader” in ROI-based marketing.

NewCo plans to focus its marketing initiatives on digital sponsorships on platforms that reach technology marketers, direct communications about new and existing solutions using the legacy contact databases of TechTarget and the Informa Tech Digital Businesses, and the creation and distribution of owned content including videocasts, blogs and white papers that inform and engage marketers. We also expect that NewCo will undertake press and public relations activities to maintain positive brand awareness and nurture relationships with key analysts, publications and influencers who create content on B2B marketing and sales topics.

Talent and Human Capital

We believe NewCo will be able to draw on the current considerable talent that lies within the TechTarget and the Informa Tech Digital Businesses. Central to its competitive strength will be the sector expertise of its people and a culture that encourages ownership and innovation, appropriately challenges and empowers employees to deliver results and celebrates success.

As of June 30, 2024, NewCo would have approximately 2,134 full-time employees worldwide on a pro forma basis. None of NewCo’s U.S. employees would have been represented by a labor union and only a small number of its international employees in France, Brazil and The Netherlands would have been represented by workers’ councils and/or have the benefits of collective bargaining agreements. NewCo’s legacy businesses have not experienced interruptions of operations or work stoppages due to labor disagreements.

Drawing on the complementary features of TechTarget and the Informa Tech Digital Businesses, the working environment at NewCo will be dynamic, collaborative and inclusive. NewCo will value its employees, integrate diversity, equity and inclusion principles and practices, be clear on objectives and goals, equip its people with the right tools and resources to succeed including learning and development opportunities and well-being support, and encourage them to contribute ideas that drive the company forward.

Technology Infrastructure

NewCo plans to prioritize the resilience and scalability of its technology infrastructure, investing and further developing this infrastructure to support future growth in the business, customers and traffic, ongoing platform security, and product and system availability.

NewCo’s legacy businesses use leading Cloud infrastructure providers and off-site data centers to maintain its websites and online offerings. As part of NewCo, we expect critical system components will have in-built redundancy to minimize the impact of any unexpected failure and allow for maintenance and upgrades, with critical data regularly backed up. As part of a comprehensive cyber security program, we expect NewCo will use industry standard network and perimeter defense technologies, DDoS protection systems, web application firewalls, and enterprise grade DNS services across multiple vendors, and maintain a quality assurance process to constantly monitor its servers, processes, and network connectivity.

Seasonality in trading and revenues

NewCo is not expected to be exposed to major seasonal variability through the calendar year, with the primary movements reflecting the normal phasing of increases or decreases in customer demand. For example, marketing and sales activity among B2B clients typically dip during summer months. Similarly, annual budget approvals and the timing of customers’ product launches mean revenues are generally lower during the first quarter relative to subsequent quarters in a given year.

These movements are also reflected in the recognition of revenue. We expect that NewCo’s specialist research business, Omdia, will continue to generate a substantial portion of revenues through subscriptions to its research and analysis, which will typically be annual contracts, booked and paid for in advance. While the cash is received upfront under these arrangements, the revenue for these subscriptions will be recognized equally over the twelve-month period of the subscription.

The timing of NewCo’s expenses is not anticipated to fluctuate seasonally or to vary directly with revenues. The majority of its expenses are expected to be personnel-related and include salaries, stock-based compensation, benefits and incentive-based compensation plan expenses.

Outside of seasonal factors, because a significant proportion of NewCo’s customers are expected to be B2B technology companies, the success of its business is expected to be linked to the health and market conditions of the enterprise technology industry. NewCo’s customers and B2B technology companies more generally have been and are likely to continue to be impacted by challenging macroeconomic conditions including historically high inflation, higher interest rates and customer uncertainty surrounding the U.S. presidential election, monetary policy of the United States, geopolitical issues.

Both TechTarget and the Informa Tech Digital Businesses felt the impact of these macroeconomic headwinds during 2023 and through the first quarter of 2024 with elongated sales cycles, budget cuts and budget freezes at many of their customers. While we expect the near-term results of NewCo to continue to be impacted by these macroeconomic headwinds, we believe that NewCo will benefit from a number of strategic advantages and long-term market trends, which will support the sustained growth of NewCo’s range of data-driven products and services.

Further information regarding the performance of TechTarget and the Informa Tech Digital Businesses can be found on page 294.

Member and User Privacy

NewCo will gather in-depth business information about its registered members and users who provide it or its partners with such information through e-mail, telephone, or other means, including through the submission of webforms displayed on its websites. NewCo also expects to gather information about readers of certain content on its websites by tracking their content consumption or the content consumption of the companies they work for. NewCo will post its privacy policy on its websites so that its members, users and others who visit its websites can access and understand the terms and conditions applicable to the collection and use of their information.

NewCo’s privacy policy will disclose the types of information that it gathers, how it uses the information, and how a member or user can correct or change this information, including how a member or user can unsubscribe from NewCo’s communications and those of its partners. NewCo’s privacy policy also explains the circumstances under which it shares a member’s or user’s information and with whom. Members and users who register receive offers via e-mail, telephone, and other means, such as targeted advertising online or on mobile devices regarding areas of specific interest to them and that are relevant to their professional interests; these offers contain content created either by NewCo or its third party B2B technology customers. To uphold NewCo’s obligations to its members and users, NewCo expects to impose constraints that are consistent with its privacy policy on the customers and third parties to whom it provides member and user data, including through the use of contractual terms and conditions or data processing agreements, where applicable, that are generally consistent with our obligations to members and users and as set forth in our privacy policies.

Consumer Protection and Privacy Regulation

General. Advertising and promotional activities presented to members, users and visitors to NewCo’s websites will be subject to federal and state consumer protection laws that regulate unfair and deceptive practices. NewCo will also be subject to various other federal and state consumer protection laws, including the ones described below. NewCo will also be subject to the laws and regulations of various other jurisdictions in which it targets members, users and website visitors.

CAN-SPAM Act. The Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003 (the “CAN-SPAM Act”) regulates commercial e-mails and provides a right on the part of the recipient to request the sender to stop sending commercial electronic marketing messages (“commercial e-mails”), and establishes penalties for the sending of e-mail messages that are intended to deceive the recipient as to source or content. Under the CAN-SPAM Act, senders of commercial e-mails (and other persons who initiate those e-mails) are required to make sure that those e-mails do not contain false or misleading transmission information. Commercial e-mails are required to include a valid return e-mail address and other subject heading information so that the sender and the internet location from which the message has been sent are accurately identified. Recipients must be furnished with an electronic method of informing the sender of the recipient’s decision not to receive further commercial e-mails. In addition, the e-mail must include a postal address of the sender and notice that the e-mail is an advertisement. The CAN-SPAM Act may apply to the e-newsletters that NewCo’s websites will distribute to registered members and to some of its other commercial e-mail communications. The U.S. Federal Trade Commission (the “FTC”) has issued regulations related to the CAN-SPAM Act, including interpretations of such act that indicate that e-newsletters, such as those NewCo will distribute to its registered members, will be exempt from most of the provisions of the CAN-SPAM Act, provided that they do not contain predominantly marketing content. The CAN-SPAM Act and the FTC’s CAN-SPAM trade regulation rule allow for civil penalties that run into the millions of dollars. Several states have enacted additional, more restrictive and punitive laws regulating commercial email. Foreign legislation exists as well, including Canada’s Anti-Spam Legislation and the European laws that have been enacted pursuant to the General Data Protection Regulation (“GDPR”) and European Union Directive 2002/58/EC and its amendments. NewCo expects to use email as a significant means of communicating with its existing members and users as well as potential website visitors and members and users. At this time, NewCo expects to apply the applicable legal requirements to e-newsletters and all other e-mail communications, and we believe that NewCo’s e-mail practices will comply with the requirements of the CAN-SPAM Act, state laws and applicable foreign legislation.

Telemarketing Rules. Laws regulating telemarketing in the United States, including the Telephone Consumer Protection Act (the “TCPA”), the Federal Communications Commission (“FCC”) rules thereunder, the Telemarketing and Consumer Fraud and Abuse Prevention Act and the FTC’s Telemarketing Sales Rule, including their do-not call provisions, and in the other jurisdictions where we do business, could apply to NewCo’s calls to members, users and individuals who visit its websites. If any of these laws apply to NewCo’s telemarketing, and NewCo is found liable for violating them, it could be subject to financial penalties.

Other Consumer Protection Regulation and Privacy. The FTC and many state attorneys general are applying federal and state consumer protection laws to require that the online collection, use and dissemination of data, and the presentation of web site content, comply with certain standards for notice, choice, security and access. In many cases, the specific limitations imposed by these standards are subject to interpretation by courts and other governmental authorities, and courts may adopt these developments as law. The FTC has actively been bringing enforcement actions against companies from improperly disclosing personal information to third parties for targeted advertising purposes. Through these enforcement actions, the FTC is creating new substantive limitations on how companies are permitted to use and disclose information. The agency may also look to codify these new privacy requirements (and other data processing obligations) through its “Trade Regulation Rule on Commercial Surveillance and Data Security”. It began the formal process to develop this set of rules in 2022, and it is still ongoing. These new rules and future FTC enforcement/guidance may significantly impact NewCo’s business depending on how the limitations the agency creates for the use of personal information for targeted advertising purposes. The FTC also has expanded its views of appropriate consent and related practices in an evolving manner. These practices as well as potential legislation at the state and federal level may restrict or prohibit behavioral advertising within the state. In the absence of a federal law pre-empting their enforcement, even individual state legislation would likely have the practical effect of regulating behavioral advertising nationwide because of the difficulties behind implementing state-specific policies. In addition, states are considering new and/or have implemented comprehensive privacy laws (such as the California Consumer Privacy Act) which may have an impact on how NewCo can conduct its business. In addition, the European Union (“EU”) and its member states, the United Kingdom, Canada and numerous other countries have laws, rules and/or regulations dealing with the collection and use of personal information obtained from their citizens. Regulations have focused on, among other things, the collection, use, disclosure and security of information that may be used to identify or that actually identifies an individual, such as an e-mail address, a name, or in some cases, an IP address. These laws also provide consumers the right to access the information a company has collected on them, correct it, request that it be deleted, or to stop the sale of such information to third parties. Additionally, the EU requires informed consent for the placement of a cookie on a user device.

While we believe that NewCo will operate its business in compliance with the laws and regulations that apply to it, such laws and regulations continue to be the focus of legislative bodies, courts, and regulators at the state and federal level as well as in other countries. This enhanced focus may result in amendments to existing laws and regulations, the enactment of new laws and regulations, and new guidance and interpretation by governmental agencies or the courts. All of these factors could materially impact NewCo’s business and results of operations.

Intellectual Property

We regard NewCo’s copyrights, domain names, trademarks, trade secrets and similar intellectual property as important to its success, and NewCo will rely upon copyright, trademark and trade secrets laws, as well as confidentiality agreements with its employees and others, and protective contractual provisions, to protect the proprietary technologies and content that it has acquired and will develop. NewCo expects to pursue the registration of its material trademarks in the United States and elsewhere. Currently, the TechTarget, BrightTALK Canalys, Omdia, Industry Dive and NetLine trademarks and logos, as well as certain other marks and logos, are registered in the United States with the U.S. Patent and Trademark Office and in select foreign jurisdictions and NewCo legacy businesses have applied for U.S. and foreign registrations for various other marks. In addition, NewCo has registered approximately 2,300 domain names, on a pro forma basis, as of June 30, 2024 that are, or may be, relevant to our business, including “www.techtarget.com,” “www.knowledgestorm.com,” “www.bitpipe.com,” and those leveraging the “search” prefix used in the branding of many of our websites. NewCo also expects to incorporate a number of third-party software products into its technology platform pursuant to relevant licenses. NewCo will use third party software to maintain and enhance, among other things, the content generation upon these third-party software licenses, and we believe the licensed software will generally be replaceable, by either licensing or purchasing similar software from another vendor or building the software functions internally.

TechTarget, Inc.

See “Business” in Part I of TechTarget’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on February 28, 2024 attached hereto as Annex P.

The Informa Tech Digital Businesses

Growth and Acceleration in B2B Digital Services

The Informa Tech Digital Businesses help technology companies accelerate growth through first party B2B data, market insight and market access. They have been at the heart of the Informa Group’s expansion in B2B digital services over the last three years.

The impetus for this expansion was the Informa Group’s investment in IIRIS, a B2B customer data platform for collating, standardizing and analyzing all of the Informa Group’s first party B2B data containing over 20 million permissioned first party B2B audiences as of June 30, 2024. The creation of IIRIS, which remains part of the Informa Group, enabled the development of more audience and data-driven solutions, with the Informa Tech Digital Businesses being the major focus for this investment. This led to the organic expansion of their specialist tech research business, Ovum, before further scale was added through the acquisition of IHS Markit Technology, which was combined with Ovum to create Omdia. The B2B digital product portfolio was then further extended through the acquisitions of Industry Dive, NetLine and most recently Canalys.

Following this period of expansion and growth, the specialist technology research business is now among the largest providers of these services. It employs more than 300 expert analysts to create data-driven intelligence products and advisory services for product managers, corporate strategists and the C-suite, challenging market strategies, sharpening product roadmaps and accelerating time to market and revenue. In 2023, 66% of the specialist technology research revenue was generated from recurring, paid-for subscriptions.

Omdia, Industry Dive, NetLine, Canalys and Wards are the foundation of the Informa Tech Digital Businesses, alongside their portfolio of specialist digital media brands. These products inform, educate and influence tech buyers, creating engaged, specialist audiences and delivering approximately 5 million permissioned first party data records.

Targeted access to these specialist audiences is provided through a growing range of data-driven digital products and services that are designed to deliver highly qualified leads, demand generation and buyer intent to technology vendors, connecting them with the right buyers at the right time to maximize ROI and accelerate growth.

Selected Informa Tech Digital Businesses brands

Specialist Tech Research: Intelligence & Advisory Brands	Specialist B2B Content: Brand & Content Brands	B2B Buyer Intent & Demand Brands

Omdia	Industry Dive	NetLine

Canalys	Information Week

Wards	Light Reading

Heavy Reading

AI Business

Strong long-term market fundamentals for Technology and B2B Marketing

The Informa Tech Digital Businesses sit at the intersection of tech and B2B marketing, each dynamic innovative markets in their own right, with what we believe are compelling structural growth drivers. This provides a strong underpin to the long-term growth ambitions of the Informa Tech Digital Businesses.

Technology transcends all aspects of daily life and work. Enterprise technology, incorporating software and hardware systems used by large organizations for anything from customer relationship management to networking and cyber security, is central to operating effectively and efficiently. The pace of innovation and change is rapid, creating a constant cycle of investment to enhance, upgrade and replace technology.

For the Informa Tech Digital Businesses, investment in innovation and growth in R&D budgets provide a leading indicator of demand for their products and services. Of the top 1,700 corporate R&D spenders in 2022, ICT hardware, software and ICT services were the segments attracting the greatest R&D investment, with software and ICT services increasing 19% year-on-year. This growth in technology-related R&D is driving a new wave of investment and innovation, enhancing existing products and inspiring the next generation of products and services.

Over time, the scale of technology purchasing, particularly enterprise technology, has grown in size, resulting in B2B buying behavior becoming more complex. This complexity has led to longer sales cycles as more research is undertaken on purchasing technology products and platforms. Typically, large technology decisions will involve a number of people across an organization from technology professionals to CIOs, CFOs and often CEOs. This research takes many forms, with an increasing amount conducted online, including by reading specialist content, reviews, information, product profiles and bespoke research, as well as through webinars and online discussions.

It is estimated that as much as 80% of the B2B buyer journey is now completed before a buyer might make contact with the sales team of a vendor. For technology vendors, online presence and digital brand visibility are therefore critical, leading to more companies focusing spend on branded content services, thought leadership and whitepaper distribution, digital event participation and advertising on the most relevant platforms and media.

We believe the Informa Tech Digital Businesses are at the center of this shift in B2B buyer behavior, delivering highly relevant content and research to technology buyers that informs, educates and influences them along the different stages of their buyer journey.

These interactions with its content — who reads what, who clicks to find out more, how long buyers spend on specific websites, etc. — and general online behavior, when captured, enriched and analyzed, provide deep insights into who potential customers are, what products and services they might be interested in, where they are in their purchasing cycle and how significant is the intent to purchase.

For B2B sales and marketing teams at technology vendors, this information is critical in targeting the right buyers at the right time, raising brand awareness and positioning products with the right audiences to secure leads that turn into sales. With increasing scrutiny and focus on return on investment, data-driven B2B marketing is becoming ever more relevant given it is typically more measurable, with more efficiency than more traditional advertising and marketing services, helping to increase lead conversion rates, reduce the cost of customer acquisition and generate more revenue per dollar of marketing spend.

A Growing Portfolio of Data-Driven B2B Digital Solutions

Over the last five years, the Informa Group has built a portfolio of data-driven solutions that are intended to capitalize on the positive growth trends outlined above and meet the evolving needs of buyers and vendors in the tech market. The portfolio of products that the Informa Group has built, which comprise the Informa Tech Digital Businesses, help both buyers of B2B technology with knowledge and intelligence, supporting them through different stages of the buyer journey, and sellers of B2B technology in identifying relevant buyers for their products, who are in-market and with the greatest purchasing intent. These digital solutions fall into a number of categories:

•

Brand solutions: Brand solutions offer B2B marketers the opportunity to grow brand awareness through direct exposure to specialist technology and business audiences across the businesses’ portfolio of 14 online products and off-network through audience extension programs. Solutions include digital display banners, newsletter sponsorships and email marketing, enabling technology vendors to gain exposure and benefit from association with the businesses’ specialist brands and high quality editorial content amongst our readership base of engaged technology buyers. As of June 30, 2024, Brand solutions include the Industry Dive portfolio of more than 35 specialist brands, covering over 20 industries, which deliver high quality business journalism through its over 100 journalists to niche audiences (over 14 million readers and 3.3 million subscribers), offering outbound email sponsorship opportunities to vendors looking to build awareness and reach key decision makers.

•

Demand solutions: The businesses enable marketers to directly engage prospective buyers through a portfolio of content marketing programs, including webinars, whitepapers, playbooks, virtual events and surveys. Through syndicating these across owned media properties and to NetLine’s publisher network (15,000 web and publisher properties generating 125 million unique visitors per month during the 12 months ended June 30, 2024), marketers can influence B2B tech buyers and generate demand for their products and services. The businesses are focused on delivering high-quality leads to marketers (over 700,000 leads generated per month during the 12 months ended June 30, 2024, with 76 million leads processed to date) by gating their content across properties to maximize ROI.

•

Intentive: The Intentive platform, which was built and is operated by NetLine, leverages first-party contact and behavioral data generated across the businesses’ media properties and the Informa Group’s live event portfolio to deliver buyer-level intent data to marketers. The exclusive blend of online and offline data is designed to enable clients to identify in real-time who is in-market for their particular solutions, and how they should prioritize their outreach. NetLine can then integrate the outputs from Intentive with leading CRM systems to automate lead generation workflows for clients, enabling closed-loop activation of proprietary insights.

•

Custom content services: Through StudioID, the businesses support marketers with their end-to-end content strategy, offering proprietary audience research to inform campaigns, strategic design and development, and original content production. Marketers leverage the businesses’ award-winning deep industry expertise to create journalistic, search engine optimized content across 40 different formats and multiple languages, which can then be distributed across our network. The businesses also offer content licensing through Marketplace, whereby marketers curate relevant content from a selection of publishers, and then distribute the content on their own channels to align themselves with top voices in their industries.

•

Intelligence: Operating through the Omdia brand, as well as niche brands Canalys and Wards Intelligence, the specialist tech research business is primarily an “intelligence” subscription service, providing clients with a core “data backbone” in addition to qualitative analyst-produced content across the technology industry spectrum. The data is typically comprised of market trackers, market sizing, market share analyses and forecasts, and is complimented by expert industry reports, analyst opinions and an “Ask an Analyst” service. Covering more than 3,000 topics and tracking over 12,000 companies, in over 180 client countries, the businesses’ 300+ expert analysts and consultants provide quantitative and qualitative insights that help companies make better decisions, faster.

•

Advisory: In the consulting business, the businesses work as an extension of client teams, working together to provide strategic support in assessing critical business challenges and providing bespoke solutions. The businesses leverage the breadth and depth of their analyst expertise to evaluate clients’ end-to-end business needs across go-to-market, competitive positioning, new product ideation, market entry and growth strategies.

Long-Term Growth Strategy for the Informa Tech Digital Businesses

Combining organic growth and targeted acquisitions to build capability and scale in B2B data, market insight and market access, the Informa Group’s growth strategy for the Informa Tech Digital Businesses has focused on building strength in six key areas:

1.

Specialist Content: Building a portfolio of specialist media brands and specialist technology research brands that create engaging content and high-quality business journalism for specialist technology and other B2B audiences.

2.	Specialist Audiences: Generating a rich and proprietary source of first party permissioned audience data from a range of communities engaging with specialist content and research.

3.	First Party B2B Data: Strengthen the ability to gather, cleanse and enrich audience data, ready for use.

4.	Buyer Intent: Building a technology capability to effectively analyze and derive intent from audiences that are in-market.

5.	Marketing Capabilities: Strengthening marketing capabilities to be able to activate, engage and influence audiences through content marketing and digital performance marketing.

6.	Go-To-Market Strength: Developing a go-to-market platform that enables the effective marketing and selling of the full range of these specialist products and services.

Strong Positions in Competitive Growth Areas

Over the last five years, the Informa Tech Digital Businesses have built a strong position in B2B data, market insight and market access, expanding international reach and building a broader set of solutions and capabilities to serve both the buy-side and sell-side of the technology market.

This is a large and growing area, worth an estimated $20 billion annually. Over time, this has led to increasing levels of competition, as a growing range of companies have developed products and services in one or more areas of B2B technology.

Providers of specialist tech research include several larger, established players such as Gartner, IDC and Forrester. Omdia is among the largest players, with revenues of over $110 million, followed by a large number of smaller providers of specialist technology research similar to Canalys, which was acquired by Omdia in 2023.

The competitors for specialist B2B content and brands include IDG/Foundry and Ziff Davis as well as a large number of niche brands, often focused on a particular sub-sector of the technology market, with a long-term loyal readership base. These businesses compete for the B2B sales and marketing dollars of technology companies looking to raise brand awareness and/or profile new products to specialist audiences.

B2B data and market access is a less mature area but has grown quickly as demand for data-driven solutions, with greater transparency on ROI, has risen. This has seen an increasing number of companies develop niche offerings in certain segments or as part of a wider range of services in the broader B2B marketing, marketing technology, sales intelligence and demand generation space. Some of the more established players include Bombora, 6sense, Madison Logic, ZoomInfo, Anteriad, and others.

The Informa Tech Digital Businesses compete with these and other competitors based on the strength of their specialist brands, the quality of their specialist content, the depth and range of their permissioned first party B2B data, the efficacy and value of their audiences, their ability to derive intent from these audiences and their ability to deliver products and services that leverage these strengths to drive return on investment for customers.

Specialist Brands and Unique Content

At the heart of the Informa Tech Digital Businesses’ growth is a portfolio of specialist brands delivering highly relevant and engaging business content to B2B audiences. For many technology buyers, this content is a critical component of the research undertaken when considering new investment.

This content is hosted and delivered through a network of 70 specialist websites and digital newsletters and publications, providing a mix of high-quality business journalism, research, whitepapers, data and analysis.

Audience interaction and engagement with this content is the backbone to the various digital solutions offered to the sell-side of the market, with the first party data it produces delivering targeted audiences, highly qualified leads, demand generation and buyer intent, helping buyers identify, reach, influence and transact with key technology decision makers at the right time.

Sales and Marketing

Another core strength and differentiator of the Informa Tech Digital Businesses is their go-to market capability. This includes around 340 sales and marketing colleagues as of April 2024, located in 15 countries, with the majority based in the US and UK.

Sales teams work with new and existing B2B technology clients to develop market insight and access solutions, with the goal of helping clients influence purchasing decisions, attract new buyers and drive more revenue. Salespeople are organized by brand and product, and then by geographical region. Within each business unit, frontline sales teams are equipped to sell the full range of brands and product portfolio to prospective clients, who are then passed to customer success executives to ensure delivery, adoption, retention and expansion. Through 2024, the Informa Tech Digital Businesses continue to optimize the sales function through investment in a cost-effective, cross-functional sales enablement capability, better supporting front-line teams to drive customer acquisition.

Marketing teams are focused on the twin goals of attracting audiences and attracting clients. Audience development activity drives growth in the readership base of the businesses’ specialist B2B publications, attracting high-quality technology and business audiences, and also then improves conversion from unknown audiences to known, fully permissioned audiences. This is achieved through a range of continuous operational activities focused on optimization of search authority, improvements in user experience and paid digital advertising.

The corporate marketing and communications team is focused on driving overall brand awareness among potential clients by leveraging paid, organic and owned digital channels to promote thought leadership content, aimed at technology marketers and strategists. The Informa Tech Digital Businesses also sponsor and participate in industry events to amplify their reputation as a specialist knowledge provider and expert in the technology space. Brand- and product-specific client marketing teams support these efforts through direct communication with existing and potential customers to generate demand for sales.

Talent and Human Capital

At the heart of the successful development and expansion of the Informa Tech Digital Businesses is their people, which includes a wide range of industry experts and colleagues with extensive customer relationships on both the buy-side and sell-side of the technology market.

In total, as of June 30, 2024, the Informa Tech Digital Businesses employed 1,182 persons, with 57% based in the US, 22% in the UK and 21% in other regions, principally APAC.

This included more than 400 industry analysts and consultants, 189 editors, 42 data and analytics professionals and 254 sales colleagues.

Engaging employees and developing and retaining talent are priorities, as the specialist knowledge and the day-to-day contribution of employees help drive the business, product development and customer service.

To achieve this and support customer and business success, the Informa Tech Digital Businesses maintain an open and engaging culture. Within the business, the culture and values emphasize personal ownership for commercial success, living and breathing the technology market and putting customers at the center of all the Informa Tech Digital Businesses do, celebrating colleague success and collaborating together.

The Informa Tech Digital Businesses also continuously invest in employees and the experience of working in the business. This includes providing comprehensive learning and development programs, training on key topics such as cybersecurity and health and safety, flexible and competitive benefits packages tailored by region, including the Informa share plans, instant access to expert third party wellbeing support through an Employee Assistance Program, and the opportunity to participate in charity events with paid time off for volunteering.

Inclusion and diversity are key areas of focus to retain colleagues, develop and maximize talent and drive progress in the technology industry. All employees are expected to follow an inclusive behaviors framework and the Informa Tech Digital Businesses have nine active colleague run networks which promote community, connection and cultural awareness.

Delivering B2B Acceleration in 20 Industry Verticals

The Informa Tech Digital Businesses’ customer base includes some of the largest technology vendors as well as small and medium businesses (“SMEs”), with approximately 61% of revenue deriving from enterprise firms and approximately 39% of revenue deriving from SMEs. The top 50 customers accounted for approximately 30% of revenue and no single customer contributed more than 2% of revenue in 2023.

These customers span a wide range of technology industry verticals and its products and solutions are organized through these segments, as detailed below:

Applied Intelligence. The Informa Tech Digital Businesses’ applied intelligence group delivers market insights, facilitates meaningful connections, and offers digital demand generation services for those working with transformative and future technologies. Its ecosystem spans the internet of things (IoT), artificial intelligence (AI), quantum computing, and data science, where it provides integrated research, consulting, media, training, and events, empowering customers to use tech as a driver for positive change.

Automotive. The Informa Tech Digital Businesses’ trusted automotive brands provide expert insight at the intersection of the automotive and technology markets, with unrivalled opportunities to shape company positions in auto-tech through marketing services, events and research. With the convergence of automotive and technology, a traditionally closed ecosystem is rapidly evolving amongst new market entrants, developing consumer needs and geopolitical instability.

Channel. The Informa Tech Digital Businesses are the only organization that reach the entire channel ecosystem from technology advisors/agents and value-added resellers to solution providers, managed service providers, independent software vendors and consultants. Focused on the future of the indirect sales channels, the Informa Tech Digital Businesses bring fresh and new voices forward to lead channel partners so they can identify new ways of advancing and growing their organizations.

Components and Devices. The Informa Tech Digital Businesses’ components and devices solutions, powered by Omdia, deliver research intelligence business solutions to drive industry transformation. Delivering global events, research, marketing services and bespoke consulting projects. Components and devices power the digital world and participants in this ecosystem are delivering the technologies that drive 5G, AI, IoT, and cybersecurity transformations.

Cybersecurity. The Informa Tech Digital Businesses’ cybersecurity group brings together a powerful combination of leading market intelligence, events and media to inform and drive cybersecurity conversations. As businesses worldwide continue to struggle with online threats from hackers, criminals, and other nations, they are making an unprecedented investment in online defense.

Enterprise IT. The Informa Tech Digital Businesses’ enterprise IT group educates, guides and connects its community of IT decision-makers through trusted media sites, conferences, training, consulting and research. The push to accelerate digital transformation requires enterprises continually reshaping IT strategies to align with the changing demands of their customers.

Media and Entertainment. The Informa Tech Digital Businesses’ media and entertainment group provides expert insights across the media and entertainment industry, with unrivalled opportunities to shape company positions through marketing services, events and research.

Service Providers. The Informa Tech Digital Businesses’ service providers group focuses on the telecommunications industry, which is a challenging market with ever-changing regulation, transformation and digital disruption. The group offers market insights and solutions to the diverse ecosystem of operators, cloud service players, hyperscalers, enterprise, consumer, industry suppliers and more. The group provides specialist content, facilitate valuable industry connections and offer digital demand generation services to its clients.

Industry Dive. Industry Dive provides news, insights and in-depth analysis to help users make complex decisions across a range of sectors and stay up to date on the trends in their markets.

Seasonality in Trading and Revenues

The Informa Tech Digital Businesses are not exposed to major seasonal movements through the calendar year, with the primary movements reflecting the normal timing of increases or decreases in customer demand. In the specialist research business, Omdia, a substantial portion of revenues are generated through subscriptions to its research and analysis, which are typically annual contracts, booked and paid for in advance. While the cash is received upfront, the revenue for these subscriptions is recognized equally over the twelve-month period of the subscription.

The timing of when the Informa Tech Digital Businesses incur expenses, period to period, has not been subject to significant seasonal fluctuations, since the majority of the expenses are personnel-related, including salaries, stock-based compensation, benefits and incentive-based compensation plan expenses.

International Presence in 21+ Countries with more than 10 Office Locations with 1,191 Colleagues

The following table provides a list of the principal facilities leased by the Informa Tech Digital Businesses as of June 30, 2024. The Informa Tech Digital Businesses’ corporate headquarters are located in London, UK.

Location	Approximate Square Feet
Washington, DC, USA	26,600
Penang, Malaysia	12,500
New York, USA	9,100
Shanghai, China (primary)	6,500
Dhaka, Bangladesh	6,000
Tokyo, Japan	5,900
Reading, UK	4,200
Shanghai, China (secondary)	3,800
Singapore, Singapore	2,600
Detroit, Michigan, USA	2,500
Portland, Oregon, USA	1,800
Bangalore, India	1,800

The Informa Tech Digital Businesses also have colleagues working in shared Informa offices in several locations, principally in London, UK.

Data Privacy and Security

The Informa Tech Digital Businesses offer a range of B2B services that often involve the collection, use and processing of personal information related to business contacts. Informa’s purpose is to “Champion the Specialist” and its guiding principle is to earn the trust of its customers, partners and communities in which it operates, underpins Informa’s comprehensive data privacy and security program. The Informa Tech Digital Businesses ascribe to and comply with this privacy and security program.

Informa’s Chief Privacy Officer oversees a privacy governance structure across the Informa group, supported by dedicated privacy managers aligned to its operating businesses and markets through a centralized team, who implement its privacy framework, standards, policies and processes. This privacy program includes honoring all data privacy notices, consents and rights required by applicable law across the Inform Tech Digital Businesses. Informa also requires any third parties that access or otherwise receive any personal information from Informa to strictly comply with its data privacy standards, policies and processes through contractual commitments. Additional information on Informa’s data practices is available in the privacy policy located at www.informa.com/privacy-policy.

Similarly, Informa’s Chief Information Security Officer oversees a data security program to ensure reasonable and appropriate technical, administrative and organizational security measures are established, implemented and maintained to protect the personal information collected, used and processed by Informa. These security measures include, without limitation, data encryption, business continuity and disaster recovery plans and limiting access to personal information to only relevant employees or service providers. Informa also conducts regular testing and monitoring of its security measures, processes and protocols as part of its data security program to assess, identify and manage security risks applicable to the Informa Tech Digital Businesses. All Informa staff, including those of the Informa Tech Digital Businesses are required to undertake regular data privacy and security training.

The aforementioned data collection and processing activities, as well as the processing of personal information of employees, subject the Informa Tech Digital Businesses to a range of data privacy and security laws across various jurisdictions, including, without limitation, Canada’s Personal Information Protection and Electronic Documents Act, the United States CAN-SPAM Act, the United States Telephone Consumer Protection Act, Section 5(c) of the Federal Trade Commission Act, various U.S. state privacy laws, such as the California Consumer Privacy Act as amended by the California Privacy Rights Act, the GDPR, the European Union’s e-Privacy Directive currently implemented through national European laws in connection with the respect for private life and the protection of personal data in electronic communications, the United Kingdom GDPR as it forms part of retained European law (as defined in the European Union (Withdrawal) Act 2018), Brazil’s Lei Geral de Proteção de Dados Pessoais, Australia’s Privacy Act, India’s Digital Personal Data Protection Act, Saudi Arabia’s Personal Data Protection Law, China’s Personal Information Protection Law and Japan’s Act on the Protection of Personal Information.

Data privacy and security laws and regulations continue to be promulgated, updated and enforced around the world. The B2B services offered by the Informa Tech Digital Businesses involve marketing and online behavioral targeting, which are categories of data processing that are under increasing regulatory and legislative scrutiny. Informa’s privacy, security and legal teams monitor these legal and regulatory developments as part of Informa’s comprehensive data privacy and security program to ensure the Informa Tech Digital Businesses are compliant and in line with industry best practices.

Intellectual Property

The Informa Tech Digital Businesses’ products and business operations depend on a strong and reliable digital infrastructure. The businesses invest meaningfully in the resilience of such infrastructure. The Informa Tech Digital Businesses use a range of industry-standard risk management tools and systems to support risk reporting and monitoring. The protection of the Informa Tech Digital Businesses’ intellectual property is an important aspect to the success of the business, and their material intellectual property is principally developed by employees and contractors engaged by Informa. The Informa Tech Digital Businesses rely upon copyright, trademark and trade secrets laws, confidentiality agreements and intellectual property assignments with their employees and third parties, as well as its protective contractual provisions, to protect the proprietary content, technologies and product brands of the Informa Tech Digital Businesses. The Informa Tech Digital Businesses also regularly monitor for any infringement or misappropriation of their intellectual property rights.

The Informa Tech Digital Businesses own a number of worldwide trademark registrations for their material brands, including Canalys, Omdia, Industry Dive and NetLine, both in the United States and in key jurisdictions across the globe such as the UK, Europe and China. The businesses also own and have a number of pending applications for other marks linked to their product brands. In addition, the Informa Tech Digital Businesses have over 800 domains registered for the Informa Tech Digital Businesses including https://www.netline.com and https://www.industrydive.com plus those that leverage the Informa Group brand, https://www.informatech.com and https://omdia.tech.informa.com. They also have eight trademarks and one trademark application for marks relating to the Informa Tech Digital Businesses’ brands.

The Informa Tech Digital Businesses incorporate a number of third-party software in their platforms to maintain and enhance content delivery and to support their technology infrastructure. This software is subject to customary license terms, and the licenses are material but the Informa Tech Digital Businesses are not substantially dependent on any one provider and most are widely available on a commercial basis. Third parties may assert claims related to intellectual property rights and the Informa Tech Digital Businesses may assert their rights against third parties. Assertion and defense of intellectual property rights is often a lengthy and costly process.

Legal Proceedings

The Informa Intrepid Group is, from time to time, party to general legal proceedings and claims, which arise in the ordinary course of business. While it is not possible to quantify the financial impact or predict the outcome of all pending claims and litigation, management of the Informa Intrepid Group does not anticipate that the outcome of any current proceedings or known claims, either individually or in aggregate, will have a material adverse effect upon the Informa Tech Digital Businesses’ financial position, results of operations or cash flows.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE INFORMA TECH DIGITAL BUSINESSES

The following discussion and analysis is based principally on, and should be read in conjunction with, the Informa Tech Digital Businesses Audited Financial Statements and the Informa Tech Digital Businesses Unaudited Interim Financial Statements, collectively referred to herein as the “combined financial statements.”

This discussion and analysis includes forward-looking statements. These forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements. Factors that could cause or contribute to these differences include, but are not limited to, those discussed under the section titled “Risk Factors” beginning on page 52 of this combined proxy statement/prospectus. See also the section titled “Cautionary Note Regarding Forward-Looking Statements” beginning on page 87 of this combined proxy statement/prospectus.

Overview

Background

The Informa Tech Digital Businesses (“the Business”) help technology companies accelerate growth through first party business-to-business (“B2B”) data, market insight and market access, with revenues for the Informa Tech Digital Businesses increasing to over $250 million from 2021 through 2023.

The Informa Tech Digital Businesses have built scale and market presence through a combination of underlying growth and targeted expansion, including acquisitions that brought new capabilities, customer relationships and specialist brands. This included the organic expansion of its specialist tech research business, Ovum, before further scale was added through the acquisition of IHS Markit Technology, which was combined with Ovum to create Omdia. The B2B digital product portfolio was extended through the acquisitions of NetLine in November 2021 (Demand Generation and Buyer Intent), Industry Dive in September 2022 (Specialist B2B Content/Brands), and most recently Canalys in September 2023 (Specialist Tech Research). Alongside this targeted expansion, Informa PLC (“Informa”, “Informa Group”, “Parent”) has made investment in IIRIS, a B2B customer data platform for collating, standardizing and analyzing all of the Informa Group’s first party B2B data. The creation of IIRIS, which remains part of the Informa Group, enabled the development of more audience and data-driven solutions, with the Informa Tech Digital Businesses being the major focus for this investment. NewCo will continue to have access to IIRIS through a data sharing agreement with the Informa Group.

Following this period of expansion and growth, the specialist technology research business is now among the largest providers of these services. It employs more than 300 expert analysts to create data-driven intelligence products and advisory services for product managers, corporate strategists and the C-suite, challenging market strategies, sharpening product roadmaps and accelerating time to market and revenue.

Omdia, Industry Dive, NetLine, Canalys and Wards are the foundation of the Informa Tech Digital Businesses, alongside their portfolio of specialist digital media brands. These products inform, educate and influence tech buyers, creating engaged, specialist audiences and delivering approximately 5 million permissioned first party data records.

Targeted access to these specialist audiences is provided through a growing range of data-driven digital products and services that are designed to deliver highly qualified leads, demand generation and buyer intent to technology vendors, connecting them with the right buyers at the right time to maximize return on investment and accelerate growth.

Selected Informa Tech Digital Businesses brands
Specialist Tech Research: Intelligence & Advisory Brands	Specialist B2B Content: Brand & Content Brands	B2B Buyer Intent & Demand Brands
Omdia	Industry Dive	NetLine

Canalys	Information Week

Wards	Light Reading

Heavy Reading

AI Business

Industry Background and Trends

The Informa Tech Digital Businesses sit at the intersection of tech and B2B marketing, each dynamic innovative markets in their own right, with what management believes are compelling structural growth drivers. This provides a strong underpin to the long-term growth ambitions of the Informa Tech Digital Businesses.

Technology transcends all aspects of daily life and work. Enterprise technology, incorporating software and hardware systems used by large organizations for anything from customer relationship management to networking and cyber security, is central to operating effectively and efficiently. The pace of innovation and change is rapid, creating a constant cycle of investment to enhance, upgrade and replace technology.

For the Informa Tech Digital Businesses, investment in innovation and growth in research & development budgets provide a leading indicator of demand for their products and services. Of the top 1,700 corporate R&D spenders in 2022, ICT hardware, software and ICT services were the segments attracting the greatest R&D investment, with software and ICT services increasing 19% year-on-year. This growth in technology-related R&D is driving a new wave of investment and innovation, enhancing existing products and inspiring the next generation of products and services.

Over time, the scale of technology purchasing, particularly enterprise technology, has grown in size, resulting in B2B buying behavior becoming more complex. This complexity has led to longer sales cycles as more research is undertaken on purchasing technology products and platforms. Typically, large technology decisions will involve a number of people across an organization from technology professionals to CIOs, CFOs and often CEOs. This research takes many forms, with an increasing amount conducted online, including by reading specialist content, reviews, information, product profiles and bespoke research, as well as through webinars and online discussions.

According to Gartner, it is estimated that as much as 80% of the B2B buyer journey is now completed before a buyer might make contact with the sales team of a vendor. For technology vendors, online presence and digital brand visibility are therefore critical, leading to more companies focusing spend on branded content services, thought leadership and whitepaper distribution, digital event participation and advertising on the most relevant platforms and media.

Management believes the Informa Tech Digital Businesses are at the center of this shift in B2B buyer behavior, delivering highly relevant content and research to technology buyers that informs, educates and influences them along the different stages of their buyer journey.

These interactions with its content — who reads what, who clicks to find out more, how long buyers spend on specific websites, etc. — and general online behavior, when captured, enriched and analyzed, provide deep insights into who potential customers are, what products and services they might be interested in, where they are in their purchasing cycle and how significant is the intent to purchase.

For B2B sales and marketing teams at technology vendors, this information is critical in targeting the right buyers at the right time, raising brand awareness and positioning products with the right audiences to secure leads that turn into sales. With increasing scrutiny and focus on return on investment, data-driven B2B marketing is becoming ever more relevant given it is typically more measurable, with more efficiency than more traditional advertising and marketing services, helping to increase lead conversion rates, reduce the cost of customer acquisition and generate more revenue per dollar of marketing spend.

Because most of the Informa Tech Digital Businesses’ clients are B2B technology companies, the success of the Informa Tech Digital Businesses is intrinsically linked to the health, and subject to the market conditions, of the technology industry. The Informa Tech Digital Businesses have recently been affected by macro-economic conditions, in particular the negative impact of rising inflation and interest rates on the technology industry, which has impacted investment levels and overall client marketing expenditure. Further, in 2023, the Informa Tech Digital Businesses were also negatively impacted by the return of physical events following the relaxation of COVID-19 pandemic related restrictions, which led to some rebalancing of marketing budgets away from digital marketing into physical events and is likely to continue into the future. These conditions primarily impact product offerings within marketing, advertising services and sponsorship and are likely to continue throughout 2024 and therefore could continue to impact revenue and continuing operations. Although management cannot quantify the impact of macro-economic factors on the Informa Tech Digital Businesses’ future results, any worsening of market conditions could negatively impact its financial position and liquidity. Marketing, advertising services and sponsorship revenue is more immediately impacted by changes in client spending and current macro-economic conditions than other revenue categories.

Product and Service Offerings

Over the last five years, the Informa Group has been building a portfolio of data-driven solutions that are intended to capitalize on the positive market dynamic described above and meet the evolving needs of buyers and vendors in the technology market.

The portfolio of products that the Informa Group has built, the Informa Tech Digital Businesses, help both buyers of B2B technology with knowledge and intelligence, supporting them through different stages of the buyer journey, and sellers of B2B technology in identifying relevant buyers for their products, who are in-market and with the greatest purchasing intent. These digital solutions fall into a number of categories:

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Brand solutions: Brand solutions offer B2B marketers the opportunity to grow brand awareness through direct exposure to specialist technology and business audiences across the businesses’ portfolio of 14 online products and off-network through audience extension programs. Solutions include digital display banners, newsletter sponsorships and email marketing, enabling technology vendors to gain exposure and benefit from association with the businesses’ specialist brands and high quality editorial content amongst our readership base of engaged technology buyers. Brand solutions include the Industry Dive portfolio of more than 35 specialist brands, which deliver high quality business journalism to niche audiences, offering outbound email sponsorship opportunities to vendors looking to build awareness and reach key decision makers.

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Demand solutions: The businesses enable marketers to directly engage prospective buyers through a portfolio of content marketing programs, including webinars, whitepapers, playbooks, virtual events and surveys. Through syndicating these across owned media properties and to NetLine’s publisher network, marketers can influence B2B tech buyers and generate demand for their products and services. The businesses are focused on delivering high-quality leads to marketers by gating their content across properties to maximize return on investment.

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Intentive: The Intentive platform, which was built and is operated by NetLine, leverages first-party contact and behavioral data generated across the businesses’ media properties and live event portfolio to deliver buyer-level intent data to marketers. The exclusive blend of online and offline data is designed to enable clients to identify in real-time who is in-market for their particular solutions, and how they should prioritize their outreach. NetLine can then integrate the outputs from Intentive with leading CRM systems to automate lead generation workflows for clients, enabling closed-loop activation of proprietary insights.

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Custom content services: Through StudioID, the businesses support marketers with their end-to-end content strategy, offering proprietary audience research to inform campaigns, strategic design and development, and original content production. Marketers leverage the businesses’ award-winning deep industry expertise to create journalistic, search engine optimized content across 40 different formats and multiple languages, which can then be distributed across our network. The businesses also offer content licensing through Marketplace, whereby marketers curate relevant content from a selection of publishers, and then distribute the content on their own channels to align themselves with top voices in their industries.

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Intelligence subscription services: Operating through the Omdia brand, as well as niche brands Canalys and Wards Intelligence, the specialist tech research business is primarily an “intelligence” subscription service, providing clients with a core “data backbone” in addition to qualitative analyst-produced content across the technology industry spectrum. The data is typically comprised of market trackers, market sizing, market share analyses and forecasts, and is complimented by expert industry reports, analyst opinions and an “Ask an Analyst” service. Covering more than 3,000 topics and tracking over 12,000 companies, the businesses’ 300+ expert analysts and consultants provide quantitative and qualitative insights that help companies make better decisions, faster.

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Advisory: In the consulting business, the businesses work as an extension of client teams, working together to provide strategic support in assessing critical business challenges and providing bespoke solutions. The businesses leverage the breadth and depth of their analyst expertise to evaluate clients’ end-to-end business needs across go-to-market, competitive positioning, new product ideation, market entry and growth strategies.

The Proposed Transaction

On January 10, 2024, Informa entered into the Transaction Agreement with TechTarget, which provides that (i) Informa HoldCo will contribute to CombineCo all of the issued and outstanding shares of capital stock of Informa Intrepid, and $350 million in cash (subject to certain adjustments set forth in the Transaction Agreement for certain changes in respect of the net working capital, EBITDA (as adjusted in certain respects) and non-current liabilities of the Informa Tech Digital Businesses), in exchange for NewCo common stock, (ii) Merger Sub will merge with and into TechTarget, with TechTarget surviving the Merger and becoming a direct wholly owned subsidiary of NewCo and (iii) as a result of the Merger, each issued and outstanding share of TechTarget common stock will be converted (subject to certain exceptions) into the right to receive one share of NewCo common stock and a pro rata share of an amount in cash equal to $350 million plus any Adjusted EBITDA Cash Increase Amount, which per share cash consideration amount is estimated to be approximately $11.71 per share of TechTarget common stock as of the date of this combined proxy statement/prospectus. Immediately following the Closing, Informa HoldCo will own 57% of the outstanding NewCo common stock (on a fully diluted basis, but without taking into account shares which may be issued upon the conversion (if any) of the TechTarget convertible notes or shares reserved for future grants pursuant to certain NewCo equity incentive plans), and former TechTarget stockholders will own the remaining outstanding NewCo common stock.

Critical Accounting Policies and Use of Estimates

Preparation of the accompanying combined financial statements requires management to make judgments, assumptions and estimates regarding uncertainties that could affect reported revenue, expenses, assets, liabilities and equity. The most significant areas where management’s judgments, assumptions and estimates impact the combined financial statements are described below. Actual results in these areas could differ materially from management’s estimates under different assumptions and conditions. Significant accounting policies are described fully in Note 2. Significant accounting policies in the Informa Tech Digital Businesses Audited Financial Statements.

Basis of Presentation and Corporate Expense allocations

The accompanying combined financial statements and related notes represent the business referred to as the Informa Tech Digital Businesses. The accompanying combined financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The Informa Tech Digital Businesses have historically operated as part of the Informa Tech division of Informa PLC (“Informa” or “Parent”) and not as a standalone entity and have no separate legal status or existence. As such, the financial position and results of operations have been derived from Informa’s historical accounting records and are presented on a carve-out basis. Intercompany transactions, profits and balances among the Informa Tech Digital Businesses’ entities have been eliminated. Sale and purchase transactions between the Informa Tech Digital Businesses and other Informa affiliates are included in the combined financial statements.

The accompanying combined financial statements reflect charges for costs directly related to the Informa Tech Digital Businesses. The Informa Tech Digital Businesses have been allocated a portion of costs incurred by Informa for certain central functions and other operations that are used by the Informa Tech Digital Businesses, including but not limited to executive oversight, finance, treasury, tax, legal, human resources, technology, marketing and other shared services. All such costs are reflected in the accompanying combined financial statements. These costs are allocated using a methodology that Management believes is reasonable for the item being allocated. Allocation methodologies include the Business’s relative share of revenues, headcount, usage, or functional spend as a percentage of the total. While management believes the methodologies and assumptions used to allocate these costs are reasonable, the combined financial statements do not purport to represent the financial position, results of operations, changes in equity, and cash flows of the Informa Tech Digital Businesses in the future, or what such costs would have been had the Informa Tech Digital Businesses operated as a stand-alone entity during the periods presented.

Revenue Recognition

Revenue is recognized as the Business satisfies a performance obligation, based upon transfer of control of promised products or services to clients in an amount that reflects the consideration to which the Business expects to be entitled in exchange for those products or services. Some of the Business’ performance obligations are satisfied over time as the product or service is transferred to the client. Performance obligations which are not satisfied over time are satisfied at a point in time.

The Informa Tech Digital Businesses enter into contracts that can include various combinations of its offerings which are generally capable of being distinct and accounted for as a separate performance obligation.

When performance obligations are combined into a single contract, the Business utilizes the stand-alone selling price (“SSP”) of each product or service to allocate the transaction price among the performance obligations, which is generally determined based on the prices charged to the clients or using expected cost plus a margin, with any discounts allocated across the performance obligations. Revenue for each category type of revenue is typically fixed at the date of the order and is not variable.

Goodwill and Long-Lived Assets

The Informa Tech Digital Businesses apply the purchase method of accounting to business combinations. All of the assets acquired, liabilities assumed, and contingent consideration are allocated based on their estimated fair values. Goodwill as of the acquisition date is measured as the excess of consideration transferred over the net of the acquisition date fair values of the net tangible and identifiable intangible assets acquired and liabilities assumed.

The determination of the fair value of identifiable intangible assets involves significant assumptions and estimates, including, but not limited to, future customer attrition, discount rates, royalty rates, useful economic lives and expected future cash flows. Although management believes the assumptions and estimates to be reasonable and appropriate, they require judgment and are based on experience and historical information from all of the acquired entities. A change in these estimates could cause a materially different value of intangible assets to be recognized with an opposing impact on the goodwill arising from the transaction.

In relation to the acquisition of Canalys in September 2023, the most significant estimate is the customer attrition rate used in the determination of the fair value of customer relationships and the royalty rate used and period over which royalties would be earned in relation to the determination of the fair value of content. Upon acquisition in 2023, a 2% decrease in the attrition rate would result in a $1.2 million increase to customer relationships fair value, while a 2% increase would result in a $1.0 million decrease to the fair value. A 2% increase (decrease) in the royalty rate would result in a $0.8 million increase (decrease) in content fair value. Reducing the period over which royalties would be received by five years would result in a $1.8 million decrease to content fair value, while increasing the period by five years would result in a $3.8 million increase to content fair value.

In relation to the acquisition of Industry Dive in September 2022, the most significant estimate is the customer attrition rate used in the determination of the fair value of customer relationships and the royalty rate used and period over which royalties would be earned in relation to the determination of the fair value of trade names. Upon acquisition in 2022, a 2% decrease in the attrition rate would result in a $15.5 million increase to the customer relationships fair value, while a 2% increase would result in a $13.1 million decrease to the fair value. Reducing the period over which royalties would be received by five years would result in a $14.6 million decrease in the trade names fair value, while increasing the period by five years would result in a $8.3 million increase to the fair value. A 2% increase (decrease) in the royalty rate would result in a $0.6 million increase (decrease) in the trade names fair value.

In relation to the acquisition of NetLine in November 2021, the most significant estimate is the customer attrition rate used in the determination of customer relationships fair value and the royalty rate used in relation to the determination of the fair value of brands. Upon acquisition in 2021, a 2% decrease in the attrition rate would result in a $2.2 million increase to customer relationships fair value, while a 2% increase would result in a $1.9 million decrease to the fair value. A 2% increase (decrease) in the royalty rate would result in a $3.8 million increase (decrease) to the fair value of brands.

The Informa Tech Digital Businesses evaluate long-lived assets, including property, equipment, and intangible assets, for impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Goodwill is tested annually for impairment in the fourth fiscal quarter, or when events and circumstances indicate an impairment may have occurred.

Among the factors that could trigger an impairment review are a reporting unit’s operating results significantly declining relative to its operating plan or historical performance, and competitive pressures and changes in the general markets in which it operates. In assessing goodwill for impairment, the Informa Tech Digital Businesses may first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If this assessment concludes that it is more likely than not that the fair value is more than its carrying value of a reporting unit, goodwill is not considered impaired and the quantitative goodwill impairment test is not required to be performed.

If the aforementioned impairment assessment concludes that it is more likely than not that the fair value is less than its carrying value, the Informa Tech Digital Businesses perform the quantitative goodwill impairment test, which compares the fair value of the reporting unit to its carrying value. Impairments, if any, are based on the excess of the carrying amount over the fair value. The Informa Tech Digital Businesses estimate the fair value of their reporting units primarily using an income approach. The following are key assumptions and values assigned in the fair value calculations:

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Projected cash flows: Management used a three-stage valuation approach to project impairment test cash flows. The first stage consisted of approved projected financial information for a period of four years, followed by a transitional period of two years of normalization and declining growth rates and, thereafter, a steady state period of long-term growth. Forecasts for the first and the second stage include management expectations of the reporting unit’s financial performance and represent the best estimate of the future performance of the reporting units.

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Discount rate: The projected cash flows are discounted to their present value using a weighted average cost of capital discount rate methodology. For the cost of debt, the Informa Tech Digital Businesses considered market rates, based on entities with a comparable credit rating. The cost of equity is calculated using the Capital Asset Pricing Model methodology. The discount rates include appropriate risk premiums to reflect additional risks of the specific reporting units being tested.

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Long-term growth rate: Long-term growth rates are based on external reports on long-term Consumer Price Index rates for the main geographic markets in which each reporting unit operates and therefore are not considered to exceed the long-term average growth prospects for the individual markets. Long-term growth rates have not been risk adjusted to reflect any of Informa Tech Digital Businesses’ uncertainties noted above, as these uncertainties are already reflected in the discount rates used.

Significant judgments are required in assessing these assumptions. These estimates can be affected by several factors, including general economic, industry, and regulatory conditions; the risk-free interest rate environment; and our ability to achieve our forecasted operating results. Although management believes the assumptions and estimates to be reasonable and appropriate, they require judgment and changes in these estimates and assumptions could materially affect the determination of fair value, whether an impairment exists and, if so, the amount of that impairment.

The Informa Tech Digital Businesses have recently been affected by macro-economic conditions, in particular the negative impact of rising interest rates on the technology industry, which has impacted investment levels and overall marketing expenditure. In 2023, the Informa Tech Digital Businesses were also impacted by the return of physical events following the relaxation of COVID-19 pandemic related restrictions, which led to some rebalancing of marketing budgets away from digital marketing into physical events. As a result, during the first quarter of 2023, when remeasuring the fair value of the contingent consideration related to the acquisition, a reduction was made to the short-term 2023 revenue forecast for the Industry Dive reporting unit. As this was considered to be an indicator of impairment, a quantitative analysis was performed, which concluded that the fair value continued to exceed the carrying value because the long-term projections of the business remained unchanged.

Subsequently, in the second quarter of 2023, with macro-economic conditions remaining challenging, management revised its long-term revenue projections for the Industry Dive business, lowering expectations for its core email and website sponsorship/advertising products to reflect more constrained budgets among its current and expected key customers. Following this change in assumptions, another quantitative impairment analysis was performed for the Industry Dive reporting unit, which indicated that its carrying value now exceeded its fair value. Therefore, an impairment charge of $130.1 million was recognized against the goodwill of the Industry Dive reporting unit.

The fair value of Industry Dive was determined by discounting its projected cash flows at the post-tax discount rate of 12.1% and using a 2.2% long-term growth rate, as determined following the methodology above. A sensitivity analysis considered the impact of changes to several key assumptions that were considered in isolated scenarios, including a hypothetical 10% reduction in all cash flow years including the perpetuity year, a 1% increase in the discount rate, and a 0.50% reduction in the long-term growth rate, with higher total levels of impairment ranging from $142.3 million to $169.2 million under these sensitivities scenarios.

As the macro-economic conditions also impacted NetLine, the Business performed a quantitative impairment analysis for the NetLine reporting unit which indicated the fair value exceeded its carrying value by 14.5%. The fair value of NetLine was determined by discounting its projected cash flows at the post-tax discount rate of 14.1% and using a 2.2% long-term growth rate, as determined following the methodology above. A sensitivity analysis considered the impact of changes to several key assumptions that were considered in isolated scenarios, including a hypothetical 10% reduction in all cash flow years including the perpetuity year which would reduce headroom to $1.8 million, a 1% increase in the discount rate, which would reduce headroom to $3.2 million, and a 0.5% reduction in the long-term growth rate, which would reduce headroom to $7.2 million.

During the annual goodwill impairment test, there were either no indicators of impairment, or where such indicators existed, the results of the December 31, 2023 impairment test showed that fair value exceeded the carrying amount for all reporting units and therefore that no further impairment charge was required.

For the three months ended March 31, 2024 and the six months ended June 30, 2024 there were no indicators of impairment and therefore no further impairment charge was required.

Furthermore, no impairment charges were recognized during the 2022 and 2021 annual goodwill impairment assessment tests, as either management’s qualitative assessments did not indicate that it was more likely than not that the reporting units’ carrying amounts exceeded their fair values, or, where a quantitative assessment was performed, that the calculated carrying amount of the reporting units was higher than their corresponding fair value at the respective testing dates.

Business Combinations

Accounting for business combinations requires the Informa Tech Digital Businesses’ management to make significant estimates and assumptions, especially at the acquisition date with respect to tangible and intangible assets acquired and liabilities assumed. Informa Tech Digital Businesses use its best estimates and assumptions to accurately assign fair value to the tangible and intangible assets acquired and liabilities assumed at the acquisition date as well as the useful lives of those acquired intangible assets.

Significant assumptions and estimates used in determination of fair value include future customer attrition, discount rates, royalty rates, useful economic lives and expected future cash flows. Although management believes the assumptions and estimates to be reasonable and appropriate, they require judgment and are based on experience and historical information from all of the acquired entities.

At the acquisition date of a business combination and at each subsequent balance sheet date, consideration contingent on future performance over the contractual earn-out period are remeasured to fair value. Informa Tech Digital Businesses utilizes significant estimates and assumptions in determining the estimated contingent consideration and associated expense or gain at each balance sheet date. The liabilities are measured against the contractually agreed performance targets at each subsequent reporting date with any adjustments recognized in the combined income statement. The estimation of these liabilities requires Informa Tech Digital Businesses to make judgements concerning the future performance of related businesses over the contingent consideration period. The estimation uncertainty risk of payments greater than one year is higher due to the forecast nature of the inputs.

Components of Results of Operations

Total Revenue

The Informa Tech Digital Businesses help technology companies accelerate growth through first party B2B data, market insight and market access (see “Product and Service Offerings” above). The Informa Tech Digital Businesses recognize revenue when performance obligations are satisfied by transferring promised goods and services to clients in an amount the Informa Tech Digital Businesses expect to receive in exchange for those goods or services. The Informa Tech Digital Businesses enter into contracts that can include various combinations of its offerings which are generally capable of being distinct and accounted for as a separate performance obligation. When performance obligations are combined into a single contract, the Informa Tech Digital Businesses utilize stand-alone selling price (“SSP”) to allocate the transaction price among the performance obligations which is generally determined based on the prices charged to the clients or using expected cost plus a margin.

Revenue is disaggregated into four categories: Marketing, advertising services and sponsorship; Intelligence subscription services; Advisory services; and Exhibitor and attendee revenue. A description of the revenue recognition policy for each category of revenue is included in Note 2. Significant accounting policies of the Informa Tech Digital Businesses Audited Financial Statements.

These products and services are delivered under both short-term contracts that run for the length of a given marketing/sales program, typically less than nine months, and through integrated contracts exceeding 270 days (“longer-term contracts”) covering various client needs. Longer-term contracts include a range of annual subscription products, which are paid for annually in advance. In the six months ended June 30, 2024 and 2023 37.3% and 36.6% of our revenues were from longer-term contracts, respectively, and in the years ended December 31, 2023, 2022 and 2021 35.9%, 37.4% and 47.6% of our revenues were from longer-term contracts, respectively.

Cost of revenues

Cost of revenues primarily consists of salaries and related personnel costs for research, editorial and consulting employees, lead generation expenses, freelance contractors expenses, website hosting costs, and other related overheads.

Selling and marketing

Selling and marketing expenses consist primarily of salaries and related personnel costs, sales commissions, facility expenses, advertising costs, and other related overheads.

General and administrative

General and administrative expenses consist primarily of salaries and related personnel costs, facility expenses and related overheads, accounting, legal and other professional fees, bad debt provision, and stock-based compensation expenses.

Product development

Product development includes the creation of the Informa Tech Digital Businesses’ network of websites and data analytics framework, advertiser offerings and technical infrastructure.

Acquisition and integration costs

Acquisition-related costs that are not part of the purchase price consideration are generally expensed as incurred. These costs typically include transaction-related costs, including those for the proposed transaction with

TechTarget, such as finder’s fees, legal, accounting, and other professional costs. Integration-related costs represent costs that relate directly to combining the Informa Tech Digital Businesses and its acquired businesses. Integration-related costs typically include strategic consulting services, employee-related costs, such as retention and severance, costs to integrate IT infrastructure, enterprise planning systems, processes, and other non-recurring integration-related costs.

Depreciation

Depreciation expense consists of the depreciation of property and equipment. Depreciation is calculated using the straight-line method over their estimated useful lives, ranging from three to five years.

Amortization

Amortization expense consists of the amortization of intangible assets. Intangible assets are amortized on a straight-line basis over the estimated useful lives of the underlying assets.

Impairment of long-lived assets and goodwill

Impairment of long-lived assets and goodwill primarily relates to lease impairment and goodwill impairment in one reporting unit as the carrying amount exceeded the fair value.

Remeasurement of contingent consideration

Remeasurement of contingent consideration relates to the fair value adjustment of acquisition related contingent consideration.

Interest income

Interest income is primarily on related-party loans, by reference to the principal outstanding and at the effective interest rate applicable.

Interest expense

Interest expense consists primarily of interest on related-party loans at the effective interest rate applicable.

Other income (expense), net

Other income (expense), net consists of unrealized/realized foreign currency exchange losses and one-time gains and losses and other miscellaneous income and expense items unrelated to core operations.

Income tax benefit

The Informa Tech Digital Businesses’ current and deferred taxes are computed on a separate return basis as a carve-out of Informa. The Informa Tech Digital Businesses account for income taxes using the asset and liability method under GAAP, whereby deferred income taxes are recognized for the tax consequences of temporary differences between financial statement carrying amounts and the tax basis of assets and liabilities. Income tax expense reflects income earned and taxed, in jurisdictions in which the Informa Tech Digital Businesses conduct business, which mainly include the United Kingdom and United States federal and state income taxes.

Results of Operations

The following table sets forth a summary of certain key financial information for the six months ended June 30, 2024 and 2023 and the years ended December 31, 2023, 2022 and 2021:

	For the Six Months Ended June 30,		Percent Change	For the Years Ended December 31,			Percent Change
($ in thousands)	2024	2023		2023	2022	2021	2023 vs. 2022	2022 vs. 2021
				(As Restated)	(As Restated)
Revenues	$122,278	$116,914	4.6%	$252,049	$196,773	$138,889	28.1%	41.7%
Cost of revenues	(50,670)	(47,552)	6.6%	(99,170)	(72,608)	(55,957)	36.6%	29.8%

Gross profit	71,608	69,362	3.2%	152,879	124,165	82,932	23.1%	49.7%
Operating expenses:
Selling and marketing	27,879	27,622	0.9%	55,470	38,963	29,480	42.4%	32.2%
General and administrative	35,247	31,644	11.4%	66,087	47,879	20,954	38.0%	128.5%
Product development	5,928	6,094	(2.7%)	11,143	8,004	5,968	39.2%	34.1%
Depreciation	787	298	164.1%	895	620	408	44.4%	52.0%
Amortization, excluding amortization included in cost of revenues	16,283	15,119	7.7%	30,723	15,838	8,287	94.0%	91.1%
Impairment of goodwill	—	130,132	(100.0%)	130,132	—	—	n.m.	n.m.
Impairment of long-lived assets	2,019	159	1,169.8%	577	178	—	224.2%	n.m.
Acquisition and integration costs	29,648	2,090	1,318.6%	5,830	9,924	1,954	(41.3%)	407.9%
Remeasurement of contingent consideration	2,663	(98,510)	(102.7%)	(112,653)	4,537	—	n.m.	n.m.

Total operating expenses	120,454	114,648	5.1%	188,204	125,943	67,051	49.4%	87.8%

Operating income (loss)	(48,846)	(45,286)	7.9%	(35,325)	(1,778)	15,881	(1,886.8%)	(111.2%)
Interest expense	—	—	n.m.	(1)	(36)	—	(97.2%)	n.m.
Interest expense on related party loans	(12,276)	(12,070)	1.7%	(24,259)	(10,760)	(519)	125.5%	1,973.2%
Interest income	1,830	1,274	43.6%	2,402	521	61	361.0%	754.1%
Other income (expense), net	371	(991)	(137.5%)	(874)	233	(148)	(475.1%)	257.4%
Income (loss) before provision for income taxes	(58,921)	(57,073)	3.2%	(58,057)	(11,820)	15,275	391.2%	(177.4%)

Income tax benefit	2,901	6,219	(53.4%)	5,777	15,138	2,668	(61.8%)	467.4%

Net income (loss)	$(56,020)	$(50,854)	10.2%	$(52,280)	$3,318	$17,943	(1,675.6%)	(81.5%)

Legend: n.m. = Not meaningful figure.

The Business has restated its Informa Tech Digital Businesses Audited Financial Statements as of and for the years ended December 31, 2023 and 2022. The amounts in the “As Restated” columns are the updated amounts including the impacts of the errors identified. The restatement is described fully in Note 1. Business overview and basis of presentation in the Informa Tech Digital Businesses Audited Financial Statements.

Comparison of the Six Months Ended June 30, 2024 and 2023

Revenue

	Six Months Ended June 30,		Increase/ (Decrease)	Percent Change
($ in thousands)	2024	2023
Marketing, advertising services and sponsorship	$69,956	$71,238	$(1,282)	(1.8%)
Intelligence subscription services	37,802	32,287	5,515	17.1%
Advisory services	14,283	13,128	1,155	8.8%
Exhibitor and attendee	237	261	(24)	(9.2%)

Total Revenue	$122,278	$116,914	$5,364	4.6%

Revenue for the six months ended June 30, 2024 was $122.3 million, an increase of $5.4 million, or 4.6%, compared to the six months ended June 30, 2023. This reflected growth in the subscriptions business due to the impact of the Canalys acquisition, which was acquired in September 2023.

Cost of Revenues

	Six Months Ended June 30,		Increase/ (Decrease)	Percent Change
($ in thousands)	2024	2023
Cost of revenues	$50,670	$47,552	$3,118	6.6%

Cost of revenues for the six months ended June 30, 2024 was $50.7 million, an increase of $3.1 million, or 6.6%, compared to the six months ended June 30, 2023. The increase is largely due to the inclusion of Canalys results in the six months ended June 30, 2024, following its acquisition in September 2023.

Operating Expenses

Selling and marketing

	Six Months Ended June 30,		Increase/ (Decrease)	Percent Change
($ in thousands)	2024	2023
Selling and marketing	$27,879	$27,622	$257	0.9%

Selling and marketing expenses for the six months ended June 30, 2024 were $27.9 million, an increase of $0.3 million, or 0.9%, compared to the six months ended June 30, 2023. The increase was primarily due to the inclusion of Canalys results following its acquisition in September 2023 partially offset by a reduction in sales & marketing employees in the legacy business.

General and administrative

	Six Months Ended June 30,		Increase/ (Decrease)	Percent Change
($ in thousands)	2024	2023
General and administrative	$35,247	$31,644	$3,603	11.4%

General and administrative expenses for the six months ended June 30, 2024 were $35.2 million, an increase of $3.6 million, or 11.4%, compared to the six months ended June 30, 2023. The increase was due to the inclusion of Canalys results following its acquisition in September 2023, as well as an increase in the allocation of IIRIS costs as the scale of the platform grew and increased payroll cost due to expanded employment predominantly in Omdia and NetLine.

Product development

	Six Months Ended June 30,		Increase/ (Decrease)	Percent Change
($ in thousands)	2024	2023
Product development	$5,928	$6,094	$(166)	(2.7%)

Product development expenses for the six months ended June 30, 2024 were $5.9 million, a decrease of $0.2 million, or 2.7%, compared to the six months ended June 30, 2023 due to slight reduction in employees in Industry Dive and legacy businesses.

Depreciation

	Six Months Ended June 30,		Increase/ (Decrease)	Percent Change
($ in thousands)	2024	2023
Depreciation	$787	$298	$489	164.1%

Depreciation expense for the six months ended June 30, 2024 was $0.8 million, an increase of $0.5 million, or 164.1%, compared to the six months ended June 30, 2023. The increase was due to higher depreciation as a result of investment in office space across the Asia Pacific region in the second half of fiscal year 2023.

Amortization

	Six Months Ended June 30,		Increase/ (Decrease)	Percent Change
($ in thousands)	2024	2023
Amortization, excluding amortization in cost of revenue	$16,283	$15,119	$1,164	7.7%
Amortization included in cost of revenues	245	—	245	n.m.

Amortization	$16,528	$15,119	$1,409	9.3%

Amortization expense for the six months ended June 30, 2024 was $16.5 million, an increase of $1.4 million, or 9.3%, compared to the six months ended June 30, 2023. The increase was due to the amortization of acquired intangible assets of Canalys following its acquisition in September 2023.

Impairment of Goodwill

	Six Months Ended June 30,		Increase/ (Decrease)	Percent Change
($ in thousands)	2024	2023
Impairment of goodwill	$—	$130,132	$(130,132)	(100%)

Impairment of goodwill for the six months ended June 30, 2024 was $nil, a decrease of $130.1 million, or 100% compared to the six months ended June 30, 2023. The decrease was due to the impairment of the Industry

Dive reporting unit in June 2023. The decline in fair value of the reporting unit was attributed to revised long-term revenue projections resulting from lower expectations for its core email and website sponsorship/advertising products to reflect more constrained budgets among its key customers.

Impairment of Long-Lived Assets

	Six Months Ended June 30,		Increase/ (Decrease)	Percent Change
($ in thousands)	2024	2023
Impairment of long-lived assets	$2,019	$159	$1,860	1,169.8%

Impairment of long-lived assets for the six months ended June 30, 2024 was $2.0 million, an increase of $1.9 million, or 1,169.8% compared to the six months ended June 30, 2023. The increase was mainly due to the exit from and associated impairment of Industry Dive’s Washington, DC office in March 2024.

Acquisition and Integration Costs

	Six Months Ended June 30,		Increase/ (Decrease)	Percent Change
($ in thousands)	2024	2023
Acquisition and integration costs	$29,648	$2,090	$27,558	1,318,6%

Acquisition and integration costs for the six months ended June 30, 2024 were $29.6 million, an increase of $27.6 million, or 1,318.6%, compared to the six months ended June 30, 2023. Of the increase, $27.0 million is due to acquisition costs incurred in the six months ended June 30, 2024 relating to the proposed transaction with TechTarget, Inc., including legal, professional accounting and advisor costs. The remaining increase reflects the continuation of integration costs following the acquisition of Canalys in the prior year and Industry Dive in 2022.

Remeasurement of Contingent Consideration

	Six Months Ended June 30,		Increase/ (Decrease)	Percent Change
($ in thousands)	2024	2023
Remeasurement of contingent consideration	$2,663	$(98,510)	$(101,173)	(102.7%)

Remeasurement of contingent consideration for the six months ended June 30, 2024 was a loss of $2.7 million, a change of $101.2 million compared to a gain of $98.5 million recorded for the six months ended June 30, 2023. In the six months ended June 30, 2023, the amount reflected a reduction in Industry Dive’s revenue growth, which resulted in a reduction in the fair value of the 2023 contingent consideration arrangement, hence generating a gain upon remeasurement. In the six months ended June 30, 2024, the remeasurement loss primarily relates to the unwind of the discount on the contingent consideration, resulting in an increase in the fair value of the contingent consideration arrangement.

Interest Expense

	Six Months Ended June 30,		Increase/ (Decrease)	Percent Change
($ in thousands)	2024	2023
Interest expense on related party loans	$(12,276)	$(12,070)	$206	1.7%

Interest expense for the six months ended June 30, 2024 was $12.3 million, an increase of $0.2 million, or 1.7%, compared to the six months ended June 30, 2023. The interest expense in both periods primarily relate to a related party loan used to fund the acquisition of Industry Dive in 2022.

Interest Income

	Six Months Ended June 30,		Increase/ (Decrease)	Percent Change
($ in thousands)	2024	2023
Interest income	$1,830	$1,274	$556	43.6%

Interest income for the six months ended June 30, 2024 was $1.8 million, an increase of $0.6 million, or 43.6%, compared to the six months ended June 30, 2023. The increase in interest income is primarily due to interest received on cash balances.

Other Income (Expense), Net

	Six Months Ended June 30,		Increase/ (Decrease)	Percent Change
($ in thousands)	2024	2023
Other income (expense), net	$371	$(991)	$1,362	(137.4%)

Other income (expense), net, for the six months ended June 30, 2024 was a net income of $0.4 million, an increase of $1.4 million compared to a net expense of $1.0 million in the six months ended June 30, 2023. The increase was due to changes in foreign exchange rates, specifically U.S. dollars (“USD”) versus Great British Pounds (“GBP”).

Income Tax Benefit

	Six Months Ended June 30,		Increase/ (Decrease)	Percent Change
($ in thousands)	2024	2023
Income tax benefit	$2,901	$6,219	$(3,318)	(53.4%)

Income tax benefit for the six months ended June 30, 2024 was $2.9 million, a decrease of $3.3 million compared to the income tax benefit of $6.2 million in the six months ended June 30, 2023. The effective tax rate was 4.9% and 10.9% for the six months ended June 30, 2024 and 2023, respectively. In the six months ended June 30, 2024 the effective tax rate was primarily driven by non-deductible acquisition and integration costs. In the six months ended June 30, 2023 the main driver of the effective tax rate was a non-deductible goodwill impairment and non-taxable contingent consideration.

Comparison of Fiscal Years Ended December 31, 2023 and 2022

Revenue

	Years Ended December 31,		Increase/ (Decrease)	Percent Change
($ in thousands)	2023	2022 (As Restated)
Marketing, advertising services and sponsorship	$153,761	$101,449	$52,312	51.6%
Intelligence subscription services	66,689	65,494	1,195	1.8%
Advisory services	30,396	29,376	1,020	3.5%
Exhibitor and attendee	1,203	454	749	165.0%

Total Revenue	$252,049	$196,773	$55,276	28.1%

Revenue for the year ended December 31, 2023 was $252.0 million, an increase of $55.3 million, or 28.1%, compared to the year ended December 31, 2022. The inclusion of full year results of Industry Dive following its acquisition in September 2022 increased Marketing, advertising services and sponsorship revenues by $66 million. Industry Dive saw an increase to subscribers in publications in 2023, driven in part by client data from the IIRIS platform. Other than the impact of Industry Dive, Marketing, advertising services and sponsorship revenues declined due to a reduction in investment by technology companies in the period. Other revenues contributed positively as Intelligence subscription services, Advisory services, and Exhibitor and attendee revenues benefited from the acquisition of Canalys in September 2023.

Cost of Revenues

	Years Ended December 31,		Increase/ (Decrease)	Percent Change
($ in thousands)	2023	2022
Cost of revenues	$99,170	$72,608	$26,562	36.6%

Cost of revenues for the year ended December 31, 2023 was $99.2 million, an increase of $26.6 million, or 36.6%, compared to the year ended December 31, 2022. The inclusion of full year results for Industry Dive and the acquisition of Canalys resulted in an increase of $31 million to cost of revenues, which was slightly offset by a reduction of $5 million from employee cost saving measures implemented to mitigate the impact of lower revenues, as technology companies cut back on investment.

Operating Expenses

Selling and marketing

	Years Ended December 31,		Increase/ (Decrease)	Percent Change
($ in thousands)	2023	2022
Selling and marketing	$55,470	$38,963	$16,507	42.4%

Selling and marketing expenses for the year ended December 31, 2023 were $55.5 million, an increase of $16.5 million, or 42.4%, compared to the year ended December 31, 2022. The increase was primarily due to the inclusion of full year results for Industry Dive and the acquisition of Canalys, which contributed $15 million, and an increase of $1 million due to an increase in full time employees in the underlying business to support future growth plans.

General and administrative

	Years Ended December 31,		Increase/ (Decrease)	Percent Change
($ in thousands)	2023 (As Restated)	2022 (As Restated)
General and administrative	$66,087	$47,879	$18,208	38.0%

General and administrative expenses for the year ended December 31, 2023 were $66.1 million, an increase of $18.2 million, or 38.0%, compared to the year ended December 31, 2022. The increase was primarily due to the inclusion of full year results for Industry Dive and its acquisition of Canalys, which contributed $18 million. Further, there was an increase in corporate expenses charged to support the Business.

Product development

	Years Ended December 31,		Increase/ (Decrease)	Percent Change
($ in thousands)	2023	2022
Product development	$11,143	$8,004	$3,139	39.2%

Product development expenses for the year ended December 31, 2023 were $11.1 million, an increase of $3.1 million, or 39.2%, compared to the year ended December 31, 2022. This was primarily due to a full year of Industry Dive product maintenance, which accounted for $2 million of the increase.

Depreciation

	Years Ended December 31,		Increase/ (Decrease)	Percent Change
($ in thousands)	2023	2022
Depreciation	$895	$620	$275	44.4%

Depreciation expense for the year ended December 31, 2023 was $0.9 million, an increase of $0.3 million, or 44.4%, compared to the year ended December 31, 2022. The increase was due to higher building depreciation as a result of the acquisition of Industry Dive in September 2022.

Amortization

	Years Ended December 31,		Increase/ (Decrease)	Percent Change
($ in thousands)	2023	2022
Amortization, excluding amortization in cost of revenue	$30,723	$15,838	$14,885	94.0%
Amortization included in cost of revenues	51	—	51	n.m.

Amortization	$30,774	$15,838	$14,936	94.3%

Amortization expense for the year ended December 31, 2023 was $30.8 million, an increase of $14.9 million, or 94.3%, compared to the year ended December 31, 2022. The increase was due to the amortization of acquired intangible assets of Canalys and full year amortization of acquired intangibles of Industry Dive. See Informa Tech Digital Businesses Audited Financial Statements Note 5. Acquisitions.

Impairment of Goodwill

	Years Ended December 31,		Increase/ (Decrease)	Percent Change
($ in thousands)	2023	2022
Impairment of goodwill	$130,132	$—	$130,132	n.m.

Impairment of goodwill assets for the year ended December 31, 2023 was $130.1 million. The impairment was attributed to a reduction in the fair value of the Industry Dive Business reporting unit, following a revision to long-term forecasts to reflect the challenging macro-economic conditions, which impacted demand for its core email and website sponsorship/advertising products, as technology companies cut back on investment.

Impairment of Long-Lived Assets

	Years Ended December 31,		Increase/ (Decrease)	Percent Change
($ in thousands)	2023	2022
Impairment of long-lived assets	$577	$178	$399	224.2%

Impairment of long-lived assets for the year ended December 31, 2023 was $0.6 million, an increase of $0.4 million, or 224.2%, compared to the year ended December 31, 2022. The increase was mainly due to the exit from and associated impairment of Industry Dive’s New York office after the completion of the acquisition of Industry Dive.

Acquisition and Integration Costs

	Years Ended December 31,		Increase/ (Decrease)	Percent Change
($ in thousands)	2023	2022
Acquisition and integration costs	$5,830	$9,924	$(4,094)	(41.3%)

Acquisition and integration costs for the year ended December 31, 2023 were $5.8 million, a decrease of $4.1 million, or 41.3%, compared to the year ended December 31, 2022. The reduction reflected the removal of acquisition and integration costs relating to Industry Dive and NetLine was $5.3 million, partially offset by acquisition costs of $1 million in fiscal year 2023 relating to Canalys.

Remeasurement of Contingent Consideration

	Years Ended December 31,		Increase/ (Decrease)	Percent Change
($ in thousands)	2023	2022
Remeasurement of contingent consideration	$(112,653)	$4,537	$(117,190)	n.m.

Remeasurement of contingent consideration for the year ended December 31, 2023 was a gain of $112.7 million, a change of $117.2 million compared to a loss of $4.5 million for the year ended December 31, 2022. The change was due to a revision to forecasts to reflect challenging macro-economic conditions, which impacted demand for its core email and website sponsorship/advertising products, as technology companies cut back on investment. This resulted in a lower fair value of the contingent consideration in fiscal year 2023 as compared to the fiscal year 2022.

Interest Expense

	Years Ended December 31,		Increase/ (Decrease)	Percent Change
($ in thousands)	2023	2022
Interest expense	$1	$36	$(35)	(97.2%)
Interest expense on related party loans	24,259	10,760	13,499	125.5%

Total interest expense	$24,260	$10,796	$13,464	124.7%

Interest expense for the year ended December 31, 2023 was $24.3 million, an increase of $13.5 million, or 124.7%, compared to the year ended December 31, 2022. The increase was due to a full year’s interest charge on a related party loan used to fund the acquisition of Industry Dive, $13 million.

Interest Income

	Years Ended December 31,		Increase/ (Decrease)	Percent Change
($ in thousands)	2023	2022
Interest income	$2,402	$521	$1,881	361.0%

Interest income for the year ended December 31, 2023 was $2.4 million, an increase of $1.9 million, or 361.0%, compared to the year ended December 31, 2022. The increase was primarily due to interest received on cash balances reflecting an increase in interest rates.

Other Income (Expense), Net

	Years Ended December 31,		Increase/ (Decrease)	Percent Change
($ in thousands)	2023	2022
Other income (expense), net	$(874)	$233	$(1,107)	(475.1%)

Other income (expense), net for the year ended December 31, 2023 was a net expense of $0.9 million, a decrease of $1.1 million compared to a net income of $0.2 million in the year ended December 31, 2022. The decrease was due to changes in foreign exchange rates, specifically USD versus GBP.

Income Tax Benefit

	Years Ended December 31,		Increase/ (Decrease)	Percent Change
($ in thousands)	2023 (As Restated)	2022 (As Restated)
Income tax benefit	$5,777	$15,138	$(9,361)	(61.8%)

Income tax benefit for the year ended December 31, 2023 was $5.8 million, a decrease of $9.4 million compared to the income tax benefit of $15.1 million in the year ended December 31, 2022. The effective tax rate was 10.0% and 128.1% for the years ended December 31, 2023 and 2022, respectively. In 2023 the effective tax rate was primarily driven by non-taxable contingent consideration and non-deductible goodwill impairment. In 2022 the effective tax rate was primarily driven by the release of the valuation allowance in the United States due to the acquisition of deferred tax liabilities as part of the Industry Dive business combination and non-deductible acquisition costs.

Comparison of Fiscal Years Ended December 31, 2022 and 2021

Revenue

	Years Ended December 31,		Increase/ (Decrease)	Percent Change
($ in thousands)	2022 (As Restated)	2021
Marketing, advertising services and sponsorship	$101,449	$44,641	$56,808	127.3%
Intelligence subscription services	65,494	63,414	2,080	3.3%
Advisory services	29,376	30,519	(1,143)	(3.7)%
Exhibitor and attendee	454	315	139	44.1%

Total Revenue	$196,773	$138,889	$57,884	41.7%

Revenue for the year ended December 31, 2022 was $196.8 million, an increase of $57.9 million, or 41.7%, compared to the year ended December 31, 2021. This mainly reflected the inclusion of full year results for NetLine and the impact of the acquisition of Industry Dive in the period, included within Marketing, advertising services and sponsorship, which contributed $55 million, as well as underlying growth in the business, predominantly driven by growth in subscription services.

Cost of Revenues

	Years Ended December 31,		Increase/ (Decrease)	Percent Change
($ in thousands)	2022	2021
Cost of revenues	$72,608	$55,957	$16,651	29.8%

Cost of revenues for the year ended December 31, 2022 was $72.6 million, an increase of $16.7 million, or 29.8%, compared to the year ended December 31, 2021. The increase was due to the inclusion of full year results for NetLine and the acquisition of Industry Dive, which contributed to $19 million. These increases were slightly offset by $2 million of savings in outsourced production in the underlying business.

Operating Expenses

Selling and marketing

	Years Ended December 31,		Increase/ (Decrease)	Percent Change
($ in thousands)	2022	2021
Selling and marketing	$38,963	$29,480	$9,483	32.2%

Selling and marketing expenses for the year ended December 31, 2022 were $39.0 million, an increase of $9.5 million, or 32.2%, compared to the year ended December 31, 2021. The increase reflected the inclusion of full year results for NetLine and the acquisition of Industry Dive, which contributed $10 million.

General and administrative

	Years Ended December 31,		Increase/ (Decrease)	Percent Change
($ in thousands)	2022 (As Restated)	2021
General and administrative	$47,879	$20,954	$26,925	128.5%

General and administrative expenses for the year ended December 31, 2022 were $47.9 million, an increase of $26.9 million, or 128.5%, compared to the year ended December 31, 2021. The increase was due to the inclusion of full year results for NetLine and the acquisition of Industry Dive, which contributed $15 million, together with an increase of $9 million in expenses to support the future growth of the business and an increased investment of $2 million in the IIRIS data platform as its expansion continued.

Product development

	Years Ended December 31,		Increase/ (Decrease)	Percent Change
($ in thousands)	2022	2021
Product development	$8,004	$5,968	$2,036	34.1%

Product development expenses for the year ended December 31, 2022 were $8.0 million, an increase of $2.0 million, or 34.1%, compared to the year ended December 31, 2021. The increase was due to additional product development of $1 million related to Industry Dive and an increase of $1 million in full-time employee and training costs to support digital revenue growth.

Depreciation

	Years Ended December 31,		Increase/ (Decrease)	Percent Change
($ in thousands)	2022	2021
Depreciation	$620	$408	$212	52.0%

Depreciation expense for the year ended December 31, 2022 was $0.6 million, an increase of $0.2 million, or 52.0%, compared to the year ended December 31, 2021. The increase was due to the acquisition of Industry Dive and its fixture and fittings being included in the asset base following completion in September 2022.

Amortization

	Years Ended December 31,		Increase/ (Decrease)	Percent Change
($ in thousands)	2022	2021
Amortization	$15,838	$8,287	$7,551	91.1%

Amortization expense for the year ended December 31, 2022 was $15.8 million, an increase of $7.6 million, or 91.1%, compared to the year ended December 31, 2021. The increase was due to the amortization of acquired intangibles of Industry Dive and a full year of amortization of acquired intangibles of NetLine. See Informa Tech Digital Businesses Audited Financial Statements Note 5. Acquisitions.

Impairment of Long-Lived Assets

	Years Ended December 31,		Increase/ (Decrease)	Percent Change
($ in thousands)	2022	2021
Impairment of long-lived assets	$178	$—	$178	n.m.

Impairment of long-lived assets for the year ended December 31, 2022 was $0.2 million, an increase of $0.2 million compared to the year ended December 31, 2021. The increase was due to the exit from and associated impairments of NetLine’s Lansdale and Austin offices in the United States following the acquisition of NetLine in 2021.

Acquisition and Integration Costs

	Years Ended December 31,		Increase/ (Decrease)	Percent Change
($ in thousands)	2022	2021
Acquisition and integration costs	$9,924	$1,954	$7,970	407.9%

Acquisition and integration costs for the year ended December 31, 2022 was $9.9 million, an increase of $8.0 million, or 407.9%, compared to the year ended December 31, 2021. The increase was primarily due to $7.8 million acquisition and integration costs relating to Industry Dive.

Remeasurement of Contingent Consideration

	Years Ended December 31,		Increase/ (Decrease)	Percent Change
($ in thousands)	2022	2021
Remeasurement of contingent consideration	$4,537	$—	$4,537	n.m.

Remeasurement of contingent consideration for the year ended December 31, 2022 was $4.5 million, an increase of $4.5 million compared to the year ended December 31, 2021. The increase was due to a reduction in the discounting used in the measurement of Industry Dive contingent consideration, which was acquired in 2022.

Interest Expense

	Years Ended December 31,		Increase/ (Decrease)	Percent Change
($ in thousands)	2022	2021
Interest expense	$36	$—	$36	n.m.
Interest expense on related party loans	10,760	519	10,241	1,973.2%

Total interest expense	$10,796	$519	$10,277	1,980.2%

Interest expense for the year ended December 31, 2022 was $10.8 million, an increase of $10.3 million, or 1,980.2%, compared to the year ended December 31, 2021. The increase was due to interest charges of $7 million on a new related-party loan with Informa used to fund the acquisition of Industry Dive and additional interest charges of $4 million related to full year charges on a related-party loan to fund the acquisition of NetLine.

Interest Income

	Years Ended December 31,		Increase/ (Decrease)	Percent Change
($ in thousands)	2022	2021
Interest income	$521	$61	$460	754.1%

Interest income for the year ended December 31, 2022 was $0.5 million, an increase of $0.5 million, or 754.1%, compared to the year ended December 31, 2021. The increase was due to higher average cash balances across the financial year contributing to higher interest received.

Other Income (Expense), Net

	Years Ended December 31,		Increase/ (Decrease)	Percent Change
($ in thousands)	2022	2021
Other income (expense), net	$233	$(148)	$381	257.4%

Other income (expense), net, for the year ended December 31, 2022 was net income of $0.2 million, an increase of $0.4 million compared to a net expense of $0.2 million in the year ended December 31, 2021. The increase was mainly due to changes in foreign exchange rates, specifically USD versus GBP.

Income Tax Benefit

	Years Ended December 31,		Increase/ (Decrease)	Percent Change
($ in thousands)	2022 (As Restated)	2021
Income tax benefit	$15,138	$2,668	$12,470	467.4%

Income tax benefit for the year ended December 31, 2022 was an income tax benefit of $15.1 million, an increase of $12.5 million, or 467.4%, compared to the income tax benefit of $2.7 million for the year ended

December 31, 2021. The effective tax rate was 128.1% and (17.5%) for the years ended December 31, 2022 and 2021, respectively. In 2022 the effective tax rate was primarily driven by the release of the valuation allowance in the United States due to the acquisition of deferred tax liabilities as part of the Industry Dive business combination and non-deductible acquisition costs. In 2021 the effective tax rate was negative because there was pre-tax income and a decrease in the valuation allowance, which caused an overall tax benefit.

Liquidity and Capital Resources

The Informa Tech Digital Businesses’ operations have historically participated in various cash management and funding arrangements managed by Informa. As part of Informa, the Informa Tech Digital Businesses have been dependent on Informa for working capital and financing requirements as Informa uses a centralized approach for cash management and financing of its operations. In particular, Informa provided the funding for the acquisitions of Canalys, Industry Dive and NetLine made in 2023, 2022 and 2021 respectively.

Informa has provided funding for the Informa Tech Digital Businesses’ operating and investing activities, including pooled cash managed by Informa treasury to fund operating expenses and capital expenditures. Cash flows in the periods under review related to financing activities primarily reflect changes in Informa’s investment in the Informa Tech Digital Businesses. These activities formed a component of net parent investment, and this arrangement does not reflect the way the Informa Tech Digital Businesses would expect to operate as a standalone business. None of Informa’s cash, cash equivalents or debt at the corporate level have been assigned to the Informa Tech Digital Businesses in the combined financial statements.

The Informa Tech Digital Businesses’ primary recurring use of cash is expected to be payment of operating costs, which consist primarily of employee-related expenses, such as compensation and benefits, as well as general operating expenses for product development, marketing, facilities and overhead costs.

Cash Flow

The following table summarizes cash flow activities:

	For the Six Months Ended June 30,		For the Years Ended December 31,
($ in thousands)	2024	2023	2023 (As Restated)	2022 (As Restated)	2021
Net cash provided by (used in) operating activities	$(31,441)	$17,700	$(14,036)	$28,012	$35,209
Net cash used in investing activities	(3,652)	(3,183)	(57,190)	(357,457)	(57,460)
Net cash provided by (used in) financing activities	32,587	(15,486)	74,959	333,123	23,210
Effect of exchange rate changes on cash and cash equivalents	(147)	(305)	(86)	(202)	(192)

(Decrease) / increase in cash and cash equivalents	$(2,653)	$(1,274)	$3,647	$3,476	$767

The primary source of cash is a combination of operating activities and related party loans which are utilized to invest in acquisitions.

Net cash provided by operating activities

Six Months Ended June 30, 2024 compared to June 30, 2023

Operating cash outflow for the six months ended June 30, 2024 was $31.4 million, a $49.1 million decrease compared to the same period in 2023. This is mainly driven by transaction costs in the amount of $27.0 million incurred in the six months ended June 30, 2024 and paid by the Parent, as well as a reduction in cash inflows from related party payables driven by the timing of settlements and lower cash inflows in accounts receivable for the six months ended June 30, 2024, which were partly offset by timing of contract billing and receipt of cash.

Fiscal Year Ended December 31, 2023 compared to December 31, 2022 and December 31, 2022 compared to December 31, 2021

Operating cash outflow for the year ended December 31, 2023 was $14.0 million, a $42.0 million decrease compared to the operating cash inflow for the year ended December 31, 2022, primarily due to a decrease in net income as adjusted for non-cash items, which were mainly impacted by (i) higher amortization due to the acquisition of Canalys and including the full year of Industry Dive and (ii) the combined net impact of the impairment of goodwill and remeasurement of contingent consideration, both related to Industry Dive. With respect to changes in operating assets and liabilities, related party payables decreased due to the timing of settlements.

Operating cash inflow for the year ended December 31, 2022 was $28.0 million, a decrease of $7.2 million, compared to the year ended December 31, 2021, primarily due to a decrease in net income as adjusted for non-cash items, partially offset by an increased inflow from changes in operating assets and liabilities. Changes in operating assets and liabilities were primarily driven by an increase in related party payables of $29.1 million, and contract liabilities of $13.6 million, which were partially offset by an adverse movement in accounts receivable of $11.0 million. Related party payables increased in 2022 mainly due to the timing of settlement of balances as well interest accrued but not paid of $6.7 million on the new loan from Parent for the acquisition of Industry Dive. Movements in accounts receivable were impacted by the timing of invoices.

Net cash used in investing activities

Six Months Ended June 30, 2024 compared to June 30, 2023

Cash outflows from investing activities were $3.7 million and $3.2 million for the six months ended June 30, 2024 and 2023, respectively. The outflows in both periods reflect the purchase of intangible assets in relation to product development and internally generated software.

Fiscal Year Ended December 31, 2023 compared to December 31, 2022 and December 31, 2022 compared to December 31, 2021

Cash outflows from investing activities were $57.2 million, $357.5 million and $57.5 million for the years ended December 31, 2023, 2022 and 2021, respectively. The outflows in the year ended December 31, 2023 reflected the acquisition of Canalys, $47.8 million, as well as increased investment in property, plant and equipment, $2.6 million, and intangible assets, $6.8 million mainly relating to product development and internally generated software. The outflows in the years ended December 31, 2022 and 2021 were primarily driven by the acquisition of Industry Dive, $351.3 million, and NetLine, $56.8 million, respectively.

Net cash provided by financing activities

Six Months Ended June 30, 2024 compared to June 30, 2023

Cash flows provided by financing activities were an inflow of $32.6 million for the six months ended June 30, 2024 compared to cash used in financing activities of an outflow of $15.5 million for the six months ended June 30, 2023. Significant loans were granted as part of cash pool arrangements with Parent in both the six months ended June 30, 2024 and 2023, however the contribution in June 2024 was higher due to the transaction costs of $27.0 million incurred in the period related to the proposed transaction with TechTarget, which were paid for by the Parent on behalf of Informa Tech Digital Businesses and were recorded as net transfers from Parent. The contingent consideration from Canalys acquisition of $4.0 million was settled in June 2024.

Fiscal Year Ended December 31, 2023 compared to December 31, 2022 and December 31, 2022 compared to December 31, 2021

Cash flows provided by financing activities were $75.0 million, $333.1 million and $23.2 million for the years ended December 31, 2023, 2022 and 2021, respectively. The significant inflows for the year ended December 31, 2023 were due to amounts received from related parties as part of cash pooling arrangements as well as net cash from net parent investment. The significant inflows in the year ended December 31, 2022, were also due to net cash from net parent investment as well as a new loan from Parent for $250 million at 8% to provide funding for the acquisition on Industry Dive and contingent consideration payments financed by Parent. This was partially offset by loans granted to Parent as part of cash pooling arrangements.

Off Balance Sheet Arrangements

As of June 30, 2024 and December 31, 2023, the Informa Tech Digital Businesses did not have any significant off-balance sheet arrangements.

Quantitative and Qualitative Disclosures About Market Risk

In the ordinary course of business, the Informa Tech Digital Businesses are exposed to market risk related to changes in foreign currency exchange rates due to their global presence. The foreign currency translation exposure exists primarily with the Pound Sterling. The Informa Tech Digital Businesses measure net exposure for cash balance positions and for cash inflows and outflows in order to evaluate the need to mitigate foreign exchange risk. Although they have not done so historically, the Informa Tech Digital Businesses may enter into foreign currency forward or option contracts to minimize the impact related to unfavorable exchange rate movements. Based on a hypothetical 10% change in foreign currency exchange rates, the Informa Tech Digital Businesses estimate that net revenue could increase or decrease by approximately $6 million.

The Informa Tech Digital Businesses’ exposure to interest rate risks is relatively immaterial as it primarily relates to the interest income generated by excess cash which is mostly held in interest-bearing bank deposits. Interest rates on related-party loan agreements are fixed and therefore there is no exposure. The Informa Tech Digital Businesses combined balance sheets and statements of income do not include an allocation of third-party debt or interest expense from Informa because it is not the legal obligor of the debt and the borrowings were not directly attributable to its business. Following the Closing, the Informa Tech Digital Businesses may incur indebtedness in connection with working capital requirements or otherwise, at which time exposure to interest rate risks is expected to increase.

Although the Informa Tech Digital Businesses cannot accurately anticipate the future effect of inflation on financial condition or results of operations, inflation historically has not had a material impact on its operations. If Informa Tech Digital Businesses costs were to become subject to significant inflationary pressures, it may not be able to fully offset such higher costs through price increases for services. The Informa Tech Digital Businesses’ inability to do so could harm its business, financial condition or results of operations.

Internal Controls Over Financial Reporting

In connection with the preparation and audit of the Informa Tech Digital Businesses’ combined financial statements as of December 31, 2023 and 2022 and for the three years ended December 31, 2023, the Informa Tech Digital Businesses’ management identified certain control deficiencies in the design and implementation of its internal control over financial reporting that constituted material weaknesses. These material weaknesses continue to exist as of June 30, 2024. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the financial statements will not be prevented or detected on a timely basis. The Informa Tech Digital Businesses have historically operated as part of Informa Tech operating segment of Informa and its subsidiaries and not as a standalone entity with separate legal status of existence. Accordingly, accounting policies and procedures were designed for Informa financial reporting and not for the Informa Tech Digital Businesses as a standalone entity.

The material weaknesses were driven by: (i) lack of formal documented policies and procedures and inadequate design and performance of controls over financial reporting, including documented evidence and level of precision in the execution of controls across significant business processes; (ii) ineffective IT general control environment, including lack of segregation of duties, supporting the financial reporting systems that do not utilize the Informa Tech Digital Businesses’ main enterprise resource planning systems of SAP and Oracle; and (iii) lack of sufficient resources with the appropriate level of technical U.S. GAAP accounting knowledge, experience and training to ensure proper accounting for complex, non-routine transactions required for accurate and timely financial reporting.

Management is developing a plan to remediate the material weaknesses identified, including: (a) designing and implementing a financial reporting control framework, including management review controls, together with IT general and application controls for all systems which materially impact financial reporting; and (b) providing relevant U.S. GAAP technical accounting, internal controls over financial reporting and SEC financial reporting requirements training for personnel.

Neither management nor an independent registered public accounting firm has performed an evaluation of the Informa Tech Digital Businesses’ internal control over financial reporting in accordance with the provision of the Sarbanes-Oxley Act because no such evaluation has been required. However, upon Closing, the Informa Tech Digital Businesses will be part of NewCo. Management will therefore be required to certify the effectiveness of NewCo’s internal controls over financial reporting pursuant to Section 404(a) of the Sarbanes-Oxley Act and is expected to become subject to auditor attestation requirements pursuant to Section 404(b) of the Sarbanes-Oxley Act, beginning with the filing of NewCo’s Annual Report on Form 10-K for the year ended December 31, 2025.

Management cannot assure that they will be successful in remediating the material weaknesses identified in the internal controls over financial reporting as of December 31, 2025. The failure to correct the material weaknesses or the failure to discover and address any other material weaknesses or deficiencies could result in inaccuracies in the financial statements and impair the ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis.

DIRECTORS OF NEWCO

The business and affairs of NewCo will be managed by or under the direction of the NewCo Board, subject to the terms of NewCo’s Charter, the Stockholders Agreement and applicable law. The Stockholders Agreement provides for the designation by Informa HoldCo of a certain number of members of the NewCo Board, and for the designation by TechTarget of a certain number of members of the initial NewCo Board. The table below lists persons expected to be designated, and subsequently nominated and elected to the NewCo Board as of the completion of the Transactions, along with the party to the Stockholders Agreement expected to nominate each person, each nominee’s age as of the date of the special meeting and any other position that such nominee will hold with NewCo.

Name	Position with NewCo	Age	Nominated By
Mary McDowell	Chair	60	Informa
Gary Nugent	CEO; Director	55	—
Sally Ashford	Director	54	Informa
Stephen A. Carter	Director	60	Informa
David Flaschen	Director	68	Informa
M. Sean Griffey	Director	51	Informa
Don Hawk	Director	53	TechTarget
Perfecto Sanchez	Director	41	TechTarget
Christina Van Houten	Director	57	TechTarget

The following is a brief biography of each director nominee of the NewCo Board that is known as of the date of this combined proxy statement/prospectus.

Mary McDowell

Ms. McDowell is expected to become the chair of the NewCo Board following the consummation of the Transactions. Ms. McDowell has over 30 years of experience as a technology industry executive. She served as President, CEO and a Director of Mitel Networks from September 2019 until January 2021, and as Chair of the Board of Mitel Networks from January 2021 until December 2022. Prior to joining Mitel Networks, Ms. McDowell served as CEO and a Director for Polycom. Her earlier roles include Executive Partner at Siris Capital, a private equity firm, Executive Vice President at Nokia and senior positions at Compaq Computer and Hewlett Packard. Ms. McDowell is currently a Non-Executive Director of Informa, though she will be resigning from that position prior to the consummation of the Transactions. She also currently serves as Non-Executive Director and Chair of the Compensation and Human Resources Committee at Autodesk, Inc. and a Non-Executive Director of Arrow Electronics, Inc. Ms. McDowell holds a Bachelor’s Degree in Computer Science from the University of Illinois Grainger College of Engineering. She will bring her deep operational experience transforming and profitably growing technology businesses, including in international markets.

Gary Nugent

Mr. Nugent is expected to become a member of the NewCo Board following the consummation of the Transactions. Mr. Nugent became the CEO of the Informa Tech division of Informa, in January 2019. Mr. Nugent has over 20 years of international sales and marketing experience, having lived and worked in Dubai, Geneva, London and Paris. He joined Informa in 2014 as Commercial Director for the Business Intelligence division from Alcatel-Lucent, where he was most recently Head of the Managed Services Business. Prior to that, Mr. Nugent held the position of Head of Marketing at Alcatel-Lucent. Before joining Alcatel-Lucent, he worked for leading global Information Technology brands such as Oracle, Sun Microsystems and IBM. Mr. Nugent holds a B.Eng/B.Sc in Information Engineering from the University of Strathclyde. Mr. Nugent will bring his many years of experience as a customer of the many products and services that TechTarget offers, his experience in designing and building go-to-market strategies that deliver growth, and his knowledge of Informa to the NewCo Board.

Sally Ashford

Ms. Ashford is expected to become a member of the NewCo Board following the consummation of the Transactions. Ms. Ashford is the Group Human Resources Director of Informa, having joined in June 2021. She has 30 years’ experience in Human Resources with significant expertise in reward, talent and business transformation. In her early career, Ms. Ashford worked in Human Resources research and consultancy before moving in-house. She spent 15 years at Telefonica in a variety of roles, including European Human Resources Director, Deputy Global Human Resources Director and supervisory board member of Telefonica Deutschland. She then joined Royal Mail in 2015 where she was most recently Chief Human Resources Officer. She has worked with teams that have experienced significant business change, including mergers and companies that have grown both organically and inorganically. In addition to her executive role, she also serves as a Non-Executive Director for Helios Towers plc. Ms. Ashford holds a bachelor’s degree in management sciences from the University of Manchester and a master’s degree in industrial relations from the University of Warwick. Ms. Ashford will bring experience of building people strategies that can support change, nurture talent and foster positive workplace culture to the NewCo Board.

Stephen A. Carter

Lord Carter is expected to become a member of the NewCo Board following the consummation of the Transactions. Lord Carter is the Group Chief Executive of Informa. He joined Informa in 2010 as a Non-Executive Director before becoming Group Chief Executive in late 2013. Under his leadership, Informa has expanded significantly in reach and scale, geographically (particularly in North America and in Asia) and in the deployment of technology and digital services. Prior to becoming Informa’s Group Chief Executive, Lord Carter was President and Managing Director EMEA at Alcatel Lucent Inc., Managing Director and COO of ntl (now Virgin Media) and Managing Director then Chief Executive of JWT UK & Ireland. He was the founding CEO of Ofcom and Chief of Strategy and Minister for Telecommunications and Media in the government of Prime Minister, The Right Hon. Gordon Brown. Lord Carter is a Non-Executive Director of Vodafone PLC and is Informa’s representative on the Board of PA Media Group Limited, BolognaFiere and Norstella, and Chair of Informa’s joint venture with the Principality of Monaco and of the Tahaluf partnership. He was made a Life Peer in 2008. Lord Carter holds a Law degree from the University of Aberdeen. He will bring significant executive and non-executive experience across many different companies and industries, including deep knowledge of the technology industry, digital platforms and solutions and the marketing services industry.

David Flaschen

Mr. Flaschen is expected to become a member of the NewCo Board following the consummation of the Transactions. Mr. Flaschen has more than 20 years of executive and leadership experience in the information services industry, including positions at Thomson Financial and Dun & Bradstreet. He also has extensive experience in online businesses, having served as a Non-Executive Director at companies such as TripAdvisor Inc. and BuyerZone.com. Mr. Flaschen was a professional soccer player and a founding member of the North American Soccer League Players Association’s Executive Committee. He is also an Informa nominee on the Board of its Curinos business and Non-Executive Director and Chair of the Audit Committee at Paychex Inc. Until June 21, 2024, Mr. Flaschen was a Non-Executive Director of Informa where he served as member of both the Nomination Committee and Audit Committee. Mr. Flaschen holds a bachelor’s degree in psychology from Brown University. He will bring extensive executive and non-executive experience of North American and international companies, with particular expertise in information services, data and marketing services.

M. Sean Griffey

Mr. Griffey is expected to become a member of the NewCo Board following the consummation of the Transactions. Mr. Griffey is a co-founder and the CEO of Industry Dive. He has spent the last 20 years working in the digital media, marketing, and demand generation industries. He joined Informa Tech in September 2022 when Industry Dive was acquired by Informa Tech. Prior to founding Industry Dive, Mr. Griffey served as

President for FierceMarkets where he oversaw the launch of more than 25 digital titles and products. He also spent nearly 10 years as a consultant at A.T. Kearney and PricewaterhouseCoopers helping companies achieve their strategic goals and improve performance. In 2015, he was inducted into the Media Industry News Digital Hall of Fame and recently was awarded the McAllister Top Management Fellowship at the Medill School of Journalism. Mr. Griffey has a B.S. in Economics from Penn State University and an M.B.A. from Northwestern’s Kellogg School of Management.

Don Hawk

Mr. Hawk has served as TechTarget’s Executive Director, Product Innovation since January 2012. Prior to that, Mr. Hawk served as TechTarget’s President from its incorporation in September 1999 to 2012. Prior to co-founding TechTarget, Mr. Hawk was a Director of New Media Products for the Technology Division of UCG from 1997 to 1999. Prior to joining UCG, Mr. Hawk was the Director of Electronic Business Development for Telecommunications Reports International, Inc., a telecommunications publishing company. Mr. Hawk holds a B.A. and an M.A. from George Washington University. Mr. Hawk’s history with TechTarget and experience in the IT advertising business which will provide the NewCo Board with specific knowledge of TechTarget’s historical operations and a greater understanding of NewCo’s strategic opportunities.

Perfecto Sanchez

Mr. Sanchez has served as a Director on the TechTarget Board since January 2022. Mr. Sanchez is currently the co-founder and Chief Growth Officer of Equity Quotient (“EQ”), a technology platform that provides access to diversity data and advanced analytics to help companies measure their stakeholder impact, manage risk, and devise growth strategies as part of a broader environmental, social, and governance imperative. He is also the founder and Chief Executive Officer of Keep The Change, a for-purpose marketing consultancy he launched in 2014 and serves on the board of directors of Lifeway Foods, Inc. (Nasdaq: LWAY), a public company, since August 2022. He is also the co-founder of CHPTR, Inc., a tech memorialization company and mobile-first community, and a co-founder of EQ with Ms. Van Houten. He is currently an advisor to Build in Tulsa, a movement to build the infrastructure for Black multi-generational wealth creation, as well as an Advisor at International Crisis Group. He served as Chief Marketing Officer for Chloe’s Soft Serve Fruit Co. from 2016 to 2018 where he helped double their distribution and brand awareness. Prior to that, from 2010 to 2015, he served in senior brand and portfolio strategy roles at The Dannon Company, Inc. (a subsidiary of Danone S.A.) and Kraft Foods, Inc. Mr. Sanchez holds a Bachelor of Math and Science from the United States Military Academy at West Point and is a decorated U.S. Army Veteran with two combat tours to Iraq. Mr. Sanchez will bring his experience in managing complex projects and budgets, implementing portfolio, growth, and marketing strategies for global brands, as well as driving innovation and awareness through social impact initiatives to the NewCo Board.

Christina Van Houten

Ms. Van Houten has served as a Director on the TechTarget Board since August 2019. She is currently the co-founder and Chief Executive Officer of EQ. Prior to co-founding EQ with Mr. Sanchez, Ms. Van Houten served in various roles at Mimecast Limited (“Mimecast”), a global provider of cloud cyber resilience solutions for corporate data and email, including as advisor to the Chief Executive Officer and as Chief Strategy Officer, from April 2018 to May 2022. Prior to joining Mimecast, from 2014 to 2018, Ms. Van Houten was Senior Vice President, Marketing Strategy & Product Management, at Infor Global Solutions, an enterprise software company that provides comprehensive business solutions. She served as Vice President, Industry Solution and Strategy, at Infor, from 2011 to 2014. She was Vice President of Strategy and Solutions at IBM Netezza from 2010 to 2011. Prior to that, from 2005 to 2010, she served in senior roles at Oracle Corporation. Ms. Van Houten holds an MBA from the Booth School of Business at the University of Chicago, and a B.A. degree from Georgetown University. Ms. Van Houten’s experience in marketing strategy and career with some of the world’s largest firms, will provide the NewCo Board with invaluable business insight and expertise in overall sales and marketing strategies.

Director Independence

As a result of the NewCo common stock being listed on Nasdaq following consummation of the Transactions, NewCo will be required to comply with the applicable rules of such exchange in determining whether a director is independent. Based on a review of the independence of the individuals named above, the parties have preliminarily determined that each of Mary McDowell, David Flaschen, Christina Van Houten and Perfecto Sanchez are expected to qualify as “independent” as defined under the applicable rules of the SEC and Nasdaq. As the NewCo Board is not expected to be comprised of a majority of “independent directors,” as defined under the rules of the SEC and Nasdaq relating to director independence, NewCo expects to avail itself of the exception afforded to a “Controlled Company.”

Director Nominations

With respect to Informa HoldCo’s designees to the NewCo Board, NewCo will cause each such person to be included in the slate of nominees recommended by the NewCo Board to holders of NewCo common stock for election (including at any annual or special meeting of stockholders held for the election of directors) and will use its best efforts to cause the election of each such designee, including soliciting proxies in favor of the election of such persons. If any Informa HoldCo designated director on the NewCo Board ceases to serve as a director for any reason, the resulting vacancy will be filled by the NewCo Board with a substitute person designated by Informa HoldCo, promptly (and in any event within five business days) upon the written request of Informa HoldCo. NewCo will take all actions necessary to facilitate the removal and replacement of any Informa HoldCo designated director upon the written request of Informa HoldCo.

Following the Closing, in the event of a vacancy on the NewCo Board upon the death, resignation, retirement, disqualification, removal from office or other cause of any director who was not designated by Informa HoldCo, the Nominating Committee of the NewCo Board will have the sole right to fill such vacancy or designate a person for nomination for election to the NewCo Board to fill such vacancy in accordance with applicable law. However, until the Third Trigger Date, (x) the then-current Chief Executive Officer of NewCo must be included for nomination at any annual or special meeting of NewCo at which directors are elected as a non-Informa designee and (y) at least two non-Informa designees must be a NewCo Independent Director (as defined in “Certain Agreements Related to the Transactions—Stockholders Agreement”) and meet the independence requirements of the Nasdaq listing rules, and one of such designees must also be an “audit committee financial expert” under Item 407(d)(5)(ii) of Regulation S-K. The NewCo Board will at all times include at least three Independent Directors, who meet applicable requirements for membership on the Audit Committee.

Controlled Company

Under Nasdaq rules, a “Controlled Company” is defined as a listed company of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company. For so long as the Informa Group beneficially owns more than 50% of the outstanding shares of NewCo common stock, to the extent permitted by applicable law, NewCo will avail itself of available “Controlled Company” exemptions to the corporate governance listing standards of Nasdaq. At any time during which NewCo ceases to qualify as a “Controlled Company” under the corporate governance listing standards of Nasdaq, Informa HoldCo will cause the Informa Directors to include such number of designees who qualify as an “independent director” under applicable Nasdaq corporate governance listing standards to ensure NewCo’s compliance with applicable Nasdaq corporate governance listing standards.

Following the completion of the Transactions, Informa will control a majority of the voting power of the outstanding NewCo common stock making NewCo a “Controlled Company” as defined in Rule 5615(c)(1) of the Nasdaq rules. Because NewCo will qualify as a “Controlled Company,” it will not be required to have a majority of the NewCo Board be comprised of independent directors. Additionally, the NewCo Board will not be required to have an independent compensation or nominating committee or to have the independent directors exercise the nominating function. The NewCo Board will also not be required to have the compensation of its executive officers be determined by a compensation committee comprised of independent directors or a majority of the independent members of the NewCo Board. In addition, NewCo will not be required to empower the Compensation Committee with the authority to engage the services of any compensation consultants, legal counsel, or other advisors or to have the Compensation Committee assess the independence of compensation consultants, legal counsel, or other advisors that it engages.

In light of NewCo’s status as a “Controlled Company” and its obligations under the under the Stockholders Agreement, the NewCo Board is not expected to establish an independent compensation committee or have a majority of the NewCo Board be comprised of independent directors. However, we expect that the NewCo Board will establish a nominating committee comprised solely of the independent directors identified below following the completion of the Transactions and that the Compensation Committee will have the power and authority described in the preceding paragraph.

Board Meetings and Committees

Pursuant to the NewCo Bylaws, every act of a majority of the directors present at a meeting at which a quorum is present shall be the act of the NewCo Board, unless a greater number is required by law, the NewCo Charter or the Stockholders Agreement. Pursuant to the NewCo Charter, a quorum for meetings of the NewCo Board shall require the attendance of the numbers and categories of the directors specified in the Stockholders Agreement, the NewCo Bylaws, and the DGCL, in each case in the manner specified therein. Pursuant to the Stockholders Agreement, until the Third Trigger Date, a quorum for a meeting of the NewCo Board will require the attendance in person, telephonically, or in any other manner permitted by applicable law, of at least one Informa Director. The Stockholders Agreement provides that notwithstanding the foregoing, if a meeting of the NewCo Board, of which at least five business days’ advance notice was given to each member of the NewCo Board, is adjourned due to a lack of a quorum, and the sole reason for such lack was the failure of at least one Informa Director to be present, then, if the reconvened meeting is held at least five business days (or two business days in the event of exigent circumstances that have expressly been communicated in the notice given to each member of the NewCo Board calling the meeting) after the meeting at which a quorum was not present, then at such reconvened meeting there will not be a lack of a quorum solely as a result of at least one Informa Director not being present. The Stockholders Agreement further provides, however, that no business may be conducted at any such meeting that was not clearly and specifically identified in each applicable notice of meeting.

The Stockholders Agreement provides that the NewCo Board will initially have an Audit Committee, a Nominating Committee, a Compensation Committee, and an RPT Committee and such other committees as determined from time to time by the NewCo Board or as required to comply with the Exchange Act and Nasdaq rules. The Stockholders Agreement further provides that until the Third Trigger Date, (i) NewCo must take all action to cause the number of Informa Directors on all committees and subcommittees of the NewCo Board (other than the Audit Committee, the Nominating Committee and any RPT Committee) to be equal to the Informa Ownership Percentage and (ii) Informa HoldCo will have the right to designate which Informa Director(s) will serve on each such committee. The Stockholders Agreement also provides that until the Second Trigger Date, Informa HoldCo will have the right to designate the chair of each such committee.

The Stockholders Agreement, which will be executed and delivered and will take effect as of the Closing, requires the committees of the NewCo Board to be established, and the parties expect the committees will be established and the committee members will be appointed in accordance with the Stockholders Agreement and the NewCo Charter, promptly after the Closing.

Audit Committee

It is expected that the primary responsibilities of the Audit Committee will be to oversee the accounting and financial reporting processes of NewCo as well as its subsidiaries, and to oversee the internal and external audit processes. It is also expected that the Audit Committee will assist the NewCo Board in fulfilling its oversight responsibilities by reviewing the financial information which is provided to stockholders and others and the system of internal controls which management and the NewCo Board will have established. It is expected that the Audit Committee will oversee the independent auditors, including their independence and objectivity. However, the Audit Committee members will not act as professional accountants or auditors, and their functions will not be intended to duplicate or substitute for the activities of management and the independent auditors. It is expected that the Audit Committee will be empowered to retain independent legal counsel and other advisors as it deems necessary or appropriate to assist the Audit Committee in fulfilling its responsibilities, and to approve the fees and other retention terms of the advisors.

Pursuant to the Stockholders Agreement, the Audit Committee will consist of not less than three directors, all of whom must (i) be Independent Directors and (ii) meet all other requirements of the Exchange Act and the Nasdaq listing rules for membership on the Audit Committee. Until the Third Trigger Date, Informa HoldCo will be entitled to designate one member of the Audit Committee that meets the foregoing requirements. Following the completion of the Transactions, the members of the Audit Committee are expected to be Christina Van Houten, David Flaschen and Perfecto Sanchez, with Ms. Van Houten expected to serve as the chair of the Audit Committee.

Nominating Committee

It is expected that the Nominating Committee will, subject to the terms of the Stockholders Agreement, assist the NewCo Board with respect to: (a) the organization and membership and function of the NewCo Board, including the identification and recommendation of director nominees and the structure and membership of each committee of the NewCo Board, (b) corporate governance principles applicable to NewCo, and (c) NewCo’s policies and programs that relate to matters of corporate responsibility. It is expected that the Nominating Committee will not formally establish any specific, minimum qualifications that must be met by each candidate for the NewCo Board or specific qualities or skills that are necessary for one or more of the members of the NewCo Board to possess. However, it is expected that the Nominating Committee, when considering a potential candidate, will factor into its determination the following qualities of a candidate, among others: professional experience, educational background, knowledge of our business, diverse identity (gender, race/ethnicity, or LGBTQ+), integrity, professional reputation, independence, wisdom, and ability to represent the best interests of our stockholders. It is also expected that the Nominating Committee will review and make recommendations to the NewCo Board regarding the nature, composition and duties of the committees of the NewCo Board. It is expected that the Nominating Committee will review and consider stockholder-recommended candidates for nomination to the NewCo Board.

Pursuant to the Stockholders Agreement, the Nominating Committee will consist of not less than three directors, a majority of whom shall be NewCo Independent Directors who are not Informa Directors. Following the completion of the Transactions, the members of the Nominating Committee are expected to be Mary McDowell, Christina Van Houten and Perfecto Sanchez, with Ms. McDowell expected to serve as the chair of the Nominating Committee.

Compensation Committee

It is expected that the primary responsibilities of the Compensation Committee will be to periodically review and approve the compensation and other benefits for NewCo’s executive officers. It is also expected that NewCo’s Compensation Committee will administer and have discretionary authority over the issuance of stock awards under any of NewCo’s stock compensation plans.

Pursuant to the Stockholders Agreement, until the Third Trigger Date, Informa HoldCo will be entitled to designate which Informa Directors will serve on the Compensation Committee. Following the completion of the Transactions, the members of the Compensation Committee are expected to be David Flaschen, Christina Van Houten, Sally Ashford and Stephen A. Carter, with Mr. Flaschen expected to serve as the chair of the Compensation Committee.

RPT Committee

The RPT Committee is an ad-hoc committee formed by the NewCo Board from time to time consisting of at least three directors of NewCo, all of whom are Independent Directors and all but one of which are NewCo Independent Directors who also are non-Informa HoldCo designees and the membership on the RPT committee of such NewCo Independent Directors is approved by a majority of the Independent Directors.

Until the Third Trigger Date, the Related Party Transactions Policy requires approval of an RPT Committee for, among other things and subject to certain exceptions: (i) any Related Party Transaction involving a payment above certain dollar thresholds, (ii) any material amendments to, or material modifications or terminations (other than as a result of expiration or non-renewal) of, or material waivers, material consents or material elections, under any previously approved Related Party Transaction (including Related Party Transactions contemplated by the Transaction Documents), (iii) any Related Party Transaction for which a member of the Informa Group or any of its subsidiaries requests approval from an RPT Committee, (iv) any matter under the Stockholders Agreement which expressly requires approval from an RPT Committee (including material amendments of, or waivers of NewCo’s rights under, the Stockholders Agreement) and (v) any Related Party Transaction that is otherwise material.

NewCo Director Compensation

Following the completion of the Transactions, compensation for directors of NewCo will be determined by the NewCo Board. We anticipate that compensation for service on the NewCo Board will be provided only to the non-employee directors of NewCo who are not officers or employees of Informa or its Affiliates and will generally be consistent with the compensation provided to the current non-employee directors of TechTarget. The NewCo Board will periodically assess the amount and terms of any compensation paid to directors of NewCo.

Indemnification of Officers and Directors

The NewCo Charter provides that NewCo shall indemnify to the fullest extent permitted by applicable law its directors and officers and any person who is or was serving at the request of NewCo as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. The NewCo Charter also provides that NewCo may indemnify its employees and agents as determined by the NewCo Board in accordance with applicable law.

In addition, the NewCo Charter states that NewCo shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of NewCo, or is or was serving at the request of NewCo as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any expense, liability or loss incurred by that person in any such capacity, or arising out of that person’s status as such, whether or not the corporation would have the power to indemnify that person against such liability under applicable law. We also have and intend to maintain director and officer liability insurance, if available on reasonable terms.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling as under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

NEWCO EXECUTIVE OFFICERS

The following table sets forth information as of the date of this combined proxy statement/prospectus regarding individuals who are expected to serve as executive officers of NewCo following the completion of the Transactions. No expected executive officer is related to another expected executive officer or director.

Name	Age	Principal Occupation/Position Held with NewCo
Gary Nugent	55	Chief Executive Officer; Director
Don Hawk	53	Executive Director, Product Innovation; Director
Rebecca Kitchens	46	President
Steven Niemiec	43	Chief Operating Officer and Chief Revenue Officer
Daniel T. Noreck	52	Chief Financial Officer and Treasurer

Gary Nugent

Mr. Nugent became the CEO of the Informa Tech division of Informa, in January 2019. Mr. Nugent has over 20 years of international sales and marketing experience, having lived and worked in Dubai, Geneva, London and Paris. He joined Informa in 2014 as Commercial Director for the Business Intelligence division from Alcatel-Lucent, where he was most recently Head of the Managed Services Business. Prior to that, Mr. Nugent held the position of Head of Marketing at Alcatel-Lucent. Before joining Alcatel-Lucent, he worked for leading global Information Technology brands such as Oracle, Sun Microsystems and IBM. Mr. Nugent holds a B.Eng/B.Sc in Information Engineering from the University of Strathclyde.

Don Hawk

Mr. Hawk has served as TechTarget’s Executive Director, Product Innovation since January 2012. Prior to that, Mr. Hawk served as TechTarget’s President from its incorporation in September 1999 to 2012. Prior to co-founding TechTarget, Mr. Hawk was a Director of New Media Products for the Technology Division of UCG from 1997 to 1999. Prior to joining UCG, Mr. Hawk was the Director of Electronic Business Development for Telecommunications Reports International, Inc., a telecommunications publishing company. Mr. Hawk holds a B.A. and an M.A. from George Washington University.

Rebecca Kitchens

Ms. Kitchens has served as TechTarget’s President since January 2023. Prior to that, she served as an EVP & Publisher of TechTarget, from January 2021, which entailed leading several business units tied to its content and audience marketing efforts, as well as overseeing TechTarget’s Enterprise Strategy Group division, an IT analyst, research, validation, and strategy unit that provides market intelligence and actionable insight to the global IT community, as well as overseeing several other business units. Ms. Kitchens has also previously served as SVP, Market Development from October 2017 to January 2021, SVP & Group Publisher from May 2012 to October 2017, and VP of Global Accounts from September 2010 to May 2012. Ms. Kitchens holds a B.S. from Fairfield University.

Steven Niemiec

Mr. Niemiec has served as TechTarget’s Chief Operating Officer and Chief Revenue Officer since January 2023. Prior to that, Mr. Niemiec served as TechTarget’s first Chief Revenue Officer, from January 2021, overseeing TechTarget’s Sales, Customer Success, and Sales Operations groups. Mr. Niemiec began his career with TechTarget as an Account Manager and worked his way up to progressively more senior positions including serving as SVP, Global Sales from June 2013 to January 2021 and VP & General Manager from January 2011 to June 2013. Mr. Niemiec holds a B.S. from Providence College.

Daniel T. Noreck

Mr. Noreck has served as TechTarget’s Chief Financial Officer and Treasurer since December 2016. Since April 2021, he has also served as a director and chair of the audit committee of Capital Properties, Inc., a publicly traded property leasing company in Providence, Rhode Island. From September 2010 to December 2016, he served as Chief Financial Officer and Treasurer of Providence and Worcester Railroad Company, a publicly traded regional short line railroad with operations in Connecticut, Massachusetts, New York, and Rhode Island. Prior to that, Mr. Noreck was a Senior Audit Manager at Lefkowitz, Garfinkel, Champi & DeRienzo P.C. in Providence, Rhode Island from July 2003 to September 2010. Mr. Noreck holds a B.S. from the University of Massachusetts, Dartmouth and is a CPA and a chartered global management accountant.

NEWCO EXECUTIVE AND DIRECTOR COMPENSATION

NewCo Executive Officers and Executive Compensation

Michael Cotoia is the current Chief Executive Officer of NewCo and will serve in such position until the Closing. Each of the following TechTarget executive officers currently holds the NewCo position set forth opposite his or her name and has entered into an employment agreement with NewCo which shall become effective upon the Closing:

•	Daniel T. Noreck, Chief Financial Officer and Treasurer;

•	Rebecca Kitchens, President;

•	Steven Niemiec, Chief Operating Officer Chief Revenue Officer; and

•	Don Hawk, Executive Director, Product Innovation.

NewCo is a newly formed company, and therefore, has not paid any compensation to any of its executive officers. The current executive officers of NewCo are Messrs. Cotoia, Noreck, Niemiec and Hawk and Ms. Kitchens. Because Messrs. Cotoia, Noreck, Niemiec and Hawk and Ms. Kitchens are officers of TechTarget, historical compensation paid to Messrs. Cotoia, Noreck, Niemiec and Hawk and Ms. Kitchens prior to the Closing has been for his or her services to TechTarget and its other subsidiaries. For information regarding TechTarget’s historical compensation practices see the disclosure contained under the heading “Executive Compensation” in TechTarget’s Proxy Statement on Schedule 14A for its 2024 Annual Meeting of Stockholders, which is attached to this combined proxy statement/prospectus as Annex S.

Effective with and contingent upon the Closing, Gary Nugent will be appointed as NewCo’s Chief Executive Officer. Mr. Nugent has not received any compensation for services rendered to NewCo or its predecessors. Mr. Nugent is expected to enter into an employment letter agreement with Informa Support Services, Inc., a subsidiary of Informa (“ISSI”) prior to the Closing (the “Nugent Employment Agreement”) and a secondment agreement by and between NewCo, Mr. Nugent, and ISSI at the Closing (the “Nugent Secondment Agreement”). A copy of each of the form of the Nugent Employment Agreement and the Nugent Secondment Agreement is attached hereto as Exhibits 10.11 and 10.12, respectively. The following summaries of the terms of the Nugent Employment Agreement and the Nugent Secondment Agreement are not complete descriptions thereof and are qualified in their entirety by the full text thereof.

Pursuant to the Nugent Employment Agreement, Mr. Nugent will be employed by ISSI during the term of the agreement. The Nugent Employment Agreement provides that Mr. Nugent will be eligible to receive an annual base salary of $562,500 per year, an annual bonus of up to 100% of his base salary for target performance (150% for maximum performance), and, at the discretion of Informa’s remuneration committee, equity awards in Informa. In addition, to facilitate his relocation to the United States, Mr. Nugent will be reimbursed for reasonable, documented relocation expenses relating to his relocation, including, among other things, housing rental support of up to a maximum of $15,000 per month for up to three years and the cost of preparation of Mr. Nugent’s annual personal income tax returns for the United States and the United Kingdom while he is based in the United States and for a period of two years thereafter (except where he is dismissed for Cause, as defined in the Nugent Employment Agreement). Upon termination of his employment, other than for Cause, Mr. Nugent will also be reimbursed for reasonable documented relocation expenses with respect to his relocation from the United States. All such reimbursements will be grossed up for applicable taxes where appropriate. Mr. Nugent will continue to be eligible to receive a pension cash allowance of up to 10% of his base salary, paid pro-rata in bi-weekly installments and will be eligible to participate in ISSI’s 401(k) plan. He will also be eligible to receive life insurance coverage equal to a multiple of four times his annual base salary, subject to medical underwriting, and participate in benefit plans and programs in effect from time to time. Each of Mr. Nugent and ISSI must provide the other with six months’ advance notice to terminate Mr. Nugent’s employment but ISSI may, in its discretion, make a payment to Mr. Nugent in lieu of such notice period.

Under the Nugent Employment Agreement, if Mr. Nugent’s employment is terminated without Cause or Mr. Nugent terminates his employment for Good Reason (as defined in the Nugent Employment Agreement), Mr. Nugent will be entitled to receive his accrued but unpaid base salary and any amounts and benefits he is entitled to receive as required by law or under any employee benefit plan in accordance with the terms and provisions of such plan (such payments and benefits, the “Accrued Obligations”). In addition, subject to his providing an effective general release of claims against ISSI and its affiliates in substantially the form attached to the Nugent Employment Agreement and his reaffirmation of and continued compliance with the terms of his Confidentiality and Restrictive Covenant Agreement with ISSI (the “Nugent ISSI RCA”), following the expiration of the applicable six month notice period, (a) Mr. Nugent shall receive continued payment of his then-current base salary for a period of six months, (b) Mr. Nugent shall be eligible to receive a pro-rated annual bonus for the calendar year in which the termination occurs, based on actual performance for such year and pro-rated for the number of days actually worked in such year, paid in a single lump-sum at the later of the date on which bonuses are paid to active employees and the date on which continued base salary payments commence, and (c) all equity awards in Informa PLC held by Mr. Nugent will remain subject to the good leaver time pro-rating provisions set forth in the Informa Long Term Incentive Plan rules. If Mr. Nugent’s employment is terminated for Cause, as a result of his resignation other than for Good Reason or as a result of his death or disability, he shall only be entitled to receive the Accrued Obligations.

Under the Nugent ISSI RCA, Mr. Nugent is agreeing to customary confidentiality and intellectual property assignment protections in favor of ISSI and its Affiliates (as defined in the Nugent ISSI RCA). While employed and for 12 months thereafter, he will agree not to own, invest, become employed by, or have other specified interactions with any business that supplies or intends to supply products or services that are of the same kind as or similar to or competitive with any products provided or licensed by ISSI or any affiliate whom he supervises or for whom he has provided services, in each case as determined with respect to the 12 months preceding his ceasing to be employed and in geographic areas and territories where he conducted business or where parties with whom he interacted with respect to such services were located during that 12 month period. During the same period, he agrees not to own, invest, become employed by, or have other specified interactions with (i) entities that have provided such competing or potentially competing products or services (or their components) to ISSI or any affiliate described above or (ii) Relevant Customers (as defined in the Nugent ISSI RCA). While employed and during the 12 month post-employment period, he will agree not to solicit or attempt to solicit or take certain other actions with respect to Relevant Customers with respect to the same scope of products and services covered by the noncompetition prohibition (but without a geographic limitation) or solicit or attempt to solicit or take similar actions with respect to certain Critical Persons (as defined in the Nugent ISSI RCA). He agrees not to disparage ISSI or its Affiliates or any of their officers, directors, or stakeholders. He further agrees not to interfere with Suppliers (as defined in the Nugent ISSI RCA) while employed and for 12 months thereafter nor, for the duration of the relevant contract or arrangement, interfere with such contract. The post-employment 12 month noncompetition and non-solicitation periods are reduced by any period of time that he remains employed but is not working (i.e., the up to six month notice period).

Pursuant to the terms of the Nugent Secondment Agreement, Mr. Nugent will be seconded to NewCo by ISSI to serve as Newco’s Chief Executive Officer effective as of the Closing and continuing until such time as the Nugent Secondment Agreement is terminated (the “Secondment Period”). During the Secondment Period, Mr. Nugent will continue to be an employee of ISSI and will continue to be a member of the Informa Group Executive Committee, reporting to the Group Chief Executive Officer of Informa PLC for matters relating to the Nugent Employment Agreement and the Informa Group Executive Committee, and reporting to the NewCo Board in relation to his services to NewCo as its Chief Executive Officer. During the Secondment Period, ISSI will pay Mr. Nugent’s salary and bonus and provide or make available the insurance, pension and other benefits to which he is entitled under the Nugent Employment Agreement. However, NewCo will be solely responsible for determining Mr. Nugent’s compensation (other than equity compensation with respect to Informa) during the Secondment Period, including with respect to the amount of any annual bonus amount payable to him, and may grant Mr. Nugent equity awards in NewCo in accordance with its normal reward cycle. Subject to approval of the NewCo compensation committee, the Nugent Secondment Agreement contemplates that, following the Closing,

Mr. Nugent shall be made a one-time “welcome grant” in the form of restricted stock or restricted stock units with a grant date value of at least $562,500.

NewCo will reimburse ISSI for the payments and benefits and any other reasonable and documented costs ISSI incurs, including related payroll taxes, in connection with Mr. Nugent’s employment by ISSI during the Secondment Period and its termination, except that NewCo shall not be obligated to reimburse ISSI for (i) severance payments that become due as a result of ISSI’s termination of Mr. Nugent’s employment without Cause without the approval of the Newco Board or Mr. Nugent’s termination of his employment for Good Reason as a result of an act, omission or decision by ISSI, (ii) relocation costs associated with Mr. Nugent’s relocation to the United Kingdom, if Mr. Nugent will continue to be employed by ISSI following such relocation, (iii) in relation to any equity grants in Informa, or (iv) any costs resulting from amendments to the Nugent Employment Agreement not consented to in writing by the NewCo compensation committee (other than with respect to changes in benefits generally applicable to similarly situated employees of ISSI). During the Secondment Period, ISSI may not increase Mr. Nugent’s base or variable compensation, pay or agree to pay additional compensation to Mr. Nugent, or increase the employee benefits or rights to severance provided to Mr. Nugent under the Nugent Employment Agreement without NewCo’s consent (other than in relation to equity in Informa PLC and with respect to changes in benefits generally applicable to similarly situated employees of ISSI).

During the Secondment Period, Mr. Nugent will devote substantially all of his business time and attention to the performance of his role as the Chief Executive Officer of NewCo, with his tasks outside of NewCo being limited to serving on the Informa Group Executive Committee. The Informa Group Executive Committee is an executive-level, management committee which allows Informa’s executives to interact with each other on a regular basis. The committee primarily facilitates the sharing of information between the various Informa businesses and provides business, functional and corporate development updates that affect the Informa Group generally. Informa requested that Mr. Nugent serve on such committee due to his role as the Chief Executive Officer of NewCo, of which Informa will own a majority of the outstanding equity upon the Closing. Informa estimates that Mr. Nugent will spend less than 10 hours a month on his service to the Informa Group Executive Committee. The Informa Group Executive Committee will not have the right to direct Mr. Nugent with respect to decisions to be made with respect to NewCo and its business and operations, and Mr. Nugent’s confidentiality obligations to NewCo will continue to apply during his service on the Informa Group Executive Committee.

The Nugent Secondment Agreement will terminate upon the earliest of (i) a termination of the Nugent Employment Agreement by ISSI or Mr. Nugent for any reason, (ii) NewCo’s or ISSI’s serving 6 months’ written notice of termination of the Nugent Secondment Agreement, (iii) NewCo serving notice that Mr. Nugent’s employment would be terminated immediately for Cause were NewCo Mr. Nugent’s employer under the Nugent Employment Agreement, (iv) Mr. Nugent’s ceasing to be the Chief Executive Officer of NewCo and its subsidiaries for any reason or (v) the material breach by NewCo of the terms of the Nugent Secondment Agreement which is not timely cured.

As provided under the Nugent Secondment Agreement, Mr. Nugent is also entering into a Restrictive Covenant Agreement with NewCo (the “Nugent NewCo RCA”). Under the Nugent NewCo RCA, Mr. Nugent is agreeing to customary confidentiality protections in favor of NewCo, its subsidiaries, and its affiliates. While performing services under his Secondment (as defined in the Nugent Secondment Agreement) and for 12 months thereafter, he has agreed not, as an owner, employee, or in other capacities perform the same or substantially similar duties for a Competing Business within the Restricted Territory (both as defined in the Nugent NewCo RCA) as those he performed in the 24 months prior to termination of the Nugent Secondment Agreement (except that Mr. Nugent may continue to be employed by Informa or any of its affiliates). The post-secondment period is reduced by any period during which Mr. Nugent has received notice to refrain from performing services under the Nugent Secondment Agreement during its term. During the secondment and for 12 months thereafter, Mr. Nugent is agreeing to refrain from (i) employing, attempting to employ, or soliciting any Restricted Person (as defined in the Nugent NewCo RCA) or engaging in other acts that might interfere with the Restricted

Person’s employment or engagement by NewCo and (ii) soliciting any Restricted Business Partner (as defined in the Nugent NewCo RCA) or encouraging the Restricted Business Partner to terminate or otherwise adversely modify its relations with NewCo or any of its subsidiaries.

Mr. Nugent’s employment by an Informa entity, rather than NewCo directly, may present conflicts of interest with respect to the performance of his duties to NewCo because (i) NewCo will not be Mr. Nugent’s direct employer and will therefore not have complete control over Mr. Nugent’s employment arrangements, (ii) Mr. Nugent will take his instructions from Informa’s chief executive officer with respect to matters related to the Nugent Employment Agreement and his activities related to the Informa Group Executive Committee, of which Mr. Nugent will be a member, (iii) Mr. Nugent will have obligations to ISSI and Informa in his capacity as an employee of the Informa Group, and (iv) Mr. Nugent will be eligible to receive equity grants in Informa in addition to any equity grants that he receives in NewCo. Mr. Nugent will also owe customary fiduciary duties to NewCo, including a duty of loyalty to act in the best interests of NewCo and all of its stockholders generally. As such, in addition to the matters noted above, to the extent that the interests of NewCo and Informa diverge with respect to any particular matter, Mr. Nugent may have a conflict of interest with respect to such matter.

The Transaction Agreements include several measures designed to mitigate the impact of these conflicts of interest, including (a) provisions in the Nugent Secondment Agreement which (x) require that Mr. Nugent report to the NewCo Board in relation to his performance of his role as the CEO of NewCo and with respect to any confidential, proprietary or competitively sensitive information of NewCo and its subsidiaries and (y) provide that NewCo, through the Compensation Committee, is solely responsible for determining Mr. Nugent’s compensation for his role of CEO of NewCo while the Nugent Secondment Agreement is in effect and assessing Mr. Nugent’s performance in making such determinations (including with respect to any determinations of Mr. Nugent’s variable pay pursuant to the Nugent Employment Agreement, other than with respect to equity awards in Informa), and (b) provisions in the Stockholders Agreement that require certain transactions involving conflicts of interest between Informa and NewCo to be approved by the RPT Committee. In addition, although not required under the Transaction Agreements, it is expected that NewCo’s performance will be a significant determining factor with respect to any equity awards that Mr. Nugent receives in Informa.

Mr. Nugent will be a director and executive officer of NewCo and he will owe customary fiduciary duties to NewCo and all of its stockholders, including a duty of loyalty which requires Mr. Nugent to act in the best interests of NewCo and its stockholders generally. Mr. Nugent will also be subject to duties and obligations (which could, depending on the circumstances, include fiduciary duties) to ISSI and Informa because of his employment relationship.

Mr. Nugent is aware of the potential for conflicts of interest to develop and will attempt to perform his tasks in a manner that is consistent with the obligations and fiduciary duties that he owes to NewCo. However, despite the aforementioned measures, a situation or matter may arise where Mr. Nugent’s employment relationship and affiliation with Informa gives rise to an actual conflict of interest when making decisions on behalf of NewCo such as when Mr. Nugent is faced with a decision that has different implications for Informa and NewCo. These conflicts could arise over a variety of matters including, but not limited to, (i) changes to NewCo’s business and operations, (ii) funding and capital management, (iii) regulatory proceedings and compliance, (iv) agreements or arrangements with Informa and other members of the Informa Group, (iv) confidentiality restrictions and information sharing, (v) employee retention or recruiting, labor, tax, employee benefit or indemnification matters, (vi) NewCo’s dividend policy and declarations of dividends and (viii) pursuit of various strategic alternatives, including acquisition opportunities. In instances where an actual conflict of interest arises as a result of the obligations that Mr. Nugent owes to both Informa and NewCo, it is expected that Mr. Nugent will recuse himself from the deliberation and negotiation of, and approving any action regarding, any such decision in which a conflict of interest exists.

NewCo believes that, following the completion of the Transactions, NewCo will need to maintain flexibility in designing compensation programs to attract, motivate, and retain NewCo executives, including permitting

NewCo to regularly compensate executive officers with non-cash compensation reflective of NewCo’s stock performance in the form of publicly traded equity. Accordingly, the TechTarget Board has, subject to TechTarget stockholder approval, approved the adoption of the NewCo Incentive Plan by NewCo. See Proposal 3 in this combined proxy statement/prospectus for additional information regarding the NewCo Incentive Plan.

While NewCo is still in the process of determining specific details of the compensation program that will take effect following the completion of the Transactions, it is anticipated that NewCo’s compensation program following the completion of the Transactions will be based on the same principles and designed to achieve the same objectives as the historical compensation program in place at TechTarget.

NewCo Director Compensation

Following the completion of the Transactions, the non-employee directors of NewCo will receive cash compensation directly from NewCo in such amounts and at such times as the NewCo Board shall determine. However, consistent with TechTarget’s current approach to director compensation, directors may receive Restricted Stock Units (“RSUs”) that are fully vested upon grant as payment for their retainers and meeting attendance fees in lieu of cash.

The amount and timing of any equity-based compensation to be paid to the non-employee directors of NewCo will be determined by the NewCo Board. Any equity incentive awards granted to non-employee directors of NewCo will generally be granted pursuant to the NewCo Incentive Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the last completed fiscal year of TechTarget, Robert D. Burke, Bruce Levenson and Roger M. Marino served as members of the TechTarget compensation committee, none of whom was formerly an officer of TechTarget or has served as an employee of TechTarget since December 31, 2023. For additional information see the section below titled “Related-Party Transactions.”

RELATED-PARTY TRANSACTIONS

See “Related-Party Transactions” of TechTarget’s Proxy Statement on Schedule 14A filed with the SEC on April 17, 2024 attached hereto as Annex S.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT OF TECHTARGET

Information regarding certain beneficial owners of TechTarget common stock is contained in TechTarget’s Proxy Statement on Schedule 14A for its 2024 Annual Meeting of Stockholders, which is attached to this combined proxy statement/prospectus as Annex S, under the section entitled “Security Ownership of Certain Beneficial Owners and Management.”

PRO FORMA SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF NEWCO

Prior to the Effective Time, all of the outstanding shares of common stock of NewCo will be owned by TechTarget. The following pro forma security ownership table sets forth information with respect to the estimated beneficial ownership of (i) each person or entity who is expected to beneficially own more than five percent of the outstanding shares of NewCo common stock immediately following the Effective Time, to the extent known by TechTarget or Informa or ascertainable from public filings, and (ii) each person who is expected (as of the date of this proxy statement/prospectus) to serve as a director or a named executive officer of NewCo, as well as all expected directors and executive officers of NewCo as a group. For illustrative purposes, the following pro forma security ownership table assumes that the Effective Time occurred on October 18, 2024.

The pro forma security ownership of NewCo common stock immediately following the Effective Time presented in the following table has been estimated based upon the following (using information available as of October 18, 2024):

•	total outstanding shares of TechTarget common stock of 59,481,504 (assuming full settlement of all exercised TechTarget stock options through and RSU vested as of October 18, 2024);

•

an assumed average of the daily dollar-volume-weighted average price for TechTarget common stock on NASDAQ for each of the ten trading days immediately preceding the Closing Date of $29.00 (which for simplicity was the closing price of TechTarget common stock on the NASDAQ on October 18, 2024); and

•

the acceleration of TechTarget equity awards consisting of RSUs to purchase 949,925 shares of TechTarget common stock in accordance with the terms of the Transaction Agreement (the “Acceleration Shares”).

So far as is known to TechTarget, each of the persons indicated below would have sole voting power with respect to the shares estimated to be owned by them, except as otherwise stated in the notes to the table.

Based on the foregoing assumptions, immediately following the Effective Time, (i) former holders of TechTarget’s common stock and equity awards would hold, in the aggregate, shares of common stock representing approximately 43% of the economic interest and voting power in NewCo (excluding shares issuable upon conversion of TechTarget convertible notes or shares reserved for future grants pursuant to NewCo equity incentive plans), and (ii) Informa Intrepid would hold shares of common stock representing approximately 57% of the economic interest and voting power in NewCo (excluding shares issuable upon conversion of TechTarget convertible notes or shares reserved for future grants pursuant to NewCo equity incentive plans).

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)(13)	Percent of Common Stock Outstanding (%)(2)
Greater Than 5% Stockholders of Common Stock
Informa PLC(3)	40,299,000	57.0
BlackRock, Inc.(4)	4,098,153	5.8

Directors and Named Executive Officers(5)
Sally Ashford	—	*
Stephen A. Carter	—	*
David Flaschen	—	*
M. Sean Griffey	—	*
Don Hawk(6)	160,620	*
Christrina Van Houten(7)	50,049	*
Rebecca Kitchens(8)	104,555	*
Mary McDowell	—	*

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)(13)	Percent of Common Stock Outstanding (%)(2)
Steven Niemiec(9)	93,535	*
Daniel T. Noreck(10)	54,840	*
Gary Nugent	—	*
Perfecto Sanchez(11)	19,417	*
All Directors and Executive Officers as a Group (12 persons)	483,016	*

*	Represents beneficial ownership or voting power of less than 1%.
(1)	Shares shown in the table above include shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account.
(2)

When applicable, shares and percentages of common stock in the table assume full settlement of all exercised TechTarget stock options through and RSU vested as of October 18, 2024 and the Acceleration Shares.

(3)	The address for Informa PLC is 5 Howick Place, London, SW1P 1WG, United Kingdom.
(4)

Information is based on a Schedule 13G/A filed with the SEC on January 23, 2024. As of December 31, 2023, BlackRock reported having sole voting power with respect to 4,062,993 shares and sole dispositive power with respect to 4,098,153 shares reported on the Schedule 13G/A. BlackRock reported that the following BlackRock subsidiaries beneficially owned our common stock, but only one of those subsidiaries, BlackRock Fund Advisors, individually beneficially owned 5% or greater of the outstanding shares of our common stock: BlackRock Advisors, LLC, Aperio Group, LLC, BlackRock (Netherlands) B.V., BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock (Luxembourg) S.A., BlackRock Investment Management (Australia) Limited, and BlackRock Fund Managers Ltd. The address of BlackRock, Inc. is 50 Hudson Yards, New York, New York 10001.

(5)	The address for all Directors and named executive officers is c/o TechTarget, Inc., 275 Grove Street, Newton, MA 02466.
(6)	Includes (i) 13,926 Acceleration Shares to be issued and (ii) 146,694 shares held by Mr. Hawk individually.
(7)	Includes (i) options to purchase 27,500 shares of the Company’s common stock and (ii) 22,549 shares held by Mrs. Van Houten individually.
(8)	Includes (i) 38,221 Acceleration Shares to be issued and (ii) 66,334 shares held by Ms. Kitchens individually.
(9)	Includes (i) 38,737 Acceleration Shares to be issued and (ii) 54,798 shares held by Mr. Niemiec individually.
(10)	Includes (i) 11,687 Acceleration Shares to be issued and (ii) 43,153 shares held by Mr. Noreck individually.
(11)	Includes (i) options to purchase 12,500 shares of the Company’s common stock, (ii) 1,400 Acceleration Shares to be issued and (iii) 5,517shares held by Mr. Sanchez individually.
(12)	Includes an adjustment for shares sold to cover taxes due in connection with the delivery of shares.

FUTURE STOCKHOLDER PROPOSALS

NewCo

Assuming consummation of the Transactions, NewCo stockholders will be entitled to present proposals for consideration at forthcoming NewCo stockholder meetings provided that they comply with the proxy rules promulgated by the SEC and the NewCo Charter and NewCo Bylaws. The deadline for submission of all NewCo stockholder proposals for its next annual meeting will be disclosed in a subsequent filing with the SEC.

TechTarget

TechTarget will hold an annual meeting in 2025 only if the Transactions have not already closed. If a stockholder wishes to have a proposal considered for inclusion in TechTarget’s proxy statement and proxy card in accordance with Rule 14a-8 under the Exchange Act for presentation at the 2025 annual meeting of stockholders, the proposal must be received in writing by December 18, 2024 by TechTarget’s Secretary at TechTarget’s principal executive offices at 275 Grove Street, Newton, Massachusetts 02466.

Additionally, if a stockholder wishes to propose a director nominee or item of business before the 2025 annual meeting, the stockholder must give timely written notice to TechTarget’s Secretary at the address noted above. To be timely, a stockholder’s notice must be delivered to TechTarget’s Secretary not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder to be timely must be delivered not less than 90 days nor more than 120 days prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by TechTarget.

In addition to the timing requirements set forth above, TechTarget’s bylaws set forth the procedures a stockholder must follow in order to nominate a director for election or to present any other proposal at an annual meeting, other than proposals intended to be included in TechTarget’s sponsored proxy materials.

HOUSEHOLDING

Some banks, brokers and other nominee record holders may participate in the practice of “householding” the notice or the proxy statement. This means that only one copy of each of the notice or the proxy statement may have been sent to multiple stockholders in your household. TechTarget will promptly deliver a separate copy of these documents to you if you call or write to TechTarget, Inc., 275 Grove Street, Newton, Massachusetts 02466, Attention: Investor Relations, Telephone: (617) 431-9200. If you prefer to receive copies of such documents in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee, or you may contact us at the above address or phone number.

EXPERTS

The consolidated financial statements of TechTarget, Inc. and subsidiaries as of December 31, 2023 and 2022, and for each of the years in the three-year period ended December 31, 2023, and management’s assessment of the effectiveness of TechTarget, Inc.’s and its subsidiaries’ internal control over financial reporting as of December 31, 2023, included in TechTarget’s Annual Report on Form 10-K, have been audited by Stowe & Degon, LLC, independent registered public accounting firm, as set forth in their reports thereon, included in TechTarget’s Annual Report on Form 10-K, which is attached to this combined proxy statement/prospectus as Annex P, and such consolidated financial statements are incorporated herein in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The financial statements of the Informa Tech Digital Businesses as of December 31, 2023 and 2022, and for each of the three years in the period ended December 31, 2023, included in this combined proxy statement/prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. PricewaterhouseCoopers LLP is a member of the Institute of Chartered Accountants in England and Wales.

In connection with the audit of the financial statements, PricewaterhouseCoopers LLP completed an independence assessment to evaluate the services and relationships with the Informa Tech Digital Businesses and their affiliates that may bear on PricewaterhouseCoopers LLP’s independence under the SEC and PCAOB independence rules for the audit period commencing January 1, 2021. As described below, certain business relationships were found to exist within the audit period which are not in accordance with the auditor independence standards of Regulation S-X and the PCAOB.

•

From January 1, 2021 through February 6, 2024, a business relationship existed between PricewaterhouseCoopers LLP (US) and a wholly owned subsidiary of Informa whereby the subsidiary gathered data and performed initial analyses of data for PwC’s Entertainment & Media Outlook publication, and provided helpdesk support to external subscribers of that publication.

•

From January 1, 2021 through November 2023, a business relationship existed between PricewaterhouseCoopers LLP and a wholly owned subsidiary of Informa whereby PricewaterhouseCoopers LLP previously co-sponsored, with other organizations, a financial reporting conference organized by the subsidiary, and whereby PricewaterhouseCoopers LLP worked with the subsidiary to determine the agenda and provided speakers free of charge.

Both of these business relationships were terminated prior to the commencement of PricewaterhouseCoopers LLP’s professional engagement period for the audits of the combined financial statements of the Informa Tech Digital Businesses and were permissible under the International Ethics Standards Board for Accountants (“IESBA”) Code of Ethics and FRC Ethical Standard, which are the local independence rules in the UK.

PricewaterhouseCoopers LLP provided an overview of the facts and circumstances surrounding the business relationships to the audit committee and management team of Informa PLC, including the entities involved, the nature of the business relationships, the period over which relationships existed, and an approximation of the fees earned related to the business relationships and other relevant factors.

The relationships were not significant to any party, did not place PricewaterhouseCoopers LLP in a position of auditing its own work, did not result in PricewaterhouseCoopers LLP acting as management or an employee of the Informa Tech Digital Businesses and did not place PricewaterhouseCoopers LLP in a position of being an advocate for the Informa Tech Digital Businesses.

Considering the facts presented, the Audit Committee of TechTarget, Inc. and the Audit Committee of Informa PLC and PricewaterhouseCoopers LLP have concluded (i) that the business relationships did not and would not impair PricewaterhouseCoopers LLP’s application of objective and impartial judgment on any matter encompassed within PricewaterhouseCoopers LLP’s audit of the financial statements described above, and (ii) that no reasonable investor would conclude otherwise.

LEGAL MATTERS

Certain legal matters in connection with the validity of the NewCo common stock to be issued in the Transactions will be passed on for us by Wilmer Cutler Pickering Hale and Dorr LLP.

INDEX TO COMBINED FINANCIAL STATEMENTS

Informa Tech Digital Businesses of Informa PLC Audited Annual Combined Financial Statements:

Report of Independent Registered Public Accounting Firm	FS-2
Combined Balance Sheets	FS-6
Combined Statements of Income and Comprehensive Income (Loss)	FS-7
Combined Statements of Changes in Equity	FS-8
Combined Statements of Cash Flows	FS-9
Notes to the Combined Financial Statements	FS-11

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Informa PLC

Opinion on the Financial Statements

We have audited the accompanying combined balance sheets of Informa Tech Digital Businesses of Informa PLC (the “Business”) as of December 31, 2023 and 2022, and the related combined statements of income and comprehensive income (loss), changes in equity and cash flows for each of the three years in the period ended December 31, 2023, including the related notes (collectively referred to as the “combined financial statements”). In our opinion, the combined financial statements present fairly, in all material respects, the financial position of the Business as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2023 in conformity with accounting principles generally accepted in the United States of America.

Restatement of Previously Issued Financial Statements

As discussed in Note 1 to the combined financial statements, the Business has restated its 2023 and 2022 combined financial statements to correct errors.

See also the “Accounting for the carve-out of the Business from Informa PLC (the “Parent”) and classification of related party payable balances” critical audit matter.

Basis for Opinion

These combined financial statements are the responsibility of the Business’ management. Our responsibility is to express an opinion on the Business’ combined financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Business in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these combined financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the combined financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the combined financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the audits of the combined financial statements as of December 31, 2023 and 2022 and for each of the three years in the period ended December 31, 2023 that were communicated or required to be communicated to those charged with governance and that (i) relate to accounts or disclosures that are material to the combined financial statements and (ii) involved our especially challenging, subjective, or complex judgements. The communication of critical audit matters does not alter in any way our opinion on the combined financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Goodwill impairment assessment — Industry Dive and NetLine reporting units

As described in Notes 2 and 6 to the combined financial statements, the Business’ goodwill balance was $467.5 million at December 31, 2023. Goodwill at acquisition date is measured as the excess of consideration transferred and the fair value of any non-controlling interests in the acquiree over the net fair values of the assets acquired and liabilities assumed. Goodwill is tested for impairment at least annually, during the fourth quarter, or when events and circumstances indicate an impairment may have occurred. As disclosed by management, during 2023 the Business was affected by macroeconomic conditions, in particular the negative impact of rising interest rates on the technology industry and as a result, management revised its long-term revenue projections for the Industry Dive reporting unit. Following a quantitative impairment assessment of the Industry Dive and NetLine reporting units which involved estimating the fair value using an income approach model, an impairment charge of $130.1 million was recognized against the goodwill of the Industry Dive reporting unit. The impairment assessment for the NetLine reporting unit indicated that the fair value exceeded the carrying amount and therefore no impairment charge was recorded. Significant management judgements are required in assessing the fair value of goodwill, including estimating projected cash flows, discount rates and long-term business growth rates.

The principal considerations for our determination that performing procedures relating to the goodwill impairment assessment — Industry Dive and NetLine reporting units is a critical audit matter are (i) the significant judgements by management required when developing the fair value estimate of the reporting units, (ii) a high degree of auditor judgement, subjectivity, and effort in performing procedures and evaluating management’s significant assumptions related to estimating projected cash flows, discount rates and long-term business growth rates, and (iii) the audit effort involved the use of professionals with specialized skill and knowledge. As disclosed by management, a material weakness existed that impacted this matter.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the combined financial statements. These procedures included, among others (i) testing management’s process for developing the fair value estimate of the reporting units, (ii) evaluating the appropriateness and accuracy of the income approach model, (iii) evaluating the reasonableness of significant assumptions used by management in determining the estimated projected cash flows, discount rates and long-term business growth rates. Evaluating management’s assumptions involved corroborating revenue growth projections to third party forecasts, and assessing whether the projected cash flows are consistent with those used in other key estimates and judgements across the Business, where relevant. These procedures also included evaluating the sufficiency of the disclosures in the combined financial statements. Professionals with specialized skill and knowledge were used to assist in evaluating the reasonableness of the discount and long-term growth rate assumptions.

Estimation of the fair value of acquired identifiable intangible assets — Industry Dive

As described in Notes 2 and 5 to the combined financial statements, the Business completed the acquisition of Industry Dive in the year ended December 31, 2022. The fair value of identifiable intangible assets acquired was $218.8 million. Management uses the acquisition method of accounting to account for acquisitions. This requires separate recognition of assets acquired and liabilities assumed from goodwill, at acquisition date fair values. Estimates and related assumptions are used to assign fair values to the tangible and intangible assets acquired and liabilities assumed. As disclosed by management, the determination of the fair value of identifiable intangible assets involves significant assumptions and estimates, including future customer attrition, discount rates, royalty rates, estimated useful lives and expected future cash flows.

The principal considerations for our determination that performing procedures relating to the estimation of the fair value of acquired identifiable intangible assets — Industry Dive is a critical audit matter are the significant judgements by management when developing the fair value estimate including determining future customer attrition, discount rates, royalty rates, useful economic lives and expected future cash flows. This led to a high degree of auditor judgement, subjectivity and effort in performing procedures and evaluating management’s significant assumptions, including the use of professionals with specialized skill and knowledge. As disclosed by management, a material weakness existed that impacted this matter.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the combined financial statements. These procedures included, among others, testing management’s process for developing the fair value of acquired identifiable intangible assets. Testing management’s process included (i) inspecting the purchase price allocation report provided by management and assessing the completeness of the identifiable intangible assets recognised by management, (ii) evaluating the appropriateness of the valuation method used to determine the fair values of the identifiable intangible assets, (iii) evaluating the reasonableness of significant assumptions in the models including future customer attrition, royalty rates, useful economic lives and expected future cash flows, and (iv) testing the completeness and accuracy of underlying data used in the models. Evaluating management’s assumptions included comparing to industry forecasts and recent comparable transactions and in the case of the customer relationship intangible, comparing to the historical attrition of the acquired business. Professionals with specialized skill and knowledge were used to assist in evaluating the reasonableness of the discount rate assumptions. These procedures also included evaluating the sufficiency of the disclosures in the combined financial statements.

Accounting for the carve-out of the Business from Informa PLC (the “Parent”) and classification of related party payable balances

As described in Notes 2 and 12 to the combined financial statements, certain corporate overhead and other shared expenses incurred by the Parent and its subsidiaries have been allocated to the Business and are reflected in the combined financial statements. These costs are allocated using a methodology that management believes is reasonable for the item being allocated. Allocation methodologies include the Business’ relative share of revenues, headcount, usage, or functional spend as a percentage of the total. Significant estimates include assumptions associated with determining corporate expense allocations. The amounts of related party expenses allocated to the Business from the Parent and its subsidiaries for the years ended December 31, 2023, 2022 and 2021 were $31.3 million, $31.6 million and $21.2 million, respectively. The Business has related party receivables and payables with the Parent arising from transactions entered into in the ordinary course of business with the Parent. Transfers of cash to and from the Parent’s cash management system are reflected as related party loan receivables and short-term debt. Related party payables and related party short-term debt as of December 31, 2023 were $32.4 million and $502.9 million respectively and as of December 31, 2022 were $32.3 million and $392.8 million respectively. See also the “Restatement of Previously Issued Financial Statements” section of our report.

The principal considerations for our determination that performing procedures relating to accounting for the carve-out of the Business from the Parent and classification of related party payable balances is a critical audit matter are the significant judgement exercised by management when (i) identifying the relevant central costs to be allocated to the Business, and (ii) estimating the allocation of corporate expenses by developing methods and assumptions. There was a high degree of auditor effort in performing procedures and assessing evidence related to the allocation of corporate expenses and classification of related party payable and short-term debt balances. As disclosed by management, a material weakness existed that impacted this matter.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the combined financial statements. These procedures included, among others, testing management’s process for allocating corporate expenses by (i) evaluating the appropriateness of the methodologies used to allocate certain overhead and shared expenses from the Parent, (ii) evaluating the reasonableness of the significant assumptions used including verifying consistency with other judgements in the combined financial statements, and (iii) testing the completeness and accuracy of data used. Testing the classification of related party payable balances included assessing the completeness of related party balances identified by management and testing the classification and accuracy of these balances on a sample basis to source documents including related party loan agreements and invoices, and evaluating the sufficiency of the disclosures in the combined financial statements.

/s/ PricewaterhouseCoopers LLP

London, United Kingdom

June 27, 2024, except for the effects of the restatement discussed in Note 1 to the combined financial statements and the critical audit matter related to the accounting for the carve-out of the Business from Informa PLC (the “Parent”) and classification of related party payable balances, as to which the date is September 4, 2024

We have served as the Business’ auditor since 2024.

INFORMA TECH DIGITAL BUSINESSES OF INFORMA PLC

COMBINED BALANCE SHEETS

(Expressed in thousands of U.S. Dollars)

	December 31,
	2023	2022
	(As Restated)	(As Restated)
Assets
Current assets:
Cash and cash equivalents	$10,789	$7,142
Accounts receivable, net of allowance for doubtful accounts of $ 1,083 and $ 2,325, respectively	38,788	42,622
Related party receivables	4,140	1,893
Related party loans receivables	104,249	60,876
Prepaid expenses and other current assets	6,320	6,268

Total current assets	164,286	118,801

Non-current assets:
Property and equipment, net	3,229	1,385
Goodwill	467,476	547,643
Intangible assets, net	293,859	303,570
Operating lease right-of-use assets	5,173	6,027
Deferred tax assets	337	860

Total non-current assets	770,074	859,485

Total assets	$934,360	$978,286

Liabilities and Parent’s equity
Current liabilities:
Accounts payable	$5,050	$8,066
Related party payables	32,390	32,276
Contract liabilities	24,489	26,050
Operating lease liabilities	2,664	2,182
Accrued expenses and other current liabilities	6,013	8,755
Accrued compensation expenses	12,759	9,528
Income taxes payable	3,485	2,491
Related party short-term debt	502,872	392,848
Contingent consideration	4,937	—

Total current liabilities	594,659	482,196

Non-current liabilities:
Operating lease liabilities	3,010	3,945
Other liabilities	12,080	12,700
Deferred tax liabilities	15,292	22,064
Related party long-term debt	309,237	309,237
Contingent consideration	37,500	151,110

Total non-current liabilities	377,119	499,056

Total liabilities	$971,778	$981,252

Commitments and contingencies (see Note 13)
Parent’s equity:
Net Parent investment (deficit)	(59,663)	(45,708)
Accumulated other comprehensive income	22,245	42,742

Total equity (deficit)	(37,418)	(2,966)

Total liabilities and equity	$934,360	$978,286

The accompanying notes form an integral part of these combined financial statements.

INFORMA TECH DIGITAL BUSINESSES OF INFORMA PLC

COMBINED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (LOSS)

(Expressed in thousands of U.S. Dollars)

	For the years Ended December 31,
	2023	2022	2021
	(As Restated)	(As Restated)
Revenues	$252,049	$196,773	$138,889
Cost of revenues	(99,170)	(72,608)	(55,957)

Gross profit	152,879	124,165	82,932

Operating expenses:
Selling and marketing	55,470	38,963	29,480
General and administrative	66,087	47,879	20,954
Product development	11,143	8,004	5,968
Depreciation	895	620	408
Amortization, excluding amortization included in cost of revenues of $51, $nil, $nil	30,723	15,838	8,287
Impairment of goodwill	130,132	—	—
Impairment of long-lived assets	577	178	—
Acquisition and integration costs	5,830	9,924	1,954
Remeasurement of contingent consideration	(112,653)	4,537	—

Total operating expenses	188,204	125,943	67,051

Operating income (loss)	(35,325)	(1,778)	15,881

Interest expense	(1)	(36)	—
Interest expense on related party loans	(24,259)	(10,760)	(519)
Interest income	2,402	521	61
Other (expense) income, net	(874)	233	(148)

Income (loss) before provision for income taxes	(58,057)	(11,820)	15,275

Income tax benefit	5,777	15,138	2,668

Net income (loss)	$(52,280)	$3,318	$17,943

Other comprehensive (loss) income:
Foreign currency translation (loss) gain	(20,497)	42,775	8,283

Total comprehensive income (loss)	$(72,777)	$46,093	$26,226

The accompanying notes form an integral part of these combined financial statements.

INFORMA TECH DIGITAL BUSINESSES OF INFORMA PLC

COMBINED STATEMENTS OF CHANGES IN EQUITY

(Expressed in thousands of U.S. Dollars)

	Net parent investment (deficit)	Accumulated other comprehensive income (loss)	Total equity (deficit)
Balance as of January 1, 2021	$(159,585)	$(8,316)	$(167,901)
Net income for the year	17,943	—	17,943
Other comprehensive income	—	8,283	8,283
Net transfers to Parent	(50,783)	—	(50,783)

Balance as of December 31, 2021	(192,425)	(33)	(192,458)
Net income for the year (As Restated)	3,318	—	3,318
Other comprehensive income	—	42,775	42,775
Net transfers from Parent (As Restated)	143,399	—	143,399

Balance as of December 31, 2022 (As Restated)	(45,708)	42,742	(2,966)
Net loss for the year (As Restated)	(52,280)	—	(52,280)
Other comprehensive loss	—	(20,497)	(20,497)
Net transfers from Parent (As Restated)	38,325	—	38,325

Balance as of December 31, 2023 (As Restated)	$(59,663)	$22,245	$(37,418)

The accompanying notes form an integral part of these combined financial statements.

INFORMA TECH DIGITAL BUSINESSES OF INFORMA PLC

COMBINED STATEMENTS OF CASH FLOWS

(Expressed in thousands of U.S. Dollars)

	For the Years Ended December 31,
	2023	2022	2021
	(As Restated)	(As Restated)
Operating activities:
Net income (loss)	$(52,280)	$3,318	$17,943
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	895	620	408
Amortization	30,774	15,838	8,287
Change in provision for bad debts	(893)	(1,113)	(47)
Operating lease expense	2,732	1,567	1,228
Stock-based compensation expense	1,198	914	542
Provision for income taxes	(5,777)	(15,138)	(2,668)
Impairment of long-lived assets	577	178	—
Impairment of goodwill	130,132	—	—
Loss (gain) on disposal of long-lived assets	2	(11)	(19)
Remeasurement of contingent consideration	(112,653)	4,537	—

Changes in assets and liabilities:
Accounts receivable	8,211	421	11,372
Prepaid expenses and other current assets	2,296	(2,656)	8,507
Related party receivables	(2,248)	(1,052)	327
Accounts payable	(3,334)	2,652	1,477
Accrued expenses and other current liabilities	(1,350)	(14,415)	(1,975)
Operating lease liabilities	(2,709)	(1,699)	(1,344)
Contract liabilities	(8,880)	4,358	(9,198)
Other liabilities	(625)	118	(106)
Related party payables	(104)	29,575	475

Net cash (used in) provided by operating activities	(14,036)	28,012	35,209

Investing activities:
Purchases of property and equipment	(2,589)	(413)	(302)
Purchases of intangible assets	(6,771)	(2,951)	(361)
Acquisitions of businesses, net of cash acquired	(47,830)	(351,333)	(56,797)
Payment of contingent consideration	—	(2,760)	—

Net cash used in investing activities	(57,190)	(357,457)	(57,460)

Financing activities:
Cash pooling arrangements with Parent	45,333	(9,813)	22,362
Proceeds from loans issued by Parent	—	250,213	59,237
Repayments of loans issued by Parent	—	(713)	(2,550)
Net transfers from (to) Parent	29,626	136,026	(55,839)
Repayment of debt	—	(42,590)	—

Net cash provided by financing activities	74,959	333,123	23,210

Effect of exchange rate changes on cash and cash equivalents	(86)	(202)	(192)

Net increase in cash and cash equivalents	3,647	3,476	767
Cash and cash equivalents at the beginning of the year	7,142	3,666	2,899

Cash and cash equivalents at the end of the year	$10,789	$7,142	$3,666

The accompanying notes form an integral part of these combined financial statements.

INFORMA TECH DIGITAL BUSINESSES OF INFORMA PLC

COMBINED STATEMENTS OF CASH FLOWS

(Expressed in thousands of U.S. Dollars)

	For the years Ended December 31,
	2023	2022	2021
	(As Restated)	(As Restated)
Supplemental disclosure of cash flow information:
Cash paid for taxes by Parent	3,173	5,989	4,245
Cash paid for interest on related party loans	25,194	80	201

Non-cash investing and financing activities:
Operating lease liabilities arising from obtaining operating lease right-of-use assets	1,295	423	474
Intangible asset purchases included in accrued expenses and other current liabilities	78	267	17

The accompanying notes form an integral part of these combined financial statements.

INFORMA TECH DIGITAL BUSINESSES OF INFORMA PLC

NOTES TO THE COMBINED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars — unless stated otherwise)

Note 1 — Business overview and basis of presentation

Nature of business

Informa Tech Digital Businesses of Informa PLC (the “Business”) help technology companies accelerate growth through first party business-to-business (“B2B”) data, market insight and market access. It provides digital solutions that deliver targeted audiences, highly qualified leads, demand generation and buyer intent, helping customers to identify, reach, influence and transact with key technology decision makers. The Business operates through a range of leading B2B brands in specialist technology research (e.g., Omdia, Canalys), specialist digital media (e.g., Industry Dive, Information Week, Light Reading, Heavy Reading, AI Business), and demand generation / buyer intent (NetLine).

The Business has historically operated as part of Informa Tech operating segment of Informa PLC and its subsidiaries (together “Informa” or “Parent”). In these combined financial statements, unless otherwise specified or the context otherwise indicates, all references to Informa refer to the business and operations of the Parent and its consolidated subsidiaries.

Basis of presentation and principles of combination

The accompanying combined financial statements present the historical financial position, results of operations, cash flows and changes in equity of the Business in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The combined financial statements are presented in U.S. dollars.

The Business has historically operated as part of the Parent and not as a standalone entity and has no separate consolidated legal status of existence. As such, these combined financial statements have been derived from the Parent’s historical accounting records and are presented on a carved-out basis.

The combined financial statements reflect the assets, liabilities, revenues, expenses and cash flows of the businesses included within the Business. The following considerations have been applied to these combined financial statements:

•

All transactions and balances between the businesses included within the Business have been eliminated. Transactions and balances with the Parent, or other non-Business entities controlled by the Parent, are classified as related party transactions.

•

To the extent that an asset, liability, revenue or expense is directly associated with the Business, it is reflected in these combined financial statements. Since the Business has been part of a wider group of companies controlled by the Parent, the combined financial statements may not reflect the same financing costs had the Business obtained financing on a standalone basis.

•

All costs incurred by Informa that are directly attributable to the Business have been included in these combined financial statements. The costs incurred by the Parent for certain functions and operations that are used by the Business, including but not limited to executive oversight, finance, treasury, tax, legal, human resources, technology, marketing and other shared services have been allocated using appropriate and consistent allocation methods, including revenue, headcount or other relevant measures. Management of the Parent believes the costs of these services allocated to the Business have been determined on a reasonable basis but may not reflect the amounts that would have been incurred by the Business had it been operating on a standalone basis. These cost allocations are discussed further in Note 12. Related Party Transactions.

•

Net Parent Investment, which includes retained earnings, represents the Parent’s historical investment in the Business, the accumulated net earnings (losses) after taxes and the net effect of settled transactions with and allocations from the Parent. All significant transactions between the Business and the Parent have been included in the accompanying combined financial statements for all years presented. Transactions with the Parent are reflected in the combined statements of changes in equity as Net transfers (to) from Parent and in the accompanying combined balance sheets as Net Parent investment. As the Business has no common capital structure for the combined business, it has not presented historical earnings per share. All transactions reflected in Net Parent investment by the Business in the accompanying combined balance sheets have been considered as financing activities for purposes of the combined statements of cash flows.

•

The Business is dependent on the Parent for the majority of its working capital and financing requirements during the financial years presented in these combined financial statements. The Parent uses a centralized approach to managing cash and financing its operations. Transactions between the Parent and the Business under this approach are treated as related party short-term debt. All cash and cash equivalent balances held by the Business that are not a part of the centralized cash management approach are legally held by the Business and included in the combined financial statements for all years presented.

•

The Business has intercompany financing arrangements with the Parent (“related party debt”). These related party financing arrangements between the Business and the Parent has been included in the accompanying combined financial statements for all years presented. The Business anticipates these transactions will be settled prior to the consummation of the Transaction.

•	The Business’s current and deferred taxes are computed on a separate return basis.

These combined financial statements may not be indicative of the Business’s financial performance and do not necessarily reflect what its results of operations, financial position and cash flows would have been had the Business operated as an independent entity during the periods presented. The amount of actual costs that may have been incurred if the Business were a standalone company would depend on a number of factors, including its chosen organizational structure, which functions were performed by its employees or outsourced and strategic decisions made in areas such as information technology and infrastructure.

The proposed transaction

On January 10, 2024, Informa reached an agreement (“Transaction Agreement”) to combine the Business with US-listed entity TechTarget, Inc. (“TechTarget”) to create a new US-listed company (“NewCo”), a leading platform in B2B data and market access (the “Transaction”).

Upon completion, Informa will contribute the Business and approximately $350.0 million cash in exchange for a 57% majority ownership position in NewCo. TechTarget’s current shareholders will receive approximately $350.0 million in the form of a cash distribution and a 43% ownership interest in NewCo, which will be a US listed business. The cash contribution and distribution are subject to specific adjustments set forth in the Transaction Agreement for changes in net working capital, Target Adjusted EBITDA as defined in the Transaction Agreement, and certain non-current liabilities of the Business.

The Transaction is expected to close in the second half of 2024, subject to certain closing conditions and customary regulatory approvals.

Restatement of previously issued financial statements

The Business restated its previously issued financial statements as of and for the years ended December 31, 2023 and 2022, to correct the following errors:

Combined statements of income and comprehensive income (loss)

1)

An understatement of $1.0 million and $1.1 million of allocated corporate costs from Parent within general and administrative expenses for the years ended December 31, 2023 and 2022, respectively, in connection with journal entries related to carve-out activities and balances.

2)

An overstatement of $1.0 million in revenue for the year ended December 31, 2022, with the corresponding impact to accounts receivable described in adjustment 5) below. The adjustment was attributed to an incorrect accounting adjustment in the period and as such, it did not have an impact on the other periods presented.

3)	As a result of the tax effect of adjustments 1) and 2) above, income tax benefit increased $0.2 million and $0.5 million for the years ended December 2023 and 2022, respectively.

Combined balance sheets

4)

A misclassification of $0.9 and $0.3 million between “Related party loans receivables” and “Net parent investment” in the combined balance sheets as of December 31, 2023 and 2022, respectively, in connection with an incorrect consolidation journal entry related to the classification of carve-out activity and balances.

5)	Decrease in accounts receivable of $1.0 million as of December 31, 2023 and 2022 as a result of adjustment 2) above.

6)

A misclassification of $3.9 million between “Related party loans receivables” and “Related party payables” in the combined balance sheets as of December 31, 2022, in connection with an incorrect consolidation journal entry related to the classification of carve-out activity and balances.

The adjustments described above in turn resulted in adjustments in the preparation of the combined statement of cash flows, including adjustments in the classification of related party transactions between operating activities and financing activities, and combined statements of changes in equity, as shown in the tables below.

The Business has restated its combined financial statements for the fiscal years ended December 31, 2023 and 2022 and the impact of the restatement on the combined balance sheets, combined statements of income and comprehensive income (loss), combined statements of cash flows and combined statements of changes in equity is presented in the following tables. The accompanying applicable notes have been updated to reflect the effects of the restatement. The adjustments had no impact on the financial position, results of operations or cash flows as of and for the year ended December 31, 2021.

The amounts in the “As Reported” columns below are amounts derived from the Business’s previously filed annual combined financial statements included in the Toro CombineCo, Inc. Registration Statement on Form S-4, originally filed with the Securities and Exchange Commission on June 27, 2024 (the “Original Annual Report”). The amounts in the “Adjustment” columns present the impact of the adjustments described above. The amounts in the “As Restated” columns are the updated amounts including the impacts of the adjustments identified.

The following table presents the effect of the restatement on the Business’s previously reported combined balance sheets as of December 31, 2023 and 2022. The values as previously reported were derived from the Business’s Original Annual Report (in thousands).

		December 31, 2023			December 31, 2022
	Adjustment	As Reported	Adjustment	As Restated	As Reported	Adjustment	As Restated
Assets
Current assets:
Accounts receivable, net of allowance for doubtful accounts of $1,083 and $2,325, respectively	5	39,788	(1,000)	38,788	43,622	(1,000)	42,622
Related party loan receivables	4,6	105,102	(853)	104,249	57,267	3,609	60,876

Total current assets		166,139	(1,853)	164,286	116,192	2,609	118,801

Total assets		$936,213	$(1,853)	$934,360	$975,677	$2,609	$978,286

Liabilities and Parent’s equity
Current liabilities:
Related party payables	6				28,371	3,905	32,276

Total current liabilities					478,291	3,905	482,196

Total liabilities					$977,347	$3,905	$981,252

Parent’s equity:
Net parent investment (deficit)	1,2,4	(57,810)	(1,853)	(59,663)	(44,412)	(1,296)	(45,708)

Total equity (deficit)		(35,565)	(1,853)	(37,418)	(1,670)	(1,296)	(2,966)

Total liabilities and equity		$936,213	$(1,853)	$934,360	$975,677	$2,609	$978,286

The following table presents the effect of the restatement on the Business’s previously reported combined statements of income and comprehensive income (loss) for the years ended December 31, 2023 and 2022. The values as previously reported were derived from the Business’s Original Annual Report (in thousands).

		For the years ended
	Adjustment	December 31, 2023			December 31, 2022
		As Reported	Adjustment	As Restated	As Reported	Adjustment	As Restated
Revenues	2				$197,773	$(1,000)	$196,773

Gross profit					125,165	(1,000)	124,165
Operating expenses:
General and administrative expense	1	65,114	973	66,087	46,748	1,131	47,879

Total operating expenses		187,231	973	188,204	124,812	1,131	125,943

Operating income (loss)		(34,352)	(973)	(35,325)	353	(2,131)	(1,778)

Income (loss) before provision of income taxes		(57,084)	(973)	(58,057)	(9,689)	(2,131)	(11,820)

Income tax benefit	1,2	5,557	220	5,777	14,623	515	15,138

Net income (loss)		$(51,527)	$(753)	$(52,280)	$4,934	$(1,616)	3,318

Total comprehensive income (loss)		$(72,024)	$(753)	$(72,777)	$47,709	$(1,616)	$46,093

The following table presents the effect of the restatement on the Business’s previously reported combined statements of cash flows for the years ended December 31, 2023 and 2022. The values as previously reported were derived from the Business’s Original Annual Report (in thousands).

		For the years ended
	Adjustment	December 31, 2023			December 31, 2022
		As Reported	Adjustment	As Restated	As Reported	Adjustment	As Restated
Operating activities:
Net income	1,2	$(51,527)	$(753)	$(52,280)	$4,934	$(1,616)	$3,318
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Provision for income taxes	1,2	(5,557)	(220)	(5,777)	(14,623)	(515)	(15,138)
Changes in assets and liabilities:
Accounts receivable	2				(579)	1,000	421
Related party payables	6	3,802	(3,906)	(104)	25,670	3,905	29,575

Net cash (used in) provided by operating activities		(9,157)	(4,879)	(14,036)	25,238	2,774	28,012

Financing activities:
Cash pooling arrangements with Parent	3,4	40,869	4,464	45,333	(6,203)	(3,610)	(9,813)
Net transfers (to) from Parent	1,4	29,211	415	29,626	135,190	836	136,026

Net cash provided by financing activities		70,080	4,879	74,959	335,897	(2,774)	333,123

Supplemental disclosure of cash flow information:
Cash paid for taxes by Parent	1,2	3,393	(220)	3,173	6,504	(515)	5,989

The following table presents the effect of the restatement on the Business’s previously reported combined statements of changes in equity for the years ended December 31, 2023 and 2022. The values as previously reported were derived from the Business’s Original Annual Report (in thousands).

		For the years ended
	Adjustment	December 31, 2023				December 31, 2022
		As Reported	Adjustment	As Restated	As Reported	Adjustment	As Restated
Net parent investment (deficit):
Net income (loss) for the year	1,2	$(51,527)	$(753)	$(52,280)	$4,934	$(1,616)	$3,318
Net transfers from Parent*	1,2,4	38,129	196	38,325	143,079	320	143,399
Net parent investment (deficit) balance as of year end		(57,810)	(1,853)	(59,663)	(44,412)	(1,296)	(45,708)

Total equity (deficit) balance as of year end		(35,565)	(1,853)	(37,418)	(1,670)	(1,296)	(2,966)

*	The adjustments in the table above are related to the general and administrative, income tax benefit, and net parent investment financial statement line items described in 1), 2), and 4) above.

Note 2 — Significant accounting policies

Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. The Business bases these estimates on historical experience, the current economic environment, and on various other assumptions that are believed to be reasonable under the circumstances. However, uncertainties associated with these estimates exist and actual results may differ from these estimates.

Estimates and underlying assumptions reflected in these combined financial statements are reviewed on an ongoing basis, with changes in estimates recognized in the year in which the estimates are revised and in any future periods affected. Significant estimates include assumptions associated with impairment considerations for goodwill and long-lived assets, estimating the fair value of contingent consideration, allocation of purchase price to intangible assets in business combinations and determining corporate expense allocations.

Foreign currency translation

The combined financial statements are presented in U.S. dollars. The functional currency of the Business’s subsidiaries is the currency of the primary economic environment in which they operate. Foreign currency transactions are recorded at the exchange rate prevailing at the date of the transaction. Foreign currency monetary assets and liabilities are translated at the rates of exchange as of the balance sheet date and revenues and expenses are translated into U.S. dollars using average exchange rates in effect during the period. Non-monetary items that are measured at historical cost in a foreign currency are translated using the exchange rate in force at the date of the initial transaction.

As of the reporting date, the assets and liabilities of the Business denominated in a functional currency that is other than the reporting currency are translated into U.S. dollars at the rate of exchange applicable at the reporting date and their results of operations are translated at the average exchange rates for the period, recalculated for each month at that month’s closing rate from the equivalent preceding month. All translation gains and losses are reported in accumulated other comprehensive income (loss) as a component of Parent’s equity in the combined balance sheets. Any realized and unrealized gains and losses from transactions denominated in currencies other than the functional currency are recorded in other income (expense) on a net basis in the combined statements of income and comprehensive income (loss).

Cash and cash equivalents

Cash and cash equivalents include cash on hand and balances held with banks and other financial institutions. Cash equivalents comprise bank deposits, which are readily convertible to known amounts of cash, subject to an insignificant risk of changes in value and have an original maturity of three months or less, and for which there is a reasonable expectation that the funds will be used to meet short-term cash commitments of the Business.

Fair value of financial instruments

In accordance with ASC Topic 820, Fair Value Measurement (“ASC 820”), the Business accounts for certain assets and liabilities at fair value, which is the price that would be received upon the sale of an asset or paid to transfer a liability in an orderly arms-length transaction between market participants at the measurement date. When measuring fair value, the Business considers the characteristics of the asset or liability that a market participant would consider when pricing the asset or liability at the measurement date. The Business utilizes one or more techniques for measuring fair value: market approach, income approach, and cost approach.

The valuation techniques include inputs, which are based on a tiered fair value hierarchy consisting of three levels of observability to the market, as follows:

Level 1: Observable inputs such as quoted prices for identical assets or liabilities in active markets.

Level 2: Other inputs that are observable directly or indirectly, such as quoted prices for similar instruments in active markets or for similar markets that are not active.

Level 3: Unobservable inputs for which there is little or no market data and which require the use of assumptions about how market participants would price the asset or liability.

The Business categorizes each of its fair value measurements in one of these three levels based on the lowest level of input that is significant to the fair value measurement in its entirety.

Business combinations and goodwill

The Business uses the acquisition method of accounting to account for acquisitions. This requires separate recognition of assets acquired and liabilities assumed from goodwill, at the acquisition date fair values. A specifically identified intangible asset must be recorded as a separate asset from goodwill if either of the following two criteria is met: (1) the intangible asset acquired arises from contractual or other legal rights; or (2) the intangible asset is separable. Accordingly, intangible assets consist of specifically identified intangible assets.

Goodwill at acquisition date is measured as the excess of consideration transferred and the fair value of any non-controlling interests in the acquiree over the net fair values of the assets acquired and liabilities assumed. During the measurement period, which may be up to one year from the acquisition date, the Business records adjustments to the assets acquired and liabilities assumed with the corresponding offset to goodwill. Measurement period adjustments are recorded in the period the adjustments are determined. Upon conclusion of the measurement period or final determination of the values of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded in the combined statements of income and comprehensive income (loss).

Where a business combination agreement provides for an adjustment to the cost of a business acquired contingent on future events, the Business accrues the fair value of the additional consideration payable as a liability as of acquisition date. This amount is reassessed at each subsequent reporting date with any adjustments recognized in remeasurement of contingent consideration within the combined statements of income and comprehensive income (loss).

Intangible assets

Intangible assets primarily comprise intangible assets acquired in business combinations measured at their estimated fair value at acquisition. Remaining intangible assets are initially recorded at cost.

Intangible assets are reported net of accumulated amortization. The cost of intangible assets is amortized and charged to the combined statements of income and comprehensive income (loss) on a straight-line basis over the estimated useful lives of the underlying assets.

Useful lives are reviewed each year and adjustments are made, where applicable, on a prospective basis. The estimated useful lives of the Business’s intangible assets are as follows:

Brands and trademarks	10 – 30 years
Customer relationship databases and intellectual property	3 – 20 years
Software	3 – 10 years

Internal-use software

The Business capitalizes certain costs associated with the development of its platform and software used in operations. The Business begins to capitalize costs to develop software when planning stage efforts are successfully completed, management has authorized and committed project funding, and it is probable that the project will be completed, and the software will be used as intended. Capitalized internal-use software are normally amortized over estimated useful lives ranging from 3 to 10 years once the related project is ready for its intended use.

The Business capitalized internal-use software of $6.7 million and $2.8 million for the years ended December 31, 2023 and 2022, respectively. Capitalized internal-use software was immaterial for the year ended December 31, 2021. Capitalized costs of internal-use software, net of accumulated amortization, are included in intangible assets, net in the combined balance sheets. The amortization expense is recognized in cost of revenue and amortization in the combined statements of income and comprehensive income (loss).

Property and equipment

Property and equipment are stated at cost net of accumulated depreciation and impairment losses. Cost comprises expenditure directly attributable to the purchase of the asset. Depreciation is provided on a straight-line basis at rates designed to reduce the assets to their residual value over their estimated useful lives.

The rates of depreciation are based on the following estimated useful lives:

Leasehold land and buildings including right-of-use assets	Shorter of useful economic life or life of the lease
Equipment, fixtures, and fittings	3 – 5 years

Estimated useful lives and residual values are reviewed at each reporting date.

Impairment of goodwill and long-lived assets

The Business evaluates its long-lived assets, including property, equipment, and intangible assets, for impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. Goodwill is tested for impairment at least annually, during the fourth quarter, or when events and circumstances indicate an impairment may have occurred.

Among the factors that could trigger an impairment review are a reporting unit’s operating results significantly declining relative to its operating plan or historical performance, and competitive pressures and changes in the general markets in which it operates. In assessing goodwill for impairment, the Business may first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of its reporting unit is less than the carrying amount. If this assessment concludes that it is more likely than not that the fair value is more that its carrying value of a reporting unit, goodwill is not considered impaired and the quantitative goodwill impairment test is not required to be performed.

If the qualitative impairment assessment concludes that it is more likely than not that the fair value is less than its carrying value, the Business performs the quantitative goodwill impairment test, which compares the fair value of the reporting unit to its carrying value. The Business estimates the fair value of its reporting units primarily using an income approach. In assessing fair value estimated future cash flows are discounted to their present value using a weighted average cost of capital discount rate. Cash flows are projected using a three-stage valuation approach. The first stage consisted in approved projected financial information for a period of four years, followed by a transitional period of two years of normalizing growth and, thereafter, a steady state period of long-term growth.

If the estimated fair value of the reporting unit is less than the carrying value, the Business will record an impairment of goodwill for the amount to which the carrying value exceeds fair value. Determination of fair value is based on significant assumptions and estimates, including projected cash flows, discount rates and long-term business growth rates.

The Business also considers whether there is an expectation that a long-lived asset will be sold or disposed of before the end of its originally estimated useful life. Recoverability of assets held and used is measured by comparing the asset group’s carrying amount and the estimated undiscounted future net cash flows expected to be generated by the asset group. If such evaluation indicates that the carrying amount of the asset group is not recoverable, an impairment loss will be recorded based on the amount by which the carrying value exceeds the fair value.

See Note 6. Goodwill and intangible assets for further information.

Revenue

The Business generates revenues by providing market insight and market access to the technology market, including enterprise technology, artificial intelligence, channel, cyber security, media & entertainment and service providers.

Revenue is recognized as the Business satisfies a performance obligation, based upon transfer of control of promised products or services to clients in an amount that reflects the consideration to which the Business expects to be entitled in exchange for those products or services. Some of the Business’ performance obligations are satisfied over time as the product or service is transferred to the client. Performance obligations which are not satisfied over time are satisfied at a point in time. The Business accounts for revenue contracts with clients through the following steps:

1.	Identify the contract with a client;

2.	Identify the performance obligations in the contract;

3.	Determine the transaction price;

4.	Allocate the transaction price to the performance obligations in the contract; and

5.	Recognize revenue when or as the Business satisfies a performance obligation.

The Business enters into contracts that can include various combinations of its offerings which are generally capable of being distinct and accounted for as a separate performance obligation. When performance obligations are combined into a single contract, the Business utilizes the stand-alone selling price (“SSP”) of each product or service to allocate the transaction price among the performance obligations, which is generally determined based on the prices charged to the clients or using expected cost plus a margin, with any discounts allocated across the performance obligations. Revenue for each category type of revenue is typically fixed at the date of the order and is not variable. The Business’s invoice schedule varies by product; however, payment terms generally provide that clients pay within 30 days of invoice. Amounts that have been invoiced are recorded in accounts receivable and in contract liabilities or revenue, depending on whether transfer of control to clients has occurred.

A detailed description of each category of revenue is included below:

•

Marketing, advertising services and sponsorship: The Business delivers marketing, specialized advertising services and sponsorship through digital publications and websites. Revenue for these products and services is recognized either at a point in time, or over the contract term, as control transfers to the client as the performance obligations are satisfied, as further described below. Clients may have the right to cancel their contracts, however, the Business generally retains an enforceable right to payment for prior services based on the contract terms. The Business’s invoice schedule for these products and services varies by client.

Revenues for custom content and marketing services is recognized over time as the Business works to satisfy its performance obligations as the Business is creating an asset without an alternative use and has an enforceable right to payment for performance completed to date. Contracts are typically short-term, one to four months.

Revenues for content syndication campaigns and display advertisements are recognized based on a contracted quantity of leads or impressions. The contract price is typically fixed based on a quantity of leads to be delivered or impressions processed and revenues for these products are recognized over time, using an output method based on the volume of leads delivered or impressions processed. These contracts are typically short-term, one to three months.

Revenues for other advertisement products such as email, newsletter, webinar and event sponsorships are satisfied at the point in time they are delivered to the client, placed for viewing or on the event date.

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Intelligence subscription services: The Business’s subscription service provides clients with access to data, including market trackers, market sizing, market share analyses and forecasts, in addition to qualitative analyst-produced content across the technology industry spectrum. Subscription services provide clients access to hosted data and information services that represents a single stand-ready performance obligation satisfied over time. Revenue is recognized on a straight-line basis over the contractual term. Access to information services is predominantly sold through annual subscriptions paid in advance and typically non-cancelable.

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Advisory services: The Business works together with clients to provide strategic support in assessing critical business challenges and developing bespoke solutions. This includes the delivery of specialist data, forecasts, analysis and advice that helps clients assess and better understand their respective markets, opportunities, competition, and new product developments. Revenues are principally generated from fixed fee engagements and are recognized over time as the Business works to satisfy its performance obligations as the Business has an enforceable right to payment for performance completed to date. Most advisory contracts are billed 50% upfront and 50% upon completion and are non-refundable and non-cancelable.

•

Exhibitor and attendee revenue: The Business offers specialist research exhibition and conference events. Payments are typically received in advance of the event date or at the event date and are non-refundable or partially refundable based on timing of cancellation. Revenue is recognized at the point in time when the event has taken place.

Remaining performance obligations

The Business elected an optional exemption to not disclose information about the amount of the transaction price allocated to remaining performance obligations for contracts that have an original expected duration of one year or less. As of December 31, 2023, the Business expects to recognize 100% of remaining performance obligations as revenue over the next twelve months.

Contract liabilities

Contract liabilities primarily reflect payments received in advance of revenue recognition. Typically, the Business invoices all subscription service fees, 50% of advisory fees and a substantial portion of exhibitor and attendee fees in advance. All of the Business’s contract liabilities are included within current liabilities at year end and will be recognized as revenue in the following 12 months as the Business satisfies its contractual performance obligations.

Cost of revenue

Cost of revenue primarily consists of salaries and related personnel costs, lead generation expenses, amortization of product development, freelance contractors expenses, website hosting costs, and other related overheads.

Selling and marketing

Selling and marketing expenses consist primarily of salaries and related personnel costs, sales commissions, facility expenses, advertising costs, and other related overheads.

Advertising costs are expensed as incurred and were $0.7 million, $0.5 million and $0.5 million for the years ending December 31, 2023, 2022 and 2021, respectively.

General and administrative

General and administrative expenses consist primarily of salaries and related personnel costs, facility expenses and related overheads, accounting, legal and other professional fees, bad debt provision, and stock-based compensation expenses.

Product development

Product development includes costs relating to the creation of the Business’s network of websites and data analytics framework, advertiser offerings and technical infrastructure that do not meet the criteria capitalization.

Acquisition and integration costs

Acquisition-related costs that are not part of the purchase price consideration are generally expensed as incurred. These costs typically include transaction-related costs, such as finder’s fees, legal, accounting, and other professional costs. Integration related costs represent costs that relate directly to combining the Business and its acquired businesses. Integration-related costs typically include strategic consulting services, employee related costs, such as retention and severance, costs to integrate information technology infrastructure, enterprise planning systems, processes, and other non-recurring integration related costs.

Interest income

Interest income is recognized on an accruals basis, by reference to the principal outstanding and at the effective interest rate applicable.

Accounts receivable and allowance for doubtful accounts

Accounts receivable are recognized at the amount the Business expects to collect, net of allowance for doubtful accounts. The allowance for doubtful accounts is the Business’s best estimate of the amount of probable credit losses in its existing accounts receivable. The allowance for doubtful accounts is reviewed on a regular basis, and all past due balances are reviewed individually for collectability. Account balances are written-off against the allowance once all means of collection have been exhausted and the potential for recovery is considered remote. Provisions for doubtful accounts are recorded in general and administrative expense.

Payment terms and conditions vary by contract type, although terms generally include a requirement of payment is 30 days. In instances where the timing of revenue recognition differs from the timing of invoicing, the Business has determined that its contracts generally do not include a significant financing component. The primary purpose of the Business’s invoicing terms is to provide clients with simplified and predictable ways of purchasing products and services, such as invoicing at the beginning of a subscription term with revenue recognized ratably over the contract period, and not to receive financing from clients. Any potential financing fees are considered insignificant in the context of the Business’s contracts.

Below is a summary of the changes in the Business’s allowance for doubtful accounts for the years ended December 31, 2023 and 2022:

	Years ended December 31,
	2023	2022	2021
Balance at beginning of the year	$2,325	$3,998	$6,500
Acquisitions	—	957	91
Release of provision	(748)	(957)	(35)
Write-off	(494)	(1,673)	(2,558)

Balance at end of the year	$1,083	$2,325	$3,998

Concentration of credit risk

The Business’s principal financial assets are accounts receivables, related party receivables and related party loans receivables and cash and cash equivalents, which represent the Business’s maximum exposure to credit risk in relation to financial assets.

Credit risk refers to the risk that a counterparty will default on its contractual obligations resulting in financial loss to the Business. The Business has adopted a policy of assessing the creditworthiness of counterparties as a means of mitigating the risk of financial loss from defaults.

The Parent’s Treasury Committee has put in place policies to identify and analyze its counterparties’ creditworthiness and has set appropriate exposure limits and controls. Compliance with policies and exposure limits is reviewed by the Parent’s Treasury Committee.

Predominantly all of the Business’s cash and cash equivalents are held in investment grade counterparties. Where this is not the case, approval is required by the Parent’s Treasury Committee.

The carrying amounts of financial assets recorded in the combined financial statements are stated net of impairment losses and represent the Business’s maximum exposure to credit risk.

The Business sells its products and services to a wide variety of customers. During the years ended December 31, 2023, 2022 and 2021, no individual customer accounted for 10% or more of total revenues and no customer represented 10% or more of total accounts receivable.

Segment reporting

In applying the criteria set forth in ASC 280 — Segment Reporting, and in conjunction with a change in the Business’s operating structure and the manner in which the Business’s Chief Operating Decision Maker (“CODM”) assesses information for decision-making purposes, as of March 31, 2024, the Business has realigned its operating segments and presented with retrospective effect herein. As a result of this, the Business has determined it operates as a single operating and reportable segment. The Business’s CODM is its Chief Executive Officer, who reviews key financial information presented on a combined basis for the purposes of making operating decisions, allocating resources, and evaluating financial performance.

Income taxes

The Business’s operating results are included in the income tax returns of the Parent. The Business accounts for income taxes under the separate return method. Under this approach, the Business determines its income tax expense as if it were filing separate tax returns from the Parent. As the Business’s results are included in the Parent’s tax returns, payments to certain taxing authorities are made by the Parent, and not by the Business. For tax jurisdictions where the Business is included with the Parent in a tax filing, the Business does not maintain income taxes payable to or from the Parent and the payments are deemed to be settled immediately with the legal entities paying the tax in the respective tax jurisdictions through changes in Net Parent Investment. The Business may also record current income taxes payable or long-term income taxes payable liabilities related to certain unrecognized tax benefits which will remain with the Business.

Deferred tax assets and liabilities are determined based on the difference between the carve-out financial statements carrying amount and the tax basis of assets and liabilities using enacted rates expected to be in effect during the year in which the differences reverse. For the US business, the enacted state rate is assumed to be equal to the state tax apportionment of the legal entities within the carve-out group. Deferred tax assets generally represent items that can be used as tax deductions or credits in future years’ tax returns for which the tax benefit has already been reflected on the combined statement of income or balances acquired in a business combination. Deferred tax liabilities generally represent items that have already been taken as a deduction in past tax returns but have not yet been recognized in the combined statements of income and comprehensive income (loss), or balances that arose in a business combination. The effect on deferred tax assets and liabilities due to a change in tax rates is recognized as an income tax benefit (provision) in the statement of income in the period in which the enactment date occurs.

The Business’s deferred tax assets are reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not (more than 50 percent probable) that some portion or all of the deferred tax assets will not be realized. The Business evaluates the realizability of deferred tax assets for each of the jurisdictions in which they operate by assessing all available evidence. This includes historical operating results, known or planned operating developments, the period of time over which certain temporary differences will reverse, consideration of the reversal of certain deferred tax liabilities, tax law carryback capability in the particular country, and prudent and feasible tax planning strategies. Having evaluated these factors, if the Business considers that deferred tax assets are expected to be realized within the tax carryforward period allowed for that specific country, it concludes that no valuation allowance is required. To the extent that the deferred tax assets exceed the amount expected to be realized within the tax carryforward period for a particular jurisdiction, the Business establishes a valuation allowance.

The Business recognizes benefits from tax positions only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the positions. The tax benefits recognized in the combined financial statements from such positions are measured as the largest amount of tax benefit that is more than 50 percent likely to be realized upon settlement. Judgment is required in evaluating tax positions and determining unrecognized tax benefits. The Business reevaluates on the technical merits of its tax positions and may recognize the benefit of a tax position in certain circumstances, including when: (1) a tax examination is completed; (2) applicable tax laws change, including through a tax case ruling or legislative guidance; or (3) the applicable statute of limitations expires. The Business recognizes potential accrued interest and penalties associated with unrecognized tax benefits in income tax benefit (provision) in the statement of income.

Net Parent investment

In the accompanying combined balance sheets, net Parent investment represents the Parent’s interest in the recorded net assets of the Business, accumulated net income, and the net effect of transactions with, and allocations from, the Parent.

Recently adopted accounting pronouncements

In November 2021, the Financial Accounting Standards Board (“FASB”) issued the Accounting Standard Update (“ASU”) 2021-08 — Business Combinations (Topic 805) – Accounting for Contract Assets and Contract Liabilities from Contracts with Customers. In general, this will result in contract liabilities being recognized at their historical amounts under Accounting Standards Codification (“ASC”) 606, rather than at fair value in accordance with the general requirements of ASC 805. These updates are effective beginning in fiscal year 2023 with early adoption permitted for any period for which financial statements have not yet been issued. The Business has elected to early adopt the updates to ASC 805 as of January 1, 2021 and has recorded all acquired contract liabilities at their historical amounts for all acquisitions since January 1, 2021.

Pronouncements issued but not yet effective

During 2023, the FASB issued the following ASUs which are not yet effective:

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ASU 2023-06 - Disclosure Improvements — Codification Amendments in Response to the SEC’s Disclosure Update and Simplification of Initiative: The ASU amended the FASB Accounting Standards Codification in response to the U.S. Security and Exchange Commission’s (“SEC”) disclosure update and simplification initiative. This guidance will be applied prospectively with the effective date for each amendment to be the date on which the SEC’s removal of that related disclosure from Regulation S-X or Regulation S-K becomes effective, with early adoption prohibited. The Business is currently assessing if this guidance will have any potential impact on the Business’s combined financial statements.

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ASU 2023-07 — Segment Reporting (Topic 280) — Improvements to Reportable Segment Disclosures: The ASU improved reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses. ASU 2023-07 will be applied retrospectively and is effective for annual reporting beginning in 2024 and for quarterly reporting beginning in 2025. The Business is currently evaluating the impact this ASU will have on our combined financial statements, but do not expect it to have any impact to the Business’s combined results.

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ASU 2023-09 — Income Taxes (Topic 740) — Improvements to Income Tax Disclosures: Requires public entities to disclose specific categories in the effective tax reconciliation, as well as additional information for reconciling items that exceed a quantitative threshold. The ASU also requires all entities to disclose income taxes paid disaggregated by federal, state, and foreign taxes and further disaggregated for specific jurisdictions that exceed 5% of total income taxes paid, among other expanded disclosures. ASU 2023-09 is effective for annual reporting beginning in 2025. The Business is currently evaluating the impact this ASU will have on our combined financial statements, but do not expect it to have any impact to the Business’s combined results.

Note 3 — Revenue

Disaggregated revenue

Revenue by type:

	Years ended December 31,
	2023	2022	2021
Marketing, advertising services, and sponsorship	$153,761	$101,449	$44,641
Intelligence subscription services	66,689	65,494	63,414
Advisory services	30,396	29,376	30,519
Exhibitor and attendee	1,203	454	315

Total revenue	$252,049	$196,773	$138,889

Refer to the accounting policy in Note 2. Significant Accounting Policies on revenue for an explanation of the nature of revenue categories, their timing and related expected cash flows and any uncertainties and significant payment terms.

Contract liabilities

Timing may differ between the satisfaction of performance obligations and the invoicing and collection of amounts related to the Business’s contracts with customers. Liabilities are recorded for amounts that are collected in advance of the satisfaction of performance obligations. Contract liabilities consist of deferred revenue and payments received in advance of performance under the contract. Such amounts are generally recognized as revenue over the contractual period. For the years ended December 31, 2023 and 2022, the Business recognized revenue of $26.0 million and $22.7 million that was included in the corresponding contract liability balance at the beginning of the periods presented.

Revenue by geographic area

The following table depicts the disaggregation of revenue according to the geographical regions in which customers are located.

	Years ended December 31,
	2023	2022	2021
North America(1)	$174,198	$125,089	$68,837
United Kingdom	15,351	14,181	13,561
Rest of World	62,500	57,503	56,491

Total Revenue	$252,049	$196,773	$138,889

(1)	Of the North America revenue for the years ended December 31, 2023, 2022 and 2021, $169.0 million, $120.3 million and $66.6 million were attributable to the United States, respectively.

Long-lived assets by geographic area

Long-lived assets, excluding intangible assets and goodwill, by geographic area are detailed below:

	December 31,
	2023	2022
United States	$3,970	$5,051
China	1,904	7
United Kingdom	1,108	275
Japan	702	1,535
Rest of World	718	544

Total	$8,402	$7,412

No individual country outside of the United States, the United Kingdom, Japan, and China accounted for 10% or more of the Business’s long-lived assets during either of the periods.

Note 4 — Fair value

Fair value of assets and liabilities

Cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and other current liabilities payable within one year are carried at cost, which approximates fair value due to their short-term nature. The only financial instruments measured at fair value are the contingent considerations relating to the NetLine, Industry Dive and Canalys acquisitions. See Note 5. Acquisitions.

The following table presents the Business’s financial instruments that are measured at fair value as of December 31, 2023 and 2022:

	December 31, 2023			December 31, 2022
	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
Contingent consideration — current	—	—	4,937	—	—	—
Contingent consideration — non-current	—	—	37,500	—	—	151,110

Total liabilities	—	—	$42,437	—	—	$151,110

Contingent consideration amounts are based on revenue growth for Industry Dive and revenue and cost performance for Canalys (Level 3 fair value measurements) and have been estimated on an acquisition-by-acquisition basis using available forecasts (a significant unobservable input). The higher the forecast, the higher the fair value of any contingent consideration (subject to any maximum payout clauses).

The fair value of contingent consideration at Industry Dive and Canalys acquisition was calculated using a probability-weighted scenario approach. In determining the fair value, the contingent consideration on the Industry Dive acquisition was discounted at a rate of 13.2% as of December 31, 2023. Contingent consideration related to the Canalys acquisition will be settled in the second quarter of 2024 and was not discounted. The estimated settlement amount is $5.0 million.

Below is a summary of the changes in the contingent consideration balances for the years ended December 31, 2023 and 2022:

	Year ended December 31,
	2023	2022
Balance at beginning of the year	$151,110	$2,760
Acquisitions	3,980	146,573
Remeasurement	(112,653)	4,537
Settlements	—	(2,760)

Balance at end of the year	$42,437	$151,110

In 2023 the Business made reductions to the revenue growth forecasts of Industry Dive, which resulted in a lower fair value of the contingent consideration as compared to the fiscal year 2022. See Note 5. Acquisitions for further detail on the Industry Dive contingent consideration arrangements and Note 6. Goodwill and intangible assets for detail on the Industry Dive reporting unit impairment.

Note 5 — Acquisitions

2023 acquisition

On September 1, 2023, the Business acquired 100% of the issued share capital of Canalys Pte Ltd and its subsidiaries (collectively “Canalys”). The acquisition expands Omdia research capabilities into Channel (distributors, value added resellers, systems integrators and managed service providers) and Mobility (consumer and business devices), while creating a global platform for networking in Channel by bringing together both Canalys and the Business’ Channel events franchises.

Total consideration was $61.6 million, of which $52.6 million was settled in cash, $5.0 million in Informa common stock, and $4.0 million in contingent consideration. The contingent consideration is based on revenue and cost performance during the period from April 1, 2023 to March 31, 2024. The fair value of contingent consideration at acquisition was calculated using a probability-weighted scenario approach. Ongoing employment is not required to earn the contingent consideration, and as a result, the amount has been included in the total consideration transferred. The estimated range of undiscounted payment in respect of the contingent consideration is $0.6 million to $5.0 million. Subsequent remeasurement of the contingent consideration was recorded in the combined statements of income and comprehensive income (loss). See Note 4. Fair Value for the contingent consideration fair value at year end.

The following summarizes the fair value of the cash and contingent consideration transferred as part of the acquisition of Canalys:

Canalys
Cash consideration	$52,606
Capital consideration	5,000
Contingent consideration	3,980

Total consideration	$61,586

The following table summarizes the fair value of the assets acquired and liabilities assumed for the Canalys acquisition:

Canalys
Intangible assets	$13,935
Accounts receivable	2,878
Prepaid expenses and other current assets	2,363
Cash and cash equivalents	4,776
Contract liabilities	(7,035)
Deferred tax liabilities	(3,484)
Other assets and liabilities, net	(1,621)

Total identifiable net assets acquired	11,812
Goodwill	49,774

Total consideration	$61,586

Intangible assets of $13.9 million consist of $10.1 million of customer relationships, fair valued using the excess earnings method, and $3.8 million of intellectual property fair valued using the relief from royalty method. A deferred tax liability has been recognized as a result of the recognition of these acquired intangible assets.

Goodwill arising from the acquisition was $49.8 million and represents the total consideration of $61.6 million less the fair value of the net assets acquired of $11.8 million.

The value of goodwill arising from the acquisition has been identified as relating to the following factors:

•	Enhancing the Business’s position in the Channel subsegment through an increased product offering and expanded geographic footprint;

•	Enhancing the Business’s position in consumer and business devices through improved ability to win across the supply chain; and

•	Synergy opportunities through cost savings.

None of the goodwill recognized is deductible for tax purposes.

Acquisition costs of $1.0 million were recognized within acquisition and integration costs in the combined statements of income and comprehensive income (loss) in the year ended December 31, 2023.

The business generated revenue of $12.4 million and net income of $3.6 million for the period from the date of acquisition to December 31, 2023.

Canalys pro forma financial information (unaudited)

The following unaudited pro forma financial information for the periods below gives effect to the Canalys acquisition as if it had occurred as of January 1, 2022. The pro forma information is presented for informational purposes only and is not necessarily indicative of the results of operations that would have been achieved had the acquisition been consummated as of that time.

	Year ended December 31,
	2023	2022
Revenue	$259,142	$210,847
Net income (loss)	$(51,145)	$1,571

Acquisition and integration costs were included in the year ended December 31, 2022 net income (loss) reported above.

2022 acquisition

On September 1, 2022, the Business acquired 100% of the issued share capital of Industry Dive. Industry Dive brings capabilities in audience development and lead generation through high quality specialist content and business journalism.

The cash consideration was $359.3 million with total consideration including two cash contingent consideration arrangements. The amount payable for the 2023 arrangement was determined by the revenue Industry Dive achieved in 2023. The 2023-2025 arrangement is payable based on Industry Dive’s revenue growth over a three-year period from 2023 to 2025. The Business determined a fair value of $63.9 million and $82.7 million at acquisition date for each of the schemes respectively, bringing the total consideration to $505.9 million. There is no link between the contingent consideration and ongoing employment. The initial fair values of both arrangements were calculated using a probability-weighted scenario approach and reflects the discounted value of estimated payments based on estimates of future revenue of Industry Dive as of date of acquisition. The estimated range of undiscounted payment in respect of the 2023-2025 arrangement as of December 31, 2023 is $48.4 million to $52.6 million. Subsequent remeasurement of the contingent consideration is recorded in the combined statement of income. See Note 4. Fair value for the contingent consideration fair value at year end. The following summarizes the fair value of the cash and contingent consideration transferred as part of the acquisition of Industry Dive:

Industry Dive
Cash consideration	$359,287
Contingent consideration (2023 arrangement)	63,885
Contingent consideration (2023-2025 arrangement)	82,688

Total consideration	$505,860

The following table summarizes the estimated fair value of the assets acquired and liabilities assumed as of the date of the acquisition of Industry Dive:

Industry Dive
Intangible assets	$218,800
Operating lease right-of-use assets	4,636
Accounts receivable	15,722
Prepaid expenses and other current assets	1,961
Cash and cash equivalents	7,954
Deferred tax assets	15,008
Accrued expenses and other current liabilities	(7,119)
Contract liabilities	(7,823)
Accrued compensation expenses	(2,390)
Other liabilities	(10,812)
Long-term debt	(42,590)
Operating lease liabilities	(4,636)
Deferred tax liabilities	(56,888)
Other assets and liabilities, net	(63)

Total identifiable net assets acquired	131,760
Goodwill	374,100

Total consideration	$505,860

Included in net assets acquired were $42.6 million of borrowings comprising of an interest-bearing loan. This loan was settled by the Parent on September 1, 2022, immediately following acquisition.

Intangible assets of $218.8 million consists of $133.0 million for customer relationships fair valued using the excess earnings income method, $75.0 million for trade names fair valued using the relief from royalty method and $10.8 million of intellectual property fair valued using the cost approach. A deferred tax liability was recognized as a result of the recognition of these acquired intangible assets.

Goodwill arising from the acquisition was $374.1 million, representing the total consideration of $505.9 million less the fair value of the net assets acquired of $131.8 million. The value of goodwill arising from the acquisition was identified as relating to the following factors:

•	A scalable platform, which will enable the Business to expand digital services capabilities and deliver content-led services to existing B2B audiences;

•	Ability to launch new content dives in markets that the Business specializes in; and

•	Synergy opportunities and access to an experienced and skilled workforce.

None of the goodwill recognized is expected to be deductible for tax purposes.

Acquisition costs of $1.2 million and $7.7 million were recognized within acquisition and integration costs in the combined statements of income and comprehensive income (loss) in the years ended December 31, 2023 and 2022, respectively.

The business generated revenue of $33.5 million and net income of $7.2 million for the period from the date of acquisition to December 31, 2022.

Industry Dive pro forma financial information (unaudited)

The following unaudited pro forma financial information for the periods below gives effect to the Industry Dive acquisition as if it had occurred as of January 1, 2021. The pro forma financial information is presented for informational purposes only and is not necessarily indicative of the results of operations that would have been achieved had the acquisitions been consummated as of that time.

	Year ended December 31,
	2022	2021
Revenue	$261,973	$222,285
Net income	$16,478	$8,241

Acquisition and integration costs were included in the year ended December 31, 2021 net income (loss) reported above.

2021 acquisition

On November 30, 2021, the Business acquired 100% of the ordinary share capital of NetLine Corporation, a buyer intent and demand business that enables marketers to directly engage prospective buyers through a portfolio of content marketing programs. Cash consideration was $59.2 million with the fair value of contingent consideration estimated at $2.8 million.

The following table summarizes the estimated fair value of the assets acquired and liabilities assumed for the acquisition of NetLine:

NetLine
Intangible assets	$26,229
Accounts receivable	3,608
Cash and cash equivalents	2,440
Accrued expenses and other current liabilities	(1,727)
Accrued compensation expenses	(2,934)
Deferred tax liabilities	(6,365)
Other assets and liabilities, net	(837)

Total identifiable net assets acquired	20,414
Goodwill	41,583

Total consideration	$61,997

Goodwill arising from the transaction was $41.6 million, representing the total consideration less the fair value of assets acquired. The value of goodwill arising from the acquisition has been identified as relating to the following factors:

•	Access to NetLine’s business and capabilities which enhance the Business’s digital offerings and provide support to Informa’s digital growth strategies;

•	Synergy opportunities arising from leveraging NetLine’s lead-generating capabilities and from incremental revenue cross-selling opportunities; and

•	Access to NetLine’s experienced and skilled workforce.

Acquisition related costs of $0.1 million, $0.1 million and $2.7 million were recognized within acquisition and integration costs in the combined statements of income and comprehensive income (loss), in the years ended December 31, 2023, 2022 and 2021, respectively.

The business generated revenue of $2.4 million and net income of $0.7 million for the period from the date of acquisition to December 31, 2021.

NetLine pro forma financial information (unaudited)

The following unaudited pro forma financial information for the periods below gives effect to the NetLine acquisition as if it had occurred as of January 1, 2021. The pro forma information is presented for informational purposes only and is not necessarily indicative of the results of operations that would have been achieved had the acquisitions been consummated as of that time.

Year ended December 31,
2021
Revenue	$161,485
Net income	$20,138

Acquisition and integration costs were included in the year ended December 31, 2021 net income (loss) reported above.

Note 6 — Goodwill and intangible assets

The following table represents a roll forward of goodwill balances:

	Years ended December 31,
	2023	2022
Balance at the beginning of the year	$547,643	$173,543
Additions	49,774	374,100
Impairment	(130,132)	—
Effect of exchange rate changes	191	—

Balance at the end of the year	$467,476	$547,643

As of December 31, 2023, the gross carrying amount and accumulated impairment losses of goodwill were $597.6 million and $130.1 million, respectively.

Test of goodwill impairment

The Informa Tech Digital Businesses tests whether goodwill is impaired at least annually, during the fourth quarter, or when events and circumstances indicate an impairment may have occurred. For the 2023 reporting period, the following key assumptions were used in the fair value calculations:

•

Projected cash flows: Management used a three-stage valuation approach to project impairment test cash flows. The first stage consisted of approved projected financial information for a period of four years, followed by a transitional period of two years of normalization and declining growth rates and, thereafter, a steady state period of long-term growth. Forecasts for the first and the second stage include management expectations of the Business’s financial performance and represent the best estimate of the future performance of the relevant reporting units.

•

Discount rate: A post-tax discount rate using a weighted average cost of capital methodology. For the cost of debt, the Business considered market rates, based on entities with a comparable credit rating. The cost of equity is calculated using the Capital Asset Pricing Model methodology. The discount rates include appropriate risk premiums to reflect additional risks of the specific reporting units being tested.

•

Long-term growth rate: Long-term growth rates are based on external reports on long-term Consumer Price Index rates for the main geographic markets in which each reporting unit operates and therefore are not considered to exceed the long-term average growth prospects for the individual markets. Long-term growth rates have not been risk adjusted to reflect any of business uncertainties noted above, as these uncertainties are already reflected in the discount rates used.

These estimates can be affected by several factors, including general economic, industry, and regulatory conditions; the risk-free interest rate environment; and the Business’s ability to achieve its forecasted operating results.

In 2023, the Business was affected by macro-economic conditions, in particular the negative impact of rising interest rates on the technology industry, which has impacted investment levels and overall marketing expenditure. The Business was also impacted by the return of physical events post-COVID, which led to some rebalancing of marketing budgets away from digital marketing into physical events.

As a result, during the first quarter of 2023, when remeasuring the fair value of the contingent consideration related to the acquisition, a reduction was made to the short-term 2023 revenue forecast for the Industry Dive reporting unit. As this was considered to be an indicator of impairment, a quantitative analysis was undertaken, which concluded that the fair value continued to exceed the carrying value because the long-term projections of the business remained unchanged.

Subsequently, in the second quarter of 2023, with macro-economic conditions remaining challenging, Management revised its long-term revenue projections for the Industry Dive business, lowering expectations for its core email and website sponsorship/advertising products to reflect more constrained budgets among key customers. Following this change in assumptions, another quantitative impairment analysis was performed for the Industry Dive reporting unit, which indicated its carrying value now exceeded its fair value. Therefore, an impairment charge of $130.1 million was recognized.

Fair value assessments of the reporting unit are considered a Level 3 measurement due to the significance of unobservable inputs used in their estimate. The discount rate and long term-term growth rate used in the impairment test for Industry Dive were 12.1% and 2.1%, respectively.

During the 2023 annual goodwill impairment test, there were either no indicators of impairment, or where such indicators existed, the results of their December 31, 2023 impairment test showed that their fair value exceeded the carrying amount for each reporting unit and therefore no further impairment charge was recognized. In 2022 and 2021, the fair values of the reporting units exceeded their respective carrying amounts, and as such, no impairment charges were recognized.

Intangible assets

The following tables set forth the information for intangible assets subject to amortization:

		As of December 31, 2023
	Weighted average remaining useful live (years)	Gross carrying amount	Accumulated amortization	Net
Brands and trademarks	14.66	$109,478	$(17,614)	$91,864
Customer relationship databases	10.65	214,515	(38,541)	175,974
Intellectual property	4.74	44,363	(29,836)	14,527
Acquired software	0.43	788	(703)	85
Internal-use software	0.85	5,027	(3,960)	1,067

Intangible assets subject to amortization		374,171	(90,654)	283,517
Intangible assets under development		10,342	—	10,342

Total intangible assets		$384,513	$(90,654)	$293,859

		As of December 31, 2022
	Weighted average remaining useful live (years)	Gross carrying amount	Accumulated amortization	Net
Brands and trademarks	15.69	$109,478	$(11,048)	$98,430
Customer relationship databases	11.48	204,327	(21,493)	182,834
Intellectual property	2.28	40,203	(23,818)	16,385
Acquired software	0.51	761	(664)	97
Internal-use software	1.62	6,562	(3,908)	2,654

Intangible assets subject to amortization		361,331	(60,931)	300,400
Intangible assets under development		3,170	—	3,170

Total intangible assets		$364,501	$(60,931)	$303,570

Amortization expense for intangible assets during the years ended December 31, 2023, 2022 and 2021 was $30.8 million, $15.8 million and $8.3 million, respectively. As of December 31, 2023, and 2022, accrued capital expenditures for intangible assets were $0.2 million and $0.3 million, respectively, and represent a non-cash investing activity.

Future expected amortization expense as of December 31, 2023 is as follows:

Amortization expense
Years ending December 31:
2024	$30,842
2025	27,708
2026	25,025
2027	24,307
2028	23,937
Thereafter	151,698

Total expected amortization expense	$283,517

Note 7 — Leases

The Business determines if any arrangement is, or contains, a lease at its inception based on whether or not the Business has the right to control the asset during the contract period. The Business is a lessee in any lease contract when the Business obtains the right to control the asset. The Business’s leases are comprised of property related leases.

The Business determines the lease term by assuming the exercise of renewal options that are reasonably certain to be exercised. Leases with a lease term of 12 months or less at inception are not reflected in the Business’s combined balance sheets and those lease costs are expensed on a straight-line basis over the respective term. For leases with a term greater than 12 months, operating lease right-of-use (ROU) assets are presented within non-current assets, the current portion of operating lease liabilities are presented within current liabilities and the non-current portion of operating lease liabilities are presented within non-current liabilities on the combined balance sheets.

ROU assets represent the Business’s right to use an underlying asset during the lease term and the lease liabilities represent the Business’s obligation to make the lease payments arising during the lease. ROU assets and lease liabilities are recognized at commencement date based on the net present value of fixed lease payments over the lease term. As the implicit interest rate in the leases is generally not known, the Business uses an incremental borrowing rate as the discount rate for purposes of determining the present value of lease liabilities. Where a discount rate is not implicit in the lease, the Business calculates an incremental borrowing rate reflecting the risk profile of the underlying asset and the term of the lease length. The determination of the incremental borrowing rate takes into consideration the expected term of the lease, the effect of the currency in which the lease is denominated, and the rate of interest the Business expects to incur on a collateralized debt instrument.

Operating lease expense is recognized on a straight-line basis over the lease term. During the years ended December 31, 2023, 2022 and 2021, operating lease costs were $2.7 million, $1.6 million and $1.2 million, respectively. Expenses associated with short term leases were $4.1 million and $1.2 million for the years ended December 31, 2023 and 2022, respectively. Expenses associated with short term leases were immaterial for the year ended December 31, 2021.

The amounts relating to operating leases included in the combined balance sheets are as follows:

	Years ended December 31,
	2023	2022
Operating lease right-of-use assets	$5,173	$6,027

Current operating lease liabilities	$2,664	$2,182
Non-current operating lease liabilities	3,010	3,945

Total operating lease liabilities	$5,674	$6,127

The weighted average remaining lease term and weighted average discount rate for operating leases are:

As of December 31, 2023
Weighted average remaining lease term in years	2.61
Weighted average discount rate	5.61%

Remaining maturities of lease liabilities as of December 31, 2023 are as follows:

Minimum lease payments
Years ending December 31:
2024	$2,903
2025	1,681
2026	991
2027	347
2028	173

Total future minimum lease payments	6,095
Less imputed interest	(421)

Total operating lease liabilities	$5,674

Operating lease right-of-use assets impairment review

The Business recognized $0.4 million and $0.2 million of impairment to operating lease right-of-use assets in the years ended December 31, 2023 and 2022, respectively, due to the Business vacating certain leased properties. There was no impairment to the operating lease right-of-use assets in the year ended December 31, 2021.

Note 8 — Property and equipment

Property and equipment consisted of the following:

	Years ended December 31,
	2023	2022
Leasehold land and buildings	$3,402	$1,756
Equipment, fixtures, and fittings	1,527	983

	4,929	2,739
Less: accumulated depreciation	(1,700)	(1,354)

	$3,229	$1,385

Depreciation expense for the years ended December 31, 2023, 2022 and 2021 were $0.9 million, $0.6 million and $0.4 million, respectively.

Note 9 — Stock-based compensation

The Business has no stock-based compensation plans; however, certain of its employees are eligible to participate in the following plans issued by the Parent (“Plans”): the Long-Term Incentive Plan (“LTIP”), ShareMatch, and the US Employee Share Purchase Plan (“ESPP”). All current grants of share awards are made under the Plans. As the Business participates in but is not the sponsoring entity of these Plans, no shares have been allocated to the Business.

Stock-based compensation expense is recognized based on the Business’s cost of the awards under ASC 718, Compensation — Stock Compensation. All awards granted under these Plans are based on the Parent’s common stock and are not indicative of the results that the Business would have incurred as a separate and independent business for the periods presented.

The stock-based compensation expense attributable to the Business is based on the awards and terms previously granted under the Parent’s Plans to the Business’s employees and an allocation of the Parent’s corporate and shared functional employee stock-based compensation expenses.

During the years ended December 31, 2023, 2022 and 2021, the Business recognized stock-based compensation expense of $1.2 million, $0.9 million and $0.5 million, respectively.

Note 10 — Income taxes

The Business’s operating results were included in the Parent’s various income tax returns. The Business’s combined financial statements reflect income tax expense and deferred tax balances as if it had filed tax returns on a standalone basis separate from the Parent. The separate return method used by the Business applies the accounting guidance for income taxes to the standalone financial statements as if the Business were a separate taxpayer and a standalone enterprise for all periods presented. The Parent’s global tax model has been developed based on its entire portfolio of businesses. Accordingly, the Business’s results as presented are not necessarily indicative of future performance and do not necessarily reflect the results had the Business been an independent, publicly traded company for the periods presented.

The following table depicts the income (loss) before provision for income taxes by geography:

	Years ended December 31,
	2023	2022	2021
United States	$(46,260)	$(1,449)	$(1,812)
Foreign	(11,797)	(10,371)	17,087

Income (loss) before provision for income taxes	$(58,057)	$(11,820)	$15,275

Income tax benefit (provision) consisted of the following:

	As of December 31,
	2023	2022	2021
Current:
Federal	$(148)	$(3,080)	$—
State	(48)	(993)	—
Foreign	(3,873)	(1,880)	(4,110)

Total current tax	(4,069)	(5,953)	(4,110)
Deferred:
Federal	5,171	15,960	5,141
State	1,667	3,805	1,224
Foreign	3,008	1,326	413

Total deferred tax	9,846	21,091	6,778

Income tax benefit (provision)	$5,777	$15,138	$2,668

The income tax benefit (provision) for the years ended December 31, 2023, 2022 and 2021 differs from the amounts computed by applying the statutory federal income tax rate to the combined income before provision for income taxes as follows:

	Years ended December 31,
	2023	2022	2021
(Provision)/benefit computed at statutory rate	$12,192	$2,482	$(3,208)
Increase (decrease) resulting from:
Foreign rate differential	33	(379)	282
State income tax provision, net of federal benefit	1,279	(795)	(120)
Remeasurement of contingent consideration	22,912	(953)	—
Non-taxable income	3	—	287
Acquisition costs	(47)	(2,685)	(883)
Non-deductible expenditure	(349)	(74)	(52)
Change in tax rate	116	195	(196)
Goodwill impairment	(27,328)	—	—
Valuation allowance	(2,204)	17,805	6,990
Movement in uncertain tax positions	(830)	(458)	(432)

Income tax benefit (provision)	$5,777	$15,138	$2,668

Deferred tax assets and liabilities

The Business recognizes deferred tax assets and liabilities based on the differences between the financial statement carrying amount and the tax basis of assets and liabilities by applying tax rates that are expected to be in effect when the differences reverse. Significant components of deferred taxes are as follows:

	As of December 31,
	2023	2022
Deferred tax assets:
Net operating loss carryforwards	$9,439	$4,270
Interest deductions carried forward	5,727	51
Accruals and allowances	4,448	5,273

Gross deferred tax assets	19,614	9,594
Less valuation allowance	(5,095)	(2,651)

Total deferred tax assets	14,519	6,943
Deferred tax liabilities:
Intangible asset	(28,577)	(27,730)
Property and equipment	(288)	(157)
Other	(609)	(260)

Total deferred tax liabilities	(29,474)	(28,147)

Net deferred tax liabilities	$(14,955)	$(21,204)

As reported:
Non-current deferred tax assets	337	860
Non-current deferred tax liabilities	(15,292)	(22,064)

	$(14,955)	$(21,204)

The following table represents a roll forward of the valuation allowance against deferred tax assets:

	December 31,
	2023	2022	2021
Balance at beginning of year	$2,651	$19,820	$26,810
Increase (decrease) in valuation allowance	2,444	(17,169)	(6,990)

Balance at end of year	$5,095	$2,651	$19,820

A valuation allowance has been provided where it is more likely than not that the deferred tax assets related to those operating loss carryforwards will not be realized. The decrease in the valuation allowance for the period ended December 31, 2022 is due to the release of the valuation allowance in the United States, which is due to the acquisition of deferred tax liabilities in the Industry Dive acquisition.

The Business’s operating loss carryforwards and other attributes reflect the amounts that would exist if the Business filed separate tax returns and may not reflect the tax positions taken or to be taken by the Parent. In many cases these attributes generated by the Business have been utilized by the Parent or may remain with the Parent after the listing.

The Business is asserting indefinite reinvestment on certain foreign earnings. Determination of the unrecognized deferred tax liability is not practicable.

As of December 31, 2023, the Business’s gross net operating loss carryforwards totaled $37.6 million, all of which can be carried forward indefinitely. These net operating losses are mainly attributable to the United Kingdom.

Unrecognized tax benefits

The Business conducts operations globally, and, as part of their global business, the Business files numerous income tax returns, both with the Parent and separately. The Business together and separately with the Parent are routinely examined by various taxing authorities. The Business’s global tax positions are reviewed on a quarterly basis. Based on these reviews, the results of discussions and resolutions of matters with certain taxing authorities, tax rulings and court decisions and the expiration of statutes of limitations, unrecognized tax benefits are adjusted as necessary.

The following table summarizes tax years that remain subject to examination by tax jurisdiction as of December 31, 2023:

Jurisdiction	Open tax years based on originally filed returns
United States	2020-2023
United Kingdom	2022-2023
Australia	2019-2023
China	2020-2023
Germany	2019-2023
Hong Kong	2017-2023
Japan	2018-2023
Korea	2018-2023
Malaysia	2018-2023
Singapore	2019-2023
South Africa	2020-2023
Taiwan	2018-2023

The Business recognizes benefits from tax positions only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the positions. The tax benefits recognized in the combined financial statements from such positions are measured as the largest amount of tax benefit that is greater than 50 percent likely to be realized upon settlement.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	December 31,
	2023	2022
Balance at beginning of year	$2,164	$1,814
Additions for tax positions related to the current year	655	350

Balance at end of year	$2,819	$2,164

As of December 31, 2023, if recognized, $2.8 million of the Business’s unrecognized tax benefits would favorably impact the effective tax rate. As of December 31, 2023 and December 31, 2022, we recorded tax expense of $0.2 million and $0.1 million, respectively. As of December 31, 2023 and December 31, 2022, we have accrued interest related to unrecognized tax benefits of $0.5 million and $0.3 million, respectively. Interest and penalties associated with the unrecognized tax benefits are classified as components of income tax expense. It is reasonably possible that the Business’s existing unrecognized tax benefits may increase or decrease in the next 12 months, however the Business cannot reasonably estimate a range of potential changes in its existing liabilities for unrecognized tax benefits due to various uncertainties.

Note 11 — Post-retirement and other employee benefits

The Business has no post-retirement pension plans; however certain of its employees are eligible to participate in the Parent’s defined contribution pension plan. The Parent operates a defined contribution pension plan in the

United States, United Kingdom and in certain other countries. The assets of the plan are held by independent custodians and are kept entirely separate from the assets of the Parent. The pension charge represents contributions due from the employer, and the amount incurred represents the charge for the employees of the Business who are part of the pensions plan. The pension charge has been allocated to the Business based on employee headcount. During 2023, 2022 and 2021 the total Business charge amounted to $4.5 million, $3.4 million and $3.0  million, respectively.

Note 12 — Related party transactions

Allocations of expenses prior to the separation

The Business has historically operated as part of the Parent and not as a standalone company. Certain shared costs have been allocated to the Business by the Parent and are reflected as expenses in these combined financial statements.

Management considers the allocation methodologies used to be reasonable and appropriate reflections of the related expenses attributable to the Business for purposes of the combined financial statements; however, the expenses reflected in the accompanying combined financial statements may not be indicative of the actual expenses that would have been incurred during the periods presented if the Business had operated as a separate standalone entity and the expenses that will be incurred in the future by the Business.

The amount of actual costs that may have been incurred if the Business were a standalone company is not practicable to estimate as it would depend on a number of factors, including its chosen organizational structure, which functions were performed by its employees or outsourced and strategic decisions made in areas such as information technology and infrastructure.

Corporate expense allocations

Certain corporate overhead and other shared expenses incurred by the Parent and its subsidiaries have been allocated to the Business and are reflected in the accompanying combined statements of income and comprehensive income (loss). These amounts include, but are not limited to, items such as general management and executive oversight, costs incurred at the Parent level to support the Business’s information technology infrastructure, facilities, compliance, human resources, operations, and legal functions and financial management and transaction processing, including public company consolidated reporting, consolidated tax filings and tax planning, risk management and consolidated treasury services, certain employee benefits and incentives, and stock-based compensation administration. These costs are allocated using a methodology that management believes is reasonable for the item being allocated. Allocation methodologies include the Business’s relative share of revenues, headcount, usage, or functional spend as a percentage of the total.

The amounts of related party expenses allocated to the Business from the Parent and its subsidiaries for the years endings December 31, 2023, 2022 and 2021 were $31.3 million, $31.6 million and $21.2 million, respectively, and are recognized in general and administrative expenses in the combined statements of income and comprehensive income (loss).

Revenue and other transactions entered into in the ordinary course of business

The Business entered into revenue arrangements in the ordinary course of business with the Parent and its affiliates, which resulted in recording revenue of $0.2 million, $0.1 million and $0.1 million in the years ended December 31, 2023, 2022 and 2021, respectively. The cost of revenues related to these sales between the Business and the Parent were not material in the years ended December 31, 2023, 2022 and 2021.

Debt financing

The Business entered into related party loan arrangements with the Parent to finance its operations and acquisitions. Debt arrangements between the Business and the Parent have been included in the accompanying combined financial statements for all years presented. The Business anticipates these debt arrangements will be settled prior to the consummation of the Transaction. Loans from the Parent to the Business with maturity within one year have been recorded as related-party short-term debt in the accompanying combined balance sheets, with interest rate of 4.25% per annum. Loans from Parent to the Business with maturities ranging between November 30, 2026 and August 31, 2027 have been recorded as related party long-term debt in the accompanying combined balance sheets, with fixed interest rates ranging between 7% and 8% per annum.

Some of the Parent entities are responsible for making certain payments on behalf of the Business for expenses such as payroll and supplier invoices. These arrangements are financing in nature as the payments have been made by the Parent for the Business. The Business is obligated to repay these balances on demand and therefore these balances are classified as related party short-term debt on the combined balance sheets. These balances are not interest bearing, do not have specific repayment terms and are repaid on a non-routine basis.

Related-party loans related to debt financing are recorded in the accompanying combined balance sheets as follows:

	December 31,
	2023	2022
Related party long-term debt	$309,237	$309,237
Related party short-term debt	$43,801	$6,333

Cash pooling arrangement

The Parent uses a centralized approach to cash management and financing of its operations. The majority of the Business’s cash is transferred to the Parent on a regular basis, and the Parent funds the Business’s operating and investing activities as needed. Transfers of cash to and from the Parent’s cash management system are reflected as related party loan receivables and short-term debt on the combined balance sheets and the inflows and outflows during each period are presented net in financing activities in the combined statement of cash flows.

Related-party loans receivable and short-term debt related to cash pooling arrangements are recorded in the accompanying combined balance sheets as follows:

	December 31,
	2023	2022
Related party loans receivable	$104,249	$60,876
Related party short-term debt	$459,071	$386,515

Interest income and interest expense

Interest income and interest expense on debt financing and cash pooling arrangements are recorded within interest income and interest expense on related party debt, respectively within the accompanying combined statements of income and comprehensive income (loss) as follows:

	Years ended December 31,
	2023	2022	2021
Interest expense on related party debt	$24,259	$10,760	$519
Interest income on related party loans receivable	$2,334	$493	$59

The accrued interest expense related to short-term and long-term debt to Parent was $1.6 million and $11.3 million as of December 31, 2023 and 2022, respectively, and are recorded in Related party payables within the accompanying combined balance sheets. There was no accrued interest related to cash pooling arrangements since interest is accrued directly to the cash pooling accounts.

Related party receivables and payables

The Business has receivables and payables with the Parent arising from transactions entered into in the ordinary course of business with the Parent, such as related party sales, shared and corporate cost recharges, including payroll and employee related costs, acquisition and integration costs and central operating costs. Related party receivables and payables are recorded in the accompanying combined balance sheets as follows:

	December 31,
	2023	2022
Related party receivables	$4,140	$1,893
Related party payables	$32,390	$32,276

Settlement patterns of related party payables vary from transaction to transaction and are repaid on a non-routine basis. Changes in related party receivables and payables are presented in operating activities in the combined statement of cash flows.

Letter of Support from the Parent

The Parent will provide financial support to the Business such that the Business is able to operate as a going concern and to settle its liabilities as they fall due. This financial support will include:

•	advancing further amounts to the Business as required to meet funding requirements; and

•	waiving the obligation to repay all related party liabilities with the Parent unless or until adequate alternative financing has been secured by the Business

On completion of the contemplated Transaction, all related party balances between the Business and the Parent will be settled and this financial support will no longer be in place.

Note 13 — Commitments and contingencies

Contingent liabilities

The Business has liabilities with respect to contingent consideration payments under various business acquisition contracts. See Note 5. Acquisitions for further information.

Legal matters

From time to time, the Business may be subject to legal actions and claims in the ordinary course of business. Management does not believe that the outcome of such proceedings will have a materially adverse effect on the Business’s financial position, results of operations or cash flows. Legal fees and other costs related to litigation and other legal proceedings are expensed as incurred and are included in general and administrative expenses in the accompanying combined statements of income and comprehensive income (loss).

Note 14 — Subsequent events

The Business has evaluated subsequent events through June 27, 2024, the date the combined financial statements were available to be issued.

Events Subsequent to Original Issuance of Financial Statements (unaudited)

In connection with the reissuance of the financial statements, the Business has evaluated subsequent events through September 4, 2024, the date the financial statements were available to be reissued.

INDEX TO CONDENSED COMBINED INTERIM FINANCIAL STATEMENTS

Informa Tech Digital Businesses of Informa PLC Unaudited Interim Condensed Combined Financial Statements:

Condensed Combined Balance Sheets	F-43
Condensed Combined Statements of Income and Comprehensive Income (Loss)	F-44
Condensed Combined Statements of Changes in Equity	F-45
Condensed Combined Statements of Cash Flows	F-46
Notes to the Condensed Combined Interim Financial Statements	F-47

INFORMA TECH DIGITAL BUSINESSES OF INFORMA PLC

CONDENSED COMBINED BALANCE SHEETS

(Expressed in thousands of U.S. Dollars)

(Unaudited)

	June 30, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$8,136	$10,789
Accounts receivable, net of allowance for doubtful accounts of $964 and $1,083, respectively	41,251	38,788
Related party receivables	3,666	4,140
Related party loans receivables	132,491	104,249
Prepaid expenses and other current assets	6,794	6,320

Total current assets	192,338	164,286

Non-current assets:
Property and equipment, net	2,445	3,229
Goodwill	467,192	467,476
Intangible assets, net	280,601	293,859
Operating lease right-of-use assets	2,458	5,173
Deferred tax assets	1,220	337

Total non-current assets	753,916	770,074

Total assets	$946,254	$934,360

Liabilities and Parent’s Equity
Current liabilities:
Accounts payable	$2,563	$5,050
Related party payables	28,079	32,390
Contract liabilities	41,661	24,489
Operating lease liabilities	2,135	2,664
Accrued expenses and other current liabilities	5,694	6,013
Accrued compensation expenses	11,686	12,759
Income taxes payable	3,919	3,485
Related party short-term debt	546,267	502,872
Contingent consideration	—	4,937

Total current liabilities	642,004	594,659

Non-current liabilities:
Operating lease liabilities	2,337	3,010
Other liabilities	11,848	12,080
Deferred tax liabilities	12,491	15,292
Related party long-term debt	309,237	309,237
Contingent consideration	40,100	37,500

Total non-current liabilities	376,013	377,119

Total liabilities	$1,018,017	$971,778

Commitments and contingencies (see Note 9)
Parent’s equity:
Net Parent deficit	(95,890)	(59,663)
Accumulated other comprehensive income	24,127	22,245

Total equity (deficit)	(71,763)	(37,418)

Total liabilities and equity	$946,254	$934,360

The accompanying notes form an integral part of these condensed combined financial statements.

INFORMA TECH DIGITAL BUSINESSES OF INFORMA PLC

CONDENSED COMBINED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (LOSS)

(Expressed in thousands of U.S. Dollars)

(Unaudited)

	For the six months ended June 30,
	2024	2023
Revenues	$122,278	$116,914
Cost of revenues	(50,670)	(47,552)

Gross profit	71,608	69,362

Operating expenses:
Selling and marketing	27,879	27,622
General and administrative	35,247	31,644
Product development	5,928	6,094
Depreciation	787	298
Amortization, excluding amortization included in cost of revenues of $245 and nil	16,283	15,119
Impairment of goodwill	—	130,132
Impairment of long-lived assets	2,019	159
Acquisition and integration costs	29,648	2,090
Remeasurement of contingent consideration	2,663	(98,510)

Total operating expenses	120,454	114,648

Operating loss	(48,846)	(45,286)

Interest expense on related party loans	(12,276)	(12,070)
Interest income	1,830	1,274
Other income (expense), net	371	(991)

Loss before provision for income taxes	(58,921)	(57,073)
Income tax benefit	2,901	6,219

Net loss	$(56,020)	$(50,854)

Other comprehensive loss:
Foreign currency translation gain (loss)	1,882	(18,730)

Total other comprehensive loss	$(54,138)	$(69,584)

The accompanying notes form an integral part of these condensed combined financial statements.

INFORMA TECH DIGITAL BUSINESSES OF INFORMA PLC

CONDENSED COMBINED STATEMENTS OF CHANGES IN EQUITY

(Expressed in thousands of U.S. Dollars)

(Unaudited)

	Net Parent investment (deficit)	Accumulated other comprehensive income (loss)	Total equity (deficit)
Balance as of December 31, 2022	$(45,708)	$42,742	$(2,966)
Net loss for the period	(50,854)	—	(50,854)
Other comprehensive loss	—	(18,730)	(18,730)
Net transfers from Parent	1,992	—	1,992

Balance as of June 30, 2023	$(94,570)	$24,012	$(70,558)

	Net Parent investment (deficit)	Accumulated other comprehensive income (loss)	Total equity (deficit)
Balance as of December 31, 2023	$(59,663)	$22,245	$(37,418)
Net loss for the period	(56,020)	—	(56,020)
Other comprehensive income	—	1,882	1,882
Net transfers to Parent	19,793	—	19,793

Balance as of June 30, 2024	$(95,890)	$24,127	$(71,763)

The accompanying notes form an integral part of these condensed combined financial statements.

INFORMA TECH DIGITAL BUSINESSES OF INFORMA PLC

CONDENSED COMBINED STATEMENTS OF CASH FLOWS

(Expressed in thousands of U.S. Dollars)

(Unaudited)

	For the six months ended June 30,
	2024	2023
Operating activities:
Net loss	$(56,020)	$(50,854)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	787	298
Amortization	16,528	15,119
Change in provision for bad debts	609	(554)
Operating lease expense	1,157	1,273
Stock-based compensation expense	566	584
Provision for income taxes	(2,901)	(6,219)
Impairment of long-lived assets	2,019	159
Impairment of goodwill	—	130,132
Loss on disposal of long-lived assets	134	3
Remeasurement of contingent consideration	2,663	(98,510)

Changes in assets and liabilities:
Accounts receivable	(3,356)	2,311
Prepaid expenses and other current assets	(621)	802
Related party receivables	475	(1,503)
Accounts payable	(2,439)	(3,158)
Accrued expenses and other current liabilities	(1,281)	1,308
Operating lease liabilities	(1,500)	(1,273)
Contract liabilities	17,380	9,887
Contingent consideration	(1,020)	—
Other liabilities	(218)	153
Related party payables	(4,403)	17,742

Net cash (used in) provided by operating activities	(31,441)	17,700

Investing activities:
Purchases of property and equipment	(265)	(291)
Purchases of intangible assets	(3,387)	(2,892)

Net cash used in investing activities	(3,652)	(3,183)

Financing activities:
Cash pooling arrangements with Parent	17,944	(14,480)
Contingent consideration settlement	(3,980)	—
Net transfers from (to) Parent	18,623	(1,006)

Net cash provided by (used in) financing activities	32,587	(15,486)

Effect of exchange rate changes on cash and cash equivalents	(147)	(305)

Net decrease in cash and cash equivalents	(2,653)	(1,274)
Cash and cash equivalents at the beginning of the period	10,789	7,142

Cash and cash equivalents at the end of the period	$8,136	$5,868

Supplemental disclosure of cash flow information:
Cash paid for taxes by Parent	350	2,156
Cash paid for interest	13,230	18

Non-cash investing and financing activities:
Intangible asset purchases included in accrued expenses and other current liabilities	157	261

The accompanying notes form an integral part of these condensed combined financial statements.

INFORMA TECH DIGITAL BUSINESSES OF INFORMA PLC

NOTES TO THE CONDENSED COMBINED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars — unless stated otherwise)

(Unaudited)

Note 1 — Business overview and basis of presentation

Nature of business

Informa Tech Digital Businesses of Informa PLC (the “Business”) help technology companies accelerate growth through first-party business-to-business (“B2B”) data, market insight and market access. It provides digital solutions that deliver targeted audiences, highly qualified leads, demand generation and buyer intent, helping customers to identify, reach, influence and transact with key technology decision makers. The Business operates through a range of leading B2B brands in specialist technology research (e.g., Omdia, Canalys), specialist digital media (e.g., Industry Dive, Information Week, Light Reading, Heavy Reading, AI Business), and demand generation / buyer intent (NetLine).

The Business has historically operated as part of Informa Tech operating segment of Informa PLC and its subsidiaries (together “Informa” or “Parent”). In these condensed combined financial statements, unless otherwise specified or the context otherwise indicates, all references to Informa refer to the business and operations of the Parent and its consolidated subsidiaries.

Basis of presentation and principles of combination

The accompanying condensed combined financial statements present the historical financial position, results of operations, cash flows and changes in equity of the Business in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) regarding interim financial information. Accordingly, certain information and footnote disclosures normally included in the combined financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to such rules and regulations. These condensed combined financial statements are unaudited and, in the opinion of Management, include all adjustments, consisting of normal recurring adjustments and accruals necessary for a fair statement of the condensed combined cash flows, operating results, and balance sheets for the periods presented. The results of operations for the periods presented are not necessarily indicative of results to be expected for any other interim periods or for the full year. The information included in these condensed consolidated financial statements should be read in conjunction with the “Informa Tech Digital Businesses Audited Financial Statements” as of December 31, 2023, and 2022, and for each of the three years in the period ended December 31, 2023, included elsewhere in this document.

The Business has historically operated as part of the Parent and not as a standalone entity and has no separate consolidated legal status of existence. As such, these condensed combined financial statements have been derived from the Parent’s historical accounting records and are presented on a carved-out basis.

The condensed combined financial statements reflect the assets, liabilities, revenues, expenses and cash flows of the entities included within the Business. The financial statements also include allocations of certain general, administrative and sales and marketing expenses from Informa’s corporate office and from other Informa businesses to us and allocations of related assets, liabilities, and Parent investment, as applicable. The allocations have been determined on a reasonable basis; however, the amounts are not necessarily representative of the amounts that would have been reflected in the financial statements had we been an entity that operated independently of Informa. Refer to additional discussion of related party allocations in Note 8. Related Party Transactions.

Informa uses a centralized approach to cash management and financing of its operations. As part of Informa, the Business is dependent upon Informa for all of its working capital and financing requirements in the periods presented. Financial transactions with the Parent relating to the Business are accounted for through Net Parent investment. Accordingly, none of the Informa’s cash, cash equivalents or debt at the corporate level has been assigned to the Business in the accompanying condensed combined financial statements.

Net Parent investment, which includes retained earnings, represents Informa’s historical investment in the Business, the accumulated net earnings (losses) after taxes and the net effect of settled transactions with and allocations from the Parent. All significant transactions between the Business and Informa have been included in the accompanying condensed combined financial statements for the six months ended June 30, 2024 and June 30, 2023. Transactions with Informa are reflected in the accompanying condensed combined statements of changes in equity as “Net transfers to Parent” and included in the accompanying condensed combined balance sheets within “Net Parent investment.” As the Business has no common capital structure for the combined business, it has not presented historical earnings per share. All transactions reflected in Net Parent investment by the Business in the accompanying combined balance sheets have been considered as financing activities for purposes of the combined statements of cash flows.

The Business is dependent on the Parent for the majority of its working capital and financing requirements during the periods presented in these condensed combined financial statements. The Parent uses a centralized approach to managing cash and financing its operations. Transactions between the Parent and the Business under this approach are treated as related party short-term debt. All cash and cash equivalent balances held by the Business that are not a part of the centralized cash management approach are legally held by the Business and included in the condensed combined financial statements.

The Business has intercompany financing arrangements with the Parent (“related party debt”). These related party financing arrangements between the Business and the Parent have been included in the accompanying condensed combined financial statements for all periods presented. The Business anticipates these transactions will be settled prior to the consummation of the contemplated Transaction. All other intercompany accounts and transactions between the operations comprising Informa have been eliminated in the accompanying condensed combined financial statements for the six months ended June 30, 2024 and June 30, 2023.

These condensed combined financial statements may not be indicative of the Business’s financial performance and do not necessarily reflect what its results of operations, financial position and cash flows would have been had the Business operated as an independent entity during the periods presented. The amount of actual costs that may have been incurred if the Business were a standalone company would depend on a number of factors, including its chosen organizational structure, which functions were performed by its employees or outsourced and strategic decisions made in areas such as information technology and infrastructure.

The proposed transaction

On January 10, 2024, Informa reached an agreement (“Transaction Agreement”) to combine the Business with US-listed entity TechTarget, Inc. (“TechTarget”) to create a new US-listed company (“NewCo”), a leading platform in B2B data and market access (the “Transaction”).

Upon completion, Informa will contribute the Business and approximately $350.0 million cash in exchange for a 57% majority ownership position in NewCo. TechTarget’s current shareholders will receive approximately $350.0 million in the form of a cash distribution and a 43% ownership interest in NewCo, which will be a US listed business. The cash contribution and distribution are subject to specific adjustments set forth in the Transaction Agreement for changes in net working capital, Target Adjusted EBITDA as defined in the Transaction Agreement, and certain non-current liabilities of the Business.

The Transaction is expected to close in the second half of 2024, subject to certain closing conditions and customary regulatory approvals.

Note 2 — Summary of significant accounting policies

Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. The Business bases these estimates on historical experience, the current economic environment, and on various other assumptions that are believed to be reasonable under the circumstances. However, uncertainties associated with these estimates exist and actual results may differ from these estimates.

Estimates and underlying assumptions reflected in these condensed combined financial statements are reviewed on an ongoing basis, with changes in estimates recognized in the year in which the estimates are revised and in any future periods affected. Significant estimates include assumptions associated with impairment considerations for goodwill and long-lived assets, estimating the fair value of contingent consideration and determining corporate expense allocations.

Segment reporting

In applying the criteria set forth in ASC 280 - Segment Reporting, and in conjunction with a change in the Business’s operating structure and the manner in which the Business’s Chief Operating Decision Maker (“CODM”) assesses information for decision-making purposes, during the first quarter of 2024, the Business realigned its operating segments and presented with retrospective effect herein. As a result of this, the Business has determined it operates as a single operating and reportable segment. The Business’s CODM is its Chief Executive Officer, who reviews key financial information presented on a combined basis for the purposes of making operating decisions, allocating resources, and evaluating financial performance.

Recent Accounting Pronouncements

There have been no recent accounting standard updates that are material or potentially material to the Business.

Note 3 — Revenue

Revenue

The Business generates revenues by providing market insight and market access to the technology market, including enterprise technology, artificial intelligence, channel, cyber security, media & entertainment and service providers. Revenue is recognized when performance obligations are satisfied by transferring promised goods or services to clients, as determined by applying a five-step process consisting of: 1) identifying the contract, or contracts, with a client, 2) identifying the performance obligations in the contract, 3) determining the transaction price, 4) allocating the transaction price to the performance obligations in the contract, and 5) recognizing revenue when, or as, performance obligations are satisfied.

Disaggregated revenue

Revenue by type:

	For the six months ended June 30,
	2024	2023
Marketing, advertising services, and sponsorship	$69,956	71,238
Intelligence subscription services	37,802	32,287
Advisory services	14,283	13,128
Exhibitor and attendee	237	261

Total revenue	$122,278	$116,914

Revenues from external customers	122,124	116,851
Revenues from related parties	154	63

Contract liabilities

The Business’s total contract liabilities as of December 31, 2023 was $24.5 million, of which $12.4 million was recognized as revenue during the six months ended June 30, 2024.

Accounts receivable and allowance for doubtful accounts

Accounts receivable are recognized at the amount the Business expects to collect, net of allowance for doubtful accounts. The allowance for doubtful accounts is the Business’s best estimate of the amount of probable credit losses in its existing accounts receivable. The allowance for doubtful accounts is reviewed on a regular basis, and all past due balances are reviewed individually for collectability. Account balances are written-off against the allowance once all means of collection have been exhausted and the potential for recovery is considered remote. Provisions for doubtful accounts are recorded in general and administrative expense. As of June 30, 2024, and December 31, 2023, the allowance for doubtful accounts was $1.0 million and $1.1 million, respectively, and is recorded in accounts receivable, net, in the accompanying condensed combined balance sheets.

Note 4 — Fair value

Fair value of assets and liabilities

Cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and other current liabilities payable within one year are carried at cost, which approximates fair value due to their short-term nature. The only financial instruments measured at fair value are the contingent considerations relating to the Industry Dive and Canalys acquisitions.

The following table presents the Business’s financial instruments that are measured at fair value as of June 30, 2024 and December 31, 2023:

	June 30, 2024			December 31, 2023
	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
Contingent consideration, current	—	—	—	—	—	4,937
Contingent consideration, non-current	—	—	40,100	—	—	37,500

Total liabilities	—	—	$40,100	—	—	$42,437

Contingent considerations amounts are based on revenue growth for Industry Dive and revenue and cost performance for Canalys (level 3 fair value measurements) and have been estimated on an acquisition-by-acquisition basis using available forecasts (a significant unobservable input). The higher the forecast, the higher the fair value of any contingent consideration (subject to any maximum payout clauses).

The fair value of contingent consideration at Industry Dive and Canalys acquisition was calculated using a probability-weighted scenario approach. The estimated range of undiscounted payment in respect of the 2023-2025 arrangement due on the acquisition of Industry Dive as of June 30, 2024 is $48.6 million to $52.9 million. In determining the fair value, the contingent consideration on Industry Dive acquisition was discounted at a rate of 13.2% as of June 30, 2024.

Below is a summary of the changes in the contingent consideration balances for the six months ended June 30, 2024 and 2023:

	For the six months ended June 30,
Year-to-date activity	2024	2023
Balance at beginning of the period	$42,437	$151,110
Remeasurement	2,663	(98,510)
Settlements	(5,000)	—

Balance at end of the period	$40,100	$52,600

In the six months ended June 30, 2023, the Business reduced the Industry Dive revenue forecasts to reflect market conditions, which resulted in a lower fair value of the contingent consideration related to the arrangements driving the remeasurement gain. In the six months ended June 30, 2024, the remeasurement loss primarily relates to the unwind of the discount on the contingent consideration, which resulted in a higher fair value of the contingent consideration arrangements.

Contingent consideration related to the acquisition of Canalys was settled in the second quarter of 2024 for $5.0 million by Parent.

Note 5 — Goodwill and long-lived assets

The Business evaluates its long-lived assets, including property, equipment, and intangible assets, for impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. Goodwill is tested for impairment at least annually, during the fourth quarter, or when events and circumstances indicate an impairment may have occurred.

For the six months ended June 30, 2024 and 2023, the Business reviewed its reporting units for indicators of impairment and conducted a quantitative test where such indicators existed. In the first quarter of 2023, the Business reduced the full-year short-term 2023 revenue forecast for the Industry Dive reporting unit when remeasuring the fair value of the contingent consideration. The Business considered this to be an indicator of impairment and conducted a quantitative analysis which concluded that the fair value exceeded the carrying value because the long-term projections of the reporting unit remained unchanged based on expectations at the time of the test.

In the second quarter of 2023, on the back of challenging macro-economic conditions, long-term revenue projections were revised for the Industry Dive business, lowering expectations for its core email and website sponsorship/advertising products to reflect more constrained budgets among key customers. Following this change in assumptions, a quantitative impairment analysis was performed for the Industry Dive reporting unit, which indicated its carrying value now exceeded its fair value. Therefore, a goodwill impairment charge of $130.1 million was recognized. The Business recognized $2.0 million and $0.2 million of impairment to operating lease right-of-use assets in the six months ended June 30, 2024 and 2023, respectively, due to the Business vacating certain leased properties. There was no impairment to other long-lived assets in the periods presented.

Note 6 — Income taxes

The Business measures its interim period tax using an estimated annual effective tax rate and adjustments for discrete events that occur during the interim period. The Business recorded income tax benefit of $2.9 million and $6.2 million for the six months ended June 30, 2024 and 2023, respectively. The tax benefit for the six months ended June 30, 2024 decreased by $3.3 million, as compared to the same period in 2023, primarily due to non-deductible acquisition and integration costs in 2024.

Note 7 — Post-retirement and other employee benefits

The Business has no post-retirement pension plans; however certain of its employees are eligible to participate in the Parent’s defined contribution pension plan. The Parent operates a defined contribution pension plan in the United States, United Kingdom and in certain other countries. The assets of the plan are held by independent custodians and are kept entirely separate from the assets of the Parent. The pension charge represents contributions due from the employer, and the amount incurred represents the charge for the employees of the Business who are part of the pensions plan. Pension charge has been allocated to the Business based on employee headcount. During the six months ended June 30, 2024 and 2023, the total Business charge amounted to $2.5 million and $2.2 million, respectively.

Note 8 — Related party transactions

Allocations of expenses prior to the separation

The Business has historically operated as part of the Parent and not as a standalone company. Certain shared costs have been allocated to the Business by the Parent and are reflected as expenses in these condensed combined financial statements.

Management considers the allocation methodologies used to be reasonable and appropriate reflections of the related expenses attributable to the Business for purposes of the condensed combined financial statements; however, the expenses reflected in the accompanying condensed combined financial statements may not be indicative of the actual expenses that would have been incurred during the periods presented if the Business had operated as a separate standalone entity and the expenses that will be incurred in the future by the Business.

The amount of actual costs that may have been incurred if the Business were a standalone company is not practicable to estimate as it would depend on a number of factors, including its chosen organizational structure, which functions were performed by its employees or outsourced; and strategic decisions made in areas such as information technology and infrastructure.

Corporate expense allocations

Certain corporate overhead and other shared expenses incurred by the Parent and its subsidiaries have been allocated to the Business and are reflected in the accompanying condensed combined statements of income and comprehensive income. These amounts include, but are not limited to, items such as general management and executive oversight, costs incurred at the Parent level to support the Business’s information technology infrastructure, facilities, compliance, human resources, operations, and legal functions and financial management and transaction processing, including public company consolidated reporting, consolidated tax filings and tax planning, risk management and consolidated treasury services, certain employee benefits and incentives, and stock-based compensation administration. These costs are allocated using a methodology that management believes is reasonable for the item being allocated. Allocation methodologies include the Business’s relative share of revenues, headcount, usage, or functional spend as a percentage of the total.

The amounts of related party expenses allocated to the Business from the Parent and its subsidiaries for the six months ending June 30, 2024 and 2023 are $16.9 million and $15.4 million, respectively, and are recognized in general and administrative expenses in the condensed combined statements of income and comprehensive income (loss).

Further, in the six months ending June 30, 2024, the Parent incurred $27.0 million of costs related to the proposed transaction described in Note 1 – Business overview and basis of presentation. These costs were paid by the Parent and allocated to the Business. The costs are included in acquisition and integration expenses in the accompanying condensed combined statements of income and comprehensive income (loss) and relate primarily to legal, professional accounting and advisory services.

Revenue and other transactions entered into in the ordinary course of business

The Business entered into revenue arrangements in the ordinary course of business with the Parent and its affiliates, which resulted in recording revenue of $0.2 million and $0.1 million during the six months ended June 30, 2024 and 2023, respectively. The cost of revenues related to the sales between the Business and the Parent were not material during the six months ended June 30, 2024 and 2023.

Debt financing

The Business entered into related party loan arrangements with the Parent to finance its operations and acquisitions. Debt arrangements between the Business and the Parent have been included in the accompanying condensed combined financial statements for all periods presented. The Business anticipates these debt arrangements will be settled prior to the consummation of the Transaction.

Loans from the Parent to the Business with maturity within one year have been recorded as related-party short-term debt in the accompanying condensed combined balance sheets, with interest rate of 4.25% per annum. Loans from Parent to the Business with maturities ranging between November 30, 2026 and August 31, 2027 have been recorded as related party long-term debt in the accompanying condensed combined balance sheets, with fixed interest rates ranging between 7% and 8% per annum.

Some of the Parent entities are responsible for making certain payments on behalf of the Business for expenses such as payroll and supplier invoices. These arrangements are financing in nature as the payments have been made by the Parent for the Business. The Business is obligated to repay these balances on demand and therefore these balances are classified as related party short-term debt on the condensed combined balance sheets. These balances are not interest bearing, do not have specific repayment terms and are repaid on a non-routine basis.

Related-party loans receivable and debt related to debt financing are recorded in the accompanying condensed combined balance sheets as follows:

	June 30, 2024	December 31, 2023
Related party long-term debt	$309,237	$309,237
Related party short-term debt	$53,831	$43,801

Cash pooling arrangement

The Parent uses a centralized approach to cash management and financing of its operations. The majority of the Business’s cash is transferred to the Parent on a regular basis, and the Parent funds the Business’s operating and investing activities as needed. Transfers of cash to and from the Parent’s cash management system are reflected as related party loan receivables and short-term debt on the condensed combined balance sheets.

Related party loans receivable and short-term debt related to cash pooling arrangements are recorded in the accompanying condensed combined balance sheets as follows:

	June 30, 2024	December 31, 2023
Related party loans receivable	$132,491	$104,249
Related party short-term debt	$492,436	$459,071

Interest income and interest expense

Interest income and interest expense on debt financing and cash pooling arrangements are recorded within interest income and interest expense on related party debt, respectively within the accompanying condensed combined statements of income and comprehensive income (loss) as follows:

	For the six months ended June 30,
	2024	2023
Interest expense on related party loans payable	$12,276	$12,070
Interest income on related party loans receivable	1,228	1,248

The accrued interest related to short-term and long-term debt to Parent was $0.6 million and $1.6 million as of June 30, 2024 and December 31, 2023, respectively, and are recorded in Related party payables within the accompanying combined balance sheets. There was no accrued interest related to cash pooling arrangements since interest is accrued directly to the cash pooling accounts.

Related party receivables and payables

The Business has receivables and payables with the Parent arising from transactions entered into in the ordinary course of business with the Parent, such as related party sales, shared and corporate cost recharges, including payroll and employee related costs, acquisition and integration costs and central operating costs. Related party receivables and payables are recorded in the accompanying condensed combined balance sheets as follows:

	June 30, 2024	December 31, 2023
Related party receivables	$3,666	$4,140
Related party payables	$28,079	$32,390

Settlement patterns of related party payables vary from transaction to transaction and are repaid on a non-routine basis. Changes in related party receivables and payables are presented in operating activities in the condensed combined statement of cash flows.

Letter of Support from the Parent

The Parent will provide financial support to the Business such that the Business is able to operate as a going concern and to settle its liabilities as they fall due. This financial support will include:

•	advancing further amounts to the Business as required to meet funding requirements; and

•	waiving the obligation to repay all related party liabilities with the Parent unless or until adequate alternative financing has been secured by the Business

On completion of the contemplated Transaction, all related party balances between the Business and the Parent will be settled and this financial support will no longer be in place.

Note 9 — Commitments and contingencies

Contingent liabilities

The Business has liabilities with respect to contingent consideration payments under the Industry Dive business acquisition contract. As part of the Transaction, the contingent consideration liability will be settled by the Parent. See Note 4. Fair value for further information.

Legal matters

From time to time, the Business may be subject to legal actions and claims in the ordinary course of business. Management does not believe that the outcome of such proceedings will have a materially adverse effect on the Business’s financial position, results of operations or cash flows. Legal fees and other costs related to litigation and other legal proceedings are expensed as incurred and are included in general and administrative expenses in the accompanying condensed combined statements of income and comprehensive income (loss).

Note 10 — Subsequent events

The Business has evaluated subsequent events through September 4, 2024, the date the condensed combined financial statements were available to be issued.

Certain portions of this exhibit have been omitted pursuant to Rule 601(b)(2) of Regulation S-K. The omitted information is (i) not material and (ii) the type that the TechTarget, Inc. treats as private or confidential. Information that has been omitted has been noted in this document with a placeholder identified by the mark “[***]”.

Annex A

Execution Copy

Dated as of January 10, 2024

TECHTARGET, INC.

TORO COMBINECO, INC.

TORO ACQUISITION SUB, LLC

INFORMA PLC

INFORMA US HOLDINGS LIMITED

and

INFORMA INTREPID HOLDINGS INC.

AGREEMENT AND PLAN OF MERGER

ANNEX A-I	ILLUSTRATIVE BALANCE SHEET
ANNEX A-II	ADJUSTED EBITDA—SPECIFIED ITEMS
ANNEX A-III	WORKING CAPITAL AND BLUEFIN NON-CURRENT LIABILITIES AMOUNT—CERTAIN ITEMS
ANNEX B	SEPARATION PLAN
ANNEX C	SEPARATION PLAN—EMPLOYEE MATTERS ANNEX
ANNEX 5.18	TERM SHEET FOR IVORY CREDIT FACILITY
EXHIBIT I-A	FORM OF NEWCO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
EXHIBIT I-B	FORM OF NEWCO AMENDED AND RESTATED BYLAWS
EXHIBIT II	FORM OF TAX MATTERS AGREEMENT
EXHIBIT III	FORM OF STOCKHOLDERS AGREEMENT
EXHIBIT IV	FORM OF REGISTRATION RIGHTS AGREEMENT
EXHIBIT V-A EXHIBIT V-B EXHIBIT V-C EXHIBIT V-D

FORM OF TRANSITION SERVICES AGREEMENT

FORM OF SUPPLEMENTAL TRANSITION SERVICES AGREEMENT (US)

FORM OF SUPPLEMENTAL TRANSITION SERVICES AGREEMENT (ROW)

FORM OF REVERSE TRANSITION SERVICES AGREEMENT (PROPERTY)

EXHIBIT VI-A EXHIBIT VI-B	FORM OF DATA SHARING AGREEMENT FORM OF BRAND LICENSE AGREEMENT
EXHIBIT VII	TERM SHEET FOR COMMERCIAL COOPERATION AGREEMENT

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of January 10, 2024 (the “Execution Date”), is made by and among TECHTARGET, INC., a Delaware corporation (“Toro”), TORO COMBINECO, INC., a Delaware corporation and a direct, wholly owned Subsidiary of Toro (“CombineCo”), TORO ACQUISITION SUB, LLC, a Delaware limited liability company and a direct, wholly owned Subsidiary of CombineCo (“Toro Merger Sub”), INFORMA PLC, a public limited company organized under the laws of England and Wales (“Ivory Parent”), INFORMA US HOLDINGS LIMITED, a private company organized under the laws of England and Wales and an indirect, wholly owned Subsidiary of Ivory Parent (“Ivory HoldCo”), and INFORMA INTREPID HOLDINGS INC., a Delaware corporation and a direct, wholly owned Subsidiary of Ivory HoldCo (“Bluefin”).

RECITALS

WHEREAS, the parties hereto intend to provide for a series of transactions such that immediately following the consummation of such transactions, upon the terms and subject to the conditions set forth in this Agreement, (a) Bluefin and its Subsidiaries will own the Bluefin Business, (b) all of the outstanding equity of Bluefin and Toro will be owned by CombineCo, (c) CombineCo’s shares will be owned by Ivory HoldCo and the holders of shares of Toro’s common stock immediately prior to such consummation, and (d) such holders of shares of Toro’s common stock immediately prior to such consummation will receive a cash payment in an amount per share provided for herein;

WHEREAS, in order to implement such transactions, upon the terms and subject to the conditions set forth in this Agreement, (a) on or prior to the Closing Date, Ivory Parent will cause the Separation to be consummated, and upon consummation of the Separation, Bluefin and its Subsidiaries will own the Bluefin Business; (b) Ivory HoldCo will contribute all of the issued and outstanding shares of capital stock of Bluefin, plus cash in the amount of the Ivory Cash Payment, to CombineCo, in exchange for shares of common stock, par value $0.001 per share, of CombineCo (“CombineCo Common Stock” and such contribution, the “Ivory Contribution”); and (c) Toro Merger Sub will be merged with and into Toro, with Toro being the surviving entity in the merger (the “Toro Surviving Corporation,” and such merger, the “Toro Merger”), and upon consummation of the Toro Merger the Toro Surviving Corporation will be a direct, wholly owned Subsidiary of CombineCo and all of the issued and outstanding shares of Toro Common Stock will be converted into the right to receive shares of CombineCo Common Stock and cash;

WHEREAS, the Board of Directors of Toro, by resolutions duly adopted, has unanimously (a) approved the Toro Merger upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, (b) approved and declared advisable this Agreement, and (c) resolved to recommend to the Toro stockholders the adoption of this Agreement;

WHEREAS, CombineCo, as the sole member and manager of Toro Merger Sub, by resolutions duly adopted, has approved and authorized the Toro Merger;

WHEREAS, the respective Boards of Directors (or equivalent) of Ivory Parent, Ivory HoldCo, and Bluefin, by resolutions duly adopted, have approved and authorized the Separation, the Ivory Contribution, and this Agreement;

WHEREAS, the Board of Directors of CombineCo, by resolutions duly adopted, has unanimously approved and authorized this Agreement and the transactions contemplated hereby (including the Toro Merger and the issuance of shares of CombineCo Common Stock) upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL; and

WHEREAS, for U.S. federal income tax purposes, the parties hereto intend that the Ivory Contribution and the Toro Merger, taken together, qualify as a transaction described in Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”) (the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants, and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

The Separation; the Ivory Contribution and the Toro Merger; Organizational Documents; Directors and Officers

Section 1.01. The Separation. Upon the terms and subject to the conditions set forth in this Agreement, at or before the Closing, Ivory Parent shall, and shall cause its Subsidiaries to, implement the Separation in the manner described in the Separation Plan.

Section 1.02. The Ivory Contribution. Upon the terms and subject to the conditions set forth in this Agreement, following the Separation, and at the Effective Time, (a) Ivory HoldCo shall, and Ivory Parent shall cause Ivory HoldCo to, contribute to CombineCo (i) all of the issued and outstanding shares of capital stock of Bluefin, plus (ii) cash in the amount of the Ivory Cash Payment, and (b) in exchange therefor, CombineCo shall issue to Ivory HoldCo the number of fully paid, non-assessable shares of CombineCo Common Stock that, after giving effect to the Ivory Contribution and the Toro Merger (including (x) the issuance of shares of CombineCo Common Stock to Ivory HoldCo, (y) the conversion of all of the issued and outstanding shares of Toro Common Stock into the right to receive shares of CombineCo Common Stock in accordance with Section 2.01(a), and (z) the issuance of shares of CombineCo Common Stock in settlement of the Toro In-The-Money Options and Vested Toro RSUs in accordance with Section 2.04(a) (Toro Options) and Section 2.04(b)(ii) (Vested Toro RSUs)) will result in Ivory HoldCo owning the Ivory Percentage of the sum of (1) the number of issued and outstanding shares of CombineCo Common Stock (calculated for this purpose as if there are no Toro Dissenting Shares and all such shares instead are converted into shares of CombineCo Common Stock in accordance with Section 2.01(a), and treating all shares of CombineCo Common Stock that are withheld or subject to withholding pursuant to Section 2.06 (Withholding) as issued and outstanding) plus (2) all shares of CombineCo Common Stock that are or may become issuable upon exercise or vesting of all options, warrants, conversion privileges, and other similar rights to acquire shares of CombineCo Common Stock outstanding immediately following the Effective Time, whether or not such options, warrants, conversion privileges, or other similar rights are then fully vested or immediately exercisable (including the shares of CombineCo Common Stock that are or may become issuable upon vesting of the Unvested CombineCo RSUs issued pursuant to Section 2.04(b)(ii)), such number to be calculated (X) after giving effect to the provisions of Article II (other than Section 2.04(e) (CombineCo Equity Plans)) and (Y) excluding (1) shares issuable in respect of the conversion rights of holders of the Toro Convertible Notes, (2) shares reserved for issuance under future grants pursuant to the CombineCo Equity Incentive Plan or the CombineCo ESPP, and (3) shares held by CombineCo or any Subsidiary of CombineCo (but for this purpose, the Withholding Shares described in Section 2.06 will not be deemed held by CombineCo or any Subsidiary of CombineCo) (the “Ivory Share Consideration”). CombineCo shall issue and deliver such shares of CombineCo Common Stock to Ivory HoldCo free and clear of any and all liens and encumbrances (other than restrictions on transfer under applicable securities Laws and as may be set forth in the Transaction Documents), and shall furnish such stock certificates or other evidence of the ownership of such shares as Ivory HoldCo reasonably may request.

Section 1.03. The Toro Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with Section 251 of the Delaware General Corporation Law (the “DGCL”) and Section 18-209 of the Delaware Limited Liability Company Act (the “DLLCA”), at the Effective Time, Toro Merger Sub shall be merged with and into Toro and the separate legal existence of Toro Merger Sub shall thereupon cease. Toro shall be the surviving entity in the Toro Merger, and as a result of the Toro Merger, (a) immediately following the Effective Time, Toro will be a direct, wholly owned Subsidiary of CombineCo, and (b) the separate legal existence of Toro with all its rights, privileges, immunities, powers, and franchises shall continue unaffected, except as set forth in Article II. The Toro Merger shall have the effects specified in the DGCL and the DLLCA.

Section 1.04. Closing.

(a) The closing of the Ivory Contribution, the Toro Merger, and the other Transactions expressly contemplated by the other Transaction Documents to occur at such time (the “Closing”) shall occur by electronic exchange of documents at 8:00 a.m. (New York City time) on the date that is as soon as reasonably practicable, and in no event later than the third business day, following the day on which the last to be satisfied or waived of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall have been satisfied or waived in accordance with this Agreement, or at such other time or on such other date as Toro and Ivory Parent may otherwise agree in writing (the date on which the Closing occurs, the “Closing Date”).

(b) At the Closing, Ivory Parent shall (or shall cause Ivory HoldCo to, as applicable) deliver to CombineCo (i) by wire transfer of immediately available funds, an amount in cash equal to the Ivory Cash Payment, (ii) each of the Transaction Documents to which Ivory Parent or any of its Affiliates is to be a party, duly executed by the applicable member of the Ivory Group party thereto, and (iii) the certificate referred to in Section 5.17(d)(ii).

(c) At the Closing, CombineCo or Toro, as applicable, shall (i) issue to Ivory HoldCo the Ivory Share Consideration, in book entry form, (ii) deliver to Ivory Parent and Ivory HoldCo each of the other Transaction Documents to which CombineCo or Toro is to be a party, duly executed by CombineCo or Toro (as applicable), and (iii) deliver to Ivory Parent the certificate referred to in Section 5.17(d)(i).

Section 1.05. Effective Time. The Ivory Contribution shall be conditioned upon the effectiveness of the Toro Merger and shall be deemed to occur at the Effective Time. Concurrently with the Closing, Toro and Ivory HoldCo shall cause a certificate of merger with respect to the Toro Merger (the “Toro Certificate of Merger”) to be duly executed and filed with the Secretary of State of the State of Delaware in accordance with the DGCL and the DLLCA. The Toro Certificate of Merger so duly executed and filed shall specify that the Toro Merger shall become effective at 11:59 p.m. (New York City time) on the Closing Date or at such other time and date as may be agreed upon by the parties hereto and specified in the Toro Certificate of Merger in accordance with the DGCL and the DLLCA (the time at which the Toro Merger becomes effective and the Ivory Contribution is deemed to occur, the “Effective Time”).

Section 1.06. Certificates of Incorporation and Bylaws of CombineCo and the Toro Surviving Corporation.

(a) The parties hereto shall take all actions as may be necessary or appropriate to ensure that prior to and as of the Closing, the certificate of incorporation and bylaws of CombineCo are identical to the respective forms attached as Exhibit I-A (the “NewCo Amended and Restated Certificate of Incorporation”) and Exhibit I-B (the “NewCo Amended and Restated Bylaws”).

(b) At the Effective Time, the certificate of incorporation and bylaws of the Toro Surviving Corporation shall be the certificate of incorporation and bylaws of Toro immediately prior to the Effective Time, except that the name of the Toro Surviving Corporation shall be a name selected by Ivory Parent not later than ten business days prior to the anticipated Closing Date (which name shall be reasonably acceptable to Toro). The parties hereto shall take all actions as may be necessary or appropriate to ensure that on the first day after the date on which the Effective Time occurs, the certificate of incorporation and bylaws of the Toro Surviving Corporation shall be amended and restated in their entirety to be in forms furnished by Ivory Parent to Toro not later than ten business days prior to the anticipated Closing Date (which forms shall be reasonably acceptable to Toro).

Section 1.07. Directors of CombineCo and Directors and Officers of the Toro Surviving Corporation.

(a) The parties hereto shall take all actions as may be necessary or appropriate to ensure that as of the Closing the board of the directors of CombineCo shall be comprised as provided in Section 3.1 of the Stockholders Agreement.

(b) Immediately following the Effective Time, (i) the board of directors of Toro Merger Sub shall constitute the entire board of directors of the Toro Surviving Corporation, and (ii) the officers of Toro at the Effective Time shall be the officers of the Toro Surviving Corporation.

Section 1.08. Required Shares of CombineCo Common Stock to be Reserved for Issuance. In connection with the Ivory Contribution and the Toro Merger, and prior to the Effective Time, CombineCo shall take all action necessary to reserve for issuance a sufficient number of shares of CombineCo Common Stock to permit the issuance of shares of CombineCo Common Stock to Ivory HoldCo as provided in Section 1.02 (The Ivory Contribution) and the conversion of shares of Toro Common Stock into the right to receive shares of CombineCo Common Stock as provided in Section 2.01(a)(ii)(The Toro Merger Consideration).

ARTICLE II

Certain Effects of the Toro Merger

Section 2.01. Effect of the Toro Merger on Toro’s Capital Stock.

(a) At the Effective Time, by virtue of the Toro Merger and without any action on the part of the holders of any capital stock of Toro or the holders of membership interests of Toro Merger Sub, as applicable:

(i) Each share of common stock, par value $0.001 per share, of Toro (the “Toro Common Stock”) that immediately before the Effective Time is held in treasury by Toro or otherwise owned by Toro, Ivory Parent, or any of their respective Subsidiaries (such shares, collectively, the “Toro Excluded Stock”) shall be canceled without payment of any consideration therefor, and shall cease to exist;

(ii) Subject to Section 2.03, each share of Toro Common Stock issued and outstanding immediately before the Effective Time (other than any Toro Excluded Stock) shall be canceled, shall cease to exist, and shall be converted into the right of the holder thereof to receive (A) one validly issued, fully paid, and non-assessable share of CombineCo Common Stock and (B) an amount in cash equal to the quotient of (X) the Cash Merger Consideration Amount divided by (Y) the aggregate number of shares of Toro Common Stock that (1) are issued and outstanding immediately before the Effective Time (other than Toro Excluded Stock) or (2) are or may become issuable upon exercise or vesting of all options, warrants, conversion privileges, and other similar rights to acquire shares of Toro Common Stock outstanding immediately before the Effective Time, whether or not such options, warrants, conversion privileges, or other similar rights are then fully vested or immediately exercisable (including the shares of Toro Common Stock that are subject to Toro In-The-Money Options or Vested Toro RSUs immediately before the Effective Time, but excluding however the shares of Toro Common Stock that are (I) subject to Unvested Toro RSUs immediately before the Effective Time or (II) issuable on conversion of the Toro Convertible Notes) (such consideration described in clauses (A)–(B), the “Toro Merger Consideration,” and the amount of cash per share described in clause (B), the “Cash Amount Per Share”);

(iii) The membership interests of Toro Merger Sub issued and outstanding immediately before the Effective Time (all of which shall be owned beneficially and of record by CombineCo) shall be converted into an aggregate of 1,000 validly issued, fully paid, and non-assessable shares of common stock, par value $0.001 per share, of the Toro Surviving Corporation; and

(b) At the Effective Time, each share of capital stock of CombineCo that is owned by Toro or any of its Subsidiaries immediately before the Effective Time shall be repurchased by CombineCo for its par value and shall be canceled without payment of any further consideration therefor and shall cease to exist.

(c) From and after the Effective Time, there shall be no transfers on the stock transfer books of Toro of the shares of Toro Common Stock that were outstanding immediately before the Effective Time. If, after the Effective Time, Toro Certificates or Toro Uncertificated Shares are presented to the Toro Surviving Corporation or the Exchange Agent, they shall be canceled and exchanged for the Toro Merger Consideration provided for, and in accordance with the procedures set forth, in this Article II.

(d) Notwithstanding the foregoing provisions of this Article II, no fractional shares of CombineCo Common Stock will be issued in the Toro Merger, and if any former holder of Toro Common Stock would be entitled to receive a fractional share of CombineCo Common Stock but for this Section 2.01(d) then such former holder shall be entitled to receive a cash payment in lieu thereof, which payment shall be determined by multiplying the closing sale price of a share of CombineCo Common Stock on Nasdaq (or such other U.S. national securities exchange on which the CombineCo Common Stock is then listed) on the first full trading day immediately following the Effective Time by the fraction of a share of CombineCo Common Stock to which such former holder would otherwise have been entitled.

(e) Prior to the Effective Time, CombineCo shall appoint an exchange agent (the “Exchange Agent”) for purposes of exchanging for Toro Merger Consideration (i) certificates representing certificated shares of Toro Common Stock immediately before the Effective Time (each such certificate, a “Toro Certificate”) and (ii) book-entry accounts representing uncertificated shares of Toro Common Stock immediately before the Effective Time (such shares, the “Toro Uncertificated Shares”). At or prior to the Effective Time, CombineCo shall deposit, or cause to be deposited, with the Exchange Agent, for exchange in accordance with this Section 2.01(e) through the Exchange Agent, (X) evidence of shares in book-entry form representing the shares of CombineCo Common Stock issuable pursuant to this Section 2.01 and (Y) cash in immediately available funds in an amount equal to the aggregate Cash Amount Per Share payable pursuant to this Section 2.01, provided that any Cash Amount Per Share payable to holders of Toro In-The-Money Options and Vested Toro RSUs pursuant to Section 2.04(a) and Section 2.04(b)(ii) shall be retained by CombineCo for distribution to such holders pursuant to such sections. CombineCo agrees to make promptly available, directly or indirectly, to the Exchange Agent from time to time as needed additional cash sufficient to pay cash in lieu of any fractional shares of CombineCo Common Stock to which such holders are entitled pursuant to Section 2.01(d). Promptly after the Effective Time and in any event within three business days after the Closing Date, CombineCo shall send, or shall cause the Exchange Agent to send, to each record holder of shares of Toro Common Stock a letter of transmittal and instructions (which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Toro Certificates or transfer of the Toro Uncertificated Shares to the Exchange Agent and which shall otherwise be in customary form and shall include customary provisions with respect to delivery of an “agent’s message” regarding the book-entry transfer of Toro Uncertificated Shares) for use in such exchange. The evidences of shares of CombineCo Common Stock in book-entry form and the cash deposited with the Exchange Agent pursuant to this Section 2.01(e) are sometimes referred to in this Agreement as the “Exchange Fund.” CombineCo shall cause the Exchange Agent to deliver the Toro Merger Consideration out of the Exchange Fund in accordance herewith. The Exchange Fund shall not be used for any other purpose. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by CombineCo. Any interest and other income resulting from such investments shall be the income and property of, and paid to, CombineCo upon termination of the Exchange Fund.

(f) Each holder of shares of Toro Common Stock that have been converted into the right to receive the Toro Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Toro Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Toro Uncertificated Shares, in respect of each share of Toro Common Stock represented by such Toro Certificate or Toro Uncertificated Share, the Toro Merger Consideration. The shares of CombineCo Common Stock constituting Toro Merger Consideration shall, unless otherwise elected by CombineCo at CombineCo’s option, be in uncertificated book-entry form, unless a physical certificate is required under applicable Law.

(g) If any portion of the Toro Merger Consideration is to be delivered to a Person other than the Person in whose name the surrendered Toro Certificate or the transferred Toro Uncertificated Share is registered, it shall be a condition to such delivery that (i) either such Toro Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Toro Uncertificated Share shall be properly transferred and (ii) the Person requesting such delivery shall pay to the Exchange Agent any transfer or similar Taxes required as a result of such payment to a Person other than the registered holder of such Toro Certificate or Toro Uncertificated Share or establish to the satisfaction of the Exchange Agent that such transfer or similar Taxes have been paid or are not payable.

(h) If any Toro Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Toro Certificate to be lost, stolen or destroyed and, if required by the Toro Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Toro Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Toro Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Toro Certificate, the Toro Merger Consideration to be paid in respect of the shares of Toro Common Stock represented by such Toro Certificate, as contemplated by this Section 2.01.

(i) Any portion of the Exchange Fund that remains unclaimed by the holders of shares of Toro Common Stock 12 months following the Closing Date shall be delivered to CombineCo or as otherwise instructed by CombineCo, upon demand, and any such holder who has not exchanged shares of Toro Common Stock for the applicable Toro Merger Consideration in accordance with this Section 2.01 prior to such time shall thereafter look only to CombineCo for payment of such Toro Merger Consideration, without any interest thereon. Notwithstanding the foregoing, CombineCo and its Subsidiaries (including, after the Closing, the Toro Surviving Corporation and its Subsidiaries) shall not be liable to any holder of shares of Toro Common Stock for any amounts properly paid to a public official in compliance with applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Toro Common Stock immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of CombineCo free and clear of any claims or interest of any Person previously entitled thereto.

(j) Following the surrender of any Toro Certificates or the transfer of any Toro Uncertificated Shares as provided in this Section 2.01, and in any event within two business days following such surrender or transfer, the Exchange Agent shall pay, or cause to be paid, without interest, to the Person in whose name the shares of CombineCo Common Stock constituting the Toro Merger Consideration have been registered, the aggregate Cash Amount Per Share to which such Person is entitled pursuant to Section 2.01(a)(ii) plus the amount of any cash payable in lieu of fractional shares to which such Person is entitled pursuant to Section 2.01(d). No cash payment in lieu of fractional shares pursuant to Section 2.01(d) shall be paid to the holder of any Toro Certificates not surrendered or of any Toro Uncertificated Shares not transferred until such Toro Certificates or Toro Uncertificated Shares are surrendered or transferred, as the case may be, as provided in this Section  2.01.

Section 2.02. Adjustments to Prevent Dilution. If, before the Effective Time, Toro changes the number of shares of Toro Common Stock (or securities convertible or exchangeable into or exercisable for any such shares) issued and outstanding prior to the Effective Time, as a result of a distribution, reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, subdivision, or other similar transaction, as applicable, the Toro Merger Consideration shall be equitably adjusted to eliminate the effects of such event on the Toro Merger Consideration. The foregoing will not limit any other right or remedy that any party hereto may have following any such change.

Section 2.03. Dissenting Stockholders’ Rights.

(a) Notwithstanding anything to the contrary contained in this Agreement, any share of Toro Common Stock that immediately before the Effective Time was issued and outstanding and held or beneficially owned by a Toro dissenting stockholder who has made a proper demand for appraisal rights of such shares of Toro Common Stock in accordance with Section 262 of the DGCL and who has otherwise complied with all applicable provisions of Section 262 of the DGCL and has not withdrawn a demand for appraisal rights in accordance with Section 262 of the DGCL (each such share, a “Toro Dissenting Share”) shall not be converted into the right to receive the Toro Merger Consideration pursuant to Section 2.01(a) but instead shall become the right to receive such consideration as may be determined to be due to such Toro dissenting stockholder pursuant to Section 262 of the DGCL; provided, however, that if a Toro dissenting stockholder validly withdraws such demand for appraisal or fails to perfect or otherwise loses such right of appraisal pursuant to the DGCL with respect to any Toro Dissenting Shares, such Toro Dissenting Shares shall be deemed to be converted, as of the Effective Time, into the right of such Toro dissenting stockholder to receive the Toro Merger Consideration with respect to such shares, without interest and less any Tax withholding.

(b) Toro shall give Ivory HoldCo prompt written notice of any demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law and received by Toro relating to stockholders’ rights of appraisal. Toro shall not, except with the prior written consent of Ivory Parent, (i) voluntarily make any payment with respect to any demands for appraisal, or (ii) offer to settle or settle any such demands.

Section 2.04. Treatment of Toro Options, RSUs, and ESPP.

(a) Toro Options. Each Toro Option, whether vested or unvested, that is outstanding and unexercised as of immediately prior to the Effective Time shall, as of the Effective Time, vest (to the extent unvested) in full. Subject to Section 2.06, each Toro In-The-Money Option shall, immediately prior to the Effective Time, automatically and, without any action on the part of the holder thereof, cease to exist, and be converted into the right of the holder thereof to receive (A) the Toro Merger Consideration in accordance with Section 2.01(a)(ii) in respect of the shares of Toro Common Stock underlying such Toro In-The-Money Option, reduced by (B) the aggregate exercise price of such Toro In-The-Money Option, with the aggregate exercise price (1) first reducing the cash portion of the Toro Merger Consideration payable to such holder and (2) to the extent such cash portion of the Toro Merger Consideration is less than the aggregate exercise price of such Toro In-The-Money Option, next reducing the number of shares of CombineCo Common Stock otherwise issuable to such holder by a number of shares of CombineCo Common Stock equal to (I) the remaining portion of the aggregate exercise price of such Toro In-The-Money Option, divided by (II) the amount equal to (A) the closing per share price of Toro Common Stock for the Trading Day immediately prior to the day on which the Effective Time occurs, less (B) the Cash Amount Per Share. Each Toro Underwater Option shall, as of immediately prior to the Effective Time, be canceled and terminated without any payment or consideration therefor.

(b) Toro RSUs.

(i) Certain Defined Terms. For purposes of this Section 2.04(b), the following terms shall have the meanings set forth below:

(A) “Broad RSU” means a Toro RSU that is not a Key RSU or an Executive RSU.

(B) “Executive RSU” means a Toro RSU held by an individual listed in Section 2.04(b)(i)(B) of the Toro Disclosure Letter.

(C) “Key RSU” means a Toro RSU held by an individual listed in Section 2.04(b)(i)(C) of the Toro Disclosure Letter.

(D) “Toro RSU” means an award of restricted stock units in respect of shares of Toro Common Stock under any Toro Stock Plan.

(ii) Vested Toro RSUs. The Toro Board shall take such actions as are necessary so that immediately prior to the Effective Time, 100% of unvested Key RSUs, 100% of unvested Executive RSUs and

50% of unvested Broad RSUs (collectively, the “Vested Toro RSUs”) shall become fully vested and nonforfeitable. At the Effective Time and subject to Section 2.06, each Vested Toro RSU shall be canceled, shall cease to exist, and shall be converted into the right of the holder thereof to receive the Toro Merger Consideration in accordance with Section 2.01(a)(ii) in respect of the shares of Toro Common Stock underlying such Vested Toro RSU.

(iii) Unvested Toro RSUs. At the Effective Time, each Broad RSU that is outstanding and unvested as of the Effective Time (after taking into account any vesting of such RSUs pursuant to Section 2.04(b)(ii)) (such Toro RSUs, the “Unvested Toro RSUs”) shall be assumed by CombineCo and such Unvested Toro RSUs shall be converted into an award of restricted stock units with respect to shares of CombineCo Common Stock (each, an “Unvested CombineCo RSU”) on the terms and conditions set forth in this Section 2.04(b). The number of shares of CombineCo Common Stock applicable to each such Unvested CombineCo RSU shall be (i) the number of shares of Toro Common Stock underlying such Unvested Toro RSU immediately prior to the Effective Time, plus (ii) an additional number of shares of CombineCo Common Stock, if any, determined by (1) multiplying the number of shares determined in the preceding clause by the Cash Amount Per Share and (2) dividing the resulting product by the amount equal to the difference between (A) the closing per share price of Toro Common Stock for the Trading Day immediately prior to the day on which the Effective Time occurs and (B) the Cash Amount Per Share, rounded down to the nearest whole number of shares of CombineCo Common Stock. Each Unvested CombineCo RSU shall continue to be governed by the Toro 2017 Stock Option and Incentive Plan, which shall be assumed by CombineCo solely to govern and administer the Unvested CombineCo RSUs and shall be subject to the same terms and conditions (including vesting, accelerated vesting and settlement schedule) as applied to the corresponding Unvested Toro RSU immediately prior to the Effective Time; provided, however, that Unvested CombineCo RSUs shall be settled only in shares of CombineCo Common Stock.

(c) Toro ESPP. Following the Execution Date, the Toro ESPP shall continue to operate consistent with its terms as in existence as of the Execution Date. If the Closing Date shall occur prior to the end of a Plan Period (as defined in the Toro ESPP), all accumulated participant contributions under the Toro ESPP shall be used to purchase shares of Toro Common Stock from Toro as close as reasonably practicable to (but in any event prior to) the Closing Date in accordance with the terms of the Toro ESPP as if it was the last day of the Plan Period. The Toro ESPP shall terminate in its entirety on the Closing Date, and no further rights shall be granted or exercised under the Toro ESPP thereafter.

(d) CombineCo, Toro, and Ivory HoldCo Actions.

(i) At the Effective Time, CombineCo shall assume the Toro 2017 Stock Option and Incentive Plan solely to govern and administer the Unvested CombineCo RSUs issued pursuant to Section 2.04(b)(iii) hereof. As soon as practicable after the Effective Time, CombineCo shall, if registration of the shares of CombineCo Common Stock issuable pursuant to awards granted under Section 2.04(b)(iii) is required under the Securities Act, file with the SEC a registration statement on Form S-8 (or any successor form or other appropriate form if CombineCo, in its sole discretion, was to determine that such shares were not eligible for registration on Form S-8), or a post-effective amendment to a registration statement previously filed under the Securities Act or another appropriate form, with respect to such CombineCo Common Stock (covering the offers and sales of a number of shares of CombineCo Common Stock at least equal to the number of shares of CombineCo Common Stock subject to the Unvested CombineCo RSUs granted pursuant to Section 2.04(b)(iii)). CombineCo shall use commercially reasonable efforts to maintain the effectiveness of such registration statement while such awards remain outstanding.

(ii) At or prior to the Effective Time, Toro, the Board of Directors of Toro, and the Compensation Committee of the Board of Directors of Toro, as applicable, shall adopt any resolutions and take any other actions as are necessary to effectuate the provisions of this Section 2.04. CombineCo shall take all actions as are reasonably necessary to assume the Toro 2017 Stock Option and Incentive Plan and for the conversion and assumption of the Unvested Toro RSUs pursuant to Section 2.04(b)(iii).

(e) CombineCo Equity Plans.

(i) CombineCo Equity Incentive Plan. Prior to the effective date of the Registration Statement, the Board of Directors of CombineCo shall adopt a new equity incentive plan to be effective at Effective Time in customary form as Toro and Ivory Parent may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed) (the “CombineCo Equity Incentive Plan”). The CombineCo Equity Incentive Plan shall have such number of shares available for issuance as shall be mutually agreed by Toro and Ivory Parent (such agreement not to be unreasonably withheld, conditioned or delayed), but in no event shall such number of shares represent less than 10% of the shares of CombineCo Common Stock to be issued and outstanding immediately following the Effective Time.

(ii) CombineCo ESPP. Prior to effective date of the Registration Statement, the Board of Directors of CombineCo shall adopt an employee stock purchase plan to be effective at the Effective Time in customary form as Toro and Ivory Parent may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed) but which plan shall comply with the requirements of Section 423 of the Code (the “CombineCo ESPP”). The CombineCo ESPP shall have a number of shares available for issuance as shall be mutually agreed by Toro and Ivory Parent (such agreement not to be unreasonably withheld, conditioned or delayed), but in no event shall such number of shares represent less than 2.5% of the shares of CombineCo Common Stock to be issued and outstanding immediately following the Effective Time.

Section 2.05. Working Capital and Non-Current Liabilities Adjustments.

(a) Ivory HoldCo shall prepare, and at least three business days prior to the anticipated Closing Date deliver to Toro, a statement setting forth with reasonable supporting detail Ivory HoldCo’s good faith estimates of the Working Capital and the Bluefin Non-Current Liabilities Adjustment Amount as of the Effective Time (such estimates, the “Estimated Closing Working Capital” and the “Estimated Bluefin Non-Current Liabilities Adjustment Amount”, respectively; and such statement, the “Estimated Closing Statement”); provided, however, that (x) at least six business days prior to the delivery to Toro of the Estimated Closing Statement, Ivory HoldCo shall provide for Toro’s review a draft of Ivory HoldCo’s Estimated Closing Statement and such reasonable supporting detail, (y) Ivory HoldCo shall provide Toro with (1) the opportunity to provide comments to such draft, which comments Toro agrees shall be made in good faith, and (2) such other information reasonably requested by Toro in connection with such review, and (z) Ivory HoldCo shall consider in good faith any such comments made by Toro with respect thereto within three business days after receipt by Toro of such draft, and Ivory HoldCo shall correct any manifest errors identified by Toro therein.

(b) If the Estimated Closing Working Capital set out in the Estimated Closing Statement exceeds the Closing Working Capital Target by more than $10 million, then (i) the “Estimated WC Decrease Amount” shall equal (x) the amount of such excess minus (y) $10 million; provided, however, that in no event shall the Estimated WC Decrease Amount be more than $40 million, and (ii) the “Estimated WC Increase Amount” shall equal zero. If the Estimated Closing Working Capital set out in the Estimated Closing Statement is less than the Closing Working Capital Target by more than $10 million, then (I) the “Estimated WC Increase Amount” shall equal (x) the amount of such shortfall minus (y) $10 million; provided, however, that in no event shall the Estimated WC Increase Amount exceed $40 million, and (II) the “Estimated WC Decrease Amount” shall equal zero. If the Estimated Closing Working Capital set out in the Estimated Closing Statement exceeds or is less than the Closing Working Capital Target by no more than $10 million, then each of the Estimated WC Decrease Amount and the Estimated WC Increase Amount shall equal zero.

(c) Within 90 days, but no sooner than 60 days, after the Closing Date, Ivory HoldCo shall prepare and deliver to CombineCo a statement setting forth with reasonable supporting detail Ivory HoldCo’s good faith calculations of the Working Capital and Bluefin Non-Current Liabilities Adjustment Amount, in each case as of the Effective Time (such statement, the “Closing Statement”). Ivory HoldCo shall promptly provide CombineCo all supporting documents and other information relating to the calculations contained in the Closing Statement as reasonably requested by CombineCo. CombineCo shall have 45 days from the date on which it receives the Closing Statement from Ivory HoldCo to raise any objections to the calculations of the Working Capital and Bluefin Non-Current Liabilities Adjustment Amount set forth therein by delivering a written notice to Ivory HoldCo setting forth such objections in reasonable detail (the “Disputed Items”). If CombineCo does not deliver any Disputed Items within such 45-day period, then the calculations of the Working Capital and Bluefin Non-Current Liabilities Adjustment Amount set forth in the Closing Statement shall be deemed final, binding and nonappealable. If any Disputed Items are so delivered, then the calculations set forth in the Closing Statement, to the extent related to the Disputed Items, shall not be deemed final, binding, or non-appealable, and CombineCo and Ivory HoldCo shall attempt in good faith to resolve the Disputed Items; provided, however, that all calculations set forth in the Closing Statement, to the extent not related to the Disputed Items, shall be deemed final, binding, and non-appealable. All such discussions shall (unless otherwise agreed in writing by CombineCo and Ivory HoldCo) be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule. If CombineCo and Ivory HoldCo are unable to resolve all of the Disputed Items within 30 days after the date such Disputed Items notice is received by Ivory HoldCo in accordance with this Section 2.05(c), then either CombineCo or Ivory HoldCo may, by written notice to the other within five business days after such 30-day period (or such earlier date as mutually agreed), require CombineCo and Ivory HoldCo to engage the Reviewing Accountant and to submit only such Disputed Items as have not been resolved (but not, for the avoidance of doubt, any other item) to the Reviewing Accountant for resolution. If CombineCo delivers a Disputed Items notice pursuant to this Section 2.05(c), then Ivory HoldCo acknowledges and agrees that it shall not exercise any control over CombineCo (through its controlling interest in CombineCo or otherwise) in connection with the resolution of such Disputed Items pursuant to this Article II.

(d) CombineCo and Ivory HoldCo shall each provide to the Reviewing Accountant, and simultaneously to the other party, all supporting documents relating to such Disputed Items as are reasonably requested by the Reviewing Accountant (to the extent reasonably available to CombineCo or Ivory HoldCo, respectively), and the Reviewing Accountant shall provide copies of any such requests by the Reviewing Accountant simultaneously to both parties. CombineCo and Ivory HoldCo shall cause the Reviewing Accountant to review the Disputed Items and base its determination solely (and without an independent review) on the terms of this Agreement (including the definitions of Working Capital and Bluefin Non-Current Liabilities Adjustment Amount), such written submissions, and any related discussions between CombineCo, Ivory HoldCo, and the Reviewing Accountant (so long as representatives of CombineCo and Ivory HoldCo were present for each such discussions) with respect thereto. The parties agree that no ex parte conferences, oral examinations, testimony, depositions, discovery or other form of evidence gathering or hearings shall be conducted or allowed by the Reviewing Accountant; provided, however, that at the Reviewing Accountant’s request, or as mutually agreed by CombineCo and Ivory HoldCo, representatives of CombineCo and Ivory HoldCo may meet with the Reviewing Accountant so long as representatives of both such parties are present. In resolving the Disputed Items, the parties agree that the Reviewing Accountant shall (i) be acting as an accounting expert only and not as an arbitrator, (ii) consider only those Disputed Items that have been submitted to it for resolution, and (iii) strictly adhere to the definitions of Working Capital and Bluefin Non-Current Liabilities Adjustment Amount set forth in this Agreement without importing or taking into account usage, custom or other extrinsic evidence or factors. The Reviewing Accountant’s determination of Working Capital and the Bluefin Non-Current Liabilities Adjustment Amount shall be no greater than, and no less than, the respective amounts proposed by Ivory HoldCo and CombineCo in the Closing Statement and the Disputed Items notice, respectively. The determination by the Reviewing Accountant, as set forth in a written notice that CombineCo and Ivory HoldCo shall each use their commercially reasonable efforts to cause the Reviewing Accountant to deliver to CombineCo and Ivory HoldCo within 30 days after the submission of the Disputed Items to the Reviewing Accountant for resolution, shall be final and binding on the parties hereto, absent fraud or manifest error. Each party will bear its own costs and expenses in connection with the resolution of such Disputed Items by the Reviewing Accountant, and the fees, costs and expenses of the Reviewing Accountant will be allocated to and borne by the parties in inverse proportion as they may prevail on the merits of the dispute, as determined by the Reviewing Accountant.

(e) At such time as the calculation of the Working Capital and Bluefin Non-Current Liabilities Adjustment Amount shall become final and binding in accordance with this Article (such date, the “Determination Date”):

(i) the Working Capital so calculated shall be referred to as the “Final Closing Working Capital”, and the Bluefin Non-Current Liabilities Adjustment Amount so calculated shall be referred to as the “Final Bluefin Non-Current Liabilities Adjustment Amount”;

(ii) if the Final Closing Working Capital exceeds the Closing Working Capital Target by more than $10 million, then (x) the “Final WC Decrease Amount” shall equal (A) the amount of such excess minus (B) $10 million; provided, however, that in no event shall the Final WC Decrease Amount be more than $40 million, and (y) the “Final WC Increase Amount” shall equal zero;

(iii) if the Final Closing Working Capital is less than the Closing Working Capital Target by more than $10 million, then (x) the “Final WC Increase Amount” shall equal (A) the amount of such shortfall minus (B) $10 million; provided, however, that in no event shall the Final WC Increase Amount exceed $40 million, and (y) the “Final WC Decrease Amount” shall equal zero;

(iv) if the Final Closing Working Capital exceeds or is less than the Closing Working Capital Target by no more than $10 million, then each of the Final WC Decrease Amount and the Final WC Increase Amount shall equal zero;

(v) the “Final Ivory Cash Payment Amount” shall equal (A) the Base Cash Amount, plus (B) the Adjusted EBITDA Cash Increase Amount (if any), plus (C) the Final WC Increase Amount (if any), plus (D) the Final Bluefin Non-Current Liabilities Adjustment Amount (if any), minus (E) the Final WC Decrease Amount (if any); and

(vi) if the Ivory Cash Payment exceeds the Final Ivory Cash Payment Amount, then CombineCo shall pay to Ivory HoldCo an amount in cash equal to such excess, by wire transfer of immediately available funds to such account as Ivory HoldCo may direct by written notice to CombineCo, which payment shall be made within five business days after the later to occur of (1) the Determination Date and (2) the 12-month anniversary of the Closing Date. If the Final Ivory Cash Payment Amount exceeds the Ivory Cash Payment, then within five business days after the Determination Date, Ivory HoldCo shall pay to CombineCo an amount in cash equal to such excess, by wire transfer of immediately available funds to such account as CombineCo may direct by written notice to Ivory HoldCo.

(f) Any payments required to be made pursuant to Sections 2.05(b) and 2.05(e) shall be treated as an adjustment to the Ivory Cash Payment by the parties for all Tax purposes.

Section 2.06. Withholding. Each of Ivory HoldCo, Bluefin, CombineCo, Toro, the Toro Surviving Corporation, Toro Merger Sub, and the Exchange Agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold under any applicable provision of U.S. federal, state, or local or non-U.S. Tax Law; it being acknowledged and agreed that, with respect to any Toro Merger Consideration payable in respect of Toro In-The-Money Options or Vested Toro RSUs in accordance with Section 2.04, any such withholding obligation shall be satisfied (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to supplemental taxable income) first exclusively from the cash portion of such Toro Merger Consideration and, to the extent there is insufficient cash to fully satisfy such withholding obligation, second by withholding a number of shares of CombineCo Common Stock otherwise deliverable to the holder of such Toro In-The-Money Options or Vested Toro RSUs in accordance with Section 2.04 equal to the quotient obtained by dividing (i) the dollar amount of the remaining withholding obligation, by (ii) the amount equal to (A) the closing price per share of Toro Common Stock, as reported on

Nasdaq for the Trading Day immediately prior to the day on which the Effective Time occurs, less (B) the Cash Amount Per Share. To the extent that amounts are so deducted or withheld, and remitted to the applicable Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made (such shares of CombineCo Common Stock withheld pursuant to this Section 2.06, the “Withholding Shares”).

ARTICLE III

Representations and Warranties of Toro, CombineCo, and Toro Merger Sub

Except (a) as set forth in the corresponding sections or subsections of the disclosure letter delivered to Ivory Parent and Ivory HoldCo by Toro at the time of entering into this Agreement (the “Toro Disclosure Letter”) (it being understood that any disclosure set forth in one section or subsection of the Toro Disclosure Letter shall be deemed disclosure with respect to, and shall be deemed to apply to and qualify, the Section or Subsection of this Agreement corresponding in number and each other Section or Subsection of this Agreement to the extent the qualifying nature of such disclosure with respect to such other Section or Subsection is reasonably apparent on the face of such disclosure), or (b) to the extent the qualifying nature of such disclosure with respect to a specific representation and warranty is reasonably apparent therefrom, as set forth in any Toro SEC Documents filed on or after January 1, 2022, and publicly available on the Execution Date (excluding, other than historical or factual statements, (i) any disclosures in any “Risk Factors” section and (ii) any disclosures included that are cautionary, predictive, or forward-looking in nature), Toro, CombineCo, and Toro Merger Sub each hereby represents and warrants to Ivory Parent, Ivory HoldCo, and Bluefin as follows:

Section 3.01. Organization, Good Standing, and Qualification.

(a) Each of Toro, CombineCo, and Toro Merger Sub (i) is a legal entity duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization, (ii) has all requisite corporate or similar organizational power and authority to own, lease, and operate its properties and assets and to carry on its business as now being conducted, and (iii) is duly qualified to do business and is in good standing as a foreign legal entity in each jurisdiction in which the ownership, leasing, or operation of its assets or properties or the conduct of its business as now being conducted requires such qualification, except in each case of clauses (i), (ii), and (iii) as would not, individually or in the aggregate, reasonably be expected to have a Toro Material Adverse Effect.

(b) Each Toro Subsidiary (other than CombineCo and Toro Merger Sub) is a legal entity duly organized, validly existing, and (to the extent such concept is recognized) in good standing under the laws of its jurisdiction of organization and has all requisite corporate or similar organizational power and authority to own, lease, and operate its properties and assets and to carry on its business as now being conducted and is duly qualified to do business and is in good standing as a foreign legal entity in each jurisdiction in which the ownership, leasing, or operation of its assets or properties or the conduct of its business as now being conducted requires such qualification, except where such failures would not, individually or in the aggregate, reasonably be expected to have a Toro Material Adverse Effect.

(c) Toro has made available to Ivory Parent and Ivory HoldCo accurate and complete copies of the certificate of incorporation, bylaws, and all other similar organizational documents of Toro, each of its Significant Subsidiaries, CombineCo, and Toro Merger Sub, in each case as in effect on the Execution Date.

Section 3.02. Authority; Approval.

(a) Each of Toro, CombineCo, and Toro Merger Sub has all requisite corporate or similar organizational power and authority and has taken all corporate or similar organizational action necessary in order to execute, deliver, and perform its obligations under this Agreement and the other Transaction Documents to which it is a party and to consummate the Transactions to which it is a party, subject only, with respect to the Toro Merger, to adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Toro Common Stock entitled to vote on such matter (the “Toro Requisite Vote”). Each of Toro, CombineCo, and Toro Merger Sub has duly and validly executed and delivered this Agreement and, at or prior to the Closing, will have duly and validly executed and delivered each other Transaction Document to which it is a party. This Agreement constitutes and, assuming such execution and delivery of each such other Transaction Document, such other Transaction Documents will constitute, valid and binding obligations of each of Toro, CombineCo, and Toro Merger Sub, enforceable against such party in accordance with the respective terms hereof and thereof, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b) The Board of Directors of Toro, by resolutions duly adopted at a meeting duly called and held, has unanimously (i) (A) approved the Toro Merger upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, (B) approved and declared advisable this Agreement, and (C) resolved to recommend to the holders of shares of Toro Common Stock the adoption of this Agreement (such recommendation, the “Toro Recommendation”), and (ii) directed that this Agreement be submitted to the holders of shares of Toro Common Stock for their adoption. CombineCo, as the sole member and manager of Toro Merger Sub, by resolutions duly adopted, has approved and authorized the Toro Merger.

Section 3.03. Capital Structure; Indebtedness.

(a) The authorized capital stock of Toro consists of 105,000,000 shares, of which (i) 5,000,000 are designated as undesignated preferred stock, par value $0.001 per share (the “Toro Undesignated Preferred Stock”), and (ii) 100,000,000 are shares of Toro Common Stock. As of the close of business on January 5, 2024 (such date and time, the “Toro Measurement Date”), there were issued and outstanding (A) no shares of Toro Undesignated Preferred Stock, (B) 58,659,065 shares of Toro Common Stock, of which 30,243,921 were held by Toro in its treasury, (C) options to acquire an aggregate of 140,000 shares of Toro Common Stock from Toro under Toro Stock Plans (such options, together with any similar options issued after the Toro Measurement Date, the “Toro Options”), of which Toro Options to acquire an aggregate of 115,000 shares of Toro Common Stock from Toro were exercisable, and (D) Toro RSUs with respect to an aggregate of 1,625,998 shares of Toro Common Stock under Toro Stock Plans, subject to vesting or forfeiture conditions or repurchase by Toro. Except (1) as set forth in the foregoing, (2) for 545,556 shares of Toro Common Stock reserved for issuance pursuant to the Toro ESPP and (3) for shares of Toro Common Stock reserved for issuance upon conversion of the Convertible Notes, at the close of business on the Toro Measurement Date, no shares of capital stock or other voting securities of Toro were issued, reserved for issuance, or outstanding. From the Toro Measurement Date to the Execution Date, except for changes since the Toro Measurement Date resulting from the exercise or settlement of Toro Equity Awards outstanding on such date, there have been (x) no shares of capital stock or other voting securities of Toro issued or reserved for issuance and (y) no options, warrants, other rights of any kind to acquire shares of capital stock of Toro, or other rights of any kind that give the holder thereof any economic interest of a nature accruing to the holders of Toro Common Stock, issued. All outstanding shares of Toro Common Stock have been, and all shares that may be issued pursuant to any Toro Options or Toro RSUs will be when issued in accordance with the terms of such equity-based award, duly authorized, validly issued, fully paid, non-assessable, and free and clear of all preemptive rights and other Liens (other than any restrictions on transfer imposed by Toro’s organizational documents or applicable Law).

(b) There are no outstanding bonds, debentures, notes, or other Indebtedness of Toro having the right to vote (or securities convertible into or exchangeable for securities having the right to vote, other than the Toro Convertible Notes) on any matters on which holders of Toro Common Stock may vote (“Toro Voting Company Debt”). Except for any obligations pursuant to this Agreement, the Toro 401(k) Plan, or as otherwise set forth in this Section 3.03, as of the Toro Measurement Date there are no outstanding options, warrants, rights, convertible or exchangeable securities, stock-based performance units, or Contracts or undertakings of any kind to which

Toro or any of its Subsidiaries is a party or by which any of them is bound (i) obligating Toro or any such Subsidiary to issue, deliver, or sell, or cause to be issued, delivered, or sold, additional shares of capital stock or other equity interests in (or securities convertible into or exchangeable for any capital stock of or other equity interests in) Toro or of any of its Subsidiaries or any Toro Voting Company Debt, (ii) obligating Toro or any such Subsidiary to issue, grant, or enter into any such option, warrant, right, security, unit, or Contract or undertaking, or (iii) giving any Person the right to receive any economic interest of a nature accruing to the holders of Toro Common Stock or otherwise based on the performance or value of shares of capital stock of Toro or any of its Subsidiaries. Except for any obligations pursuant to this Agreement, the Toro 401(k) Plan, or as otherwise set forth in this Section 3.03, as of the Execution Date there are no outstanding obligations of Toro or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any shares of capital stock or other equity interests in (or securities convertible into or exchangeable for any capital stock of or other equity interests in) Toro or of any of its Subsidiaries or any Toro Voting Company Debt.

(c) CombineCo was formed solely for the purpose of engaging in the Transactions. Toro directly owns, beneficially and of record, 100% of the issued and outstanding shares of the CombineCo Common Stock, which represent all of the capital stock of CombineCo issued and outstanding. All of the issued and outstanding capital stock of CombineCo has been, and at the Effective Time will be, duly authorized, validly issued, fully paid, non-assessable, and free and clear of all preemptive rights and other Liens (other than restrictions on transfer imposed by CombineCo’s organizational documents or applicable Law). All of the issued and outstanding capital stock of CombineCo has been offered, issued, and sold by CombineCo in compliance in all material respects with applicable Law. The shares of CombineCo Common Stock to be issued pursuant to the Ivory Contribution and the Toro Merger have been duly authorized and, when issued pursuant to this Agreement, will be validly issued, fully paid, non-assessable, and free and clear of all preemptive rights and other Liens.

(d) Toro Merger Sub was formed solely for the purpose of engaging in the Transactions. CombineCo directly owns, beneficially and of record, 100% of the issued and outstanding membership interests in Toro Merger Sub. All of the issued and outstanding equity interests in Toro Merger Sub have been, and at the Effective Time will be, duly authorized, validly issued, fully paid, non-assessable, and free and clear of all preemptive rights and other Liens (other than restrictions on transfer imposed by Toro Merger Sub’s organizational documents or applicable Law). All of the issued and outstanding equity interests in Toro Merger Sub have been offered, issued, and sold by Toro Merger Sub in compliance in all material respects with applicable Law.

(e) Toro’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 sets forth, as of the Execution Date, (i) each Significant Subsidiary of Toro and its jurisdiction of organization and (ii) the percentage outstanding of the equity interests owned by Toro in such Significant Subsidiary. All of the outstanding shares of capital stock of or other equity interests in each Significant Subsidiary of Toro have been duly authorized, validly issued, and fully paid, and are non-assessable and free and clear of all Liens (other than Permitted Liens). Section 3.03(e) of the Toro Disclosure Letter sets forth, as of the Execution Date, each other Person in which Toro owns, directly or indirectly, any equity interest, other than its Subsidiaries and publicly traded securities held for investment which do not exceed 5% of the outstanding securities of such Person.

(f) Section 3.03(f) of the Toro Disclosure Letter sets forth a complete and correct list as of the Execution Date of all Indebtedness for borrowed money of Toro and its Subsidiaries (other than any such Indebtedness owed to Toro or any of its Subsidiaries, letters of credit, and any other such Indebtedness with an aggregate principal amount not in excess of $2.5 million individually) outstanding on the Execution Date.

Section 3.04. No Conflict. Except as expressly contemplated in this Section 3.04, none of the execution, delivery, or performance of this Agreement by Toro, CombineCo, or Toro Merger Sub or any other Transaction Document to which Toro, CombineCo, Toro Merger Sub, or any Toro Subsidiary is a party, or the consummation by Toro, CombineCo, Toro Merger Sub, or any Toro Subsidiary of the Transactions, will (a) conflict with or violate Toro’s, CombineCo’s, Toro Merger Sub’s, or any such Toro Subsidiary’s organizational documents, (b) (i) result in a material breach or default under, or give any Person the right to declare a material default or exercise any material remedy under, accelerate the maturity or performance of or payment under, or cancel, terminate, or modify (in each case, with or without notice or the lapse of time or both) any Toro Material Contract, (ii) violate any Law or Order applicable to Toro, CombineCo, Toro Merger Sub, or any such Toro Subsidiary, (iii) violate or constitute a default under, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate, or modify any Toro Permit, (iv) result in the creation or imposition of any Lien upon any of the properties or assets owned or operated by Toro, CombineCo, Toro Merger Sub or any such Toro Subsidiary (other than Permitted Liens), or (v) require Toro, CombineCo, Toro Merger Sub, or any such Toro Subsidiary to provide any notice or obtain any consent from any Person pursuant to any Toro Material Contract, other than, in the case of clause (b) above, any such breach, default, right, violation, or Lien that would not, individually or in the aggregate, reasonably be expected to have a Toro Material Adverse Effect. In connection with the execution and delivery of this Agreement or the other Transaction Documents by Toro, CombineCo, Toro Merger Sub, or any of their Subsidiaries, as applicable, none of Toro, CombineCo, Toro Merger Sub, or any of their Subsidiaries is required to obtain any Governmental Consent or make any filing with any Governmental Authority, except for (1) filings or notifications required under the HSR Act or any Governmental Consent that becomes a Required Governmental Consent pursuant to Section 6.01(e), (2) the filing with the SEC of (x) the Proxy Statement and the Registration Statement and (y) such reports under the Securities Act or the Exchange Act as may be required in connection with this Agreement and the other Transaction Documents, (3) the filing of the Toro Certificate of Merger with the Secretary of State of the State of Delaware, (4) any filings required under Nasdaq (or such other U.S. national securities exchange as mutually agreed by the parties in accordance with Section 5.09) rules and regulations, and (5) such other consents, approvals, orders, authorizations, registrations, declarations, filings, and notices, the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Toro Material Adverse Effect.

Section 3.05. SEC Documents; Financial Statements.

(a) Toro has filed with the SEC all reports, schedules, forms, statements, and other documents required to be filed by Toro since January 1, 2021 (the “Toro SEC Documents”). As of their respective dates of filing or, in the case of Toro SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act, their respective effective dates, and in each case giving effect to any amendments or supplements thereto filed prior to the date of this Agreement, the Toro SEC Documents complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable thereto, and except to the extent amended or superseded by a subsequent filing with the SEC prior to the date hereof, none of the Toro SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the Execution Date, there are no outstanding or unresolved comments received from the SEC with respect to any of the Toro SEC Documents, and, to the Knowledge of Toro, none of the Toro SEC Documents is under review by the SEC as of the Execution Date.

(b) The audited consolidated financial statements and the unaudited quarterly financial statements (including, in each case, the notes thereto) of Toro included in the Toro SEC Documents when filed complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in all material respects in accordance with GAAP (except, in the case of unaudited quarterly statements, as otherwise permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods and as of the dates therefor (except as may be stated in the notes thereto) and fairly present in all material respects the consolidated financial position of Toro and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end adjustments, none of which adjustments are material).

(c) Since January 1, 2021, Toro has been and is in compliance (subject to any applicable grace periods) with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the Nasdaq, except in each case as has not had and would not reasonably be expected to have, individually or in the aggregate, a Toro Material Adverse Effect.

(d) (i) Toro maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act, and (ii) since January 1, 2021, Toro has disclosed to Toro’s auditors and the audit committee of Toro’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) reasonably likely to adversely affect in any material respect Toro’s ability to record, process, summarize, and report financial information and (B) any fraud, to the Knowledge of Toro, whether or not material, involving management or other employees who have a significant role in Toro’s internal control over financial reporting. Toro has made available to Ivory Parent and Ivory HoldCo all such disclosures made by management to Toro’s auditors and audit committee from January 1, 2021 to the Execution Date. Since January 1, 2021, Toro’s principal executive officer and principal financial officer have made, with respect to the Toro SEC Documents, all certifications required by the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC. Since January 1, 2021, Toro has not identified any material weaknesses in the design or operation of the internal controls over financial reporting. Neither Toro nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers of Toro (within the meaning of Section 402 of the Sarbanes-Oxley Act).

Section 3.06. Information Supplied. None of the information supplied or to be supplied by or on behalf of Toro, CombineCo, or Toro Merger Sub, specifically for inclusion or incorporation by reference in (a) the Registration Statement will, at the time it becomes effective under the Securities Act (or, with respect to any post-effective amendment or supplement, at the time such post-effective amendment or supplement becomes effective), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) the Proxy Statement will, at the date it (and any amendment or supplement thereto) is first mailed to the Toro stockholders and at the time of obtaining the Toro Requisite Vote, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Toro, CombineCo or Toro Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Ivory Parent, Ivory HoldCo, or Bluefin. The Registration Statement and the Proxy Statement will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act, respectively.

Section 3.07. Absence of Certain Changes; No Undisclosed Liabilities.

(a) From September 30, 2023 to the Execution Date, (i) except in connection with this Agreement and the Transactions, the Toro Business has been operated in the ordinary course of business consistent with past practice in all material respects, and neither Toro nor any of its Subsidiaries has taken any action that, if taken after the Execution Date, would constitute a breach of or require Ivory HoldCo’s prior written approval under Section 5.01(b) (Interim Operations of Toro), and (ii) there has not been any change, circumstance, development, or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Toro Material Adverse Effect.

(b) No Toro Group member has any Liabilities as of the Execution Date of a nature required by GAAP to be disclosed, reserved against, or reflected in a consolidated balance sheet or the notes thereto, except (i) as disclosed, reflected, accrued, reserved against, or otherwise provided for in (A) Toro’s consolidated balance sheet as of December 31, 2022 (or the notes thereto) included in Toro’s Annual Report on Form 10-K filed prior to the Execution Date for the fiscal year ended December 31, 2022, or (B) Toro’s consolidated balance sheet as of

September 30, 2023 (or the notes thereto) included in Toro’s Quarterly Report on Form 10-Q filed prior to the Execution Date for the fiscal quarter ended September 30, 2023, (ii) as incurred in the ordinary course of business since September 30, 2023, (iii) as arose in the ordinary course of business under Contracts to the extent not resulting from a material breach thereof, (iv) as have been discharged or paid in full prior to the Execution Date, or (v) as have not had and would not reasonably be expected to have, individually or in the aggregate, a Toro Material Adverse Effect.

Section 3.08. Contracts.

(a) Except for the Contracts filed (or incorporated by reference) as exhibits to Toro’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, or Toro’s Quarterly Report on Form 10-Q for the period ended September 30, 2023, Schedule 3.08(a) of the Toro Disclosure Letter sets forth an accurate and complete list, as of the Execution Date, of each Contract to which Toro or any of its Subsidiaries is party or otherwise bound, and that is:

(i) a Contract that would be required to be filed by Toro as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act; or a Contract that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

(ii) a Contract with any Toro Material Customer or Toro Material Supplier;

(iii) a Contract for the purchase, sale, lease, or license of materials, supplies, goods, equipment, services, or rights and under which any Toro Group member is obligated to make or entitled to receive payments of more than $5 million during the calendar year ended December 31, 2022, or during the ten-month period ended October 31, 2023;

(iv) a Contract for capital expenditures in excess of $5 million;

(v) a lease, sublease, or license of any tangible personal property, including a capital lease, in each case under which any Toro Group member is obligated to make payments of more than $1 million in any calendar year or $5 million in the aggregate, in each case during the term of the Contract;

(vi) a mortgage, indenture, guarantee, loan or credit agreement, security agreement, or other Contract relating to Indebtedness, other than accounts receivables and payables in the ordinary course of business;

(vii) a license or other Contract under which Toro or any of its Subsidiaries has obtained a license or sublicense to use the Intellectual Property of another Person, including in each case any material coexistence agreements and material settlement agreements (except for any non-exclusive (A) license implied by the sale of a product or service, (B) licenses for Toro Off-the-Shelf Software, (C) open source software licenses, (D) licenses for content entered into in the ordinary course of business, (E) non-disclosure agreements entered into in the ordinary course of business, and (F) licenses granted to Toro or any of its Subsidiaries by any customer, employee, consultant, or independent contractor in the ordinary course of business);

(viii) a material independent contractor Contract that is not terminable by its terms by any Toro Group member without material penalty or payment (except as required under applicable Law) or without more than 90 days’ notice (except as required under applicable Law); or an employment Contract with an employee of Toro or any Subsidiary of Toro that is not terminable by its terms by the relevant Toro employer without material contractual penalty or payment (except as required under applicable Law) or without more than six months’ notice (except as required under applicable Law);

(ix) a material Contract that provides for any Toro Group member to act as a distributor, dealer, sales representative, or authorized service Person for any third party products or services;

(x) a Contract that (A) grants any purchase option, call right, right of first refusal, right of first offer, co-sale right, participation right, preemptive right, subscription right, put right, or other similar right with respect to the Toro Business; (B) otherwise limits or purports to limit the ability of any Toro Group member to own, operate, sell, transfer, pledge, or otherwise dispose of any of their respective businesses generally; or (C) limits or purports to limit the ability of any Toro Group member to compete in any line of business, with any Person, or in any geographic area;

(xi) a material Contract that provides for payments based, in whole or in part, on profits, revenues, fee income, or other financial performance measures of any Toro Group member, other than Contracts pursuant to which the Toro Group member licenses third party content in exchange for a share of profits or revenue;

(xii) a Contract that provides for any joint venture or strategic alliance, partnership or other similar relationship between any Toro Group member, on the one hand, and any other Person, on the other hand;

(xiii) a collective bargaining agreement or any other similar Contract with any union, works council, labor organization, or similar organization;

(xiv) any Contract or series of related Contracts entered into since January 1, 2020, relating to the acquisition or disposition of the business of any Toro Group Member, assets or securities of any Person or any business for a price in excess of $10 million (in each case, whether by merger, sale of stock, sale of assets or otherwise); or

(xv) a Contract between any Toro Group member, on the one hand, and any Affiliate thereof, on the other hand.

The Contracts listed or required to be listed in Section 3.08(a) of the Toro Disclosure Letter, together with all Toro Real Property Leases and Toro Real Property Subleases listed or required to be listed in Section 3.09(b) of the Toro Disclosure Letter, are referred to in this Agreement as the “Toro Material Contracts.”

(b) Toro has made available to Ivory Parent and Ivory HoldCo an accurate and complete copy of each Toro Material Contract. With respect to each such Toro Material Contract, no Toro Group member or to the Knowledge of Toro, no other party to the Toro Material Contract, is or has been, during the three years prior to the Execution Date, in breach of or default under such Toro Material Contract, in each case except for such breaches and defaults as have not been, and would not reasonably be expected to be, material to the Toro Group, taken as a whole. Each Toro Material Contract is valid and binding, in full force and effect, and, to the Knowledge of Toro, enforceable by the relevant Toro Group member in accordance with its terms, except as have not been and would not reasonably be expected to be, material to the Toro Group, taken as a whole.

Section 3.09. Real Property.

(a) No Toro Group member currently owns, or has formerly owned, any real property. No Toro Group member has any right or obligation to acquire any real property or interest therein.

(b) Section 3.09(b) of the Toro Disclosure Letter sets forth, as of the Execution Date, an accurate and complete list of (i) all real property leased, subleased, occupied, or otherwise used by the Toro Group (collectively, the “Toro Leased Real Properties,” and each, a “Toro Leased Real Property”), (ii) all leases, subleases, and other agreements pursuant to which any Toro Group member has the right to occupy or use any of the Toro Leased Real Properties including all amendments thereto, guarantees thereof and subordination, nondisturbance and attornment agreements with respect thereto (each, a “Toro Real Property Lease”), and (iii) all subleases and other agreements pursuant to which any Person (other than any Toro Group member) has the right to occupy all or any portion of any Toro Leased Real Property (each, a “Toro Real Property Sublease”). With respect to each Toro Real Property Lease and Toro Real Property Sublease, (i) neither any Toro Group member nor, to the Knowledge of Toro, any other party thereto is in breach thereof that would, individually or in the aggregate, reasonably be expected to have a Toro Material Adverse Effect, and (ii) no Toro Group member has given or received notice of termination thereof. Each Toro Real Property Lease and Toro Real Property Sublease that is material to the Toro Group, taken as a whole, is valid, binding, and enforceable in accordance with its terms, and the relevant Toro Group member holds a valid and existing leasehold or subleasehold interest under each Toro Real Property Lease. Except for any Toro Real Property Sublease, no Toro Group member has transferred or assigned any interest in any Toro Real Property Lease. Toro has made available to Ivory Parent and Ivory HoldCo an accurate and complete copy of each Toro Real Property Lease and Toro Real Property Sublease. No construction, alteration or other leasehold improvement work with respect to a Toro Real Property Lease or Toro Real Property Sublease remains to be paid for or performed by a Toro Group member.

Section 3.10. Intellectual Property.

(a) Section 3.10(a) of the Toro Disclosure Letter lists all Toro Intellectual Property Registrations. Toro or its Subsidiaries own or otherwise have the right to use all material Toro Intellectual Property used by the Toro Group in the operation of the Toro Business as presently conducted and as currently planned to be conducted in the future by Toro and its Subsidiaries, including all Toro Intellectual Property Assets and the Intellectual Property licensed to Toro or any of its Subsidiaries under the Toro Intellectual Property Agreements (collectively, the “Toro Business Intellectual Property”) and any Toro Business Intellectual Property owned or purported to be owned by any of the Toro Group (“Toro Owned Intellectual Property”). Except as would not, individually or in the aggregate, reasonably be expected to have a Toro Material Adverse Effect, the Toro Intellectual Property Assets are in full force and effect and, to the Knowledge of Toro, are valid and enforceable. The Toro Group has sole and exclusive ownership of all Toro Owned Intellectual Property, free and clear of all Liens (except Permitted Encumbrances).

(b) The Toro Group owns, or holds a valid license for, all material Software (including the Copyrights therefor) incorporated or integrated into the Toro Business Products.

(c) To the Knowledge of Toro, during the three years prior to the Execution Date (1) none of the activities or business of the Toro Business presently conducted by the Toro Group materially infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any Person, and (2) no other Person is infringing, violating or misappropriating any of the Toro Business Intellectual Property. During the three years prior to the Execution Date, except as would not, individually or in the aggregate, reasonably be expected to have a Toro Material Adverse Effect, no Toro Group member has received any written notice or claim asserting or suggesting that any such infringement, violation, or misappropriation, is or may be occurring or has or may have occurred. Toro and its Subsidiaries have taken commercially reasonable measures to protect their material trade secrets and otherwise safeguard and maintain the confidential and proprietary nature of all confidential information in their possession in the conduct of the Toro Business.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Toro Material Adverse Effect, none of this Agreement, any other Transaction Document, or the Transactions will result in (i) any Person being granted rights or access to, or the placement in or release from escrow or similar arrangement, any Toro Business Intellectual Property or (ii) the loss of, or give rise to any right of any third party to terminate or modify any of the Toro Intellectual Property Agreements. The Toro Group has not disclosed, delivered, or licensed to any Person, agreed to disclose, deliver, or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person (other than employees or contractors of Toro or any of its Subsidiaries) of any Toro Intellectual Property, including source code for any Software owned by the Toro Group that the Toro Group does not, in the ordinary course, provide or make available in source code or human readable form.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Toro Material Adverse Effect, the Toro Group has not used or distributed or incorporated into any Toro Business

Products any Software subject to open source, copyleft or community source code licenses (e.g., the GNU General Public License or a similar “viral” open source licensing regime) in a manner that (i) grants, purports to grant, or requires Toro or any of its Subsidiaries to grant to any other Person any rights or immunities under any Toro Business Intellectual Property, (ii) requires Toro or any of its Subsidiaries to disclose, make available, or distribute source code for any Software owned by the Toro Group to any other Person, or (iii) imposes any material limitation, restriction, or condition on the right or ability of Toro or any of its Subsidiaries to use any portion of any Toro Business Products or any Software owned by Toro or any of its Subsidiaries.

(f) The Toro Group has maintained and protected the source code for material Software that Toro or any of its Subsidiaries owns with appropriate confidentiality agreements as are necessary to protect the information therein. The Toro Group has possession and control of the source code for the current version and all material prior versions of material Software owned by Toro or any of its Subsidiaries and all other source code necessary to compile and operate the current Toro Business Products, as well as all programming documentation pertaining thereto.

(g) Except as would not, individually or in the aggregate, reasonably be expected to have a Toro Material Adverse Effect, each current or former employee, independent contractor, officer or director of each of the Toro Group members involved in the development of any material Toro Intellectual Property has executed a valid, binding and enforceable written agreement expressly assigning to the applicable Toro Group member all right, title and interest in any inventions and works of authorship, whether or not patentable, invented, created, developed, conceived and/or reduced to practice during the term of such employee’s employment by the applicable Toro Group member or such independent contractor’s engagement for the applicable Toro Group member, and all Intellectual Property rights therein, and has waived all moral rights therein to the extent legally permissible.

(h) Except as would not, individually or in the aggregate, reasonably be expected to have a Toro Material Adverse Effect, there are no problems, defects or deficiencies in the Software owned by Toro or any of its Subsidiaries that, (i) prevent such Software from operating in all material respects as described in its related documentation or specifications, (ii) prevent such Software from operating as warranted to any Person, or (iii) prevent /Toro or any of its Subsidiaries from conducting the Toro Business as presently conducted and as currently planned to be conducted in the future. To the Knowledge of Toro, none of the Toro Business Products contain any “time bomb,” “Trojan horse,” “back door,” “worm,” virus, malware, spyware, or other device or code intended to, or that have the ability to, disable, damage, or interfere with the operations of any Information Technology and any data therein (“Malicious Code”). The Toro Group has taken commercially reasonable steps to prevent the introduction of Malicious Code into the Toro Business Products.

(i) Except as would not, individually or in the aggregate, reasonably be expected to have a Toro Material Adverse Effect, (i) no facilities of a university, college, other educational institution, or research center, or funding received by any Toro Group member from any of the foregoing, have been used to develop Toro Intellectual Property in such a way as to affect any Toro Group member’s rights in the Toro Intellectual Property; and (ii) no Person who was involved in, or who contributed to, the creation or development of any of the Toro Intellectual Property, has performed services for a university, college, or other educational institution or research center in a manner that would affect any Toro Group member’s rights in any Toro Intellectual Property.

Section 3.11. Data Privacy; Information Technology.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Toro Material Adverse Effect, Toro and its Subsidiaries are, and for the past three years have been, in compliance with all applicable Privacy/Data Security Requirements, in each case with respect to the Toro Business. For the past three years, Toro and its Subsidiaries have at all times made all required material notices and disclosures to, and obtained all material consents from, users, customers, employees, contractors, Governmental Authorities, and other applicable third parties required by all Privacy/Data Security Requirements in connection with the Toro Business.

(b) In connection with the Toro Business, Toro and its Subsidiaries have at all times taken reasonable steps (including developing, implementing and maintaining compliance with adequate measures with respect to technical, administrative and physical security) designed to ensure that Personal Data is protected against loss and against unauthorized access, use, collection, storage, maintenance, disclosure, transfer, modification or other misuse, and, to the Knowledge of Toro, there has been no reportable unauthorized access, use, collection, storage, maintenance, disclosure, transfer, modification, or other misuse of such Personal Data. The execution, delivery, and performance of this Agreement and the other Transaction Documents and the consummation of the Transactions, including the transfer of all Personal Data in the sole possession or control of Toro or any of its Subsidiaries in connection with the Toro Business, comply with all Privacy/Data Security Requirements and, to the Knowledge of Toro, will not require notice to or the consent of any Person concerning such transfer. There is, and for the past three years there has been, no material Proceeding pending or, to the Knowledge of Toro, threatened against Toro or any of its Subsidiaries by any Person alleging a violation of such Person’s privacy, personal or confidentiality rights under any Privacy/Data Security Requirements in connection with the Toro Business. During the past three years, neither Toro nor any of its Subsidiaries have received any material written complaints, letters, or notices from any Person or Governmental Authority alleging noncompliance or potential noncompliance with any Privacy/Data Security Requirements related to the collection, use or disclosure of Personal Data by Toro or any of its Subsidiaries in connection with the Toro Business, that required regulatory or legislative action in order to be resolved.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Toro Material Adverse Effect, all Information Technology used by Toro and its Subsidiaries in connection with the Toro Business (i) operates and performs as necessary for the conduct of the Toro Business as presently conducted and as proposed to be conducted, and in accordance with their documentation and functional specifications and (ii) to the Knowledge of Toro, are free from Malicious Code. Toro and its Subsidiaries have commercially reasonable information security safeguards in place to maintain the confidentiality, integrity, and availability of the information stored, processed, and/or transmitted by the Information Technology that are used to conduct the Toro Business. For the past three years, to the Knowledge of Toro, there have been no unauthorized access, acquisition, intrusions, breaches, disclosures or use of any of the Information Technology used by Toro or any of its Subsidiaries in connection with the Toro Business. Toro and its Subsidiaries have in place reasonable and adequate disaster recovery plans, procedures, and facilities to maintain the ongoing operation and performance of the Toro Business in the event of a disruption to the Information Technology used by Toro or any of its Subsidiaries in connection with the Toro Business, and, as applicable, have taken reasonable steps to implement such plans and procedures. Toro and its Subsidiaries have at all times maintained cyber insurance coverage that is sufficient and suitable in all material respects for the nature and volume of Personal Data collected or processed by or on behalf of Toro or any of its Subsidiaries and for compliance with applicable Laws. During the past three years, neither Toro nor any of its Subsidiaries has made any material claim under any cyber insurance policy with respect to the Toro Business.

Section 3.12. Legal Proceedings. There is, and for the past three years there has been, no Proceeding pending or, to the Knowledge of Toro, threatened against Toro, CombineCo, Toro Merger Sub, any of their Affiliates, that, individually or in the aggregate, has had or would reasonably be expected to have a Toro Material Adverse Effect. There are no unsatisfied Orders, and for the past three years there have not been any Orders, against Toro, CombineCo, Toro Merger Sub or any of their Affiliates that, individually or in the aggregate, has had or would reasonably be expected to have a Toro Material Adverse Effect. As of the Execution Date, there are no Proceedings pending or, to the Knowledge of Toro, threatened against Toro, CombineCo, Toro Merger Sub and there is no Order to which Toro, CombineCo, or Toro Merger Sub is subject, in each case, that questions or challenges the validity of this Agreement or that would reasonably be expected to prevent, delay, make illegal or otherwise interfere in any material respect with the ability of Toro, CombineCo, or Toro Merger Sub to consummate any of the Transactions.

Section 3.13. Compliance with Laws; Permits.

(a) Each Toro Group member is, and for the past three years has been, in compliance in all material respects with all Laws applicable to the conduct of the Toro Business. Each Toro Group member has all material Permits that are necessary for it to conduct the Toro Business in the manner in which it is presently conducted (collectively, the “Toro Permits”) and all such Toro Permits are in full force and effect in all material respects. Each Toro Group member is, and for the past three years has been, in compliance in all material respects with all Toro Permits. During the past three years, no Toro Group member has received any written notice from any Governmental Authority (i) claiming or alleging that such Toro Group member was not in compliance with any (A) material Laws applicable to the conduct of the Toro Business or (B) material Permits necessary for it to conduct the Toro Business, or (ii) notifying such Toro Group member of the revocation, withdrawal, termination, suspension, limitation, variation, amendment or non-renewal of any material Permits necessary for it to conduct the Toro Business.

(b) During the past five years, the Toro Group and each of its officers, directors, and employees, and to the Knowledge of Toro, each of its agents and other individuals or entities acting for or on behalf of the Toro Group (collectively, the “Toro Relevant Persons”), have not taken any action, directly or indirectly, that would result in a violation of the U.S. Foreign Corrupt Practices Act of 1977 (as amended), the U.K. Bribery Act 2010, or any other applicable anti-corruption or anti-bribery laws or regulations (collectively, “Anti-Corruption Laws”), including offering, paying, promising to pay or authorizing the payment of money or anything of value to a Government Official or any other Person while knowing or having a reasonable belief that all or some portion of it would be given to a Government Official or other Person and used for the purpose of: (i) influencing any act or decision of a Government Official or other Person, including a decision to fail to perform official functions, (ii) inducing any Government Official or other Person to do or omit to do any act in violation of the lawful duty of such official or Person, (iii) securing any improper advantage, or (iv) inducing any Government Official to use influence with any Governmental Authority in order to affect any act or decision of such Governmental Authority in order to assist the Toro Group in obtaining or retaining business with, or directing business to, any Person, in each case, in violation of any applicable Anti-Corruption Laws. During the past five years, each of the Toro Relevant Persons has not (i) been the subject of a material claim or allegation (from any source) relating to any potential violation of the Anti-Corruption Laws or any potentially unlawful payment, contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment or the provision of anything of value, directly or indirectly, to any Government Official, to any political party or official thereof or to any candidate for political office or (ii) received any written notice or communication from, or made a voluntary disclosure to, any Governmental Authority regarding any actual, alleged or potential violation of, or failure to comply with, any Anti-Corruption Law.

(c) To the Knowledge of Toro, during the past five years, none of the Toro Relevant Persons has been the subject of a credible claim or allegation (from any source) relating to any potential violation of the Anti-Corruption Laws that had or would be reasonably expected to have a material impact on the Toro Business.

(d) During the past five years, neither the Toro Group nor any of its officers, directors, employees, or to the Knowledge of Toro, agents and other individuals or entities acting for or on behalf of the Toro Group, has received any written notice or communication from, or made a voluntary disclosure to, any Governmental Authority regarding any actual, alleged, or potential violation of, or failure to comply with, any Anti-Corruption Law.

(e) To the Knowledge of Toro, neither Toro nor any of its Subsidiaries produce, design, test, manufacture, fabricate, or develop any critical technologies (as defined in 31 C.F.R. 800.215).

(f) During the past five years, neither the Toro Group nor, to the Knowledge of Toro, any of the Toro Relevant Persons has in the course of its actions for, or on behalf of, the Toro Business engaged directly or indirectly in transactions prohibited by any economic or financial sanctions, restrictive measures, trade embargoes, or export control laws, regulations, or measures imposed, administered, or enforced by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”), the U.S. Commerce Department Bureau of

Industry and Security (“BIS”), the U.S. State Department Directorate of Defense Trade Controls, HM Treasury’s Office of Financial Sanctions Implementation, the UK Department for Business and Trade Export Control Joint Unit, the European Union, or any other applicable similar Laws or measures enforced by any other relevant sanctions authority (collectively, “Sanctions and Export Controls”). No Toro Relevant Person is a Prohibited Person. For the purposes of this Agreement, “Prohibited Person” means (i) any Person that is the subject of economic sanctions Laws or executive orders imposed, administered, or enforced by OFAC; (ii) a Governmental Authority, including any political subdivision, agency or instrumentality thereof, of any country or region against which the United States maintains comprehensive economic sanctions or embargoes; (iii) any Person that is ordinarily resident in, organized under the laws of, acting on behalf of or owned or controlled by the government of, a country or region against which the United States maintains comprehensive economic sanctions or embargoes; (iv) any Person that has been identified on the OFAC Specially Designated Nationals and Blocked Persons List, or any Person 50% or more owned directly or indirectly by such Persons; BIS’s Entity List, Denied Persons List, or Unverified List; or the U.S. State Department’s Debarred Parties List, as each such list may be amended from time to time; or (v) any Person that has been designated on any similar list or order published by a Governmental Authority having jurisdiction over the Toro Business.

(g) During the past five years, there has not been (i) to the Knowledge of Toro, a credible claim or allegation (from any source) relating to any potential violation of Sanctions and Export Controls that had or would be reasonably expected to have a material impact on the Toro Business, or (ii) a written notice or communication received by Toro from, or voluntary disclosure made by Toro to, any Governmental Authority regarding any actual, alleged, or potential violation of, or failure to comply with, any Sanctions or Export Controls that had or would be reasonably expected to have a material impact on the Toro Business.

(h) The Toro Group maintains policies and procedures reasonably designed to achieve compliance of the Toro Business with Anti-Corruption Laws and Sanctions and Export Controls and, to the Knowledge of Toro, during the past five years there have been no violations of these policies and procedures that had or would be reasonably expected to have a material impact on the Toro Business.

Section 3.14. Employee Benefit Matters.

(a) Section 3.14(a) of the Toro Disclosure Letter sets forth, as of the Execution Date, a complete and accurate list of all material Toro Plans. With respect to each such Toro Plan, Toro has made available to Ivory Parent and Ivory HoldCo complete and accurate copies of, to the extent applicable, the current material plan documents and all material amendments thereto or a summary of the material benefits under the relevant Toro Plan. Each Toro Plan has been operated, maintained and administered in all material respects in accordance with its terms and in compliance with all applicable Laws, and each amount due from Toro or any of its Subsidiaries in respect of a Toro Plan has in all material respects been paid by the final due date for payment.

(b) Each Toro Plan which is a “group health plan” within the meaning of Section 5000(b)(1) of the Code and Section 607(1) of ERISA has been administered in material compliance with, and Toro and its Subsidiaries have otherwise materially complied with, (i) the requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder, (ii) the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations promulgated thereunder, and (iii) the Medicare Secondary Payor Provisions of Section 1862 of the Social Security Act of 1935, as amended, and the regulations promulgated thereunder. There are no reserves, assets, surpluses or prepaid premiums with respect to any Toro Plan that is an employee welfare benefit plan as defined in Section 3(1) of ERISA.

(c) Each Toro Plan that is intended to be qualified under Section 401(a) of the Code (A) (i) is the subject of a favorable determination letter from the IRS, (ii) is still within the “remedial amendment period,” as described in Section 401(b) of the Code and the regulations thereunder (the “Remedial Amendment Period”), or (iii) has made application to the IRS for a favorable determination letter within the Remedial Amendment Period or (B) utilizes a prototype or volume submitter plan document that is the subject of a favorable opinion letter or advisory letter issued by the IRS to the sponsor of such prototype or volume submitter plan. To the Knowledge of Toro, nothing has occurred that would reasonably be expected to cause the loss of qualification of any such Toro Plan.

(d) Neither Toro nor, to the Knowledge of Toro, any of its ERISA Affiliates has engaged in any transaction described in Section 4069 or Section 4204 of ERISA. None of Toro or, to the Knowledge of Toro, any of its ERISA Affiliates or any Person appointed or otherwise designated to act on behalf of Toro, or any of its ERISA Affiliates, has engaged in any transactions in connection with any Toro Plan that is reasonably expected to result in the imposition of a material penalty pursuant to Section 502(i) of ERISA, material damages pursuant to Section 409 of ERISA or a material Tax pursuant to Section 4975(a) of the Code.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Toro Material Adverse Effect, (A) no individual who has performed services for Toro or any of its Subsidiaries has been improperly excluded from participation in any Toro Plan, (B) neither Toro nor any of its Subsidiaries has any direct or indirect liability, whether actual or contingent, with respect to any misclassification of any Person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer, (C) none of Toro or, to the Knowledge of Toro, any of its ERISA Affiliates or any other Person has engaged in a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code involving any Toro Plan, and (D) none of Toro or, to the Knowledge of Toro, any of its ERISA Affiliates or any fiduciary, has any liability for breach of fiduciary duty or any other failure to act or comply with the requirements of ERISA, the Code or any other applicable Laws in connection with the administration or investment of the assets of any Toro Plan.

(f) No Toro Plan is, or has within the last six years been, and no Toro Group member has any liability with respect to: (i) a “defined benefit plan,” as defined in Section 3(35) of ERISA, that is or was subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code; (ii) a “multiemployer plan,” as defined in Section 3(37) of ERISA; (iii) a “multiple employer welfare arrangement,” as defined in Section 3(40) of ERISA, or (iv) a “multiple employer plan,” as defined in Section 413(c) of the Code. The execution, delivery, and performance of this Agreement and the other Transaction Documents and the consummation and performance of the Transactions will not result in any withdrawal liability under any Toro Plan under Part 1 of Subtitle E of Title IV of ERISA. Other than fully insured benefits, all benefits provided by the Toro Group Plans are “money purchase benefits” as defined in Section 181 of the UK Pensions Schemes Act 1993. No Toro Group member is or has within the last six years been (x) an employer in any occupational pension scheme which is within the scope of the UK Pensions Regulator’s powers under Sections 38 to 51 of the UK Pensions Act 2004 (y) or connected or associated with such an employer. No Toro Group member has been issued with a contribution notice or financial support direction by the UK Pensions Regulator in accordance with its powers under Sections 38 to 51 of the UK Pensions Act 2004 and there are no facts or circumstances likely to give rise to the issuance of a contribution notice or financial support direction in which a Toro Group member is named. No Toro Group member has any liability with respect to pension benefits which are not benefits for old age, invalidity, or survivors as a result of the transfer of an employee’s Contract of employment to a Toro Group member under the Transfer Regulations directly by virtue of any such employee having been a member of an “occupational pension scheme” which is not a “money purchase scheme” (as such terms are defined in the UK Pension Schemes Act 1993) with any former employer prior to such transfer.

(g) No Toro Plan provides life insurance or medical benefits to any current or former employee of Toro or any of its Subsidiaries after his or her termination of employment, other than as required by applicable Law, including Section 4980B(f) of the Code, Part 6 of Subtitle B of Title I of ERISA (“COBRA”), and similar national, state or foreign Law.

(h) Each Toro Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and associated Treasury Department guidance has in all material respects been operated in good faith compliance with Section 409A of the Code and associated IRS and Treasury Department guidance. No Toro Plan is a split dollar life insurance program.

(i) No assets of Toro or any of its Subsidiaries are allocated to or held in a “rabbi trust” or other funding vehicle in respect of any Toro Plan other than one qualified under Section 401(a) of the Code. Each Toro Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and that is not intended to be qualified under Section 401(a) of the Code is exempt from Parts 2, 3 and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, as described in Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

(j) All Toro Options have been granted having a per share exercise price at least equal to the fair market value (within the meaning of Section 409A of the Code) of the underlying stock on the date the Toro Option was granted, and have not otherwise been modified within the meaning of Section 409A of the Code and associated Treasury Department guidance.

(k) None of the execution and delivery of this Agreement, the obtaining of the Toro Requisite Vote, or the consummation of the Transactions (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) would reasonably be expected to (A) entitle any current or former director, officer, employee or independent contractor of Toro or any of its Subsidiaries (each, a “Toro Personnel”) to any material compensation or material benefit, (B) accelerate the time of payment or vesting, or trigger any material payment or funding, of any material compensation or material benefits or trigger any other material obligation under any Toro Plan, (C) result in any material breach or violation of, or material default under or limit Toro’s right to amend, modify, terminate or transfer the assets of, any Toro Plan, (D) directly or indirectly cause Toro to transfer or set aside any assets to fund any benefits, or otherwise give rise to any material liability, under any Toro Plan or (E) result in any forgiveness of Indebtedness. Except with respect to the Toro Equity Awards, none of the execution and delivery of this Agreement, the obtaining of the Toro Requisite Vote, or the consummation of the Transactions (alone, without consideration of future events, including terminations of employment or separations from service) will result in any accelerated or additional payments to any Toro Personnel.

(l) None of the execution and delivery of this Agreement, the obtaining of the Toro Requisite Vote, or the consummation of the Transactions (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) would reasonably be expected to result in or cause any payment or benefit to any Toro Personnel that would not be deductible under Section 280G of the Code or that would be subject to excise tax under Section 4999 of the Code. For purposes of the foregoing sentence, the term “payment” shall include any payment, substitution of new stock options for stock options issued by CombineCo, acceleration, forgiveness of Indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits. No Toro Personnel is entitled to receive any additional payment (including any Tax gross-up, indemnity, or other payment) from Toro or any of its Subsidiaries as a result of the imposition of the excise Taxes required by Section 4999 of the Code.

Section 3.15. Employment and Labor Matters.

(a) All compensation, including wages, commissions, and bonuses, due and payable to the employees of each Toro Group member for services performed, have been paid in full, other than deferred compensation due on or after retirement, reimbursement of expenses, wages for the current pay period, commission payments for the last outstanding quarter, bonus payments for the previous bonus year, and holiday pay for the current year, in each case except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Toro Material Adverse Effect. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Toro Material Adverse Effect, all individuals characterized and treated by Toro or any of its Subsidiaries as independent contractors are properly treated as independent contractors under all applicable Laws. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Toro Material Adverse Effect, each Toro Personnel who is or was classified by any Toro Group member as exempt under the FLSA and state and local wage and hour Laws is and was properly so classified.

(b) During the prior three years and to the Knowledge of Toro, no allegations of sexual or any other form of harassment that could reasonably be expected to have a Toro Material Adverse Effect have been made against any Toro Personnel.

(c) Toro has made available to Ivory Parent and Ivory HoldCo accurate and complete copies of the current employment agreement of each Toro Senior Manager and details of any material amendments or updates to that employment agreement.

(d) No Toro Group member is a party to or bound by any collective bargaining agreement or any other similar labor agreement with respect to the Toro Business or any employee of such Toro Group member and, to the Knowledge of Toro, no petition has been filed or Proceedings instituted by any employee of a Toro Group member or group of such employees with any labor relations board seeking recognition of a bargaining representative within the past three years. To the Knowledge of Toro, there is no organizational effort currently being made or threatened by or on behalf of any labor union to organize any employees of any Toro Group member.

(e) Each Toro Group member is, and for the past three years has been, in compliance with all applicable Laws pertaining to employment and employment practices, including all such Laws relating to fair employment practices, equal employment opportunities, and prohibited discrimination, in each case except where noncompliance has not had, and would not reasonably be expected to have, individually or in the aggregate, a Toro Material Adverse Effect.

(f) There is no pending or, to the Knowledge of Toro, threatened, court, tribunal, or other Proceeding against any Toro Group member in respect of any Toro Personnel, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Toro Material Adverse Effect.

(g) No obligations apply with respect to any Personnel pursuant to the Transfer Regulations and none will apply as a result of the Separation or the consummation of the Transactions.

Section 3.16. Tax Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Toro Material Adverse Effect:

(i) each of Toro and its Subsidiaries has filed with the appropriate Governmental Authority when due (taking into account any extension of time within which to file) all Tax Returns required by applicable Law to be filed by it, and all such Tax Returns are true, correct and complete in all respects;

(ii) all Taxes, whether or not shown as due on such Tax Returns, of Toro and each of its Subsidiaries required to have been paid have been paid in full, except for Taxes being contested in good faith and that, to the extent required by GAAP, have been provided for in the Toro SEC Documents;

(iii) all Taxes of Toro and its Subsidiaries as of the date of the most recent Toro SEC Documents that are not yet due and payable as of such date have been accrued, to the extent required by GAAP, in the Toro SEC Documents;

(iv) all Taxes required to be deducted, withheld or collected by Toro or any of its Subsidiaries in connection with any amounts paid or owing to, or received or owing from, any employee (including in relation to payroll), creditor, independent contractor, customer or other party have been so deducted, withheld or collected and remitted to the appropriate Governmental Authority, and each of Toro and its Subsidiaries has otherwise complied with all applicable Laws relating to the deduction, withholding, collection and remittance of Taxes (including information reporting requirements);

(v) there is no audit or other Proceeding now pending or that has been proposed in writing with respect to Toro or any of its Subsidiaries in respect of any Tax or any Tax Return;

(vi) (A) there is no outstanding request for any extension of time for Toro or any of its Subsidiaries to pay any Taxes or file any Tax Returns, other than any such request made in the ordinary course of business; (B) there is no waiver or extension of any applicable statute of limitations for the assessment or collection of any Taxes of Toro or any of its Subsidiaries that is currently in force (other than in connection with an extension of time to file Tax Returns described in clause (A)), and there has been no written request by a Governmental Authority to execute such a waiver or extension; and (C) neither Toro nor any of its Subsidiaries is a party to or bound by any agreement or arrangement providing for the payment or indemnification of Taxes, payment for Tax losses, entitlements or refunds or similar Tax matters (other than (1) customary provisions in commercial contracts entered into in the ordinary course of business and not primarily related to Taxes or (2) any agreement solely among Toro and/or its Subsidiaries);

(vii) neither Toro nor any of its Subsidiaries has participated in any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2);

(viii) there are no Liens in respect of or on account of Taxes on any of the assets or properties of Toro or any of its Subsidiaries, other than Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been recorded in the Toro SEC Documents;

(ix) neither Toro nor any of its Subsidiaries (A) is or has been a member of any affiliated, consolidated, combined, unitary or other group for purposes of filing Tax Returns or paying Taxes (other than any such group the common parent of which at all times has been Toro or any of its Subsidiaries) or (B) has any liability for the Taxes of any Person (other than any of Toro and its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of U.S. state or local or non-U.S. Law), as a transferee or successor, by contract (other than customary provisions in commercial contracts entered into in the ordinary course of business and not primarily related to Taxes) or otherwise;

(x) within the last two years, neither Toro nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported to or intended to be governed in whole or in part by Section 355(a) of the Code; and

(xi) neither Toro nor any of its Subsidiaries has been notified by any Governmental Authority in a jurisdiction in which Toro or such Subsidiary does not file a Tax Return that Toro or such Subsidiary is or may be subject to the imposition of Tax by, or subject to a Tax Return filing requirement in, such jurisdiction.

(b) CombineCo and Toro Merger Sub were formed solely for the purpose of engaging in the Ivory Contribution and the Toro Merger, and have not had any assets and have not engaged in any business activities or conducted any operations other than in connection with the Ivory Contribution and the Toro Merger.

(c) Neither Toro nor any of its Subsidiaries has taken or agreed to take any action, or, after reasonable diligence and in consultation with its tax advisors, is aware of the existence of any fact or circumstance, that could reasonably be expected to impede or prevent the Ivory Contribution and the Toro Merger, taken together, from qualifying for the Intended Tax Treatment.

(d) Toro is not and has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A) of the Code.

(e) The representations and warranties set forth in this Section 3.16 and, to the extent relating to Tax matters, Section 3.14 (Employee Benefit Matters), constitute the sole and exclusive representations and warranties of Toro, CombineCo, and Toro Merger Sub regarding Tax matters.

Section 3.17. Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Toro Material Adverse Effect, (a) the material insurance policies (including “self-insurance programs”)

of each Toro Group member or of which any Toro Group member is a beneficiary (the “Toro Insurance Policies”) are in full force and effect and all premiums due and payable thereon have been paid in full when due, (b) no Toro Group member has received either a written notice that would reasonably be expected to be followed by a written notice of cancellation or a written notice of non-renewal of any Toro Insurance Policy, and (c) the Toro Insurance Policies are sufficient for compliance in all material respects by the Toro Group with all applicable Laws and Toro Material Contracts. There have been no material claims under the Toro Insurance Policies (or predecessor or replacement insurance policies) with respect to the Toro Business since January 1, 2021.

Section 3.18. Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition,” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”), or anti-takeover provision in Toro’s certificate of incorporation or bylaws, is applicable to Toro, this Agreement, or the Transactions.

Section 3.19. Opinions of Financial Advisors. The Board of Directors of Toro has received from Toro’s financial advisor, J.P. Morgan Securities LLC, an opinion to the effect that as of the date of such opinion and based upon and subject to the various assumptions, procedures, factors, qualifications, and limitations set forth therein, the Toro Merger Consideration to be received by the holders of shares of Toro Common Stock pursuant to this Agreement is fair, from a financial point of view, to such holders. A signed copy of such opinion will be delivered to Ivory Parent and Ivory HoldCo for information purposes only, and such opinion is for the benefit of Toro and may not be relied upon by Ivory Parent or Ivory HoldCo or their respective Affiliates (other than, following the Effective Time, Toro).

Section 3.20. Brokers and Finders. Toro has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Transactions, except that Toro has engaged J.P. Morgan Securities LLC and BrightTower Securities, LLC as Toro’s financial advisors, the fees and commissions of which shall be borne wholly by Toro.

Section 3.21. No Other Representations and Warranties.

(a) Except for the representations and warranties of Toro, CombineCo, and Toro Merger Sub expressly set forth in this Article III, or in a certificate delivered pursuant to this Agreement, none of Toro, CombineCo, Toro Merger Sub, or any other Person on behalf of Toro, CombineCo, or Toro Merger Sub, is making, and none of them has made, any express or implied representation or warranty with respect to Toro, CombineCo, or Toro Merger Sub or with respect to the accuracy or completeness of any other information provided to Ivory Parent, Ivory HoldCo, Bluefin, or any of their Affiliates or Representatives, including with respect to their businesses, operations, assets, liabilities, conditions (financial or otherwise), or prospects, or otherwise in connection with the Transactions.

(b) Toro, CombineCo, and Toro Merger Sub each acknowledges and agrees that except for the representations and warranties of Ivory Parent, Ivory HoldCo, and Bluefin expressly set forth in Article IV, or in a certificate delivered pursuant to this Agreement, none of Ivory Parent, Ivory HoldCo, Bluefin, or any of their Affiliates, is making, and none of them has made, any express or implied representation or warranty with respect to Ivory Parent, Ivory HoldCo, Bluefin, or any such Affiliate or with respect to the accuracy or completeness of any other information provided to Toro, CombineCo, Toro Merger Sub, or any of their Affiliates or Representatives, including with respect to their business, operations, assets, liabilities, conditions (financial or otherwise), or prospects, or otherwise in connection with the Transactions, and none of Toro, CombineCo, Toro Merger Sub, or their Affiliates or Representatives is relying on any express or implied representation or warranty of Ivory or any of its Affiliates except for those expressly set forth in Article IV, or in a certificate delivered pursuant to this Agreement, and no Person has been authorized by Ivory Parent, Ivory HoldCo, Bluefin, or any of their Affiliates to make any representation or warranty relating to Ivory Parent, Ivory HoldCo, Bluefin, or any of their Affiliates, including with respect to their businesses or otherwise in connection with the Transactions, and if made, such representation or warranty has not been and shall not be relied upon by Toro, CombineCo, or Toro Merger Sub.

(c) Nothing in this Agreement shall limit the rights of any party to this Agreement against any other party to this Agreement in the case of actual, fraudulent breach by the other party to this Agreement of any of such other party’s express representations and warranties set forth in this Agreement.

ARTICLE IV

Representations and Warranties of Ivory Parent, Ivory HoldCo, and Bluefin

Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to Toro by Ivory Parent and Ivory HoldCo at the time of entering into this Agreement (the “Ivory Disclosure Letter”) (it being understood that any disclosure set forth in one section or subsection of the Ivory Disclosure Letter shall be deemed disclosure with respect to, and shall be deemed to apply to and qualify, the Section or Subsection of this Agreement corresponding in number and each other Section or Subsection of this Agreement to the extent the qualifying nature of such disclosure with respect to such other Section or Subsection is reasonably apparent on the face of such disclosure), Ivory Parent, Ivory HoldCo, and Bluefin each hereby represents and warrants to Toro, CombineCo, and Toro Merger Sub as follows:

Section 4.01. Organization, Good Standing, and Qualification.

(a) Each of Ivory Parent, Ivory HoldCo, and Bluefin (i) is a legal entity duly organized, validly existing, and (to the extent such concept is recognized) in good standing under the laws of its jurisdiction of organization; (ii) has all requisite corporate or similar organizational power and authority to own, lease, and operate its properties and assets and to carry on its business as now being conducted; and (iii) is duly qualified to do business and is in good standing as a foreign legal entity in each jurisdiction in which the ownership, leasing, or operation of its assets or properties or the conduct of its business as now being conducted requires such qualification, except in each case of clauses (i), (ii), and (iii) as would not, individually or in the aggregate, reasonably be expected to have an Ivory Material Adverse Effect.

(b) Each Bluefin Subsidiary is a legal entity duly organized, validly existing, and (to the extent such concept is recognized) in good standing under the laws of its jurisdiction of organization and has all requisite corporate or similar organizational power and authority to own, lease, and operate its properties and assets and to carry on its business as now being conducted and is duly qualified to do business and is in good standing as a foreign legal entity in each jurisdiction in which the ownership, leasing, or operation of its assets or properties or the conduct of its business as now being conducted requires such qualification, except as would not, individually or in the aggregate, reasonably be expected to have an Ivory Material Adverse Effect.

(c) Ivory Parent has made available to Toro accurate and complete copies of the certificate of incorporation, bylaws, and all other similar organizational documents of Bluefin and each Bluefin Subsidiary, in each case as in effect on the Execution Date.

Section 4.02. Authority; Approval.

(a) Each of Ivory Parent, Ivory HoldCo, and Bluefin has all requisite corporate or similar organizational power and authority and has taken all corporate or similar organizational action necessary in order to execute, deliver, and perform its obligations under this Agreement and the other Transaction Documents to which it is a party and to consummate the Transactions to which it is a party. Each of Ivory Parent, Ivory HoldCo, and Bluefin has duly and validly executed and delivered this Agreement and, at or prior to the Closing, will have duly and validly executed and delivered each other Transaction Document to which it is a party. This Agreement constitutes and, assuming such execution and delivery of each such other Transaction Document, such other Transaction Documents will constitute, valid and binding obligations of each of Ivory Parent, Ivory HoldCo, and Bluefin, enforceable against such party in accordance with the respective terms hereof and thereof, subject to the Bankruptcy and Equity Exception.

(b) Each Subsidiary of Ivory Parent has all requisite corporate or similar organizational power and authority and has taken all corporate or similar organizational action necessary in order to execute, deliver, and perform its obligations under the Transaction Documents to which it is a party and to consummate the Transactions to which it is a party. Each such Subsidiary of Ivory Parent, at or prior to the Closing, will have duly and validly executed and delivered each Transaction Document to which it is a party. Assuming such execution and delivery of each such Transaction Document, such Transaction Documents will constitute valid and binding obligations of each such Subsidiary of Ivory Parent, enforceable against it in accordance with the respective terms thereof, subject to the Bankruptcy and Equity Exception.

Section 4.03. Capital Structure; Indebtedness; Solvency.

(a) The authorized capital stock of Bluefin consists of 2,000 shares of common stock, par value $0.01 per share, of Bluefin (the “Bluefin Common Stock”), of which 1,000 shares are issued and outstanding as of the Execution Date. All of the issued and outstanding shares of Bluefin Common Stock have been duly authorized, validly issued, and fully paid, and are non-assessable and free and clear of all preemptive rights and other Liens (other than any restrictions on transfer imposed by Bluefin’s organizational documents or applicable Law). There are no options, warrants, rights, convertible or exchangeable securities, stock-based performance units, Contracts, or undertakings of any kind to which Bluefin or any of the Bluefin Subsidiaries is a party or by which any of them is bound, other than this Agreement, pursuant to which any issuance, sale, or transfer of any capital stock of Bluefin is or may be required.

(b) Immediately following the Separation, Bluefin will own, directly or indirectly, all of the issued and outstanding capital stock of the Bluefin Subsidiaries, free and clear of all Liens (other than any restrictions on transfer imposed by their respective organizational documents or applicable Law). Immediately following the Ivory Contribution, CombineCo will own all of the issued and outstanding capital stock of Bluefin, free and clear of all Liens (other than any restrictions on transfer imposed by its organizational documents or applicable Law). A complete and accurate description of the capitalization of each Bluefin Group member as of the Execution Date is set forth on Section 4.03(b) of the Ivory Disclosure Letter.

(c) As of the Closing, (i) no Bluefin Group member will have any outstanding Indebtedness, (ii) none of the Bluefin Transferred Assets will be encumbered by Liens securing Indebtedness, and (iii) none of the Bluefin Assumed Liabilities will comprise Indebtedness.

(d) None of Ivory Parent, Ivory HoldCo, Bluefin or any of their respective Subsidiaries has any obligations pursuant to any financial guarantees, letters of credit, financial assurances, surety bonds, or performance bonds (each, a “Credit Support Instrument”) relating to the Bluefin Business or otherwise relating to the Bluefin Transferred Assets or the Bluefin Assumed Liabilities.

(e) None of Ivory Parent, Ivory HoldCo or Bluefin is entering into this Agreement with the actual intent to hinder, delay or defraud present creditors of Ivory Parent, Ivory HoldCo or Bluefin or any of their respective Subsidiaries.

Section 4.04. No Conflict. Except as expressly contemplated in this Section 4.04, none of the execution, delivery, or performance of this Agreement by Ivory Parent, Ivory HoldCo, or Bluefin or any other Transaction Document to which Ivory Parent, Ivory HoldCo, Bluefin, or any Bluefin Subsidiary is a party, or the consummation by Ivory Parent, Ivory HoldCo, Bluefin, or any of their respective Subsidiaries of the Transactions, including the Separation, will (a) conflict with or violate Ivory Parent’s, Ivory HoldCo’s, Bluefin’s, or any of their respective Subsidiaries’ organizational documents, (b) (i) result in a material breach or default under, or give any Person the right to declare a material default or exercise any material remedy under, accelerate the maturity or performance of or payment under, or cancel, terminate, or modify (in each case, with or without notice or the lapse of time or both) any Bluefin Material Contract, (ii) violate any Law or Order applicable to Ivory Parent, Ivory HoldCo, Bluefin, or any of their respective Subsidiaries, (iii) violate or constitute a default under, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate, or modify any Ivory Permit, (iv) result in the creation or imposition of any Lien upon any of the Bluefin Transferred Assets or any other asset of the Bluefin Group that is not an Ivory Excluded Asset (other than Permitted Liens), or (v) require Ivory Parent, Ivory HoldCo, Bluefin, or any of their respective Subsidiaries, or any other party thereto, to provide any notice or obtain any consent from any Person pursuant to any Bluefin Material Contract or any Contract relating to Indebtedness of the Ivory Group or which otherwise has a material impact on the Bluefin Business, the Bluefin Transferred Assets, or the Bluefin Assumed Liabilities, or will be utilized in the performance of any of the Transaction Documents, including the Transition Services Agreement, other than, in the case of clause (b) above, any such breach, default, right, violation, Lien, or failure to obtain such notice or consent, that would not, individually or in the aggregate, reasonably be expected to have an Ivory Material Adverse Effect. In connection with the execution and delivery of this Agreement or the other Transaction Documents by Ivory Parent, Ivory HoldCo, Bluefin, or any of their respective Subsidiaries, as applicable, none of Ivory Parent, Ivory HoldCo, or Bluefin, or any such Subsidiary is required to obtain any Governmental Consent or make any filing with any Governmental Authority, except for (1) filings or notifications required under the HSR Act or any Governmental Consent that becomes a Required Governmental Consent pursuant to Section 6.01(e), (2) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the other Transaction Documents, (3) the filing of the Toro Certificate of Merger with the Secretary of State of the State of Delaware, and (4) such other consents, approvals, orders, authorizations, registrations, declarations, filings, and notices, the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have an Ivory Material Adverse Effect.

Section 4.05. Financial Statements.

(a) The following financial statements are set forth on Section 4.05(a) of the Ivory Disclosure Letter:

(i) the unaudited combined pro forma, indicative balance sheet of the Bluefin Business at September 30, 2023 (the “Bluefin Interim Balance Sheet”), and the related unaudited combined statement of profit and loss for the nine-month period then ended (collectively, the “Bluefin Signing Interim Financial Statements”); and

(ii) the unaudited combined pro forma, indicative balance sheet of the Bluefin Business at December 31, 2022, and the related unaudited combined statement of profit and loss for the 12-month period then ended (collectively, and together with the Bluefin Signing Interim Financial Statements, the “Bluefin Signing Financial Statements”).

(b) Except as noted therein, and having regard to the purpose for which they were prepared, the Bluefin Signing Financial Statements reflect in all material respects the financial condition and results of operations of the Bluefin Business, at the respective dates thereof and for the periods stated therein, in accordance with IFRS applied on a consistent basis throughout the periods covered by the Bluefin Signing Financial Statements; provided, however, that the Bluefin Signing Financial Statements are not prepared regularly, have not been audited or reviewed by an independent auditor, and are subject to normal year-end adjustments and do not contain all footnotes or other presentation items as required by IFRS; provided, further, that the Bluefin Signing Financial Statements and the foregoing representations and warranties are qualified by the fact that the Bluefin Business has not been operated as a separate standalone entity and has received certain allocated charges and credits which (i) do not necessarily reflect amounts that would have resulted from arms-length transactions or that the Bluefin Business would incur on a standalone basis, (ii) do not include certain group cost allocations, and (iii) include pro forma adjustments.

(c) Except as noted therein, the Subsequent Bluefin Business Financial Statements will fairly present in all material respects the combined financial condition and results of operations of the Bluefin Business, at the respective dates thereof and for the periods stated therein, in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments).

Section 4.06. Information Supplied. None of the information supplied or to be supplied by or on behalf of Ivory Parent, Ivory HoldCo, or Bluefin specifically for inclusion or incorporation by reference in (a) the Registration Statement will, at the time it becomes effective under the Securities Act (or, with respect to any post-effective amendment or supplement, at the time such post-effective amendment or supplement becomes effective), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) the Proxy Statement will, at the date it (and any amendment or supplement thereto) is first mailed to the Toro stockholders and at the time of obtaining the Toro Requisite Vote, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Ivory Parent, Ivory HoldCo, or Bluefin with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of any Toro Group member.

Section 4.07. Absence of Certain Changes; No Undisclosed Liabilities.

(a) From the date of the Bluefin Signing Interim Balance Sheet to the Execution Date, (i) except in connection with this Agreement and the Transactions (including with respect to the Separation), the Bluefin Business has been operated in the ordinary course of business consistent with past practice in all material respects, and none of Ivory Parent, Ivory HoldCo, any Bluefin Group member or any of their respective Subsidiaries involved with the Bluefin Business has taken any action that, if taken after the Execution Date, would constitute a breach of or require Toro’s prior written approval under Section 5.02(b) (Interim Operations of Bluefin), and (ii) there has not been any change, circumstance, development, or effect that, individually or in the aggregate, has had or would reasonably be expected to have an Ivory Material Adverse Effect.

(b) After giving effect to the Separation and as of the Closing, no Bluefin Group member will have any Liabilities of a nature required by GAAP to be disclosed, reserved against, or reflected in a combined balance sheet prepared in accordance with GAAP, except for (i) Liabilities disclosed and provided for in the most recent balance sheet included in the Subsequent Bluefin Business Financial Statements, (ii) Liabilities incurred in the ordinary course of the Bluefin Business after the date of such balance sheet, (iii) Liabilities arising in the ordinary course of business under Contracts to the extent not resulting from a material breach thereof, (iv) Liabilities taken into account in determining the Bluefin Non-Current Liabilities Amount, and (v) Liabilities that would not reasonably be expected to have, individually or in the aggregate, an Ivory Material Adverse Effect.

Section 4.08. Contracts.

(a) Section 4.08(a) of the Ivory Disclosure Letter sets forth an accurate and complete list as of the Execution Date of each Contract related to the Bluefin Business that is:

(i) a Contract with any Bluefin Material Customer or Bluefin Material Supplier;

(ii) a Contract for the purchase, sale, lease, or license of materials, supplies, goods, equipment, services, or rights and under which any Ivory Group member is obligated to make or entitled to receive payments of more than $5 million during the calendar year ended December 31, 2022, or during the ten-month period ended October 31, 2023;

(iii) a Contract for capital expenditures in excess of $5 million;

(iv) a lease, sublease, or license of any tangible personal property, including a capital lease, in each case under which any Ivory Group member is obligated to make payments of more than $1 million in any calendar year or $5 million in the aggregate, in each case during the term of the Contract;

(v) a mortgage, indenture, guarantee, loan or credit agreement, security agreement, or other Contract relating to Indebtedness, other than accounts receivables and payables in the ordinary course of business;

(vi) a license or other Contract under which any Ivory Group member has obtained a license or sublicense to use the Intellectual Property of another Person, including in each case any material coexistence agreements and material settlement agreements (except for any non-exclusive (A) license implied by the sale of a product or service, (B) licenses for Bluefin Off-the-Shelf Software, (C) open source software licenses, (D) licenses for content entered into in the ordinary course of business, (E) non-disclosure agreements entered into in the ordinary course of business, and (F) licenses granted to any Ivory Group member by any customer, employee, consultant, or independent contractor in the ordinary course of business);

(vii) a material Contract that provides for any Ivory Group member to act as a distributor, dealer, sales representative, or authorized service Person for any third party products or services;

(viii) a material independent contractor Contract with any individual who is providing or has provided services to the Bluefin Business that is not terminable by its terms by any Ivory Group Member or Bluefin Group member without material penalty or payment (except as required under applicable Law) or without more than 90 days’ notice (except as required under applicable Law); or an employment Contract with any Bluefin Employee that is not terminable by its terms by the relevant Ivory Employer or Bluefin Group member without material contractual penalty or payment (except as required under applicable Law) or without more than six months’ notice (except as required under applicable Law);

(ix) a Contract that (A) grants any purchase option, call right, right of first refusal, right of first offer, co-sale right, participation right, preemptive right, subscription right, put right, or other similar right with respect to the Bluefin Business, (B) otherwise limits or purports to limit the ability of any Ivory Group member to own, operate, sell, transfer, pledge, or otherwise dispose of any of their respective businesses generally; or (C) limits or purports to limit the ability of any Ivory Group member to compete in any line of business, with any Person, or in any geographic area;

(x) a material Contract that provides for payments based, in whole or in part, on profits, revenues, fee income, or other financial performance measures of any Ivory Group member, other than Contracts pursuant to which the Ivory Group member licenses third party content in exchange for a share of profits or revenue;

(xi) a Contract that provides for any joint venture or strategic alliance, partnership or other similar relationship between any Ivory Group member, on the one hand, and any other Person, on the other hand;

(xii) a collective bargaining agreement or any other similar Contract with any union, works council, labor organization, or similar organization;

(xiii) any Contract or series of related Contracts entered into since January 1, 2020, relating to the acquisition or disposition of the business of any Ivory Group Member, assets or securities of any Person or any business for a price in excess of $10 million (in each case, whether by merger, sale of stock, sale of assets or otherwise); or

(xiv) a Contract between any Bluefin Group member, on the one hand, and any Ivory Group member or any Affiliate thereof, on the other hand.

The Bluefin Transferred Contracts listed or required to be listed in Section 4.08(a) of the Ivory Disclosure Letter, together with all Bluefin Real Property Leases listed or required to be listed in Section 4.09(b) of the Ivory Disclosure Letter, are referred to in this Agreement as the “Bluefin Material Contracts.”

(b) Ivory Parent has made available to Toro and CombineCo an accurate and complete copy of each Bluefin Material Contract. With respect to each such Bluefin Material Contract, no Bluefin Group member or, to the Knowledge of Ivory, any other party to the Bluefin Material Contract, is or has been, during the three years prior to the Execution Date, in material breach of or material default under the Bluefin Material Contract. Each Bluefin Material Contract is valid and binding, in full force and effect and, to the Knowledge of Ivory, enforceable by the relevant Ivory Group member in accordance with its terms, in each case in all material respects and subject to the Bankruptcy and Equity Exception. During the three years prior to the Execution Date, no Ivory Group member has released or waived any of its material rights under any Bluefin Material Contract.

Section 4.09. Real Property.

(a) No Bluefin Group member currently owns, or has formerly owned, any real property. No Ivory Group member owns any real property used primarily in connection with the Bluefin Business. None of the Bluefin Transferred Facilities is owned by any Ivory Group member. No Bluefin Group member has any right or obligation to acquire any real property or interest therein.

(b) Section 4.09(b) of the Ivory Disclosure Letter sets forth as of the Execution Date, an accurate and complete list of (i) all real property leased, subleased, occupied, or otherwise used primarily by the Bluefin Group or for the Bluefin Business (the “Bluefin Leased Real Properties”) and (ii) all leases, subleases, and other agreements pursuant to which any Bluefin Group member has the right to occupy or use any of the Bluefin Leased Real Properties including all amendments thereto and guarantees thereof (each, including any replacement thereof entered into to effect the Separation, a “Bluefin Real Property Lease”). As of Closing, each of the Bluefin Transferred Facilities will be leased by a Bluefin Group member pursuant to a Bluefin Real Property Lease. No Bluefin Group member nor any part of the Bluefin Business occupies or uses real property other than the Bluefin Leased Real Properties. With respect to each Bluefin Real Property Lease, (i) neither any Ivory Group member nor, to the Knowledge of Ivory, any other party thereto is in breach thereof that would, individually or in the aggregate, reasonably be expected to have an Ivory Material Adverse Effect, and (ii) no Ivory Group member has given or received notice of termination thereof. Each Bluefin Real Property Lease is valid, binding, and enforceable in accordance with its terms, and the relevant Bluefin Group member holds a valid and existing leasehold or subleasehold interest under each Bluefin Real Property Lease. No Ivory Group member has transferred or assigned any interest in any Bluefin Real Property Lease, or subleased or otherwise granted rights of use or occupancy of any Bluefin Leased Real Property or Bluefin Transferred Facilities, to any Person. Ivory Parent has made available to Toro and CombineCo an accurate and complete copy of each Bluefin Real Property Lease. No construction, alteration or other leasehold improvement work with respect to a Bluefin Real Property Lease remains to be paid for or performed by a Bluefin Group member.

Section 4.10. Intellectual Property.

(a) Section 4.10(a) of the Ivory Disclosure Letter lists all Bluefin Intellectual Property Registrations. An Ivory Group member owns or otherwise has the right to use all material Intellectual Property used in the operation of the Bluefin Business as presently conducted and as currently planned to be conducted in the future, including all Bluefin Intellectual Property Assets and the Intellectual Property licensed to any Ivory Group member under the Bluefin Intellectual Property Agreements (collectively, the “Bluefin Business Intellectual Property”) and any Bluefin Business Intellectual Property owned or purported to be owned by any of the Ivory Group (collectively, the “Ivory Owned Intellectual Property”). Except as would not, individually or in the aggregate, reasonably be expected to have an Ivory Material Adverse Effect, the Bluefin Intellectual Property Assets are in full force and effect and, to the Knowledge of Ivory, are valid and enforceable. The Ivory Group has sole and exclusive ownership of all Ivory Owned Intellectual Property, free and clear of all Liens (except Permitted Encumbrances).

(b) The Ivory Group owns, or holds a valid license for, all material Software (including the Copyrights therefor) incorporated or integrated into the Bluefin Business Products.

(c) To the Knowledge of Ivory, during the three years prior to the Execution Date (1) none of the activities or business of the Bluefin Business presently conducted by any Ivory Group member materially infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any Person and (2) no other Person is infringing, violating or misappropriating any of the Bluefin Intellectual Property Assets or Bluefin Structured Data. During the three years prior to the Execution Date, except as would not, individually or in the aggregate, reasonably be expected to have an Ivory Material Adverse Effect no Ivory Group member has received any written notice or claim asserting or suggesting that any such infringement, violation, or misappropriation is or may be occurring or has or may have occurred. Each Ivory Group member has taken commercially reasonable measures to protect their material trade secrets and otherwise safeguard and maintain the confidential and proprietary nature of all confidential information in their possession in the conduct of the Bluefin Business.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have an Ivory Material Adverse Effect, none of this Agreement, any other Transaction Document, or the Transactions will result in (i) any Person being granted rights or access to, or the placement in or release from escrow or similar arrangement, any Bluefin Intellectual Property Assets; or (ii) the loss of, or give rise to any right of any third party to terminate or modify any of the Bluefin Intellectual Property Agreements. The Ivory Group has not disclosed, delivered, or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person (other than employees or contractors of any Ivory Group member) of any Bluefin Intellectual Property Assets, including source code for any Software owned by the Ivory Group that the Ivory Group does not, in the ordinary course of operating the Bluefin Business, provide or make available in source code or human readable form.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have an Ivory Material Adverse Effect, the Ivory Group has not used or distributed or incorporated into any Bluefin Business Products any Software subject to open source, copyleft or community source code licenses (e.g., the GNU General Public License or a similar “viral” open source licensing regime) in a manner that (i) grants, purports to grant or requires any Ivory Group member to grant to any other Person any rights or immunities under any Bluefin Intellectual Property Assets, (ii) requires any Ivory Group member to disclose, make available, or distribute source code for any Software included in the Bluefin Intellectual Property Assets to any other Person, or (iii) imposes any material limitation, restriction, or condition on the right or ability of any Ivory Group member to use any portion of any Bluefin Business Products or any Software included in the Bluefin Intellectual Property Assets.

(f) The Ivory Group has maintained and protected the source code for the material Software included in the Bluefin Intellectual Property Assets with appropriate confidentiality agreements as are necessary to protect the information therein. The Ivory Group has possession and control of the source code for the current version and all material prior versions of material Software included in the Bluefin Intellectual Property Assets and all other source code necessary to compile and operate the current Bluefin Business Products, as well as all programming documentation pertaining thereto, that is used in connection with the Bluefin Business.

(g) Except as would not, individually or in the aggregate, reasonably be expected to have a Ivory Material Adverse Effect, each current or former employee, independent contractor, officer or director of each of the Ivory Group members involved in the development of any material Bluefin Intellectual Property Assets has executed a valid, binding and enforceable written agreement expressly assigning to the applicable Ivory Group member all right, title and interest in any inventions and works of authorship, whether or not patentable, invented, created, developed, conceived and/or reduced to practice during the term of such employee’s employment by the applicable Ivory Group member or such independent contractor’s engagement for the applicable Ivory Group member, and all Intellectual Property rights therein, and has waived all moral rights therein to the extent legally permissible.

(h) Except as would not, individually or in the aggregate, reasonably be expected to have an Ivory Material Adverse Effect, there are no problems, defects or deficiencies in the Software included in the Bluefin

Intellectual Property Assets that, to the Knowledge of Ivory, (i) prevent such Software from operating in all material respects as described in its related documentation or specifications, (ii) prevent such Software from operating in all material respects as warranted to any Person, or (iii) prevent any Ivory Group member from conducting the Bluefin Business as presently conducted and as currently planned to be conducted in the future. To the Knowledge of Ivory, none of the Bluefin Business Products contain any Malicious Code. The Ivory Group has taken commercially reasonable steps to prevent the introduction of Malicious Code into the Bluefin Business Products.

(i) Except as would not, individually or in the aggregate, reasonably be expected to have an Ivory Material Adverse Effect, (i) no facilities of a university, college, other educational institution, or research center, or funding received by any Ivory Group member from any of the foregoing, have been used to develop Bluefin Intellectual Property Assets in such a way as to affect any Ivory Group member’s rights in the Bluefin Intellectual Property Assets and (ii) no Person who was involved in, or who contributed to, the creation or development of any of the Bluefin Intellectual Property Assets, has performed services for a university, college, or other educational institution or research center in a manner that would affect any Ivory Group member’s rights in any Bluefin Intellectual Property Assets.

Section 4.11. Data Privacy; Information Technology.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have an Ivory Material Adverse Effect, each Ivory Group member is, and for the past three years has been, in compliance with all applicable Privacy/Data Security Requirements, in each case with respect to the Bluefin Business. For the past three years, each Ivory Group member has at all times made all required material notices and disclosures to, and obtained all material consents from, users, customers, employees, contractors, Governmental Authorities and other applicable third parties required by all Privacy/Data Security Requirements in connection with the Bluefin Business.

(b) In connection with the Bluefin Business, each Ivory Group member has at all times taken reasonable steps (including developing, implementing and maintaining compliance with adequate measures with respect to technical, administrative and physical security) designed to ensure that Personal Data is protected against loss and against unauthorized access, use, collection, storage, maintenance, disclosure, transfer, modification or other misuse, and, to the Knowledge of Ivory, there has been no reportable unauthorized access, use, collection, storage, maintenance, disclosure, transfer, modification or other misuse of such Personal Data. The execution, delivery, and performance of this Agreement and the other Transaction Documents and the consummation of the Transactions, including the transfer of all Personal Data in the sole possession or control of any Ivory Group member in connection with the Bluefin Business, comply with all Privacy/Data Security Requirements and, to the Knowledge of Ivory, will not require notice to or the consent of any Person concerning such transfer. Except as would not, individually or in the aggregate, reasonably be expected to have an Ivory Material Adverse Effect, the Bluefin Group will have the right to access and use all such Personal Data immediately after the Closing in substantially the same manner as the Bluefin Group does as of immediately prior to the Closing, except for any limitation on such right that is reasonably attributable to the Bluefin Group. There is, and for the past three years there has been, no Proceeding pending or, to the Knowledge of Ivory, threatened against any Ivory Group member by any Person alleging a violation of such Person’s privacy, personal or confidentiality rights under any Privacy/Data Security Requirements in connection with the Bluefin Business. During the past three years, no Ivory Group member has received any material written complaints, letters, or notices from any Person or Governmental Authority alleging noncompliance or potential noncompliance with any Privacy/Data Security Requirements related to such Ivory Group member’s collection, use, or disclosure of Personal Data in connection with the Bluefin Business, that required regulatory or legislative action in order to be resolved.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have an Ivory Material Adverse Effect, all Information Technology used by the Ivory Group in connection with the Bluefin

Business (i) operates and performs as necessary for the conduct of the Bluefin Business as presently conducted and as proposed to be conducted, and in accordance with their documentation and functional specifications and (ii) to the Knowledge of Ivory, is free from Malicious Code. Each Ivory Group member has commercially reasonable information security safeguards in place to maintain the confidentiality, integrity, and availability of the information stored, processed, and/or transmitted by the Information Technology that are used to conduct the Bluefin Business. For the past three years, to the Knowledge of Ivory, there have been no unauthorized access, acquisition, intrusions, breaches, disclosures or use of any of the Information Technology used by any Ivory Group member in connection with the Bluefin Business. Each Ivory Group member has in place reasonable and adequate disaster recovery plans, procedures, and facilities to maintain the ongoing operation and performance of the Bluefin Business in the event of a disruption to the Information Technology used by an Ivory Group member in connection with the Bluefin Business, and, as applicable, has taken reasonable steps to implement such plans and procedures. Each Ivory Group member has at all times maintained cyber insurance coverage that is adequate and suitable for the nature and volume of Personal Data collected or processed by or on behalf of the Ivory Group in connection with the Bluefin Business. During the past three years, no Ivory Group member has made any material claim under any cyber insurance policy with respect to the Bluefin Business.

Section 4.12. Legal Proceedings. There is no Proceeding pending or, to the Knowledge of Ivory, threatened against Ivory Parent, Ivory HoldCo, the Bluefin Group, or any of their Affiliates that relate to the Bluefin Business, any of the Bluefin Transferred Assets or any of the Bluefin Assumed Liabilities that, individually or in the aggregate, has had or would reasonably be expected to have an Ivory Material Adverse Effect. There are no unsatisfied Orders, and for the past three years there have not been any Orders, against Ivory HoldCo, Ivory Parent, the Bluefin Group, or any of their Affiliates that relate to the Bluefin Business, any of the Bluefin Transferred Assets, or any of the Bluefin Assumed Liabilities that, individually or in the aggregate, has had or would reasonably be expected to have an Ivory Material Adverse Effect. As of the Execution Date, there are no Proceedings pending or, to the Knowledge of Ivory, threatened against Ivory HoldCo, Ivory Parent, the Bluefin Group, or any of their Affiliates, and there is no Order to which any of them is subject, in each case that questions or challenges the validity of this Agreement or that would reasonably be expected to prevent, delay, make illegal, or otherwise interfere in any material respect with the ability of Ivory HoldCo, Ivory Parent, or Bluefin to consummate any of the Transactions.

Section 4.13. Compliance with Laws; Permits.

(a) Each Ivory Group member is, and for the past three years has been, in compliance in all material respects with all Laws applicable to the conduct of the Bluefin Business or the ownership or use of any of the Bluefin Transferred Assets and the other assets of the Bluefin Group (other than any Ivory Excluded Assets) or any of the Bluefin Assumed Liabilities. Each Ivory Group member has all material Permits that are necessary for it to conduct the Bluefin Business in the manner in which it is presently conducted and to own and use the Bluefin Transferred Assets and the other assets of the Bluefin Group (other than any Ivory Excluded Assets) and the Bluefin Assumed Liabilities (the “Bluefin Permits”) and all such Bluefin Permits are in full force and effect in all material respects. Each Ivory Group member is, and for the past three years has been, in compliance in all material respects with all Bluefin Permits. During the past three years, no Ivory Group member has received any written notice from any Governmental Authority (a) claiming or alleging that such Ivory Group member was not in compliance with any (i) material Laws applicable to the conduct of the Bluefin Business or the ownership or use of any of the Bluefin Transferred Assets, the other assets of the Bluefin Group (other than any Ivory Excluded Assets) or any of the Bluefin Assumed Liabilities or (ii) material Permits necessary for it to conduct the Bluefin Business and to own and use the Bluefin Transferred Assets and the other assets of the Bluefin Group (other than any Ivory Excluded Assets) and the Bluefin Assumed Liabilities, or (b) notifying such Ivory Group member of the revocation, withdrawal, termination, suspension, limitation, variation, amendment or non-renewal of any material Permits necessary for it to conduct the Bluefin Business and to own and use the Bluefin Transferred Assets and the other assets of the Bluefin Group (other than any Ivory Excluded Assets) and the Bluefin Assumed Liabilities.

(b) During the past five years, the Ivory Group and each of its officers, directors, and employees, and to the Knowledge of Ivory, each of its agents and other individuals or entities acting for or on behalf of the Ivory Group (collectively, the “Bluefin Relevant Persons”) in connection with the Bluefin Business, have not taken any action, directly or indirectly, that would result in a violation of any provision of the Anti-Corruption Laws, including offering, paying, promising to pay or authorizing the payment of money or anything of value to a Government Official or any other Person while knowing or having a reasonable belief that all or some portion of it would be given to a Government Official or other Person and used for the purpose of: (i) influencing any act or decision of a Government Official or other Person, including a decision to fail to perform official functions, (ii) inducing any Government Official or other Person to do or omit to do any act in violation of the lawful duty of such official or Person, (iii) securing any improper advantage, or (iv) inducing any Government Official to use influence with any Governmental Authority in order to affect any act or decision of such Governmental Authority, in order to assist the Ivory Group in obtaining or retaining business with, or directing business to, any Person, in each case, in violation of any applicable Anti-Corruption Laws. During the past five years, each of the Bluefin Relevant Persons has not (i) been the subject of a material claim or allegation (from any source) relating to any potential violation of the Anti-Corruption Laws or any potentially unlawful payment, contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment or the provision of anything of value, directly or indirectly, to any Government Official, to any political party or official thereof or to any candidate for political office or (ii) received any written notice or communication from, or made a voluntary disclosure to, any Governmental Authority regarding any actual, alleged or potential violation of, or failure to comply with, any Anti-Corruption Law.

(c) To the Knowledge of Ivory, during the past five years, none of the Bluefin Relevant Persons has been the subject of a credible claim or allegation (from any source) relating to any potential violation of the Anti-Corruption Laws that had or would be reasonably expected to have a material impact on the Bluefin Business.

(d) During the past five years, neither the Ivory Group nor any of its officers, directors, employees, or to the Knowledge of Ivory, agents and other individuals or entities acting for or on behalf of the Ivory Group, has received any written notice or communication from, or made a voluntary disclosure to, any Governmental Authority regarding any actual, alleged, or potential violation of, or failure to comply with, any Anti-Corruption Law.

(e) To the Knowledge of Ivory, neither Ivory Parent nor any of its Subsidiaries produce, design, test, manufacture, fabricate, or develop any critical technologies (as defined in 31 C.F.R. 800.215) in connection with the Bluefin Business.

(f) During the past five years, neither the Ivory Group nor, to the Knowledge of Ivory, any of the Ivory Group’s officers, directors, or employees, or the Bluefin Relevant Persons has in the course of such person’s actions for, or on behalf of, the Bluefin Business engaged directly or indirectly in transactions prohibited by any Sanctions and Export Controls. None of the Ivory Group’s officer’s directors, or employees, or the Bluefin Relevant Persons is a Prohibited Person.

(g) During the past five years, there has not been (i) to the Knowledge of Ivory, a credible claim or allegation (from any source) relating to any potential violation of Sanctions and Export Controls that had or would be reasonably expected to have a material impact on the Bluefin Business, or (ii) a written notice or communication received by the Ivory Group from, or voluntary disclosure made by the Ivory Group to, any Governmental Authority regarding any actual, alleged, or potential violation of, or failure to comply with, any Sanctions or Export Controls that had or would be reasonably expected to have a material impact on the Bluefin Business.

(h) The Ivory Group maintains policies and procedures reasonably designed to achieve compliance of the Bluefin Business with Anti-Corruption Laws and Sanctions and Export Controls and, to the Knowledge of Ivory, during the past five years there have been no violations of these policies and procedures that had or would be reasonably expected to have an impact on the Ivory Group that is material to the Bluefin Business.

Section 4.14. Employee Benefit Matters.

(a) Section 4.14(a) of the Ivory Disclosure Letter sets forth, as of the Execution Date, an accurate and complete list of all material Bluefin Plans. With respect to each Bluefin Plan, Ivory Parent has made available to Toro accurate and complete copies of, to the extent applicable, the current material plan documents and all material amendments thereto or a summary of the material benefits under the relevant Bluefin Plan. Each Bluefin Plan has been operated, maintained and administered in all material respects in accordance with its terms and in compliance with all applicable Laws, and each amount due from any Ivory Employer or Bluefin Group member in respect of a Bluefin Plan has in all material respects been paid by the final due date for payment.

(b) Each Bluefin Plan which is a “group health plan” within the meaning of Section 5000(b)(1) of the Code and Section 607(1) of ERISA has been administered in material compliance with, and each Ivory Employer and Bluefin Group member has otherwise materially complied with, (i) the requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder, (ii) the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations promulgated thereunder, and (iii) the Medicare Secondary Payor Provisions of Section 1862 of the Social Security Act of 1935, as amended, and the regulations promulgated thereunder. There are no reserves, assets, surpluses or prepaid premiums with respect to any Bluefin Plan that is an employee welfare benefit plan as defined in Section 3(1) of ERISA.

(c) Each Bluefin Plan that is intended to be qualified under Section 401(a) of the Code (i) (A) is the subject of a favorable determination letter from the IRS, (B) is still within the Remedial Amendment Period, or (C) has made application to the IRS for a favorable determination letter within the Remedial Amendment Period or (ii) utilizes a prototype or volume submitter plan document that is the subject of a favorable opinion letter or advisory letter issued by the IRS to the sponsor of such prototype or volume submitter plan. To the Knowledge of Ivory, nothing has occurred that would reasonably be expected to cause the loss of qualification of any such Bluefin Plan.

(d) No Ivory Employer, Bluefin Group member or, to the Knowledge of Ivory, any ERISA Affiliates of any Ivory Employer or Bluefin Group member has engaged in any transaction described in Section 4069 or Section 4204 of ERISA. No Ivory Employer, Bluefin Group member, or, to the Knowledge of Ivory, any of their respective ERISA Affiliates or any Person appointed or otherwise designated to act on behalf of any Ivory Employer or Bluefin Group member, or any of their respective ERISA Affiliates, has engaged in any transactions in connection with any Bluefin Plan that is reasonably expected to result in the imposition of a material penalty pursuant to Section 502(i) of ERISA, material damages pursuant to Section 409 of ERISA or a material Tax pursuant to Section 4975(a) of the Code.

(e) The ShareMatch Plan was established in accordance with Schedule 2 of the Income Taxation (Earnings and Pensions) Act 2003 (“ITEPA”) and has at all times been operated in accordance with its rules, the terms of the ShareMatch Plan trust and all applicable Laws. No disqualifying event, within the meaning of paragraph 85A, Schedule 2 of ITEPA, has occurred in relation to the ShareMatch Plan and nothing has occurred that would reasonably be expected to prejudice its tax-favored status.

(f) All notices, returns and any other necessary information required to be submitted to HM Revenue and Customs in relation to the Bluefin Plans have been made on a proper basis, within applicable time limits and were accurate and complete when submitted.

(g) No Bluefin Employees have acquired (or been deemed to acquire) any restricted securities (as defined in section 423 of ITEPA) by reason of their employment.

(h) Except as would not, individually or in the aggregate, reasonably be expected to have an Ivory Material Adverse Effect (A) no individual who has performed services for the Bluefin Business has been improperly excluded from participation in any Bluefin Plan, (B) no Ivory Employer or Bluefin Group member has any direct or indirect liability, whether actual or contingent, with respect to any misclassification of any

Person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer, (C) no Ivory Employer or Bluefin Group member or, to the Knowledge of Ivory, any ERISA Affiliate of any Ivory Employer or Bluefin Group member or any other Person has engaged in a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code involving any Bluefin Plan, and (D) no Ivory Employer or Bluefin Group member, or, to the Knowledge of Ivory, any ERISA Affiliate of any Ivory Employer or Bluefin Group member or any fiduciary, has any liability for breach of fiduciary duty or any other failure to act or comply with the requirements of ERISA, the Code or any other applicable Laws in connection with the administration or investment of the assets of any Bluefin Plan.

(i) No Bluefin Plan is, or has within the last six years been, and no Bluefin Group member has any Liability with respect to: (i) a “defined benefit plan,” as defined in Section 3(35) of ERISA, that is or was subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code; (ii) a “multiemployer plan,” as defined in Section 3(37) of ERISA; (iii) a “multiple employer welfare arrangement,” as defined in Section 3(40) of ERISA, or (iv) a “multiple employer plan,” as defined in Section 413(c) of the Code. The execution, delivery, and performance of this Agreement, and the other Transaction Documents, and the consummation and performance of the Transactions will not result in any withdrawal liability under any Bluefin Plan under Part 1 of Subtitle E of Title IV of ERISA. Other than fully insured benefits, all benefits provided by the Bluefin Plans are “money purchase benefits” as defined in Section 181 of the UK Pensions Schemes Act 1993. No Bluefin Group member is or has within the last six years been (x) an employer in any occupational pension scheme which is within the scope of the UK Pensions Regulator’s powers under Sections 38 to 51 of the UK Pensions Act 2004 (y) or (except insofar as relates to the Ivory Retained UK DB Schemes) connected or associated with such an employer. No Bluefin Group member has been issued with a contribution notice or financial support direction by the UK Pensions Regulator in accordance with its powers under Sections 38 to 51 of the UK Pensions Act 2004 and there are no facts or circumstances likely to give rise to the issuance of a contribution notice or financial support direction in which a Bluefin Group member is named. No Bluefin Group member has any liability with respect to pension benefits which are not benefits for old age, invalidity, or survivors as a result of the transfer of an employee’s Contract of employment to a Bluefin Group member under the Transfer Regulations directly by virtue of any such employee having been a member of an “occupational pension scheme” which is not a “money purchase scheme” (as such terms are defined in the UK Pension Schemes Act 1993) with any former employer prior to such transfer.

(j) No Bluefin Plan provides life insurance or medical benefits to any Bluefin Employee after his or her termination of employment, other than as required by applicable Law, including Section 4980B(f) of the Code, Part 6 of Subtitle B of Title I of ERISA, and similar national, state or foreign Law.

(k) Each Bluefin Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and associated Treasury Department guidance has in all material respects been operated in good faith compliance with Section 409A of the Code and associated IRS and Treasury Department guidance. No Bluefin Plan is a split dollar life insurance program.

(l) No assets of any Ivory Employer or Bluefin Group member are allocated to or held in a “rabbi trust” or other funding vehicle in respect of any Bluefin Plan other than one qualified under Section 401(a) of the Code. Each Bluefin Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and that is not intended to be qualified under Section 401(a) of the Code is exempt from Parts 2, 3 and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, as described in Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

(m) Except with respect to options governed by the Informa 2017 U.S. Employee Stock Purchase Plan, all options to acquire shares of Ivory Common Stock from Ivory under any Ivory Share Plans (such options, the “Ivory Options”) granted to Bluefin Employees that are U.S. taxpayers have been granted having a per share exercise price at least equal to the fair market value (within the meaning of Section 409A of the Code) of the underlying stock on the date the Ivory Option was granted, and have not otherwise been modified within the meaning of Section 409A of the Code and associated Treasury Department guidance.

(n) None of the execution and delivery of this Agreement, the obtaining of the Toro Requisite Vote, or the consummation of the Transactions (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) would reasonably be expected to (A) entitle any current or former director, officer, employee or independent contractor of any Bluefin Group member or a Bluefin Employee (each, “Bluefin Personnel”) to any material compensation or material benefit, (B) accelerate the time of payment or vesting, or trigger any material payment or funding, of any material compensation or material benefits or trigger any other material obligation under any Bluefin Plan, (C) result in any material breach or violation of, or material default under or limit any Ivory Employer’s (or any Bluefin Group member’s) right to amend, modify, terminate or transfer the assets of, any Bluefin Plan, (D) directly or indirectly cause any Ivory Employer or any Bluefin Group member to transfer or set aside any assets to fund any benefits, or otherwise give rise to any material liability, under any Bluefin Plan, or (E) result in any forgiveness of Indebtedness.

Section 4.15. Employment and Labor Matters.

(a) All compensation, including wages, commissions, and bonuses, due and payable to the Bluefin Employees for services performed, have been paid in full other than deferred compensation due on or after retirement, reimbursement of expenses, wages for the current pay period, commission payments for the last outstanding quarter, bonus payments for the previous bonus year, and holiday pay for the current year, in each case except as has not had, and would not reasonably be expected to have, individually or in the aggregate, an Ivory Material Adverse Effect. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, an Ivory Material Adverse Effect, each individual who is providing or has provided services to the Bluefin Business and that has been characterized and treated by any Ivory Employer or Bluefin Group member as an independent contractor is and has been properly treated as an independent contractor under all applicable Laws. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, an Ivory Material Adverse Effect, each Bluefin Employee who is or was classified by any Ivory Employer or any Bluefin Group member as exempt under the FLSA and state and local wage and hour Laws is and was properly so classified.

(b) During the prior three years and to the Knowledge of Ivory, no allegations of sexual or any other form of harassment that could reasonably be expected to have an Ivory Material Adverse Effect have been made against any Bluefin Personnel.

(c) Ivory Parent and Ivory HoldCo have made available to Toro accurate and complete copies of the current employment agreement of each Bluefin Senior Manager and details of any material amendments or updates to that employment agreement.

(d) No Ivory Employer or Bluefin Group member is a party to or bound by any collective bargaining agreement or any other similar labor agreement with respect to the Bluefin Business or any Bluefin Employee and, to the Knowledge of Ivory, no petition has been filed or Proceedings instituted by any Bluefin Employee or group of such employees with any labor relations board seeking recognition of a bargaining representative within the last three years.

(e) To the Knowledge of Ivory, there is no organizational effort currently being made or threatened by or on behalf of any labor union to organize any Bluefin Employees.

(f) Each Ivory Employer and each Bluefin Group member is, and for the past three years has been in relation to Bluefin Personnel, in compliance with all applicable Laws pertaining to employment and employment practices, including all such Laws relating to fair employment practices, equal employment opportunities, and prohibited discrimination, in each case except where noncompliance has not had, and would not reasonably be expected to have, individually or in the aggregate, an Ivory Material Adverse Effect.

(g) There is no pending or, to the Knowledge of Ivory threatened, court, tribunal, or other Proceeding against any Ivory Employer or Bluefin Group member in respect of any Bluefin Personnel, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, an Ivory Material Adverse Effect.

Section 4.16. Tax Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, an Ivory Material Adverse Effect:

(i) each of the Bluefin Group members has filed with the appropriate Governmental Authority when due (taking into account any extension of time within which to file) all Tax Returns required by applicable Law to be filed by it, and all such Tax Returns are true, correct and complete in all respects;

(ii) all Taxes, whether or not shown as due on such Tax Returns, of each of the Bluefin Group members, and all Taxes related to the Bluefin Business, required to have been paid have been paid in full, except for Taxes being contested in good faith and that, to the extent required by IFRS or GAAP, as applicable, have been provided for in such Persons’ financial statements for their respective last accounting periods that ended before the Execution Date;

(iii) all Taxes of each Bluefin Group member as of the date of the latest balance sheet included in the Subsequent Bluefin Business Financial Statements that are not yet due and payable as of such date will be accrued, to the extent required by IFRS or GAAP, as applicable, on the Subsequent Bluefin Business Financial Statements to be provided with respect to the fiscal quarter ending on such date pursuant to Section 5.14(a) (Delivery of Certain Financial Statements);

(iv) all Taxes required to be deducted, withheld or collected by any of the Bluefin Group members in connection with any amounts paid or owing to, or received or owing from, any employee (including in relation to payroll), creditor, independent contractor, customer or other party have been so deducted, withheld or collected and remitted to the appropriate Governmental Authority, and each of the Bluefin Group members has otherwise complied with all applicable Laws relating to the deduction, withholding, collection and remittance of Taxes (including information reporting requirements);

(v) there is no audit or other Proceeding now pending or that has been proposed in writing with respect to any of the Bluefin Group members in respect of any Tax or any Tax Return;

(vi) (A) there is no outstanding request for any extension of time for any of the Bluefin Group members to pay any Taxes or file any Tax Returns, other than any such request made in the ordinary course of business; (B) there is no waiver or extension of any applicable statute of limitations for the assessment or collection of any Taxes of any of the Bluefin Group members that is currently in force (other than in connection with an extension of time to file Tax Returns described in clause (A)), and there has been no written request by a Governmental Authority to execute such a waiver or extension; and (C) none of the Bluefin Group members is a party to or bound by any agreement or arrangement providing for the payment or indemnification of Taxes, payment for Tax losses, entitlements or refunds or similar Tax matters (other than (1) customary provisions in commercial contracts entered into in the ordinary course of business and not primarily related to Taxes or (2) any agreement solely among the Bluefin Group members);

(vii) none of the Bluefin Group members has participated in any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2);

(viii) there are no Liens in respect of or on account of Taxes on any of the assets or properties of the Bluefin Group members, other than Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been recorded in Bluefin’s financial statements;

(ix) none of the Bluefin Group members (A) is or has been a member of any affiliated, consolidated, combined, unitary or other group for purposes of filing Tax Returns or paying Taxes (other than any such group the common parent of which at all times has been any of the Bluefin Group members) or (B) has any liability for the Taxes of any Person (other than any of the Bluefin Group members) under Treasury Regulations Section 1.1502-6 (or any similar provision of U.S. state or local or non-U.S. Law), as a transferee or successor, by contract (other than customary provisions in commercial contracts entered into in the ordinary course of business and not primarily related to Taxes) or otherwise;

(x) other than in connection with the Separation, within the last two years, none of the Bluefin Group members has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported to or intended to be governed in whole or in part by Section 355(a) of the Code; and

(xi) none of the Bluefin Group members has been notified by any Governmental Authority in a jurisdiction in which such Bluefin Group member does not file a Tax Return that such Bluefin Group member is or may be subject to the imposition of Tax by, or subject to a Tax Return filing requirement in, such jurisdiction.

(b) None of the Bluefin Group members has taken or agreed to take any action, or, after reasonable diligence and in consultation with an internationally recognized law firm or accounting firm, is aware of the existence of any fact or circumstance, that could reasonably be expected to impede or prevent the Ivory Contribution and the Toro Merger, taken together, from qualifying for the Intended Tax Treatment.

(c) Bluefin is not and has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A) of the Code.

(d) The representations and warranties set forth in this Section 4.16 and, to the extent relating to Tax matters, Section 4.14 (Employee Benefit Matters), constitute the sole and exclusive representations and warranties of Ivory Parent, Ivory HoldCo, and Bluefin regarding Tax matters.

Section 4.17. Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have an Ivory Material Adverse Effect, (a) all material insurance policies (including “self-insurance programs”) of each Bluefin Group member or of which any Bluefin Group member is a beneficiary (the “Bluefin Insurance Policies”) with respect to the properties, assets, or business of such Bluefin Group member applicable to the Bluefin Business, any of the Bluefin Transferred Assets or any of the Bluefin Assumed Liabilities are in full force and effect and all premiums due and payable thereon have been paid in full when due, (b) no Ivory Group member has received either a written notice that would reasonably be expected to be followed by a written notice of cancellation or a written notice of non-renewal of any Bluefin Insurance Policy and (c) the Bluefin Insurance Policies are sufficient for compliance in all material respects by the Ivory Group with all (i) Laws applicable to the Bluefin Business and (ii) Bluefin Material Contracts. There have been no material claims under the Bluefin Insurance Policies (or predecessor or replacement insurance policies) with respect to the Bluefin Business since January 1, 2021.

Section 4.18. Bluefin Material Customers and Bluefin Material Suppliers.

(a) Schedule 4.18(a) of the Ivory Disclosure Letter sets forth (i) an accurate and complete list of the top 20 customers of the Bluefin Business based on aggregate revenue generated for the Bluefin Business by such customers during the year ended December 31, 2022, and during the 10-month period ended October 31, 2023 (the “Bluefin Material Customers”), and (ii) the dollar amount of revenue attributable to each Bluefin Material Customer that was generated for the Bluefin Business during each such period. Since January 1, 2023, no Bluefin Material Customer has (A) provided any Ivory Group member with notice canceling, terminating, suspending, materially modifying, or confirming a failure to renew, or specifying an intention to cancel, terminate, suspend, materially modify, or fail to renew the business relationship between such Bluefin Material Customer and the

Bluefin Business or (B) canceled, terminated, suspended, materially modified or failed to renew any Contract between such Bluefin Material Customer and the relevant Ivory Group member in connection with the Bluefin Business.

(b) Schedule 4.18(b) of the Ivory Disclosure Letter sets forth (i) an accurate and complete list of the top 20 suppliers of the Bluefin Business based on aggregate volume in dollars of purchases from or spent with such suppliers by the Ivory Group with respect to the Bluefin Business during the year ended December 31, 2022, and during the ten-month period ended October 31, 2023 (those suppliers with whom such purchases from or expenditures with during either such time period exceed $1 million, the “Bluefin Material Suppliers”), and (ii) the dollar amount of purchases from or spent with each Bluefin Material Supplier during each such period. Since January 1, 2023, no Bluefin Material Supplier has (A) provided an Ivory Group member with notice canceling, terminating, suspending, materially modifying, or confirming a failure to renew, or specifying an intention to cancel, terminate, suspend, materially modify, or fail to renew the business relationship between such Bluefin Material Supplier and the Bluefin Business or (B) canceled, terminated suspended, materially modified, or failed to renew any Contract between such Bluefin Material Supplier and the relevant Ivory Group member in connection with the Bluefin Business.

Section 4.19. Related Party Transactions. No Bluefin Group member is a party to any Contract or other material business arrangement or relationship with any Ivory Related Party, other than (a) customary employment arrangements and (b) agreements that will be terminated as of or before the Closing as contemplated by Section 8 (Intercompany Accounts and Contracts) of Annex B of the Separation Plan.

Section 4.20. Title to Assets; Sufficiency.

(a) As of immediately prior to the Effective Time, after giving effect to the Separation Documentation (including the Supplemental Transition Services Agreements), Tax Matters Agreement, Transition Services Agreement, Reverse Transition Services Agreement, Brand License Agreement, and Data Sharing Agreement, the Bluefin Group members will have good, valid, and marketable title to, or valid leasehold interests in or a valid right to use, all of their respective assets (other than any Ivory Excluded Assets), including the Bluefin Transferred Assets, in each case as such assets are currently being used, free and clear of all Liens (except for Permitted Liens).

(b) As of the Effective Time, the assets of the Bluefin Group (including the Bluefin Transferred Assets after giving effect to the Separation), together with the licenses, services, and other rights to be made available pursuant to this Agreement and the other Transaction Documents, (i) will comprise all of the assets necessary in all material respects to the conduct of the Bluefin Business on the Execution Date, and (ii) will be sufficient to permit the Bluefin Group members to operate the Bluefin Business (A) in compliance with all applicable Laws and Orders in all material respects and (B) in a manner consistent in all material respects with the operation of the Bluefin Business on the Execution Date and immediately prior to the Effective Time, in each case modified to give effect to the Separation Documentation (including Supplemental Transition Services Agreements), Transition Services Agreement, Reverse Transition Services Agreement, Brand License Agreement, and Data Sharing Agreement. As of immediately after the Effective Time, the assets, properties, and rights of CombineCo and its Subsidiaries (including the Bluefin Group members), together with the licenses, services, and other rights to be made available pursuant to this Agreement and the other Transaction Documents (including the rights of CombineCo and its Affiliates under this Agreement and the other Transaction Documents), will include all of the material assets, properties, and rights (including all Intellectual Property assets) of any Ivory Group member in existence as of immediately prior to the Effective Time that were used or held for use in the Bluefin Business.

Section 4.21. Brokers and Finders. None of Ivory Parent, Ivory HoldCo, or any Bluefin Group member has employed any broker or finder or incurred any liability for any brokerage fees, commissions, or finders’ fees in connection with the Transactions, except that Ivory Parent has engaged Centerview Partners as its financial advisor, the fees and commissions of which shall be borne wholly by Ivory Parent.

Section 4.22. Independent Investigation. In entering into this Agreement, Ivory Parent, Ivory HoldCo, and Bluefin acknowledge and agree that they have relied solely upon the representations and warranties of Toro, CombineCo, and Toro Merger Sub expressly set forth in Article III, or in a certificate delivered pursuant to this Agreement, and not on any other factual representations or opinions or other representations or warranties of Toro or its Representatives or of any other Person.

Section 4.23. Financing. Ivory Parent has, and will have at the Closing, sufficient cash, available lines of credit, or other sources of immediately available funds to enable it to make the Ivory Cash Payment at the Closing to the extent required pursuant to the terms of this Agreement, and to pay its fees and expenses. Ivory Parent and Ivory HoldCo acknowledge that their obligations under this Agreement are not contingent or conditioned in any manner on obtaining financing.

Section 4.24. No Other Representations and Warranties.

(a) Except for the representations and warranties of Ivory Parent, Ivory HoldCo, and Bluefin expressly set forth in this Article IV, or in a certificate delivered pursuant to this Agreement, none of Ivory Parent, Ivory HoldCo, Bluefin, or any other Person on behalf of Ivory Parent, Ivory HoldCo, or Bluefin, is making, and none of them has made, any express or implied representation or warranty with respect to Ivory Parent, Ivory HoldCo, or Bluefin or with respect to the accuracy or completeness of any other information provided to Toro, CombineCo, Toro Merger Sub, or any of their Affiliates or Representatives, including with respect to their businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, or otherwise in connection with the Transactions.

(b) Ivory Parent, Ivory HoldCo, and Bluefin each acknowledges and agrees that except for the representations and warranties of Toro, CombineCo, and Toro Merger Sub expressly set forth in Article III, or in a certificate delivered pursuant to this Agreement, (i) none of Toro, CombineCo, Toro Merger Sub, or any of their Affiliates is making, and none of them has made, any express or implied representation or warranty with respect to the Toro, CombineCo, Toro Merger Sub, or any such Affiliate or with respect to the accuracy or completeness of any other information provided to Ivory Parent, Ivory HoldCo, Bluefin, or any of their Affiliates or Representatives, including with respect to their business, operations, assets, liabilities, conditions (financial or otherwise), or prospects, or otherwise in connection with the Transactions, and none of Ivory Parent, Ivory HoldCo, Bluefin, or their Affiliates or Representatives is relying on any express or implied representation or warranty of Toro, CombineCo, Toro Merger Sub, or any of their Affiliates except for those expressly set forth in Article III, or in a certificate delivered pursuant to this Agreement and (ii) no Person has been authorized by Toro, CombineCo, Toro Merger Sub, or any of their Affiliates to make any representation or warranty relating to Toro, CombineCo, Toro Merger Sub, or any of their Affiliates, including with respect to their businesses or otherwise in connection with the Transactions, and if made, such representation or warranty has not been and shall not be relied upon by Ivory Parent, Ivory HoldCo, or Bluefin.

(c) Nothing in this Agreement shall limit the rights of any party to this Agreement against any other party to this Agreement in the case of actual, fraudulent breach by the other party to this Agreement of any of such other party’s express representations and warranties set forth in this Agreement.

ARTICLE V

Covenants

Section 5.01. Interim Operations of Toro.

(a) Toro covenants and agrees that, from and after the Execution Date and prior to the earlier to occur of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Article VII, except

(i) with the prior written approval of Ivory HoldCo, which approval shall not be unreasonably withheld, conditioned, or delayed, (ii) to the extent required by applicable Law, (iii) to the extent expressly required or expressly permitted pursuant to this Agreement, or (iv) to the extent set forth in Section 5.01(a) of the Toro Disclosure Letter, Toro shall, and shall cause its Subsidiaries to, use its commercially reasonable efforts to conduct the Toro Business in the ordinary course of business consistent with past practice (except with respect to actions or omissions that constitute COVID-19 Measures, following reasonable prior consultation with Ivory HoldCo), and Toro shall, and shall cause its Subsidiaries to, subject to compliance with the specific matters set forth below, use commercially reasonable efforts to preserve the organization of such businesses intact and maintain the existing relations and goodwill of such businesses with Governmental Authorities, customers, suppliers, distributors, licensors, creditors, lessors, employees, business associates, and others having material business dealings with such businesses and to keep available the services of the employees and representatives of Toro and its Subsidiaries.

(b) Without limiting the generality of, and in furtherance of, the foregoing, Toro covenants and agrees that from and after the Execution Date and prior to the earlier to occur of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Article VII, except (i) with the prior written approval of Ivory HoldCo, which approval shall not be unreasonably withheld, conditioned, or delayed, (ii) to the extent required by applicable Law, (iii) to the extent expressly required or expressly permitted pursuant to this Agreement, or (iv) to the extent set forth in Section 5.01(b) of the Toro Disclosure Letter, Toro shall not and shall not permit any of its Subsidiaries to:

(i) (A) amend its certificate of incorporation or bylaws (or comparable organizational documents) (other than ordinary course of business amendments to the organizational documents of any Subsidiary of Toro that would not prevent, delay, or impair the Toro Merger or the other Transactions), (B) split, combine, subdivide, or reclassify its outstanding shares of capital stock or other equity interests or rights (except for any such transaction by a wholly owned Subsidiary of Toro that remains a wholly owned Subsidiary after consummation of such transaction), (C) declare, set aside, or pay any dividend or distribution payable in cash, stock, or property (or any combination thereof) in respect of any shares of its capital stock or other equity interests (except for any dividends or distributions paid by a direct or indirect, wholly owned Subsidiary of Toro to another direct or indirect, wholly owned Subsidiary of Toro or to Toro), (D) enter into any agreement with respect to the voting of its capital stock or other equity interests, or (E) purchase, repurchase, redeem, or otherwise acquire any shares of its capital stock or other equity interests or any securities convertible or exchangeable into or exercisable for any shares of its capital stock or other equity interests (other than (i) purchases, repurchases, redemptions, or other acquisitions of securities of any wholly owned Subsidiary of Toro by Toro or any other wholly owned Subsidiary thereof or to the extent required pursuant to the terms of any Toro Plan in effect as of the Execution Date, or (ii) in the ordinary course of business consistent with past practice, the acquisition of securities from (1) holders of Toro Options in full or partial payment of the exercise price therefor to the extent required under the terms thereof, (2) holders of Toro Equity Awards in full or partial payment of any applicable Taxes payable by such holder upon exercise or settlement thereof, as applicable, to the extent required under the terms thereof, or (3) current or former employees, directors and consultants of Toro to the extent required under the terms of agreements in effect on the Execution Date providing for the repurchase of shares or forfeiture of shares, in each case under this clause (3) in connection with any termination of services to Toro or any of its Subsidiaries);

(ii) (A) merge or consolidate with any other Person, or restructure, reorganize, or completely or partially liquidate or dissolve (other than mergers or consolidations of one or more wholly owned Subsidiaries of Toro with one or more other wholly owned Subsidiaries of Toro); or (B) acquire (including by way of merger, consolidation, or acquisition of stock or assets, but excluding any acquisition of one or more wholly owned Subsidiaries of Toro by one or more other wholly owned Subsidiaries of Toro) any corporation, partnership, limited liability company, other business organization, or any division or material amount of assets thereof;

(iii) except as expressly required by any Toro Plan as in effect on the Execution Date: (A) establish, adopt, amend, or terminate any material Toro Plan or amend the terms of any outstanding equity-

based awards, (B) grant or provide any transaction or retention bonuses to any director, officer, employee, former employee, or other service provider of Toro or any of its Subsidiaries, (C) increase the salary, fees, compensation, bonus, or pension, welfare, or other material benefits of any director, officer, employee, or former employee of Toro or any of its Subsidiaries (other than a Toro Senior Manager) except in the ordinary course of business consistent with past practice, (D) in relation to the Toro Senior Managers, increase salary, fees, compensation, bonus, or pension, welfare, or other material benefits, (E) increase the severance or termination payment method of calculation (except where this is required in accordance with applicable Law), or materially change the benefits payable to any director, officer, employee, former employee, or other service provider of Toro or any of its Subsidiaries, (F) take any action to accelerate the vesting or payment of compensation or benefits under any Toro Plan (including any equity-based awards), (G) change any actuarial or other assumptions used to calculate funding obligations with respect to any Toro Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, (H) forgive any loans to directors, officers, employees, or former employees of Toro or any of its Subsidiaries, or (I) take any action to fund or in any other way secure the payment of salary, fees, compensation, or benefits under any employee plan, agreement, Contract or arrangement or benefit plan, other than payment of premiums due or contributions owed in the ordinary course of business;

(iv) hire any employee to a Toro Management Team Role; terminate (without cause) any Toro Senior Manager; or amend any material terms and conditions of employment of any Toro Senior Manager;

(v) incur any Indebtedness or issue any warrants or other rights to acquire any Indebtedness, except (A) in the ordinary course of business consistent with past practice in a principal amount not to exceed $25 million in the aggregate at any time outstanding, together with any amounts outstanding under clause (E) below, on prevailing market terms or on terms substantially consistent with or more beneficial to Toro and its Subsidiaries, taken as a whole, than existing Indebtedness, and with a maturity date no more than ten years after the date of the Contract evidencing such Indebtedness, (B) in replacement of, or to refinance, existing Indebtedness on then-prevailing market terms or on terms substantially consistent with or more beneficial to Toro and its Subsidiaries, taken as a whole, than the Indebtedness being replaced or refinanced, and in each case with a maturity date no more than ten years after the date of the Contract evidencing such Indebtedness, (C) intercompany Indebtedness, (D) (1) to the extent not drawn upon and payments are not triggered thereby, letters of credit, bank guarantees, security or performance bonds, or similar credit support instruments, and (2) overdraft facilities or cash management programs, in each case issued, made, or entered into in the ordinary course of business consistent with past practice, (E) commercial paper issued in the ordinary course of business consistent with past practice in a principal amount not to exceed $25 million in the aggregate at any time outstanding, together with any amounts outstanding under clause (A) above, (F) hedging in compliance with the hedging strategy of Toro as of the Execution Date in the ordinary course of business consistent with past practice and not for speculative purposes, (G) with respect to the New Debt Facility or the Ivory Credit Facility, and (H) purchase money Indebtedness and lease financing in the ordinary course of business consistent with past practice;

(vi) transfer, lease, license, sell, assign, let lapse, abandon, cancel, mortgage, pledge, place a Lien (other than a Permitted Lien) upon, or otherwise dispose of any material Intellectual Property or any other material properties or assets, other than licenses of Intellectual Property in the ordinary course of business consistent with past practice;

(vii) issue, deliver, sell, grant, transfer, or encumber, or authorize any of the foregoing with respect to, any shares of its capital stock or other equity interests or any securities convertible or exchangeable into or exercisable for, or any options, warrants, or other rights to acquire any such shares or other equity interests, except by wholly owned Toro Subsidiaries to Toro or to any other wholly owned Toro Subsidiary; provided, however, that Toro may issue shares of Toro Common Stock (A) pursuant to the terms of any Toro Plan in effect as of the Execution Date and (B) if applicable, to satisfy its obligations under the terms of the Toro Convertible Notes in effect as of the Execution Date;

(viii) make any material change with respect to its financial accounting policies or procedures, except as required by GAAP (or any interpretation thereof) or by applicable Law;

(ix) (A) make, change or revoke any material Tax election, (B) file any material amended Tax Return, (C) settle or compromise any material Tax liability, (D) surrender any right to claim a material Tax refund, (E) waive or extend any statute of limitations relating to any material Tax or material Tax Return (other than in connection with an extension of time to file Tax Returns obtained in the ordinary course of business), (F) enter into any voluntary disclosure agreement or similar agreement or program with any Governmental Authority implicating any material Taxes, (G) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar agreement under U.S. state or local or non-U.S. Law, with respect to a material Tax liability), or (H) change any material Tax accounting period or any material method of Tax accounting;

(x) enter into any new line of business, other than any line of business that is reasonably ancillary to and a reasonably foreseeable extension of any line of business of Toro and its Subsidiaries as of the Execution Date;

(xi) make any loans, advances, or capital contributions to, or investments in, any Person (other than loans, advances, or capital contributions to or from Toro or any of its wholly owned Subsidiaries, to or from Toro or any of its wholly owned Subsidiaries, in the ordinary course of business consistent with past practice);

(xii) (A) amend or modify in any material respect, or terminate (where the determination is unilateral by Toro or any of its Subsidiaries) any Material Contract, or waive, release or assign any material rights, claims or benefits under any Material Contract, (B) enter into any Contract that would have been a Material Contract had it been entered into prior to the Execution Date; other than in any such case in the ordinary course of business consistent with past practice and provided, however, that no such Contract shall purport to bind Ivory or any of its Affiliates (other than Toro and its Subsidiaries after the Closing); provided, further, that for the avoidance of doubt, this Section 5.01(b)(xii) shall not prohibit or restrict any Toro Plans, which are the subject of Section 5.01(b)(iii);

(xiii) settle any action, suit, case, litigation, claim, hearing, arbitration, investigation, or other proceedings before or threatened to be brought before a Governmental Authority, other than any settlement in an amount not in excess of $5 million individually or $15 million in the aggregate; provided, however, that such settlement does not involve any non–de minimis injunctive or equitable relief or impose any non–de minimis restrictions on the business activities of Toro or its Subsidiaries;

(xiv) establish, adopt, extend, amend, or terminate any collective bargaining agreement or other agreement with any labor union, labor organization, works council, or other employee representative body, or recognize any labor union or labor organization as the bargaining representative for any Toro Personnel;

(xv) adopt a stockholder rights plan (or other similar agreement, plan, or arrangement having a similar intent, purpose or effect) that would be triggered (or whose rights would be affected in any way) by the consummation of the Transactions; or

(xvi) agree, resolve, or commit to do any of the foregoing.

Section 5.02. Interim Operations of Bluefin.

(a) Ivory Parent covenants and agrees that, from and after the Execution Date and prior to the earlier to occur of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Article VII, except (i) with the prior written approval of Toro, which approval shall not be unreasonably withheld, conditioned, or delayed, (ii) to the extent required by applicable Law, (iii) to the extent expressly required or expressly permitted pursuant to this Agreement, (iv) to effect the Separation in accordance with the Separation

Plan and the Separation Documentation, or (v) to the extent set forth in Section 5.02(a) of the Ivory Disclosure Letter, Ivory Parent shall, and shall cause each of its Subsidiaries to, in each case solely to the extent related to the Bluefin Business, use its commercially reasonable efforts to conduct the Bluefin Business in the ordinary course of business consistent with past practice (except with respect to actions or omissions that constitute COVID-19 Measures, following reasonable prior consultation with Toro), and Ivory Parent shall, and shall cause each of its Subsidiaries to, in each case solely to the extent related to the Bluefin Business, subject to compliance with the specific matters set forth below, use commercially reasonable efforts to preserve the organization of the Bluefin Business intact and maintain the existing relations and goodwill of the Bluefin Business with Governmental Authorities, customers, suppliers, distributors, licensors, creditors, lessors, employees, business associates, and others having material business dealings with the Bluefin Business and to keep available the services of the employees and representatives of the Bluefin Group members.

(b) Without limiting the generality of, and in furtherance of, the foregoing, Ivory Parent covenants and agrees that from and after the Execution Date and prior to the earlier to occur of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Article VII, except (i) with the prior written approval of Toro, which approval shall not be unreasonably withheld, conditioned, or delayed, (ii) to the extent required by applicable Law, (iii) to the extent expressly required or expressly permitted by this Agreement, (iv) to effect the Separation in accordance with the Separation Plan and the Separation Documentation, or (v) to the extent set forth in Section 5.02(b) of the Ivory Disclosure Letter, Ivory Parent shall not, and shall not permit its Subsidiaries to, solely to the extent related to the Bluefin Business, and shall not permit the Bluefin Group members to:

(i) (A) amend any such Bluefin Group member’s certificate of incorporation or bylaws (or comparable organizational documents) (other than amendments that would not prevent or delay the Separation, the Ivory Contribution, or the other Transactions), (B) split, combine, subdivide, or reclassify any such Bluefin Group member’s outstanding shares of capital stock or other equity interests or rights (except for any such transaction by a Bluefin Group member that remains a Bluefin Group member after consummation of such transaction), (C) enter into any agreement with respect to the voting of its capital stock or other equity interests of any such Bluefin Group member, or (D) purchase, repurchase, redeem, or otherwise acquire any shares of its capital stock or other equity interests or any securities convertible or exchangeable into or exercisable for any shares of its capital stock or other equity interest of any such Bluefin Group member (other than (i) purchases, repurchases, redemptions, or other acquisitions of securities of any Bluefin Group member or to the extent required pursuant to the terms of any Ivory Share Plan in effect as of the Execution Date, or (ii) in the ordinary course of business consistent with past practice, the acquisition of securities from (1) Bluefin Employees who are holders of Ivory Options in full or partial payment of the exercise price therefor, (2) Bluefin Employees who are holders of Ivory equity awards in full or partial payment of any applicable Taxes payable by such holders upon exercise or settlement thereof, as applicable, to the extent required or permitted under the terms thereof, or (3) current or former employees, directors, and consultants of the Bluefin Business in accordance with agreements in effect on the Execution Date providing for the repurchase of securities or forfeiture of securities, in each case under this clause (3) in connection with any termination of services to the Bluefin Business);

(ii) cause or permit any Bluefin Group member to (A) merge or consolidate with any other Person, or restructure, reorganize, or completely or partially liquidate or dissolve; or (B) acquire (including by way of merger, consolidation, or acquisition of stock or assets) any corporation, partnership, limited liability company, other business organization, or any division or material amount of assets thereof;

(iii) except as expressly required by any Bluefin Plan as in effect on the Execution Date and in relation to the Bluefin Retention Awards: (A) grant or provide any transaction or retention bonuses to any Bluefin Employee or Former Employee, (B) increase the salary, fees, compensation, bonus, or pension, welfare, or other material benefits of any Bluefin Employee or Former Employee, except in the ordinary course of business consistent with past practice, (C) in relation to the Bluefin Senior Managers, increase salary, fees, compensation, bonus, or pension, welfare, or other material benefits, (D) increase the severance or termination payment method of calculation (except where this is required in accordance with applicable Law) or materially change the benefits payable to any Bluefin Employee or Former Employee, (E) take any action to accelerate the vesting or payment of compensation or benefits under any Bluefin Plan (including any equity-based awards), (F) change any actuarial or other assumptions used to calculate funding obligations with respect to any Bluefin Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, (G) forgive any loans to any Bluefin Employees or Former Employees, or (H) take any action to fund or in any other way secure the payment of salary, fees, compensation or benefits under any employee plan, agreement, Contract or arrangement or benefit plan, other than payment of premiums due or contributions owed in the ordinary course of business;

(iv) hire any employee to a Bluefin Management Team Role; terminate (without cause) any Bluefin Senior Manager; or amend any material terms and conditions of employment of any Bluefin Senior Manager;

(v) cause or permit any Bluefin Group member to incur any Indebtedness or issue any warrants or other rights to acquire any Indebtedness, other than in the ordinary course of business consistent with past practice;

(vi) transfer, lease, license, sell, assign, let lapse, abandon, cancel, mortgage, pledge, place a Lien upon (other than a Permitted Lien), or otherwise dispose of any material Intellectual Property or any other material properties or assets, in each case to the extent included in Bluefin Business Intellectual Property, other than licenses of Intellectual Property in the ordinary course of business consistent with past practice;

(vii) cause or permit any Bluefin Group member to issue, deliver, sell, grant, transfer, or encumber, or authorize the issuance, delivery, sale, grant, transfer, or encumbrance of, any shares of its capital stock or other equity interests or any securities convertible or exchangeable into or exercisable for, or any options, warrants, or other rights to acquire, any such shares or equity interests;

(viii) cause or permit any Bluefin Group member to make any material change with respect to its financial accounting policies or procedures, except as required by changes in IFRS or GAAP, as applicable (or any interpretation thereof) or by applicable Law;

(ix) cause or permit any Bluefin Group member to (A) make, change or revoke any material Tax election other than in connection with the Separation, (B) file any material amended Tax Return, (C) settle or compromise any material Tax liability, (D) surrender any right to claim a material Tax refund, (E) waive or extend any statute of limitations relating to any material Tax or material Tax Return (other than in connection with an extension of time to file Tax Returns obtained in the ordinary course of business), (F) enter into any voluntary disclosure agreement or similar agreement or program with any Governmental Authority implicating any material Taxes, (G) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar agreement under U.S. state or local or non-U.S. Law, with respect to a material Tax liability), or (H) change any material Tax accounting period or any material method of Tax accounting other than in connection with the Separation; provided, for avoidance of doubt, that Ivory Parent may (and may permit its Subsidiaries to) take any of the foregoing actions that pertains to Taxes or a Tax Return not primarily related to the Bluefin Business;

(x) cause or permit any Bluefin Group member to enter into any new line of business, other than any line of business that is reasonably ancillary to and a reasonably foreseeable extension of the Bluefin Business as of the Execution Date;

(xi) cause or permit any Bluefin Group member to make any loans, advances, or capital contributions to, or investments in, any Person (other than loans, advances, or capital contributions among Bluefin Group members in the ordinary course of business consistent with past practice);

(xii) (A) amend or modify in any material respect, or terminate (where the determination is unilateral by a Bluefin Group member) any Bluefin Material Contract or waive, release, or assign any material rights, claims, or benefits under any Bluefin Material Contract, (B) enter into any Contract that would have been a Bluefin Material Contract had it been entered into prior to the Execution Date other than in any such case in the ordinary course of business consistent with past practice; provided, however, for the avoidance of doubt, that this Section 5.02(b)(xii) shall not prohibit or restrict any employee benefit plan operated by the Ivory Retained Group that is not a Bluefin Plan;

(xiii) settle any action, suit, case, litigation, claim, hearing, arbitration, investigation, or other proceedings before or threatened to be brought before a Governmental Authority to the extent related to the Bluefin Business, other than any settlement (A) with respect to any Ivory Excluded Litigation or (B) in an amount not in excess of $5 million individually or $15 million in the aggregate; provided, however, that such settlements do not involve any non–de minimis injunctive or equitable relief or impose non–de minimis restrictions on the Bluefin Business or the Bluefin Group members;

(xiv) establish, adopt, extend, amend, or terminate any collective bargaining agreement or other agreement with any labor union, labor organization, works council, or other employee representative body, or recognize any labor union or labor organization as the bargaining representative for any Bluefin Employees;

(xv) enter into any Contract between any Bluefin Group member, on the one hand, and any Ivory Retained Group member, on the other hand (whether or not involving any other third party), that is not on arms-length terms with respect to the Bluefin Business, other than any such Contracts that will not survive after the Closing and for which any Liabilities thereunder shall be Ivory Excluded Liabilities; or

(xvi) agree, resolve, or commit to do any of the foregoing.

For purposes of this Section 5.02(b) only, “Former Employee” shall mean an employee who would have been a Bluefin Employee had their employment not been terminated.

Section 5.03. Toro Acquisition Proposals.

(a) Toro shall, and shall cause each of its Subsidiaries and its and their respective Representatives to, immediately after the Execution Date: (i) cease and cause to be terminated any solicitation, knowing encouragement, discussions, or negotiations with any Persons conducted before the execution of this Agreement with respect to any Toro Acquisition Proposal; (ii) instruct or otherwise request each Person who, within the 12 months immediately preceding the Execution Date, has executed a confidentiality or non-disclosure agreement in connection with any actual or potential Toro Acquisition Proposal, to return or destroy all such confidential information or documents previously furnished in connection therewith together with any material incorporating any such information that is in the possession of such Person or its Representatives; and (iii) terminate access by all Persons (other than Ivory Parent, its Subsidiaries, and their respective Representatives) to any physical or electronic data rooms relating to any actual or potential Toro Acquisition Proposal.

(b) Except as expressly permitted by this Section 5.03, none of Toro, its Subsidiaries, or its or their respective Representatives shall, directly or indirectly: (i) initiate, solicit, knowingly encourage or otherwise knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Toro Acquisition Proposal; (ii) engage or otherwise participate in any discussions or negotiations relating to any Toro Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to a Toro Acquisition Proposal; (iii) provide any information or data to any Person in connection with any Toro Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to a Toro Acquisition Proposal; or (iv) otherwise knowingly facilitate any effort or attempt to make a Toro Acquisition Proposal.

(c) Notwithstanding the provisions of Section 5.03(b) but subject to the other provisions of this Section 5.03(c), before (but not after) the Toro Requisite Vote is obtained, Toro and its Representatives may refer any Person who makes an unsolicited Toro Acquisition Proposal after the Execution Date to this Section 5.03 and, in response to an unsolicited, bona fide written Toro Acquisition Proposal made after the Execution Date (i) contact the Person who made the Toro Acquisition Proposal and its Representatives solely to clarify the terms and conditions thereof; (ii) provide access to information regarding Toro or any of its Subsidiaries in response to a request therefor to the Person who made such Toro Acquisition Proposal and such Person’s Representatives; provided, however, that no such access may be provided unless (x) the information has previously been, or is concurrently, made available to Ivory Parent and (y) before furnishing any non-public information, Toro receives from the Person who made such Toro Acquisition Proposal an executed confidentiality or non-disclosure agreement with terms at least as restrictive in all material respects on such Person as the Confidentiality Agreement (it being understood that such confidentiality or non-disclosure agreement need not contain a “standstill” or similar obligations to the extent that Ivory Parent, Ivory HoldCo, Bluefin, and their respective Affiliates are, concurrently with the execution by Toro or any of its Subsidiaries of such confidentiality or non-disclosure agreement, released from any direct or indirect “standstill” or other similar obligations in the Confidentiality Agreement); provided, further, that Toro may not furnish information with respect to Ivory Parent or any of Ivory Parent’s Subsidiaries if and to the extent that doing so is prohibited under the Confidentiality Agreement; (iii) participate in discussions or negotiations with any such Person and its Representatives regarding such Toro Acquisition Proposal; provided that Toro and its Representatives shall not take any action described in clause (ii) or (iii) above unless before taking the action, the Board of Directors of Toro determines in good faith after consultation with outside legal counsel that (A) failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law and (B) based on the information then available and after consultation with outside legal counsel and a financial advisor of nationally recognized reputation, such Toro Acquisition Proposal either constitutes a Toro Superior Proposal or could reasonably be expected to result in a Toro Superior Proposal.

(d) Toro shall promptly notify Ivory Parent if Toro, any of its Affiliates, or any of their respective Representatives receives (i) any inquiries, proposals, or offers with respect to a Toro Acquisition Proposal, (ii) any requests for non-public information in connection with any Toro Acquisition Proposal, or (iii) any requests to initiate or continue discussions or negotiations that could reasonably be expected to lead to any Toro Acquisition Proposal. Any such notification by Toro shall include the name of the Person making the inquiry, proposal, offer, or request and the material terms and conditions thereof (including, if applicable, copies of any written inquiries, proposals, offers, or requests, including proposed forms of agreements). Toro shall keep Ivory Parent informed, on a reasonably current basis, of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations (including any change in Toro’s intentions that Toro may have previously disclosed to Ivory Parent).

(e) Except as permitted by Section 5.03(f), the Board of Directors of Toro (including any committee of the Board of Directors) shall not (i) withhold, withdraw, qualify, or modify (or publicly propose or resolve to withhold, withdraw, qualify, or modify), in a manner adverse to Ivory Parent or Ivory HoldCo, the Toro Recommendation (it being understood that if any Toro Acquisition Proposal structured as a tender or exchange offer is commenced, the failure of the Board of Directors of Toro to recommend against acceptance of such tender or exchange offer by the Toro stockholders within ten business days of commencement thereof pursuant to Rule 14d-2 of the Exchange Act shall be considered a modification adverse to Ivory Parent and Ivory HoldCo); or (ii) approve or recommend, or publicly declare advisable or publicly propose to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, lease agreement, or other agreement (other than a confidentiality or non-disclosure agreement referred to in Section 5.03(c) executed in compliance with Section 5.03(c)) relating to any Toro Acquisition Proposal (a “Toro Alternative Acquisition Agreement”).

(f) Notwithstanding the provisions of Section 5.03(e), but subject to the other provisions of this Section 5.03(f), before (but not after) the Toro Requisite Vote is obtained, (i) the Board of Directors of Toro (or any committee thereof) may withhold, withdraw, qualify, or modify the Toro Recommendation or recommend or otherwise declare advisable any Toro Acquisition Proposal made after the Execution Date that did not result from or in connection with a material breach of this Agreement, (a “Toro Change in Recommendation”), if (A) in

the case of such an action taken in connection with a Toro Acquisition Proposal, the Toro Acquisition Proposal is not withdrawn and the Board of Directors of Toro determines in good faith, after consultation with outside counsel and a financial advisor of nationally recognized reputation, that such Toro Acquisition Proposal constitutes a Toro Superior Proposal, and (B) in all cases, the Board of Directors of Toro determines in good faith, after consultation with outside counsel and a financial advisor of nationally recognized reputation, that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law (it being understood that a customary “stop, look, and listen” disclosure in compliance with Rule 14d-9(f) of the Exchange Act shall not, in and of itself, constitute a Toro Change in Recommendation), and (ii) Toro may terminate this Agreement in accordance with Section 7.03(b) and concurrently with such termination simultaneously cause Toro to enter into an Toro Alternative Acquisition Agreement providing for a Toro Superior Proposal that did not result from or in connection with a material breach of this Agreement (a “Toro Superior Proposal Termination”); provided, however, that no Toro Change in Recommendation or Toro Superior Proposal Termination may be made until after at least five business days following Ivory Parent’s receipt of written notice from Toro advising that Toro’s Board of Directors intends to take such action and the basis therefor (which notice shall include (A) if applicable, copies of any such Toro Superior Proposal, any proposed Toro Alternative Acquisition Agreement, and any other relevant proposed transaction agreements, (B) if applicable, the identity of the Person who made such Toro Superior Proposal and the material terms and conditions thereof, and (C) in the case of notice given other than in connection with a Toro Superior Proposal, a reasonably detailed description of the development or change in connection with which Toro’s Board of Directors has given such notice). After providing such notice and before effecting such Toro Change in Recommendation or Toro Superior Proposal Termination, (I) Toro shall, during such five business day–period, negotiate in good faith with Ivory Parent and its Representatives, to the extent Ivory Parent wishes to negotiate, with respect to any revisions to the terms of the transactions contemplated by this Agreement that may be proposed by Ivory Parent, and (II) in determining whether it may still under the terms of this Agreement make a Toro Change in Recommendation or effect a Toro Superior Proposal Termination, the Board of Directors of Toro shall take into account any changes to the terms of this Agreement proposed by Ivory Parent and any other information provided by Ivory Parent in response to such notice during such five business day–period. Any amendment to the financial terms or conditions or other material terms of any Toro Acquisition Proposal will be deemed to be a new Toro Acquisition Proposal for purposes of this Section 5.03(f), including with respect to the notice period referred to in this Section 5.03(f), except that the five business day–period shall be three business days for such purposes in any such case.

(g) From the Execution Date until the Effective Time, (i) Toro and its Board of Directors shall not take any action to exempt any person from the restrictions on “business combinations” contained in Section 203 of the DGCL or otherwise cause such restrictions not to apply, (ii) Toro shall not terminate, amend, modify, or waive any provision of any “standstill” or similar obligation to which Toro or any of its Subsidiaries is a party, and (iii) if and to the extent requested by Ivory Parent, Toro shall enforce under applicable Law the provisions of any such agreement, but any cost of litigation commenced and pursued as requested by Ivory Parent shall be borne by Ivory Parent. Notwithstanding the foregoing, Toro may take (or in the case of clause (iii), not take) any action described in the preceding sentence if Toro’s Board of Directors determines in good faith, after consultation with its outside legal counsel, that the failure to take such action (or taking such action) would be inconsistent with its fiduciary duties under applicable Law; provided, however, that Toro shall advise Ivory Parent in advance that Toro is taking such action and the identity of the Person with respect to which Toro is taking such action; provided, further, that the foregoing shall not prevent Toro from permitting a Person to orally request the waiver of a “standstill” or similar obligation.

(h) Nothing contained in this Section 5.03 shall prohibit Toro from complying with its disclosure obligations under applicable U.S. federal or state Law with regard to a Toro Acquisition Proposal; provided, however, that this paragraph (h) shall not be deemed to permit Toro or Toro’s Board of Directors to effect a Toro Change in Recommendation other than in accordance with Section 5.03(f) (it being understood that any such communication that expressly reaffirms the Toro Recommendation shall be deemed not to be a Toro Change in Recommendation).

Section 5.04. Registration Statement and Proxy Statement; Information Supplied.

(a) As promptly as reasonably practicable following the Execution Date, (i) Toro and CombineCo shall prepare and file with the SEC a proxy statement and prospectus to be sent to the Toro stockholders relating to the Toro Stockholders Meeting (the “Proxy Statement”), and (ii) CombineCo shall prepare and file with the SEC a Registration Statement on Form S-4 to register under the Securities Act the issuance of shares of CombineCo Common Stock in connection with the Ivory Contribution and the conversion of the issued and outstanding shares of Toro Common Stock into the right to receive shares of CombineCo Common Stock in connection with the Toro Merger (including the Proxy Statement constituting a part thereof, the “Registration Statement”). Each of the parties hereto shall use its respective reasonable best efforts to have the Registration Statement declared effective under the Securities Act and the Exchange Act, as applicable, as promptly as practicable after such filing. Promptly after the Registration Statement is declared effective under the Securities Act, Toro shall mail the Proxy Statement to its stockholders. Each of the parties hereto shall use their respective reasonable best efforts to satisfy prior to the effective date of the Registration Statement all necessary state securities Law or “blue sky” notice requirements (if any) in connection with the Transactions and pay all expenses incident thereto.

(b) No filing of, or amendment or supplement to, the Registration Statement will be made by CombineCo, and no filing of, or amendment or supplement to, the Proxy Statement will be made by Toro, in each case without providing the other parties hereto a reasonable opportunity to review and comment thereon (other than, in the case of the Proxy Statement and the Registration Statement, any filing, amendment or supplement in connection with a Toro Change in Recommendation). Each of the parties shall promptly provide the other with copies of all such filings, amendments or supplements to the extent not readily publicly available. Each of the parties shall furnish all information concerning such Person and its Affiliates to the other and shall provide such other assistance as may be reasonably requested by the other to be included therein and shall otherwise reasonably assist and cooperate with the other in the preparation of the Proxy Statement, the Registration Statement, and the resolution of any comments received from the SEC. If at any time prior to the receipt of the Toro Requisite Vote, any information relating to Toro, CombineCo, Ivory Parent, Ivory HoldCo, Bluefin, or any of their respective Affiliates, directors, or officers, is discovered by Toro, CombineCo, Ivory Parent or Ivory HoldCo that is required to be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the Toro stockholders. The parties shall notify each other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or the Registration Statement or for additional information and shall supply each other with copies of (i) all material correspondence between it or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement, the Registration Statement, or the Transactions and (ii) all orders of the SEC relating to the Registration Statement. No response to any comments from the SEC or its staff relating to the Proxy Statement or the Registration Statement will be made by Toro or CombineCo, in each case without providing Ivory HoldCo a reasonable opportunity to review and comment thereon unless pursuant to a telephone call initiated by the SEC. The parties will cause the Proxy Statement and the Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

Section 5.05. Toro Stockholders Meeting.

(a) As promptly as reasonably practicable after the date the Registration Statement is declared effective, Toro shall take all action necessary in accordance with applicable Laws and Toro’s certificate of incorporation and bylaws, to duly convene and hold a meeting of the holders of shares of Toro Common Stock for the purpose of obtaining the Toro Requisite Vote (the “Toro Stockholders Meeting”). Unless otherwise agreed to by Ivory Parent and subject to the other provisions of this Section 5.05, the Toro Stockholders Meeting shall be held not more than 45 days after the date the Registration Statement is declared effective.

(b) Except as otherwise permitted by Section 5.03(f), (i) Toro’s Board of Directors shall include the Toro Recommendation in the Proxy Statement and recommend at the Toro Stockholders Meeting that the holders of shares of Toro Common Stock adopt this Agreement, and (ii) Toro and Toro’s Board of Directors shall use their reasonable best efforts to solicit and obtain the Toro Requisite Vote.

(c) Toro may adjourn or postpone the Toro Stockholders Meeting on one or more occasions to a date not more than 20 days after the date for which the Toro Stockholders Meeting was originally scheduled (in addition to any adjournments or postponements required by applicable Law) if Toro or Ivory Parent reasonably determines that (i) sufficient votes to obtain the Toro Requisite Vote have not been obtained or (ii) an insufficient number of shares of Toro Common Stock will be represented to constitute a quorum necessary to conduct the business of the Toro Stockholders Meeting. Toro also may postpone or adjourn the Toro Stockholders Meeting to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Toro has determined, after consultation with outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Toro stockholders prior to the Toro Stockholders Meeting. After Toro has established a record date for the Toro Stockholders Meeting (which record date shall be established in consultation with and after reasonably taking into account any input from Ivory Parent), Toro shall not change the record date without the prior written consent of Ivory Parent, unless required to do so by applicable Law or Toro’s bylaws.

(d) Notwithstanding any Toro Change in Recommendation, Toro shall nonetheless submit this Agreement to the holders of shares of Toro Common Stock for adoption, unless this Agreement is terminated in accordance with Article VII prior to the Toro Stockholders Meeting.

Section 5.06. Reasonable Best Efforts; Filings; Other Actions; Notification.

(a) Toro and Ivory Parent shall, subject to Section 5.03, cooperate with each other and use, and shall cause their respective Subsidiaries to use, their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws and Orders to consummate the Ivory Contribution, the Merger, and the other Transactions prior to the Termination Date, including (1) obtaining any third-party consents (other than Governmental Consents) to consummate the Ivory Contribution, the Toro Merger, or any of the other Transactions and (2) preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports, and other filings (including by filing as soon as reasonably practicable (and in any event within 20 business days) after the Execution Date the notification and report form required to be filed under the HSR Act) to obtain prior to the Termination Date (x) the expiration of the waiting period under the HSR Act and (y) all other Governmental Consents that Ivory Parent and Toro mutually agree are required to be obtained from any Governmental Authority in order to consummate the Ivory Contribution, the Toro Merger, or any of the other Transactions. Subject to applicable Laws relating to the exchange of information, each of Ivory Parent and Toro, and their respective advisors, shall have the right to review in advance, and to the extent practicable each will consult the other on, all of the information relating to Ivory Parent or Toro, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any Governmental Authority in connection with the parties’ obligations under this Section 5.06(a), except for information related to the valuation of the Ivory Contribution, the Toro Merger, or any of the other Transactions. To the extent permitted by applicable Law, each party shall provide the other with copies of all material written correspondence between it (or its advisors) and any Governmental Authority relating to the Ivory Contribution, the Merger and the other Transactions and, to the extent reasonably practicable, all substantive telephone calls and meetings with a Governmental Authority regarding the Transactions shall include representatives of Ivory Parent and Toro. Ivory Parent and Toro shall coordinate with respect to the HSR Act and any Antitrust Laws of jurisdictions outside the United States and with respect to the appropriate course of action with respect to obtaining the Governmental

Consents required to consummate the Transactions prior to the Termination Date. In addition, the parties shall jointly develop, and each of the parties shall consult and reasonably cooperate with one another, and consider in good faith the views of one another, in connection with the form and content of any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law prior to their submission. In furtherance of the foregoing and to the extent permitted by applicable Law, (A) each party shall notify the other, as far in advance as reasonably practicable, of any filing or material or substantive communication or inquiry it or any of its Subsidiaries intends to make with any Governmental Authority relating to the matters that are the subject of this Section 5.06, (B) prior to submitting any such filing or making any such communication or inquiry, such party shall provide the other party and its counsel a reasonable opportunity to review, and shall consider in good faith the comments of the other party in connection with, any such filing, communication or inquiry, (C) promptly following the submission of such filing or making such communication or inquiry, provide the other party with a copy of any such filing or, if in written form, communication or inquiry, and (D) consult with the other party in connection with any inquiry, hearing, investigation or litigation by, or negotiations with, any Governmental Authority relating to the Transactions, including the scheduling of, and strategic planning for, any meetings with any Governmental Authority relating thereto; provided, however, that materials furnished pursuant to this Section 5.06 may be redacted as necessary to address reasonable attorney-client or other privilege or confidentiality concerns. In exercising the foregoing rights, Toro and Ivory Parent each shall act reasonably and as promptly as reasonably practicable.

(b) Notwithstanding anything to the contrary in this Section 5.06 or any other provision of this Agreement, “reasonable best efforts” under this Section 5.06 shall not require any of the parties hereto or any of its respective Affiliates, and none of them shall otherwise be required, to agree to or accept (i) any prohibition of or limitation on its ownership of its respective business or assets, (ii) any requirement to divest, hold separate, or otherwise dispose of its business or assets, (iii) any limitation on its ability to acquire or hold or exercise full rights of ownership of its business or assets, or (iv) any other limitation or concession of any nature whatsoever on its ability to, or the manner in which it, operates, conducts, or exercises decision-making over its business or assets, including in each of the foregoing cases after giving effect to the Transactions if and to the extent necessary to obtain, prior to the Termination Date, any Governmental Consents necessary or advisable to be obtained from any Governmental Authority in order to consummate the Ivory Contribution, the Toro Merger, or any of the other Transactions.

(c) Toro and Ivory Parent each shall, upon request by the other, promptly furnish the other with all information concerning itself and its Subsidiaries, Affiliates, directors, officers, and stockholders and such other matters as may be reasonably necessary or advisable in connection with the filings and other information required to be filed with, or as may be requested by, a Governmental Authority, under the HSR Act or any Antitrust Laws of jurisdictions outside the United States with respect to the Ivory Contribution, the Toro Merger, and the other Transactions.

(d) Toro and Ivory Parent each shall keep the other reasonably apprised of the status of matters relating to completion of the Transactions, including promptly furnishing the other with copies of any material notices or other material communications received by Toro or Ivory Parent, as the case may be, or any of its Subsidiaries, from any third party or any Governmental Authority with respect to the Separation, the Ivory Contribution, the Toro Merger, and the other Transactions.

(e) Prior to the Closing, neither Toro nor Ivory Parent shall, and each of them shall cause its respective Subsidiaries not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in, any business or any corporation, partnership, association or other business organization or division thereof, in each case, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation, would reasonably be expected to (i) materially increase the risk of any Governmental Authority seeking or entering an order prohibiting the consummation of the Ivory Contribution, the Toro Merger, and the other Transactions; (ii) materially increase the risk of not being able to remove any such order on appeal or otherwise, if any such order were to be entered; or (iii) otherwise prevent the consummation of the Ivory Contribution, the Toro Merger, and the other Transactions.

Section 5.07. Access; Consultation.

(a) Upon reasonable notice, and except as may otherwise be required by applicable Law, (i) Ivory Parent and Ivory HoldCo shall, and shall cause the Bluefin Group members to, afford Toro and its Representatives reasonable access, during normal business hours during the period prior to the Closing, to Ivory Parent’s, Ivory HoldCo’s and the Bluefin Group members’ employees, properties, assets, books, records, and Contracts, in each case to the extent related to the Bluefin Business or the Bluefin Group members, and (ii) Toro shall, and shall cause its Subsidiaries to, afford Ivory Parent, Ivory HoldCo and their Representatives reasonable access, during normal business hours during the period prior to the Closing, to Toro’s and its Subsidiaries’ employees, properties, assets, books, records, and Contracts. During such period, Ivory Parent and Ivory HoldCo shall, and shall cause the Bluefin Group members to, and Toro shall, and shall cause its Subsidiaries to, (A) in the case of Toro, furnish promptly to Ivory Parent and Ivory HoldCo all information concerning Toro, its Subsidiaries and their respective businesses as may be reasonably requested by Ivory Parent or Ivory HoldCo, and (B) in the case of Ivory Parent and Ivory HoldCo, furnish promptly to Toro all information concerning Ivory Parent, Ivory HoldCo and their Subsidiaries (in each case to the extent related to the Bluefin Business and the Bluefin Group members) as may reasonably be requested by Toro; provided, however, that no investigation pursuant to this Section 5.07 shall affect or be deemed to modify any representation or warranty herein made by any party hereto. The foregoing shall not require Ivory Parent, Ivory HoldCo, Toro or any of their respective Affiliates to disclose any information or permit any access pursuant to this Section 5.07 to the extent that, in the reasonable good faith judgment of such party, (i) such disclosure or access would be prohibited or restricted by any applicable Law, (ii) the information or access so requested is subject to confidentiality obligations to a third party, or (iii) such disclosure would result in the loss of attorney-client privilege; provided, however, that with respect to clauses (i)–(iii) of this Section 5.07(a), Toro, Ivory Parent or Ivory HoldCo, as applicable, shall use its commercially reasonable efforts to (1) obtain to the extent applicable the required consent of any such third party to provide such access or disclosure, (2) develop an alternative to providing such access or disclosure that is reasonably acceptable to Toro, Ivory Parent and Ivory HoldCo, and (3) in the case of clauses (i) and (iii), implement appropriate and mutually agreeable measures to permit such disclosure and access in a manner to remove the basis for the objection, including by arrangement of appropriate clean room procedures, redaction or entry into a customary joint defense agreement with respect to any information to be so provided, if the parties determine that doing so would reasonably permit such disclosure or access without violating applicable Law or jeopardizing such privilege. Any investigation pursuant to this Section 5.07 shall be conducted in such a manner as not to interfere unreasonably with the conduct of the business of the other parties or any of their respective Affiliates. Notwithstanding anything to the contrary herein, the parties may satisfy their obligations set forth in this paragraph by electronic means if physical access is not reasonably feasible or would not be permitted or otherwise reasonably advisable as a result of COVID-19 or any COVID-19 Measures.

(b) All information exchanged pursuant to this Section 5.07 shall be subject to the Confidentiality Agreement. To the extent that any of the information or material furnished pursuant to this Section 5.07 or otherwise in accordance with the terms of this Agreement may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, the parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All such information that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine.

Section 5.08. Retention of Books and Records.

(a) For a period of five years from and after the Closing, Ivory Parent and Ivory HoldCo shall, and shall cause their respective Subsidiaries to, (i) retain books, records, files, and papers used or held for use in the conduct of the Bluefin Business or otherwise relating to or arising out of the Bluefin Business or that relate to the Bluefin Group members that are in Ivory Parent’s, Ivory HoldCo’s or any other Ivory Retained Subsidiaries’ possession at the Closing (the “Non-transferred Business Records”), (ii) give CombineCo and its Subsidiaries and their respective Representatives reasonable access to the Non-transferred Business Records during normal business hours and upon reasonable prior notice, (iii) furnish to CombineCo and its Subsidiaries and their respective Representatives copies of such Ivory Retained Business Records at CombineCo’s expense, (iv) furnish to CombineCo and its Subsidiaries and their respective Representatives copies of such financial and operating data and other information that are in Ivory Parent’s, Ivory HoldCo’s or any other Ivory Retained Subsidiaries’ possession to the extent relating to the conduct of the Bluefin Business or the Bluefin Group members on or before the Closing, and (v) use its commercially reasonable efforts to cause the employees, counsel, auditors, and other Representatives of Ivory Parent, Ivory HoldCo and the other Ivory Retained Subsidiaries to cooperate with CombineCo and its Subsidiaries and their respective Representatives, to the extent relating to the Bluefin Business or the Bluefin Group members and reasonably requested by CombineCo, its Subsidiaries, or any of their respective Representatives, including in connection with accounting, financial reporting, legal defense, and other similar needs; provided, however, that (x) nothing in this Section 5.08(a) shall require Ivory Parent, Ivory HoldCo, or any of the other Ivory Retained Subsidiaries to give access to or furnish any materials prepared in connection with this Agreement, the other Transaction Documents, or the Transactions or to provide any information, materials, or access in connection with any dispute arising out of or related to this Agreement, the other Transaction Documents, or the Transactions, and (y) this Section 5.08(a) shall not apply with respect to records, documents, accounting data, or other information (including computer data) necessary for the preparation and filing of any Tax Return (collectively, “Tax Records”) in respect of Taxes of any member of either the Ivory Retained Group or the CombineCo Group, which shall be governed by the Tax Matters Agreement; provided, however, that nothing in this Section 5.08(a) shall limit in any respect any rights any party may have with respect to discovery or the production of documents or other information in connection with any litigation.

(b) For a period of five years from and after the Closing, CombineCo shall, and shall cause its Subsidiaries to, (i) retain books, records, files, and papers used or held for use in the conduct of the Bluefin Business or that relate to the Bluefin Group members or otherwise relating to or arising out of the Bluefin Business relating to periods prior to the Closing that are in CombineCo’s or any of its Subsidiaries’ possession at the Closing (the “Pre-Closing Business Records”), (ii) give Ivory Parent, Ivory HoldCo, their Subsidiaries, and their respective Representatives reasonable access to the Pre-Closing Business Records during normal business hours and upon reasonable prior notice, (iii) furnish to Ivory Parent, Ivory HoldCo, their Subsidiaries, and their respective Representatives copies of such Pre-Closing Business Records at Ivory HoldCo’s expense, (iv) furnish to Ivory Parent, Ivory HoldCo, their Subsidiaries, and their respective Representatives copies of such financial and operating data and other information in CombineCo’s or any of its Subsidiaries’ possession to the extent relating to the conduct of the Bluefin Business or the Bluefin Group members on or before the Closing, and (v) use its commercially reasonable efforts to cause the employees, counsel, auditors, and other Representatives of CombineCo and its Subsidiaries to cooperate with Ivory Parent, Ivory HoldCo and their Subsidiaries and their respective Representatives, to the extent relating to the Bluefin Business or the Bluefin Group members and reasonably requested by Ivory HoldCo, its Subsidiaries, or any of their respective Representatives, including in connection with accounting, financial reporting, legal defense, and other similar needs; provided, however, that (x) nothing in this Section 5.08(b) shall require CombineCo or any of its Subsidiaries to give access to or furnish any materials prepared in connection with this Agreement, the other Transaction Documents, or the Transactions or to provide any information, materials, or access in connection with any dispute arising out of or related to this Agreement, the other Transaction Documents, or the Transactions, and (y) this Section 5.08(b) shall not apply with respect to Tax Records in respect of Taxes of any member of either the Ivory Retained Group or the CombineCo Group, which shall be governed by the Tax Matters Agreement; provided further, however, that nothing in this Section 5.08(b) shall limit in any respect any rights any party may have with respect to discovery or the production of documents or other information in connection with any litigation.

(c) Notwithstanding anything to the contrary in this Section 5.08, none of Ivory Parent, Ivory HoldCo, CombineCo, or any of their respective Subsidiaries or other Affiliates shall be required to (i) provide access to its offices, properties, books, records, or personnel if such access would unreasonably disrupt its operations or (ii) provide access to or to disclose information if such access or disclosure could reasonably be expected to result in the loss the attorney-client or other legal privilege of such party or contravene any applicable Law or Contract; provided, however, that each of Ivory HoldCo and CombineCo shall, and shall cause its Subsidiaries and other Affiliates to, use its commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which such restrictions apply. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, (x) none of Ivory Parent, Ivory HoldCo, CombineCo, or any of their respective Subsidiaries or other Affiliates, or their respective Representatives shall have access to individual performance or evaluation records, medical histories, or other similar information to the extent that in the reasonable opinion of the other party, based on the advice of counsel, the disclosure thereof would reasonably be expected to violate any applicable Law, and (y) books, records, and other information and materials may be redacted (A) as necessary to comply with contractual arrangements or applicable Law and (B) as necessary to address reasonable attorney-client or other legal privilege or confidentiality concerns, and Ivory Parent, Ivory HoldCo, or CombineCo may each designate information that it views to be commercially sensitive to be viewed only by outside counsel for the other parties, and such designation shall be honored by the parties receiving that information.

Section 5.09. Stock Exchange Listing. Each of CombineCo and Toro shall use its reasonable best efforts to cause the shares of CombineCo Common Stock to be issued in connection with the Ivory Contribution and the conversion of the issued and outstanding shares of Toro Common Stock into the right to receive shares of CombineCo Common Stock in connection with the Toro Merger to be approved for listing on the Nasdaq (or such other U.S. national securities exchange as mutually agreed by the parties in writing), subject to official notice of issuance, prior to the Closing (and Ivory Parent and Ivory Holdings shall reasonably cooperate in connection with the foregoing, including providing any information reasonably requested by CombineCo and Toro). In furtherance of the foregoing, CombineCo shall apply for the “TTGT” ticker symbol with Nasdaq (or such other U.S. national securities exchange as mutually agreed by the parties in writing). On or prior to the Closing, if CombineCo, Toro, or any of their respective Affiliates receives any written or oral notice from Nasdaq (or such other U.S. national securities exchange) that CombineCo has failed, or would reasonably be expected to fail, to meet the Nasdaq (or such other exchange’s) listing requirements as of the Closing for any reason (such notice, a “Exchange Notice”), then CombineCo shall give prompt written notice to Toro and Ivory Parent of such Exchange Notice, including a copy of any written Exchange Notice or a summary of any oral Exchange Notice.

Section 5.10. Publicity. The initial press release following the Execution Date with respect to the Transactions shall be a joint press release and thereafter Ivory Parent and Toro shall consult with each other prior to issuing or making, and provide each other the opportunity to review and comment on, any press releases or other public announcements with respect to the Transactions and any filings with any third party and/or any Governmental Authority (including Nasdaq, the London Stock Exchange, or any other similar national securities exchange) with respect thereto, except (a) as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules of Nasdaq, the London Stock Exchange, or any other similar national securities exchange, (b) for any consultation that would not be reasonably practicable as a result of requirements of applicable Law, (c) for any press release or public statement that in the good faith judgment of the applicable party is consistent with prior press releases issued or public statements made in compliance with this Section 5.10, (d) for a public announcement of information contained in a public announcement previously consented to hereunder, (e) with respect to, and following, any Toro Change in Recommendation made in accordance with this Agreement, and (f) any press release or public statement by Ivory Parent or its Affiliates with respect to the Ivory Retained Group or the Ivory Retained Business.

Section 5.11. Indemnification; Directors’ and Officers’ Insurance.

(a) Toro and CombineCo agree that all rights to indemnification, advancement of expenses and exculpation from liability for or in connection with acts or omissions occurring at any time prior to or on the Closing Date, that exist in favor of any Person who prior to or on the Closing Date is or was a current or former director, officer, or employee of a Bluefin Group member (each, a “Bluefin D&O Indemnified Person”), including as provided in the certificate of incorporation, bylaws or other similar organizational documents of a Bluefin Group member, will survive the Closing and will continue in full force and effect for the six-year period following the Closing Date. In furtherance of (and not in limitation of) the foregoing, for the six-year period following the Closing Date, CombineCo will cause the certificate of incorporation, bylaws, or other similar organizational documents of the Bluefin Group members to contain provisions with respect to indemnification, advancement of expenses and exculpation from liability that in each such respect are at least as favorable to each Bluefin D&O Indemnified Person as those contained in each such Bluefin Group member’s certificate of incorporation, bylaws, or other similar organizational documents, as applicable, as in effect on the Execution Date, which provisions will not be amended, repealed, or otherwise modified in any manner that would adversely affect the rights thereunder of any Bluefin D&O Indemnified Person, in each case except as otherwise required by applicable Law.

(b) Toro and CombineCo agree that all rights to indemnification, advancement of expenses and exculpation from liability for or in connection with acts or omissions occurring at any time prior to or on the Closing Date, that exist in favor of any Person who prior to or on the Closing Date is or was a current or former director, officer, or employee of Toro or its Subsidiaries (each, a “Toro D&O Indemnified Person” and, together with the Bluefin D&O Indemnified Persons, the “D&O Indemnified Persons”), including as provided in the certificate of incorporation and bylaws of the Toro Surviving Corporation, or in any agreement between a Toro D&O Indemnified Person and Toro (a “Toro Indemnity Agreement”), will survive the Closing and will continue in full force and effect for the six-year period following the Closing Date. In furtherance of (and not in limitation of) the foregoing, for the six-year period following the Closing Date, CombineCo will cause (i) the certificate of incorporation and bylaws of the Toro Surviving Corporation to contain provisions with respect to indemnification, advancement of expenses and exculpation from liability that in each such respect are at least as favorable to each Toro D&O Indemnified Person as those contained in Toro’s certificate of incorporation and bylaws as in effect on the Execution Date, which provisions will not be amended, repealed, or otherwise modified in any manner that would adversely affect the rights thereunder of any Toro D&O Indemnified Person and (ii) each Toro Indemnity Agreement to continue in existence without termination, amendment or other modification that would adversely affect the rights thereunder of any Toro D&O Indemnified Person, in each case except as otherwise required by applicable Law and except, in the case of such Toro Indemnity Agreement, to the extent it terminates, without any action of the Toro Surviving Corporation, at an earlier date in accordance with its terms.

(c) On or before the Closing Date, CombineCo and Toro will obtain and fully pay for, and, for a six-year period following the Closing Date, CombineCo will cause the Toro Surviving Corporation to maintain in effect, with no lapse in coverage, one or more “tail” or “runoff” directors’ and officers’ liability and employment practices liability insurance policies covering acts or omissions of any Toro D&O Indemnified Person occurring on or before the Closing Date, in each case on terms with respect to coverage, retentions, amounts and other material terms at least as favorable to such Toro D&O Indemnified Persons as those of such policies in effect on the date hereof; provided, however, that in no event shall CombineCo be required to expend for such policies a premium amount in excess of 300% of the annual premiums currently paid by Toro for such insurance. If CombineCo for any reason fails to obtain such “tail” insurance policies as of the Closing, CombineCo shall cause the Toro Surviving Corporation to continue to maintain in effect for a period of at least six years from and after Closing the D&O Insurance in place as of the date of this Agreement with benefits and levels of coverage at least as favorable as provided in Toro’s existing policies as of the date of this Agreement, or CombineCo shall purchase comparable D&O Insurance for such six-year period with benefits and levels of coverage at least as favorable as provided in Toro’s existing policies as of the Execution Date; provided, however, that in no event shall CombineCo be required to expend for such policies an amount in excess of 300% of the annual premiums currently paid by or on behalf of Toro for such insurance; provided, further, that if the premium for such insurance coverage exceeds such amount, CombineCo shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(d) If after the Closing Date any Bluefin Group members or the Toro Surviving Corporation (or any of their respective successors or assigns) (a) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, or (b) transfers all or substantially all of its properties and assets to any other Person (including by dissolution, liquidation, assignment for the benefit of creditors, or similar action), then, and in each such case, CombineCo will cause proper provision to be made so that such other Person fully assumes the obligations set forth in this Section 5.11.

(e) The provisions of this Section 5.11 shall survive the Closing in accordance with and subject to the terms hereof. This Section 5.11 shall be for the irrevocable benefit of, and shall be enforceable by, each D&O Indemnified Person and his or her respective heirs, executors, administrators and estates, and each such Person shall be an express intended third party beneficiary of this Agreement for such purposes. CombineCo shall pay, or cause one of its Subsidiaries to pay, as and when incurred by any Person referred to in the immediately preceding sentence, all fees, costs, charges and expenses incurred by such Person in enforcing such Person’s rights under this Section 5.11, in each case to the extent such Person obtains an order from a Governmental Authority of competent jurisdiction enforcing the provisions of this Section 5.11 against CombineCo or Toro. Notwithstanding anything in this Agreement to the contrary, the obligations under this Section 5.11 shall not be terminated, modified or amended in any way so as to adversely affect any Person referred to in the second sentence of this Section 5.11(e) without the prior written consent of such Person.

Section 5.12. Takeover Statute. If any Takeover Statute is or may become applicable to any of the Transactions, each party and its Board of Directors (or other similar governing body) shall grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and the other Transaction Documents and otherwise use its reasonable best efforts to act to eliminate or minimize the effects of such statute or regulation on such transactions.

Section 5.13. Section 16(b). The Board of Directors of Toro (or a duly authorized committee thereof) shall, prior to the Effective Time, take all such actions as may be necessary or appropriate to ensure that the dispositions of equity securities of Toro (including derivative securities) or acquisitions of CombineCo Common Stock (including derivative securities) in connection with the Transactions by each individual who is currently, or who will be immediately prior to the Effective Time, a director or officer of Toro, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.14. Delivery of Certain Financial Statements.

(a) Ivory Parent shall use its reasonable best efforts to deliver to Toro, as soon as reasonably practicable after the Execution Date and in any event by no later than May 31, 2024 (the “Target Bluefin Financials Delivery Date”), (i) combined balance sheets of the Bluefin Business as of December 31, 2023, and 2022, and the combined statements of income and comprehensive income, equity, and cash flows for the years ended December 31, 2023, 2022, and 2021, with accompanying footnote disclosures, prepared in accordance with GAAP and Regulation S-X under the Securities Act, and audited by the independent accountant of Ivory Parent in accordance with the procedures specified by the AICPA the (“Bluefin Audited Financial Statements”); and (ii) the unaudited combined balance sheet of the Bluefin Business as of the end of each fiscal quarter of Ivory Parent and the related unaudited combined statements of income and comprehensive income, equity, and cash flows of the Bluefin Business for such fiscal quarter, together with comparable interim financial statements for the corresponding periods of the prior fiscal year, in each case to the extent required to be included in the Proxy Statement or the Registration Statement, which unaudited interim financial statements shall have been reviewed by the independent accountant for Ivory Parent in accordance with the procedures specified by the AICPA (such financial statements set forth in the foregoing clauses (i) and (ii) and delivered to Toro in final form pursuant to this paragraph, the “Subsequent Bluefin Business Financial Statements”). Ivory Parent and Toro shall each use their reasonable best efforts to provide information reasonably necessary to prepare, and shall reasonably cooperate in the preparation of, any pro forma financial statements and related footnotes to the extent required to be included in the Proxy Statement or the Registration Statement. Ivory Parent shall reimburse CombineCo for all reasonable, out-of-pocket costs and expenses of re-auditing the financial statements included in the Bluefin Audited Financial Statements in accordance with PCAOB standards.

(b) As promptly as reasonably practicable (and in any event within 15 business days) after Ivory Parent delivers to Toro a copy of the Bluefin Audited Financial Statements pursuant to Section 5.14(a), Ivory Parent shall (i) prepare draft calculations of the Adjusted EBITDA Actual Amount (including, for the avoidance of doubt, the amount of the adjustment items set out in Annex A-II of the definition thereof) and the Adjusted EBITDA Cash Increase Amount, and (ii) cause a nationally recognized independent accounting firm with relevant industry experience reasonably acceptable to Toro (l) to review such calculations and finally determine the Adjusted EBITDA Actual Amount (including, for the avoidance of doubt, the amount of the adjustment items set out in Annex A-II of the definition thereof) and the Adjusted EBITDA Cash Increase Amount and (2) to deliver a written certification to Ivory Parent and Toro setting forth such determination (such certification, the “Adjusted EBITDA Certification”). The determination of the Adjusted EBITDA Actual Amount and the Adjusted EBITDA Cash Increase Amount, in each case as set forth in the Adjusted EBITDA Certification so delivered by such independent accountant, shall be final and binding on the parties to this Agreement and not subject to appeal or dispute, absent fraud or manifest error.

Section 5.15. Interim Operations of CombineCo and Toro Merger Sub. Prior to the Closing, CombineCo and Toro Merger Sub shall not, and Toro shall cause CombineCo and Toro Merger Sub not to, conduct any business, including by incurring or guaranteeing any Indebtedness or making investments, other than to the extent required to maintain their respective existence in good standing and as specifically contemplated by this Agreement.

Section 5.16. Further Definitive Agreements.

(a) Separation Documentation.

(i) Promptly following the Execution Date and in any case reasonably prior to the anticipated Closing Date, Ivory Parent shall (subject to Section 2 of Annex B of the Separation Plan) prepare the Separation Documentation, which shall be executed and delivered by the parties thereto (to the extent either party determines such execution and delivery to be necessary or appropriate) and which shall take effect before or at the Effective Time, contain customary terms and conditions for intercompany restructurings, and not impose Liabilities on any party other than as expressly described in the Separation Plan.

(ii) The covenants and agreements set forth in the Separation Plan shall be binding obligations of the parties to this Agreement and shall be incorporated into this Agreement mutatis mutandis.

(b) Other Agreements.

(i) Promptly following the Execution Date and in any case reasonably prior to the anticipated Closing Date, Ivory Parent and Toro shall work together and in good faith and use their respective reasonable best efforts to (A) identify any Omitted Service, and (B) prepare such amendments (to the extent such parties mutually determine the preparation of such amendments to be necessary or appropriate) to (I) the Exhibits to the Transition Services Agreement in order to further detail the Services or the Omitted Services (each as defined in the form of Transition Services Agreement) described in such Exhibits and (II) Schedule C (HR & Payroll Services) to the Transition Services Agreement with reference to the matters described in the Employee Matters Annex, including the Supplemental Transition Services Agreements. Without limiting the foregoing, promptly following the Execution Date Ivory Parent shall use commercially reasonable efforts to identify any Contract pursuant to which the consent of a third-party is required in order for any Ivory Group member to provide any service under the Transition Services Agreement, Ivory Parent shall use its commercially reasonable efforts to obtain such consent prior to the Closing and the use of “commercially reasonable efforts” shall not require payment of any fees or an increase in the fees payable under the respective Contract or other onerous terms. In the event that any amendment described in this Section 5.16(b)(i) represents or necessitates a material change to the scope of Services, the Services Standard, or to any other matter that would reasonably be expected to have an impact on the Service Fee (as defined in the form of Transition Services Agreement), then Ivory Parent and Toro shall negotiate in good faith the terms applicable to any such amendment, except that in no event shall the Service Fee in respect of any Omitted Service exceed the applicable Actual Cost (as defined in the form of Transition Services Agreement). Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, including Section 1.04(b)(ii) and Section 1.04(c)(ii), the parties hereto agree that the failure to reach agreement prior to the Closing with respect to any such amendments described in this Section 5.16(b)(i) shall not constitute a failure of any of the conditions set forth in Section 6.02(b) or Section 6.03(b) to be satisfied.

(ii) Promptly following the Closing Date, Ivory Parent and CombineCo shall work together and in good faith to enter into the Commercial Cooperation Agreement.

Section 5.17. Tax Matters.

(a) The parties hereto intend that the Ivory Contribution and the Toro Merger, taken together, qualify for the Intended Tax Treatment. Each party (i) will use its reasonable best efforts to cause the Ivory Contribution and the Toro Merger, taken together, to qualify, and (ii) will not take or knowingly fail to take any action which action or failure to act could reasonably be expected to impede or prevent the Ivory Contribution and the Toro Merger, taken together, from qualifying, for the Intended Tax Treatment. If any party discovers, after the Execution Date, any fact that could reasonably be expected to prevent the Ivory Contribution and the Toro Merger, taken together, from qualifying for the Intended Tax Treatment, then (i) such party shall, as soon as possible, notify the other party and (ii) the parties shall cooperate in good faith and exercise their respective reasonable best efforts to effect the Transactions using an alternative structure that would be tax-free to the same extent as would have been the case had the Ivory Contribution and the Toro Merger, taken together, qualified for the Intended Tax Treatment. The parties hereto shall, and shall cause their respective Affiliates to, report the Ivory Contribution and the Toro Merger in a manner consistent with the Intended Tax Treatment and shall not take any contrary Tax position, except to the extent required pursuant to a change in applicable Law after the Execution Date, a breach of the second or third sentence of this Section 5.17(a), or a “determination” under Section 1313(a) of the Code.

(b) If, in connection with the preparation and filing of the Registration Statement or any other filing required by applicable Law or the SEC’s review thereof, the SEC requests or requires that a tax opinion with respect to the U.S. federal income tax consequences of the Toro Merger be prepared and submitted (a “Tax Opinion”), or Toro otherwise requests a Tax Opinion from its tax advisors, then (i) the parties shall each use their respective reasonable best efforts to deliver to Toro’s tax advisors customary Tax representation letters reasonably satisfactory to such tax advisors, dated and executed as of such date(s) as determined to be reasonably necessary by such tax advisors in connection with the preparation of the Tax Opinion and/or the preparation and filing of the Registration Statement or other filing required by applicable Law and (ii) in the case of a Tax Opinion requested or required by the SEC, Toro shall use its reasonable best efforts to cause its tax advisors to furnish a Tax Opinion addressed to Toro, subject to customary assumptions and limitations, satisfactory to the SEC (and for the avoidance of doubt, it is understood and agreed this Section 5.17(b) does not require that a Tax Opinion reach any particular legal conclusion regarding the Tax treatment of the Toro Merger).

(c) The parties hereto agree that the Toro Merger Consideration is not subject to the stock repurchase excise tax under Section 4501 of the Code (the “Section 4501 Tax”) under current U.S. federal Tax Law. If, prior to the Closing, a party (i) reasonably determines that there has been a change in the U.S. federal income Tax Law which would subject any portion of the Toro Merger Consideration to the Section 4501 Tax or (ii) becomes aware of any fact that could reasonably be expected to subject any portion of the Toro Merger Consideration to Section 4501 Tax, the parties shall cooperate reasonably and in good faith to seek to change the method or structure of effecting the Transactions (including the Ivory Contribution and the Toro Merger) so as to accomplish the same result as the structure contemplated by the Transaction Documents in a manner that minimizes the Section 4501 Tax; provided that no such change shall (i) materially impede or materially delay the consummation of the transactions contemplated by this Agreement, (ii) alter or change the nature or mix of the Toro Merger Consideration, or (iii) increase any unreimbursed cost of Ivory Parent or its Subsidiaries. To the extent the Toro Merger Consideration is subject to the Section 4501 Tax, CombineCo shall pay or cause to be paid any Section 4501 Tax and shall file or cause to be filed all necessary Tax Returns and other documentation with respect thereto.

(d) On the Closing Date, (i) Toro shall provide to CombineCo a certification complying with the provisions of Treasury Regulations Section 1.897-2(h), together with a notice to the IRS, to the effect that Toro has not been a United States real property holding corporation for the five-year period ending on the Closing Date, and (ii) Bluefin shall provide to CombineCo a certification complying with the provisions of Treasury Regulations Section 1.897-2(h), together with a notice to the IRS, to the effect that Bluefin has not been a United States real property holding corporation for the five-year period ending on the Closing Date.

Section 5.18. Financing Matters. Toro and CombineCo shall use reasonable best efforts to enter into prior to (but effective upon) the Closing a revolving credit facility or other senior lending facility (the “New Debt Facility”) with commitments of at least $250,000,000 (the “New Facility Amount”) to be used (together with Toro’s and its Subsidiaries’ available cash on hand) to satisfy Toro’s obligations under the Toro Indentures and for general working capital purposes. The New Debt Facility shall be on terms and conditions reasonably acceptable to Ivory Parent (who shall have the right to review and comment on drafts of the definitive documentation for the New Debt Facility, which comments Toro and CombineCo shall seek to address in good faith), it being agreed that Toro and CombineCo shall use reasonable best efforts to provide that the New Debt Facility will not require the entry into deposit account control agreements in connection with the granting of any security interest thereunder. Ivory Parent shall, and shall cause its Subsidiaries to, reasonably cooperate with Toro’s and CombineCo’s efforts to obtain the New Debt Facility, including by (i) providing reasonable assistance in the preparation of customary marketing and syndication materials and cooperating with the marketing efforts for the New Debt Facility; (ii) participating as necessary in a reasonable number of customary meetings and presentations with prospective lenders and investors and in due diligence sessions, as applicable; (iii) reasonably cooperating with any financing sources or prospective financing sources and their respective agents’ due diligence, including providing access to documentation reasonably requested by any such Person, including information in connection with applicable “know your customer” and anti-money laundering Laws; and (iv) taking such other actions that are reasonable and customary in connection with bank financing transactions generally. In the event that, despite using their reasonable best efforts, Toro and CombineCo are unable to enter into the New Debt Facility at or prior to the Closing, then, at the Closing, Ivory Parent shall provide a term loan credit facility to CombineCo with aggregate commitments equal to the New Facility Amount on the terms and conditions specified in Annex 5.18 (the “Ivory Credit Facility”). Following the Execution Date, the parties hereto shall negotiate in good faith definitive documents for the Ivory Credit Facility.

Section 5.19. Integration Planning. After the date hereof and prior to the Closing Date, Toro and Ivory Parent shall establish a mechanism, subject to applicable Law, reasonably acceptable to both parties by which the parties will confer on a regular and continued basis regarding the general status of the ongoing operations of Toro and its Subsidiaries and the Bluefin Business and reasonably necessary integration planning matters and communicate and consult with specific persons to be identified by each party to the other with respect to the foregoing.

Section 5.20. Confidentiality Agreement. In connection with the execution of this Agreement, the parties to the Confidentiality Agreement have agreed to terminate, and in the case of Ivory Parent to cause its applicable Subsidiary to terminate, the Confidentiality Agreement effective as of the Closing.

Section 5.21. Litigation Support.

(a) Toro shall promptly notify Ivory Parent of any stockholder demands, litigations, arbitrations, or other similar Proceedings (including derivative claims) commenced against Toro or its directors or officers relating to this Agreement, any of the Transactions, or any matters relating thereto (collectively, “Transaction Litigation”) and shall keep Ivory Parent informed regarding any such Transaction Litigation. Toro (i) shall give Ivory Parent the opportunity to participate in (but not control) the defense and settlement of any Transaction Litigation, (ii) keep Ivory Parent reasonably apprised on a prompt basis of proposed strategy and other significant decisions with respect to any Transaction Litigation, and Ivory Parent may offer comments or suggestions with respect to such Transaction Litigation, which Toro shall consider in good faith, and (iii) shall not settle or offer, compromise, or agree to settle or compromise, or take any other action to settle, compromise, or moot, any Transaction Litigation without Ivory Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned, or delayed).

(b) From and after Closing and if and for so long as Ivory Parent, Ivory HoldCo, or any of their respective Affiliates are prosecuting, contesting, or defending any Proceeding by a third party in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction relating to, in connection with, or arising from any Ivory Excluded Asset or Ivory Excluded Liability (including any Ivory Excluded Litigation), CombineCo shall, and shall cause its Subsidiaries (including the Bluefin Group members) and its and their respective officers and employees to, reasonably cooperate with Ivory Parent and Ivory HoldCo and their counsel in the defense or prosecution of any such Proceeding, whether arising before or after the Closing, including the Ivory Excluded Litigation. Such cooperation shall include making available to Ivory Parent, Ivory HoldCo, and their Affiliates all personnel and providing such testimony and access to all pertinent records, materials, and information in the possession or under the control of CombineCo and any of its Subsidiaries relating thereto as is reasonably requested by Ivory Parent or Ivory HoldCo. Notwithstanding the foregoing, Ivory Parent and Ivory HoldCo will have full authority to make all decisions and determine all actions to be taken with respect to the defense, settlement, and appeal of the Ivory Excluded Litigation and, subject to Article VIII, any such other Proceeding.

(c) From and after Closing and if and for so long as CombineCo any of its Subsidiaries are prosecuting, contesting, or defending any Proceeding by a third party in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction relating to, in connection with, or arising from the conduct of the Bluefin Business and that constitutes a Bluefin Assumed Liability, Ivory Parent shall, and shall cause its Subsidiaries (other than CombineCo and its Subsidiaries) and its and their respective officers and employees to, reasonably cooperate with CombineCo and its counsel in the defense or prosecution of any such Proceeding. Such cooperation shall include making available to CombineCo and its Subsidiaries all personnel and providing such testimony and access to all pertinent records, materials, and information in the possession or under the control of Ivory Parent and any of its Subsidiaries relating thereto as is reasonably requested by CombineCo or its Subsidiaries. Notwithstanding the foregoing and subject to Article VIII, CombineCo will have full authority to make all decisions and determine all actions to be taken with respect to the defense, settlement, and appeal of any such Proceeding.

ARTICLE VI

Conditions

Section 6.01. Conditions to the Parties’ Obligation to Consummate the Ivory Contribution and the Toro Merger. The respective obligations of the parties to consummate the Ivory Contribution and the Toro Merger and, except with respect to Section 6.01(a), the obligations of Ivory Parent, Ivory HoldCo and Bluefin to consummate the Separation, are subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

(a) The Separation shall have been consummated (it being understood that the achievement of any particular Tax treatment in connection with the Separation shall not constitute a condition hereunder).

(b) The Toro Requisite Vote shall have been duly obtained.

(c) The Registration Statement shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or be threatened by the SEC.

(d) The shares of CombineCo Common Stock (i) issuable pursuant to Section 1.02 in consideration of the Ivory Contribution and (ii) issuable pursuant to Section 2.01 in connection with the Toro Merger, shall have been authorized for listing on Nasdaq (or such other U.S. national securities exchange as mutually agreed by the parties in writing) upon official notice of issuance.

(e) (i) The waiting period applicable under the HSR Act to the Ivory Contribution, the Toro Merger, and the other transactions contemplated by this Agreement shall have expired or been earlier terminated, and (ii) the Governmental Consents, if any, that become Required Governmental Consents as described below in this clause (e) shall have been obtained (or any applicable waiting period shall have expired or been earlier terminated) (clauses (i)–(ii), collectively, the “Required Governmental Consents”) (it being understood that (1) if a Governmental Authority charged with enforcing Antitrust Laws of a jurisdiction outside of the United States opens a substantive investigation into the Ivory Contribution, the Toro Merger, or the other transactions contemplated by this Agreement, pursuant to which a party to this Agreement is legally prohibited from consummating the Ivory Contribution, the Toro Merger, or the other transactions contemplated by this Agreement while the investigation is pending or on going, then resolution of such investigation, and (2) all other Governmental Consents that Ivory Parent and Toro mutually agree in writing are required to be obtained from any Governmental Authority in order to consummate the Ivory Contribution, the Toro Merger, or any of the other Transactions pursuant to Section 5.06(a), shall in each such case of clauses (1) and (2) become a Required Governmental Consent).

(f) No Governmental Authority of a competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order (whether temporary, preliminary, or permanent) that is in effect and restrains, enjoins, or otherwise prohibits consummation of the Ivory Contribution, the Toro Merger, or the other transactions contemplated by this Agreement.

Section 6.02. Conditions to Obligations of Toro, CombineCo, and Toro Merger Sub. The obligations of Toro, CombineCo, and Toro Merger Sub to consummate the Toro Merger are also subject to the satisfaction, or waiver by Toro, at or prior to the Closing of the following conditions:

(a) (i) The representations and warranties set forth in Section 4.03(a) and the first and second sentences of Section 4.03(b) (Capital Structure) shall be true and correct, subject only to de minimis inaccuracies, at and as of the Closing Date (in each case except to the extent that any such representation and warranty speaks at or as of a particular date, in which case such representation and warranty shall be so true and correct at or as of such date); (ii) the representations and warranties set forth in Section 4.01(a)(i) (Organization) shall be true and correct in all material respects, in each case at and as of the Closing Date (in each case except to the extent that such representation and warranty speaks at or as of a particular date, in which case such representation and warranty shall be so true and correct at or as of such date); (iii) the representations and warranties set forth in clause (ii) of Section 4.07(a) (Absence of Certain Changes) shall be true and correct in all respects, in each case at and as of the Closing Date; and (iv) the other representations and warranties set forth in Article IV shall be true and correct at and as of the Closing Date (in each case except to the extent that any such representation and warranty speaks at or as of a particular date, in which case such representation and warranty shall be so true and correct at or as of such date); provided, however, that the condition set forth in this Section 6.02(a)(iv) shall be deemed to have been satisfied even if any representations and warranties referred to in this Section 6.02(a)(iv)

are not so true and correct, unless the failure of such representations and warranties to be so true and correct (read for purposes of this Section 6.02(a)(iv) without regard to any materiality, Ivory Material Adverse Effect, or similar qualification), individually or in the aggregate, has had or would reasonably be expected to have an Ivory Material Adverse Effect.

(b) Each of Ivory Parent, Ivory HoldCo, and Bluefin shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

(c) Toro shall have received at the Closing a certificate signed on behalf of Ivory Parent by an executive officer of Ivory Parent to the effect that the conditions set forth in Sections 6.02(a) and 6.02(b) have been satisfied.

(d) Since the Execution Date, there shall not have occurred any change, circumstance, development, or effect that, individually or in the aggregate, as of the Closing Date, has had or would reasonably be expected to have an Ivory Material Adverse Effect.

(e) At least 30 days shall have elapsed since the occurrence of an Adjusted EBITDA Termination Event.

Section 6.03. Conditions to Obligations of Ivory Parent, Ivory HoldCo, and Bluefin. The obligations of Ivory Parent, Ivory HoldCo, and Bluefin to consummate the Separation and the Ivory Contribution are also subject to the satisfaction, or waiver by Ivory HoldCo, at or prior to the Closing of the following conditions:

(a) (i) The representations and warranties set forth in Section 3.03(a) and the second sentence of Section 3.03(b) (Capital Structure) shall be true and correct, subject only to de minimis inaccuracies, at and as of the Closing Date (in each case except to the extent that any such representation and warranty speaks at or as of a particular date, in which case such representation and warranty shall be so true and correct at or as of such date); (ii) the representations and warranties set forth in Section 3.02 (Authority; Approval), the last sentence of Section 3.03(c) (Capital Structure; Indebtedness), and Section 3.19 (Opinion of Financial Advisors) shall be true and correct in all material respects, in each case at and as of the Closing Date (in each case except to the extent that such representation and warranty speaks at or as of a particular date, in which case such representation and warranty shall be so true and correct at or as of such date); (iii) the representations and warranties set forth in clause (ii) of Section 3.07(a) (Absence of Certain Changes) shall be true and correct in all respects, in each case at and as of the Closing Date; and (iv) the other representations and warranties set forth in Article III shall be true and correct at and as of the Closing Date (in each case except to the extent that any such representation and warranty speaks at or as of a particular date, in which case such representation and warranty shall be so true and correct at or as of such date); provided, however, that the condition set forth in this Section 6.03(a)(iv) shall be deemed to have been satisfied even if any representations and warranties referred to in this Section 6.03(a)(iv) are not so true and correct unless the failure of such representations and warranties to be so true and correct (read for purposes of this Section 6.03(a)(iv) without regard to any materiality, Toro Material Adverse Effect, or similar qualification), individually or in the aggregate, has had or would reasonably be expected to have a Toro Material Adverse Effect.

(b) Each of Toro, CombineCo, and Toro Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

(c) Ivory Parent shall have received at the Closing a certificate signed on behalf of Toro by an executive officer of Toro to the effect that the conditions set forth in Sections 6.03(a) and 6.03(b) have been satisfied.

(d) Since the Execution Date, there shall not have occurred any change, circumstance, development, or effect that, individually or in the aggregate, as of the Closing Date, has had or would reasonably be expected to have a Toro Material Adverse Effect.

ARTICLE VII

Termination

Section 7.01. Termination by Mutual Consent. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time, whether before or after the Toro Requisite Vote is obtained, by mutual written consent of Ivory Parent and Toro, duly authorized by action of the Board of Directors of Ivory Parent and the Board of Directors of Toro, respectively.

Section 7.02. Termination by Either Ivory Parent or Toro. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time by either Ivory Parent or Toro by written notice to the other (following action by its respective Board of Directors) if:

(a) the Ivory Contribution and the Toro Merger shall not have been consummated by 11:59 p.m. (New York City time) on December 20, 2024 (the “Termination Date”), whether such date is before or after the Toro Requisite Vote is obtained;

(b) the Toro Requisite Vote shall not have been obtained at a meeting of the holders of shares of Toro Common Stock duly convened and held therefor or at any adjournment or postponement thereof at which a vote upon the adoption of this Agreement was taken; or

(c) any Law or Order enacted, issued, promulgated, enforced, or entered by a Governmental Authority of a competent jurisdiction permanently restraining, enjoining, or otherwise prohibiting consummation of the Transactions shall become final and non-appealable, whether before or after the Toro Requisite Vote has been obtained;

provided, however, that the right to terminate this Agreement pursuant to Section 7.02(a) or Section 7.02(c) shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure of the Transactions to be consummated.

Section 7.03. Termination by Toro. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time by Toro by written notice to Ivory Parent (following action by the Board of Directors of Toro) if:

(a) there has been a breach of any representation, warranty, covenant, or agreement made by Ivory Parent, Ivory HoldCo, or Bluefin in this Agreement, or any such representation and warranty shall have become untrue after the Execution Date, such that the condition specified in Section 6.03(a) or 6.03(b) would not be satisfied and such breach or failure to be true is not curable or, if curable, is not cured following written notice to Ivory Parent from Toro of such breach or failure by the earlier of (x) the 30th day following such written notice and (y) the Termination Date; provided, however, that Toro shall not have the right to terminate this Agreement pursuant to this Section 7.03(a) if Toro is then in breach of any of its representations, warranties, covenants, or agreements under this Agreement in a manner such that the condition specified in Section 6.02(a) or 6.02(b) would not be satisfied;

(b) at any time prior to the Toro Requisite Vote being obtained, (i) the Board of Directors of Toro (or any committee thereof) authorizes Toro, to the extent permitted by and subject to complying with the terms of Section 5.03, to enter into a Toro Alternative Acquisition Agreement with respect to a Toro Superior Proposal that did not result from a material breach of this Agreement, (ii) concurrently with the termination of this Agreement, Toro, subject to complying with the terms of Section 5.03, enters into a Toro Alternative Acquisition Agreement providing for a Toro Superior Proposal that did not result from a material breach of this Agreement, and (iii) prior to or concurrently with such termination, Toro pays to Ivory Parent in immediately available funds the fee required to be paid pursuant to Section 7.05(b);

(c) an Adjusted EBITDA Termination Event occurs and Toro exercises its termination right under this Section 7.03(c) on or prior to the 30th day following such Adjusted EBITDA Termination Event; or

(d) (i) Ivory Parent shall not have delivered to Toro the May 31 Financial Information Package on or prior to August 9, 2024, and (ii) Toro exercises its termination right under this Section 7.03(d) on or prior to August 20, 2024. For purposes of this Agreement, the “May 31 Financial Information Package” means (1) the Bluefin Audited Financial Statements and (2) the unaudited combined balance sheet of the Bluefin Business as of March 31, 2024, and the related unaudited combined statements of income and comprehensive income, equity, and cash flows of the Bluefin Business for the three-month period then ended, together with comparable interim financial statements for the corresponding period of the prior fiscal year, which unaudited interim financial statements shall have been reviewed by the independent accountant for Ivory Parent in accordance with the procedures specified by the AICPA.

Section 7.04. Termination by Ivory Parent. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time by Ivory Parent by written notice to Toro if:

(a) the Board of Directors of Toro shall have made a Toro Change in Recommendation; or

(b) there has been a breach of any representation, warranty, covenant, or agreement made by Toro, CombineCo, or Toro Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the Execution Date, such that the condition specified in Section 6.02(a) or 6.02(b) would not be satisfied and such breach or failure to be true is not curable or, if curable, is not cured following written notice to Toro from Ivory Parent of such breach or failure by the earlier of (x) the 30th day following such notice and (y) the Termination Date; provided, however, that Ivory Parent shall not have the right to terminate this Agreement pursuant to this Section 7.04(b) if Ivory Parent, Ivory HoldCo, or Bluefin is then in breach of any of its representations, warranties, covenants, or agreements under this Agreement in a manner such that the condition specified in Section 6.03(a) or 6.03(b) would not be satisfied.

Section 7.05. Effect of Termination and Abandonment.

(a) If this Agreement is terminated pursuant to this Article VII, written notice thereof shall be given to the other parties, specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail, and, except as set forth in this Section 7.05 and as set forth in Section 9.01 (Survival), this Agreement shall terminate with no liability on the part of any party hereto (or of any of its respective Representatives); provided, however, that no such termination shall relieve Toro from any obligation to pay, if applicable, the Toro Termination Fee pursuant to Section 7.05(b); provided, further, that, subject to Section 7.05(d), if (x) such termination resulted, directly or indirectly, from an Intentional Breach or (y) an Intentional Breach shall cause the Closing not to occur, then, notwithstanding such termination, such breaching party shall be fully liable for any and all damages, costs, expenses, liabilities or losses of any kind, in each case, incurred or suffered by the other party (collectively, “Damages”) as a result of such breach.

(b) If this Agreement is terminated (x) by Ivory Parent pursuant to Section 7.04(a) (Toro Change in Recommendation), (y) by Toro or Ivory Parent pursuant to Section 7.02(b) (Toro Stockholder Vote) at a time when Ivory Parent had the right to terminate pursuant to Section 7.04(a) (Toro Change in Recommendation), or (z) by Toro pursuant to Section 7.03(b) (Termination for Superior Toro Proposal), then Toro shall, within two business days after such termination in the case of clause (x) or in the case of clause (y) with respect to a termination by Ivory Parent, or concurrently with such termination in the case of clause (z) or in the case of clause (y) with respect to a termination by Toro, pay Ivory Parent the Toro Termination Fee. In addition, if (i) this Agreement is terminated (A) by Ivory Parent or Toro pursuant to Section 7.02(a) (Termination Date) or 7.02(b) (Toro Stockholder Vote) or (B) by Ivory Parent pursuant to Section 7.04(b) (Toro Breach) in respect of any covenant of Toro, (ii) prior to such termination referred to in clause (i) of this sentence, but after the Execution Date, a bona fide Toro Acquisition Proposal shall have been publicly made to Toro or any of its Subsidiaries or shall have been made directly to the Toro stockholders generally or, in the case of termination by

Ivory Parent pursuant to Section 7.04(b) (Toro Breach), a Toro Acquisition Proposal shall have been made publicly or privately to the Board of Directors of Toro, (iii) in the case of a termination pursuant to Section 7.02(a) (Termination Date), the conditions set forth in Sections 6.01(e) (Governmental Consents), and Section 6.01(f) (Law; Order) shall have been satisfied, and (iv) within 12 months after the date of a termination in either of the cases referred to in clauses (i)(A) and (i)(B) of this sentence of Section 7.05(b), Toro consummates a Toro Acquisition Proposal or enters into a definitive agreement to effect a Toro Acquisition Proposal, then Toro shall pay the Toro Termination Fee concurrently with the earlier of such entry or consummation; provided, however, that solely for purposes of this Section 7.05(b), the term “Toro Acquisition Proposal” shall have the meaning assigned to such term in Section 9.11, except that the references to “20% or more” shall be deemed to be references to “more than 50%.” In no event shall Toro be required to pay the Toro Termination Fee on more than one occasion. The term “Toro Termination Fee” shall mean an amount equal to $40,000,000; provided, however, that if Ivory Parent shall not have delivered to Toro the May 31 Financial Information Package on or prior to the Target Bluefin Financials Delivery Date, and this Agreement is terminated in circumstances giving rise to Toro’s obligation to pay the Toro Termination Fee (whether upon such termination or after the occurrence of the events specified in the second sentence of this Section 7.05(b)) after the Target Bluefin Financials Delivery Date and prior to such time as the May 31 Financial Information Package is delivered to Toro, then the “Toro Termination Fee” shall be $30,000,000; provided further that from and after such time that the May 31 Financial Information Package is delivered to Toro, the “Toro Termination Fee” shall be $40,000,000.

(c) Each party acknowledges and agrees that the agreements contained in this Section 7.05 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, no party would have entered into this Agreement; accordingly, if Toro fails to pay the Toro Termination Fee promptly when due, and, in order to obtain payment thereof, Ivory Parent commences a suit which results in a judgment against Toro requiring payment of the Toro Termination Fee or any portion thereof, Toro shall pay Ivory Parent its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the Toro Termination Fee at the prime rate of Citibank, N.A. in effect on the date that the Toro Termination Fee was required to be paid from such date through the date of full payment thereof.

(d) Subject to Section 9.15, Ivory Parent’s right to receive payment of the Toro Termination Fee from Toro pursuant to Section 7.05(b) under circumstances in which such fee is payable in accordance with this Agreement, shall constitute the sole and exclusive monetary remedy of Ivory Parent and its Affiliates against Toro and its Subsidiaries and any of their respective former, current, or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, Affiliates, or assignees (collectively, the “Related Parties”), for all Damages suffered as a result of a breach or failure to perform hereunder (whether at law, in equity, in contract, in tort, or otherwise), and upon payment of such amount, none of Toro and its Related Parties shall have any further liability or obligation relating to or arising out of this Agreement (whether at law, in equity, in contract, in tort or otherwise) other than as contemplated by the second sentence of Section 9.01 (Survival).

ARTICLE VIII

Indemnification

Section 8.01. Indemnification by Ivory Parent. From and after the Closing Date (but subject to the other provisions of this Article VIII and Section 9.01), Ivory Parent will indemnify and defend CombineCo and its Subsidiaries and their respective successors and permitted assigns (the “CombineCo Indemnified Persons”) from and against, and hold each CombineCo Indemnified Person harmless from, any and all Damages incurred or suffered by any CombineCo Indemnified Person arising out of, in connection with or relating to (a) any Ivory Excluded Liability or (b) any breach of any representation or warranty set forth in Section 4.20(b) (Sufficiency).

Section 8.02. Indemnification by CombineCo. From and after the Closing Date (but subject to the other provisions of this Article VIII and Section 9.01), CombineCo will indemnify and defend Ivory Parent and its Subsidiaries and their respective successors and permitted assigns (the “Ivory Indemnified Persons”) from and against, and hold each Ivory Indemnified Person harmless from, any and all Damages incurred or suffered by any Ivory Indemnified Person arising out of, in connection with or relating to any Liability of any member of the Bluefin Group (other than an Ivory Excluded Liability), including any Bluefin Assumed Liability.

Section 8.03. Third Party Claims.

(a) The party seeking indemnification under Section 8.01 or Section 8.02 (the “Indemnified Party”) shall give prompt notice in writing to the party against whom indemnity is to be sought (the “Indemnifying Party”) of the assertion of any claim or the commencement of any Proceeding by any third party (“Third-Party Claim”) in respect of which indemnity may be sought under such Section. Such notice shall set forth in reasonable detail such Third-Party Claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have actually prejudiced the Indemnifying Party.

(b) The Indemnifying Party shall be entitled to participate in the defense of any Third-Party Claim and shall be entitled to control and appoint lead counsel for such defense, in each case at its own expense; provided that prior to assuming control of such defense, the Indemnifying Party shall, within thirty days after delivery of a notice by the Indemnified Party of such Third-Party Claim, give written notice to the Indemnified Party that it is assuming and controlling the defense of such Third-Party Claim and acknowledging that it could (based on the facts set forth in the notice by the Indemnified Party of such Third-Party Claim and without prejudice to the Indemnifying Party’s right to subsequently assert as a defense to its indemnification obligations under this Article VIII any material facts or circumstances not known to the Indemnifying Party at the time of its assumption of such defense) have an indemnity obligation for the Damages resulting from such Third-Party Claim as provided under this Article VIII; provided, further, that the Indemnifying Party shall not be entitled to assume or maintain control of the defense of any Third-Party Claim, and shall pay the fees and expenses of counsel retained by the Indemnified Party, if (A) the Third-Party Claim relates to or arises in connection with any criminal or quasi-criminal proceeding, action, indictment, allegation or investigation, (B) the Third-Party Claim seeks as its primary remedy non-monetary, injunctive or equitable relief against the Indemnified Party or any of its Affiliates, (C) the amount in dispute is reasonably likely to exceed the maximum amount for which the Indemnifying Party can then be liable pursuant to this Article VIII, (D) it is reasonably likely that the Indemnified Party (as opposed to the Indemnifying Party) will bear a greater portion of the Damages with respect to such Third-Party Claim (after taking into account the application of the limitations set forth in Section 8.04 and any other pending or resolved claims for indemnification), or (E) the Third-Party Claim is governed by the defense procedures set forth in any other Transaction Document. If the Indemnifying Party shall so assume the control of the defense of a Third-Party Claim, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party before entering into any settlement of such Third-Party Claim if (i) the settlement does not expressly and unconditionally release the Indemnified Party and its Affiliates from all Liabilities with respect to such Third-Party Claim, (ii) the settlement imposes injunctive or other equitable relief against the Indemnified Party or any of its Affiliates, (iii) the settlement includes the admission of any wrongdoing by the Indemnified Party or any of its Affiliates, (iv) the Indemnifying Party does not pay all amounts in such settlement or (v) the settlement creates any Lien on any assets of any Indemnified Party or any of its Affiliates.

(c) If the Indemnifying Party is controlling the defense of a Third-Party Claim, the Indemnified Party shall be entitled to participate in the defense of such Third-Party Claim and to employ separate counsel of its choice for such purpose, in which case the fees and expenses of such separate counsel shall be borne by the Indemnified Party; provided that the Indemnifying Party shall pay the fees and expenses of one such separate counsel if (i) representation of both the Indemnifying Party and the Indemnified Party by the same counsel would create a conflict of interest or (ii) there are material legal defenses available to an Indemnified Party that are different from or in addition to those available to the Indemnifying Party. In case the Indemnified Party chooses to participate in the defense of a Third-Party Claim, the Indemnifying Party shall keep the Indemnified Party reasonably informed with respect to such Third-Party Claim.

(d) Each party shall reasonably cooperate, and cause their respective controlled Affiliates to reasonably cooperate, in the defense or prosecution of any Third-Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith; provided that no party shall be required to disclose any such records or information that would result in the loss of attorney-client privilege, but such party shall use its commercially reasonable efforts to develop an alternative to providing such records or information that is reasonably acceptable to the other party.

Section 8.04. Direct Claim Procedures. If an Indemnified Party has a claim for indemnification under Section 8.01 or Section 8.02 against an Indemnifying Party that does not involve a Third-Party Claim, the Indemnified Party shall give prompt notice in writing of such claim to the Indemnifying Party. Such notice shall set forth in reasonable detail such claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have actually prejudiced the Indemnifying Party. If the Indemnifying Party disputes its indemnification obligation for any Damages with respect to such claim, the parties shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute may be resolved by litigation in an appropriate court of jurisdiction determined pursuant to Section 9.04.

Section 8.05. Limitation on Indemnification Obligations.

(a) No party will be liable to any other party for Damages under this Article VIII that are special, indirect, incidental, exemplary, consequential, lost profit, multiple of earnings, or punitive damages, except where the damages are claimed by or awarded to a Third Party in a Third-Party Claim. The amount of any Damages shall be net of (i) any recovery or benefit (including insurance and indemnification) paid to the Indemnified Party or any of its Affiliates in connection with the facts giving rise to the right of indemnification, and if the Indemnified Party or any of its Affiliates receives such recovery or benefit after receipt of payment from the Indemnifying Party, then the amount of such recovery or benefit, net of reasonable expenses incurred in obtaining such recovery or benefit, shall be paid to the Indemnifying Party and (ii) any Tax benefit actually realized by the Indemnified Party (as a reduction in cash Tax liability of the Indemnified Party in the taxable year in which such Indemnified Party receives the indemnification payment from the Indemnifying Party or a prior taxable year), arising from the incurrence or payment of any such Damages (determined on a with and without basis). No party will be liable to any other party for Damages under this Article VIII to the extent such Damages or Liabilities represented by such Damages were taken into account in the calculation of Working Capital or the Bluefin Non-Current Liabilities Adjustment Amount pursuant to Section 2.05.

(b) Except in the case of actual fraud, Ivory Parent shall have no obligation to indemnify any CombineCo Indemnified Persons under Section 8.01(b) with respect to Damages (i) unless such claim or series of related claims involve Damages in excess of $250,000, (ii) unless and until the aggregate amount of all Damages indemnifiable under Section 8.01(b) exceeds $5 million (the “Deductible”), after which Ivory Parent shall be obligated for the CombineCo Indemnified Persons’ Damages indemnifiable under Section 8.01(b) to the extent in excess of the Deductible, or (iii) after the aggregate Damages paid by or on behalf of Ivory Parent to CombineCo Indemnified Persons under Section 8.01(b) exceeds $50 million.

(c) If any CombineCo Indemnified Person shall allege or otherwise notify Ivory Parent or any of its Affiliates, pursuant to this Article VIII or otherwise, of any breach or alleged breach of any representation or warranty in Section 4.20(b) (Sufficiency), then without limiting the rights of any such CombineCo Indemnified

Persons under Section 8.01(b), Ivory Parent shall have the opportunity to cure such breach to the extent such breach is curable in such manner, by providing additional assets or services under the Transition Services Agreement, the Supplemental Transition Services Agreements, or otherwise on substantially the same basis and under substantially the same terms as contemplated by the Transition Services Agreement, the Supplemental Transition Services Agreements, or this Agreement, as applicable.

(d) For purposes of this Article VIII, both the existence of any breach of any representation or warranty contained in Section 4.20(b) (Sufficiency), and the amount of any Damages resulting from such breach, shall be determined without giving effect to any “material,” “ materiality,” “Ivory Material Adverse Effect,” or similar qualifications contained in or otherwise applicable to such representation or warranty or any definition contained therein.

(e) No knowledge of or investigation by or on behalf of a party shall constitute or effectuate a waiver of such party’s right to enforce any representation, warranty, covenant, agreement or other obligation contained in this Agreement (to the extent set forth herein) or in any way limit such party’s right to indemnification under this Article VIII.

(f) Each party to this Agreement shall, and shall cause its respective controlled Affiliates to, use commercially reasonable efforts to mitigate any Damage indemnifiable under this Article VIII upon and after becoming aware of any event that would reasonably be expected to give rise to any such Damage.

(g) For purposes of this Article VIII, any and all Damages of an Ivory Indemnified Person shall (i) take into account the relative equity ownership of Ivory Parent and its Affiliates in CombineCo and (ii) expressly include the amount required to gross up such Ivory Indemnified Person to take into account the portion of any related indemnification payment indirectly borne by Ivory Parent and its Affiliates by reason of their relative equity ownership in CombineCo.

Section 8.06. Exclusion of Other Remedies. From and after the Closing Date, the indemnification obligations set forth in Section 8.01 and Section 8.02, and the related provisions of this Article VIII with respect thereto, will constitute the sole and exclusive remedies of the parties for any Damages based on, arising out of or otherwise in respect of the indemnification obligations set forth in such Sections of this Article VIII, except for remedies involving specific performance or other equitable relief pursuant to Section 9.15 or in case of actual fraud.

Section 8.07. Treatment of Indemnity Payments. Any payments made to an Indemnified Party pursuant to this Article VIII shall be treated as an adjustment to the Ivory Cash Payment for Tax purposes to the extent permitted by Law.

Section 8.08. Claims Related to Taxes. This Article VIII shall not apply to or otherwise govern any claim, including any Third-Party Claim, related to Taxes (other than any Taxes that represent Damages arising from any non-Tax claim), the parties’ rights and obligations with respect to which shall be governed by the Tax Matters Agreement.

ARTICLE IX

Miscellaneous and General

Section 9.01. Survival. This Article IX and the covenants and agreements of Toro, CombineCo, and Toro Merger Sub contained in Article II (Certain Effects of the Toro Merger), Section 5.11 (Indemnification; Directors’ and Officers’ Insurance), Article VIII (Indemnification), and any other covenant, agreement, or other provision contained in this Agreement that by its terms contemplates performance after the Closing (including as set forth in the Separation Plan), shall survive the Closing. This Article IX and the agreements contained in Section 5.07(b) (Access, Consultation), Section 7.05 (Effect of Termination and Abandonment), and the Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Closing or the termination of this Agreement, except for in all such cases, for the avoidance of doubt, the Transaction Documents (other than this Agreement to the extent contemplated herein) and the Confidentiality Agreement (to the extent contemplated herein); provided, however, that the representations and warranties set forth in Section 4.20(b) (Sufficiency) shall survive the Closing for a period of 12 months, and any claim for indemnification with respect thereto pursuant to Section 8.01(b) asserted in writing prior to the end of such 12-month period shall have been timely made for purposes of this Section 9.01, and such claim shall survive until it has been fully and finally resolved in accordance with the terms of this Agreement.

Section 9.02. Amendment. This Agreement may be amended or modified in whole or in part by mutual agreement of the parties hereto by action taken by or on behalf of their respective boards of directors (or other similar governing bodies) at any time before or after receipt of the Toro Requisite Vote; provided, however, that after the Toro Requisite Vote has been obtained, there shall not be any amendment that by Law or in accordance with the rules of any stock exchange requires further approval by Toro’s stockholders without such further approval of such stockholders nor any amendment that is not permitted under applicable Law. This Agreement may not be amended or modified except by an instrument in writing signed by each of the parties hereto and which makes reference to this Agreement.

Section 9.03. Waiver.

(a) Any provision of this Agreement may be waived if, and only if, such waiver is in writing and signed by the party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise herein provided, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law. Any waiver pursuant to this Section 9.03 shall not be construed as a waiver of any prior or subsequent breach or failure of the same term or condition, or a waiver of another term or condition of this Agreement.

Section 9.04. Governing Law and Venue; Waiver of Jury Trial.

(a) THIS AGREEMENT AND ALL PROCEEDINGS OR COUNTERCLAIMS ARISING OUT OF OR RELATED TO THIS AGREEMENT, SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE. In any action or proceeding between or among the parties arising out of or relating to this Agreement, each of the parties hereby (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in and for New Castle County, Delaware; (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court; and (iii) agrees that it will not bring any such action in any court other than the Court of Chancery for the State of Delaware in and for New Castle County, Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States sitting in Delaware, and appellate courts thereof. Service of process, summons, notice or document to any party’s address and in the manner set forth in Section 9.05 (Notices) shall be effective service of process for any such action, it being acknowledged and agreed that the foregoing shall not limit the right of a party to effect service of process on any other party by any other legally available method. Each of Ivory Parent and Ivory HoldCo further irrevocably consents to process being served on it in any action or proceeding by mailing a copy thereof in the manner for delivery of notices to Ivory Parent and Ivory Holdco specified in Section 9.05 to Informa USA, Inc. (the “Process Agent”), which has an address on the Execution Date as set forth in Section 9.05, as Ivory Parent’s and Ivory HoldCo’s agent for the purpose of accepting service of any process in the United States. Each of Ivory Parent and Ivory HoldCo agrees that such service upon receipt by the Process Agent (x) shall be deemed in every respect effective service of process upon such Person in any such action or proceeding and (y) shall, to the fullest extent permitted by applicable Law, be taken and held to be valid personal service upon and personal delivery to such Person.

(b) EACH PARTY (ON BEHALF OF ITSELF AND ITS AFFILIATES) ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT SUCH PARTY (OR ITS AFFILIATES) MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION  9.04.

Section 9.05. Notices. Notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given, (a) on the date sent by confirmed e-mail of a PDF document if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient (in each case, solely to the extent receipt is confirmed, excluding “out of office” or similar automated replies), (b) when delivered, if delivered personally to the intended recipient, and (c) one business day later, if sent by overnight delivery via a national courier service (providing proof of delivery), and in each case, addressed to a party at the following address for such party:

(a) if to Ivory Parent, Ivory HoldCo, or Bluefin:

Informa PLC

5 Howick Place

London, SW1P 1WG

UK

Attention: Rupert Hopley, Stuart Poyser

Email: [***]

and

Informa USA, Inc.

605 Third Avenue, 22nd Floor

New York, New York 10158

Attention: Brian Vasandani

Email: brian.vasandani@informa.com

with copies to (which shall not constitute notice):

Clifford Chance US LLP

31 West 52nd Street

New York, New York 10019

Attention: John A. Healy, Benjamin K. Sibbett

Email: [***]

and

Clifford Chance US LLP

Texas Tower

845 Texas Avenue, Suite 3930

Houston, Texas 77002

Attention: Jonathan D. Bobinger

Email: jonathan.bobinger@cliffordchance.com

(b) if to Toro, CombineCo, or Toro Merger Sub:

TechTarget, Inc.

275 Grove Street

Newton, Massachusetts 02466

Attention: Daniel Noreck

Email: [***]

and

TechTarget, Inc.

275 Grove Street

Newton, Massachusetts 02466

Attention: Charles Rennick

Email: [***]

with copies to (which shall not constitute notice):

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, Massachusetts 02109

Attention: Joseph B. Conahan

Email: [***]

and

Wilmer Cutler Pickering Hale and Dorr LLP

7 World Trade Center

250 Greenwich Street

New York, New York 10007

Attention: Andrew Alin

Email: [***]

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

Section 9.06. Entire Agreement. This Agreement, including the Annexes and Exhibits attached hereto, the other Transaction Documents, the Toro Disclosure Letter, the Ivory Disclosure Letter, and the Confidentiality Agreement, constitute the entire agreement relating to the subject matter hereof and thereof, and supersede all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties or their respective representatives or Affiliates, whether oral or written, respecting such subject matter.

Section 9.07. No Third Party Beneficiaries. This Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, other than (a) the D&O Indemnified Persons, which are third-party beneficiaries with respect to and may enforce Section 5.11 (Indemnification; Directors’ and Officers’ Insurance), (b) the Related Parties which are third party beneficiaries with respect to and may enforce Section 7.05 (Effect of Termination and Abandonment) and (c) the CombineCo Indemnified Persons and the Ivory Indemnified Persons, who are third party beneficiaries with respect to and may enforce Article VIII (Indemnification).

Section 9.08. Obligations of Toro and Ivory HoldCo. If this Agreement requires a Subsidiary of Toro to take any action, such requirement shall be deemed to include an undertaking on the part of Toro and, after the Closing, CombineCo, to cause such Subsidiary to take such action. If this Agreement requires a Subsidiary of Ivory Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Ivory Parent and Ivory HoldCo to cause such Subsidiary to take such action (in the case of members of the Bluefin Group, solely to the extent such action is to be taken prior to Closing).

Section 9.09. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is held invalid or unenforceable by any court of competent jurisdiction, (a) a suitable and equitable provision negotiated in good faith by the parties hereto shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not, subject to clause (a) above, be affected by such invalidity or unenforceability, except as a result of such substitution, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 9.10. Expenses. Except as otherwise expressly provided in this Agreement and any other Transaction Document, whether or not the Transactions are consummated, all fees, costs, and expenses incurred by the parties in connection with this Agreement, the other Transaction Documents, and the Transactions shall be paid by the party incurring such fees, costs, and expenses, except that Toro and Ivory Parent shall equally share the filing fees for the Registration Statement, the costs and expenses for printing and mailing the Proxy Statement and the Registration Statement, and the fees payable in connection with any filings made pursuant to this Agreement under applicable Antitrust Laws.

Section 9.11. Certain Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Adjusted EBITDA Actual Amount” means the net income of the Bluefin Business for the 12-month period ended December 31, 2023, as reflected in the Bluefin Audited Financial Statements; provided, however, that such net income shall be (a) adjusted to eliminate all amounts for interest, taxes, depreciation, and amortization (including any impairments), in each case to the extent such amounts were taken into account in the computation of such net income reflected in the Bluefin Audited Financial Statements for such 12-month period, and (b) further adjusted as described in Annex A-II.

“Adjusted EBITDA Cash Increase Amount” means an amount equal to 7 times the Qualifying EBITDA Shortfall; provided, however, that in no event shall the Adjusted EBITDA Cash Increase Amount be greater than $35 million. For this purpose, (a) the “Qualifying EBITDA Shortfall” is the EBITDA Shortfall minus $2 million and (b) the “EBITDA Shortfall” is the amount, if any, by which the Adjusted EBITDA Actual Amount is less than the Adjusted EBITDA Target Amount.

“Adjusted EBITDA Target Amount” means $38 million.

“Adjusted EBITDA Termination Event” means delivery by the independent accountant pursuant to Section 5.14(a) of an Adjusted EBITDA Certification that reflects an Adjusted EBITDA Cash Increase Amount that, but for the proviso in the definition thereof, would be greater than $35 million.

“Affiliate” of any specified Person means any other Person directly or indirectly Controlling, Controlled by, or under direct or indirect common Control with such specified Person. For the purposes of this Agreement, the term “Control” (and the correlative terms “Controlling,” “Controlled by,” and “under common Control with”), with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by agreement, or otherwise.

“AICPA” means the American Institute of Certified Public Accountants (and any successor thereof).

“Antitrust Laws” means the Sherman Antitrust Act, the Clayton Antitrust Act of 1914, the HSR Act, and all other federal, state and foreign statutes, rules, regulations, orders, decrees and other Laws and Orders that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or competition.

“Base Cash Amount” means $350,000,000.

“Bluefin Assumed Liabilities” has the meaning set forth in the Separation Plan.

“Bluefin Business” has the meaning set forth in the Separation Plan.

“Bluefin Business Products” means the products and services of the Bluefin Business.

“Bluefin Employee” means those employees wholly or mainly assigned to the Bluefin Business at the Execution Date (and for purposes of the condition referred to in Section 6.03(a), with respect to the applicable representations and warranties set forth in Article IV, those employees of the Bluefin Group at the Closing).

“Bluefin Group” means Bluefin and the Bluefin Subsidiaries.

“Bluefin Intellectual Property Agreements” means licenses, sublicenses, and other agreements by or through which any Ivory Group member grants any other Persons or receives from any other Persons any exclusive or non-exclusive rights or interests in or to any Bluefin Business Intellectual Property.

“Bluefin Intellectual Property Assets” means the assets included in the Bluefin Transferred Intellectual Property.

“Bluefin Intellectual Property Registrations” means all Bluefin Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names, and registered Copyrights, issued and reissued patents and pending applications for any of the foregoing and including the applicable filing or registration number, title, jurisdiction in which filing was made or from which registration issued, date of filing and issuance, names of all current applicant(s) and registered owners(s), as applicable.

“Bluefin Non-Current Liabilities Adjustment Amount” means an amount equal to (a) the Bluefin Non-Current Liabilities Amount minus (b) $5 million; provided, however, that the Bluefin Non-Current Liabilities Adjustment Amount shall in no event be less than $0.00 or more than $75 million.

“Bluefin Non-Current Liabilities Amount” means an amount equal to the sum of all non-current liabilities, consisting only of liabilities that would result in a cash outflow, of the Bluefin Group as of the Effective Time (after giving effect to the Separation) calculated in accordance with IFRS applied on a basis consistent with that used for the financial information extracted from the Informa PLC Reporting System in relation to the Bluefin Business for purposes of the preparation of the Bluefin Interim Balance Sheet; provided, however, that the Bluefin Non-Current Liabilities Amount shall not include (i) any intercompany liabilities solely between or among members of the Bluefin Group (after giving effect to the Separation); (ii) any corporate income tax liabilities (including any deferred tax liabilities); (iii) any legal provisions with respect to any matters set forth on Annex A-III-(iii); (iv) any vacant property provisions; (v) any dilapidation provisions; (vi) any contingent consideration provisions; (vii) any provisions for sales tax with respect to any matters set forth on Annex A-III-(vii); or (viii) any liabilities included in Working Capital. For illustration purposes only, the Bluefin Non-Current Liabilities Amount could include, without limitation, the account lines (but not, for the avoidance of doubt, the related amounts except to the extent existing as of the Effective Time) identified as non-current liabilities on Annex A-I.

“Bluefin Off-the-Shelf Software” means generally commercially available, unmodified, off-the-shelf Software, used by Bluefin or any of its Subsidiaries for the Bluefin Group’s business.

“Bluefin Plan” means any (a) “employee benefit plan” (within the meaning of Section 3(3) of ERISA), whether or not subject to ERISA and any other material plan, policy, or arrangement (excluding employment agreements and offer letters) involving direct or indirect compensation or benefits, including any retirement, supplemental retirement, welfare benefit, retiree health, and life insurance plans, and (b) employment, bonus, stock option, stock purchase, restricted stock unit, phantom stock, or other equity based arrangement, incentive, deferred compensation, termination, severance, enhanced redundancy pay, retention, change of control, vacation, pension, profit-sharing, savings, collective bargaining, consulting, executive compensation, Code Section 125 “cafeteria” or “flexible” benefit, employee loan, educational assistance, whether written or unwritten, formal or informal, including the Ivory Share Plans, and including where a policy has been established by custom and practice, (i) under which any current or former employee, director, consultant, or independent contractor who is providing or has provided services to the Bluefin Business has any present or future right to benefits by reason of such service, (ii) that is sponsored, maintained or contributed or that is required to be sponsored, maintained or contributed to by (A) any Bluefin Group member or (B) by any Ivory Employer for the benefit of any Bluefin Employee, or (iii) with respect to which any Bluefin Group member has any Liability, but for the avoidance of doubt excluding State Schemes.

“Bluefin Retention Awards” means the incentive arrangements to be offered to certain employees of the Ivory Group in connection with the consummation of the Transactions in an aggregate amount not to exceed $3,500,000, which shall constitute Ivory Excluded Liabilities.

“Bluefin Senior Manager” means Chief Executive Officer of NetLine, Chief Strategy Officer of NetLine, VP Engineering of NetLine, President of NetLine, VP Client Services of NetLine, Chief Executive Officer of Industry Dive, Co-Founder & Senior Advisor of Industry Dive, VP of Marketing of Industry Dive, GM and EVP Content Marketing Services of Industry Dive, VP of Marketplace of Industry Dive, Associate VP Revenue Operations of Industry Dive, Chief Technology Officer of Industry Dive, VP of Human Resources of Industry Dive, FP&A Manager of Industry Dive, Global Head of Colleague Experience of Industry Dive, Chief Commercial Officer, Senior Director Marketing (Omdia), Divisional VP of Consulting (Verticals), General Manager (China), Chief Operating Officer of Canalys, Senior Director of Content Operations, Editor in Chief of Industry Dive, CRO and Head of IT Management Data Centre (each a “Bluefin Management Team Role”), or (solely for purposes of Section 5.02 (Interim Operations of Bluefin)) any individual whose annual earnings are more than the amount specified in Section 5.02 of the Ivory Disclosure Letter.

“Bluefin Subsidiaries” means the Subsidiaries of Bluefin identified in the Step Plan immediately following the consummation of the “Pre-Combination Restructuring Steps” set forth in the Step Plan.

“Brand License Agreement” means a Brand License Agreement, substantially in the form attached as Exhibit VI-B, to be entered into as of the Closing.

“business day” means any day other than Saturday, Sunday, or any day on which banks are required or permitted to close in New York, New York, or in London, England.

“Cash” means an amount equal to the consolidated balances of cash and cash equivalents of the members of the Bluefin Group (after giving effect to the Separation) calculated in accordance with IFRS applied on a basis consistent with that used for the financial information extracted from the Informa PLC Reporting System in relation to the Bluefin Business for purposes of the preparation of the Bluefin Interim Balance Sheet. Cash (i) shall be calculated net of the amount of any uncleared checks, wire transfers, or drafts written or issued by any of the Bluefin Group members (after giving effect to the Separation); and (ii) shall include the amount of any checks, wire transfers, and drafts deposited for the account of any of the Bluefin Group members (after giving effect to the Separation) or that are otherwise on hand at any of the Bluefin Group members (after giving effect to the Separation).

“Cash Merger Consideration Amount” means an amount equal to the Base Cash Amount plus any Adjusted EBITDA Cash Increase Amount.

“Closing Working Capital Target” means negative ten million five hundred thousand dollars (-$10,500,000).

“CombineCo Group” means CombineCo and the Subsidiaries of CombineCo as of immediately after the Effective Time (and shall include, for the avoidance of doubt, the Toro Surviving Corporation and the Bluefin Group).

“Commercial Cooperation Agreement” means a definitive agreement based on the terms attached as Exhibit VII.

“Confidentiality Agreement” means the amended and restated Non-Disclosure Agreement, dated July 20, 2023, by and between Toro and Informa USA, Inc.; and the related Joinder Agreement to Non-Disclosure Agreement, dated July 20, 2023, by and between Ivory Parent and Toro.

“Contracts” means any agreement, lease, license, contract, consent, settlement, note, mortgage, indenture, arrangement, understanding, or other obligation.

“Copyrights” mean original works of authorship and expressions of ideas in a tangible form, including artistic works, technical drawings, manuscripts, and program instructions.

“COVID-19” means SARS-CoV-2 or COVID-19 or any evolutions, variants, or mutations thereof.

“COVID-19 Measures” means quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar laws, directives, restrictions, guidelines, responses or recommendations of or promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, or other reasonable actions taken in response to the foregoing or otherwise, in each case, in connection with or in response to COVID-19 and any evolutions, variants or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“Data Sharing Agreement” means a Data Sharing Agreement, substantially in the form attached as Exhibit VI-A, to be entered into as of the Closing.

“Employee Matters Annex” means Annex C.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means with respect to any Person, any other Person that would be deemed at any relevant time to be (a) a single employer with such Person pursuant to Section 414(b), (c), (m), or (o) of the Code or (b) under common control with such Person under Section 4001 of ERISA.

“FLSA” means the Fair Labor Standards Act of 1938.

“GAAP” means U.S. generally accepted accounting principles in force for the relevant period.

“Government Official” means any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Authority, and includes any official or employee of any directly or indirectly government-owned or -controlled entity, and any officer or employee of a public international organization, as well as any person acting in an official capacity for or on behalf of any such government or department, agency, or instrumentality, or for or on behalf of any such public international organization.

“Governmental Authority” means any supranational, national, federal, state, or local government, foreign or domestic, or any political subdivision of any of the foregoing, or any entity, authority, agency, ministry, department, board, commission, court, or other similar body exercising executive, legislative, judicial, regulatory, or administrative authority or any functions of or pertaining to government, including any authority or other quasi-governmental entity established by a Governmental Authority to perform any of such functions.

“Governmental Consents” means all Permits, expirations of waiting periods, and other authorizations required to be obtained prior to the Effective Time by Toro, Ivory Parent, or any of their respective Subsidiaries from any Governmental Authority in connection with the execution and delivery of any Transaction Document and the consummation of the Transactions.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means, with respect to any Person, without duplication, all obligations or undertakings by such Person (i) for borrowed money (including deposits or advances of any kind to such Person); (ii) evidenced by bonds, debentures, notes or similar instruments; (iii) for capitalized leases or to pay the deferred and unpaid purchase price of property or equipment; (iv) pursuant to securitization or factoring programs or arrangements; (v) pursuant to guarantees and arrangements having the economic effect of a guarantee of any Indebtedness of any other Person (other than between or among any members of the Bluefin Group or between or among Toro and its wholly owned Subsidiaries); (vi) to maintain or cause to be maintained the financing or financial position of others; (vii) net cash payment obligations of such Person under swaps, options, derivatives and other hedging Contracts or arrangements that will be payable upon termination thereof (assuming termination on the date of determination); (viii) letters of credit, bank guarantees, surety bonds, and other similar Contracts or arrangements entered into by or on behalf of such Person to the extent they have been drawn upon, or (ix) under conditional sale or other title retention agreements relating to property or assets purchased by such Person.

“Information Technology” means all (a) computers, servers, workstations, devices, networks, systems, routers, hubs, switches, data communications lines, and all other related infrastructure, equipment, and associated documentation and (b) Software.

“Intellectual Property” means all of the following anywhere in the world and all legal rights, title or interest in the following arising under Law: (a) all patents and applications for patents and all related reissues, reexaminations, divisions, renewals, extensions, provisionals, continuations and continuations in part; (b) all Copyrights; (c) all trade dress and trade names, logos, Internet addresses and domain names, trademarks and service marks and related registrations and applications, including any intent to use applications, supplemental registrations and any renewals or extensions, all other indicia of commercial source or origin and all goodwill associated with any of the foregoing (collectively, “Trademarks”); (d) all inventions (whether patentable or unpatentable and whether or not reduced to practice), know how, technology, technical data, trade secrets, confidential business information, manufacturing and production processes and techniques, research and development information, and other proprietary information of every kind; (e) all Software (whether in general release or under development); (f) all data, databases and data collections (collectively, “Data”); and (g) all other intellectual property rights.

“Intentional Breach” means, with respect to any agreement or covenant of a party in this Agreement, an action or omission taken or omitted to be taken by such party in material breach of such agreement or covenant that the breaching party intentionally takes (or fails to take) with actual knowledge that such action or omission would, or would reasonably be expected to, cause such material breach of such agreement or covenant (including the failure to consummate the transactions contemplated by this Agreement when required pursuant to the terms hereof).

“IRS” means the Internal Revenue Service.

“Ivory Employer” means each Ivory Group member employing or engaging, or that has employed or engaged, a Bluefin Employee.

“Ivory Cash Payment” means an amount equal to (a) the Base Cash Amount, plus (b) the Adjusted EBITDA Cash Increase Amount (if any), plus (c) the Estimated WC Increase Amount (if any) as determined pursuant to Section 2.05(b) (Working Capital and Non-Current Liabilities Adjustments), plus (d) (x) the Estimated Bluefin Non-Current Liabilities Adjustment Amount (if any), minus (y) the Estimated WC Decrease Amount (if any), in each of sub-clauses (x) and (y) as determined pursuant to Section 2.05(b) (Working Capital and Non-Current Liabilities Adjustments); provided, however, that the amount determined pursuant to this clause (d) shall in no event be less than $0.00.

“Ivory Group” means Ivory Parent and its Subsidiaries (including the Bluefin Group members).

“Ivory Material Adverse Effect” means (A) a change, circumstance, development, or effect that would prevent, materially delay, or materially impair the ability of Ivory Parent, Ivory HoldCo, or Bluefin to consummate the Transactions, or (B) a material adverse effect on the financial condition, properties, assets, liabilities, business, or results of operations of the Bluefin Business, taken as a whole, excluding, solely in the case of this clause (B), any such effect resulting from or arising in connection with: (1) changes in, or events generally affecting, the financial, securities or capital markets, (2) general economic or political conditions in the United States or any foreign jurisdiction in which the Bluefin Business operates, including any changes in currency exchange rates, interest rates, monetary policy or inflation, (3) changes in, or events generally affecting, the industries in which the Bluefin Business operates, (4) any acts of war, sabotage, civil disobedience, terrorism, natural disasters (including hurricanes, tornadoes, floods, or earthquakes), pandemic, epidemic or disease outbreak, any law, regulation, statute, directive, pronouncement or guideline issued by a Governmental Authority, the World Health Organization or industry group providing for business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19) or any change in such law, regulation, statute, directive, pronouncement or guideline or interpretation thereof, or any other COVID-19 Measures, (5) any failure by the Bluefin Business to meet any internal or published budgets, projections, forecasts or predictions in respect of financial performance for any period (other than any change, effect, circumstance or development underlying such failure (if not otherwise falling within any of the exclusions pursuant to the other clauses of this definition)), (6) changes in Law, (7) changes in GAAP or other accounting principles or guidelines (or authoritative interpretation thereof), (8) the taking of any specific action expressly required by, or the failure to take any specific action expressly prohibited by, the Transaction Documents, or (9) the announcement or pendency (but, for the avoidance of doubt, not the consummation) of the Transactions, including the impact thereof on the relationships with customers, suppliers, distributors, partners or employees (provided that the exception in this clause (9) shall not apply to references to “Ivory Material Adverse Effect” in Section 4.04); provided, however, that the changes, effects, circumstances or developments set forth in the foregoing clauses (1), (2), (3), (4), (6), and (7) shall be taken into account in determining whether a “Ivory Material Adverse Effect” has occurred to the extent such changes, circumstances, developments, or effects have a materially disproportionate adverse effect on the Bluefin Business, taken as a whole, relative to other participants in the industries in which the Bluefin Business operates, but, in such event, only the incremental disproportionate impact of such changes, effects, circumstances, or developments shall be taken into account in determining whether an “Ivory Material Adverse Effect” has occurred.

“Ivory Percentage” means 57.0%.

“Ivory Retained Business” means the businesses of Ivory Parent and its Subsidiaries, other than the Bluefin Business.

“Ivory Retained Group” means Ivory Parent and the Subsidiaries of Ivory Parent, other than CombineCo or any of its Subsidiaries (including any member of the Bluefin Group).

“Ivory Retained UK DB Schemes” means the Informa Final Salary Scheme, the Taylor & Francis Group Pension and Life Assurance Scheme, the UBM Pension Scheme, and the United Newspapers Executive Pension Scheme.

“Ivory Shared Contract” means any Contract (other than any Bluefin Plan or any Ivory Share Plan) that is between or among one or more Ivory Group members, on the one hand, and one or more unaffiliated third parties, on the other hand, that inures to the benefit or burden of both the Bluefin Business and the Ivory Retained Business.

“Ivory Share Plans” means the Informa Equity Revitalisation Plan, the Informa Deferred Share Bonus Plan, the Informa Long Term Incentive Plan, the Informa 2017 U.S. Employee Stock Purchase Plan, the Informa 2014 ShareMatch Plan, and the Informa ShareMatch Plan.

“Knowledge of Ivory” means the actual knowledge of the individuals identified on Section 9.11 of the Ivory Disclosure Letter.

“Knowledge of Toro” means the actual knowledge of the individuals identified on Section 9.11 of the Toro Disclosure Letter.

“Laws” means any federal, state, local, foreign, or transnational law, statute, or ordinance, common law, or any rule or regulation.

“Liability” means any liability or obligation of any nature whatsoever, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due.

“Lien” means any charge, mortgage, option, encumbrance, pledge, security interest, or other similar lien.

“Nasdaq” means The Nasdaq Global Market.

“Order” means any order, judgment, injunction, ruling, writ, award, stipulation, settlement, or decree of or with any Governmental Authority.

“PCAOB” means the United States Public Company Accounting Oversight Board (and any successor thereof).

“Permit” means any permit, license, franchise, certificate, approval, consent, or other similar authorization of any Governmental Authority.

“Permitted Lien” means (a) Liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures for which adequate reserves have been recorded in accordance with GAAP or IFRS, as applicable; (b) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business for which the underlying obligation is not past due or payable; (c) Liens arising in the ordinary course of business under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business for which the underlying obligation is not past due or payable; (d) statutory landlords’ liens and liens granted to landlords under any Toro Real Property Lease or Bluefin Real Property Lease; (e) Liens and other imperfections of title that do not materially detract from the value or materially impair the use of the property subject thereto; and (f) non-exclusive licenses of Intellectual Property granted in the ordinary course of business.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, or unincorporated organization, or Governmental Authority.

“Personal Data” means any data or information in any media that on its own or with any other data or information relates to an identified or identifiable individual, device, or household, including any data or information that constitutes “personal data,” “personally identifiable information,” “personal information,” or any other similar term under any applicable Law or a party’s or any of its Subsidiaries’ published privacy policies (including an individual’s combined first and last name, home address, telephone number, fax number, email address, social security number, or other Governmental Authority–issued identifier (including state identification number, driver’s license number, or passport number), precise geolocation information of an individual or device, credit card or other financial information (including bank account information), cookie identifiers associated with registration information, or any other browser or device-specific number or identifier and any web or mobile browsing or usage information that can be used on its own or with any other data or other information to identify, contact, or locate an individual).

“Privacy/Data Security Requirements” means, as applicable, (a) all Laws governing the receipt, collection, use, storage, handling, sharing, use, disclosure, transfer, or other processing of Personal Data or the security of Information Technology or data, including the following Laws and their implementing regulations: the Federal Trade Commission Act, the CAN-SPAM Act, the Computer Fraud and Abuse Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, and any ancillary rules, binding guidelines, or other binding instruments made or issued by a Governmental Authority under the foregoing instruments, any applicable U.S. state data privacy and security Laws, including the California Consumer Privacy Act (as amended by the California Privacy Rights Act), state data breach notification Laws, the General Data Protection Regulation (EU) 2016/679, any other applicable Laws concerning requirements for website and mobile application privacy policies and practices, and Laws governing online marketing or telemarketing, (b) a party’s or any of its Subsidiaries’ published privacy policies, (c) the requirements of any agreements or codes of conduct to which a party or its Subsidiaries are bound related to the receipt, collection, use, storage, handling, sharing, use, disclosure, transfer, or other processing of Personal Data or the security of a party’s or any of its Subsidiaries’ Information Technology or data, and (d) the Payment Card Industry Data Security Standards and, to the extent that a party or any of its Subsidiaries purports to adhere to any other industry standards, such other industry standards.

“Proceeding” means any civil, criminal, or administrative actions, suits, claims, hearings, arbitrations, investigations, or other proceedings.

“Registration Rights Agreement” means a registration rights agreement, substantially in the form attached as Exhibit IV, to be entered into as of the Closing.

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, investment bankers, attorneys, accountants, and other advisors, agents, and representatives.

“Reviewing Accountant” means a nationally recognized, independent accounting firm as may be mutually acceptable to Ivory HoldCo and CombineCo.

“Reverse Transition Services Agreement” means a reverse transitional services agreement, substantially in the form attached as Exhibit V-D, to be entered into as of the Closing.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended from time to time.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Separation” means the restructuring transactions set forth in Annex B and Annex C (such Annexes, the “Separation Plan”).

“ShareMatch Plan” means the Informa 2014 ShareMatch Plan.

“Significant Subsidiary” means any Subsidiary of a Person that constitutes a “significant subsidiary” of such person within the meaning of Rule 1-02 of Regulation S-X.

“Software” means all computer software and code in any form or format, including systems software, application software (including mobile apps), firmware, middleware, programming tools, scripts, routines, interfaces, libraries, frameworks, databases, software development kits (SDKs) and application programming interfaces (APIs), together with associated documentation.

“State Scheme” means any pension arrangement that is operated by a Governmental Authority to which employer contributions are required under applicable Law.

“Stockholders Agreement” means a stockholders agreement, substantially in the form attached as Exhibit III, to be entered into as of the Closing.

“Subsidiary” means, with respect to any Person, any other Person (a) of which (i) in the case of a corporation, at least (x) a majority of the equity and (y) a majority of the voting interests are owned or Controlled, directly or indirectly, by such first Person, by any one or more of its Subsidiaries, or by such first Person and one or more of its Subsidiaries, or (ii) in the case of any Person other than a corporation, such first Person, one or more of its Subsidiaries, or such first Person and one or more of its Subsidiaries (x) owns a majority of the equity interests thereof and (y) has the power to elect or direct the election of a majority of the members of the governing body thereof or otherwise has Control over such organization or entity; or (b) that is required to be consolidated with such first Person for financial reporting purposes.

“Supplemental Transition Services Agreements” means supplemental transitional services agreements, substantially in the form attached as either Exhibit V-B or Exhibit V-C, or otherwise in accordance with the Employee Matters Annex, to be entered into before or at the Effective Time.

“Tax” or “Taxes” means any tax (including any income tax, gross receipts tax, capital gains tax, estimated tax, alternative minimum tax, add-on minimum tax, value-added tax, sales tax, use tax, transfer tax, property tax, business tax, stamp tax, registration tax, occupation tax, premium tax, windfall profit tax, payroll tax, social security tax, unemployment tax, disability tax, employee tax, withholding tax, gift tax, estate tax, franchise tax, net worth tax, excise tax, environmental tax, natural resources tax, escheat or unclaimed property tax, special assessment tax, and business occupancy tax), levy, assessment, tariff, duty (including any customs duty), deficiency or other fee in the nature of a tax, or any related charge or amount (including any fine, penalty, interest, or addition thereto), imposed, assessed or collected by or under the authority of any Governmental Authority.

“Tax Matters Agreement” means a tax matters agreement, substantially in the form attached as Exhibit II, to be entered into as of the Closing.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Law relating to any Tax.

“Toro Acquisition Proposal” means any proposal or offer from any Person or group of Persons, other than Ivory Parent and its Subsidiaries, with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, extraordinary dividend, share exchange, acquisition, business combination or similar transaction involving Toro or any of its Subsidiaries which is structured to result in such Person or group of Persons (or their stockholders), directly or indirectly, acquiring beneficial ownership of 20% or more of Toro’s consolidated total assets (including equity securities of Toro’s Subsidiaries) or 20% or more of any class of Toro’s equity interests, in each case other than the transactions contemplated by this Agreement.

“Toro Business” means the businesses of Toro and its Subsidiaries.

“Toro Business Products” means the products and services of Toro.

“Toro Convertible Notes” means the 0.125% Convertible Senior Notes due 2025 and the 0.00% Convertible Senior Notes due 2026, in each case governed by the applicable Toro Indentures.

“Toro dissenting stockholder” means any “stockholder” or “beneficial owner” (in each case as defined in Section 262(a) of the DGCL) of shares of Toro Common Stock who is entitled to demand and receive payment of the fair value of the shares held by such stockholder or beneficially owned by such beneficial owner pursuant to Section 262 of the DGCL, who does not vote in favor of the Toro Merger or consent thereto in writing, and who otherwise complies with all provisions of the DGCL concerning the right of stockholders or beneficial owners of shares of Toro Common Stock to obtain fair value for their shares pursuant to Section 262 of the DGCL.

“Toro Equity Award” means a Toro RSU or a Toro Option, as applicable.

“Toro ESPP” means the TechTarget, Inc. 2022 Employee Stock Purchase Plan.

“Toro Intellectual Property Agreements” means licenses, sublicenses and other agreements by or through which Toro and its Subsidiaries grant any other Persons or receive from any other Persons any exclusive or non-exclusive rights or interests in or to any Toro Intellectual Property.

“Toro Intellectual Property Assets” means all Toro Intellectual Property that are owned by Toro and its Subsidiaries, including the Toro Intellectual Property Registrations that are either set forth or required to be set forth on Section 3.10(a) of the Toro Disclosure Letter.

“Toro Intellectual Property Registrations” means all Toro Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names, and registered Copyrights, issued and reissued patents and pending applications for any of the foregoing and including the applicable filing or registration number, title, jurisdiction in which filing was made or from which registration issued, date of filing and issuance, names of all current applicant(s) and registered owners(s), as applicable.

“Toro Facility” means the Loan and Security Agreement, dated as of October 29, 2021, by and among Toro, Western Alliance Bank, as administrative agent and collateral agent, and the banks and other financial institutions or entities from time to time party thereto as lenders.

“Toro Group” means Toro and its Subsidiaries.

“Toro In-The-Money Option” means a Toro Option that has an exercise price per share that is less than the closing price per share of Toro Common Stock, as reported for the Trading Day immediately prior to the day on which the Effective Time occurs.

“Toro Indentures” means the Indenture with respect to 0.125% Convertible Senior Notes due 2025, dated as of December 17, 2020, between Toro and U.S. Bank National Association, as trustee, as supplemented from time to time; the Indenture with respect to 0.00% Convertible Senior Notes due 2026, dated as of

December 13, 2021, between Toro and U.S. Bank National Association, as trustee, as supplemented from time to time; and any other indenture or similar agreement entered into by Toro following the Execution Date and on or prior to the Closing Date governing notes, debentures, or other debt securities issued in a capital markets debt financing.

“Toro Material Adverse Effect” means (A) a change, circumstance, development, or effect that would prevent, materially delay, or materially impair the ability of Toro, CombineCo, or Toro Merger Sub to consummate the Transactions, or (B) a material adverse effect on the financial condition, properties, assets, liabilities, business, or results of operations of the Toro Group, taken as a whole, excluding, solely in the case of this clause (B), any such effect resulting from or arising in connection with: (1) changes in, or events generally affecting, the financial, securities or capital markets, (2) general economic or political conditions in the United States or any foreign jurisdiction in which the Toro Group operates, including any changes in currency exchange rates, interest rates, monetary policy or inflation, (3) changes in, or events generally affecting, the industries in which the Toro Group operates, (4) any acts of war, sabotage, civil disobedience, terrorism, natural disasters (including hurricanes, tornadoes, floods, or earthquakes), epidemic, pandemic or disease outbreak, any law, regulation, statute, directive, pronouncement or guideline issued by a Governmental Authority, the World Health Organization or industry group providing for business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19) or any change in such law, regulation, statute, directive, pronouncement or guideline or interpretation thereof, or any other COVID-19 Measures, (5) any failure by the Toro Group to meet any internal or published budgets, projections, forecasts or predictions in respect of financial performance for any period, (6) a decline in the price of the shares of Toro Common Stock, or a change in the trading volume of the shares of Toro Common Stock, on Nasdaq, provided that the exceptions in clauses (5) and (6) shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure or decline or change (if not otherwise falling within any of the exclusions pursuant to the other clauses of this definition) has resulted in, or contributed to, a Toro Material Adverse Effect, (7) changes in Law, (8) changes in GAAP or other accounting principles or guidelines (or authoritative interpretation thereof), (9) the taking of any specific action expressly required by, or the failure to take any specific action expressly prohibited by, the Transaction Documents, or (10) the announcement or pendency (but, for the avoidance of doubt, not the consummation) of the Transactions, including the impact thereof on the relationships with customers, suppliers, distributors, partners or employees (provided that the exception in this clause (10) shall not apply to references to “Toro Material Adverse Effect” in Section 3.04); provided, however, that the changes, effects, circumstances or developments set forth in the foregoing clauses (1), (2), (3), (4), (7), and (8) shall be taken into account in determining whether a “Toro Material Adverse Effect” has occurred to the extent such changes, circumstances, developments, or effects have a materially disproportionate adverse effect on the Toro Group, taken as a whole, relative to other participants in the industries in which the Toro Group operates, but, in such event, only the incremental disproportionate impact of changes, circumstances, developments, or effects shall be taken into account in determining whether a “Toro Material Adverse Effect” has occurred.

“Toro Off-the-Shelf Software” means generally commercially available, unmodified, off-the-shelf Software used by Toro or any of its Subsidiaries for use in the Toro Group’s business.

“Toro Plan” means any (a) “employee benefit plan” (within the meaning of Section 3(3) of ERISA), whether or not subject to ERISA and any other material plan, policy, or arrangement (excluding employment agreements and offer letters) involving direct or indirect compensation or benefits, including any retirement, supplemental retirement, welfare benefit, retiree health, and life insurance plans and (b) employment, bonus, stock option, stock purchase, restricted stock unit, phantom stock, or other equity based arrangement, incentive, deferred compensation, termination, severance, enhanced redundancy pay, retention, change of control, vacation, pension, profit-sharing, savings, collective bargaining, consulting, executive compensation, Code Section 125 “cafeteria” or “flexible” benefit, employee loan, educational assistance, whether written or unwritten, formal or informal, and including where a policy has been established by custom and practice, (i) under which any current or former employee, director, consultant, or independent contractor of Toro or any of its Subsidiaries has any present or future right to benefits by reason of their service as a current or former employee, director, consultant, or independent contractor of Toro or any of its Subsidiaries, or that is maintained, sponsored, or contributed to by Toro or any of its Subsidiaries, or which Toro or any of its Subsidiaries has any obligation to maintain, sponsor, or contribute, (ii) with respect to which Toro or any of its Subsidiaries has any Liability, or (iii) that is maintained or contributed to by Toro, any Subsidiary of Toro, or any ERISA Affiliates for the benefit of current or former employees of Toro or any of its Subsidiaries.

“Toro Senior Manager” means Co-founder & Executive Chairman, Chief Executive Officer, Co-founder & Executive Director of Product Innovation, Chief Financial Officer and Treasurer, President, Chief Operating Officer & Chief Revenue Officer, SVP International, Chief Product Officer, Chief Content Officer, SVP Sales Operations, VP Product Innovation & Architecture, EVP Product Operations, EVP Strategy & Enablement, Managing Director Asia Pacific, Chief Marketing Officer, Chief Technology Officer, Senior Vice President Human Resources and General Counsel (each a “Toro Management Team Role”), or (solely for purposes of Section 5.01 (Interim Operations of Toro)) any individual whose annual earnings are more than the amount specified in Section 5.01 of the Toro Disclosure Letter.

“Toro Stock Plan” means either the TechTarget, Inc. 2017 Stock Option and Incentive Plan or the TechTarget, Inc. 2007 Stock Option and Incentive Plan, as appropriate.

“Toro Superior Proposal” means an unsolicited bona fide Toro Acquisition Proposal made after the Execution Date that would result in a Person or group (or their stockholders) becoming, directly or indirectly, the beneficial owner of 50% or more of Toro’s consolidated total assets or more than 50% of the total voting power of the equity securities of Toro or the successor Person of Toro, that the Board of Directors of Toro has determined in its good faith judgment, after consultation with outside counsel and a financial advisor of nationally recognized reputation, would reasonably be expected to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person or group of Persons making the proposal, and, if consummated, would result in a transaction more favorable to Toro’s stockholders from a financial point of view than the transactions contemplated by this Agreement (after taking into account any revisions to the terms of the transactions contemplated by this Agreement pursuant to Section 5.03(f) and the time likely to be required to consummate such Toro Acquisition Proposal).

“Toro Underwater Option” means a Toro Option that has an exercise price per share that is equal to or greater than the closing price per share of Toro Common Stock, as reported for the Trading Day immediately prior to the day on which the Effective Time occurs.

“Trading Day” means with respect to Toro Common Stock, a day on which shares of Toro Common Stock are traded on the Nasdaq.

“Transaction Documents” means this Agreement, the Separation Documentation (including the Supplemental Transition Services Agreements), the Tax Matters Agreement, the Stockholders Agreement, the Registration Rights Agreement, the Transition Services Agreement, the Reverse Transition Services Agreement, the Brand License Agreement, the Data Sharing Agreement, and the Commercial Cooperation Agreement.

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents, including the Separation, the Ivory Contribution, and the Toro Merger.

“Transfer Regulations” means, as applicable, TUPE or the EC Directive no. 2001/23 dated 12 March 2001 (Acquired Rights), as amended from time to time, and domestic legislation implementing such directive into the national law of any country in the European Union or any similar legislation in any country outside the European Union.

“Transition Services Agreement” means a transitional services agreement, substantially in the form attached as Exhibit V-A, to be entered into as of the Closing.

“Trapped Cash” means all Cash to the extent that the repatriation or payment of dividends or other similar distributions of such Cash (i) is not permitted by the organizational documents of the applicable member of the Bluefin Group (after giving effect to the Separation) or by any Contract (including, for the avoidance of doubt, reserves of profits which are required to be set aside) to which any such member is a party, unless such restrictions with respect to the repatriation or payment of dividends or other similar distributions (a) have been legally approved or waived or (b) arise solely pursuant to any Contract with respect to Indebtedness that is to be repaid or otherwise satisfied at Closing, or (ii) would result in the imposition of any penalty, cost, or expense but, in the case of any Cash described in this clause (ii), only an amount equal to such penalty, cost, or expense shall be considered to be Trapped Cash (and only to the extent that such amount is not included in Working Capital), or (iii) would result in any restriction on the ability as of immediately after the Effective Time of CombineCo or any of its Subsidiaries (including the Bluefin Group) to repatriate or pay dividends or other similar distributions (other than by reductions (but in any event not below zero) of statutory retained earnings accrued and available for distributions prior to the Closing Date).

“Treasury Regulations” means the U.S. Treasury Regulations promulgated under the Code.

“TUPE” means the Transfer of Undertakings (Protection of Employment) Regulations 2006.

“Working Capital” means an amount equal to (a) the sum of all current assets (including any Cash), consisting only of those categories of current assets identified by the applicable account line items set out in Annex A-I, minus (b) the sum of all current liabilities, consisting only of those categories of liabilities identified by the applicable account line items set out in Annex A-I, in each case of the Bluefin Group (after giving effect to the Separation) calculated in accordance with IFRS applied on a basis consistent with that used for the financial information extracted from the Informa PLC Reporting System in relation to the Bluefin Business for purposes of the preparation of the Bluefin Interim Balance Sheet; provided, however, that Working Capital shall not include (i) any intercompany assets (including Cash) or liabilities solely between or among members of the Bluefin Group (after giving effect to the Separation); (ii) any current or deferred corporate income tax assets or liabilities; (iii) any legal provisions with respect to any matters set forth on Annex A-III-(iii); (iv) any vacant property provisions or assets; (v) any dilapidation provisions; (vi) any contingent consideration provisions; (vii) any provisions for sales tax with respect to any matters set forth on Annex A-III-(vii); (viii) Trapped Cash; or (ix) any liabilities included in the Bluefin Non-Current Liabilities Amount. For illustration purposes only, an example balance sheet setting out the account lines to be included in the calculation of Working Capital (but not, for the avoidance of doubt, the related amounts) is set forth in Annex A-I.

Section 9.12. Other Defined Terms. As used in this Agreement, the following terms shall have the meanings ascribed to them in the corresponding section of this Agreement set forth below:

Adjusted EBITDA Certification	Section 5.14(a)
Agreement	Preamble
Anti-Corruption Laws	Section 3.13(b)
Bankruptcy and Equity Exception	Section 3.02(a)
BIS	Section 3.13(f)
Bluefin	Preamble
Bluefin Audited Financial Statements	Section 5.14(a)
Bluefin Business Intellectual Property	Section 4.10(a)
Bluefin Common Stock	Section 4.03(a)
Bluefin D&O Indemnified Person	Section 5.11(a)
Bluefin Financial Statements	Section 4.05(a)(ii)
Bluefin Insurance Policies	Section 4.17
Bluefin Interim Balance Sheet	Section 4.05(a)(i)
Bluefin Leased Real Properties	Section 4.09(b)
Bluefin Management Team Role	Section 9.11, Definition of Bluefin Senior Manager

Bluefin Material Contracts	Section 4.08(a)
Bluefin Material Customers	Section 4.18(a)
Bluefin Material Suppliers	Section 4.18(b)
Bluefin Permits	Section 4.13(a)
Bluefin Personnel	Section 4.14(n)
Bluefin Real Property Lease	Section 4.09(b)
Bluefin Relevant Persons	Section 4.13(b)
Bluefin Signing Interim Financial Statements	Section 4.05(a)(i)
Bluefin Transferred Contracts	Annex B, Section 1
Bluefin Transferred Facilities	Annex B, Section 1
Bluefin Transferred Intellectual Property	Annex B, Section 1
Broad RSU	Section 2.04(b)(i)
Cash Amount Per Share	Section 2.01(a)(ii)
Closing	Section 1.04
Closing Date	Section 1.04
Closing Statement	Section 2.05(c)
COBRA	Section 3.14(g)
Code	Recitals
CombineCo	Preamble
CombineCo Common Stock	Recitals
CombineCo Equity Incentive Plan	Section 2.04(e)(i)
CombineCo ESPP	Section 2.04(e)(ii)
CombineCo Indemnified Persons	Section 8.01
Control	Section 9.11, Definition of Affiliate
Credit Support Instrument	Section 4.03(d)
D&O Indemnified Person	Section 5.11(b)
Damages	Section 7.05(a)
Data	Section 9.11, Definition of Intellectual Property
Deductible	Section 8.05(b)
Determination Date	Section 2.05(e)
DGCL	Section 1.03
Disputed Items	Section 2.05(c)
DLLCA	Section 1.03
EBITDA Shortfall	Section 9.11, Definition of Adjusted EBITDA Cash Increase Amount
Effective Time	Section 1.05
Estimated Bluefin Non-Current Liabilities Adjustment Amount	Section 2.05(a)
Estimated Closing Statement	Section 2.05(a)
Estimated Closing Working Capital	Section 2.05(a)
Estimated WC Decrease Amount	Section 2.05(b)
Estimated WC Increase Amount	Section 2.05(b)
Exchange Agent	Section 2.01(e)
Exchange Fund	Section 2.01(e)
Exchange Notice	Section 5.09
Execution Date	Preamble
Executive RSU	Section 2.04(b)(i)
Final Bluefin Non-Current Liabilities Adjustment Amount	Section 2.05(e)
Final Closing Working Capital	Section 2.05(e)
Final Ivory Cash Payment Amount	Section 2.05(e)
Final WC Decrease Amount	Section 2.05(e)

Final WC Increase Amount	Section 2.05(e)
Indemnified Party	Section 8.03(a)
Indemnifying Party	Section 8.03(a)
Intended Tax Treatment	Recitals
Ivory Contribution	Recitals
Ivory Credit Facility	Section 5.18
Ivory Disclosure Letter	Article IV
Ivory Excluded Liabilities	Annex B, Section 1
Ivory Excluded Litigation	Annex B, Section 1
Ivory HoldCo	Preamble
Ivory Indemnified Persons	Section 8.02
Ivory Options	Section 4.14(m)
Ivory Owned Intellectual Property	Section 4.10(a)
Ivory Parent	Preamble
Ivory Share Consideration	Section 1.02
Key RSU	Section 2.04(b)(i)
Malicious Code	Section 3.10(h)
May 31 Financial Information Package	Section 7.03(d)
New Debt Facility	Section 5.18
New Facility Amount	Section 5.18
NewCo Amended and Restated Bylaws	Section 1.06(a)
NewCo Amended and Restated Certificate of Incorporation	Section 1.06(a)
Non-transferred Business Records	Section 5.08(a)
OFAC	Section 3.13(f)
Pre-Closing Business Records	Section 5.08(b)
Process Agent	Section 9.04(a)
Prohibited Person	Section 3.13(f)
Proxy Statement	Section 5.04(a)
Qualifying EBITDA Shortfall	Section 9.11, Definition of Adjusted EBITDA Cash Increase Amount
Registration Statement	Section 5.04(a)
Related Parties	Section 7.05(d)
Remedial Amendment Period	Section 3.14(c)
Required Governmental Consents	Section 6.01(e)
Sanctions and Export Controls	Section 3.13(f)
Section 4501 Tax	Section 5.17(c)
Separation Documentation	Annex B, Section 2
Separation Plan	Section 9.11, Definition of Separation
Steps Plan	Annex B, Section 2
Subsequent Bluefin Business Financial Statements	Section 5.14(a)
Takeover Statute	Section 3.18
Target Bluefin Financials Delivery Date	Section 5.14(a)
Tax Opinion	Section 5.17(b)
Tax Records	Section 5.08(a)
Termination Date	Section 7.02(a)
Third-Party Claim	Section 8.03(a)
Toro	Preamble
Toro Acquisition Proposal	Section 7.05(b)
Toro Alternative Acquisition Agreement	Section 5.03(e)
Toro Business Intellectual Property	Section 3.10(a)
Toro Certificate	Section 2.01(e)

Toro Certificate of Merger	Section 1.05
Toro Change in Recommendation	Section 5.03(f)
Toro Common Stock	Section 2.01(a)(i)
Toro D&O Indemnified Person	Section 5.11(b)
Toro Disclosure Letter	Article III
Toro Dissenting Share	Section 2.03
Toro Excluded Stock	Section 2.01(a)(i)
Toro Indemnity Agreement	Section 5.11(b)
Toro Insurance Policies	Section 3.17
Toro Leased Real Property	Section 3.09(b)
Toro Management Team Role	Section 9.11, Definition of Toro Senior Manager
Toro Material Contracts	Section 3.08(a)
Toro Measurement Date	Section 3.03(a)
Toro Merger	Recitals
Toro Merger Consideration	Section 2.01(a)(ii)
Toro Merger Sub	Preamble
Toro Options	Section 3.03(a)
Toro Owned Intellectual Property	Section 3.10(a)
Toro Permits	Section 3.13(a)
Toro Personnel	Section 3.14(k)
Toro Real Property Lease	Section 3.09(b)
Toro Real Property Sublease	Section 3.09(b)
Toro Recommendation	Section 3.02(b)
Toro Relevant Persons	Section 3.13(b)
Toro Requisite Vote	Section 3.02(a)
Toro RSU	Section 2.04(b)(i)
Toro RSUs	Section 3.03(a)
Toro SEC Documents	Section 3.05(a)
Toro Stockholders Meeting	Section 5.05(a)
Toro Superior Proposal Termination	Section 5.03(f)
Toro Surviving Corporation	Recitals
Toro Termination Fee	Section 7.05(b)
Toro Uncertificated Shares	Section 2.01(e)
Toro Undesignated Preferred Stock	Section 3.03(a)
Toro Voting Company	Section 3.03(b)
Trademarks	Section 9.11, Definition of Intellectual Property
Transaction Litigation	Section 5.21
Unvested CombineCo RSU	Section 2.04(b)(iii)
Unvested Toro RSUs	Section 2.04(b)(iii)
Vested Toro RSUs	Section 2.04(b)(ii)
Withholding Shares	Section 2.06

Section 9.13. Interpretation.

(a) The table of contents and the Article, Section and paragraph headings or captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Annex, or Exhibit, such reference shall be to a Section or Annex of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” when used in this Agreement is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” With respect to the determination of any period of time, the word “from” means “from and including.” The terms “Dollars” and “$” mean United States Dollars. References to “written” or “in writing” include in electronic form. References herein to any Contract (including this Agreement) mean such Contract as amended, supplemented or modified from time to time in accordance with the terms thereof. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any statute defined or referred to herein means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. References herein to any Law or statute shall be deemed also to refer to all rules and regulations promulgated thereunder. Any agreement or instrument defined or referred to herein includes all attachments thereto and instruments incorporated therein. When reference is made in this Agreement to information that has been “made available” to a party, that shall include information that was (i) contained in the providing party’s electronic data room no later than 2:00 p.m., Eastern time, on the date of this Agreement or (ii) delivered to the other party or its counsel.

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 9.14. Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns. No party to this Agreement may assign or delegate, by operation of law or otherwise, all or any portion of its rights, obligations, or liabilities under this Agreement without the prior written consent of the other parties to this Agreement, which consent any such party may withhold in its absolute discretion; it being understood that in the case of Ivory HoldCo’s right to receive from CombineCo any payment pursuant to Section 2.05(e)(vi), Ivory HoldCo may not assign such right (except to any of its Affiliates) without the prior written consent of CombineCo, which consent CombineCo may withhold in its absolute discretion. Any assignment in contravention of the preceding sentence shall be null and void.

Section 9.15. Specific Performance.

(a) The parties hereto acknowledge and agree that irreparable damage would occur and that the parties would not have any adequate remedy at law if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. The parties accordingly agree that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions hereof, without proof of actual damages (and each party hereby waives any requirement for the security or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to applicable Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy for any such breach or that the parties otherwise have an adequate remedy at law. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

(b) To the extent any party hereto brings any Proceeding to enforce specifically the performance of the terms and provisions of this Agreement when expressly available to such party pursuant to the terms of this Agreement, the Termination Date shall automatically be extended by (i) the amount of time during which such Proceeding is pending, plus 20 business days, or (ii) such other time period established by the court presiding over such Proceeding.

Section 9.16. Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts (including by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail, by DocuSign or similar platform, or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

[Signature pages follow]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto as of the date first written above.

TECHTARGET, INC.

By:	/s/ Michael Cotoia
Name: Michael Cotoia
Title: Chief Executive Officer

TORO COMBINECO, INC.

By:	/s/ Michael Cotoia
Name: Michael Cotoia
Title: President

TORO ACQUISITION SUB, LLC

By:	/s/ Michael Cotoia
Name: Michael Cotoia
Title: President

Agreement and Plan of Merger

Signature Page

INFORMA PLC

By:	/s/ Rupert Hopely
Name: Rupert Hopley
Title: Group General Counsel & Company Secretary

INFORMA US HOLDINGS LIMITED

By:	/s/ N M Perkins
Name: N M Perkins
Title: Director

INFORMA INTREPID HOLDINGS INC.

By:	/s/ Brian Vasandani
Name: Brian Vasandani
Title: Vice President

Agreement and Plan of Merger

Signature Page

Annex B

January 10, 2024

The Board of Directors

TECHTARGET, INC.

275 Grove Street

Newton, Massachusetts 02466

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.001 per share (the “Company Common Stock”), of TECHTARGET, INC. (the “Company”) of the consideration to be paid to such holders in the proposed merger (the “Transaction”) of the Company being effected pursuant to the Agreement and Plan of Merger, dated as of January 10, 2024 (the “Agreement”), among the Company, TORO COMBINECO, INC., a direct, wholly-owned subsidiary of the Company (“CombineCo”), TORO ACQUISITION SUB, LLC, a direct, wholly-owned subsidiary of CombineCo (“Toro Merger Sub”), INFORMA PLC (“Ivory Parent”), INFORMA US HOLDINGS LIMITED, an indirect wholly-owned subsidiary of Ivory Parent (“Ivory HoldCo”), and INFORMA INTREPID HOLDINGS INC., a direct, wholly-owned subsidiary of Ivory HoldCo (“Bluefin”, and together with Ivory Parent and Ivory HoldCo, the “Acquiror Group”). Pursuant to the Agreement, among other things, (i) Ivory Parent will cause the Separation (as defined in the Agreement) to be consummated, and upon consummation of the Separation, Bluefin and its subsidiaries will own the Bluefin Business (as defined in the Agreement) (the “Business”), (ii) Ivory HoldCo will make the Ivory Contribution (as defined in the Agreement) to CombineCo, which contribution will include all of the issued and outstanding shares of capital stock of Bluefin and cash in the amount of the Ivory Cash Payment (as defined in the Agreement), in exchange for shares of CombineCo Common Stock (as defined below) and (iii) Toro Merger Sub will merge with and into the Company, with the Company surviving such merger as a direct, wholly-owned subsidiary of CombineCo, and as a result of such merger each outstanding share of Company Common Stock, other than shares of Company Common Stock held in treasury or otherwise owned by the Company, Ivory Parent or any of their respective subsidiaries and Toro Dissenting Shares (as defined in the Agreement) will be converted into the right to receive consideration per share equal to (A) an amount in cash equal to the quotient of (X) (1) $350,000,000 plus (2) any Adjusted EBITDA Cash Increase Amount (as defined in the Agreement) divided by (Y) the aggregate number of shares of Company Common Stock that (1) are issued and outstanding immediately before the Effective Time (as defined in the Agreement) (other than shares of Company Common Stock held in treasury or otherwise owned by the Company, Ivory Parent or any of their respective subsidiaries) or (2) are or may become issuable upon exercise or vesting of all options, warrants, conversion privileges, and other similar rights to acquire shares of Company Common Stock outstanding immediately before the Effective Time, whether or not such options, warrants, conversion privileges, or other similar rights are then fully vested or immediately exercisable (including the shares of Company Common Stock that are subject to Toro In-The-Money Options or Vested Toro RSUs (in each case, as defined in the Agreement) immediately before the Effective Time (the “Cash Consideration”) and (B) 1 share of common stock, par value $0.001 per share, of CombineCo (the “CombineCo Common Stock”) (the “Stock Consideration”, and, together with the Cash Consideration, the “Consideration”).

In connection with preparing our opinion, we have (i) reviewed the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the Business and the industries in which they operate; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid for such companies; (iv) compared the financial and operating performance of the Company and the Business with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the managements of the Company and Ivory Parent relating to the business of the Company and the Business, respectively, as well as the estimated amount and timing of the cost savings and related expenses and other synergies and related expenses expected to result from the Transaction (the “Synergies”); and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company and the Business with respect to certain aspects of the Transaction, and the past and current business operations of the Company and the Business, the financial condition and future prospects and operations of the Company and the Business, the effects of the Transaction on the financial condition and future prospects of the Company and the Business, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company and Ivory Parent or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company, the Business, CombineCo or the Acquiror Group under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, including the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company and the Business to which such analyses or forecasts relate. We express no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will have the tax consequences described in discussions with, and materials furnished to us by, representatives of the Company, and will be consummated as described in the Agreement. At your instruction, we have also assumed that no Adjusted EBITDA Cash Increase Amount will be payable. We have also assumed that the representations and warranties made by the Company, CombineCo, Toro Merger Sub and the Acquiror Group in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or CombineCo or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction and we express no opinion as to the fairness of any consideration paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Consideration to be paid to the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Company Common Stock or the CombineCo Common Stock will trade at any future time.

We note that we were not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, neither we nor our affiliates have had any other material financial advisory or other material commercial or investment banking relationships with the Company, Ivory Parent or Ivory HoldCo. We and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company and Ivory Parent. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company or Ivory Parent for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities or other financial instruments.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction is fair, from a financial point of view, to such holders.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES LLC

/s/ J.P. Morgan Securities LLC

J.P. Morgan Securities LLC

Annex C

FORM OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TECHTARGET, INC.

The name of the corporation is TechTarget, Inc. (the “Corporation”). The date of the filing of the Corporation’s original Certificate of Incorporation with the Secretary of State of the State of Delaware was January 4, 2024 (the “Original Certificate”). The name under which the Corporation filed the Original Certificate was Toro CombineCo, Inc. This Amended and Restated Certificate of Incorporation of the Corporation (this “Certificate”) amends and restates the Original Certificate, and was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (as amended from time to time, the “DGCL”).

The Original Certificate is hereby amended and restated to read in its entirety as follows:

ARTICLE 1

NAME

The name of the corporation is TechTarget, Inc. (the “Corporation”).

ARTICLE 2

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE 3

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE 4

CAPITAL STOCK

Section 4.01. Authorized Shares. The total number of shares of capital stock that the Corporation shall have authority to issue is 255,000,000, consisting of 250,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”), and 5,000,000 shares of undesignated preferred stock, par value $0.001 per share (the “Preferred Stock”). The powers, preferences and rights of, and the qualifications, limitations and restrictions on, the Corporation’s shares of capital stock shall be determined in accordance with, or as otherwise set forth in, this Certificate. The number of authorized shares of Common Stock and Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the DGCL, subject to obtaining a vote of the holders of any classes or series of Preferred Stock, if such a vote is required pursuant to the terms of this Certificate (including any Preferred Designation).

Section 4.02. Common Stock.

(a) Subject to all the powers, preferences and rights of the Preferred Stock, and except as provided by law, each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders of the Corporation generally are entitled to vote; provided, however, that no holder of Common Stock, in such holder’s capacity as such, shall be entitled to vote on any amendment to this Certificate (including any Preferred Designation) that alters or changes the powers, preferences or rights of one or more outstanding classes or series of Preferred Stock if the holders of such affected class or series are entitled, either separately or together with the holders of one or more other such classes or series of Preferred Stock, to vote thereon pursuant to this Certificate (including any Preferred Designation) or pursuant to the DGCL.

(b) Except as otherwise provided in this Certificate (including any Preferred Designation) or required by applicable law, the holders of Common Stock shall vote together as a single class (or, if the holders of one or more classes or series of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with the holders of such other classes or series of Preferred Stock) on all matters submitted to a vote of the stockholders generally.

(c) Except as otherwise provided in this Certificate (including any Preferred Designation) or by applicable law, dividends and other distributions may be declared and paid on the Common Stock out of the assets of the Corporation that are by law available therefor at such times and in such amounts as the Board of Directors of the Corporation (the “Board”) in its discretion shall determine.

(d) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, and subject to the right, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock as to distributions upon dissolution or liquidation or winding up of the Corporation, the holders of all outstanding shares of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by each such stockholder.

Section 4.03. Preferred Stock. Subject to the terms of the Stockholders Agreement, dated as of [•], 2024 (as amended from time to time, the “Stockholders Agreement”), by and among the Corporation, Informa PLC, and Informa US Holdings Limited (Informa PLC, its affiliates (other than the Corporation and its subsidiaries), and their respective Permitted Assignees (as defined in the Stockholders Agreement), in each case at any time and for so long as any such Person (as defined below in Article 8) beneficially owns (as defined in the Stockholders Agreement) any shares of Common Stock, the “Principal Stockholders”), Preferred Stock may be issued from time to time in one or more classes or series pursuant to a resolution or resolutions providing for such issuance duly adopted by the Board and the filing of a certificate of designations with respect thereto with the Secretary of State of the State of Delaware pursuant to the applicable provisions of the DGCL (a “Preferred Designation”), authority to do so being hereby expressly vested in the Board. The Board is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions, of any such classes or series of Preferred Stock, including without limitation the number of shares constituting any such classes or series and the designation thereof. Except as otherwise required by law, holders of a class or series of Preferred Stock, as such, shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Certificate (including any Preferred Designation).

ARTICLE 5

BOARD OF DIRECTORS

Section 5.01. Power of the Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board, subject to the terms of this Certificate, the Stockholders Agreement, any Preferred Designation and applicable law.

Section 5.02. Number and Election of Directors. Subject to the terms of the Stockholders Agreement and any Preferred Designation, the number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the Bylaws of the Corporation (as may be amended from time to time, the “Bylaws”). There shall be no cumulative voting in the election of directors. Elections of directors need not be by written ballot unless otherwise required by applicable law or the Bylaws.

Section 5.03. Newly Created Directorships and Vacancies. Subject to the terms of the Stockholders Agreement and any Preferred Designation, vacancies on the Board resulting from death, resignation, removal or otherwise, and newly created directorships resulting from any increase in the number of directors may be filled solely by a majority of the directors then in office (although less than a quorum) or by the sole remaining director, and not by the stockholders of the Corporation, and each director so elected shall hold office until his or her successor is elected and qualified or his or her earlier death, resignation or removal; provided, however, that at any time the Principal Stockholders collectively beneficially own at least 50% of the issued and outstanding shares of Common Stock, any such vacancy may be filled by the stockholders.

Section 5.04. Removal. Subject to the terms of the Stockholders Agreement and any Preferred Designation, any director or the entire Board may be removed from office at any time with or without cause by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon; provided, however, that no Ivory Director (as defined in the Stockholders Agreement) may be removed (other than for cause) without the prior written consent of the Principal Stockholder that designated such Ivory Director pursuant to the Stockholders Agreement.

Section 5.05. Quorum. A quorum for a meeting of the Board shall require the attendance of the numbers and categories of the directors of the Corporation specified in the Stockholders Agreement, the Bylaws, and the DGCL, in each such case in the manner specified therein.

ARTICLE 6

MEETINGS OF STOCKHOLDERS

Section 6.01. Meetings of Stockholders. Subject to the terms of the Stockholders Agreement and any Preferred Designation:

(a) An annual meeting of the Corporation’s stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held at such place, if any, and on such date and at such time as the Bylaws may provide.

(b) Any action required or permitted to be taken by the holders of capital stock of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in lieu of a meeting by such holders; provided, however, that at any time when the Principal Stockholders collectively beneficially own at least 40% of the total voting power of all the then outstanding shares of Common Stock (and only at any such time), any action required or permitted to be taken by the holders of capital stock of the Corporation instead may be taken, without a meeting or prior notice, by signed consent, delivered to the Corporation, of stockholders having the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present and voted.

(c) Special meetings of the stockholders of the Corporation for any purpose or purposes may be called only by or at the direction of the Board, the Chairman of the Board, if any, or the Chief Executive Officer of the Corporation; provided, however, that at any time when the Principal Stockholders collectively beneficially own at least 40% of the total voting power of all the then outstanding shares of Common Stock (and only at any such time), special meetings of the stockholders of the Corporation for any purpose or purposes also shall be called by or at the direction of the Board or the Chairman of the Board upon the request of any Principal Stockholder.

ARTICLE 7

LIMITATION OF LIABILITY AND INDEMNIFICATION

Section 7.01. Limited Liability. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by applicable law. To the fullest extent permitted by applicable law, any amendment or repeal of this Article 7 by either (a) the stockholders of the Corporation or (b) an amendment to the DGCL, shall not adversely affect any right or protection existing at the time of such repeal or amendment with respect to any acts or omissions occurring before such repeal or amendment of a person serving as a director of the Corporation at the time of such repeal or amendment.

Section 7.02. Right to Indemnification.

(a) Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise (each, a “Covered Person”), shall be indemnified and held harmless by the Corporation to the fullest extent permitted by applicable law. To the fullest extent authorized by applicable law, the right to indemnification conferred in this Article 7 shall also include the right to be paid by the Corporation the expenses incurred in connection with any such action, suit or proceeding in advance of its final disposition. The right to indemnification conferred in this Article 7 shall be a contract right.

(b) If a claim for indemnification (following the final disposition of any such action, suit or proceeding) or advancement of expenses under this Article 7 is not paid in full within 30 days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense (including reasonable attorneys’ fees) of prosecuting such claim to the fullest extent permitted by law. In any such action, the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under this Article 7 or applicable law.

(c) The Corporation may, by action of the Board, provide indemnification and advancement of expenses to such of the employees and agents of the Corporation to such extent and to such effect as the Board shall determine to be appropriate and authorized by applicable law.

Section 7.03. Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under applicable law.

Section 7.04. Priority of Corporation Obligations. The Corporation hereby acknowledges that a Covered Person may have certain rights of indemnification, advancement of expenses or insurance provided by persons (any such person, an “Other Indemnitor”) other than the Corporation or an affiliate of the Corporation. The Corporation agrees and undertakes for the benefit of each Other Indemnitor that (a) the Corporation is the indemnitor of first resort (and accordingly the Corporation’s obligations to the Covered Persons under and pursuant to this Article 7 or by contract are primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Covered Persons is secondary), (b) the Corporation shall be required to advance the full amount of expenses incurred by such Covered Persons, as incurred, and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement, in each case to the extent legally permitted and as required by the terms of this Certificate or the Bylaws (or any other agreement between the Corporation and such Covered Persons), without regard to any rights such Covered Persons may have against the Other Indemnitors, and (c) the Corporation irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims that the Corporation otherwise might have against the Other Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Other Indemnitors on behalf of such Covered Persons with respect to any claim for which such Covered Persons have sought indemnification from the Corporation shall affect the foregoing and the Other Indemnitors shall be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Covered Persons against the Corporation. The Other Indemnitors are express third- party beneficiaries of the terms of this Section 7.04.

Section 7.05. Nonexclusivity of Rights. The rights and authority conferred in this Article 7 shall be in addition to, and shall not limit or exclude, any other right that any person may otherwise have or hereafter acquire (by contract or otherwise).

Section 7.06. Preservation of Rights. None of the amendment or repeal of this Article 7, the adoption of any provision of this Certificate or the Bylaws, or, to the fullest extent permitted by the DGCL, any modification of law, shall adversely affect any right or protection of any person granted pursuant to this Certificate existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed).

ARTICLE 8

CORPORATE OPPORTUNITIES

The Corporation has waived certain claims related to corporate opportunities and agreed to certain other provisions in the Stockholders Agreement to regulate and define the conduct of certain business and affairs of the Corporation in relation to Informa PLC and the other Persons specified therein and the conduct of certain affairs of the Corporation as they may involve Informa PLC and the other Persons specified therein, and the powers, rights, duties, and liabilities of the Corporation and its officers, directors, and stockholders in connection therewith, as a result of which, among other things, Informa PLC and the other Persons specified therein shall not be liable to the Corporation, its affiliates, or its stockholders for breach of any fiduciary duty as a stockholder, director, or officer of the Corporation in connection with certain business activities and opportunities as set forth in the Stockholders Agreement. Any person or entity purchasing or otherwise acquiring or holding any interest in the shares of capital stock of the Corporation shall be deemed to have notice of and consented to the foregoing.

ARTICLE 9

AMENDMENTS TO CERTIFICATE AND BYLAWS

Section 9.01. Certificate. Subject to the terms of the Stockholders Agreement and applicable law, the Corporation reserves the right to amend this Certificate in any manner permitted by the DGCL, and all rights and powers conferred upon stockholders, directors and officers herein are granted subject to this reservation.

Section 9.02. Bylaws. Subject to the terms of the Stockholders Agreement, this Certificate (including any Preferred Designation) and applicable law, (a) the stockholders have the power to adopt, amend or repeal, in whole or in part, the Bylaws, and (b) the Board shall have the power to adopt, amend or repeal, in whole or in part, the Bylaws, without the consent of the stockholders of the Corporation in any manner not inconsistent with the laws of the State of Delaware or this Certificate (including any Preferred Designation).

ARTICLE 10

EXCLUSIVE JURISDICTION FOR CERTAIN ACTIONS

Section 10.01. Designated Forum Generally. Unless the Board otherwise approves in writing the selection of an alternate forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the Superior Court of the State of Delaware, or, if the Superior Court of the State of Delaware also does not have jurisdiction, the United States District Court for the District of Delaware) shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim for or based on a breach of a duty (including any fiduciary duty) owed to the Corporation or its stockholders by any of the Corporation’s current or former directors, officers or other employees or stockholders, including a claim alleging the aiding and abetting of such a breach of a fiduciary duty, (c) any action asserting a claim arising pursuant to any provision of the DGCL or this Certificate or the Bylaws, (d) any action asserting a claim related to, involving or against the Corporation governed by the internal affairs doctrine or (e) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL.

Section 10.02. Designated Forum for US Federal Securities Laws Claims. Unless the Board otherwise approves in writing the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for any complaint asserting a cause of action arising under the federal securities law of the United States of America.

ARTICLE 11

DGCL SECTION 203 AND CERTAIN BUSINESS COMBINATIONS

Section 11.01. DGCL Section 203 and Certain Business Combinations.

(a) The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

(b) Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below), at any point in time at which the Corporation’s Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act of 1934, as amended (the “Exchange Act”), with any interested stockholder (as defined below) for a period of three years following the time that such stockholder became an interested stockholder, unless:

(i) prior to such time, the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

(ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (A) persons who are directors and also officers and (B) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(iii) at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.

Section 11.02. Definitions. For purposes of this Article 11:

(a) ”Affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(b) ”associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(c) “Ivory Direct Transferee” means any Permitted Assignee (as defined in the Stockholders Agreement) that (i) acquires (other than in a registered public offering) directly from Informa US Holdings Limited, any of its successors, or any “group,” or any member of any such group, of which such persons are a party under Rule 13d-5 of the Exchange Act, beneficial ownership of 15% or more of the then-outstanding voting stock of the Corporation and (ii) agrees to be bound by such transferor’s obligations under the Stockholders Agreement with respect to such stock.

(d) ”Ivory Indirect Transferee” means any Permitted Assignee (as defined in the Stockholders Agreement) that (i) acquires (other than in a registered public offering) directly from any Ivory Direct Transferee or any other Ivory Indirect Transferee, beneficial ownership of 15% or more of the then-outstanding voting stock of the Corporation and (ii) agrees to be bound by such transferor’s obligations under the Stockholders Agreement with respect to such stock.

(e) ”business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

(i) any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (A) with the interested stockholder, or (B) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Section 11.01(b) of this Article 11 is not applicable to the surviving entity;

(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

(iii) any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (B) pursuant to a merger under Section 251(g) of the DGCL; (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (D) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (E) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (C) through (E) of this subsection (e)(iii) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

(iv) any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

(v) any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in clauses (A) through (E) in subsection (e)(iii) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(f) ”control” (including the terms “controlling,” “controlled by,” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing the restrictions on business combinations set forth in this Article 11, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(g) ”interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (ii) is an Affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, and the Affiliates and associates of such person; provided, however, that “interested stockholder” shall not include (A) Ivory, any Ivory Direct Transferee, any Ivory Indirect Transferee, or any of their respective Affiliates or successors or any “group,” or any member of any such group, to which such persons are a party under Rule 13d-5 of the Exchange Act, or (B) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation; provided, further, that in the case of clause (B), such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(h) ”owner” (including the terms “own” and “owned”), when used with respect to any stock, means a person that individually or with or through any of its Affiliates or associates:

(i) beneficially owns such stock, directly or indirectly; or

(ii) has (A) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s Affiliates or associates until such tendered stock is accepted for purchase or exchange; or (B) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or

(iii) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (B) of subsection (h)(ii)), or disposing of such stock with any other person that beneficially owns, or whose Affiliates or associates beneficially own, directly or indirectly, such stock.

(iv) ”person” means any individual, corporation, partnership, unincorporated association or other entity.

(v) ”stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(vi) ”voting stock” means stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of voting stock shall refer to such percentages of the votes of such voting stock.

ARTICLE 12

STOCKHOLDERS AGREEMENT

The Stockholders Agreement shall be publicly available with the Corporation’s public filings with the Securities and Exchange Commission.

ARTICLE 13

SEVERABILITY

If any provision or provisions of this Certificate shall be held to be invalid, illegal or unenforceable as applied to any Person or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate (including each portion of any paragraph of this Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation on [•], 2024.

TECHTARGET, INC.

By:
Name:
Title:

Amended and Restated Certificate of Incorporation

Signature Page

Annex D

FORM OF

AMENDED AND RESTATED

BYLAWS

OF

TECHTARGET, INC.

ARTICLE 1

OFFICES

Section 1.01. Registered Office. The registered office of TechTarget, Inc. (the “Corporation”) in the State of Delaware shall be as set forth in the Corporation’s amended and restated certificate of incorporation (as may be amended or restated from time to time, the “Certificate of Incorporation”).

Section 1.02. Other Offices. The Corporation may also have offices in such other places in the United States or elsewhere (and may change the Corporation’s registered agent) as the Board of Directors of the Corporation (the “Board”) may from time to time determine or as the business of the Corporation may require.

ARTICLE 2

MEETINGS OF STOCKHOLDERS

Section 2.01. Time and Place of Meetings. All meetings of the Corporation’s stockholders shall be held at such place either within or outside the State of Delaware (or, if applicable, by such means of remote communication), on such date, and at such time as may be determined from time to time by the Board or its designee (or the Chair of the Board, if any, in the absence of a designation by the Board). The Board may, in its sole discretion, determine that meetings of stockholders shall not be held at any place but may instead be held solely by means of remote communication as described in Section 2.08 of these Bylaws in accordance with Section 211(a)(2) of the General Corporation Law of the State of Delaware (as amended from time to time, the “DGCL”).

Section 2.02. Annual Meetings. An annual meeting of stockholders shall be held for the election of directors and for the transaction of such other business as may properly come before the meeting. The Board may postpone, reschedule or cancel any previously scheduled annual meeting of stockholders.

Section 2.03. Special Meetings. Special meetings of stockholders for any purpose or purposes (except for the filling of board vacancies and newly created directorships, which is governed by Section 3.10 of these Bylaws) may only be called in the manner set forth in the Certificate of Incorporation and may be held at such place either within or outside of the State of Delaware (or, if applicable, by such means of remote communication), on such date, and at such time as shall be stated in a notice of meeting or in a written waiver of such notice, in each case in accordance with Section 2.04. The Board may postpone, reschedule or cancel any previously scheduled special meeting of stockholders.

Section 2.04. Notice of Meetings and Adjourned Meetings; Waivers of Notice.

(a) Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place (or, if applicable, the means of remote communication), date, and time of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by the DGCL, such notice shall be given not less than ten nor more than 60 days before the date of the meeting to each stockholder of record entitled to vote at such meeting. The Board or the chair of the meeting may adjourn the meeting to another place (or, if applicable, other means of remote communication), date, or time (whether or not a quorum is present), and notice need not be given of the adjourned meeting if the place (or, if applicable, the means of remote communications), date, or time, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, are announced at the meeting at which such adjournment is made or are provided in any other manner permitted by the DGCL. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If, after the adjournment, a new record date for determining the stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and a notice of the adjourned meeting shall be given to each stockholder of record as of the record date so fixed for notice of such adjourned meeting.

(b) A written waiver of any such notice signed by the person entitled thereto, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any meeting need be specified in any written waiver of notice or any waiver by electronic transmission.

(c) Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

Section 2.05. Quorum. Except as otherwise provided by the Certificate of Incorporation or these Bylaws, and subject to the DGCL, the presence, in person or by proxy, of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation generally entitled to vote at a meeting of stockholders shall constitute a quorum for the transaction of business; provided, however, that if a separate vote by a class or classes or series is required, a majority of the voting power of the shares of such class or classes or series present in person or represented by proxy shall constitute a quorum entitled to take action with respect to that vote on that matter. If a quorum shall not be present or represented at any meeting of the stockholders, the chair of the meeting or, if directed to be voted upon by the chair of the meeting, the stockholders, acting by the affirmative vote of a majority of the voting power of the stockholders present in person or represented by proxy, may adjourn the meeting until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted that might have been transacted at the meeting as originally notified. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

Section 2.06. Voting.

(a) Unless a different or minimum vote is required by law, the Certificate of Incorporation, these Bylaws, or any law, rule or regulation applicable to the Corporation or its securities, in which case such different or minimum vote shall be the applicable vote on the matter, in all matters other than the election of directors, the affirmative vote of the holders of a majority of the votes cast at the meeting at which a quorum is present on the subject matter shall be the act of the stockholders. Abstentions and broker non-votes shall not be counted as votes cast. Subject to the terms of the Stockholders Agreement, dated as of [•], 2024, by and among the Corporation, Informa PLC, and Informa US Holdings Limited (as amended from time to time, the “Stockholders Agreement”), and the rights of the holders of any class or series of preferred stock to elect additional directors under specific circumstances, which rights are expressly granted by the Certificate of Incorporation (including any Preferred Designation (as defined in the Certificate of Incorporation)), a nominee for director shall be elected to the Board if the nominee receives a majority of the votes cast with respect to that nominee’s election at any meeting of stockholders for the election of directors at which a quorum is present; provided, however, if as of the tenth day preceding the date the Corporation first mails its notice of meeting for such meeting to the stockholders of the Corporation, the number of nominees for director exceeds the number of directors to be elected, the directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors.

(b) Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to a corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy. No proxy shall be voted or acted upon after three years from its date, unless said proxy provides for a longer period.

(c) The Corporation shall prepare, no later than the tenth day before each meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of 10 days ending on the day before the meeting date: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the Corporation. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 2.06(c) or to vote in person or by proxy at any meeting of stockholders.

Section 2.07. No Action by Consent. Except as provided in the Certificate of Incorporation or the Stockholders Agreement, any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in lieu of a meeting of stockholders.

Section 2.08. Remote Communication. If authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders and proxy holders not physically present at a meeting of stockholders may, by means of remote communication:

(a) participate in a meeting of stockholders; and

(b) be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication; provided, however, that:

(i) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder;

(ii) the Corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings; and

(iii) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

Section 2.09. Organization. At each meeting of stockholders, unless otherwise determined by the Board, the Chair of the Board, if any, or in the Chair’s absence or if one shall not have been elected, the director designated by the vote of the majority of the directors present at such meeting of stockholders, shall act as chair of the meeting. The Secretary (or in the Secretary’s absence or inability to act, the person whom the chair of the meeting shall appoint as secretary of the meeting) shall act as secretary of the meeting and keep the minutes thereof. The Board shall be entitled to make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the Board, if any, the chair of the meeting shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chair, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in such meeting to stockholders of record of the Corporation and their duly authorized and constituted proxies and such other persons as the chair shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comments by participants and regulation of the opening and closing of the polls for balloting on matters which are to be voted on by ballot at the meeting. The chair of the meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a matter or business was not properly brought before the meeting and if such chair should so determine, such chair shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board or the chair of the meeting, meetings of stockholders shall not be required to be held in accordance with rules of parliamentary procedure.

Section 2.10. Order of Business. The order of business at all meetings of stockholders shall be as determined by the chair of the meeting.

Section 2.11. Nomination of Directors and Proposal of Other Business.

(a) Annual Meetings of Stockholders.

(i) Nominations of persons for election to the Board or the proposal of other business to be transacted by the stockholders at an annual meeting of stockholders may be made only (A) pursuant to the Corporation’s notice of meeting (or any supplement thereto), (B) by or at the direction of the Board or any committee thereof, (C) as may be provided in any Preferred Designation, (D) pursuant to the Stockholders Agreement or (E) by any stockholder of the Corporation who is a stockholder of record at the time of giving of notice provided for in paragraph (ii) of this Section 2.11(a) and at the time of the annual meeting, who shall be entitled to vote at the meeting and who complies with the procedures set forth in this Section 2.11(a), and, except as otherwise required by law, any failure to comply with these procedures shall result in the nullification of such nomination or proposal; provided, however, that the provisions of this Section 2.11(a), and the corresponding requirements of Section 2.11(c), shall not apply to (x) any nomination of persons for election to the Board or (y) any proposal of other business to be transacted by the stockholders at an annual meeting of stockholders that in either such case (1) is made by a party to the Stockholders Agreement, including any Permitted Assignee (as defined in the Stockholders Agreement), and (2) is not prohibited under the Stockholders Agreement.

(ii) For nominations or other business to be properly brought before an annual meeting of stockholders by a stockholder pursuant to Section 2.11(a)(i)(E), the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and any such proposed business (other than the nominations of persons for election to the Board) must constitute a proper matter for stockholder action. The number of nominees a stockholder may nominate for election at the annual meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the annual meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such annual meeting. To be timely, a stockholder’s notice shall be delivered to, or mailed and received by, the

Secretary of the Corporation at the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders (which date of the preceding year’s annual meeting date shall, for purposes of the Corporation’s first annual meeting of stockholders after its shares of common stock are first publicly traded, be deemed to have occurred on [•], 20[•] for all purposes of these Bylaws); provided, however, that if the date of the annual meeting is advanced more than 30 days prior to such anniversary date or delayed more than 90 days after such anniversary date then to be timely such notice must be received by the Corporation no earlier than 120 days prior to such annual meeting and no later than the later of 90 days prior to the date of the meeting or the 10th day following the day on which public announcement of the date of the meeting was first made by the Corporation. In no event shall the recess, adjournment or postponement of any meeting, or any announcement thereof, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(iii) Except for any nomination pursuant to the Stockholders Agreement, a stockholder’s notice to the Secretary shall set forth (A) as to each person whom the stockholder proposes to nominate for election or reelection as a director: (1) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 (as amended, the “Exchange Act”), including such person’s written consent to being named in the Corporation’s proxy statement and associated proxy card and materials as a nominee of the stockholder and to serving as a director if elected; and (2) a reasonably detailed description of any compensatory, payment or other financial agreement, arrangement or understanding that such person has with any other person or entity other than the Corporation, including the amount of any payment or payments received or receivable thereunder, in each case in connection with candidacy or service as a director of the Corporation (a “Third-Party Compensation Arrangement”), (B) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these Bylaws, the text of the proposed amendment), the reasons for conducting such business and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made, and (C) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made:

(1) the name and address of such stockholder (as they appear on the Corporation’s books) and any such beneficial owner;

(2) for each class or series, the number of shares of capital stock of the Corporation that are held of record or are beneficially owned by such stockholder and by any such beneficial owner;

(3) a description of any agreement, arrangement or understanding between or among such stockholder and any such beneficial owner, any of their respective affiliates or associates, and any other person or persons (including their names), including, in the case of a nomination, the nominee, in connection with the proposal of such nomination or other business;

(4) a description of any agreement, arrangement or understanding (including, regardless of the form of settlement, any derivative, long or short positions, profit interests, forwards, futures, swaps, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of, or any other agreement, arrangement or understanding that has been made, the effect or intent of which is to create or mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or any such beneficial owner or any such nominee with respect to the Corporation’s securities;

(5) a description of any proxy, contract, arrangement, understanding or relationship pursuant to which such stockholder and such beneficial owner, if any, or any of their respective affiliates or associates has the right to vote any shares of any security of the Corporation;

(6) any short interest of such stockholder and such beneficial owner, if any, or any of their respective affiliates or associates in any security of the Corporation (for purposes of these Bylaws, a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security);

(7) any rights to dividends on the shares of the Corporation owned beneficially by such stockholder and such beneficial owner, if any, or any of their respective affiliates or associates that are separated or separable from the underlying shares of capital stock of the Corporation;

(8) any proportionate interest in shares of capital stock of the Corporation or derivative instruments, held, directly or indirectly, by a general or limited partnership in which such stockholder or such beneficial owner, if any, or any of their respective affiliates or associates is a general partner or, directly or indirectly, beneficially owns an interest in a general partner;

(9) any performance related fees (other than an asset-based fee) that such stockholder and such beneficial owner, if any, or any of their respective affiliates or associates is entitled to based on any increase or decrease in the value of shares of capital stock of the Corporation or derivative instruments, if any;

(10) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to bring such nomination or other business before the meeting;

(11) a representation as to whether such stockholder or any such beneficial owner intends or is part of a group that intends to (i) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the voting power of the Corporation’s outstanding capital stock required to approve or adopt the proposal or to elect each such nominee and/or (ii) otherwise to solicit proxies from stockholders in support of such proposal or nomination;

(12) any other information relating to such stockholder, beneficial owner, if any, or director nominee or proposed business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies in support of such nominee or proposal pursuant to Section 14 of the Exchange Act; and

(13) such other information relating to any proposed item of business as the Corporation may reasonably require to determine whether such proposed item of business is a proper matter for stockholder action.

Such notice must also be accompanied by a representation as to whether or not such stockholder, beneficial owner and/or other person acting on its or their behalf intends to solicit proxies in support of any director nominees other than the Corporation’s nominees in accordance with Rule 14a-19 under the Exchange Act, and, where such stockholder, beneficial owner and/or other person acting on its or their behalf intends to so solicit proxies, the notice and information required by Rule 14a-19(b) under the Exchange Act. Notwithstanding anything to the contrary in these Bylaws, unless otherwise required by law, if any stockholder, beneficial owner and/or other person acting on its or their behalf (i) provides notice pursuant to Rule 14a-19(b) under the Exchange Act and (ii) subsequently fails to comply with the requirements of Rule 14a-19(a)(2) and Rule 14a-19(a)(3) under the Exchange Act (or fails to timely provide reasonable evidence sufficient to satisfy the Corporation that such stockholder, beneficial owner and/or other person acting on its or their behalf has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act in accordance with the following sentence), then the nomination of each of the director nominees proposed by such stockholder, beneficial owner and/or other person acting on its or their behalf shall be disregarded, notwithstanding that proxies or votes in respect of the election of such proposed nominees may have been received by the Corporation (which proxies and votes, as they relate to such disregarded nominee, shall be disregarded). Upon request by the Corporation, if any stockholder, beneficial owner and/or other person acting on its or their behalf provides notice pursuant to Rule 14a-19(b) under the Exchange Act, such stockholder, beneficial owner and/or other person acting on its or their behalf shall deliver to the Corporation, no later than five business days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) under the Exchange Act.

If requested by the Corporation, the information required under Sections 2.11(a)(iii)(C)(2), (3), and (4) shall be supplemented by such stockholder, beneficial owner and/or other person acting on its or their behalf not later than ten days after the record date for the meeting to disclose such information as of the record date.

(iv) Notwithstanding anything in the third sentence of Section 2.11(a)(ii) to the contrary, in the event that the number of directors to be elected to the Board at the annual meeting is increased effective after the time period for which nominations would otherwise be due under Section 2.11(a)(ii) and there is no public announcement by the Corporation naming the nominees for the additional directorships at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 2.11 shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the 10th day following the day on which such public announcement is first made by the Corporation.

(b) Special Meetings of Stockholders. Nominations of persons for election to the Board at a special meeting of stockholders that is not a special meeting called by the stockholders in accordance with the Certificate of Incorporation may be made by stockholders only (i) pursuant to the Stockholders Agreement or (ii) if the election of directors is included as business to be brought before a special meeting in the Corporation’s notice of meeting, then only by any stockholder of the Corporation who is a stockholder of record at the time that the notice of meeting is given pursuant to this Section 2.11(b), is entitled to vote at the time of the special meeting, and complies with the procedures set forth in this Section 2.11(b). Stockholders shall not be permitted to propose business to be brought before a special meeting of stockholders that is not a special meeting called by the stockholders in accordance with the Certificate of Incorporation. For nominations to be properly brought by a stockholder before a special meeting of stockholders pursuant to clause (ii) of the preceding sentence, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, such stockholder’s notice shall be delivered to or mailed and received at the principal executive offices of the Corporation (A) not earlier than 120 days prior to the date of the special meeting nor (B) later than the later of 90 days prior to the date of the special meeting and the tenth day following the day on which public announcement of the date of the special meeting was first made. Such stockholder’s notice to the Secretary shall comply with the notice requirements of Section 2.11(a)(iii). The number of nominees a stockholder may nominate for election at the special meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the special meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such special meeting. In no event shall the public announcement of the recess, adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. This Section 2.11(b) and the corresponding requirements of Section 2.11(c) shall not apply to any nomination of persons for election to the Board, or any removal or replacement of a member of the Board, by a stockholder that is a party to the Stockholders Agreement (including any Permitted Assignee) provided such action is not prohibited under the Stockholders Agreement.

(c) Information Requirements For Director Nominations.

(i) To be eligible to be a nominee for election as a director pursuant to Section 2.11(a)(i)(E) or clause (ii) of the first sentence of Section 2.11(b), the proposed nominee must provide to the Secretary of the Corporation in accordance with the applicable time periods prescribed for delivery of notice under Section 2.11(a)(ii) or Section 2.11(b): (1) a completed D&O questionnaire (in the form provided by the Secretary of the Corporation at the request of the nominating stockholder) containing information regarding the nominee’s background and qualifications and such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a director of the Corporation or to serve as an independent director of the Corporation, (2) a written representation that, unless previously disclosed to the Corporation, the nominee is not and will not become a party to any voting agreement, arrangement or understanding with any person or entity as to how such nominee, if elected as a director, will vote on any issue or that could interfere with such person’s ability to comply, if elected as a director, with his/her fiduciary duties under applicable law, (3) a written representation and agreement that, unless previously disclosed to the Corporation pursuant to Section 2.11(a)(iii)(A)(2), the nominee is not and will not become a party to any Third-Party Compensation Arrangement and (4) a written representation that, if elected as a director, such nominee would be in compliance and will continue to comply with the Corporation’s corporate governance guidelines as disclosed on the Corporation’s website, as amended from time to time. At the request of the Board, any person nominated by the Board (except any such person nominated pursuant to the Stockholders Agreement) for election as a director shall furnish to the Secretary of the Corporation the information that is required to be set forth in a stockholder’s notice of nomination that pertains to the nominee.

(ii) No person shall be eligible to be nominated by a stockholder to serve as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section 2.11. No business proposed by a stockholder shall be conducted at a meeting of stockholders except in accordance with the procedures set forth in Section 2.03 of these Bylaws and this Section 2.11.

(iii) The chair of the meeting of stockholders shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by these Bylaws or that business was not properly brought before the meeting, and if he/she should so determine, he/she shall so declare to the meeting and the defective nomination shall be disregarded or such business shall not be transacted, as the case may be. Notwithstanding the foregoing provisions of this Section 2.11, unless otherwise required by law, if the stockholder nominating a director nominee or proposing other business, in each case pursuant to Section 2.11(a)(i)(E) or clause (ii) of the first sentence of Section 2.11(b) (or a qualified representative of such stockholder), does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or other proposed business, such nomination shall be disregarded or such proposed business shall not be transacted, as the case may be, notwithstanding that proxies in respect of such vote may have been received by the Corporation and counted for purposes of determining a quorum. For purposes of this Section 2.11, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. For purposes of this Section 2.11, “public announcement” shall include disclosure in a press release reported by the Dow Jones News Service, Associated Press or other national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder.

(iv) Without limiting the foregoing provisions of this Section 2.11, a stockholder nominating a director nominee or proposing other business, in each case pursuant to Section 2.11(a)(i)(E) or clause (ii) of the first sentence of Section 2.11(b), shall also comply with all applicable requirements of the Exchange Act with respect to the matters set forth in this Section 2.11; provided, however, that, any references in these Bylaws to the Exchange Act are not intended to and shall not limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 2.11, and compliance with this Section 2.11 shall be the exclusive means for a stockholder to make nominations or submit other business (other than as provided in these Bylaws).

(v) Notwithstanding anything to the contrary in these Bylaws, the notice requirements set forth herein with respect to the proposal of any business pursuant to this Section 2.11 shall be deemed satisfied by a stockholder if such stockholder has submitted a proposal to the Corporation in compliance with Rule 14a-8 under the Exchange Act, and such stockholder’s proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for the meeting of stockholders.

ARTICLE 3

BOARD OF DIRECTORS

Section 3.01. Power of the Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board, except as otherwise provided in the Certificate of Incorporation, the Stockholders Agreement, or the DGCL.

Section 3.02. Number, Election and Term of Office. Subject to the terms of the Stockholders Agreement and any Preferred Designation, the number of directors of the Corporation shall be determined from time to time solely by resolution adopted by the affirmative vote of the Whole Board. For purposes of these Bylaws, “Whole Board” shall mean the total number of authorized directors constituting the Board whether or not there exist any vacancies or other unfilled seats. Each director shall hold office until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal. Directors need not be stockholders. Subject to the terms of the Stockholders Agreement, the Board may elect a Chair of the Board, who shall be a member of the Board.

Section 3.03. Quorum and Manner of Acting. Unless the Certificate of Incorporation or these Bylaws require a greater number, and subject to the Certificate of Incorporation and the Stockholders Agreement, a majority of the Whole Board shall constitute a quorum for the transaction of business at any meeting of the Board and, except as otherwise expressly required by law, the Certificate of Incorporation, or the Stockholders Agreement, the act of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board. To the fullest extent permitted by law, when a meeting is adjourned to another date, time, or place (or, if applicable, means of remote communication) (whether or not a quorum is present), notice need not be given of the adjourned meeting if the date, time, and place (or, if applicable, means of remote communication) thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Board may transact any business which might have been transacted at the original meeting. If a quorum shall not be present at any meeting of the Board, the directors present thereat shall adjourn the meeting, from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

Section 3.04. Regular Meetings. After the place (or, if applicable, by such means of remote communication), date, and time of regular meetings of the Board shall have been determined and notice thereof shall have been once given to each member of the Board, regular meetings may be held without further notice being given.

Section 3.05. Special Meetings. Special meetings of the Board may be called by the Chair of the Board, if any, or the Chief Executive Officer and shall be called by the Chair of the Board, if any, Chief Executive Officer, President or Secretary, on the written request of three directors. Notice of the date, place and time of any special meeting of the Board shall be given to each director (a) in person or by telephone at least twenty-four (24) hours in advance of the meeting, (b) by sending written notice by reputable overnight courier, telecopy, electronic mail, facsimile or other means of electronic transmission, or delivering written notice by hand, to such director’s last known business, home or means of electronic transmission address at least twenty-four (24) hours in advance of the meeting, or (c) by sending written notice by first-class mail to such director’s last known business or home address at least seventy-two (72) hours in advance of the meeting. Such notice may be given by the Secretary or by the Chair of the Board, the Chief Executive Officer or one of the directors calling the meeting. A notice or waiver of notice of a meeting of the Board need not specify the purposes of the meeting.

Section 3.06. Committees. The Board may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. Any such committee, to the extent provided in a resolution of the

Board, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to the following matters: (i) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to the stockholders for approval or (ii) adopting, amending or repealing any Bylaw. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members of the committee present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Except as otherwise provided in the Certificate of Incorporation, these Bylaws, or the resolution of the Board designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee. Each committee shall keep regular minutes of its meetings and report the same to the Board when required. The foregoing provisions of this Section 3.06 shall be subject in all respects to the requirements of the Stockholders Agreement.

Section 3.07. Action by Consent; Waiver of Notice.

(a) Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, if all members of the Board or committee, as the case may be, signed consent thereto in writing or by electronic transmission, delivered to the Corporation. Following such action, the writing or writings or electronic transmission or transmissions, shall be filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

(b) A written waiver of any notice required by Article 3 of these Bylaws signed by the person entitled thereto, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any meeting need be specified in any written waiver of notice or any waiver by electronic transmission.

Section 3.08. Meetings by Conference Communications Equipment. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, members of the Board or of any committee thereof may participate in a meeting of the Board or such committee, as the case may be, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

Section 3.09. Resignation. Any director may resign from the Board at any time by giving notice to the Board or to the Secretary of the Corporation. Any such notice must be in writing or by electronic transmission to the Board or to the Secretary of the Corporation. The resignation of any director shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 3.10. Newly Created Directorships and Vacancies. Any vacancies on the Board resulting from death, resignation, removal or any other cause and newly created directorships resulting from any increase in the number of directors shall be filled in the manner set forth in the Certificate of Incorporation.

Section 3.11. Removal. Any director or the entire Board may be removed from office at any time in the manner set forth in the Certificate of Incorporation.

Section 3.12. Compensation. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board shall have authority to fix the compensation of directors, including fees and reimbursement of expenses.

Section 3.13. Emergency Bylaws. In the event of any emergency, disaster, catastrophe or other similar emergency condition of a type described in Section 110(a) of the DGCL (an “Emergency”), notwithstanding any different or conflicting provisions in the DGCL, the Certificate of Incorporation or these bylaws, during such Emergency:

(a) Notice and Business. A meeting of the Board or a committee thereof may be called by any director, the Chair of the Board, the Chief Executive Officer, the President or the Secretary by such means as, in the judgment of the person calling the meeting, may be feasible at the time, and notice of any such meeting of the Board or any committee may be given, in the judgment of the person calling the meeting, only to such directors as it may be feasible to reach at the time and by such means as may be feasible at the time. Such notice shall be given at such time in advance of the meeting as, in the judgment of the person calling the meeting, circumstances permit. At any meeting called pursuant to this Section 3.13, the only business that may be conducted is business directly related to the Emergency.

(b) Quorum. The director or directors in attendance at a meeting called in accordance with Section 3.13(a) of these Bylaws shall constitute a quorum.

(c) Liability. No officer, director or employee acting in accordance with this Section 3.13 shall be liable except for willful misconduct. No amendment, repeal or change to this Section 3.13 shall modify the prior sentence with regard to actions taken prior to the time of such amendment, repeal or change.

ARTICLE 4

OFFICERS

Section 4.01. Principal Officers. The principal officers of the Corporation shall be one or more Chief Executive Officers, one or more Presidents, one or more Vice Presidents, a Treasurer and a Secretary who shall have the duty, among other things, to record the proceedings of the meetings of stockholders and directors in a book kept for that purpose. The Corporation may also have such other principal officers, including one or more Controllers, as the Board may in its discretion appoint. One person may hold the offices and perform the duties of any two or more of said offices.

Section 4.02. Appointment, Term of Office, and Remuneration. The principal officers of the Corporation shall be appointed by the Board in the manner determined by the Board. Each such officer shall hold office until his or her successor is appointed, or until his or her earlier death, resignation or removal. The remuneration of all officers of the Corporation shall be fixed by the Board. Any vacancy in any office shall be filled in such manner as the Board shall determine.

Section 4.03. Subordinate Officers. In addition to the principal officers enumerated in Section 4.01 of these Bylaws, the Corporation may have one or more Assistant Treasurers, Assistant Secretaries and Assistant Controllers and such other subordinate officers, agents and employees as the Board may deem necessary, each of whom shall hold office for such period as the Board may from time to time determine. The Board may delegate to any principal officer the power to appoint and to remove any such subordinate officers, agents or employees.

Section 4.04. Removal. Any officer may be removed, with or without cause, at any time, by resolution adopted by the Board.

Section 4.05. Resignations. Any officer may resign at any time by giving notice to the Board (or to a principal officer if the Board has delegated to such principal officer the power to appoint and to remove such officer). The resignation of any officer shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 4.06. Powers and Duties. The officers of the Corporation shall have such powers and perform such duties incident to each of their respective offices and such other duties as may from time to time be conferred upon or assigned to them by the Board.

ARTICLE 5

CAPITAL STOCK

Section 5.01. Certificates for Stock; Uncertificated Shares. The shares of capital stock of the Corporation shall be uncertificated; provided, however, that the Board may provide by resolution or resolutions that some or all of any or all classes or series of its shares of capital stock shall be certificated shares or a combination of certificated and uncertificated shares. Any such resolution that shares of a class or series will only be uncertificated shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Except as otherwise required by law, the rights and obligations of the holders of uncertificated shares and the rights and obligations of the holders of shares represented by certificates of the same class and series shall be identical. Every holder of shares of capital stock represented by certificates shall be entitled to have a certificate signed by or in the name of the Corporation by any two authorized officers of the Corporation, which shall include the Chair of the Board, if any, any Chief Executive Officer, any President or Vice President, the Treasurer or Assistant Treasurer and the Secretary and Assistant Secretary. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. The Corporation shall not have power to issue a certificate in bearer form.

Section 5.02. Transfer of Shares. Subject to the terms of the Stockholders Agreement, shares of capital stock of the Corporation may be transferred on the record of stockholders of the Corporation by the holder thereof or by such holder’s duly authorized attorney upon surrender of a certificate therefor properly endorsed or upon receipt of proper transfer instructions from the registered holder of uncertificated shares or by such holder’s duly authorized attorney and upon compliance with appropriate procedures for transferring shares in uncertificated form, unless waived by the Corporation.

Section 5.03. Authority for Additional Rules Regarding Transfer. Subject to the terms of the Stockholders Agreement, the Board shall have the power and authority to make all such rules and regulations as they may deem expedient concerning the issue, transfer and registration of certificated or uncertificated shares of the stock of the Corporation, as well as for the issuance of new certificates in lieu of those which may be lost or destroyed, and may require of any stockholder requesting replacement of lost or destroyed certificates, bond in such amount and in such form as they may deem expedient to indemnify the Corporation, and/or the transfer agents, and/or the registrars of its stock against any claims arising in connection therewith.

ARTICLE 6

GENERAL PROVISIONS

Section 6.01. Fixing the Record Date.

(a) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing such record date is adopted by the Board, and which record date shall not be more than 60 nor less than ten days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may in its discretion or as required by law fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall fix the same date or an earlier date as the record date for stockholders entitled to notice of such adjourned meeting.

(b) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

Section 6.02. Dividends. Subject to limitations contained in the DGCL and the Certificate of Incorporation (including any Preferred Designation), the Board may declare and pay dividends upon the shares of capital stock of the Corporation, which dividends may be paid either in cash, in property or in shares of the capital stock of the Corporation.

Section 6.03. Corporate Seal. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware”. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.

Section 6.04. Voting of Stock Owned by the Corporation. The Board may authorize any person, on behalf of the Corporation, and the Chief Executive Officer shall have the authority, to attend, vote at and grant proxies to be used at any meeting of stockholders or equity holders of any entity (except the Corporation) in which the Corporation may hold shares of capital stock or other interests.

Section 6.05. Amendments. These Bylaws may be amended in the manner set forth in the Certificate of Incorporation.

Annex E

Dated as of [●], 2024

TECHTARGET, INC.

INFORMA PLC

and

INFORMA US HOLDINGS LIMITED

FORM OF

STOCKHOLDERS AGREEMENT

SCHEDULE 4.5(b)	RELATED PARTY TRANSACTIONS POLICY
SCHEDULE 4.5(c)	PRE-AGREED PROCEDURES
SCHEDULE 7.10(a)	IVORY LAW FIRMS
SCHEDULE 7.10(e)	COMPANY LAW FIRMS

THIS STOCKHOLDERS AGREEMENT, dated as of [●], 2024 (as hereafter amended from time to time, this “Agreement”), is made by and among INFORMA PLC, a public limited company organized under the laws of England and Wales (“Ivory Parent”), INFORMA US HOLDINGS LIMITED, a private company organized under the laws of England and Wales and an indirect, wholly owned subsidiary of Ivory Parent (“Ivory”), and TECHTARGET, INC., a Delaware corporation, formerly known as TORO COMBINECO, INC. (the “Company,” and together with Ivory Parent and Ivory, the “Parties”).

RECITALS

WHEREAS, pursuant to and in accordance with the terms and conditions of the Agreement and Plan of Merger, dated as of January 10, 2024, by and among TechTarget, Inc., a Delaware corporation (“Legacy Toro”), the Company, Toro Acquisition Sub, LLC, a Delaware limited liability company, Ivory Parent, Ivory, and Informa Intrepid Holdings, Inc., a Delaware corporation (as may be amended from time to time, the “Merger Agreement”), Ivory Parent and Legacy Toro combined the Bluefin Business (as defined in the Merger Agreement) with Legacy Toro and effected the Transactions (as defined in the Merger Agreement) provided for in the Merger Agreement;

WHEREAS, pursuant to the Transactions, as of the date of this Agreement Ivory holds [•] shares (the “Initial Ivory Shares”) of the Company Common Stock; and

WHEREAS, the Parties are entering into this Agreement in accordance with the requirements of the Merger Agreement, in order to set forth certain of their respective rights and obligations as a result of the Transactions and in respect of the Company Common Stock, corporate governance, and other related matters.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

ARTICLE I

Definitions

Section 1.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Action” means any action, claim, suit, or proceeding, in each case by or before any arbitrator or Governmental Authority.

“Affiliate” of any specified Person means any other Person directly or indirectly Controlling, Controlled by, or under direct or indirect common Control with such specified Person; provided, however, that for purposes of this Agreement, no member of the Ivory Group shall be deemed to be an Affiliate of any member of the Company Group, and no member of the Company Group shall be deemed to be an Affiliate of any member of the Ivory Group. For the purposes of this Agreement, the term “Control” (and the correlative terms “Controlling,” “Controlled by,” and “under common Control with”), with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by agreement, or otherwise.

“beneficially own” means, with respect to Company Common Stock, having “beneficial ownership” of such stock for purposes of Rule 13d-3 or 13d-5 promulgated under the Exchange Act, without giving effect to the limiting phrase “within sixty days” set forth in Rule 13d-3(1)(i). The terms “beneficial owner” and “beneficial ownership” shall have correlative meanings.

“Business Day” means any day other than Saturday, Sunday, or any day on which banks are required or permitted to close in New York, New York, or in London, England.

“Change of Control Transaction” shall mean any of the following transactions occurring after the date hereof: (i) a recapitalization, merger, share exchange, conversion, transfer, domestication, business combination or similar extraordinary transaction or series of related transactions as a result of which, the Persons that beneficially own the voting shares of the Company (immediately prior to the consummation of such transaction or series of related transactions) would cease to beneficially own (immediately after consummation of such transaction or series of related transactions) voting shares entitling them to vote a majority or more of the voting power in the elections of directors at any annual or special meeting (or, if the Company is not the surviving or resulting entity, the equivalent governing body of such surviving or resulting entity); or (ii) a sale of all or substantially all of the assets of the Company (determined on a consolidated basis) in one transaction or series of related transactions; provided, however, that neither (x) a sale of shares of Company Common Stock to a Permitted Assignee in a transaction that complies with the requirements of Section 7.5 nor (y) any other sale of shares of Company Common Stock solely by members of the Ivory Group or their Permitted Assignees in connection with which holders of Company Common Stock other than the Ivory Group do not participate or have the option to participate, shall constitute a Change of Control Transaction.

“Closing” has the meaning specified in the Merger Agreement.

“Common Equivalents” means (i) with respect to Company Common Stock, shares of Company Common Stock, (ii) with respect to any securities that are convertible into or exchangeable for Company Common Stock, the shares of Company Common Stock issuable upon the conversion or exchange of such securities into Company Common Stock, (iii) with respect to any options, warrants or other rights to acquire Company Common Stock, the shares of Company Common Stock issuable thereunder, and (iv) with respect to any shares of Company Common Stock subject to restrictions, including the risk of forfeiture or repurchase or voting restrictions, such shares of Company Common Stock.

“Company Board” means the board of directors of the Company as duly constituted from time to time.

“Company Common Stock” means the shares of common stock, par value $0.001 per share, of the Company and any securities issued in respect thereof, or in substitution therefor, pursuant to any stock split, stock dividend, stock combination, or any reclassification, recapitalization, merger, consolidation, exchange, conversion, transfer, domestication or other similar reorganization.

“Company Group” means, as of any time, the Company and each Subsidiary of the Company as of such time.

“Company Independent Director” means each director of the Company who (i) is an Independent Director and (ii) (A) is not a present or former director, officer or employee of any Ivory Group member and (B) would not be a director described under clauses (A) through (F) of Rule 5605(a)(2) of the Nasdaq listing rules in relation to Ivory Parent if Ivory Parent were the “Company” thereunder.

“Company Securities” means (i) the Company Common Stock, (ii) any preferred stock of the Company, (iii) any other capital stock issued by the Company, and (iv) any securities convertible into or exchangeable for, or options, warrants, or other rights to acquire, Company Common Stock or any other securities described in clause (ii) or (iii).

“Competitive Business” means any businesses that offer (a) digital demand generation and digital advertising, and purchase intent data or sales and marketing workflow solutions targeted toward customers that offer technology or communications solutions inclusive of hardware, software, and services; (b) market data, research, and advisory services or consulting services incorporating industry analyst content targeted toward customers that offer technology or communications solutions inclusive of hardware, software, and services; or (c) content marketing services inclusive of custom content creation targeted toward customers that offer technology or communications solutions inclusive of hardware, software, and services.

“Contract” means any legally binding agreement, lease, license, contract, consent, settlement, note, mortgage, indenture, arrangement, understanding, or other obligation.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated by the SEC thereunder, in each case as amended from time to time.

“First Trigger” means the members of the Ivory Group ceasing collectively to beneficially own more than 50% of the outstanding Company Common Stock.

“First Trigger Date” means the date that is 45 days following the earliest of (i) the date on which the Company notifies Ivory in writing of the First Trigger, (ii) the date on which Ivory files a Schedule 13D amendment with the SEC that discloses the First Trigger, and (iii) the date on which the Group General Counsel or Chief Financial Officer of Ivory Parent gains actual knowledge (and not constructive, imputed, or other similar concepts of knowledge) of the First Trigger; provided, however, that if on such 45th day members of the Ivory Group collectively beneficially own more than 50% of the outstanding Company Common Stock, the First Trigger and the First Trigger Date shall be deemed to not have occurred for purposes of this Agreement.

“Fourth Trigger Date” means the date on which members of the Ivory Group cease collectively to beneficially own at least ten percent of the outstanding Company Common Stock.

“Fully Diluted basis” means, when used in respect of a calculation of percentage ownership as of any time, that the denominator used in the calculation shall include, without duplication, the sum of (i) the aggregate number of shares of Company Common Stock outstanding at such time, plus (ii) the aggregate number of shares of Company Common Stock issuable in respect of any outstanding securities that are convertible into or exchangeable for Company Common Stock as of such time (calculated for this purpose on a pro forma basis as if all conditions to the exercise of those conversion or exchange privileges have been satisfied), plus (iii) the aggregate number of shares of Company Common Stock that are issuable under the terms of any outstanding options, warrants or other rights to acquire Company Common Stock (calculated for this purpose on a pro forma basis as if all vesting and other conditions to the exercise of those options, warrants or other rights have been satisfied), plus (iv) all outstanding shares of Company Common Stock that are subject to restrictions, including the risk of forfeiture or repurchase or voting restrictions (regardless of whether the restrictions are still in force).

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Authority” means any supranational, national, federal, state, or local government, foreign or domestic, or any political subdivision of any of the foregoing, or any entity, authority, agency, ministry, department, board, commission, court, or other similar body exercising executive, legislative, judicial, regulatory, or administrative authority or any functions of or pertaining to government, including any authority or other quasi-governmental entity established by a Governmental Authority to perform any of such functions.

“Group” means the Ivory Group or the Company Group, as the context requires.

“Independent Director” means a director of the Company who is independent under Nasdaq’s listing rules; provided, however, that the fact that a director of the Company also is an employee, officer or director of a member of the Ivory Group shall not be the sole basis for determining whether a director is an Independent Director for purposes of this Agreement.

“Intercompany Commercial Agreements” means any and all Contracts between any member of the Company Group, on the one hand, and any member of the Ivory Group, on the other hand, whether entered into before, contemporaneously with, or after the date of this Agreement, and in each case as amended, modified, or supplemented from time to time, that provide in whole or in part for the provision or receipt of goods, products, or services; provided, however, that none of this Agreement, the Transition Services Agreement, or any other Transaction Document is an Intercompany Commercial Agreement.

“Ivory Annual Statements” means the audited annual financial statements and annual reports to shareholders of any Ivory Group member.

“Ivory Director” means a member of the Company Board who is an Ivory Designee.

“Ivory Group” means, at any time, Ivory Parent and each Person (other than any member of the Company Group) that is a Subsidiary of Ivory Parent as of such time.

“Ivory Fully Diluted Ownership Percentage” means, as of any time, the percentage of the then-outstanding Company Common Stock (determined on a Common Equivalents basis) beneficially owned by the members of the Ivory Group as of such time, calculated on a Fully Diluted basis.

“Ivory Independent Director” means an Ivory Director who (a) is not an executive officer or employee of any Ivory Group member and (b) is not a director described in clauses (A) through (F) of Rule 5605(a)(2) of the Nasdaq listing rules as applied to the Company.

“Ivory Ownership Percentage” means, as of any time, the percentage of the then-outstanding shares of Company Common Stock beneficially owned by the members of the Ivory Group as of such time.

“Law” means any federal, state, local, foreign, or transnational law, statute, or ordinance, common law, or any rule or regulation, including any rule or regulation of the SEC.

“Nasdaq” means The Nasdaq Global Market, or any successor thereto, or if the Company Common Stock no longer is traded on The Nasdaq Global Market, any other stock exchange or quotation system on which the Company Common Stock is traded.

“Percentage Maintenance Share” means, with respect to any transaction in which Company Securities are issued or proposed to be issued or sold (the “Percentage Maintenance Issued Shares”), a number of other shares of Company Common Stock or other Company Securities, as applicable (which, for the avoidance of doubt, are not the Percentage Maintenance Issued Shares), such that, after taking into account the total number of outstanding shares of Company Common Stock (calculated on a Common Equivalents and Fully Diluted basis) immediately after giving effect to such issuance or sale (including the number of shares of Company Common Stock or such other Company Securities acquired by Ivory assuming it exercised its right to buy its full Percentage Maintenance Share with respect to such transaction), the Ivory Fully Diluted Ownership Percentage would be equal to the Ivory Fully Diluted Ownership Percentage immediately prior to such issuance or sale if Ivory acquired such number of Company Securities.

“Permitted Assignee” means (a) any member of the Ivory Group or (b) any other Person to whom Ivory or any other member of the Ivory Group has Transferred, before the Third Trigger Date and in accordance with this Agreement, all of the Company Common Stock then beneficially owned by the members of the Ivory Group.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, or unincorporated organization, or Governmental Authority.

“Pro Rata Portion” means, with respect to any Company Securities issued or proposed to be issued or sold in connection with any transaction (the “Pro Rata Issued Shares”), the number of such Pro Rata Issued Shares (calculated on a Common Equivalents and Fully Diluted basis) such that, after taking into account the total number of outstanding shares of Company Common Stock (on a Common Equivalents and Fully Diluted basis) immediately after giving effect to such issuance or sale, the Ivory Fully Diluted Ownership Percentage would be equal to the Ivory Fully Diluted Ownership Percentage immediately prior to such issuance or sale if Ivory acquired such number of Company Securities.

“Regulation S-K” means Regulation S-K promulgated by the SEC, as amended from time to time.

“Related Party Transaction” means any transaction between any member of the Company Group, on the one hand, and any member of the Ivory Group, or, solely in their capacity as such, any director, officer, employee or “associate” (as defined in Rule 12b-2 promulgated under the Exchange Act) of any member of the Ivory Group, on the other hand.

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, investment bankers, attorneys, accountants, and other advisors, agents, and representatives.

“RPT Committee” means an ad-hoc committee formed by the Company Board from time to time consisting of at least three directors of the Company, all of which are Independent Directors and all but one of which are Company Independent Directors who also are Non-Ivory Directors and the membership on such committee of such Company Independent Directors is approved by a majority of the Independent Directors.

“SEC” means the United States Securities and Exchange Commission.

“Second Trigger” means the members of the Ivory Group ceasing to beneficially own more than 40% of the outstanding Company Common Stock.

“Second Trigger Date” means the date that is 45 days following the earliest of (i) the date on which the Company notifies Ivory in writing of the Second Trigger, (ii) the date on which Ivory files a Schedule 13D amendment with the SEC that discloses the Second Trigger, and (iii) the date on which the Chief Legal Officer or Chief Financial Officer of Ivory Parent gains actual knowledge (and not constructive, imputed or other similar concepts of knowledge) of the Second Trigger; provided, however, that if on such 45th day members of the Ivory Group collectively beneficially own more than 40% of the outstanding Company Common Stock, the Second Trigger and the Second Trigger Date shall be deemed to not have occurred for purposes of this Agreement.

“sole discretion” means with respect to a determination or other action by any Person, such Person’s being entitled to consider only such interests and factors in respect of such determination or other action as such Person desires, including solely its own interests, without having any duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting the Company or any other Person.

“Subsidiary” means, with respect to any Person, any other Person (a) of which (i) in the case of a corporation, at least (x) a majority of the equity and (y) a majority of the voting interests are owned or Controlled, directly or indirectly, by such first Person, by any one or more of its Subsidiaries, or by such first Person and one or more of its Subsidiaries, or (ii) in the case of any Person other than a corporation, such first Person, one or more of its Subsidiaries, or such first Person and one or more of its Subsidiaries (x) owns a majority of the equity interests thereof and (y) has the power to elect or direct the election of a majority of the members of the governing body thereof or otherwise has Control over such organization or entity; or (b) that is required to be consolidated with such first Person for financial reporting purposes; provided, however, that for purposes of this Agreement, no member of the Company Group shall be a Subsidiary of any member of the Ivory Group.

“Third Trigger” means the members of the Ivory Group ceasing to beneficially own at least 20% of the outstanding Company Common Stock.

“Third Trigger Date” means the date that is 45 days following the earliest of (i) the date on which the Company notifies Ivory in writing of the Third Trigger, (ii) the date on which Ivory files a Schedule 13D amendment with the SEC that discloses the Third Trigger, and (iii) the date on which the Group General Counsel or Chief Financial Officer of Ivory Parent gains actual knowledge (and not constructive, imputed or other similar concepts of knowledge) of the Third Trigger; provided, however, that if on such 45th day members of the Ivory Group collectively beneficially own at least 20% of the outstanding Company Common Stock, the Third Trigger and the Third Trigger Date shall be deemed to have not occurred for purposes of this Agreement.

“Transaction Documents” has the meaning specified in the Merger Agreement.

“Transactions” has the meaning specified in the Merger Agreement.

“Transfer” means, with respect to any shares of Company Common Stock, any transfer, sale, exchange, assignment, pledge, hypothecation or other encumbrance or disposition of such shares; provided, however, that none of the following is or shall be deemed to involve a Transfer: (i) any transfer, sale, exchange, assignment, pledge, hypothecation or other encumbrance or disposition of any equity security issued by any member of the Ivory Group; (ii) any sale of, or merger, consolidation, conversion, transfer, domestication or other business combination transaction involving, any member of the Ivory Group (other than, in the case of each of clause (i) and (ii), a direct (as opposed to indirect) sale of stock in a member of the Ivory Group whose primary asset is shares of Company Common Stock or equity in another entity whose primary direct and indirect assets are shares of Company Common Stock); (iii) the voting, or provision of a voting proxy with respect to, any shares of Company Common Stock in connection with any annual or special meeting of the Company’s stockholders; or (iv) the tender of any shares of Company Common Stock in any tender or exchange offer that is approved by the Company Board prior to the consummation thereof; and “Transferred” and “Transferring” shall have correlative meanings.

“Wholly Owned Subsidiary” means, with respect to any Person, a Subsidiary of such Person where all of the equity interests of such Subsidiary are directly or indirectly owned by such Person, except for any de minimis ownership by another Person to the extent required by non-U.S. rules under applicable Law.

Section 1.2 Other Defined Terms. As used in this Agreement, the following terms shall have the meanings ascribed to them in the corresponding section of this Agreement set forth below:

Agreement	Preamble
Audit Committee	Section 3.1
Company	Preamble
Company Auditors	Section 5.3(d)(ii)
Company Confidential Information	Section 4.1(a)
Company Covered Employee	Section 4.7
Company Public Documents	Section 5.3(b)
Compliance Audit	Section 5.3(g)
Compliance Program	Section 5.3(g)
corporate opportunities	Section 4.8(e)
CPI	Section 3.6(e)
Dispute	Section 6.1(a)
Election Period	Section 4.3(c)
Initial Board	Section 3.1
Initial Ivory Shares	Recitals
Initial Notice	Section 6.2

Issuance Notice	Section 4.3(b)
Ivory	Preamble
Ivory Permitted Business	Section 4.6(b)
Ivory Auditors	Section 5.3(d)(ii)
Ivory Confidential Information	Section 4.1(b)
Ivory Covered Employee	Section 4.7
Ivory Designee	Section 3.2(a)
Ivory Group Associates	Section 4.8(a)
Ivory Law Firms	Section 7.10(a)
Ivory Parent	Preamble
Ivory Public Filings	Section 5.2
Lead Independent Director	Section 3.2(i)
Legacy Toro	Recitals
M&A Transaction	Section 4.3(a)
Maintenance Election Period	Section 4.4(c)
Maintenance Notice	Section 4.4(b)
Material Developments	Section 5.3(h)
Merger Agreement	Recitals
Nominating Committee	Section 3.2(e)
Non-Ivory Designee	Section 3.2(e)
Non-Ivory Director	Section 3.2(e)
Non-privileged Deal Communications	Section 7.10(c)
Other Committees	Section 3.3(d)
Other Stockholders	Section 4.2(d)
Parties	Preamble
Pre-Agreed Procedures	Section 4.5(c)
Pre-Closing Related Party Transactions	Section 4.5(a)
Privilege	Section 5.5
Privileged Communications	Section 7.10(a)
Privileged Deal Communications	Section 7.10(b)
Proposed Purchase Price	Section 4.3(b)(iii)
Related Party Transactions	Section 4.5(b)
Response	Section 6.2

ARTICLE II

Term

Section 2.1 Term and Termination. This Agreement is effective as of the date hereof and shall terminate automatically when the Ivory Group no longer beneficially owns any Company Common Stock. Notwithstanding the foregoing, the provisions of Section 4.1 (Confidentiality), Section 5.5 (Privilege), ARTICLE VI (Dispute Resolution), and ARTICLE VII (Miscellaneous), and the definitions contained herein that are used therein, shall survive the termination of this Agreement.

ARTICLE III

Corporate Governance Matters

Section 3.1 Initial Board Composition. Effective as of the Closing, the Company Board shall initially consist of nine members (the “Initial Board”) comprised of (i) four directors designated by Ivory, of whom at least one will be an Ivory Independent Director who meets all requirements under the Exchange Act and the Nasdaq corporate governance listing standards for membership on the Audit Committee of the Company Board (the “Audit Committee”); (ii) three directors designated by Legacy Toro, of whom at least two will be Independent Directors who meet all requirements under the Exchange Act and the Nasdaq corporate governance listing standards for membership on the Audit Committee; (iii) the person who is the Chief Executive Officer of the Company; and (iv) a director designated by Ivory who initially will serve as the non-executive chair of the Board and who, as of the Closing, qualifies as an Ivory Independent Director and is not then serving as a director of Ivory Parent or any of its Subsidiaries.

Section 3.2 Subsequent Board Composition.

(a) From and after the date hereof and until the Fourth Trigger Date, the Company shall take all action as may be necessary or appropriate to cause the Company Board, at any time (including if the size of the Company Board is increased or decreased), to be comprised of a number of persons designated by Ivory (each person so designated by Ivory, an “Ivory Designee”) equal to the Ivory Ownership Percentage (expressed as a fraction) multiplied by the total authorized number of directors of the Company Board at such time (including as constituted immediately following any increase in size of the Company Board to comply with this Section 3.2), rounded to the nearest whole person (but in no event less than a majority of the members of the Company Board until the First Trigger Date), at least one of whom shall be an Ivory Independent Director who meets all requirements under the Exchange Act and the Nasdaq corporate governance listing standards for membership on the Audit Committee.

(b) The Company shall cause each Ivory Designee to be included in the slate of nominees recommended by the Company Board to holders of Company Common Stock for election (including at any annual or special meeting of stockholders held for the election of directors) and shall use its best efforts to cause the election of each such Ivory Designee, including by soliciting proxies in favor of the election of each such Ivory Designee.

(c) If any Ivory Director shall cease to serve as a director for any reason, the vacancy resulting therefrom shall be filled by the Company Board with a substitute Ivory Designee, promptly (and in any event within five Business Days) upon the written request of Ivory.

(d) The Company hereby agrees to take, at any time and from time to time, all actions necessary to facilitate the removal and replacement of any Ivory Director upon the written request of Ivory.

(e) From and after the date hereof, the Nominating and Corporate Governance Committee of the Company Board (the “Nominating Committee”) shall have the sole right to nominate for election at any annual or special meeting of stockholders held for the election of directors the persons who will occupy the Company Board seats not occupied by Ivory Directors (each such nominee, a “Non-Ivory Designee”) and in the event of a vacancy on the Company Board caused by the death, resignation, retirement, disqualification, removal from office, or other cause of any director who was not an Ivory Director (a “Non-Ivory Director”), to fill such vacancy in accordance with applicable Law; provided, however, that until the Third Trigger Date, (i) the then-current Chief Executive Officer of the Company shall be nominated for election as a Non-Ivory Director at any annual or special meeting of the Company at which directors are elected, and (ii) at least two Non-Ivory Designees shall be Company Independent Directors and shall meet all other requirements under the Exchange Act and the Nasdaq corporate governance listing standards for membership on the Audit Committee, and at least one Non-Ivory Designee shall also be an “audit committee financial expert” having the attributes specified in Item 407(d)(5)(ii) of Regulation S-K. The Company Board shall at all times include at least three Independent Directors who meet all requirements under the Exchange Act and the Nasdaq corporate governance listing standards for membership on the Audit Committee.

(f) At any time the Ivory Ownership Percentage is greater than 50%, unless otherwise agreed in writing by Ivory, the Company shall avail itself of all available “Controlled Company” exemptions from the requirements of the corporate governance listing standards of Nasdaq. Notwithstanding anything to the contrary in this Agreement, at any time during which the Company ceases to qualify as a “Controlled Company” under the corporate governance listing standards of Nasdaq, Ivory shall cause the Ivory Designees to include such number of designees who qualify as an “independent director” under applicable Nasdaq corporate governance listing standards to ensure the Company’s compliance with applicable Nasdaq corporate governance listing standards.

(g) Subject to applicable Law, each Ivory Director shall keep confidential any information about the Company and its Affiliates that he or she receives as a result of being a member of the Company Board; provided, however, that (i) no such duty of confidentiality shall apply to any information that is or becomes generally available to the public, and (ii) each Ivory Director is permitted to disclose to the Ivory Group, Representatives of the Ivory Group and such Ivory Director’s advisors (in the case of advisors, who have a legal or ethical obligation to maintain the confidentiality of such information) information about the Company and its Affiliates that he or she receives as a result of being a director. Notwithstanding any duty otherwise existing under applicable Law or in equity, to the fullest extent permitted by applicable Law, no Ivory Director shall have any duty to disclose to the Company or the Company Board or any committee of the Company Board (or subcommittee thereof) confidential information of Ivory or any Affiliates of Ivory in such Ivory Director’s possession even if it is material and relevant information to the Company, the Company Board or any committee of the Company Board (or subcommittee thereof) and, in any case, such Ivory Director shall not be liable to the Company, any of its stockholders or any other Person for breach of any duty (including the duty of loyalty or any other fiduciary duties) as a director by reason of such lack of disclosure of such confidential information.

(h) Subject to Section 3.1, the chair of the Company Board shall be appointed (and may be removed and replaced at any time) by the Company Board. Until the Second Trigger Date, (i) Ivory shall have the right to nominate a member of the Company Board as the chair of the Company Board and the Company shall cause the Company Board to take all actions necessary to cause such person to become the chair of the Company Board, and (ii) the Company shall take, at any time and from time to time, all actions necessary to cause the Company Board to remove and replace the chair of the Company Board with another member of the Company Board upon the written request of Ivory.

(i) Until the Second Trigger Date, (x) if at any time the chair of the Company Board is an Ivory Director who is not an Independent Director, the Nominating Committee shall have the right to nominate an Independent Director to be the “lead independent director” (the “Lead Independent Director”); (y) if at any time the chair of the Company Board is a Non-Ivory Director who is not an Independent Director, Ivory shall have the right to nominate an Independent Director to be the Lead Independent Director, and (z) in any case described in clause (x) or (y) the Company shall take, at any time and from time to time, all actions necessary to cause the Company Board to appoint and (if necessary) remove and replace the Lead Independent Director to give effect to the foregoing provisions.

(j) Ivory shall have the right, in its sole discretion, to waive any and all of the rights granted to it under this Section 3.2, by delivery of written notice to the Company.

Section 3.3 Committees of the Company Board.

(a) The Company Board shall have the Audit Committee, the Nominating Committee, a Compensation Committee, and such other committees as determined from time to time by the Company Board or as required to comply with the Exchange Act and the Nasdaq corporate governance listing standards. All references to committees in this Section 3.3 shall include any subcommittees of such committees. Until the Second Trigger Date, Ivory shall have the right to review and approve the charter for each committee and subcommittee of the Company Board (other than any RPT Committee).

(b) The Company shall cause the Audit Committee to consist of not less than three directors, all of whom shall (i) be Independent Directors and (ii) meet the requirements under the Exchange Act and the Nasdaq corporate governance listing standards for membership on the Audit Committee. Until the Third Trigger Date, the Audit Committee shall include at least one Ivory Independent Director designated for this purpose by Ivory who meets the requirements of the Exchange Act and the Nasdaq corporate governance listing standards for membership on the Audit Committee.

(c) The Company shall cause the Nominating Committee to consist of not less than three directors, a majority of whom shall be Company Independent Directors who are Non-Ivory Directors.

(d) Until the Third Trigger Date, (i) the Company shall take all action to cause the number of Ivory Directors on all committees and subcommittees of the Company Board other than the Audit Committee, the Nominating Committee, and any RPT Committee (such committees and subcommittees, the “Other Committees”) at any time (including if the size of such Other Committee is increased or decreased, to the extent permitted hereunder) to be equal to the Ivory Ownership Percentage (expressed as a fraction) multiplied by the total authorized number of members of such Other Committee at such time (including as constituted immediately following any increase of such committee or subcommittee to comply with this Section 3.3 to the extent permitted hereunder), rounded up to the nearest whole person, and (ii) Ivory shall have the right to designate which Ivory Director(s) will serve on each Other Committee. Until the Second Trigger Date, Ivory shall have the right to designate the chair of each Other Committee.

(e) At any time during which the Company ceases to qualify as a “Controlled Company” under the corporate governance listing standards of Nasdaq, (i) the Nominating Committee and the Company Board will ensure that each Non-Ivory Director qualifies as an “independent director” under applicable Nasdaq corporate governance listing standards; provided, however, that this requirement shall not apply to members of the Initial Board or any person serving as the Company’s Chief Executive Officer, and (ii) Ivory shall cause the Ivory Directors designated to serve on the Company Board and on each of the committees of the Company Board to include such number of designees who each qualify as an “independent director” under applicable Nasdaq corporate governance listing standards to ensure the Company’s compliance with all applicable requirements under the Exchange Act and the Nasdaq corporate governance listing standards.

Section 3.4 Ivory Agreement to Vote. Until the Fourth Trigger Date and provided the Company has complied in all material respects with its obligations under this ARTICLE III, Ivory Parent shall, and shall cause each member of the Ivory Group to, (a) cause all shares of Company Common Stock owned by it or any of them to be present for quorum purposes at any Company stockholder meeting and (b) vote in favor of the election of all Non-Ivory Designees nominated in accordance with this Agreement.

Section 3.5 Initial Chief Executive Officer. As of the Closing, [NAME] will be the Chief Executive Officer of the Company.

Section 3.6 Consent Rights.

(a) Subject to the terms of any brand license (including the Brand License Agreement (as defined in the Merger Agreement)) between any member of the Ivory Group, on the one hand, and any member of the Company Group, on the other hand, from the date of this Agreement until Ivory and its Affiliates no longer beneficially own any Company Common Stock, without the prior written consent of Ivory, the Company shall not, and shall cause the other members of the Company Group not to, use any name or mark belonging to any member of the Ivory Group.

(b) From the date of this Agreement until the Second Trigger Date, the Company shall not, and shall cause the other members of the Company Group not to, directly or indirectly, do any of the following without the prior written consent of Ivory:

(i) any merger, consolidation, reorganization, conversion, or any other business combination involving the Company, or sale of all or substantially all of the consolidated assets of the Company;

(ii) any acquisition (including by merger, consolidation, acquisition of stock or assets or otherwise) of any businesses, assets, operations or securities comprising a business (other than capital expenditures) with a value in excess of $100,000,000 in any transaction or series of related transactions;

(iii) any sale, transfer, lease, pledge, abandonment, or other disposition or exclusive license (in each case of the foregoing, including by merger, consolidation, reorganization, conversion, joint venture, sale of stock or assets, or otherwise) of any assets, businesses, interests, properties, securities, or Persons with a value in excess of $40,000,000 in any transaction or series of related transactions, other than (A) sales or dispositions of obsolete assets in the ordinary course of business or (B) to the Company or any of its Wholly Owned Subsidiaries;

(iv) any redemption, repurchase, cancellation, or other acquisition, or any offer to redeem, repurchase, cancel, or otherwise acquire, Company Securities or any equity or equity-linked securities of any Subsidiary of the Company, other than (A) repurchases of Company Common Stock in any calendar year that are approved by the Company Board and do not in the aggregate exceed five percent of the Company’s equity market capitalization as of December 31 of the previous year (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source selected in good faith by the Company Board) or (B) as required by the terms of the Toro Convertible Notes (as defined in the Merger Agreement);

(v) the declaration or payment of a cash or other dividend or any other distribution on the Company Securities or any equity or equity-linked securities of any Subsidiary other than to the Company or one of its Wholly Owned Subsidiaries;

(vi) any recapitalization, reclassification, spin-off or combination of any Company Securities or any equity or equity-linked securities of any Subsidiary, other than a recapitalization, reclassification or combination of equity or equity-linked securities of a Wholly Owned Subsidiary of the Company (and solely involving Wholly Owned Subsidiaries of the Company) that remains a Wholly Owned Subsidiary of the Company after the consummation of such transaction and that does not have any adverse tax consequences to any member of the Ivory Group;

(vii) without limiting any other provision of this Agreement, any incurrence, assumption, guarantee, repurchase or other creation of indebtedness (including through the issuance of debt and debt-like securities, entry into any derivative transaction, or any counter-indemnity obligation in respect of any instrument issued by a bank or financial institution) in an aggregate principal amount that would result in the Company having a consolidated leverage ratio in excess of three-times the Company’s earnings before interest, taxes, depreciation and amortization (such amount as reasonably determined in good faith by the Company Board), excluding (A) any indebtedness in respect of a revolving debt facility in existence as of the date hereof or which has previously been approved pursuant to this Section 3.6(b)(vii), (B) any indebtedness solely among the Company and its Wholly Owned Subsidiaries and (C) any indebtedness provided by any member of the Ivory Group;

(viii) making or committing to make in any calendar year period any capital expenditures in excess in the aggregate (on a consolidated basis) of seven and a half percent of the Company’s total consolidated revenues for the prior fiscal year and, in any event, not less than the amount spent or committed in the prior fiscal year;

(ix) any initiation, adoption, or public proposal of a voluntary liquidation, dissolution, receivership, bankruptcy, or other insolvency proceeding involving the Company or any of its Subsidiaries, other than a liquidation or dissolution of any Wholly Owned Subsidiary of the Company;

(x) any establishment, adoption, amendment or termination of any equity incentive plan or arrangement;

(xi) any issuance, delivery or sale, or authorization of the issuance, delivery or sale, of Company Securities or any equity or equity-linked securities of any Subsidiary of the Company, other than (A) pursuant to equity incentive plans and arrangements previously approved pursuant to this Section 3.6 and by the Company Board, (B) to the Company or one of its Wholly Owned Subsidiaries, (C) as required pursuant to the terms of the Toro Convertible Notes, and (D) in the case of issuance of securities by any Subsidiary of the Company located outside of the United States, de minimis issuances required by applicable Law;

(xii) any termination of the employment of a Chief Executive Officer of the Company (other than for cause as defined in the applicable employment agreement) or any appointment of a new Chief Executive Officer of the Company;

(xiii) any amendment to the organizational documents (whether by merger, consolidation, or otherwise) of the Company or any Subsidiary, other than any such amendment to the organizational documents of any Wholly Owned Subsidiary of the Company that does not disproportionately and adversely affect Ivory in its capacity as an indirect stockholder of such Subsidiary as compared to other indirect stockholders of such Subsidiary;

(xiv) any establishment, adoption, material amendment, or termination of any disclosure controls and procedures of the Company; or

(xv) any authorization, agreement, or commitment to do any of the foregoing.

(c) Following the Second Trigger Date until the Third Trigger Date, the Company shall not, and shall cause the other members of the Company Group not to, directly or indirectly, do any of the following without the prior written consent of Ivory:

(i) any merger, consolidation, reorganization, conversion, or any other business combination involving the Company, or sale of all or substantially all of the consolidated assets of the Company, other than any such transaction that in substance is a sale of the Company in which the consideration to be received by the Company’s stockholders for their shares of Company Common Stock is comprised of at least 90% cash;

(ii) any initiation, adoption, or public proposal of a voluntary liquidation, dissolution, receivership, bankruptcy, or other insolvency proceeding involving the Company or any of its material Subsidiaries;

(iii) any amendment to the organizational documents (whether by merger, consolidation, or otherwise) of the Company that disproportionately and adversely affects Ivory in its capacity as a stockholder of the Company as compared to other stockholders of the same class of securities of the Company; or

(iv) any authorization, agreement, or commitment to do any of the foregoing.

(d) The Company shall provide reasonable advance notice of, and reasonably detailed information regarding any action (including copies of any related presentations and definitive agreements) for which it seeks Ivory’s prior written consent pursuant to this Section 3.6 and shall provide all other information reasonably and promptly requested by Ivory and its Representatives in connection with any such actions.

(e) The dollar amounts set forth in Section 3.6(b) shall be increased (i) on December 31, 2026, by the percentage increase in the Consumer Price Index most recently published by the U.S. Bureau of Labor Statistics (the “CPI”) on that date as compared to the CPI most recently published on December 31, 2023, (ii) on

December 31, 2029, by the percentage increase in the CPI most recently published on December 31, 2029, as compared to the CPI most recently published on December 31, 2026, and (iii) every three years from December 31, 2029, mutatis mutandis.

Section 3.7 Quorum Requirement. Until the Third Trigger Date, a quorum for a meeting of the Company Board shall require the attendance in person, telephonically, or in any other manner permitted by applicable Law, of at least one Ivory Director; provided, however, that if a meeting of the Company Board, of which at least five Business Days’ advance notice was given to each member of the Company Board, is adjourned due to a lack of a quorum, and the sole reason for such lack was the failure of at least one Ivory Director to be present, then, if the reconvened meeting is held at least five Business Days (which shall be two Business Days in the event of exigent circumstances that have expressly been communicated in the notice given to each member of the Company Board calling the meeting) after the meeting at which a quorum was not present (and following at least five Business Days’ (which shall be two Business Days’ in the event of exigent circumstances that have expressly been communicated in the notice given to each member of the Company Board calling the meeting) advance notice given to each member of the Company Board and reasonable accommodation of any requests to resolve scheduling conflicts that do not require a delay of more than one further Business Day), then at such reconvened meeting, there shall not be a lack of a quorum solely as a result of at least one Ivory Director not being present (but no business may be conducted at any such meeting that was not clearly and specifically identified in each applicable notice of meeting).

ARTICLE IV

Other Agreements

Section 4.1 Confidentiality.

(a) From the date hereof until the date that is three years following the Fourth Trigger Date, subject to Section 4.1(c) and except as contemplated by this Agreement, any Transaction Document or any Intercompany Commercial Agreement, Ivory Parent shall not, shall cause the other members of the Ivory Group and its and such other members’ directors and officers not to, and shall use its reasonable best efforts to cause it and such other members’ employees and other agents and representatives (including legal counsel and outside advisors) not to, directly or indirectly, disclose any Company Confidential Information to any Person; provided, however, that Company Confidential Information may be disclosed:

(i) to any other member of the Ivory Group;

(ii) to any Representative of any member of the Ivory Group in the normal course of the performance of such Representative’s duties or to any financial institution providing credit to any member of the Ivory Group who is subject to customary confidentiality obligations;

(iii) to any Person (other than any Person directly or indirectly engaged in a Competitive Business if the portion of such Person’s revenues that is attributable to a Competitive Business is reasonably believed by Ivory Parent, after due inquiry of such Person, to be 25% or more of the Company’s revenues (based on, in the case of the Company, the Company’s latest annual consolidated financial statements prior to such disclosure)) to whom any member of the Ivory Group is contemplating a Transfer of more than ten percent of the outstanding Company Common Stock, if such Transfer would not be in violation of the provisions of this Agreement and such potential transferee is advised of the confidential nature of such information and agrees to be bound by a customary confidentiality agreement (of which the Company is an express third party beneficiary with the right to enforce the terms thereof) which contains customary confidentiality, non-use, standstill and non-solicit obligations;

(iv) to any regulatory authority or ratings agency to which any member of the Ivory Group or any of its Affiliates is subject or with which it has regular dealings, if such authority or agency is subject to customary confidentiality obligations; or

(v) if the prior approval or written consent of the Company Board (including a majority of Independent Directors) (not to be unreasonably withheld, conditioned or delayed) has been obtained.

Nothing in this Agreement shall prevent the use (subject, to the extent possible, to a protective order) of Company Confidential Information in connection with the assertion or defense of any claim by or against any member of the Ivory Group or the Company Group, any Affiliates thereof, any Non-Ivory Designee, any Non-Ivory Director, any Ivory Designee or any Ivory Director.

For purposes of this Section 4.1(a), any confidential information relating to the Company Group furnished to any member of the Ivory Group in connection with this Agreement, the Transition Services Agreement, the other Transaction Documents, or the Intercompany Commercial Agreements is hereinafter referred to as “Company Confidential Information.” “Company Confidential Information” does not, however, include information that (i) is or becomes generally available to the public, (ii) was or became available to any member of the Ivory Group from a source other than a member of the Company Group or a Representative thereof on behalf of the Company Group who is not known by Ivory to be subject to an obligation of confidentiality to any member of the Company Group with respect to such information, or (iii) is developed independently by a member of the Ivory Group without reference to the Company Confidential Information.

(b) From the date hereof until the date that is three years following the Fourth Trigger Date, subject to Section 4.1(c) and except as contemplated by this Agreement, any Transaction Document or any Intercompany Commercial Agreement, the Company shall not, shall cause the other members of the Company Group and its and such other members’ directors and officers not to, and shall use its reasonable best efforts to cause it and such other members’ employees and other agents and representatives (including legal counsel and outside advisors) not to, directly or indirectly, disclose any Ivory Confidential Information to any Person; provided, however, that Ivory Confidential Information may be disclosed:

(i) to any other member of the Company Group;

(ii) to any Representative of any member of the Company Group in the normal course of the performance of such Representative’s duties or to any financial institution providing credit to any member of the Company Group who is subject to customary confidentiality obligations;

(iii) to any regulatory authority or ratings agency to which any member of the Company Group or any of its Affiliates is subject or with which it has regular dealings, if such authority or agency is subject to customary confidentiality obligations; or

(iv) if the prior approval or written consent of Ivory (not to be unreasonably withheld, conditioned or delayed) has been obtained.

Nothing in this Agreement shall prevent the use (subject, to the extent possible, to a protective order) of Ivory Confidential Information in connection with the assertion or defense of any claim by or against any member of the Ivory Group or the Company Group, any Affiliates thereof, any Non-Ivory Designee or any Non-Ivory Director.

For purposes of this Section 4.1(b), any confidential information relating to the Ivory Group furnished to any member of the Company Group in connection with this Agreement, the Transition Services Agreement, the other Transaction Documents, or the Intercompany Commercial Agreements is hereinafter referred to as “Ivory Confidential Information.” “Ivory Confidential Information” does not, however, include information that (i) is or becomes generally available to the public, (ii) was or became available to any member of the Company Group from a source other than a member of the Ivory Group or a Representative thereof on behalf of the Ivory Group who is not known by the Company to be subject to an obligation of confidentiality to any member of the Ivory Group with respect to such information, or (iii) is developed independently by a member of the Company Group without reference to the Ivory Confidential Information.

(c) If Ivory or any of its Affiliates or Representatives, on the one hand, or the Company or any of its Affiliates or Representatives, on the other hand, are requested or required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) by any Governmental Authority or pursuant to applicable Law to disclose or provide any Company Confidential Information or Ivory Confidential Information, respectively, the Person receiving such request or demand or subject to such requirement, or so required by applicable Law, shall use commercially reasonable efforts to provide the other Party with written notice of such request, demand or requirement as promptly as practicable under the circumstances so that such other Party shall have an opportunity to seek an appropriate protective order. The Party receiving such request or demand or subject to such requirement agrees to take, and cause its Representatives to take, at the requesting Party’s expense, all commercially reasonable steps necessary to obtain confidential treatment by the recipient. Subject to the foregoing, the Party that received such request or demand or is subject to such requirement may thereafter disclose or provide any Company Confidential Information or Ivory Confidential Information, as the case may be, to the extent required by such applicable Law (as so advised by counsel) or such Governmental Authority.

Section 4.2 Restrictions on Transferability and Acquisitions.

(a) During the period beginning on the date of this Agreement and ending on the earlier of (i) the date that is two years from the date of this Agreement and (ii) the Third Trigger Date, without the prior approval of an RPT Committee, Ivory Parent will not cause or permit any member of the Ivory Group to Transfer any Company Common Stock to a Person that is not a controlled Affiliate of Ivory Parent. Until the Third Trigger Date, Ivory Parent shall not, and shall cause the other members of the Ivory Group not to, Transfer, in a single transaction or in a series of related transactions, any shares of Company Common Stock to any Person who is engaged in any Competitive Business, unless (x) approved by an RPT Committee, (y) in a transaction (or series of related transactions) in which the transferee acquires all of the outstanding equity securities of the Company, or (z) the portion of such Person’s revenues that is attributable to a Competitive Business is reasonably believed by Ivory Parent, after due inquiry of such Person, to be less than 25% of the Company’s revenues (based on, in the case of the Company, the Company’s latest annual consolidated financial statements prior to such Transfer). Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, this Section 4.2(a) shall not apply to, and members of the Ivory Group shall not otherwise be prohibited from participating in, repurchases of Company Common Stock that are approved by the Company Board.

(b) During the period beginning on the date of this Agreement and ending on the date that is two years from the date of this Agreement, Ivory Parent shall not, and shall cause the other members of the Ivory Group not to, directly or indirectly, in any manner, (i) effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or otherwise participate in or knowingly encourage, (A) any acquisition by a Person other than the Company of Company Common Stock (including in derivative form) or any tender or exchange offer, merger, consolidation, business combination, conversion, transfer, domestication, or other similar transaction involving the Company or any other member of the Company Group that would result in the Ivory Ownership Percentage being greater than the Ivory Ownership Percentage as of the date hereof, (B) any financing of the acquisition by a Person other than the Company of any shares of Company Common Stock or any security convertible into such shares, (C) any recapitalization, restructuring, liquidation, dissolution or Change of Control Transaction, or (D) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC) to vote any shares of Company Comment Stock or any consent solicitation or stockholder proposal, (ii) form, join or in any way participate in “a group” (as defined under the Exchange Act) with respect to the Company or enter into any voting agreement or otherwise act in concert with any Person or

Group in respect of any shares of Company Common Stock, (iii) except in accordance with this Agreement, otherwise act, alone or in concert with others, to seek representation on the Board of Directors; (iv) take any action which would or would reasonably be expected to cause the Company to make a public announcement under applicable Law regarding any of the types of matters set forth in clause (i) above; (v) enter into any discussions or arrangements with any Person with respect to any of the foregoing; or (vi) request that the Company amend or waive any provision of this Section 4.2(b); provided, however, that Ivory Parent shall be permitted to make a private proposal to the Company Board that would not reasonably be expected to require the Company or any other member of the Company Group or Ivory Parent (or any of its Subsidiaries) to make any public announcement or other public disclosure. The foregoing shall not prohibit:

(i) Ivory Parent or any other member of the Ivory Group from acquiring Company Common Stock by way of stock splits, stock dividends, reclassifications, recapitalizations, or other distributions by the Company to all holders of Company Common Stock on a pro rata basis; or

(ii) acquisitions by Ivory Parent or any other member of the Ivory Group of Company Common Stock that are (A) approved by an RPT Committee or (B) pursuant to the exercise of the preemptive rights set forth in Section 4.3 or the percentage maintenance rights set forth in Section 4.4.

(c) Until the Fourth Trigger Date, except in a transaction that complies with Section 4.2(d), Ivory Parent shall not, and shall cause the other members of the Ivory Group not to, directly or indirectly, in any manner, effect, or seek, offer, or propose (whether publicly or otherwise) to effect, or announce any intention to effect, or otherwise participate in or knowingly encourage, any acquisition of Company Common Stock (including in derivative form) or any tender or exchange offer, merger, consolidation, business combination, conversion, transfer, domestication or other similar transaction involving the Company or any other member of the Company Group that would result in the Ivory Fully Diluted Ownership Percentage being greater than 60%.

(d) Until the second anniversary of the Closing Date, any proposal by any member of the Ivory Group to engage in a transaction or series of related transactions reasonably expected to result in the acquisition of all of the Company Common Stock held by stockholders other than the Ivory Group (the “Other Stockholders”) must be (i) subject to review, evaluation, and prior written approval of an RPT Committee and (ii) submitted for approval to the stockholders of the Company, with a non-waivable condition that a majority of the Company Common Stock held by Other Stockholders approve the transaction (or equivalent tender offer condition). Following the second anniversary of the Closing Date and until the Second Trigger Date, any proposal by any member of the Ivory Group to engage in a transaction or series of related transactions reasonably expected to result in the acquisition of all of the Company Common Stock held by Other Stockholders must either be (as elected by Ivory in its sole discretion) (x) subject to review, evaluation, and prior written approval of an RPT Committee or (y) submitted for approval to the stockholders of the Company, with a non-waivable condition that a majority of the Company Common Stock held by Other Stockholders approve the transaction (or equivalent tender offer condition) (provided that the Company and Ivory shall be permitted to agree to require each of the foregoing conditions to be satisfied).

(e) The Company shall not adopt any stockholder rights plan, “poison pill” or similar arrangement, or adopt any anti-takeover provisions under its organizational documents, that would trigger any right, obligation or event as a result of any Transfer of Company Common Stock by any member of the Ivory Group.

Section 4.3 Preemptive Rights.

(a) To the extent permitted under Nasdaq rules, the Company hereby grants to Ivory the right until the Second Trigger Date to purchase up to its Pro Rata Portion of any Company Securities that the Company may from time to time propose to issue or sell to any Person; provided, however, that in any case in which Company Securities are to be issued (in whole or in part) as consideration in any merger, consolidation, reorganization, conversion, joint venture, transfer, domestication or any other business combination, or any acquisition

(including by merger, consolidation, conversion, transfer, domestication, acquisition of stock or assets or otherwise) of any businesses, assets, operations or securities comprising a business (any such transaction, an “M&A Transaction”), Ivory shall instead be entitled to purchase a number of such Company Securities up to its Percentage Maintenance Share.

(b) Without limiting Ivory’s rights pursuant to Section 3.6, the Company shall give written notice to Ivory (an “Issuance Notice”) of any proposed issuance or sale described in Section 4.3(a) within five Business Days following any meeting of the Company Board or any committee of the Company Board (or subcommittee thereof) at which any such issuance or sale is approved or, if the approval of the Company Board or any committee of the Company Board (or subcommittee thereof) is not required in connection with such issuance or sale, no less than 30 days before the date of the proposed issuance or sale. The Issuance Notice shall, if applicable, be accompanied by a written offer from any prospective purchaser seeking to purchase Company Securities and shall set forth the material terms and conditions of the proposed issuance or sale, including:

(i) the number and class of the Company Securities to be issued or sold and the percentage of the outstanding shares of capital stock of the Company such issuance or sale would represent;

(ii) the proposed issuance or sale date, which shall be at least 30 days from the date of receipt by Ivory of the Issuance Notice; and

(iii) (x) in the case of an issuance for cash (other than a public offering of Company Securities) or offer from a prospective third party for cash, the proposed purchase price in cash per Company Security, and (y) in all other cases (including a public offering of Company Securities), the Company’s calculation of the purchase price based on the Pre-agreed Procedures (such proposed purchase price in clause (x) or (y), the “Proposed Purchase Price”).

(c) For a period of 30 days (such period, as it may be extended pursuant to the proviso of this sentence, the “Election Period”) following the receipt by Ivory of an Issuance Notice, Ivory shall have the right to elect irrevocably to purchase up to its Pro Rata Portion of the Company Securities (or, to the extent applicable as set forth in the proviso of Section 4.3(a), a number of Company Securities up to its Percentage Maintenance Share) at the Proposed Purchase Price by delivering a written notice to the Company; provided, however, that following receipt of an Issuance Notice, Ivory may agree upon a different Proposed Purchase Price with an RPT Committee in accordance with the Related Party Transactions Policy in which case (i) Ivory shall purchase up to its Pro Rata Portion of the Company Securities (or, to the extent applicable as set forth in the proviso of Section 4.3(a), a number of Company Securities up to its Percentage Maintenance Share) at such other Proposed Purchase Price and (ii) the Election Period shall be tolled for so long as Ivory and an RPT Committee are working in good faith to agree on a Proposed Purchase Price until such time as Ivory and such RPT Committee agree on the Proposed Purchase Price. If, at the termination of the Election Period, Ivory shall not have delivered such notice to the Company, Ivory shall be deemed to have waived all of its rights under this Section 4.3 with respect to the purchase of the Company Securities referred to in the Issuance Notice. The closing of any purchase by Ivory shall be consummated concurrently with the consummation of the issuance or sale described in the Issuance Notice; provided, however, that the closing of any purchase by Ivory may be postponed beyond the closing of the transaction in the Issuance Notice (x) to the extent necessary to obtain any required approval of a Governmental Authority or (y) to the extent stockholder approval is required under the Nasdaq rules, in which case the Company and Ivory shall use their respective reasonable best efforts to obtain any such approval(s); provided, further, that for all purposes of this Agreement the Ivory Ownership Percentage and the Ivory Fully Diluted Ownership Percentage shall at all times during this period be calculated as if Ivory shall have exercised its rights pursuant to this Section 4.3 in full and as if all remaining shares described in the Issuance Notice were issued or sold, until such time that (A) such sale to Ivory is consummated, (B) in the case of a required approval of a Governmental Authority, there is a final, non-appealable court order prohibiting Ivory from acquiring such Company Securities, (C) in the case stockholder approval is required under the Nasdaq rules, such stockholder vote shall have occurred and such sale to Ivory not be approved, or (D) Ivory determines not to exercise such rights.

(d) Upon the expiration of the Election Period, the Company shall be free to sell such Company Securities referenced in the Issuance Notice that Ivory has not elected irrevocably to purchase on terms and conditions no more favorable to the purchasers thereof than those offered to Ivory in the Issuance Notice delivered in accordance with Section 4.3(b); provided, however, that if such sale is not consummated within 30 days after the expiration of the Election Period, then any further issuance or sale of such Company Securities shall again be subject to this Section 4.3.

(e) The provisions of this Section 4.3 shall terminate on the Second Trigger Date. This Section 4.3 shall not apply with respect to the issuance or sale of Other Company Securities (as defined in the Pre-agreed Procedures) which shall be subject instead to the Pre-agreed Procedures.

(f) In all cases where Ivory has the right to purchase Company Securities up to its Percentage Maintenance Share pursuant to this Agreement (including the Pre-agreed Procedures), following the issuance or sale of the applicable Company Securities that triggers such Percentage Maintenance Share, the Ivory Ownership Percentage and the Ivory Fully Diluted Ownership Percentage shall at all times be calculated as if Ivory has exercised such right in full and as if any Company Securities not yet issued or sold to the third party shall have been issued or sold, until the earlier of (i) the termination of the period for Ivory to elect to exercise such right if Ivory shall not have elected to exercise such right and (ii) the consummation of Ivory ‘s exercise of such right, at which time the Ivory Ownership Percentage and the Ivory Fully Diluted Ownership Percentage shall be calculated in accordance with the definitions thereof.

Section 4.4 Percentage Maintenance Share.

(a) Following the Second Trigger Date and until the Third Trigger Date, to the extent permitted under Nasdaq rules, with respect to any Company Securities that the Company may from time to time issue or sell to any Person, the Company hereby grants to Ivory the right to purchase Company Securities up to its Percentage Maintenance Share in connection with such transaction, on the terms and subject to the conditions specified in this Section 4.4.

(b) Without limiting Ivory’s rights pursuant to Section 3.6, the Company shall give written notice to Ivory (a “Maintenance Notice”) of any issuance or sale of described in Section 4.4(a) within five Business Days following such issuance or sale. The Maintenance Notice shall set forth the material terms and conditions of such issuance or sale, including:

(i) the number and class of the Company Securities issued or sold and the percentage of the outstanding shares of capital stock of the Company such issuance or sale represented;

(ii) the Percentage Maintenance Share with respect to such issuance or sale; and

(iii) the Proposed Purchase Price.

(c) For a period of 30 days (such period, as it may be extended pursuant to the proviso of this sentence, the “Maintenance Election Period”) following the receipt by Ivory of a Maintenance Issuance Notice, Ivory shall have the right to elect irrevocably to purchase up to its Percentage Maintenance Share at the Proposed Purchase Price by delivering a written notice to the Company; provided, however, that following receipt of a Maintenance Issuance Notice, Ivory may agree upon a different Proposed Purchase Price with an RPT Committee in accordance with the Related Party Transactions Policy in which case (i) Ivory shall purchase up to its Percentage Maintenance Share at such other Proposed Purchase Price and (ii) the Maintenance Election Period shall be tolled for so long as Ivory and an RPT Committee are working in good faith to agree on a Proposed Purchase Price until such time as Ivory and such RPT Committee agree on the Proposed Purchase Price. If, at the termination of the Maintenance Election Period, Ivory shall not have delivered such notice to the Company, Ivory shall be deemed to have waived all of its rights under this Section 4.4 with respect to the purchase of the Company Securities referred to in the

Maintenance Issuance Notice. The closing of any purchase by Ivory shall be consummated promptly following Ivory’s delivery of such notice; provided, however, that the closing of any purchase by Ivory may be extended to the extent necessary to (x) obtain any required approval of a Governmental Authority or (y) to the extent stockholder approval is required under the Nasdaq rules, in which case the Company and Ivory shall use their respective reasonable best efforts to obtain any such approval(s); provided, further, that for all purposes of this Agreement, the Ivory Ownership Percentage and the Ivory Fully Diluted Ownership Percentage shall at all times during this period be calculated as if Ivory has exercised its rights pursuant to this Section 4.4 in full and as if any Company Securities not yet issued or sold to the third party described in the Maintenance Notice were issued or sold, until (A) such sale to Ivory is consummated, (B) in the case of a required approval of a Governmental Authority, there is a final, non-appealable court order prohibiting Ivory from acquiring such Company Securities, (C) in the case stockholder approval is required under the Nasdaq rules, such stockholder vote shall have occurred and such sale to Ivory not be approved, or (D) Ivory determines not to exercise such rights.

(d) This Section 4.4 shall not apply with respect to the issuance or sale of Other Company Securities (as defined in the Pre-agreed Procedures) which shall be subject instead to the Pre-agreed Procedures.

Section 4.5 Related Party Transactions.

(a) All transactions and agreements entered into at or prior to the Closing that would have been Related Party Transactions if they were entered into after the Closing (including any proposed Related Party Transactions contemplated by the Transaction Documents) between any member of the Company Group, on the one hand, and any member of the Ivory Group, on the other hand (the “Pre-Closing Related Party Transactions”), shall not be subject to any further approval of the Company Board or any committee or subcommittee of the Company Board (including by an RPT Committee); provided, however, that any material amendments to, material modifications or terminations (other than as a result of expiration or non-renewal) of, or material waivers, material consents or material elections after the Closing under any Pre-Closing Related Party Transactions shall require the prior written approval of an RPT Committee, subject to and consistent with the Related Party Transactions Policy (as defined below).

(b) Until the Third Trigger Date, except as set forth in Section 4.5(c), all Related Party Transactions shall be governed by the policy set forth on Schedule 4.5(b) (such Schedule, as may be amended from time to time pursuant to Section 7.7, the “Related Party Transactions Policy”).

(c) The Related Party Transactions Policy shall not (i) apply to any transaction pursuant to Section 4.2(d), Section 4.3, Section 4.4, or pursuant to the policies and procedures set forth on Schedule 4.5(c) (such Schedule, as may be amended from time to time, the “Pre-agreed Procedures”), (ii) apply to any Related Party Transaction that is not a Material Related Party Transaction (as defined in the Related Party Transactions Policy), or (iii) limit Ivory’s rights and the Company’s obligations under Section 3.6.

(d) Ivory shall have the right, but not the obligation, to participate in the transactions set forth in the Pre-agreed Procedures to the extent set forth therein in accordance with the policies and procedures set forth therein, and the Company shall take all action such that Ivory shall be able to so participate if it so elects.

Section 4.6 Non-competition.

(a) Until the Second Trigger Date, Ivory Parent will not, and will not permit any of the other members of the Ivory Group to, acquire (whether by stock purchase, merger, tender offer, purchase of assets, conversion, transfer, domestication, or otherwise) any Person engaged in a business that engages in a Competitive Business anywhere in the world, except:

(i) acquisitions by Ivory Parent or any other members of the Ivory Group of less than an aggregate of 10% of the total equity ownership of a Person engaged in a Competitive Business; and

(ii) acquisitions by Ivory Parent or any other members of the Ivory Group of any business or Person that is engaged in a Competitive Business so long as no more than 25% of such business or Person’s revenues (based on such business or Person’s latest annual consolidated financial statements prior to such acquisition) are attributable to a Competitive Business; provided, however, that Ivory Parent and the other members of the Ivory Group may acquire a diversified business or Person having more than 25% of such business or Person’s revenues (based on such business or Person’s latest annual consolidated financial statements prior to such acquisition) attributable to a Competitive Business as long as Ivory Parent or the applicable member of the Ivory Group divest the portion attributable to a Competitive Business in excess of such 25% threshold within 18 months following consummation of such acquisition.

(b) Notwithstanding the foregoing, Ivory Parent and the members of the Ivory Group shall not be prohibited from owning, managing or operating any business that engages in an Ivory Permitted Business anywhere in the world. For purposes hereof, “Ivory Permitted Business” means any business conducted by any member of the Ivory Group on the date of this Agreement and any other business that is directly related to any such business conducted by any member of the Ivory Group on the date of this Agreement.

Section 4.7 Non-solicitation of Employees. Until the Second Trigger Date, each of the Company and Ivory Parent shall obtain the prior written consent of the other before such Party or any of its Affiliates, directly or indirectly, solicits the employment of, in the case of the Company, any Ivory Covered Employee and, in the case of Ivory Parent, any Company Covered Employee, or makes or extends any offer of employment to, or hires, employs or engages (including as a consultant or any similar role), in the case of the Company, any Ivory Covered Employee and, in the case of Ivory Parent, any Company Covered Employee. This Section 4.7 shall cease to apply with respect to an Ivory Covered Employee or a Company Covered Employee, six months after the date on which their employment with, in the case of an Ivory Covered Employee, the Ivory Group and, in the case of a Company Covered Employee, the Company Group, is terminated. Nothing in this Section 4.7 shall restrict or prevent either Party or any of its Affiliates from making generalized solicitations or searches for employees by the use of advertisements in the media of any form (including trade media) or by engaging search firms that are not instructed to solicit, hire or engage in the case of the Company, Ivory Covered Employees and, in the case of Ivory Parent, Company Covered Employees. For purposes hereof, (a) ”Ivory Covered Employee” means (i) the chief executive officer and the chief financial officer (or persons in comparable roles/positions) of each member of the Ivory Group, (ii) each person that reports directly to any such officer (or to any such person in a comparable role/position), and (iii) each person that the Company knows or reasonably should know reports directly to the persons described in the foregoing clause (a)(ii); and (b) ”Company Covered Employee” means (i) the chief executive officer and the chief financial officer of the Company, (ii) each person that reports directly to any such officer, and (iii) each person that Ivory knows or reasonably should know reports directly to the persons described in the foregoing clause (b)(ii).

Section 4.8 Corporate Opportunity.

(a) General. In recognition and anticipation that (i) the Company will not be a Wholly Owned Subsidiary of Ivory and that Ivory will be a significant stockholder of the Company, (ii) directors, officers, or employees of Ivory (such directors, officers, and employees, “Ivory Group Associates”) may serve as directors or officers of the Company, (iii) subject to any contractual arrangements that may otherwise from time to time be agreed to between Ivory, on the one hand, and the Company, on the other hand, Ivory may engage in the same, similar, or related lines of business as those in which the Company, directly or indirectly, may engage or other business activities that overlap with or compete with those in which the Company, directly or indirectly, may engage, (iv) Ivory may have an interest in the same areas of corporate opportunity as the Company, and (v) as a consequence of the foregoing, it is in the best interests of the Company that the respective rights and duties of the Company and of Ivory, and the duties of any directors or officers of the Company who are also Ivory Group Associates, be determined and delineated in respect of any transactions between, or opportunities that may be suitable for both, the Company or its Subsidiaries, on the one hand, and Ivory, on the other hand, this Section 4.8 shall to the fullest extent permitted by applicable Law regulate and define the conduct of certain of the business and affairs of the Company in relation to Ivory and the other members of the Ivory Group and the conduct of certain affairs of the Company as they may involve Ivory and their respective directors, officers, or employees, and the power, rights, duties, and liabilities of the Company and its officers, directors, and stockholders in connection therewith.

(b) Certain Agreements and Transactions Permitted. The Company has entered into this Agreement, and, subject to this Agreement, the Company may from time to time enter into and perform one or more agreements (including the Intercompany Commercial Agreements) (or modifications or supplements to pre-existing agreements) with Ivory pursuant to which the Company, on the one hand, and Ivory, on the other hand, agree to engage in transactions of any kind or nature with each other or agree to compete, or to refrain from competing or to limit or restrict their competition, with each other, including to allocate and to cause their respective directors, officers or employees (including any who are directors, officers or employees of both) to allocate opportunities between or to refer opportunities to each other. Subject to this Section 4.8, and except as otherwise agreed in writing by the Company and Ivory, no such agreement, or the performance thereof by the Company or Ivory shall, to the fullest extent permitted by applicable Law, be considered contrary to (i) any fiduciary duty that Ivory may owe to the Company or to any stockholder or other owner of an equity interest in the Company by reason of Ivory being a controlling or significant stockholder of the Company or participating in the control of the Company or (ii) any fiduciary duty owed to the Company or to any stockholder thereof by any director or officer of the Company who is also an Ivory Group Associate. Subject to Section 4.8(d), to the fullest extent permitted by applicable Law, Ivory, as a stockholder of the Company, or as a participant in control of the Company, shall not have or be under any fiduciary duty to refrain from entering into any agreement or participating in any transaction referred to above, and no director or officer of the Company who is also an Ivory Group Associate shall have or be under any fiduciary duty to the Company to refrain from acting on behalf of the Company or of Ivory in respect of any such agreement or transaction or performing any such agreement in accordance with its terms.

(c) Business Activities. Except as otherwise set forth in this Agreement or otherwise agreed in writing between the Company and Ivory, and subject to Section 4.8(d), Ivory shall to the fullest extent permitted by applicable Law have no duty to refrain from (i) engaging in the same or similar activities or lines of business as the Company or (ii) doing business with any client, customer, or vendor of the Company, and (except as provided in Section 4.8(d)) neither Ivory nor any Ivory Group Associate shall, to the fullest extent permitted by applicable Law, be deemed to have breached its fiduciary duties, if any, to the Company solely by reason of Ivory’s engaging in any such activity. Subject to Section 4.8(d), except as otherwise agreed in writing between the Company and Ivory, if Ivory acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both the Company and Ivory, to the fullest extent permitted by applicable Law neither Ivory nor any Ivory Group Associate shall be liable to the Company or its stockholders for breach of any fiduciary duty as a stockholder or controlling person or director or officer of the Company by reason of the fact that Ivory acquires or seeks such corporate opportunity for itself, directs such corporate opportunity to another Person, or otherwise does not communicate information regarding such corporate opportunity to the Company, and the Company to the fullest extent permitted by applicable Law renounces any interest or expectancy in such business opportunity and waives any claim that such business opportunity constituted a corporate opportunity that should have been presented to the Company.

(d) Corporate Opportunities. Except as otherwise agreed in writing between the Company and Ivory, if a director or officer of the Company who is also an Ivory Group Associate acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both the Company and Ivory, such director or officer shall to the fullest extent permitted by applicable Law have fully satisfied and fulfilled his or her fiduciary duty with respect to such corporate opportunity, and the Company to the fullest extent permitted by applicable Law renounces any interest or expectancy in such business opportunity and waives any claim that such business opportunity constituted a corporate opportunity that should have been presented to the Company, if such director or officer acts in a manner consistent with the following policy:

(i) such a corporate opportunity offered to any individual who is a director but not an officer or employee of the Company and who is also an Ivory Group Associate shall belong to the Company only if such opportunity is expressly offered to such person solely in his or her capacity as a director of the Company and otherwise shall belong to Ivory; and

(ii) such a corporate opportunity offered to any individual who is an officer or employee of the Company and also is an Ivory Group Associate shall belong to the Company unless such opportunity is expressly offered to such person in his or her capacity as a director, officer or employee of Ivory, in which case such opportunity shall belong to Ivory.

(e) Certain Definitions. For purposes of this Section 4.8, (i) ”corporate opportunities” include business opportunities that the Company is financially able to undertake, which are, from their nature, in the line of the Company’s business, are of practical advantage to it and are ones in which the Company, but for the foregoing provisions of this Section 4.8, would have an interest or a reasonable expectancy; (ii) “Ivory” shall mean Ivory and each other member of the Ivory Group; and (iii) the “Company” shall mean the Company and each other member of the Company Group.

Section 4.9 Nasdaq. The Company Common Stock shall be listed on The Nasdaq Global Market, or any successor thereto.

Section 4.10 Change of Control Transactions. Before the Second Trigger Date, Ivory Parent shall not, and shall cause each member of the Ivory Group not to, directly or indirectly, enter into any definitive agreement with any Person providing for a Change of Control Transaction or participate in or in any way support, assist, facilitate or encourage any other Person to effect or seek, directly or indirectly, a Change of Control Transaction, including by Transferring any shares of Company Common Stock in connection with a public tender or similar takeover offer made to all holders of shares of Company Common Stock for all shares of Company Common Stock, in each case, if as a result of such Change of Control Transaction Ivory Parent or any of its Affiliates would receive per share consideration in respect of its Company Common Stock in excess of the per share consideration to be received by the other holders of shares of Company Common Stock; provided, however, that (i) if certain holders of shares of Company Common Stock are granted the right to elect to receive equity instead of cash in such Change of Control Transaction, the foregoing provision shall be deemed satisfied so long as the equity consideration is equivalent in value to the cash consideration, as reasonably determined in good faith by an RPT Committee and (ii) this Section 4.10 shall not apply to the treatment of any commercial arrangements (x) in place between any member of the Ivory Group, on the one hand, and any member of the Company Group, on the other hand, or (y) proposed to be put in place with any member of the Ivory Group in connection with such Change of Control Transaction, that in either case of clause (x) or (y) do not by their terms expressly relate to the Company Common Stock.

ARTICLE V

Financial and Other Information

Unless otherwise expressly provided herein, each of the covenants and agreements in this ARTICLE V shall terminate on the Third Trigger Date.

Section 5.1 Annual, Quarterly, and Monthly Financial Information; Ivory’s Operating Reviews.

(a) The Company shall deliver to Ivory Parent such financial, tax and accounting information and materials as Ivory Parent reasonably may request from time to time, including the following:

(i) within four working days following each calendar month-end, a monthly reporting package including trial balances for the Company and each of its Subsidiaries as of the end of such month, an unaudited consolidated balance sheet of the Company as of the end of such month and the related statements of earnings, comprehensive income, stockholders’ equity and cash flow, and reasonable supporting schedules and account detail for the month and year-to-date period on Ivory Parent’s year-end basis, in accordance with Ivory’s accounting policies except to the extent such policies are inconsistent with GAAP, and setting forth in comparative form the figures for the corresponding periods of the previous fiscal year;

(ii) within five working days following each calendar month end, forecast Company consolidated statements of earnings (including revenue, gross profit, adjusted operating profit and operating profit conforming to Ivory’s profit metrics and chart of accounts, prepared in each case in accordance with Ivory’s accounting policies except to the extent such policies are inconsistent with GAAP), and cash flow, and reasonable supporting schedules and analysis for such month and for each of the remaining months in the then current calendar year (together with such information as may reasonably be requested by Ivory Parent, including any information reasonably required to determine such items on an IFRS basis;

(iii) no later than September 30 of each fiscal year of Ivory Parent, a forecast for the next fiscal year of Ivory Parent, including statements of earnings (including revenue, gross profit, adjusted operating profit and operating profit conforming to Ivory’s profit metrics and chart of accounts, prepared in each case in accordance with Ivory’s accounting policies except to the extent such policies are inconsistent with GAAP), and cash flow, and reasonable supporting schedules and analysis by month, for the next such fiscal year (together with such information as may reasonably be requested by Ivory Parent to determine such forecast on an IFRS basis);

(iv) no later than two months after a written request by Ivory Parent within the first six months of an Ivory Parent fiscal year, a forecast for the next three fiscal years of Ivory Parent, with the first of those years broken down by month and the second and third of those years being broken down by quarter, including statements of earnings (including revenue, gross profit, adjusted operating profit and operating profit conforming to Ivory’s profit metrics and chart of accounts, prepared in each case in accordance with Ivory’s accounting policies except to the extent such policies are inconsistent with GAAP) and cash flow, and supporting schedules and analysis (together with such information as may reasonably be requested by Ivory Parent to determine such forecast on an IFRS basis); and

(v) within one month after the end of each fiscal year of the Company (and in the case of any renewal of any existing policies, or adoption of any new policies, promptly after any such renewal or adoption), copies of all insurance policies of the Company and the other members of the Company Group.

(b) No later than ten Business Days following the end of each month, the Company shall deliver a discussion and analysis by management of the Company’s and its Subsidiaries’ consolidated financial condition and results of operations (including revenue, gross profit, adjusted operating profit and operating profit conforming to Ivory’s profit metrics and chart of accounts, prepared in each case in accordance with Ivory’s accounting policies except to the extent such policies are inconsistent with GAAP) for such month and for the fiscal year-to-date period (determined by reference to Ivory Parent’s fiscal year, and other information reasonably required to comply with Ivory Parent’s financial and other reporting requirements.

(c) No later than five Business Days before the day the Company publicly files any Annual Report on Form 10-K or Quarterly Report on Form 10-Q with the SEC, the Company shall deliver to Ivory Parent drafts of its Annual Report on Form 10-K or Quarterly Report on Form 10-Q, together with the form of all certifications required by applicable Law by each of the Chief Executive Officer and Chief Financial Officer of the Company and, with respect to the Annual Report on Form 10-K, the form of opinion the Company’s independent certified public accountants expect to provide thereon.

(d) The Company shall provide Ivory Parent an opportunity to meet with management of the Company to discuss the information required to be provided by this Section 5.1 upon reasonable notice during normal business hours.

(e) In connection with this Section 5.1, the Company shall provide Ivory Parent all such information as may reasonably be requested by Ivory Parent in order for Ivory Parent to reconcile GAAP compliant and other information provided to Ivory Parent pursuant hereto to UK-adopted international accounting standards.

Notwithstanding anything to the contrary herein, the failure of the Company to achieve any of the deadlines set forth in this Section 5.1 in the first four full calendar months following the date of this Agreement shall not constitute a breach of this Agreement by the Company so long as the Company uses commercially reasonable efforts to deliver the relevant information as promptly as reasonably practicable after such deadline.

Section 5.2 Ivory Public Filings. The Company shall cooperate, and cause its accountants to cooperate, with Ivory Parent to the extent reasonably requested by Ivory Parent in the preparation of Ivory Parent’s press releases, public earnings releases, reports, notices, prospectuses and any other filings made by any member of the Ivory Group with the Governmental Authority, any national securities exchange or otherwise made publicly available (collectively, “Ivory Public Filings”). As soon as reasonably practicable after request therefor, the Company shall provide to Ivory Parent all supporting materials and other information that Ivory Parent reasonably requests in connection with any such Ivory Public Filings or that is required to be disclosed therein under any applicable Law. If and to the extent reasonably requested by Ivory Parent, the Company shall diligently and promptly review all drafts of such Ivory Public Filings. Unless required by applicable Law or GAAP or interpretations thereof, without the prior consent of Ivory Parent, the Company shall not publicly release any financial or other information that conflicts with the information with respect to the Company, any Affiliate of the Company or the Company Group that is provided by the Company for any Ivory Public Filing.

Section 5.3 Other Financial Reporting and Compliance Matters.

(a) The Company shall provide to Ivory Parent such other information and materials of the Company and the other members of the Company Group reasonably requested by Ivory Parent in connection with its equity ownership in the Company.

(b) The Company shall timely file and consult with Ivory Parent in preparing, all reports, notices and proxy and information statements to be sent or made available by the Company to its security holders, all regular, periodic and other reports filed under Sections 13, 14, and 15 of the Exchange Act by the Company and all registration statements and prospectuses (including all financial statements contained therein) to be filed by the Company with the SEC or any securities exchange pursuant to the listed company manual (or similar requirements) of such exchange (collectively, “Company Public Documents”). Ivory Parent shall have the right to review and comment on any proposed Company Public Document reasonably in advance (and, to the extent reasonably practicable and as would not otherwise limit the Company’s ability to comply with applicable Law, at least five Business Days in advance) of the date the same are printed for distribution to the Company’s stockholders, sent to the Company’s stockholders or filed with the SEC, whichever is earliest. The Company shall consider any such comments in good faith and deliver to Ivory Parent, no later than the date the same are printed for distribution to the Company’s stockholders, sent to the Company’s stockholders or filed with the SEC, whichever is earliest, final copies of all Company Public Documents (except to the extent publicly available via the SEC’s EDGAR system). The Company shall file on dates reasonably determined by the Company Board, (x) its Quarterly Reports on Form 10-Q with the SEC and (y) its Annual Report on Form 10-K with the SEC, unless the Company is otherwise required by applicable Law. The Parties shall cooperate in preparing all press releases and other statements to be made available by the Company or any other member of the Company Group to the public, including information concerning material developments in the business, properties, results of operations, financial condition or prospects of the Company or any other member of the Company Group. Ivory Parent shall have the right to review and comment on, reasonably in advance of the public release or release to financial analysts or investors, (i) all press releases and other statements to be made available by the Company or any other member of the Company Group to the public that relate to financial or accounting matters and (ii) all reports and other information prepared by the Company or any other member of the Company Group for release to financial analysts or investors. The Company shall consider any such comments in good faith. No press release, report, registration, information or proxy statement, prospectus or other document which refers, or contains information with respect, to any member of the Ivory Group shall be filed with the SEC or otherwise made public or released to any financial analyst or investor by the Company or any other member of the Company Group without the prior written consent of Ivory Parent (which consent shall not be unreasonably withheld, conditioned or delayed) with respect to those portions of such document that contain information with respect to any member of the Ivory Group, except as may be required by applicable Law (in such cases the Company shall use its reasonable best efforts to notify the relevant member of the Ivory Group and to obtain such member’s consent before making such a filing with the SEC or otherwise making any such information public).

(c) The Company shall publicly release its financial results for each annual and quarterly period as determined by the Company Board and in compliance with applicable SEC rules.

(d) The Company will follow and comply with the following requirements with respect to audit maters:

(i) Until the Second Trigger Date, the Company will not change auditors without the prior written consent of Ivory Parent.

(ii) The Company will request the independent certified public accountants of the Company (the “Company Auditors”) to make available to the independent certified public accountants of Ivory Parent (the “Ivory Auditors”), at Ivory Parent’s expense, both the personnel who performed or are performing the annual audit of the Company and, consistent with customary professional practice and courtesy of such auditors with respect to the furnishing of work papers, work papers related to the annual audit of the Company, in all cases within a reasonable time before the Company Auditors’ opinion date, so that the Ivory Auditors are able to perform the procedures they consider necessary to take responsibility for the work of the Company Auditors as it relates to the Ivory Auditors’ report on the Ivory Annual Statements, all within sufficient time to enable Ivory Parent to meet its timetable for the printing, filing and public dissemination of the Ivory Annual Statements. The Company shall make reasonably available to the Ivory Auditors and Ivory Parent the employees of the Company Group who performed or are performing the annual audit of the Company and shall provide such other assistance and financial and other information in connection therewith as may reasonably be requested by Ivory Parent.

(e) Upon Ivory Parent’s request, the Company’s Chief Executive Officer and all other relevant members of the Company’s senior management team requested by Ivory Parent shall (i) meet with members of Ivory Parent’s senior management team at least four times a fiscal year to discuss matters relating to Ivory ‘s investment in the Company, including with respect to reviews of the Company’s operations, affairs, finances or results and the Company’s business plan and strategy, and (ii) meet with the Ivory Auditors and Ivory Parent’s internal audit team at least two times a fiscal year to discuss matters related to the annual audit of Ivory Parent.

(f) Ivory Parent will be permitted, at Ivory Parent’s expense, to conduct internal audits on the Company Group to assess the Company Group’s internal controls over financial reporting as well as perform risk assessments on the Company Group’s controls over financial reporting processes, including to the extent related to fraud reporting. Such internal audits shall be conducted upon reasonable prior written notice to the Company, and any such audit shall not occur more than once any 12-month period. The Company will implement internal control changes as reasonably proposed by Ivory Parent.

(g) Ivory Parent may, from time to time and at any time, at Ivory Parent’s expense, request an audit (“Compliance Audit”) of the Company’s compliance programs, policies and procedures (the “Compliance Program”). Each Compliance Audit shall be conducted upon reasonable prior written notice to the Company, and any such Compliance Audit shall not occur more than once during any 12-month period. In the event of a Compliance Audit, the Company shall (i) provide such information reasonably requested by Ivory relating to the Compliance Program, (ii) make available during normal business hours its Representatives upon Ivory ‘s reasonable request, and (iii) implement any changes to the Compliance Program as reasonably proposed by Ivory Parent. All such Compliance Programs shall take into account (1) the tax strategy of the Ivory Group as communicated to the Company in writing from time to time by Ivory Parent and (2) until the date on which Ivory Parent and the other members of the Ivory Group cease to own or control, collectively, at least a majority of the issued and outstanding shares of capital stock of the Company entitled to vote in the election of directors, all such Compliance Programs shall take into account that the Company is a majority owned subsidiary of Ivory Parent.

(h) Notice of Certain Events. Until the Second Trigger Date, the Company shall promptly notify Ivory Parent after the Company becomes aware (but no later than two Business Days after it becomes so aware) of any ethics allegations involving violations of Law, members of senior management or financial reporting issues, any material investigations (internal or external), or any material audit or Action regarding or involving any member of the Company Group. Until the Second Trigger Date, the Company shall keep Ivory Parent reasonably apprised of the status of each such allegation, investigation, audit or Action, consult with Ivory Parent with respect thereto and consider in good faith any comments or suggestions from Ivory Parent.

Section 5.4 Production of Witnesses; Records; Cooperation.

(a) Except in the case of an adversarial Action by one Party against another Party, each of Ivory Parent and the Company shall use its reasonable efforts to make available to each other Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records, or other documents may reasonably be required in connection with any Action in which the requesting Party may from time to time be involved. The requesting Party shall bear all costs and expenses in connection therewith.

(b) Without limiting the foregoing, Ivory Parent and the Company shall cooperate and consult to the extent reasonably necessary with respect to any Actions other than an adversarial Action by one Party against another Party.

(c) The obligation of Ivory Parent and the Company to provide witnesses pursuant to this Section 5.4 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses officers without regard to whether the witness or the employer of the witness could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 5.4(a)).

(d) In connection with any matter contemplated by this Section 5.4, Ivory Parent and the Company will enter into a mutually acceptable joint defense agreement so as to maintain to the extent practicable any applicable attorney-client privilege, work product immunity or other applicable privileges or immunities of any member of any Group.

Section 5.5 Privilege. The provision of any information pursuant to this ARTICLE V shall not be deemed a waiver of any privilege, including privileges arising under or related to the attorney-client privilege or any other applicable privilege (a “Privilege”). Neither the Company or any member of the Company Group nor Ivory Parent or any member of the Ivory Group will be required to provide any information pursuant to this ARTICLE V if the provision of such information would serve as a waiver of any Privilege afforded such information.

ARTICLE VI

Dispute Resolution

Section 6.1 General Provisions.

(a) Any dispute, controversy or claim arising out of, in connection with, or relating to this Agreement, or the validity, interpretation, breach or termination thereof (a “Dispute”), shall be resolved in accordance with the procedures set forth in this ARTICLE VI, which shall be the sole and exclusive procedures for the resolution of any such Dispute except as set forth in Section 6.1(g) and Section 7.11.

(b) Commencing with an Initial Notice (as defined in Section 6.2), all communications between the Parties or their Representatives in connection with the attempted resolution of any Dispute shall be deemed to have been delivered in furtherance of a Dispute settlement and shall be exempt from discovery and production, and shall not be admissible in evidence for any reason (whether as an admission or otherwise), in any proceeding for the resolution of the Dispute.

(c) The Parties expressly waive and forego any right to trial by jury.

(d) The specific procedures set forth below, including the time limits referenced therein, may be modified by agreement of the Parties in writing.

(e) All applicable statutes of limitations and defenses based upon the passage of time shall be tolled while the procedures specified in this ARTICLE VI are pending. The Parties will take such action, if any, required to effectuate such tolling.

(f) The Parties hereby irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, solely if such court lacks subject matter jurisdiction, any other state court or federal court having subject matter jurisdiction located within the State of Delaware in connection with any such Dispute, and each Party hereby irrevocably agrees that all claims in respect of any such Dispute or any suit, action or proceeding related thereto may be heard and determined solely in such courts. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection that they may now or hereafter have to the laying of venue of any such Dispute brought in such courts or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties agrees that a judgment in any such Dispute may be enforced in other jurisdictions by suit, on the judgment or in any other manner provided by applicable Law. Each of Ivory Parent and Ivory further irrevocably consents to process being served on it in any action or proceeding by mailing a copy thereof in the manner for delivery of notices specified in Section 7.2 to Informa USA, Inc. (“Process Agent”) with an address on the date hereof as set forth in Section 7.2, as such Person’s agent for the purpose of accepting service of any process in the United States. Each of Ivory Parent and Ivory agrees that such service upon receipt by Process Agent (x) shall be deemed in every respect effective service of process upon such Person in any such action or proceeding and (y) shall, to the fullest extent permitted by applicable Law, be taken and held to be valid personal service upon and personal delivery to such Person.

(g) To the extent a Dispute under this Agreement is not resolved pursuant to Section 6.2, a Party may bring such a Dispute in court solely in accordance with Section 6.1(f). For the avoidance of doubt, unless pursuant to Section 7.11, a Party may not bring a Dispute in court without first following the procedures set forth in Section 6.2.

Section 6.2 Consideration by Senior Executives. The Parties shall attempt in good faith to resolve any Dispute by negotiation at a meeting between the Chief Executive Officer of Ivory Parent, on the one hand, and the Chief Executive Officer of the Company, on the other hand. Either Party may initiate the negotiation process by providing a written notice to the other (the “Initial Notice”). Fifteen days after delivery of the Initial Notice, the receiving Party shall submit to the other a written response (the “Response”). The Initial Notice and the Response shall include (i) a statement of the Dispute and of the providing Party’s position and (ii) the name and title of any person that will represent that Party and of any other person who will accompany such person. Such meeting may be in person or by telephone within ten Business Days of the date of the Response to seek a resolution of the Dispute.

Section 6.3 Attorneys’ Fees and Costs. Each Party will bear its own attorneys’ fees and costs incurred in connection with the resolution of any Dispute in accordance with this ARTICLE VI.

ARTICLE VII

Miscellaneous

Section 7.1 Governing Law. THIS AGREEMENT AND ALL PROCEEDINGS OR COUNTERCLAIMS ARISING OUT OF OR RELATED TO THIS AGREEMENT, SHALL BE DEEMED TO BE MADE IN AND

IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

Section 7.2 Notices. Notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given, (x) on the date sent by confirmed e-mail of a PDF document if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, (y) when delivered, if delivered personally to the intended recipient, and (z) one Business Day later, if sent by overnight delivery via a national courier service (providing proof of delivery), and in each case, addressed to a party at the following address for such party:

(a) if to Ivory Parent or Ivory:

Informa PLC

5 Howick Place

London, SW1P 1WG

UK

Attention: Rupert Hopley, Stuart Poyser

Email: [***]

and

Informa USA, Inc.

605 Third Avenue, 22nd Floor

New York, New York 10158

Attention: Brian Vasandani

Email: [***]

with copies to (which shall not constitute notice):

Clifford Chance US LLP

31 West 52nd Street

New York, New York 10019

Attention: John A. Healy, Benjamin K. Sibbett

Email: [***]

and

Clifford Chance US LLP

Texas Tower

845 Texas Avenue, Suite 3930

Houston, Texas 77002

Attention: Jonathan D. Bobinger

Email: [***]

(b)	if to the Company:

TechTarget, Inc.

275 Grove Street

Newton, Massachusetts 02466

Attention: Daniel Noreck

      Charles Rennick

Email: [***]

with copies to (which shall not constitute notice):

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, Massachusetts 02109

Attention: Joseph B. Conahan

Email: [***]

and

Wilmer Cutler Pickering Hale and Dorr LLP

7 World Trade Center

250 Greenwich Street

New York, New York 10007

Attention: Andrew Alin

Email: [***]

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

Section 7.3 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision negotiated in good faith by the Parties shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not, subject to clause (a) above, be affected by such invalidity or unenforceability, except as a result of such substitution, and such invalidity or unenforceability shall not affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 7.4 Entire Agreement; No Other Representations and Warranties.

(a) This Agreement, including the Schedules hereto, and the other Transaction Documents constitute the entire agreement between the Parties relating to the subject matter of this Agreement and supersede all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties or their representatives, oral or written, relating to such subject matter.

(b) Each Party hereby acknowledges and agrees that, except for any representations and warranties made by the other Parties as set forth in the Merger Agreement, neither the other Parties nor any other Person is making or has made any representation or warranty, expressed or implied, at law or in equity, with respect to or on behalf of the other Parties, or the accuracy or completeness of any information regarding the other Parties in any form in expectation of or in connection with this Agreement.

Section 7.5 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and to their respective successors and, in the case of Ivory Parent and Ivory, their respective Permitted Assignees; but no assignment of rights to a Permitted Assignee shall be effective unless and until the Permitted Assignee executes and delivers to the Company a joinder in which the Permitted Assignee agrees to be bound by the assignor’s obligations under this Agreement. Any successor or Permitted Assignee of Ivory Parent or Ivory shall be deemed a Party for all purposes of this Agreement to the extent such successor or Permitted Assignee owns Company Common Stock. Neither Ivory Parent nor Ivory may assign its rights hereunder to any Person except to any Permitted Assignee. Notwithstanding anything to the contrary in this Agreement, the Company may not assign its obligations hereunder.

Section 7.6 No Third Party Beneficiaries. This Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder; provided, however, that Ivory, the other members of the Ivory Group, and the Ivory Group Associates are intended third-party beneficiaries of Section 4.8 (Corporate Opportunity).

Section 7.7 Amendment; Waiver.

(a) Any provision of this Agreement (including the Related Party Transactions Policy, the Pre-agreed Procedures, and any other Schedule) may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party or, in the case of a waiver, by the Party against whom the waiver is to be effective; provided, however, that any material amendment or material modification of this Agreement (including the Related Party Transactions Policy, the Pre-agreed Procedures, and any other Schedule) shall require the prior written approval of an RPT Committee; and provided, further, that any material waiver of any or all of the Company’s rights granted under this Agreement shall require the prior written approval of an RPT Committee.

(b) No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

Section 7.8 Interpretation.

(a) The table of contents and the Article, Section, and paragraph headings or captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Schedule, such reference shall be to a Section of or Schedule to this Agreement unless otherwise indicated. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” when used in this Agreement is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” With respect to the determination of any period of time, the word “from” means “from and including.” The terms “Dollars” and “$” mean United States Dollars. References to “written” or “in writing” include in electronic form. References herein to any Contract (including this Agreement) mean such Contract as amended, supplemented, or modified from time to time in accordance with the terms thereof. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any statute defined or referred to herein means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. References herein to any Law or statute shall be deemed also to refer to all rules and regulations promulgated thereunder. Any agreement or instrument defined or referred to herein includes all attachments thereto and instruments incorporated therein.

(b) The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

Section 7.9 Exercise of Rights. The exercise of any right under this Agreement by any party hereto shall be made in each such Person’s sole discretion, subject to applicable Law and any express limitations set forth in this Agreement.

Section 7.10 Privileged Matters.

(a) Each of the Parties agrees, on its own behalf and on behalf of its directors, officers, employees and Affiliates, that the law firms listed on Schedule 7.10(a) (the “Ivory Law Firms”) may serve as counsel to Ivory and the other members of the Ivory Group, on the one hand, and any member of the Bluefin Group (as defined in the Merger Agreement), on the other hand, in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the Transactions, and that, following consummation of the Transactions, the Ivory Law Firms may serve as counsel to any member of the Ivory Group or any director, officer, employee or Affiliate of any member of the Ivory Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement, the other Transaction Documents or the Transactions notwithstanding such representation. In connection with any representation expressly permitted pursuant to the prior sentence, the Company hereby irrevocably waives and agrees not to assert, and agrees to cause the other members of the Company Group to irrevocably waive and not to assert, any conflict of interest arising from or in connection with (i) prior representation of any member of the Bluefin Group by the Ivory Law Firms, and (ii) representation of any member of the Ivory Group prior to and after the Closing by the Ivory Law Firms. As to any privileged attorney-client communications between the Ivory Law Firms and any member of the Bluefin Group prior to the Closing (collectively, the “Privileged Communications”), the Company, on behalf of itself and each of its Affiliates, successors and assigns, including each member of the Company Group, agrees that no such party may use or rely on any of the Privileged Communications in any action against or involving any of the Parties or their respective Affiliates after the Closing.

(b) The Company further agrees, on behalf of itself and each of its Affiliates, successors and assigns, including each member of the Company Group, that all privileged communications in any form or format whatsoever between or among the Ivory Law Firms, on the one hand, and Ivory Parent, any other member of the Ivory Group or any member of the Bluefin Group, or any of their respective Affiliates or its or their respective Representatives, on the other hand, that relate to the negotiation, documentation and consummation of the Transactions, any alternative transactions to the Transactions presented to or considered by Ivory Parent, any other member of the Ivory Group or any member of the Bluefin Group, or any dispute arising under this Agreement or the other Transaction Documents, unless finally adjudicated to not be privileged by a court of law (collectively, the “Privileged Deal Communications”), shall remain privileged after the Closing and that the Privileged Deal Communications and the expectation of client confidence relating thereto shall belong solely to Ivory Parent, shall be controlled by Ivory Parent, and shall not pass to or be claimed by the Company or any other member of the Company Group. The Company agrees that it will not, and that it will cause the other members of the Company Group not to, (i) access or use the Privileged Deal Communications, (ii) seek to have any member of the Ivory Group waive the attorney-client privilege or any other privilege, or otherwise assert that the Company or any other member of the Company Group has the right to waive the attorney-client privilege or other privilege applicable to the Privileged Deal Communications, or (iii) seek to obtain the Privileged Deal Communications or Non-privileged Deal Communications (as defined below) from any member of the Ivory Group or the Ivory Law Firms.

(c) The Company further agrees, on behalf of itself and on behalf of the other members of the Company Group, that all communications in any form or format whatsoever between or among any of the Ivory Law Firms, Ivory Parent, any other member of the Ivory Group or any member of the Bluefin Group, or any of their respective Affiliates or its or their respective Representatives, that relate to the negotiation, documentation and consummation of the Transactions, any alternative transactions to the Transactions presented to or considered by Ivory Parent, any other member of the Ivory Group or any member of the Bluefin Group, or any dispute arising under this Agreement and that are not Privileged Deal Communications (collectively, the “Non-privileged Deal Communications”), shall also belong solely to Ivory Parent, shall be controlled by Ivory Parent and ownership thereof shall not pass to or be claimed by the Company or any other member of the Company Group.

(d) Notwithstanding the foregoing, in the event that a dispute arises between the Company or any other member of the Company Group, on the one hand, and a third party other than Ivory Parent, any other member of the Ivory Group or their respective Affiliates, on the other hand, then the Company or such other member of the Company Group may assert the attorney-client privilege to prevent the disclosure of the Privileged Deal Communications to such third party; provided, however, that to the extent such dispute relates to this Agreement, the other Transaction Documents or the Transactions, none of the Company or any other member of the Company Group may waive such privilege without the prior written consent of Ivory Parent. If the Company or any other member of the Company Group is legally required to access or obtain a copy of all or a portion of the Privileged Deal Communications, then the Company shall promptly (and, in any event, within three Business Days) notify Ivory Parent in writing (including by making specific reference to this Section 7.10(d)) so that Ivory Parent can, at its sole cost and expense, seek a protective order, and the Company agrees to use commercially reasonable efforts to assist therewith.

(e) This Section 7.10 shall apply mutatis mutandis with respect to the representation by the law firms listed on Schedule 7.10(e) of any member of the Company Group and any successors thereof.

Section 7.11 Specific Performance. The Parties acknowledge and agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. The Parties accordingly agree that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions hereof, without proof of actual damages (and each Party hereby waives any requirement for the security or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to applicable Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy for any such breach or that the parties otherwise have an adequate remedy at law. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 7.12 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts (including by attachment to electronic mail in portable document format (PDF)), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

[Signature pages follow]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the Parties as of the date first written above.

TECHTARGET, INC.

By:
Name:
Title:

INFORMA PLC

By:
Name:
Title:

INFORMA US HOLDINGS LIMITED

By:
Name:
Title:

Stockholders Agreement

Signature Page

SCHEDULE 4.5(b)

RELATED PARTY TRANSACTIONS POLICY

ARTICLE I

GENERAL REQUIREMENTS FOR RELATED PARTY TRANSACTIONS

1. Except as otherwise provided by the Stockholders Agreement, dated [●], 2024, by and among Informa PLC, a public limited company organized under the laws of England and Wales, Informa US Holdings Limited, a private company organized under the laws of England and Wales and an indirect, wholly owned subsidiary of Ivory Parent, and TechTarget, Inc., a Delaware corporation, formerly known as Toro CombineCo, Inc. (as may be amended from time to time, the “Stockholders Agreement”), all Related Party Transactions shall be governed by the following standing policies and procedures. Capitalized terms utilized but not defined herein shall have the meanings given to them in the Stockholders Agreement.

2. For the avoidance of doubt, Related Party Transactions shall be subject solely to the express requirements, if any, of the Stockholders Agreement relating to Related Party Transactions and, to the extent applicable pursuant to the Stockholders Agreement, this Related Party Transactions Policy, and shall not be subject to any other related party, conflict of interest or similar policy or procedure of any member of the Company Group.

ARTICLE II

DEFINITIONS

1. Certain Defined Terms. As used in this Related Party Transactions Policy, the following terms shall have the meanings set forth below:

“Designated Officer” means the General Counsel of the Company or such other person designated by a majority of the Company Independent Directors who are Non-Ivory Directors from time to time.

“Material Related Party Transaction” means (i) any Related Party Transaction that meets the Threshold, (ii) any material amendment to, or material modification of, any existing Related Party Transaction (that was not at the time of its entry a Material Related Party Transaction) which results in such Related Party Transaction meeting the Threshold, (iii) any material amendment to, or material modification or termination (other than as a result of expiration or non-renewal) of, or material waiver, material consent or material election under, any Previously Approved Related Party Transaction, (iv) any Related Party Transaction for which a member of the Ivory Group requests approval from an RPT Committee, (v) any matter under the Stockholders Agreement expressly requiring approval from, or an agreement with, an RPT Committee or (vi) any Related Party Transaction that is otherwise material (with materiality being defined in a manner consistent with the Company’s SEC disclosure requirements). The determination as to whether a matter is “material” in clauses (ii), (iii) and (vi) of the foregoing shall be made by the Company Independent Directors who are Non-Ivory Directors and Ivory Parent and such determination shall be conclusive for all purposes of the Stockholders Agreement; provided that if such Company Independent Directors and Ivory Parent do not agree upon such determination, then the issue shall be resolved in accordance with ARTICLE VI (Dispute Resolution) of the Stockholders Agreement.

“Threshold” means any Related Party Transaction involving a payment (together with all substantially related payments) by any one or more members of the Ivory Group to any one or more members of the Company Group or from any one or more members of the Ivory Group to any one or more members of the Company Group

(i) with respect to sales of assets or businesses, of at least $10,000,000 expected per transaction per year, (ii) with respect to commercial agreements, of at least $10,000,000 expected per agreement per year, and (iii) with respect to all other transactions, of at least $10,000,000 expected per transaction per year. The determination as to whether payments are “substantially related” in the foregoing shall be made by the Company Independent Directors who are Non-Ivory Directors and Ivory Parent and such determination shall be conclusive for all purposes of the Stockholders Agreement; provided, however, that if such Company Independent Directors and Ivory Parent do not agree upon such determination, then the issue shall be resolved in accordance with ARTICLE VI (Dispute Resolution) of the Stockholders Agreement.

“Previously Approved Related Party Transaction” means any (i) Related Party Transaction that meets the Threshold and which has previously been approved by an RPT Committee in accordance with this Related Party Transactions Policy or (ii) any Pre-Closing Related Party Transaction.

ARTICLE III

REPORTING PROCESS

1. Any officer or employee of the Company or any other member of the Company Group who is directly responsible for the oversight of a potential Material Related Party Transaction shall, in each case, promptly notify in writing the Designated Officer upon becoming aware of such, who shall provide prompt written notice thereof to the Company Independent Directors. Promptly following receipt of such written notice (and, in any event, within seven days), the Board of Directors shall form an RPT Committee constituted as provided in the definition thereof to review such potential Material Related Party Transaction in accordance with Article IV hereof unless the Company Independent Directors who are Non-Ivory Directors determine in good faith that such transaction does not constitute a Material Related Party Transaction (subject to the other requirements in the definition of Material Related Party Transaction for determining if a Related Party Transaction is a Material Related Party Transaction).

2. No member of the Company Group shall enter into a Material Related Party Transaction without prior written approval from an RPT Committee in accordance with the procedures in Article IV.

3. Any Related Party Transaction that is not a Material Related Party Transaction may be entered into by any member of the Company Group subject to the applicable approval of the Company’s management. Within 30 days after the end of each fiscal quarter of the Company, the Designated Officer shall deliver a written report to the Company Independent Directors detailing any such Related Party Transactions entered into by any member of the Company Group during such fiscal quarter.

4. Subject to compliance with the policies and procedures in this Related Party Transactions Policy, for the avoidance of doubt, officers, directors or employees of any member of the Company Group that are also officers, directors or employees of any member of the Ivory Group may participate in the negotiation, execution, amendment, waiver or termination of any Related Party Transaction on behalf of the Ivory Group.

ARTICLE IV

REVIEW PROCESS

1. In reviewing and determining whether to approve or not approve any Material Related Party Transaction, the applicable RPT Committee shall have the authority to obtain assistance from employees of the Company, including its legal and financial staff, and to retain such external legal, financial, accounting and other advisors as it deems necessary in its sole discretion for the performance of its duties hereunder. The Company shall pay the fees and expenses of all such external advisors.

2. When evaluating a Material Related Party Transaction, the applicable RPT Committee shall take into account the following:

(a) such RPT Committee shall determine that the transaction is in the best interest of the Company and all of its stockholders, including stockholders other than such stockholders that are members of the Ivory Group; and

(b) such RPT Committee shall determine that the transaction is on terms no less favorable to the Company than terms generally available from an unaffiliated third party if such terms were generally available from an unaffiliated third party.

3. The applicable RPT Committee shall maintain a written record of its determination with respect to each Material Related Party Transaction it reviews (which written record shall be satisfied by minutes of the meetings of the RPT Committee considering such transaction or actions by unanimous written consent of such RPT Committee), including the factors considered and conclusion reached, which written record shall be delivered to the Company Independent Directors following dissolution of such RPT Committee.

SCHEDULE 4.5(c)

PRE-AGREED PROCEDURES

Reference is made to the Stockholders Agreement, dated [•], 2024, by and among Informa PLC, a public limited company organized under the laws of England and Wales, Informa US Holdings Limited, a private company organized under the laws of England and Wales and an indirect, wholly owned subsidiary of Ivory Parent, and TechTarget, Inc., a Delaware corporation, formerly known as Toro CombineCo, Inc. (as may be amended from time to time, the “Stockholders Agreement”). Capitalized terms utilized but not defined herein shall have the meanings given to them in the Stockholders Agreement.

“Other Company Securities” means: (i) Earnout Shares and (ii) Equity Awards.

ARTICLE I

PROPOSED PURCHASE PRICE

1. Until the Third Trigger Date, in the case of any issuance or sale of Company Securities (other than an issuance for cash (other than a public offering of Company Securities) or offer from a prospective third party for cash) subject to Section 4.3 (Preemptive Rights) or Section 4.4 (Percentage Maintenance Share) of the Stockholders Agreement, the Proposed Purchase Price (as contemplated by Section 4.3(b)(iii) and Section 4.4(b)(iii) of the Stockholders Agreement) in connection with such issuance or sale shall be as follows (unless Ivory elects to propose a different purchase price or procedure which is agreed to by an RPT Committee):

(a) in the case of Company Common Stock issued or proposed to be issued (in whole or in part) as consideration in any M&A Transaction (including as any earnout, holdback, escrow or contingent payment (such Company Common Stock, the “Earnout Shares”)), a purchase price per share of Company Common Stock that is equal to the average of the daily volume weighted average price of Company Common Stock on Nasdaq (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source selected in good faith by the Company Board) for the 20 consecutive trading days (such average, the “20-Day VWAP”) ending on and including the last trading day immediately prior to the earlier of (i) a public announcement with respect to such transaction or (ii) the entry into a definitive agreement with respect to such transaction; provided that in the case of any Earnout Shares, Ivory shall only have the right to buy shares of Company Common Stock up to its Percentage Maintenance Share as such Earnout Shares are actually issued (but at the same purchase price as set forth in this clause (a));

(b) in the case of a public offering of Company Securities, a purchase price per Company Security that is equal to the per Company Security price at which the underwriting bank(s) sells the portion of the offering sold to Persons other than members of the Ivory Group; and

(c) in all other cases (other than Equity Awards and Closing Equity Awards) in which (i) Company Common Stock is issued or sold or proposed to be issued or sold (including upon the conversion or exchange of any other Company Security), at a purchase price per share of Company Common Stock that is equal to the 20-Day VWAP ending on and including the last trading day immediately prior to the earlier of (A) a public announcement of any such transaction or (B) the entry into a definitive agreement with respect to such transaction and (ii) any other Company Security is issued or sold, at a purchase price proposed by an RPT Committee.

2. Notwithstanding anything to the contrary herein, Ivory shall not have any rights pursuant to Section 4.3 (Preemptive Rights) or Section 4.4 (Percentage Maintenance Share) of the Stockholders Agreement to buy its Pro Rata Portion or Percentage Maintenance Share of shares of Company Common Stock that are issued in connection with the transactions contemplated by the Merger Agreement.

ARTICLE II

EQUITY AWARDS

1. Until the Third Trigger Date, to the extent permitted under Nasdaq rules, the Company hereby grants to Ivory, with respect to each fiscal quarter of the Company after the date of the Stockholders Agreement: (i) the right to purchase shares of Company Common Stock up to its Equity Award Percentage Maintenance Share in connection with the issuance, grant or sale by the Company of restricted stock units, restricted shares, performance units or similar securities or rights (“RSUs”) issued, granted or sold during such fiscal quarter after the date of the Stockholders Agreement, (ii) the right to purchase shares of Company Common Stock up to its Equity Award Percentage Maintenance Share in connection with the issuance, grant or sale by the Company of stock options, warrants, stock appreciation rights, calls, subscriptions or similar securities or rights to acquire Company Common Stock (“Options”) issued, granted or sold during such fiscal quarter after the date of the Stockholders Agreement, and (iii) the right to purchase Company Securities up to its Equity Award Percentage Maintenance Share in connection with the issuance, grant or sale of Company Securities pursuant to any “at the market” program or other similar mechanism (“ATM Program Securities”) during such fiscal quarter after the date of the Stockholders Agreement. The Company Common Stock or other Company Securities that Ivory has the right to purchase pursuant to this Section 1 of this Article II of the Pre-agreed Procedures are the “Equity Awards.” For purposes of this Article II, “Equity Award Percentage Maintenance Share” means, with respect to any fiscal quarter of the Company after the date of the Stockholders Agreement, a number of shares of Company Common Stock or other Company Securities, as applicable as specified in this Section 1 of this Article II, such that, after taking into account the total number of outstanding Company Securities (on a Fully Diluted basis) at the end of such fiscal quarter after giving effect to RSUs, Options, and ATM Program Securities issued or sold during such fiscal quarter (including the Equity Award Percentage Maintenance Share in full) and excluding any other issuances or sales of Company Securities by the Company during the fiscal quarter and excluding any purchases, dispositions or sales of Company Securities by members of the Ivory Group during the fiscal quarter (but for the avoidance of doubt including the Equity Award Percentage Maintenance Share in full), the Ivory Fully Diluted Ownership Percentage would be, assuming Ivory acquired such number of shares of Company Common Stock or other Company Securities, equal to the Ivory Fully Diluted Ownership Percentage at the start of such fiscal quarter.

2. Without limiting Ivory’s rights pursuant to Section 3.6 (Consent Rights) of the Stockholders Agreement, the Company shall provide written notice to Ivory within five Business Days after the end of each fiscal quarter of the Company after the date of the Stockholders Agreement (the “Quarterly Issuance Notice”). The Quarterly Issuance Notice for any fiscal quarter shall set forth (w) (A) the number of RSUs or Options issued, granted or sold during such fiscal quarter and the number of shares of Company Common Stock issuable thereunder and

(B) the number, type and price of ATM Program Securities issued, granted or sold during such fiscal quarter, (x) the Percentage Maintenance Share with respect to such issuances, grants and sales described in the preceding clause (w) for such fiscal quarter (the aggregate amount of Company Common Stock and other Company Securities that Ivory is entitled to purchase pursuant to such Quarterly Issuance Notice, the “Quarterly Offered Securities”), (y) the Specified Purchase Price for each Quarterly Offered Security, and (z) supporting detailed calculations of, and related documentation for, all such amounts.

(a) ”Specified Purchase Price” means:

(i) in the case of any Company Common Stock that Ivory has the right to buy in connection with the issuance, grant or sale of an RSU or an Option, a per share price equal to the weighted average of the closing price per share of the underlying Company Common Stock on the applicable date of issuance, grant or sale (or, if the RSU or Option was issued, granted or sold on a day that was not a trading day, the closing price per share of the underlying Company Common Stock on the immediately preceding trading day) during the applicable fiscal quarter; and

(ii) in the case of any ATM Program Security that Ivory has the right to buy, a per share price equal to the weighted average of the price at which all ATM Program Securities were issued during the fiscal quarter in which such Company ATM Program Securities were issued.

3. For a period of 45 days (such period, as it may be extended pursuant to the proviso of this sentence, the “Quarterly Election Period”) following the receipt by Ivory of a Quarterly Issuance Notice, Ivory shall have the right to elect irrevocably to purchase all or a portion of the Quarterly Offered Securities at the applicable Specified Purchase Prices noted in the Quarterly Issuance Notice by delivering a written notice to the Company; provided that following receipt of a Quarterly Issuance Notice, with respect to any or all of the Quarterly Offered Securities, Ivory may agree upon a different applicable Specified Purchase Price with an RPT Committee in accordance with the Related Party Transactions Policy in which case (i) Ivory shall purchase such Quarterly Offered Securities at such other applicable Specified Purchase Price and (ii) the Quarterly Election Period shall be tolled for so long as Ivory and an RPT Committee are working in good faith to agree on such other applicable Specified Purchase Price until such time as Ivory and such RPT Committee agree on such other applicable Specified Purchase Price. If, at the termination of the Quarterly Election Period, Ivory shall not have delivered such notice to the Company, Ivory shall be deemed to have waived all of its rights under this Article II with respect to the purchase of the Quarterly Offered Securities for such fiscal quarter.

4. The closing of any purchase by Ivory pursuant to this Article II shall be consummated promptly following Ivory’s delivery of such notice; provided, however, that the closing of any such purchase by Ivory may be extended (a) to the extent necessary to obtain any required approval of a Governmental Authority or (b) to the extent Company stockholder approval is required under the Nasdaq rules, in which case the Company and Ivory shall use their respective reasonable best efforts to obtain such approval(s) and after receipt of such approval(s), the Company and Ivory shall consummate such closing; and provided, further, that the Ivory Ownership Percentage and the Ivory Fully Diluted Ownership Percentage shall at all times during this period be calculated as if Ivory shall have exercised its rights pursuant to this Article II in full until such time that (i) such sale to Ivory is consummated, (ii) in the case of a required approval of a Governmental Authority, there is a final, non-appealable court order prohibiting Ivory from acquiring such Company Securities, (iii) in the case Company stockholder approval is required under the Nasdaq rules, such stockholder vote shall have occurred and such sale to Ivory not be approved, or (iv) Ivory determines not to exercise its right pursuant to this Article II.

5. For the avoidance of doubt, without limiting any of Ivory’s rights in the Stockholders Agreement, Ivory shall not have any rights pursuant to Section 4.3 (Preemptive Rights) or Section 4.4 (Percentage Maintenance Share) of the Stockholders Agreement to buy its Pro Rata Portion or Percentage Maintenance Share of Company Common Stock that are issued upon the exercise or vesting of (i) RSUs or Options described in this Article II at the time of such issuance or (ii) RSUs or Options granted prior to the Closing in compliance with the Merger Agreement.

SCHEDULE 7.10(a)

IVORY LAW FIRMS

Clifford Chance US LLP, Clifford Chance LLP, and each of their respective Affiliates

Bristows LLP

SCHEDULE 7.10(e)

COMPANY LAW FIRMS

Wilmer Cutler Pickering Hale and Dorr LLP

Richards, Layton & Finger, P.A.

Macfarlanes LLP

Annex F

Dated as of [●], 2024

TECHTARGET, INC.

as Corporation

and

INFORMA US HOLDINGS LIMITED

as Ivory Holder

FORM OF

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT, dated as of [●], 2024 (this “Agreement”), is made by and between TECHTARGET, INC. (f/k/a TORO COMBINECO, INC.), a Delaware corporation (the “Corporation”), on the one hand, and INFORMA US HOLDINGS LIMITED, a private company organized under the laws of England and Wales (the “Ivory Holder”), on the other hand.

RECITALS

WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of January 10, 2024 (the “Merger Agreement”), by and among TechTarget, Inc., Toro CombineCo, Inc., Toro Acquisition Sub, LLC, Informa PLC, the Ivory Holder, and Informa Intrepid Holdings Inc., at a closing held on the date hereof (the “Closing”), the Ivory Holder acquired [●] shares (the “Initial Shares”) of common stock, par value $0.001 per share, of the Corporation (the “Common Stock”); and

WHEREAS, the execution and delivery of this Agreement at the Closing were required by the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, warranties, and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” of any specified Person means any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such specified Person as such terms are used in and construed under Rule 405.

“Automatic Shelf Registration Statement” means an “automatic shelf registration statement” (as defined in Rule 405).

“beneficially own” (and the correlative term “beneficial ownership”) means, with respect to any securities, having “beneficial ownership” (within the meaning set forth in Rule 13d-3 under the Exchange Act, as such Rule is in effect on the date hereof) of such securities.

“Board of Directors” means the Board of Directors of the Corporation or any authorized committee thereof.

“Business Day” means any day other than Saturday, Sunday, or any day which is a federal legal holiday in the United States or any day on which banking institutions are required or authorized to close in the State of New York or other governmental action to close.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Free Writing Prospectus” means each “free writing prospectus” (as defined in Rule 405) prepared by or on behalf of the Corporation or used or referred to by the Corporation in connection with the sale of Registrable Shares and, where applicable, other securities.

“Governmental Authority” means any supranational, national, federal, state, or local government, foreign or domestic, or any political subdivision of any of the foregoing, or any entity, authority, agency, ministry, department, board, commission, court, or other similar body exercising executive, legislative, judicial, regulatory, or administrative authority or any functions of or pertaining to government, including any authority or other quasi-governmental entity established by a governmental authority to perform any of such functions.

“Holders” means the Ivory Holder and any Permitted Assignee, in each case for so long as such Person beneficially owns Registrable Shares.

“Market Value” of a share of Common Stock on any trading day means the last reported sale price (regular way) of a share of such stock on such trading day, or if there is no last reported sale price on such trading day, the average of the reported closing bid and asked prices (regular way) of a share of such stock on such trading day, in either case on the Nasdaq Global Market, or if such share is not then listed on the Nasdaq Global Market, on the principal stock exchange on which shares of such stock are traded.

“Marketed Offering” means a registered underwritten offering of Registrable Shares (including any registered underwritten Shelf Offering) that is consummated by the applicable Holders following the participation by the Corporation’s management in a customary “road show” (including an “electronic road show”) or other similar marketing effort by the Corporation.

“Maximum Number of Shares” means, with respect to any underwritten offering of Registrable Shares, the maximum number of shares of Common Stock (including Registrable Shares) that the managing underwriters advise the Corporation can be included in such offering without having an adverse effect on such offering, including the price at which the shares can be sold.

“Minimum Number of Shares” means as of any date the lesser of (a) the number of Registrable Shares having an aggregate Market Value as of such date of $75 million, (b) 10% of the market capitalization of the Corporation on the date of the applicable Demand Request, and (c) all of the Registrable Shares owned by any Holder making a Demand Request.

“Other Securities” means Common Stock that is sought to be included in a registered offering other than Registrable Shares.

“Other Stockholders” means holders of Common Stock that have obtained registration rights from the Corporation (other than the Holders).

“Permitted Assignee” means any Person that meets the definition of a “Permitted Assignee” as defined in the Stockholders Agreement and executes and delivers to the Corporation a joinder to this Agreement providing that such assignee shall be bound by and shall fully comply with the terms of this Agreement as a “Holder.”

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, or unincorporated organization, or Governmental Authority.

“prospectus” means the prospectus included in, or pursuant to the rules and regulations of the Securities Act deemed a part of, any Registration Statement (including a preliminary prospectus), as such prospectus may be amended or supplemented by any amendment (including a post-effective amendment) or prospectus supplement (including a prospectus supplement with respect to the terms of the offering of any portion of the Registrable Shares covered by a Shelf Registration Statement), and all documents incorporated by reference or deemed to be incorporated by reference in such prospectus.

“Registrable Shares” means the Initial Shares, all other shares of Common Stock which are (i) acquired by a Holder upon exercise of any preemptive or other similar rights under the Stockholders Agreement or (ii) otherwise acquired by a Holder directly from the Corporation (collectively, “Covered Securities”), and all other securities issued in respect of such Initial Shares or other Covered Securities or into which such Initial Shares or other Covered Securities are later converted or reclassified, in each case that are beneficially owned by any Holder; provided, however, that a security will cease to be a Registrable Share: (a) if and when it has been disposed of pursuant to an effective Registration Statement or sold to the public or (b) if and when it is eligible for resale by the Holder under Rule 144 without the requirement for the Corporation to be in compliance with the current public information required thereunder and without volume or manner-of-sale restrictions.

“Registration Expenses” means all expenses incurred in connection with the performance of or compliance by the Corporation and the Holders with this Agreement with respect to any registration of Registrable Shares pursuant to this Agreement, including (a) the fees and disbursements of the Corporation’s counsel and independent registered public accountants (including the expenses relating to any “comfort letters” or special audits incidental to or required by any such registration); (b) all registration and filing fees of the SEC or FINRA; (c) all expenses in connection with the preparation, printing, filing, and distribution of any Registration Statement, prospectus, Free Writing Prospectus, other offering documents, and amendments and supplements thereto; (d) all costs of printing or producing any agreements among underwriters, underwriting agreements, “blue sky” or legal investment memoranda, selling agreements, and other similar documents in connection with the offering, sale, distribution, or delivery of the Registrable Shares to be disposed of; (e) all expenses in connection with the qualification of the Registrable Shares to be disposed of for offering and sale or distribution under state securities or “blue sky” laws, including the fees and disbursements of counsel for any underwriters in connection with such qualification and in connection with any blue sky and legal investment surveys; (f) all expenses relating to any analyst or investor presentations or “road shows” undertaken in connection with the registration, marketing, or selling of the Registrable Shares; (g) all expenses in connection with the listing of the Registrable Shares on any stock exchange on which other shares of Common Stock are listed; (h) the documented fees and expenses of one nationally recognized law firm up to an aggregate of $100,000, chosen as their counsel by the Holders representing a majority of Registrable Shares to be offered.

“Registration Statement” means any registration statement of the Corporation under the Securities Act that covers any Registrable Shares pursuant to the provisions of this Agreement, including the prospectus, amendments, and supplements to such registration statement (including pre- or post-effective amendments), all exhibits to, and all documents incorporated by reference or deemed to be incorporated by reference in such registration statement.

“Rule 144” means Rule 144 under the Securities Act, as such Rule may be amended from time to time, and any successor rule.

“Rule 405” means Rule 405 under the Securities Act, as such Rule may be amended from time to time, and any successor rule.

“Rule 415” means Rule 415 under the Securities Act, as such Rule may be amended from time to time, and any similar successor rule.

“Rule 424” means Rule 424 under the Securities Act, as such Rule may be amended from time to time, and any successor rule.

“Rule 433” means Rule 433 under the Securities Act, as such Rule may be amended from time to time, and any successor rule.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Selling Expenses” shall mean all brokerage fees, underwriting discounts and selling commissions payable in respect of any sales of Registrable Shares under any Registration Statement by the Holders participating in such sales and all stock transfer taxes applicable to the sale or transfer by such Holders of Registrable Shares to the underwriter(s) pursuant to this Agreement.

“Stockholders Agreement” means that certain Stockholders Agreement, dated as of [•], 2024, by and among the Corporation, Informa PLC, and Informa Holder.

“Subsidiary” means, with respect to any Person, any other Person (a) of which (i) in the case of a corporation, at least (x) a majority of the equity and (y) a majority of the voting interests are owned or controlled, directly or indirectly, by such first Person, by any one or more of its Subsidiaries, or by such first Person and one or more of its Subsidiaries, or (ii) in the case of any Person other than a corporation, such first Person, one or more of its Subsidiaries, or such first Person and one or more of its Subsidiaries (x) owns a majority of the equity interests thereof and (y) has the power to elect or direct the election of a majority of the members of the governing body thereof or otherwise has control over such organization or entity; or (b)  that is required to be consolidated with such first Person for financial reporting purposes.

Section 1.02. Other Defined Terms. As used in this Agreement, the following terms shall have the meanings ascribed to them in the corresponding section of this Agreement set forth below:

Agreement	Preamble

Blackout Period	Section 2.04(a)

Block Trade	Section 2.10

Closing	Recitals

Common Stock	Recitals

Demand Registration Statement	Section 2.01

Demand Request	Section 2.01

Effective Time	Section 2.01

Effectiveness Period	Section 2.01

Indemnified Party	Section 4.03

Indemnifying Party	Section 4.03

Initial Shares	Recitals

Inspectors	Section 3.01(l)

Ivory Holder	Preamble

Liability	Section 4.01

Merger Agreement	Recitals

MNPI Disclosure Condition	Section 2.04(a)

Piggyback Notice	Section 2.09(a)

Piggyback Registration	Section 2.09(a)

Preamble	Recitals

Records	Section 3.01(l)

Section 2.09 Registration Statement	Section 2.09(a)

Shelf Offering	Section 2.10

Shelf Registration Statement	Section 2.01

Take-Down Notice	Section 2.10

ARTICLE II

REGISTRATION RIGHTS

Section 2.01. Demand Registration; Shelf Registration Statement. At any time after the Closing, and for so long as there are any Registrable Shares, upon the written request of any one or more Holders for registration under this Section 2.01 of Registrable Shares meeting the conditions set forth herein (a “Demand Request”), the Corporation shall prepare, file, and cause to be declared effective by the SEC (if such Registration Statement is not an Automatic Shelf Registration Statement), in each case in accordance with the provisions of this Agreement, a Registration Statement covering the sale or distribution from time to time by such Holder or Holders, on a delayed or continuous basis pursuant to Rule 415, of the Registrable Shares (a “Shelf Registration Statement”) for which registration is requested by such Holder or Holders, or, if the Corporation is not then eligible to file such a Shelf Registration Statement, the Corporation shall prepare, file, and cause to be declared effective by the SEC, in each case in accordance with the provisions of this Agreement, a registration statement on the appropriate form under the Securities Act for the type of offering contemplated by the Demand Request (any such registration statement, together with a Shelf Registration Statement, a “Demand Registration Statement”). The Demand Request shall specify, for each requesting Holder, the number of Registrable Shares to be included in such Demand Registration Statement for such Holder’s account; provided, however, that the aggregate number of Registrable Shares so specified for any Holder may not be less than the Minimum Number of Shares for such Holder. Subject to the conditions set forth in this Agreement, Holders shall have the right to make an unlimited number of Demand Requests hereunder. The Corporation shall not be required to prepare or file a Demand Registration Statement for Registrable Shares identified in any Demand Request if the Corporation shall have effected a registration of shares of Common Stock pursuant to a Demand Request at any time during the immediately preceding 180 days or if a Shelf Registration Statement covering the same Registrable Shares included in the Demand Request is already effective. The Effectiveness Period referred to in Section 3.01(a) shall be extended by the number of days covered by any Blackout Period and/or the number of days during which the use of any prospectus is suspended pursuant to Section 2.05 or Section 3.01(k).

Section 2.02. Revocation of Demand Request. The Holders that make a Demand Request may revoke it at any time before the Demand Registration Statement relating thereto becomes effective.

Section 2.03. Selection of Underwriters and Underwriters’ Counsel; Cutbacks.

(a) Subject to the limitations set forth in Article II of this Agreement, Holders may effect an underwritten public offering with respect to any or all the Registrable Shares included in a Demand Registration Statement filed pursuant to a Demand Request. In connection with any underwritten offering not initiated by the Corporation, the lead managing underwriter or underwriters shall be selected by the Holders holding the majority of Registrable Shares included in the Demand Registration Statement, including any Shelf Offering, initiated by such Holders, after consultation in good faith with the Corporation. The Corporation shall be entitled to require that such underwriter or underwriters use the Corporation’s customary underwriters’ counsel (if any).

(b) If the managing underwriters advise the Holders and the Corporation that the number of Registrable Shares requested pursuant to this Article II to be included in an underwritten offering exceeds the Maximum

Number of Shares, the Registrable Shares to be included in such underwritten offering (up to the Maximum Number of Shares) shall be allocated pro rata among all the requesting Holders based on the relative number of Registrable Shares requested by each such Holder to be included in such underwritten offering. To the extent that any Other Stockholder of Other Securities has a contractual right to include such Other Securities in the Demand Registration Statement, and the number of such Other Securities, together with the Registrable Shares to be included in such underwritten offering, exceeds the Maximum Number of Shares in the opinion of the managing underwriters, the Corporation shall include in such registration:

(i) first, Registrable Shares, allocated pro rata among all the requesting Holders based on the relative number of Registrable Shares requested by each such Holder to be included in such underwritten offering (up to the Maximum Number of Shares); and

(ii) second, Other Securities owned by any Other Stockholder with a contractual right to include such Other Securities in such registration, allocated pro rata among all the requesting Other Stockholders based on the relative number of Other Securities requested by each such Other Stockholder to be included in such underwritten offering (up to the Maximum Number of Shares); and

(iii) third, all the shares of Common Stock that the Corporation proposes to sell for its own account (up to the Maximum Number of Shares).

Section 2.04. Blackout Periods.

(a) With respect to any Demand Registration Statement, or amendment or supplement thereto, filed pursuant to Section 2.01 or Section 2.09, if the Board of Directors determines, in its reasonable business judgment, that such registration would cause the Corporation to disclose material nonpublic information, which disclosure (i) would be required to be made in any registration statement so that such registration statement would not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or required to be made in any prospectus so that such prospectus would not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) would not be required to be made at such time but for the filing or effectiveness of such registration statement or prospectus (the “MNPI Disclosure Condition”), the Corporation may, for a reasonable period of time, but not more than the period that the Board of Directors reasonably determines that the MNPI Disclosure Condition continues to exist (a “Blackout Period”), suspend the use or filing of, or the filing of an amendment or supplement to, such Demand Registration Statement; provided, however, that a Blackout Period may not be invoked for a period exceeding 60 consecutive days or 90 days in the aggregate in any 360-day period. Following the determination of a Blackout Period by the Corporation, the Corporation shall promptly notify the Holders in writing that such Demand Registration Statement is unavailable for use (or will not be filed as requested). Upon receipt of any such written notice, the Holders shall discontinue use of the prospectus contained in an effective Demand Registration Statement. When any MNPI Disclosure Condition ends or a Blackout Period otherwise terminates, the Corporation shall promptly notify each Holder in writing and promptly take all actions necessary to permit the Holders to deliver a current prospectus or, if a Demand Registration Statement has not yet been filed, to immediately file the Demand Registration Statement. Each Blackout Period shall be deemed to begin on the date that the relevant notice is given to the Holders and shall be deemed to end on the earlier to occur of (x) the date that the Corporation notifies the Holders that any MNPI Disclosure Condition has ceased to exist and (y) the date that such Blackout Period has been in effect for 60 days.

(b) If the Corporation declares a Blackout Period with respect to a Demand Registration Statement that has not yet been declared effective, the Holders whose Registrable Shares were to be included in such Demand Registration Statement may withdraw their Demand Request therefor.

Section 2.05. SEC Orders Suspending Effectiveness. The Corporation shall notify all Holders that have Registrable Shares included in a Demand Registration Statement of any stop order threatened or issued by the SEC and, as to threatened orders, shall take such actions as may be required, using reasonable best efforts, to prevent the entry of such stop order. If the effectiveness of a Demand Registration Statement is suspended by a stop order issued by the SEC at any time during the Effectiveness Period, the Corporation shall use its reasonable best efforts to obtain the prompt withdrawal of such order, and as promptly as reasonably practicable after such suspension of effectiveness, amend or supplement the Demand Registration Statement in a manner reasonably expected by the Corporation to obtain the withdrawal of such order.

Section 2.06. Plan of Distribution. The “plan of distribution” section of each prospectus included in a Demand Registration Statement with respect to any offering to be made on a delayed or continuous basis under Rule 415 shall be in a form reasonably requested by the Holders whose Registrable Shares are covered by such Demand Registration Statement, subject to any comments of the SEC and the inclusion of such other information as is required by applicable SEC regulations or to conform with applicable SEC practice. Each Holder that elects to dispose of its Registrable Shares under a Registration Statement shall do so in accordance with the “plan of distribution” section of the applicable prospectus.

Section 2.07. Expenses. The Corporation shall pay all Registration Expenses arising from or incident to any registration of Registrable Shares pursuant to this Agreement. All Selling Expenses relating to securities registered on behalf of any Holders shall be borne by the Holders of the Registrable Shares included in such registration.

Section 2.08. Piggyback and Incidental Registration.

(a) At any time after the Closing, if the Corporation or any Other Stockholder proposes to register the offer and sale of shares of Common Stock under the Securities Act (other than on Form S-8, Form S-4, or any successor or other forms promulgated for similar purposes, or solely in connection with an exchange offer or any employee benefit or dividend reinvestment plan) (a “Section 2.08 Registration Statement”), whether for its own account or for the account of any Other Stockholders, in a manner that would permit registration of Registrable Shares for sale to the public under the Securities Act (a “Piggyback Registration”), the Corporation will promptly, and in any event at least ten Business Days prior to the anticipated filing date of the Section 2.08 Registration Statement, notify all Holders in writing (a “Piggyback Notice”) of the Corporation’s intention to do so and of such Holders’ rights under this Section 2.08. The Piggyback Notice shall offer all Holders the opportunity to include in such Section 2.08 Registration Statement such number of Registrable Shares as each Holder may request, subject to the terms of Section 2.08(c). The Corporation will use its reasonable best efforts to include in the Section 2.08 Registration Statement the number of Registrable Shares of each Holder sought to be included therein and so specified in a written notice delivered to the Corporation by such Holder within five Business Days after such Holder’s receipt of the related Piggyback Notice, subject to the terms of this Section 2.08.

(b) A Holder may, prior to the effective date of a Section 2.08 Registration Statement, withdraw any Registrable Shares that such Holder sought to have included therein.

(c) If a Piggyback Registration involves an underwritten offering, then all Holders whose Registrable Shares are included in the Piggyback Registration and who elect to participate in the offering must sell their respective Registrable Shares in such underwritten offering and agree to such terms and provisions that are customarily contained in underwriting agreements with respect to selling stockholders. The Corporation will use its reasonable best efforts to cause such an underwriting agreement to include, with respect to Holders, indemnification and contribution provisions that are substantially to the effect provided in Article IV.

(d) The Corporation may elect, in its sole discretion, to terminate a Section 2.08 Registration Statement at any time prior to the effective date thereof. Upon giving written notice of such election to all Holders of

Registrable Shares, the Corporation shall be relieved of its obligation to register any Registrable Shares in connection with such registration (without prejudice, however, to the rights of Holders under Section 2.01).

(e) If a Piggyback Registration involves an underwritten offering and the managing underwriters advise the Corporation (and, if applicable, the Other Stockholders) that the number of shares of Common Stock requested to be included in the Piggyback Registration exceeds the Maximum Number of Shares, then:

(i) If the Section 2.08 Registration Statement was originated by the Corporation for a primary offering, then such registration statement will include:

(A) first, all the shares of Common Stock that the Corporation proposes to sell for its own account; and

(B) second, to the extent that the number of shares of Common Stock included by the Corporation for its own account is less than the Maximum Number of Shares, the shares of Common Stock proposed to be included by the Other Stockholders and the Registrable Shares proposed to be included by Holders, allocated pro rata among such Persons on the basis of the number of shares requested by each such Person to be included in such registration statement (up to the Maximum Number of Shares); and

(ii) if the Section 2.08 Registration Statement was originated by Other Stockholders for a secondary offering, then such registration statement will include:

(A) first, all the shares of Common Stock that such Other Stockholders propose to sell for their own account; and

(B) second, to the extent that the number of shares of Common Stock included by such Other Stockholders is less than the Maximum Number of Shares, the Registrable Shares proposed to be included by Holders, allocated pro rata among such Holders on the basis of the number of Registrable Shares requested by each such Holder to be included in such registration statement (up to the Maximum Number of Shares).

Section 2.09. Shelf Take-Downs. At any time that a Shelf Registration Statement covering Registrable Shares is effective, if one or more Holders delivers a notice to the Corporation (each, a “Take-Down Notice”) stating that such Holders intend to sell all or part of their respective Registrable Shares included by them in such Shelf Registration Statement (each, a “Shelf Offering”), then the Corporation shall amend or supplement the Shelf Registration Statement as may be necessary in order to enable such Registrable Shares to be distributed pursuant to the Shelf Offering, provided, however, the Market Value of the Registrable Shares for any Shelf Offering shall be at least fifty million dollars ($50,000,000); provided, further, that the that the Corporation shall not be obligated to effect any Shelf Offering if (x) the Corporation (i) has determined to effect a registered underwritten offering of its equity securities for its own account that would be a Piggyback Registration and (ii) at the time of receipt of such notice has already taken substantial steps (including selecting a managing underwriter for such offering) and has proceeded and will continue to proceed with reasonable diligence to effect such offering or (y) such Shelf Offering will involve any marketing efforts involving in-person meetings with prospective investors; provided, however, that the Corporation agrees to cause management of the Corporation to participate in a reasonable number of telephone conferences with prospective investors as necessary. Notwithstanding the foregoing sentence, the Corporation shall not be obligated to effect any subsequent Shelf Offering during any period following the pricing date of a completed Shelf Offering in which the Corporation is subject to a lock-up restriction pursuant to any lock-up agreements entered into in connection with such completed Shelf Offering. In connection with any Shelf Offering (including any Shelf Offering that is an underwritten offering): (a) such proposing Holder(s) shall also deliver the Take-Down Notice to all other Holders included on such Shelf Registration Statement and permit each such other Holder to include such other Holder’s Registrable Shares included on the Shelf Registration Statement in the Shelf Offering if such other Holder notifies the proposing Holder(s) and the Corporation within one Business Day after delivery of the Take-Down

Notice to such Holder; and (b) if the Shelf Offering is underwritten, and if the managing underwriters of such Shelf Offering advise such other Holders in writing that in the opinion of the managing underwriters the total number or dollar amount of shares proposed to be sold exceeds the Maximum Number of Shares, then the managing underwriters may limit the number of Registrable Shares that would otherwise be included in such Shelf Offering, allocated pro rata among such Holders on the basis of the number of Registrable Shares requested by each such Holder to be included in such Shelf Offering (up to the Maximum Number of Shares). Notwithstanding the foregoing, at any time and from time to time if a Shelf Registration Statement covering Registrable Shares is effective, and if a Holder wishes to engage in a Shelf Offering that is an underwritten or other coordinated registered or “registered direct” offering not involving a “roadshow” (any such offer, a “Block Trade”), then notwithstanding the time periods provided for above, such Holder shall deliver a Take-Down Notice to the Corporation of the Block Trade at least two Business Days prior to the date that such offering is to commence and the Corporation shall use its commercially reasonable efforts to facilitate such Block Trade as expeditiously as possible; provided, however, that the Holders wishing to engage in the Block Trade shall use commercially reasonable efforts to cooperate with the Corporation and any underwriters to facilitate preparation of the registration statement, prospectus, and other offering documents related to the Block Trade provided, further, that the Block Trade must cover Registrable Shares having a Market Value of at least fifty million dollars ($50,000,000). Section 2.08 shall not apply to a Block Trade initiated by a Holder pursuant to this Section 2.09. The Holder initiating a Block Trade shall have the right to select the underwriters for such Block Trade (which shall consist of one or more reputable, nationally recognized investment banks).

Section 2.10. Restrictions on Public Sale by Holders of Registrable Shares. If any registration pursuant to Article II will be in connection with a Marketed Offering or an underwritten offering (including with respect to a Shelf Offering or a Block Trade), the Corporation shall not effect any public sale or distribution of any Common Stock (or securities convertible into or exchangeable or exercisable for Common Stock) (other than on Form S-8, Form S-4, or any successor or other forms promulgated for similar purposes, or solely in connection with an exchange offer or any employee benefit or dividend reinvestment plan) for its own account for such number of days following the date of the prospectus (or prospectus supplement if the offering is made pursuant to a Shelf Registration Statement) for such offering as may be agreed upon with the underwriters managing such offering; provided that the Corporation shall not unreasonably withhold or delay its agreement to such duration if it is not materially inconsistent with prevailing market practice at the time of such offering. Each Holder agrees that for any registration pursuant to Article II that is in connection with a Marketed Offering or an underwritten offering (including with respect to a Shelf Offering or a Block Trade), whether or not such Holder is participating in such registration, upon the request of the Corporation and the underwriters managing such offering, such Holder will not effect (other than pursuant to such registration) any public sale or distribution of Common Stock (including any sale pursuant to Rule 144) or make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of, or enter into any swap or other arrangement that transfers to another Person any of the economic consequences of ownership of, any Common Stock, any other equity securities of the Corporation, or any securities convertible into or exchangeable or exercisable for any equity securities of the Corporation, without the prior written consent of the Corporation or such underwriters, as the case may be, for such number of days following the closing of such offering as may be agreed upon with the underwriters managing such offering; provided that the Corporation shall not unreasonably withhold or delay its agreement to such duration if it is not materially inconsistent with prevailing market practice at the time of such offering. No Holder may participate in any Marketed Offering or an underwritten offering (including with respect to a Shelf Offering or a Block Trade) unless such Holder completes and executes all customary questionnaires, powers of attorney, indemnities, underwriting agreements, “lock-up” agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

ARTICLE III

REGISTRATION PROCEDURES

Section 3.01. Registration Procedures. In connection with any registration of Registrable Shares contemplated by this Agreement:

(a) The Corporation shall use reasonable best efforts, subject to Section 2.04 and Section 2.05, to cause each Demand Registration Statement to: (a) be filed with the SEC as promptly as reasonably practicable after the Corporation’s receipt of the Demand Request (but in any event within 60 days after receipt of such request), (b) become effective as promptly as reasonably practicable after filing (if such Registration Statement is not an Automatic Shelf Registration Statement) but in any event by the earlier of (x) five Business Days following the date the SEC has provided notice it will not review such Registration Statement and (y) the date that is 120 days following such filing if the SEC elects to review such filing, and (c) remain continuously effective during the time period (the “Effectiveness Period”) commencing on the date such Registration Statement is declared effective (the “Effective Time”) and ending on the earliest to occur of (x) the date that there are no longer any Registrable Shares covered by such Demand Registration Statement and (y) the three-year anniversary of the effective date of such Demand Registration Statement if such Demand Registration Statement is an Automatic Shelf Registration Statement.

(b) The Corporation shall use its reasonable best efforts to obtain, at the earliest date reasonably practicable, the withdrawal of any order suspending the effectiveness of a Registration Statement or the lifting of any suspension of the qualification (or exemption from qualification) of any of the Registrable Shares for sale in any jurisdiction.

(c) The Corporation shall, prior to the filing of a Registration Statement or related prospectus or any amendment or supplement thereto (including documents to be incorporated or deemed to be incorporated therein by reference, if any, that expressly relate to any offering to be effected thereunder, except to the extent that such documents shall have previously been filed with or furnished to the SEC) with the SEC, (i) furnish or otherwise make available to counsel to the Holders (who may share such documents with the Holders) and any underwriter (if such filing relates to an underwritten offering), if any, copies of all such documents proposed to be filed with or furnished to the SEC, which documents will be subject to the reasonable review and comment of such counsel, and such other documents reasonably requested by such counsel, including any comment letter from the SEC, and (ii) if requested by such counsel, provide such counsel reasonable opportunity to participate in the preparation of such Registration Statement and each prospectus included therein and such other opportunities to conduct a reasonable investigation (within the meaning of the Securities Act), as further described in Section 3.01(l).

(d) The Corporation shall promptly notify counsel to the Holders and any underwriter (if such filing relates to an underwritten offering) (i) when a prospectus or any prospectus supplement or post-effective amendment related to a Registration Statement has been filed and when a Registration Statement or any post-effective amendment thereto has become effective (or in the case of an Automatic Shelf Registration Statement, when the filing has been made), (ii) of any request by the SEC or any other Governmental Authority for amendments or supplements to a Registration Statement or related prospectus or for additional information, (iii) of the issuance by the SEC of any stop order suspending the effectiveness of a Registration Statement or the initiation of any proceeding for such purpose, (iv) of the receipt by the Corporation of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Shares for sale in any jurisdiction, or the initiation or threatening of any proceeding for such purpose, and (v) of any event that makes any statement made in such Registration Statement or related prospectus (or any documents incorporated or deemed to be incorporated therein by reference), as then in effect, untrue in any material respect or that requires any change to be made to such Registration Statement, prospectus, or documents so that in the case of such Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of such prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(e) The Corporation shall enter into such agreements (including underwriting agreements in form, scope, and substance as is customary and consistent with prevailing capital markets practice and containing customary indemnification and contribution provisions) and take all such other customary actions reasonably requested by the Holders of a majority of the Registrable Shares being sold in connection therewith (including those reasonably requested by any underwriter) to expedite or facilitate the disposition of such Registrable Shares and, in the case of each underwritten offering, shall provide reasonable cooperation in connection with such disposition, including, subject to the limitations set forth in Section 2.09 of this Agreement, causing appropriate officers to attend and participate in in-person drafting and due diligence sessions and in any “road show” organized by the underwriters.

(f) After the initial Effective Time of a Registration Statement, the Corporation shall, as promptly as reasonably practicable, prepare and file with the SEC such amendments and post-effective amendments to each Registration Statement as may be necessary to keep such Registration Statement continuously effective during the period provided in this Agreement and comply in all material respects with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement and cause the related prospectus to be supplemented by any prospectus supplement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of the securities covered by such Registration Statement, and as so supplemented to be filed pursuant to Rule 424 (subject to Section 2.04 and Section 2.05).

(g) After the initial Effective Time of a Registration Statement, the Corporation shall, if requested by counsel to the Holders or any underwriter (if such filing relates to an underwritten offering), (i) promptly include in a prospectus supplement or post-effective amendment to the applicable Registration Statement such information as counsel to the Holders or any underwriter may reasonably request in order to permit the intended method of distribution of the Registrable Shares and (ii) make all required filings of such prospectus supplement or such post-effective amendment as soon as practicable after the Corporation has received such request.

(h) The Corporation shall promptly furnish to counsel to the Holders copies of all transmittal letters and other correspondence to the SEC and all correspondence (including comment letters) from the SEC to the Corporation relating to a Registration Statement or any prospectus or any amendment or supplement thereto.

(i) After a Registration Statement is declared effective, and in connection with any underwritten offering under the Registration Statement, the Corporation shall furnish to the Holders whose Registrable Shares are included in such Registration Statement and to the underwriters such number of copies of the Registration Statement, each amendment and supplement thereto (in each case including all exhibits thereto but excluding documents incorporated by reference therein other than those that expressly relate to the offering or underwritten offering), the prospectus included in such Registration Statement, and such other documents as any such Holders or underwriters may reasonably request, in order to facilitate the disposition of the Registrable Shares included in the Registration Statement.

(j) The Corporation shall use reasonable best efforts to (i) register or qualify the Registrable Shares under such other securities or “blue sky” laws of such jurisdictions in the United States (in the event an exemption is not available) as any Holder of Registrable Shares covered by a Registration Statement reasonably (in the light of such Holder’s intended plan of distribution) requests and (ii) cause such Registrable Shares to be registered with or approved by such other Governmental Authorities as may be necessary by virtue of the business and operations of the Corporation and do any and all other acts and things that may be reasonably necessary to enable such Holder to consummate the disposition in such jurisdictions of the Registrable Shares owned by such Holder; provided that the Corporation will not be required to (x) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph (j), (y) subject itself to taxation in any such jurisdiction, or (z) consent to general service of process in any such jurisdiction.

(k) The Corporation shall promptly notify each Holder of Registrable Shares covered by a Registration Statement at any time when a prospectus relating thereto is required to be delivered (or deemed delivered) under the Securities Act or of the occurrence of any event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered (or deemed delivered) to the purchasers of such Registrable Shares, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Subject to Section 2.04, the Corporation shall as promptly as reasonably practicable prepare and furnish to each such Holder a supplement or amendment with respect to any prospectus so that, as thereafter delivered (or deemed delivered) to the purchasers of such Registrable Shares, such prospectus will not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

(l) The Corporation shall (i) make available for inspection at reasonable times by any underwriter participating in an underwritten offering pursuant to the Registration Statement and any other attorney, accountant, or other professional retained by any underwriter (collectively, the “Inspectors”), all financial and other records and pertinent corporate documents and properties of the Corporation (collectively, the “Records”) as shall be reasonably necessary to enable the Inspectors to exercise their due diligence responsibilities and (ii) cause the Corporation’s and its significant Subsidiaries’ executive officers to, and use commercially reasonable efforts to cause the Corporation’s independent accountants to, promptly supply all information reasonably requested by any Inspector in connection with such Registration Statement or underwritten offering.

(m) In connection with an underwritten public offering of Registrable Shares covered by a Registration Statement, the Corporation shall use its reasonable best efforts to furnish to the underwriters, on the date that the Registrable Shares are delivered for sale, a signed counterpart of (i) an opinion or opinions of counsel to the Corporation addressed to such underwriters and (ii) a “comfort letter” or “comfort letters” from the Corporation’s independent public accountants, each in customary form and covering such matters of the type customarily covered by opinions or “comfort letters” in underwritten public offerings.

(n) The Corporation shall use its reasonable best efforts to (i) comply with all applicable rules and regulations of the SEC and (ii) make available to its securityholders, as soon as reasonably practicable, an earnings statement covering a period of 12 months beginning after the effective date of a Registration Statement, in a manner that satisfies the provisions of Section 11(a) of the Securities Act, which requirement will be deemed to be satisfied if the Corporation timely files complete and accurate information on Forms 10-Q, 10-K and 8-K under the Exchange Act and otherwise complies with Rule 158 under the Securities Act.

(o) The Corporation shall cooperate with, and direct the Corporation’s transfer agent to cooperate with, the selling Holders of Registrable Shares and any underwriter (if such filing relates to an underwritten offering), to facilitate the timely settlement of any offering or sale of Registrable Shares, including the preparation and delivery of certificates (not bearing any legend unless required under applicable law) or book-entry (not bearing stop transfer instructions unless required under applicable law) representing Registrable Shares to be sold after receiving written representations from each Holder of such Registrable Shares that the Registrable Shares represented by the certificates so delivered or book-entry so presented by such Holder will be transferred in accordance with the Registration Statement and, in connection therewith, if reasonably required by the Corporation’s transfer agent, the Corporation shall promptly after the effectiveness of the Registration Statement cause an opinion of counsel as to the effectiveness of any Registration Statement to be delivered to and maintained with the transfer agent, together with any other authorization, certificate, or direction required by the transfer agent that authorizes and directs the transfer agent to issue such Registrable Shares without restriction upon sale by the Holder of such shares of Registrable Shares under the Registration Statement.

(p) The Corporation shall use its reasonable best efforts to cause all Registrable Shares covered by a Demand Registration Statement or Piggyback Registration to be listed on each securities exchange on which the Common Stock is listed.

(q) The Corporation shall use its commercially reasonable efforts to timely file the reports and materials required to be filed by it under the Exchange Act to enable the Holders to sell Registrable Shares without registration under the Securities Act within the limitation of the exemption provided by Rule 144. Upon the request of a Holder, the Corporation shall deliver to such Holder a written statement as to whether the Corporation has complied with such requirements and shall provide such customary assurances as any broker or dealer facilitating a sale of Registrable Shares under Rule 144 may reasonably request.

(r) The Corporation shall cooperate with each selling Holder of Registrable Shares and each underwriter or agent participating in the disposition of such Registrable Shares and their respective counsel in connection with any filings required to be made with FINRA. Such cooperation shall include the Corporation’s use of its reasonable best efforts to obtain FINRA’s pre-clearance or pre-approval of any Registration Statement and/or applicable prospectus upon filing with the SEC if necessary.

Section 3.02. Holder Responsibilities.

(a) The Corporation may require each Holder of Registrable Shares included in a Registration Statement to promptly furnish in writing to the Corporation such information regarding such Holder or the distribution of the Registrable Shares as the Corporation may from time to time reasonably request and such other information as may be legally required in connection with such registration or required to be disclosed in order to make the information previously furnished to the Corporation by such Holder not materially misleading or necessary to cause such Registration Statement not to omit a material fact with respect to such Holder necessary in order to make the statements therein not misleading. The right of any Holder to include such Holder’s Registrable Shares in any Registration Statement shall be subject to its compliance with this Section 3.02(a).

(b) In connection with any disposition of Registrable Shares pursuant to a Registration Statement, no Holder shall use any Free Writing Prospectus without the prior consent of the Corporation (such consent not to be unreasonably withheld, conditioned, or delayed).

(c) Upon receipt of any written notice from the Corporation of the occurrence of any event of the kind described in Section 3.01(k), each Holder will discontinue the disposition of such Holder’s Registrable Shares pursuant to a Registration Statement until such Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 3.01(k). If the Corporation gives such notice with regard to any Registration Statement, the Corporation shall extend the Effectiveness Period during which the effectiveness of such Registration Statement shall be maintained by the number of days during the period from (and including) the date of the notice given by the Corporation to the date when the Corporation shall make available to such Holder a prospectus or prospectus supplement that conforms with the requirements of Section 3.01(k).

(d) Each Holder shall comply with the Securities Act and the Exchange Act and all applicable state securities laws in connection with the registration and the disposition of Registrable Shares pursuant hereto.

(e) Each Holder of Registrable Shares included in a Registration Statement will enter into and perform agreements (including underwriting or similar agreements in customary form and consistent with prevailing capital markets practice and containing customary indemnification and contribution provisions) containing such terms and provisions as are customarily contained in underwriting agreements with respect to selling stockholders, take such other commercially reasonable actions as are required in order to expedite or facilitate the disposition of any Registrable Shares pursuant hereto, and provide all reasonable cooperation customary for similar dispositions in connection herewith. Notwithstanding the foregoing, the Corporation shall use its reasonable best efforts to cause any underwriting agreement to include, with respect to the Holders, indemnification and contribution provisions that are substantially to the effect provided in Article IV.

ARTICLE IV

INDEMNIFICATION

Section 4.01. Indemnification By the Corporation. The Corporation shall indemnify and hold harmless to the fullest extent permitted by law each Holder whose Registrable Shares are covered by a Registration Statement, such Holder’s officers, directors, partners, managing members, agents, other Affiliates, and each Person who controls such Holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), from and against any and all losses, claims, damages, liabilities, and expenses, or any action or proceeding in respect thereof (each, a “Liability,” and collectively, “Liabilities”), as incurred, arising out of, or based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, any prospectus relating to such Registrable Shares (or in any amendment or supplement thereto), any Free Writing Prospectus, or any other document (including any related Registration Statement, notification, or the like) incident to any such registration, qualification, or compliance, or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such Liabilities arise out of or are based upon any such untrue statement or omission or alleged untrue statement or omission based upon information furnished in writing to the Corporation by such Holder or on such Holder’s behalf, in either such case expressly for use therein; provided, however, that with respect to any untrue statement or omission or alleged untrue statement or omission made in any prospectus, the indemnification obligations contained in this Section shall not apply to the extent that any such Liability results from (a) the fact that a current copy of the prospectus was not sent or given to the Person asserting any such Liability at or prior to the written confirmation to such Person of the applicable sale of the Registrable Shares, if it is determined that the Corporation provided such prospectus before such confirmation and it was the responsibility of such Holder or such Holder’s agents to provide such Person with a current copy of the prospectus and such current copy of the prospectus would have cured the defect giving rise to such Liability, (b) the use of any prospectus by or on behalf of any Holder after the Corporation has notified such Person in writing (i) pursuant to Section 3.01(k) that such prospectus contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, (ii) pursuant to Section 2.05 that a stop order has been issued by the SEC with respect to the Registration Statement, or (iii) pursuant to Section 2.04(a) that an MNPI Disclosure Condition exists, or (c) the use of any prospectus by or on behalf of any Holder with respect to any Registrable Shares after such time as the Corporation’s obligation to keep the Registration Statement effective in respect of such Registrable Shares has expired.

Section 4.02. Indemnification By Holders of Registrable Shares. Each Holder whose Registrable Shares are included in any Registration Statement shall, severally and not jointly, indemnify and hold harmless to the fullest extent permitted by law (including reimbursement of the Corporation for any legal or any other expenses reasonably incurred by it in investigating or defending such Liabilities) the Corporation, its officers, directors, agents, other Affiliates, and each Person who controls the Corporation (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), from and against any and all Liabilities, as incurred, arising out of, or based upon any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement, any prospectus relating to such Registrable Shares, any amendments or supplements thereto, “issuer free writing prospectus” (as such term is defined in Rule 433), or other document relating to such Registrable Shares (or in any amendment or supplement thereto), or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the indemnification obligations contained in this Section 4.02 shall apply only to the extent that such Liabilities arise out of or are based upon information furnished in writing by such Holder or on such Holder’s behalf, in either case expressly for use in the Registration Statement, prospectus, or in any amendment or supplement thereto relating to such Holder’s Registrable Shares.

Section 4.03. Conduct of Indemnification Proceeding. After receipt by any Person who may seek indemnification pursuant to Section 4.01 or Section 4.02 (an “Indemnified Party”) of any written notice of the commencement of any action, suit, proceeding, or investigation, or threat thereof made in writing, such Indemnified Party shall promptly notify the Person against whom such indemnification may be sought (the “Indemnifying Party”) in writing; provided, however, that the delay or failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any obligation or liability except to the extent that the Indemnifying Party has been materially prejudiced by such delay or failure. If notice of commencement of any such action, suit, proceeding, or investigation, or written threat is so given to the Indemnifying Party, the Indemnifying Party shall be entitled to participate in and, to the extent it may wish, jointly with any other Indemnifying Party similarly notified, to assume the defense of such action at its own expense, with counsel reasonably satisfactory to such Indemnified Party. In any such proceeding so assumed by the Indemnifying Party, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (a) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (b) representation of both parties by the same counsel would be inappropriate due to actual or potential differing or conflicting interests between them. The Indemnifying Party, in connection with any proceeding or related proceedings in the same jurisdiction, shall be liable only for the reasonable fees and expenses of one firm of attorneys (in addition to any necessary local counsel) at any time for all such Indemnified Parties; and all such fees and expenses shall be reimbursed as they are incurred upon submission of reasonably itemized invoices that comply with the Corporation’s standard billing policies for outside counsel. In the case of any such separate firm for Holders who are entitled to indemnity pursuant to Section 4.01, such firm shall be designated in writing by the Indemnified Party who had the largest number of Registrable Shares included in the applicable Registration Statement. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent (which consent shall not be unreasonably withheld), but in the case of settlement with such consent, or in the case of a final judgment for the plaintiff, the Indemnifying Party shall indemnify and hold harmless such Indemnified Parties from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is or could have been a party and indemnification could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability arising out of such proceeding.

Section 4.04. Contribution.

(a) If the indemnification provided for hereunder shall for any reason be held by a court of competent jurisdiction to be unavailable to an Indemnified Party in respect of any Liability referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Liabilities between the Corporation, on the one hand, and each Holder whose Registrable Shares are covered by the applicable Registration Statement, on the other hand, in such proportion as is appropriate to reflect the relative fault of the Corporation and of each such Holder in connection with any untrue statement of a material fact contained in the Registration Statement, any prospectus, or any amendment or supplement thereto or caused by any omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, which resulted in such Liabilities, as well as any other relevant equitable considerations. The relative fault of the Corporation, on the one hand, and of each such Holder, on the other hand, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party, and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(b) The Corporation and the Holders agree that it would not be just and equitable if contribution pursuant to this Section 4.04 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Party as a result of the Liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Article IV, no Holder shall be required to contribute any amount in excess of the amount by which the total price at which the Registrable Shares sold by such Holder under the Registration Statement exceeds the amount of any damages that such Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Exchange Act) shall be entitled to contribution from any Person who was not guilty of fraudulent misrepresentation.

ARTICLE V

MISCELLANEOUS PROVISIONS

Section 5.01. Recapitalization, Exchanges, etc. The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all securities into which any of the Registrable Shares are converted, exchanged, or substituted in any recapitalization or other capital reorganization involving the Corporation and any and all securities of the Corporation or any successor or assign or acquiror of the Corporation (whether by merger, consolidation, sale of assets, or otherwise) that may be issued in respect of, in conversion of, in exchange for, or in substitution of, such Registrable Shares and shall be appropriately adjusted for any stock dividends, splits, reverse splits, combinations, recapitalizations, and the like occurring after the date hereof. The Corporation shall cause any successor or assign or acquiror of the Corporation (whether by merger, consolidation, sale of assets, or otherwise) to enter into a new registration rights agreement with the Ivory Holder and each other Holder on terms no less favorable to such parties than the terms provided under this Agreement as a condition of any such transaction.

Section 5.02. Notices. Notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given, (a) on the date sent by confirmed e-mail of a PDF document if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient (in each case, solely to the extent receipt is confirmed, excluding “out of office” or similar automated replies), (b) when delivered, if delivered personally to the intended recipient, and (c) one business day later, if sent by overnight delivery via a national courier service (providing proof of delivery), and in each case, addressed to a party at the following address for such party:

(a)	if to the Corporation:

TechTarget, Inc.

275 Grove Street

Newton, Massachusetts 02466

Attention: Daniel Noreck; Charles Rennick

Email: [***]

with a copy (which shall not constitute notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, MA 02109

Attention: Joseph B. Conahan; Andrew P. Alin

Email: [***]

(b)	If to the Ivory Holder:

Informa US Holdings Limited

605 Third Avenue, 22nd Floor

New York, New York 10158

Attention: Brian Vasandani

Email: [***]

with copies (which shall not constitute notice) to:

Clifford Chance US LLP

31 West 52nd Street

New York, New York 10019

Attention: John A. Healy, Benjamin K. Sibbett

Email: [***]

and

Clifford Chance US LLP

Texas Tower

845 Texas Avenue, Suite 3930

Houston, Texas 77002

Attention: Jonathan D. Bobinger

Email: [***]

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

Section 5.03. Entire Agreement; No Inconsistent Agreements.

(a) This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior understandings, agreements, or representations by or between the parties hereto, or any party hereto, written or oral, with respect to the subject matter hereof.

(b) The Corporation shall not hereafter enter into or amend any agreement with respect to its securities that is inconsistent with the rights granted to the Holders in this Agreement or otherwise conflicts with the provisions hereof.

(c) As of the date hereof, there are no outstanding “piggyback” or other registration rights granted by the Corporation that would entitle any Person (other than the Ivory Holder and the other Holders) to participate in any registration contemplated by this Agreement, and the Corporation agrees not to grant any rights to so participate to any Person which are more favorable than or inconsistent with the rights granted hereunder (other than the Ivory Holder and any Permitted Assignees) after the date hereof and while this Agreement remains in effect.

Section 5.04. Agreement Among Holders. Whenever provision is made in this Agreement for pro rata allocation among Holders of Registrable Shares to be included in an underwritten offering, such Holders may instead agree in a subsequent writing signed by all of the affected Holders as to the relative proportions of Registrable Shares owned by each Holder to be included in such underwritten offering (up to the Maximum Number of Shares, after taking into account all other shares that have priority in such underwritten offering).

Section 5.05. Further Assurances. Each of the parties hereto shall execute such documents and perform such acts as may be reasonably necessary or desirable to carry out or perform the provisions of this Agreement.

Section 5.06. Amendments and Waivers. Except as otherwise provided in this Agreement, the provisions of this Agreement may not be amended, modified, or supplemented, and waivers or consents to departures from the provisions hereof may not be given, unless consented to in writing by the Corporation and Holders of at least 50% of the Registrable Shares held by all Holders of Registrable Shares outstanding as of such date.

Section 5.07. Termination; Survival. The right of any Holder to request registration or inclusion of Registrable Shares in any Registration Statement pursuant to Article II shall terminate upon the earlier to occur of:

(a) the date upon which all Registrable Shares may be freely offered and sold in any quantity without restriction and without registration under the Securities Act; and

(b) the date on which this Agreement is terminated by the mutual consent of the parties hereto.

Notwithstanding the foregoing, the obligations of the parties under Articles IV and V shall survive the termination of this Agreement.

Section 5.08. Nominees for Beneficial Owners. If any Registrable Shares are held by a nominee for the beneficial owner thereof, the beneficial owner thereof may, at its election in writing delivered to the Corporation, be treated as the Holder of such Registrable Shares for purposes of any request, consent, waiver, or other action by any Holder or Holders of Registrable Shares pursuant to this Agreement or any determination of any number or percentage of Registrable Shares held by any Holder or Holders of Registrable Shares contemplated by this Agreement. If the beneficial owner of any Registrable Shares makes the election provided in this Section 5.08 the Corporation may require assurances reasonably satisfactory to it of such owner’s beneficial ownership of such Registrable Shares.

Section 5.09. No Third-Party Beneficiaries. Except as provided in Sections 4.01, 4.02, and 4.04, this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns or to otherwise create any third-party beneficiary hereto.

Section 5.10. Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and to their respective successors and, in the case of any Holder, its Permitted Assignees. Any successor or Permitted Assignee of any Holder shall be deemed a Holder for all purposes of this Agreement to the extent such successor or Permitted Assignee owns Registrable Shares. No Holder may assign its rights hereunder to any Person, except for assignments of such Holder’s rights in whole or in part to any Permitted Assignee. Notwithstanding anything to the contrary in this Agreement, the Corporation may not assign its obligations hereunder.

Section 5.11. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event that such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that shall achieve, to the extent possible, the economic, business, and other purposes of such invalid or unenforceable term.

Section 5.12. Remedies. Except as otherwise provided in this Agreement, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy shall not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the terms or provisions of this Agreement were not performed in accordance with their specific terms or provisions or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which the parties are entitled at law or in equity.

Section 5.13. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the conflicts of law principles thereof.

Section 5.14. SUBMISSION TO JURISDICTION; SERVICE OF PROCESS; VENUE. EACH OF THE PARTIES HERETO IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF DELAWARE CHANCERY COURT OR, IF THE DELAWARE CHANCERY COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, THE STATE COURTS OF THE STATE OF DELAWARE LOCATED IN WILMINGTON, DELAWARE, OR THE UNITED STATES DISTRICT COURT FOR ANY DISTRICT WITHIN SUCH STATE, FOR THE PURPOSE OF ANY SUIT, ACTION, OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT. EACH PARTY HERETO AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE, OR DOCUMENT BY U.S. REGISTERED MAIL TO SUCH PARTY’S RESPECTIVE ADDRESS IN ACCORDANCE WITH SECTION 5.02 WILL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUCH ACTION, SUIT, OR PROCEEDING. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION, OR PROCEEDING BROUGHT IN SUCH COURTS AND IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY CLAIM THAT ANY SUCH SUIT, ACTION, OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

Section 5.15. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 5.16. No Recourse. Notwithstanding anything to the contrary in this Agreement, the Corporation and each Holder agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement, shall be had against any current or future director, officer, employee, general or limited partner or member of any Holder or of any Affiliate or assignee thereof, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future officer, agent or employee of any Holder, or any current or future member of any Holder or any current or future director, officer, employee, partner or member of any Holder or of any Affiliate or assignee thereof, as such for any obligation of any Holder under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

Section 5.17. Interpretation. When reference is made in this Agreement to a Section or paragraph, such reference shall be to a Section or paragraph of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine, or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

Section 5.18. Counterparts and Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same instrument and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart. This Agreement may be executed and delivered by electronic transmission or by attachment to email in portable document format (PDF) or by other electronic means.

[Signature pages follow]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto as of the date first written above.

CORPORATION:

TECHTARGET, INC.

By:
Name:
Title:

IVORY HOLDER:

INFORMA US HOLDINGS LIMITED

By:
Name:
Title:

Registration Rights Agreement

Signature Page

Annex G

Dated as of [•]

TECHTARGET, INC.

INFORMA PLC

INFORMA USA, INC.

INFORMA TECH LLC

and

INFORMA INTREPID HOLDINGS INC.

FORM OF

TAX MATTERS AGREEMENT

THIS TAX MATTERS AGREEMENT (this “Agreement”), dated as of [•], is made by and among TECHTARGET, INC., a Delaware corporation, formerly known as TORO COMBINECO, INC. (“NewCo”), INFORMA USA, INC., a Massachusetts corporation (“RemainCo”), INFORMA PLC, a public limited company organized under the laws of England and Wales (“Ivory Parent”), INFORMA TECH LLC, a Delaware limited liability company (“SpinCo”), and INFORMA INTREPID HOLDINGS INC., a Delaware corporation (“Bluefin” and, together with NewCo, RemainCo, Ivory Parent, and SpinCo, the “Parties”). Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

RECITALS

WHEREAS, the board of directors of Ivory Parent has determined that it is in the best interests of Ivory Parent and its Subsidiaries (including RemainCo) to separate the Bluefin Business from the Ivory Retained Business pursuant to the Separation;

WHEREAS, as part of the Separation, RemainCo and SpinCo have effected the Contribution and the Distribution in a transaction intended to qualify as a “reorganization” under Sections 355 and 368(a)(1)(D) of the Code;

WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of January 10, 2024 (the “Merger Agreement”), by and among Toro, NewCo, Toro Merger Sub, Ivory Parent, Ivory HoldCo, and Bluefin, following the completion of the Separation and at a closing held on the date hereof (the “Closing”), the parties to the Merger Agreement consummated a series of transactions immediately following which the Bluefin Business and Toro is owned by NewCo, NewCo is owned by Ivory HoldCo and the holders of shares of Toro’s common stock immediately prior to such consummation, and such holders of shares of Toro’s common stock immediately prior to such consummation will receive a cash payment;

WHEREAS, the Parties intend that the Ivory Contribution and the Toro Merger, taken together, qualify as a transaction described in Section 351 of the Code;

WHEREAS, certain members of the Ivory Retained Group, on the one hand, and certain members of the Bluefin Group, on the other hand, will file certain Tax Returns on a consolidated, combined, unitary or similar basis for certain U.S. federal, state and local and non-U.S. Tax purposes with respect to Tax Periods ending on or before, or including, the Closing Date;

WHEREAS, the Parties desire to (a) provide for the payment of Tax liabilities and entitlement to refunds thereof, allocate responsibility for, and cooperation in, the filing of Tax Returns, and provide for certain other matters relating to Taxes and (b) set forth certain covenants and indemnities relating to, among other matters, the preservation of the tax-free status of the Contribution and the Distribution; and

WHEREAS, the execution and delivery of this Agreement at the Closing is required by the Merger Agreement.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Adjustment” means an adjustment of any item of income, gain, loss, deduction, credit or any other item affecting Taxes of a taxpayer pursuant to a Final Determination.

“Affiliate” means, with respect to a Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person. For this purpose, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of voting securities, by contract or otherwise. The term “Affiliate” shall refer to Affiliates of a Person as determined immediately after the NewCo Transactions.

“Bluefin Common Stock” means the authorized capital stock of Bluefin consisting of 2,000 shares of common stock, par value $0.01 per share.

“Bluefin Group” means Bluefin and the Bluefin Subsidiaries.

“Bluefin Separate Return” means any Tax Return of or including any member of the Bluefin Group (including any consolidated, combined, or unitary return) that does not include any member of the Ivory Retained Group.

“business day” has the meaning set forth in the Merger Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contribution” means, collectively, the steps of the Separation Plan effecting the contribution of any Bluefin Subsidiary and any portion of the Bluefin Business to SpinCo.

“Controlling Party” means, with respect to a Tax Contest, the Party entitled to control such Tax Contest pursuant to Section 6.2 of this Agreement.

“Distribution” means, collectively, the steps of the Separation Plan effecting the distribution by RemainCo of the Equity Interests in SpinCo to Ivory HoldCo.

“Distribution Date” means the effective date of the Distribution.

“Distribution Straddle Period” means any Tax Period that begins on or before the Distribution Date and ends after the Distribution Date.

“Distribution Taxes” means Taxes that would not have been incurred but for a failure of the Tax-Free Status of the Spin-Off Transactions.

“Equity Awards” means options, share appreciation rights, restricted shares, share units or other compensatory rights with respect to Toro stock.

“Equity Interests” means any stock or other securities treated as equity for Tax purposes, options, warrants, rights, convertible debt, or any other instrument or security that affords any Person the right, whether conditional or otherwise, to acquire stock or to be paid an amount determined by reference to the value of stock.

“Final Determination” means the final resolution of liability for any Tax for any Tax Period, by or as a result of (a) a final decision, judgment, decree or other order by any court of competent jurisdiction that can no longer be appealed, (b) a final settlement with the IRS, a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the Laws of other jurisdictions, which resolves the entire Tax liability for any Tax Period, (c) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund or credit may be recovered by the jurisdiction imposing the Tax, or (d) any other final resolution, including by reason of the expiration of the applicable statute of limitations or the execution of a pre-filing agreement with the IRS or other Governmental Authority.

“Group” means the Ivory Retained Group, the SpinCo Group, the Bluefin Group or the NewCo Group, as the context requires.

“IRS” means the United States Internal Revenue Service or any successor thereto, including, but not limited to its agents, representatives, and attorneys.

“Ivory HoldCo” means Informa US Holdings Limited, a private company organized under the laws of England and Wales and an indirect, wholly owned Subsidiary of Ivory Parent.

“Ivory Retained Group” means Ivory Parent and its Subsidiaries, excluding Bluefin, the Bluefin Subsidiaries, and the other members of the NewCo Group.

“Ivory Separate Return” means any Tax Return of or including any member of the Ivory Retained Group (including any consolidated, combined, or unitary return) that does not include any member of the Bluefin Group.

“Joint Return” means any Tax Return that actually includes, by election or otherwise, or is required to include under applicable Law, one or more members of the Ivory Retained Group together with one or more members of the Bluefin Group.

“NewCo Disqualifying Action” means (a) with respect to any Distribution Taxes or Separation Taxes, the breach after the Closing of any covenant contained herein by NewCo, SpinCo or any member of the NewCo Group or SpinCo Group that results in any Party (or any of its Affiliates) being liable for such Distribution Taxes or Separation Taxes pursuant to a Final Determination, regardless of whether such action is covered by a Post-Distribution Ruling or Unqualified Tax Opinion, (b) with respect to any Distribution Taxes only, any event (or series of events) after the Closing involving capital stock of NewCo or SpinCo or any assets of any member of the NewCo Group or SpinCo Group, (c) with respect to any Distribution Taxes or Separation Taxes, any failure to be true, inaccuracy in, or breach of any of the representations or statements contained in the Tax Certificates related to the Tax-Free Status of the Spin-Off Transactions, insofar as such failure, inaccuracy or breach arises after the Closing and is with respect to representations or statements pertaining to any SpinCo Group member or NewCo Group member, or (d) any act (or failure or omission to act), transaction or election after the Closing by any NewCo Group member that would reasonably be expected to result in an increase in Taxes allocated to Ivory Parent as determined under Article II without regard to Section 2.5, other than any act (or failure or omission to act), transaction or election that is determined to be required by applicable Law based on written advice from an internationally recognized law or accounting firm reaching that conclusion which is received by NewCo and provided to Ivory Parent before such act (or failure or omission to act), transaction or election; provided, however, that the term “NewCo Disqualifying Action” shall not include (i) any action expressly provided for in any Transaction Document (including, without limitation, the steps undertaken pursuant to the Separation Plan) or any other agreement entered into by a Bluefin Group member prior to the Closing or (ii) any act (or failure or omission to act), transaction or election of any NewCo Group member that is unanimously approved by all directors then designated by Ivory HoldCo on the board of directors of NewCo who participate in the vote of the board of directors of NewCo (whether in person, by proxy, by written consent, or otherwise) that results in such approval, provided that such participating Ivory HoldCo-designated directors represent a majority of the directors on the board of directors of NewCo participating in such vote.

“NewCo Group” means NewCo and the Subsidiaries of NewCo as of immediately after the Effective Time (and shall include, for the avoidance of doubt, Toro and the Bluefin Group).

“NewCo Transactions” means the Ivory Contribution and the Toro Merger collectively.

“Non-Controlling Party” means, with respect to a Tax Contest, the Party that is not entitled to control such Tax Contest pursuant to Section 6.2 of this Agreement.

“Non-Dilutive Equity Issuance” means a sale or other issuance to any Person of any Equity Interests of NewCo if, in connection with such sale or issuance, the percentage of the outstanding Equity Interests of Newco held directly or indirectly by Ivory Holdco (measured by voting power and value, as determined for purposes of Section 355(e) of the Code) is not reduced, directly or indirectly, on a net basis, taking into account any other transaction or series of transactions effected in connection with such sale or issuance (including, for the avoidance of doubt, any sale or other issuance of Equity Interests of NewCo to Ivory Parent or any of its Subsidiaries); provided, that if and to the extent that in connection with such sale or issuance, Ivory HoldCo has agreed to acquire Equity Interests of NewCo, Ivory Parent and NewCo shall cooperate with each other with respect to the sequencing of any transaction or series of transactions effected in connection with such sale or issuance so that Ivory Holdco will acquire Equity Interests of NewCo simultaneously with, or prior to, the issuance of such Equity Interests of NewCo to any Person other than Ivory Holdco; and provided, further, that, if such simultaneous or prior issuance to Ivory Holdco does not occur, then the sale or other issuance to any such other Person shall not be a “Non-Dilutive Equity Issuance” for purposes of this Agreement.

“Post-Closing Tax Period” means any Tax Period (or portion thereof) beginning after the Closing Date, including for the avoidance of doubt, the portion of any Straddle Period beginning after the Closing Date.

“Post-Distribution Period” means any Tax Period (or portion thereof) beginning after the Distribution Date, including for the avoidance of doubt, the portion of any Distribution Straddle Period beginning after the Distribution Date.

“Pre-Closing Tax Period” means any Tax Period (or portion thereof) ending on or before the Closing Date, including for the avoidance of doubt, the portion of any Straddle Period ending at the end of the day on the Closing Date.

“Pre-Distribution Period” means any Tax Period (or portion thereof) ending on or before the Distribution Date, including for the avoidance of doubt, the portion of any Distribution Straddle Period ending at the end of the day on the Distribution Date.

“Privilege” means any privilege that may be asserted under applicable Law, including, any privilege arising under or relating to the attorney-client relationship (including the attorney-client and work product privileges), the accountant-client privilege and any privilege relating to internal evaluation processes.

“Proposed Acquisition Transaction” means a transaction or series of transactions (or any agreement, understanding or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulations Section 1.355-7, or any other regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported by SpinCo, Bluefin or NewCo management or shareholders, is a hostile acquisition, or otherwise, as a result of which SpinCo, Bluefin or NewCo would merge or consolidate with any other Person or as a result of which one or more Persons would (directly or indirectly) acquire, or have the right to acquire, an amount of stock of SpinCo that would, when combined with any other changes in direct or indirect ownership of SpinCo stock pertinent for purposes of Section 355(e) of the Code (including the Toro Merger), comprise 45% or more of (a) the value of all outstanding shares of stock of SpinCo as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series or (b) the total combined voting power of all outstanding shares of voting stock of SpinCo as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series. Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (i) the adoption by NewCo of a shareholder rights plan, (ii) issuances by SpinCo or NewCo that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulations Section 1.355-7(d), including such issuances net of exercise price and/or tax withholding (provided, however, that any sale of such stock in connection with a net exercise or tax withholding is not exempt under this clause (ii) unless it satisfies the requirements of Safe Harbor VII of Treasury Regulations Section 1.355-7(d)), or (iii) acquisitions that satisfy Safe Harbor VII of Treasury Regulations Section 1.355-7(d). For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders. For purposes of this definition, each reference to SpinCo shall include a reference to any entity treated as a successor thereto as determined pursuant to Section 355(e) of the Code and Treasury Regulations Section 1.355-8. This definition and the application thereof is intended to monitor compliance with Section 355(e) of the Code and the Treasury Regulations promulgated thereunder and shall be interpreted accordingly. Any clarification of, or change in, the statute or regulations promulgated under Section 355(e) of the Code shall be incorporated in this definition and its interpretation. For the avoidance of doubt, the Toro Merger shall not constitute a Proposed Acquisition Transaction and a Non-Dilutive Equity Issuance shall not constitute a Proposed Acquisition Transaction.

“Reasonable Basis” means reasonable basis within the meaning of Section 6662(d)(2)(B)(ii)(II) of the Code and the Treasury Regulations promulgated thereunder (or such other level of confidence required by the Code at that time to avoid the imposition of penalties, or similar or comparable standard under U.S. state or local or non-U.S. Law).

“Refund” means any refund, reimbursement, offset, credit, or other similar benefit in respect of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied against other Taxes payable), including any interest paid on or with respect to such refund of Taxes; provided, however, that the amount of any refund of Taxes shall be net of any Taxes imposed on, related to, or attributable to, the receipt of or accrual of such refund, including any Taxes imposed by way of withholding or offset.

“Responsible Party” means, with respect to any Tax Return, the Party having responsibility for preparing and filing such Tax Return pursuant to this Agreement.

“Restricted Period” means the period which begins with the Distribution Date and ends two years thereafter.

“Section 336(e) Tax Benefit Percentage” means, with respect to any Distribution Taxes and Tax-Related Losses attributable thereto, the percentage equal to one hundred percent (100%) minus the percentage of such Distribution Taxes and Tax-Related Losses for which Ivory Parent is entitled to indemnification under this Agreement.

“Separate Return” means an Ivory Separate Return or a Bluefin Separate Return, as the case may be.

“Separation Taxes” means all Taxes resulting reasonably directly from any one or more transactions executed as part of the Separation (including, without limitation, the Contribution or the Distribution).

“SpinCo Group” means SpinCo and the Bluefin Subsidiaries that are Subsidiaries of SpinCo as of the Distribution Time.

“Straddle Period” means any taxable year or other Tax Period that begins on or before the Closing Date and ends after the Closing Date.

“Tax” or “Taxes” means any tax (including any income tax, gross receipts tax, capital gains tax, estimated tax, alternative minimum tax, add-on minimum tax, value-added tax, sales tax, use tax, transfer tax, property tax, business tax, stamp tax, registration tax, occupation tax, premium tax, windfall profit tax, payroll tax, social security tax, unemployment tax, disability tax, employee tax, withholding tax, gift tax, estate tax, franchise tax, net worth tax, excise tax, environmental tax, natural resources tax, escheat or unclaimed property tax, special assessment tax, and business occupancy tax), levy, assessment, tariff, duty (including any customs duty), deficiency or other fee in the nature of a tax, or any related charge or amount (including any fine, penalty, interest, or addition thereto), imposed, assessed or collected by or under the authority of any Governmental Authority.

“Tax Attribute” means net operating losses, capital losses, research and experimentation credit carryovers, investment tax credit carryovers, earnings and profits, foreign tax credit carryovers, overall foreign losses, overall domestic losses, previously taxed earnings and profits, separate limitation losses and any other losses, deductions, credits or other comparable items that could affect a Tax liability for a past or future Tax Period.

“Tax Certificates” means any certificates of officers of Toro, NewCo, RemainCo, Ivory Parent, or Bluefin, provided to an internationally recognized law or accounting firm in connection with any Tax Opinion issued by such firm in connection with the Contribution or the Distribution or other transactions executed as part of the Separation.

“Tax Item” means any item of income, gain, loss, deduction, or credit.

“Tax Law” means the Law of any Governmental Authority or political subdivision thereof relating to any Tax.

“Tax Opinion” means any written opinion of an internationally recognized law or accounting firm, regarding certain tax consequences of transactions executed as part of the Separation.

“Tax Period” means, with respect to any Tax, the period for which such Tax is reported as provided under the Code or other applicable Tax Law.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Tax Law.

“Tax-Free Status of the NewCo Transactions” means the qualification of the Ivory Contribution and the Toro Merger, taken together, as a transaction described in Section 351 of the Code in which Ivory HoldCo and the Toro stockholders recognize no income or gain pursuant to Section 351(a) of the Code (except to the extent of any cash received).

“Tax-Free Status of the Spin-Off Transactions” means the qualification of the Contribution and the Distribution, taken together, (A) as a reorganization under Sections 355 and 368(a)(1)(D) of the Code, (B) as a transaction in which the stock distributed thereby is “qualified property” for purposes of Sections 355(c) and 361(c) of the Code and (C) as a transaction in which RemainCo, SpinCo and Ivory HoldCo recognize no income or gain for U.S. federal income tax purposes pursuant to Sections 355, 361 and 1032 of the Code.

“Tax-Free Status of the Transactions” means both the Tax-Free Status of the Spin-Off Transactions and the Tax-Free Status of the NewCo Transactions.

“Tax-Related Losses” means with respect to any Taxes, (i) all accounting, legal and other professional fees, and court costs incurred in connection with such Taxes, as well as any other reasonable out-of-pocket costs incurred in connection with such Taxes; and (ii) in the event such Taxes result from a failure of the Tax-Free Status of the Transactions, all costs, expenses and damages associated with stockholder litigation or controversies and any amount paid by RemainCo (or any of its Affiliates) or NewCo (or any of its Affiliates) in respect of the liability of shareholders, whether paid to shareholders or to the IRS or any other Governmental Authority, in each case, resulting from such failure.

“Toro” means TechTarget, Inc., a Delaware corporation.

“Transaction Documents” shall have the meaning set forth in the Merger Agreement; provided, however, that this Agreement shall not be considered a “Transaction Document.”

“Transactions” means the Contribution, Distribution and NewCo Transactions.

“Treasury Regulations” means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Period.

“Unqualified Tax Opinion” means a “will” opinion, without substantive qualifications and on which the party seeking the opinion expressly may rely, of an internationally recognized law or accounting firm, to the effect that a transaction will not affect the Tax-Free Status of the Spin-Off Transactions. Any such opinion may assume that the Tax-Free Status of the Transactions would apply if not for the occurrence of the transaction in question.

Section 1.2. Other Defined Terms. As used in this Agreement, the following terms shall have the meanings ascribed to them in the corresponding section of this Agreement set forth below:

Accounting Firm	Section 9.1
Agreement	Preamble
Bluefin	Preamble
Closing	Recitals
Includible Corporations	Section 2.3
Indemnifying Party	Section 5.2(a)
Indemnitee	Section 5.2(a)
Merger Agreement	Recitals
NewCo	Preamble
Parties	Preamble
Past Practices	Section 3.5
Post-Distribution Ruling	Section 4.2(d)
Protective Section 336(e) Elections	Section 3.6(b)
RemainCo	Preamble
Section 336(e) Allocation Statement	Section 3.6(c)
SpinCo	Preamble
Tax Benefit	Section 2.7
Tax Contest	Section 6.1
Tax Matter	Section 7.1(a)
Tax Records	Section 8.1

ARTICLE II

ALLOCATION OF TAXES AND TAX REFUNDS

Section 2.1. Allocation of Taxes to Ivory Parent: in General. Ivory Parent shall be responsible for any and all Taxes (including any increase in such Taxes as a result of a Final Determination) that are due with respect to or required to be reported on (i) any Ivory Separate Return, (ii) any Joint Return, or (iii) a Bluefin Separate Return to the extent with respect to any Pre-Closing Tax Period (in the case of any Straddle Period, computed in accordance with Section 2.4), except, in each case, to the extent such Taxes (x) are included as liabilities in the computation of Final Closing Working Capital or the Final Bluefin Non-Current Liabilities Adjustment Amount as finally determined pursuant to the Merger Agreement, or (y) are allocated to NewCo pursuant to Section 2.5.

Section 2.2. Allocation of Taxes to NewCo: in General.

(a) NewCo shall be responsible for any and all Taxes (including any increase in such Taxes as a result of a Final Determination) that are (i) due with respect to or required to be reported on any Bluefin Separate Return, except as provided in Sections 2.1 and 2.5 or (ii) described in Section 2.1(x) or (y).

(b) NewCo shall be responsible for any and all Taxes (including any increase in such Taxes as a result of a Final Determination) due with respect to or required to be reported on any Tax Return of Toro, its Subsidiaries or NewCo.

Section 2.3. Consolidated Groups for U.S. Federal Income Tax Purposes.

(a) The Parties agree that, for U.S. federal income tax purposes, (i) SpinCo departed on the Distribution Date from the consolidated group of which RemainCo is the common parent; (ii) on such date, following the Distribution, Ivory HoldCo contributed the stock of SpinCo to Bluefin and SpinCo joined the consolidated group of which Bluefin is the common parent (and such consolidated group did not terminate as a result of such contribution and will continue through the Closing Date); and (iii) Bluefin and the Bluefin Group members that are its Subsidiaries and are “includible corporations” (“Includible Corporations”) under Section 1504(b) of the Code (including SpinCo), and Toro and its Subsidiaries that are Includible Corporations, will form a new consolidated group with NewCo as the common parent on the Closing Date. The Parties further agree that, on any occasion when a corporation ceases to be a member of a consolidated group or joins a consolidated group for U.S. federal income tax purposes pursuant to the transactions just described, the closing of the books method in Treasury Regulations Section 1.1502-76 shall be applied.

(b) The Parties agree to treat, and report on each Applicable Tax Return, all transactions occurring on the Closing Date after the Closing and outside the ordinary course of business (as historically conducted before the Closing) as occurring after the Closing Date, to the full extent permitted by applicable Law (including Treasury Regulations Section 1.1502-76(b)(1)(ii)(B) or any similar provision of U.S. state or local or non-U.S. Law).

Section 2.4. Straddle Periods; Deduction for Transaction Costs.

(a) For purposes of any Tax payable for a Straddle Period, the portion of such Tax that is allocable to the portion of such Tax Period ending on (and including) the Closing Date shall (i) in the case of any Tax based upon or related to income and any gross receipts, payroll, withholding, sales or use Tax, be deemed equal to the amount which would be payable if the relevant Tax Period ended on and included the Closing Date, and (ii) in the case of any Tax other than a Tax based upon or related to income and any gross receipts, payroll, withholding, sales or use Tax, be deemed to be the amount of such Tax for the entire Tax Period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period. For purposes of making the determinations necessary to give effect to the allocation set forth in clause (i) of the previous sentence, (x) if any member of the Bluefin Group owns an interest in any entity treated for purposes of an applicable Law as a “flow-through” or fiscally transparent entity, a controlled foreign corporation or company, or in a similar manner, then such entity’s taxable year shall be deemed to close at the end of the Closing Date, and (y) such determinations otherwise shall be made in a manner consistent with prior practice of the applicable Bluefin Group member except as otherwise required by applicable Law. The foregoing provisions of this Section 2.4(a) shall also apply in respect of a Distribution Straddle Period, mutatis mutandis.

(b) To the maximum extent permitted under applicable Law, the Tax deductions in respect of all fees, costs, and expenses incurred by NewCo and any Toro Group member in connection with the preparation, negotiation, execution, and consummation of the transactions contemplated by the Merger Agreement shall be reported and claimed on a Tax Return of NewCo or the applicable Toro Group member. To the maximum extent permitted under applicable Law, the Tax deductions in respect of all fees, costs, and expenses incurred by any Ivory Retained Group member or any Bluefin Group member in connection with the preparation, negotiation, execution, and consummation of the transactions contemplated by the Merger Agreement shall be reported and claimed on (i) an Ivory Separate Return, or (ii)  a Joint Return or Bluefin Separate Return for a Pre-Closing Tax Period.

Section 2.5. Allocation of Separation Taxes; NewCo Disqualifying Actions. Without duplication, Ivory Parent shall be responsible for all Separation Taxes, subject to the next sentence. NewCo shall be responsible for all Distribution Taxes and Tax-Related Losses or other Taxes resulting directly from a NewCo Disqualifying Action.

Section 2.6. Tax Refunds.

(a) Ivory Parent shall be entitled to all Refunds related to Taxes the liability for which is allocated to Ivory Parent pursuant to this Agreement. NewCo shall be entitled to all Refunds related to Taxes the liability for which is allocated to NewCo pursuant to this Agreement.

(b) NewCo shall pay to Ivory Parent (or its designee) any Refund received by NewCo or any member of the NewCo Group that is allocable to Ivory Parent pursuant to this Section 2.6 no later than 30 business days after the receipt of such Refund. Ivory Parent shall pay to NewCo any Refund received by Ivory Parent or any member of the Ivory Retained Group that is allocable to NewCo pursuant to this Section 2.6 no later than 30 business days after the receipt of such Refund. For purposes of this Section 2.6, any Refund that arises as a result of an offset, credit, or other similar benefit in respect of Taxes other than a receipt of cash shall be deemed to be received on the earlier of (i) the date on which a Tax Return is filed claiming such offset, credit, or other similar benefit and (ii) the date on which payment of the Tax which would have otherwise been paid absent such offset, credit, or other similar benefit is due (determined without taking into account any applicable extensions). To the extent that the amount of any Refund in respect of which a payment was made under this Section 2.6 is later reduced by a Governmental Authority or in a Tax Contest, such reduction shall be allocated to the Party to which such Refund was allocated pursuant to this Section 2.6 and an appropriate adjusting payment shall be made.

Section 2.7. Tax Benefits. Except with respect to any Tax Benefit arising as a result of the Protective Section 336(e) Elections, if (a) one Party is responsible for a Tax pursuant to this Agreement and (b) the other Party or a member of its Group is entitled to a deduction, credit or other Tax benefit (a “Tax Benefit”) relating to such Tax, then the Party that is (or a member of whose Group is) entitled to such Tax Benefit shall pay to the Party responsible for such Tax the amount of any cash Tax savings realized by the entitled Party as a result of such Tax Benefit, net of any Taxes imposed by any Governmental Authority on, related to, or attributable to, the receipt of or accrual of such Tax Benefit, including any Taxes imposed by way of withholding or offset, no later than 30 business days after such cash Tax savings are realized. To the extent that the amount of any Tax Benefit in respect of which a payment was made under this Section 2.7 is later reduced by a Governmental Authority or in a Tax Contest, the Party that received such payment shall refund such payment to the Party that made such payment to the extent of such reduction.

Section 2.8. Prior Agreements. Except as set forth in this Agreement and in consideration of the mutual indemnities and other obligations of this Agreement, any and all prior Tax sharing or allocation agreements or practices between any member of the Ivory Retained Group and any member of the Bluefin Group are hereby terminated with respect to the Bluefin Group and the Ivory Retained Group. No member of either the Bluefin Group or the Ivory Retained Group shall have any continuing rights or obligations under any such agreement.

ARTICLE III

PREPARATION AND FILING OF TAX RETURNS

Section 3.1. Ivory Parent’s Responsibility. Ivory Parent shall prepare and file, or shall cause to be prepared and filed, when due (taking into account any applicable extensions) (a) all Joint Returns and all Ivory Separate Returns and (b) all Bluefin Separate Returns that are for Pre-Closing Tax Periods (excluding Straddle Periods).

Section 3.2. NewCo’s Responsibility. NewCo shall prepare and file, or shall cause to be prepared and filed, when due (taking into account any applicable extensions) all Bluefin Separate Returns other than those described in Section 3.1(b).

Section 3.3. Right To Review Tax Returns.

(a) In the case of any Bluefin Separate Return for which Ivory Parent is the Responsible Party, in the event such Tax Return as prepared by Ivory Parent shows any Tax that Ivory Parent expects to be allocated to NewCo pursuant to Section 2.2, Ivory Parent (i) shall provide a draft of such Tax Return to NewCo for its review and comment at least 45 days prior to the due date for such Tax Return, and (ii) subject to Section 3.6, shall modify such Tax Return before filing to include NewCo’s comments thereon provided to Ivory Parent at least 10 days prior to the due date for such Tax Return unless there is no Reasonable Basis for such comments.

(b) In the case of any Bluefin Separate Return for a Straddle Period, NewCo (i) shall provide a draft of such Tax Return to Ivory Parent for its review and comment at least 45 days prior to the due date for such Tax Return, and (ii) subject to Section 3.6, shall modify such Tax Return before filing to include Ivory Parent’s comments thereon provided to NewCo at least 10 days prior to the due date for such Tax Return unless there is no Reasonable Basis for such comments.

Section 3.4. Cooperation. The Parties shall provide, and shall cause their Affiliates to provide, assistance and cooperation to one another in accordance with Article VII with respect to the preparation and filing of Tax Returns, including providing information required to be provided under Article VIII. Notwithstanding anything to the contrary in this Agreement, Ivory Parent shall not be required to disclose to NewCo or any of its Affiliates any consolidated, combined, unitary, or other similar Joint Return, or Ivory Separate Return, of which a member of the Ivory Retained Group is the common parent or any information related to such a Joint Return, or Ivory Separate Return, other than information relating solely to the Bluefin Group. If an amended Separate Return for which NewCo is responsible under this Article III is required to be filed as a result of an amendment made to a Joint Return pursuant to an audit adjustment, then the Parties shall use their respective commercially reasonable efforts to ensure that such amended Separate Return can be prepared and filed in a manner that preserves confidential information including through the use of confidentiality agreements or third party preparers.

Section 3.5. Tax Reporting Practices. Except as provided in Section 3.6, with respect to any Tax Return which is for any Tax Period that begins on or before the second anniversary of the Closing Date and includes a member of the Bluefin Group, such Tax Return shall be prepared in a manner (i) consistent with past practices, accounting methods, elections and conventions (“Past Practices”) used with respect to the Tax Returns in question, unless there is no Reasonable Basis for such Past Practices; and (ii) that, to the extent consistent with clause (i), minimizes the overall amount of Taxes due and payable on such Tax Return for all of the Parties by cooperating in making such elections or applications for group or other relief or allowances available in the taxing jurisdiction in which such Tax Return is filed.

Section 3.6. Reporting of the Separation and the NewCo Transactions.

(a) The Tax treatment of any step in or portion of the Contribution, the Distribution and the NewCo Transactions shall be reported by the Parties and their Affiliates on each applicable Tax Return consistently with the Tax-Free Status of the Transactions, taking into account the jurisdiction in which such Tax Returns are filed, unless there is no Reasonable Basis for such Tax treatment. In the event that a Party shall determine that there is no Reasonable Basis for such Tax treatment, such Party shall notify the other Party no later than 20 business days prior to filing the relevant Tax Return and the Parties shall attempt in good faith to agree on the manner in which the relevant portion of the Contribution, the Distribution or the NewCo Transactions (as applicable) shall be reported.

(b) If RemainCo determines that protective elections under Section 336(e) of the Code (and any applicable state or local Tax Law) shall be made with respect to the Distribution for SpinCo and each member of the SpinCo Group that is a domestic corporation for U.S. federal income tax purposes (the “Protective Section 336(e) Elections”), then RemainCo and SpinCo shall enter into a written, binding agreement to make the Protective Section 336(e) Elections, and RemainCo and SpinCo shall timely make the Protective Section 336(e) Elections in accordance with Treasury Regulations Section 1.336-2(h). For the avoidance of doubt, such agreement is intended to constitute a “written, binding agreement” to make the Protective Section 336(e) Elections within the meaning of Treasury Regulations Section 1.336-2(h)(1)(i).

(c) Ivory Parent and SpinCo shall cooperate in making the Protective Section 336(e) Elections, if any, including filing any statements, amending any Tax Returns or undertaking such other actions reasonably necessary to carry out the Protective Section 336(e) Elections. Ivory Parent shall determine the “aggregate deemed asset disposition price” and the “adjusted grossed-up basis” (each as defined under applicable Treasury Regulations) and the allocation of such aggregate deemed asset disposition price and adjusted grossed-up basis among the assets of the applicable member or members of the Ivory Retained Group or SpinCo Group, each in accordance with the applicable provisions of Section 336(e) of the Code and applicable Treasury Regulations (the “Section 336(e) Allocation Statement”). Each Party agrees not to take any position (and to cause each of its Affiliates not to take any position) that is inconsistent with the Protective Section 336(e) Elections, including the Section 336(e) Allocation Statement, on any Tax Return, in connection with any Tax Contest or for any other Tax purposes (in each case, excluding any position taken for financial accounting purposes), except as may be required by a Final Determination.

(d) In the event of a failure of the Tax-Free Status of the Spin-Off Transactions, if Ivory Parent is not entitled to indemnification for one hundred percent (100%) of any Distribution Taxes and Tax-Related Losses attributable thereto arising from such failure, Ivory Parent (or its designee) shall be entitled to quarterly payments from NewCo equal to the Section 336(e) Tax Benefit Percentage of the actual Tax savings if, as and when realized by the NewCo Group members arising from the increase in Tax basis (including, for the avoidance of doubt, any such increase in Tax basis attributable to payments made pursuant to this Section 3.6(d)) resulting from the Protective Section 336(e) Election, determined on a “with and without” basis (treating any deductions or amortization attributable to the increase in Tax basis resulting from the Protective 336(e) Election, or any other recovery of such increase in Tax basis, as the last items claimed for any taxable year, including after the utilization of any available net operating loss carryforwards), provided, however, that payments made by NewCo pursuant to this Section 3.6(d) (i) shall be reduced by all reasonable out-of-pocket costs incurred by any member of the NewCo Group to amend any Tax Returns or other governmental filings related to such Protective Section 336(e) Election and (ii) shall not in the aggregate exceed the amount of all Distribution Taxes and Tax-Related Losses attributable thereto of the Ivory Retained Group (not taking into account this Section 3.6(d)) arising from such failure of the Tax-Free Status of the Spin-Off Transactions and for which Ivory Parent is not entitled to indemnification under this Agreement.

Section 3.7. Payment of Taxes.

(a) With respect to any Tax Return required to be filed pursuant to this Agreement, the Responsible Party shall remit or cause to be remitted to the applicable Governmental Authority in a timely manner any Taxes due in respect of any such Tax Return.

(b) In the case of any Tax Return for which the Party that is not the Responsible Party is obligated pursuant to this Agreement to pay all or a portion of the Taxes reported as due on such Tax Return, the Responsible Party shall notify the other Party, in writing, of its obligation to pay such Taxes and, in reasonably sufficient detail, its calculation of the amount due by such other Party and the Party receiving such notice shall pay such amount to the Responsible Party upon the later of five business days prior to the date on which such payment is due and 30 business days after the receipt of such notice.

(c) For the avoidance of doubt, (i) with respect to any Taxes payable for a Straddle Period and allocable to the portion of such Straddle Period ending on (and including) the Closing Date, to the full extent permitted by applicable Law, such Tax shall be offset by (x) all estimated or advance payments of Taxes on or prior to the Closing Date and (y) Tax credit existing on or prior to the Closing Date, and (ii) with respect to any Taxes payable for a Tax Period other than a Straddle Period, (x) the Party that is or will be the Responsible Party with respect to any Tax Return that will reflect (or otherwise give credit for) such estimated Taxes shall remit or cause to be remitted to the applicable Governmental Authority in a timely manner any estimated Taxes due, and (y) in the case of any estimated Taxes for which the Party that is not the Responsible Party is obligated pursuant to this Agreement to pay all or a portion of the Taxes that will be reported as due on any Tax Return that will reflect (or otherwise give credit for) such estimated Taxes, the Responsible Party shall notify the other Party, in writing, of its obligation to pay such estimated Taxes and, in reasonably sufficient detail, its calculation of the amount due by such other Party and the Party receiving such notice shall pay such amount to the Responsible Party upon the later of five business days prior to the date on which such payment is due and 30 business days after the receipt of such notice.

Section 3.8. Post-Closing Tax Practices.

(a) Notwithstanding anything in this Agreement to the contrary, NewCo shall not, and shall not permit any member of the Bluefin Group to, (i) make, change or revoke any Tax election or change any method of accounting that has effect on any Bluefin Separate Return for a Pre-Closing Tax Period, (ii) file or amend any Bluefin Separate Return with respect to any Pre-Closing Tax Period, (iii) surrender the right of any member of the Bluefin Group to claim a Refund with respect to any Pre-Closing Tax Period, (iv) enter into any voluntary disclosure agreement or similar agreement or program with any Governmental Authority implicating Taxes of any member of the Bluefin Group for a Pre-Closing Tax Period, (v) extend or waive the statute of limitations of any Bluefin Separate Return with respect to any Pre-Closing Tax Period, (vi) seek any ruling or agreement from a Tax Authority with respect to Taxes of any member of the Bluefin Group for a Pre-Closing Tax Period, or (vii) file or allow to be filed any request for an Adjustment for any member of the Bluefin Group with respect to a Pre-Closing Tax Period, in each case, without the prior written consent of Ivory Parent, which consent shall be sought by providing written notice to Ivory Parent as promptly as reasonably practicable (and, whenever possible, at least 45 days) prior to taking any such action described in clauses (i) through (vii) and shall not be unreasonably withheld, conditioned or delayed, it being acknowledged and agreed that (A) withholding of consent by Ivory Parent would be unreasonable if such action is determined to be required by applicable Law based on written advice from an internationally recognized law or accounting firm reaching that conclusion which is received by NewCo and provided to Ivory Parent before such act (or failure or omission to act), transaction or election, and (B) subject to clause (A), withholding of consent by Ivory Parent would be reasonable if Ivory Parent is not indemnified by NewCo for all adverse Tax consequences resulting directly from such action (it being acknowledged and agreed that Taxes do not result directly from such action in the case of (x) an amendment of a Tax Return for a Straddle Period if no additional Taxes allocable to a Pre-Closing Tax Period would reasonably be expected to be due as a result of such amendment or (y) the extension or waiver of the statute of limitations as a result of an extension of the time for filing a Tax Return or in the ordinary course of an audit).

(b) Except as prohibited by applicable Law, NewCo shall, and shall cause each member of the Bluefin Group to, make any available elections to waive the right to carry back any Tax Attribute from a Post-Closing Tax Period to a Pre-Closing Tax Period.

(c) NewCo shall not, and shall cause each member of the Bluefin Group not to, without the prior written consent of Ivory Parent, make any affirmative election to carry back any Tax Attribute from a Post-Closing Tax Period to a Pre-Closing Tax Period.

(d) In the event that NewCo (or the appropriate member of the Bluefin Group) is prohibited by applicable Law from waiving or otherwise forgoing the carryback of a Tax Attribute from a Post-Closing Tax Period to a Pre-Closing Tax Period (a “Bluefin Carryback”), NewCo shall notify Ivory Parent in writing that such Bluefin Carryback must be carried back at least sixty (60) days prior to filing the Tax Return on which such carryback will be reflected. Ivory Parent shall promptly pay over to NewCo any Tax Benefit the Ivory Retained Group actually realizes with respect to any such Bluefin Carryback on a “with and without” basis (treating any deductions attributable to such carryback as the last items claimed for any taxable year, including after the utilization of any available net operating loss carryforwards).

Section 3.9. Tax Attributes.

(a) Ivory Parent shall in good faith advise Bluefin in writing reasonably promptly following Closing of the amount, if any, of any Tax Attributes that Ivory Parent determines shall be allocated or apportioned to the Bluefin Group under applicable Law (the “Proposed Allocation”). NewCo shall have thirty (30) days to review the Proposed Allocation and provide Ivory Parent any comments with respect thereto. Ivory Parent shall in good faith consider any comments to the Proposed Allocation reasonably promptly provided by NewCo, and shall in good faith discuss such comments with NewCo, after which Ivory Parent shall provide NewCo with a final determination of any Tax Attributes that Ivory Parent determines shall be allocated or apportioned to the Bluefin Group (the “Final Allocation”). NewCo and all members of the NewCo Group shall prepare all Tax Returns in accordance with the Final Allocation. In the event of any Adjustment to the Tax Attributes following the Final Allocation, Ivory Parent shall promptly advise NewCo in writing of such Adjustment. For the avoidance of doubt, Ivory Parent may elect in its reasonable discretion, in order to comply with this Section 3.9(a), to create or cause to be created books and records or reports or other documents based thereon (including, without limitation, “earnings & profits studies,” “basis studies” or similar determinations) that it does not typically maintain or prepare in the ordinary course of business.

(b) Deferred Revenue; Compensatory Deductions.

(i) Ivory Parent shall be entitled to a payment from NewCo (the amount of such payment, the “Deferred Revenue Payment Amount”) equal to the product of (x) the deferred revenue (if any) of SpinCo as of the Closing Date that has not been included in the income of SpinCo for financial reporting purposes as of the Closing Date to the extent such revenue is an accounts receivable of SpinCo as of the Closing Date and such deferred revenue is included in taxable income for a Pre-Closing Tax Period, multiplied by (y) the maximum applicable statutory Tax rate as of the Closing Date. Within 90 days after the Closing Date, Ivory Parent shall prepare and deliver to NewCo a statement setting forth with reasonable supporting detail Ivory Parent’s good faith calculations of the Deferred Revenue Payment Amount. Ivory Parent shall promptly provide NewCo all supporting documents and other information relating to such calculations as reasonably requested by NewCo. NewCo shall have 45 days from the date on which it receives the calculations of the Deferred Revenue Payment Amount from Ivory Parent to raise any objections to such calculations by delivering a written notice to Ivory Parent setting forth such objections in reasonable detail. If NewCo does not raise any objection within the 45-day period, then the Deferred Revenue Payment Amount as calculated by Ivory Parent shall be deemed final, binding and nonappealable. If NewCo timely raises any objections, NewCo and Ivory Parent shall attempt in good faith to resolve these objections. If NewCo and Ivory Parent are unable to resolve NewCo’s objections within 30 days after the date on which the notice setting forth such objections is received by Ivory Parent, then either NewCo or

Ivory Parent may, by written notice to the other within five business days after such 30-day period (or such earlier date as mutually agreed), require NewCo and Ivory Parent to engage an Accountant Firm to resolve such dispute in accordance with Section 9.1. NewCo shall make payment of the Deferred Revenue Payment Amount as finally determined to Ivory Parent within five business days of such final determination.

(ii) Ivory Parent shall be entitled to quarterly payments from NewCo equal to the product of (x) deductions to which NewCo Group members are entitled under applicable Tax Law for the applicable quarter in respect of compensatory transfers to individuals providing services to NewCo Group members of Equity Interests in Ivory Parent, cash, or other property that is provided or funded by members of the Ivory Retained Group, multiplied by (y) the maximum applicable statutory Tax rate. Such payments shall be made thirty (30) days after the end of the applicable quarter.

Section 3.10. Industry Dive, Inc. Sales Taxes. Each Party shall fully cooperate in good faith after the Closing to develop a plan to begin the collection and remittance of sales Taxes for Industry Dive, Inc. after the Closing, with respect to Tax Periods beginning after the Closing. Industry Dive, Inc. shall not enter into voluntary disclosure agreements or similar agreements with respect to Pre-Closing Tax Periods in any jurisdiction with respect to sales Taxes for such period without the prior written consent of Ivory Parent, which may be granted or withheld in Ivory Parent’s sole discretion. Any reasonable action taken by NewCo or any member of the NewCo Group in connection with entering into any voluntary disclosure agreements or similar agreements with respect to which Ivory Parent has provided written consent under the preceding sentence or in accordance with the plan developed pursuant to this Section 3.10 shall not constitute (i) a NewCo Disqualifying Action, or (ii) a breach by any member of the NewCo Group of any provision of this Agreement, including, for the avoidance of doubt, Section 3.5 or Section  3.8.

ARTICLE IV

TAX-FREE STATUS OF THE SPIN-OFF TRANSACTIONS

Section 4.1. Representations and Warranties.

(a) Each of Ivory Parent, on behalf of itself and all other members of the Ivory Retained Group, SpinCo, on behalf of itself and all other members of the SpinCo Group, Bluefin, on behalf of itself and all other members of the Bluefin Group, and NewCo, on behalf of itself and all other members of the NewCo Group, represents and warrants that it knows of no fact (after due inquiry) that may cause the failure of the Tax-Free Status of the Spin-Off Transactions.

(b) Each of Ivory Parent, on behalf of itself and all other members of the Ivory Retained Group, SpinCo, on behalf of itself and all other members of the SpinCo Group, Bluefin, on behalf of itself and all other members of the Bluefin Group, and NewCo, on behalf of itself and all other members of the NewCo Group, represents and warrants that it has no plan or intent to take any action which is inconsistent with any statements or representations made in the Tax Certificates pertaining to the Tax-Free Status of the Spin-Off Transactions.

Section 4.2. Restrictions Relating to the Contribution and the Distribution.

(a) Ivory Parent, on behalf of itself and all other members of the Ivory Retained Group, hereby covenants and agrees that no member of the Ivory Retained Group will take, fail to take, or to permit to be taken: (i) any action where such action or failure to act would be inconsistent with or cause to be untrue any statement, information, covenant or representation in the Tax Certificates pertaining to the Tax-Free Status of the Spin-Off Transactions or (ii) any action where such action or failure to act would adversely affect, or could reasonably be expected to adversely affect, the Tax-Free Status of the Spin-Off Transactions.

(b) NewCo, on behalf of itself and all other members of the NewCo Group, SpinCo, on behalf of itself and all other members of the SpinCo Group, and Bluefin, on behalf of itself and all other members of the Bluefin Group, hereby covenants and agrees that no member of their respective Groups will take, fail to take, or permit to be taken: (i) any action where such action or failure to act would be inconsistent with or cause to be untrue any statement, information, covenant or representation in the Tax Certificates pertaining to the Tax-Free Status of the Spin-Off Transactions or (ii) any action where such action or failure to act would reasonably be expected to adversely affect the Tax-Free Status of the Spin-Off Transactions.

(c) During the Restricted Period, NewCo, SpinCo and Bluefin:

(i) shall continue and cause to be continued the active conduct of the Bluefin Business for purposes of Section 355(b)(2) of the Code, taking into account Section 355(b)(3) of the Code, including as conducted by the SpinCo Group immediately prior to the Distribution,

(ii) shall not voluntarily dissolve or liquidate themselves (including any action that is a liquidation for U.S. federal income tax purposes),

(iii) shall not (1) enter into any Proposed Acquisition Transaction or, to the extent NewCo, Bluefin or SpinCo has the right to prohibit any Proposed Acquisition Transaction, permit any Proposed Acquisition Transaction to occur (whether by (A) redeeming rights under a shareholder rights plan, (B) finding a tender offer to be a “permitted offer” under any such plan or otherwise causing any such plan to be inapplicable or neutralized with respect to any Proposed Acquisition Transaction, (C) approving any Proposed Acquisition Transaction, whether for purposes of Section 203 of the Delaware General Corporation Law or any “fair price,” “moratorium,” “control share acquisition,” or other similar anti-takeover statute or regulation, or any anti-takeover provision in Toro’s certificate of incorporation or by-laws, or (D) otherwise), (2) redeem or otherwise repurchase (directly or through an Affiliate) any stock, or rights to acquire stock except (A) to the extent such repurchases satisfy Section 4.05(1)(b) of Revenue Procedure 96-30 (as in effect prior to the amendment of such Revenue Procedure by Revenue Procedure 2003-48), (B) to the extent reasonably necessary to pay the total tax liability arising from the vesting of an Equity Award, or (C) through a net exercise of an Equity Award, (3) amend its certificate of incorporation, bylaws, or similar organizational documents, or take any other action, whether through a stockholder vote or otherwise, affecting the relative voting rights of its capital stock (including through the conversion of any capital stock into another class of capital stock), (4) merge or consolidate, or agree to merge or consolidate, NewCo, Bluefin or SpinCo with any other Person (other than pursuant to the Toro Merger) unless, in the case of a merger or consolidation, NewCo, Bluefin or SpinCo (as applicable) is the survivor of such merger or consolidation or (5) take any other action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any representation made in the Tax Certificates pertaining to the Tax-Free Status of the Spin-Off Transactions) which in the aggregate (and taking into account the Toro Merger) would, when combined with any other direct or indirect changes in ownership of SpinCo stock pertinent for purposes of Section 355(e) of the Code, have the effect of causing or permitting one or more Persons (whether or not acting in concert) to acquire directly or indirectly stock representing a fifty percent (50%) or greater interest in SpinCo or would reasonably be expected to result in a failure to preserve the Tax-Free Status of the Spin-Off Transactions; and

(iv) shall not and shall not permit any member of the SpinCo Group, to sell, transfer, or otherwise dispose of or agree to, sell, transfer or otherwise dispose (including in any transaction treated for U.S. federal income tax purposes as a sale, transfer or disposition) of assets (including, any shares of capital stock of a Subsidiary) that, in the aggregate, constitute more than thirty percent (30%) of the consolidated gross assets of SpinCo or the SpinCo Group; provided that this Section 4.2(c)(iv) shall not apply to (1) sales, transfers, or dispositions of assets in the ordinary course of business, (2) any cash paid to acquire assets from an unrelated Person in an arm’s-length transaction or cash to pay indebtedness or other liabilities owed to an unrelated Person, (3) sales, transfers, or dispositions of assets to a wholly owned Subsidiary of SpinCo or (4) any assets transferred to a Person that is disregarded as an entity separate from the transferor for U.S. federal income tax purposes;

provided, further, that the percentages of gross assets or consolidated gross assets of SpinCo or the SpinCo Group, as the case may be, sold, transferred, or otherwise disposed of, shall be based on the fair market value of the gross assets of SpinCo and the members of the SpinCo Group as of the Distribution Date. For purposes of this Section 4.2(c)(iv), a merger of SpinCo or one of its Subsidiaries with and into any Person that is not a wholly owned Subsidiary of SpinCo shall constitute a disposition of all of the assets of SpinCo or such Subsidiary.

(d) Notwithstanding the restrictions imposed by Sections 4.2(b) and 4.2(c), NewCo, Bluefin, SpinCo or a member of the SpinCo Group may take any of the actions or transactions described therein if SpinCo either (i) obtains an Unqualified Tax Opinion in form and substance reasonably satisfactory to Ivory Parent, (ii) obtains a ruling from the IRS to the effect that such actions or transactions will not affect the Tax-Free Status of the Spin-Off Transactions (a “Post-Distribution Ruling”), or (iii) obtains the prior written consent of Ivory Parent waiving the requirement that SpinCo obtain an Unqualified Tax Opinion or Post-Distribution Ruling, such waiver to be provided in Ivory Parent’s sole and absolute discretion. Ivory Parent shall cooperate in good faith with any reasonable requests of SpinCo in connection with securing any Post-Distribution Ruling or Unqualified Tax Opinion. Ivory Parent’s evaluation of an Unqualified Tax Opinion may consider, among other factors, the appropriateness of any underlying assumptions, representations, and covenants made in connection with such opinion. SpinCo shall bear all costs and expenses of securing any such Unqualified Tax Opinion or Post-Distribution Ruling. Neither the delivery of an Unqualified Tax Opinion, receipt of a Post-Distribution Ruling nor Ivory Parent’s waiver of SpinCo’s obligation to deliver an Unqualified Tax Opinion or obtain a Post-Distribution Ruling shall limit or modify NewCo’s continuing indemnification obligation pursuant to Article V.

ARTICLE V

INDEMNITY OBLIGATIONS

Section 5.1. Indemnity Obligations.

(a) Ivory Parent shall indemnify and hold harmless the members of the NewCo Group from and against, and will reimburse them for, (i) all liability for Taxes allocated to Ivory Parent pursuant to Article II, (ii) all liability for Taxes and Tax-Related Losses attributable thereto arising out of, based upon, or relating or attributable to any breach of or inaccuracy in, or failure to perform, as applicable, any representation, covenant, or obligation of any member of the Ivory Retained Group pursuant to this Agreement and (iii) the amount of any Refund received by any member of the Ivory Retained Group that is allocated to NewCo pursuant to Section 2.6(a).

(b) Notwithstanding anything else to the contrary contained in the Separation Documentation, the Merger Agreement or other Transaction Document, NewCo shall indemnify and hold harmless the members of the Ivory Retained Group from and against, and will reimburse them for, (i) all liability for Taxes allocated to NewCo pursuant to Article II, (ii) all liability for Taxes and Tax-Related Losses attributable thereto arising out of, based upon, or relating or attributable to any breach of or inaccuracy in, or failure to perform, as applicable, any representation, covenant, or obligation of any member of the NewCo Group pursuant to this Agreement, and (iii) the amount of any Refund received by any member of the NewCo Group that is allocated to Ivory Parent pursuant to Section 2.6(a); provided, however, that no indemnification obligation shall arise pursuant to clause (ii) to the extent such breach of or inaccuracy in, or failure to perform, as applicable, any representation, covenant, or obligation of any member of the NewCo Group pursuant to this Agreement resulted from an act, transaction or election that was unanimously approved by all directors then designated by Ivory HoldCo on the board of directors of NewCo who participate in the vote of the board of directors of NewCo (whether in person, by proxy, by written consent, or otherwise) that results in such approval, provided that such participating Ivory HoldCo-designated directors represent a majority of the directors on the board of directors of NewCo participating in such vote.

(c) To the extent that any Tax or Tax-Related Losses is subject to indemnity pursuant to both Section 5.1(a)(ii) (on the one hand) and Section 5.1(b)(ii) (on the other hand), responsibility for such Tax or Tax-Related Loss shall be shared by Ivory Parent and NewCo according to relative fault as determined by the Accounting Firm pursuant to Section 9.1.

Section 5.2. Indemnification Payments.

(a) Except as otherwise provided in this Agreement, if a Party (the “Indemnitee”) or a member of its Group is required to pay to a Governmental Authority a Tax or to another Person a payment in respect of a Tax that the other Party (the “Indemnifying Party”) is liable for under this Agreement, including as the result of a Final Determination, the Indemnitee shall notify the Indemnifying Party, in writing, of its obligation to pay such Tax and, in reasonably sufficient detail, its calculation of the amount due by such Indemnifying Party to the Indemnitee, including any Tax-Related Losses attributable thereto. The Indemnifying Party shall pay such amount, including any Tax-Related Losses attributable thereto, to the Indemnitee no later than the later of (i) five business days prior to the date on which such payment is due to the applicable Governmental Authority or (ii) 30 business days after the receipt of notice from the other Party. Any Tax indemnity payment required to be made pursuant to this Agreement shall be reduced by any corresponding Tax Benefit payment required to be made to the Indemnifying Party by the Indemnitee pursuant to Section 2.7. For the avoidance of doubt, a Tax Benefit payment is treated as corresponding to a Tax indemnity payment to the extent the Tax Benefit realized is directly attributable to the same Tax item (or adjustment of such Tax item pursuant to a Final Determination) that gave rise to the Tax indemnity payment. In addition, in the event Ivory Parent is obligated to make a payment under Section 5.1(a), there shall be offset against such payment (with a consequent reduction in the amount Ivory Parent is obligated to pay) any amounts described in Section 3.9(b) that are due but have not yet been paid by NewCo to Ivory Parent, and any such offset will be deemed paid by NewCo pursuant to Section 3.9(b).

(b) If, as a result of any change or redetermination, any amount previously allocated to and borne by one Party pursuant to the provisions of Article II is thereafter allocated to the other Party, then, no later than 30 business days after such change or redetermination, such other Party shall pay to such Party the amount previously borne by such Party which is allocated to such other Party as a result of such change or redetermination.

(c) If an Indemnitee receives a Refund with respect to a Tax Contest for which the Indemnifying Party made an indemnity payment to the Indemnitee pursuant to Section 5.2(a), the Indemnitee shall pay the amount of such Refund to the Indemnifying Party, such payment to the Indemnifying Party not to exceed such indemnity payment, no later than 30 business days after the receipt of such Refund.

Section 5.3. Payment Mechanics.

(a) All payments under this Agreement shall be made by Ivory Parent directly to NewCo and by NewCo directly to Ivory Parent (or its designee); provided, however, that if the Parties mutually agree with respect to any such indemnification payment, any member of the Ivory Retained Group, on the one hand, may make such indemnification payment to any member of the NewCo Group, on the other hand, and vice versa. All indemnification payments shall be treated in the manner described in Section 5.4.

(b) In the case of any payment of Taxes made by a Responsible Party or Indemnitee pursuant to this Agreement for which such Responsible Party or Indemnitee, as the case may be, has received a payment from the other Party, such Responsible Party or Indemnitee shall provide to the other Party a copy of any official government receipt received with respect to the payment of such Taxes to the applicable Governmental Authority (or, if no such official governmental receipts are available, executed bank payment forms or other reasonable evidence of payment).

Section 5.4. Treatment of Payments. The Parties agree that any payment made among the Parties pursuant to this Agreement (other than any payment of interest accruing after the Distribution Date) shall be treated, to the extent permitted by Law, for all U.S. federal income tax purposes as an adjustment to the Ivory Cash Payment contributed by Ivory HoldCo to NewCo pursuant to Section 1.02 of the Merger Agreement.

ARTICLE VI

TAX CONTESTS

Section 6.1. Notice. Each Party shall notify the other Party in writing within ten business days after receipt by such Party or any member of its Group of a written communication from any Governmental Authority with respect to any pending or threatened audit, claim, dispute, suit, action, proposed assessment or other administrative or judicial proceeding (a “Tax Contest”) concerning any Taxes for which the other Party may be liable pursuant to this Agreement, and thereafter shall promptly forward or make available to such Party copies of notices and communications relating to such Tax Contest.

Section 6.2. Conduct of Tax Contests.

(a) Subject to Section 6.4, Ivory Parent shall have the sole responsibility and right to control the prosecution of Tax Contests with respect to any Bluefin Separate Return for a Tax Period ending on or before the Closing Date, any Ivory Separate Return, or any Joint Return, including the exclusive right to communicate with agents of the applicable Governmental Authority and to control, resolve, settle, or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of such Tax Contest.

(b) With respect to any Tax Contest other than those described in Section 6.2(a), subject to Section 6.4, NewCo shall have the sole responsibility and right to control the prosecution of such Tax Contest, including the exclusive right to communicate with agents of the applicable Governmental Authority and to control, resolve, settle, or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of such Tax Contest.

Section 6.3. Obligation of Continued Notice. During the pendency of any Tax Contest or threatened Tax Contest, each Party shall provide prompt notice to the other Parties of any written communication received by it or a member of its respective Group from a Governmental Authority regarding any Tax Contest for which it is indemnified by the other Party hereunder. Such notice shall attach copies of the pertinent portion of any written communication from a Governmental Authority and contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Governmental Authority in respect of any such matters. Such notice shall be provided in a reasonably timely fashion; provided, however, that in the event that timely notice is not provided, a Party shall be relieved of its obligation to indemnify the other Party only to the extent that such delay results in actual increased costs or actual prejudice to such other Party.

Section 6.4. Participation Rights. Unless waived by the Parties in writing, in connection with any Tax Contest with respect to a Bluefin Separate Return for a Straddle Period or any Tax Contest as a result of which the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment to the Controlling Party under Article V of this Agreement: (a) the Controlling Party shall keep the Non-Controlling Party informed in a timely manner of all actions taken or proposed to be taken by the Controlling Party with respect to such Tax Contest; (b) the Controlling Party shall timely provide the Non-Controlling Party with copies of any correspondence or filings received from, or submitted to, any Governmental Authority or judicial authority in connection with such Tax Contest; (c) the Controlling Party shall defend such Tax Contest diligently and in good faith; (d) upon the Non-Controlling Party’s request, the Controlling Party shall consult the Non-Controlling Party from time to time as to strategy for the conduct of such Tax Contest; and (e) the Controlling Party shall not settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed without the prior written consent of the Non-Controlling Party (not to be unreasonably withheld, conditioned or delayed); provided that, in the case of a Tax Contest other than in respect of a Bluefin Separate Return for a Straddle Period, the foregoing (a) through (e) shall apply to actions, correspondence, filings, defense, conduct, and settlements and agreements to the extent related to the potential adjustment or adjustments as a result of which the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment to the Controlling Party. The failure of the Controlling Party to take any action specified in the preceding sentence with respect to the Non-Controlling Party shall not relieve the Non-Controlling Party of any liability and/or obligation which it may have to the Controlling Party under this Agreement, except to the extent the Non-Controlling Party is actually harmed thereby, and in no event shall such failure relieve the Non-Controlling Party from any other liability or obligation which it may have to the Controlling Party.

ARTICLE VII

COOPERATION

Section 7.1. General. Each Party shall fully cooperate, and shall cause all members of such Party’s Group to fully cooperate, with all reasonable requests in writing from the other Party, or from an agent, representative or advisor to such Party, in connection with the preparation and filing of any Tax Return, claims for Refunds, the conduct of any Tax Contest, and calculations of amounts required to be paid pursuant to this Agreement, in each case, related or attributable to or arising in connection with Taxes of either Party or any member of either Party’s Group covered by this Agreement and the establishment of any reserve required in connection with any financial reporting (a “Tax Matter”). Such cooperation shall include the provision of any information reasonably necessary or helpful in connection with a Tax Matter and shall include, without limitation, at each Party’s own cost to the extent reasonably requested:

(i) the provision of any Tax Returns of either Party or any member of either Party’s Group, books, records (including information regarding ownership and Tax basis of property), documentation and other information relating to such Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Governmental Authorities; and

(ii) the execution of any document (including any power of attorney) in connection with any Tax Contest of either Party or any member of either Party’s Group, or the filing of a Tax Return or a Refund claim of either Party or any member of either Party’s Group.

Each Party shall make its employees and facilities available, without charge, on a mutually convenient basis to facilitate such cooperation.

Section 7.2. Consistent Treatment. Unless and until there has been a Final Determination to the contrary, each Party agrees not to take any position on any Tax Return, in connection with any Tax Contest or otherwise that is inconsistent with (a) the treatment of payments between the Ivory Retained Group and the Bluefin Group as set forth in Section 5.4 or (b)  the Tax-Free Status of the Transactions.

ARTICLE VIII

RETENTION OF RECORDS; ACCESS

Section 8.1. Retention of Records. For so long as the contents thereof may become material in the administration of any matter under applicable Tax Law, but in any event until the later of (i) 60 days after the expiration of any applicable statutes of limitation (including any waivers or extensions thereof) and (ii) seven years after the Closing Date, the Parties shall retain records, documents, accounting data and other information (including computer data) necessary for the preparation and filing of all Tax Returns (collectively, “Tax Records”) in respect of Taxes of any member of either the Ivory Retained Group or the NewCo Group for any Pre-Distribution Period or Post-Distribution Period or for any Tax Contests relating to such Tax Returns. At any time after the Effective Time when the Ivory Retained Group proposes to destroy any Tax Records, the Ivory Retained Group shall first notify the NewCo Group in writing, and the NewCo Group shall be entitled to receive such records or documents proposed to be destroyed. At any time after the Effective Time when the NewCo

Group proposes to destroy any Tax Records related to a Pre-Closing Tax Period or a Straddle Period, NewCo shall first notify Ivory Parent in writing and the Ivory Retained Group shall be entitled to receive such records or documents proposed to be destroyed. The Parties will notify each other in writing of any waivers or extensions of the applicable statute of limitations that may affect the period for which the foregoing records or other documents must be retained.

Section 8.2. Access to Tax Records. The Parties and their respective Affiliates shall make available to each other for inspection and copying during normal business hours upon reasonable notice all Tax Records (including, for the avoidance of doubt, any pertinent underlying data accessed or stored on any computer program or information technology system) in their possession and shall permit the other Party and its Affiliates, authorized agents and representatives and any representative of a Governmental Authority or other Tax auditor direct access, during normal business hours upon reasonable notice to any computer program or information technology system used to access or store any Tax Records, in each case to the extent reasonably required by the other Party in connection with the preparation of Tax Returns or financial accounting statements, audits, litigation, or the resolution of items pursuant to this Agreement. The Party seeking access to the records of the other Party shall bear all costs and expenses associated with such access, including any professional fees.

Section 8.3. Preservation of Privilege. The Parties and their respective Affiliates shall not provide access to, copies of, or otherwise disclose to any Person any documentation relating to Taxes existing prior to the Closing Date to which Privilege may reasonably be asserted without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed.

ARTICLE IX

DISPUTE RESOLUTION

Section 9.1. Dispute Resolution. In the event of any dispute between the Parties as to any matter covered by this Agreement, the Parties shall appoint an internationally recognized independent public accounting firm (the “Accounting Firm”) to resolve such dispute. In this regard, the Accounting Firm shall make determinations with respect to the disputed items based solely on representations made by Ivory Parent, RemainCo, SpinCo, Bluefin, NewCo, and their respective representatives, and not by independent review, and shall function only as an expert and not as an arbitrator and shall be required to make a determination in favor of one Party only. The Parties shall require the Accounting Firm to resolve all disputes no later than 90 days after the submission of such dispute to the Accounting Firm, but in no event later than the due date for the payment of Taxes or the filing of the applicable Tax Return, if applicable, and agree that all decisions by the Accounting Firm with respect thereto shall be final and conclusive and binding on the Parties. The Accounting Firm shall resolve all disputes in a manner consistent with this Agreement and, to the extent not inconsistent with this Agreement, in a manner consistent with the Past Practices of Ivory Parent and its Subsidiaries, except as otherwise required by applicable Law. The Parties shall require the Accounting Firm to render all determinations in writing and to set forth, in reasonable detail, the basis for such determination. The fees and expenses of the Accounting Firm shall be borne by Ivory Parent and NewCo according to relative fault as determined by the Accounting Firm pursuant to this Section 9.1.

ARTICLE X

MISCELLANEOUS PROVISIONS

Section 10.1. Entire Agreement; Construction. This Agreement shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, course of dealings and writings with respect to such subject matter. Except as expressly set forth in this Agreement, the Separation Documentation or any Transaction Document: (i) all matters relating to Taxes and Tax Returns of the Parties and their respective Subsidiaries shall be governed exclusively by this Agreement and (ii) for the avoidance of doubt, in the event of any conflict between this Agreement, on the one hand, and any Transaction Document, on the other hand, with respect to such matters, the terms and conditions of this Agreement shall govern. Notwithstanding the foregoing, in the event of any conflict between (a) this Agreement, on the one hand and (b) any of Annex C of the Merger Agreement (Separation Plan – Employee Matters Annex), the Commercial Co-operation Agreement, Section 13.5 (Taxes) of the Transitional Services Agreement, Section 13.5 (Taxes) of the Reverse Transitional Services Agreement, or Section 11 (Tax) of either of the Supplemental Transitional Services Agreements, on the other hand, in each case to the extent such annex or agreement, or section of an agreement, described in this clause (b) expressly relates to Tax matters, such annex or agreement, or section of an agreement, described in this clause (b) shall govern.

Section 10.2. Interest on Late Payments. With respect to any payment between the Parties pursuant to this Agreement not made by the due date set forth in this Agreement for such payment, the outstanding amount will accrue interest at a rate per annum equal to the rate in effect for underpayments under Section 6621 of the Code from such due date to and including the payment date.

Section 10.3. Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted assigns.

Section 10.4. Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any entity that becomes a Subsidiary of such Party after the execution of this Agreement, to the extent such Subsidiary remains a Subsidiary of the applicable Party.

Section 10.5. Assignability. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any party hereto without the prior written consent of the other Party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void.

Section 10.6. No Fiduciary Relationship. The duties and obligations of the Parties, and their respective successors and permitted assigns, contained herein are the extent of the duties and obligations contemplated by this Agreement; nothing in this Agreement is intended to create a fiduciary relationship between the Parties hereto, or any of their successors and permitted assigns, or create any relationship or obligations other than those explicitly described.

Section 10.7. Further Assurances. Subject to the provisions hereof, the Parties hereto shall make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions, as may be reasonably required in order to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby.

Section 10.8. Survival. Notwithstanding any other provision of this Agreement to the contrary, all representations, covenants and obligations contained in this Agreement shall survive until 60 days after the expiration of the applicable statute of limitations with respect to any such matter (including extensions thereof).

Section 10.9. Notices. All notices, requests, claims, demands and other communications under this Agreement and, to the extent applicable shall be in English, shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by registered or certified mail (return receipt requested), or by e-mail (provided that confirmation of transmission is electronically generated and kept on file by the sending party), to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.9):

If to Ivory Parent, to:

Informa PLC

5 Howick Place

London, SW1P 1WG

UK

Attention: Rupert Hopley, Stuart Poyser

Email: [***]

with copies to (which shall not constitute notice):

Clifford Chance US LLP

31 West 52nd Street

New York, New York 10019

Attention: John A. Healy, Benjamin K. Sibbett

Email: [***]

and

Clifford Chance US LLP

Texas Tower

845 Texas Avenue, Suite 3930

Houston, Texas 77002

Attention: Jonathan D. Bobinger

Email: [***]

If to RemainCo, to:

Informa USA, Inc.

605 Third Avenue, 22nd Floor

New York, New York 10158

Attention: Brian Vasandani

Email: [***]

with copies to (which shall not constitute notice):

Clifford Chance US LLP

31 West 52nd Street

New York, New York 10019

Attention: John A. Healy, Benjamin K. Sibbett

Email: [***]

and

Clifford Chance US LLP

Texas Tower

845 Texas Avenue, Suite 3930

Houston, Texas 77002

Attention: Jonathan D. Bobinger

Email: [***]

If to Bluefin, to:

Informa Intrepid Holdings Inc.

275 Grove Street

Newton, Massachusetts 02446

Attention: Daniel Noreck, Charles Rennick

Email: [***]

with copies to (which shall not constitute notice):

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, Massachusetts 02109

Attention: Joseph B. Conahan

Email: [***]

and

Wilmer Cutler Pickering Hale and Dorr LLP

7 World Trade Center

250 Greenwich Street

New York, New York 10007

Attention: Andrew Alin

Email: [***]

If to SpinCo, to:

Informa Tech LLC

275 Grove Street

Newton, Massachusetts 02446

Attention: Daniel Noreck, Charles Rennick

Email: [***]

with copies to (which shall not constitute notice):

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, Massachusetts 02109

Attention: Joseph B. Conahan

Email: [***]

and

Wilmer Cutler Pickering Hale and Dorr LLP

7 World Trade Center

250 Greenwich Street

New York, New York 10007

Attention: Andrew Alin

Email: [***]

If to NewCo, to:

TechTarget, Inc.

275 Grove Street

Newton, Massachusetts 02446

Attention: Daniel Noreck, Charles Rennick

Email: [***]

with copies to (which shall not constitute notice):

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, Massachusetts 02109

Attention: Joseph B. Conahan

Email: [***]

and

Wilmer Cutler Pickering Hale and Dorr LLP

7 World Trade Center

250 Greenwich Street

New York, New York 10007

Attention: Andrew Alin

Email: [***]

Section 10.10. Counterparts. This Agreement may be executed in more than one counterpart, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to each of the Parties.

Section 10.11. Consents. Any consent required or permitted to be given by any Party to the other Party under this Agreement shall be in writing and signed by the Party giving such consent and shall be effective only against such Party (and its Group).

Section 10.12. Expenses. Ivory Parent, RemainCo, SpinCo, NewCo, and Bluefin shall each be responsible for its own fees, costs and expenses paid or incurred in connection with this Agreement, except as otherwise specified in this Agreement, or as otherwise agreed in writing between Ivory Parent, RemainCo, SpinCo, NewCo, and Bluefin.

Section 10.13. Termination and Amendment. This Agreement may not be terminated, modified or amended except by an agreement in writing signed by Ivory Parent, RemainCo, SpinCo, NewCo, and Bluefin.

Section 10.14. Titles and Headings. Titles and headings to articles herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 10.15. Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 10.16. Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

Section 10.17. No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances.

Section 10.18. No Waiver. No failure to exercise and no delay in exercising, on the part of any Party, any right, remedy, power or privilege hereunder shall operate as a waiver hereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.19. Governing Law. This Agreement and any dispute arising out of, in connection with or relating to this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof.

Section 10.20. Effective Time. This Agreement shall become effective only upon the Effective Time on the Closing Date.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the Parties as of the date first written above.

INFORMA PLC

By:
Name:
Title:

TECHTARGET, INC.

By:
Name:
Title:

INFORMA USA, INC.

By:
Name:
Title:

INFORMA INTREPID HOLDINGS INC.

By:
Name:
Title:

INFORMA TECH LLC

By:
Name:
Title:

Tax Matters Agreement

Signature Page

Annex H

CONFIDENTIAL

[THIS DOCUMENT IS NOT INTENDED TO AND WILL NOT BE DEEMED TO CREATE A LEGALLY BINDING OFFER OR AGREEMENT, UNLESS AND UNTIL AGREED TO, EXECUTED, AND DELIVERED BY THE PARTIES. THIS DOCUMENT IS SUBJECT TO THE CONFIDENTIALITY AGREEMENT.]

Dated as of [●], 2024

INFORMA GROUP LIMITED

and

TECHTARGET, INC.

FORM OF

TRANSITIONAL SERVICES AGREEMENT

EXHIBITS
Exhibit A	Services; Fees; Term
Exhibit B	Property Services; Related Fees; Term
Exhibit C	Excluded Services
Exhibit D	Change Request Form
Exhibit E	Sub-Services Agreements

THIS TRANSITIONAL SERVICES AGREEMENT (this “Agreement”), dated as of [●], 2024 (the “Effective Date”), is made by and between TECHTARGET, INC., a Delaware corporation (“Recipient”), formerly known as TORO COMBINECO, INC., and INFORMA GROUP LIMITED, a private company organized under the laws of England and Wales (“Provider”) (each a “Party”, and together the “Parties”).

RECITALS

WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of January 10, 2024 (the “Merger Agreement”), by and among TechTarget, Inc., Recipient, Toro Acquisition Sub, LLC, Informa PLC, Informa US Holdings Ltd, and Informa Intrepid Holdings Inc. (“Bluefin”), at a closing held on the date hereof, among other things Informa US Holdings Ltd contributed all of the issued and outstanding shares of capital stock of Informa Intrepid Holdings Inc., plus cash, to Toro CombineCo, Inc. (“CombineCo”), in exchange for shares of CombineCo Common Stock;

WHEREAS, Provider is an indirect, wholly owned Subsidiary of Informa PLC and the direct parent of Informa US Holdings Ltd;

WHEREAS, as an accommodation to Recipient, Provider has agreed to perform the Services for certain periods following the Effective Date for the benefit of Recipient with respect to Recipient’s operation of the Business after the Closing; and

WHEREAS, the execution and delivery of this Agreement at the Closing were required by the Merger Agreement.

NOW, THEREFORE, effective as of the Effective Date, in consideration of the premises, and of the representations, warranties, covenants, and agreements contained herein, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Defined Terms.

(a) Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings set forth for such terms in the Merger Agreement. As used in this Agreement, the following terms shall have the meanings ascribed to them in the corresponding section of this Agreement set forth below:

Access Codes	Section 7.2(a)
Actual Cost	Section 2.8(d)
Additional Service	Section 2.8(b)
Agreement	Preamble
Change	Section 11.1
Change Request	Section 11.2(a)
Consents	Section 2.5
Controlling Party	Section 16.2(b)
Coordinator	Section 5.1
Data Protection Law	Section 14.2
Effective Date	Preamble
Emergency Shutdown	Section 7.5
Excluded Services	Section 2.8(a)
Force Majeure	Section 19.14
Indemnified Party	Section 16.2(a)
Indemnifying Party	Section 16.2(a)

Interdependent Services	Section 8.3
Licensed Facility	Section 2.10(a)
Licensee	Section 10.2
Licensor	Section 10.2
Losses	Section 16.1(a)
Merger Agreement	Preamble
Migration Plan	Section 4.2(a)
New IP	Section 10.1
New Recipient IP	Section 10.1
Non-emergency Shutdown	Section 7.5
Omitted Service	Section 2.8(a)
Out-of-Pocket Charges	Section 13.2(a)
Process Agent	Section 19.11(a)
Property Service	Section 2.10(a)
Provider	Preamble
Provider Indemnified Party	Section 16.1(a)
Provider Tenant	Section 2.10(a)
Recipient	Preamble
Recipient Data	Section 14.2
Recipient Indemnified Party	Section 16.1(b)
Reference Period	Section 2.3
Regulatory Change	Section 11.2(a)
Security Incident	Section 7.4
Service	Section 2.1
Service Fee	Section 13.1
Service Taxes	Section 13.5
Service Term	Section 8.1
Service Termination Date	Section 8.1
Services Standard	Section 2.9
Subcontractor Performance Failure	Section 15.3
Sub-processor	Section 14.2
Third Party	Section 2.10(c)(iv)
Third Party Claim	Section 16.1
Third Party Provider	Section 2.5
Transition Period	Section 8.1
TSA Employee	Section 19.6(a)
TSA Equipment	Section 6.1

(b) Construction. Any reference to a Person includes such Person’s successors and permitted assigns. Any reference in this Agreement to an “Article,” “Section” or “Exhibit” refers to the corresponding Article, Section or Exhibit of or to this Agreement, unless the context indicates otherwise. The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement, unless otherwise provided for herein, and the words “date hereof” refer to the date of this Agreement. The table of contents and the headings of Articles, Sections and Exhibits are provided for convenience only and are not intended to affect the construction or interpretation of this Agreement. All words used in this Agreement are to be construed to be of such gender or number as the circumstances require. The words “including,” “includes,” or “include” are to be read as listing non-exclusive examples of the matters referred to, whether or not words such as “without limitation” or “but not limited to” are used in each instance. The words “either,” “or,” “neither,” “nor,” and “any” are not intended to be exclusive, unless otherwise specifically provided for herein. The words “to the extent” mean “the degree to which” and not simply “if.” Where this Agreement states that a Party “shall,” “will” or “must” perform in some manner or otherwise act or omit to act, it means that the Party is legally obligated to do so in accordance with this Agreement. Any reference to a statute is deemed also to refer to any amendments or successor legislation as in effect at the relevant time. Any reference to a Contract or other document as of a given date means the Contract or other document as amended, supplemented and modified from time to time through such date. The words “asset” and “property” are to be read as having the same meaning and effect and as referring to all tangible and intangible assets, properties and rights, including cash, securities, accounts, contract rights and real and personal property. References to “written” or “in writing” include electronic form. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the next succeeding Business Day. When calculating the period of time before which, within which or following which any action under this Agreement is required to be done or taken, the day that is the reference date in calculating such period shall be excluded and the last day of such period shall be included; provided that if the last day of such period is not a Business Day, the next succeeding Business Day shall be deemed to be the last day of the period. Where used with respect to any information or document, “made available,” “provided,” “delivered” or “furnished” (or any other word or phrase of similar meaning as any of the foregoing), means that the information or document referred to has been physically or electronically delivered to the relevant Parties, including, in the case of information or documents “made available,” “provided,” “delivered” or “furnished” (or any other word or phrase of similar meaning as any of the foregoing) to Purchaser, information or documents that have been posted in the Data Room, or has been publicly disclosed prior to the date hereof.

ARTICLE 2

DESCRIPTION OF SERVICES

Section 2.1 Services. During the Service Term and otherwise subject to the terms and conditions of this Agreement, Provider shall provide, or cause to be provided, to Recipient and its Affiliates the services set forth on Exhibit A to this Agreement and the Property Services set forth on Exhibit B to this Agreement (each service, a “Service” and, collectively, the “Services”) in each case in accordance with the Services Standard.

Section 2.2 Scope of Services. Recipient acknowledges that during the Transition Period, Provider may be providing similar services, and/or services that involve the same resources, as those used to provide the Services, to its internal organizations, Affiliates and to third parties, and, accordingly, Provider reserves the right to reasonably supplement, modify, substitute or otherwise alter the Services or the manner in which such Services are provided in connection with changes to its internal organization, relocation of the Services, outsourcing of a particular Service, responding to a reasonably plausible security threat or protecting its intellectual property (including, confidential information); provided that Provider or its Affiliates (i) are making similar changes in performing similar services for their own Affiliates or in performing similar services for the Business, and (ii) if applicable, furnish to Recipient substantially the same notice (in content and timing) as Provider or its Affiliates shall furnish to their own Affiliates with respect to such changes; and provided further that if any such change is reasonably likely to have a material adverse effect on the provision of the Services in accordance with the Service Standards, Provider will give Recipient at least sixty (60) days advance notice if practicable prior to implementing any such change and upon Recipient’s request, Provider will cooperate in good faith with Recipient to identify, and if commercially feasible, to implement, a work-around or other alternative arrangement for any affected Service.

Section 2.3 Limitation to Services. Recipient acknowledges and agrees that the Services are intended only to be transitional in nature and shall be furnished by Provider only during the Transition Period and solely for the purpose of accommodating Recipient in connection with the transactions contemplated by the Merger Agreement. Notwithstanding anything to the contrary contained in this Agreement or in the exhibits attached to this Agreement, Provider shall have no obligation under this Agreement to (i) provide Services to any Person other than Recipient and its Affiliates, (ii) engage in any unlawful activity, (iii) provide Services that would reasonably be expected to result in a violation of any applicable law or regulation, (iv) disclose any information that would be reasonably likely to result in the loss of attorney-client privilege or similar privilege (provided that Provider will use commercially reasonable efforts to make substitute disclosure arrangements that would not result in the loss of such privilege), (v) implement systems, processes, technologies, plans or initiatives developed, acquired or utilized by Provider or its Affiliates after the Effective Date, if such systems, processes, technologies, plans or initiatives were not utilized by Provider or its Affiliates in providing services to the Business during the six (6) month period immediately prior to the Effective Date (such period, the “Reference Period”), or (vi) subject to the provisions of Section 2.5, provide a Service when Consent from a Third Party Provider has not been obtained. Except as otherwise agreed by the Parties in respect of any Omitted Service, Provider shall not be required to provide, and the descriptions of Services in Exhibit A shall not be construed to require Provider to provide, any Services under this Agreement that were not being provided to the Business during the Reference Period.

Section 2.4 Recipient Cooperation. Recipient agrees to cooperate in good faith and to use commercially reasonable efforts to effectuate the timely and orderly transition of the Services from Provider to Recipient prior to the end of the applicable Service Term for each Service. Recipient acknowledges that the Services are being furnished in support of Recipient’s personnel. Recipient shall use commercially reasonable efforts to have sufficient resources available to it at the end of each Service Term to perform the applicable Services (or have such Services performed) without the involvement of Provider, its Affiliates or any of its or their employees or agents. Recipient shall and shall cause its Affiliates to permit Provider, its Affiliates and its and their respective employees and agents (including any applicable Third Party Provider) reasonable access during regular business hours (or otherwise upon reasonable prior notice) to such facilities, data and personnel as are involved in receiving or overseeing the Services, and records as reasonably requested by Provider to facilitate Provider’s performance of this Agreement.

Section 2.5 Third Party Consents. Provider shall use commercially reasonable efforts to obtain any consents, approvals or amendments to existing agreements of Provider with any third party vendor, landlord or subcontractor (“Third Party Provider”) necessary to allow it to provide the Services to Recipient (the “Consents”). Subject to provisions below in this Section 2.5, in the event that Provider is not able to obtain any Consent, Provider shall not be obliged to provide the relevant Services as long as such Consent has not been granted. Subject to the foregoing in this Section 2.5, in the event that any Consents are not obtained, or if a Consent is conditioned on payment of a fee to the Third Party Provider or an increase in the fees payable under Provider’s contract with the Third Party Provider or other onerous terms, then Provider will notify Recipient prior to committing to pay any such fee or increase and upon Recipient’s request, Provider will cooperate in good faith with Recipient to (i) negotiate with the Third Party Provider to minimize any such fee or increase and to arrange reasonable terms for such fee or increase in order to obtain the Consent and provide the applicable Services and/or (ii) to identify, and if commercially feasible, to implement, a work-around or other alternative arrangement for any affected Service, provided that (i) Provider shall not be required to relinquish or forbear any rights in connection with obtaining any Consents; and (ii) Recipient acknowledges that any such work-around or alternative arrangement may adversely impact the standards for provision of such Service set forth in this Agreement, and Provider shall not be liable for any breach of such applicable service standards set forth in this Agreement that results from the adoption of any such work- around or alternative arrangement. Any fees or increases in fees that become payable to a Third Party Provider as set forth in this Section 2.5 will be treated as Out-of-Pocket Charges subject to the provisions of Section 13.2. This Section 2.5 shall apply mutatis mutandis where a Service in whole or in part is provided by a Third Party Provider and Provider’s contract with such Third Party Provider expires or terminates any time after the Effective Date for any reason other than Provider’s breach.

Section 2.6 Designation of Personnel. Provider shall have the right, in its sole discretion, to (i) designate which personnel it will assign to perform any Service and (ii) remove and replace such personnel at any time, except that in the case of each of clause (i) and (ii), Provider shall not designate, remove, replace or otherwise allocate any such personnel in a manner that would adversely affect the ability of Provider to perform its obligations under this Agreement in accordance with the Service Standards; provided, however, Provider shall have no obligation to replace any TSA Employee that has been hired or engaged by Recipient or any of its Affiliates and Recipient acknowledges that in such a case the Service Standard shall be modified in accordance with Section 18.6. In performing their respective duties hereunder, all personnel of Provider shall be under its sole direction, control and supervision, and Provider shall have the sole right to exercise all authority with respect to the employment (including termination of employment), assignment and compensation of such personnel.

Section 2.7 Services Performed by Affiliates and Third Parties. Provider shall have the right to perform the Services itself or through any Affiliate or through any Third Party Provider at no additional cost to Recipient, without the prior written consent of Recipient. Provider shall in all cases remain responsible for (i) the provision of the applicable Services to Recipient in accordance with the Services Standard, (ii) the performance by any Third Party Provider of any delegated Services, and (iii) any actions of any Third Party Provider providing such delegated Services, including any breach of the terms of this Agreement. Without limiting the foregoing in this Section 2.7, in the event of any reduction in the standard of performance of, or other adverse incident relating to the Services (or part thereof) provided or supported by Third Party Providers, that comes to the attention of Provider (including where Provider has been notified by Recipient of such reduction in the standard of performance or other adverse incident), Provider shall: (x) promptly notify Recipient of the same; (y) to the extent available, provide Recipient with all information reasonably requested in order to evaluate the issue or incident; and (z) use commercially reasonable efforts (in consultation with Recipient) to promptly remediate the issue or incident with the relevant Third Party Provider.

Section 2.8 Other Services.

(a) Commencing on the Effective Date and for six (6) months thereafter, the Recipient may identify any service, other than those services identified on Exhibit C (the “Excluded Services”), that: (i) had been provided prior to the Effective Date; or (ii) that, due to the separation of the Business from the business of Provider, is reasonably necessary to continue to conduct the Business in substantially the manner as the Business was conducted, in the case of each of clause (i) and (ii), during the Reference Period, but that is not included as a Service set forth this Agreement, including in accordance with Section 2.2 (each such service, an “Omitted Service”).

(b) Upon request by Recipient at any time during the Term, Provider shall provide any Omitted Service. For the avoidance of doubt, the Provider shall have no obligation to provide any Excluded Service. Provider shall negotiate in good faith with Recipient regarding the provision of, but shall have no obligation to provide, any Omitted Service that was not provided during the Reference Period (each, an “Additional Service”).

(c) Provider and Recipient shall negotiate in good faith the terms applicable to any Omitted Service or Additional Service, including the applicable Service Term therefor. The terms and conditions agreed upon in respect of any Omitted Service (or Additional Service if agreed) shall be agreed upon pursuant to an amendment to this Agreement and thereafter shall constitute part of the Services.

(d) Any negotiations relating to Omitted Services or Additional Services may include providing for the reimbursement of any reasonable, documented out-of-pocket costs and expenses incurred in connection with the continuation of any service, or assisting in the transition, in all cases, in accordance with the terms of this Agreement, provided, however, that Provider shall provide or cause to be provided all Omitted Services at Provider’s Actual Cost. “Actual Cost” means the actual cost (without mark-up) to Provider of delivering such Services, which shall include (A) employee and administrative costs, and (B) the third-party costs and expenses, incurred by Provider in providing such Services.

Section 2.9 Services Standard. Recipient acknowledges that Provider is not in the business of providing services to third parties with respect to the Business and is entering into this Agreement only for the purpose of facilitating the transactions described in the Merger Agreement. Provider shall, and shall cause its Affiliates to, perform the Services in substantially the same manner and at substantially the same level of service (including, as applicable, with respect to type, frequency, quality, quantity, priority, timeliness and geographic scope) as compared with the manner in which such Services were provided to the Business during the Reference Period and with substantially the same degree of skill, care and diligence as provided by Provider during the Reference Period (the “Services Standard”). Recipient acknowledges that the timely completion of any Service by Provider or its Affiliates may depend upon the provision of information, documentation, products and/or services by Recipient or its Affiliates, and that Provider shall not be responsible for the failure to provide such Service to the extent that such failure results from the failure of Recipient or its Affiliates to provide such information, documentation, products and/or services to Provider or its Affiliates. Under no circumstances shall Provider, its Affiliates or its or their respective employees or agents (including subcontractors) be held accountable to a greater standard of care, efforts or skill than the Services Standard. Recipient acknowledges and agrees that the Services do not include the exercise of business judgment or general management for Recipient or any of its Affiliates. Recipient further acknowledges and agrees that the Services Standard may change from time to time pursuant to Section 18.6. Without limiting any relevant Services Standard: (i) Provider will provide to Recipient reasonable advance notice of any potential interruption, scheduled or unscheduled, that is reasonably likely to interrupt or otherwise affect any Service to be provided by Provider hereunder; and (ii) Recipient will not be obligated to pay any Fees with respect to any period that the Services are interrupted or not provided. Provider shall use commercially reasonable efforts to avoid any inability to provide the Services.

Section 2.10 Property Services.

(a) Recipient shall be entitled to use and occupancy of the desk spaces identified in Exhibit B within the properties identified in Exhibit B (collectively, the “Licensed Facilities” and each a “Licensed Facility”) as licensee of the relevant tenant of the relevant Licensed Facility (each such relevant tenant, the “Provider Tenant”) and receive from the applicable Provider Tenant, at no cost to Recipient (except for Service Fees due in respect of such Licensed Facility to the extent required under this Agreement), the associated property services identified in Exhibit B (which shall not extend to: (i) in the case of security, security services in relation to the areas of the applicable Licensed Facility that are specific to Recipient to the exclusion of other tenants and (ii) in the case of maintenance services, those services that have not been historically provided or that are not within the scope of customary maintenance of ordinary wear and tear) (collectively, the “Property Services”) only from and including the Effective Date to and including the earliest of:

(i) the date of termination by Recipient of certain Property Services identified in Exhibit B or parts thereof (provided such termination by Recipient with respect to certain Property Services or parts thereof shall not effect a termination of any other Property Services);

(ii) the date, if any, on which Recipient is obliged to cease occupation of the Licensed Facility pursuant to Section 2.10(d); and

(iii) the date of expiration or any other earlier termination of the relevant lease or sublease pursuant to which Provider Tenant leases or subleases the relevant Licensed Facility.

(b) Nothing in this Section 2.10 is intended by the Parties and is not to be interpreted as creating any legal demise or any rights in any Licensed Facility greater than a license. Each Provider Tenant shall retain control, possession and management of the relevant Licensed Facility.

(c) In relation to the desk space to be provided within the Licensed Facilities, Recipient shall:

(i) ensure that any employees, consultants or sub-contractors of Recipient or any of its Affiliates, comply in all material respects with (x) all applicable Laws that relate to their access and use of the Licensed Facilities, including those relating to environmental and workplace safety matters; and (y) Provider’s (or the relevant Provider Tenant’s) and the landlords’ respective applicable site rules, regulations, policies and procedures, in each case, as are made available in writing to Recipient;

(ii) keep the desk spaces clean and tidy and ensure that they are used for office purposes only;

(iii) not make any alterations to any part of the Licensed Facility;

(iv) not sub-license any of the desk spaces or grant permission for any Person other than Provider, Recipient, or its or their Affiliates (each a “Third Party”) to use the same;

(v) maintain the following levels of insurance in respect of each such Licensed Facility as follows: commercial general liability insurance policy with limits of not less than $16,000,000 USD per each occurrence and $16,000,000 USD general aggregate; and

(vi) vacate and ensure Recipient and all employees, consultants or sub-contractors of Recipient vacate the relevant Licensed Facility upon termination of the Property Services in respect of such Licensed Facility and deliver such Licensed Facility over to Provider or the relevant Provider Tenant, as applicable, in materially the same repair and condition as at the Effective Date, ordinary wear and tear and damage caused by Provider Tenant (and any of its employees, agents, and contractors) excepted.

(d) If the landlord of any Licensed Facility notifies Provider Tenant of its objection to the occupation of the relevant Licensed Facility by Recipient, Provider may serve notice on Recipient that it proposes to terminate the Property Services in relation to such Licensed Facility, following which:

(i) Recipient shall vacate the Licensed Facility as soon as reasonably practicable; and

(ii) Provider shall issue to Recipient a pro-rated refund of any Fees paid in respect of such Licensed Facility; and

(iii) without prejudice to either Party’s rights or remedies set forth in this Agreement, Provider and Recipient shall have no further liabilities to the other in respect of the provision of Property Services in respect of the relevant Licensed Facility.

(e) If a Provider Tenant relocates from a Licensed Facility to new premises (including due to a change in strategy or market conditions), Provider shall:

(i) give advanced notice to Recipient of the relocation; and

(ii) at the request of Recipient, procure that the Property Services which were to be provided at the former Licensed Facility are provided within such new premises.

(f) Recipient shall ensure that any employees, consultants or sub-contractors of Recipient or any of its Affiliates that have access to any Licensed Facility comply with the obligations of Recipient hereunder and immediately notify Provider if they suspect or determine that a security or other incident has occurred at any Licensed Facility. Recipient shall also immediately notify Provider if it becomes aware of any such incident. Without limiting the generality of the foregoing, Recipient shall cooperate and assist Provider in any investigation, mitigation and remediation efforts relating to any such incident.

ARTICLE 3

RECIPIENT’S OBLIGATIONS

Section 3.1 Obligations. Without limiting any of Recipient’s other obligations set forth in this Agreement, Recipient shall also:

(a) only use the Services: (i) in a reasonable and responsible manner; (ii) for substantially the same purposes as during the Reference Period, and (iii) in substantially the same manner as the Business has used the Services during the Reference Period;

(b) perform all actions reasonably required by Provider in order for Provider or its designee to perform the Services and for Recipient to receive the benefit of the Services;

(c) not use any Services in breach of any applicable Laws;

(d) not resell any of the Services to any person whatsoever or permit the use of the Services by any Third Party other than in connection with the conduct of the business of Recipient in the ordinary course consistent in all material respects with past practice;

(e) comply with all provisions applicable to Recipient contained in each Third Party Agreement reasonably notified to Recipient in advance; and

(f) cooperate with Provider and provide it with such information and assistance as Provider shall reasonably request them to provide or the landlord of any Licensed Facility may require in connection with obtaining any Third Party Consent.

Section 3.2 No Liability for Delay. Provider shall have no liability for any failure to provide or delay in providing the Services in accordance with the terms of this Agreement solely to the extent such failure or delay results from the failure of Recipient to comply with its obligations and responsibilities under this Agreement.

Section 3.3 Recipient Affiliates. Recipient shall ensure that its Affiliates who use or receive the benefits of the Services where permitted pursuant to this Agreement shall comply with all restrictions and obligations to which Recipient is subject under this Agreement, including those in this Article 3, as if that Affiliate was Recipient, and shall be liable to Provider for any failure by any such Affiliate to comply to the same extent as if such failure was by Recipient itself.

Section 3.4 Failure or Interruption at Licensed Facilities. Provider shall not be responsible for any failure or interruption, of the services or facilities supplied at the Licensed Facilities by the landlord of any Licensed Facility or otherwise, including, without limitation, heat, ventilation, air conditioning, electricity, water, elevator service and cleaning service, if any; and no failure to furnish, or interruption of, any such services or facilities shall give rise to any (a) abatement, diminution, or reduction of Recipient’s obligations under this Agreement, or (b) liability on the part of Provider.

ARTICLE 4

MIGRATION PLAN

Section 4.1 Migration Responsibility. Recipient acknowledges that it is ultimately responsible for achieving the migration from the use of the systems, operations, processes and platforms of Provider as further set out in this Agreement to its own systems, operations, processes and platforms at least with respect to the applicable Service by the applicable termination date.

Section 4.2 Migration Plan.

(a) After the Effective Date, the Parties will jointly and in good faith develop a proposed migration plan for the Services (the “Migration Plan”). Unless otherwise mutually agreed, the Migration Plan will include: (a) a draft schedule of migration steps (which shall include data, skill and knowledge transfer to Recipient), (b) the timing of completion for each migration step, and (c) the responsibilities of Provider and Recipient and any Third Party Provider, with the objective of completing the separation and migration within the term of this Agreement. Each Party will bear its own costs in connection with the creation of the Migration Plan.

(b) Recipient will prepare the initial draft of the Migration Plan and submit that to the Provider for review promptly after the Effective Date. Provider shall review the Migration Plan and provide reasonable assistance to

Recipient in finalizing the Migration Plan within thirty (30) days of receipt of the initial draft, but any comments on the Migration Plan provided by Provider shall not be considered advice and Provider shall have no liability if Recipient implements or acts on Provider’s comments.

(c) Each Party’s written agreement shall be required in respect of any obligations on such Party under the Migration Plan, including the timing of such obligations and the level of resource required to be committed by such Party, which written agreement shall be deemed to be given in respect of any obligations of a Party set out in the Migration Plan once such Party has provided its written sign-off on the Migration Plan. Provider is under no obligation to accept any responsibility given to it under the Migration Plan that would require: (i) Provider to become exposed to any material operational, legal, financial or regulatory risk to which Provider has not been exposed or would not reasonably expect to be exposed in connection with the conduct of the Business prior to the Effective Date; or (ii) Provider to implement Recipient’s migration effort, except that Provider may be required by Recipient to extract from databases under the control of Provider, and hand over to Recipient on migration of a relevant Service, reasonable Recipient Data (excluding unstructured and/or archived data) processed by Provider in connection with that Service, provided that (a) Recipient shall pay all Provider’s internal and external costs of doing so as set forth in Exhibit A or a Change agreed to by Recipient; and (b) such Recipient Data shall be provided in the same format as the format in which that Recipient Data was stored by or on behalf of Provider as at the date on which it is handed over to Recipient.

(d) Once the Migration Plan has been agreed as set out above, the Parties shall perform the obligations given to them in the Migration Plan in accordance with the timetable set out in the Migration Plan.

(e) The Parties shall and shall procure that the relevant members of their respective teams, comply with their obligations in the Migration Plan.

ARTICLE 5

ACCESS; COORDINATION; LOCATION OF SERVICES PROVIDED

Section 5.1 Coordination. Recipient and Provider hereby each designate the following individuals to act as its respective coordinator (a Party’s “Coordinator”) for purposes of this Agreement:

(a) Coordinator for Recipient:

Name: [  ]

Title: [  ]

Phone: [  ]

Email: [  ]

(b) Coordinator for Provider:

Name: [  ]

Title: [  ]

Phone: [  ]

Email: [  ]

The Coordinators will be primarily responsible for liaising between Provider and Recipient with respect to the coordination and performance of all Services and be of sufficient authority and expertise to be able to make decisions in the ordinary course under this Agreement. The Parties will use good faith efforts to cooperate with each other in all matters relating to the provision and receipt of the Services hereunder. The Coordinators may appoint certain personnel who will serve as primary contact persons for specific Services described in Exhibit A. A Party may add an additional Coordinator or change its Coordinator by providing written notice to the other Party. The Coordinators will meet (in person or via telephone conference) on at least a monthly basis to discuss matters under this Agreement. The Coordinators will mutually agree on any additional operational governance that may be required to: (i) facilitate the effective and timely delivery of Services; (ii) assist in the resolution of any operational issues or related disputes; and (iii) help ensure the effective communication, cooperation and information exchanges between the Parties. Any and all communications related to the Services provided hereunder, other than those day-to-day communications and billings relating to the actual provision of the Services, shall be communicated to the other Party through such Party’s Coordinator (or their designees, as authorized in writing).

Section 5.2 Location of Services Provided; Travel Expenses. Provider shall provide the Services to Recipient or its applicable Affiliate from locations of Provider’s choice unless the Services are required to be performed at a specific location identified in Exhibit A. Should the provision of any services other than the Services require any personnel of Provider, its Affiliates or its or their subcontractors to travel beyond twenty-five (25) miles from his or her employment location, and Provider is unable to reasonably procure any qualified personnel of Provider, its Affiliates or any of its or their subcontractors within such twenty-five (25) mile distance, Recipient shall reimburse Provider for all reasonable pre-approved travel-related costs, consistent with Provider’s travel policy.

ARTICLE 6

TITLE TO EQUIPMENT; MANAGEMENT AND CONTROL

Section 6.1 TSA Equipment. All systems, tools, equipment, facilities and other resources owned and used by Provider in connection with the provision of Services hereunder (collectively, “TSA Equipment”) will remain the property of Provider and, except as otherwise provided in this Agreement, will at all times be under the sole direction and control of Provider.

Section 6.2 Management and Control. Except as otherwise provided in this Agreement, management of and control over the provision of the Services (including the determination or designation at any time of the TSA Equipment and other resources of Provider to be used in connection with the provision of the Services) will reside solely with Provider; provided that the level and manner of the Services provided shall be in accordance with Article 2. Without limiting the generality of the foregoing or Section 2.6 of this Agreement, all labor matters relating to any employees of Provider will be within the exclusive control of Provider, and Recipient shall not take any action affecting such matters.

ARTICLE 7

ACCESS AND SECURITY

Section 7.1 Access to Recipient’s Materials and Premises. Recipient shall make available on a timely basis to Provider all information and materials reasonably requested by Provider to enable it to provide the Services hereunder. Recipient shall give Provider (and its officers, employees, agents or representatives) reasonable access, during regular business hours and at such other times as are reasonably required, to Recipient’s premises or the premises of the Business for the purpose of providing the Services hereunder. While on Recipient’s premises, Provider will, and will cause all contractors and personnel and personnel of Provider to comply in all material respects with Recipient’s standards, policies and procedures with respect to the use of and conduct on such premises, as such standards, policies and procedures as provided to Provider by Recipient and as they may be amended by Recipient from time to time and provided to Provider by Recipient. Provider will be responsible for any violation of such Recipient standards and policies by any contractor or personnel of Provider.

Section 7.2 IT Services.

(a) Where the provision of a Service includes making access available to Provider’s network and/or associated computer applications, Provider will provide to Recipient such information, including network addresses, user logins, passwords and/or access cards (“Access Codes”) only to the extent necessary to provide the Services in accordance with this Agreement. Provider shall not be required to provide access to Provider’s network and/or associated computer applications (or make Access Codes available) for any individual except to the extent that they: (i) had access to such network and/or associated computer applications prior to the Effective Date; or (ii) were on-boarded by Provider during the Term as part of the [to reference applicable section of services schedule] set out in Exhibit A. Provider may alter any and all of the Access Codes without notice to Recipient where it considers it reasonably necessary in the interests of security. Provider shall give Recipient as much advance notice of any such alteration of Access Codes as reasonably practicable and shall use commercially reasonable efforts to minimize or mitigate the impact of such change on the Services. Recipient must take reasonable precautions to keep Access Codes confidential and must only disclose Access Codes to those of its staff who need to know the Access Codes for the purposes of their employment or engagement. Recipient will identify computers and system accounts no longer required by personnel of Recipient to allow Provider to remove or change permissions in order to prevent unauthorized access to Provider’s network and/or associated computer applications.

(b) In addition to the requirements set forth in Section 7.2(a), Recipient shall comply with applicable policies, procedures and standards provided to Recipient by Provider, as such policies, procedures and standards may be amended by Provider from time to time and provided to Recipient by Provider. While using any data processing or communications services of Provider (whether or not identified in Exhibit A) and subject to Section 14.2, Recipient shall cause all of its personnel that are connected or have access to Provider’s network, computer software, hardware, technology or computer-based resources, to comply with Provider’s policies and information protection requirements, as such policies and requirements may be amended from time to time to the extent provided to Recipient by Provider, including security standards regarding antivirus protection, physical security, access control for all computer access, no sharing of passwords, no dual connections to the network and the Internet or other entity networks, personal data security guidelines, and other requirements for protection of confidential information and intellectual assets/property. Recipient acknowledges that computing assets connected to Provider’s network by any means are subject to monitoring by intrusion detection instrumentation and are subject to routine vulnerability assessment scans and e-mail filtering which may occur during any time. Recipient shall ensure that any access contemplated by this Section 7.2 shall be used by its personnel only for the purposes contemplated by, and subject to the terms of, this Agreement.

Section 7.3 Service Suspension. Provider shall have the right, in its sole discretion, to immediately deny or suspend access to Provider’s information technology systems:

(a) by any officer, employee, agent or representative of Recipient or its Affiliates in the event that Provider reasonably determines that such personnel have engaged or intend to engage in any activity in violation of Provider’s security policies; or

(b) by any device used by Recipient, its Affiliates, or any of its or their respective officers, employees, agents or representatives, that Provider reasonably determines is being operated in violation of Provider’s security policies or otherwise poses a security risk, including the threat of malware being introduced into Provider’s information technology systems.

Provider shall immediately notify Recipient of any such denied or suspended access and shall provide all reasonable cooperation to Recipient to mitigate any adverse impact of such suspension on the Services. Provider will promptly take all actions necessary to remediate such violation or security risk and restore any such denied or suspended access as soon as reasonably practicable.

Section 7.4 Security Incidents. Each Party shall notify the other Party promptly after it suspects or determines that there has been an intrusion into such Party’s technology systems that poses a material risk of unauthorized access to, or unauthorized use, loss or destruction of, any systems or data of the other Party (including any inappropriate disclosure of any Access Code or data or information provided by Recipient that is collected, processed, generated, derived, stored by, transmitted or otherwise made available to Provider in connection with this Agreement, excluding Recipient Data), except, in the case of Recipient, Recipient shall also be required to notify Provider of any such intrusions regardless of whether they pose a material risk and whether or not Recipient Data is affected if the incident arose when the Recipient’s employees, consultants or sub-contractors had access to Provider’s technology systems, or would require disclosure under applicable Law (a “Security Incident”), provided that such Party may delay such notification if and to the extent directed by law enforcement. The notifying Party shall provide the other Party with a description of the Security Incident, including the systems and data that may be at risk due to the Security Incident. The Parties shall cooperate and assist each other in any investigation, mitigation and remediation efforts relating to any Security Incidents.

Section 7.5 Service Maintenance and Shutdown. Provider shall have the right in its sole discretion to determine that it is necessary or appropriate to temporarily suspend a Service due to scheduled or emergency maintenance, modification, repairs, updates or upgrades, alterations or replacements of any of Provider’s systems or operations (in case of a non-emergency, a “Non-emergency Shutdown”, and in case of an emergency, an “Emergency Shutdown”). Provider shall schedule all Non-emergency Shutdowns in a manner that will not disrupt or interfere in any material respect with the operation of the Business as a whole and will in any event provide Recipient with reasonable prior written notice of such Non-emergency Shutdown (including reasonable information regarding the nature and the projected length of such Non-emergency Shutdown). In the event of an Emergency Shutdown, Provider shall provide such written notice as soon as reasonably practicable to Recipient, however, such notice may not be possible prior to the Emergency Shutdown. Provider shall use all reasonable efforts and cooperate in good faith with Recipient to minimize and mitigate any impact on or disruption to the Services caused by a Non-emergency Shutdown or Emergency Shutdown, as applicable, and minimize the duration of the Non-emergency Shutdown or Emergency Shutdown, as applicable. If the obligations of Provider to Provide any Service are suspended in accordance with this Section 7.5, no Party shall have any liability whatsoever to the other Party directly arising out of or relating to such suspension.

ARTICLE 8

TERM AND TERMINATION

Section 8.1 Term. Subject to the provisions of Section 8.2, Provider shall provide each Service commencing from the Effective Date, and ending on the earliest of (i) the applicable termination date set out in Exhibit A for that Service; (ii) the date on which that Service is terminated in accordance with this Agreement; or (iii) such other date as the Parties may agree in writing (each such service period, a “Service Term,” and such termination date, a “Service Termination Date”). Notwithstanding anything to the contrary in any Exhibit: (x) Recipient shall have the right, in its discretion, upon reasonable advance notice to Provider during the Term, to extend the Term for an additional six (6) month period provided that (A) Provider has the capabilities and resources required to continue to provide any such Service, and (B) in the event any Third Party Consent is required to provide such extended Service, the terms of Section 2.5 shall apply; and (y) upon any such extension, each Service Termination Date shall be deemed to be commensurately extended. For the avoidance of doubt, all Service Fees and Out-of-Pocket Charges shall continue to be payable during any such extension. This Agreement shall terminate automatically on the last Service Termination Date, unless terminated earlier under Section 8.2 (such period, during which this Agreement is in force, the “Transition Period”).

Section 8.2 Termination.

(a) Subject to Section 8.3, Recipient may at any time terminate the provision of a Service by giving to Provider not less than thirty (30) calendar days’ notice in writing, specifying which Service(s) is/are to be terminated, unless a longer notice period is specified in Exhibit A (Services) (in which case that longer period must be provided). Notwithstanding the foregoing, where Exhibit A (Services) specifies a minimum Service Term for any Service, that Service may not be terminated pursuant to this Section 8.2 prior to the expiry of the minimum Service Term except in accordance with Section 8.2(b).

(b) Either Party shall be entitled to terminate this Agreement with immediate effect in respect of any or all of the Services by giving written notice to the other Party if:

(i) the other Party fails to pay the undisputed amounts due under this Agreement on the due date for payment and remains in default for more than sixty (60) days after being notified in writing to make such payment;

(ii) the other Party commits a material breach of its obligations under this Agreement and fails to remedy such breach within a period of ninety (90) days after receipt of notice of such breach;

(iii) the other Party (a) commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction, (b) has such a case or proceeding commenced against it that is not dismissed within sixty (60) days after commencement, (c) is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered, (d) appoints or suffers any appointment of any administrator, receiver, custodian or the like for it or any substantial part of its property that is not discharged or stayed within sixty (60) calendar days after such appointment, (e) makes a general assignment for the benefit of creditors, (f) calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts, or (g) is otherwise unable to pay its debts as they fall due; or

(iv) any Force Majeure event prevents the other Party from performing its obligations under this Agreement for a continuous period of six (6) weeks, provided that: (a) where applicable the Agreement shall only be terminated in respect of the Services affected by the Force Majeure event; and (b) the foregoing shall not relieve the affected Party of its obligation to use commercially reasonable efforts to resume any affected performance.

Section 8.3 Interdependent Services. Where a particular Service (or multiple Services) is indicated in Exhibit A as interdependent on another Service(s) (“Interdependent Services”), if a Party seeks to terminate any Interdependent Service, then any other connected Service that is an Interdependent Service with the terminated Service will also automatically terminate.

Section 8.4 Effect of Termination. Upon the end of the Transition Period, this Agreement shall terminate and all rights and obligations of each Party hereunder shall cease (except for the Parties’ rights and obligations under this Section 8.4, Section 9, Article 6, Article 10, Article 12, Section 13.3, Article 17, Section 14.2, Article 15, Article 16 and Article 19, which shall survive termination of this Agreement), and any amounts owed by either Party pursuant to this Agreement shall be paid in full promptly thereafter. Notwithstanding the foregoing, the termination of this Agreement pursuant to any of the provisions hereof shall be without prejudice to any rights of either Party that may have accrued prior to the date of such termination.

ARTICLE 9

PROPERTY

Section 9.1 Property. As soon as reasonably practicable following the end of the Service Term as to any particular Service, Recipient shall promptly return to Provider any property of Provider and its Affiliates, and Provider shall promptly return to Recipient any property of Recipient and its Affiliates, used in connection with the provision of such Service. Provider shall be under no obligation to provide any technical support for any migrated data, systems or applications with respect to a Service following the end of the Service Term of such Service.

ARTICLE 10

INTELLECTUAL PROPERTY

Section 10.1 New IP. The Parties acknowledge that Provider may in the course of performing the Services, make, conceive or reduce to practice new Intellectual Property (“New IP”). All New IP shall be owned by Provider, except for any New IP that is made, conceived or reduced to practice: (i) at the written request of Recipient; or (ii) in relation to any new content, design, creative and strategies produced by Informa Media Inc. (“Engage”) in the course of providing the services set forth in Schedule E.5—E.13 (Engage) for a paid customer’s program, which, for the avoidance of doubt, does not include Engage’s fulfillment processes and execution methodologies (“New Recipient IP”). Notwithstanding the foregoing, New Recipient IP shall not include Intellectual Property developed in the course of performing Services for which Recipient has not paid all Service Fees and associated out-of-pocket charges and costs. Subject to payment of all Services Fees and associated out-of-pocket charges and costs, Provider hereby assigns to Recipient all right, title, and interest Provider may have or may acquire in and to the New Recipient IP.

Section 10.2 Ownership of Intellectual Property; Enabling License. Except as otherwise expressly provided in this Agreement or in the Merger Agreement, each of the Parties and their respective Affiliates shall retain and own all right, title and interest in and to their respective Intellectual Property and any and all improvements, modifications, enhancements or derivative works thereof, whether made by the Parties and their Affiliates or by the other Party. No license or right, express or implied, is granted under this Agreement by either Party or such Party’s Affiliates in or to their respective Intellectual Property, except that, solely to the extent required for the provision or receipt of the Services in accordance with this Agreement, each Party (the “Licensor”), for itself and on behalf of itself and its Affiliates, hereby grants to the other Party (the “Licensee”) (and the Licensee’s Affiliates, to the extent applicable) a non-exclusive, revocable (solely as expressly provided in this Agreement), non-transferable (except in connection with an assignment permitted in accordance with Section 19.5), non-sublicensable (except to third parties as required for the provision or receipt of Services, but not for their own independent use), royalty-free, worldwide license to use such Intellectual Property (and any and all improvements, modifications, enhancements or derivative works thereof) of the Licensor in connection with this Agreement. Upon the end of the Service Term for a Service, in accordance with this Agreement, the license to the relevant Intellectual Property for such Service will automatically terminate without further action of any Party. For the avoidance of doubt, all licenses granted hereunder shall terminate immediately upon the end of the Transition Period.

ARTICLE 11

CHANGE CONTROL

Section 11.1 Change Request. Where either Party wishes to make a change to this Agreement or any Service pursuant to the terms of this Agreement (a “Change”), the provisions of this Article 11 shall apply. Notwithstanding anything to the contrary in this Agreement, Provider may make a Change to the Service, without submitting a Change Request and without obtaining the agreement of Recipient, where the Change will not have any material adverse impact on the Services or in accordance with the provisions of Section 2.2.

Section 11.2 Change Request Procedures.

(a) A Party may request a Change by issuing a written request for that Change to the other Party in the form set out in Exhibit D (such request being, a “Change Request”). No Change will be valid unless consented to in writing by both Parties. Neither Party shall object to a Change to the extent that it is reasonably necessary to comply with applicable Law or the requirements of a governmental authority (a “Regulatory Change”). Each Regulatory Change shall be implemented by the Parties in a manner so as to minimize the impact on the provision or receipt of the Services as soon as reasonably practicable and, in any event, prior to the date on which the relevant Regulatory Change comes into effect.

(b) The Parties shall, acting reasonably, discuss and agree upon any Change Request proposed pursuant to Section 11.1 within fifteen (15) Business Days of the receipt of the relevant Change Request by a Party. Upon agreement, the Parties shall implement the Change in accordance with its terms.

(c) Each Party shall bear its own costs of considering and responding to Change Requests proposed by either Party. In respect of:

(i) Changes (other than Regulatory Changes), the Party requesting the Change shall bear the other Party’s incremental reasonable, direct and evidenced costs associated with implementing the Change; and

(ii) Regulatory Changes, any incremental reasonable, direct and evidenced costs associated with implementing the Change shall be borne by Provider, except that any incremental reasonable, direct and evidenced costs associated with implementing a Regulatory Change that primarily affects the Business rather than the business of Provider shall be borne by Recipient.

Section 11.3 Changes in Law. In the event that a change in Law adversely affects Provider’s ability to perform Provider’s obligations hereunder or Recipient’s ability to realize the benefit of this Agreement, the Parties shall promptly prepare and agree upon a Change Request setting out a plan for remediation of such adverse effects or an appropriate work around.

ARTICLE 12

CONFIDENTIALITY

Section 12.1 Confidentiality. Each of the Parties shall, and shall cause its Affiliates and its and their respective Representatives to, maintain in confidence this Agreement and all proprietary and confidential business information of the other Party or its Affiliates to which it might become privy as a result of the provision of Services and other matters contemplated hereby; provided that no restrictions shall be placed upon a Party hereto in respect of the use or disclosure of any such information that the receiving Party can demonstrate (a) is or becomes public knowledge through no fault, omission, breach of this Agreement or other act of the receiving Party or its Affiliates or its or their respective Representatives or (b) was legally acquired by the receiving Party from an unaffiliated Third Party who had a right to convey the same without obligation of secrecy and who did not obtain such information directly or indirectly from a Party affiliated with the disclosing Party. Specific items of confidential information shall not be deemed to fall within the foregoing exceptions merely because they may be embraced within a body of generally available information within such exception, nor shall any combination of features be deemed to fall within such exception merely because the individual features are within such exception. Each Party may make any legally required disclosure of such proprietary and confidential business information, but such Party shall (unless legally prohibited from doing so) notify the other Party before making any such legally required disclosure and shall limit the amount of the information so disclosed to that which is, in the reasonable opinion of such Party’s legal counsel, legally required disclosure, and shall use commercially reasonable efforts to obtain assurance that confidential treatment will be accorded to such information. This Section 12.1 shall not apply to non-public disclosures made by any Party to protect its rights and remedies under or with respect to this Agreement in the event of any dispute among the Parties or their Affiliates related hereto. The obligations of this Section 12.1 shall survive the termination of this Agreement.

ARTICLE 13

SERVICE FEE; OUT-OF-POCKET CHARGES; PAYMENT TERMS; TRUE-UP; TAXES

Section 13.1 Service Fee. Recipient shall pay to Provider (or to such Affiliate it designates, at its sole discretion) an amount for each Service (the “Service Fee”) as set forth in Exhibit A. Recipient shall pay the Service Fee to Provider (or to such Affiliate, it designates, at its sole discretion) in accordance with the invoicing procedures set forth in Section 13.3.

Section 13.2 Out-of-Pocket Charges; No Additional Costs.

(a) In the event Provider or its Affiliates incur out-of- pocket charges or costs in performing their obligations hereunder, including increases in Third Party costs required for the provision of the Services (as sufficiently documented and evidenced by Provider), license fees, royalties, or other fees in connection with the implementation of special information technology measures (collectively, “Out-of-Pocket Charges”), all such Out-of-Pocket Charges shall be payable by Recipient in addition to the Service Fee; provided that (i) Provider shall have provided to Recipient reasonable prior notice and Recipient shall have provided its prior written consent, in each case, to all Out-of-Pocket Charges in an amount greater than fifteen thousand U.S. dollars ($15,000.00) prior to Provider causing such Out-of-Pocket Charges to be incurred; and further provided that if Recipient does not so consent, Provider shall have no obligation to provide such Service to the extent it is unable without having incurred such Out-of-Pocket Charge, and (ii) Out-of-Pocket Charges shall not include (x) any overhead costs, profits or other mark-ups otherwise incurred by the Provider, (y) fees paid directly by Recipient to any Third Party Provider, or (z) any amount already included in the Service Fee. Notwithstanding Article 11, any change to Service Fees may only be made pursuant to an amendment to this Agreement in accordance with Section 19.2. Recipient shall pay Service Fees and Out-of-Pocket Charges in accordance with the payment terms set forth in Section 13.3.

(b) If at any time Provider believes that its compensation is materially insufficient to compensate it for the cost of providing the Services, including personnel costs that were not contemplated as of the Effective Date, Provider shall notify Recipient in writing (setting forth in reasonable detail its view of why the compensation is not equitable) and the Parties will promptly commence good faith negotiations regarding the pricing of such Services for future periods.

Section 13.3 Payment Terms. Where Provider issues an undisputed invoice to Recipient, the Service Fees shall be paid monthly in arrears in U.K. pounds (£). Where Provider designates one its Affiliates to invoice Recipient for any of the Service Fees, Recipient shall, and Provider shall ensure that such Affiliate shall, comply with Exhibit E and, once a Sub-Services Agreement has been entered into, Provider shall no longer invoice Recipient for Service Costs invoiced by any of its Affiliates under any Sub-Services Agreement. Where a Sub-Services Agreement is in place, Service Fees shall be paid monthly in arrears in U.K. pounds (£). To the extent that Service Fees payable with respect to a Sub-Services Agreement are subject to special conditions specified in the relevant Sub-Services Agreement as necessary to comply with or address local law requirements, including with regard to tax treatment, the Affiliate of Provider that is party to such Sub-Services Agreement shall be solely responsible for any additional costs or expenses incurred by such Affiliate or Recipient in order to comply with such special conditions, subject to compliance with Section 13.5. Each invoice shall set forth in reasonable detail the Service Fee pursuant to Section 13.1 and out-of-pocket charges and costs pursuant to Section 13.2 with respect to the applicable month or as otherwise agreed by the Parties, and shall be delivered within thirty (30) days after the end of each applicable month or as otherwise agreed by the Parties. Recipient shall pay Provider or its designated Affiliate, as the case may be, all amounts set forth on such invoice within thirty (30) days of receipt of such invoice, or such other time period as may be agreed by Recipient and Provider or the applicable Affiliate of Provider. All such invoices shall be delivered to Recipient at Recipient’s address as set forth in Section 19.1 or as Recipient shall later designate by written notice to Provider. Any payments concerning such invoices shall be made to Provider or its designated Affiliate by wire transfer in immediately available funds to one or more accounts specified by Provider or its designated Affiliate. Provider or its designated Affiliate shall have the right to assess interest at an annual rate equal to the prime lending rate as publishing in The Wall Street Journal plus two percentage points for any month in which a balance is past due against all past due amounts or such other rate as may be set out in a Sub-Services Agreement, but not to exceed the maximum interest charges permitted by Law.

Section 13.4 Quarterly True-Up for Engage Services. Promptly following the end of each Provider fiscal quarter, Provider shall deliver to Recipient a statement (the “True-Up Statement”) setting forth, in reasonable detail, all (i) amounts invoiced for such fiscal quarter for Engage Services as set out in Sections E.5 through E.13 in Exhibit A to this Agreement and (ii) the amount required to reconcile the actual fees for such fiscal quarter versus the amount of fees paid for such fiscal quarter by Recipient to Provider for the Engage Services described in Part E.12.2 of Exhibit A to this Agreement (the “True-Up Amount”), either to be paid by Recipient to Provider or, in lieu of Provider’s payment to Recipient, to be held on credit and applied to the next quarter’s True-Up Statement. If such Engage Services are terminated before a fiscal quarter end, Provider shall provide a True-Up Statement to Recipient effective as of such termination date and the True-Up Amount, if any, will be paid by Recipient to Provider or by Provider to Recipient. The True-Up Amount, if any, shall be paid by Recipient or Provider, as the case may be, within thirty (30) days of the True-Up Statement, or such other time period as may be agreed by Recipient and Provider.

Section 13.5 Taxes. In addition to any fees applicable to the Services or other amounts payable by Recipient hereunder, Recipient shall pay to Provider the amount of all applicable sales, use, value-added, goods and services, transfer, receipts, consumption or other similar taxes (such Taxes, but excluding any interest, penalties or amounts imposed with respect thereto, “Service Taxes”) that Provider or any of its Affiliates is in the future required to pay that result from any Service delivered hereunder, regardless of whether such Service Taxes are invoiced with the applicable fee payment, payable directly by Recipient to a taxing authority, added retroactively or subsequently imposed in connection with any tax claim, assessment or other proceeding. If Provider or any of its Affiliates is legally obligated to collect any Service Taxes from Recipient, Provider shall have full authority to do so. Provider shall provide Recipient with an invoice for the Services that sets forth the amount of Service Taxes that are due, and Recipient shall pay the amount of Service Taxes set forth on such invoice to Provider in accordance with the payment terms set forth in Section 13.3. Recipient shall provide Provider with such other information as Provider reasonably requests to determine the amount of any such Service Taxes. If Recipient is exempt from any such Service Taxes, Recipient shall furnish Provider with a valid and properly completed resale or exemption certificate as required under applicable Law. If any deduction or withholding for or on account of Tax is required by Law from any payment by Recipient under this Agreement, Recipient shall be entitled to deduct and withhold from such payment to the extent required by applicable Law. If any applicable Law requires the deduction or withholding of any Tax from any payment by Recipient, then the sum payable by Recipient shall be increased as necessary so that after such deduction or withholding has been made, Provider receives an amount equal to the sum it would have received had no such deduction or withholding been required; provided, however, if the Supplier determines acting reasonably in good faith that it received a refund or obtained and utilised a credit for any Tax deducted or withheld by the Service Recipient, the Supplier shall promptly pay the amount of such refund or the amount of Tax actually saved in consequence of the utilisation of such credit to the Service Recipient. To the extent Provider delivers to Recipient such properly completed and executed documentation as will permit any payment to be paid without deduction or withholding or at a reduced rate of deduction or withholding, Recipient will reduce or eliminate such deduction or withholding in accordance with applicable Law.

Section 13.6 No Right to Set-Off. Recipient shall pay to Provider the full amount of Service Fees and other amounts required to be paid under this Agreement and not set-off, counterclaim or otherwise withhold any amount owed or claimed to be owed to Recipient under this Agreement, the Merger Agreement or otherwise, on account of any obligation owed by Provider, whether or not such obligation has been finally adjudicated, settled or otherwise agreed upon in writing.

ARTICLE 14

COMPLIANCE; DATA PROTECTION

Section 14.1 Data Security.

(a) Recipient hereby agrees that it shall and shall cause its Affiliates to comply with the standards and policies of Provider and its Affiliates provided to Recipient to the extent applicable to Recipient’s and its Affiliates’ use of the Services, including any data privacy policies, policies with respect to the protection of proprietary information and any other information and security policies, in each case as provided by Provider to Recipient. To the extent Recipient and/or its Affiliates may not be able to comply with such standards or policies, Recipient shall inform Provider in writing of its inability to comply and Provider and its Affiliates shall cooperate in good faith with Recipient or the applicable Affiliate of Recipient to determine an appropriate course of action in order to ensure Recipient is able to realize the benefit the Services; provided, however, that Provider and its Affiliates may refuse to provide the Services to Recipient and its Affiliates to the extent that, in Provider’s reasonable judgment, such non-compliance with any conditions or policies results in a material risk to Provider’s or its Affiliates’ business operations.

Section 14.2 Data Protection Law. Without limiting Section 14.1, the Parties shall, and shall cause their Affiliate and their employees, agents and sub-contractors to comply, with the Data Protection Law and all other applicable data protection laws in connection with the performance of their obligations under this Agreement. For purposes of this Agreement:

“Data Protection Law” means all applicable law relating to data privacy and data protection including: (i) the General Data Protection Regulation (EU) 2016/679 (GDPR); (ii) the GDPR as it forms part of the domestic law of the UK by virtue of the European Union (Withdrawal) Act 2018 (UK GDPR); (iii) the e-Privacy Directive (2002/58/EC) and the UK Privacy and Electronic Communications (EC Directive) Regulations 2003 (SI 2003/2426); (iv) the UK Data Protection Act 2018, (v) the California Consumer Privacy Act (as amended by the California Privacy Rights Act) (CCPA); and (vi) other US comprehensive privacy laws, in each case as amended, consolidated, replaced or updated from time to time and together with any subordinate or related legislation made under any of the foregoing which are applicable to Provider, Recipient.

“Recipient Data” means all personal data in whatever form or medium which is (i) supplied, or in respect of which access is granted, to Provider (or any Sub-processor) whether by Recipient, Beneficiaries, or otherwise in connection with this Agreement, or (ii) produced or generated by or on behalf of Provider (or any Sub-processor) in connection with this Agreement.

“Sub- processor” means any sub-contractor or other party engaged by Provider in relation to the Services who is or will be processing Recipient Data.

Section 14.3 Data Processing. The Parties agree that for each data processing activity where Provider processes data on behalf of Recipient, the following sets out the information required by Article 28(3) GDPR:

Subject matter of processing	The provision of Services under this Agreement.

Duration of processing	In respect of each Service, from the Effective Date until the applicable Service Termination Date.

Nature of processing	See service scope in Exhibit A.

Purpose of processing	To provide data hosting, analytics, fulfilment of customer orders, processing supplier payments. Further detail in the service scope in Exhibit A.

Type of personal data	Name, date of birth, email address, postal address, financial data, bank account information.

Categories of data subjects	Employees and customers of the Business.

Categories of data transfers	Which countries and territories the personal data will be transferred from and to.

Section 14.4 For the purposes of this Agreement, the Parties agree that Provider (and any Sub-processor) shall be a data processor (or “service provider,” as defined under the CCPA) and the Recipient shall be the data controller (or “business” as defined under the CCPA). Therefore, Provider shall:

(a) only process Recipient Data as necessary to perform its obligations under this Agreement or as required by law applicable to it; provided that Provider first informs Recipient of that legal requirement before processing, unless that law prohibits this on important grounds of public interest;

(b) ensure that all staff who have access to Recipient Data have committed themselves to appropriate obligations of confidentiality;

(c) maintain all appropriate technical and organisational measures to ensure security of Recipient Data, which shall be compliant with Provider’s applicable IT security policies; and

(d) assist Recipient to fulfil its obligation to respond to requests for exercising of data subject rights (including access requests) existing under Data Protection Law (Rights of the data subject);

(e) not engage any Sub-processor in relation to the Services without the prior written authorisation of Recipient or except pursuant to the following general authorisation. Recipient hereby grants Provider a general authorisation to engage Sub-processors as necessary to perform the Services; provided that: (i) Provider has notified Recipient in advance of the name of the Sub-processor and details of the particular Services being sub-contracted to it; or (ii) the delegation of processing to the Sub-processor was undertaken prior to the Effective Date and relates to the provision of the Services. Recipient shall have the right to object to any new Sub-processor within seven (7) days after the date of a notification; provided however such objection may only be on reasonable grounds and Provider shall only be obligated to negotiate in good faith to resolve any such objection. Provider may notify Recipient of Sub-processors by sending Recipient a notice by email. Provider will conduct appropriate due diligence in respect of the Sub-processor’s data privacy and security practices and procedures and shall enter into a written agreement with each Sub-processor containing obligations which are equivalent to those set out in this Section 14.4(e). If Recipient objects to the engagement by Provider of any new Sub-processor during the Term and that impacts the ability of Provider to perform any part of the Services, Provider may remove the affected Service from the scope of this Agreement;

(f) not transfer any Recipient Data outside the United Kingdom or the European Economic Area (EEA), except as described in Provider’s privacy policy at www.informa.com/privacy-policy or otherwise with the express prior written consent of Recipient (which may include, as appropriate, the Parties putting in place an additional data transfer mechanism, such as approved contractual clauses (or identifying an appropriate derogation) to enable any such transfer to be undertaken in accordance with applicable Data Protection Law);

(g) if requested by Recipient, provide Recipient with reports concerning Provider’s data protection procedures relating to its compliance with this Section 14.4;

(h) notify Recipient as soon as reasonably practicable and in writing if it becomes aware of a personal data breach and provide Recipient with assistance in responding and mitigating it;

(i) maintain a log of personal data breaches;

(j) assist Recipient in complying with Article 35 (Data Protection Impact Assessment) and Article 36 (Prior Consultation) of the GDPR in respect of any new type of processing proposed, in accordance with the Data Protection Law; and

(k) on expiry or termination of this Agreement, either destroy all Recipient Data or transfer it to Recipient or a nominated Third Party (in a mutually agreed format and by a mutually agreed method), with the exception that

Provider shall be entitled to retain specific Recipient Data if required by applicable Law or if permitted for certain legitimate business purposes, as further described in Provider’s privacy policy at www.informa.com/privacy-policy.

Section 14.5 Protection Measures. Each of the Parties agrees to maintain appropriate technical and organizational measures against accidental or unlawful destruction or accidental loss, alteration, unauthorized disclosure or access and against all other unlawful forms of processing of any personal data provided or received pursuant to this Agreement. Recipient acknowledges and agrees that the measures maintained by Provider as the Effective Date are appropriate and sufficient for the purposes of this Section 14.5.

ARTICLE 15

DISCLAIMER; LIMITATION OF LIABILITY

Section 15.1 Disclaimer of Representations and Warranties. EXCEPT FOR ANY EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT, EACH PARTY HEREBY EXPRESSLY DISCLAIMS ON BEHALF OF ITSELF AND ITS AFFILIATES ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, WITH RESPECT TO THE SERVICES.

Section 15.2 Limitation of Liability. Subject to Section 15.4 neither Party nor any of its Affiliates shall be liable, whether in warranty, contract, tort or otherwise, for any consequential damages, special damages, incidental or indirect damages, loss of revenue or profits, diminution in value, damages based on multiple of revenue or earnings or other performance metric, loss of business reputation, punitive and exemplary damages or any similar damages of the other Party, or any of its Affiliates or any of their officers, employees, agents or representatives, which in any way arise out of, relate to, or are a consequence of, such Party’s or any Affiliate of such Party’s performance or nonperformance hereunder, or the provision of or failure to provide any of the Services hereunder.

Section 15.3 Caps on Liability. Subject to Section 15.4, the liability of Provider, on the one hand, or Recipient, on the other hand, with respect to this Agreement or anything done in connection herewith, including the performance or breach hereof, or from the sale, delivery, provision or use of any of the Services provided under or pursuant to this Agreement, whether in warranty, contract, tort (including any form of negligence, recklessness, willful misconduct or strict liability) or otherwise, shall not exceed an amount equaling the Service Fee payable by Recipient to Provider or any Affiliate of Provider, without giving effect to any reduction pursuant to Exhibit E, during the preceding twelve (12) months in respect of the Service from which such liability flows (or 150% of such amount in the case of a breach of Article 14). With respect to any Service that is provided by a third-party subcontractor, Provider’s total liability for any nonperformance of, or failure to perform, such Service (a “Subcontractor Performance Failure”) shall be strictly limited to the actual recovery from such subcontractor of any damages or indemnification under contract or at law that are attributable to such Subcontractor Performance Failure, and in no event shall Provider have any further liability in respect thereof. If requested by Recipient, Provider shall use commercially reasonable efforts to pursue any remedies it may have against a subcontractor for such Subcontractor Performance Failure. Service Recipient shall reimburse Provider for any costs and expenses incurred by Provider in pursuing remedies on Recipient’s behalf. Each Party shall use commercially reasonable efforts to mitigate damages for which the other Party is responsible in connection with this Agreement.

Section 15.4 The limitations on liability set forth in Section 15.2 and Section 15.3 shall not apply to limit liability arising from: (i) the fraud, gross negligence or willful misconduct of a Party; or (ii) the intentional or willful cessation of any obligations of Provider in a manner not contemplated by this Agreement or refusal of Provider to make available any Services.

ARTICLE 16

INDEMNIFICATION

Section 16.1 Indemnification.

(a) Recipient shall indemnify Provider and Affiliates of Provider and its and their respective directors, officers, managers, partners, employees, counsel, financial advisors, accountants, consultants and other advisors, representatives and agents (each a “Provider Indemnified Party” and collectively the “ Provider Indemnified Parties”), and defend and hold the Provider Indemnified Parties harmless from and against any and all damages, fines, penalties, losses, liabilities (including settlements and judgments) and expenses (including interest, court costs, reasonable fees and expenses of attorneys, or other reasonable fees and expenses of litigation or other proceedings relating to a claim, default or assessment) (collectively, “Losses ”) that may be paid or are suffered or incurred by any Provider Indemnified Party that arise out of or relate to any suit, claim, action or cause of action, demand or proceeding asserted by a Third Party against the Indemnified Party (collectively, “Third Party Claims”) that allege (1) any material breach by Recipient or any Affiliate of Recipient of its obligations under Article 12 (Confidentiality) and Article 14 (Compliance, Data Protection), or (2) the fraud, gross negligence or willful misconduct of Recipient or any Affiliate of Recipient.

(b) Provider shall indemnify Recipient and Affiliates of Recipient and its and their respective directors, officers, managers, partners, employees, counsel, financial advisors, accountants, consultants and other advisors, representatives and agents (each a “Recipient Indemnified Party” and collectively the “Recipient Indemnified Parties”), and defend and hold the Recipient Indemnified Parties harmless from and against any and all Losses that may be paid or are suffered or incurred by any Recipient Indemnified Party that arise out of or relate to any Third Party Claims that allege (1) any material breach by Provider or any Affiliate of Provider of its obligations under Article 12 (Confidentiality) and Article 14 (Compliance, Data Protection), or (2) the fraud, gross negligence or willful misconduct of Provider or any Affiliate of Provider.

Section 16.2 Indemnification Procedure.

(a) Any Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”) shall promptly notify the Party or Parties liable for such indemnification (the “Indemnifying Party”) in writing of any assertion of any pending or threatened Third Party Claim that the Indemnified Party has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement, describing in reasonable detail the relevant facts and circumstances; provided, however, that the failure to provide timely notice shall not release the Indemnifying Party from any of its obligations under this Article 16 except to the extent the Indemnifying Party is actually prejudiced by such failure.

(b) Upon receipt of a notice of a claim for indemnity from an Indemnified Party pursuant to Section 16.2(a) with respect to any Third Party Claim, the Indemnifying Party may assume the defense and control of such Third Party Claim. In the event that the Indemnifying Party shall assume the defense of such claim, it shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense; provided, that (i) if the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have a conflict of interest or different defenses available with respect to such Third Party Claim or (ii) the Indemnifying Party has not in fact employed counsel to assume control of such defense, the reasonable fees and expenses of one counsel (in addition to local counsel) to the Indemnified Parties shall be considered “Losses” for purposes of this Agreement. The Party that shall control the defense of any such Third Party Claim (the “Controlling Party”) shall select counsel, contractors and consultants of recognized standing and competence. Provider and Recipient, as the case may be, shall, and shall cause each of their respective Indemnified Parties to, cooperate fully with the Controlling Party in the defense of any Third Party Claim. If the Indemnifying Party does not so assume control of such defense, the Indemnified Party shall be entitled to control such defense. The Controlling Party shall keep the other Party advised of the status of such Third Party Claim and the defense thereof. If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with this Section 16.2(b) the Indemnifying Party shall obtain the prior written consent of the Indemnified Party before entering into any settlement of, or consenting to the entry of any judgment arising from, such Third Party Claims unless (x) the Indemnifying Party shall (i) pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement, (ii) not encumber any of the assets of any Identified Party or agree to any restriction or condition that would apply to or materially adversely affect any Indemnified Party or the conduct of any Indemnified Party’s business and (iii) obtain, as a condition of any settlement or other resolution, a complete release of any Indemnified Party potentially affected by such Third Party Claim and (y) such settlement or consent shall not include an admission of wrongdoing on the part of any Indemnified Party. Each Indemnified Party shall use its commercially reasonable efforts to mitigate any Loss for which such Indemnified Party seeks indemnification under this Agreement.

ARTICLE 17

DISPUTE RESOLUTION

Section 17.1 Dispute Resolution. If there is a dispute between the Parties hereto or their respective Affiliates arising out of or relating to this Agreement, either Party may, at any time, give notice to the other Party requesting to discuss actions that might be taken to resolve such dispute and the Parties hereto shall, promptly upon receipt of such notice, negotiate in good faith with respect to the disputed issue and use commercially reasonable efforts to resolve such dispute; provided that nothing contained in this Agreement shall obligate or require (or be construed to obligate or require) either Party to agree upon any such actions. If the Parties hereto shall have failed to reach a resolution of the dispute within thirty (30) days after notice of such dispute has been given, either Provider or Recipient, as the case may be, may submit by written notice to the other Party a request that the respective senior officers of Provider and Recipient discuss such actions, and as promptly as practicable after such notice of submission has been given, each of Provider and Recipient shall cause such senior officers to negotiate in good faith with respect to such actions and use commercially reasonable efforts to resolve such dispute within ten (10) days of the matter being submitted to them; provided that nothing contained in this Agreement shall obligate or require (or be construed to obligate or require) any of such senior officers to agree upon any such actions. If at the end of such time the Parties are unable to resolve the dispute amicably, then nothing in this Article 17 shall prevent a Party from seeking to adjudicate such a dispute pursuant to Section 19.11, nor shall this Article 17 prevent a Party from seeking a judicial resolution on an emergency or similar expedited basis (subject to the limitations set forth in Section 19.11). Except where prohibited or enjoined by order of an authority with jurisdiction over a Party, each Party shall continue to perform its obligations under this Agreement during any period of time when the dispute resolution procedures outlined above are being followed.

ARTICLE 18

EMPLOYEES

Section 18.1 The Parties intend that the Transfer Regulations shall not apply in such a way so as to transfer the employment of any person from the Recipient or its Affiliates or an Existing Provider to the Provider or its Affiliates at the start of the Transition Period (or commencement of all or part of the Services) or from the Provider or its Affiliates to the Recipient or its Affiliates at the end of the Transition Period (or earlier termination of all or part of the Services).

Section 18.2 Recipient Employees. To the extent that any employees of the Recipient or its Affiliates or an Existing Provider allege or assert that their employment transfers to the Provider or its Affiliates pursuant to the Transfer Regulations on commencement of all or part of the Services, or there is a determination to the same effect (the “Non-Disclosed Recipient Employee(s)”) the Provider, or its relevant Affiliate, shall be indemnified against all Liabilities (i) arising out of or related to the employment of the Non-Disclosed Recipient Employee and the termination of the employment of the Non-Disclosed Recipient Employee; and (ii) that it or they may have incurred by reason of any failure to comply with Regulation 13 or 14 of TUPE or comparable provisions under the Transfer Regulations in respect of any such employees outside of the UK, provided that:

(a) the Provider shall notify the Recipient of any such allegation, assertion or determination promptly and in any event within ten (10) Business Days of becoming aware of it;

(b) within ten (10) Business Days of receiving such notification, the Recipient may make to that Person an offer of employment or notify the Provider that no such offer shall be made;

(c) within ten (10) Business Days of becoming aware of such offer having been made and/or notification that no offer shall be made, the Provider terminates the employment of such Person; and

(d) this indemnity will not apply to the extent that any Liabilities arise from or are exacerbated by any act of discrimination, victimization, harassment or other serious impropriety by the Provider, or its relevant Affiliate, and the Provider agrees that it shall (or shall procure that the Provider Affiliate shall) discharge all such Liabilities in respect of such discrimination, victimization, harassment and/or serious impropriety.

Section 18.3 Provider Employees. To the extent that any TSA Employee alleges or asserts that their employment transfers to the Recipient or its Affiliates pursuant to the Transfer Regulations on termination of all or part of the Services, or there is a determination to the same effect (the “Non-Disclosed Provider Employee(s)”), then:

(a) if the Recipient or its relevant Affiliate has an appropriate vacancy then the Non-Disclosed Provider Employee should be considered for the role in accordance with Section 18.5 below; and

(b) the Recipient, or relevant Affiliate, shall be indemnified against all Liabilities (i) arising out of or related to the employment of the Non-Disclosed Provider Employee and the termination of the employment of the Non-Disclosed Provider Employee (save for any Non-Disclosed Provider Employee who accepts a vacancy with the Recipient or any of its Affiliates); and (ii) that it or they may have incurred by reason of any failure to comply with Regulation 13 or 14 of TUPE or comparable provisions under the Transfer Regulations in respect of any such employees outside the UK, provided that:

(i) the Recipient shall notify the Provider of any such allegation, assertion or determination promptly and in any event within ten (10) Business Days of becoming aware of it;

(ii) within ten (10) Business Days of receiving such notification, the Provider may make to that Person an offer of employment or notify the Recipient that no such offer shall be made;

(iii) within ten (10) Business Days of becoming aware of such offer having been made and/or notification that no offer shall be made, the Recipient terminates the employment of such Person; and

(iv) this indemnity will not apply to the extent that any Liabilities arise from or are exacerbated by any act of discrimination, victimization, harassment or other serious impropriety by the Recipient, its relevant Affiliate, and the Recipient agrees that it shall (or shall procure that the Recipient Affiliate shall) discharge all such Liabilities in respect of such discrimination, victimization, harassment and/or serious impropriety.

Section 18.4 The Parties acknowledge and agree that in view of their intention and agreement set out in Sections 18.2 and 18.3 above, it would not be just and equitable for any claim to be made by the relevant transferee in respect of any failure to provide Employee Liability Information in respect of any Non-Disclosed Recipient Employee or Non-Disclosed Provider Employee (as defined in Regulation 11 of TUPE), or such similar provision in the Transfer Regulations as applies in relation to those employees outside of the UK.

Section 18.5 Toro Vacancies. In relation to those TSA Employees performing the Services listed at Part C.4 (Group HR Services) and E (Business Support Services) of Exhibit A only, during the period commencing three (3) months prior to each Service Termination Date:

(a) the Recipient shall promptly inform the Provider of any vacancies with the Recipient and its Affiliates that may reasonably be considered to be relevant to the TSA Employees for that Service (the “Vacancies”);

(b) the Provider shall, at its discretion, disclose the Vacancies to the TSA Employees for that Service;

(c) the Recipient shall procure that the TSA Employees have the opportunity to apply for the Vacancies;

(d) the Provider will, at its discretion, provide the Recipient with access to any TSA Employee who applies for a Vacancy and take reasonable steps to facilitate discussions between the Recipient and the relevant TSA Employee in relation to any Vacancies;

(e) the Recipient will inform the Provider of the identity of any individual it will make an offer of employment to in relation to a Vacancy;

(f) the Recipient shall only be entitled to make an offer of employment to a TSA Employee in relation to a Vacancy upon receiving written consent from the Provider or its Affiliates (whose consent shall not be unreasonably withheld, including having regard to the Provider’s ability to continue to provide the Services in accordance with this Agreement); and

(g) the Provider or its Affiliates shall release such TSA Employee from their employment prior to the Service Termination Date in order to enable them to take up employment with the Recipient.

Section 18.6 Notwithstanding anything to the contrary in this Agreement, in the event any TSA Employee is hired or engaged, as the case may be, by Recipient or any of its Affiliates, then the Services Standard shall immediately change upon the date of such hiring or engagement to a modified Services Standard determined on the basis of such TSA Employee not being available to provide any assistance or service to Ivory and its Affiliates during the Reference Period along with the assumption that such TSA Employee could not be replaced.

Section 18.7 For the purposes of this Article 18 only:

(a) ”Claim” includes a claim by any person (including a trade union, employee representative, a governmental or statutory or local authority or commission);

(b) ”Existing Provider” means any existing provider (prior to the Provider supplying all or part of the Services) of services similar to all or part of the Services to the Recipient;

(c) ”Liability” and “Liabilities” in relation to any employee means any cost, Claim, liability or expense under or in relation to his employment or termination of employment including any award, compensation, damages, fine, loss, order, penalty, payment made by way of settlement and costs and expenses (including legal costs) reasonably incurred in connection with a Claim, threat of action, allegation or investigation.

ARTICLE 19

MISCELLANEOUS

Section 19.1 Notices. All notices and other communications under this Agreement must be in writing and are deemed duly delivered when (a) delivered if delivered personally or by nationally recognized overnight courier service (costs prepaid), (b) sent by email with acknowledgment of receipt requested (or, the first Business

Day following such transmission if the date of transmission is not a Business Day) or (c) received or rejected by the addressee, if sent by United States of America certified or registered mail, return receipt requested; in each case to the following addresses and marked to the attention of the individual (by name or title) designated below (or to such other address or individual as a Party may designate by notice to the other Party):

To Provider:

Informa Group Limited

5 Howick Place, London, SW1P 1WG

Attn:  Group General Counsel

Email:  [***]

with a copy (which will not constitute notice) to:

Clifford Chance US LLP

31 West 52nd Street

New York, NY 10019

Attn:  Benjamin K. Sibbett

Email:  [***]

To Recipient:

TechTarget, Inc.

275 Grove Street

Newton, Massachusetts 02466

Attn: Daniel Noreck

Email: [***]

and

TechTarget, Inc.

275 Grove Street

Newton, Massachusetts 02466

Attn: Charles Rennick

Email: [***]

with a copy (which will not constitute notice) to:

Wilmer Cutler Pickering Hale and Dorr

LLP 60 State Street

Boston, Massachusetts 02109

Attention: Joseph B. Conahan

Email: [***]

and

Wilmer Cutler Pickering Hale and Dorr

LLP 7 World Trade Center

250 Greenwich Street

New York, New York 10007 Attention: Andrew Alin

Email: [***]

Section 19.2 Amendment. This Agreement may not be amended, supplemented or otherwise modified except in a written document signed by each Party and that identifies itself as an amendment to this Agreement.

Section 19.3 Waiver and Remedies. A Party may (a) extend the time for performance of any of the obligations or other acts of the other Party to this Agreement, (b) waive any inaccuracies in the representations and warranties of the other Party to this Agreement contained in this Agreement or (c) waive compliance with any of the covenants or conditions for the benefit of such Party contained in this Agreement; provided that (i) any such extension or waiver by either Party to this Agreement will be valid only if set forth in a written document signed on behalf of the Party against whom the extension or waiver is to be effective; (ii) no extension or waiver will apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any covenant or condition, as the case may be, other than that which is specified in the written extension or waiver; and (iii) no failure or delay by either Party in exercising any right or remedy under this Agreement, and no course of dealing between the Parties, operates as a waiver of such right or remedy, and no single or partial exercise of any such right or remedy precludes any other or further exercise of such right or remedy or the exercise of any other right or remedy. Except as otherwise provided in this Agreement, any enumeration of a Party’s rights and remedies in this Agreement is not intended to be exclusive, and a Party’s rights and remedies are intended to be cumulative to the extent permitted by Law and include any rights and remedies authorized in law or in equity.

Section 19.4 Entire Agreement. This Agreement (including all exhibits) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements or representations by or between the Parties, written or oral, with respect to the subject matter thereof, except for the Transaction Documents. In the event of a conflict between the terms of this Agreement and the terms of the Merger Agreement, the terms of the Merger Agreement shall control.

Section 19.5 Assignment, Successors and No Third Party Rights. This Agreement binds and benefits the Parties and their respective successors and permitted assigns. Neither Party may directly or indirectly assign any rights or delegate any obligations under this Agreement, without the prior written consent of the other Party, except that Provider may directly or indirectly assign any rights or delegate any obligations under this Agreement to any Affiliate or any Subcontractor of Provider. Any attempted assignment in violation of this Section 19.5 shall be void ab initio. Nothing expressed or referred to in this Agreement shall be construed to give any Person, other than the Parties to this Agreement, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement except (i) such rights as may inure to a successor or permitted assignee under this Section 19.5, (ii) for Section 16.1, which is intended to benefit and to be enforceable by Recipient Indemnified Parties as specified therein and (iii) for Section 19.5, which is intended to benefit and to be enforceable by Affiliates of Recipient.

Section 19.6 Non-solicitation.

(a) During the Transition Period and for a period of twenty four (24) months following the end of the Transition Period, Recipient shall not, and shall cause its Affiliates not to, directly or indirectly, for itself or on behalf of or in conjunction with any other Person, without Provider’s prior written consent, solicit for employment, employ, engage or offer employment or engagement to any current or former employee or consultant of Provider or any of its Affiliates involved in the performance of any Services under this Agreement (a “ TSA Employee”) unless such employee shall have ceased to be employed by Provider or such Affiliate for a period of at least six (6) months prior thereto.

(b) This Section 19.6 shall not be deemed to prohibit Recipient or any of its Affiliates from (i) engaging in general media advertising or solicitation that may be targeted to a particular geographic or technical area but that is not specifically targeted towards any TSA Employee or group of TSA Employees, (ii) employing or offering employment to a TSA Employee that responds to any such general media advertising or solicitation (iii) soliciting for employment or engagement or hiring any TSA Employee that has been terminated by Provider or its Affiliates, or (iv) offering employment to or hiring any TSA Employee pursuant to the recruitment process provided for at Section 18.5 of this Agreement.

Section 19.7 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or unenforceable, the remaining provisions of this Agreement remain in full force and effect, if the essential terms and conditions of this Agreement for each Party remain valid, binding and enforceable. If any provision of this Agreement (or any portion thereof) is held by a court of competent jurisdiction to be invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent legally permissible.

Section 19.8 Exhibits. The Exhibits to this Agreement are incorporated herein by reference and made a part of this Agreement.

Section 19.9 Interpretation. In the negotiation of this Agreement, each Party has received advice from its own attorneys. The language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no provision of this Agreement shall be interpreted for or against any Party because that Party or its attorney drafted the provision.

Section 19.10 Expenses. Except as otherwise set forth in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, each Party shall pay its own direct and indirect expenses incurred by it in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated by this Agreement, including all fees and expenses of its advisors and representatives.

Section 19.11 Governing Law and Venue; Waiver of Jury Trial.

(a) THIS AGREEMENT AND ALL PROCEEDINGS OR COUNTERCLAIMS ARISING OUT OF OR RELATED TO THIS AGREEMENT, SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE. In any action or proceeding between or among the Parties arising out of or relating to this Agreement, each of the Parties hereby (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in and for New Castle County, Delaware; (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court; and (iii) agrees that it will not bring any such action in any court other than the Court of Chancery for the State of Delaware in and for New Castle County, Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof. Service of process, summons, notice or document to any Party’s address and in the manner set forth in Section 19.1 shall be effective service of process for any such action, it being acknowledged and agreed that the foregoing shall not limit the right of a Party to effect service of process on any other Party by any other legally available method. Provider (on behalf of itself and its Affiliates) further irrevocably consents to process being served on it in any action or proceeding by mailing a copy thereof in the manner for delivery of notices specified in Section 19.1 to Informa USA, Inc. (“Process Agent”) with an address on the date hereof of 605 3rd Avenue, 22nd FL, New York, NY 10158, Attention: Legal, as such Person’s agent for the purpose of accepting service of any process in the United States. Provider agrees that such service upon receipt by Process Agent (x) shall be deemed in every respect effective service of process upon such Person in any such action or proceeding and (y) shall, to the fullest extent permitted by applicable Law, be taken and held to be valid personal service upon and personal delivery to such Person.

(b) EACH PARTY (ON BEHALF OF ITSELF AND ITS AFFILIATES) ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT SUCH PARTY (OR ITS AFFILIATES) MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY

OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 19.11.

Section 19.12 No Joint Venture. Nothing in this Agreement creates a joint venture or partnership between the Parties. This Agreement does not authorize any Party (i) to bind or commit, or to act as an agent, employee or legal representative of, the other Party, except as may be specifically set forth in other provisions of this Agreement, or (ii) to have the power to control the activities and operations of the other Party in violation of applicable Law. The Parties are independent contractors with respect to each other under this Agreement. Subject to its obligations hereunder, Provider shall use its sole discretion and shall have complete control over the work performed pursuant to this Agreement, its employees, and other details of performing its obligations hereunder. Each Party agrees not to hold itself out as having any authority or relationship contrary to this Section 19.12.

Section 19.13 Counterparts. The Parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the Party that signed it, and all of which together constitute one agreement. This Agreement is effective upon delivery of one executed counterpart from each Party to the other Party. The signatures of both Parties need not appear on the same counterpart. The execution of counterparts by electronic signature or delivery of duly executed counterparts by electronic transmission is as effective as signing and delivering the counterpart in person.

Section 19.14 Force Majeure. No Party hereto shall be liable to another for its failure to perform hereunder caused by contingencies beyond its reasonable control (“Force Majeure”), including acts of God, fire, flood, wars, acts of terrorism, sabotage, strike and government actions. Any Party asserting its inability to perform any obligation hereunder for any such contingency shall promptly notify the other Party of the existence of any such contingency and shall use its commercially reasonable efforts to recommence its performance of such obligation as soon as commercially practicable. Neither Party shall be relieved of its obligations pursuant to this Section 19.14 to the extent it does not use commercially reasonable efforts to recommence performance of its obligations or otherwise to remedy the event of Force Majeure.

[Signature pages follow]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the Parties as of the date first written above.

RECIPIENT:

TECHTARGET, INC.

By:
Name:
Title:

PROVIDER:

INFORMA GROUP LIMITED

By:
Name:
Title:

Transitional Services Agreement

Signature Page

EXHIBITS

Exhibit A	Services; Fees; Term
Exhibit B	Property Services; Related Fees; Term
Exhibit C	Excluded Services
Exhibit D	Change Request Form
Exhibit E	Sub-Services Agreements

List of Exhibits

Exhibit A  Services; Fees; Term

[***]

Exhibit B Property Services; Related Fees; Term

[***]

Exhibit C Excluded Services

[***]

Exhibit D Change Request Form

Change Request Form

Change ref. no.:	Take next successive number	Change title:	Insert brief title for change
Date proposed:	Insert date	Proposed by:	Insert name and contact details
Priority:	Select from: “High”, “Medium” or “Low” (see key below)	Target date for review/approval:	Insert date
Description of change
Insert description, scope and objective of the requested change.
Impact of change
Insert, to include impact on the contractual terms affected, such as the scope or performance standards of any Service, along with impact on fees.
Proposed timetable to implement the change
Insert timetable/schedule for the requested change.

Priority key:

“High”: change relates to a legal requirement.

“Medium”: change will have material business impact.

“Low”: all other changes that are not High or Medium.

Exhibit E Sub-Services Agreements

1. Provider may require that any of the Services (Sub-Services) are to be provided to Recipient by any of its Affiliates under a Sub-Services Agreement, in which case the Parties shall procure the execution of a Sub-Services Agreement by its Affiliate and Recipient.

2. Each Sub-Services Agreement shall be in the form of the template agreement set out in Attachment I to this Exhibit D

3. Where a Sub-Services Agreement is established, and for so long as it remains in force:

3.1 the Sub-Services shall be provided by the relevant Affiliate of Provider to Recipient under that Sub-Services Agreement, and shall cease to be provided by Provider to such Recipient under this Agreement;

3.2 the Service Fees payable under this Agreement shall be reduced by the amount of the Service Fees payable by Recipient under the Sub-Services Agreement; and

3.3 Provider shall cause its Affiliate to comply with all obligations of Provider under this Agreement in the performance of such Affiliate’s performance under the Sub-Services Agreement. Provider shall be liable to Recipient for all acts or omissions of such Affiliate; provided that Provider and that Affiliate shall not be liable more than one for the same underlying cause of action.

4. Any liability under a Sub-Services Agreement shall be governed by and count towards the limitations of liability set out in Article 15.

Attachment I to Exhibit E

Template Sub-Services Agreement

This Sub-Services Agreement (Sub-Services Agreement) is entered into on [●] (the Sub-Services Agreement Date), by and between [●], with an office at [●] (Recipient), and [●], with an office at [●] (Sub-Service Provider) (each a “Party” and together the “Parties”).

WHEREAS:

A [●] (Provider) and [●] (Recipient) entered into the Transitional Services Agreement dated [●] (the “Transitional Services Agreement” or “TSA”).

B. Provider has agreed to provide certain services to Recipient under the terms of the TSA (the “Services”), and the TSA contemplates that Provider and Recipient may agree that some of those Services should be provided by an Affiliate of Provider to Recipient directly under the terms of a separate Sub-Services Agreement.

C. The purpose of this Sub-Services Agreement is to set forth the terms and conditions for the Sub-Service Provider to provide the Services set out herein to Recipient.

5. PROVISION OF THE LOCAL SERVICES

5.1 During the term of this Sub-Services Agreement, the Sub-Service Provider will provide the following services (the Sub-Services) that are described in the TSA, to Recipient: [●]

5.2 The Sub-Service Provider will, in providing the Sub-Services, comply with all of the obligations that Provider has in respect of the provision of the Services under the terms of the TSA.

5.3 Recipient will comply with all of the obligations that Recipient has in respect of the use and receipt of the Services under the terms of the TSA, with respect to the Sub-Services.

6. TERM

6.1 The term of this Sub-Services Agreement will commence on the Sub-Services Agreement Date and will continue thereafter until the TSA has been terminated (for whatever reason) or has expired in relation to all of the Sub-Services, whereupon this Sub-Services Agreement will terminate.

6.2 The Parties hereto hereby irrevocably waive their right to terminate this Sub-Services Agreement (other than as provided for in Section 8.2 of the TSA or as otherwise permitted by the terms of the TSA) unless both Recipient and Provider have consented to such termination.

7. SERVICE COSTS

7.1 The Parties have agreed that the Sub-Service Provider will charge the Service Fees for the provision of the Sub-Services under this Sub-Services Agreement directly to Recipient, and Recipient shall pay those Service Fees to the Sub-Service Provider on the terms set out in the TSA.

8. OTHER TERMS OF THE TSA

8.1 The terms of the TSA, as amended from time to time by Provider and Recipient, are hereby incorporated by reference and shall apply mutatis mutandis between the Parties as if they were “Provider” and “Recipient” respectively. In particular, but without limitation:

8.1.1 all claims and liabilities of Recipient and the Sub-Service Provider under or in connection with this Sub-Services Agreement (including any incorporated term of the TSA) shall be governed by Article 17 of the TSA; and

8.1.2 any liability of Recipient and the Sub-Service Provider under or in connection with this Sub-Services Agreement (including any incorporated term of the TSA) shall be governed by Article 15 of the TSA.

8.2 This Sub-Services Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by, and construed in accordance with, [Delaware law].

SIGNED BY:

[Recipient]	[Sub-Services Provider]

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

Annex I

Dated [●], 2024

[RELEVANT INFORMA ENTITY]

and

TORO COMBINECO, INC.

FORM (US) OF

SUPPLEMENTAL

TRANSITIONAL SERVICES AGREEMENT

THIS AGREEMENT is made [●];

BETWEEN:

(1)	[RELEVANT IVORY ENTITY] (the “Supplier”); and

(2)	Toro CombineCo, Inc., a Delaware corporation (the “Service Recipient”).

WHEREAS:

(A)

The Supplier and Service Recipient are party to that certain Agreement and Plan of Merger, dated as of January 10, 2024 (the “Merger Agreement”) by and among TechTarget, Inc., Toro CombineCo, Inc., Toro Acquisition Sub, LLC, Informa PLC, Informa US Holdings Limited, and Informa Intrepid Holdings Inc.,, pursuant to which the Bluefin Business will be owned by Bluefin and its Affiliates and all of the outstanding equity of Bluefin and Toro will be owned by CombineCo.

(B)

Prior to Closing occurring under the Merger Agreement, it may not be possible for all of the employees assigned to the Bluefin Business in the Service Jurisdiction to be transferred to or remain employed by an appropriate employing entity of the Service Recipient or its Group (or a third party entity engaged by the Service Recipient or its Group). Accordingly, the Supplier and certain members of its Group has agreed to supply to the Service Recipient, on a transitional basis, services for the operation of the Bluefin Business in the Service Jurisdiction (the “Services”) to be carried out by those individuals (as identified in Schedule 1) who are employees of the relevant Supplier Employers and are reasonably necessary for the performance of the Services by the Supplier to the Service Recipient, during the term of this Agreement.

NOW IT IS HEREBY AGREED AS FOLLOWS:

1.	Commencement and Term.

This Agreement shall commence on and will take effect from the date closing occurs under the Merger Agreement (the “Closing Date”). Thereafter this Agreement shall continue on the terms set out below, subject to termination in accordance with Clause 10.

2.	Provision of the Services.

2.1

The Supplier shall (or shall procure that the relevant Supplier Employer shall) provide the relevant Services to the Service Recipient (or to the relevant members of the Service Recipient’s Group) in the Service Jurisdiction (until the provision of the Services is terminated in accordance with Clause 10).

2.2

For the purposes of providing the Services, the Supplier shall (or shall procure that the relevant Supplier Employer shall) make use of the employees of the Supplier Employer, in the Service Jurisdiction (the “Service Employees”). The Service Employees shall be assigned duties as may be determined by the Service Recipient consistent with the job, title, duties and reporting responsibilities that they have with the relevant Supplier Employer on the date of this Agreement.

2.3

Notwithstanding any other provisions of this Agreement, the Supplier shall have no obligation to provide the Services to the Service Recipient pursuant to this Agreement where to do so would put any Party, any of the Supplier Employers, any of the Service Employees or any of the employees of the Service Recipient or Supplier Employers in breach of:

2.3.1	any applicable law, immigration rules or work permit requirements; or

2.3.2	the rules of any entity or authority which regulates the business of either Party.

Notwithstanding this, in the event of the foregoing, the Parties shall promptly cooperate in good faith to identify and take all reasonable steps in order to remediate any breach or potential breach as soon as reasonably practicable.

2.4

The Supplier (on the one hand) and the Service Recipient (on the other hand) will each appoint, from time-to-time, appropriate individual/s to act as coordinator/s in relation to the supply of the Services under this Agreement. Such coordinator/s will be responsible for liaising with the relevant coordinator/s of the other Party with regards to guidelines and instructions relating to the Service Employees and the provision of the Services.

2.5

The Parties shall (and the Supplier shall procure that the Supplier Employers shall) cooperate and assist each other in the identification, investigation and resolution of concerns relating to or arising from workplace discrimination and sexual harassment, as well as compliance with all applicable laws and regulations governing safety and the wellbeing of employees in the workplace, in each case as is reasonably practicable.

3.	Terms, Conditions and Benefits of Service Employees.

3.1

During the provision of the Services, the Service Recipient shall be responsible for the management, organisation and supervision of their respective Service Employees, and the relevant Supplier Employers shall be responsible for: (i) paying or discharging all pay, commission, other incentives arrangements, benefits, sick pay, vacation pay, and holiday pay, Taxes (including local withholding and payroll taxes), employer and employee social security contributions (or similar), and any other payments relating to the employment of the Service Employees by the relevant Supplier Employer required under applicable laws; (ii) reimbursing each Service Employee for travel and business expenses in accordance with its applicable policies in effect as of the Closing Date; (iii) providing any legally required insurance (including, without limitation, workers’ compensation); (iv) managing all grievances, disciplinaries and performance matters; (v) administering leave requests and providing Human Resources support; (vi) allowing continued participation by the Service Employees in the incentive arrangements and (vi) all other employer legal obligations or duties to, on behalf of, or in respect of each Service Employee during the period of the provision of the Services. Notwithstanding the foregoing, the Supplier shall not be responsible for any bonuses to be paid to Service Employees in respect of the 2024 calendar year; rather, such bonuses shall, to the extent payable, be paid to the eligible Service Employees by the Service Recipient in accordance with the applicable terms and conditions of such bonuses before March 15, 2025.

3.2

The Service Employees will be supplied to the Service Recipient for the performance of the Services for and on behalf of the Supplier for the duration that the Services are provided pursuant to this Agreement unless the employment of any Service Employee is terminated by the Supplier Employer or by such Service Employee. In such circumstances, the Supplier Employer may be required to hire a new employee as a replacement for that Service Employee (in accordance with Clauses 3.3 and 3.4 below).

3.3

During the period of the Services under this Agreement the Service Recipient may request in writing that the Supplier procures that the relevant Supplier Employer will make an offer of employment and if that offer of employment is accepted, employ an individual who is not currently a Service Employee (a “New Service Employee”) to be based in the Service Jurisdiction. The New Service Employees will from the date they become employed by a Supplier Employer become STSA Offer and Acceptance Employees for the purpose of Annex C of the Merger Agreement.

3.4

If an offer of employment is made by a Supplier Employer and is accepted under Clause 3.3 above, the Parties agree that such New Service Employee will become a Service Employee under this Agreement and the provisions of this Agreement shall apply in full to such New Service Employee from the date on which the employment of such New Service Employee commences with a Supplier Employer until the end of the relevant Service term or the termination of such New Service Employee’s employment if earlier.

3.5	The Service Recipient agrees that any written request under Clause 3.3 above to the Supplier:

3.5.1	shall be made at least ten (10) days prior to the date on which the Service Recipient requires the relevant Supplier Employer to make an offer of employment to a New Service Employee; and

3.5.2	shall include sufficient detail on the terms, conditions and benefits of such offer and the preferred Supplier Employer.

The Service Recipient will inform the Supplier on a monthly basis of the estimated number of offers of employment the Service Recipient expects to request for the applicable calendar month. If the Service

Recipient becomes aware that its estimate on the number of offers will materially change, it will inform the Supplier thereof as soon as reasonably practicable.

3.6	The Service Recipient agrees that, save as required by applicable law and any applicable Supplier policies and procedures:

3.6.1

the Supplier Employers will not be under any obligation to set up or establish new benefit plans (including but not limited to pension arrangements) for a New Service Employee (save that, for the avoidance of doubt, each New Service Employee shall be eligible to receive the applicable Supplier Employer’s existing benefit plans available to other Service Employees, subject to Clause 3.6.2; and

3.6.2	the Supplier Employers will not be required to provide equity or equity based or linked benefits or defined benefit pension benefits to a New Service Employee.

3.7

During the period of the Services under this Agreement, the Service Recipient may upon written request to the Supplier request that the Supplier terminate (or cause the applicable Supplier Employer to terminate) the employment of a Service Employee. If the Service Recipient makes a written request under this clause, the Supplier shall procure that to the extent permitted by applicable law and any applicable Supplier policies and procedures, the relevant Supplier Employer shall take all reasonable steps to terminate the employment of such Service Employee within a reasonable period of time in accordance with applicable law and any applicable employment contract (which will include any period of notice, severance pay, consultation or process required by applicable law).

3.8	The Service Recipient agrees:

3.8.1

any written request under Clause 3.7 above to the Supplier shall specify the business reasons why the Service Recipient is making such a request which is to be made as soon as reasonably practicable in advance of the date on which the Service Recipient requires the relevant Supplier Employer to serve notice of termination of employment on, or initiate the relevant termination proceedings for, the relevant Service Employee;

3.8.2

it will provide the Supplier and the relevant Supplier Employer with reasonable information and cooperation to ensure the relevant Supplier Employer can comply with applicable law in relation to the termination of employment of such Service Employee; and

3.8.3

the relevant Supplier Employer will not be under any obligation to terminate the employment of a Service Employee under Clause 3.7 if to do so would mean the Supplier Employer would be in breach of applicable law or applicable Supplier policies and procedures (including but not limited to applicable law relating to discrimination); provided that Supplier will promptly inform the Service Recipient of any such potential breach and the Parties shall promptly cooperate in good faith to identify and take all reasonable steps in order to remediate the potential breach as soon as reasonably practicable.

3.9

The Service Recipient will indemnify and hold harmless on an after-Tax basis, the Supplier (for itself and on behalf of each Supplier Employer) for all Losses arising out of the termination of employment of a Service Employee requested by the Service Recipient; provided that in relation to any such termination, the Supplier Employer follows any termination process required by applicable law to the extent reasonably practicable.

3.10	The Supplier shall amend Schedule 1 from time to time as needed to reflect changes to the Service Employees made pursuant to this Clause 3.

4.	Fees.

4.1

The Service Recipient shall pay or procure payment to the Supplier or a Supplier Employer as the Supplier may direct a service fee plus any Service Taxes payable thereon in accordance with Clause 11 calculated to include the cost of the items set out in Schedule 2 of this Agreement in relation to the Service Employees in the Service Jurisdiction providing the Services each month (“Services Fee”).

4.2	The Services Fee will be payable in United States Dollars within twenty (20) Business Days following receipt of an appropriate invoice sent at or shortly after month end, prorated as appropriate.

5.	Obligations of the Supplier.

5.1

The Supplier shall (and shall procure that the Supplier Employer shall) in respect of each Service Employee: (i) prior to Closing, notify the relevant Service Employee of the Services to be provided to the Service Recipient; and (ii) subject to the Service Recipient reimbursing the Supplier Employers for reasonable costs incurred, make any declarations and promptly obtain, to the extent commercially viable and reasonable to do so, all permits or approvals from any governmental, regulatory and professional bodies as are necessary to enable that Service Employee to be engaged in the provision of the relevant Services to the Service Recipient (for and on behalf of the Supplier) and supplied to the Service Recipient for such purpose. Subject at all times to Clause 2.3, if the Supplier is unable to obtain any necessary permits or approvals, the Supplier will within a reasonable period of time inform the Service Recipient and the Parties shall promptly cooperate in good faith to identify and take all reasonable steps in order to remediate as soon as reasonably practicable. The Supplier is under no obligation to provide the Services whilst the parties are seeking to remediate the situation and shall be under no obligation to provide the Services if the Parties are unable to remediate the situation. The Service Recipient will indemnify and keep indemnified on an after-Tax basis, the Supplier (for itself and on behalf of each Supplier Employer) against all Losses incurred by the Supplier and the Supplier Employers directly arising from the failure to obtain any necessary permits or approvals from any governmental, regulatory and professional bodies as are necessary to enable that Service Employee to be engaged in the provision of the relevant Services to the Service, including all Losses connected with the termination of a Service Employee’s employment as a result; provided that in relation to any such termination, the Supplier Employer follows any termination process required by applicable law to the extent reasonably practicable.

5.2

In connection with the provision of the Services, and without prejudice to Clause 6, the Supplier shall procure that the Supplier Employers shall at all times comply with all applicable laws, statutes, regulations and any applicable Supplier contracts, policies and procedures including (without limitation) those pertaining to Tax, social security and health and safety insofar as they relate to the Service Employees.

5.3

Without the provision of such documents implying the existence of any employment relationship between the Service Recipient and any Service Employees, the Service Recipient shall provide the Supplier with copies of its policies and rules that it wishes to be applicable to the Service Employees.

5.4

For the avoidance of doubt, except as expressly provided for in this Agreement, the Supplier and Supplier Employers shall not be subject to any minimum service levels of performance requirements with respect to the provision of the Services to the Service Recipient.

6.	Obligations of a Service Recipient.

6.1

The Service Recipient agrees to hold harmless and keep the Supplier and the Supplier Employers fully and effectively indemnified, on an after Tax basis, in respect of all and any Losses directly arising from the acts or omissions committed in the performance of the Services by the Supplier and Supplier Employers to the extent that such acts or omissions are controlled directly or indirectly by the Service Recipient or a member of the Service Recipient’s Group, except as may arise from the fraud, wilful misconduct and/or gross negligence of the Supplier or Supplier Employers. The Service Recipient will fully and effectively indemnify, on an after Tax-basis, the Supplier and the Supplier Employers in respect of all and any Losses against it to the extent that such Losses directly arise during the provision of the relevant Services from any act or omission of the relevant Service Recipient’s employees or agents or a member of the Service Recipient’s Group or from the acts or omissions of a Service Employee acting on the instructions of the Service Recipient.

6.2

Service Recipient and the Supplier shall immediately notify the other upon their (or a member of their Group’s) becoming aware of any circumstances which could give rise to a claim under the Supplier or Supplier Employer’s or Service Recipient’s employers’ liability insurance policy.

7.	Litigation

7.1

Supplier Employer shall control the defence and settlement of any litigation brought against the Supplier, a Supplier Employer or any Affiliate thereof by or on behalf of a Service Employee. The Supplier shall procure that the Supplier Employer gives the Service Recipient the opportunity to participate in (but not control) the defence and settlement of any such litigation. The Supplier shall not, and shall procure that the Supplier Employer shall not, settle or offer, compromise, or agree to settle or compromise, or take any other action to settle or compromise any such litigation without the Service Recipient’s prior written consent (such consent not to be unreasonably withheld, conditioned, or delayed). For the purposes of this Section 7.1, Service Recipient shall not be considered an Affiliate of Supplier or any Supplier Employer.

8.	Intellectual Property Rights.

8.1

If at any time during the engagement of the Service Employees pursuant to this Agreement, Service Employees through performance of the Services first make, create, invent, or discover or participate in making, creating, inventing or discovering Intellectual Property, in which the Supplier or Supplier Employer owns or acquires an interest, the Supplier hereby assigns or shall cause Supplier Employer to assign (including by way of present assignment of all future rights in the same) to the Service Recipient all of Supplier’s or Supplier Employer’s, as applicable, rights, title and interest in the same. At the reasonable request and the expense of the Service Recipient, the Supplier shall do all reasonable things which may be necessary to perfect the assignment of such interest, and shall use reasonable endeavours, whilst the individuals are still employed by the Supplier Employer, to have Service Employees assist the Service Recipient in obtaining appropriate forms of protection for such assigned Intellectual Property in such parts of the world as may be specified by the Service Recipient and for vesting all rights in the same in the Service Recipient.

9.	Data Access and Use of Branding.

9.1

Subject to Clause 5.3 above, the Parties shall cooperate in good faith to enable each relevant Service Employee to have such access to the Supplier’s and Service Recipient’s information technology and other electronic systems as may be necessary under the circumstances to facilitate the provision of the Services. For the purposes of this Agreement the Parties further undertake to comply and take reasonable steps to ensure that their employees (including the Service Employees in the case of Supplier Employers) comply with all relevant data protection and data handling laws in place in each relevant jurisdiction in which the Services are to be supplied and/or the Service Employees are to be located.

9.2

The Parties shall cooperate in good faith to enable each relevant Service Employee to have access to such suitable Supplier and Service Recipient branding (including but not limited to email addresses, business cards and letterheads) as may be appropriate under the circumstances to facilitate the provision of the Services. The Parties’ application of this Clause 9.2 shall at all times be consistent with the underlying premise that each Service Employee remains an employee of the relevant Supplier Employer throughout the provision of the relevant Services.

10.	Termination of the Services and the Agreement.

10.1

This Agreement will terminate on the date falling [ ] ([])calendar months following the Closing Date (the “Employee Long-Stop Date”). For the avoidance of doubt, the Employee Long-Stop Date for each STSA U.S. Employee shall be the later of (i) December 31, 2024 and (ii) three months following the Closing Date.

10.2	The Services in respect of each Service Employee will terminate on the earlier of:

10.2.1	the day immediately preceding the date on which the relevant Service Employees commence employment with a New Employer Entity (the “Employee Transfer Date”); and

10.2.2	the Employee Long-Stop Date.

10.3

The Parties agree that the Employee Transfer Date for Service Employees based in the same Service Jurisdiction will be the same date save where an extension is required in accordance with Section 15(c) of Annex C of the Merger Agreement.

10.4	Unless otherwise agreed in writing between the Parties, the Service Recipient shall use its best efforts to provide the Supplier with 10 weeks’ prior written notice of the Employee Transfer Date.

10.5

The Parties acknowledge that the intention is for the Service Employees to transfer to a New Employer Entity and where CombineCo does not make, or procure that a New Employer Entity makes, the Service Employee an offer of employment in accordance with the terms of Section 15 of Annex C of the Merger Agreement, CombineCo indemnifies and keeps indemnified the Supplier’s Group in accordance with Section 18 of Annex C of the Merger Agreement, which will include for those Losses incurred by the Supplier Employer in terminating the employment of the Service Employee.

10.6	The Supplier (on the one hand) or the Service Recipient (on the other hand) may terminate this Agreement without notice if:

10.6.1	the other Party (the “Party in Breach”) is in material and/or persistent breach of its obligations under this Agreement;

10.6.2	the relevant Party notifies the Party in Breach in writing of such breach and of the steps required to remedy it; and

10.6.3	the Party in Breach fails to remedy the relevant breach within 30 days.

10.7

Where this Agreement is terminated in accordance with Clause 10.6 by the Supplier, the Supplier Employer shall be entitled to terminate the employment of the Service Employees, and thereupon the Service Recipient will indemnify and keep indemnified, on an after-Tax basis, the Supplier (for itself and on behalf of a Supplier Employer) for all Losses occasioned by it in connection with such termination of employment; provided that in relation to any such termination, Supplier Employer follows any termination process required by applicable law to the extent reasonably practicable.

10.8

Any expiration or termination of this Agreement does not affect any payment or reimbursement obligation hereunder accrued on or before the Termination Date or the indemnification obligations hereunder, which obligations shall survive the expiration or termination of this Agreement.

11.	Tax.

11.1

In addition to any fees applicable to the Services or other amounts payable by Service Recipient hereunder, Service Recipient shall pay to Supplier the amount of all applicable sales, use, value-added, goods and services, transfer, receipts, consumption or other similar taxes (such Taxes, but excluding any interest, penalties or additional amounts imposed with respect thereto, “Service Taxes”) that Supplier or any of its affiliates is required to pay that result from any Service delivered hereunder, regardless of whether such Service Taxes are invoiced with the applicable fee payment, payable directly by Service Recipient to a taxing authority, added retroactively or subsequently imposed in connection with any tax claim, assessment or other proceeding. If Supplier or any of its affiliates is legally obligated to collect any Service Taxes from Service Recipient, Supplier shall have full authority to do so. Supplier shall provide Service Recipient with an invoice for the Services that sets forth the amount of Service Taxes that are due, and Service Recipient shall pay the amount of Service Taxes set forth on such invoice to Supplier in accordance with the payment terms set forth in Section 4. Service Recipient shall provide Supplier with such other information as Supplier reasonably requests to determine the amount of any such Service Taxes. If Service Recipient is exempt from any such Service Taxes, Service Recipient shall furnish Supplier with a valid and properly completed resale or exemption certificate as required under applicable law.

11.2

Where, under the terms of this Agreement, one Party (for the purposes of this Clause 11.2 only, the “Payor”) is liable to indemnify or reimburse another Party (for the purposes of this Clause 11.2 only, the

“Payee”) in respect of any costs, charges or expenses, the payment made by the Payor shall include an amount equal to any Service Taxes thereon for which the Payee reasonably determines that it is not entitled to credit or repayment.

11.3

If any deduction or withholding for or on account of Tax is required by law from any payment by the Service Recipient under this Agreement the Service Recipient shall be entitled to deduct and withhold from such payment to the extent required by applicable law.

11.4

If any applicable law requires the deduction or withholding of any Tax from any payment by the Service Recipient, then the sum payable by the Service Recipient shall be increased as necessary so that after such deduction or withholding has been made, the Supplier receives an amount equal to the sum it would have received had no such deduction or withholding been required; provided, however, if the Supplier determines acting reasonably in good faith that it received a refund or obtained and utilised a credit for any Tax deducted or withheld by the Service Recipient, the Supplier shall promptly pay the amount of such refund or the amount of Tax actually saved in consequence of the utilisation of such credit to the Service Recipient. To the extent the Supplier delivers to the Service Recipient such properly completed and executed documentation as will permit any payment to be paid without deduction or withholding or at a reduced rate of deduction or withholding, the Service Recipient will reduce or eliminate such deduction or withholding in accordance with applicable law.

12.	Miscellaneous.

12.1

The Supplier, the Supplier Employers and the Service Recipient may enforce the terms of this Agreement. No other party (including for the avoidance of doubt the Service Employees) may enforce the terms of this Agreement.

12.2	This Agreement and the Merger Agreement supersedes all previous agreements and arrangements (if any) made between the Parties in respect of the provision of the Services.

12.3	The Parties agree that nothing in this Agreement limits or impacts the effect of Annex B of the Merger Agreement.

12.4

Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings set forth for such terms in the Merger Agreement. For the purposes of this Agreement the following words and phrases shall have the following meanings:

“Employee Long-Stop Date” means as defined at Clause 10.1 of this Agreement;

“Group” means, in respect of either Party, any other person, partnership or body corporate that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Party. For the purposes of this definition, control of a person, partnership or body corporate means the power (direct or indirect) to direct or cause the direction of the management and policies of such person, partnership or body corporate, whether through ownership of voting securities or ownership interests, by contract or otherwise, and specifically with respect to a partnership or body corporate means direct or indirect ownership of more than 50% of the voting securities in such body corporate or of the voting interest in a partnership;

“Losses” means all losses, penalties, liabilities, costs (including legal costs and experts’ and consultants’ fees), charges, expenses, actions, proceedings, claims and demands;

“Party” means, individually, the Supplier and the Service Recipient (collectively, the “Parties”);

“Service Jurisdiction” means the United States;

“Supplier Employer” means [To be completed once STSA employees are identified]; and

“Tax” means any form of taxation or other levy, duty, charge, contribution, withholding or impost in the nature of a tax (including any related fine, penalty, surcharge or interest).

12.5

Any notice to be served on either of the Parties by the other shall be sent by pre-paid first class post, by email or by facsimile transmission to the last known address of the party to whom it is sent and shall be deemed to have been received by the addressee within 48 hours of posting or 24 hours if sent by email or facsimile transmission to the correct facsimile number or email address of the addressee Party.

12.6

No Party shall be entitled to assign or subcontract any of its rights, duties or obligations under this Agreement to any third party without written consent of the other Party. For the avoidance of doubt, this does not restrict the provision of Services by the Supplier Employers.

12.7

This Agreement may be executed in any number of counterparts, and by each Party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart signature page of this Agreement by email or fax shall be as effective as delivery of a manually executed counterpart of this agreement. In relation to each counterpart, upon confirmation by or on behalf of the signatory that the signatory authorises the attachment of such counterpart signature page to the final text of this Agreement, such counterpart signature page shall take effect together with such final text as a complete authoritative counterpart.

12.8

This agreement and all proceedings or counterclaims arising out of or related to this agreement, shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with, the laws of the State of Delaware without regard to the conflict of law principles thereof that would cause the application of the laws of any jurisdiction other than the State of Delaware.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the Parties as of the date first written above.

SERVICE RECIPIENT:

TORO COMBINECO, INC.

By:
Name:
Title:

SUPPLIER:

[RELEVANT IVORY ENTITY]

By:
Name:
Title:

SCHEDULE 1

LIST OF SUPPLIER EMPLOYERS

Supplier Employer	Supplier Employees
(1) [SUPPLIER PARTY]	[Employee Number] [Employee Title]

SCHEDULE 2

ITEMS TO BE INCLUDED IN SERVICE FEE

Supplier Employer	Items to be included in Service Fee
1. [United States Supplier(s)]

With respect to Service Employees, amounts reasonably incurred by Supplier Employers or Supplier for salaries, hourly rates, overtime, commissions, sick pay, vacation pay, holiday pay, pay for other leave types (including without limitation parental leave), defined contribution pensions, expense reimbursement, workers’ compensation charges, benefits (including benefits plans, programs and arrangements), employment Taxes (including without limitation the full cost of any employer provided portion of employment and/or payroll taxes, medicare, disability, social security and other similar Taxes or contributions), legally required insurance, termination-related payments (including severance benefits), fines, penalties or surcharges, other applicable Taxes and employer social insurance premiums, the costs of any perquisites provided to the Service Employees and all other documented out-of-pocket costs, including legal fees and disbursements, reasonably incurred by the Supplier Employer or the Supplier in providing the Services.

Any amount paid in satisfaction of a Service Employee’s entitlements at the date of this Agreement or related to employing a Service Employees on their current terms will be considered to be an amount reasonably incurred by the Supplier Employer.

2.

3.

4.

5.

Annex J

Dated [•], 2024

[RELEVANT INFORMA ENTITY]

and

TORO COMBINECO, INC.

FORM (ROW) OF

SUPPLEMENTAL

TRANSITIONAL SERVICES AGREEMENT

THIS AGREEMENT is made [•];

BETWEEN:

(1)	[RELEVANT IVORY ENTITY] (the “Supplier”); and

(2)	Toro CombineCo, Inc., a Delaware corporation (the “Service Recipient”).

WHEREAS:

(A)

The Supplier and Service Recipient are party to that certain Agreement and Plan of Merger, dated as of January 10, 2024 (the “Merger Agreement”) by and among TechTarget, Inc., Toro CombineCo, Inc., Toro Acquisition Sub, LLC, Informa PLC, Informa US Holdings Limited, and Informa Intrepid Holdings Inc., pursuant to which the Bluefin Business will be owned by Bluefin and its Affiliates and all of the outstanding equity of Bluefin and Toro will be owned by CombineCo.

(B)

Prior to Closing occurring under the Merger Agreement, it may not be possible for all of the employees assigned to the Bluefin Business in the Service Jurisdictions to be transferred to an appropriate employing entity of the Service Recipient or its Group (or a third party entity engaged by the Service Recipient or its Group). Accordingly, the Supplier and certain members of its Group has agreed to supply to the Service Recipient, on a transitional basis, services for the operation of the Bluefin Business in the Service Jurisdictions (the “Services”) to be carried out by those individuals (as identified in Schedule 1) who are employees of the relevant Supplier Employers and are reasonably necessary for the performance of the Services by the Supplier to the Service Recipient, during the term of this Agreement.

NOW IT IS HEREBY AGREED AS FOLLOWS:

1.	Commencement and Term.

This Agreement shall commence on and will take effect from the date closing occurs under the Merger Agreement (the “Closing Date”). Thereafter this Agreement shall continue on the terms set out below, subject to termination in accordance with Clause 10.

2.	Provision of the Services.

2.1

The Supplier shall (or shall procure that the relevant Supplier Employer shall) provide the relevant Services to the Service Recipient (or to the relevant members of the Service Recipient’s Group) in the Service Jurisdictions (until the provision of the Services is terminated in accordance with Clause 10).

2.2

For the purposes of providing the Services, the Supplier shall (or shall procure that the relevant Supplier Employer shall) make use of the employees of the Supplier Employer, in the Service Jurisdictions (the “Service Employees”). The Service Employees shall be assigned duties as may be determined by the Supplier consistent with the job, title, duties and reporting responsibilities that they have with the relevant Supplier Employer on the date of this Agreement.

2.3

Notwithstanding any other provisions of this Agreement, the Supplier shall have no obligation to provide the Services to the Service Recipient pursuant to this Agreement where to do so would put any Party, any of the Supplier Employers, any of the Service Employees or any of the employees of the Service Recipient or Supplier Employers in breach of:

2.3.1	any applicable law, immigration rules or work permit requirements; or

2.3.2	the rules of any entity or authority which regulates the business of either Party.

Notwithstanding this, in the event of the foregoing, the Parties shall promptly cooperate in good faith to identify and take all reasonable steps in order to remediate any breach or potential breach as soon as reasonably practicable.

2.4

The Supplier (on the one hand) and the Service Recipient (on the other hand) will each appoint, from time-to-time, appropriate individual/s to act as coordinator/s in relation to the supply of the Services under this Agreement. Such coordinator/s will be responsible for liaising with the relevant coordinator/s of the other Party with regards to guidelines and instructions relating to the Service Employees and the provision of the Services.

2.5

The Parties shall (and the Supplier shall procure that the Supplier Employers shall) cooperate and assist each other in the identification, investigation and resolution of concerns relating to or arising from workplace discrimination and sexual harassment, as well as compliance with all applicable laws and regulations governing safety and the wellbeing of employees in the workplace, in each case as is reasonably practicable.

3.	Terms, Conditions and Benefits of Service Employees.

3.1

During the provision of the Services, the Service Employees shall, for all purposes, remain employed by the relevant Supplier Employer. As the continuing employer, the relevant Supplier Employer shall continue to be solely responsible for the management, organisation and supervision of their respective Service Employees. This shall include but not be limited to: (i) paying or discharging all pay, bonuses, commission, other incentives arrangements, benefits, sick pay, vacation pay, and holiday pay, Taxes (including local withholding and payroll taxes), employer and employee social security contributions (or similar), and any other payments relating to the employment of the Service Employees by the relevant Supplier Employer required under applicable laws; (ii) reimbursing each Service Employee for travel and business expenses in accordance with its applicable policies in effect as of the Closing Date; (iii) providing any legally required insurance (including, without limitation, workers’ compensation); (iv) being responsible for all grievances, disciplinaries and performance matters; (v) administering leave requests and providing Human Resources support; (vi) allowing continued participation by the Service Employees in the incentive arrangements and (vi) all other employer legal obligations or duties to, on behalf of, or in respect of each Service Employee during the period of the provision of the Services.

3.2

The Service Employees will be supplied to the Service Recipient for the performance of the Services for and on behalf of the Supplier for the duration that the Services are provided pursuant to this Agreement unless the employment of any Service Employee is terminated by the Supplier Employer or by such Service Employee. In such circumstances, the Supplier Employer may be required to hire a new employee as a replacement for that Service Employee (in accordance with Clauses 3.3 and 3.4 below).

3.3

During the period of the Services under this Agreement the Service Recipient may request in writing that the Supplier procures that the relevant Supplier Employer will make an offer of employment and if that offer of employment is accepted, employ an individual who is not currently a Service Employee (a “New Service Employee”) to be based in a Service Jurisdiction. The New Service Employees will from the date they become employed by a Supplier Employer become STSA Offer and Acceptance Employees for the purpose of Annex C of the Merger Agreement.

3.4

If an offer of employment is made by a Supplier Employer and is accepted under Clause 3.3 above, the Parties agree that such New Service Employee will become a Service Employee under this Agreement and the provisions of this Agreement shall apply in full to such New Service Employee from the date on which the employment of such New Service Employee commences with a Supplier Employer until the end of the relevant Service term or the termination of such New Service Employee’s employment if earlier.

3.5	The Service Recipient agrees that any written request under Clause 3.3 above to the Supplier:

(a)	shall be made at least ten (10) days prior to the date on which the Service Recipient requires the relevant Supplier Employer to make an offer of employment to a New Service Employee; and

(b)	shall include sufficient detail on the terms, conditions and benefits of such offer and the preferred Supplier Employer.

The Service Recipient will inform the Supplier on a monthly basis of the estimated number of offers of employment the Service Recipient expects to request for the applicable calendar month. If the Service Recipient becomes aware that its estimate on the number of offers will materially change, it will inform the Supplier thereof as soon as reasonably practicable.

3.6	The Service Recipient agrees that, save as required by applicable law and any applicable Supplier policies and procedures:

i.

the Supplier Employers will not be under any obligation to set up or establish new benefit plans (including but not limited to pension arrangements) for a New Service Employee (save that, for the avoidance of doubt, each New Service Employee shall be eligible to receive the applicable Supplier Employer’s existing benefit plans available to other Service Employees, subject to Clause 3.6(ii)); and

ii.	the Supplier Employers will not be required to provide equity or equity based or linked benefits or defined benefit pension benefits to a New Service Employee.

3.7

During the period of the Services under this Agreement, the Service Recipient may upon written request to the Supplier request that the Supplier terminate (or cause the applicable Supplier Employer to terminate) the employment of a Service Employee. If the Service Recipient makes a written request under this clause, the Supplier shall procure that to the extent permitted by applicable law and any applicable Supplier policies and procedures, the relevant Supplier Employer shall take all reasonable steps to terminate the employment of such Service Employee within a reasonable period of time in accordance with applicable law and any applicable employment contract (which will include any period of notice, severance pay, consultation or process required by applicable law).

3.8	The Service Recipient agrees:

3.8.1

any written request under Clause 3.7 above to the Supplier shall specify the business reasons why the Service Recipient is making such a request which is to be made as soon as reasonably practicable in advance of the date on which the Service Recipient requires the relevant Supplier Employer to serve notice of termination of employment on, or initiate the relevant termination proceedings for, the relevant Service Employee;

3.8.2

it will provide the Supplier and the relevant Supplier Employer with reasonable information and cooperation to ensure the relevant Supplier Employer can comply with applicable law in relation to the termination of employment of such Service Employee; and

3.8.3

the relevant Supplier Employer will not be under any obligation to terminate the employment of a Service Employee under Clause 3.7 if to do so would mean the Supplier Employer would be in breach of applicable law or applicable Supplier policies and procedures (including but not limited to applicable law relating to discrimination); provided that Supplier will promptly inform the Service Recipient of any such potential breach and the Parties shall promptly cooperate in good faith to identify and take all reasonable steps in order to remediate the potential breach as soon as reasonably practicable.

3.9

The Service Recipient will indemnify and hold harmless on an after-Tax basis, the Supplier (for itself and on behalf of each Supplier Employer) for all Losses arising out of the termination of employment of a Service Employee requested by the Service Recipient; provided that in relation to any such termination, the Supplier Employer follows any termination process required by applicable law to the extent reasonably practicable.

3.10	The Supplier shall amend Schedule 1 from time to time as needed to reflect changes to the Service Employees made pursuant to this Clause 3.

4.	Fees.

4.1

The Service Recipient shall pay or procure payment to the Supplier or a Supplier Employer as the Supplier may direct a service fee plus any Service Taxes payable thereon in accordance with Clause 11 calculated to include the cost of the items set out in Schedule 2 of this Agreement in relation to the Service Employees in the Service Jurisdictions providing the Services each month (“Services Fee”).

4.2	The Services Fee will be payable within twenty (20) Business Days following receipt of an appropriate invoice sent at or shortly after month end, prorated as appropriate.

5.	Obligations of the Supplier.

5.1

The Supplier shall (and shall procure that the Supplier Employer shall) in respect of each Service Employee: (i) prior to Closing, notify the relevant Service Employee of the Services to be provided to the Service Recipient; and (ii) subject to the Service Recipient reimbursing the Supplier Employers for reasonable costs incurred, make any declarations and promptly obtain, to the extent commercially viable and reasonable to do so, all permits or approvals from any governmental, regulatory and professional bodies as are necessary to enable that Service Employee to be engaged in the provision of the relevant Services to the Service Recipient (for and on behalf of the Supplier) and supplied to the Service Recipient for such purpose. Subject to clause 2.3, if the Supplier is unable to obtain any necessary permits or approvals, the Supplier will within a reasonable period of time inform the Service Recipient and the Parties shall promptly cooperate in good faith to identify and take all reasonable steps in order to remediate as soon as reasonably practicable The Supplier is under no obligation to provide the Services whilst the parties are seeking to remediate the situation and shall be under no obligation to provide the Services if the Parties are unable to remediate the situation. The Service Recipient will indemnify and keep indemnified on an after-Tax basis, the Supplier (for itself and on behalf of each Supplier Employer) against all Losses incurred by the Supplier and the Supplier Employers directly arising from the failure to obtain any necessary permits or approvals from any governmental, regulatory and professional bodies as are necessary to enable that Service Employee to be engaged in the provision of the relevant Services to the Service, including all Losses connected with the termination of a Service Employee’s employment as a result; provided that in relation to any such termination, the Supplier Employer follows any termination process required by applicable law to the extent reasonably practicable.

5.2

In connection with the provision of the Services, and without prejudice to Clause 6, the Supplier shall procure that the Supplier Employers shall at all times comply with all applicable laws, statutes, regulations and any applicable Supplier contracts, policies and procedures including (without limitation) those pertaining to Tax, social security and health and safety insofar as they relate to the Service Employees.

5.3

Without the provision of such documents implying the existence of any employment relationship between the Service Recipient and any Service Employees, the Service Recipient shall provide the Supplier with copies of its policies and rules that it wishes to be applicable to the Service Employees.

5.4

For the avoidance of doubt, except as expressly provided for in this Agreement, the Supplier and Supplier Employers shall not be subject to any minimum service levels of performance requirements with respect to the provision of the Services to the Service Recipient.

6.	Obligations of a Service Recipient.

6.1

The Service Recipient agrees to hold harmless and keep the Supplier and the Supplier Employers fully and effectively indemnified, on an after Tax basis, in respect of all and any Losses directly arising from the acts or omissions committed in the performance of the Services by the Supplier and Supplier Employers to the extent that such acts or omissions are controlled directly or indirectly by the Service Recipient or a member of the Service Recipient’s Group, except as may arise from the fraud, wilful misconduct and/or gross negligence of the Supplier or Supplier Employers. The Service Recipient will fully and effectively indemnify, on an after Tax-basis, the Supplier and the Supplier Employers in respect of all and any Losses against it to the extent that such Losses directly arise during the provision of the relevant Services from any act or omission of the relevant Service Recipient’s employees or agents or a member of the Service Recipient’s Group or from the acts or omissions of a Service Employee acting on the instructions of the Service Recipient.

6.2

Service Recipient and the Supplier shall immediately notify the other upon their (or a member of their Group’s) becoming aware of any circumstances which could give rise to a claim under the Supplier or Supplier Employer’s or Service Recipient’s employers’ liability insurance policy.

7.	Litigation

7.1

Supplier Employer shall control the defence and settlement of any litigation brought against the Supplier, Supplier Employer or any Affiliate thereof by or on behalf of a Service Employee. The Supplier shall procure that the Supplier Employer gives the Service Recipient the opportunity to participate in (but not control) the defence and settlement of any such litigation. The Supplier shall not, and shall procure that the Supplier Employer shall not, settle or offer, compromise, or agree to settle or compromise, or take any other action to settle or compromise any such litigation without the Service Recipient’s prior written consent (such consent not to be unreasonably withheld, conditioned, or delayed). For the purposes of this Section 7.1, Service Recipient shall not be considered an Affiliate of Supplier or any Supplier Employer.

8.	Intellectual Property Rights.

8.1

If at any time during the engagement of the Service Employees pursuant to this Agreement, Service Employees through performance of the Services first make, create, invent, or discover or participate in making, creating, inventing or discovering Intellectual Property, in which the Supplier or Supplier Employer owns or acquires an interest, the Supplier hereby assigns or shall cause Supplier Employer to assign (including by way of present assignment of all future rights in the same) to the Service Recipient all of Supplier’s or Supplier Employer’s, as applicable, rights, title and interest in the same. At the reasonable request and the expense of the Service Recipient, the Supplier shall do all reasonable things which may be necessary to perfect the assignment of such interest, and shall use reasonable endeavours, whilst the individuals are still employed by the Supplier Employer, to have Service Employees assist the Service Recipient in obtaining appropriate forms of protection for such assigned Intellectual Property in such parts of the world as may be specified by the Service Recipient and for vesting all rights in the same in the Service Recipient.

9.	Data Access and Use of Branding.

9.1

Subject to Clause 5.3 above, the Parties shall cooperate in good faith to enable each relevant Service Employee to have such access to the Supplier’s and Service Recipient’s information technology and other electronic systems as may be necessary under the circumstances to facilitate the provision of the Services. For the purposes of this Agreement the Parties further undertake to comply and take reasonable steps to ensure that their employees (including the Service Employees in the case of Supplier Employers) comply with all relevant data protection and data handling laws in place in each relevant jurisdiction in which the Services are to be supplied and/or the Service Employees are to be located.

9.2

The Parties shall cooperate in good faith to enable each relevant Service Employee to have access to such suitable Supplier and Service Recipient branding (including but not limited to email addresses, business cards and letterheads) as may be appropriate under the circumstances to facilitate the provision of the Services. The Parties’ application of this Clause 9.2 shall at all times be consistent with the underlying premise that each Service Employee remains an employee of the relevant Supplier Employer throughout the provision of the relevant Services.

10.	Termination of the Services and the Agreement.

10.1	This Agreement will terminate on the date falling [ ] ([]) calendar months following the Closing Date (the “Employee Long-stop Date”).

10.2	The Services in respect of each Service Employee will terminate on the earlier of:

10.2.1	the day immediately preceding the date on which the relevant Service Employees commence employment with a New Employer Entity (the “Employee Transfer Date”); and

10.2.2	the Employee Long-stop Date.

10.3

The Parties agree that the Employee Transfer Date for Service Employees based in the same Service Jurisdiction will be the same date save where an extension is required in accordance with paragraph 15(c) of the Merger Agreement.

10.4	Unless otherwise agreed in writing between the Parties, the Service Recipient shall provide the Supplier with 10 weeks’ prior written notice of the Employee Transfer Date.

10.5

The Parties acknowledge that the intention is for the Service Employees to transfer to a New Employer Entity and where CombineCo does not make, or procure that a New Employer Entity makes, the Service Employee an offer of employment in accordance with the terms of Section 15 of Annex C of the Merger Agreement, CombineCo indemnifies and keeps indemnified the Supplier’s Group in accordance with Section 18 of Annex C of the Merger Agreement, which will include for those Losses incurred by the Supplier Employer in terminating the employment of the Service Employee.

10.6	The Supplier (on the one hand) or the Service Recipient (on the other hand) may terminate this Agreement without notice if:

10.6.1	the other Party (the “Party in Breach”) is in material and/or persistent breach of its obligations under this Agreement;

10.6.2	the relevant Party notifies the Party in Breach in writing of such breach and of the steps required to remedy it; and

10.6.3	the Party in Breach fails to remedy the relevant breach within 30 days.

10.7

Where this Agreement is terminated in accordance with Clause 10.6 by the Supplier, the Supplier Employer shall be entitled to terminate the employment of the Service Employees, and thereupon the Service Recipient will indemnify and keep indemnified, on an after-Tax basis, the Supplier (for itself and on behalf of a Supplier Employer) for all Losses occasioned by it in connection with such termination of employment; provided that in relation to any such termination, Supplier Employer follows any termination process required by applicable law to the extent reasonably practicable.

10.8

Any expiration or termination of this Agreement does not affect any payment or reimbursement obligation hereunder accrued on or before the Termination Date or the indemnification obligations hereunder, which obligations shall survive the expiration or termination of this Agreement.

11.	Tax.

11.1

All sums payable by the Service Recipient under this Agreement shall be deemed to be exclusive of sales, use, value added, goods and services, transfer, receipts, consumption or other similar Taxes chargeable on or in respect of the fees or Services delivered hereunder, (such Taxes, but excluding any interest, penalties or additional amounts imposed with respect thereto, “Service Taxes”) regardless of whether such Service Taxes are invoiced with the applicable fee payment, payable directly by the Service Recipient to a tax authority, added retroactively or subsequently imposed in connection with any Tax claim, assessment or other Tax proceeding. If under this Agreement the Supplier makes, or has made, a sale to the Service Recipient for Service Taxes purposes and Service Taxes are or become chargeable on that sale for which the Supplier is liable to account to the relevant tax authority, then the Service Recipient shall pay to the Supplier a sum equal to the amount of the Service Taxes chargeable in addition to, and at the same time as, the consideration payable for the sale (in which case, the Supplier shall provide a valid Service Taxes invoice to the Service Recipient at the same time) or, where the consideration for that sale has already been paid, promptly against delivery of an invoice with respect thereto. If the Service Recipient is exempt from any such Service Taxes, the Service Recipient shall furnish the Supplier with a valid and properly completed resale or exemption certificate as required under applicable law.

11.2

Where, under the terms of this Agreement, one Party (for the purposes of this Clause 11.2 only, the “Payor”) is liable to indemnify or reimburse another Party (for the purposes of this Clause 11.2 only, the

“Payee”) in respect of any costs, charges or expenses, the payment made by the Payor shall include an amount equal to any Service Taxes thereon for which the Payee reasonably determines that it is not entitled to credit or repayment.

11.3

If any deduction or withholding for or on account of Tax is required by law from any payment by the Service Recipient under this Agreement the Service Recipient shall be entitled to deduct and withhold from such payment to the extent required by applicable law.

11.4

If any applicable law requires the deduction or withholding of any Tax from any payment by the Service Recipient, then the sum payable by the Service Recipient shall be increased as necessary so that after such deduction or withholding has been made, the Supplier receives an amount equal to the sum it would have received had no such deduction or withholding been required; provided, however, if the Supplier determines acting reasonably in good faith that it received a refund or obtained and utilised a credit for any Tax deducted or withheld by the Service Recipient, the Supplier shall promptly pay the amount of such refund or the amount of Tax actually saved in consequence of the utilisation of such credit to the Service Recipient. To the extent the Supplier delivers to the Service Recipient such properly completed and executed documentation as will permit any payment to be paid without deduction or withholding or at a reduced rate of deduction or withholding, the Service Recipient will reduce or eliminate such deduction or withholding in accordance with applicable law.

12.	Miscellaneous.

12.1

The Supplier, the Supplier Employers and the Service Recipient may enforce the terms of this Agreement pursuant to the Contracts (Rights of Third Parties) Act 1999. No other party (including for the avoidance of doubt the Service Employees) may enforce the terms of this Agreement.

12.2	This Agreement and the Merger Agreement supersedes all previous agreements and arrangements (if any) made between the Parties in respect of the provision of the Services.

12.3	The Parties agree that nothing in this Agreement limits or impacts the effect of Annex B of the Merger Agreement.

12.4

Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings set forth for such terms in the Merger Agreement. For the purposes of this Agreement the following words and phrases shall have the following meanings:

“Employee Long-stop Date” means as defined at Clause 9.1 of this Agreement;

“Group” means, in respect of either Party, any other person, partnership or body corporate that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Party. For the purposes of this definition, control of a person, partnership or body corporate means the power (direct or indirect) to direct or cause the direction of the management and policies of such person, partnership or body corporate, whether through ownership of voting securities or ownership interests, by contract or otherwise, and specifically with respect to a partnership or body corporate means direct or indirect ownership of more than 50% of the voting securities in such body corporate or of the voting interest in a partnership;

“Losses” means all losses, penalties, liabilities, costs (including legal costs and experts’ and consultants’ fees), charges, expenses, actions, proceedings, claims and demands;

“Party” means, individually, the Supplier and the Service Recipient (collectively, the “Parties”);

“Service Jurisdictions” means [Applicable jurisdiction to be completed] (each, individually, a “Service Jurisdiction”);

“Supplier Employer” means [To be completed once STSA employees are identified]; and

“Tax” means any form of taxation or other levy, duty, charge, contribution, withholding or impost in the nature of a tax (including any related fine, penalty, surcharge or interest).

12.5

Any notice to be served on either of the Parties by the other shall be sent by pre-paid first class post, by email or by facsimile transmission to the last known address of the party to whom it is sent and shall be deemed to have been received by the addressee within 48 hours of posting or 24 hours if sent by email or facsimile transmission to the correct facsimile number or email address of the addressee Party.

12.6

No Party shall be entitled to assign or subcontract any of its rights, duties or obligations under this Agreement to any third party without written consent of the other Party. For the avoidance of doubt this does not restrict the provision of Services by the Supplier Employers.

12.7

This Agreement may be executed in any number of counterparts, and by each Party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart signature page of this Agreement by email or fax shall be as effective as delivery of a manually executed counterpart of this agreement. In relation to each counterpart, upon confirmation by or on behalf of the signatory that the signatory authorises the attachment of such counterpart signature page to the final text of this Agreement, such counterpart signature page shall take effect together with such final text as a complete authoritative counterpart.

12.8	This Agreement is governed by and shall be construed in accordance with the laws of England and Wales. The parties to this Agreement submit to the exclusive jurisdiction of England and Wales.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the Parties as of the date first written above.

SERVICE RECIPIENT:

TORO COMBINECO, INC.

By:
Name:
Title:

SUPPLIER:

[RELEVANT IVORY ENTITY]

By:
Name:
Title:

SCHEDULE 1

LIST OF SUPPLIER EMPLOYERS

Supplier Employer	Supplier Employees
(1) [SUPPLIER PARTY]	[Employee Number] [Employee Title]

SCHEDULE 2

ITEMS TO BE INCLUDED IN SERVICE FEE

Supplier Employer	Items to be included in Service Fee
1. [The Netherlands]	With respect to Service Employees, amounts reasonably incurred by Supplier Employers or Supplier for salaries, hourly rates, overtime, bonuses, commissions, allowances, sick pay, vacation pay, holiday pay, pay for other leave types (including without limitation parental leave), expense reimbursement, workers’ compensation charges, commuting costs, payments related to use of a company car, defined contribution pensions, benefits (including employee benefits plans, programmes and arrangements), employment Taxes (including without limitation the full cost of any employer provided portion of employment and/or payroll taxes, medicare, disability, social security and other similar Taxes or contributions), legally required insurance (if any), termination related payments (including statutory severance payment), other applicable taxes and employer social security premiums, fines, penalties or surcharges, the costs of any perquisites provided to the Service Employees and all other documented out-of-pocket costs, including legal fees and disbursements reasonably incurred by the Supplier Employer or the Supplier in providing the Services. Any amount paid in satisfaction of a Service Employee’s entitlements at the date of the STSA or related to employing the Service Employees on their current terms will be considered to be an amount reasonably incurred by the Supplier Employer.

2.

3.

4.

5.

Annex K

Dated as of [•], 2024

INFORMA GROUP LIMITED

and

TECHTARGET, INC.

FORM OF

REVERSE TRANSITIONAL SERVICES AGREEMENT

EXHIBITS

Exhibit A	Services; Fees; Term
Exhibit B	Change Request Form
Exhibit C	Sub-Services Agreements

THIS REVERSE TRANSITIONAL SERVICES AGREEMENT (this “Agreement”), dated as of [], 2024 (the “Effective Date”), is made by and between TECHTARGET, INC., a Delaware corporation (“Provider”), formerly known as TORO COMBINECO, INC., and INFORMA GROUP LIMITED, a private company organized under the laws of England and Wales (“Recipient”) (each a “Party”, and together the “Parties”).

RECITALS

WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of January 10, 2024 (the “Merger Agreement”), by and among Provider, Recipient, Toro Acquisition Sub, LLC, Informa PLC, Informa US Holdings Limited, and Informa Intrepid Holdings Inc., at a closing held on the date hereof, among other things Informa US Holdings Limited contributed all of the issued and outstanding shares of capital stock of Informa Intrepid Holdings Inc., plus cash, to Provider, in exchange for shares of CombineCo Common Stock;

WHEREAS, as an accommodation to Recipient, Provider has agreed to perform the Services for certain periods following the Effective Date for the benefit of Recipient with respect to Recipient’s operation of the business of Recipient and its Affiliates (the “Business”) after the Closing; and

WHEREAS, the execution and delivery of this Agreement at the Closing were required by the Merger Agreement.

NOW, THEREFORE, effective as of the Effective Date, in consideration of the premises, and of the representations, warranties, covenants, and agreements contained herein, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Defined Terms.

(a) Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings set forth for such terms in the Merger Agreement. As used in this Agreement, the following terms shall have the meanings ascribed to them in the corresponding section of this Agreement set forth below:

Access Codes	Section 7.2(a)
Actual Cost	Section 2.8(d)
Additional Service	Section 2.8(b)
Agreement	Preamble
Change Request	Section 11.1
Consents	Section 2.5
Controlling Party	Section 16.2(b)
Coordinator	Section 5.1
Data Protection Law	Section 14.2
Effective Date	Preamble
Emergency Shutdown	Section 7.5
Excluded Services	Section 2.8(a)
Force Majeure	Section 18.13
Indemnified Party	Section 16.2(a)
Indemnifying Party	Section 16.2(a)
Licensed Facility	Section 2.10(a)
Licensee	Section 10.2
Licensor	Section 10.2

Merger Agreement	Preamble
Migration Plan	Section 4.2(a)
New IP	Section 10.1
New Recipient IP	Section 10.1
Non-emergency Shutdown	Section 7.5
Omitted Service	Section 2.8(a)
Property Services	Section 2.10(a)
Provider	Preamble
Provider Indemnified Party	Section 16.1(b)
Provider Tenant	Section 2.10(a)
Recipient	Preamble
Recipient Data	Section 14.2
Recipient Indemnified Party	Section 16.1(a)
Reference Period	Section 2.3
Regulatory Change	Section 11.2(a)
Security Incident	Section 7.4
Service	Section 2.1
Service Fee	Section 13.1
Service Taxes	Section 13.4
Service Term	Section 8.1
Service Termination Date	Section 8.1
Services Standard	Section 2.9
Subcontractor Performance Failure	Section 15.3
Sub-processor	Section 14.2
Third Party	Section 2.10(c)(iv)
Third Party Claim	Section 16.1
Third Party Provider	Section 2.5
Transition Period	Section 8.1
TSA Equipment	Section 6.1

(b) Construction. Any reference to a Person includes such Person’s successors and permitted assigns. Any reference in this Agreement to an “Article,” “Section” or “Exhibit” refers to the corresponding Article, Section or Exhibit of or to this Agreement, unless the context indicates otherwise. The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement, unless otherwise provided for herein, and the words “date hereof” refer to the date of this Agreement. The table of contents and the headings of Articles, Sections and Exhibits are provided for convenience only and are not intended to affect the construction or interpretation of this Agreement. All words used in this Agreement are to be construed to be of such gender or number as the circumstances require. The words “including,” “includes,” or “include” are to be read as listing non-exclusive examples of the matters referred to, whether or not words such as “without limitation” or “but not limited to” are used in each instance. The words “either,” “or,” “neither,” “nor,” and “any” are not intended to be exclusive, unless otherwise specifically provided for herein. The words “to the extent” mean “the degree to which” and not simply “if.” Where this Agreement states that a Party “shall,” “will” or “must” perform in some manner or otherwise act or omit to act, it means that the Party is legally obligated to do so in accordance with this Agreement. Any reference to a statute is deemed also to refer to any amendments or successor legislation as in effect at the relevant time. Any reference to a Contract or other document as of a given date means the Contract or other document as amended, supplemented and modified from time to time through such date. The words “asset” and “property” are to be read as having the same meaning and effect and as referring to all tangible and intangible assets, properties and rights, including cash, securities, accounts, contract rights and real and personal property. References to “written” or “in writing” include electronic form. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the next succeeding Business Day. When calculating the period of time before which, within which or following which any action under this Agreement is required to be done or taken, the day that is the reference date in calculating such period shall be excluded and the last day of such period shall be included; provided that if the last day of such period is not a Business Day, the next succeeding Business Day shall be deemed to be the last day of the period. Where used with respect to any information or document, “made available,” “provided,” “delivered” or “furnished” (or any other word or phrase of similar meaning as any of the foregoing), means that the information or document referred to has been physically or electronically delivered to the relevant Parties, including, in the case of information or documents “made available,” “provided,” “delivered” or “furnished” (or any other word or phrase of similar meaning as any of the foregoing) to Purchaser, information or documents that have been posted in the Data Room, or has been publicly disclosed prior to the date hereof.

ARTICLE 2

DESCRIPTION OF SERVICES

Section 2.1 Services. During the Service Term and otherwise subject to the terms and conditions of this Agreement, Provider shall provide, or cause to be provided, to Recipient and its Affiliates the services set forth on Exhibit A to this Agreement (each service, a “Service” and, collectively, the “Services”) in each case in accordance with the Services Standard.

Section 2.2 Scope of Services. Recipient acknowledges that during the Transition Period, Provider may be providing similar services, and/or services that involve the same resources, as those used to provide the Services, to its internal organizations, Affiliates and to third parties, and, accordingly, Provider reserves the right to reasonably supplement, modify, substitute or otherwise alter the Services or the manner in which such Services are provided in connection with changes to its internal organization, relocation of the Services, outsourcing of a particular Service, responding to a reasonably plausible security threat or protecting its intellectual property (including, confidential information); provided that Provider or its Affiliates (i) are making similar changes in performing similar services for their own Affiliates or in performing similar services for the Business, and (ii) if applicable, furnish to Recipient substantially the same notice (in content and timing) as Provider or its Affiliates shall furnish to their own Affiliates with respect to such changes; and provided further that if any such change is reasonably likely to have a material adverse effect on the provision of the Services in accordance with the Service Standards, Provider will give Recipient at least sixty (60) days advance notice if practicable prior to implementing any such change and upon Recipient’s request, Provider will cooperate in good faith with Recipient to identify, and if commercially feasible, to implement, a work-around or other alternative arrangement for any affected Service.

Section 2.3 Limitation to Services. Recipient acknowledges and agrees that the Services are intended only to be transitional in nature and shall be furnished by Provider only during the Transition Period and solely for the purpose of accommodating Recipient in connection with the transactions contemplated by the Merger Agreement. Notwithstanding anything to the contrary contained in this Agreement or in the exhibits attached to this Agreement, Provider shall have no obligation under this Agreement to (i) provide Services to any Person other than Recipient and its Affiliates, (ii) engage in any unlawful activity, (iii) provide Services that would reasonably be expected to result in a violation of any applicable law or regulation, (iv) disclose any information that would be reasonably likely to result in the loss of attorney-client privilege or similar privilege (provided that Provider will use commercially reasonable efforts to make substitute disclosure arrangements that would not result in the loss of such privilege), (v) implement systems, processes, technologies, plans or initiatives developed, acquired or utilized by Provider or its Affiliates after the Effective Date, if such systems, processes, technologies, plans or initiatives were not utilized by Provider or its Affiliates during the six (6) month period immediately prior to the Effective Date (such period, the “Reference Period”), or (vi) subject to the provisions of Section 2.5, provide a Service when Consent from a Third Party Provider has not been obtained.

Section 2.4 Recipient Cooperation. Recipient agrees to cooperate in good faith and to use commercially reasonable efforts to effectuate the timely and orderly transition of the Services from Provider to Recipient prior to the end of the applicable Service Term for each Service. Recipient acknowledges that the Services are being furnished in support of Recipient’s personnel. Recipient shall use commercially reasonable efforts to have sufficient resources available to it at the end of each Service Term to perform the applicable Services (or have such Services performed) without the involvement of Provider, its Affiliates or any of its or their employees or agents. Recipient shall and shall cause its Affiliates to permit Provider, its Affiliates and its and their respective employees and agents (including any applicable Third Party Provider) reasonable access during regular business hours (or otherwise upon reasonable prior notice) to such facilities, data and personnel as are involved in receiving or overseeing the Services, and records as reasonably requested by Provider to facilitate Provider’s performance of this Agreement.

Section 2.5 Third Party Consents. Provider shall use commercially reasonable efforts to obtain any consents, approvals or amendments to existing agreements of Provider with any third party vendor, landlord or subcontractor (“Third Party Provider”) necessary to allow it to provide the Services to Recipient (the “Consents”). Subject to provisions below in this Section 2.5, in the event that Provider is not able to obtain any Consent, Provider shall not be obliged to provide the relevant Services as long as such Consent has not been granted. Subject to the foregoing in this Section 2.5, in the event that any Consents are not obtained, or if a Consent is conditioned on payment of a fee to the Third Party Provider or an increase in the fees payable under Provider’s contract with the Third Party Provider or other onerous terms, then Provider will notify Recipient prior to committing to pay any such fee or increase and upon Recipient’s request, Provider will cooperate in good faith with Recipient to (i) negotiate with the Third Party Provider to minimize any such fee or increase and to arrange reasonable terms for such fee or increase in order to obtain the Consent and provide the applicable Services and/or (ii) to identify, and if commercially feasible, to implement, a work-around or other alternative arrangement for any affected Service, provided that (i) Provider shall not be required to relinquish or forbear any rights in connection with obtaining any Consents; and (ii) Recipient acknowledges that any such work-around or alternative arrangement may adversely impact the standards for provision of such Service set forth in this Agreement, and Provider shall not be liable for any breach of such applicable service standards set forth in this Agreement that results from the adoption of any such work-around or alternative arrangement. Any fees or increases in fees that become payable to a Third Party Provider as set forth in this Section 2.5 will be treated as Out-of-Pocket Charges subject to the provisions of Section 13.2. This Section 2.5 shall apply mutatis mutandis where a Service in whole or in part is provided by a Third Party Provider and Provider’s contract with such Third Party Provider expires or terminates any time after the Effective Date for any reason other than Provider’s breach.

Section 2.6 Designation of Personnel. Provider shall have the right, in its sole discretion, to (i) designate which personnel it will assign to perform any Service and (ii) remove and replace such personnel at any time, except that in the case of each of clause (i) and (ii), Provider shall not designate, remove, replace or otherwise allocate any such personnel in a manner that would adversely affect the ability of Provider to perform its obligations under this Agreement in accordance with the Service Standards; provided, however, Provider shall have no obligation to replace any TSA Employee that has been hired or engaged by Recipient or any of its Affiliates and Recipient acknowledges that in such a case the Service Standard shall be modified in accordance with Section 18.6. In performing their respective duties hereunder, all personnel of Provider shall be under its sole direction, control and supervision, and Provider shall have the sole right to exercise all authority with respect to the employment (including termination of employment), assignment and compensation of such personnel.

Section 2.7 Services Performed by Affiliates and Third Parties. Provider shall have the right to perform the Services itself or through any Affiliate or through any Third Party Provider at no additional cost to Recipient, without the prior written consent of Recipient. Provider shall in all cases remain responsible for (i) the provision of the applicable Services to Recipient in accordance with the Services Standard, (ii) the performance by any Third Party Provider of any delegated Services, and (iii) any actions of any Third Party Provider providing such delegated Services, including any breach of the terms of this Agreement. Without limiting the foregoing in this Section 2.7, in the event of any reduction in the standard of performance of, or other adverse incident relating to the Services (or part thereof) provided or supported by Third Party Providers, that comes to the attention of

Provider (including where Provider has been notified by Recipient of such reduction in the standard of performance or other adverse incident), Provider shall: (x) promptly notify Recipient of the same; (y) to the extent available, provide Recipient with all information reasonably requested in order to evaluate the issue or incident; and (z) use commercially reasonable efforts (in consultation with Recipient) to promptly remediate the issue or incident with the relevant Third Party Provider.

Section 2.8 Other Services.

(a) Commencing on the Effective Date and for six (6) months thereafter, the Recipient may identify any service (the “Excluded Services”), that: (i) had been provided prior to the Effective Date; or (ii) that, due to the separation of the Business from the business of Provider, is reasonably necessary to continue to conduct the Business in substantially the manner as the Business was conducted, in the case of each of clause (i) and (ii), during the Reference Period, but that is not included as a Service set forth this Agreement, including in accordance with Section 2.2 (each such service, an “Omitted Service”).

(b) Upon request by Recipient at any time during the Term, Provider shall provide any Omitted Service. For the avoidance of doubt, the Provider shall have no obligation to provide any Excluded Service. Provider shall negotiate in good faith with Recipient regarding the provision of, but shall have no obligation to provide, any Omitted Service that was not provided during the Reference Period (each, an “Additional Service”).

(c) Provider and Recipient shall negotiate in good faith the terms applicable to any Omitted Service or Additional Service, including the applicable Service Term therefor. The terms and conditions agreed upon in respect of any Omitted Service (or Additional Service if agreed) shall be agreed upon pursuant to an amendment to this Agreement and thereafter shall constitute part of the Services.

(d) Any negotiations relating to Omitted Services or Additional Services may include providing for the reimbursement of any reasonable, documented out-of-pocket costs and expenses incurred in connection with the continuation of any service, or assisting in the transition, in all cases, in accordance with the terms of this Agreement, provided, however, that Provider shall provide or cause to be provided all Omitted Services at Provider’s Actual Cost. “Actual Cost” means the actual cost (without mark-up) to Provider of delivering such Services, which shall include (A) employee and administrative costs, and (B) the third-party costs and expenses, incurred by Provider in providing such Services.

Section 2.9 Services Standard. Recipient acknowledges that Provider is not in the business of providing services to third parties and is entering into this Agreement only for the purpose of facilitating the transactions described in the Merger Agreement. Provider shall, and shall cause its Affiliates to, perform the Services in substantially the same manner and at substantially the same level of service (including, as applicable, with respect to type, frequency, quality, quantity, priority, timeliness and geographic scope) as compared with the manner in which such Services were provided to the Business at Closing and with substantially the same degree of skill, care and diligence as provided by Provider at Closing (the “Services Standard”). Recipient acknowledges that the timely completion of any Service by Provider or its Affiliates may depend upon the provision of information, documentation, products and/or services by Recipient or its Affiliates, and that Provider shall not be responsible for the failure to provide such Service to the extent that such failure results from the failure of Recipient or its Affiliates to provide such information, documentation, products and/or services to Provider or its Affiliates. Under no circumstances shall Provider, its Affiliates or its or their respective employees or agents (including subcontractors) be held accountable to a greater standard of care, efforts or skill than the Services Standard. Recipient acknowledges and agrees that the Services do not include the exercise of business judgment or general management for Recipient or any of its Affiliates. Recipient further acknowledges and agrees that the Services Standard may change from time to time pursuant to Section 18.6. Without limiting any relevant Services Standard: (i) Provider will provide to Recipient reasonable advance notice of any potential interruption, scheduled or unscheduled, that is reasonably likely to interrupt or otherwise affect any Service to be provided by Provider hereunder; and (ii) Recipient will not be obligated to pay any Fees with respect to any period that the Services are interrupted or not provided. Provider shall use commercially reasonable efforts to avoid any inability to provide the Services.

Section 2.10 Property Services.

(a) Recipient shall be entitled to use and occupancy of the desk spaces identified in Exhibit A within the properties identified in Exhibit A (collectively, the “Licensed Facilities” and each a “Licensed Facility”) as licensee of the relevant tenant of the relevant Licensed Facility (each such relevant tenant, the “Provider Tenant”) and receive from the applicable Provider Tenant, at no cost to Recipient (except for Service Fees due in respect of such Licensed Facility to the extent required under this Agreement), the associated property services identified in Exhibit A (which shall not extend to: (i) in the case of security, security services in relation to the areas of the applicable Licensed Facility that are specific to Recipient to the exclusion of other tenants and (ii) in the case of maintenance services, those services that have not been historically provided or that are not within the scope of customary maintenance of ordinary wear and tear) (collectively, the “Property Services”) only from and including the Effective Date to and including the earliest of:

(i) the date of termination by Recipient of certain Property Services identified in Exhibit A or parts thereof (provided such termination by Recipient with respect to certain Property Services or parts thereof shall not effect a termination of any other Property Services);

(ii) the date, if any, on which Recipient is obliged to cease occupation of the Licensed Facility pursuant to Section 2.10(d); and

(iii) the date of expiration or any other earlier termination of the relevant lease or sublease pursuant to which Provider Tenant leases or subleases the relevant Licensed Facility.

(b) Nothing in this Section 2.10 is intended by the Parties and is not to be interpreted as creating any legal demise or any rights in any Licensed Facility greater than a license. Each Provider Tenant shall retain control, possession and management of the relevant Licensed Facility.

(c) In relation to the desk space to be provided within the Licensed Facilities, Recipient shall:

(i) ensure that any employees, consultants or sub-contractors of Recipient or any of its Affiliates, comply in all material respects with (x) all applicable Laws that relate to their access and use of the Licensed Facilities, including those relating to environmental and workplace safety matters; and (y) Provider’s (or the relevant Provider Tenant’s) and the landlords’ respective applicable site rules, regulations, policies and procedures, in each case, as are made available in writing to Recipient;

(ii) keep the desk spaces clean and tidy and ensure that they are used for office purposes only;

(iii) not make any alterations to any part of the Licensed Facility;

(iv) not sub-license any of the desk spaces or grant permission for any Person other than Provider, Recipient, or its or their Affiliates (each a “Third Party”) to use the same;

(v) maintain the following levels of insurance in respect of each such Licensed Facility as follows: (i) commercial general liability insurance policy with limits of not less than $16,000,000 USD per each occurrence and (ii) bodily injury and damage to property insurance policy with limits of not less than $16,000,000 USD per each occurrence; and

(vi) vacate and ensure Recipient and all employees, consultants or sub-contractors of Recipient vacate the relevant Licensed Facility upon termination of the Property Services in respect of such Licensed

Facility and deliver such Licensed Facility over to Provider or the relevant Provider Tenant, as applicable, in materially the same repair and condition as at the Effective Date, ordinary wear and tear and damage caused by Provider Tenant (and any of its employees, agents, and contractors) excepted.

(d) If the landlord of any Licensed Facility notifies Provider Tenant of its objection to the occupation of the relevant Licensed Facility by Recipient, Provider may serve notice on Recipient that it proposes to terminate the Property Services in relation to such Licensed Facility, following which:

(i) Recipient shall vacate the Licensed Facility as soon as reasonably practicable; and

(ii) Provider shall issue to Recipient a pro-rated refund of any Fees paid in respect of such Licensed Facility; and

(iii) without prejudice to either Party’s rights or remedies set forth in this Agreement, Provider and Recipient shall have no further liabilities to the other in respect of the provision of Property Services in respect of the relevant Licensed Facility.

(e) If a Provider Tenant relocates from a Licensed Facility to new premises (including due to a change in strategy or market conditions), Provider shall:

(i) give advanced notice to Recipient of the relocation; and

(ii) at the request of Recipient, procure that the Property Services which were to be provided at the former Licensed Facility are provided within such new premises.

(f) Recipient shall ensure that any employees, consultants or sub-contractors of Recipient or any of its Affiliates that have access to any Licensed Facility comply with the obligations of Recipient hereunder and immediately notify Provider if they suspect or determine that a security or other incident has occurred at any Licensed Facility. Recipient shall also immediately notify Provider if it becomes aware of any such incident. Without limiting the generality of the foregoing, Recipient shall cooperate and assist Provider in any investigation, mitigation and remediation efforts relating to any such incident.

ARTICLE 3

RECIPIENT’S OBLIGATIONS

Section 3.1 Obligations. Without limiting any of Recipient’s other obligations set forth in this Agreement, Recipient shall also:

(a) only use the Services: (i) in a reasonable and responsible manner; and (ii) for substantially the same purposes as during the Reference Period;

(b) perform all actions reasonably required by Provider in order for Provider or its designee to perform the Services and for Recipient to receive the benefit of the Services;

(c) not use any Services in breach of any applicable Laws;

(d) not resell any of the Services to any person whatsoever or permit the use of the Services by any Third Party other than in connection with the conduct of the business of Recipient in the ordinary course consistent in all material respects with past practice;

(e) comply with all provisions applicable to Recipient contained in each Third Party Agreement reasonably notified to Recipient in advance; and

(f) cooperate with Provider and provide it with such information and assistance as Provider shall reasonably request them to provide or the landlord of any Licensed Facility may require in connection with obtaining any Third Party Consent.

Section 3.2 No Liability for Delay. Provider shall have no liability for any failure to provide or delay in providing the Services in accordance with the terms of this Agreement solely to the extent such failure or delay results from the failure of Recipient to comply with its obligations and responsibilities under this Agreement.

Section 3.3 Recipient Affiliates. Recipient shall ensure that its Affiliates who use or receive the benefits of the Services where permitted pursuant to this Agreement shall comply with all restrictions and obligations to which Recipient is subject under this Agreement, including those in this Article 3, as if that Affiliate was Recipient, and shall be liable to Provider for any failure by any such Affiliate to comply to the same extent as if such failure was by Recipient itself.

Section 3.4 Failure or Interruption at Licensed Facilities. Provider shall not be responsible for any failure or interruption, of the services or facilities supplied at the Licensed Facilities by the landlord of any Licensed Facility or otherwise, including, without limitation, heat, ventilation, air conditioning, electricity, water, elevator service and cleaning service, if any; and no failure to furnish, or interruption of, any such services or facilities shall give rise to any (a) abatement, diminution, or reduction of Recipient’s obligations under this Agreement, or (b)  liability on the part of Provider.

ARTICLE 4

MIGRATION PLAN

Section 4.1 Migration Responsibility. Recipient acknowledges that it is ultimately responsible for achieving the migration from the use of the systems, operations, processes and platforms of Provider as further set out in this Agreement to its own systems, operations, processes and platforms at least with respect to the applicable Service by the applicable termination date.

Section 4.2 Migration Plan.

(a) After the Effective Date, the Parties will jointly and in good faith develop a proposed migration plan for the Services (the “Migration Plan”). Unless otherwise mutually agreed, the Migration Plan will include: (a) a draft schedule of migration steps (which shall include data, skill and knowledge transfer to Recipient), (b) the timing of completion for each migration step, and (c) the responsibilities of Provider and Recipient and any Third Party Provider, with the objective of completing the separation and migration within the term of this Agreement. Each Party will bear its own costs in connection with the creation of the Migration Plan.

(b) Recipient will prepare the initial draft of the Migration Plan and submit that to the Provider for review promptly after the Effective Date. Provider shall review the Migration Plan and provide reasonable assistance to Recipient in finalizing the Migration Plan within thirty (30) days of receipt of the initial draft, but any comments on the Migration Plan provided by Provider shall not be considered advice and Provider shall have no liability if Recipient implements or acts on Provider’s comments.

(c) Each Party’s written agreement shall be required in respect of any obligations on such Party under the Migration Plan, including the timing of such obligations and the level of resource required to be committed by such Party, which written agreement shall be deemed to be given in respect of any obligations of a Party set out in the Migration Plan once such Party has provided its written sign-off on the Migration Plan. Provider is under no obligation to accept any responsibility given to it under the Migration Plan that would require: (i) Provider to become exposed to any material operational, legal, financial or regulatory risk to which Provider has not been exposed or would not reasonably expect to be exposed in connection with the conduct of the Business prior to the

Effective Date; or (ii) Provider to implement Recipient’s migration effort, except that Provider may be required by Recipient to extract from databases under the control of Provider, and hand over to Recipient on migration of a relevant Service, reasonable Recipient Data (excluding unstructured and/or archived data) processed by Provider in connection with that Service, provided that (a) Recipient shall pay all Provider’s internal and external costs of doing so as set forth in Exhibit A or a Change agreed to by Recipient; and (b) such Recipient Data shall be provided in the same format as the format in which that Recipient Data was stored by or on behalf of Provider as at the date on which it is handed over to Recipient.

(d) Once the Migration Plan has been agreed as set out above, the Parties shall perform the obligations given to them in the Migration Plan in accordance with the timetable set out in the Migration Plan.

(e) The Parties shall and shall procure that the relevant members of their respective teams, comply with their obligations in the Migration Plan.

ARTICLE 5

ACCESS; COORDINATION; LOCATION OF SERVICES PROVIDED

Section 5.1 Coordination. Recipient and Provider hereby each designate the following individuals to act as its respective coordinator (a Party’s “Coordinator”) for purposes of this Agreement:

(a) Coordinator for Recipient:

Name: Title: Phone: Email:	[ ] [ ] [ ] [ ]

(b) Coordinator for Provider:

Name: Title: Phone: Email:	[ ] [ ] [ ] [ ]

The Coordinators will be primarily responsible for liaising between Provider and Recipient with respect to the coordination and performance of all Services and be of sufficient authority and expertise to be able to make decisions in the ordinary course under this Agreement. The Parties will use good faith efforts to cooperate with each other in all matters relating to the provision and receipt of the Services hereunder. The Coordinators may appoint certain personnel who will serve as primary contact persons for specific Services described in Exhibit A. A Party may add an additional Coordinator or change its Coordinator by providing written notice to the other Party. The Coordinators will meet (in person or via telephone conference) on at least a monthly basis to discuss matters under this Agreement. The Coordinators will mutually agree on any additional operational governance that may be required to: (i) facilitate the effective and timely delivery of Services; (ii) assist in the resolution of any operational issues or related disputes; and (iii) help ensure the effective communication, cooperation and information exchanges between the Parties. Any and all communications related to the Services provided hereunder, other than those day-to-day communications and billings relating to the actual provision of the Services, shall be communicated to the other Party through such Party’s Coordinator (or their designees, as authorized in writing).

Section 5.2 Location of Services Provided; Travel Expenses. Provider shall provide the Services to Recipient or its applicable Affiliate from locations of Provider’s choice unless the Services are required to be performed at a specific location identified in Exhibit A. Should the provision of any services other than the Services require any personnel of Provider, its Affiliates or its or their subcontractors to travel beyond twenty-five (25) miles from his or her employment location, and Provider is unable to reasonably procure any qualified personnel of Provider, its Affiliates or any of its or their subcontractors within such twenty-five (25) mile distance, Recipient shall reimburse Provider for all reasonable pre-approved travel-related costs, consistent with Provider’s travel policy.

ARTICLE 6

TITLE TO EQUIPMENT; MANAGEMENT AND CONTROL

Section 6.1 TSA Equipment. All systems, tools, equipment, facilities and other resources owned and used by Provider in connection with the provision of Services hereunder (collectively, “TSA Equipment”) will remain the property of Provider and, except as otherwise provided in this Agreement, will at all times be under the sole direction and control of Provider.

Section 6.2 Management and Control. Except as otherwise provided in this Agreement, management of and control over the provision of the Services (including the determination or designation at any time of the TSA Equipment and other resources of Provider to be used in connection with the provision of the Services) will reside solely with Provider; provided that the level and manner of the Services provided shall be in accordance with Article 2. Without limiting the generality of the foregoing or Section 2.6 of this Agreement, all labor matters relating to any employees of Provider will be within the exclusive control of Provider, and Recipient shall not take any action affecting such matters.

ARTICLE 7

ACCESS AND SECURITY

Section 7.1 Access to Recipient’s Materials and Premises. Recipient shall make available on a timely basis to Provider all information and materials reasonably requested by Provider to enable it to provide the Services hereunder. Recipient shall give Provider (and its officers, employees, agents or representatives) reasonable access, during regular business hours and at such other times as are reasonably required, to Recipient’s premises or the premises of the Business for the purpose of providing the Services hereunder. While on Recipient’s premises, Provider will, and will cause all contractors and personnel and personnel of Provider to comply in all material respects with Recipient’s standards, policies and procedures with respect to the use of and conduct on such premises, as such standards, policies and procedures as provided to Provider by Recipient and as they may be amended by Recipient from time to time and provided to Provider by Recipient. Provider will be responsible for any violation of such Recipient standards and policies by any contractor or personnel of Provider.

Section 7.2 IT Services.

(a) Where the provision of a Service includes making access available to Provider’s network and/or associated computer applications, Provider will provide to Recipient such information, including network addresses, user logins, passwords and/or access cards (“Access Codes”) only to the extent necessary to provide the Services in accordance with this Agreement. Provider shall not be required to provide access to Provider’s network and/or associated computer applications (or make Access Codes available) for any individual except to the extent that they: had access to such network and/or associated computer applications prior to the Effective Date. Provider may alter any and all of the Access Codes without notice to Recipient where it considers it reasonably necessary in the interests of security. Provider shall give Recipient as much advance notice of any such alteration of Access Codes as reasonably practicable and shall use commercially reasonable efforts to minimize or mitigate the impact of such change on the Services. Recipient must take reasonable precautions to keep Access Codes confidential and must only disclose Access Codes to those of its staff who need to know the Access Codes for the purposes of their employment or engagement. Recipient will identify computers and system accounts no longer required by personnel of Recipient to allow Provider to remove or change permissions in order to prevent unauthorized access to Provider’s network and/or associated computer applications.

(b) In addition to the requirements set forth in Section 7.2(a), Recipient shall comply with applicable policies, procedures and standards provided to Recipient by Provider, as such policies, procedures and standards may be amended by Provider from time to time and provided to Recipient by Provider. While using any data processing or communications services of Provider (whether or not identified in Exhibit A) and subject to Section 14.2, Recipient shall cause all of its personnel that are connected or have access to Provider’s network, computer software, hardware, technology or computer-based resources, to comply with Provider’s policies and information protection requirements, as such policies and requirements may be amended from time to time to the extent provided to Recipient by Provider, including security standards regarding antivirus protection, physical security, access control for all computer access, no sharing of passwords, no dual connections to the network and the Internet or other entity networks, personal data security guidelines, and other requirements for protection of confidential information and intellectual assets/property. Recipient acknowledges that computing assets connected to Provider’s network by any means are subject to monitoring by intrusion detection instrumentation and are subject to routine vulnerability assessment scans and e-mail filtering which may occur during any time. Recipient shall ensure that any access contemplated by this Section 7.2 shall be used by its personnel only for the purposes contemplated by, and subject to the terms of, this Agreement.

Section 7.3 Service Suspension. Provider shall have the right, in its sole discretion, to immediately deny or suspend access to Provider’s information technology systems:

(a) by any officer, employee, agent or representative of Recipient or its Affiliates in the event that Provider reasonably determines that such personnel have engaged or intend to engage in any activity in violation of Provider’s security policies; or

(b) by any device used by Recipient, its Affiliates, or any of its or their respective officers, employees, agents or representatives, that Provider reasonably determines is being operated in violation of Provider’s security policies or otherwise poses a security risk, including the threat of malware being introduced into Provider’s information technology systems.

Provider shall immediately notify Recipient of any such denied or suspended access and shall provide all reasonable cooperation to Recipient to mitigate any adverse impact of such suspension on the Services. Provider will promptly take all actions necessary to remediate such violation or security risk and restore any such denied or suspended access as soon as reasonably practicable.

Section 7.4 Security Incidents. Each Party shall notify the other Party promptly after it suspects or determines that there has been an intrusion into such Party’s technology systems that poses a material risk of unauthorized access to, or unauthorized use, loss or destruction of, any systems or data of the other Party (including any inappropriate disclosure of any Access Code or data or information provided by Recipient that is collected, processed, generated, derived, stored by, transmitted or otherwise made available to Provider in connection with this Agreement, excluding Recipient Data), except, in the case of Recipient, Recipient shall also be required to notify Provider of any such intrusions regardless of whether they pose a material risk and whether or not Recipient Data is affected if the incident arose when the Recipient’s employees, consultants or sub-contractors had access to Provider’s technology systems, or would require disclosure under applicable Law (a “Security Incident”), provided that such Party may delay such notification if and to the extent directed by law enforcement. The notifying Party shall provide the other Party with a description of the Security Incident, including the systems and data that may be at risk due to the Security Incident. The Parties shall cooperate and assist each other in any investigation, mitigation and remediation efforts relating to any Security Incidents.

Section 7.5 Service Maintenance and Shutdown. Provider shall have the right in its sole discretion to determine that it is necessary or appropriate to temporarily suspend a Service due to scheduled or emergency maintenance, modification, repairs, updates or upgrades, alterations or replacements of any of Provider’s systems or operations (in case of a non-emergency, a “Non-emergency Shutdown”, and in case of an emergency, an “Emergency Shutdown”). Provider shall schedule all Non-emergency Shutdowns in a manner that will not disrupt or interfere in any material respect with the operation of the Business as a whole and will in any event provide Recipient with reasonable prior written notice of such Non-emergency Shutdown (including reasonable information regarding the nature and the projected length of such Non-emergency Shutdown). In the event of an Emergency Shutdown, Provider shall provide such written notice as soon as reasonably practicable to Recipient, however, such notice may not be possible prior to the Emergency Shutdown. Provider shall use all reasonable efforts and cooperate in good faith with Recipient to minimize and mitigate any impact on or disruption to the Services caused by a Non-emergency Shutdown or Emergency Shutdown, as applicable, and minimize the duration of the Non-emergency Shutdown or Emergency Shutdown, as applicable. If the obligations of Provider to Provide any Service are suspended in accordance with this Section 7.5, no Party shall have any liability whatsoever to the other Party directly arising out of or relating to such suspension.

ARTICLE 8

TERM AND TERMINATION

Section 8.1 Term. Subject to the provisions of Section 8.2, Provider shall provide each Service commencing from the Effective Date, and ending on the earliest of (i) the applicable termination date set out in Exhibit A for that Service; (ii) the date on which that Service is terminated in accordance with this Agreement; or (iii) such other date as the Parties may agree in writing (each such service period, a “Service Term,” and such termination date, a “Service Termination Date”). Notwithstanding anything to the contrary in any Exhibit: (x) Recipient shall have the right, in its discretion, upon reasonable advance notice to Provider during the Term, to extend the Term for an additional six (6) month period provided that (A) Provider has the capabilities and resources required to continue to provide any such Service, and (B) in the event any Third Party Consent is required to provide such extended Service, the terms of Section 2.5 shall apply; and (y) upon any such extension, each Service Termination Date shall be deemed to be commensurately extended. For the avoidance of doubt, all Service Fees and Out-of-Pocket Charges shall continue to be payable during any such extension. This Agreement shall terminate automatically on the last Service Termination Date, unless terminated earlier under Section 8.2 (such period, during which this Agreement is in force, the “Transition Period”).

Section 8.2 Termination.

(a) Subject to Section 8.3, Recipient may at any time terminate the provision of a Service by giving to Provider not less than thirty (30) calendar days’ notice in writing, specifying which Service(s) is/are to be terminated, unless a longer notice period is specified in Exhibit A (Services) (in which case that longer period must be provided). Notwithstanding the foregoing, where Exhibit A (Services) specifies a minimum Service Term for any Service, that Service may not be terminated pursuant to this Section 8.2 prior to the expiry of the minimum Service Term except in accordance with Section 8.2(b).

(b) Either Party shall be entitled to terminate this Agreement with immediate effect in respect of any or all of the Services by giving written notice to the other Party if:

(i) the other Party fails to pay the undisputed amounts due under this Agreement on the due date for payment and remains in default for more than sixty (60) days after being notified in writing to make such payment;

(ii) the other Party commits a material breach of its obligations under this Agreement and fails to remedy such breach within a period of ninety (90) days after receipt of notice of such breach;

(iii) the other Party (a) commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction, (b) has such a case or proceeding commenced against it that is not dismissed within sixty (60) days after commencement, (c) is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered, (d) appoints or suffers any appointment of any administrator, receiver, custodian or the like for it or any substantial part of its property that is not discharged or stayed within sixty (60) calendar days after such appointment, (e) makes a general assignment for the benefit of creditors, (f) calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts, or (g) is otherwise unable to pay its debts as they fall due; or

(iv) any Force Majeure event prevents the other Party from performing its obligations under this Agreement for a continuous period of six (6) weeks, provided that: (a) where applicable the Agreement shall only be terminated in respect of the Services affected by the Force Majeure event; and (b) the foregoing shall not relieve the affected Party of its obligation to use commercially reasonable efforts to resume any affected performance.

Section 8.3 Effect of Termination. Upon the end of the Transition Period, this Agreement shall terminate and all rights and obligations of each Party hereunder shall cease (except for the Parties’ rights and obligations under this Section 8.4, Section 9, Article 6, Article 10, Article 12, Section 13.3, Article 17, Section 14.2, Article 15, Article 16 and Article 18, which shall survive termination of this Agreement), and any amounts owed by either Party pursuant to this Agreement shall be paid in full promptly thereafter. Notwithstanding the foregoing, the termination of this Agreement pursuant to any of the provisions hereof shall be without prejudice to any rights of either Party that may have accrued prior to the date of such termination.

ARTICLE 9

PROPERTY

Section 9.1 Property. As soon as reasonably practicable following the end of the Service Term as to any particular Service, Recipient shall promptly return to Provider any property of Provider and its Affiliates, and Provider shall promptly return to Recipient any property of Recipient and its Affiliates, used in connection with the provision of such Service. Provider shall be under no obligation to provide any technical support for any migrated data, systems or applications with respect to a Service following the end of the Service Term of such Service.

ARTICLE 10

INTELLECTUAL PROPERTY

Section 10.1 New IP. The Parties acknowledge that Provider may in the course of performing the Services, make, conceive or reduce to practice new Intellectual Property (“New IP”). All New IP shall be owned by Provider, except for any New IP that is made, conceived or reduced to practice at the written request of Recipient (“New Recipient IP”). Notwithstanding the foregoing, New Recipient IP shall not include Intellectual Property developed in the course of performing Services for which Recipient has not paid all Service Fees and associated out-of-pocket charges and costs. Subject to payment of all Services Fees and associated out-of-pocket charges and costs, Provider hereby assigns to Recipient all right, title, and interest Provider may have or may acquire in and to the New Recipient IP.

Section 10.2 Ownership of Intellectual Property; Enabling License. Except as otherwise expressly provided in this Agreement or in the Merger Agreement, each of the Parties and their respective Affiliates shall retain and own all right, title and interest in and to their respective Intellectual Property and any and all improvements, modifications, enhancements or derivative works thereof, whether made by the Parties and their Affiliates or by the other Party. No license or right, express or implied, is granted under this Agreement by either Party or such Party’s Affiliates in or to their respective Intellectual Property, except that, solely to the extent required for the provision or receipt of the Services in accordance with this Agreement, each Party (the “Licensor”), for itself and on behalf of itself and its Affiliates, hereby grants to the other Party (the “Licensee”) (and the Licensee’s Affiliates, to the extent applicable) a non-exclusive, revocable (solely as expressly provided in this Agreement), non-transferable (except in connection with an assignment permitted in accordance with Section 18.5), non-sublicensable (except to third parties as required for the provision or receipt of Services, but not for their own independent use), royalty-free, worldwide license to use such Intellectual Property (and any and all improvements, modifications, enhancements or derivative works thereof) of the Licensor in connection with this Agreement. Upon the end of the Service Term for a Service, in accordance with this Agreement, the license to the relevant Intellectual Property for such Service will automatically terminate without further action of any Party. For the avoidance of doubt, all licenses granted hereunder shall terminate immediately upon the end of the Transition Period.

ARTICLE 11

CHANGE CONTROL

Section 11.1 Change Request. Where either Party wishes to make a change to this Agreement or any Service pursuant to the terms of this Agreement (a “Change”), the provisions of this Article 11 shall apply. Notwithstanding anything to the contrary in this Agreement, Provider may make a Change to the Service, without submitting a Change Request and without obtaining the agreement of Recipient, where the Change will not have any material adverse impact on the Services or in accordance with the provisions of Section 2.2.

Section 11.2 Change Request Procedures.

(a) A Party may request a Change by issuing a written request for that Change to the other Party in the form set out in Exhibit B (such request being, a “Change Request”). No Change will be valid unless consented to in writing by both Parties. Neither Party shall object to a Change to the extent that it is reasonably necessary to comply with applicable Law or the requirements of a governmental authority (a “Regulatory Change”). Each Regulatory Change shall be implemented by the Parties in a manner so as to minimize the impact on the provision or receipt of the Services as soon as reasonably practicable and, in any event, prior to the date on which the relevant Regulatory Change comes into effect.

(b) The Parties shall, acting reasonably, discuss and agree upon any Change Request proposed pursuant to Section 11.1 within fifteen (15) Business Days of the receipt of the relevant Change Request by a Party. Upon agreement, the Parties shall implement the Change in accordance with its terms.

(c) Each Party shall bear its own costs of considering and responding to Change Requests proposed by either Party. In respect of:

(i) Changes (other than Regulatory Changes), the Party requesting the Change shall bear the other Party’s incremental reasonable, direct and evidenced costs associated with implementing the Change; and

(ii) Regulatory Changes, any incremental reasonable, direct and evidenced costs associated with implementing the Change shall be borne by Provider, except that any incremental reasonable, direct and evidenced costs associated with implementing a Regulatory Change that primarily affects the Business rather than the business of Provider shall be borne by Recipient.

Section 11.3 Changes in Law. In the event that a change in Law adversely affects Provider’s ability to perform Provider’s obligations hereunder or Recipient’s ability to realize the benefit of this Agreement, the Parties shall promptly prepare and agree upon a Change Request setting out a plan for remediation of such adverse effects or an appropriate work around.

ARTICLE 12

CONFIDENTIALITY

Section 12.1 Confidentiality. Each of the Parties shall, and shall cause its Affiliates and its and their respective Representatives to, maintain in confidence this Agreement and all proprietary and confidential business information of the other Party or its Affiliates to which it might become privy as a result of the provision of Services and other matters contemplated hereby; provided that no restrictions shall be placed upon a Party hereto in respect of the use or disclosure of any such information that the receiving Party can demonstrate (a) is or becomes public knowledge through no fault, omission, breach of this Agreement or other act of the receiving Party or its Affiliates or its or their respective Representatives or (b) was legally acquired by the receiving Party from an unaffiliated Third Party who had a right to convey the same without obligation of secrecy and who did not obtain such information directly or indirectly from a Party affiliated with the disclosing Party. Specific items of confidential information shall not be deemed to fall within the foregoing exceptions merely because they may be embraced within a body of generally available information within such exception, nor shall any combination of features be deemed to fall within such exception merely because the individual features are within such exception. Each Party may make any legally required disclosure of such proprietary and confidential business information, but such Party shall (unless legally prohibited from doing so) notify the other Party before making any such legally required disclosure and shall limit the amount of the information so disclosed to that which is, in the reasonable opinion of such Party’s legal counsel, legally required disclosure, and shall use commercially reasonable efforts to obtain assurance that confidential treatment will be accorded to such information. This Section 12.1 shall not apply to non-public disclosures made by any Party to protect its rights and remedies under or with respect to this Agreement in the event of any dispute among the Parties or their Affiliates related hereto. The obligations of this Section 12.1 shall survive the termination of this Agreement.

ARTICLE 13

SERVICE FEE; OUT-OF-POCKET CHARGES; PAYMENT TERMS; TAXES

Section 13.1 Service Fee. Recipient shall pay to Provider (or to such Affiliate it designates, at its sole discretion) an amount for each Service (the “Service Fee”) as set forth in Exhibit A. Recipient shall pay the Service Fee to Provider (or to such Affiliate, it designates, at its sole discretion) in accordance with the invoicing procedures set forth in Section 13.3.

Section 13.2 Out-of-Pocket Charges; No Additional Costs.

(a) In the event Provider or its Affiliates incur out-of-pocket charges or costs in performing their obligations hereunder, including increases in Third Party costs required for the provision of the Services (as sufficiently documented and evidenced by Provider), license fees, royalties, or other fees in connection with the implementation of special information technology measures (collectively, “Out-of-Pocket Charges”), all such Out-of-Pocket Charges shall be payable by Recipient in addition to the Service Fee; provided that (i) Provider shall have provided to Recipient reasonable prior notice and Recipient shall have provided its prior written consent, in each case, to all Out-of-Pocket Charges in an amount greater than fifteen thousand U.S. dollars ($15,000.00) prior to Provider causing such Out-of-Pocket Charges to be incurred; and further provided that if Recipient does not so consent, Provider shall have no obligation to provide such Service to the extent it is unable without having incurred such Out-of-Pocket Charge, and (ii) Out-of-Pocket Charges shall not include (x) any overhead costs, profits or other mark-ups otherwise incurred by the Provider, (y) fees paid directly by Recipient to any Third Party Provider, or (z) any amount already included in the Service Fee. Notwithstanding Article 11, any change to Service Fees may only be made pursuant to an amendment to this Agreement in accordance with Section 18.2. Recipient shall pay Service Fees and Out-of-Pocket Charges in accordance with the payment terms set forth in Section 13.3.

(b) If at any time Provider believes that its compensation is materially insufficient to compensate it for the cost of providing the Services, including personnel costs that were not contemplated as of the Effective Date,

Provider shall notify Recipient in writing (setting forth in reasonable detail its view of why the compensation is not equitable) and the Parties will promptly commence good faith negotiations regarding the pricing of such Services for future periods.

Section 13.3 Payment Terms. Where Provider issues an undisputed invoice to Recipient, the Service Fees shall be paid monthly in arrears in U.K. pounds (£). Where Provider designates one of its Affiliates to invoice Recipient for any of the Service Fees, Recipient shall, and Provider shall ensure that such Affiliate shall, comply with Exhibit C and, once a Sub-Services Agreement has been entered into, Provider shall no longer invoice Recipient for Service Costs invoiced by any of its Affiliates under any Sub-Services Agreement. Where a Sub-Services Agreement is in place, Service Fees shall be paid monthly in arrears in U.K. pounds (£). To the extent that Service Fees payable with respect to a Sub-Services Agreement are subject to special conditions specified in the relevant Sub-Services Agreement as necessary to comply with or address local law requirements, including with regard to tax treatment, the Affiliate of Provider that is party to such Sub-Services Agreement shall be solely responsible for any additional costs or expenses incurred by such Affiliate or Recipient in order to comply with such special conditions, subject to compliance with Section 13.4. Each invoice shall set forth in reasonable detail the Service Fee pursuant to Section 13.1 and out-of-pocket charges and costs pursuant to Section 13.2 with respect to the applicable month or as otherwise agreed by the Parties, and shall be delivered within thirty (30) days after the end of each applicable month or as otherwise agreed by the Parties. Recipient shall pay Provider or its designated Affiliate, as the case may be, all amounts set forth on such invoice within thirty (30) days of receipt of such invoice, or such other time period as may be agreed by Recipient and Provider or the applicable Affiliate of Provider. All such invoices shall be delivered to Recipient at Recipient’s address as set forth in Section 18.1 or as Recipient shall later designate by written notice to Provider. Any payments concerning such invoices shall be made to Provider or its designated Affiliate by wire transfer in immediately available funds to one or more accounts specified by Provider or its designated Affiliate. Provider or its designated Affiliate shall have the right to assess interest at an annual rate equal to the prime lending rate as publishing in The Wall Street Journal plus two percentage points for any month in which a balance is past due against all past due amounts or such other rate as may be set out in a Sub-Services Agreement, but not to exceed the maximum interest charges permitted by Law.

Section 13.4 Reserved.

Section 13.5 Taxes. In addition to any fees applicable to the Services or other amounts payable by Recipient hereunder, Recipient shall pay to Provider the amount of all applicable sales, use, value-added, goods and services, transfer, receipts, consumption or other similar taxes (such Taxes, but excluding any interest, penalties or amounts imposed with respect thereto, “Service Taxes”) that Provider or any of its Affiliates is in the future required to pay that result from any Service delivered hereunder, regardless of whether such Service Taxes are invoiced with the applicable fee payment, payable directly by Recipient to a taxing authority, added retroactively or subsequently imposed in connection with any tax claim, assessment or other proceeding. If Provider or any of its Affiliates is legally obligated to collect any Service Taxes from Recipient, Provider shall have full authority to do so. Provider shall provide Recipient with an invoice for the Services that sets forth the amount of Service Taxes that are due, and Recipient shall pay the amount of Service Taxes set forth on such invoice to Provider in accordance with the payment terms set forth in Section 13.3. Recipient shall provide Provider with such other information as Provider reasonably requests to determine the amount of any such Service Taxes. If Recipient is exempt from any such Service Taxes, Recipient shall furnish Provider with a valid and properly completed resale or exemption certificate as required under applicable Law. If any deduction or withholding for or on account of Tax is required by Law from any payment by Recipient under this Agreement, Recipient shall be entitled to deduct and withhold from such payment to the extent required by applicable Law. If any applicable Law requires the deduction or withholding of any Tax from any payment by Recipient, then the sum payable by Recipient shall be increased as necessary so that after such deduction or withholding has been made, Provider receives an amount equal to the sum it would have received had no such deduction or withholding been required; provided, however, if the Provider determines acting reasonably in good faith that it received a refund or obtained and utilised a credit for any Tax deducted or withheld by the Recipient, the Provider shall promptly pay the amount of such refund or the amount of Tax actually saved in consequence of the utilisation of such credit to the Recipient. To the extent Provider delivers to Recipient such properly completed and executed documentation as will permit any payment to be paid without deduction or withholding or at a reduced rate of deduction or withholding, Recipient will reduce or eliminate such deduction or withholding in accordance with applicable Law.

Section 13.6 No Right to Set-Off. Recipient shall pay to Provider the full amount of Service Fees and other amounts required to be paid under this Agreement and not set-off, counterclaim or otherwise withhold any amount owed or claimed to be owed to Recipient under this Agreement, the Merger Agreement or otherwise, on account of any obligation owed by Provider, whether or not such obligation has been finally adjudicated, settled or otherwise agreed upon in writing.

ARTICLE 14

COMPLIANCE; DATA PROTECTION

Section 14.1 Data Security.

(a) Recipient hereby agrees that it shall and shall cause its Affiliates to comply with the standards and policies of Provider and its Affiliates provided to Recipient to the extent applicable to Recipient’s and its Affiliates’ use of the Services, including any data privacy policies, policies with respect to the protection of proprietary information and any other information and security policies, in each case as provided by Provider to Recipient. To the extent Recipient and/or its Affiliates may not be able to comply with such standards or policies, Recipient shall inform Provider in writing of its inability to comply and Provider and its Affiliates shall cooperate in good faith with Recipient or the applicable Affiliate of Recipient to determine an appropriate course of action in order to ensure Recipient is able to realize the benefit the Services; provided, however, that Provider and its Affiliates may refuse to provide the Services to Recipient and its Affiliates to the extent that, in Provider’s reasonable judgment, such non-compliance with any conditions or policies results in a [material] risk to Provider’s or its Affiliates’ business operations.

Section 14.2 Data Protection Law. Without limiting Section 14.1, the Parties shall, and shall cause their Affiliate and their employees, agents and sub-contractors to comply, with the Data Protection Law and all other applicable data protection laws in connection with the performance of their obligations under this Agreement. For purposes of this Agreement:

“Data Protection Law” means all applicable law relating to data privacy and data protection including: (i) the General Data Protection Regulation (EU) 2016/679 (GDPR); (ii) the GDPR as it forms part of the domestic law of the UK by virtue of the European Union (Withdrawal) Act 2018 (UK GDPR); (iii) the e-Privacy Directive (2002/58/EC) and the UK Privacy and Electronic Communications (EC Directive) Regulations 2003 (SI 2003/2426); (iv) the UK Data Protection Act 2018, (v) the California Consumer Privacy Act (as amended by the California Privacy Rights Act) (CCPA); and (vi) other US comprehensive privacy laws, in each case as amended, consolidated, replaced or updated from time to time and together with any subordinate or related legislation made under any of the foregoing which are applicable to Provider, Recipient.

“Recipient Data” means all personal data in whatever form or medium which is (i) supplied, or in respect of which access is granted, to Provider (or any Sub-processor) whether by Recipient, Beneficiaries, or otherwise in connection with this Agreement, or (ii) produced or generated by or on behalf of Provider (or any Sub-processor) in connection with this Agreement.

“Sub-processor” means any sub-contractor or other party engaged by Provider in relation to the Services who is or will be processing Recipient Data.

Section 14.3 Data Processing. The Parties agree that for each data processing activity where Provider processes data on behalf of Recipient, the following sets out the information required by Article 28(3) GDPR:

Subject matter of processing	The provision of Services under this Agreement.

Duration of processing	In respect of each Service, from the Effective Date until the applicable Service Termination Date.

Nature of processing	See service scope in Schedule A Part A.1.2.

Purpose of processing	To provide data hosting, analytics, fulfilment of customer orders, processing supplier payments. Further detail in the service scope in Schedule A Part A.1.2.

Type of personal data	Name, date of birth, email address, postal address, financial data, bank account information.

Categories of data subjects	Employees and customers of the Business.

Categories of data transfers	Which countries and territories the personal data will be transferred from and to.

Section 14.4 For the purposes of this Agreement, the Parties agree that Provider (and any Sub-processor) shall be a data processor (or “service Provider,” as defined under the CCPA) and the Recipient shall be the data controller (or “business” as defined under the CCPA). Therefore, Provider shall:

(a) only process Recipient Data as necessary to perform its obligations under this Agreement or as required by law applicable to it; provided that Provider first informs Recipient of that legal requirement before processing, unless that law prohibits this on important grounds of public interest;

(b) ensure that all staff who have access to Recipient Data have committed themselves to appropriate obligations of confidentiality;

(c) maintain all appropriate technical and organisational measures to ensure security of Recipient Data, which shall be compliant with Provider’s applicable IT security policies; and

(d) assist Recipient to fulfil its obligation to respond to requests for exercising of data subject rights (including access requests) existing under Data Protection Law (Rights of the data subject);

(e) not engage any Sub-processor in relation to the Services without the prior written authorisation of Recipient or except pursuant to the following general authorisation. Recipient hereby grants Provider a general authorisation to engage Sub-processors as necessary to perform the Services; provided that: (i) Provider has notified Recipient in advance of the name of the Sub-processor and details of the particular Services being sub-contracted to it; or (ii) the delegation of processing to the Sub-processor was undertaken prior to the Effective Date and relates to the provision of the Services. Recipient shall have the right to object to any new Sub-processor within seven (7) days after the date of a notification; provided however such objection may only be on reasonable grounds and Provider shall only be obligated to negotiate in good faith to resolve any such objection. Provider may notify Recipient of Sub-processors by sending Recipient a notice by email. Provider will conduct appropriate due diligence in respect of the Sub-processor’s data privacy and security practices and procedures and shall enter into a written agreement with each Sub-processor containing obligations which are equivalent to those set out in this Section 14.4(e). If Recipient objects to the engagement by Provider of any new Sub-processor during the Term and that impacts the ability of Provider to perform any part of the Services, Provider may remove the affected Service from the scope of this Agreement;

(f) not transfer any Recipient Data outside the United Kingdom or the European Economic Area (EEA), except as described in Provider’s privacy policy at www.informa.com/privacy-policy or otherwise with the express prior written consent of Recipient (which may include, as appropriate, the Parties putting in place an additional data transfer mechanism, such as approved contractual clauses (or identifying an appropriate derogation) to enable any such transfer to be undertaken in accordance with applicable Data Protection Law);

(g) if requested by Recipient, provide Recipient with reports concerning Provider’s data protection procedures relating to its compliance with this Section 14.4;

(h) notify Recipient as soon as reasonably practicable and in writing if it becomes aware of a personal data breach and provide Recipient with assistance in responding and mitigating it;

(i) maintain a log of personal data breaches;

(j) assist Recipient in complying with Article 35 (Data Protection Impact Assessment) and Article 36 (Prior Consultation) of the GDPR in respect of any new type of processing proposed, in accordance with the Data Protection Law; and

(k) on expiry or termination of this Agreement, either destroy all Recipient Data or transfer it to Recipient or a nominated Third Party (in a mutually agreed format and by a mutually agreed method), with the exception that Provider shall be entitled to retain specific Recipient Data if required by applicable Law or if permitted for certain legitimate business purposes, as further described in Provider’s privacy policy at www.informa.com/privacy-policy.

Section 14.5 Protection Measures. Each of the Parties agrees to maintain appropriate technical and organizational measures against accidental or unlawful destruction or accidental loss, alteration, unauthorized disclosure or access and against all other unlawful forms of processing of any personal data provided or received pursuant to this Agreement. Recipient acknowledges and agrees that the measures maintained by Provider as the Effective Date are appropriate and sufficient for the purposes of this Section 14.5.

ARTICLE 15

DISCLAIMER; LIMITATION OF LIABILITY

Section 15.1 Disclaimer of Representations and Warranties. EXCEPT FOR ANY EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT, EACH PARTY HEREBY EXPRESSLY DISCLAIMS ON BEHALF OF ITSELF AND ITS AFFILIATES ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, WITH RESPECT TO THE SERVICES.

Section 15.2 Limitation of Liability. Subject to Section 15.4 neither Party nor any of its Affiliates shall be liable, whether in warranty, contract, tort or otherwise, for any consequential damages, special damages, incidental or indirect damages, loss of revenue or profits, diminution in value, damages based on multiple of revenue or earnings or other performance metric, loss of business reputation, punitive and exemplary damages or any similar damages of the other Party, or any of its Affiliates or any of their officers, employees, agents or representatives, which in any way arise out of, relate to, or are a consequence of, such Party’s or any Affiliate of such Party’s performance or nonperformance hereunder, or the provision of or failure to provide any of the Services hereunder.

Section 15.3 Caps on Liability. Subject to Section 15.4, the liability of Provider, on the one hand, or Recipient, on the other hand, with respect to this Agreement or anything done in connection herewith, including the performance or breach hereof, or from the sale, delivery, provision or use of any of the Services provided under or pursuant to this Agreement, whether in warranty, contract, tort (including any form of negligence, recklessness, willful misconduct or strict liability) or otherwise, shall not exceed an amount equaling the Service

Fee payable by Recipient to Provider or any Affiliate of Provider, without giving effect to any reduction pursuant to Exhibit C, during the preceding twelve (12) months in respect of the Service from which such liability flows (or 150% of such amount in the case of a breach of Article 14). With respect to any Service that is provided by a third-party subcontractor, Provider’s total liability for any nonperformance of, or failure to perform, such Service (a “Subcontractor Performance Failure”) shall be strictly limited to the actual recovery from such subcontractor of any damages or indemnification under contract or at law that are attributable to such Subcontractor Performance Failure, and in no event shall Provider have any further liability in respect thereof. If requested by Recipient, Provider shall use commercially reasonable efforts to pursue any remedies it may have against a subcontractor for such Subcontractor Performance Failure. Service Recipient shall reimburse Provider for any costs and expenses incurred by Provider in pursuing remedies on Recipient’s behalf. Each Party shall use commercially reasonable efforts to mitigate damages for which the other Party is responsible in connection with this Agreement.

Section 15.4 The limitations on liability set forth in Section 15.2 and Section 15.3 shall not apply to limit liability arising from: (i) the fraud, gross negligence or willful misconduct of a Party; or (ii) the intentional or willful cessation of any obligations of Provider in a manner not contemplated by this Agreement or refusal of Provider to make available any Services.

ARTICLE 16

INDEMNIFICATION

Section 16.1 Indemnification.

(a) Recipient shall indemnify Provider and Affiliates of Provider and its and their respective directors, officers, managers, partners, employees, counsel, financial advisors, accountants, consultants and other advisors, representatives and agents (each a “Provider Indemnified Party” and collectively the “Provider Indemnified Parties”), and defend and hold the Provider Indemnified Parties harmless from and against any and all damages, fines, penalties, losses, liabilities (including settlements and judgments) and expenses (including interest, court costs, reasonable fees and expenses of attorneys, or other reasonable fees and expenses of litigation or other proceedings relating to a claim, default or assessment) (collectively, “Losses”) that may be paid or are suffered or incurred by any Provider Indemnified Party that arise out of or relate to any suit, claim, action or cause of action, demand or proceeding asserted by a Third Party against the Indemnified Party (collectively, “Third Party Claims”) that allege (1) any material breach by Recipient or any Affiliate of Recipient of its obligations under Article 12 (Confidentiality) and Article 14 (Compliance, Data Protection), or (2) the fraud, gross negligence or willful misconduct of Recipient or any Affiliate of Recipient.

(b) Provider shall indemnify Recipient and Affiliates of Recipient and its and their respective directors, officers, managers, partners, employees, counsel, financial advisors, accountants, consultants and other advisors, representatives and agents (each a “Recipient Indemnified Party” and collectively the “Recipient Indemnified Parties”), and defend and hold the Recipient Indemnified Parties harmless from and against any and all Losses that may be paid or are suffered or incurred by any Recipient Indemnified Party that arise out of or relate to any Third Party Claims that allege (1) any material breach by Provider or any Affiliate of Provider of its obligations under Article 12 (Confidentiality) and Article 14 (Compliance, Data Protection), or (2) the fraud, gross negligence or willful misconduct of Provider or any Affiliate of Provider.

Section 16.2 Indemnification Procedure.

(a) Any Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”) shall promptly notify the Party or Parties liable for such indemnification (the “Indemnifying Party”) in writing of any assertion of any pending or threatened Third Party Claim that the Indemnified Party has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement, describing in reasonable detail the relevant facts and circumstances; provided, however, that the failure to provide timely notice shall not release the Indemnifying Party from any of its obligations under this Article 16 except to the extent the Indemnifying Party is actually prejudiced by such failure.

(b) Upon receipt of a notice of a claim for indemnity from an Indemnified Party pursuant to Section 16.2(a) with respect to any Third Party Claim, the Indemnifying Party may assume the defense and control of such Third Party Claim. In the event that the Indemnifying Party shall assume the defense of such claim, it shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense; provided, that (i) if the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have a conflict of interest or different defenses available with respect to such Third Party Claim or (ii) the Indemnifying Party has not in fact employed counsel to assume control of such defense, the reasonable fees and expenses of one counsel (in addition to local counsel) to the Indemnified Parties shall be considered “Losses” for purposes of this Agreement. The Party that shall control the defense of any such Third Party Claim (the “Controlling Party”) shall select counsel, contractors and consultants of recognized standing and competence. Provider and Recipient, as the case may be, shall, and shall cause each of their respective Indemnified Parties to, cooperate fully with the Controlling Party in the defense of any Third Party Claim. If the Indemnifying Party does not so assume control of such defense, the Indemnified Party shall be entitled to control such defense. The Controlling Party shall keep the other Party advised of the status of such Third Party Claim and the defense thereof. If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with this Section 16.2(b) the Indemnifying Party shall obtain the prior written consent of the Indemnified Party before entering into any settlement of, or consenting to the entry of any judgment arising from, such Third Party Claims unless (x) the Indemnifying Party shall (i) pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement, (ii) not encumber any of the assets of any Identified Party or agree to any restriction or condition that would apply to or materially adversely affect any Indemnified Party or the conduct of any Indemnified Party’s business and (iii) obtain, as a condition of any settlement or other resolution, a complete release of any Indemnified Party potentially affected by such Third Party Claim and (y) such settlement or consent shall not include an admission of wrongdoing on the part of any Indemnified Party. Each Indemnified Party shall use its commercially reasonable efforts to mitigate any Loss for which such Indemnified Party seeks indemnification under this Agreement.

ARTICLE 17

DISPUTE RESOLUTION

Section 17.1 Dispute Resolution. If there is a dispute between the Parties hereto or their respective Affiliates arising out of or relating to this Agreement, either Party may, at any time, give notice to the other Party requesting to discuss actions that might be taken to resolve such dispute and the Parties hereto shall, promptly upon receipt of such notice, negotiate in good faith with respect to the disputed issue and use commercially reasonable efforts to resolve such dispute; provided that nothing contained in this Agreement shall obligate or require (or be construed to obligate or require) either Party to agree upon any such actions. If the Parties hereto shall have failed to reach a resolution of the dispute within thirty (30) days after notice of such dispute has been given, either Provider or Recipient, as the case may be, may submit by written notice to the other Party a request that the respective senior officers of Provider and Recipient discuss such actions, and as promptly as practicable after such notice of submission has been given, each of Provider and Recipient shall cause such senior officers to negotiate in good faith with respect to such actions and use commercially reasonable efforts to resolve such dispute within ten (10) days of the matter being submitted to them; provided that nothing contained in this Agreement shall obligate or require (or be construed to obligate or require) any of such senior officers to agree upon any such actions. If at the end of such time the Parties are unable to resolve the dispute amicably, then nothing in this Article 17 shall prevent a Party from seeking to adjudicate such a dispute pursuant to Section 18.11, nor shall this Article 17 prevent a Party from seeking a judicial resolution on an emergency or similar expedited basis (subject to the limitations set forth in Section 18.11). Except where prohibited or enjoined by order of an authority with jurisdiction over a Party, each Party shall continue to perform its obligations under this Agreement during any period of time when the dispute resolution procedures outlined above are being followed.

ARTICLE 18

MISCELLANEOUS

Section 18.1 Notices. All notices and other communications under this Agreement must be in writing and are deemed duly delivered when (a) delivered if delivered personally or by nationally recognized overnight courier service (costs prepaid), (b) sent by email with acknowledgment of receipt requested (or, the first Business Day following such transmission if the date of transmission is not a Business Day) or (c) received or rejected by the addressee, if sent by United States of America certified or registered mail, return receipt requested; in each case to the following addresses and marked to the attention of the individual (by name or title) designated below (or to such other address or individual as a Party may designate by notice to the other Party):

To Recipient:

Informa Group Limited
5 Howick Place
London, Sw1P 1WG
UK
Attn: Group General Counsel
Email: [***]

with a copy (which will not constitute notice) to:

Clifford Chance US LLP
31 West 52nd Street
New York, NY 10019
Attn: Benjamin K. Sibbett
Email: [***]

To Provider:

TechTarget, Inc. 275 Grove Street Newton, Massachusetts 02466 Attn: Daniel Noreck Email: [***] and TechTarget, Inc. 275 Grove Street Newton, Massachusetts 02466 Attn: Charles Rennick Email: [***]

with a copy (which will not constitute notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, Massachusetts 02109
Attention: Joseph B. Conahan
Email: [***]

and

Wilmer Cutler Pickering Hale and Dorr LLP
7 World Trade Center
250 Greenwich Street
New York, New York 10007
Attention: Andrew Alin
Email: [***]

Section 18.2 Amendment. This Agreement may not be amended, supplemented or otherwise modified except in a written document signed by each Party and that identifies itself as an amendment to this Agreement.

Section 18.3 Waiver and Remedies. A Party may (a) extend the time for performance of any of the obligations or other acts of the other Party to this Agreement, (b) waive any inaccuracies in the representations and warranties of the other Party to this Agreement contained in this Agreement or (c) waive compliance with any of the covenants or conditions for the benefit of such Party contained in this Agreement; provided that (i) any such extension or waiver by either Party to this Agreement will be valid only if set forth in a written document signed on behalf of the Party against whom the extension or waiver is to be effective; (ii) no extension or waiver will apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any covenant or condition, as the case may be, other than that which is specified in the written extension or waiver; and (iii) no failure or delay by either Party in exercising any right or remedy under this Agreement, and no course of dealing between the Parties, operates as a waiver of such right or remedy, and no single or partial exercise of any such right or remedy precludes any other or further exercise of such right or remedy or the exercise of any other right or remedy. Except as otherwise provided in this Agreement, any enumeration of a Party’s rights and remedies in this Agreement is not intended to be exclusive, and a Party’s rights and remedies are intended to be cumulative to the extent permitted by Law and include any rights and remedies authorized in law or in equity.

Section 18.4 Entire Agreement. This Agreement (including all exhibits) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements or representations by or between the Parties, written or oral, with respect to the subject matter thereof, except for the Transaction Documents. In the event of a conflict between the terms of this Agreement and the terms of the Merger Agreement, the terms of the Merger Agreement shall control.

Section 18.5 Assignment, Successors and No Third Party Rights. This Agreement binds and benefits the Parties and their respective successors and permitted assigns. Neither Party may directly or indirectly assign any rights or delegate any obligations under this Agreement, without the prior written consent of the other Party, except that Provider may directly or indirectly assign any rights or delegate any obligations under this Agreement to any Affiliate or any Subcontractor of Provider. Any attempted assignment in violation of this Section 18.5 shall be void ab initio. Nothing expressed or referred to in this Agreement shall be construed to give any Person, other than the Parties to this Agreement, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement except (i) such rights as may inure to a successor or permitted assignee under this Section 18.5, (ii) for Section 16.1, which is intended to benefit and to be enforceable by Recipient Indemnified Parties as specified therein and (iii) for Section 18.5, which is intended to benefit and to be enforceable by Affiliates of Recipient.

Section 18.6 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or unenforceable, the remaining provisions of this Agreement remain in full force and effect, if the essential terms and conditions of this Agreement for each Party remain valid, binding and enforceable. If any provision of this Agreement (or any portion thereof) is held by a court of competent jurisdiction to be invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent legally permissible.

Section 18.7 Exhibits. The Exhibits to this Agreement are incorporated herein by reference and made a part of this Agreement.

Section 18.8 Interpretation. In the negotiation of this Agreement, each Party has received advice from its own attorneys. The language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no provision of this Agreement shall be interpreted for or against any Party because that Party or its attorney drafted the provision.

Section 18.9 Expenses. Except as otherwise set forth in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, each Party shall pay its own direct and indirect expenses incurred by it in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated by this Agreement, including all fees and expenses of its advisors and representatives.

Section 18.10 Governing Law and Venue; Waiver of Jury Trial.

(a) THIS AGREEMENT AND ALL PROCEEDINGS OR COUNTERCLAIMS ARISING OUT OF OR RELATED TO THIS AGREEMENT, SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE. In any action or proceeding between or among the Parties arising out of or relating to this Agreement, each of the Parties hereby (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in and for New Castle County, Delaware; (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court; and (iii) agrees that it will not bring any such action in any court other than the Court of Chancery for the State of Delaware in and for New Castle County, Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof. Service of process, summons, notice or document to any Party’s address and in the manner set forth in Section 18.1 shall be effective service of process for any such action, it being acknowledged and agreed that the foregoing shall not limit the right of a Party to effect service of process on any other Party by any other legally available method. Provider (on behalf of itself and its Affiliates) further irrevocably consents to process being served on it in any action or proceeding by mailing a copy thereof in the manner for delivery of notices specified in Section 18.1 to Informa USA, Inc. (“Process Agent”) with an address on the date hereof of 605 3rd Avenue, 22nd Floor, New York, New York 10158, Attention: Legal, as such Person’s agent for the purpose of accepting service of any process in the United States. Provider agrees that such service upon receipt by Process Agent (x) shall be deemed in every respect effective service of process upon such Person in any such action or proceeding and (y) shall, to the fullest extent permitted by applicable Law, be taken and held to be valid personal service upon and personal delivery to such Person.

(b) EACH PARTY (ON BEHALF OF ITSELF AND ITS AFFILIATES) ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT SUCH PARTY (OR ITS AFFILIATES) MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 18.10.

Section 18.11 No Joint Venture. Nothing in this Agreement creates a joint venture or partnership between the Parties. This Agreement does not authorize any Party (i) to bind or commit, or to act as an agent, employee or legal representative of, the other Party, except as may be specifically set forth in other provisions of this Agreement, or (ii) to have the power to control the activities and operations of the other Party in violation of applicable Law. The Parties are independent contractors with respect to each other under this Agreement. Subject to its obligations hereunder, Provider shall use its sole discretion and shall have complete control over the work performed pursuant to this Agreement, its employees, and other details of performing its obligations hereunder. Each Party agrees not to hold itself out as having any authority or relationship contrary to this Section 18.11.

Section 18.12 Counterparts. The Parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the Party that signed it, and all of which together constitute one agreement. This Agreement is effective upon delivery of one executed counterpart from each Party to the other Party. The signatures of both Parties need not appear on the same counterpart. The execution of counterparts by electronic signature or delivery of duly executed counterparts by electronic transmission is as effective as signing and delivering the counterpart in person.

Section 18.13 Force Majeure. No Party hereto shall be liable to another for its failure to perform hereunder caused by contingencies beyond its reasonable control (“Force Majeure”), including acts of God, fire, flood, wars, acts of terrorism, sabotage, strike and government actions. Any Party asserting its inability to perform any obligation hereunder for any such contingency shall promptly notify the other Party of the existence of any such contingency and shall use its commercially reasonable efforts to recommence its performance of such obligation as soon as commercially practicable. Neither Party shall be relieved of its obligations pursuant to this Section 18.13 to the extent it does not use commercially reasonable efforts to recommence performance of its obligations or otherwise to remedy the event of Force Majeure.

[Signature pages follow]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the Parties as of the date first written above.

PROVIDER:

TECHTARGET, INC.

By:
Name:
Title:

RECIPIENT:

INFORMA GROUP LIMITED

By:
Name:
Title:

Transitional Services Agreement

Signature Page

EXHIBITS

Exhibit A	Services; Fees; Term

Exhibit B	Change Request Form

Exhibit C	Sub-Services Agreements

List of Exhibits

Exhibit A Services; Fees; Term

[***]

Exhibit B Change Request Form

Change Request Form

Change ref. no.:	Take next successive number	Change title:	Insert brief title for change

Date proposed:	Insert date	Proposed by:	Insert name and contact details

Priority:	Select from: “High”, “Medium” or “Low” (see key below)	Target date for review/approval:	Insert date

Description of change

Insert description, scope and objective of the requested change.

Impact of change

Insert, to include impact on the contractual terms affected, such as the scope or performance standards of any Service, along with impact on fees.

Proposed timetable to implement the change

Insert timetable/schedule for the requested change.

Priority key:

“High”: change relates to a legal requirement.

“Medium”: change will have material business impact.

“Low”: all other changes that are not High or Medium.

Exhibit C Sub-Services Agreements

1. Provider may require that any of the Services (Sub-Services) are to be provided to Recipient by any of its Affiliates under a Sub-Services Agreement, in which case the Parties shall procure the execution of a Sub-Services Agreement by its Affiliate and Recipient.

2. Each Sub-Services Agreement shall be in the form of the template agreement set out in Attachment I to this Exhibit D

3. Where a Sub-Services Agreement is established, and for so long as it remains in force:

3.1 the Sub-Services shall be provided by the relevant Affiliate of Provider to Recipient under that Sub-Services Agreement, and shall cease to be provided by Provider to such Recipient under this Agreement;

3.2 the Service Fees payable under this Agreement shall be reduced by the amount of the Service Fees payable by Recipient under the Sub-Services Agreement; and

3.3 Provider shall cause its Affiliate to comply with all obligations of Provider under this Agreement in the performance of such Affiliate’s performance under the Sub-Services Agreement. Provider shall be liable to Recipient for all acts or omissions of such Affiliate; provided that Provider and that Affiliate shall not be liable more than one for the same underlying cause of action.

4. Any liability under a Sub-Services Agreement shall be governed by and count towards the limitations of liability set out in Article 15.

Attachment I to Exhibit C

Template Sub-Services Agreement

This Sub-Services Agreement (Sub-Services Agreement) is entered into on [•] (the Sub-Services Agreement Date), by and between [•], with an office at [•] (Recipient), and [•], with an office at [•] (Sub-Service Provider) (each a “Party” and together the “Parties”).

WHEREAS:

A [•] (Provider) and [•] (Recipient) entered into the Transitional Services Agreement dated [•] (the “Transitional Services Agreement” or “TSA”).

B. Provider has agreed to provide certain services to Recipient under the terms of the TSA (the “Services”), and the TSA contemplates that Provider and Recipient may agree that some of those Services should be provided by an Affiliate of Provider to Recipient directly under the terms of a separate Sub-Services Agreement.

C. The purpose of this Sub-Services Agreement is to set forth the terms and conditions for the Sub-Service Provider to provide the Services set out herein to Recipient.

5. PROVISION OF THE LOCAL SERVICES

5.1 During the term of this Sub-Services Agreement, the Sub-Service Provider will provide the following services (the Sub-Services) that are described in the TSA, to Recipient: [•]

5.2 The Sub-Service Provider will, in providing the Sub-Services, comply with all of the obligations that Provider has in respect of the provision of the Services under the terms of the TSA.

5.3 Recipient will comply with all of the obligations that Recipient has in respect of the use and receipt of the Services under the terms of the TSA, with respect to the Sub-Services.

6. TERM

6.1 The term of this Sub-Services Agreement will commence on the Sub-Services Agreement Date and will continue thereafter until the TSA has been terminated (for whatever reason) or has expired in relation to all of the Sub-Services, whereupon this Sub-Services Agreement will terminate.

6.2 The Parties hereto hereby irrevocably waive their right to terminate this Sub-Services Agreement (other than as provided for in Section 8.2 of the TSA or as otherwise permitted by the terms of the TSA) unless both Recipient and Provider have consented to such termination.

7. SERVICE COSTS

7.1 The Parties have agreed that the Sub-Service Provider will charge the Service Fees for the provision of the Sub-Services under this Sub-Services Agreement directly to Recipient, and Recipient shall pay those Service Fees to the Sub-Service Provider on the terms set out in the TSA.

8. OTHER TERMS OF THE TSA

8.1 The terms of the TSA, as amended from time to time by Provider and Recipient, are hereby incorporated by reference and shall apply mutatis mutandis between the Parties as if they were “Provider” and “Recipient” respectively. In particular, but without limitation:

8.1.1 all claims and liabilities of Recipient and the Sub-Service Provider under or in connection with this Sub-Services Agreement (including any incorporated term of the TSA) shall be governed by Article 17 of the TSA; and

8.1.2 any liability of Recipient and the Sub-Service Provider under or in connection with this Sub-Services Agreement (including any incorporated term of the TSA) shall be governed by Article 15 of the TSA.

8.2 This Sub-Services Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by, and construed in accordance with, [Delaware law].

SIGNED BY:

[Recipient]	[Sub-Services Provider]

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

Annex L

THIS DATA SHARING AGREEMENT is dated     2024 (this “Agreement”).

PARTIES

(1)	INFORMA PLC incorporated and registered in England and Wales with company number 8860726 whose registered office is at 5 Howick Place, London, SW1P 1WG; and

(2)	TECHTARGET, INC., a Delaware corporation, headquartered at 275 Grove Street, Newton, MA 02466,

each a “party” and together the “parties”.

RECITALS

(A)

As a result of an M&A transaction whereby part of Informa PLC (“Ivory”) was sold to a newly created company TechTarget, Inc. (“New Toro”) in which the Informa Group has a majority holding, the Informa Group and New Toro see opportunities for New Toro and Informa Group Companies to leverage their respective datasets relating to audiences for events and media and website interactions.

(B)

The parties intend to leverage their respective datasets in compliance with the Data Protection Laws, supported by, and in accordance with, this Agreement, which sets out the agreed use cases (i.e. purposes) that may be made of data shared between the parties, as well as the restrictions and mitigations that must be applied in respect of such use.

(C)	The parties also intend this Agreement to set out in a transparent manner their respective responsibilities for compliance when acting as Joint Controllers for the purposes of Article 26 of GDPR.

AGREED TERMS

1.	DEFINITIONS AND INTERPRETATION

The following definitions and rules of interpretation apply in this Agreement:

1.1	Definitions:

1.1.1

Agreed Use Case(s): the uses of Shared Personal Data agreed by the parties as set out in Schedule 1 of this Agreement, which may be updated by the parties in writing (referencing this Agreement), for example, to add, remove or modify use cases, from time to time.

1.1.2	Commencement Date: the date specified at the top of this Agreement.

1.1.3

Confidential Information: means any non-public information that is designated as “confidential” by the disclosing party or that should reasonably be considered to be confidential under the circumstances surrounding disclosure. Confidential Information includes Shared Personal Data and the terms of this Agreement. Confidential Information does not include any information that: (a) was previously known to the receiving party; (b) is received from a third party without similar restriction; (c) is or becomes publicly available other than through breach of this Agreement or wrongful act of a third party; or (d) is independently developed by the receiving party without the use of the other party’s Confidential Information.

1.1.4	Consent Countries: the countries identified in Schedule 4 of this Agreement, which may be updated by the parties in writing referencing this Agreement, from time to time.

1.1.5	Customer: means any client or customer of either party that purchases products or services that may include the Shared Personal Data.

1.1.6	Data Protection Laws: all applicable data protection laws, including the California Consumer Protection Act, European Directive 2002/58/EC, GDPR, the UK Data Protection Act 2018, UK

GDPR and any legislation and/or regulation implementing or made pursuant to them, or which amends, replaces, re-enacts or consolidates them and all other applicable laws relating to the processing of personal data and privacy that may exist in any relevant jurisdiction where the parties do business.

1.1.7	Data Subject Request: a request made by a Data Subject to exercise any rights of Data Subjects under the Data Protection Laws.

1.1.8	GDPR: the General Data Protection Regulation ((EU) 2016/679).

1.1.9	Group: means, in relation to a company, that company, any subsidiary or holding company from time to time of that company and any subsidiary from time to time of a holding company of that company.

1.1.10	Informa Group Company: means any member of the Informa Group.

1.1.11	Material Breach:

any material failure by a party to comply with any obligations set forth in this Agreement, which failure causes the other party to be in material violation of any law applicable to such other party’s use or provision of such Shared Personal Data.

1.1.12	Personal Data Breach: any breach of security leading to the accidental or unlawful destruction, loss, alteration, unauthorised disclosure of, or access to, any Shared Personal Data.

1.1.13

Permitted Recipient: any third party Processor appointed by either party and required for the processing of the Shared Personal Data, or each of the parties’ professional advisers, or a relevant supervisory authority or other regulator, or any other third party as may be agreed by the parties in writing from time to time.

1.1.14	Privacy Assessment: an assessment of the data protection risks and applicable mitigations, carried out by the Data Protection Officer or Privacy team.

1.1.15

Restrictions and Mitigations: the restrictions on the use and processing of Shared Personal Data and the mitigations set out in Schedule 3 of this Agreement, which may be updated by the parties in writing referencing this Agreement (for example, to add or remove restrictions and/or mitigations), from time to time.

1.1.16

Shared Personal Data: the Personal Data shared by one party to the other (including in pseudonymous form) as described in Schedule 1 of this Agreement, which may be updated by the parties in writing referencing this Agreement (for example, to add or remove categories of personal data), from time to time. To be clear, Shared Personal Data does not include Personal Data used or otherwise processed by a party unless it was received from the other party pursuant to this Agreement, including any such Personal Data that were obtained by the party directly from the data subject or from a third party, and further including such Personal Data that is duplicative of Shared Personal Data received from the other party.

1.1.17

Transparency Requirements: the requirements to ensure that processing is fair and transparent, as set out in Schedule 2, which may be updated by the parties in writing referencing this Agreement (for example, to modify the manner in which notice is provided and/or any Data Subject consent (if any) obtained), from time to time.

1.1.18	UK GDPR: has the meaning given to it in section 3(10) (as supplemented by section 205(4)) of the Data Protection Act 2018.

1.2

Controller, Processor, Data Subject, Personal Data, Joint Controllers, processing, special category data, supervisory authority and appropriate technical and organisational measures shall have the meanings given to them in the GDPR.

2.	COMMENCEMENT AND DURATION

2.1	This Agreement shall commence on the Commencement Date and shall continue in effect until terminated in accordance with Section 14.1 (the “Term”).

3.	PURPOSE; PROCESS

3.1	This Agreement sets out the framework for the sharing of Personal Data between the parties as Joint Controllers.

3.2

Within thirty (30) days following the Commencement Date, the parties shall agree on the process for sharing and identifying Shared Personal Data, as may be adjusted by the parties from time to time in accordance with applicable laws and each party shall comply with and share Shared Personal Data in accordance with the terms of such agreement.

4.	GENERAL

4.1

Each party shall only use or otherwise process (whether directly or indirectly through a third party, including a Permitted Recipient acting as a Processor) Shared Personal Data for the Agreed Use Cases subject to, and in accordance with, the Restrictions and Mitigations.

4.2

Each party shall provide the other with contact details of at least one staff member as a point of contact and responsible manager (“Point of Contact for Data”) for all issues arising out of this Agreement and the Data Protection Laws, including the joint training of relevant staff, the procedures to be followed in the event of a Personal Data Breach, maintaining a point of contact for and handling any Data Subject Request, and the regular review of the parties’ compliance with the Data Protection Laws.

4.3

Each party shall comply with the Data Protection Laws as may be applicable to its processing of the Shared Personal Data, having regard to its role as a Joint Controller, including by publishing revised privacy notices to applicable data subjects relating to its role as a Joint Controller or as otherwise may be required in connection with the execution, delivery, and performance of this Agreement.

4.4

Each party shall ensure that it has in place appropriate technical and organisational measures, to protect against unauthorised or unlawful processing of the Shared Personal Data and against accidental loss or destruction of, or damage to, the Shared Personal Data.

5.	PERSONAL DATA BREACHES

5.1	Any party that discovers a Personal Data Breach shall inform the Point of Contact for Data at the other party as soon as possible and in any event within twenty-four (24) hours of discovery.

5.2

Where a Personal Data Breach occurs, the parties shall co-operate in addressing it in an appropriate and timely manner, including by deciding whether notification to the supervisory authority, and/or communication to data subjects are required under Articles 33 and 34 of GDPR.

6.	FAIR AND LAWFUL PROCESSING

6.1	Each party shall ensure that it processes the Shared Personal Data fairly and lawfully and in accordance with Schedule 2 of this Agreement.

6.2	Each party shall ensure that it only processes Shared Personal Data on a lawful basis, which the parties anticipate for the Agreed Use Cases may include the following:

6.2.1	the processing is necessary for the legitimate interests of each party, where such interests are not overridden by the interests or fundamental rights and freedoms of the Data Subjects;

6.2.2	compliance with each party’s respective legal obligations; and,

6.2.3	with a Data Subject’s consent, particularly in respect of the Consent Countries.

7.	PERMITTED RECIPIENTS

7.1

Each party agrees that the other may engage Permitted Recipients to assist in the performance of this contract, or engage Permitted Recipients for any other legitimate business purpose, except where such engagement may:

7.1.1	cause either party to breach applicable laws; or

7.1.2	materially disadvantage either party,

provided that each Permitted Recipient is subject to written contractual or statutory obligations concerning the Shared Personal Data (including obligations of confidentiality) which are no less onerous than those imposed by this Agreement.

7.2	Each party may only engage Permitted Recipients that are Processors:

7.2.1

where the Processor has provided sufficient guarantees to implement appropriate technical and organisational measures that applicable processing will meet the requirements of the Data Protection Laws; and,

7.2.2	subject to written agreements that comply with the Data Protection Laws, including, where applicable, the requirements set out in Article 28 of GDPR and UK GDPR.

7.3

Except as provided in this Agreement, including with respect to the Agreed Use Cases (but subject always to the Restrictions and Mitigations), or as required by applicable laws, neither party shall disclose Shared Personal Data to any third parties without the other party’s prior written consent.

8.	DATA SUBJECTS’ RIGHTS AND NOTIFICATION TO SUPERVISORY AUTHORITIES

8.1

Any party that receives a Data Subject Request which relates directly or indirectly to the processing of Shared Personal Data shall contact the Point of Contact for Data at the other party as soon as possible, and in any event within five (5) business days of receipt of the request, providing a copy of the Data Subject Request and reasonable details of the circumstances giving rise to the request.

8.2

The parties agree to provide reasonable assistance as is necessary to each other to enable them to comply with Data Subject Requests and to respond to any other queries or complaints from Data Subjects. The Joint Controller that originally collected (or otherwise obtained) the Shared Personal Data that is the subject of the Data Subject Request shall have primary responsibility for handling that request.

8.3

Any party that receives correspondence from a supervisory authority or other data protection regulator which relates to the processing of Shared Personal Data shall contact the Point of Contact for Data as soon as possible and in any event within three (3) business days of receipt of the request. The parties agree to provide reasonable assistance as is necessary to each other to enable them to respond to and comply with the correspondence from the supervisory authority or other data protection regulator.

9.	DATA RETENTION AND DELETION

Each Joint Controller shall handle retention and deletion of Shared Personal Data in accordance with its own data retention policy (or any agreed joint data retention policy, if relevant), but in no event shall retain the data for longer than necessary for the Agreed Use Case(s).

10.	TRANSFERS

Where a party transfers any Shared Personal Data outside a jurisdiction, including the United Kingdom and the European Economic Area, that imposes restrictions on transferring Personal Data outside of such a jurisdiction, it shall ensure that such transfer complies with the Data Protection Laws, including by implementing an approved data transfers mechanism such as approved data transfers agreements.

11.	CONFIDENTIALITY

Each party will use the Confidential Information of the other party only to exercise its rights and perform its obligations under this Agreement. Neither party will disclose Confidential Information of the other party to any third party except to: Permitted Recipients that are subject to substantially similar confidentiality requirements; or, to the extent specifically required by public authorities, pursuant to applicable laws and regulations. The receiving party shall use commercially reasonable efforts to oppose such requests for disclosure where there are reasonable grounds for doing so, and to seek protection or continued confidential treatment of the information.

12.	LIABILITY

12.1

The parties agree that each party shall only be responsible for any fines, regulatory penalties, damages, costs, compensation claims and other liabilities to third parties to the extent that such liabilities result from that party’s breach of the Data Protection Laws or this Agreement.

12.2

To the fullest extent permitted by applicable laws, neither party will be liable to the other under or in connection with this Agreement, whether in contract, tort (including negligence), misrepresentation (whether tortious or statutory), breach of statutory duty or otherwise for any special, incidental, indirect or consequential damages or for loss of data, loss of profits, business interruption, or similar damages or loss, even if such party has been advised of the possibility of such damages.

13.	GOVERNANCE

13.1

The parties will meet to review the effectiveness of this data sharing initiative every three (3) months (or such frequency as the parties may agree from time to time), having consideration to the aims and purposes set out in this Agreement.

13.2	The review of the effectiveness of this Agreement will involve:

13.2.1	assessing whether the purposes for which the Shared Personal Data is being processed are still the ones listed in Schedule 1 of this Agreement;

13.2.2

if new or modified purposes for which the Shared Personal Data is being processed are necessary or desirable, assessing whether the risks to the goodwill and reputation of Ivory’s brands (and/or which New Toro would agree to for its own brands for such purposes) are greater than the risks associated with the purposes as set forth in Schedule 1 on the date of this Agreement and, if so, additional consideration shall be given to Ivory in assessing such new or modified purposes;

13.2.3	assessing whether the Shared Personal Data is still as listed in Schedule 1 of this Agreement;

13.2.4

assessing whether the Restrictions and Mitigations listed in Schedule 3 of this Agreement are being complied with and are fit for purpose (and amending them where they are found not to be fit for purpose);

13.2.5	assessing whether the legal framework governing data quality, retention, and data subjects’ rights are being complied with; and,

13.2.6	assessing whether any Personal Data Breaches involving the Shared Personal Data have been handled in accordance with this Agreement and the Data Protection Laws.

14.	TERMINATION

14.1	Either party may terminate this Agreement:

14.1.1

For its convenience upon six (6) months’ notice to the other party at any time following the date on which Ivory ceases to be the owner, directly or indirectly, of at least forty percent (40%) of the outstanding shares of New Toro; and

14.1.2

upon notice to the other party in the event of a Material Breach by the other party if such Material Breach is not remedied by the other party within sixty (60) days following such party’s receipt of notice of such Material Breach.

14.2	Ivory may terminate this Agreement upon notice to New Toro in the event that the Brand Licence Agreement between the parties expires or otherwise terminates in accordance with the provisions thereof.

14.3

Upon the effective date of termination of this Agreement for any reason, each party will immediately cease use of Shared Personal Data received from the other party and delete such data from its systems (including those of any Permitted Recipients); provided, for clarity, that the foregoing will not apply to any Personal Data that were obtained by the party directly from the data subject or from a third party, including such Personal Data that are duplicative of Shared Personal Data received from the other party. No further Personal Data will be shared by either party.

14.4

Termination or expiry of this Agreement (for whatever reason) shall not affect (i) the validity or enforceability of any of the terms and conditions of this Agreement intended to have continuing effect, or (ii) the accrued rights of the parties arising in any way out of this Agreement at the date of termination.

15.	VARIATION

No variation of this Agreement shall be effective unless it is in writing, referencing this Agreement, and signed by the parties (or their authorised representatives).

16.	CHANGES TO THE APPLICABLE LAW

In case the Data Protection Laws and any ancillary laws change in a way that the Agreement is no longer adequate for the purpose of governing lawful data sharing exercises, the parties agree that the parties will negotiate in good faith to review the Agreement in light of such changes.

17.	GOVERNING LAW

This Agreement and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation shall be governed by and construed in accordance with the laws of England and Wales.

18.	JURISDICTION

Each party irrevocably agrees that the courts of England and Wales shall have non-exclusive jurisdiction to settle any dispute or claim (including non-contractual disputes or claims arising out of or in connection with this Agreement or its subject matter or formation).

This Agreement has been entered into on the date stated at the beginning of it.

Signed by: _______________________	_______________________

Position:	Authorised Signatory

for and on behalf of Informa PLC

Signed by: _______________________	_______________________

Position:	Authorised Signatory

for and on behalf of TechTarget, Inc.

Schedule 1

This Schedule 1 sets out the Agreed Use Cases for the Shared Personal Data, together with the categories of Personal Data comprising Shared Personal Data.

Agreed Use Case	Shared Personal Data

To attract and retain first party audiences for first party media content, via audience marketing campaigns or other similar methods.

•  Demographic data such as event/media registration data, including name, title, business contact details.

•  Firmographic data, such as company, company size, market sector.

•  Behavioural data, such as noted interests based on historical content consumption on media sites and/or at events.

No special category or sensitive data will be included.

To support the fulfilment of marketing programmes/ services in order to provide impressions, clicks or leads to clients/ customers.

•  Demographic data such as event/media registration data, including name, title, business contact details.

•  Firmographic data, such as company, company size, market sector.

•  Behavioural data, such as noted interests based on historical content consumption on media sites and/or at events.

No special category or sensitive data will be included.

To derive buyer level insights and intent for both internal use and for customers, including the evaluation of audiences according to their level of depth, recency and frequency of engagement, to help focus and target marketing and sales activities.

•  Demographic data such as event/media registration data, including name, title, business contact details.

•  Firmographic data, such as company, company size, market sector.

•  Behavioural data, such as noted interests based on historical content consumption, on media sites and/or at events.

No special category or sensitive data will be included.

Each party marketing its products and services (such as events, white papers, etc.) to its respective target market.	• Demographic data such as event/media registration data, including name, title, business contact details.

•  Firmographic data, such as company, company size, market sector.

•  Behavioural data, such as noted interests based on historical content consumption on media sites and/or at events.

No special category or sensitive data will be included.

Enrichment of each party’s audience data and data subject permissions based on the above processing activities.

•  Demographic data such as event/media registration data, including name, title, business contact details.

•  Firmographic data, such as company, company size, market sector.

•  Behavioural data, such as noted interests based on historical content consumption on media sites and/or at events.

No special category or sensitive data will be included.

Schedule 2

This Schedule 2 sets out each party’s obligations as they relate to transparency and consent, including by providing fair processing information (i.e. notice) to Data Subjects of the processing of the Shared Personal Data, the managing of obtaining consents and handling opt-out requests (and any revocations of consents), subject to Schedule 3.

1.	Obligations on the Party providing Shared Personal Data

1.1.	Legacy Data. Each party shall only make Shared Personal Data available to the other party where:

1.1.1	the Data Subject was informed of the identity of the Controller collecting their Personal Data at the time of collection;

1.1.2	the Data Subject was informed that their Personal Data may be processed for purposes the same as, or substantially similar to, the Agreed Use Cases at the time of collection;

1.1.3	the Data Subject was informed that their Personal Data may be shared with other companies in the same group for such purposes at the time of collection;

1.1.4

the Data Subject has not indicated that they no longer wish their Personal Data to be used for purposes the same as, or substantially similar to, the Agreed Use Cases, whether by making a Data Subject Rights Request, revoking a consent previously provided or opting-out from such processing by any means; and,

1.1.5

In respect of the Consent Countries, it has obtained a positive indication of consent from the Data Subject that the processing of their Personal Data in-line with 1.1.1 to 1.1.3 above was acceptable and that the Data Subject has not withdrawn this indication as set out in 1.1.4 above.

Each party shall take such diligence steps are as are necessary to establish that 1.1.1 to 1.1.4 above are accurate, including by taking such steps and providing such evidence as the other party may reasonably request.

1.2.

New Data. From thirty (30) days after the date this Agreement is signed, each party shall only make Shared Personal Data available to the other party where the Data Subject was provided with the following information (which may have been provided through a combination of a privacy policy available at the point of collection and “just in time” notices posted at the point of data collection):

1.2.1

the identity and the contact details of the Controller collecting the Personal Data, which must also include the following statement at the point of data collection: “An Informa Company”. This shall be communicated alongside a description of the essence of the arrangements between the parties as Joint Controllers, which may be included in the parties’ respective privacy policies;

1.2.2	the contact details of the data protection officer for the party collecting the Personal Data;

1.2.3

the purposes for which the Personal Data will be processed and the legal basis for the processing, including a summary of any legitimate interests relied upon by the Controller, and, in particular, that the Personal Data may be processed for the Agreed Use Cases and that the Data Subject may opt-out of such use. In respect of Data Subjects in the Consent Countries, each party will obtain the Data Subject’s prior consent to such use (including by other Informa Group Companies) before including their Personal Data in the Shared Personal Data;

1.2.4	the possibility of the Data Subject’s Personal Data being shared with other Informa Group Companies, together with other potential recipients or categories of recipients, if any;

1.2.5

the fact that the Controller intends to transfer Personal Data to other countries around the world, including a description of any appropriate or suitable safeguards (e.g. EU Standard Contractual Clauses) and the means by which to obtain a copy of them;

1.2.6	the period for which the personal data will be stored, or if that is not possible, the criteria used to determine that period;

1.2.7

the existence of the right to request from the Controller access to and rectification or erasure of personal data or restriction of processing concerning the Data Subject or to object to processing as well as the right to data portability;

1.2.8	where the processing is based on consent, the existence of the right to withdraw consent at any time, without affecting the lawfulness of processing based on consent before its withdrawal;

1.2.9	the right to lodge a complaint with a supervisory authority; and,

1.2.10

whether the provision of Personal Data is a statutory or contractual requirement, or a requirement necessary to enter into a contract, as well as whether the Data Subject is obliged to provide the Personal Data and of the possible consequences of failure to provide such data.

1.3.	Opt-outs and Revoked Consent

Shared Personal Data shall not include any Personal Data in respect of which the Data Subject has opted-out (or revoked any previous consent) of processing for purposes the same as, or substantially similar to, the Agreed Use Cases.

2.	Obligations on a Party using Shared Personal Data

2.1.	When processing Shared Personal Data, each party shall ensure that every communication sent to Data Subjects as a result of such processing:

2.1.1	identifies the sender and also includes in a reasonably prominent manner, the descriptor: “an Informa Company”;

2.1.2	includes a prominent link to a privacy policy that includes each of the items listed in 1.2.1 to 1.2.10 above; and

2.1.3

contains a clear and easy-to-use means by which the Data Subject may communicate a change in their preferences, such as by opting-out or revoking any previously given consent. Such means may include: (a) providing a prominent unsubscribe option in each electronic communication, and (b) including a prominent link to a preference centre that enables a Data Subject to make granular choices regarding the uses and sharing of their Personal Data.

2.2.

Each party shall promptly record the means, date and time-stamp of any and all indications from Data Subjects, howsoever received, that they no longer wish the Controller to use and/or share their Personal Data for any particular purposes, including the Agreed Use Cases. Each party shall honour such requests in full except to the extent that it is not required to do so by the Data Protection Laws.

Schedule 3

This Schedule 3 sets out the Restrictions and Mitigations that a party processing Shared Personal Data must apply to its processing and use of such data.

Agreed Use Case	Restrictions and Mitigations
To attract and retain first party audiences for first party media content, via audience marketing campaigns or other similar methods.

The requesting business should show business justification for targeting this audience (i.e. the request should be supported by evidence of profiles’ topic alignment).

High volume of data in EU (over 5,000) will require a Privacy Assessment before data is shared.

Activation via SMS or telephone will require a Privacy Assessment before data is shared.

Where a Privacy Assessment finds a sharing request is high risk despite the existing controls, such a request will require approval of the CEO of the sharing entity/division.

Data access via sharing will be “System to System” and manual downloads of audience records is prohibited.

Data sharing request will be use-case specific, data records obtained via sharing would be limited to the initial use case. Any subsequent use case would warrant a reassessment.

The preference centres, when available, will be the master data for all consent consideration.

To support the fulfilment of marketing programmes/ services in order to provide impressions, clicks or leads to clients/ customers.

Shared Personal Data must not include Personal Data relating to a Data Subject in the European Economic Area where its use may involve it being shared with a third party without the Data Subject having consented to such sharing.

The requesting business should show business justification for targeting this audience (i.e. the request should be supported by evidence of profiles’ topic alignment).

High volume of data in EU (over 5,000) will require a Privacy Assessment before data is shared.

Activation via SMS or telephone will require a Privacy Assessment before data is shared.

Where a Privacy Assessment finds a sharing request is high risk despite the existing controls, such a request will require approval of the CEO of the sharing entity/division.

Data access via sharing will be “System to System” and manual downloads of audience records is prohibited.

Data sharing request will be use-case specific, data records obtained via sharing would be limited to the initial use case. Any subsequent use case would warrant a reassessment.

Agreed Use Case	Restrictions and Mitigations

To derive buyer level insights and intent for both internal use and for customers, including the evaluation of audiences according to their level of depth, recency and frequency of engagement, to help focus and target marketing and sales activities.

Shared Personal Data must not include Personal Data relating to a Data Subject in the European Economic Area where its use may involve it being shared with a third party without the Data Subject having consented to such sharing.

Data access via sharing will be “System to System” and manual downloads of audience records is prohibited.

Data sharing request will be use-case specific, data records obtained via sharing would be limited to the initial use case. Any subsequent use case would warrant a reassessment.

The parties will apply technical and organisational controls to prevent activation.

Each party marketing its products and services (such as events, white papers, etc.) to its respective target market.

The requesting business should show business justification for targeting this audience (i.e. the request should be supported by evidence of profiles’ topic alignment).

High volume of data in EU (over 5,000) will require a Privacy Assessment before data is shared.

Activation via SMS or telephone will require a Privacy Assessment before data is shared.

Where a Privacy Assessment finds a sharing request is high risk despite the existing controls. such a request will require approval of the CEO of the sharing entity/division.

Data access via sharing will be “System to System” and manual downloads of audience records is prohibited.

Data sharing request will be use-case specific, data records obtained via sharing would be limited to the initial use case. Any subsequent use case would warrant a reassessment.

The preference centres, when available, will be the master data for all consent consideration.

Enrichment of each party’s audience data and data subject permissions based on the above processing activities.

The parties will apply technical and organisational controls to prevent activation.

Data access via sharing will be “System to System” and manual downloads of audience records is prohibited.

Data sharing request will be use-case specific, data records obtained via sharing would be limited to the initial use case. Any subsequent use case would warrant a reassessment.

Schedule 4

This Schedule 4 sets out the Consent Countries in which each party must obtain consent before sharing Personal Data with the other party.

Region	Countries

Americas	Brazil, Canada, Mexico

Europe	Austria, Belgium, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, Netherlands, Norway, Poland, Portugal, Romania, Slovakia, Slovenia, Switzerland, Spain, Sweden, Ukraine

Middle East and Africa	Israel, South Africa

APAC	China, India, Japan, South Korea

Annex M

THIS BRAND LICENSE AGREEMENT is dated     2024 (this “Agreement”).

PARTIES

(1)	INFORMA GROUP LIMITED. incorporated and registered in England and Wales with company number 03099067 whose registered office is at 5 Howick Place London (the “Licensor”); and

(2)	TECHTARGET, INC., a Delaware corporation, headquartered at 275 Grove Street, Newton, MA 02466 (the “Licensee”),

each a “Party” and together the “Parties”.

RECITALS

(A)

WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of January 10, 2024 (the “Merger Agreement”), by and among TechTarget, Inc., Licensee, Toro Acquisition Sub LLC, Informa PLC, Informa US Holdings Limited, and Informa Intrepid Holdings Inc., at a closing held on the date hereof, among other things Informa US Holdings Limited contributed all of the issued and outstanding shares of capital stock of Informa Intrepid Holdings Inc., plus cash, to Toro CombineCo, Inc. (“ComebineCo”), in exchange for shares of CombineCo Common Stock;

(B)

WHEREAS, in connection with the transactions contemplated by the Merger Agreement, Licensor wishes to grant a limited license to the Licensee to use the Licensed IP (as defined below) solely in connection with the Data Sharing Agreement subject to and upon the terms and conditions of this Agreement; and

(C)	WHEREAS, the execution and delivery of this Agreement at the Closing is required by the Merger Agreement.

(D)

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AGREED TERMS

1.	DEFINITIONS AND INTERPRETATION

Capitalized terms used but not defined herein shall have the meaning set forth in the Merger Agreement. For purposes of this Agreement, the following definitions and rules of interpretation apply:

1.1	Definitions:

1.1.1	Agreed Use Cases: has the meaning specified in the Data Sharing Agreement.

1.1.2	Commencement Date: means the date specified at the top of this Agreement.

1.1.3

Confidential Information: means any non-public information that is designated as “confidential” by the disclosing Party or that should reasonably be considered to be confidential under the circumstances surrounding disclosure. Confidential Information includes the terms of this Agreement. Confidential Information does not include any information that: (a) was previously known to the receiving Party; (b) is received from a third Party without similar restriction; (c) is or becomes publicly available other than through breach of this Agreement or wrongful act of a third Party; or (d) is independently developed by the receiving Party without the use of the other Party’s Confidential Information.

1.1.4	Data Sharing Agreement: means the data sharing agreement between the Parties dated as of the Commencement Date.

1.1.5	Licensed IP: means the word INFORMA to be used solely as part of the complete phrase “an Informa Company.”

1.1.6

IPRs: means (a) patents, designs, trade marks, trade names, copyright and related rights, database rights, knowhow and confidential information (whether registered or unregistered); (b) all other intellectual property rights and similar or equivalent rights anywhere in the world which currently exist or are recognised in the future; and (c) applications, extensions and renewals in relation to any such rights.

1.1.7	Permitted Recipient: means each of the Parties’ professional advisers, or a relevant regulator, or any other third Party as may be agreed by the Parties in writing from time to time.

1.1.8

Territory: means the following countries: Australia, Brazil, Canada, Egypt, France, Germany, Hong Kong SAR, India, Japan, Monaco, Netherlands, P.R. China, Saudi Arabia, Singapore, Switzerland, Thailand, Turkey, United Kingdom, United Arab Emirates, and United States, and any other country or jurisdiction added in accordance with clause 2.2.

2.	GRANT OF LICENSE

2.1

Subject to and upon the terms and conditions of this Agreement, the Licensor, on behalf of itself and its Affiliates, hereby grants to the Licensee during the Term a non-exclusive, fully paid, royalty-free, non-sublicensable, non-transferrable license to use the Licensed IP solely in connection and combination with the term CombineCo in the Territory and solely to the extent necessary for Licensee to exercise its rights in the Agreed Use Cases in accordance with the terms of the Data Sharing Agreement.

2.2

Licensee may request to add another country(ies) or jurisdiction(s) to the Territory from time to time. Subject to Licensor consenting in writing, each such country or jurisdiction shall be deemed to be included within the definition of Territory as from the date of Licensor’s written consent.

2.3

Notwithstanding the foregoing, the licenses and rights granted by Licensor herein do not include the right to, and Licensee shall not, use or sublicense the Licensed IP (or any name that is derivative of or confusingly similar thereto) as or in a corporate name, fictitious name, trade name, domain name or the like.

2.4

Except as expressly provided in this Agreement, nothing shall operate to grant the Licensee, and the Licensee shall not apply for or obtain, any other rights in or in relation to the Licensed IP (or any name that is derivative of or confusingly similar thereto) in any country.

3.	LICENSEE’S OBLIGATIONS

3.1	The Licensee undertakes to the Licensor not to use the Licensed IP otherwise than in accordance with the terms of this Agreement.

3.2	The Licensee undertakes not to commit or omit any act or pursue any course of conduct, during the Term, which might tend to:

3.2.1	bring the Licensor or the Licensed IP into disrepute;

3.2.2	damage the goodwill or reputation of the Licensor or that attaching to the Licensed IP;

3.2.3	prejudice the validity or enforceability of any IPRs in the Licensed IP;

3.2.4	damage or reduce the value of the Licensed IP;

3.2.5	dilute or reduce the value or strength of the Licensed IP; or

3.2.6	distort or damage the image associated with the Licensed IP,

except that Licensee shall not be deemed to have breached its obligations set forth in this Section 3.2 as a result of any action taken in compliance with the Agreed Use Cases.

3.3	Licensor has the right to provide, and Licensee shall comply with, such quality control standards and procedures and directions as to the form and manner in which the Licensed IP are used as may be reasonably necessary to ensure the quality of the Licensed IP and to protect the validity and goodwill of the Licensed IP. Licensor (by itself or through its authorized agent) reserves the right to review Licensee’s advertising, promotional and any other materials using the Licensed IP, all for the purpose of ensuring that the nature and quality of goods and services and use of the Licensed IP are maintained as required herein. Licensee shall comply strictly with the directions of Licensor regarding the form and manner of the application of the Licensed IP.

3.4	Save as provided in clause 2.1, no other trade mark, logo, company name, trade name or the like may be affixed or used in proximity to the Licensed IP.

3.5	The Licensee undertakes to comply with all applicable laws, regulations and decisions of any relevant court, tribunal, regulatory body or ombudsman from time to time.

4.	OWNERSHIP

4.1

The Licensee acknowledges and agrees that as between the Parties, and subject to the rights granted under this Agreement, all rights and interest in and title to the Licensed IP, and any goodwill accruing from the use of the Licensed IP shall vest in, and inure to the benefit of, the Licensor. Notwithstanding the foregoing, the Licensee shall on request of the Licensor assign any goodwill in the Licensed IP to the Licensor (or its designee).

5.	LICENSED IP – MAINTENANCE AND ENFORCEMENT

5.1

The Parties acknowledge that the trade mark laws of some countries contain a requirement that a trade mark license must be recorded, or the Licensee must be recorded as a registered user, against the applicable registered trade mark at the trade mark registry (“Recordal”). Where the Licensor wishes to apply for Recordal of the Licensed IP in any country (whether because it is mandatory, or recommended by Licensor’s external trade mark counsel or otherwise desirable to do so), the Licensee shall assist the Licensor with any necessary formalities relating to the Recordal. Where Licensor has not applied for Recordal and Licensee desires to do to, Licensee shall be entitled to apply for Recordal itself at its cost (provided Licensor has given its prior written consent). The costs of any other Recordal shall be borne by the Licensor, provided that in each case the Licensee shall bear its own costs for providing necessary assistance to the Licensor. The terms of this Clause 5.1 shall also apply in relation to the maintenance of any Recordal or any requirement to record a change to, or the expiry or termination of, this Agreement.

5.2	Subject to Clause 5.1, the costs and expenses of the maintenance, registration and recording (as applicable) of the Licensed IP shall be at the election of and for the account of the Licensor.

6.	INFRINGEMENT

6.1

The Licensee shall notify the Licensor as soon as practicable after it becomes aware of any actual, threatened or suspected infringement of any IPRs in the Licensed IP. The notification shall be in writing and contain, as far as possible, full particulars of the actual, threatened or suspected infringement.

6.2

If the Licensee becomes aware that any other person or entity alleges that any IPRs in relation to the Licensed IP are invalid or that the use of the Licensed IP infringes any rights of another party or that the Licensed IP is otherwise attacked or vulnerable to attack, the Licensee shall immediately give the Licensor full particulars in writing thereof and shall make no comment or admission to any third party in respect thereof.

6.3

The Licensor shall have the conduct of all proceedings relating to the Licensed IP and shall at its sole discretion decide what action, if any, to take in respect of any infringement or alleged infringement of any IPRs in the Licensed IP or any other claim or counterclaim brought or threatened in respect of use or registration (as applicable) of the Licensed IP (and to retain any damages awarded). The Licensee shall not be entitled to bring any action or be joined in any action for infringement and the Licensor shall not be obliged to bring or defend any proceedings in relation to the Licensed IP if it decides in its sole discretion not to do so.

6.4

The Licensee shall at the request of the Licensor give full cooperation to the Licensor in any action, claim or proceedings brought or threatened in respect of the Licensed IP and the Licensor shall meet any reasonable expenses incurred by the Licensee in giving such assistance.

7.	CONFIDENTIALITY

Each Party will use the Confidential Information of the other Party only to exercise its rights and perform its obligations under this Agreement. Neither Party will disclose Confidential Information of the other Party to any third Party except to: Permitted Recipients that are subject to substantially similar confidentiality requirements; or, to the extent specifically required by public authorities, pursuant to applicable laws and regulations. The receiving Party shall use commercially reasonable efforts to oppose such requests for disclosure where there are reasonable grounds for doing so, and to seek protection or continued confidential treatment of the information.

8.	TERM AND TERMINATION

8.1	This Agreement shall commence on the Commencement Date and shall continue in effect until terminated in accordance with Section 8.2 (the “Term”).

8.2	Either party may terminate this Agreement:

8.2.1

For its convenience upon six (6) months’ notice to the other party at any time following the date on which Licensor ceases to be the owner, directly or indirectly, of at least forty percent (40%) of the outstanding shares of Licensee;

8.2.2

Licensor may terminate this Agreement immediately upon notice to Licensee in the event that Licensee materially breaches its obligations under this Agreement in a way that causes irreparable harm to the Informa brand, as reasonably determined by Licensor; and

8.2.3

Licensor may terminate this Agreement upon notice to Licensee in the event that Licensee materially breaches its obligations under this Agreement in a way that causes material harm to the Informa brand, as reasonably determined by Licensor, if Licensee does not remedy such breach within ninety (90) days following Licensee’s receipt of notice of such breach.

8.3	This Agreement shall terminate with immediate effect without the need for any action by a Party if the Data Sharing Agreement is terminated for any reason.

8.4	Upon termination or expiry of this Agreement for any reason:

8.4.1	the licence granted to Licensee to use the Licensed IP under this Agreement shall immediately cease and the Licensee shall cease all use of the Licensed IP;

8.4.2	Licensee shall not undertake any activities or business whatsoever under a name which is the same as, includes, or is confusingly similar to, the Licensed IP; and

8.4.3	Licensee shall cooperate in good faith with Licensor to cancel each Recordal(s).

8.5

Termination or expiry of this Agreement (for whatever reason) shall not affect (i) the validity or enforceability of any of the terms and conditions of this Agreement intended to have continuing effect, or (ii) the accrued rights of the Parties arising in any way out of this Agreement at the date of termination.

9.	ASSIGNMENT

9.1

Licensee shall not assign its rights nor delegate its obligations under this Agreement, by operation of law or otherwise, and any such attempted assignment or delegation shall be void ab initio. Licensor may make such an assignment or delegation, in whole or in part, without Licensee’s consent, provided that in the event of such assignment or delegation, the Licensee’s rights under this Agreement remain unaffected and the assignee or transferee expressly undertakes to be bound by the terms of this Agreement.

10.	VARIATION

No variation of this Agreement shall be effective unless it is in writing, referencing this Agreement, and signed by the Parties (or their authorised representatives).

11.	GOVERNING LAW

This Agreement and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation shall be governed by and construed in accordance with English law.

12.	EQUITABLE RELIEF

Each Party acknowledges and agrees that damages alone would not be an adequate remedy for a breach of this Agreement and that each party shall be entitled to seek the remedies of injunction, specific performance and other relief for any threatened or actual breach of this Agreement under applicable law.

13.	JURISDICTION

Each Party irrevocably agrees that the courts of England and Wales shall have non-exclusive jurisdiction to settle any dispute or claim (including non-contractual disputes or claims arising out of or in connection with this Agreement or its subject matter or formation).

[Signature Page on following page.]

This Agreement has been entered into on the date stated at the beginning of it.

Signed by:

Position:	Authorised Signatory

for and on behalf of Informa PLC

Signed by:

Position:	Authorised Signatory

for and on behalf of TechTarget, Inc.

Annex N

TECHTARGET, INC.

2024 INCENTIVE PLAN

1. Purpose

The purpose of this 2024 Incentive Plan (the “Plan”) of TechTarget, Inc., a Delaware corporation (the “Company”), is to advance the interests of the Company’s stockholders by enhancing the Company’s ability to attract, retain and motivate persons who are expected to make important contributions to the Company and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to better align the interests of such persons with those of the Company’s stockholders. Except where the context otherwise requires, the term “Company” shall include any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations thereunder (the “Code”) and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board of Directors of the Company (the “Board”).

2. Eligibility

All of the Company’s employees, officers and directors, as well as consultants and advisors to the Company (as the terms consultants and advisors are defined and interpreted for purposes of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), or any successor form) are eligible to be granted Awards (as defined below) under the Plan. Each person who is granted an Award under the Plan is deemed a “Participant.” The Plan provides for the following types of awards, each of which is referred to as an “Award”: Options (as defined in Section 5), SARs (as defined in Section 6), Restricted Stock (as defined in Section 7), RSUs (as defined in Section 7), Other Stock-Based Awards (as defined in Section 8) and Cash-Based Awards (as defined in Section 8). Any type of Award may be granted as a Performance Award under Section 9. Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Participants uniformly.

3. Administration and Delegation

(a) Administration by Board of Directors. The Plan will be administered by the Board. The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Board may construe and interpret the terms of the Plan and any Award agreements entered into under the Plan. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award. All actions and decisions by the Board with respect to the Plan and any Awards shall be made in the Board’s discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award.

(b) Appointment of Committees. To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a “Committee”). All references in the Plan to the “Board” shall mean the Board or a Committee of the Board (or the Delegated Persons referred to in Section 3(c)) to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee (or such Delegated Persons).

(c) Delegation to Delegated Persons. Subject to any requirements of applicable law (including as applicable Sections 152(b) and 157(c) of the General Corporation Law of the State of Delaware), the Board may, by resolution, delegate to one or more persons (including officers of the Company) or bodies (such persons or bodies, the “Delegated Persons”) the power to grant Awards (subject to any limitations under the Plan) to eligible service providers of the Company and to exercise such other powers under the Plan as the Board may determine, provided that the Board shall fix: (i) the maximum number of shares that may be issued pursuant to such resolution (which number shall include, for the avoidance of doubt, the maximum number of shares issuable upon exercise or settlement of Awards), (ii) the time period during which such Awards, and during which the shares issuable upon exercise thereof, may be issued, and (iii) the minimum consideration (if any) for which such Awards may be issued, and the minimum consideration for the shares issuable upon exercise thereof; and provided further, that no Delegated Person shall be authorized to grant Awards to itself; and provided further, that no Delegated Person shall be authorized to grant Awards to any “executive officer” of the Company (as defined by Rule 3b-7 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or to any “officer” of the Company (as defined by Rule 16a-1(f) under the Exchange Act).

(d) Awards to Non-Employee Directors. Awards to non-employee directors will be granted and administered by a Committee, all of the members of which are independent directors as defined by Section 5605(a)(2) of the Nasdaq Marketplace Rules.

(e) Foreign Award Recipients. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws and practices of jurisdictions in which the Company and its subsidiaries operate or have employees or engage individuals eligible for Awards, the Committee, in its sole discretion, shall have the power and authority to: (i) determine which subsidiaries shall be covered by the Plan; (ii) determine which individuals outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to individuals outside the United States to comply with applicable foreign laws, policies, customs, or practices; (iv) establish subplans and modify exercise procedures and other terms and procedures, to the extent the Committee determines such actions to be necessary or advisable (and such subplans and/or modifications shall be attached to this Plan as appendices); provided, however, that no such subplans and/or modifications shall increase the share limitations contained in Section 4(a) hereof; and (v) take any action, before or after an Award is made, that the Committee determines to be necessary or advisable to obtain approval or comply with any local governmental regulatory exemptions or approvals. Notwithstanding the foregoing, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate the Exchange Act or any other applicable United States securities law, the Code, or any other applicable United States governing statute or law.

4. Stock Available for Awards

(a) Number of Shares; Share Counting.

(1) Authorized Number of Shares. Subject to adjustment under Section 10, Awards may be made under the Plan for up to such number of shares of common stock, $0.001 par value per share, of the Company (the “Common Stock”) as is equal to the sum of:

(A) a number of shares of Common Stock equal to (i) 11% of the total number of shares of Common Stock outstanding immediately following the consummation of the transactions contemplated in the Agreement and Plan of Merger, dated as of January 10, 2024, by and among TechTarget, Inc. (“Legacy TechTarget”), the Company (then known as Toro CombineCo, Inc.), Toro Acquisition Sub, LLC, Informa PLC, Informa US Holdings Limited and Informa Intrepid Holdings, Inc., as such agreement may be amended from time to time (the “Merger Agreement”) minus (ii) such number of shares of Common Stock as is equal to the number of shares of Common Stock that are subject to Unvested CombineCo RSUs (as such term is defined in the Merger Agreement) issued solely in respect of restricted stock units granted by Legacy TechTarget between January 10, 2024 and the Effective Date; plus

(B) such additional number of shares of Common Stock as is equal to the number of shares of Common Stock that are subject to Unvested CombineCo RSUs which expire, terminate or are otherwise surrendered, canceled, or forfeited.

Subject to adjustment under Section 10, up to 7,700,000 of the shares of Common Stock available for issuance under the Plan may be issued as Incentive Stock Options (as defined in Section 5(b)) under the Plan. Shares of Common Stock issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

(2) Share Counting. For purposes of counting the number of shares available for the grant of Awards under the Plan under this Section 4(a):

(A) all shares of Common Stock covered by SARs shall be counted against the number of shares available for the grant of Awards under the Plan; provided, however, that (i) SARs that may be settled only in cash shall not be so counted and (ii) if the Company grants an SAR in tandem with an Option for the same number of shares of Common Stock and provides that only one such Award may be exercised (a “Tandem SAR”), only the shares covered by the Option, and not the shares covered by the Tandem SAR, shall be so counted, and the expiration of one in connection with the other’s exercise will not restore shares to the Plan;

(B) to the extent that an Award may be settled only in cash, no shares shall be counted against the shares available for the grant of Awards under the Plan;

(C) if any Award (i) expires or is terminated, surrendered or cancelled without having been fully exercised or is forfeited in whole or in part (including as the result of shares of Common Stock subject to such Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right) or (ii) results in any Common Stock not being issued (including as a result of an Award that was settleable either in cash or in stock actually being settled in cash), the unused Common Stock covered by such Award shall again be available for the grant of Awards; provided, however, that (1) in the case of Incentive Stock Options, the foregoing shall be subject to any limitations under the Code, (2) in the case of the exercise of an SAR, the number of shares counted against the shares available under the Plan shall be the full number of shares subject to the SAR multiplied by the percentage of the SAR actually exercised, regardless of the number of shares actually used to settle such SAR upon exercise and (3) the shares covered by a Tandem SAR shall not again become available for grant upon the expiration or termination of such Tandem SAR;

(D) shares of Common Stock delivered (either by actual delivery, attestation or net exercise) to the Company by a Participant to (i) purchase shares of Common Stock upon the exercise of an Award or (ii) satisfy tax withholding obligations with respect to Awards (including shares retained from the Award creating the tax obligation) shall be added back to the number of shares available for the future grant of Awards, provided that no more than the number of shares used to satisfy the statutory minimum tax withholding obligation shall be added back to the Plan pursuant to this Section 4(a)(2)(D)(ii); and

(E) shares of Common Stock repurchased by the Company on the open market using the proceeds from the exercise of an Award shall not increase the number of shares available for future grant of Awards.

(b) Limit on Awards to Non-Employee Directors. The maximum aggregate amount of cash and value of Awards (calculated based on grant date fair value for financial reporting purposes) granted in any calendar year to any individual non-employee director for services as a director shall not exceed $1,000,000 in the case of an incumbent director; provided, however, that such maximum aggregate amount shall not exceed $1,250,000 in any calendar year for any individual non-employee director for services as a director in such non-employee director’s initial year of election or appointment; and provided, further, however, that fees paid by the Company on behalf of any non-employee director in connection with regulatory compliance, any amounts paid or Awards made pursuant to a bona fide consulting agreement for services other than as a director, any amounts paid to a non-employee director as reimbursement of an expense and any financial statement expense associated with the modification of an outstanding award (whether or not granted under the Plan) shall not count against the foregoing limit. The Board may make exceptions to this limit for individual non-employee directors in extraordinary circumstances, as the Board may determine in its discretion, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation.

(c) Substitute Awards. In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Awards in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute Awards may be granted on such terms as the Board deems appropriate in the circumstances, notwithstanding any limitations on Awards contained in the Plan. Substitute Awards shall not count against the overall share limit set forth in Section 4(a)(1) or any sublimits contained in the Plan, except as may be required by reason of Section 422 and related provisions of the Code.

5. Stock Options

(a) General. The Board may grant options to purchase Common Stock (each, an “Option”) and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as the Board considers necessary or advisable.

(b) Incentive Stock Options. An Option that the Board intends to be an “incentive stock option” as defined in Section 422 of the Code (an “Incentive Stock Option”) shall only be granted to employees of TechTarget, Inc., any of TechTarget, Inc.’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code, and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. An Option that is not intended to be an Incentive Stock Option shall be designated a “Nonstatutory Stock Option.” The Company shall have no liability to a Participant, or any other person, if an Option (or any part thereof) that is intended to be an Incentive Stock Option is not an Incentive Stock Option or if the Company converts an Incentive Stock Option to a Nonstatutory Stock Option.

(c) Exercise Price. The Board shall establish the exercise price of each Option or the formula by which such exercise price will be determined. The exercise price shall be specified in the applicable Option agreement. The exercise price shall be not less than 100% of the Grant Date Fair Market Value (as defined below) of the Common Stock on the date the Option is granted; provided that if the Board approves the grant of an Option with an exercise price to be determined on a future date, the exercise price shall be not less than 100% of the Grant Date Fair Market Value on such future date. “Grant Date Fair Market Value” of a share of Common Stock for purposes of the Plan will be determined as follows:

(1) if the Common Stock trades on a national securities exchange, the closing sale price (for the primary trading session) on the date of grant; or

(2) if the Common Stock does not trade on any such exchange, the average of the closing bid and asked prices on the date of grant as reported by an over-the-counter marketplace designated by the Board; or

(3) if the Common Stock is not publicly traded, the Board will determine the Grant Date Fair Market Value for purposes of the Plan using any measure of value it determines to be appropriate (including, as it considers appropriate, relying on appraisals) in a manner consistent with the valuation principles under Code Section 409A of the Code or any successor provision thereto, and the regulations thereunder (“Section 409A”), except as the Board may expressly determine otherwise.

For any date that is not a trading day, the Grant Date Fair Market Value of a share of Common Stock for such date will be determined by using the closing sale price or average of the bid and asked prices, as appropriate, for the immediately preceding trading day and with the timing in the formulas above adjusted accordingly. The Board can substitute a particular time of day or other measure of “closing sale price” or “bid and asked prices” if appropriate because of exchange or market procedures or can, use weighted averages either on a daily basis or such longer period, in each case to the extent permitted by Section 409A.

The Board shall determine the Grant Date Fair Market Value for purposes of the Plan, and all Awards are conditioned on the Participant’s agreement that the Board’s determination is conclusive and binding even though others might make a different determination.

(d) Duration of Options. Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable Option agreement; provided, however, that no Option will be granted with a term in excess of 10 years.

(e) Exercise of Options. Options may be exercised by delivery to the Company of a notice of exercise in a form (which may be electronic) approved by the Company, together with payment in full (in the manner specified in Section 5(f)) of the exercise price for the number of shares for which the Option is exercised. Shares of Common Stock subject to the Option will be delivered by the Company as soon as practicable following exercise.

(f) Payment Upon Exercise. Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

(1) in cash or by check, payable to the order of the Company;

(2) except as may otherwise be provided in the applicable Option agreement or approved by the Board, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company funds sufficient to pay the exercise price and any required tax withholding;

(3) to the extent provided for in the applicable Option agreement or approved by the Board, by delivery (either by actual delivery or attestation) of shares of Common Stock owned by the Participant valued at their fair market value (valued in the manner determined or approved by the Board), provided (i) such method of payment is then permitted under applicable law, (ii) such Common Stock, if acquired directly from the Company, was owned by the Participant for such minimum period of time, if any, as may be established by the Board and (iii) such Common Stock is not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;

(4) to the extent provided for in the applicable Nonstatutory Stock Option agreement or approved by the Board, by delivery of a notice of “net exercise” to the Company, as a result of which the Participant would receive (i) the number of shares underlying the portion of the Option being exercised, less (ii) such number of shares as is equal to (A) the aggregate exercise price for the portion of the Option being exercised divided by (B) the fair market value of the Common Stock (valued in the manner determined or approved by the Board) on the date of exercise;

(5) to the extent permitted by applicable law and provided for in the applicable Option agreement or approved by the Board, by payment of such other lawful consideration as the Board may determine; provided, however, that in no event may a promissory note of the Participant be used to pay the Option exercise price; or

(6) by any combination of the above permitted forms of payment.

(g) Limitation on Repricing. Unless such action is approved by the Company’s stockholders, the Company may not (except as provided for under Section 10): (1) amend any outstanding Option granted under the Plan to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding Option; (2) cancel any outstanding option (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan (other than Awards granted pursuant to Section 4(c)) covering the same or a different number of shares of Common Stock and having an exercise or measurement price per share lower than the then-current exercise price per share of the cancelled option; (3) cancel in exchange for a cash payment any outstanding Option with an exercise price per share above the then-current fair market value of the Common Stock (valued in the manner determined or approved by the Board); or (4) take any other action under the Plan that constitutes a “repricing” within the meaning of the rules of the Nasdaq Stock Market or any other exchange or marketplace on which the Company’s stock is listed or traded (the “Exchange”).

(h) No Reload Options. No Option granted under the Plan shall contain any provision entitling the Participant to the automatic grant of additional Options in connection with any exercise of the original Option.

(i) No Dividend Equivalents. No Option shall provide for the payment or accrual of dividend equivalents.

6. Stock Appreciation Rights

(a) General. The Board may grant Awards consisting of stock appreciation rights (“SARs”) entitling the holder, upon exercise, to receive an amount of Common Stock or cash or a combination thereof (such form to be determined by the Board) determined by reference to appreciation, from and after the date of grant, in the fair market value of a share of Common Stock (valued in the manner determined or approved by the Board) over the measurement price established pursuant to Section 6(b). The date as of which such appreciation is determined shall be the exercise date.

(b) Measurement Price. The Board shall establish the measurement price of each SAR and specify it in the applicable SAR agreement. The measurement price shall not be less than 100% of the Grant Date Fair Market Value of the Common Stock on the date the SAR is granted; provided that if the Board approves the grant of an SAR effective as of a future date, the measurement price shall be not less than 100% of the Grant Date Fair Market Value on such future date.

(c) Duration of SARs. Each SAR shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable SAR agreement; provided, however, that no SAR will be granted with a term in excess of 10 years.

(d) Exercise of SARs. SARs may be exercised by delivery to the Company of a notice of exercise in a form (which may be electronic) approved by the Company, together with any other documents required by the Board.

(e) Limitation on Repricing. Unless such action is approved by the Company’s stockholders, the Company may not (except as provided for under Section 10): (1) amend any outstanding SAR granted under the Plan to provide a measurement price per share that is lower than the then-current measurement price per share of such outstanding SAR; (2) cancel any outstanding SAR (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan (other than Awards granted pursuant to Section 4(c)) covering the same or a different number of shares of Common Stock and having an exercise or measurement price per share lower than the then-current measurement price per share of the cancelled SAR; (3) cancel in exchange for a cash payment any outstanding SAR with a measurement price per share above the then-current fair market value of the Common Stock (valued in the manner determined or approved by the Board); or (4) take any other action under the Plan that constitutes a “repricing” within the meaning of the rules of the Exchange.

(f) No Reload SARs. No SAR granted under the Plan shall contain any provision entitling the Participant to the automatic grant of additional SARs in connection with any exercise of the original SAR.

(g) No Dividend Equivalents. No SAR shall provide for the payment or accrual of dividend equivalents.

7. Restricted Stock; RSUs

(a) General. The Board may grant Awards entitling recipients to acquire shares of Common Stock (“Restricted Stock”), subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award. The Board may also grant Awards entitling the recipient to receive shares of Common Stock or cash to be delivered at the time such Award vests or on a deferred basis (“RSUs”).

(b) Terms and Conditions for Restricted Stock and RSUs. The Board shall determine the terms and conditions of Restricted Stock and RSUs, including the conditions for vesting and repurchase (or forfeiture) and the issue price, if any.

(c) Additional Provisions Relating to Restricted Stock.

(1) Dividends. Any dividends (whether paid in cash, stock or property) declared and paid by the Company with respect to shares of Restricted Stock (“Unvested Dividends”) shall be paid to the Participant only if and when such shares become free from the restrictions on transferability and forfeitability that apply to such shares. Each payment of Unvested Dividends will be made no later than the end of the calendar year in which the dividends are paid to stockholders of that class of stock or, if later, the 15th day of the third month following the lapsing of the restrictions on transferability and the forfeitability provisions applicable to the underlying shares of Restricted Stock. No interest will be paid on Unvested Dividends.

(2) Stock Certificates/Issuance. The Company may require that any stock certificates issued in respect of shares of Restricted Stock, as well as dividends or distributions paid on such Restricted Stock, shall be deposited in escrow by the Participant, together with a stock power endorsed in blank, with the Company (or its designee) or, alternatively, that such shares be issued in book entry only, in the name of the Participant with appropriate transfer and forfeiture restrictions. At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions (or, to the extent the Restricted Stock was issued in book entry, remove the restrictions) to the Participant or if the Participant has died, to his or her Designated Beneficiary (as defined below).

(d) Additional Provisions Relating to RSUs.

(1) Settlement. Upon the vesting of and/or lapsing of any other restrictions with respect to each RSU, the Participant shall be entitled to receive from the Company (i.e., settlement) the number of shares of Common Stock specified in the Award agreement or (if so provided in the applicable Award agreement or otherwise determined by the Board) an amount of cash equal to the fair market value (valued in the manner determined or approved by the Board) of such number of shares or a combination thereof. The Board may provide that settlement of RSUs shall be deferred, on a mandatory basis or at the election of the Participant, in a manner that complies with Section 409A.

(2) Voting Rights. A Participant shall have no voting rights with respect to any RSUs.

(3) Dividend Equivalents. The Award agreement for RSUs may provide Participants with the right to receive an amount equal to any dividends or other distributions declared and paid on an equal number of outstanding shares of Common Stock (“Dividend Equivalents”). Dividend Equivalents may be credited to an account for the Participant and may be settled in cash and/or shares of Common Stock, in each case to the extent provided in the applicable Award agreement. Dividend Equivalents with respect to RSUs will be subject to the same restrictions on transfer and forfeitability as the RSUs with respect to which paid. No interest will be paid on Dividend Equivalents.

8. Other Stock-Based and Cash-Based Awards

(a) General. The Board may grant other Awards of shares of Common Stock, and other Awards that are valued in whole or in part by reference to, or are otherwise based on, shares of Common Stock or other property

(“Other Stock-Based Awards”). Such Other Stock-Based Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan or as payment in lieu of, or in satisfaction of, compensation to which a Participant is otherwise entitled. Other Stock-Based Awards may be paid in shares of Common Stock or cash, as the Board shall determine. The Company may also grant Awards denominated in cash rather than shares of Common Stock (“Cash-Based Awards”).

(b) Terms and Conditions. Subject to the provisions of the Plan, the Board shall determine the terms and conditions of each Other Stock-Based Award or Cash-Based Award, including any purchase price applicable thereto.

(c) Dividend Equivalents. The Award agreement for an Other Stock-Based Award may provide Participants with the right to receive Dividend Equivalents. Dividend Equivalents may be credited to an account for the Participant and may be settled in cash and/or shares of Common Stock, in each case to the extent provided in the applicable Award agreement. Dividend Equivalents with respect to Other-Stock Based Awards will be subject to the same restrictions on transfer and forfeitability as the Other Stock-Based Award with respect to which paid. No interest will be paid on Dividend Equivalents.

9. Performance Awards

(a) Grants. Awards under the Plan may be made subject to the achievement of performance goals pursuant to this Section 9 (“Performance Awards”).

(b) Performance Measures. The Board may specify that the degree of granting, vesting and/or payout of any Performance Award shall be subject to the achievement of one or more performance measures established by the Board, which may be based on the relative or absolute attainment of specified levels of one or any combination of the following, and which may be determined pursuant to generally accepted accounting principles (“GAAP”) or on a non-GAAP basis, as determined by the Board: earnings before interest, taxes, depreciation and amortization (“EBITDA”), EBITDA as adjusted for non-cash expenses (such as stock-based compensation expenses), net income (loss) (either before or after interest, taxes, depreciation and/or amortization), changes in the market price of the Common Stock, economic value-added, funds from operations or similar measure, sales or revenue, acquisitions or strategic transactions, operating income (loss), cash flow (including, but not limited to, operating cash flow and free cash flow), return on capital, assets, equity, or investment, stockholder returns, return on sales, gross or net profit levels, productivity, expense, margins, operating efficiency, customer satisfaction, working capital, earnings (loss) per share of Common Stock, sales or market shares and number of customers, or any other metric determined by the Board. Such goals may reflect absolute entity or business unit performance or a relative comparison to the performance of a peer group of entities or other external measure of the selected performance criteria and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. The Board may specify that such performance measures shall be adjusted to exclude any one or more of: (i) non-recurring or unusual gains or losses, (ii) gains or losses on the dispositions of discontinued operations, (iii) the cumulative effects of changes in accounting principles, (iv) the writedown of any asset, (v) fluctuation in foreign currency exchange rates, (vi) charges for restructuring and rationalization programs, and (vii) any other factors as the Board may determine. Such performance measures: (x) may vary by Participant and may be different for different Awards; (y) may be particular to a Participant or the department, branch, line of business, subsidiary or other unit in which the Participant works; and (z) may cover such period as may be specified by the Board. The Board shall have the authority to make equitable adjustments to the performance goals in recognition of any changes in the Company’s capitalization, unusual or non-recurring events affecting the Company or the financial statements of the Company, in response to changes in applicable laws or regulations or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles.

(c) Adjustments. The Board may adjust the cash or number of shares payable pursuant to such Performance Award, and the Board may, at any time, waive the achievement of the applicable performance measures.

(d) Dividends; Dividend Equivalents. Notwithstanding its designation as a Performance Award, no Option or SAR shall provide for the payment or accrual of dividend equivalents in accordance with Sections 5(i) and 6(g), as applicable, any dividends declared and paid by the Company with respect to shares of Restricted Stock shall be subject to Section 7(c)(i), and any right to receive Dividend Equivalents on an award of RSUs and Other Stock-Based Awards shall be subject to Sections 7(d)(3) and 8(c), as applicable.

10. Adjustments for Changes in Common Stock and Certain Other Events

(a) Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Common Stock other than an ordinary cash dividend, (i) the number and class of shares available under the Plan and the number of shares that may be issued as Incentive Stock Options, (ii) the share counting rules set forth in Section 4(a), (iii) the number, class, exercise, measurement or purchase price and any other per-share related provisions of shares subject of each outstanding Award, and (iv) any performance goals applicable to an Award, shall be equitably adjusted by the Company (or substituted Awards may be made, if applicable) in the manner determined by the Board. Without limiting the generality of the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to an outstanding Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises an Option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

(b) Reorganization Events.

(1) Definition. A “Reorganization Event” shall mean: (a) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is canceled, (b) any transfer or disposition of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange or other transaction or (c) any liquidation or dissolution of the Company.

(2) Consequences of a Reorganization Event on Awards Other than Restricted Stock.

(A) In connection with a Reorganization Event, the Board may take any one or more of the following actions as to all or any (or any portion of) outstanding Awards other than Restricted Stock on such terms as the Board determines (except to the extent specifically provided otherwise in an applicable Award agreement, another agreement between the Company and the Participant or another Company plan):

(i) provide that Awards shall be assumed, or substantially equivalent awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof);

(ii) upon written notice to a Participant, provide that unvested Awards will be forfeited immediately prior to the consummation of such Reorganization Event and/or that unexercised Awards will terminate immediately prior to the consummation of such Reorganization Event unless exercised by the Participant (to the extent then exercisable) within a specified period following the date of such notice;

(iii) provide that Awards shall become exercisable, realizable or deliverable, or restrictions applicable to an Award shall lapse, in whole or in part prior to or upon such Reorganization Event;

(iv) make or provide for a payment, in such form (which may include, without limitation, cash, cash equivalents and/or securities of the acquiring or succeeding corporation (or an affiliate thereof)) as may be determined by the Board, to Participants with respect to an Award held by a Participant equal in value to (A) the number of shares of Common Stock subject to the vested portion of the Award (after giving effect to any acceleration of vesting that occurs upon or immediately prior to such Reorganization Event) multiplied by (B) the excess, if any, of (I) the amount of cash and/or value, as determined by the Board in its discretion, of any non-cash consideration per share of Common Stock to be received by holders of Common Stock as a result of the Reorganization Event (the “Acquisition Price”) over (II) the exercise, measurement or purchase price of such Award and any applicable tax withholdings, in exchange for the termination of such Award, provided that any escrow, holdback, earn-out or similar provisions in the definitive agreement governing the Reorganization Event may, as determined by the Board, apply to such payment to the same extent and in the same manner as such provisions apply to holders of Common Stock, and provided further that if the Acquisition Price does not exceed the exercise price of such Award, then the Award shall be canceled without any payment of consideration therefor;

(v) provide that, in connection with a liquidation or dissolution of the Company, Awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise, measurement or purchase price thereof and any applicable tax withholdings); and

(vi) any combination of the foregoing.

In taking any of the actions permitted under this Section 10(b)(2)(A), the Board shall not be obligated by the Plan to treat all Awards, all Awards held by a Participant, or all Awards of the same type, identically.

(B) Notwithstanding the terms of Section 10(b)(2)(A)(i), in the case of outstanding RSUs that are subject to Section 409A: (i) if the applicable RSU agreement provides that the RSUs shall be settled upon a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i), and the Reorganization Event constitutes such a “change in control event”, then no assumption or substitution shall be permitted pursuant to Section 10(b)(2)(A)(i) and the RSUs shall instead be settled in accordance with the terms of the applicable RSU agreement; and (ii) the Board may only undertake the actions set forth in clauses (iii), (iv) or (v) of Section 10(b)(2)(A) if the Reorganization Event constitutes a “change in control event” as defined under Treasury Regulation Section 1.409A-3(i)(5)(i) and such action is permitted or required by Section 409A; if the Reorganization Event is not a “change in control event” as so defined or such action is not permitted or required by Section 409A, and the acquiring or succeeding corporation does not assume or substitute the RSUs pursuant to clause (i) of Section 10(b)(2)(A), then the unvested RSUs shall terminate immediately prior to the consummation of the Reorganization Event without any payment in exchange therefor.

(C) For purposes of Section 10(b)(2)(A)(i), an Award (other than Restricted Stock) shall be considered assumed if, following consummation of the Reorganization Event, such Award confers the right to purchase or receive pursuant to the terms of such Award, for each share of Common Stock subject to the Award immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise or settlement of the Award to consist solely of such number of shares of common stock of the acquiring or succeeding corporation (or an affiliate thereof) that the Board determined to be equivalent in value (as of the date of such determination or another date specified by the Board) to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

(D) The Board may impose a limitation on the ability of Participants holding Options and/or SARs to exercise their Awards for the minimum number of days prior to the closing of the Reorganization Event as is reasonably necessary to facilitate the orderly closing of the Reorganization Event. The Company shall provide reasonable notice to Participants of any such limitation on exercise.

(3) Consequences of a Reorganization Event on Restricted Stock. Upon the occurrence of a Reorganization Event other than a liquidation or dissolution of the Company, the repurchase and other rights of the Company with respect to outstanding Restricted Stock shall inure to the benefit of the Company’s successor and shall, unless the Board determines otherwise, apply to the cash, securities or other property which the Common Stock was converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to such Restricted Stock; provided, however, that the Board may either provide for termination or deemed satisfaction of such repurchase or other rights under the instrument evidencing any Restricted Stock or any other agreement between a Participant and the Company, either initially or by amendment, or provide for forfeiture of such Restricted Stock if issued at no cost. Upon the occurrence of a Reorganization Event involving the liquidation or dissolution of the Company, except to the extent specifically provided to the contrary in the instrument evidencing any Restricted Stock or any other agreement between a Participant and the Company, all restrictions and conditions on all Restricted Stock then outstanding shall automatically be deemed terminated or satisfied.

(c) Change in Control Events.

(1) Definitions.

(A) A “Change in Control Event” shall mean: (i) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act) 30% or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (A), the following acquisitions shall not constitute a Change in Control Event: (1) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company), or (2) any acquisition by any corporation pursuant to a Business Combination (as defined below) which complies with clauses (x) and (y) of subsection (iii) of this definition; or (ii) a change in the composition of the Board that results in the Continuing Directors (as defined below) no longer constituting a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (x) who was a member of the Board on the date of the initial adoption of the Plan by the Board or (y) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (y) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or (iii) the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (x) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, immediately prior to such Business Combination and (y) no Person (excluding any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 30% or more of the then-outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets. For the avoidance of doubt, a mere reduction in the amount of Outstanding Company Common Stock held by Informa US Holdings Limited as of the Effective Date shall not, by itself, constitute a Change in Control Event.

(B) “Good Reason” shall mean (i) if the Participant is a party to an employment or other agreement that defines “good reason”, then good reason as defined in such agreement and (ii) otherwise, (a) a material diminution in base compensation, (b) a material diminution in duties, authority or responsibilities, (c) a material relocation or (d) a material breach of the Award agreement or other employment or service agreement between the Company and the Participant. Notwithstanding the occurrence of any such event or circumstance, such occurrence shall not be deemed to constitute Good Reason unless (x) the Participant gives the Company notice of termination no more than ninety (90) days after the initial existence of such event or circumstance, (y) such event or circumstance has not been fully corrected and the Participant has not been reasonably compensated for any losses or damages resulting therefrom within thirty (30) days of the Company’s receipt of such notice and (z) the Participant’s termination of employment occurs within six (6) months following the Company’s receipt of such notice.

(C) “Cause” shall mean (i) if the Participant is a party to an employment or other agreement that defines “cause”, then cause as defined in such agreement and (ii) otherwise, any act (a) whether or not involving the Company or any affiliate of the Company, of fraud or gross misconduct, (b) the commission by the Participant of (x) a felony or (y) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or (c) gross negligence or willful misconduct of the Participant with respect to the Company or any affiliate of the Company. The Participant shall be considered to have been discharged for “Cause” if the Company determines, within thirty (30) days after the Participant’s resignation, that discharge for Cause was warranted.

(2) Effect on Options. Notwithstanding the provisions of Section 10(b), effective immediately prior to a Change in Control Event, except to the extent specifically provided to the contrary in the instrument evidencing any Option or any other agreement between a Participant and the Company, the vesting schedule of such Option shall be accelerated in part so that one-half of the number of shares that would otherwise have first become vested on any date after the date of the Change in Control Event shall immediately become exercisable. The remaining one-half of such number of shares shall continue to become vested in accordance with the original vesting schedule set forth in such Option, with one-half of the number of shares that would otherwise have become vested on each subsequent vesting date in accordance with the original schedule becoming vested on each such subsequent vesting date; provided, however, that each such Option shall be immediately exercisable in full if, on or prior to the first anniversary of the date of the consummation of the Change in Control Event, the Participant’s employment with the Company or the Acquiring Corporation is terminated for Good Reason by the Participant or is terminated without Cause by the Company or the Acquiring Corporation.

(3) Effect on Awards of Restricted Stock and RSUs. Notwithstanding the provisions of Section 10(b), effective immediately prior to a Change in Control Event, except to the extent specifically provided to the contrary in the instrument evidencing any Award of Restricted Stock or RSUs or any other agreement between a Participant and the Company, the vesting schedule of such Award shall be accelerated in part so that one-half of the number of shares that would otherwise have first become free from conditions or restrictions on any date after the date of the Change in Control Event shall immediately become free from conditions or restrictions. Subject to the following sentence, the remaining one-half of such number of shares shall continue to become free from conditions or restrictions in accordance with the original schedule set forth in the applicable Award agreement, with one-half of the number of shares that would otherwise have become free from conditions or restrictions on each subsequent vesting date in accordance with the original schedule becoming free from conditions or restrictions on each subsequent vesting date. In addition, each such Award of Restricted Stock or RSUs shall immediately become free from all conditions or restrictions if, on or prior to the first anniversary of the date of the consummation of the Change in Control Event, the Participant’s employment with the Company or the Acquiring Corporation is terminated for Good Reason by the Participant or is terminated without Cause by the Company or the Acquiring Corporation.

(4) Effect on SARs and Other Stock-Based Awards. The Board may specify in an Award at the time of the grant the effect of a Change in Control Event on any SAR and Other Stock-Based Award.

(5) Section 409A. The definition of Change in Control Event for purposes of the Plan is intended to conform to the description of “Change in Control Events” in Treasury Regulation section 1.409A-3(i)(5), or in subsequent IRS guidance describing what constitutes a change in control event for purposes of Section 409A of the Code when the Award is subject to Section 409A. Accordingly, no Change in Control Event will be deemed to provide for acceleration of payment with respect to a transaction or event described in this Section 10(c) unless the transaction or event would constitute a “Change in Control Event” as described in Treasury Regulation section 1.409A-3(i)(5), or in subsequent IRS guidance under Section 409A of the Code.

11. General Provisions Applicable to Awards

(a) Transferability of Awards. Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by a Participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an Incentive Stock Option, pursuant to a qualified domestic relations order, and, during the life of the Participant, shall be exercisable only by the Participant; provided, however, that, except with respect to Awards subject to Section 409A and Incentive Stock Options, the Board may permit or provide in an Award for the gratuitous transfer of the Award by the Participant to or for the benefit of any immediate family member, family trust or other entity established for the benefit of the Participant and/or an immediate family member thereof if the Company would be eligible to use a Form S-8 under the Securities Act for the registration of the sale of the Common Stock subject to such Award to such proposed transferee; provided further, that the Company shall not be required to recognize any such permitted transfer until such time as such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument in form and substance satisfactory to the Company confirming that such transferee shall be bound by all of the terms and conditions of the Award. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees. For the avoidance of doubt, nothing contained in this Section 11(a) shall be deemed to restrict a transfer to the Company.

(b) Documentation. Each Award shall be evidenced in such form (written, electronic or otherwise) as the Board shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan.

(c) Termination of Status. The Board shall determine the effect on an Award of the disability, death, termination or other cessation of employment or service, authorized leave of absence or other change in the employment or other service status of a Participant and the extent to which, and the period during which, the Participant, or the Participant’s legal representative, conservator, guardian or Designated Beneficiary, may exercise rights, or receive any benefits, under an Award. “Designated Beneficiary” means (i) the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant’s death or (ii) in the absence of an effective designation by a Participant, the Participant’s estate.

(d) Withholding. The Participant must satisfy all applicable federal, state, and local or other income and employment tax withholding obligations before the Company will deliver stock certificates or otherwise recognize ownership of Common Stock under an Award. The Company may elect to satisfy the withholding obligations through additional withholding on salary or wages. If the Company elects not to or cannot withhold from other compensation, the Participant must pay the Company the full amount, if any, required for withholding or have a broker tender to the Company cash equal to the withholding obligations. Payment of withholding obligations is due before the Company will issue any shares on exercise, vesting or release from forfeiture of an Award or at the same time as payment of the exercise or purchase price, unless the Company determines otherwise. If provided for in an Award or approved by the Board, a Participant may satisfy the tax obligations in whole or in part by delivery (either by actual delivery or attestation) of shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their fair market value (valued in the manner determined or approved by the Company); provided, however, except as otherwise provided by the Board, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income), except that, to the extent that the Company is able to retain shares of Common Stock having a fair market value (determined or approved by the Company) that exceeds the statutory minimum applicable withholding tax without financial accounting implications or the Company is withholding in a jurisdiction that does not have a statutory minimum withholding tax, the Company may retain such number of shares of Common Stock (up to the number of shares having a fair market value equal to the maximum individual statutory rate of tax (determined or approved by, the Company)) as the Company shall determine to be necessary to satisfy the tax liability associated with any Award. Shares used to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

(e) Amendment of Award. Except as otherwise provided in Section 5(g), 6(e), 11(g) and 11(h), the Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option. The Participant’s consent to such action shall be required unless (i) the Board determines that the action, taking into account any related action, does not materially and adversely affect the Participant’s rights under the Plan or (ii) the change is permitted under Section 10.

(f) Conditions on Delivery of Stock. The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously issued or delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and regulations and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

(g) Limitations on Vesting. Subject to Section 11(h), no Award shall vest earlier than the first anniversary of its date of grant, unless such Award is granted in lieu of salary, bonus or other compensation otherwise earned by or payable to the Participant. The foregoing sentence shall not apply to Awards granted, in the aggregate, for up to 5% of the maximum number of authorized shares set forth in Section 4(a).

(h) Acceleration. The Board may at any time provide that any Award shall become immediately exercisable in whole or in part, free from some or all restrictions or conditions or otherwise realizable in whole or in part, as the case may be.

12. Miscellaneous

(a) No Right To Employment or Other Status. No person shall have any claim or right to be granted an Award by virtue of the adoption of the Plan, and the grant of an Award shall not be construed as giving a

Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

(b) No Rights As Stockholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be issued with respect to an Award until becoming the record holder of such shares.

(c) Clawback. In accepting an Award under the Plan, the Participant agrees to be bound by any clawback policy that the Company has in effect or may adopt in the future, including without limitation TechTarget, Inc.’s Compensation Recovery Policy adopted in accordance with stock exchange listing requirements (or any successor policy). The Participant agrees that in the event it is determined in accordance with any such policy that any Award granted under the Plan (including any dividends, Unvested Dividends or Dividend Equivalents paid with respect thereto), any shares of Common Stock issued upon exercise or settlement thereof (including securities or other property received therefor), or any other proceeds from the exercise or settlement of such Award or the sale of such shares of Common Stock or any other compensation subject to such policy must be forfeited or reimbursed to the Company, the Participant will promptly take any action necessary to effectuate such forfeiture and/or reimbursement as determined by the Company.

(d) Effective Date and Term of Plan. The Plan shall become effective on the date of the closing of the transactions contemplated by the Merger Agreement (such date, the “Effective Date”), provided that this Plan is approved by the Company’s stockholder and Legacy TechTarget’s stockholders prior to such date. No Awards shall be granted under the Plan after the expiration of 10 years from the Effective Date, but Awards previously granted may extend beyond that date.

(e) Amendment of Plan. The Board may amend, suspend or terminate the Plan or any portion thereof at any time provided that (i) neither Section 5(g) nor Section 6(e) requiring stockholder approval of any Option or SAR repricing may be amended without stockholder approval; (ii) no amendment that would require stockholder approval under the rules of the national securities exchange on which the Company then maintains its primary listing will be effective unless and until the Company’s stockholders approve such amendment; and (iii) if the national securities exchange on which the Company then maintains its primary listing does not have rules regarding when stockholder approval of amendments to equity compensation plans is required (or if the Company’s Common Stock is not then listed on any national securities exchange), then no amendment to the Plan (A) materially increasing the number of shares authorized under the Plan (other than pursuant to Section 4(c) or Section 10), (B) expanding the types of Awards that may be granted under the Plan, or (C) materially expanding the class of participants eligible to participate in the Plan shall be effective unless and until the Company’s stockholders approve such amendment. In addition, if at any time the approval of the Company’s stockholders is required as to any other modification or amendment under Section 422 of the Code or any successor provision with respect to Incentive Stock Options, the Board may not effect such modification or amendment without such approval. Unless otherwise specified in the amendment, any amendment to the Plan adopted in accordance with this Section 13(e) shall apply to, and be binding on the holders of, all Awards outstanding under the Plan at the time the amendment is adopted, provided the Board determines that such amendment, taking into account any related action, does not materially and adversely affect the rights of Participants under the Plan. No Award shall be made that is conditioned upon stockholder approval of any amendment to the Plan unless the Award provides that (i) it will terminate or be forfeited if stockholder approval of such amendment is not obtained within no more than 12 months from the date of grant and (2) it may not be exercised or settled (or otherwise result in the issuance of Common Stock) prior to such stockholder approval.

(f) Authorization of Sub-Plans (including for Grants to non-U.S. Employees). The Board may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable securities, tax or other laws of various jurisdictions. The Board shall establish such sub-plans by adopting supplements to the Plan containing (i) such limitations on the Board’s discretion under the Plan as the Board deems necessary or desirable or (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Board shall deem necessary or desirable. All supplements adopted by the Board shall be deemed to be part of the Plan, but each supplement shall apply only to Participants within the affected jurisdiction and the Company shall not be required to provide copies of any supplement to Participants in any jurisdiction which is not the subject of such supplement.

(g) Compliance with Section 409A. If and to the extent (i) any portion of any payment, compensation or other benefit provided to a Participant in connection with his or her employment termination constitutes “nonqualified deferred compensation” within the meaning of Section 409A and (ii) the Participant is a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, in each case as determined by the Company in accordance with its procedures, by which determinations the Participant (through accepting the Award) agrees that to be bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of “separation from service” (as determined under Section 409A) (the “New Payment Date”), except as Section 409A may then permit. The aggregate of any payments that otherwise would have been paid to the Participant during the period between the date of separation from service and the New Payment Date shall be paid to the Participant in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule.

The Company makes no representations or warranty and shall have no liability to the Participant or any other person if any provisions of or payments, compensation or other benefits under the Plan are determined to constitute nonqualified deferred compensation subject to Section 409A but do not to satisfy the conditions of that section.

(h) Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, employee or agent of the Company will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan, nor will such individual be personally liable with respect to the Plan because of any contract or other instrument such individual executes in his or her capacity as a director, officer, employee or agent of the Company. The Company will indemnify and hold harmless each director, officer, employee or agent of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been or will be delegated, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Board’s approval) arising out of any act or omission to act concerning the Plan unless arising out of such person’s own fraud or bad faith.

(i) Governing Law. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than the State of Delaware.

Annex O

TECHTARGET, INC.

2024 EMPLOYEE STOCK PURCHASE PLAN

The purpose of this 2024 Employee Stock Purchase Plan (this “Plan”) is to provide eligible employees of TechTarget, Inc. (the “Company”) and certain of its subsidiaries with opportunities to purchase shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), commencing at such time and on such dates as the Board of Directors of the Company (the “Board”) shall determine.

The Company intends for the Plan to qualify as an “employee stock purchase plan” as defined in Section 423 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) and the regulations issued thereunder and the Plan shall be interpreted consistent therewith. However, the Administrator may authorize the grant of Options (as defined below) under Offerings (as defined below) that are not intended to comply with the requirements of Section 423 of the Code, pursuant to any rules, procedures, agreements, appendices, or sub-plans (collectively, “Sub-Plans”) as may be adopted by the Administrator for such purpose and/or to achieve tax, securities law or other compliance or policy objectives in jurisdictions outside the United States (each such Offering, a “Non-423 Offering”, and each Offering intended to comply with Section 423 of the Code, a “Section 423 Offering”).

Subject to adjustment under Section 15 hereof, 1,400,000 shares of Common Stock have been approved for issuance under the Plan. For avoidance of doubt, up to the maximum number of shares of Common Stock reserved under this Plan may be used to satisfy purchases of Common Stock under Section 423 Offerings and any remaining portion of such maximum number of shares of Common Stock may be used to satisfy purchases of Common Stock under Non-423 Offerings.

1. Administration. The Plan will be administered by the Board or by a committee appointed by the Board (the “Administrator”). The Administrator has authority to (i) make rules and regulations for the administration of the Plan; (ii) interpret the terms and provisions of the Plan; (iii) make all determinations it deems advisable for the administration of the Plan; (iv) determine which Designated Companies (as defined in Section 2) will participate in the Plan, including whether a Designated Company will participate in a Section 423 Offering or a Non-423 Offering, provided that in no event may a Designated Company participate in a Section 423 Offering and a Non-423 Offering at the same time; (v) decide all disputes arising in connection with the Plan; and (vi) otherwise supervise the administration of the Plan, and its interpretation and decisions with regard thereto shall be final and conclusive. To the extent not prohibited by applicable law, the Administrator may delegate administrative tasks under the Plan to the services of an agent or an officer of the Company, including without limitation, determining the Designated Companies eligible to participate in the Plan or in an Offering thereunder.

2. Eligibility. All employees of (i) the Company and (ii) all employees of any subsidiary of the Company (as defined in Section 424(f) of the Code) and (iii) solely for purposes of any Non-423 Offering, any other entity in which the Company has a greater than 50% equity interest, and in the case of (ii) and (iii) which has been designated by the Administrator or its delegate from time to time (the Company and any subsidiary or such other entity so designated are each referred to as a “Designated Company” and are collectively referred to as the “Designated Companies”), are eligible to participate in any one or more of the offerings of Options (as defined in Section 9) to purchase Common Stock under the Plan provided that:

(a) they are customarily employed by a Designated Company for more than 20 hours a week and for more than five months in a calendar year;

(b) they have been employed by a Designated Company for at least three months prior to enrolling in the Plan; and

(c) they are employees of a Designated Company on the first day of the applicable Plan Period (as defined below).

Notwithstanding the foregoing, and without limitation to Section 23 hereof, an employee of a Designated Company shall also be eligible to participate in an Offering to the extent that local law requires participation in the Offering to be extended to such employee, as determined by the Administrator in a manner consistent with Section 423 of the Code or otherwise under a Non-423 Offering.

No employee may be granted an Option hereunder if such employee, immediately after the Option is granted, owns 5% or more of the total combined voting power or value of the stock of the Company or any subsidiary. For purposes of the preceding sentence, the attribution rules of Section 424(d) of the Code shall apply in determining the stock ownership of an employee, and all stock that the employee has a contractual right to purchase shall be treated as stock owned by the employee.

The Administrator retains the discretion to determine which eligible employees may participate in a Section 423 Offering pursuant to and consistent with Treasury Regulation Sections 1.423-2(e) and (f). In the case of a Non-423 Offering, an eligible employee (or group of eligible employees) may be excluded from participation in the Plan or an Offering if the Administrator has determined, in its sole discretion, that participation of such eligible employee(s) is not advisable or practicable for any reason.

3. Offerings. The Company will make one or more offerings (“Offerings”) to employees to purchase Common Stock under this Plan. Offerings will begin at such time and on such dates as the Administrator shall determine, or the first business day thereafter (such dates, the “Offering Commencement Dates”). Each Offering Commencement Date will begin a six-month period (a “Plan Period”) during which payroll deductions or other contributions will be made and held for the purchase of Common Stock at the end of the Plan Period. However, the Administrator may, at its discretion, choose a different Plan Period of not more than twelve (12) months for Offerings. Unless otherwise determined by the Administrator, each Offering under the Plan in which eligible employees of a Designated Company may participate will be deemed a separate offering for purposes of Section 423 of the Code, even if the dates of the applicable Plan Periods of each such Offering are identical, and the provisions of the Plan will separately apply to each Offering. With respect to Section 423 Offerings, the terms of separate Offerings need not be identical provided that all eligible employees granted Options in a particular Offering will have equal rights and privileges, except as otherwise may be permitted by Section 423 of the Code; a Non-423 Offering need not satisfy such requirements.

4. Participation. An employee eligible on the Offering Commencement Date of any Offering may participate in such Offering by completing and forwarding either a written or electronic payroll deduction authorization form to the employee’s appropriate payroll office or an agent designated by the Company at least 15 days (or such other number of days as is determined by the Company) prior to the applicable Offering Commencement Date. The form will authorize a regular payroll deduction from the Compensation received by the employee during the Plan Period. Unless an employee files a new form or withdraws from the Plan, his or her deductions and purchases will continue at the same rate for future Offerings under the Plan as long as the Plan remains in effect. Furthermore, with respect to a Designated Company that is incorporated or formed in a non-U.S. jurisdiction where participation in the Plan through payroll deductions is prohibited or otherwise problematic under local laws (as determined by the Administrator in its sole discretion), the Administrator may permit eligible employees to elect to participate through other contributions in a form acceptable to the Administrator in lieu of payroll deductions. The Administrator shall determine what constitutes “Compensation” for purposes of the Plan. In the absence of a determination by the Administrator, the term “Compensation” shall mean the amount reportable on the employee’s U.S. Federal Income Tax Withholding Statement (or analogous non-U.S. statement), excluding overtime, shift premium, incentive or bonus awards, allowances and reimbursements for expenses such as relocation allowances for travel expenses, income or gains associated with the grant or vesting of restricted stock or restricted stock units, income or gains on the exercise of Company stock options or stock appreciation rights, and similar items, whether or not shown or separately identified on the employee’s U.S.

Federal Income Tax Withholding Statement (or analogous non-U.S. statement), but including, in the case of salespersons, sales commissions to the extent determined by the Administrator. The Administrator will have discretion to determine the application of this definition to eligible employees outside the United States.

5. Deductions. The Company will maintain payroll deduction or other contribution accounts for all participating employees. With respect to any Offering made under this Plan, an employee may authorize a payroll deduction or other contribution in any percentage amount (in whole percentages) at a minimum of 1% up to a maximum of 15% of the Compensation the employee receives during the Plan Period or such shorter period during which deductions from payroll or other contributions are made. The Administrator may, at its discretion, designate a lower maximum contribution rate. The minimum payroll deduction is such percentage of Compensation as may be established from time to time by the Administrator.

6. Deduction Changes. Unless otherwise determined by the Administrator, an employee may decrease or discontinue his or her payroll deduction once during any Plan Period, by filing either a written or electronic new payroll deduction authorization form, as determined by the Company. However, unless otherwise determined by the Administrator, an employee may not increase his or her payroll deduction during a Plan Period. If an employee elects to discontinue his or her payroll deductions during a Plan Period, but does not elect to withdraw his or her funds pursuant to Section 8 hereof, funds deducted prior to his or her election to discontinue will be applied to the purchase of Common Stock on the Exercise Date (as defined below).

7. Interest. Interest will not be paid on any employee accounts, except as required by applicable law or to the extent that the Administrator, in its sole discretion, elects to credit employee accounts with interest at such rate as it may from time to time determine.

8. Withdrawal of Funds. An employee may at any time prior to the close of business on the fifteenth business day prior to the end of a Plan Period (or such other number of days as is determined by the Company) and for any reason permanently draw out the balance accumulated in the employee’s account and thereby withdraw from participation in an Offering. Partial withdrawals are not permitted. The employee may not begin participation again during the remainder of the Plan Period during which the employee withdrew his or her balance. The employee may participate in any subsequent Offering in accordance with terms and conditions established by the Administrator.

9. Purchase of Shares.

(a) Number of Shares. On the Offering Commencement Date for the applicable Plan Period, the Company will grant to each eligible employee who is then a participant in the Plan an option (an “Option”) to purchase on the last business day of such Plan Period (the “Exercise Date”) at the applicable purchase price (the “Option Price”) up to such whole number of shares of Common Stock as is determined by multiplying $2,083 by the number of full months in the Plan Period and dividing the result by the closing price (as determined below) on the Offering Commencement Date; provided, however, that no employee may be granted an Option which permits his or her rights to purchase Common Stock under this Plan and any other employee stock purchase plan (as defined in Section 423(b) of the Code) of the Company and its subsidiaries, to accrue at a rate which exceeds $25,000 of the fair market value of such Common Stock (determined at the date such Option is granted) for each calendar year in which the Option is outstanding at any time; and, provided, further, however, that the Administrator may, in its discretion, set a different fixed number of shares of Common Stock that each eligible employee may purchase per Plan Period which number shall not be greater than the number of shares of Common Stock determined using the formula in the first clause of this Section 9(a), and which number shall be subject to the second clause of this Section 9(a).

(b) Option Price. The Administrator shall determine the Option Price for each Plan Period, including whether such Option Price shall be determined based on the lesser of the closing price of the Common Stock on (i) the first business day of the Plan Period or (ii) the Exercise Date, or shall be based solely on the closing price of the Common Stock on the Exercise Date; provided, however, that such Option Price shall be at least 85% of the applicable closing price. In the absence of a determination by the Administrator, the Option Price will be 85% of the lesser of the closing price of the Common Stock on (i) the first business day of the Plan Period or (ii) the Exercise Date. The closing price shall be (a) the closing price (for the primary trading session) on any national securities exchange on which the Common Stock is listed or (b) the average of the closing bid and asked prices in the over-the-counter-market, whichever is applicable, as published in The Wall Street Journal or another source selected by the Administrator. If no sales of Common Stock were made on such a day, the price of the Common Stock shall be the reported price for the last preceding day on which sales were made.

(c) Exercise of Option. Each employee who continues to be a participant in the Plan on the Exercise Date shall be deemed to have exercised his or her Option at the Option Price on such date and shall be deemed to have purchased from the Company the number of whole shares of Common Stock reserved for the purpose of the Plan that his or her accumulated payroll deductions or other contributions on such date will pay for, but not in excess of the maximum numbers determined in the manner set forth above.

(d) Return of Unused Payroll Deductions. Any balance remaining in an employee’s payroll deduction or other contribution account at the end of a Plan Period will be automatically refunded to the employee, except that any balance that is less than the purchase price of one share of Common Stock will be carried forward into the employee’s payroll deduction or other contribution account for the following Offering, unless the employee elects not to participate in the following Offering under the Plan, in which case the balance in the employee’s account shall be refunded.

10. Issuance of Certificates. Certificates representing shares of Common Stock purchased under the Plan may be issued only in the name of the employee or, for U.S. employees only, in the name of the employee and another person of legal age as joint tenants with rights of survivorship, or (in the Company’s sole discretion) in the name of a brokerage firm, bank, or other nominee holder designated by the employee. The Company may, in its sole discretion and in compliance with applicable laws, authorize the use of book entry registration of shares in lieu of issuing stock certificates.

11. Rights on Retirement, Death or Termination of Employment. If a participating employee’s employment with a Designated Company ends before the last business day of a Plan Period, no payroll deduction shall be taken from any pay then due and owing to the employee and no further other contributions will be permitted, and the balance in the employee’s account shall be paid to the employee. In the event of the employee’s death before the last business day of a Plan Period, the Company shall, upon notification of such death, pay the balance of the employee’s account (a) to the executor or administrator of the employee’s estate or (b) if no such executor or administrator has been appointed to the knowledge of the Company, to such other person(s) as the Company may, in its discretion, designate. If, before the last business day of the Plan Period, the Designated Company by which an employee is employed ceases to be a subsidiary or other entity that is eligible to be a Designated Company, or if the employee is transferred to a subsidiary or other entity that is not eligible to be a Designated Company, the employee shall be deemed to have terminated employment for the purposes of this Plan.

12. Optionees Not Stockholders. Neither the granting of an Option to an employee, the deductions from his or her Compensation, nor the ability to make other contributions toward the purchase of shares of Common Stock under the Plan shall make such employee a stockholder of the shares of Common Stock covered by an Option under this Plan and such employee shall not become a stockholder until he or she has purchased and received such shares.

13. Options Not Transferable. Options under this Plan are not transferable by a participating employee other than by will or the laws of descent and distribution, and are exercisable during the employee’s lifetime only by the employee.

14. Application of Funds. All funds received or held by the Company under this Plan may be combined with other corporate funds and may be used for any corporate purpose (unless otherwise required by applicable laws).

15. Adjustment for Changes in Common Stock and Certain Other Events.

(a) Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Common Stock other than an ordinary cash dividend, (i) the number and class of securities available under this Plan, (ii) the share limitations set forth in Section 9, and (iii) the Option Price shall be equitably adjusted to the extent determined by the Administrator.

(b) Reorganization Events.

(1) Definition. A “Reorganization Event” shall mean: (a) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (b) any transfer or disposition of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange or other transaction or (c) any liquidation or dissolution of the Company.

(2) Consequences of a Reorganization Event on Options. In connection with a Reorganization Event, the Administrator may take any one or more of the following actions as to outstanding Options on such terms as the Administrator determines: (i) provide that Options shall be assumed, or substantially equivalent Options shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to employees, provide that all outstanding Options will be terminated immediately prior to the consummation of such Reorganization Event and that all such outstanding Options will become exercisable to the extent of accumulated payroll deductions or other contributions as of a date specified by the Administrator in such notice, which date shall not be less than ten (10) days preceding the effective date of the Reorganization Event (or such other number of days as is determined by the Administrator), (iii) upon written notice to employees, provide that all outstanding Options will be cancelled as of a date prior to the effective date of the Reorganization Event and that all accumulated payroll deductions or other contributions will be returned to participating employees on such date, (iv) in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the “Acquisition Price”), change the last day of the Plan Period to be the date of the consummation of the Reorganization Event and make or provide for a cash payment to each employee equal to (A) (1) the Acquisition Price times (2) the number of shares of Common Stock that the employee’s accumulated payroll deductions or other contributions as of immediately prior to the Reorganization Event could purchase at the Option Price, where the Acquisition Price is treated as the fair market value of the Common Stock on the last day of the applicable Plan Period for purposes of determining the Option Price under Section 9(b) hereof, and where the number of shares that could be purchased is subject to the limitations set forth in Section 9(a), minus (B) the result of multiplying such number of shares by such Option Price, (v) provide that, in connection with a liquidation or dissolution of the Company, Options shall convert into the right to receive liquidation proceeds (net of the Option Price thereof) and (vi) any combination of the foregoing.

For purposes of clause (i) above, an Option shall be considered assumed if, following consummation of the Reorganization Event, the Option confers the right to purchase, for each share of Common Stock subject to the Option immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise of Options to consist solely of such number of shares of common stock of the acquiring or succeeding corporation (or an affiliate thereof) that the Board determines to be equivalent in value (as of the date of such determination or another date specified by the Board) to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

16. Amendment of the Plan. The Board may at any time, and from time to time, amend or suspend this Plan or any portion thereof, except that if the approval of any such amendment by the stockholders of the Company is required by law, by Section 423 of the Code or the applicable listing rules of the exchange on which the Common Stock is traded, such amendment shall not be effected without such approval. Notwithstanding the foregoing, the following amendments shall require the approval of the Company’s stockholders: (a) any increase in the number of shares of Common Stock that may be purchased under the Plan, except as provided in Section 15; (b) any ability to issue shares of Common Stock before payment therefor in full; (c) any reduction in the price per share at which Common Stock may be purchased; and (d) any change in the definition of subsidiaries or other entities eligible to participate in the Plan. In no event may any amendment be made that would cause the Plan to fail to comply with Section 423 of the Code.

17. Insufficient Shares. If the total number of shares of Common Stock specified in elections to be purchased under any Offering plus the number of shares purchased under previous Offerings under this Plan exceeds the maximum number of shares issuable under this Plan, the Administrator will allot the shares then available on a pro-rata basis.

18. Termination of the Plan. This Plan may be terminated at any time by the Board. Upon termination of this Plan all amounts in the accounts of participating employees shall be promptly refunded without interest (unless otherwise required by applicable laws).

19. Governmental Regulations. The Company’s obligation to sell and deliver shares of Common Stock under this Plan is subject to listing on a national stock exchange (to the extent the Common Stock is then so listed or quoted) and the approval of all governmental authorities required in connection with the authorization, issuance or sale of such stock. If, pursuant to this Section 19, the Administrator determines that shares of Common Stock will not be issued to any employee, the Company is relieved from liability to any employee except to refund to the employee the amount in such employee’s payroll deduction or other contribution account, without interest thereon (except as may be required by applicable laws).

20. Governing Law. The Plan shall be governed by Delaware law except to the extent that such law is preempted by U.S. federal law.

21. Issuance of Shares. Shares may be issued upon exercise of an Option from authorized but unissued Common Stock, from shares held in the treasury of the Company, or from any other proper source.

22. ESPP Broker Account. The Administrator may require that the shares purchased on behalf of each participant shall be deposited directly into a brokerage account which the Company shall establish for the participant at a Company-designated brokerage firm. The account will be known as the ESPP Broker Account.

Except as otherwise provided below, the deposited shares may not be transferred (either electronically or in certificate form) from the ESPP Broker Account until the later of the following two periods: (i) the end of the two (2)-year period measured from the Offering Commencement Date for the Plan Period in which the shares were purchased and (ii) the end of the one (1)-year period measured from the Exercise Date on which the shares were purchased. Such limitation shall apply both to transfers to different accounts with the same ESPP broker and to transfers to other brokerage firms. Any shares held for the required holding period may thereafter be transferred (either electronically or in certificate form) to other accounts or to other brokerage firms.

The foregoing procedures shall not in any way limit when the participant may sell his or her shares. Those procedures are designed solely to assure that any sale of shares prior to the satisfaction of the required holding period is made through the ESPP Broker Account. In addition, the participant may request a stock certificate or share transfer from his or her ESPP Broker Account prior to the satisfaction of the required holding period should the participant wish to make a gift of any shares held in that account. However, shares may not be transferred (either electronically or in certificate form) from the ESPP Broker Account for use as collateral for a loan or otherwise in any manner that is prohibited by Company policies or securities laws.

The foregoing procedures shall apply to all shares purchased by each participant, whether or not that participant continues to be an employee of a Designated Company.

23. Grants to Employees in Non-U.S. Jurisdictions. The Company may, to comply with the laws of a non-U.S. jurisdiction, grant Options under a Section 423 Offering to employees of the Company or a Designated Company who are citizens or residents of a non-U.S. jurisdiction (without regard to whether they are also citizens of the United States or resident aliens (within the meaning of Section 7701(b)(1)(A) of the Code)) with terms that are specified and communicated to the employees in such jurisdiction and that are less favorable (but not more favorable) than the terms of the Options granted under the Section 423 Offering to employees of the Company or the Designated Company who are resident in the United States. Notwithstanding the preceding provisions of this Plan, employees of the Company or a Designated Company who are citizens or residents of a non-U.S. jurisdiction (without regard to whether they are also citizens of the United States or resident aliens (within the meaning of Section 7701(b)(1)(A) of the Code)) may be excluded from eligibility to participate in a Section 423 Offering if (a) the grant of an Option under the Plan to a citizen or resident of the foreign jurisdiction is prohibited under the laws of such jurisdiction or (b) compliance with the laws of the foreign jurisdiction would cause the Offering to violate the requirements of Section 423 of the Code. The Company may add one or more appendices to this Plan describing the operation of the Plan in those foreign jurisdictions in which employees are excluded from participation or granted less favorable Options.

24. Authorization of Sub-Plans. The Administrator may from time to time establish one or more Sub-Plans under the Plan to accommodate requirements of local law and procedures outside the United States, facilitate the administration of the Plan or accomplish other Company objectives in offering the Plan in jurisdictions outside the United States, or to qualify for particular tax treatment under laws of jurisdictions other than the United States. Subject to Section 16 hereof, such Sub-Plans may take precedence over the provisions of this Plan, but unless otherwise amended or superseded by the terms of any such Sub-Plan, the provisions of this Plan will govern the operation of Sub-Plans. To the extent inconsistent with the requirements of Section 423 of the Code, any such Sub-Plan will be operated under a Non-423 Offering, and rights granted thereunder will not be required by the terms of the Plan to comply with Section 423 of the Code.

25. Withholding. At the time of any taxable event that creates an obligation for the Company or any Designated Company to withhold U.S. or non-U.S. federal, state and/or local taxes (including, without limitation, income tax, social insurance contributions, fringe benefit tax, employment tax, stamp tax and any employer tax liability which has been transferred to an employee) for which an employee is liable in connection with his or her participation in the Plan (“Tax-Related Items”), each affected employee shall, no later than the date of the event creating the withholding obligation for Tax-Related Items, make provision satisfactory to the Administrator for payment of any Tax-Related Items required by law to be withheld in connection with any transaction related to Options granted to or shares acquired by such employee pursuant to the Plan. The Company may, to the extent permitted by law, withhold any such Tax-Related Items from any payment of any kind otherwise due to an employee, including by one or a combination of the following methods: (i) retaining, from the shares of Common Stock otherwise issuable on the last day of the Plan Period, a number of shares having a fair market value sufficient to cover the withholding obligation for the applicable Tax-Related Items (provided, however, that the amount withheld does not exceed the maximum statutory tax rate or such lesser amount as is necessary to avoid liability accounting treatment); (ii) withholding from proceeds from the sale of shares of Common Stock issued upon exercise of the Option, either through a voluntary sale or an automatic sale arranged by the Company; or (iii) withholding from the employee’s wages or other compensation.

26. Transfer of Employment. Unless otherwise determined by the Administrator, a participant whose employment transfers or whose employment terminates with an immediate rehire (with no break in service) by or between Designated Companies will not be treated as having terminated employment for purposes of participating in the Plan or an Offering; however, if a participant transfers from a Section 423 Offering to a Non-423 Offering, the exercise of the participant’s Option will be qualified under the Section 423 Offering only to the extent that such exercise complies with Section 423 of the Code. If a participant transfers from a Non-423 Offering to a Section 423 Offering, the exercise of the participant’s Option will remain non-qualified under the Non-423 Offering.

27. Section 409A of the Code. Options granted under a Section 423 Offering are exempt from the application of Section 409A of the Code. Options granted under a Non-423 Offering are intended to be exempt from, or to comply with Section 409A of the Code, and as such, the Exercise Date for each Plan Period shall be fixed prior to the Offering Commencement Date and may not be accelerated or deferred unless permitted or required by Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representation in this regard and will have no liability to a participant or any other party if an Option that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Administrator with respect thereto.

28. Effective Date and Approval of Stockholders. The Plan shall become effective on the date of the closing of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of January 10, 2024, by and among TechTarget, Inc. (“Legacy TechTarget”), Toro CombineCo, Inc., Toro Acquisition Sub, LLC, Informa PLC, Informa US Holdings Limited and Informa Intrepid Holdings, Inc., as such agreement may be amended from time to time (such date, the “Effective Date”), provided that this Plan is approved by the Company’s stockholder and Legacy TechTarget’s stockholders prior to such date.

Adopted by the Board of Directors on [      ]

Approved by the stockholders on [      ]

Annex P

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 10-K

☑	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2023

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from      to

Commission file number: 1-33472

TECHTARGET, INC.

(Exact name of registrant as specified in its charter)

Delaware	04-3483216
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

275 Grove Street

Newton, Massachusetts 024660

(Address of principal executive offices) (zip code)

(617) 431-9200

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 Par Value	TTGT	Nasdaq Global Market

Securities registered pursuant to Section 12(g) of the Exchange Act:

None.

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act. Yes  ☐ No ☑

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Exchange Act. Yes  ☐ No ☑

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes  ☑ No ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§ 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files). Yes  ☑ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer a smaller reporting company or an emerging growth company. See the definitions of the “large accelerated filer,” “accelerated filer,” “non-accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☑	Accelerated Filer	☐

Non-Accelerated Filer	☐	Smaller reporting company	☐

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to section 13(a) of the Exchange Act.

Indicate by check mark whether the registrant has filed a report on and attestation to its management’s assessment of the effectiveness of its internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act (15 U.S.C. 7262(b)) by the registered public accounting firm that prepared or issued its audit report. ☑

If securities are registered pursuant to Section 12(b) of the Act, indicate by check mark whether the financial statements of the registrant included in the filing reflect the correction of an error to previously issued financial statements. ☐

Indicate by check mark whether any of those error corrections are restatements that required a recovery analysis of incentive-based compensation received by any of the registrant’s executive officers during the relevant recovery period pursuant to §240.10D-1(b). ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☑

The aggregate market value of the registrant’s common stock held by non-affiliates of the registrant was approximately $781 million as of June 30, 2023 (based on a closing price of $31.13 per share as quoted by the Nasdaq Global Market as of such date). In determining the market value of non-affiliate common stock, shares of the registrant’s common stock beneficially owned by officers, directors and affiliates have been excluded. This determination of affiliate status is not necessarily a conclusive determination for other purposes.

The registrant had 28,546,634 shares of Common Stock, $0.001 par value per share, outstanding as of February 23, 2024.

DOCUMENTS INCORPORATED BY REFERENCE

Portions of the Proxy Statement relating to TechTarget, Inc.’s 2024 Annual Meeting of Shareholders are incorporated by reference into Part III of this Form 10-K.

Cautionary Note Regarding Forward-Looking Statements

This Annual Report on Form 10-K contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included or referenced in this Annual Report on Form 10-K that address activities, events or developments which we expect will or may occur in the future are forward-looking statements, including statements regarding the intent, belief or current expectations of the Company and members of our management team. The words “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “plan,” “could,” “would,” “project,” “predict,” “continue,” “target,” and similar expressions are also intended to identify forward-looking statements. Such statements may include those regarding guidance on our future financial results and other projections or measures of our future performance; our expectations concerning market opportunities and our ability to capitalize on them; the amount and timing of the benefits expected from new products or services and other potential sources of additional revenues; the expected timing and structure of our proposed transaction with Informa PLC (“Informa”); our ability to complete the proposed transaction with Informa considering the various closing conditions; the expected benefits of the proposed transaction with Informa, such as improved operations, enhanced revenues and cash flow, synergies, growth potential, market profile, business plans, expanded portfolio and financial strength; and the competitive ability and position of the combined business following the completion of the proposed transaction. Such forward-looking statements are based upon current plans, estimates, and expectations that are subject to risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. We can give no assurance that such plans, estimates, or expectations will be achieved, and therefore, actual results may differ materially from any plans, estimates, or expectations in such forward-looking statements. Important factors that could cause actual results to differ materially from such plans, estimates, or expectations include, but are not limited to, those relating to: market acceptance of our products and services, including continued increased sales of our IT Deal Alert™ offerings and continued increased international growth; that one or more closing conditions to the proposed transaction with Informa, including certain regulatory approvals, may not be satisfied or waived, on a timely basis or otherwise, including that a governmental entity may prohibit, delay, or refuse to grant approval for the consummation of the proposed transaction, may require conditions, limitations, or restrictions in connection with such approvals or that the required approval by our shareholders may not be obtained; the risk that the proposed transaction with Informa may not be completed in the time frame expected or at all; unexpected costs, charges, or expenses resulting from the proposed transaction; uncertainty of the expected financial performance of combined business following completion of the proposed transaction with Informa; failure to realize the anticipated benefits of the proposed transaction with Informa, including as a result of delay in completing the proposed transaction or integrating the relevant portion of the Informa assets being contributed in the proposed transaction (the “Informa Tech business”) with our business; difficulties and delays in achieving revenue and cost synergies; the occurrence of any event that could give rise to termination of the proposed transaction with Informa; potential litigation in connection with the proposed transaction with Informa or other settlements or investigations that may affect the timing or occurrence of the proposed transaction with Informa or result in significant costs of defense, indemnification, and liability; evolving legal, regulatory, and tax regimes; changes in economic, financial, political, and regulatory conditions, in the United States and elsewhere, and other factors that contribute to uncertainty and volatility, natural and man-made disasters, civil unrest, pandemics, geopolitical uncertainty, and conditions that may result from legislative, regulatory, trade, and policy changes associated with the current or subsequent U.S. administration; risks related to disruption of management time from ongoing business operations due to the proposed transaction with Informa; certain restrictions during the pendency of the proposed transaction that may impact our ability to pursue certain business opportunities or strategic transactions; our ability and the ability of the combined business to meet expectations regarding the accounting and tax treatments of the proposed transaction with Informa; the risk that any announcements relating to the proposed transaction with Informa could have adverse effects on the market price of our common stock; the risk that the proposed transaction with Informa and its announcement could have an adverse effect on our ability to retain customers and retain and hire key personnel and maintain relationships with customers, suppliers, employees, stockholders, strategic partners and other business relationships and on our operating results and business generally; market acceptance of our and the Informa Tech business’s products and services; changes in economic, tax, legal or regulatory conditions or other trends affecting the internet, internet advertising and information technology industries; data privacy and artificial intelligence laws, rules and regulations; the impact of foreign currency exchange rates; certain macroeconomic factors facing the global economy, including instability in the regional banking sector, disruptions in the capital markets, economic sanctions and economic slowdowns or recessions, rising inflation and interest rates fluctuations on our results and the results of the Informa Tech business; and other matters included in our filings with the SEC, and those detailed under Part I, Item 1A, “Risk Factors” of this Annual Report on Form 10-K.

While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. We caution you not to place undue reliance on any of these forward-looking statements as they are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations, financial condition and liquidity may differ materially from those made in or suggested by the forward-looking statements contained herein. Any forward-looking statements speak only as of the date of this this Annual Report on Form 10-K. We undertake no obligation to update any forward-looking statements, whether as a result of new information or developments, future events, or otherwise, except as required by law. Neither future distribution of this Annual Report on Form 10-K nor the continued availability of this communication in archive form on our website should be deemed to constitute an update or re-affirmation of these statements as of any future date.

PART I

Item 1. Business Overview

TechTarget, Inc. (the “Company”, “we”, “us” or “our”) is a global data, software and analytics leader for purchase intent-driven marketing and sales data which delivers business impact for business-to-business (“B2B”) companies. Our solutions are designed to enable B2B technology companies to identify, reach, and influence key enterprise technology decision makers faster and with higher efficacy. We offer products and services intended to improve information technology (“IT”) vendors’ abilities to impact highly targeted audiences for business growth using advanced targeting, first-party analytics and data services complemented with customized marketing programs that integrate content creation, demand generation, brand marketing, and other advertising techniques.

Our goal is to enable enterprise technology and business professionals to navigate the complex and rapidly-changing enterprise technology landscape where purchasing decisions can have significant financial and operational consequences. Our content strategy includes three primary sources that enterprise technology and business professionals use to assist them in their pre-purchase research: independent content provided by our professionals, vendor-generated content provided by our customers and member-generated or peer-to-peer content. In addition to utilizing our independent editorial content, registered members and users appreciate the ability to deepen their pre-purchase research by accessing the extensive vendor-supplied content we make available across our virtual events, webinar channels and website network (collectively, our “Network”). Likewise, these members and users can derive significant additional value from the ability to seamlessly interact with and contribute to information exchanges in a given field on our Network.

We had approximately 31.8 million and 30.2 million registered members and users, which we refer to as our “audiences”, as of December 31, 2023 and 2022, respectively. While the size of our audiences does not provide direct insight into our customer numbers or our revenue, we believe the value of the services we sell to our customers is a direct result of the breadth and reach of this content footprint. This footprint creates the opportunity for our clients to gain business leverage by targeting our audiences through customized marketing programs. Likewise, the behavior exhibited by these audiences enables us to provide our customers with data products designed to improve their marketing and sales efforts. The targeted nature of our audiences enables B2B technology companies to reach a specialized audience efficiently because our content is highly segmented and aligned with the B2B technology companies’ specific products.

Through our ability to identify, reach and influence key decision makers, we have developed a broad customer base and, in 2023, delivered marketing and sales services programs to approximately 2,600 customers.

Please refer to the section below titled “Our Strategy” regarding our longer-term growth plans.

Recent Events

Transaction Agreement with Informa PLC.

On January 10, 2024, we entered into an Agreement and Plan of Merger (the “Transaction Agreement”) with Informa and certain of our and their subsidiaries. Pursuant to the Transaction Agreement, we and Informa, among other things, agreed to combine our businesses with the business of Informa Intrepid Holdings Inc. (“Informa Tech”), a wholly owned subsidiary of Informa which will own and operate Informa’s digital businesses (Industry Dive, Omdia (including Canalys)), NetLine and certain of its digital media brands (e.g. Information Week, Light Reading, and AI Business), under a new publicly traded holding company (“New TechTarget”). Upon closing, among other things, Informa and its subsidiaries will collectively own 57% of the outstanding common stock of New TechTarget (on a fully diluted basis) and our former stockholders will own the remaining outstanding common stock of New TechTarget. Our former stockholders will also receive a pro rata share of an amount in cash equal to $350 million plus the amount of any EBITDA adjustment (as defined in the Transaction Agreement), which is estimated as of the date of the Transaction Agreement to be approximately $11.79 per share of our common stock. The various transactions set forth in the Transaction Agreement (the “proposed transaction”) are expected to close in the second half of 2024, subject to satisfaction or waiver of certain customary conditions.

We will be required to pay Informa a termination fee between $30.0 and $40.0 million if the Transaction Agreement is terminated under certain specified circumstances, including termination by us in connection with our entry into an agreement with respect to a Toro Superior Proposal (as defined in the Transaction Agreement) prior to us receiving stockholder approval of the proposed transaction, or termination by Informa upon a Toro Change in Recommendation (as defined in the Transaction Agreement).

For more detail about the proposed transaction, please see our Current Report on Form 8-K filed with the SEC on January 11, 2024 and Note 16—Subsequent Event to our consolidated financial statements included in this Annual Report on Form 10-K.

Business Trends

Our proprietary purchase intent marketing and sales data-driven solutions, such as data-driven lead generation, are attractively positioned to benefit from the rapid adoption of data-driven processes for sales and marketing workflows, especially to navigate the complex and rapidly changing IT buyer landscape where purchasing decisions can have significant financial and operational consequences. Information technology spending is no longer a discretionary item for most companies. We believe modern organizations see the digital transformation as a necessary investment to remain competitive, a long-term dynamic that has benefitted our customers.

Our business has been and is likely to continue to be impacted by macro-economic conditions including uncertainty surrounding inflation, interest rates, the presidential election and geopolitical issues internationally. Because our customers are B2B technology companies, the success of our business is intrinsically linked to the health and market conditions of the enterprise technology industry. We continued to observe a challenging enterprise technology market during 2023. We have seen elongated sales cycles, budget cuts and freezes at many of our customers, which have impacted our near-term outlook. We have also seen our international markets perform worse than our domestic markets. Given the weak macroeconomic conditions, in December 2022, we announced a headcount reduction of approximately 5% of our workforce, which was completed in the first quarter of 2023 and resulted in approximately $7 million in annual savings.

While we expect our near-term results to continue to reflect the impact of a challenging macro technology environment, we continue to believe that there are multiple long-term trends in our market which will support the sustained growth of our business and the products and services we offer. The significant trends that we believe we have benefitted from over the past few years are still in place, including the modernization of the sales and marketing organization with automation and first party purchase intent data, growing sensitivity and regulation around internet privacy and the demographic transition of younger buyers who want to do more self-service due diligence and have less interactions with vendor sales representatives.

Industry Background

Enterprise technology and business professionals’ reliance on online content to research major purchase decisions, and the transition by B2B technology companies of marketing expenditures from offline to online channels, have been consistent trends that have benefitted us. Going forward, there are some important related trends that we believe our business strategy is well positioned to benefit from:

•	Technology Marketers and Sales Organizations are Increasingly Using Audience Data to Drive Decisions. In the enterprise technology market in particular, companies are increasingly using data to help them determine which prospective accounts should be prioritized for marketing or sales follow-up. We believe we are uniquely positioned to provide purchase intent data of specific prospective accounts and potential buyers because of the nature of content we create and our product focus in these data-driven areas.

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There is a Continued Focus on the Ability to Measure and Improve Return on Investment (“ROI”). Our customers are increasingly focused on measuring and improving their ROI in marketing and sales. Before the advent of internet-based marketing, there were a limited number of available tools for accurately measuring the results of such activities in a timely fashion. The internet has enabled B2B technology companies to track individual members and their responses to marketing. With the availability of technology able to accurately measure ROI, vendors now have the ability to assess and benchmark the efficacy of their online programs in a cost effective manner and in real-time. We believe our offerings benefit as our customers continue to leverage insights gained from this measurement, and seek out data and related services we are providing to assist them in optimizing their marketing programs.

Enterprise Technology Purchasing

Over the past two decades, enterprise technology purchases have grown in size and complexity. The enterprise technology market comprises multiple large sectors such as storage, security and networking. Each of these sectors can be further divided into sub-sectors addressing more granular areas of specialization within an enterprise’s technology environment. For example, within the multi-billion-dollar storage sector, there are numerous sub-sectors such as storage area networks, storage management software and backup software. Furthermore, the products—and therefore the enterprise technology—in each sub-sector may represent entirely independent markets. For example, the market around backup software for use in Windows® environments can be completely distinct from that addressing Linux® environments.

In view of the complexities, high cost and importance of enterprise technology decision-making, enterprise technology purchasing decisions are increasingly being researched by teams of functional experts with specialized knowledge in their particular areas, rather than by one central enterprise technology professional, such as a Chief Technology Officer. For these reasons and more, the enterprise technology purchasing process typically requires a lengthy sales cycle. The “sales cycle” is the sequence of stages that a typical customer goes through when deciding to purchase a product or service from a particular vendor. Key stages of a sales cycle typically consist of a customer recognizing or identifying a need; identifying possible solutions and vendors through research and evaluation; and finally, making a decision to purchase the product or service. Through various stages of this sales cycle, enterprise technology and business professionals rely upon multiple inputs from independent experts, and peers. Although there is a vast amount of information available, the aggregation and validation of these inputs from various sources can be difficult and time-consuming.

The long sales cycle for enterprise technology purchases, as well as customers’ need for significant information support, requires substantial investment on the part of B2B technology companies. These realities drive the significant marketing expenditures observable in the enterprise technology market. In addition, given the continued acceleration of technological change, at any given time, there are often multiple viable solutions to any enterprise technology or business need. With each new product or product enhancement, B2B technology companies implement new marketing outreach, and, as a result, enterprise technology and business professionals are required to continuously engage in research to stay abreast of the latest developments that could benefit their companies.

The Opportunity

Prior to widespread internet adoption, enterprise technology buyers researching purchases relied largely on traditional enterprise technology media, consisting of broad print publications and large industry trade shows.

Today, enterprise technology and business professionals demand specialized online content tailored to the specialized sub-sectors of enterprise technology solutions that they must understand. As enterprise technology, vendors and business professionals have all become much more specialized, the internet has become a preferred purchase research medium, which has dramatically increased research activity, accelerated information consumption and improved professional decision-making.

B2B technology companies seek high-ROI marketing and sale opportunities that can provide them access to the specific sectors of enterprise technology buyers aligned with the solutions they sell. To be more efficient and effective, they need to distinguish these prospective buyers from accounts or individuals who are not yet ready to engage in the buying process. Thus, they look for assistance in identifying the specific accounts and individuals who are actively researching upcoming purchases. To more quickly and successfully position their respective solutions against alternatives being considered, they also seek assistance from marketing service providers to create meaningful content to help influence these audiences by utilizing data-driven insights to enable advanced demand-generating content marketing and targeted branding.

Enterprise technology and business professionals rely on our content for decision support information tailored to their specific purchasing needs. Our specialized content strategy and comprehensive services are designed to enable B2B technology companies to better identify, understand, reach and influence enterprise technology and business professionals who are actively researching purchases in specific enterprise technology sectors. We believe our solutions benefit from the following competitive advantages:

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Large and Growing Community of Registered Members and Users. We had approximately 31.8 million registered members and users as of December 31, 2023. The targeted nature of our member and user base enables B2B technology companies to efficiently reach a specialized audience because our content is highly segmented and designed to align with the B2B technology companies’ specific products and services.

•	Strong Customer Relationships. We have developed a broad customer base. During 2023, we delivered marketing services programs for approximately 2,600 customers.

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Substantial Experience in Online Content and Purchase Intent Data. We have over 20 years of experience in developing our online information content, with a focus on providing targeted information to enterprise technology and business professionals and a highly refined audience to technology vendors. We believe our experience enables us to develop relevant new online properties rapidly and to acquire and efficiently integrate select properties to further serve enterprise technology and business professionals. We have also developed an expertise in implementing integrated, targeted marketing campaigns designed to maximize the measurability of, and improvement in, ROI.

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Proprietary Data on the Research Behavior of our Registered Members, Site Visitors and Users. Through our analytical platforms, we collect information on millions of interactions that our members, users and visitors (and the companies, or accounts, that they are associated with) have with the content on our websites and that we send to them via email. We believe the collection and analysis of this information allows us to increase the relevance of our informational offerings to our audiences and improve our customers’ ROI by delivering better prospects to them more efficiently. This analytics platform not only guides what we do on our own properties; it is also available to our customers in a variety of forms to aid them in directly optimizing their efforts.

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Significant Brand Recognition among B2B technology companies and Enterprise Technology and Business Professionals. Our brands are well-recognized by B2B technology companies who value our integrated marketing capabilities and comprehensive high-ROI services. At the same time, our sector-specific offerings command brand recognition among enterprise technology and business professionals, who rely on these websites and channels because of their specificity and depth of content.

Our Solutions

Our solutions consist of:

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IT Deal AlertTM. A suite of data, software and services for B2B technology companies that leverages the detailed purchase intent data we collect on enterprise technology organizations and professionals researching IT purchases via our network of websites and our webinar community platform. Through our proprietary data-capture and scoring methodologies, we use this insight to help our customers identify and prioritize accounts and contacts whose content consumption and online research activities around specific enterprise technology topics indicate that they are “in-market” for a particular B2B technology product or service. The suite of products and services includes Priority Engine™ and Qualified Sales Opportunities™. Priority Engine™ is a subscription service powered by our Activity Intelligence™ platform, which integrates with customer relationship management (“CRM”) and marketing automation platforms (“MAPs”) including Salesforce.com, Marketo, Hubspot, Eloqua, Pardot, and Integrate. The service delivers lead generation workflow solutions designed to enable marketers and sales forces to identify and prioritize accounts and individuals actively researching new technology purchases or upgrades, and then to engage those active prospects. We launched IntentMail AITM in December 2023, which is Priority Engine’s AI-powered messaging feature, which enables sellers to automatically generate personalized email copy. Qualified Sales Opportunities™ is a product that profiles specific in-progress purchase projects via surveys and interviews with business technology professionals whose research activity and content consumption is indicative of a pending technology purchase. Qualified Sales Opportunities™ includes information on project scope, purchase criteria and vendors considered.

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Demand Solutions. Our offerings enable our customers to reach and influence prospective buyers through content marketing programs, such as white papers, webcasts, podcasts, videocasts, virtual trade shows, and content sponsorships, designed to generate demand for their solutions, and through display advertising and other brand programs that are aimed at influencing prospective buyers. We believe this allows B2B technology companies to maximize ROI on marketing and sales expenditures by capturing sales leads from the distribution and promotion of content to our audience of enterprise technology and business professionals.

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Brand Solutions. Our suite of brand solutions provide B2B technology companies with direct exposure to targeted audiences of enterprise technology and business professionals that are actively researching information related to their products and services. We leverage our Activity Intelligence™ platform to enable significant segmentation and behavioral targeting of audiences to improve the relevancy of digital ads to the researcher’s needs. Branding solutions include on -network banner advertising and digital sponsorships, off-network banner targeting, and microsites and other related formats.

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Custom Content Creation. We deliver market insights and guidance to B2B technology companies through our Enterprise Strategy Group annual research and advisory subscription programs, custom market research services, and consulting engagements. In addition, our Enterprise Strategy Group experts author custom content products including technical and economic validations, white papers, infographics, videos and webinars. This content can be leveraged by B2B technology marketers to support product launches, enable demand-generation campaigns, and establish overall thought leadership. We also create white papers, case studies, webcasts or videos to our customers’ specifications. These customized content assets are then promoted to our audience within both demand solutions and brand solutions programs. Additionally, we offer off-the-shelf editorial sponsorship products on topics aligned to customer markets, enabling them to engage and generate demand via packaged content created by our editorial staff to educate technology researchers on new technology trends and feature options.

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BrightTALK platform. Allows our customers to create, host and promote webinars, virtual events and video content. Customers create their own hosted Channels on the platform where they schedule both live and on-demand webinars for promotion to BrightTALK’s community of in-market accounts and individuals. The BrightTALK Channel also enables customers to self-administer lead generation campaigns, set up workflow integrations between the Channel and their CRM and MAP systems, and access reporting detailing the size and growth of their community of subscribers over time. Customers may also create an off-network embedded Channel page on their own corporate website featuring content in their BrightTALK Channel, as well as an embedded BrightTALK registration form that captures and converts interested individuals to marketing leads.

Our solutions are designed to benefit enterprise technology and business professionals and B2B technology companies in the following ways:

Benefits to Enterprise Technology and Business Professionals

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Provide Access to Integrated, Technology Sector-Specific Content. Our offerings provide enterprise technology and business professionals with sector-specific content from the three fundamental sources we believe they value most when researching enterprise technology purchasing decisions: industry experts, peers and vendors. Our independent staff, consisting of editors, journalists and analysts from our Enterprise Strategy Group, creates content specific to the sectors we serve and the key sub-sectors within them. This content is integrated with other content generated by our network of third-party industry experts and content from B2B technology companies. Additionally, tech and business professionals network with and learn from each other in webinars via live interaction and online chat. The reliability, breadth, depth, and accessibility of our content offerings across multiple media formats enables enterprise technology and business professionals to make more informed purchases.

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Increase Efficiency of Purchasing Decisions. By accessing targeted and specialized information, enterprise technology and business professionals are able to research important purchasing decisions more effectively. Our integrated content offerings, spanning all major online content formats, are designed to minimize the time enterprise technology and business professionals spend searching for and evaluating content and maximize the time available for assimilating quality information. To support enterprise technology and business professionals’ information consumption preferences, we provide this specialized, targeted content through a variety of media types matching the critical stages within the purchase decision process.

Benefits to B2B technology companies

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Provide Unique Data About the Businesses, Organizations and Individuals Conducting Pre-Purchase Research. Our Activity Intelligence™ analytical product platform captures and interprets the content consumption behaviors of our large base of targeted enterprise technology and business professional members as they research their technology needs. This allows us to provide B2B technology solution providers (vendors) with powerful insights about who is in market in their sector (identification) as well as the specific buying signals and purchase triggers behind their research (purchase intelligence). Vendors use this data and intelligence to empower their marketing and sales strategies.

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Support Business, Product, Marketing and Sales Go to Market Strategies. Our Enterprise Strategy Group is a trusted advisor to B2B technology companies that are developing and optimizing messaging, product roadmaps, competitive landscape and strategy development. Through demand-side research, our buyer intent data and analyst market proximity, our Enterprise Strategy Group has a unique perspective of the market that is leveraged in every customer engagement. B2B technology companies may leverage our Enterprise Strategy Group for their go to market strategy through custom research, consulting services and annual research and advisory programs depending on their needs.

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Target Active Buyers Efficiently. Our highly targeted content attracts specific, targeted audiences who are actively researching purchasing decisions. Using our database of registered members and users and the information we collect about their product interests, we are able to accurately target those registered members and users most likely to be of value to B2B technology companies with content recommendations specific to the market sector and purchase stage they are in. We further support our B2B technology customer’s execution with scalable marketing services programs that are designed to help influence these prospective buyers with their branded content and targeted digital advertising.

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Generate Measurable Results. Our targeted online content offerings enable us to generate and collect valuable business information about each member and user and their technology preferences. As registered members and users access content, we are able to build a profile of their technology interests, and their companies’ interests, as they evolve over time. Through experience, we have identified patterns that we believe are indicative of purchase intent. We leverage this insight into products designed to improve the ROI on the programs we execute for our B2B technology customers by focusing specifically where we believe active demand exists. We provide this intelligence directly to B2B technology companies for their own use. This helps them drive continuous improvement in their own marketing and sales workflows and outcomes, whether focused specifically on prospects we provide them or on those they have otherwise obtained, which our information enriches and makes more actionable.

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Maximize Awareness. As a leading distributor of B2B enterprise technology white papers, webcasts, videocasts, virtual events and podcasts, we offer B2B technology companies the opportunity to educate enterprise technology and business professionals during the research process, prior to their direct interaction with vendor salespeople. Our Priority Engine™ platform enables direct login by vendor sales representatives who are responsible for uncovering new account opportunities and prospects to sell to in their account territory. Through direct integration into CRM systems, these B2B technology companies’ sales representatives can understand which accounts and prospects are already in their systems and which are new, and extract those new individual prospects into CRM with a button click. Because Priority Engine™ data includes the specific technology and product research interests for each buyer-prospect, the B2B technology company’s salesperson is more aware of the specific needs of the enterprise technology and business professional and can tailor their outreach accordingly. The combination of granular purchase intent intelligence and platform automation enables a stronger, more personalized and efficient connection between enterprise technology and business professionals and the B2B technology companies seeking to do business with them.

Our Strategy

Our goal is to deliver superior performance by continuously enhancing our position as a global leader in purchase intent driven marketing and sales services that deliver business impact for B2B technology companies by strengthening our offerings in our three core capability areas: our specialized content that connects enterprise technology and business professionals with B2B technology companies in the sectors and sub-sectors that we serve, the purchase intent insight analytics and data services our content and member traffic enables, and the marketing services we provide to our customers to help meet their business growth objectives.

In order to achieve this goal, we intend to:

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Continue to Innovate in the Area of Data-Enabled Marketing Services. We believe our ability to leverage our content and audience to identify in-market prospective buyers is a core competency and a key driver of our future growth. Our suite of offerings, leveraging our Activity Intelligence™ analytic product platform, consists of multiple recently developed products and services that provide B2B technology companies with data-enabled sales and marketing optimization solutions. We intend to further develop our existing product offerings with new features and launch additional offerings that extend our capabilities based on our customers’ requirements. During 2024 we intend to improve upon our features by continuing to enhance our integrations, account based scoring and intent feeds among other strategic objectives. The second major product area is our Custom Content and our Content to Close concept that takes advantage our unique end-to-end capabilities. We believe these are both meaningful opportunities in the early stages where we possess significant competitive advantage.

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Expand Long-term Contractual Relationships with Customers. Several of our newly introduced data-enabled marketing products are being offered to our customers on a subscription basis, on multiple quarter, annual or longer agreements, subject to our customers’ right of termination. We intend to expand the number of subscription contracts with our customers, which allows us to work more closely with them in achieving their marketing and sales objectives over an extended period and provides us with stable revenue streams from the continued growth of these products and our successful renewal efforts.

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Expand into Complementary Sectors. We intend to complement our current offerings and content by continuing to expand our business in order to capitalize on strategic opportunities in existing, adjacent, or new sectors that we believe to be well-suited to our business model and core competencies. Based on our experience, we believe we are able to capitalize rapidly and cost-effectively on new market opportunities.

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Continue to Expand Our International Presence. We intend to continue to expand our reach into our addressable market by increasing our presence in countries outside the U.S. We have pursued this strategy by launching our own websites directed at enterprise technology and business professionals in the United Kingdom, India, Spain, France, China, Australia, and Singapore, and by acquiring specific properties or companies with attractive properties in those markets. For example, we previously expanded our international footprint by acquiring the Computer Weekly and MicroScope online properties in the United Kingdom and E-Magine Médias SAS, which we call LeMagIT, in France. More recently, we launched German and Portuguese language websites, as well as websites directed towards enterprise technology and business professionals in Latin America. We expect to further penetrate foreign markets by directly launching additional sector-specific websites directed at these foreign locales and at additional international markets and by making strategic acquisitions and investments in overseas entities. We believe that our integrated product offerings across regions continues to resonate with international marketers and is contributing to our success. We plan to continue investing in these capabilities as we seek opportunities to increase our global reach.

Platform and Content

Our content platform consists of a network of specialized websites and webinar and video channels that serve the needs of enterprise technology and business professionals who are making corporate purchase decisions. At critical stages of the purchase decision process, these content offerings through different channels are designed to meet the needs of enterprise technology and business professionals for expert, peer and B2B technology company information and provide a platform on which B2B technology companies can launch targeted marketing and sales campaigns that generate measurable, high ROI.

The table below provides a representation of the key market opportunities we address for our B2B technology company customers.

Market Categories

Based upon the logical clustering of our audiences’ respective job responsibilities and the marketing and sales focus of the products being promoted by our B2B technology customers, we currently categorize our content offerings to address the key market opportunities and audience extensions across a portfolio of distinct market categories. Each of these marketing categories services a wide range of enterprise technology sectors and sub-sectors and is driven by the key areas of enterprise technology and business professionals’ interests described below:

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Security. Every aspect of enterprise computing now depends on secure connectivity, data and applications. The security sector is constantly growing to adapt to new forms of threats and to secure new and traditional technologies such as mobile devices, wireless networks, virtualized systems and cloud environments. We believe compliance regulations, cloud adoption, and highly publicized data breaches are driving interest and investment in increasingly sophisticated security solutions such as zero trust and endpoint detection and response (“EDR”) that supplement or replace traditional perimeter security solutions such as firewalls and antimalware. Our online properties in this sector offer navigable and structured guides on B2B technology companies and enterprise technology solutions in key subsectors such as network security, intrusion detection, ransomware and malware defense, identity and access management (“IAM”), data and application security, managed security services, cloud-native security and security program management.

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Networking. Broadly defined, the networking market includes the hardware, software and services involved in the infrastructure and management of both enterprise and service provider data and voice networks. As new sectors of networking have emerged and grown in importance, network professionals have increased their organizations’ investments in wireless and mobile computing, cloud networking, software-defined defined wide area networks (“WAN”), secure access service edge (“SASE”), application performance, network virtualization and automation, and evolving network operations, as well as collaboration, video conferencing, unified communications as a service (“UCaaS”), and voice over internet protocol (“VoIP”). Our online properties in this sector, which include TechTarget Networking and TechTarget Unified Communications aim to address the specialized needs of networking professionals by offering content specifically targeting these growth areas.

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Storage. The storage sector consists of the market for disk, flash, cloud and tape storage systems that store and manage data. Growth is fueled by industry trends, such as the ongoing need to maintain and supplement data stores that are exponentially escalating, and by external factors, such as expanded compliance regulations and increased focus on disaster recovery. Recent trends reflect an increased emphasis on solid-state storage and cloud storage. At the same time, established storage sub-sectors, such as network-attached storage (“NAS”) and storage area networks (“SANs”), have been invigorated by technologies such as data deduplication and storage virtualization. Our online properties in this sector, which include TechTarget Storage, TechTarget Data Backup, and TechTarget Disaster Recovery, address enterprise technology and business professionals seeking storage systems in key areas such as Fibre Channel SANs, iSCSI SANs, solid-state storage, NVMe, NAS, backup hardware and software, storage management, container-based storage, storage security and cloud-based platforms.

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Compute, IT Operations and DevOps. As more organizations have embraced cloud computing, IT decisions makers must navigate the best ways to manage operations across a diverse set of IT platforms. Data centers that house servers, storage devices, routers and switches must be optimized to work alongside distributed multi-cloud environments. IT operations staff must design and manage flexible computing environments capable of scaling to meet the demand of today’s cloud-native applications. They must also make complex decisions about which platform or cloud service is best suited to run new applications. At the same time, power and cooling remain a significant cost in enterprise technology budgets and an increasing focus on sustainability initiatives makes data center energy efficiency a priority. Our key online properties in this sector provide targeted information on the B2B technologies and services that serve these sub-sectors. Our properties in this sector include sites such as TechTarget Data Center, which covers power and cooling, mainframe, colocation, data center infrastructure management (“DCIM”), software-defined data center (“SDDC”) architectures, and private cloud. TechTarget Cloud Computing and SearchAWS.com cover public, hybrid and multi-cloud infrastructure, as well as the key tools and strategies cloud administrators need to efficiently and cost-effectively deploy and manage those environments. SearchVMware.com focuses on managing and building out virtual environments on the most widely installed server virtualization platform. TechTarget IT Operations covers DevOps, container deployment and management, IT automation and the impact of microservices and event-driven computing on enterprise technology operations.

We also cover servers, application and desktop solutions deployed in distributed computing environments. Given the breadth of the Windows market, we have segmented our Windows-focused media based on enterprise technology and business professionals’ infrastructure responsibilities and purchasing focus. Our online properties in this sector include SearchWindowsServer.com, which covers server, storage and systems management, as well as the integration of on-premises Windows environments with the Microsoft Azure cloud; This network of sites provides resources and advice to enterprise technology and business professionals pursuing solutions related to such topics as Windows backup and storage, server consolidation, and upgrade planning. TechTarget Enterprise Desktop focuses on the deployment and management of Windows, Linux and macOS end-user computing environments. This market has evolved to focus on digital workspace technology, in which IT professionals can manage end-user access to a variety of resources and workspaces. TechTarget Mobile Computing covers the enterprise technology management issues surrounding the deployment of tablets and smartphones in the workplace. Combined with our properties that focus on server virtualization, TechTarget Virtual Desktop focuses on desktop virtualization, giving us a comprehensive offering addressing the area of virtualization technologies. This site also covers the growing area of desktops as a service, as well as application streaming and other virtual and cloud-based delivery methods.

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CIO/IT Strategy. Our CIO/IT Strategy site provides content targeted at chief information officers (“CIOs”), senior enterprise technology executives and business executives with technology responsibility, enabling them to make informed enterprise technology purchases throughout the critical stages of the purchase decision process. Their areas of interest generally align with the major sectors of the IT market: AI, BI and big data, business applications, cloud, data center, DevOps, end user computing, networking, outsourcing, risk management, security and storage. The focus of this elite purchasing group, however, is on how these technologies can be used in tandem to give their companies a competitive edge. In an environment where the mega-tech companies set the pace of business and customer expectations, enterprise IT leaders are called on not only to enable business strategy and operations but to also reinvent them as conditions change. With the pandemic-driven shift to remote work and the rise of digital-first customers, the purview of CIOs has expanded to include a deeper focus on front-facing business concerns such as customer experience and product development, in addition to the oversight of IT infrastructure and services. Cybersecurity and data privacy are also of strategic importance to CIOs. Accordingly, our targeted information resources for senior IT executives focus on digital transformation and the supporting technologies, methodologies, business processes and skills required today for a digital-first business model. Technologies that support enterprise speed, agility and customer service are of paramount importance. They include the use of machine learning and AI for faster and better insight, cloud for scalability and flexibility, software automation technologies such as robotic process automation (RPA) for offloading rote work, intelligent business applications for optimizing the employee experience and boosting productivity, and emerging technologies such as digital twins and quantum computing that could provide business value.

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Business Applications. Our Business Applications and Analytics market category focuses on mission critical software such as enterprise resource planning (“ERP”), databases and business intelligence, content management enterprise resource planning, and customer facing applications such as CRM software for mid-sized and large companies. Because these applications are critical to the overall success of the businesses that use them, there is a high demand for specialized information by IT and business professionals involved in their purchase, implementation, and ongoing support. HR professionals are faced with challenges around employee experience, remote workforce management and new best practices around recruiting, hiring, learning and development and more. Our applications-focused properties in this sector include sites such as TechTarget Customer Experience, TechTarget HR Software, and TechTarget ERP. These sites are leading online resources that provide this specialized information to support mission-critical business applications such as CRM, sales force automation, databases and ERP software.

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Analytics and Artificial Intelligence (“AI”). Businesses are using artificial intelligence to improve internal processes and tools, and technology providers are increasingly adding AI capabilities to enhance their products. AI also has the potential to disrupt jobs and various technology markets. TechTarget Enterprise AI covers the quickly evolving technologies of AI and machine learning, giving insight into the enterprise use cases for AI, how AI development functions, and how businesses can capitalize on the new possibilities around machine learning in enterprise applications. Businesses are also collecting more data that they need to understand how to best use this data for key insights. The information produced by these business applications is seen as a corporate asset that is essential for gaining competitive advantage through informed, data-driven decisions. New tools and techniques to analyze, model and visualize data can help organizations drive more value. Leveraging this data can help improve operational efficiency, enable business agility, and improve sales effectiveness and customer service. As a result, business intelligence and analytics have become pervasive as various organizations increasingly rely on mission-critical information to optimize their businesses. TechTarget Business Analytics, TechTarget Data Management, and TechTarget Content Management cover the business intelligence, data management, content management and collaboration disciplines associated with such initiatives. These sites combine with Data Science Central to cover the wide-ranging topics under the umbrella of information management. Built on a community of data science experts and contributing writers, Data Science Central targets a highly technical audience. The site covers data science and analytics, machine learning and AI, as well as more strategic topics such as remote work and data trends.

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Application Architecture and Development. The application architecture and development sector is comprised of a broad landscape of tools and languages that enable developers, architects and project managers to build, customize and integrate software for their businesses. Our application architecture and development online properties focus on development in enterprise environments (including mobile and web development), the programming languages that developers use most, and the various tools used for modern application builds and distributed systems management. In particular, we believe the desire for increasingly streamlined and modular application development cycles has fueled interest in innovative software approaches, such as decomposing large business applications into microservices and introducing event-driven architecture capabilities. Given the scope of challenges associated with application architecture, especially at the enterprise level, the associated tools and products also tie in heavily with application integration, performance testing, data security, citizen development and API management. Our online properties in this sector include sites such as TheServerSide.com, which hosts independent communities of developers and architects, TechTarget Software Quality, which covers application testing, quality assurance and Agile development methodologies, and TechTarget App Architecture, which serves architects, developers, IT managers and line of business executives who are interested in adapting existing architectures to meet the speed, scale and agility needs of modern applications.

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Channel. Our Channel site addresses the information needs of business and technology professionals in the IT services and solutions industry. Our coverage encompasses managed service providers, managed security services providers, cloud consultancies, systems integrators and resellers. Those companies deliver products and services to SMB and enterprise customers, becoming trusted advisors and the preferred source for technology. In light of this status, B2B technology companies actively seek alliances with channel partners. The resulting dynamics in the B2B technology channel are well-suited to our integrated, targeted content strategy. Our flagship online property in this sector is TechTarget IT Channel. In addition to this website, TechTarget channel media is able to profile channel professionals accessing information on any website within the TechTarget Network. As channel professionals recommend, deploy and manage hardware, software and cloud services from vendors in a particular enterprise technology sector, the key areas of focus tend to parallel those for the sub-sectors addressed by our IT-focused properties. Those sites cover a wide spectrum of technology: for storage, backup, storage virtualization and network storage solutions such as SAN, NAS, cloud storage, NVMe and flash memory; for security, vulnerability assessment, threat detection and response, and identity access management; for networking, wireless, network security, SD-WAN and VoIP; for systems, public cloud, hybrid cloud, converged infrastructure and server virtualization.

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Environmental, Social and Governance (“ESG”). Our TechTarget Sustainability and ESG site helps IT professionals and corporate leaders understand this emerging sector and implement new ESG initiatives. Several factors are pushing businesses of all sizes to focus more on ESG, including consumer and employee expectations, investor relations and government regulations. Business leaders and IT practitioners need new processes and tools to track, measure and report on efforts to meet these requirements. In addition to measuring their own energy efficiency, carbon footprints and environmental impacts, many technology buyers must now also consider the sustainability of their partners and technology providers. Our coverage helps these buyers understand how existing and new technologies can help them meet complex expectations and regulations. Many organizations are also beginning to measure and track social commitments or diversity, equity and inclusion (“DEI”) factors when making business decisions. Today’s business leaders must understand the social and human impact of their business decisions and research technology that supports DEI.

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Healthcare Technology. The Xtelligent Healthcare Media properties provide healthcare executives and IT professionals who support healthcare initiatives with news and information about the latest healthcare technology trends. As the industry leans more on new and emerging forms of technology, Xtelligent sites focus on topics and trends affecting the industry’s daily operations and continued digital transformation. Our EHRIntelligence.com site connects with subject matter experts in the field to share best practices for streamlining implementation, improving usability, and enabling the technology to improve outcomes. HealthITSecurity.com leverages security and privacy experts across the continuum of care to help readers address potential threads and adopt best practices for health data security and privacy. HealthITAnalytics.com features real use cases in data analytics that improve the health of individuals and populations and the cost of providing care. RevCycleIntelligence.com covers news and firsthand experience managing claims, improving A/R management and performance and adopting new models of reimbursement. mHealthIntelligence.com provides the latest news, featured stories, and emerging trends in mobile health, telemedicine, remote patient monitoring, and connected health for providers. By connecting with subject matter experts from the nation’s top payers, the editors at HealthPayerIntelligence.com share actionable insight drawn from real-world experiences working with providers, employers, beneficiaries, and policymakers under commercial and public contracts. PatientEngagementHIT.com includes news that reports on how to leverage health information technology to engage patients and communities. HITInfrastructure.com covers the latest technologies and trends that support the development of flexible, reliable IT infrastructure for healthcare providers. PharmaNewsIntelligence.com shares insights with pharmaceutical executives interested in learning more about value-based care, managing clinical trials and building relationships with payers and providers. HealthcareExecIntelligence.com responds to the needs of healthcare executives by offering the latest news from the industry. It provides clear and direct coverage of recent and emerging developments across the healthcare industry with a focus on innovation and strategy. LifeSciencesIntelligence.com provides coverage of healthcare science focused on major trends in pathology, genetics/genomics, biotechnology, medical devices and reproductive health. Our reporting also extends to a weekly Healthcare Strategies podcast and quarterly Insights research reports.

Customers

We market to B2B technology companies targeting specific audiences who are actively researching purchasing decisions. We maintain multiple points of contact with our customers in order to provide support throughout their organization and during critical stages of the sales cycle. As a result, individual customers often run multiple marketing/sales programs with us in order to reach discrete portions of our targeted audience. Our products and services are delivered under both short-term contracts that run for the length of a given marketing/sales program, typically less than six months, and through integrated, contracts in excess of 270 days (“longer-term contracts”) covering various client needs. We have developed a broad customer base and delivered campaigns to approximately 2,600 customers in 2023. During 2023, 2022, and 2021, no single customer represented 10% or more of total revenues.

Sales and Marketing

We have an internal direct sales department that works closely with existing and potential customers to develop customized marketing programs that provide highly targeted access to enterprise technology and business professionals. We organize our sales force by the sector-specific market categories that we operate in and have a global accounts team that works with our largest customers. Additionally, we organize certain individuals into Customer Success Teams. Those teams facilitate the usage and renewal of certain of our products. We believe that our sector-specific sales organization and integrated approach to our product and service offerings allows our sales personnel to develop a high level of expertise in the specific sectors they cover and to create effective marketing programs tailored to the customer’s specific objectives. As of December 31, 2023, our sales and marketing staff consisted of approximately 450 people. The majority of our sales and marketing staff is located in Massachusetts with additional staff located in California, London, England, New York, New York and Sydney, Australia.

We pursue a variety of marketing initiatives designed to support our sales activities by building awareness of our brand with B2B technology companies and positioning ourselves as a “thought leader” in ROI-based marketing. These initiatives include purchasing online sponsorships in media vehicles that reach technology marketers, as well as engaging in direct communications with the database of relevant contacts we have built since our inception. Examples of our direct communications include selected e-mail updates on new product launches and initiatives. We also produce videocasts, blogs and white papers for technology marketers where we provide information on the latest best practices in the field of online B2B technology marketing.

Through our Press and Public Relations activities, we seek to develop and maintain relationships with key analysts, publications and influencers covering B2B marketing and sales topics.

Online Member and User Acquisition

Our primary source of traffic to our websites and webinar channels is through non-paid traffic sources, such as our existing registered member and user base and organic search engine traffic. Organic search engine traffic is also a key source of new registered members and users for our sites. Because our sites focus on specific sectors of the enterprise technology market, our content is highly targeted and we believe is an effective means for attracting search engine traffic and from this, growing our member and user base. We also make marketing expenditures designed to supplement our non-paid traffic and registered members and users including, keyword advertising on the major search engines and targeted list rentals of e-mail subscribers from a variety of targeted partners, media sources, and data providers.

Technological Infrastructure

We have developed an expandable operations infrastructure using leading Cloud infrastructure providers and off-site data centers to maintain our websites and online offerings. All of the critical components of the system are redundant, allowing us to withstand unexpected component failure and to undergo maintenance and upgrades. Our infrastructure is scalable, enabling us to make additions that fit into the existing environment as our system requirements grow based on traffic, member, and customer growth. Our critical data is copied daily to an online backup storage solution. We maintain a quality assurance process to constantly monitor our servers, processes, and network connectivity. We leverage industry standard network and perimeter defense technologies, DDoS protection systems, web application firewalls, and enterprise grade DNS services across multiple vendors. We believe that continued development of our technological infrastructure is critical to our success. We have made, and will continue to make, technological improvements and investments in this infrastructure to improve our ability to service our members, users and customers.

Competition

The market for B2B technology companies marketing and sales spend is highly competitive, and in each of the sectors we serve, as well as across the products and services we offer, our primary competitors include media companies that produce content specifically for enterprise technology and business professionals, providers of technology-based point solutions for data analysis and other service providers. Our primary media competitors, each of which possesses substantial resources to compete, are Ziff Davis, Inc., Madison Logic, Inc., and Foundry (formerly IDG Communications), an IDG, Inc. company. In the online market we generally compete on the basis of target audience, quality and uniqueness of information content, ease of use of our websites for IT and business professionals, and the quality and quantity of sales leads generated for B2B technology companies. We also compete for the members who comprise our target audiences primarily with the media companies that produce content specifically for enterprise technology and business professionals such as Ziff Davis, Inc., and Foundry, an IDG, Inc. company. In the data-oriented businesses, we compete with providers of predictive analytics and internet-based analysis including companies like 6sense Insights, Inc., Infer, Inc., Bombora, Inc. and Aberdeen Group, LLC. In general marketing services, we compete with list and lead providers of various types such as ZoomInfo Technologies Inc. As a result of our acquisition of BrightTALK, we compete with a number of web-

based meeting, webinar and virtual event providers and physical event providers, such as LogMeIn, Inc., Intrado Corporation and ON24, Inc. Many of these providers possess substantially more resources to compete. As we continue to expand internationally, we expect to compete with many of the competitors mentioned above, as well as with established media companies based in particular countries or geographical regions.

Member and User Privacy

We gather in-depth business information about our registered members and users who provide us or our partners with such information through e-mail, telephone, or other means, including through the submission of webforms displayed on our websites. We also gather information about visitors of certain content on our websites by tracking their content consumption or the content consumption of the companies they work for. We post our privacy policy on our websites so that our members, users and others who visit our websites can access and understand the terms and conditions applicable to the collection and use of their information. Our privacy policy discloses the types of information we gather, how we use it, and how a member or user can correct or change this information, including how a member or user can unsubscribe from our communications and those of our partners. Our privacy policy also explains the circumstances under which we share a member’s or user’s information and with whom. Members and users who register receive offers via e-mail, telephone, and other means, such as targeted advertising online or on mobile devices regarding areas of specific interest to them and that are relevant to their professional interests; these offers contain content created either by us or our third party B2B technology customers. To uphold our obligations to our members and users, we impose constraints that are consistent with our privacy policy on the customers and third parties to whom we provide member and user data, including through the use of contractual terms and conditions or data processing agreements, where applicable, that are generally consistent with our obligations to members and users and as set forth in our privacy policies.

Consumer Protection and Privacy Regulation

General. Advertising and promotional activities presented to members, users and visitors to our websites are subject to federal and state consumer protection laws that regulate unfair and deceptive practices. We are also subject to various other federal and state consumer protection laws, including the ones described below. We are also subject to the laws and regulations of various other jurisdictions in which we target members, users and website visitors.

CAN-SPAM Act. The Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003 (the “CAN-SPAM Act”) regulates commercial e-mails and provides a right on the part of the recipient to request the sender to stop sending commercial electronic marketing messages (“commercial e-mails”), and establishes penalties for the sending of e-mail messages that are intended to deceive the recipient as to source or content. Under the CAN-SPAM Act, senders of commercial e-mails (and other persons who initiate those e-mails) are required to make sure that those e-mails do not contain false or misleading transmission information. Commercial e-mails are required to include a valid return e-mail address and other subject heading information so that the sender and the internet location from which the message has been sent are accurately identified. Recipients must be furnished with an electronic method of informing the sender of the recipient’s decision not to receive further commercial e-mails. In addition, the e-mail must include a postal address of the sender and notice that the e-mail is an advertisement. The CAN-SPAM Act may apply to the e-newsletters that our websites distribute to registered members and to some of our other commercial e-mail communications. The U.S. Federal Trade Commission (the “FTC”) has issued regulations related to the CAN-SPAM Act, including interpretations of such act that indicate that e-newsletters, such as those we distribute to our registered members, will be exempt from most of the provisions of the CAN-SPAM Act, provided that they do not contain predominantly marketing content. The CAN-SPAM Act and the FTC’s CAN-SPAM trade regulation rule allow for civil penalties that run into the millions of dollars. Several states have enacted additional, more restrictive and punitive laws regulating commercial email. Foreign legislation exists as well, including Canada’s Anti-Spam Legislation and the European laws that have been enacted pursuant to the General Data Protection Regulation “(GDPR)” and European Union Directive 2002/58/EC and its amendments. We use email as a significant means of communicating with our existing members and users as well as potential website visitors and members and users. At this time, we are applying the applicable legal requirements to e-newsletters and all other e-mail communications and believe that our e-mail practices comply with the requirements of the CAN-SPAM Act, state laws and applicable foreign legislation.

Telemarketing Rules. Laws regulating telemarketing in the U.S., including the Telephone Consumer Protection Act (the “TCPA”), the Federal Communications Commission (“FCC”) rules thereunder, the Telemarketing and Consumer Fraud and Abuse Prevention Act and the FTC’s Telemarketing Sales Rule, including their do-not call provisions, and in the other jurisdictions where we do business, could apply to our calls to members, users and individuals who visit our websites. If any of these laws apply to our telemarketing, and we are found liable for violating them, we could be subject to financial penalties.

Other Consumer Protection Regulation and Privacy. The FTC and many state attorneys general are applying federal and state consumer protection laws to require that the online collection, use and dissemination of data, and the presentation of web site content, comply with certain standards for notice, choice, security and access. In many cases, the specific limitations imposed by these standards are subject to interpretation by courts and other governmental authorities, and courts may adopt these developments as law. The FTC has actively been bringing enforcement actions against companies from improperly disclosing personal information to third parties for targeted advertising purposes. Through these enforcement actions, the FTC is creating new substantive limitations on how companies are permitted to use and disclose information. The agency may also look to codify these new privacy requirements (and other data processing obligations) through its “Trade Regulation Rule on Commercial Surveillance and Data Security”. It began the formal process to develop this set of rules in 2022, and it is still ongoing. These new rules and future FTC enforcement/guidance may significantly impact our business depending on how the limitations the agency creates for the use of personal information for targeted advertising purposes. The FTC also has expanded its views of appropriate consent and related practices in an evolving manner. These practices as well as potential legislation at the state and federal level may restrict or prohibit behavioral advertising within the state. In the absence of a federal law pre-empting their enforcement, even individual state legislation would likely have the practical effect of regulating behavioral advertising nationwide because of the difficulties behind implementing state-specific policies. In addition, states are considering new and/or have implemented comprehensive privacy laws (such as the California Consumer Privacy Act) which may have an impact on how we can conduct our business. In addition, the European Union (“EU”) and its member states, the United Kingdom, Canada and numerous other countries have laws, rules and/or regulations dealing with the collection and use of personal information obtained from their citizens. Regulations have focused on, among other things, the collection, use, disclosure and security of information that may be used to identify or that actually identifies an individual, such as an e-mail address, a name, or in some cases, an IP address. These laws also provide consumers the right to access the information a company has collected on them, correct it, request that it be deleted, or to stop the sale of such information to third parties. Additionally, the EU requires informed consent for the placement of a cookie on a user device.

While we believe that we are operating our business in compliance with the laws and regulations that apply to us, such laws and regulations continue to be the focus of legislative bodies, courts, and regulators at the state and federal level as well as in other countries. This enhanced focus may result in amendments to existing laws and regulations, the enactment of new laws and regulations, and new guidance and interpretation by governmental agencies or the courts. All of these factors could materially impact our business and results of operations.

Intellectual Property

We regard our copyrights, domain names, trademarks, trade secrets and similar intellectual property as important to our success, and we rely upon copyright, trademark and trade secrets laws, as well as confidentiality agreements with our employees and others, and protective contractual provisions, to protect the proprietary technologies and content that we have developed. We pursue the registration of our material trademarks in the

U.S. and elsewhere. Currently, our TechTarget and BrightTALK trademark and logo, as well as certain other marks and logos, are registered in the U.S. with the U.S. Patent and Trademark Office and in select foreign jurisdictions and we have applied for U.S. and foreign registrations for various other marks. In addition, we have registered over 1,675 domain names that are, or may be, relevant to our business, including “www.techtarget.com,” “www.knowledgestorm.com,” “www.bitpipe.com,” and those leveraging the “search” prefix used in the branding of many of our websites. We also incorporate a number of third party software products into our technology platform pursuant to relevant licenses. We use third party software to maintain and enhance, among other things, the content generation and delivery, and support our technology infrastructure. We are not substantially dependent upon these third party software licenses, and we believe the licensed software is generally replaceable, by either licensing or purchasing similar software from another vendor or building the software functions ourselves.

Human Capital Resources

As of December 31, 2023, we had approximately 960 full-time employees worldwide. None of our U.S. employees are represented by a labor union and only a small number of our international employees in the United Kingdom and France are represented by workers’ councils and have the benefits of collective bargaining agreements at the national and/or sector level. We have not experienced interruptions of operations or work stoppages due to labor disagreements. TechTarget is an innovative company in a dynamic environment that fosters a collaborative culture among its energetic, driven workforce. We value our employees, let them know the objectives and goals, challenge them, equip them with the right tools and resources to succeed, and then empower them to get the job done. At TechTarget, we give employees direct responsibility for generating results while allowing their ideas to be the catalyst for entirely new areas of opportunity. Our key human capital objectives in managing our business include attracting, developing and retaining top talent while integrating diversity, equity and inclusion principles and practices into our culture.

We strive to attract a pool of diverse and exceptional candidates and support their career growth once they become employees. Our efforts begin during the recruitment process by offering candidates an outstanding, comfortable and welcoming candidate experience where they are able to learn as much about our company and culture as we are able to learn about them. Once hired, we ensure that employees are rewarded, recognized and engaged based on their contributions. We also emphasize in our performance evaluation and career development efforts internal mobility opportunities for employees to drive professional development and we consistently promote approximately 27% of our workforce to positions with increased responsibility each year. Our goal is a long-term, upward-bound career at TechTarget for every employee, which we believe also drives our retention efforts. Our ability to retain our workforce is also dependent on our ability to foster an environment that is safe, respectful, fair and inclusive of everyone and promotes diversity, equity and inclusion inside and outside of our business. We accomplish this with the strong culture we have built over the past 20+ years and through the efforts of our active culture committees—Women in Business at TechTarget, Health & Fitness at TechTarget, TechTarget Gives and TechTarget Diversity & Inclusion Committee. Each committee has their own distinct mission, but all look to cultivate leadership skills, develop best business practices, encourage knowledge sharing, give back to the community, and provide personal growth and development opportunities while allowing for a wide range of perspectives and experiences.

Seasonality

The timing of our revenues is affected by seasonal factors, with revenues generally lower during the first quarter relative to subsequent quarters in a given year. Our revenues are seasonal primarily as a result of the annual budget approval process of many of our customers, the normal timing at which our customers introduce new products, and the historical decrease in marketing and sales activity in summer months. The timing of revenues in relation to our expenses, much of which do not vary directly with revenues, has an impact on the cost of revenues, selling and marketing, product development and general and administrative expenses as a percentage of revenues in each calendar quarter during the year.

The majority of our expenses are personnel-related and include salaries, stock-based compensation, benefits and incentive-based compensation plan expenses. As a result, we have not experienced significant seasonal fluctuations in the timing of our expenses period to period.

Available Information

Our website address is www.techtarget.com, and our investor relations website is located at https://investor.techtarget.com. We make our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and amendments to these reports, available free of charge through our website as soon as reasonably practicable after we electronically file such material with, or furnish such material to, the Securities and Exchange Commission (“SEC”). The SEC maintains a website, at www.sec.gov, that contains reports, proxy and information statements and other information regarding issuers that are filed electronically. Our Code of Business Conduct and Ethics, and any amendments to our Code of Business Conduct and Ethics, Corporate Governance Guidelines and Board Committee Charters, are also available on our website. The information contained on our website is not a part of, or incorporated by reference into, this Annual Report on Form 10-K.

Investors and others should note that we announce material information to our investors using one or more of the following: SEC filings, press releases and our corporate website, including without limitation the “Investor Relations” section of our website. We use these channels, as well as social media channels such as Twitter and LinkedIn, in order to achieve broad, non-exclusionary distribution of information to the public and for complying with our disclosure obligations under Regulation FD. It is possible that the information we post on our corporate website or other social media could be deemed to be material information. Therefore, we encourage investors, the media, and others interested in our company to review the information we post on the “Investor Relations” section of our corporate website and on our social media channels.

Item 1A. Risk Factors

The risks and uncertainties set forth below, as well as other risks and uncertainties described elsewhere in this Annual Report on Form 10-K including in our consolidated financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” or in our other filings with the SEC, could materially and adversely affect our business, financial condition, operating results and the trading price of our common stock. Additional risks and uncertainties that are not currently known to us or that are not currently believed by us to be material may also harm our business operations and financial results. Because of the following risks and uncertainties, as well as other factors affecting our financial condition and operating results, past financial performance should not be considered to be a reliable indicator of future performance, and investors should not use historical trends to anticipate results or trends in future periods.

Risk Factor Summary

Risks related to our Business and Operations

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Global economic and geopolitical events, such as inflation, monetary policy responses and changing interest rates, a recession or economic downturn, political violence, and instability, including geo-economic fragmentation, could adversely affect our results of operations and financial condition.

•	Economic conditions that result in financial difficulties for companies within the enterprise technology industry could adversely affect our results of operations and financial condition.

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If we are unable to apply technology and data analytics effectively in driving value for our clients through technology-based solutions or gain internal efficiencies and effective internal controls through the application of technology and related tools, our operating results, client relationships, growth and compliance programs could be adversely affected.

•	If we are unable to deliver content and services that attract and retain our members and users, our ability to attract customers may be affected.

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Our ability to attract visitors to our websites depends upon internet search engines. These visitors can become members and users. Changes to the prominence of our search engine results could negatively impact our business and operating results.

•	Our operations outside the U.S. expose us to risks different than those we face in the U.S.

•	We face significant competitive pressures in each of our businesses.

•	We may innovate or continue to build brand awareness which could harm our operating results.

•	Our success depends, in part, on our ability to retain qualified talent, including our senior management team.

Risks related to Acquisitions

•	Our ability to identify or successfully acquire and integrate businesses may result in our revenues declining or failing to grow.

•	We may fail to realize the anticipated benefits of our acquisitions or those benefits may take longer to realize than expected.

Risks Related to Data Privacy, Security and Intellectual Property Rights

•	We have limited protection of our intellectual property rights.

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We could be subject to claims from third parties based on the content on our websites created by us and third parties. These claims could result in costly litigation, payment of damages or the need to revise the way we conduct our business.

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Changes in laws and standards related to marketing, data collection and use, and the privacy of internet users could impact our ability to conduct our business and thereby decrease our revenue while imposing significant compliance costs on the Company.

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The loss of personal, confidential and/or proprietary information due to our cybersecurity systems or the systems of our customers, vendors, or partners being breached could cause us to incur significant legal and financial exposure and liability, and materially adversely affect our business, operating results and reputation.

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Our business, which is dependent on centrally located communications, computer hardware systems and cloud-based infrastructure providers, is vulnerable to natural disasters, telecommunication and systems failures, terrorism and other problems, as well as disruption due to maintenance or high volume, all of which could reduce traffic on our networks or websites and which could result in a negative impact on our business.

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Our business depends on continued and unimpeded access to the internet by us and our members and users. If government regulations relating to the internet change, internet access providers may be able to block, degrade, or charge for access to certain of our products and services, which could lead to additional expenses and the loss of customers.

•	We may face risks associated with our use of certain artificial intelligence, machine learning, and large language models.

Risks Related to Our Financial Statements and General Corporate Matters

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If we do not maintain proper and effective disclosure controls and procedures and internal control over financial reporting, our ability to produce accurate financial statements could be impaired, which could adversely affect our operating results, our ability to operate our business and investors’ views of us.

•	Our ability to raise capital in the future may be limited.

•	The impairment of a significant amount of goodwill and intangible assets on our balance sheet could result in a decrease in earnings and, as a result, our stock price could decline.

•	The trading price of our common stock is volatile and may decline substantially.

•	Our full year and quarterly operating results are subject to fluctuations, and these fluctuations may adversely affect the trading price of our common stock.

•	Provisions of our certificate of incorporation, bylaws and Delaware law could deter takeover attempts.

•	Our significant indebtedness could adversely affect our financial condition.

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Taxing authorities may successfully assert that we should have collected, or in the future should collect, sales and use, value added, or similar taxes, and we could be subject to liability with respect to past or future sales, which could adversely affect our results of operations.

•	Changes in applicable tax laws could result in adverse tax consequences to the Company.

•	Future sales of our common stock in the public market could depress the market price of our common stock.

•	A limited number of stockholders have the ability to significantly influence the outcome of director elections and other matters requiring stockholder approval.

Risks Related to the Proposed Transaction

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The proposed transaction may not be completed on the terms or timeline currently contemplated, or at all, and failure to complete the proposed transaction may result in material adverse consequences to our business and operations.

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Each of TechTarget and the Informa Tech business will be subject to business uncertainties and contractual restrictions while the proposed transaction is pending that could adversely affect each of them.

•	Ownership interests will not be adjusted if there is a change in our value or the value of the Informa Tech business and their respective assets before the proposed transaction is completed.

•	The Transaction Agreement contains provisions that may discourage other companies from trying to acquire us.

•	We and New TechTarget will incur transaction-related costs in connection with the proposed transaction and the integration of the businesses.

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Some of our and the Informa Tech business’s existing agreements contain change in control, anti-assignment or early termination rights that may be implicated by the proposed transaction, and some of our and the Informa Tech business’s customers may experience uncertainty associated with the proposed, which may limit New TechTarget’s business.

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If the proposed transaction closes and does not qualify as a transaction described in Section 351 of the Internal Revenue Code, of 1968, as amended (the “Code”), our stockholders may be required to pay substantial U.S. federal income taxes.

•	If the proposed transaction closes, New TechTarget will be controlled by Informa. The interests of Informa may differ from the interests of other stockholders of New TechTarget.

•	Failure of the parties successfully to implement and operate under the Data Sharing Agreement between New TechTarget and Informa PLC could impact the potential benefits of the proposed transactions.

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If the proposed transaction closes, the integration of TechTarget and the Informa Tech business following the closing will present challenges that may result in the anticipated benefits of the proposed transaction not being realized.

Risks Related to our Business and Operations

Because we depend on our ability to generate revenues from the sale and support of purchase intent driven advertising campaigns, fluctuations in advertising spending could have an adverse effect on our revenues and operating results.

The primary source of our revenues is the sale and support of purchase intent-driven advertising campaigns to our customers. Any reduction in advertising expenditures could have an adverse effect on the Company’s revenues and operating results. We believe that advertising spending on the internet, as in traditional media, fluctuates significantly as a result of a variety of factors, many of which are outside of our control. Some of these factors include:

•	variations in expenditures by advertisers due to budgetary constraints;

•	the cancellation or delay of projects by advertisers or by one or more significant customers;

•	the cyclical and discretionary nature of advertising spending;

•	the relocation of advertising expenditures to competitors or other media;

•	general global economic conditions and the availability of capital, as well as economic conditions specific to the internet and online and offline media industry; and

•	the occurrence of extraordinary events, such as natural disasters, disease outbreaks (such as the novel coronavirus), acts of terrorism and international or domestic political and economic unrest.

General domestic and global economic, business or industry conditions, financial market instability, and geopolitical changes may adversely affect our business, as well as our ability to forecast financial results.

The U.S. and international economies have experienced inconsistent, unpredictable growth and a certain degree of instability, magnified at times by factors including changes in the availability of credit, inflation, volatile business and consumer confidence, unemployment, responses to public health crisis, including pandemics like COVID-19 and epidemics and geopolitical unrest, including from the impacts of the ongoing conflicts between Russia and Ukraine and in the Middle East. These and other macro-economic conditions have contributed to unpredictable changes in the global economy and expectations of future global economic growth. Additionally, economic weakness in the U.S. and international markets has adversely affected our customers and their spending decisions, causing them to reduce or delay their purchases of our offerings, which has adversely affected and may continue to affect our business.

Because all components of our budgeting and forecasting are dependent upon estimates of growth or contraction in the economy generally, and in the IT market specifically, it can be difficult for us to accurately estimate future income and expenditures. We cannot predict the duration of current economic conditions or the duration or strength of an economic recovery in the U.S. or worldwide generally or in the IT industry or in any of its segments. Further adverse changes may occur as a result of global, domestic or regional economic conditions, changing consumer and customer confidence, inflation, unemployment, tariffs, declines in stock markets, or other factors affecting economic and geopolitical conditions generally. These macro-economic conditions may also result in increased expenses due to higher allowances for doubtful accounts and potential goodwill and asset impairment charges and may make it more difficult for us to make accurate forecasts of revenue, gross margin, cash flows and expenses. We recognize that these challenging macro-economic conditions have and may continue to negatively affect the sales of our offerings, both in the U.S. and internationally, and could increase exposure to losses from bad debts, increase the cost and decrease the availability of financing, or increase the risk of loss on investments. The impact in the future of these macro-economic conditions on our business, results of operations, financial condition and/or liquidity is uncertain and will depend on future developments that we may not be able to accurately predict.

Because most of our customers are in the enterprise technology industry, our revenues are subject to characteristics of the enterprise technology industry that can affect advertising spending by B2B technology companies.

Because most of our customers are in the enterprise technology industry, the success of our business is closely linked to the health, and subject to market conditions, of the enterprise technology industry. The enterprise technology industry is characterized by, among other things, volatile quarterly results, uneven sales patterns, short product life cycles, rapid technological developments, frequent new product introductions and enhancements and evolving domestic and international laws and regulations, particularly with respect to data privacy and data protection. As a result, our customers’ advertising budgets, which are often viewed as discretionary expenditures, may increase or decrease significantly over a short period of time. Many of our customers continue to scrutinize their spending on advertising campaigns. Prior market downturns in the enterprise technology industry have resulted in declines in advertising spending, which can cause longer sales cycles, deferral or delay of purchases by B2B technology companies and generally reduced expenditures for advertising and related services. For example, recent macroeconomic headwinds have caused general anxiety, elongated sales cycles, budget cuts and freezes at many of our customers. Our revenues and profitability depend on the overall demand for advertising services from our customers. We believe that demand for our offerings has been in the past, and could be in the future, disproportionately affected by fluctuations, disruptions, instability or downturns in the enterprise technology industry, which may cause customers and potential customers to exit the industry or delay, cancel, reduce or reallocate any planned expenditures for our purchase intent driven marketing and sales products. Any slowdown in the formation of new B2B technology companies or decline in the growth of existing B2B technology companies, may cause a decline in demand for our offerings.

In addition, the marketing and advertising budgets of our customers may fluctuate as a result of:

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weakness in corporate enterprise technology spending, resulting in a decline in enterprise technology marketing and advertising spending, a trend that we have seen in the past and that may continue in the future;

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increased concentration in the enterprise technology industry as a result of consolidations, leading to a decrease in the number of current and prospective customers, as well as an overall reduction in marketing and advertising spend;

•	reduced spending by combined entities following such consolidations, leading to volume and price compression and loss of revenue; and

•	the timing of marketing and advertising campaigns around new product introductions and initiatives.

Our future growth will depend in large part on continued increased sales of our data-driven products and services.

We sell a suite of data-driven products and services, which is based on our Activity Intelligence™ analytics. We expect that data-driven products, as well as the expansion of the features in our current product offerings, will be major components of our future growth. The failure of our data-driven products to meet anticipated sales levels, our inability to continue to expand our data-driven products successfully, or the failure of our current or new products and services to achieve and then maintain widespread customer acceptance could have a material adverse effect on our business and financial results. In addition, competitors may develop a service or application that is similar to our data-driven product suite, which could also result in reduced sales for those product offerings.

The majority of our revenues are primarily derived from short-term contracts that may not be renewed.

Our customer contracts are primarily short-term, typically six months or less, and are generally subject to termination without substantial penalty by the customer at any time, generally with minimal notice requirements. We cannot assure you that our current customers will fulfill their obligations under their existing contracts, continue to participate in our existing programs beyond the terms of their existing contracts or enter into any additional contracts for new programs that we offer. In addition, our ongoing efforts to enter into longer-term contracts with customers for our products and services may not continue to be successful, particularly in light of current macroeconomic conditions. If a significant number of customers or a few large customers decided not to continue purchasing marketing and advertising services from us, then we could experience a rapid decline in our revenues over a relatively short period of time. Any factors that limit the amount our customers are willing to and do spend on marketing or advertising with us could have a material adverse effect on our business.

If we are unable to deliver content and services that attract and retain a critical mass of members and users, our ability to attract customers may be affected, which could in turn have an adverse effect on our revenues.

Our success depends on our continued ability to deliver original and compelling content and services to attract and retain members and users, as well as our ability to garner a critical mass of members of our websites or users of the BrightTALK platform. Our member and user base is primarily comprised of corporate enterprise technology and business professionals who demand specialized websites and content tailored to the sectors of the enterprise technology products for which they are responsible and that they purchase. Our content and services may not generate engagement with our websites or the BrightTALK platform or continue to attract and retain a critical mass of members and users necessary to attract customers and generate revenues consistent with our historical results and expectations of future results. We also may not develop new content or services in a timely or cost-effective manner. Our ability to develop and produce this specialized content successfully is subject to numerous uncertainties, including our ability to:

•	anticipate and respond successfully to rapidly changing enterprise technology developments and preferences to ensure that our content remains timely and interesting to our members;

•	attract and retain qualified editors, writers, freelancers and technical personnel;

•	fund new development for our programs and other offerings;

•	successfully expand our content offerings into new platform and delivery mechanisms; and

•	promote and strengthen the brands of our websites, webinar platform and our name.

If we are not successful in maintaining and growing our member and user base through the deployment of targeted and compelling content, our ability to retain and attract customers may be affected or we may be required to obtain licensed content which may not be at reasonable prices, which could in turn have an adverse effect on our revenues, and operating results.

We depend upon internet search engines to attract a significant portion of the visitors to our websites. These visitors can become members and users, and if we were listed less prominently in search result listings as a result of changes in the search engines’ algorithms or otherwise, our business and operating results could be harmed.

We derive a significant portion of our website traffic from users who search for enterprise technology research and editorial content through internet search engines. A critical factor in attracting members and users to our websites and virtual event and webinar platform is whether we are prominently displayed in response to an internet search relating to enterprise technology content. Search result listings are determined and displayed in accordance with a set of formulas or algorithms developed by the particular internet search engine. The algorithms determine the order of the listing of results in response to the user’s internet search. From time to time, search engines revise their algorithms. In some instances, these modifications may be detrimental and cause our websites to be listed less prominently in unpaid search results or not at all, which will result in decreased traffic from search engine users to our websites. Our websites and virtual event and webinar platform may also become listed less prominently in unpaid search results, for other reasons, such as search engine technical difficulties, search engine technical changes and changes we make to our websites and virtual event and webinar platform. In addition, search engines have deemed the practices of some companies to be inconsistent with search engine guidelines and have decided not to list their websites in search result listings at all. Although we could mitigate certain algorithm changes affecting our traffic with increased marketing expenditures, if we are listed less prominently or not at all, in search result listings, traffic to our websites could decline, which could impact our operating results. Increased marketing spend to increase site traffic could also impact our operating results.

Further, we use search engine optimization (“SEO”), to enhance the visibility of our websites and optimize ranking in search engine results. Our ability to successfully manage our SEO efforts across our owned and operated websites depends on our ability to adapt and respond to changes in search engine algorithms and methodologies and changes in search query trends. If we fail to successfully manage our SEO strategy, our owned and operated websites may receive less favorable placement in organic or paid listings, which would reduce the number of visitors to our sites, decrease conversion rates and repeat business and have a detrimental effect our ability to generate revenue.

There are a number of risks associated with our international operations, as well as the expansion of those operations, that could adversely affect our business.

The Company derives a significant portion of its revenues from customers with billing addresses outside of the U.S. For the year ended December 31, 2023 approximately 33% of our revenues were derived from international geo-targeted campaigns, which are campaigns that are targeted at members who reside outside of North America. We have offices in the United Kingdom, France, Germany, Singapore and Australia. We also publish websites in Spanish, French, German, Portuguese and Chinese, targeting members worldwide who speak those languages.

In addition to many of the same challenges we face domestically, there are additional risks and costs to doing business in international markets, including:

•	limitations on our activities in foreign countries where we have granted rights to existing business partners;

•	the degree to which our foreign-based customers transition from print to online purchase intent data;

•	the adaptation of our websites and purchase intent data programs to meet local needs;

•	our foreign-based competitors having greater resources and more established relationships with local advertisers;

•	more restrictive data privacy and data protection regulation, which may vary by country and for which there may be little, conflicting or no guidance;

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more restrictive website licensing and hosting requirements, which may result in our websites being blocked, may require changes to how we operate our websites, or may involve regulatory or enforcement actions against us that could be harmful to our business;

•	more extensive labor regulation, which may vary by country;

•	difficulties in staffing and managing multinational operations;

•	difficulties in finding appropriate foreign licensees or joint venture partners;

•	difficulties following changes in local business operations or structure;

•	distance, language and cultural differences in doing business with foreign entities;

•	foreign (and domestic) political and economic uncertainty;

•	less extensive adoption of the internet as an information source and increased restriction on the content of websites;

•	currency exchange-rate fluctuations; and

•	potential adverse tax requirements.

As a result, we may face difficulties and unforeseen expenses in expanding our business internationally and, if we attempt to do so, we may be unsuccessful, which could harm our business, operating results and financial condition.

Competition for customers’ marketing and advertising spending is intense, and we may not compete successfully, which could result in a material reduction in our market share, the number of our customers and our revenues.

We compete for potential customers with a number of different types of offerings and companies, including: broad based media outlets such as television, newspapers and business periodicals that are designed to reach a wide audience; general purpose portals and search engines; and offline and online offerings of media companies that produce content specifically for IT and business professionals, including Ziff Davis, Inc. (formerly J2 Global, Inc.), Madison Logic, Inc., and Foundry (formerly IDG Communications), providers of predictive analytics and internet-based analysis including companies like 6sense Insights, Inc., Infer, Inc., Bombora, Inc. and Aberdeen Group, LLC , contact providers such as ZoomInfo Technologies Inc., as well as webinar providers such as LogMeIn, Inc., Intrado Corporation and ON24, Inc. Customers may choose our competitors over us not only because they prefer our competitors’ online offerings to ours but also because customers prefer to utilize other forms of marketing and advertising services offered by our competitors that are not offered by us and/or to diversify their marketing and advertising expenditures. Many of our current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we have. They may also offer different pricing than we do, which could be more attractive to customers. Competitors have historically responded, and may continue to respond, to market conditions by lowering prices to try to attract our customers. As a result, we could lose market share to our competitors in one or more of our businesses and our revenues could decline.

We may not innovate at a successful pace, which could harm our operating results.

Our industry is rapidly adopting new technologies and standards to create and satisfy the demands of users and advertisers. It is critical that we continue to innovate by anticipating and adapting to these changes to ensure that our content-delivery, demand generation and data-driven products and services remain effective and interesting to our members, customers and partners. In addition, we may need to make significant expenditures to achieve these goals. If we fail to accomplish these goals, we may lose members and the customers that seek to reach those members, which could harm our operating results. Existing and planned efforts to develop new products, including any subscription-based offerings, may be costly and ultimately not successful.

We may be unable to continue to build awareness of our brands, which could negatively impact our business and cause our revenues to decline.

Building and maintaining recognition of our brands is critical to attracting and retaining our member base. We intend to continue to build existing brands and introduce new brands that will resonate with our targeted audiences. In order to promote our brands, we may find it necessary to increase our marketing budget, hire additional marketing and public relations personnel or otherwise increase our financial commitment to creating and maintaining brand loyalty among our customers. If we fail to promote and maintain our brands effectively, or incur excessive expenses attempting to promote and maintain our brands, our business and financial results may suffer.

If we do not retain our key personnel, our ability to execute our business strategy will be adversely affected.

Our continued success depends to a significant extent upon the recruitment, retention and effective succession of our executive officers and key management. Our management team has significant industry experience and would be difficult to replace. These individuals possess sales, marketing, financial and administrative skills that are critical to the operation of our business. The competition for these employees is intense. The loss of the services of one or more of our key personnel could have a material adverse effect on our business and operating results.

We may not be able to attract, hire and retain qualified personnel cost-effectively, which could impact the quality of our content and services and the effectiveness and efficiency of our management, resulting in increased costs and losses in revenues.

Our success depends on our ability to attract, hire and retain qualified technical, editorial, sales and marketing, customer support, financial and accounting and other managerial personnel at commercially reasonable rates. The competition for personnel in the industries in which we operate is intense. Our personnel may terminate their employment at any time for any reason. Loss of personnel may also result in increased costs for replacement hiring and training. If we fail to attract and hire new personnel or retain and motivate our current personnel, we may not be able to operate our businesses effectively or efficiently, serve our customers properly or maintain the quality of our content and services. In particular, our success depends in significant part on maintaining and growing an effective sales and customer retention force. This dependence involves a number of challenges, including the need to hire, integrate, motivate and retain additional sales and sales support personnel and train new sales personnel, many of whom lack sales experience when they are hired, as well as increased competition from other companies in hiring and retaining sales personnel.

In December 2022, we committed to a restructuring plan intended to generate operational efficiencies, strengthen our financial position through reducing costs, and better align our operations with our current strategic objectives. The Plan involved streamlining the operations of certain of our business units and included the elimination of approximately 60 positions, or approximately 5% of our then current workforce. We may find it more difficult to hire and retain qualified personnel as a result of the Plan.

Risks Related to Acquisitions

We may fail to identify or successfully acquire and integrate businesses, products and technologies that would otherwise enhance our product and service offerings to our customers and members, and as a result our revenues may decline or fail to grow.

We have acquired, and in the future may acquire or invest in, complementary businesses, products or technologies. Acquisitions and investments involve numerous risks including:

•	difficulty in assimilating the operations and personnel of acquired businesses;

•	potential disruption of our ongoing businesses and distraction of our management and the management of acquired companies;

•	difficulty in incorporating acquired technology and rights into our offerings and services, which could result in additional expenses and/or technical difficulties in delivering our product offerings;

•	potential failure to achieve additional sales and enhance our customer base through cross-marketing of the combined company’s products and services to new and existing customers;

•	potential detrimental impact to our pricing based on the historical pricing of any acquired business with common customers and the market generally;

•	potential litigation resulting from our business combinations or acquisition activities; and

•	potential unknown liabilities associated with the acquired businesses.

Our inability to integrate any acquired business successfully, or the failure to achieve any expected synergies, could result in increased expenses and a reduction in expected revenues or revenue growth. As a result, our revenues, results of operations or stock price could fluctuate or decline. In addition, we may not be able to identify or successfully complete acquisitions, which could impact our ability to expand into complementary sectors in the future.

We may fail to realize the anticipated benefits of our acquisitions or those benefits may take longer to realize than expected.

Our ability to realize the anticipated benefits of our acquisitions will depend, to a large extent, on our ability to effectively integrate the acquired businesses with our business, which will be a complex, costly and time-consuming process. We will be required to devote significant management attention and resources to integrate the business practices and operations of the acquired businesses with ours. The integration process may disrupt our business and, if implemented ineffectively, could result in the full expected benefits of the acquisitions not being realized. The failure to meet the challenges involved in the integration process and to realize the anticipated benefits of the acquisitions could cause an interruption of, or a loss of momentum in, our operations and could adversely affect our business, financial condition and results of operations

Additional integration challenges could include:

•	difficulties in achieving anticipated synergies, business opportunities and growth prospects from the acquisitions;

•	difficulties in the integration of operations and systems;

•	difficulties in conforming standards, controls, procedures and accounting and other policies, business cultures and compensation structures;

•	difficulties in the assimilation of employees;

•	challenges in obtaining new customers; and

•	challenges in attracting and retaining key personnel.

Many of these factors are outside of our control and any one of them could result in increased costs and liabilities, loss of customers and other business relationships, competitive response, decreases in the amount of expected revenues and diversion of management’s time and energy, any of which could adversely affect our business, financial condition and results of operations and result in us becoming subject to litigation. In addition, even if the acquired businesses are integrated successfully, the anticipated benefits of the acquisitions may not be realized within the anticipated time frame, or at all. All of these factors could cause reductions in our earnings per share, decrease or delay the expected accretive effect of the acquisitions and negatively impact the price of our common stock. As a result, our acquisitions may not result in the realization of the full anticipated benefits.

Risks Related to Data Privacy, Security and Intellectual Property Rights

We may have limited protection of our intellectual property rights; which others could infringe.

Our success and ability to compete are dependent in part on the strength of our proprietary rights, on the goodwill associated with our trademarks, trade names and service marks, and on our ability to use U.S. and foreign laws to protect them. Our intellectual property includes, among other things, our original content, our editorial features, logos, brands, domain names, the technology that we use to deliver our services, the various databases of information that we maintain and make available by license, and the appearances of our websites. We claim common law protection on certain names and marks that we have used in connection with our business activities. Although we have applied for and obtained registration of some of our marks in the U.S. and other countries where we do business, we have not been able to obtain registration of all of our key marks in certain non-U.S. jurisdictions due to prior registration or use by third parties employing similar marks. In addition to U.S. and foreign laws and registration processes, we rely on confidentiality agreements with our employees and third parties and other protective contractual provisions to safeguard our intellectual property.

Policing our intellectual property rights and identifying infringers worldwide is a difficult task, and even if we are able to identify infringers, we may not be able to stop them from infringing our intellectual property. We cannot be certain that third party licensees of our content will adequately protect our proprietary rights. Intellectual property laws and our agreements may not be sufficient to prevent others from copying or otherwise obtaining and using our content or technologies. In addition, others may develop non-infringing technologies that are similar or superior to ours. In seeking to protect our marks, copyrights, domain names and other proprietary rights, we could face costly litigation and the diversion of our management’s attention and resources.

Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is still evolving. Therefore, we might be unable to prevent third parties from acquiring domain names that infringe or otherwise decrease the value of our trademarks and other proprietary rights. Any impairment in the value of these important assets could cause our stock price to decline.

We could be subject to claims from third parties based on the content on our websites created by us and third parties. These claims could result in costly litigation, payment of damages or the need to revise the way we conduct our business.

We could be subject to infringement claims from third parties, which may or may not have merit. Due to the nature of content published on our online network, including content placed on our online network by third parties, and as a creator and distributor of original content and research, we face potential liability based on a variety of theories, including defamation, libel, negligence, copyright or trademark infringement, or other legal theories based on the nature, creation or distribution of this information. Such claims may also include, among others, claims that by providing hypertext links to websites operated by third parties, we are liable for wrongful actions by those third parties through these websites. Similar claims have been brought, and sometimes successfully asserted, against online services. It is also possible that our members could make claims against us for losses incurred in reliance on information provided on our networks. In addition, we could be exposed to liability in connection with material posted to our internet sites by third parties. For example, many of our sites offer members an opportunity to post comments and opinions that are not moderated. Some of this member-generated content may infringe on third party intellectual property rights or privacy rights or may otherwise be subject to challenge under copyright laws. Such claims, whether brought in the U.S. or abroad, could divert management time and attention away from our business and result in significant cost to investigate and defend, regardless of the merit of these claims. In addition, if we become subject to these types of claims and are not successful in our defense, we may be forced to pay substantial damages. These claims could also result in the need to develop alternative trademarks, content or technology or to enter into costly royalty or licensing agreements. Our insurance may not adequately protect us against these claims. The filing of these claims may also damage our reputation as a high-quality provider of unbiased, timely analysis and result in customer cancellations or overall decreased demand for our services. We may not have, in all cases, conducted formal evaluations of our content, technology and services to determine whether they expose us to any liability of the sort described above. As a result, we cannot be certain that our technology, offerings, services or online content do not or will not infringe upon the intellectual property or other rights of third parties. If we were found to have infringed on a third party’s intellectual property rights or otherwise found liable for damages as a result of such claims, the value of our brands and our business reputation could be impaired, and our business could suffer.

Changes in laws and standards relating to marketing, data collection and use, and the privacy of internet users could impact our ability to conduct our business and thereby decrease our marketing and advertising service revenues while imposing significant compliance costs on the Company.

We use e-mail as a significant means of communicating with our members. As with privacy law generally, the laws and regulations governing the use of e-mail for marketing purposes continues to evolve, and the growth and development of the market for commerce over the internet may lead to the adoption of additional legislation and/or changes to existing laws. If new laws or regulations are adopted, or existing laws and regulations are interpreted and/or amended or modified to impose additional restrictions on our ability to send e-mail to our members or potential members, we may not be able to communicate with them in a cost-effective manner. In addition to legal restrictions on the use of e-mail, internet service providers and others typically attempt to block the transmission of unsolicited e-mail, commonly known as “spam.” If an internet service provider or software program identifies e-mail from us as “spam,” we could be placed on a restricted list that would block our e-mail to members or potential members who maintain e-mail accounts with these internet service providers or who use these software programs. If we are unable to communicate by e-mail with our members and potential members as a result of legislation, blockage or otherwise, our business, operating results and financial condition could be harmed.

We collect information from those who visit or register as members or users on our websites or webinar platform, co-branded sites, or for services, respond to surveys or, in some cases, view our content. Subject to each member’s permission (or right to decline, which we refer to as an “opt-out”, a practice that may differ across our various websites and platforms, depending on the applicable needs and requirements of different countries’ laws), we may use this information to inform our members and users of services that they have indicated may be of interest to them. We may also share this information with our customers for members and users who have elected to receive additional promotional materials and have expressly or implicitly granted us permission to share their information with third parties. We also collect information on our members and users based on their activity on our sites. The U.S. federal government and certain states have adopted or proposed limitations on the collection, distribution and use of personal information of internet users.

Although, to date, our efforts to comply with applicable international, federal and state laws and regulations have not hurt our business, additional, more burdensome laws or regulations, including more restrictive consumer privacy and data security laws, could be enacted or applied to us or our customers. Such laws or regulations could impair our ability to collect member and user information that helps us to provide more targeted content to our website visitors, platform users, members and users and detailed lead data to our customers, thereby impairing our ability to maintain and grow our audience and maximize revenue from our customers. Additionally, the FTC and many state attorneys general are applying federal and state consumer protection laws to require that the online collection, use and dissemination of data, and the presentation of website content, comply with certain standards for notice, choice, security and access. Courts may also adopt these developing standards. In many cases, the specific limitations imposed by these standards are subject to interpretation by courts and other governmental authorities. We believe that we are in compliance with applicable consumer protection laws, but a determination by a state or federal agency or court that any of our practices do not meet these laws and regulations could create liability to us, result in adverse publicity and negatively affect our businesses. New interpretations of these standards could also require us to incur additional costs and restrict our business operations.

Overall privacy laws also are expanding in ways that may impact our business. In addition, there are new privacy laws that may impact our business operations in many states across the country. For example, the state of California has adopted a comprehensive privacy law, the California Consumer Privacy Act (“CCPA”), which took effect in January 2020 and became enforceable in July 2020. Additionally, as of January 1, 2023, the California Privacy Rights Act, or the CPRA, significantly modified the CCPA, including by expanding consumers’ rights with respect to certain sensitive personal information. The CPRA also creates a new state agency that will be vested with authority to implement and enforce the CCPA and the CPRA. In addition to California, other states have passed comprehensive privacy laws similar to the CCPA and CPRA. These laws are either in effect or will go into effect sometime before the end of 2026. Additional states likely will pass similar laws in the future. Like the CCPA and CPRA, these laws create obligations related to the processing of personal information, as well as special obligations for the processing of “sensitive” data. Some of these applicable privacy laws may impose additional costs and obligations on us and may impact our ability to conduct our business. States also are reviewing other categories of privacy laws, addressing certain practices (such as marketing), collection of certain data (e.g., biometrics or children’s data) or otherwise addressing privacy concerns in various ways. These laws may impact our business activities, including our identification of research subjects, relationships with business partners and ultimately the marketing and distribution of our products. We may be required to devote substantial resources to implement and maintain compliance with these, and noncompliance with these laws could result in regulatory investigations and fines or private litigation.

Furthermore, the U.S. Congress also is considering comprehensive privacy legislation. At this time, it is unclear whether Congress will pass such a law and if so, when and what it will require and prohibit. There are open questions as to whether a federal law will supplement or pre-empt these emerging state laws, as well as how this potential law will impact the requirements of existing US laws related to personal data, including CAN-SPAM and TCPA. Moreover, it is not clear whether any such legislation would give the Federal Trade Commission (“FTC”) any new authority to impose civil penalties for violations of the Federal Trade Commission Act in the first instance, whether Congress will grant the FTC rulemaking authority over privacy and information security, or whether Congress will vest some or all privacy and data security regulatory authority and enforcement power in a new agency, akin to EU data protection authorities.

In addition, there are laws in a growing number of countries around the world that may impact our business. The regulatory framework for the collection, use, safeguarding, sharing, transfer and other processing of information worldwide is rapidly evolving and is likely to remain uncertain for the foreseeable future. Globally, virtually every jurisdiction in which we operate has established its own data security and privacy frameworks with which we must comply, with additional laws and amendments being passed on a regular basis. The EU and its member states, the United Kingdom, Canada and several other countries and certain states, such as California have regulations dealing with the collection and use of personal information obtained from their citizens. Other countries are considering laws as well. Regulations in these jurisdictions have focused on the collection, processing, transfer, use, disclosure and security of information that may be used to identify or that actually identifies an individual, such as a name, e-mail address or online identifier (such as an IP address in certain cases). These laws also provide consumers the right to access the information a company has collected on them, correct it, request that it be deleted, or to stop the sale of such information to third parties.

The General Data Protection Regulation (“GDPR”) of the European Union became effective in May 2018 and was designed to, among other things, harmonize disparate data privacy laws found across Europe. GDPR implemented more rigorous principles relating to the data privacy and data protection, including, among other things, enhanced disclosure requirements regarding how personal information is obtained, used, and shared, limitations on the purpose and storage of personal information, mandatory data breach notification requirements and enhanced standards for data controllers to demonstrate that they have obtained valid consent for certain data processing activities. Its application and scope are extensive and penalties for non-compliance are significant, including fines of up to 20 million Euros or 4% of total worldwide revenue. In the event the Company is deemed not in compliance with GDPR, or fails to maintain compliance, then the Company would be exposed to material damages, costs and/or fines if an EU regulator or EU resident commenced an action. Failure to comply or maintain compliance could cause considerable harm to us and our reputation (including requiring notification to customers, regulators, and/or members), cause a loss of confidence in our services, and deter current and potential customers from using our services.

Further, the European Union also is considering proposals for the Regulation on Privacy and Electronic Communications (“ePrivacy Regulation”) which will replace the ePrivacy Directive and is intended to align with the overall EU data privacy and protection framework, including GDPR. The ePrivacy Regulation could disrupt the Company’s ability to use or transfer data or to market and sell its products and services, which could have a material adverse effect on our business, financial condition, and operating results.

Our customers may implement compliance measures that do not align with our services, which could limit the scope and delivery of services we are able to provide. Our customers may also require us to take on additional privacy and security or other contractual obligations including, but not limited to, indemnification and liability obligations, which may cause us to incur potential business disruption and expense. If our policies and practices, or those of our customers, are, or are perceived to be, insufficient or if our members, website visitors or customers have concerns regarding our data privacy and data protection practices, particularly with respect to GDPR or the pending ePrivacy Regulation, then we could be subject to enforcement actions or investigations by regulators or lawsuits by private parties, member engagement could decline and our business could be negatively impacted.

In addition, there are new and evolving requirements being imposed on the transfer of personal data from other countries to the United States, particularly transfers from the European Union. For certain data transfers and processing activities between the EU and the U.S., our company had relied in part on the EU-U.S. Privacy Shield Framework (“the EU Privacy Shield”). The Company self-certified to the EU Privacy Shield and Swiss Privacy Shield most recently on February 23, 2021. On July 16, 2020, however, the Court of Justice of the European Union (“CJEU”) invalidated the EU Privacy Shield. The CJEU upheld the adequacy of EU Standard Contractual Clauses (“SCCs”) issued by the European Commission for the transfer of personal data to data processors established outside of the EU, however, the court made clear that reliance on SCCs alone may not necessarily be sufficient in all circumstances and that their use must be assessed on a case-by-case basis taking into account the surveillance laws and right of individuals in the destination country. The CJEU’s decision took effect immediately.

In October 2022, President Biden signed an executive order to implement the E.U.-U.S. Data Privacy Framework, which would serve as a replacement to the E.U.-U.S. Privacy Shield. The European Union initiated the process to adopt an adequacy decision for the E.U.-U.S. Data Privacy Framework in December 2022 and the European Commission adopted the adequacy decision on July 10, 2023. The adequacy decision will permit U.S. companies who self-certify to the E.U.-U.S. Data Privacy Framework to rely on it as a valid data transfer mechanism for data transfers from the E.U. to the U.S. The Company has certified to the EU-U.S. Data Privacy

Framework (“DPF”), the successor to the EU Privacy Shield, as well as the Swiss-U.S. DPF and UK Extension to the DPF. However, some privacy advocacy groups have already suggested that they will be challenging the DPF. If these challenges are successful, they may not only impact the DPF, but also further limit the viability of the standard contractual clauses and other data transfer mechanisms. The uncertainty around this issue has the potential to impact any future business we may have at the international level.

In order to continue receiving personal data from the United Kingdom following Brexit, the Company may be required to meet standards for cross-border transfer imposed by the UK itself. As with other issues related to Brexit, there are open questions about how personal data will be protected in the UK and whether personal information can transfer from the EU to the UK. Following the withdrawal of the U.K. from the EU, the U.K. Data Protection Act 2018 applies to the processing of personal data that takes place in the U.K. and includes parallel obligations to those set forth by GDPR. While the Data Protection Act of 2018 in the United Kingdom that “implements” and complements the European Union General Data Protection Regulation, or GDPR, has achieved Royal Assent on May 23, 2018 and is now effective in the United Kingdom, it is still unclear whether transfer of data from the European Economic Area, or EEA, to the United Kingdom will remain lawful under GDPR. The United Kingdom government has already determined that it considers all European Union and EEA member states to be adequate for the purposes of data protection, ensuring that data flows from the United Kingdom to the European Union/EEA remain unaffected. In addition, a recent decision from the European Commission appears to deem the UK as being “essentially adequate” for purposes of data transfer from the EU to the UK, although this decision may be re-evaluated in the future. The UK and the United States also have agreed on a framework for personal data to be transferred between the UK and the United States, called the U.K.-U.S. Data Bridge. The U.K.-U.S. Data Bridge may be challenged in the future. Continuing uncertainty about these data transfers, including the possibility of future changes, may impact our business operations.

Our digital properties collect and use data about our website visitors’, platform users and members’ online behavior, and the revenue associated with this activity could be impacted by government regulation and enforcement, industry trends, self-regulation, technology changes, consumer behavior and attitude, and private action. We also use such information to call website visitors and members who have provided their telephone numbers to be enrolled as a member or user (for free). Our partners may then follow-up to try to sell products or services to such individuals.

In addition to the changes in the legal environment related to advertising, we also work with our partners to deliver targeted advertisements based on members, user, and website visitors’ perceived commercial interests. Many of our users voluntarily provide us with contact and other information when they visit our websites. We may utilize data from third party sources to augment our user profiles and marketing databases so we are better able to personalize content, enhance our analytical capabilities, better target our marketing programs, and better qualify leads for our partners. If changes in user sentiment regarding the sharing of information results in a significant number of visitors to our websites refusing to provide us with contact and other information, our ability to personalize content for our users and provide targeted marketing solutions for our partners would be impaired. If our users choose to opt-out of having their data used for behavioral targeting, it would be more difficult for us to offer targeted marketing programs for our partners. If we are unable to acquire data from third party sources for whatever reason, or if there is a marked increase in the cost of obtaining such data, our ability to personalize content and provide marketing solutions could be negatively impacted.

The use of such consumer data by online service providers and advertising networks is a topic of active interest among federal, state, and international regulatory bodies, as well as self-regulatory organizations, and the regulatory environment is unsettled. Federal, state, and international laws and regulations govern the collection, use, retention, disclosure, sharing and security of data that we receive from and about our website visitors and members through cookies and other similar technologies. Our privacy policies and practices concerning the collection, use, and disclosure of user data are posted on our websites.

There are new and expanding proposals for laws and regulations regarding “Do Not Track” requirements that protect users’ right to choose whether or not to be tracked online. These proposals seek, among other things, to allow consumers to have greater control over the use of private information collected online, to forbid the collection or use of online information, to demand a business to comply with their choice to opt out of such collection or use, and to place limits upon the disclosure of information to third party websites. Any such laws and regulations could have a significant impact on the operation of our advertising and data businesses. U.S. regulatory agencies have also placed an increased focus on online privacy matters and, in particular, on online advertising activities that utilize cookies or other tracking tools. Consumer and industry groups have expressed concerns about online data collection and use by companies, which has resulted in the release of various industry self-regulatory codes of conduct and best practice guidelines that are binding for member companies engaged in online behavioral advertising (“OBA”) and similar activities. These codes of conduct and best practice guidelines govern, among other things, the ways in which companies can collect, use and disclose user information for OBA purposes, how companies must give notice of these practices, and what choices companies must provide to consumers regarding these practices.

We may be required or otherwise choose to adopt Do Not Track mechanisms, and we may be required to abide by certain self-regulatory principles promulgated by the Digital Advertising Alliance and others for OBA and similar activities, in which case our ability to use our existing tracking technologies, to collect and sell user behavioral data, and permit their use by other third parties could be impaired. This could cause our net revenues to decline and adversely affect our operating results.

The Federal Trade Commission and state Attorneys General all are aggressive in reviewing privacy and data security protections for consumers. New laws also are being considered at both the state and federal levels. Accordingly, failure to comply with federal and state laws (both those currently in effect and future legislation) regarding privacy and security of personal information could expose us to fines and penalties under such laws. There also is the threat of consumer class actions related to these laws and the overall protection of personal data. Even if we are not determined to have violated these laws, government investigations into these issues typically require the expenditure of significant resources and generate negative publicity, which could harm our reputation and our business.

We believe that we are in material compliance with all laws, regulations and self-regulatory regimes that are applicable to us. However, as referenced above, these laws, regulations, and self-regulatory regimes may be modified, and new laws may be enacted in the future that may apply to us and affect our business. Further, data protection authorities may interpret existing laws in new ways. We may deploy new products and services from time to time, which may also require us to change our compliance practices. Any such developments (or developments stemming from enactment or modification of other laws) or the failure to anticipate accurately the application or interpretation of these laws could create liability for us, result in adverse publicity, increase our future compliance costs, make our products and services less attractive to our members and customers, or cause us to change or limit our business practices, and materially affect our business and operating results. Further, any failure on our part to comply with any relevant laws or regulations may subject us to significant civil, criminal or contractual liabilities.

The loss of personal, confidential, and/or proprietary information due to our cybersecurity systems or the systems of our customers, vendors, or partners being breached could cause us to incur significant legal and financial exposure and liability, and materially adversely affect our business, operating results and reputation.

We currently retain personal, confidential, and/or proprietary information relating to our members and users, employees, and customers in secure database servers. Our industry is prone to cyber-attacks by third parties seeking access to our data or data we have collected from website visitors and members, or to disrupt our ability to provide service. We have experienced and will continue to experience cyber-attacks targeting our database servers and information systems. Cyber-attacks may involve viruses, malware, ransomware, distributed denial-of-service attacks, phishing or other forms of social engineering (predominantly spear phishing attacks), and other methods seeking to gain unlawful access. We may not be able to prevent unauthorized access to these secure database servers and information systems as a result of these third party actions, including intentional misconduct by criminal organizations and hackers or as a result of employee error, malfeasance or otherwise. A security breach could result in intentional malfunctions or loss or corruption of data, software, hardware or other computer equipment, the misappropriation of personal, confidential and/or proprietary information, disruptions in our service, and in the unauthorized access to our customers’ data or our data, including intellectual property, business opportunity, and other confidential business information. Additionally, third parties may attempt to fraudulently induce our employees, vendors, or customers into disclosing access credentials such as usernames, passwords or keys in order to gain access to our database servers and information systems.

Our online networks could also be affected by cyber-attacks, and we could inadvertently transmit viruses across our networks to our members or other third parties. Cyber-attacks continue to evolve in sophistication and volume, and inherently may be difficult to detect for long periods of time. Although we have developed systems and processes that are designed to protect our data and user data, to prevent data loss, to disable undesirable accounts and activities on our platform, and to prevent or detect security breaches, we cannot assure that such measures will provide absolute security, and we may incur significant costs in protecting against or remediating cyber-attacks.

Providing unimpeded access to our online networks is critical to engaging with our website visitors and members and providing superior service to our customers. Our inability to provide continuous access to our online networks could cause some of our customers to discontinue purchasing marketing and advertising programs and services and/or prevent or deter our members from accessing our networks. We may be required to expend significant capital and other resources to protect against cyber-attacks. We cannot assure that any contractual provisions attempting to limit our liability in these areas will be successful or enforceable, or that our customers or other parties will accept such contractual provisions as part of our agreements.

Many states and foreign jurisdictions in which we operate have enacted laws and regulations that require us to notify members, website visitors, customers and, in some cases, governmental authorities and credit bureaus, in the event that certain personal information is accessed, or believed to have been accessed, without authorization. Certain regulations also require proscriptive policies to protect against such unauthorized access. Additionally, increasing regulatory demands are requiring us to provide heightened protection of personal information to prevent identity theft and the disclosure of sensitive information. Should we experience a loss of personal, confidential, and/or proprietary information, then efforts to regain compliance and address penalties imposed by contractual provisions or governmental authorities could increase our costs significantly.

If we were to experience a significant cybersecurity breach of our information systems or data, the costs associated with the investigation, remediation and potential notification of the breach to counterparties and data subjects could be material, in addition to potential costs related to regulatory investigations in the United States or other countries. In addition, our remediation efforts may not be successful. If we do not allocate and effectively manage the resources necessary to build and sustain the proper technology and cybersecurity infrastructure, we could suffer significant business disruption, including transaction errors, supply chain or manufacturing interruptions, processing inefficiencies, data loss or the loss of or damage to intellectual property or other proprietary information.

In addition to the foregoing, any breach of privacy laws or data security laws, particularly resulting in a significant security incident or breach involving the misappropriation, loss or other unauthorized use or disclosure of sensitive or confidential consumer information, could have a material adverse effect on our business, reputation and financial condition. There is no assurance that privacy and security-related safeguards we implement will protect us from all risks associated with the processing (by us or our service providers), storage and transmission of such information. In certain situations, both in the United States and in other countries, we also may be obligated as a result of a security breach to notify individuals and/or government entities about these breaches.

Our business, which is dependent on centrally located communications, computer hardware systems and cloud-based infrastructure providers, is vulnerable to natural disasters, telecommunication and systems failures, terrorism and other problems, as well as disruption due to maintenance or high volume, all of which could reduce traffic on our networks or websites and which could result in a negative impact on our business.

Our operations are dependent on our communications systems, computer hardware and cloud-based infrastructure providers, all of which are located in data centers operated by third parties. These systems could be damaged by natural disasters, power loss, telecommunication failures, viruses, and hacking and our cloud-based infrastructure providers could take actions, such as establishing unfavorable pricing terms or limiting access to service and other similar events outside of our control, which would impact our ability to run our operations. Our insurance policies have limited coverage levels for loss or damages in these events and may not adequately compensate us for any losses that may occur. In addition, terrorist acts or acts of war may cause harm to our employees or damage our facilities, our customers, our customers’ customers and vendors which could adversely impact our revenues, costs and expenses and financial position. We are generally uninsured for losses and interruptions to our systems or cancellations of events caused by terrorist acts and acts of war.

Our ability to attract and maintain relationships with our members, customers and strategic partners depends on the satisfactory performance, reliability and availability of our internet infrastructure. Our internet marketing and advertising revenues relate directly to the number of advertisements and other marketing opportunities delivered to our members. System interruptions or delays that result in the unavailability of internet sites or slower response times for members would reduce the number of advertising impressions and leads delivered. This could reduce our revenues as the attractiveness of our sites to members and advertisers decreases. Our insurance policies provide only limited coverage for service interruptions and may not adequately compensate us for any losses that may occur due to any failures or interruptions in our systems. Further, we do not have multiple site capacity for all of our services in the event of any such occurrence.

In addition, our networks and websites must accommodate a high volume of traffic and deliver frequently updated information. They have experienced, and may experience in the future, slower response times due to higher than expected traffic, or decreased traffic, for a variety of reasons. There have been instances where our online networks as a whole, or our websites individually, have been inaccessible. Also, slower response times, which have occurred more frequently, can result from general internet problems, routing and equipment problems involving third party internet access providers, problems with third party advertising servers, increased traffic to our servers, viruses and other security breaches that are out of our control. In addition, our members depend on internet service providers and online service providers for access to our online networks or websites. Those providers have experienced outages and delays in the past and may experience outages or delays in the future. Moreover, our internet infrastructure might not be able to support continued growth of our online networks or websites. Any of these problems could result in less traffic to our networks or websites or harm the perception of our networks or websites as reliable sources of information. Less traffic on our networks and websites or periodic interruptions in service could have the effect of reducing demand for marketing and advertising on our networks or websites, thereby reducing our revenues.

Our business depends on continued and unimpeded access to the internet by us and our members and users. If government regulations relating to the internet change, internet access providers may be able to block, degrade, or charge for access to certain of our products and services, which could lead to additional expenses and the loss of customers.

Our products and services depend on the ability of our members and users to access the internet. Currently, this access is provided by companies that have significant market power in the broadband and internet access marketplace, including incumbent telephone companies, cable companies, mobile communications companies, and government-owned service providers. Some of these providers have taken, or have stated that they may take measures, including legal actions, that could degrade, disrupt, or increase the cost of member access to our advertisements or our third party publishers’ advertisements by restricting or prohibiting the use of infrastructure to support or facilitate our offerings, or by charging increased fees to us or our members to provide our offerings. On December 14, 2017, the Federal Communications Commission voted to repeal the net neutrality rules which were intended, in part, to prevent network operators from discriminating against legal traffic that traverses their networks. It is unclear whether or if such a repeal will be subject to challenge or preemption if the U.S. Congress passes new laws regarding net neutrality. In addition, as we expand internationally, government regulations concerning the internet, in particular net neutrality, may be nascent or non-existent. This regulatory environment, coupled with the potentially significant political and economic power of local network operators, could cause us to experience discriminatory or anti-competitive practices that could impede our growth, cause us to incur additional expense, or otherwise negatively affect our business. Such interference could result in a loss of existing customers, and increased costs, and could impair our ability to attract new customers, thereby harming our revenues and growth.

We may face risks associated with our use of certain artificial intelligence, machine learning, and large language models.

Our business uses artificial intelligence and machine learning (“AI/ML”) technologies, including those offered by third parties, to enhance our content, audience engagement, and overall service offerings and to drive innovation and organizational efficiencies. We are also exploring, developing, and introducing new AI/ML capabilities and large language models, including generative AI features, into our service offerings and platforms to offer enhanced application functionality, updated product offerings, and improved customer experiences. As with many new and emerging technologies, the use of AI/ML presents risks and challenges that could affect their adoption, and therefore our business. If we enable or offer AI/ML features and solutions that draw controversy due to their perceived or actual impact on human rights, privacy, employment, or in other social, economic, or political contexts, we may experience brand or reputational harm, competitive harm, or legal liability. Additionally, the use of AI/ML technologies may result in inaccurate outputs, contain biased information, or expose us to other risks, which could result in incidents that cause harm to our business, our customers, and to individuals. These deficiencies and other failures of AI/ML technologies could subject us to regulatory action, legal liability, including under new and proposed state, federal, and international rules and laws regulating AI/ML, as well as new applications or interpretations of existing data protection, privacy, intellectual property, and other laws.

Issues around the implementation and use of AI/ML technologies are complex and the regulatory landscape continues to evolve. It is likely that new laws and regulations will be adopted, or that existing laws and regulations may be interpreted in new ways that would affect our business and the ways in which we use, or contemplate the use of, AI/ML technology, our financial condition, and our results of operations, including as a result of the cost to comply with such laws or regulations. Further, potential government regulation related to AI/ML use and ethics may also increase the burden and cost of compliance and utilization of AI/ML, and failure to properly remediate AI/ML usage or ethics issues may cause public confidence in AI/ML to be undermined, which could slow their adoption in our offerings and services. In addition, market acceptance of AI/ML is uncertain, and we may be unsuccessful in our service and product development efforts. Any of these factors could adversely affect our business, financial condition, and results of operations.

Risks Related to Our Financial Statements and General Corporate Matters

If we do not maintain proper and effective disclosure controls and procedures and internal control over financial reporting, our ability to produce accurate financial statements could be impaired, which could adversely affect our operating results, our ability to operate our business and investors’ views of us.

Ensuring that we have adequate disclosure controls and procedures, including internal financial and accounting controls and procedures, in place to help ensure that we can produce accurate financial statements on a timely basis is a costly and time-consuming effort that needs to be re-evaluated frequently. On an ongoing basis, both we and our independent auditors document and test our internal controls and procedures in connection with the requirements of Section 404 of the Sarbanes-Oxley Act and, as part of that documentation and testing, identify areas for further attention and improvement. Implementing any appropriate changes to our internal controls may entail substantial costs in order to modify our existing accounting systems, take a significant period of time to complete, and distract our officers, directors and employees from the operation of our business. These changes may not, however, be effective in maintaining the adequacy of our internal controls, and any failure to maintain that adequacy, or consequent inability to produce accurate financial statements on a timely basis, could increase our operating costs and could materially impair our ability to operate our business. In addition, investors’ perceptions that our internal controls are inadequate or that we are unable to produce accurate financial statements may materially and adversely affect our stock price.

Our ability to raise capital in the future may be limited.

Our business and operations may consume resources faster than we anticipate. In the future, we may need to raise additional funds to expand our sales and marketing and service development efforts or to make acquisitions. Additional financing may not be available on favorable terms, if at all. If adequate funds are not available on acceptable terms, we may be unable to fund the expansion of our sales and marketing and research and development efforts or take advantage of acquisition or other opportunities, which could seriously harm our business and operating results. If we incur debt, the debt holders would have rights senior to common stockholders to make claims on our assets and the terms of any debt could restrict our operations, including our ability to pay dividends on our common stock. Furthermore, if we issue additional equity securities, stockholders will experience dilution, and the new equity securities could have rights senior to those of our common stock. Any debt financing is likely to have financial and other covenants that could have an adverse impact on our business if we do not achieve our projected results. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our stockholders bear the risk of our future securities offerings reducing the market price of our common stock and diluting their interest.

The impairment of a significant amount of goodwill and intangible assets on our balance sheet could result in a decrease in earnings and, as a result, our stock price could decline.

We have acquired assets and businesses over time, some of which have resulted in the recording of a significant amount of goodwill and/or intangible assets on our consolidated financial statements. We had $194.1 million of goodwill and $89.2 million of net intangible assets as of December 31, 2023. The goodwill was recorded because the fair value of the net tangible assets and/or intangible assets acquired was less than the purchase price. We may not realize the full value of the goodwill and/or intangible assets. We evaluate goodwill and other intangible assets with indefinite useful lives for impairment on an annual basis or more frequently if events or circumstances suggest that the asset may be impaired. We did not have any intangible assets, other than goodwill, with indefinite lives as of December 31, 2023. We evaluate other intangible assets subject to amortization whenever events or changes in circumstances indicate that the carrying amount of those assets may not be recoverable. If goodwill or other intangible assets are determined to be impaired, we will write-off the unrecoverable portion as a charge to our earnings. If we acquire new assets and businesses in the future, as we intend to do, we may record additional goodwill and/or intangible assets. The possible write-off of the goodwill and/or intangible assets could negatively impact our future earnings and, as a result, the market price of our common stock could decline.

The trading price of our common stock is volatile and may decline substantially.

The trading price of our common stock is volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. In addition to the factors discussed in this “Risk Factors” section and elsewhere in this Annual Report on Form 10-K, these factors include:

•	our operating performance and the operating performance of similar companies;

•	the overall performance of the equity markets;

•	announcements by us or our competitors of acquisitions, business plans, commercial relationships or new product or service offerings;

•	threatened or actual litigation;

•	changes in laws or regulations relating to the provision of internet content;

•	any change in our Board of Directors or management;

•	publication of research reports about us, our competitors or our industry, or positive or negative recommendations or withdrawal of research coverage by securities analysts;

•	our sale of common stock or other securities in the future;

•	large volumes of sales of our shares of common stock by existing stockholders; and

•	general political and economic conditions.

In addition, the stock market in general, and historically the market for internet-related companies in particular, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Securities class action litigation has often been instituted against companies following periods of volatility in the overall market and in the market price of a company’s securities. Such litigation, if instituted against us, could result in substantial costs, divert our management’s attention and resources and harm our business, operating results and financial condition.

Our full year and quarterly operating results are subject to fluctuations, and these fluctuations may adversely affect the trading price of our common stock.

We have experienced fluctuations in our full year and quarterly revenues and operating results. Our revenues and operating results may fluctuate from quarter to quarter due to a number of factors described in this Risk Factors section, many of which are outside of our control. Specifically, our results could be impacted quarter by quarter by changes in the spending priorities and marketing budget cycles of customers; the addition or loss of customers; the addition of new sites and services by us or our competitors; and seasonal fluctuations in marketing spending, based on product launch schedules, annual budget approval processes for our customers and the historical decrease in marketing spending in the summer months and the accounting and tax implications of induced conversion transactions in the Notes (as defined below). Due to the foregoing as well as other risks described in this Risk Factors section, our results of operations in one or more quarters may fall below the expectations of investors and/or securities analysts. In such an event, the trading price of our common stock is likely to decline.

Provisions of our certificate of incorporation, bylaws and Delaware law could deter takeover attempts.

Various provisions in our certificate of incorporation and bylaws could delay, prevent or make more difficult a merger, tender offer, proxy contest or change of control. Our stockholders might view any transaction of this type as being in their best interest since the transaction could result in a higher stock price than the then-current market price for our common stock. Among other things, our certificate of incorporation and bylaws:

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authorize our Board of Directors to issue preferred stock with the terms of each series to be fixed by our Board of Directors, which could be used to institute a “poison pill” that would work to dilute the share ownership of a potential hostile acquirer, effectively preventing acquisitions that have not been approved by our Board;

•	divide our Board of Directors into three classes so that only approximately one-third of the total number of directors is elected each year;

•	permit directors to be removed only for cause;

•	prohibit action by written consent of our stockholders; and

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specify advance notice requirements for stockholder proposals and director nominations. In addition, with some exceptions, the Delaware General Corporation Law restricts or delays mergers and other business combinations between us and any stockholder that acquires 15% or more of our voting stock.

Our significant indebtedness could adversely affect our financial condition.

At December 31, 2023, we had $3 million in aggregate principal amount of 0.125% convertible senior notes due 2025 (the “2025 Notes”) and $414 million in aggregate principal of 0.0% convertible senior notes due 2026 (the “2026 Notes” and together with the 2025 Notes, the “Notes”) outstanding. The significant amount of indebtedness we carry and may carry in the future could limit our ability to obtain additional financing for working capital, capital expenditures, acquisitions, debt service requirements, stock repurchases or other purposes.

Our outstanding indebtedness may also increase our vulnerability to adverse economic, market and industry conditions, limit our flexibility in planning for, or reacting to, changes in our business operations or to our industry overall, and place us at a disadvantage in relation to our competitors that have lower debt levels. Our ability to refinance or repay at maturity our indebtedness will depend on the capital markets and our financial condition at such time and we ultimately may not be able to do so on desirable terms or at all, which could result in a default on our debt obligations. Any or all of the above events and/or factors could have an adverse effect on our results of operations and financial condition.

Taxing authorities may successfully assert that we should have collected, or in the future should collect, sales and use, value added, or similar taxes, and we could be subject to liability with respect to past or future sales, which could adversely affect our results of operations.

We do not collect sales and use, value added, or similar taxes in all jurisdictions in which we have sales, based on our understanding that such taxes are not applicable. Sales and use, value added, and similar tax laws and rates vary greatly by jurisdiction. Certain jurisdictions in which we do not collect such taxes may assert that such taxes are applicable, which could result in tax assessments, penalties, and interest, and we may be required to collect such taxes in the future. Such tax assessments, penalties, and interest, or future requirements, may adversely affect our results of operations.

Changes in applicable tax laws could result in adverse tax consequences to the Company.

Our tax positions could be adversely impacted by changes to tax laws, tax treaties, or tax regulations or the interpretation or enforcement thereof by any tax authority in which we file income tax returns, particularly in the U.S. and United Kingdom. We cannot predict the outcome of any specific legislative proposals.

Global taxing standards continue to evolve as a result of the Organization for Economic Co-Operation and Development (OECD) recommendations aimed at preventing perceived base erosion and profit shifting (“BEPS”) by multinational corporations. While these recommendations do not change tax law, the countries where we operate may implement legislation or take unilateral actions which may result in adverse effects to our income tax provision and financial statements.

Future sales of our common stock in the public market could depress the market price of our common stock.

Our directors, executive officers and significant stockholders beneficially own approximately 15.4 million shares of our common stock, which represents approximately 54% of our outstanding shares as of December 31, 2023. In addition, approximately 8.3 million shares of our common stock are reserved for issuance upon the exercise of stock options, the vesting of restricted stock, shares purchased through the TechTarget, Inc. 2022

Employee Stock Purchase Plan (the “ESPP”) and upon conversion of our Notes. If these additional shares are sold, or if it is perceived that they will be sold in the public market, the trading price of our common stock could decline substantially.

A limited number of stockholders have the ability to significantly influence the outcome of director elections and other matters requiring stockholder approval.

Our directors, executive officers and significant stockholders beneficially own approximately 54% of our outstanding common stock as of December 31, 2023. These stockholders, if they act together, could exert substantial influence over matters requiring approval by our stockholders, including the election of directors, the amendment of our certificate of incorporation and bylaws and the approval of mergers or other business combination transactions. This concentration of ownership may discourage, delay or prevent a change in control of our company, which could deprive our stockholders of an opportunity to receive a premium for their stock as part of a sale of our company and might reduce our stock price. These actions may be taken even if they are opposed by other stockholders.

Risks Related to the Proposed Transaction

The proposed transaction may not be completed on the terms or timeline currently contemplated, or at all, and failure to complete the proposed transaction may result in material adverse consequences to our business and operations.

The proposed transaction is subject to several closing conditions, including the adoption of the Transaction Agreement and approval of the proposed transaction by our stockholders, the effectiveness of a registration statement relating to the registration of the issuance of the New TechTarget common stock in the proposed transaction, the approval of the listing of the New TechTarget common stock on Nasdaq, and the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or the HSR Act. If any one of these conditions is not satisfied or waived, the proposed transaction may not be completed. There is no assurance that the proposed transaction will be completed on the terms or timeline currently contemplated, or at all.

Under the Transaction Agreement, the parties’ obligations to complete the proposed transaction are conditioned on the expiration or termination of the applicable waiting period under the HSR Act.

If our stockholders do not adopt the Transaction Agreement and approve the proposed transaction or if the proposed transaction is not completed for any other reason, we would be subject to a number of risks, including the following:

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our stockholders will not become stockholders of New TechTarget and therefore will not realize the anticipated benefits of the proposed transaction, including any anticipated synergies from combining New TechTarget and the Informa Tech business;

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we may be required to pay the Termination Fee, which is $40,000,000 (subject to adjustment down to $30,000,000 in certain circumstances), if the Transaction Agreement is terminated: (i) in connection with our entry into an agreement with respect to a Toro Superior Proposal (as defined in the Transaction Agreement) prior to us receiving stockholder approval of the proposed transaction, or (ii) termination by Informa upon a Toro Change in Recommendation (as defined in the Transaction Agreement); and

•	the trading price of our common stock may experience increased volatility to the extent that the current market prices reflect a market assumption that the Transactions will be completed.

The occurrence of any of these events individually or in combination could have a material adverse effect on our results of operations or the trading price of our common stock. We are also exposed to general competitive pressures and risks, which may be increased if the proposed transaction is not completed.

Each of TechTarget and the Informa Tech business will be subject to business uncertainties and contractual restrictions while the proposed transaction is pending that could adversely affect each of them.

Uncertainty about the effect of the proposed transaction on employees, customers and suppliers may have an adverse effect on either or both of us and the Informa Tech business, regardless of whether the proposed transaction is eventually completed, and, consequently, on New TechTarget. These uncertainties may impair our and the Informa Tech business’s ability to attract, retain and motivate key personnel until the proposed transaction is completed, or the Transaction Agreement is terminated, and for a period of time thereafter, and could cause customers, suppliers and others that deal with us or the Informa Tech business to seek to change or discontinue existing business relationships with us or the Informa Tech Business.

Employee retention and recruitment may be particularly challenging for us and the Informa Tech business during the pendency of the proposed transaction, as employees and prospective employees may experience uncertainty about their future roles with New TechTarget. For each of us and the Informa Tech business, the departure of existing key employees or the failure of potential key employees to accept employment with New TechTarget, despite our and the Informa Tech business’s retention and recruiting efforts, could have a material adverse impact on our and New TechTarget’s business, financial condition and operating results, regardless of whether the Transactions are eventually completed.

The pursuit of the proposed transaction and the preparation for the integration of our business and the Informa Tech business have placed, and will continue to place, a significant burden on our management and internal resources and the management and internal resources of the Informa Tech business. There is a significant degree of difficulty and management distraction inherent in the process of closing the proposed transaction and integrating our business and the Informa Tech business, which could cause an interruption of, or loss of momentum in, the activities of each of the existing businesses, regardless of whether the proposed transaction is eventually completed. Before and immediately following the closing of the proposed transaction, the management teams of TechTarget and the Informa Tech Business will be required to devote considerable amounts of time to this integration process, which will decrease the time they will have to manage their respective existing businesses, service existing customers, attract new customers and develop new products, services or strategies. One potential consequence of such distractions could be the failure of management to realize other opportunities that could be beneficial to TechTarget or the Informa Tech Business, respectively. If TechTarget’s or the Informa Tech Business’s senior management is not able to effectively manage the process leading up to and immediately following the Closing, or if any significant business activities are interrupted as a result of the integration process, the business of TechTarget or the Informa Tech Business could suffer.

In addition, the Transaction Agreement restricts TechTarget and Informa (with respect to the Informa Tech Business) from taking specified actions without the consent of the other until the Transactions are consummated or the Transaction Agreement is terminated. These restrictions may prevent TechTarget and Informa (with respect to the Informa Tech Business) from pursuing otherwise attractive business opportunities and making other changes to their businesses before completion of the Transactions or termination of the Transaction Agreement.

Ownership interests will not be adjusted if there is a change in our value or the value of the Informa Tech business and their respective assets before the proposed transaction is completed.

The shares of New TechTarget common stock to be received by Informa and our former stockholders in connection with the proposed transaction will not be adjusted if there is a change in the value or assets of our business or the Informa Tech business prior to the consummation of the proposed transaction. Upon the consummation of the proposed transaction, our former stockholders will receive one share of New TechTarget common stock and the per share cash consideration for each share of our common stock. The number of shares of New TechTarget common stock such stockholders receive is fixed and will not be adjusted if there are any decreases or increases in the trading price of our common stock prior to the closing of the proposed transaction.

As such, the value of the shares of our common stock exchanged for New TechTarget common stock in the proposed transaction may be higher or lower than the value of such shares at an earlier date, but the number of shares of New TechTarget common stock received by our former stockholders will remain at one share of New TechTarget common stock for each share of our common stock. However, TechTarget stockholders will receive increased cash consideration to the extent that the EBITDA of the contributed Informa Tech businesses for the 12-month period ended December 31, 2023 is less than certain thresholds specified in the Transaction Agreement.

The Transaction Agreement contains provisions that may discourage other companies from trying to acquire us.

The Transaction Agreement contains provisions that may discourage third parties from submitting business combination proposals to us that might result in greater value to our stockholders than the proposed transaction. The Transaction Agreement generally prohibits us from soliciting any competing acquisition proposal. In addition, if the Transaction Agreement is terminated by us or Informa in circumstances that obligate us to pay the termination fee provided for in the Transaction Agreement, our financial condition may be adversely affected as a result of such payment, which might deter third parties from proposing alternative business combination proposals.

We and New TechTarget have incurred and will continue to incur transaction-related costs in connection with the proposed transaction and the integration of the businesses.

We have incurred transaction-related costs in connection with the proposed transaction and both we and New TechTarget will incur costs in connection with the integration of our business and the Informa Tech business. There are many systems that must be integrated, including information management, purchasing, accounting and finance, sales, billing, payroll and benefits, fixed asset and lease administration systems and regulatory compliance. TechTarget and the Informa Tech business are in the early stages of assessing the magnitude of these costs and, therefore, are not able to provide estimates of these costs. Moreover, many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. These expenses could, particularly in the near term, reduce the cost synergies that New TechTarget expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost synergies related to the integration of the businesses following the completion of the proposed transaction, and accordingly, any net synergies may not be achieved in the near term or at all. These integration expenses may result in New TechTarget taking significant charges against earnings following the completion of the proposed transaction. Some of these costs and expenses will be incurred even if the proposed transaction are not consummated.

Some of our and the Informa Tech business’s existing agreements contain change in control, anti-assignment or early termination rights that may be implicated by the proposed transaction, and some of our and the Informa Tech business’s customers may experience uncertainty associated with the proposed transaction, which may limit New TechTarget’s business.

Parties with which we and the Informa Tech business currently do business or may do business in the future, including customers and suppliers, may experience uncertainty associated with the proposed transaction, including with respect to current or future business relationships with us, the Informa Tech business, and New TechTarget. As a result, our business relationships and the business relationships of the Informa Tech business may be subject to disruptions if customers, suppliers, or others attempt to negotiate changes in existing business relationships or consider entering into business relationships with parties other than us, the Informa Tech business, and New TechTarget. For example, certain customers, vendors and other counterparties have contractual consent rights that are, and may have contractual termination rights that could be, triggered by a change of control. These disruptions could impact our and the Informa Tech business’s relationships with existing customers and preclude us or them from attracting new customers, all of which could have a material adverse effect on our or New TechTarget’s business, financial condition and results of operations, cash flows, or share price. The effect of such disruptions could be exacerbated by a delay in the consummation of the proposed transaction.

If the proposed transaction closes and does not qualify as a transaction described in Section 351 of the Code, our stockholders may be required to pay substantial U.S. federal income taxes.

The proposed transaction is intended to qualify as a transaction described in Section 351 of the Code, and we, New TechTarget and Informa intend to report the proposed transaction consistent with such qualification. However, it is not a condition to our or Informa’s obligation to complete the proposed transaction that the proposed transaction qualify as a transaction described in Section 351 of the Code, or that we or Informa receive an opinion from counsel to that effect. We and Informa have not sought, and will not seek any ruling from the Internal Revenue Service regarding any matters relating to the proposed transaction, and as a result, there can be no assurance that the Internal Revenue Service will agree that the proposed transaction qualifies as a transaction described in Section 351 of the Code or would not assert, or that a court would not sustain, a position contrary to the treatment of the proposed transaction as a transaction described in Section 351 of the Code. If the Internal Revenue Service or a court determines that the proposed transaction do not qualify as a transaction described in Section 351 of the Code, a holder of our common stock generally would recognize taxable gain or loss upon the exchange of our common stock for New TechTarget common stock pursuant to the proposed transaction.

If the proposed transaction closes, New TechTarget will be controlled by Informa. The interests of Informa may differ from the interests of other stockholders of New TechTarget.

Immediately following the closing of the proposed transaction, Informa will beneficially own 57% of the fully diluted shares of New TechTarget common stock. Under the Stockholders Agreement to be entered into in connection with the proposed transaction, Informa will have the right to acquire additional equity securities of New TechTarget pursuant to pre-agreed procedures, preemptive rights and percentage maintenance rights.

Through its ownership of at least a majority of the shares of New TechTarget common stock and the provisions set forth in the charter and bylaws of New TechTarget and the Stockholders Agreement, Informa will have the ability to designate and elect a majority of the directors of the New TechTarget Board of Directors. The Stockholders Agreement provides that, for so long as Informa beneficially owns more than 50% of the outstanding shares of New TechTarget common stock, to the extent permitted by applicable law, unless otherwise agreed to in writing by Informa HoldCo, New TechTarget will avail itself of available “Controlled Company” exemptions to the corporate governance listing standards of Nasdaq (in whole or in part, as requested by Informa HoldCo) that would otherwise require New TechTarget to have (i) a majority of the board of directors consist of independent directors, (ii) a nominating/corporate governance committee that is composed solely of independent directors and (iii) a compensation committee that is composed solely of independent directors.

Under the Stockholders Agreement, the New TechTarget Board will initially consist of nine directors, including three directors not designated by Informa, five directors designated by Informa (one of whom will be the Chair), and the Chief Executive Officer of New TechTarget, who is expected to be the current Chief Executive Officer of Informa Tech. Pursuant to the terms of the Stockholders Agreement, Informa will have the right to consent to certain material actions of New TechTarget and its subsidiaries for so long as it maintains certain ownership percentages, including over certain mergers and acquisitions, sales of assets, the incurrence of indebtedness, issuances of securities and the termination of the employment or the appointment of a new Chief Executive Officer of New TechTarget. For as long as Informa beneficially owns a majority of the outstanding shares of New TechTarget common stock, Informa will also have control over all other matters submitted to stockholders for approval, including changes in capital structure, transactions requiring stockholder approval under Delaware law and corporate governance, subject to the terms of the Stockholders Agreement relating to Informa’s agreement to vote in favor of director nominees not designated by Informa and to proposals by Informa to acquire all of the shares of New TechTarget common stock held by non-Informa stockholders.

Among other things, Informa’s control could delay, defer, or prevent a sale of New TechTarget that New TechTarget’s other stockholders support, or, conversely, this control could result in the consummation of such a transaction that other stockholders do not support. This concentrated control could discourage a potential investor from seeking to acquire New TechTarget common stock and, as a result, might impact the market price of New TechTarget common stock.

Failure of the parties successfully to implement and operate under the Data Sharing Agreement between New TechTarget and Informa PLC could impact the potential benefits of the proposed transactions.

The Transaction Agreement provides for a Data Sharing Agreement between New TechTarget and Informa PLC to become effective following the closing of the proposed transaction. Among other things, the Data Sharing Agreement will allow New TechTarget and Informa PLC to share data across each entity. If the parties are unsuccessful at implementing and operating under the Data Sharing Agreement, some of the potential benefits contemplated in connection with the proposed transaction might not be realized.

If the proposed transaction closes, the integration of TechTarget and the Informa Tech business following the closing will present challenges that may result in the anticipated benefits of the proposed transaction not being realized.

The proposed transaction involves the combination of businesses that currently operate as independent businesses. New TechTarget will be required to devote management attention and resources to integrating its business practices and operations, and prior to the proposed transaction, management attention and resources will be required to plan for such integration. Potential difficulties New TechTarget may encounter in the integration process include the following:

•

the inability to successfully integrate the businesses, including operations, technologies, products and services, in a manner that permits New TechTarget to achieve the cost savings and revenue synergies anticipated to result from the proposed transaction, which could result in the anticipated benefits of the proposed transaction not being realized partly or wholly in the time frame currently anticipated or at all;

•

lost sales and customers as a result of certain customers of any of the businesses deciding not to do business with New TechTarget, or deciding to decrease their amount of business in order to reduce their reliance on a single company;

•	the necessity of coordinating geographically separated organizations, systems and facilities;

•	potential unknown liabilities and unforeseen increased expenses, delays or regulatory conditions associated with the proposed transaction;

•	integrating personnel with diverse business backgrounds and business cultures, while maintaining focus on providing consistent, high-quality products and services;

•

consolidating and rationalizing information technology platforms and administrative infrastructures as well as accounting systems and related financial reporting activities and difficulty implementing effective internal controls over financial reporting and disclosure controls and procedures in particular; and

•	preserving important relationships of us and the Informa Tech business and resolving potential conflicts that may arise.

Furthermore, it is possible that the integration process could result in us or the Informa Tech business losing key employees or skilled workers. The loss of key employees and skilled workers could adversely affect New TechTarget’s ability to successfully conduct its business because of their experience and knowledge of our businesses and the Informa Tech business. In addition, New TechTarget could be adversely affected by the diversion of management’s attention and any delays or difficulties encountered in connection with the integration of our business and the Informa Tech business. The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of our and the Informa Tech business’s segments. If New TechTarget experiences difficulties with the integration process, the anticipated benefits of the proposed transaction may not be realized fully or at all, or may take longer to realize than expected. These integration matters could have an adverse effect on the business, results of operations, financial condition or prospects of New TechTarget during this transition period and for an undetermined period after completion of the proposed transaction.

Item 1B. Unresolved Staff Comments

None.

Item 1C. Cybersecurity

Cybersecurity Risk Management and Strategy

As is the case for all companies in our industry or with a significant digital presence, we are periodically subject to cyberattacks and other cyber incidents and, therefore, cybersecurity is an integral component of our overall enterprise information security program. We have adopted a multi-layered framework to secure our networks, systems, devices, products and services while also assessing, identifying, and managing cybersecurity risks. That framework is designed to help protect our information assets, operations, and resources from internal and external cyber threats by understanding and seeking to mitigate risks while ensuring business resiliency from unauthorized access or attack. Our cybersecurity policies, standards, and procedures include security risk assessments for high priority systems, third party compliance assessments for external vendors and suppliers, and incident management and breach response plans. which are influenced by, and periodically assessed against, recognized cybersecurity frameworks. Our incident management policy is designed to help prevent, manage, and coordinate our response to, and recovery from, potential and confirmed cybersecurity incidents and includes processes to triage, assess the severity of, escalate, contain, investigate and remediate incidents, as well as comply with applicable legal obligations.

We seek to enhance our policies and practices to protect our platforms, adapt to changes in regulations, identify potential and emerging security risks and develop mitigation strategies for those risks. For example, we conduct regular risk assessments at planned intervals for high priority systems and/or applications to identify and analyze threats and vulnerabilities, identify controls, identify risk ratings and likelihood and level of potential impact, and provide recommendations for risk reduction, mitigation, acceptance, and avoidance. As part of our overall risk mitigation strategy, we also maintain cyber liability insurance coverage; however, such insurance coverage may not be sufficient in type or amount to cover us against claims related to security breaches, cyber-attacks and other related breaches.

We regularly engage external parties, including consultants, auditors, and cybersecurity service providers to enhance our cybersecurity oversight. For example, we maintain an ISO 27001 certification for our BrightTALK platform and obtained a SOC 2, Type II report for our Priority Engine platform. These third-party assessments are evaluated and updated regularly. Additionally, we utilize various external parties and tools to assist us with annual penetration testing, cybersecurity and related training, vulnerability and patch management, threat detection and response, and information technology general controls.

In order to oversee and identify risks from cybersecurity threats associated with our use of third-party service providers, we have a third-party risk management and assessment program designed to help protect against the misuse of information technology, data, and systems by third parties and business partners generally requiring third-party service providers to complete a security risk assessment, with certain high priority third-party providers undergoing annual risk assessments to determine if they have experienced any changes that could impact their security risk. If any critical risks are identified, we may perform a compliance audit of the third-party to further document findings and to recommend corrective actions.

As of the date of this report, we are not aware of any cybersecurity threats that have materially affected or are reasonably likely to materially affect us, including our business strategy, results of operations, or financial condition. However, as discussed under “Item 1A. Risk Factors,” specifically the risk titled “The loss of personal, confidential, and/or proprietary information due to our cybersecurity systems or the systems of our customers, vendors, or partners being breached could cause us to incur significant legal and financial exposure and liability, and materially adversely affect our business, operating results and reputation,” the sophistication of cyber threats continues to increase, and the preventative actions we take to reduce the risk of cyber incidents and protect our systems and information may be insufficient. Accordingly, no matter how well our controls are designed or implemented, we will not be able to anticipate all security breaches, and we may not be able to implement effective preventive measures against such security breaches in a timely manner.

Cybersecurity Governance and Oversight

Our Board of Directors provides oversight over cybersecurity risk. Our Board of Directors receives and provides feedback on periodic updates from management regarding cybersecurity and is notified between such updates regarding significant new cybersecurity incidents, if any. Our Board of Directors also receives periodic briefings on cyber-related issues and accomplishments including, among other things, reviewing key elements of our cybersecurity program, ongoing training initiatives and awareness programs, occurrence of any incidents, and updates regarding third-party certifications and assessments.

We have a Privacy and Security Executive Taskforce (“Taskforce”) consisting of executive-level leaders that meets periodically to, among other things, review global trends in privacy, security, and compliance, identify key projects and resource needs, and review operational privacy and security statistics and metrics. Additionally, our Chief Technology Officer (“CTO”) is a member of the Taskforce and manages and oversees a team (the “IT Security Team”) that is responsible for leading company-wide cybersecurity efforts. The IT Security Team works with various business units and departments, including legal, product development, and operations, to help set standards, policies, and processes. Our CTO along with key members of his IT Security Team have worked in the information security field for many years and are actively involved in our cybersecurity efforts. Our internal audit function also provides independent testing on aspects of the operations of our cybersecurity program and the supporting control framework and reports the results of these audits in reports to our Audit Committee.

In an effort to deter and detect cyber threats, we periodically provide all full-and part-time employees with a data privacy, cybersecurity, and incident response training and compliance program, which covers timely and relevant topics, including phishing, malware, password security, confidential data protection, asset use and mobile security, and educates all employees on the importance of reporting all incidents immediately to the company’s dedicated Incident Management Team. We also use technology-based tools to mitigate cybersecurity risks to bolster our employee based cybersecurity programs.

Item 2. Properties

As of December 31, 2023, we are leasing approximately 68,000 square feet of office space for our global headquarters in Newton, Massachusetts, through December 31, 2029. The Company has an option to extend the term for an additional five-year period subject to certain terms and conditions. Additionally, we have smaller leased offices throughout North America, Europe, Asia and Australia.

Item 3. Legal Proceedings

We are not currently a party to any material legal proceedings, and we are not aware of any pending or threatened litigation against us that could have a material adverse effect on our business, operating results or financial condition.

Item 4. Mine Safety Disclosure

Not applicable.

PART II

Item 5. Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities

Our common stock is listed on the Nasdaq Global Market under the trading symbol “TTGT”.

Holders

As of February 24, 2024, according to our transfer agent’s records there were 62 common stockholders of record.

Dividends

We did not declare or pay any cash dividends on our common stock during the three most recent fiscal years. Under the Transaction Agreement, we may not declare, set aside, authorize, or pay any further dividend or other distribution (whether in cash, stock, or property or any combination thereof) in respect of any shares of capital stock or other equity interests, without obtaining Informa’s approval (which may not be unreasonably withheld, conditioned, or delayed).

As such, future dividends will depend upon our financial condition, operating results, cash needs and growth plans, restrictive covenants in our debt agreements, and other factors deemed relevant by our Board of Directors, including, as relevant, Informa’s approval. There can be no assurances that dividends will be declared in the future.

Stock Performance Graph

The following graph compares the cumulative total return to stockholders of our common stock for the period from December 31, 2018 to December 31, 2023, to the cumulative total return of the Russell 2000 Index and the S&P 500 Media Industry Index for the same period. This graph assumes investment of $100 on

December 31, 2018 in our common stock, the Russell 2000 Index and the S&P 500 Media Industry Index and assumes any dividends are reinvested.

COMPARATIVE STOCK PERFORMANCE

Among TechTarget, Inc.,

the Russell 2000 Index and

the S&P 500 Media Industry Index

	12/18	12/19	12/20	12/21	12/22	12/23
TechTarget Inc.	$100.00	$213.76	$484.11	$783.46	$360.85	$285.50
Russell 2000	$100.00	$125.52	$150.58	$172.90	$137.56	$160.85
S&P 500 Media Industry	$100.00	$134.98	$155.65	$156.18	$109.34	$131.76

The information included under the heading “Stock Performance Graph” in Item 5 of this Annual Report on Form 10-K is “furnished” and not “filed” and shall not be deemed to be “soliciting material” or subject to Regulation 14A, shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act.

Purchases of Equity Securities by the Issuer

In November 2022, we announced that the Board of Directors approved a repurchase program which authorized management to purchase up to $200.0 million shares of our common stock or convertible senior notes from time to time on the open market or in privately negotiated transactions with an expiration in November of 2024. We did not repurchase any common stock or convertible senior notes under this program during the three months ended December 31, 2023. As of December 31, 2023, $92.9 million remained available under the November 2022 Repurchase Program. We are restricted from making any such repurchases during the period between the execution of the Transaction Agreement and the closing of the proposed transaction without Informa’s approval (which may not be unreasonably withheld, conditioned, or delayed).

Item 6. [Reserved]

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and accompanying notes included elsewhere in this Annual Report on Form 10-K. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those discussed below and elsewhere in this Annual Report on Form 10-K, particularly under the heading “Risk Factors.” Please refer to our “Forward-Looking Statements” section on page Q-24 of this Annual Report on Form 10-K.

Overview

Background

TechTarget, Inc. (the “Company”, “we”, “us” or “our”) is a global data, software and analytics leader for purchase intent-driven marketing and sales data which delivers business impact for business-to-business (“B2B”) companies. Our solutions enable B2B technology companies to identify, reach, and influence key enterprise technology decision makers faster and with higher efficacy. We offer products and services intended to improve information technology (“IT”) vendors’ abilities to impact highly targeted audiences for business growth using advanced targeting, first-party analytics and data services complemented with customized marketing programs that integrate content creation, demand generation, brand marketing, and other advertising techniques.

Our goal is to enable enterprise technology and business professionals to navigate the complex and rapidly-changing enterprise technology landscape where purchasing decisions can have significant financial and operational consequences. Our content strategy includes three primary sources which enterprise technology and business professionals use to assist them in their pre-purchase research: independent content provided by our professionals, vendor-generated content provided by our customers and member-generated, or peer-to-peer, content. In addition to utilizing our independent editorial content, registered members and users appreciate the ability to deepen their pre-purchase research by accessing the extensive vendor-supplied content available across our virtual event and webinar channels and website network (collectively, our “Network”). Likewise, these members and users derive significant additional value from the ability our Network provides to seamlessly interact with and contribute to information exchanges in a given field.

We had approximately 31.8 million and 30.2 million registered members and users, which we refer to as our “audiences”, as of December 31, 2023 and 2022, respectively. While the size of our audiences does not provide direct insight into our customer numbers or our revenue, we believe the value of the services we sell to our customers is a direct result of the breadth and reach of this content footprint. This footprint creates the opportunity for our clients to gain business leverage by targeting our audiences through customized marketing programs. Likewise, the behavior exhibited by these audiences enables us to provide our customers with data products to improve their marketing and sales efforts. The targeted nature of our audiences enables B2B technology companies to reach a specialized audience efficiently because our content is highly segmented and aligned with the B2B technology companies’ specific products.

Through our ability to identify, reach and influence key decision makers, we have developed a broad customer base and, in 2023, delivered marketing and sales services programs to approximately 2,600 customers.

Transaction Agreement

On January 10, 2024, we announced that we had entered into the Transaction Agreement with Informa, New TechTarget, Toro Acquisition Sub, LLC (“Merger Sub”), Informa US Holdings Limited (“Ivory HoldCo”) and Informa Intrepid Holdings Inc (“Informa Tech”), pursuant to which, among other things, (i) Ivory HoldCo will contribute all of the issued and outstanding shares of capital stock of Informa Tech, plus $350 million in cash (subject to certain adjustments set forth in the Transaction Agreement for changes in net working capital of

Informa Tech and in respect of EBITDA and certain non-current liabilities) to New TechTarget in exchange for New TechTarget common stock, (ii) Merger Sub will merge with and into TechTarget with TechTarget surviving the merger as a direct wholly owned subsidiary of New TechTarget (the “Merger”) and (iii) as a result of the Merger, each issued and outstanding share of our common stock will be converted (subject to certain exceptions) into the right to receive one share of New TechTarget common stock and a pro rata share of an amount in cash equal to $350 million plus the amount of the EBITDA adjustment (as defined in the Transaction Agreement), if any, which per share cash consideration amount is estimated as of the date of the Transaction Agreement to be approximately $11.79 per share of Common Stock.

Immediately following the closing of the proposed transaction, Informa and its affiliates will collectively own 57% of the outstanding New TechTarget common stock (on a fully diluted basis) and our stockholders will own the remaining outstanding New TechTarget common stock.

We will be required to pay Informa a termination fee between $30.0 and $40.0 million if the Transaction Agreement is terminated under certain specified circumstances, including termination by us in connection with our entry into an agreement with respect to a Toro Superior Proposal (as defined in the Transaction Agreement) prior to us receiving stockholder approval of the proposed transaction, or termination by Informa upon a Toro Change in Recommendation (as defined in the Transaction Agreement). The consummation of the proposed transaction is expected to occur in the second half of 2024 and remains subject to customary closing conditions, including satisfaction of certain regulatory approvals, approval by our stockholders and other customary closing conditions.

Executive Summary

Revenue

Our total revenues for the year ended December 31, 2023 decreased approximately $67.5 million, to $230.0 million, or 23% compared with the same period in 2022. We saw a decrease in customer spend across our product suite. Revenue from our Priority Engine™ products decreased 29% to $49.4 million in 2023, compared to 2022.

Adjusted Revenue

We define Adjusted Revenue as the sum of revenue and the impact of fair value adjustments to acquired unearned revenue related to services billed by an acquired company prior to its acquisition. Adjusted Revenue is a non-GAAP financial measure that management uses to evaluate growth of the business period over period, excluding the impact of adjustments due to purchase accounting. Adjusted Revenue should be considered in addition to Revenue, but should not be considered a substitute for, or superior to, Revenue. In addition, our definition of Adjusted Revenue may not be comparable to the definitions as reported by other companies. We believe that it is important to evaluate growth on this basis. In October 2021, the FASB issued ASU 2021-08, “Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers,” which requires entities to apply Topic 606 to recognize and measure contract assets and contract liabilities in a business combination as if it had originated the contracts. The standard is effective for public companies for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2022. Early adoption is permitted. We adopted this accounting standard update on January 1, 2023 and it had no material effect on the Company’s consolidated financial statements and as a result expect Adjusted Revenue to be consistent with GAAP revenue moving forward.

The following table presents a reconciliation of Adjusted Revenue:

	Years Ended December 31,
	2023	2022
Revenue	$229,963	$297,488
Impact of fair value adjustment on acquired unearned revenue	—	1,676

Adjusted revenue	$229,963	$299,164

Revenue percentage change	(23)%
Adjusted revenue percentage change	(23)%

Longer-term contracts amounted to 37% of our revenue in 2023, which is down 4% from 41% in 2022. The amount of revenue that we derived from longer-term contracts in 2023 decreased by approximately $37.7 million, a decrease of 31% compared to the amount that we recognized in 2022.

Gross profit percentage was 67%, 74%, and 73% for the years ended December 31, 2023, 2022 and 2021, respectively. Gross profit decreased by $64.6 million for fiscal 2023 as compared to fiscal 2022, mainly due to the decrease in revenue compared to the same period a year ago.

Business Trends

The following discussion highlights key trends affecting our business.

•

Macro-economic Conditions and Industry Trends. Because most of our customers are B2B technology companies, the success of our business is intrinsically linked to the health, and subject to the market conditions, of the IT industry. Despite the current uncertainty in the economy, there are several factors indicating positive IT spending over the next few years is likely. We believe there are several IT catalysts such as AI, security, data analytics, and cloud migrations, to name a few. Our growth continues to be driven in large part by the return on the investments we made in our data analytics suite of products, which continues to drive market share gains for us. While we will continue to invest in this growth area, management will also continue to carefully control discretionary spending such as travel and entertainment, and the filling of new and replacement positions, in an effort to maintain profit margins and cash flows. Our business has been and is likely to continue to be impacted by macro-economic conditions. Because our customers are B2B technology companies, the success of our business is intrinsically linked to the health and market conditions of the enterprise technology industry. We have continued to see weakness within this market. This reflects the macro technology environment in which customers remain cautious regarding their sales and marketing investment levels. We expect this dynamic to continue throughout 2024 because of uncertainty surrounding inflation, interest rates, the presidential election and geopolitical issues internationally.

•

Customer Demographics. In the year ended December 31, 2023,revenues from our legacy global customers (a static cohort comprised of our 10 historically largest on premises hardware technology companies), decreased by approximately 19%, compared to the prior year. Revenues from our remaining customers decreased 24% from the prior year. The metric measures the year-over-year increase or decrease in GAAP revenue from this cohort of customers and is calculated by dividing the GAAP revenue from this cohort of customers for the current year by the GAAP revenue from this cohort of customers for the prior year. We use this information to monitor customer concentration trends within our business, which we deem an important metric for evaluating revenue diversification.

Our key strategic initiatives include:

•

Geographic - During 2023, approximately 33% of our revenues were derived from international geo-targeted campaigns. We continue to focus on growing our international footprint. We expect that during 2024, international revenue will be consistent with 2023 levels as a percent of total revenue.

•

Product - Purchase intent data continues to drive our product road strategy. During 2024, we intend to improve upon our features by continuing to enhance our integrations, account based scoring and intent feeds among other strategic objectives. Additionally, we will continue to refine IntentMail AITM which was launched in December 2023, which is Priority Engine’s AI-powered messaging feature, which enables sellers to automatically generate personalized email copy.

Sources of Revenues

Revenues for the twelve-month periods ended December 31, 2023, 2022 and 2021 by geo-target were as follows (in thousands):

	Twelve Months Ended December 31,
	2023	2022	2023 vs. 2022 % change	2021	2022 vs. 2021 % change
Revenue
North America	$153,952	$189,897	(19)%	$162,360	17%
International	76,011	107,591	(29)%	101,067	6%

Total Revenues	$229,963	$297,488	(23)%	$263,427	13%

We sell customized marketing programs to B2B technology companies targeting a specific audience within a particular enterprise technology or business sector or sub-sector. We maintain multiple points of contact with our customers to provide support throughout their organizations and their customers’ IT sales cycles. As a result, our customers often run multiple advertising programs with us in order to target their desired audience of enterprise technology and business professionals more effectively. There are multiple factors that can impact our customers’ marketing and advertising objectives and spending with us, including but not limited to, IT product launches, increases or decreases to their advertising budgets, the timing of key industry marketing events, responses to competitor activities and efforts to address specific marketing objectives such as creating brand awareness or generating sales leads. Our products and services are generally delivered under short-term contracts that run for the length of a given program, typically less than nine months. In the quarter ended December 31, 2023 approximately 32% of our revenues were from longer-term contracts.

Product and Service Offerings

We use our offerings to provide B2B technology companies with numerous touch points to identify, reach and influence key enterprise technology decision makers. The following is a description of the products and services we offer:

•

IT Deal Alert™. A suite of data, software and services for B2B technology companies that leverages the detailed purchase intent data we collect on enterprise technology organizations and professionals researching IT purchases via our network of websites and our webinar community platform. Through our proprietary data-capture and scoring methodologies, we use this insight to help our customers identify and prioritize accounts and contacts whose content consumption and online research activities around specific enterprise technology topics indicate they are “in-market” for a particular B2B technology product or service. The suite of products and services includes Priority Engine™ and Qualified Sales Opportunities™. Priority Engine™ is a subscription service powered by our Activity Intelligence™ platform,which integrates with CRM and MAPs including Salesforce.com, Marketo,

Hubspot, Eloqua, Pardot, and Integrate. The service delivers lead generation workflow solutions designed to enable marketers and salesforces to identify and prioritize accounts and individuals actively researching new technology purchases or upgrades, and then to engage those active prospects. We launched IntentMail AITM in December 2023, which is Priority Engine’s AI-powered messaging feature, which enables sellers to automatically generate personalized email copy. Qualified Sales Opportunities™ is a product that profiles specific in-progress purchase projects via surveys and interviews with business technology professionals whose research activity and content consumption is indicative of a pending technology purchase. Qualified Sales Opportunities™ include information on project scope, purchase criteria and vendors considered.

•

Demand Solutions. Our offerings enable our customers to reach and influence prospective buyers through content marketing programs, such as white papers, webcasts, podcasts, videocasts, virtual trade shows, and content sponsorships, designed to generate demand for their solutions, and through display advertising and other brand programs that influence consideration by prospective buyers. We believe this allows B2B technology companies to maximize ROI on marketing and sales expenditures by capturing sales leads from the distribution and promotion of content to our audience of enterprise technology and business professionals.

•

Brand Solutions. Our suite of brand solutions provide B2B technology companies with direct exposure to targeted audiences of enterprise technology and business professionals actively researching information related to their products and services. We leverage our Activity Intelligence™ platform to enable significant segmentation and behavioral targeting of audiences to improve the relevancy of digital ads to researcher needs. Branding solutions include on-network banner advertising and digital sponsorships, off-network banner targeting, and microsites and related formats.

•

Custom Content Creation. We deliver market insights and guidance to B2B technology companies through our Enterprise Strategy Group annual research and advisory subscription programs, custom market research services, and consulting engagements. In addition, Enterprise Strategy Group experts author custom content products including technical and economic validations, white papers, infographics, videos and webinars. This content is leveraged by B2B technology marketers to support product launches, enable demand-generation campaigns, and to establish overall thought leadership. We also create white papers, case studies, webcasts or videos to our customers’ specifications. These customized content assets are then promoted to our audience within both demand solutions and brand solutions programs. Additionally, we offer off-the-shelf editorial sponsorship products on topics aligned to customer markets, enabling them to engage and generate demand via packaged content created by our editorial staff to educate technology researchers on new technology trends and feature options.

•

BrightTALK platform. Allows our customers to create, host and promote webinars, virtual events and video content. Customers create their own hosted Channels on the platform where they schedule both live and on-demand webinars for promotion to BrightTALK’s community of in-market accounts and individuals. The BrightTALK Channel also enables customers to self-administer lead generation campaigns, set up workflow integrations between the Channel and their CRM and MAP systems, and access reporting detailing the size and growth of their community of subscribers over time. Customers may also create an off-network embedded Channel page on their own corporate website featuring content in their BrightTALK Channel, as well as an embedded BrightTALK registration form that captures and converts interested individuals to marketing leads.

Cost of Revenues, Operating Expenses and Other

Expenses consist of cost of revenues, selling and marketing, product development, general and administrative, depreciation, amortization, and interest and other expense, net. Personnel-related costs are a significant component of each of these expense categories except for depreciation, amortization and interest and other expense, net.

Cost of Revenues. Cost of revenues consists primarily of salaries and related personnel costs; member acquisition expenses (primarily keyword purchases from leading internet search sites); lead generation expenses; freelance writer expenses; website hosting costs; vendor expenses associated with the delivery of webcast, podcast, videocast and similar content and other offerings; stock-based compensation expenses; facility expenses and other related overhead.

Selling and Marketing. Selling and marketing expenses consist primarily of salaries and related personnel costs; sales commissions; travel and entertainment-related expenses; stock-based compensation expenses; facility expenses and other related overhead. Sales commissions are recorded as expense when earned by the employee, based on recorded revenue.

Product Development. Product development includes the creation and maintenance of our network of websites and data analytics framework, advertiser offerings and technical infrastructure. Product development expense consists primarily of salaries and related personnel costs; stock-based compensation expenses; facility expenses and other related overhead.

General and Administrative. General and administrative expenses consist primarily of salaries and related personnel costs; facility expenses and related overhead; accounting, legal and other professional fees; transaction-related expenses; and stock-based compensation expenses. For the year ended December 31, 2023, this also includes legal and other costs related to the proposed transaction with Informa.

Restructuring Cost for Reduction in Force. Restructuring cost for reduction in force consists of costs related to our December, 2022 reduction in force, mainly labor, stock compensation, and related benefits.

Depreciation. Depreciation expense consists of the depreciation of our property and equipment and other capitalized assets. Depreciation is calculated using the straight-line method over their estimated useful lives, ranging from three to ten years.

Amortization. Amortization expense consists of the amortization of intangible assets recorded in connection with our acquisitions, including changes in the value of contingent consideration in relation to certain of the acquisitions. Separable intangible assets that are not deemed to have an indefinite life are amortized over their estimated useful lives, which range from eighteen months to nineteen years, using methods that are expected to reflect the estimated pattern of economic use.

Interest and Other Expense, Net. Interest expense, net consists primarily of interest costs (offset in part by interest income), inducement expense and the related amortization of deferred issuance costs on our Notes and amounts borrowed under our current and our prior loan agreements and amortization of premiums on our investments, less any interest income earned on cash, cash equivalents and short-term investments. We historically have invested our cash in money market accounts, municipal bonds, government agency bonds, U.S. Treasury securities, and corporate bonds. Other expense consists primarily of non-operating gains or losses, primarily related to realized and unrealized foreign currency gains and losses on trade assets and liabilities.

Gain on early extinguishment of debt. Gain on early extinguishment of debt relates to our repurchase of certain of our outstanding 2025 Notes.

Application of Critical Accounting Policies and Use of Estimates

The discussion of our financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of these consolidated financial statements requires us to make estimates, judgments and assumptions that affect the reported amount of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates, including those related to revenue, long-lived assets, goodwill, stock-based compensation, contingent liabilities, self-insurance accruals and income taxes. We base our estimates of the carrying value of certain assets and liabilities on historical experience and on various other assumptions that we believe to be reasonable. In some cases, changes in the accounting estimates are reasonably likely to occur from period to period. Our actual results may differ from these estimates under different assumptions or conditions.

We believe the following critical accounting policies affect our more significant judgments used in the preparation of our consolidated financial statements. See the notes to our consolidated financial statements for information about these critical accounting policies as well as a description of our other accounting policies.

Revenue Recognition

We generate substantially all of our revenues from the sale of targeted marketing and advertising campaigns, which we deliver via our network of websites, event channels and data analytics solutions (see “Product and Service Offerings” above). We recognize revenue when performance obligations are satisfied by transferring promised goods and services to customers in an amount the Company expects to receive in exchange for those goods or services. The Company enters into contracts that can include various combinations of its offerings which are generally capable of being distinct and accounted for as a separate performance obligation. When performance obligations are combined into a single contract, we utilize stand-alone selling price (“SSP”) to allocate the transaction price among the performance obligations. Our estimates of SSP for each performance obligation require judgment that considers multiple factors such as historical pricing trends and pricing practices within different geographies.

Revenue from our brand and demand solutions is primarily recognized when the transfer of control occurs. Certain of the contracts within brand and demand solutions are duration-based campaigns which, in the event of customer cancellation, provide the Company with an enforceable right to a proportional payment for the portion of the campaign based on services provided. Accordingly, revenue from duration-based campaigns is recognized using a time-based measure of progress, which the Company believes best depicts how it satisfies its performance obligations in these arrangements as control is continuously transferred throughout the contract period. Revenue from microsites is recognized ratably over the life of the contract. Revenue from custom content creation is recognized over the expected period of performance using a single measure of progress, typically based on hours incurred. Payments received in advance of services being rendered are recorded as a component of contract liabilities.

Changes in judgments regarding these assumptions could impact the timing of revenue recognition.

Long-Lived Assets

Our long-lived assets consist primarily of property and equipment, capitalized software, goodwill, and other intangible assets. Goodwill and other intangible assets have arisen from our acquisitions. The amount assigned to intangible assets is subjective and based on our estimates of the future benefit of the intangible assets using accepted valuation techniques, such as discounted cash flow. Our long-lived assets, other than goodwill, are amortized over their estimated useful lives, which we determine based on the consideration of several factors including the period of time the asset is expected to remain in service. Intangible assets are amortized over their estimated useful lives, which range from eighteen months to nineteen years, using methods of amortization that are expected to reflect the estimated pattern of economic use. The carrying amounts of our acquired intangible assets are periodically reviewed for impairment whenever events or changes in circumstances indicate the assets may not be recoverable or their useful life is shorter than originally estimated. Consistent with our determination that we have only one reporting segment, we have determined that there is only one reporting unit and test goodwill for impairment at the entity level. We evaluate the carrying value and remaining useful lives of long-lived assets, other than goodwill, whenever indicators of impairment are present. We evaluate the carrying value of goodwill annually using the two-step process required by Accounting Standards Codification (“ASC”) 350, Intangibles -Goodwill and Other (“ASC 350”). The first step of the impairment test is to identify potential impairment by comparing the reporting unit’s fair value with its net book value (or carrying amount), including goodwill. The fair value is estimated based on a market value approach. If the fair value of the reporting unit exceeds it carrying amount, the reporting unit’s goodwill is not considered to be impaired and the second step of the impairment test is not performed. Whenever indicators of impairment are present, we would perform the second step and compare the implied fair value of the reporting unit’s goodwill, as defined by ASC 350, to its carrying value to determine the amount of the impairment loss, if any. As of December 31, 2023, there were no indications of impairment based on our analysis, and our estimated fair value exceeded our carrying value by a significant margin.

Business Combinations and Valuation of Goodwill and Acquired Intangible Assets

The Company uses its best estimates and assumptions to allocate fair value to the net tangible and identifiable intangible assets acquired and liabilities assumed at the acquisition date. Any residual purchase price is recorded as goodwill. The Company’s estimates are inherently uncertain and subject to refinement and can include but are not limited to, the cash flows that an asset is expected to generate in the future, and the appropriate weighted-average cost of capital.

During the measurement period, which may be up to one year from the acquisition date, the Company may record adjustments to the fair value of these tangible and intangible assets acquired and liabilities assumed, with the corresponding offset to goodwill. In addition, uncertain tax positions and tax-related valuation allowances are initially recorded in connection with a business combination as of the acquisition date. The Company continues to collect information and reevaluates these estimates and assumptions quarterly and records any adjustments to the Company’s preliminary estimates to goodwill provided that the Company is within the measurement period. Upon the conclusion of the measurement period or final determination of the fair value of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded to the Company’s consolidated statement of operations.

Employee Stock Purchase Plan

In April 2022, the Company’s board of directors adopted the TechTarget, Inc. 2022 Employee Stock Purchase Plan (the “ESPP”), which was approved by the stockholders of the Company at the 2022 Annual Meeting of Stockholders and became effective June 7, 2022. On June 7, 2022, 600,000 shares of the Company’s common stock were reserved for issuance under the ESPP. After the initial offering period of three months, which commenced September 1, 2022, eligible employees are offered shares of common stock over a twelve-month offering period, which consists of two consecutive six-month purchase periods. Employees may purchase a limited amount (up to $25,000) of shares of the Company’s common stock under the ESPP at a discount of up to 15% of the lesser of the market value of the common stock at either (a) the beginning of the six-month purchase period during which the shares of common stock are purchased or (b) the end of such six-month purchase period. As of December 31, 2023, 545,556 shares of common stock remain available for issuance under the ESPP.

Stock-Based Compensation

We measure stock-based compensation at the grant date based on the fair value of the award and recognize stock-based compensation in our results of operations using the straight-line method over the vesting period of the award. We use the Black-Scholes option pricing model to determine the fair value of stock option awards. We calculated the fair values of the options granted using the following estimated weighted average assumptions:

	Years Ended December 31,
	2023	2022	2021
Expected volatility	47%	44%	44%
Expected term	6 years	6 years	6 years
Risk-free interest rate	3.59%	2.69%	0.82%
Expected dividend yield	—%	—%	—%
Weighted-average grant date fair value per share	$17.92	$33.99	$27.98

The expected volatility of options granted in 2023, 2022, and 2021 was determined using a weighted average of the historical volatility of our stock for a period equal to the expected life of the option. The risk-free interest rate is based on a zero-coupon U.S. treasury instrument whose term is consistent with the expected life of the stock options. We have not paid and do not anticipate paying cash dividends on our shares of common stock; therefore, the expected dividend yield is assumed to be zero. We applied an estimated annual forfeiture rate based on historical averages in determining the expense recorded in each period.

Internal-Use Software and Website Development Costs

We capitalize costs of materials, consultants and compensation and related expenses of employees who devote time to the development of internal-use software and website applications. We begin to capitalize our costs to develop software and website applications when planning stage efforts are successfully completed, management has authorized and committed project funding, and it is probable that the project will be completed, and the software will be used as intended. Our judgment is required in determining the point at which various projects enter the state at which costs may be capitalized, in assessing the ongoing value of the capitalized costs and in determining the estimated useful lives over which the costs are amortized, which is generally three years. To the extent that we change the manner in which we develop and test new features and functionalities related to our internal use software and websites, assess the ongoing value of capitalized assets or determine the estimated useful lives over which the costs are amortized, the amount of internal use software and website development costs we capitalize and amortize in future periods would be impacted. We review capitalized internal-use software and website development costs for recoverability whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. We would recognize an impairment loss only if the carrying amount of the asset is not recoverable and exceeds its fair value. There were no impairments to internal-use software and website developments costs during the years ended December 31, 2023, 2022 or 2021. We capitalized internal-use software and website development costs of $14.2 million, $12.9 million, and $11.5 million for the years ended December 31, 2023, 2022, and 2021, respectively.

Income Taxes

We are subject to income taxes in both U.S. and foreign jurisdictions, and we use estimates in determining our provision for income taxes. We recognize deferred tax assets and liabilities based on temporary differences between the financial reporting and income tax bases of assets and liabilities using statutory rates expected to be in effect when such differences are settled.

Our net deferred tax liabilities are comprised primarily of book to tax differences on stock-based compensation, intangible asset basis, net operating loss carryforwards, valuation allowance and timing of deductions for right-of-use assets and lease liabilities, accrued expenses, depreciation, and amortization.

Results of Operations

The following table sets forth our results of operations for the periods indicated:

	Years Ended December 31,
	2023		2022		2021
	($ in thousands)
Revenues:	$229,963	100%	$297,488	100%	$263,427	100%
Total cost of revenues	72,776	32	75,740	25	68,153	26
Amortization of acquired technology	2,761	1	2,748	1	3,055	1

Gross profit	154,426	67	219,000	74	192,219	73
Operating expenses:
Selling and marketing	97,161	42	100,800	34	95,757	36
Product development	10,911	5	12,348	4	11,639	4
General and administrative	34,097	15	31,882	11	34,975	13
Restructuring cost for a reduction in force	—	—	4,435	1	—	—
Depreciation	8,527	4	7,218	2	5,634	2
Amortization	5,999	3	5,624	2	9,860	4

Total operating expenses	156,695	68	162,307	55	157,865	60

Operating income (loss)	(2,269)	(1)	56,693	19	34,354	13
Interest and other income (expense), net	11,655	5	861	0	(23,275)	(9)
Gain from early extinguishment of debt	5,033	2	—	—	—	—

Income before provision for income taxes	14,419	6	57,554	19	11,079	4
Provision for income taxes	9,958	4	15,945	5	10,130	4

Net income	$4,461	2%	$41,609	14%	$949	0%

Comparison of Fiscal Years Ended December 31, 2023 and 2022

Revenues

	Years Ended December 31,
	2023	2022	Decrease	Percent Change
	($ in thousands)
Total revenues	$229,963	$297,488	$(67,525)	(23)%

Revenues for the year ended December 31, 2023 (“fiscal 2023”) decreased by $67.5 million, or 23%, over the year ended December 31, 2022 (“fiscal 2022”), primarily due to the following:

•

We acquired approximately 800 additional new customers during the year ended December 31, 2023 compared to the year ended December 31, 2022 resulting in an approximately $34.6 million increase in revenues.

•	Our customers count decreased to approximately 2,600 from approximately 3,400, a decrease of 24%, resulting in an approximately $103.8 million decrease in revenues from customers.

•	Revenues increased by $1.7 million due to the renewal of acquired customer contracts previously recorded as unearned revenue.

Cost of Revenues and Gross Profit

	Years Ended December 31,
	2023	2022	Increase (Decrease)	Percent Change
		($ in thousands)
Cost of revenues	$72,776	$75,740	$(2,964)	(4)%
Amortization of acquired technology	2,761	2,748	13	0%

Total cost of revenues	$75,537	$78,488	$(2,951)	(4)%

Gross profit	$154,426	$219,000	$(64,574)	(29)%

Gross profit percentage	67%	74%

Cost of Revenues. Cost of revenues for fiscal 2023 decreased by $3.0 million, or 4%, as compared to fiscal 2022 primarily due to the following:

•	$1.9 million decrease in labor and related costs;

•	$1.8 million decrease in variable costs attributable to contracted costs related to fulfilling campaigns; and

•	$0.4 million increase in stock based compensation.

Gross Profit. Our gross profit is equal to the difference between our revenues and our cost of revenues for the period. Gross profit percentage was 67% for fiscal 2023 compared to 74% for fiscal 2022. Gross profit decreased by $64.6 million in fiscal 2023 compared to fiscal 2022 primarily due to decreased revenue. Because the majority of our costs are labor-related, we expect our gross profit to fluctuate from period to period depending on the total revenue for the period.

Operating Expenses and Other

	Years Ended December 31,
	2023	2022	Increase/ (Decrease)	Percent Change
	($ in thousands)
Operating expenses:
Selling and marketing	$97,161	$100,800	$(3,639)	(4)%
Product development	10,911	12,348	(1,437)	(12)
General and administrative	34,097	31,882	2,215	7
Restructuring cost for a reduction in force	—	4,435	(4,435)	(100)
Depreciation	8,527	7,218	1,309	18
Amortization	5,999	5,624	375	7

Total operating expenses	$156,695	$162,307	$(5,612)	(3)%

Interest and other income, net	$11,655	$861	$10,794	1254%

Gain from early extinguishment of debt	$5,033	$—	$5,033	NM

Provision for income taxes	$9,958	$15,945	$(5,987)	(38)%

Selling and Marketing. Sales and marketing costs decreased by $3.6 million in fiscal 2023 compared to fiscal 2022, primarily due to a $5.4 million increase in stock-based compensation offset by a $7.6 million decrease in labor and related costs and $1.3 million of decreased other costs.

Product Development. Product development costs decreased by $1.4 million in fiscal 2023 compared to fiscal 2022, primarily due to a $1.2 million decrease in labor and related costs.

General and Administrative. General and administrative costs increased by $2.2 million in fiscal 2023 compared to fiscal 2022, primarily due to a $4.1 million increase in non-recurring legal and advisor costs relating to the proposed transaction and a $0.4 million increase in stock-based compensation, offset by a $1.2 million decrease in software and related costs and a $1.0 million decrease in labor and related costs.

Restructuring Cost for Reduction in Force. Restructuring cost for reduction in force consists of costed relates to our December 2022 reduction in force and primarily consists of labor, stock compensation, and related severance benefits.

Depreciation. Depreciation expense increased $1.3 million in fiscal 2023 compared to fiscal 2022, due to increased capitalized software expenditures.

Amortization. Amortization expense increased $0.4 million in fiscal 2023 compared to fiscal 2022, due to a decrease in amortization expense in fiscal 2022 from a decrease in fair value of contingent consideration due on a prior acquisition.

Interest and Other Income, Net. Interest and other income, net, increased by $10.8 million in fiscal 2023 compared to fiscal 2022, primarily due to a $9.5 million increase in interest income, a $0.7 million decrease in unrealized/realized foreign currency exchange losses, and a $0.4 million decrease in impairment expenses.

Gain from Early Extinguishment of Debt. Gain from early extinguishment of debt relates to the repurchase of certain of our outstanding 2025 Notes. During fiscal 2023, we repurchased $48.3 million aggregate principal amount of our 2025 Notes for $42.6 million, including transaction costs, which resulted in a gain on early extinguishment of debt of $5.0 million. No such repurchases were made during fiscal 2022.

Provision for Income Taxes. Our effective tax rate was 69.0% and 27.7% for the years ended December 31, 2023 and 2022, respectively. The higher rate in 2023 as compared to 2022 was primarily due to stock-based compensation shortfalls instead of excess benefits in 2022, and nondeductible legal and accounting fees, offset by lower non-deductible officers compensation and state income tax provision due to lower revenue and increased research and development tax credit and foreign derived intangible income deduction.

Comparison of Fiscal Years Ended December 31, 2022 and 2021

Revenues

	Years Ended December 31,
	2022	2021	Increase	Percent Change
	($ in thousands)
Total revenues	$297,488	$263,427	$34,061	13%

Revenues for the year ended December 31, 2022 (“fiscal 2022”) increased by $34.1 million, or 13%, over the year ended December 31, 2021 (“fiscal 2021”), primarily due to the following:

•	Our existing customers revenue increased $8.5 million primarily due to a $9.8 million increase in revenue recognized with the renewal of acquired customer contracts.

•

Addition of new customers during fiscal 2022. Our customer count expanded to approximately 3,400 from approximately 2,800, an increase of approximately 20%, resulting in increased revenues of approximately $25.6 million.

Cost of Revenues and Gross Profit

	Years Ended December 31,
	2022	2021	Increase / (Decrease)	Percent Change
	($ in thousands)
Cost of revenues	$75,740	$68,153	$7,587	11%
Amortization of acquired technology	2,748	3,055	(307)	(10)%

Total cost of revenues	$78,488	$71,208	$7,280	10%

Gross profit	$219,000	$192,219	$26,781	14%
Gross profit percentage	74%	73%

Cost of Revenues. Cost of revenues for fiscal 2022 increased by $7.3 million, or 10%, as compared to fiscal 2021 primarily due to the following:

•	$0.8 million increase in stock compensation;

•	$2.6 million increase related to labor, benefits and related costs; and

•	$3.2 million increase in variable costs attributable to contracted services costs and other costs related to fulfilling campaigns.

Gross Profit. Our gross profit is equal to the difference between our revenues and our cost of revenues for the period. Gross profit percentage was 74% for fiscal 2022 compared to 73% for fiscal 2021. The increase was primarily due to the increase in revenue over the prior period and the decrease in the amortization of acquired technology.

Operating Expenses and Other

	Years Ended December 31,
	2022	2021	Increase / (Decrease)	Percent Change
	($ in thousands)
Operating expenses:
Selling and marketing	$100,800	$95,757	$5,043	5%
Product development	12,348	11,639	709	6
General and administrative	31,882	34,975	(3,093)	(9)
Restructuring cost for a reduction in force	4,435	—	4,435	100
Depreciation	7,218	5,634	1,584	28
Amortization	5,624	9,860	(4,236)	(43)

Total operating expenses	$162,307	$157,865	$4,442	3%

Interest and other expense (income), net	$(861)	$23,275	$(24,136)	(104)%

Provision for income taxes	$15,945	$10,130	$5,815	57%

Selling and Marketing. Sales and marketing costs increased by $5.0 million in fiscal 2022 compared to fiscal 2021, primarily due to a $5.2 million increase in stock-based compensation expenses.

Product Development. Product development costs increased by $0.7 million in fiscal 2022 compared to fiscal 2021, primarily due to higher contracted services and recruiting costs.

General and Administrative. General and administrative costs decreased by $3.1 million in fiscal 2022 compared to fiscal 2021, primarily due to a $3.3 million decrease in stock-based compensation costs and a $1.3 million decrease in pay related expenses, offset by a $1.3 million increase in bad debt expense and increased other costs.

Restructuring cost for reduction in force. Restructuring cost for reduction in force consists of costs related to our December, 2022 reduction in force, mainly labor, stock compensation and related benefits.

Depreciation. Depreciation expense increased $1.6 million in fiscal 2022 compared to fiscal 2021, primarily due to increased capitalized software expenditures.

Amortization. Amortization expense decreased $4.2 million in fiscal 2022 compared to fiscal 2021, primarily due to a decrease in fair value of contingent consideration.

Interest and Other Expense (income), Net. Interest and other expense (income), net, decreased by $24.1 million in fiscal 2022 compared to fiscal 2021, primarily due to a $3.4 million increase in net interest income offset by a decrease in inducement expense of $21.2 million incurred in connection with the retirement of approximately $149.9 million aggregate principal amount of our 2025 Notes (the “Inducement Expense”).

Provision for Income Taxes. Our effective tax rate was 27.7% and 91.0% for the years ended December 31, 2022 and 2021, respectively. The lower rate in 2022 as compared to 2021 was primarily due to decrease in nondeductible inducement expense and UK tax rate change. The effective tax rate differs from the statutory rate primarily due to permanent differences of non-deductible expenses, excess tax deductions from stock-based compensation, state income taxes, and foreign income taxes.

Seasonality

The timing of our revenues is affected by seasonal factors. Our revenues are seasonal primarily as a result of the annual budget approval process of many of our customers, the normal timing at which our customers introduce new products, and the historical decrease in advertising in summer months. The timing of revenues in relation to our expenses, much of which do not vary directly with revenues, has an impact on the cost of revenues, selling and marketing, product development, and general and administrative expenses as a percentage of revenues in each calendar quarter during the year.

The majority of our expenses are personnel-related and include salaries, stock-based compensation, benefits and incentive-based compensation plan expenses. As a result, we have not experienced significant seasonal fluctuations in the timing of our expenses period to period.

Liquidity and Capital Resources

Resources

Our cash, cash equivalents, and short-term investments at December 31, 2023 totaled $326.3 million, a $38.5 million decrease from December 31, 2022, primarily driven by cash utilized in investing and financing activities, which primarily consisted of purchases of shares of our common stock and of certain of our 2025 Notes under our repurchase program entered into during 2022, offset in part by cash generated from our operations. We believe that our existing cash, cash equivalents and short-investments, and our cash flow from operating activities will be sufficient to meet our anticipated cash needs for the next 12 months and beyond.

Our future working capital requirements will depend on many factors, including the operations of our existing business, our potential strategic expansion internationally, future acquisitions we might undertake and any expansion into complementary businesses. To the extent that our cash, cash equivalents and short-term investments and cash flow from operating activities are insufficient to fund our future activities, we may raise additional funds through additional bank credit arrangements or public or private equity or debt financings with certain of the foregoing actions, if we were to move forward with them, we would be required to obtain Informa’s approval under the Transaction Agreement, subject to certain exceptions. In addition, we and New TechTarget are obligated under the Transaction Agreement to use our reasonable best efforts to enter into a revolving credit facility or other senior lending facility, which shall be entered into prior to (but effective upon) the closing of the proposed transaction, with commitments of at least $250,000,000 to be used (together with our and our subsidiaries available cash on hand) to satisfy our obligations under the Notes and for general working capital purposes.

	As of December 31,
	2023	2022	2021
Cash, cash equivalents and short-term investments	$326,269	$364,733	$381,699
Accounts receivable, net	$39,239	$60,359	$51,095

Cash, Cash Equivalents and Investments

Our cash, cash equivalents and investments at December 31, 2023 were held for working capital purposes and were invested primarily in pooled bond funds. We do not enter into investments for trading or speculative purposes.

Accounts Receivable, Net

Our accounts receivable balance fluctuates from period to period, which affects our cash flows from operating activities. The fluctuations vary depending on the timing of our service delivery and billing activity, cash collections, and changes to our allowance for doubtful accounts. We use days sales outstanding (“DSO”) as a measurement of the quality and status of our receivables. We define DSO as net accounts receivable at quarter end divided by total revenues for the applicable period, multiplied by the number of days in the applicable period. DSO was 63 days at December 31, 2023, 76 days at December 31, 2022 and 60 days at December 31, 2021. The change in DSO year over year is primarily due to the timing of payments from all classes of customers.

Cash Flows

	Years Ended December 31,
	2023	2022	2021
	(in thousands)
Net cash provided by operating activities	$72,489	$90,702	$81,699
Net cash used in investing activities	$(93,021)	$(14,450)	$(56,984)
Net cash provided by (used in) financing activities	$(98,138)	$(92,958)	$254,459

Operating Activities

Cash provided by operating activities primarily consists of net income adjusted for certain non-cash items including depreciation and amortization, the provision for bad debt, stock-based compensation, deferred income taxes, and the effect of changes in working capital and other activities.

The decrease in cash provided by operating activities in fiscal 2023 compared to fiscal 2022 was primarily the result of a decrease in net income of $37.1 million, a change in non-cash stock compensation of $4.1 million, a $2.8 million change in depreciation and amortization expense, a $5.0 million gain related to the repurchase of certain of our outstanding 2025 Notes, and an increase of $17.0 million due to changes in operating assets, liabilities, and non-cash expenses, primarily driven by a $31.7 million change in accounts receivable, offset by a $10.2 million change in contract liabilities and a $11.2 million change in income taxes payable and other current liabilities

The increase in cash provided by operating activities in fiscal 2022 compared to fiscal 2021 was primarily the result of increases in net income of $40.7 million, a change in non-cash stock compensation of $5.0 million, a

$2.1 million change in depreciation and amortization expense, a $21.2 million decrease in induced conversion expense and a decrease of $13.3 million due to changes in operating assets, liabilities, and non-cash expenses, primarily driven by a $17.1 million change in contract liabilities offset by a $9.3 million change in accrued expenses and other current liabilities.

The increase in cash provided by operating activities in fiscal 2021 compared to fiscal 2020 was primarily the result of changes in non-cash stock compensation of $21.7 million, a $13.5 million change in depreciation and amortization expense, a $21.2 million increase in induced conversion expense and changes in operating assets and liabilities, primarily driven by a $13.8 million change in accrued expenses and related liabilities.

Investing Activities

Cash used in investing activities in the year ended December 31, 2023 was $93.0 million; which consisted of $14.7 million for the purchase of property and equipment and other capitalized assets, primarily made up of computer equipment and related software and internal-use development costs and $78.4 million for the acquisition of certain investment holdings.

Cash used in investing activities in the year ended December 31, 2022 was $14.5 million; which consisted of $14.0 million for the purchase of property and equipment and other capitalized assets, primarily made up of computer equipment and related software and internal-use development costs and $0.4 million for the acquisition of certain investment holdings.

Cash used in investing activities in the year ended December 31, 2021 was $57.0 million; which consisted of $12.6 million for the purchase of property and equipment and other capitalized assets, primarily made up of computer equipment and related software and internal-use development costs, $20 million for the acquisition of certain investment holdings, and $24.3 million for the purchase of Xtelligent Healthcare Media, LLC during July 2021.

Capital Expenditures

We have made capital expenditures primarily for computer equipment and related software needed to host our websites, internal-use software development costs, as well as for leasehold improvements and other general purposes to support our growth. Our capital expenditures totaled $14.7 million, $14.0 million, and $12.6 million for the years ended December 31, 2023, 2022, and 2021, respectively. A majority of our capital expenditures in 2023, 2022, and 2021 were internal-use software and website development costs and, to a lesser extent, computer equipment and related software. We capitalized internal-use software and website development costs of $14.2 million, $12.9 million and $11.5 million for the year ended December 31, 2023, 2022, and 2021, respectively. We are not currently party to any purchase contracts related to future capital expenditures.

Financing Activities

We utilized $50 million, $79 million, and $0.0 million for repurchase of shares under our repurchase programs in 2023, 2022, and 2021, respectively, as well as $42.6 million related to the repurchase of certain of our 2025 Notes in 2023, $4.6 million, $9.4 million, and $0.4 million related to tax withholdings on net share settlements in 2023, 2022, and 2021, respectively. We paid earnout liabilities of $2.3 million, $5.2 million, and $1.1 million, during 2023, 2022, and 2021, respectively.

During 2021, we received net proceeds from our 2026 Notes offering of approximately $414 million, offset by $147 million used for repurchase and conversion of a portion of the outstanding 2025 Notes.

Repurchase Programs

In May 2020, we announced that our board of directors had authorized a $25.0 million stock repurchase program (the “May 2020 Repurchase Program”) whereby we were authorized to repurchase shares of our common stock from time to time on the open market or in privately negotiated transactions at prices and in the manner determined by management. We repurchased 206,114 shares at an aggregate purchase price of $14.2 million at an average share price of $68.82 under the May 2020 Repurchase Program during 2022. No amounts were repurchased under this program during 2021. The May 2020 Repurchase Program expired on May 1, 2022.

In May 2022, we announced that our board of directors had authorized a stock repurchase program (the “May 2022 Repurchase Program”) whereby we were authorized to repurchase shares of our common stock having an aggregate purchase prices of up to $50.0 million from time to time on the open market or in privately negotiated transactions at prices and in the manner determined by management. During the year ended December 31, 2022, we repurchased 836,329 shares for an aggregate purchase price of $50.0 million at an average share price of $59.77 under the May 2022 Repurchase Program. As of December 31, 2022, no amounts remained available under the May 2022 Repurchase Program.

In November 2022, we announced that our board of directors had authorized a new repurchase program (the “November 2022 Repurchase Program”) whereby we are authorized to repurchase shares of our common stock and convertible senior notes having an aggregate purchase price of up to $200.0 million from time to time on the open market or in privately negotiated transactions at prices and in the manner determined by management over the next two years. During the year ended December 31, 2023, we repurchased 1,318,664 shares for an aggregate purchase price of $50.0 million at an average share price of $37.90 under the November 2022 Repurchase Program and $42.6 million of certain of our 2025 Notes. During the year ended December 31, 2022, we repurchased 341,783 shares for an aggregate purchase price of $14.9 million at an average share price of $43.55 under the November 2022 Repurchase Program. We did not repurchase any convertible senior notes during the year ended December 31, 2022. As of December 31, 2023, $92.9 million remained available under the November 2022 Repurchase Program. We are restricted from making any repurchases during the period between the execution of the Transaction Agreement and the closing of the proposed transaction without Informa’s approval.

Repurchased shares were recorded under the cost method and are reflected as treasury stock in the accompanying Consolidated Balance Sheets.

Convertible Senior Notes and Contractual Commitments

In December 2021, we issued $414 million in aggregate principal amount of 0.00% convertible senior notes due December 15, 2026, unless earlier repurchased by us or converted by the holder pursuant to their terms. Special interest, if any, is payable semiannually in arrears on June 15 and December 15 of each year.

The 2026 Notes are governed by an indenture between us, as issuer, and U.S. Bank Trust Company, National Association, as trustee. The 2026 Notes are unsecured and rank senior in right of payment to our future indebtedness that is expressly subordinated in right of payment to the 2026 Notes and equal in right of payment to our unsecured indebtedness that is not so subordinated.

Upon conversion, we will pay or deliver, as the case may be, cash, shares of our common stock or a combination of cash and shares of common stock, at our election.

The 2026 Notes have an initial conversion rate of 7.6043 shares of common stock per $1,000 principal amount of 2026 Notes. This represents an initial effective conversion price of approximately $131.50 per share of common stock and 3,148,180 shares issuable upon conversion. Throughout the term of the 2026 Notes, the conversion rate may be adjusted upon the occurrence of certain events. As of December 31, 2023, no such adjustment has occurred. Holders of the 2026 Notes will not receive any cash payment representing accrued and unpaid interest, if any, upon conversion of a 2026 Note.

Proceeds from the 2026 Notes were utilized to retire $149.9 million of the 2025 Notes and for general corporate purposes.

In December 2020, we issued $201.3 million in aggregate principal amount of 0.125% convertible senior notes due December 15, 2025, unless earlier repurchased by us or converted by the holder pursuant to their terms. Interest is payable semiannually in arrears on June 15 and December 15 of each year, which commenced on June 15, 2021.

The 2025 Notes are governed by an indenture between us, as issuer, and U.S. Bank Trust Company, National Association, as trustee. The 2025 Notes are unsecured and rank senior in right of payment to our future indebtedness that is expressly subordinated in right of payment to the Notes and equal in right of payment to our unsecured indebtedness that is not so subordinated.

Upon conversion, we will pay or deliver, as the case may be, cash, shares of our common stock or a combination of cash and shares of common stock, at our election.

The 2025 Notes have an initial conversion rate of 14.1977 shares of common stock per $1,000 principal amount of the Notes. This represents an initial effective conversion price of approximately $70.43 per share of common stock and 2,857,447 shares issuable upon conversion of the full aggregate principal amount of the 2025 Notes. Throughout the term of the 2025 Notes, the conversion rate may be adjusted upon the occurrence of certain events. As of December 31, 2023, no such adjustment has occurred. Holders of the 2025 Notes will not receive any cash payment representing accrued and unpaid interest, if any, upon conversion of a Note, except in limited circumstances. Accrued but unpaid interest will be deemed to be paid by cash, shares of our common stock or a combination of cash and shares of our common stock paid or delivered, as the case may be, to the holder upon conversion of the Notes.

After the induced conversion of $149.9 million aggregate principal amount of the 2025 Notes in December 2021, approximately $51 million of aggregate principal of 2025 Notes remain outstanding. After the purchase agreement of an aggregate of $48.3 million aggregate principal amount of the 2025 Notes in August 2023, approximately $3 million of aggregate principal of 2025 Notes remain outstanding. As of December 31, 2023, 43,163 shares were issuable upon conversion of the full aggregate principal amounts of such remaining 2025 Notes.

As of December 31, 2023, our principal contractual commitments consist of obligations under leases for office space and our Convertible Debt. The offices are leased under non-cancelable operating lease agreements that expire through 2029.

We and New TechTarget are obligated under the Transaction Agreement to use our reasonable best efforts to enter into a revolving credit facility or other senior lending facility, which shall be entered into prior to (but effective upon) the closing of the proposed transaction, with commitments of at least $250,000,000 to be used (together with our and our subsidiaries available cash on hand) to satisfy our obligations under the Notes and for general working capital purposes.

See Note 9 to our Consolidated Financial Statements for further information on the Notes and Note 10 to our Consolidated Financial Statements for further information with respect to our operating leases.

Recent Accounting Pronouncements

See Note 2 to our Consolidated Financial Statements for recent accounting pronouncements that could have an effect on us.

Item 7A. Quantitative and Qualitative Disclosures About Market Risk

Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily a result of fluctuations in foreign exchange rates and interest rates. We do not hold or issue financial instruments for trading purposes.

Foreign Currency Exchange Risk

We currently have subsidiaries in the United Kingdom, Hong Kong, Australia, Singapore, Germany and France. Approximately 24% of our revenues for the year ended December 31, 2023 were derived from customers with billing addresses outside of the United States and our foreign exchange gains/losses were not significant. Currently, our largest foreign currency exposures are the euro and British pound. We performed a sensitivity analysis on the impact of foreign exchange fluctuations on our operating income, based on our financial results for the year ended December 31, 2023. For the year ended December 31, 2023, we estimate that a 10% unfavorable movement in foreign currency exchange rates would have decreased operating income by less than $860 thousand assuming that all currencies moved in the same direction at the same time and a constant ratio of non-U.S. dollar denominated revenue and expenses to U.S. dollar denominated revenue and expenses. Since a portion of our revenue is deferred revenue that is recorded at different foreign currency exchange rates, the impact to revenue of a change in foreign currency exchange rates is recognized over time, and the impact to expenses is more immediate, as expenses are recognized at the current foreign currency exchange rate in effect at the time the expense is incurred. We currently believe our exposure to foreign currency exchange rate fluctuations is financially immaterial and therefore have not entered into foreign currency hedging transactions.

We continue to review this issue and may consider hedging certain foreign exchange risks through the use of currency futures or options in the future. The volatility of exchange rates depends on many factors that we cannot forecast with reliable accuracy. Our continued international expansion increases our exposure to exchange rate fluctuations and as a result such fluctuations could have a significant impact on our future results of operations.

Interest Rate Risk

At December 31, 2023, we had cash, cash equivalents and short-term investments totaling $326.3 million. The cash, cash equivalents, and short-term investments were held for working capital purposes. We do not enter into investments for trading or speculative purposes. Due to the short-term nature of these investments, we believe that we do not have any material exposure to changes in the fair value of our investment portfolio as a result of changes in interest rates. Declines in interest rates, however, would reduce future investment income. Our 2025 Notes bear interest at a fixed rate.

Inflation

Although we cannot accurately anticipate the future effect of inflation on our financial condition or results of operations, inflation historically has not had a material impact on our operations. If our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs through price increases for services. Our inability to do so could harm our business, financial condition or results of operations.

Item 8. Financial Statements and Supplementary Data

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of

TechTarget, Inc.

Newton, Massachusetts

Opinions on the Consolidated Financial Statements and Internal Control over Financial Reporting

We have audited the accompanying consolidated balance sheets of TechTarget, Inc. and subsidiaries (the “Company”) as of December 31, 2023 and 2022, and the related consolidated statements of income and comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2023, and the related notes to the consolidated financial statements (collectively referred to as the consolidated financial statements). We also have audited the Company’s internal control over financial reporting as of December 31, 2023 based on criteria established in Internal Control -Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”).

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Also, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2023, based on criteria established in Internal Control—Integrated Framework (2013) issued by COSO.

Basis for Opinion

The Company’s management is responsible for the consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on the Company’s consolidated financial statements and an opinion on the Company’s internal control over financial reporting based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement, whether due to error or fraud, and whether effective internal control over financial reporting was maintained in all material respects.

Our audits of the consolidated financial statements included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

Definition and Limitations of Internal Control over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of consolidated financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Company’s assets that could have a material effect on the consolidated financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Revenue Recognition—Refer to Notes 2 and 3 to the Consolidated Financial Statements

Critical Audit Matter Description

The Company derives revenues primarily from the sale of targeted marketing and advertising campaigns. The Company’s product offerings can be sold on a stand-alone basis or together as part of a bundled offering, resulting in multiple performance obligations under ASC 606, Revenue from Contracts with Customers. The allocation of the transaction price to each performance obligation within a campaign and the timing of revenue recognition requires management’s judgment and is susceptible to management override of control.

Given the accounting complexity and the management judgment necessary to identify performance obligations in the campaigns and determine the timing of revenue in campaigns with multiple performance obligations, auditing revenue recognition for such campaigns required a high degree of auditor judgment and an increased extent of effort.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures related to the recognition of revenue from multiple-performance-obligation campaigns included the following, among others:

•

We tested the effectiveness of controls over revenue recognition, including those over the identification of performance obligations included in the transaction, the allocation of transaction price to these performance obligations, and the timing of revenue recognition.

•	We evaluated the Company’s accounting policies in the context of the applicable accounting standards.

•	We selected a sample of revenue campaigns, including those campaigns that we considered individually significant, and performed the following:

•	We obtained related contracts and evaluated whether the contracts properly documented the terms of the campaign in accordance with the Company’s policies.

•	We evaluated management’s identification of distinct performance obligations by evaluating whether the underlying goods, services, or both were highly interdependent and interrelated.

•

We evaluated whether the Company appropriately determined all performance obligations in the campaign and whether the methodology to allocate the transaction price to the individual performance obligation was appropriately applied based on their stand-alone selling prices.

•

We compared the transaction price to the consideration expected to be received based on current rights and obligations under the contracts and any modifications that were agreed upon with the customers.

•	We evaluated whether the value allocated to each performance obligation was appropriately recognized in the correct accounting period.

•	We obtained evidence of delivery of the performance obligations of the campaign to the customer.

/s/ Stowe & Degon, LLC

Westborough, Massachusetts

February 28, 2024

We have served as the Company’s auditor since 2019.

TechTarget, Inc.

Consolidated Balance Sheets

(in thousands, except share and per share data)

	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$226,668	$344,523
Short-term investments	99,601	20,210
Accounts receivable, net of allowance for doubtful accounts of $5,028 and $4,494 respectively	39,239	60,359
Prepaid taxes	1,634	—
Prepaid expenses and other current assets	4,331	5,745

Total current assets	371,473	430,837
Property and equipment, net	24,917	22,507
Goodwill	194,074	192,227
Intangible assets, net	89,163	95,517
Operating lease assets with right-of-use	17,166	20,039
Deferred tax assets	2,445	2,945
Other assets	650	645

Total assets	$699,888	$764,717

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$5,312	$3,298
Current operating lease liabilities	4,049	4,099
Accrued expenses and other current liabilities	9,041	10,935
Accrued compensation expenses	1,345	4,643
Income taxes payable	2,522	7,827
Contract liabilities	14,721	27,086

Total current liabilities	36,990	57,888
Non-current operating lease liabilities	16,615	20,371
Convertible senior notes	410,500	455,694
Deferred tax liabilities	12,856	13,290

Total liabilities	476,961	547,243

Commitments and contingencies (See Note 10)
Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value; 100,000,000 shares authorized; 58,659,065 and 57,919,501 shares issued, respectively; 28,415,144 and 29,023,093 shares outstanding, respectively	59	58
Treasury stock, at cost; 30,243,921 and 28,896,408 shares, respectively	(329,118)	(278,876)
Additional paid-in capital	471,696	425,458
Accumulated other comprehensive loss	(4,542)	(9,537)
Retained earnings	84,832	80,371

Total stockholders’ equity	222,927	217,474

Total liabilities and stockholders’ equity	$699,888	$764,717

See accompanying Notes to Consolidated Financial Statements.

TechTarget, Inc.

Consolidated Statements of Income and Comprehensive Income (Loss)

(in thousands, except per share data)

	For the Years Ended December 31,
	2023	2022	2021
Revenues:	$229,963	$297,488	$263,427
Cost of revenues:
Cost of revenues(1)	72,776	75,740	68,153
Amortization of acquired technology	2,761	2,748	3,055

Gross profit	154,426	219,000	192,219
Operating expenses:
Selling and marketing(1)	97,161	100,800	95,757
Product development(1)	10,911	12,348	11,639
General and administrative(1)	34,097	31,882	34,975
Restructuring cost for a reduction in force(1)	—	4,435	—
Depreciation, excluding depreciation of $3,846, $2,758, $1,901 included in cost of revenues	8,527	7,218	5,634
Amortization	5,999	5,624	9,860

Total operating expenses	156,695	162,307	157,865

Operating income (loss)	(2,269)	56,693	34,354
Interest and other income (expense), net	11,655	861	(23,275)
Gain from early extinguishment of debt	5,033	—	—

Income before provision for income taxes	14,419	57,554	11,079

Provision for income taxes	9,958	15,945	10,130

Net income	$4,461	$41,609	$949

Other comprehensive income (loss), net of tax:
Unrealized income (loss) on investments (net of tax provision effect of $(228), $64, and $3, respectively)	$808	$(225)	$(11)
Foreign currency translation gain (loss)	4,187	(9,610)	(1,302)

Other comprehensive income (loss)	4,995	(9,835)	(1,313)

Comprehensive income (loss)	$9,456	$31,774	$(364)

Net income per common share:
Basic	$0.16	$1.41	$0.03

Diluted	$0.16	$1.30	$0.03

Weighted average common shares outstanding:
Basic	28,328	29,589	28,434

Diluted	28,495	34,072	29,474

(1) Amounts include stock-based compensation expense as follows:

Cost of revenues	$3,419	$2,978	$2,147
Selling and marketing	29,245	23,803	18,542
Product development	1,748	1,617	1,729
General and administrative	13,236	12,814	16,070
Restructuring cost for a reduction in force	—	2,295	—

See accompanying Notes to Consolidated Financial Statements.

TechTarget, Inc.

Consolidated Statements of Stockholders’ Equity

(in thousands, except share and per share data)

	Common Stock		Treasury Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Total Stockholders’ Equity
	Number of Shares	$0.001 Par Value	Number of Shares	Cost
Balance, December 31, 2020	55,633,155	$56	27,510,552	$(199,796)	$363,055	$1,611	$37,580	$202,506

Reclassification due to the adoption of ASU 2020-06	—	—	—	—	(30,500)	—	233	(30,267)
Issuance of common stock from exercise of options	2,500	—	—	—	16	—	—	16
Issuance of common stock from restricted stock awards	697,606	—	—	—	—	—	—	—
Registration fees	—	—	—	—	(29)	—	—	(29)
Impact of net settlements	290	—	290	—	(370)	—	—	(370)
Issuance of common stock in connection with repurchase, conversion and inducement of convertible senior notes	811,189	1	—	—	19,948	—	—	19,949
Deferred tax effect from Convertible Debt	—	—	—	—	1,031	—	—	1,031
Stock-based compensation expense(1)	—	—	—	—	30,285	—	—	30,285
Unrealized loss on investments	—	—	—	—	—	(11)	—	(11)
Unrealized loss on foreign currency exchange	—	—	—	—	—	(1,302)	—	(1,302)
Net income	—	—	—	—	—	—	949	949

Balance, December 31, 2021	57,144,740	57	27,510,842	(199,796)	383,436	298	38,762	222,757

Issuance of common stock from exercise of options	27,500	—	—	—	391	—	—	391
Issuance of common stock from restricted stock awards	736,778	1	—	—	—	—	—	1
Issuance of common stock from employee stock purchase plan	9,143	—	—	—	355	—	—	355
Purchase of common stock through stock buyback	—	—	1,384,226	(79,080)	—	—	—	(79,080)
Impact of net settlements	1,340	—	1,340	—	(9,418)	—	—	(9,418)
Stock-based compensation expense(1)	—	—	—	—	50,694	—	—	50,694
Unrealized loss on investments	—	—	—	—	—	(225)	—	(225)
Unrealized loss on foreign currency exchange	—	—	—	—	—	(9,610)	—	(9,610)
Net income	—	—	—	—	—	—	41,609	41,609

Balance, December 31, 2022	57,919,501	58	28,896,408	(278,876)	425,458	(9,537)	80,371	217,474

Issuance of common stock from exercise of options	2,500	—	—	—	18	—	—	18
Issuance of common stock from restricted stock awards	662,914	1	—	—	(1)	—	—	—
Issuance of common stock from employee stock purchase plan	45,301	—	—	—	1,236	—	—	1,236
Purchase of common stock through stock buyback	—	—	1,318,664	(50,242)	—	—	—	(50,242)
Impact of net settlements	28,849	—	28,849	—	(4,564)	—	—	(4,564)
Stock-based compensation expense(1)	—	—	—	—	49,549	—	—	49,549
Unrealized gain on investments	—	—	—	—	—	808	—	808
Unrealized gain on foreign currency exchange	—	—	—	—	—	4,187	—	4,187
Net income	—	—	—	—	—	—	4,461	4,461

Balance, December 31, 2023	58,659,065	$59	30,243,921	$(329,118)	$471,696	$(4,542)	$84,832	$222,927

(1)	Excludes $0, $1.9 million, and $9.1 million of accrued compensation expense that has not been issued for the years ended December 31, 2023, 2022, and 2021, respectively.

See accompanying Notes to Consolidated Financial Statements.

TechTarget, Inc.

Consolidated Statements of Cash Flows

(in thousands)

	For the Years Ended December 31,
	2023	2022	2021
Operating Activities:
Net income	$4,461	$41,609	$949
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	12,373	9,976	7,535
Amortization	8,760	8,372	12,915
Provision for bad debt	2,021	2,239	904
Stock-based compensation	47,648	43,507	38,550
Amortization of debt issuance costs	2,400	2,500	1,364
Deferred tax provision	(711)	(4,205)	2,849
Gain on early extinguishment of debt	(5,033)	—	—
Induced conversion expenses	—	—	21,229
Changes in operating assets and liabilities:
Accounts receivable	19,213	(12,463)	(11,820)
Operating lease assets with right of use	2,293	2,895	1,738
Prepaid expenses and other current assets	(202)	(427)	(1,175)
Other assets	(4)	225	91
Accounts payable	2,003	(401)	(517)
Income taxes payable	(5,341)	5,818	1,526
Accrued expenses and other current liabilities	(76)	1,755	(7,586)
Accrued compensation expenses	(1,433)	(2,599)	12
Operating lease liabilities with right of use	(3,336)	(2,975)	(1,483)
Contract liabilities	(12,547)	(2,345)	14,806
Other liabilities	—	(2,779)	(188)

Net cash provided by operating activities	72,489	90,702	81,699

Investing activities:
Purchases of property and equipment, and other capitalized assets	(14,635)	(14,028)	(12,631)
Purchases of investments	(78,386)	(422)	(20,007)
Acquisitions of business, net of acquired cash	—	—	(24,346)

Net cash used in investing activities	(93,021)	(14,450)	(56,984)

Financing activities:
Tax withholdings related to net share settlements	(4,564)	(9,418)	(370)
Purchase of treasury shares and related costs	(50,000)	(79,080)	—
Proceeds from exercise of stock options	17	391	16
Issuance of common stock from ESPP	1,236	355	—
Registration fees	—	—	(29)
Payment of earnout liabilities	(2,267)	(5,206)	(1,059)
Debt issuance costs	—	—	(10,950)
Proceeds from the issuance of convertible senior notes	—	—	414,000
Payments for repurchase and conversion of convertible senior notes	(42,560)	—	(147,149)

Net cash provided by (used in) financing activities	(98,138)	(92,958)	254,459

Effect of exchange rate changes on cash and cash equivalents	815	(394)	(167)
Net increase (decrease) in cash and cash equivalents	(117,855)	(17,100)	279,007
Cash and cash equivalents at beginning of period	344,523	361,623	82,616

Cash and cash equivalents at end of period	$226,668	$344,523	$361,623

Supplemental disclosure of cash flow information:
Cash paid for taxes, net	$17,686	$12,577	$5,477
Schedule of non-cash investing and financing activities:
Right of use assets and operating lease liabilities	$495	$740	$2,863

See accompanying Notes to Consolidated Financial Statements

TechTarget, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2023, 2022, and 2021

(In thousands, except share and per share data, where otherwise noted or instances where expressed in millions)

1. Organization and Operations

TechTarget, Inc. and its subsidiaries (collectively, the “Company”) is a global data and analytics leader and software provider for buyers of purchase intent-driven marketing and sales data for enterprise technology vendors. The Company’s service offerings enable technology vendors to better identify, reach and influence corporate information technology (“IT”) decision-makers actively researching specific IT purchases. The Company improves vendors’ ability to impact these audiences for business growth using advanced targeting, analytics and data services complemented by customized marketing programs that integrate demand generation, brand advertising techniques, and content curation and creation. The Company operates a network of approximately 150 websites and 1,100 webinars and virtual event channels, which each focus on a specific IT sector such as storage, security or networking. IT and business professionals have become increasingly specialized, and they have come to rely on the Company’s sector-specific websites and webinars and virtual event channels for purchasing decision support. The Company’s content platforms enable IT and business professionals to navigate the complex and rapidly changing IT landscape where purchasing decisions can have significant financial and operational consequences. At critical stages of the purchase decision process, these content offerings through different channels meet IT and business professionals’ needs for expert, peer and IT vendor information and provide platforms on which business-to-business technology companies can launch targeted marketing campaigns which generate measurable return on investment. Based upon the logical clustering of members and users’ respective job responsibilities and the marketing focus of the products being promoted by the Company’s customers, the Company categorizes its content offerings to address the key market opportunities and audience extensions across a portfolio of distinct market categories: Security; Networking; Storage; Data Center and Virtualization Technologies; CIO/IT Strategy; Business Applications and Analytics; Application Architecture and Development; and ANCL Channel.

2. Summary of Significant Accounting Policies

The accompanying consolidated financial statements reflect the application of certain significant accounting policies as described below and elsewhere in these Notes to Consolidated Financial Statements.

Principles of Consolidation

The accompanying Consolidated Financial Statements include the accounts of the Company and its wholly-owned subsidiaries, TechTarget Securities Corporation (“TSC”), TechTarget Limited, TechTarget (HK) Limited (“TTGT HK”), TechTarget (Australia) Pty Ltd., TechTarget (Singapore) Pte Ltd., E-Magine Médias SAS (“LeMagIT”), TechTarget Germany GmbH and as of December 23, 2020, BrightTALK Limited and its wholly owned subsidiary, BrightTALK, Inc. (“BrightTALK”). TSC is a Massachusetts corporation. TechTarget Limited is a subsidiary doing business principally in the United Kingdom. TTGT HK is a subsidiary incorporated in Hong Kong in order to facilitate the Company’s activities in the Asia-Pacific region. TechTarget (Australia) Pty Ltd. and TechTarget (Singapore) Pte Ltd. are the entities through which the Company does business in Australia and Singapore, respectively; LeMagIT and TechTarget Germany GmbH, both wholly-owned subsidiaries of TechTarget Limited, are entities through which the Company does business in France and Germany, respectively. BrightTALK are entities which the Company does business for the BrightTALK webinar and virtual event platform.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, the Company evaluates its estimates, including those related to revenues, long-lived assets, goodwill, the allowance for doubtful accounts, stock-based compensation, earnouts, self-insurance accruals, the allocation of purchase price to intangibles and goodwill, and income taxes. Estimates of the carrying value of certain assets and liabilities are based on historical experience and on various other assumptions that the Company believes to be reasonable. Actual results could differ from those estimates.

Revenue Recognition under ASC 606, Revenue from Contracts with Customers (“ASC 606”)

The Company generates its revenues from the sale of targeted marketing and advertising campaigns, which it delivers via its data analytic solutions. Revenue is recognized when performance obligations are satisfied by transferring promised goods or services to customers, as determined by applying a five-step process consisting of: a) identifying the contract, or contracts, with a customer, b) identifying the performance obligations in the contract, c) determining the transaction price, d) allocating the transaction price to the performance obligations in the contract, and e) recognizing revenue when, or as, performance obligations are satisfied.

The Company’s offerings consist of:

•

IT Deal Alert™. A suite of data, software and services for B2B technology companies that leverages the detailed purchase intent data we collect on enterprise technology organizations and professionals researching IT purchases via our network of websites and our webinar community platform. Through our proprietary data-capture and scoring methodologies, we use this insight to help our customers identify and prioritize accounts and contacts whose content consumption and online research activities around specific enterprise technology topics indicate they are “in-market” for a particular B2B technology product or service. The suite of products and services includes Priority Engine™ and Qualified Sales Opportunities™. Priority Engine™ is a subscription service powered by our Activity Intelligence™ platform, which integrates with customer relationship management (“CRM”) and marketing automation platforms (“MAPs”) including Salesforce.com, Marketo, Hubspot, Eloqua, Pardot, and Integrate. The service delivers lead generation workflow solutions designed to enable marketers and salesforces to identify and prioritize accounts and individuals actively researching new technology purchases or upgrades, and then to engage those active prospects. We launched IntentMail AITM in December 2023, which is Priority Engine’s AI-powered messaging feature, which enables sellers to automatically generate personalized email copy. Qualified Sales Opportunities™ is a product that profiles specific in-progress purchase projects via surveys and interviews with business technology professionals whose research activity and content consumption is indicative of a pending technology purchase. Qualified Sales Opportunities ™ include information on project scope, purchase criteria and vendors considered.

•

Demand Solutions. Our offerings enable our customers to reach and influence prospective buyers through content marketing programs, such as white papers, webcasts, podcasts, videocasts, virtual trade shows, and content sponsorships, designed to generate demand for their solutions, and through display advertising and other brand programs that influence consideration by prospective buyers. We believe this allows B2B technology companies to maximize ROI on marketing and sales expenditures by capturing sales leads from the distribution and promotion of content to our audience of enterprise technology and business professionals.

•

Brand Solutions. Our suite of brand solutions provide B2B technology companies with direct exposure to targeted audiences of enterprise technology and business professionals actively researching information related to their products and services. We leverage our Activity Intelligence™ platform to enable significant segmentation and behavioral targeting of audiences to improve the relevancy of digital ads to researcher needs. Branding solutions include on-network banner advertising and digital sponsorships, off-network banner targeting, and microsites and related formats.

•

Custom Content Creation. We deliver market insights and guidance to B2B technology companies through our Enterprise Strategy Group annual research and advisory subscription programs, custom market research services, and consulting engagements. In addition, Enterprise Strategy Group experts author custom content products including technical and economic validations, white papers, infographics, videos and webinars. This content is leveraged by B2B technology marketers to support product launches, enable demand-generation campaigns, and to establish overall thought leadership. We also create white papers, case studies, webcasts or videos to our customers’ specifications. These customized content assets are then promoted to our audience within both demand solutions and brand solutions programs. Additionally, we offer off-the-shelf editorial sponsorship products on topics aligned to customer markets, enabling them to engage and generate demand via packaged content created by our editorial staff to educate technology researchers on new technology trends and feature options.

•

BrightTALK platform. Allows our customers to create, host and promote webinars, virtual events and video content. Customers create their own hosted Channels on the platform where they schedule both live and on-demand webinars for promotion to BrightTALK’s community of in-market accounts and individuals. The BrightTALK Channel also enables customers to self-administer lead generation campaigns, set up workflow integrations between the Channel and their CRM and MAP systems, and access reporting detailing the size and growth of their community of subscribers over time. Customers may also create an off-network embedded Channel page on their own corporate website featuring content in their BrightTALK Channel, as well as an embedded BrightTALK registration form that captures and converts interested individuals to marketing leads.

Revenue from demand and brand solutions is primarily recognized when the transfer of control occurs. Certain of the contracts within demand and brand solutions are duration-based campaigns which, in the event of customer cancellation, provide the Company with an enforceable right to a proportional payment for the portion of the campaign based on services provided. Accordingly, revenue from duration-based campaigns is recognized using a time-based measure of progress, which the Company believes best depicts how it satisfies its performance obligations in these arrangements as control is continuously transferred throughout the contract period. Revenue from custom content creation is recognized over the expected period of performance using a single measure of progress, typically based on hours incurred. Revenue from Priority Engine™ and the Bright TALK platform are recognized over a time-based measure of progress, which the Company believes best depicts how it satisfies its performance obligations in these arrangements as control is continuously transferred throughout the contract period.

To determine standalone selling price for the individual performance obligations in the arrangement, the Company uses an estimate of the observable selling prices in separate transactions. The Company establishes best estimates considering multiple factors including, but not limited to, class of client, size of transaction, available inventory, pricing strategies and market conditions. The Company uses a range of amounts to estimate stand-alone selling price when it sells the goods and services separately and needs to determine whether a discount is to be allocated based upon the relative stand-alone selling price to the various goods and services. Judgment is required to determine the standalone selling price for each distinct performance obligation.

Fair Value of Financial Instruments

Financial instruments consist of cash, cash equivalents, short-term investments, accounts receivable, accounts payable, long-term debt and contingent consideration. Due to their short-term nature and liquidity, the carrying value of these instruments, with the exception of contingent consideration and long-term debt, approximates their estimated fair values. See Note 4 for further information on the fair value of the Company’s investments. The Company classifies all of its short-term investments as available-for-sale. The fair value of contingent consideration was estimated using a discounted cash flow method.

Business Combinations

The Company uses its best estimates and assumptions to assign fair value to the tangible and intangible assets acquired and liabilities assumed at the acquisition date. The Company’s estimates are inherently uncertain and subject to refinement.

During the measurement period, which may be up to one year from the acquisition date, the Company may record adjustments to the fair value of these tangible and intangible assets acquired and liabilities assumed, with the corresponding offset to goodwill. In addition, uncertain tax positions and tax-related valuation allowances are initially recorded in connection with a business combination as of the acquisition date. The Company continues to collect information and reevaluates these estimates and assumptions quarterly and records any adjustments to the Company’s preliminary estimates to goodwill provided that the Company is within the measurement period. Upon the conclusion of the measurement period or final determination of the fair value of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded to the Company’s consolidated statement of operations.

Long-Lived Assets, Goodwill and Indefinite-lived Intangible Assets

Long-lived assets consist primarily of property and equipment, capitalized software, goodwill and other intangible assets. The Company reviews long-lived assets, including property and equipment and finite intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Conditions that would trigger an impairment assessment include, but are not limited to, a significant adverse change in legal factors or business climate that could affect the value of an asset or an adverse action or a significant decrease in the market price. A specifically identified intangible asset must be recorded as a separate asset from goodwill if either of the following two criteria is met: (1) the intangible asset acquired arises from contractual or other legal rights; or (2) the intangible asset is separable. Accordingly, intangible assets consist of specifically identified intangible assets. Goodwill is the excess of any purchase price over the estimated fair value of net tangible and intangible assets acquired.

Goodwill and indefinite-lived intangible assets are not amortized but are reviewed annually for impairment or more frequently if impairment indicators arise. Separable intangible assets that are not deemed to have an indefinite life are amortized over their estimated useful lives, which range from eighteen months to nineteen years, using methods of amortization that are expected to reflect the estimated pattern of economic use, and are reviewed for impairment when events or changes in circumstances suggest that the assets may not be recoverable. Consistent with the Company’s determination that it has a single reporting segment, it has been determined that there is a single reporting unit and goodwill is therefore tested for impairment at the entity level. The Company performs its annual test of impairment of goodwill as of December 31st of each year and whenever events or changes in circumstances suggest that the carrying amount may not be recoverable using the two-step process required by ASC 350, Intangibles—Goodwill and Other (“ASC 350”). The first step of the impairment test is to identify potential impairment by comparing the reporting unit’s fair value with its net book value (or carrying amount), including goodwill. The fair value is estimated based on a market value approach. If the fair value of the reporting unit exceeds its carrying amount, the reporting unit’s goodwill is not considered to be impaired and the second step of the impairment test is not performed. Whenever indicators of impairment become present, the Company would perform the second step and compare the implied fair value of the reporting unit’s goodwill, as defined by ASC 350, to it carrying value to determine the amount of the impairment loss, if any. As of December 31, 2023, there were no indications of impairment based on the step one analysis, and the Company’s estimated fair value exceeded its goodwill carrying value by a significant margin.

Based on the aforementioned evaluation, the Company believes that, as of the balance sheet date presented, none of the Company’s goodwill or other long-lived assets were impaired. The Company did not have any intangible assets, other than goodwill, with indefinite lives as of December 31, 2023 or 2022.

Allowance for Doubtful Accounts

The Company reduces gross trade accounts receivable for an allowance for doubtful accounts. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in its existing accounts receivable. The allowance for doubtful accounts is reviewed on a regular basis, and all past due balances are reviewed individually for collectability. Account balances are charged against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. Provisions for doubtful accounts are recorded in general and administrative expense.

Below is a summary of the changes in the Company’s allowance for doubtful accounts for the years ended December 31, 2023, 2022, and 2021.

	Balance at Beginning of Year	Provision	Write-offs, Net of Recoveries	Balance at End of Year
Year ended December 31, 2023	$4,494	$2,021	$(1,487)	$5,028
Year ended December 31, 2022	$2,514	$2,239	$(259)	$4,494
Year ended December 31, 2021	$1,754	$904	$(144)	$2,514

Property and Equipment and Other Capitalized Assets

Property and equipment and other capitalized assets are stated at cost. Property and equipment acquired through acquisitions of businesses are initially recorded at fair value. Depreciation is calculated on the straight-line method based on the month the asset is placed in service over the following estimated useful lives:

Estimated Useful Lives
Furniture and fixtures	3 - 10 years
Computer equipment and software	3 years
Internal-use software and website development costs	3 - 5 years
Leasehold improvements	Shorter of useful life or remaining duration of lease

Property and equipment and other capitalized assets consist of the following:

	As of December 31,
	2023	2022
Furniture and fixtures	$1,300	$1,361
Computer equipment and software	4,678	5,393
Leasehold improvements	3,786	3,867
Internal-use software and website development costs	70,233	56,340

	79,997	66,961
Less: accumulated depreciation and amortization	(55,080)	(44,454)

	$24,917	$22,507

Depreciation expense was $12.4 million, $10.0 million, and $7.5 million for the years ended December 31, 2023, 2022, and 2021, respectively. Repairs and maintenance charges that do not increase the useful life of the assets are charged to operations as incurred. The Company wrote off approximately $1.9 million, $2.4 million, and $1.0 million of assets that were no longer in service during 2023, 2022, and 2021, respectively. Depreciation expense is classified as a component of operating expense in the Company’s results of operations with the exception of certain depreciation expense which is classified as a component of cost of goods sold.

Internal-Use Software and Website Development Costs

The Company capitalizes costs incurred during the development of its website applications and infrastructure as well as certain costs relating to internal-use software. The Company begins to capitalize costs to develop software and website applications when planning stage efforts are successfully completed, management has authorized and committed project funding, and it is probable that the project will be completed, and the software will be used as intended. Judgment is required in determining the point at which various projects enter the state at which costs may be capitalized, in assessing the ongoing value of the capitalized costs and in determining the estimated useful lives over which the costs are amortized, which is generally three years. To the extent that the Company changes the manner in which it develops and tests new features and functionalities related to its websites, assesses the ongoing value of capitalized assets, or determines the estimated useful lives over which the costs are amortized, the amount of website development costs it capitalizes and amortizes in future periods would be impacted. The estimated useful lives of costs capitalized is evaluated for each specific project. Capitalized internal-use software and website development costs are reviewed for recoverability whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. An impairment loss would be recognized only if the carrying amount of the asset is not recoverable and exceeds its fair value. The Company capitalized internal-use software and website development costs of $14.2 million, $12.9 million, and $11.5 million for the years ended December 31, 2023, 2022, and 2021, respectively.

Debt Issuance Costs

Costs incurred with the issuance of the Company’s convertible debt are deferred and amortized as interest expense over the term of the related convertible instrument using the effective interest method. To the extent the convertible debt is outstanding, these amounts are reflected in the consolidated balance sheets as a deduction of the convertible debt.

Concentrations of Credit Risk and Off-Balance Sheet Risk

Financial instruments that potentially expose the Company to concentrations of credit risk consist mainly of cash and cash equivalents, investments and accounts receivable. The Company maintains its cash and cash equivalents and investments principally in accredited financial institutions of high credit standing. The Company routinely assesses the credit worthiness of its customers. The Company generally has not experienced any significant losses related to individual customers or groups of customers in any particular industry or area. The Company does not require collateral. Due to these factors, no additional credit risk beyond amounts provided for collection losses is believed by management to be probable in the Company’s accounts receivable.

At December 31, 2023, 2022 and 2021, no customer represented 10% of total accounts receivable. No single customer accounted for 10% or more of total revenues in the years ended December 31, 2023, 2022, or 2021.

Income Taxes

The Company’s deferred tax assets and liabilities are recognized based on temporary differences between the financial reporting and income tax bases of assets and liabilities using statutory rates. A valuation allowance is established against net deferred tax assets if, based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The Company records a liability for unrecognized tax benefits resulting from uncertain tax positions taken or expected to be taken in a tax return using a “more likely than not” threshold as required by the provisions of ASC 740-10, Accounting for Uncertainty in Income Taxes (“ASC 740”).

The Company recognizes interest and penalties related to unrecognized tax benefits, if any, in income tax expense.

Stock-Based Compensation

The Company has stock-based employee compensation plans which are more fully described in Note 11. Stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized in the Consolidated Statement of Income and Comprehensive Income using the straight-line method over the vesting period of the award. The Company uses the Black-Scholes option-pricing model to determine the fair value of stock option awards.

Comprehensive Income

Comprehensive income includes all changes in equity during a period, except those resulting from investments by stockholders and distributions to stockholders. The Company’s comprehensive income includes changes in the fair value of the Company’s unrealized gains on available for sale securities and foreign currency translation adjustments.

There were no reclassifications out of accumulated other comprehensive income in the periods ended December 31, 2023, 2022, or 2021.

Foreign Currency

The functional currency for each of the Company’s subsidiaries is the local currency of the country in which it is incorporated. All assets and liabilities are translated into U.S. dollar equivalents at the exchange rate in effect on the balance sheet date or at a historical rate. Revenues and expenses are translated at average exchange rates. Translation gains or losses are recorded in stockholders’ equity as an element of accumulated other comprehensive income (loss).

Net Income Per Share

Basic earnings per share is computed based on the weighted average number of common shares and vested restricted stock units outstanding during the period. Because the holders of unvested restricted stock units do not have non-forfeitable rights to dividends or dividend equivalents, the Company does not consider these restricted stock units to be participating securities that should be included in its computation of earnings per share under the two-class method. Diluted earnings per share is computed using the weighted average number of common shares and vested, undelivered restricted stock units outstanding during the period, plus the dilutive effect of potential future issuances of common stock relating to stock option and restricted stock unit programs using the treasury stock method. In calculating diluted earnings per share, the dilutive effect of stock options and restricted stock units is computed using the average market price for the respective period. In addition, the assumed proceeds under the treasury stock method include the average unrecognized compensation expense of stock options and restricted stock units that are in-the-money. This results in the “assumed” buyback of additional shares, thereby reducing the dilutive impact of stock options and restricted stock units.

A reconciliation of the numerator and denominator used in the calculation of basic and diluted net income per share is as follows:

	For the Years Ended December 31,
	2023	2022	2021
Numerator:
Net income	$4,461	$41,609	$949

Denominator:
Basic:
Weighted average shares of common stock and vested, undelivered restricted stock units outstanding	28,327,591	29,589,000	28,434,213

Diluted:
Weighted average shares of common stock and vested, undelivered restricted stock units outstanding	28,327,591	29,589,000	28,434,213
Effect of potentially dilutive shares	166,953	4,483,131	1,039,678

Total weighted average shares of common stock and vested, undelivered restricted stock units outstanding and potentially dilutive shares	28,494,544	34,072,131	29,473,891

Calculation of Net Income Per Common Share:
Basic:
Net income applicable to common stockholders	$4,461	$41,609	$949

Weighted average shares of stock outstanding	28,327,591	29,589,000	28,434,213

Net income per common share	$0.16	$1.41	$0.03

Diluted:
Net income applicable to common stockholders(1)	$4,461	$44,173	$949

Weighted average shares of stock outstanding	28,494,544	34,072,131	29,473,891

Net income per common share(2)	$0.16	$1.30	$0.03

(1)

For the year ended December 31, 2022, we excluded $2.6 million of amortization and interest expense relating to our convertible notes when calculating net income for diluted earnings per share. There was no such adjustment in 2023 or 2021, due to anti-dilutive nature of the add-back.

(2)

In calculating diluted net income per share, 1.3 million shares, 107 thousand shares, and 14 thousand shares related to outstanding stock options and unvested, undelivered restricted stock units which were excluded for the years ended December 31, 2023, 2022, and 2021, respectively, because they were anti-dilutive. Additionally, in calculating diluted net income per share, weighted average shares includes 3.9 million shares related to the if converted basis of our convertible notes for the year ended December 31, 2022. There was no such adjustment for 2023 or 2021 due to the anti-dilutive nature of the add-back.

Recent Accounting Pronouncements

Recently Adopted Accounting Guidance

In December 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which requires public entities, on an annual basis, to provide disclosure of specific categories in the rate reconciliation, as well as disclosure of income taxes paid disaggregated by jurisdiction. ASU 2023-09 is effective for fiscal years beginning after December 15, 2024, with early adoption permitted. The Company is currently evaluating the impact of adopting ASU 2023-09.

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which requires public entities to disclose information about their reportable segments’ significant expenses and other segment items on an interim and annual basis. Public entities with a single reportable segment are required to apply the disclosure requirements in ASU 2023-07, as well as all existing segment disclosures and reconciliation requirements in ASC 280 on an interim and annual basis. ASU 2023-07 is effective for fiscal years beginning after December 15, 2023, and for interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. The Company is currently evaluating the impact of adopting ASU 2023-07.

In December 2022, the FASB issued No. ASU 2022-06, Reference Rate Reform (Topic 818): Deferral of the Sunset Date of Topic 848, which extends the period of time companies can utilize the reference rate reform relief guidance in Topic 848 to December 31, 2024. The guidance was effective upon issuance and had no material effect on the Company’s consolidated financial statements.

In October 2021, the FASB issued ASU 2021-08, “Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers,” which requires entities to apply Topic 606 to recognize and measure contract assets and contract liabilities in a business combination as if it had originated the contracts. The standard is effective for public companies for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2022. Early adoption is permitted. We adopted this accounting standard update on January 1, 2023 and it had no material effect on the Company’s consolidated financial statements.

3. Revenue

Disaggregation of Revenue

The following table depicts the disaggregation of revenue according to categories consistent with how the Company evaluates its financial performance and economic risk. International revenue consists of international geo-targeted campaigns, which are campaigns targeted at an audience of members outside of North America.

	Years Ended December 31,
	2023	2022	2021
North America	$153,952	$189,897	$162,360
International	76,011	107,591	101,067

Total Revenue	$229,963	$297,488	$263,427

	Years Ended December 31,
	2023	2022	2021
Revenue under short-term contracts	$144,217	$174,040	$158,561
Revenue under longer-term contracts	85,746	123,448	104,866

Total	$229,963	$297,488	$263,427

Contract liabilities

Timing may differ between the satisfaction of performance obligations and the invoicing and collection of amounts related to the Company’s contracts with customers. Liabilities are recorded for amounts that are collected in advance of the satisfaction of performance obligations. Contract liabilities on the accompanying Consolidated Balance Sheets were $14.7 million and $27.1 million at December 31, 2023 and December 31, 2022, respectively. Additionally, certain customers may receive credits, which are accounted for as a material right. The Company estimates these amounts based on the expected amount of future services to be provided to customers and allocates a portion of the transaction price to these material rights. The Company recognizes these material rights as the material rights are exercised. The resulting amounts included in contract liabilities on the accompanying Consolidated Balance Sheets were $1.9 million and $1.9 million at December 31, 2023 and December 31, 2022, respectively.

Year-to-Date Activity	Contract Liabilities (in thousands)
Balance at January 1, 2021	$15,689
Billings	278,230
Revenue Recognized	(263,427)

Balance at December 31, 2021	30,492
Billings	294,082
Revenue Recognized	(297,488)

Balance at December 31, 2022	27,086
Billings	217,598
Revenue Recognized	(229,963)

Balance at December 31, 2023	$14,721

The Company elected to apply the following practical expedients:

•

Existence of a Significant Financing Component in a Contract. As a practical expedient, the Company has not assessed whether a contract has a significant financing component because the Company expects at contract inception that the period between payment by the customer and the transfer of promised goods or services by the Company to the customer will be one year or less. Payment terms and conditions vary by contract type, although terms generally include requirement of payment within 30 to 90 days. In addition, the Company has determined that the payment terms that the Company provides to its customers are structured primarily for reasons other than the provision of financing to the customer.

•

Costs to Obtain a Contract. The Company’s revenues are primarily generated from customer contracts that are for one year or less. Costs primarily consist of incentive compensation paid based on the achievements of sales targets in a given period for related revenue streams and are recognized in the month when the revenue is earned. As a practical expedient, for amortization periods which are determined to be one year or less, the Company expenses any incremental costs of obtaining the contract with a customer when incurred. For those customer contracts greater than one year, the Company capitalizes and amortizes the expenses over the period of benefit.

•

Revenues Invoiced. The Company has applied the practical expedient for certain revenue streams to exclude the value of remaining performance obligations for (i) contracts with an original expected term of one year or less or (ii) contracts for which the Company recognizes revenue in proportion to the amount it has the right to invoice for services performed.

4. Fair Value Measurements

The Company measures certain financial assets and liabilities at fair value on a recurring basis, including short-term investments and contingent consideration. The fair value of these financial assets and liabilities was determined based on three levels of input as follows:

•	Level 1. Quoted prices in active markets for identical assets and liabilities;

•	Level 2. Observable inputs other than quoted prices in active markets; and

•	Level 3. Unobservable inputs.

The fair value hierarchy of the Company’s financial assets and liabilities carried at fair value and measured on a recurring basis is as follows:

	December 31, 2023	Fair Value Measurements at December 31, 2023
		Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Time deposits(1)	$25,877	$—	$25,877	$—
Pooled bond funds	73,724	—	73,724	—

Total Short Term Investments	$99,601	$—	$99,601	$—

	December 31, 2022	Fair Value Measurements at December 31, 2022
		Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Pooled bond funds	$20,210	$—	$20,210	$—

Total short-term investments	$20,210	$—	$20,210	$—

Liabilities:
Contingent consideration - current(2)	$2,259	$—	$—	$2,259

Total liabilities	$2,259	$—	$—	$2,259

(1)

The Company’s time deposits consist of domestic deposits which mature within nine months (Level 2). All level 2 investments are priced using observable inputs, such as quoted prices in markets that are not active and yield curves.

(2)

Contingent consideration liabilities are measured using the income approach and discounted to present value based on an assessment of the probability that the Company would be required to make such future payments. The contingent consideration liabilities are measured at fair value using significant Level 3 (unobservable) inputs, such as discount rates and probability measures. Remeasurement of the contingent consideration to fair value is expensed through the income statement in the period remeasured. In 2022, we recorded a decrease in amortization expense of $ 0.5 million related to the revaluation of contingent consideration. In 2021, we recorded amortization expense of $3.7 million related to the revaluation of contingent consideration. Contingent consideration-current is included in accrued expenses and other current liabilities on the balance sheet.

The following table provides a roll-forward of the fair value of the contingent consideration categorized as Level 3 for the year ended December 31, 2023:

Fair Value
Balance as of December 31, 2022	$2,259
Payments on contingent liabilities	(2,267)
Amortization of discount on contingent liabilities	8

Balance as of December 31, 2023	$—

5. Acquisitions

2021 Acquisition

During July 2021, the Company acquired substantially all the assets of Xtelligent Healthcare Media, LLC, a leading healthcare B2B media company focusing on healthcare-related technology for consideration of $24.3 million in cash after deducting $0.7 million for negative working capital and contingent consideration valued at $2.5 million. The earnouts are subject to certain revenue growth targets and the payment is adjusted based on actual results with a maximum payment of $5 million. The transaction was not material to the Company and the costs associated with the acquisition were not material. The Company accounted for the transaction as a business combination. In allocating the purchase consideration based on estimated fair values, the Company recorded $11.4 million of intangible assets and $16.1 million of goodwill. The majority of the goodwill balance associated with this business combination is deductible for U.S. income tax purposes.

6. Investments

The Company’s short-term investments are accounted for as available for sale securities. These investments are recorded at fair value with the related unrealized gains and losses included in accumulated other comprehensive loss, a component of stockholders’ equity, net of tax. The cumulative unrealized gain, net of taxes, was $703 thousand as of December 31, 2023. The cumulative unrealized loss, net of taxes, was $302 thousand and $14 thousand as of December 31, 2022 and 2021, respectively. Realized gains and losses on the sale of these investments are determined using the specific identification method. There were no realized gains or losses as of December 31, 2023, 2022 or 2021.

Short-term investments consisted of the following:

	December 31, 2023
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Short-term investments:
Time Deposits	$25,877	$—	$—	$25,877
Pooled bond funds	73,021	703	—	73,724

Total short-term investments	$98,898	$703	$—	$99,601

	December 31, 2022
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Short-term investments:
Time Deposits	$—	$—	$—	$—
Pooled bond funds	20,512	—	(302)	20,210

Total short-term investments	$20,512	$—	$(302)	$20,210

7. Goodwill

The changes in the carrying amount of goodwill are as follows:

	As of December 31,
	2023	2022
Balance as of beginning of year	$192,227	$197,073
Effect of exchange rate changes	1,847	(4,846)

Balance as of end of year	$194,074	$192,227

8. Intangible Assets

The following table summarizes the Company’s intangible assets, net:

		As of December 31, 2023
	Estimated Useful Lives (Years)	Gross Carrying Amount	Accumulated Amortization	Net
Customer relationships	5-19	$83,959	$(21,604)	$62,355
Developed websites, technology and patents	10	33,202	(10,802)	22,400
Trademark, trade name and domain name	5-16	7,627	(3,365)	4,262
Proprietary user information database and internet traffic	5	1,106	(1,106)	—
Non-Compete agreement	1.5-3	600	(454)	146

Total intangible assets		$126,494	$(37,331)	$89,163

		As of December 31, 2022
	Estimated Useful Lives (Years)	Gross Carrying Amount	Accumulated Amortization	Net
Customer relationships	5-19	$82,558	$(16,404)	$66,154
Developed websites, technology and patents	10	31,768	(7,294)	24,474
Trademark, trade name and domain name	5-16	7,391	(2,770)	4,621
Proprietary user information database and internet traffic	5	1,083	(1,083)	—
Non-Compete agreement	1.5-3	600	(332)	268

Total intangible assets		$123,400	$(27,883)	$95,517

Intangible assets are amortized over their estimated useful lives, which range from eighteen months to nineteen years, using methods of amortization that are expected to reflect the estimated pattern of economic use. The remaining amortization expense will be recognized over a weighted average period of approximately 6.4 years. Amortization expense was $8.8 million, $8.9 million and $9.2 million for the years ended December 31, 2023, 2022, and 2021, respectively. Amortization expense is recorded within operating expenses as the intangible assets consist of customer-related assets and website traffic that the Company considers to be in support of selling and marketing activities. The Company did not write-off any intangible assets in 2023, 2022 or 2021.

The Company expects amortization expense of intangible assets to be as follows:

Years Ending December 31:	Amortization Expense
2024	$8,831
2025	8,792
2026	8,738
2027	8,734
2028	8,734
Thereafter	45,334

$89,163

9. Convertible Notes and Loan Agreement

Convertible Notes

In December 2020, the Company issued $201.3 million in aggregate principal amount of convertible senior notes due December 15, 2025 (“2025 Notes”) and in December 2021, the Company issued $414 million of aggregate principal amount of convertible senior notes due December 15, 2026 (“2026 Notes”).

Further details are included below:

Issuance	Maturity Date	Interest Rate	First Interest Payment Date	Effective Interest Rate	Semi-Annual Interest Payment Dates	Initial Conversion Rate per $1,000 Principal	Initial Conversion Price	Number of Shares (in millions)
2025 Notes	December 15, 2025	0.125%	June 15, 2021	0.8%	June 15, and December 15	14.1977	$70.43	0.1
2026 Notes	December 15, 2026	0.0%	—	0.0%	—	7.6043	$131.50	4.3

The 2025 Notes and the 2026 Notes (collectively, the “Notes”) are governed by indentures between the Company, as issuer, and U.S. Bank, National Association, as trustee (together, the “Indentures”). The Notes are unsecured and rank senior in right of payment to the Company’s future indebtedness that is expressly subordinated in right of payment to the Notes and equal in right of payment to the Company’s unsecured indebtedness that is not so subordinated.

Upon conversion, the Company will pay or deliver, as the case may be, cash, shares of the Company’s common stock or a combination of cash and shares of common stock, at the Company’s election.

Terms of the Notes

Prior to the close of business on September 15, 2025 and September 14, 2026, the 2025 Notes and 2026 Notes, respectively, will be convertible at the option of holders during certain periods, only upon satisfaction of certain conditions set forth below. On or after September 15, 2025 (for the 2025 Notes) and September 14, 2026 (for the 2026 Notes), until the close of business on the second scheduled trading day immediately preceding the applicable maturity date, holders may convert all or any portion of their Notes at the conversion price at any time regardless of whether the conditions set forth below have been met.

Holders may convert all or a portion of their Notes prior to the close of business on the day immediately preceding their respective free convertibility date described above, in multiples of the $1,000 principal amount, only under the following circumstances:

•	during any calendar quarter commencing after the calendar quarter ending on March 31, 2021 for the 2025 Notes and March 31, 2022 for the 2026 Notes (and only during such calendar quarter), if the last reported sales price of the common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the applicable conversion price on each applicable trading day;

•

during the five business day period after any five consecutive trading day period, or the Notes measurement period, in which the “trading price” (as defined in each Indenture) per $1,000 principal amount of Notes for each trading day of the Notes measurement period was less than 98% of the product of the last reported sale price of the Company’s common stock and the conversion rate on each such trading day;

•	if the Company calls any or all of the Notes for redemption, at any time prior to the close of business on September 14, 2025 for the 2025 Notes or September 14, 2026 for the 2026 Notes; or

•	upon the occurrence of specified corporate events.

As of December 31, 2023, the 2026 Notes and 2025 Notes are not convertible.

Whether the 2026 Notes or the 2025 Notes will be convertible in the future prior to the applicable free convertibility date will depend on the satisfaction of conversion conditions contained within each series of Notes. Since the Company may elect to repay the 2026 Notes and the 2025 Notes in cash, shares of our common stock, or a combination of both, the Company has continued to classify the 2026 and the 2025 Notes as long-term debt on its consolidated balance sheet as of December 31, 2023.

The Notes consist of the following as of December 31:

	2023		2022
	2026 Notes	2025 Notes	2026 Notes	2025 Notes
Liability Component:
Principal	$414,000	$3,040	$414,000	$51,381
Less: unamortized debt issuance costs	6,500	40	8,673	1,014

Net carrying amount	$407,500	$3,000	$405,327	$50,367

The following table sets forth total interest expense recognized related to the Notes:

	Year Ended December 31,
	2023	2022	2021
0.125% Coupon	$43	$64	$240
Amortization of debt discount and transaction costs	2,400	2,500	5,364
Induced conversion expense	—	—	21,229

	$2,443	$2,564	$26,833

The fair value of the Notes, which was determined based on inputs that are observable in the market or that could be derived from, or corroborated with, observable market data, quoted price of the Notes in an over-the-counter market (Level 2), and carrying value of debt instruments (carrying value excludes the equity component of the Company’s convertible notes classified in equity) were as follows:

	December 31, 2023		December 31, 2022
	Fair Value	Carrying Value	Fair Value	Carrying Value
Convertible senior notes	$347,087	$410,500	$361,658	$455,694

Based on the closing price of our common stock of $34.86 on December 31, 2023, the if-converted value of the 2026 Notes and 2025 Notes was less than their aggregate principal value.

Partial Repurchase and Conversion of the 2025 Notes

During December 2021, the Company used a portion of the proceeds from the issuance of the 2026 Notes, together with 0.8 million shares of its common stock, to repurchase and retire $149.9 million aggregate principal amount of the 2025 Notes, and paid accrued and unpaid interest thereon (the “2025 Notes Repurchase Transaction”). The 2025 Notes Repurchase Transaction was accounted for as an induced conversion in accordance with Accounting Standards Codification 470-20, Debt with Conversion and Other Options (ASC 470-20). The total fair value of the additional consideration to induce the conversion of $21.2 million was recognized as an inducement expense and classified as a component of interest expense in its consolidated statement of income. The remaining cash and common stock consideration issued under the original terms of the 2025 Notes was accounted for under the general conversion accounting guidance where the difference between the carrying amount of the 2025 Notes retired, including unamortized debt issuance cost of $4 million, and the cash consideration paid and the par value of the common stock issued, was recorded in additional paid-in capital.

During August 2023, the Company repurchased $48.3 million aggregate principal amount of the 2025 Notes for $42.6 million including $0.3 million in transaction fees.

10. Leases and Contingencies

The Company conducts its operations in leased office facilities under various noncancelable operating lease agreements that expire through December 2029.

On October 26, 2017, the Company entered into a Third Amendment (the “Third Amendment”) to the lease agreement for office space in Newton, Massachusetts, dated as of August 4, 2009 (the “Newton Lease”). The Third Amendment extended the lease term to December 31, 2029 and preserves the Company’s option to extend the term for an additional five-year period subject to certain terms and conditions set forth in the Newton Lease. The Third Amendment reduced the rentable space from approximately 110,000 square feet to approximately 74,000 square feet effective January 1, 2018. As of January 1, 2018, base monthly rent under the Third Amendment is $0.3 million. The base rent increases biennially at a rate averaging approximately 1% per year, as of January 1, 2023. The Company remains responsible for certain other costs under the Third Amendment, including operating expense and taxes.

In April 2021, the Company entered into a Fourth Amendment (the “Fourth Amendment”). The Fourth Amendment became effective during May 2021. The Fourth Amendment reduced the rentable space from approximately 74,000 square feet to approximately 68,000 square feet and provided the Company with a one-time payment of approximately $0.6 million. As of May 1, 2021, base monthly rent is approximately $0.3 million per month. All other terms and conditions are substantially similar to those terms in the Third Amendment.

Certain of the Company’s operating leases, including the Newton Lease, include lease incentives and escalating payment amounts and are renewable for varying periods. The Company recognizes the related rent expense on a straight-line basis over the term of each lease, taking into account the lease incentives and escalating lease payments.

The Company has various non-cancelable lease agreements for certain of its offices with original lease periods expiring between 2021 and 2029. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain it will exercise that option. Leases with renewal options allow the Company to extend the lease term typically between 1 and 5 years. When determining the lease term, renewal options reasonably certain of being exercised are included in the lease term. When determining if a renewal option is reasonably certain of being exercised, the Company considers several economic factors, including but not limited to, the significance of leasehold improvements incurred on the property, whether the asset is difficult to replace, underlying contractual obligations, or specific characteristics unique to that particular lease that would make it reasonably certain that the Company would exercise such option. Renewal and termination options were generally not included in the lease term for the Company’s existing operating leases. Certain of the arrangements have discounted rent periods or escalating rent payment provisions. Leases with an initial term of twelve months or less are not recorded on the consolidated balance sheets. The Company recognizes rent expense on a straight-line basis over the lease term.

As of December 31, 2023 and 2022, operating lease assets were $17.2 million and $20.0 million and operating lease liabilities were $20.7 million and $24.5 million, respectively. The maturities of the Company’s operating lease liabilities as of December 31, 2023 were as follows (in thousands):

Years Ending December 31:	Minimum Lease Payments
2024	$4,963
2025	4,046
2026	3,954
2027	3,557
2028	3,401
Thereafter	3,333

Total future minimum lease payments	23,254
Less imputed interest	2,590

Total operating lease liabilities	$20,664

Included in the condensed consolidated balance sheet:
Current operating lease liabilities	$4,049
Non-current operating lease liabilities	16,615

Total operating lease liabilities	$20,664

For the years ended December 31, 2023, 2022 and 2021, the total lease cost is comprised of the following amounts (in thousands):

	December 31, 2023	December 31, 2022	December 31, 2021
Operating lease expense	$4,204	$4,251	$4,540
Short-term lease expense	17	22	215

Total lease expense	$4,221	$4,273	$4,755

The following summarizes additional information related to operating leases:

As of December 31, 2023
Weighted-average years remaining lease term - operating leases	3.3
Weighted-average discount rate - operating leases	3.7%

If the rate implicit in the lease is not readily determinable, the Company uses its incremental borrowing rate as the discount rate. The Company uses its best judgment when determining the incremental borrowing rate, which is the rate of interest that the Company would have to pay to borrow on a collateralized basis over a similar term to the lease payments in a similar currency.

Litigation

From time to time and in the ordinary course of business, the Company may be subject to various claims, charges, and litigation. At December 31, 2023 and 2022, the Company did not have any pending claims, charges, or litigation that it expects would have a material adverse effect on its consolidated financial position, results of operations, or cash flows.

11. Stock-Based Compensation

Stock Option and Incentive Plans

In April 2007, the Company’s board of directors approved the 2007 Stock Option and Incentive Plan (the “2007 Plan”), which was approved by the stockholders of the Company and became effective upon the consummation of the Company’s IPO in May 2007. The 2007 Plan allowed the Company to grant incentive stock options (“ISOs”), non-qualified stock options (“NSOs”), stock appreciation rights, deferred stock awards, restricted stock units and other awards. Under the 2007 Plan, stock options could not be granted at less than fair market value on the date of grant and grants generally vested over a three-to four-year period. Stock options granted under the 2007 Plan expire no later than ten years after the grant date. Additionally, beginning with awards made in August 2015, the Company had the option to direct a net issuance of shares for satisfaction of tax liability with respect to vesting of awards and delivery of shares. Prior to August 2015, this choice of settlement method was solely at the discretion of the award recipient. The 2007 Plan expired in May 2017.

No new awards may be granted under the 2007 Plan; however, the shares of common stock remaining in the 2007 Plan are available for issuance in connection with previously awarded grants under the 2007 Plan. There are 20,000 shares of common stock that remain subject to outstanding stock grants under the 2007 Plan as of December 31, 2023.

In March 2017, the Company’s board of directors approved the 2017 Stock Option and Incentive Plan (the “2017 Plan”), which was approved by the stockholders of the Company at the 2017 Annual Meeting and became effective June 16, 2017. The 2017 Plan replaces the Company’s 2007 Plan. On June 16, 2017, 3,000,000 shares of the Company’s common stock were reserved for issuance under the 2017 Plan and, generally, shares that are forfeited or canceled from awards under the 2017 Plan also will be available for future awards. In April 2021, the stockholders of the Company authorized the issuance of up to an additional 3,800,000 shares of the Company’s common stock under the 2017 Plan. Under the 2017 Plan, the Company may grant restricted stock and restricted stock units, non-qualified stock options, stock appreciation rights, performance awards, and other stock-based and cash-based awards. Grants generally vest in equal tranches over a three-year period. Stock options granted under the 2017 Plan expire no later than ten years after the grant date. Shares of stock issued pursuant to restricted stock awards are restricted in that they are not transferable until they vest. Shares of stock underlying awards of restricted stock units are not issued until the units vest. Non-qualified stock options cannot be exercised until they vest. Under the 2017 Plan, all stock options and stock appreciation rights must be granted with an exercise price that is at least equal to the fair market value of the common stock on the date of grant. The 2017 Plan broadly prohibits the repricing of options and stock appreciation rights without stockholder approval and requires that no dividends or dividend equivalents be paid with respect to options or stock appreciation rights. The 2017 Plan further provides that, in the event any dividends or dividend equivalents are declared with respect to restricted stock, restricted stock units, other stock-based awards and performance awards (referred to as “full-value awards”), such dividends or dividend equivalents would be subject to the same vesting and forfeiture provisions as the underlying award. There are a total of 1,745,998 shares of common stock that remain subject to outstanding stock-based grants under the 2017 Plan as of December 31, 2023. There are a total of 1,646,666 shares of common stock remain available for issuance under the 2017 Plan as of December 31, 2023.

Accounting for Stock-Based Compensation

The Company uses the Black-Scholes option pricing model to calculate the grant-date fair value of an award. The Company calculated the fair values of the options granted using the following estimated weighted-average assumptions:

	Years Ended December 31,
	2023	2022	2021
Expected volatility	47%	44%	44%
Expected term	6 years	6 years	6 years
Risk-free interest rate	3.59%	2.69%	0.82%
Expected dividend yield	—%	—%	—%
Weighted-average grant date fair value per share	$17.92	$33.99	$27.98

The expected volatility of options granted in 2023, 2022, and 2021 was determined using a weighted average of the historical volatility of our stock for a period equal to the expected life of the option. The expected life of options has been determined utilizing the “simplified” method. The risk-free interest rate is based on a zero-coupon U.S. treasury instrument whose term is consistent with the expected life of the stock options. The Company has not paid and do not anticipate paying cash dividends on our shares of common stock; therefore, the expected dividend yield is assumed to be zero. The Company applied an estimated annual forfeiture rate based on historical averages in determining the expense recorded in each period.

A summary of the stock option activity under the Company’s stock option plans for the year ended December 31, 2023 is presented below:

	Options Outstanding	Weighted- Average Exercise Price Per Share	Weighted- Average Remaining Contractual Term in Years	Aggregate Intrinsic Value
Options outstanding at December 31, 2022	120,000	$37.29
Granted	25,000	36.46
Exercised	(2,500)	7.03		$81
Forfeited	—	—
Canceled	(2,500)	7.03

Options outstanding at December 31, 2023	140,000	$38.22	6.34	$1,107

Options exercisable at December 31, 2023	115,000	$38.61	5.67	$1,107

Options vested or expected to vest at December 31, 2023	139,128	$38.24	6.32	$1,107

During the years ended December 31, 2023, 2022, and 2021, the total intrinsic value of options exercised (i.e. the difference between the market price of the underlying stock at exercise and the price paid by the employee to exercise the options) was $0.1 million, $1.1 million, and $0.2 million, respectively, and the total amount of cash received by the Company from exercise of these options was $17 thousand, $391 thousand, and $16 thousand, respectively.

Restricted Stock Unit Awards

Restricted stock unit awards are valued at the market price of a share of the Company’s common stock on the date of the grant. A summary of the restricted stock unit award activity under the Company’s plans for the year ended December 31, 2023 is presented below:

	Shares	Weighted- Average Grant Date Fair Value Per Share	Aggregate Intrinsic Value
Nonvested outstanding at December 31, 2022	1,642,799	$62.40
Granted	799,263	33.63
Vested	(841,714)	57.88
Forfeited	(26,800)	61.36

Nonvested outstanding at December 31, 2023	1,573,548	$50.22	$54,853,883

The total grant-date fair value of restricted stock unit awards that vested during the years ended December 31, 2023, 2022, and 2021 was $48.7 million, $45.2 million, and $23.6 million, respectively.

As of December 31, 2023, there was $60.7 million of total unrecognized compensation expense related to stock options and restricted stock units, which is expected to be recognized over a weighted average period of 1.90 years.

Employee Stock Purchase Plan (“ESPP”)

In April 2022, the Company’s board of directors adopted the TechTarget, Inc. 2022 Employee Stock Purchase Plan (the “ESPP”), which was approved by the stockholders of the Company at the 2022 Annual Meeting of Stockholders and became effective June 7, 2022. On June 7, 2022, 600,000 shares of the Company’s common stock were reserved for issuance under the ESPP. After the initial offering period of three months, commencing September 1, 2022, eligible employees will be offered shares of common stock over a twelve-month offering period, which consists of two consecutive six-month purchase periods. Employees may purchase a limited amount (up to $25,000) of shares of the Company’s common stock under the ESPP at a discount of up to 15% of the lesser of the market value of the common stock at either (a) the beginning of the six-month purchase period during which the shares of common stock are purchased or (b) the end of such six-month purchase period. As of December 31, 2023, 545,556 shares of common stock remain available for issuance under the ESPP.

The initial offering period under the ESPP began September 1, 2022 and ran through November 30, 2022. The following table summarizes activity related to the purchase rights issued under the ESPP (in thousands, except share and per share data):

	December 31, 2023	December 31, 2022
Shares issued under the ESPP	45,301	9,143
Proceeds from issuance of shares	$1,236	$355

Valuation Assumptions

The valuation of ESPP purchase rights and the underlying weighted-average assumptions are summarized as follows:

	December 31, 2023	December 31, 2022
ESPP:
Expected term in years	0.50	0.44
Risk-free interest rate	5.36%	4.14%
Expected volatility	43%	45%
Expected dividend yield	—%	—%
Weighted-average fair value per right granted	$9.03	$13.71

12. Stockholders’ Equity

Common Stock Repurchase Programs

In May 2020, we announced that our board of directors had authorized a $25.0 million stock repurchase program (the “May 2020 Repurchase Program”) whereby we were authorized to repurchase shares of our common stock from time to time on the open market or in privately negotiated transactions at prices and in the manner determined by management. We repurchased 206,114 shares at an aggregate purchase price of $14.2 million at an average share price of $68.82 under the May 2020 Repurchase Program during 2022. No amounts were repurchased under this program during 2021. The May 2020 Repurchase Program expired on May 1, 2022, with $10.8 million in authorized remaining capacity.

In May 2022, we announced that our board of directors had authorized a stock repurchase program (the “May 2022 Repurchase Program”) whereby we were authorized to repurchase shares of our common stock having an aggregate purchase prices of up to $50.0 million from time to time on the open market or in privately negotiated transactions at prices and in the manner determined by management. During the year ended December 31, 2022, we repurchased 836,329 shares for an aggregate purchase price of $50.0 million at an average share price of $59.77 under the May 2022 Repurchase Program. As of December 31, 2023, no amounts remained available under the May 2022 Repurchase Program.

In November 2022, we announced that our board of directors had authorized a new repurchase program (the “November 2022 Repurchase Program”) where we are authorized to repurchase shares of our common stock and convertible senior notes having an aggregate purchase price of upto $200.0 million from time to time on the open market or in privately negotiated transactions at prices and in the manner determined by management over the next two years. During the year ended December 31, 2023, we repurchased 1,318,664 shares for an aggregate purchase price of $50.0 million at an average price of $37.90 under the November 2022 Repurchase Program. In 2023, we also accrued $0.2 million of federal excise tax on net share repurchases. During the year ended December 31, 2022, we repurchased 341,783 shares for an aggregate purchase price of $14.9 million at an average share price of $43.55 under the November 2022 Repurchase Program. The Company repurchased $48.3 million aggregate principal amount of the 2025 Notes for $42.6 million. The Company did not repurchase any convertible senior notes during the year ended December 31, 2022. As of December 31, 2023, $92.9 million remained available under the November 2022 Repurchase Program.

Repurchased shares are recorded under the cost method and are reflected as treasury stock in the accompanying Consolidated Balance Sheets. We are restricted from making any repurchases during the period between the execution of the Transaction Agreement and the closing of the proposed transaction without Informa’s approval.

Reserved Common Stock

As of December 31, 2023, the Company has reserved (i) 3,412,664 shares of common stock for settlement of outstanding and unexercised options, issuance following vesting of outstanding restricted stock units, and future awards available for grant under the 2007 Plan and 2017 Plan, (ii) 545,556 shares of common stock for use in settling purchases under the ESPP and (iii) and 4,389,127 shares issuable upon conversion of the Notes.

13. Income Taxes

Income before provision for income taxes was as follows:

	Years Ended December 31,
	2023	2022	2021
United States	$14,380	$52,122	$5,804
Foreign	39	5,432	5,275

Income before income taxes	$14,419	$57,554	$11,079

The income tax provision consisted of the following:

	Years Ended December 31,
	2023	2022	2021
Current:
Federal	$6,733	$14,862	$5,587
State	2,525	3,830	1,407
Foreign	1,411	1,290	263

Total current	10,669	19,982	7,257
Deferred:
Federal	1,126	(2,752)	(867)
State	(442)	(1,017)	313
Foreign	(1,395)	(268)	3,427

Total deferred	(711)	(4,037)	2,873

	$9,958	$15,945	$10,130

The income tax provision for the years ended December 31, 2023, 2022 and 2021 differs from the amounts computed by applying the statutory federal income tax rate to consolidated income before provision for income taxes as follows:

	Years Ended December 31,
	2023	2022	2021
Provision computed at statutory rate	$3,028	$12,086	$2,327
Increase resulting from:
Difference in rates for foreign jurisdictions	14	(42)	(42)
Stock-based compensation	5,050	(1,984)	(3,903)
Nondeductible inducement expense	—	—	4,458
Transaction-related fees	867	—	—
Other non-deductible expenses	167	131	97
Non-deductible officers compensation	1,639	4,098	1,665
State income tax provision	1,619	2,237	1,344
Subsidiary earnings taxed in the US	(732)	333	1,176
Research and development credit	(1,259)	(726)	(468)
Valuation allowance	(405)	(343)	474
Change in tax rate	(31)	(24)	3,006
Other	1	179	(4)

Provision for income taxes	$9,958	$15,945	$10,130

Significant components of the Company’s net deferred tax assets and liabilities are as follows:

	As of December 31,
	2023	2022
Deferred tax assets:
Net operating loss carryforwards	$3,146	$4,446
Right of use operating lease liability	5,251	6,178
Accruals and allowances	1,890	3,140
Stock-based compensation	4,879	4,553
Property and equipment	178	—
Contract liabilities	—	467
Other	130	4

Gross deferred tax assets	15,474	18,788
Less valuation allowance	(836)	(1,397)

Total deferred tax assets	14,638	17,391
Deferred tax liabilities:
Intangible asset	(20,687)	(21,642)
Right of use operating lease asset	(4,362)	(5,179)
Property and equipment	—	(915)

Total deferred tax liabilities	(25,049)	(27,736)

Net deferred tax liabilities	$(10,411)	$(10,345)

As reported:
Non-current deferred tax assets	$2,445	$2,945

Non-current deferred tax liabilities	$(12,856)	$(13,290)

In evaluating the ability to realize the net deferred tax asset, the Company considers all available evidence, both positive and negative, including past operating results, the existence of cumulative losses in the most recent fiscal years, tax planning strategies that are prudent and feasible, and forecasts of future taxable income. In considering sources of future taxable income, the Company makes certain assumptions and judgments which are based on the plans and estimates used to manage the underlying business of the Company. Changes in the Company’s assumptions and estimates, as well as changes in tax rates, may materially impact income tax expense for the period.

The valuation allowances were $0.8 million and $1.4 million at December 31, 2023 and 2022 respectively. The valuation allowance is mainly against state NOL due to dilution of state apportionment.

The Company had no unrecognized tax benefits at December 31, 2023. It is not expected that the amount of unrecognized tax benefits will change significantly within the next twelve months.

The Company files income tax returns in the U.S. and in foreign jurisdictions. Generally, the Company is no longer subject to U.S., state, local and foreign income tax examinations by tax authorities in its major jurisdictions for years before 2017, except to the extent of NOL and tax credit carryforwards from those years. Major taxing jurisdictions include the U.S., both federal and state, and the United Kingdom. As of December 31, 2023, the Company also had U.S. federal and state NOL carryforwards of $10.1 million, of which $3.7 million will begin to expire in 2036 and the remaining amount may be carried forward indefinitely. The Company also has foreign NOL carryforwards of $0.2 million, which may be carried forward indefinitely. The deferred tax assets related to the domestic NOL carryforwards have been partially offset by valuation allowance related to BrightTALK, Inc. and the deferred tax assets related to the foreign NOL carryforwards have been partially offset by a $0.1 million valuation allowance related to Hong Kong.

The Company considers the excess of its financial reporting over its tax basis in investments in foreign subsidiaries essentially permanent in duration and as such has not recognized deferred tax liability related to this difference. Undistributed earnings of the Company’s foreign subsidiaries amounted to approximately $16.1 million as of December 31, 2023. The Company has not provided any additional federal or state income taxes or foreign withholding taxes on the undistributed earnings as such earnings have been indefinitely reinvested in the business. Due to the various methods by which such earnings could be repatriated in the future, the amount of taxes attributable to the undistributed earnings is not practicably determinable.

14. Segment Information

The Company views its operations and manages its business as one operating segment based on factors such as how the Company manages its operations and how its executive management team reviews results and makes decisions on how to allocate resources and assess performance.

Geographic Data

Net sales by campaign target area were as follows(1):

	Years Ended December 31,
	2023	2022	2021
North America	$153,952	$189,897	$162,360
International	76,011	107,591	101,067

Total Revenue	$229,963	$297,488	$263,427

(1)	Net sales to customers by campaign target area is based on the geo-targeted (target audience) location of the campaign.

Net sales to unaffiliated customers by geographic area were as follows(2):

	Years Ended December 31,
	2023	2022	2021
United States	$175,045	$223,528	$188,904
United Kingdom	24,379	31,197	36,189
Other International	30,539	42,763	38,334

Total	$229,963	$297,488	$263,427

(2)	Net sales to unaffiliated customers by geographic area is based on the customers’ current billing addresses and does not consider the geo-targeted (target audience) location of the campaign.

Long-lived assets by geographic area were as follows:

	Years Ended December 31,
	2023	2022
United States	$221,394	$222,488
International	86,760	87,763

Total	$308,154	$310,251

Long-lived assets are comprised of property and equipment, net; goodwill; and intangible assets, net. No single country outside of the U.S. and the United Kingdom accounted for 1% or more of the Company’s long-lived assets during either of these periods.

15. 401(k) Plans

The Company maintains 401(k)-retirement savings plans (the “Plans”) whereby employees may elect to defer a portion of their salary and contribute the deferred portion to the Plans. The Company contributed $1.9 million, $1.8 million and $1.7 million to the Plans for each of the years ended December 31, 2023, 2022, and 2021 respectively. Employee contributions and the Company’s matching contributions are invested in one or more collective investment funds at the participant’s direction. The Company’s matching contributions vest in accordance with the term of the respective Plan.

16. Subsequent Event

On January 10, 2024, we entered into an Agreement and Plan of Merger (the “Transaction Agreement”) with Informa and certain of our and their subsidiaries. Pursuant to the Transaction Agreement, we and Informa, among other things, agreed to combine our businesses with the business of Informa Intrepid Holdings Inc. (“Informa Tech”), a wholly owned subsidiary of Informa which will own and operate Informa’s digital businesses (Industry Dive, Omdia (including Canalys)), NetLine and certain of its digital media brands (e.g. Information Week, Light Reading, and AI Business), under a new publicly traded holding company (“New TechTarget”). Upon closing, among other things, Informa and its subsidiaries will collectively own 57% of the outstanding common stock of New TechTarget (on a fully diluted basis) and our former stockholders will own the remaining outstanding common stock of New TechTarget. Our former stockholders will also receive a pro rata share of an amount in cash equal to $350 million plus the amount of any EBITDA adjustment (as defined in the Transaction Agreement), which is estimated as of the date of the Transaction Agreement to be approximately $11.79 per share of our common stock. The various transactions set forth in the Transaction Agreement (the “proposed transaction”) are expected to close in the second half of 2024, subject to satisfaction or waiver of certain customary conditions.

We will be required to pay Informa a termination fee between $30.0 and $40.0 million if the Transaction Agreement is terminated under certain specified circumstances, including termination by us in connection with our entry into an agreement with respect to a Toro Superior Proposal (as defined in the Transaction Agreement) prior to us receiving stockholder approval of the proposed transaction, or termination by Informa upon a Toro Change in Recommendation (as defined in the Transaction Agreement).

Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

Item 9A. Controls and Procedures

Disclosure Controls and Procedures

We are required to maintain disclosure controls and procedures that are designed to ensure that information required to be disclosed in our reports under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC rules and forms, and that such information is accumulated and communicated to management, including our Chief Executive Officer and Chief Financial Officer as appropriate, to allow timely decisions regarding required disclosure.

In connection with the preparation of the Annual Report on Form 10-K for the period ended December 31, 2023, management, under the supervision of the Chief Executive Officer (Principal Executive Officer) and Chief Financial Officer (Principal Financial Officer), conducted an evaluation of our disclosure controls and procedures as of December 31, 2023. Based on that evaluation, the Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures were effective at the reasonable assurance level.

Changes in Internal Control Over Financial Reporting

There were no changes in our internal control over financial reporting, identified in connection with the evaluation of such internal control, that occurred during the fourth quarter of 2023 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Management’s Annual Report on Internal Control over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is defined in Rule 13a-15(f) and 15d-15(f) promulgated under the Exchange Act, as a process designed by, or under the supervision of, a company’s principal executive and principal financial officers and effected by our Board of Directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements for external purposes in accordance with generally accepted accounting principles. Our internal control over financial reporting includes those policies and procedures that:

•	pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of our assets;

•

provide reasonable assurance that transactions are recorded as necessary to permit preparation of consolidated financial statements in accordance with generally accepted accounting principles, and that our receipts and expenditures are being made only in accordance with authorizations of our management and directors; and

•

provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of our assets that could have a material effect on the consolidated financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management conducted an evaluation of the effectiveness of our internal control over financial reporting based on the criteria for effective control over financial reporting described in Internal Control-Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission.

Based on management’s evaluation, our Chief Executive Officer and Chief Financial Officer concluded that, as of December 31, 2023, our internal control over financial reporting was effective. Management has reviewed its assessment with the Audit Committee.

The independent registered public accounting firm, Stowe and Degon LLC, has audited our consolidated financial statements and has issued an attestation report on our internal control over financial reporting as of December  31, 2023, which is included in Item 8 herein.

Item 9B. Other Information

Bylaws

On January 10, 2024, our Board of Directors approved and adopted an amendment to our Amended and Restated Bylaws, or our Bylaws, effective January 10, 2024, to designate (i) the Court of Chancery of the State of Delaware, or if such court does not have jurisdiction, the federal district court for the District of Delaware, as the sole and exclusive forum for bringing certain legal actions against us or on our behalf, and (ii) the federal district courts of the United States as the sole and exclusive forum for any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or any rule or regulation promulgated thereunder, in each case unless we consent in writing to the selection of an alternative forum.

The foregoing summary of the amendment to our Bylaws is qualified in all respects by reference to the text of our Bylaws, a copy of which is filed as Exhibit 3.2 to this Annual Report on Form 10-K and is incorporated herein by reference.

Trading Plans

There were no Rule 10b5-1 plans or non-Rule 10b5-1 trading arrangements (as defined in Item 408(c) of Regulation S-K) adopted, modified, or terminated by any directors or officers (as defined in Rule 16a-1(f)) of the Company during the fourth quarter of 2023 covered by this Annual Report on Form 10-K.

Item 9C. Disclosure Regarding Foreign Jurisdictions that Prevent Inspections

Not applicable.

PART III

Item 10. Directors, Executive Officers and Corporate Governance

The information required by this item concerning directors and executive officers is incorporated herein by reference under the headings to be titled “Election of Class II Directors” and “Information About Corporate Governance” in our definitive proxy statement to be filed with the SEC in connection with the Company’s 2024 Proxy Statement (the “Proxy Statement”).

Code of Ethics

The Company has a Code of Business Conduct and Ethics that applies to all of our employees, officers (including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions) as well as the members of the Board of Directors of the Company. The code is available at https://investor.techtarget.com/governance/corporate-governance. We will make any required disclosure under Item 5.05 of Form 8-K regarding an amendment to, or a waiver from, a provision of our Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions by posting such information on our website.

Item 11. Executive Compensation

The information required by this item will be set forth under the headings to be titled “Director Compensation,” “Executive Compensation,” and “Compensation Committee Report” in our Proxy Statement and is incorporated herein by reference.

Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

The information required by this item will be set forth under the headings to be titled “Security Ownership of Certain Beneficial Owners and Management” and “Equity Compensation Plan Information” in our Proxy Statement and is incorporated herein by reference.

Item 13. Certain Relationships and Related Transactions, and Director Independence

The information required by this item will be set forth under the headings to be titled “Information about Corporate Governance” and “Certain Relationships and Related Party Transactions” in our Proxy Statement and is incorporated herein by reference.

Item 14. Principal Accountant Fees and Services

The information required by this item will be set forth under the heading to be titled “Independent Registered Public Accounting Firm” in our Proxy Statement and is incorporated herein by reference.

PART IV

Item 15. Exhibits, Financial Statement Schedules

Documents filed as part of this report:

(1)	Financial Statements are filed as part of this Annual Report on Form 10-K. The following consolidated financial statements are included in Item 8:

•	Consolidated Balance Sheets as of December 31, 2023 and 2022

•	Consolidated Statements of Income and Comprehensive Income for the Years Ended December 31, 2023, 2022, and 2021

•	Consolidated Statements of Stockholders’ Equity for the Years Ended December 31, 2023, 2022, and 2021

•	Consolidated Statements of Cash Flows for the Years Ended December 31, 2023, 2022, and 2021

•	Notes to Consolidated Financial Statements

(2)	Financial statement schedules have been omitted because they are not required or because the required information is given in the Consolidated Financial Statements or Notes thereto.

(3)	Exhibit Index.

EXHIBIT INDEX

			Incorporated by Reference to
Exhibit Number	Description	Form or Schedule	Exhibit No.	Filing Date with SEC	SEC File Number

	Plan of Acquisition

*2.1	Agreement and Plan of Merger, dated as of January 10, 2024, by and among TechTarget, Inc., Toro CombineCo, Inc., Toro Acquisition Sub, LLC, Informa PLC, Informa US Holdings Limited, and Informa Intrepid Holdings Inc.	8-K	2.1	1/11/2023	001-33472

	Articles of Incorporation and By-Laws

3.1	Fourth Amended and Restated Certificate of Incorporation of the Registrant	10-Q	3.1	11/13/2007	001-33472

**3.2	Amended and Restated Bylaws of the Registrant

	Instruments Defining the Rights of Security Holders

4.1	Specimen Stock Certificate for shares of the Registrant’s Common Stock	S-1/A	4.1	4/10/2007	333-140503

4.2	Description of Securities Registered Under Section 12 of the Exchange Act	10K	4.2	3/16/2020	001-33472

4.3	Indenture (including form of Notes) with respect to TechTarget’s 0.125% Convertible Senior Notes due 2025, dated as of December 17, 2020, between TechTarget and U.S. Bank National Association, as trustee.	8-K	4.1	12/17/2020	001-33472

4.4	Indenture (including form of Notes) with respect to TechTarget’s 0.00% Convertible Senior Notes due 2026, dated as of December 13, 2021, between TechTarget and U.S. Bank National Association, as trustee.	8-K	4.1	12/14/2021	001-33472

	Material Contracts

10.1	Second Amended and Restated Investors’ Rights Agreement by and among the Registrant, the Investors named therein and SG Cowen Securities Corporation, dated as of December 17, 2004	S-1	10.1	2/07/2007	333-140503

10.2	Indemnification Agreement	8-K	10.1	8/07/2019	001-33472

10.3#	TechTarget, Inc. 2007 Stock Option and Incentive Plan	S-1/A	10.3	4/20/2007	333-140503

10.4#	Form of Non-Qualified Stock Option Agreement under the 2007 Stock Option and Incentive Plan	S-1/A	10.5	4/20/2007	333-140503

10.5#	Form of Non-Qualified Stock Option Agreement for Non-Employee Directors	S-1/A	10.5.1	4/27/2007	333-140503

10.6#	Amended and Restated Employment Agreement, dated January 17, 2008, by and between the Registrant and Don Hawk	10-K	10.26	3/31/2008	001-33472

10.7	Lease Agreement by and between MA-Riverside Project L.L.C., as landlord and TechTarget, Inc., as tenant	8-K	10.1	8/7/2009	001-33472

10.8	First Amendment to Lease Agreement, by and between the Registrant and MA-Riverside Project L.L.C. for the premises located at One Riverside Center, 275 Grove Street, Newton, Massachusetts, dated November 18, 2010	8-K	10.1	11/22/2010	001-33472

10.9	Fourth Amendment to Lease Agreement, by and between the Registrant and ARE-MA REGION NO. 76, LLC for the premises located at One Riverside Center, 275 Grove Street, Newton, Massachusetts, dated April 30, 2021.	10-Q	10.1	5/05/2021	001-33472

10.10#	Amendment and Waiver to Amended and Restated Employment Agreement between the Registrant and Don Hawk (dated January 10, 2012)	10-K	10.37	3/15/2012	001-33472

10.11	Second Amendment to Lease Agreement by and between Hines Global REIT Riverside Center, LLC, as landlord and successor in interest to MA-Riverside Project, LLC and TechTarget, Inc., as tenant dated July 23, 2015	10-Q	10.1	11/9/2015	001-33472

10.12#	Employment Agreement between the Registrant and Michael Cotoia (dated May 3, 2016)	8-K	10.2	5/9/2016	001-33472

10.13#	Employment Agreement between the Registrant and Greg Strakosch (dated May 3, 2016)	8-K	10.3	5/9/2016	001-33472

10.14#	Employment Agreement between the Registrant and Daniel T. Noreck (dated December 19, 2016)	8-K	10.1	12/19/2016	001-33472

10.15#	TechTarget, Inc. 2017 Stock Option and Incentive Plan, as amended	8-K	99.1	6/11/2021	001-33472

10.16#	Form of Restricted Stock Unit Agreement	10-Q	10.2	8/9/2017	001-33472

10.17#	Form of Stock Option Agreement	10-Q	10.3	8/9/2017	001-33472

10.18	Third Amendment to Lease Agreement by and between Hines Global REIT Riverside Center, LLC, as landlord and successor in interest to MA-Riverside Project, LLC and TechTarget, Inc., as tenant dated October 26, 2017	8-K	10.1	10/27/2017	001-33472

10.19#	Form of Restricted Stock Unit Agreement	8-K	10.1	8/3/2018	001-33472

**10.20#	2023 Executive Incentive Bonus Plan

10.21	Consent and First Amendment to Loan and Security Agreement, by and among the Registrant, Western Alliance Bank, as administrative agent and collateral agent, and the banks and other financial institutions or entities from time to time party thereto as lenders, dated as of December 7, 2021.	10-K	10.23	02/28/2022	001-33472

10.22	TechTarget, Inc. 2022 Employee Stock Purchase Plan	8-K	99.1	06/09/2022	001-33472

10.23	Form of Restricted Stock Unit Agreement	10-Q	10.24	11/08/2023	001-33472

10.24	Employment Agreement between the Registrant and Rebecca Kitchens (dated September 8, 2023)	10-Q	10.25	11/08/2023	001-33472

10.25	Employment Agreement between the Registrant and Steven Niemiec (dated September 8, 2023)	10-Q	10.26	11/08/2023	001-33472

10.26	Employment Agreement, dated as of January 10, 2024, by and between Toro CombineCo, Inc. and Don Hawk	8-K	10.1	1/11/2024	001-33472

10.27	Employment Agreement, dated as of January 10, 2024, by and between Toro CombineCo, Inc. and Daniel Noreck	8-K	10.2	1/11/2024	001-33472

10.28	Employment Agreement, dated as of January 10, 2024, by and between Toro CombineCo, Inc. and Rebecca Kitchens	8-K	10.3	1/11/2024	001-33472

10.29	Employment Agreement, dated as of January 10, 2024, by and between Toro CombineCo, Inc. and Steven Niemeic	8-K	10.4	1/11/2024	001-33472

10.30	Separation Agreement, dated as of January 10, 2024, by and between TechTarget, Inc. and Michael Cotoia	8-K	10.5	1/11/2024	001-33472

10.31	Separation Agreement, dated as of January 10, 2024, by and between TechTarget, Inc. and Greg Strakosch	8-K	10.6	1/11/2024	001-33472

10.32	Consulting Agreement, dates as of January 10, 2024 by and between Toro Combine Co, Inc. and Michael Cotoia	8-K	10.7	1/11/2024	001-33472

10.33	Form of Lock-Up Agreement	8-K	10.8	1/11/2024	001-33472

**21.1	List of Subsidiaries

**23.1	Consent of Stowe & Degon, LLC

**31.1	Certification of Chief Executive Officer Pursuant to Securities Exchange Act Rules 13a-14(A) And 15d-14(A), As Adopted Pursuant To Section 302 of the Sarbanes-Oxley Act Of 2002

**31.2	Certification of Principal Financial Officer Pursuant to Securities Exchange Act Rules 13a-14(A) And 15d-14(A), As Adopted Pursuant To Section 302 of the Sarbanes-Oxley Act Of 2002

**32.1	Certification by Chief Executive Officer and Chief Financial Officer Pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

**97.1	Compensation Recovery Policy

101.INS	Inline XBRL Instance Document(1)

101.SCH	Inline XBRL Taxonomy Extension Schema With Embedded Linkbase Documents

104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101)

*

Certain schedules, annexes and exhibits to the Transaction Agreement and Plan of Merger have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant will furnish copies of any such schedules, annexes and exhibits to the U.S. Securities and Exchange Commission upon request.

**	Filed herewith.
#	Management contract or compensatory plan or arrangement filed as an Exhibit to this report pursuant to 15(a) and 15(c) of Form 10-K.
(1)

Attached as Exhibit 101 to this report are the following documents formatted in XBRL (Extensible Business Reporting Language): (i) Consolidated Balance Sheets as of December 31, 2023 and December 31, 2022, (ii) Consolidated Statements of Comprehensive Income for the Years ended December 31, 2023, December 31, 2022 and December 31, 2021, (iii) Consolidated Statements of Stockholders’ Equity for the Years ended December 31, 2023, December 31, 2022 and December 31, 2021, (iv) Consolidated Statements of Cash Flows for the Years ended December 31, 2023, December 31, 2022 and December 31, 2021, and (v) Notes to Consolidated Financial Statements.

Item 16. Form 10-K Summary

None.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

TECHTARGET, INC.
Date:	February 28, 2024

By:	/s/ Michael Cotoia
Michael Cotoia
Chief Executive Officer and Director

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael Cotoia Michael Cotoia	Chief Executive Officer and Director (Principal executive officer)	February 28, 2024

/s/ Daniel Noreck Daniel Noreck	Chief Financial Officer and Treasurer (Principal financial and accounting officer)	February 28, 2024

/s/ Greg Strakosch Greg Strakosch	Executive Chairman	February 28, 2024

/s/ Robert D. Burke Robert D. Burke	Director	February 28, 2024

/s/ Bruce Levenson Bruce Levenson	Lead Independent Director	February 28, 2024

/s/ Roger M. Marino Roger M. Marino	Director	February 28, 2024

/s/ Perfecto Sanchez Perfecto Sanchez	Director	February 28, 2024

/s/ Christina Van Houten Christina Van Houten	Director	February 28, 2024

Annex Q

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 10-Q

(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended March 31, 2024

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from to

Commission File Number: 1-33472

TECHTARGET, INC.

(Exact name of registrant as specified in its charter)

Delaware	04-3483216
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

275 Grove Street Newton, Massachusetts	02466
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 431-9200

Former name, former address and formal fiscal year, if changed since last report: Not applicable

Securities registered or to be registered pursuant to Section 12(b) of the Act.

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 Par Value	TTGT	Nasdaq Global Market

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§ 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files). Yes ☒ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒

As of May 6, 2024 the registrant had 28,548,634 shares of common stock, $0.001 par value per share, outstanding.

PART I. FINANCIAL INFORMATION

Item 1. Financial Statements (Unaudited)

TechTarget, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

	March 31, 2024	December 31, 2023
	(Unaudited)	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$230,436	$226,668
Short-term investments	100,749	99,601
Accounts receivable, net of allowance for doubtful accounts of $3,825 and $5,028 respectively	36,880	39,239
Prepaid taxes	—	1,634
Prepaid expenses and other current assets	6,384	4,331

Total current assets	374,449	371,473
Property and equipment, net	25,561	24,917
Goodwill	193,737	194,074
Intangible assets, net	86,575	89,163
Operating lease assets with right-of-use	16,319	17,166
Deferred tax assets	8,687	2,445
Other assets	829	650

Total assets	$706,157	$699,888

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$4,357	$5,312
Current operating lease liabilities	4,161	4,049
Accrued expenses and other current liabilities	7,638	9,041
Accrued compensation expenses	1,544	1,345
Income taxes payable	8,477	2,522
Contract liabilities	17,375	14,721

Total current liabilities	43,552	36,990
Non-current operating lease liabilities	15,658	16,615
Convertible senior notes	411,051	410,500
Deferred tax liabilities	12,402	12,856

Total liabilities	482,663	476,961

Leases and contingencies (see Note 9)
Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value; 100,000,000 shares authorized; 58,792,845 and 58,659,065 shares issued, respectively; 28,548,634 and 28,415,144 shares outstanding, respectively	59	59
Treasury stock, at cost; 30,244,211 and 30,243,921 shares, respectively	(329,118)	(329,118)
Additional paid-in capital	483,016	471,696
Accumulated other comprehensive loss	(5,207)	(4,542)
Retained earnings	74,744	84,832

Total stockholders’ equity	223,494	222,927

Total liabilities and stockholders’ equity	$706,157	$699,888

See accompanying Notes to Condensed Consolidated Financial Statements.

TechTarget, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

(in thousands, except per share data)

	For the Three Months Ended
	March 31,
	2024	2023
	(Unaudited)	(Unaudited)
Revenue	$51,636	$57,114
Cost of revenue(1)	19,158	17,350
Amortization of acquired technology	702	673

Gross profit	31,776	39,091
Operating expenses:
Selling and marketing(1)	22,963	24,756
Product development(1)	2,753	2,609
General and administrative(1)	6,695	7,918
Transaction and related expenses	6,526	—
Depreciation, excluding depreciation of $1,175 and $845, respectively, included in cost of revenue	2,311	2,000
Amortization	1,498	1,493

Total operating expenses	42,746	38,776

Operating income (loss)	(10,970)	315
Interest and other income, net	3,072	2,757

Income (loss) before provision for income taxes	(7,898)	3,072
Provision for income taxes	2,190	1,427

Net income (loss)	$(10,088)	$1,645

Other comprehensive income (loss), net of tax:
Unrealized gain (loss) on investments (net of tax provision effect of $(7) and $18, respectively)	$(23)	$63
Foreign currency translation gain (loss)	(642)	2,029

Other comprehensive income (loss)	(665)	2,092

Comprehensive income (loss)	$(10,753)	$3,737

Net income (loss) per common share:
Basic	$(0.35)	$0.06

Diluted	$(0.35)	$0.06

Weighted average common shares outstanding:
Basic	28,510	28,757

Diluted	28,510	28,953

(1) Amounts include stock-based compensation expense as follows:

Cost of revenue	$734	$821
Selling and marketing	6,424	7,537
Product development	478	460
General and administrative	3,823	3,458

See accompanying Notes to Condensed Consolidated Financial Statements.

TechTarget, Inc.

Condensed Consolidated Statements of Stockholders’ Equity

(in thousands, except share and per share data)

(Unaudited)

	Common Stock		Treasury Stock
	Number of Shares	$0.001 Par Value	Number of Shares	Cost	Additional Paid-In Capital	Accumulated Other Comprehensive Loss	Retained Earnings	Total Stockholders’ Equity
Balance, December 31, 2023	58,659,065	$59	30,243,921	$(329,118)	$471,696	$(4,542)	$84,832	$222,927

Issuance of common stock from restricted stock awards	133,490	—	—	—	—	—	—	—
Impact of net settlements	290	—	290	—	(139)	—	—	(139)
Stock-based compensation expense	—	—	—	—	11,459	—	—	11,459
Unrealized loss on investments	—	—	—	—	—	(23)	—	(23)
Unrealized loss on foreign currency exchange	—	—	—	—	—	(642)	—	(642)
Net loss	—	—	—	—	—	—	(10,088)	(10,088)

Balance, March 31, 2024	58,792,845	$59	30,244,211	$(329,118)	$483,016	$(5,207)	$74,744	$223,494

	Common Stock		Treasury Stock
	Number of Shares	$0.001 Par Value	Number of Shares	Cost	Additional Paid-In Capital	Accumulated Other Comprehensive Loss	Retained Earnings	Total Stockholders’ Equity
Balance, December 31, 2022	57,919,501	$58	28,896,408	$(278,876)	$425,458	$(9,537)	$80,371	$217,474

Issuance of common stock from exercise of options	2,500	—	—	—	18	—	—	18
Issuance of common stock from restricted stock awards	91,152	—	—	—	—	—	—	—
Purchase of common stock through stock buyback	—	—	581,295	(25,000)	—	—	—	(25,000)
Impact of net settlements	912	—	912	—	(177)	—	—	(177)
Excise Tax on repurchased shares	—	—	—	—	(206)	—	—	(206)
Stock-based compensation expense(1)	—	—	—	—	14,176	—	—	14,176
Unrealized gain on investments	—	—	—	—	—	63	—	63
Unrealized gain on foreign currency exchange	—	—	—	—	—	2,029	—	2,029
Net income	—	—	—	—	—	—	1,645	1,645

Balance, March 31, 2023	58,014,065	$58	29,478,615	$(303,876)	$439,269	$(7,445)	$82,016	$210,022

(1)	Includes $1.9 million of accrued compensation expense recognized in the previous year for the three months ended March 31, 2023.

See accompanying Notes to Condensed Consolidated Financial Statements.

TechTarget, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

	For the Three Months Ended
	March 31,
	2024	2023
	(Unaudited)
Operating activities:
Net income (loss)	$(10,088)	$1,645
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	3,486	2,845
Amortization	2,200	2,166
Provision for bad debt	(569)	758
Stock-based compensation	11,459	12,276
Amortization of debt issuance costs	550	627
Deferred tax benefit	(6,603)	(1,298)
Changes in operating assets and liabilities:
Accounts receivable	2,912	8,294
Operating lease assets with right of use	695	390
Prepaid expenses and other current assets	(423)	(2,033)
Other assets	(182)	(4)
Accounts payable	(952)	(250)
Income taxes payable	5,979	2,173
Accrued expenses and other current liabilities	(1,388)	(2,445)
Accrued compensation expenses	205	(1,209)
Operating lease liabilities with right of use	(660)	(874)
Contract liabilities	2,673	(4,843)

Net cash provided by operating activities	9,294	18,218

Investing activities:
Purchases of property and equipment, and other capitalized assets, net	(4,154)	(3,548)
Purchases of investments	(1,156)	(25,299)

Net cash used in investing activities	(5,310)	(28,847)

Financing activities:
Tax withholdings related to net share settlements	(139)	(177)
Purchase of treasury shares and related costs	—	(25,000)
Proceeds from stock option exercises	—	18
Payment of earnout liabilities	—	(2,267)

Net cash used in financing activities	(139)	(27,426)

Effect of exchange rate changes on cash and cash equivalents	(77)	621

Net increase (decrease) in cash and cash equivalents	3,768	(37,434)
Cash and cash equivalents at beginning of period	226,668	344,523

Cash and cash equivalents at end of period	$230,436	$307,089

Supplemental disclosure of cash flow information:
Cash paid for taxes, net	$1,181	$598
Schedule of non-cash investing and financing activities:
Right of use assets and lease liabilities	$4	$314

See accompanying Notes to Condensed Consolidated Financial Statements.

TechTarget, Inc.

Notes to Condensed Consolidated Financial Statements

(In thousands, except share and per share data, where otherwise noted, or instances where expressed in millions)

1. Organization and Operations

TechTarget, Inc. (collectively with its subsidiaries, the “Company”) is a global data and analytics leader and software provider for buyers of purchase intent-driven marketing and sales data for enterprise technology vendors. The Company’s service offerings are designed to enable technology vendors to better identify, reach and influence corporate information technology (“IT”) decision-makers actively researching specific IT purchases. The Company offers products and services intended to improve IT vendors’ ability to impact these audiences for business growth using advanced targeting, analytics and data services complemented by customized marketing programs that integrate demand generation, brand advertising techniques, and content curation and creation. The Company operates a network of approximately 150 websites and 800 webinars and virtual event channels, which each focus on a specific IT sector such as storage, security or networking. IT and business professionals have become increasingly specialized, and they have come to rely on the Company’s sector-specific websites and webinars and virtual event channels for purchasing decision support. The Company’s content platforms are designed to enable IT and business professionals to navigate the complex and rapidly changing IT landscape where purchasing decisions can have significant financial and operational consequences. At critical stages of the purchase decision process, these content offerings through different channels are intended to meet IT and business professionals’ needs for expert, peer and IT vendor information and provide platforms on which business-to-business technology companies can launch targeted marketing campaigns which generate measurable return on investment. Based upon the logical clustering of members and users’ respective job responsibilities and the marketing focus of the products being promoted by the Company’s customers, the Company categorizes its content offerings to address the key market opportunities and audience extensions across a portfolio of distinct market categories: Security; Networking; Storage; Data Center and Virtualization Technologies; CIO/IT Strategy; Business Applications and Analytics; Application Architecture and Development; and ANCL Channel.

On January 10, 2024, we entered into an Agreement and Plan of Merger (the “Transaction Agreement”) with Informa PLC (“Informa”) and certain of our and their subsidiaries. Pursuant to the Transaction Agreement, we and Informa, among other things, agreed to combine our businesses with the business of Informa Intrepid Holdings Inc. (“Informa Tech”), a wholly owned subsidiary of Informa which will own and operate Informa’s digital businesses (Industry Dive, Omdia (including Canalys)), NetLine and certain of its digital media brands (e.g. Information Week, Light Reading, and AI Business), under a new publicly traded holding company (“New TechTarget”). Upon closing, among other things, Informa and its subsidiaries will collectively own 57% of the outstanding common stock of New TechTarget (on a fully diluted basis) and our former stockholders will own the remaining outstanding common stock of New TechTarget. Our former stockholders will also receive a pro rata share of an amount in cash equal to $350 million plus the amount of any EBITDA adjustment (as defined in the Transaction Agreement), which is estimated as of the date of the Transaction Agreement to be approximately $11.79 per share of our common stock. The various transactions set forth in the Transaction Agreement (the “proposed transaction”) are expected to close in the second half of 2024, subject to satisfaction or waiver of certain customary conditions.

We will be required to pay Informa a termination fee between $30.0 and $40.0 million if the Transaction Agreement is terminated under certain specified circumstances, including termination by us in connection with our entry into an agreement with respect to a Toro Superior Proposal (as defined in the Transaction Agreement) prior to us receiving stockholder approval of the proposed transaction, or termination by Informa upon a Toro Change in Recommendation (as defined in the Transaction Agreement).

2. Summary of Significant Accounting Policies

The accompanying condensed consolidated financial statements reflect the application of certain significant accounting policies as described below and elsewhere in these notes to condensed consolidated financial statements. The Company’s critical accounting policies are those that affect its more significant judgments used in the preparation of its condensed consolidated financial statements. A description of the Company’s critical accounting policies and estimates is contained in its Annual Report on Form 10-K for the year ended December 31, 2023, and in this note to the condensed consolidated financial statements.

Principles of Consolidation

The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, TechTarget Securities Corporation (“TSC”), TechTarget Limited, TechTarget (HK) Limited (“TTGT HK”), TechTarget (Australia) Pty Ltd., TechTarget (Singapore) Pte Ltd., E-Magine Médias SAS (“LeMagIT”), TechTarget Germany GmbH, and BrightTALK Limited and its wholly owned subsidiary, BrightTALK, Inc. (together “BrightTALK”). TSC is a Massachusetts corporation. TechTarget Limited is a subsidiary doing business principally in the United Kingdom. TTGT HK is a subsidiary incorporated in Hong Kong in order to facilitate the Company’s activities in the Asia-Pacific region. TechTarget (Australia) Pty Ltd. and TechTarget (Singapore) Pte Ltd. are the entities through which the Company does business in Australia and Singapore, respectively; LeMagIT and TechTarget Germany GmbH, both wholly-owned subsidiaries of TechTarget Limited, are entities through which the Company does business in France and Germany, respectively. BrightTALK are the entities through which the Company conducts business related to its BrightTALK webinar and virtual event platform.

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted (Generally Accepted Accounting Principles or “U.S. GAAP”) in the United States (“U.S.”) for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. All adjustments, which, in the opinion of management, are considered necessary for a fair presentation of the results of operations for the periods shown, are of a normal, recurring nature and have been reflected in the condensed consolidated financial statements. The results of operations for the periods presented are not necessarily indicative of results to be expected for any other interim periods or for the full year. The information included in these condensed consolidated financial statements should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in this report and the condensed consolidated financial statements and accompanying notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

Foreign Currency Translation

The functional currency of the Company’s major foreign subsidiaries is generally the local currency. Adjustments resulting from translating foreign functional currency financial statements into U.S. dollars are recorded as a separate component on the Condensed Consolidated Statement of Comprehensive Income as an element of accumulated other comprehensive income (loss). Foreign currency transaction gains and losses are included in interest and other income (expense), net in the Condensed Consolidated Statement of Income. All assets and liabilities denominated in foreign currency are translated into U.S. dollars at the exchange rate on the balance sheet date. Revenue and expenses are translated at the average exchange rate during the period.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. On an ongoing basis, the Company evaluates its estimates, including those related to revenue, long-lived assets, goodwill, the allowance for doubtful accounts, stock-based compensation, earnouts, self-insurance accruals, the allocation of purchase price to intangibles and goodwill, and income taxes. The Company reduces its accounts receivable for an allowance for doubtful accounts based on its best estimate of the amount of probable credit losses. Estimates of the carrying value of certain assets and liabilities are based on historical experience and on various other assumptions that the Company believes to be reasonable. Actual results could differ from those estimates.

Revenue Recognition

The Company generates its revenue from the sale of targeted marketing and advertising campaigns, which it delivers via its network of websites, webinar and virtual events channels, and our data analytic services and solutions. Revenue is recognized when performance obligations are satisfied by transferring promised goods or services to customers, as determined by applying a five-step process consisting of: a) identifying the contract, or contracts, with a customer, b) identifying the performance obligations in the contract, c) determining the transaction price, d) allocating the transaction price to the performance obligations in the contract, and e) recognizing revenue when, or as, performance obligations are satisfied.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original or remaining maturities of three months or less on the purchase date to be cash equivalents. Cash and cash equivalents carrying value approximate fair value and consist primarily of bank deposits and government backed money market funds.

Accounts Receivable

We maintain an allowance for credit losses for expected uncollectible accounts receivable, which is recorded as an offset to accounts receivable and changes in such are classified as general and administrative expense in the Condensed Consolidated Statements of Income and Comprehensive Income. We assess collectability by reviewing accounts receivable on an individual basis when we identify specific customers with known disputes, overdue amounts or collectability issues and also reserve for losses on all accounts based on historical information, current market conditions and reasonable and supportable forecasts of future economic conditions to inform adjustments to historical loss data. In determining the amount of the allowance for credit losses, we consider historical collectability based on past due status and make judgments about the creditworthiness of customers based on ongoing credit evaluations.

At March 31, 2024, the Company’s collectability assessment includes the business and market disruptions caused by macro-economic uncertainty currently being experienced in the technology sector and estimates of expected emerging credit and collectability trends. The continued volatility in market conditions and evolving shifts in credit trends are difficult to predict, causing variability and volatility that may have a material impact on our allowance for credit losses in future periods.

Fair Value of Financial Instruments

Financial instruments consist of cash, cash equivalents, short-term investments, accounts receivable, accounts payable, long-term debt and contingent consideration. Due to their short-term nature and liquidity, the carrying value of these instruments, with the exception of contingent consideration and long-term debt, approximates their estimated fair values. See Note 4 for further information on the fair value of the Company’s investments. The Company classifies all of its short-term investments as available-for-sale. The fair value of contingent consideration was estimated using a discounted cash flow method.

Business Combinations and Valuation of Goodwill and Acquired Intangible Assets

The Company uses its best estimates and assumptions to allocate fair value to the net tangible and identifiable intangible assets acquired and liabilities assumed at the acquisition date. Any residual purchase price is recorded as goodwill. The Company’s estimates are inherently uncertain and subject to refinement and can include but are not limited to, the cash flows that an asset is expected to generate in the future, and the appropriate weighted-average cost of capital.

During the measurement period, which may be up to one year from the acquisition date, the Company may record adjustments to the fair value of these tangible and intangible assets acquired and liabilities assumed, with the corresponding offset to goodwill. In addition, uncertain tax positions and tax-related valuation allowances are initially recorded in connection with a business combination as of the acquisition date. The Company continues to collect information and reevaluates these estimates and assumptions quarterly and records any adjustments to the Company’s preliminary estimates to goodwill provided that the Company is within the measurement period. Upon the conclusion of the measurement period or final determination of the fair value of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded to the Company’s Condensed Consolidated Statement of Income and Comprehensive Income.

Recent Accounting Pronouncements

Recently Adopted Accounting Guidance

In December 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which requires public entities, on an annual basis, to provide disclosure of specific categories in the rate reconciliation, as well as disclosure of income taxes paid disaggregated by jurisdiction. ASU 2023-09 is effective for fiscal years beginning after December 15, 2024, with early adoption permitted. The Company is currently evaluating the impact of adopting ASU 2023-09.

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which requires public entities to disclose information about their reportable segments’ significant expenses and other segment items on an interim and annual basis. Public entities with a single reportable segment are required to apply the disclosure requirements in ASU 2023-07, as well as all existing segment disclosures and reconciliation requirements in ASC 280 on an interim and annual basis. ASU 2023-07 is effective for fiscal years beginning after December 15, 2023, and for interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. The Company is currently evaluating the impact of adopting ASU 2023-07.

3. Revenue

Disaggregation of Revenue

The following table depicts the disaggregation of revenue according to categories consistent with how the Company evaluates its financial performance and economic risk. International revenue consists of international geo-targeted campaigns, which are campaigns targeted at an audience of members outside of North America.

	For the Three Months Ended March 31,
	2024	2023
North America	$35,230	$37,760
International	16,406	19,354

Total	$51,636	$57,114

	For the Three Months Ended March 31,
	2024	2023
Revenue under short-term contracts	$33,940	$33,889
Revenue under longer-term contracts	17,696	23,225

Total	$51,636	$57,114

Contract Liabilities

Timing may differ between the satisfaction of performance obligations and the invoicing and collections of amounts related to the Company’s contracts with customers. Liabilities are recorded for amounts that are collected in advance of the satisfaction of performance obligations. Additionally, certain customers may receive credits, which are accounted for as a material right. The Company estimates these amounts based on the expected amount of future services to be provided to the customer and allocates a portion of the transaction price to these material rights. The Company recognizes these material rights as the material rights are exercised. The resulting material rights amounts included in the contract liabilities on the accompanying Condensed Consolidated Balance Sheets was $1.7 million and $1.9 million at March 31, 2024, and December 31, 2023, respectively.

Contract Liabilities
Year-to-Date Activity
Balance at December 31, 2023	$14,721
Billings	54,290
Revenue Recognized	(51,636)

Balance at March 31, 2024	$17,375

The Company elected to apply the following practical expedients:

•

Existence of a Significant Financing Component in a Contract. As a practical expedient, the Company has not assessed whether a contract has a significant financing component because the Company expects at contract inception that the period between payment by the customer and the transfer of promised goods or services by the Company to the customer will be one year or less. Payment terms and conditions vary by contract type, although terms generally include a requirement of payment within 30 to 90 days. In addition, the Company has determined that the payment terms that the Company provides to its customers are structured primarily for reasons other than the provision of financing to the customer.

•

Costs to Fulfill a Contract. The Company’s revenue is primarily generated from customer contracts that are for one year or less. Costs primarily consist of incentive compensation paid based on the achievement of sales targets. As a practical expedient, for amortization periods that are determined to be one year or less, the Company expenses any incremental costs of obtaining the contract with a customer when incurred. For those customer contracts greater than one year, the Company capitalizes and amortizes the expenses over the period of benefit.•Revenue Invoiced. The Company has applied the practical expedient for certain revenue streams to exclude the value of remaining performance obligations for (i) contracts with an original expected term of one year or less or (ii) contracts for which the Company recognizes revenue in proportion to the amount it has the right to invoice for services performed.

4. Fair Value Measurements

The Company measures certain financial assets and liabilities at fair value on a recurring basis, including short-term investments. The fair value of these financial assets and liabilities was determined based on three levels of input as follows:

•	Level 1. Quoted prices in active markets for identical assets and liabilities;

•	Level 2. Observable inputs other than quoted prices in active markets; and•Level 3. Unobservable inputs.

The fair value hierarchy of the Company’s financial assets carried at fair value and measured on a recurring basis is as follows:

	Fair Value Measurements at March 31, 2024
	March 31, 2024	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Time deposits (1)	$26,204	$—	$26,204	$—
Pooled bond funds	74,545	—	74,545	—

Total short-term investments	$100,749	$—	$100,749	$—

	Fair Value Measurements at December 31, 2023
	December 31, 2023	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Time deposits (1)	$25,877	$—	$25,877	$—
Pooled bond funds	73,724	—	73,724	—

Total short-term investments	$99,601	$—	$99,601	$—

(1)

The Company’s time deposits consist of domestic deposits which mature within six months (Level 2). All level 2 investments are priced using observable inputs, such as quoted prices in markets that are not active and yield curves.

5. Cash, Cash Equivalents and Short-Term Investments

Cash and cash equivalents are carried at cost, which approximates fair market value. As of March 31, 2024 and December 31, 2023, cash and cash equivalents totaled $230.4 million and $226.7 million, respectively.

Investments are recorded at fair value with the related unrealized gains and losses included in accumulated other comprehensive income, a component of stockholders’ equity, net of tax. Realized gains and losses on the sale of these investments are determined using the specific identification method. There were no realized gains or losses as of March 31, 2024 or December 31, 2023.

Short-term investments consisted of the following:

	March 31, 2024
	Adjusted Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Short-term investments:
Time deposits	$26,204	$—	$—	$26,204
Pooled bond funds	73,851	694	—	74,545

Total short-term investments	$100,055	$694	$—	$100,749

	December 31, 2023
	Adjusted Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Short-term investments:
Time deposits	$25,877	$—	$—	$25,877
Pooled bond funds	73,021	703	—	73,724

Total short-term investments	$98,898	$703	$—	$99,601

6. Goodwill and Intangible Assets

Goodwill and indefinite-lived intangible assets are not amortized but are reviewed annually for impairment or more frequently if impairment indicators arise. The Company did not have any intangible assets with indefinite lives other than goodwill as of March 31, 2024 or December 31, 2023. There were no indications of impairment as of March 31, 2024, and the Company believes that, as of the balance sheet dates presented, none of the Company’s goodwill or intangible assets were impaired.

The following table summarizes the Company’s intangible assets, net:

	March 31, 2024
	Estimated Useful Lives (Years)	Gross Carrying Amount	Accumulated Amortization	Net
Customer relationships	5-19	$83,716	$(22,810)	$60,906
Developed websites, technology and patents	10	32,935	(11,493)	21,442
Trademark, trade name and domain name	5-16	7,583	(3,479)	4,104
Proprietary user information database and internet traffic	5	1,100	(1,100)	—
Non-compete agreements	1.5-3	600	(477)	123

Total intangible assets		$125,934	$(39,359)	$86,575

	December 31, 2023
	Estimated Useful Lives (Years)	Gross Carrying Amount	Accumulated Amortization	Net
Customer relationships	5-19	$83,959	$(21,604)	$62,355
Developed websites, technology and patents	10	33,202	(10,802)	22,400
Trademark, trade name and domain name	5-16	7,627	(3,365)	4,262
Proprietary user information database and internet traffic	5	1,106	(1,106)	—
Non-compete agreements	1.5-3	600	(454)	146

Total intangible assets		$126,494	$(37,331)	$89,163

Intangible assets are amortized over their estimated useful lives, which range from eighteen months to nineteen years, using methods of amortization that are expected to reflect the estimated pattern of economic use. The remaining amortization expense will be recognized over a weighted-average period of approximately 6.3 years. Amortization expense was $2.2 million both the three months ended March 31, 2024 and 2023, respectively. Amortization expense relating to developed websites, technology and patents is recorded within costs of revenues. All other amortization is recorded within operating expenses as the remaining intangible assets consist of customer-related assets which generate website traffic that the Company considers to be in support of selling and marketing activities. The Company did not write off any fully amortized intangible assets in the first three months of 2024 or 2023.

The Company expects amortization expense of intangible assets to be as follows:

Years Ending December 31:	Amortization Expense
2024 (April 1 – December 31)	$6,593
2025	8,752
2026	8,698
2027	8,694
2028	8,694
Thereafter	45,144

Total	$86,575

7. Net Income (Loss) Per Common Share

A reconciliation of the numerator and denominator used in the calculation of basic and diluted net income (loss) per common share is as follows:

	For the Three Months Ended March 31,
	2024	2023
Numerator:
Net income (loss)	$(10,088)	$1,645

Denominator:
Basic:
Weighted average shares of common stock and vested, undelivered restricted stock units outstanding	28,510,395	28,757,259

Diluted:
Weighted average shares of common stock and vested, undelivered restricted stock units outstanding	28,510,395	28,757,259
Effect of potentially dilutive shares (1)	—	195,847

Total weighted average shares of common stock and vested, undelivered restricted stock units outstanding and potentially dilutive shares	28,510,395	28,953,106

Net Income Per Common Share:
Basic:
Net income (loss) applicable to common stockholders	$(10,088)	$1,645

Weighted average shares of stock outstanding	28,510,395	28,757,259

Basic net income (loss) per common share	$(0.35)	$0.06

Diluted:
Net income (loss) applicable to common stockholders	$(10,088)	$1,645

Weighted average shares of stock outstanding	28,510,395	28,953,106

Diluted net income (loss) per common share (1)	$(0.35)	$0.06

(1)

In calculating diluted net income per share, 851 thousand shares and 1.3 million shares related to outstanding stock options and unvested, undelivered restricted stock units were excluded for the three months ended March 31, 2024 and 2023, respectively. Additionally, for the three months ended March 31, 2024 and 2023, the interest expense and amortization of note costs relating to the shares issuable upon conversion of our outstanding convertible notes were excluded from the calculation as they would have been anti-dilutive. The interest expense including amortization of note issuance costs, related to convertible notes was $0.6 million for both the three months March 31, 2024 and March 31, 2023.

8. Convertible Notes and Loan Agreement

Convertible Notes

In December 2020, the Company issued $201.3 million in aggregate principal amount of 0.125% convertible senior notes due December 15, 2025 (the “2025 Notes”) and in December 2021, the Company issued $414 million in aggregate principal amount of 0.0% convertible senior notes due December 15, 2026 (the “2026 Notes”). At the time of the issuance of the 2026 Notes, a portion of the outstanding 2025 Notes were exchanged for shares of common stock and cash. In August 2023, the Company repurchased $48.3 million aggregate principal amount of the 2025 Notes for $42.6 million including transaction fees.

As of March 31, 2024, approximately $3 million aggregate principal amount of the 2025 Notes remain outstanding. Further details are included below:

Issuance	Maturity Date	Interest Rate	First Interest Payment Date	Effective Interest Rate	Semi-Annual Interest Payment Dates	Initial Conversion Rate per $1,000 Principal	Initial Conversion Price	Number of Shares (in millions)
2025 Notes	December 15, 2025	0.125%	June 15, 2021	0.8%	June 15, and December 15	14.1977	$70.43	0.1
2026 Notes	December 15, 2026	0.0%	––	0.0%	––	7.6043	$131.50	4.3

Each of the 2025 Notes and the 2026 Notes (collectively, the “Notes”) is governed by an indenture between the Company, as issuer, and U.S. Bank, National Association, as trustee (together the “Indentures”, and each such indenture, an “Indenture”). The Notes are unsecured and rank senior in right of payment to the Company’s future indebtedness that is expressly subordinated in right of payment to the Notes and equal in right of payment to the Company’s unsecured indebtedness that is not so subordinated.

Upon conversion, the Company will pay or deliver, as the case may be, cash, shares of the Company’s common stock or a combination of cash and shares of common stock, at the Company’s election.

Terms of the Notes

Prior to the close of business on September 15, 2025 and September 14, 2026, the 2025 Notes and 2026 Notes, respectively, will be convertible at the option of holders during certain periods, only upon satisfaction of certain conditions set forth below. On or after September 15, 2025 (for the 2025 Notes) and September 14, 2026 (for the 2026 Notes), until the close of business on the second scheduled trading day immediately preceding the applicable maturity date, holders may convert all or any portion of their Notes at the applicable conversion price at any time regardless of whether the conditions set forth below have been met.

Holders may convert all or a portion of their Notes prior to the close of business on the day immediately preceding their respective free convertibility date described above, in multiples of the $1,000 principal amount, only under the following circumstances:

•

during any calendar quarter commencing after the calendar quarter ending on March 31, 2021 for the 2025 Notes and March 31, 2022 for the 2026 Notes (and only during such calendar quarter), if the last reported sales price of the common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the applicable conversion price on each applicable trading day;

•

during the five business day period after any five consecutive trading day period, or the Notes measurement period, in which the “trading price” (as defined in each Indenture) per $1,000 principal amount of Notes for each trading day of the Notes measurement period was less than 98% of the product of the last reported sale price of the Company’s common stock and the conversion rate on each such trading day;

•	if the Company calls any or all of the Notes for redemption, at any time prior to the close of business on September 14, 2025 for the 2025 Notes or September 14, 2026 for the 2026 Notes; or

•	upon the occurrence of specified corporate events as set forth in the Indentures.

As of March 31, 2024, the 2026 Notes and 2025 Notes are not convertible.

Whether the 2026 Notes or the 2025 Notes will be convertible in the future prior to the applicable free convertibility date will depend on the satisfaction of the trading price condition or another conversion condition specified in the Indentures. Since the Company may elect to repay the 2026 Notes and the 2025 Notes in cash, shares of our common stock, or a combination of both, the Company has continued to classify the 2026 and the 2025 Notes as long-term debt on its consolidated balance sheet as of March 31, 2024.

The Notes consist of the following:

	March 31, 2024		December 31, 2023
Liability Component:	2026 Notes	2025 Notes	2026 Notes	2025 Notes
Principal	$414,000	$3,040	$414,000	$3,040
Less: unamortized debt issuance costs	5,954	35	6,500	40

Net carrying amount	$408,046	$3,005	$407,500	$3,000

The following table sets forth total interest expense recognized related to the Notes:

	March 31, 2024	March 31, 2023
0.125% Coupon on 2025 Notes	$1	$16
Amortization of debt discount and transaction costs	550	627

	$551	$643

The fair value of the Notes, which was determined based on inputs that are observable in the market or that could be derived from, or corroborated with, observable market data, quoted prices of the Notes in an over-the-counter market (Level 2), and carrying value of debt instruments (carrying value excludes the equity component of the Company’s convertible notes classified in equity) were as follows:

	March 31, 2024		December 31, 2023
	Fair Value	Carrying Value	Fair Value	Carrying Value
Convertible senior notes	$395,732	$411,051	$347,087	$410,500

2021 Loan Agreement

On October 29, 2021, the Company entered into a Loan and Security Agreement with Western Alliance Bank, as administrative agent and collateral agent for the lenders, and the banks and other financial institutions or entities from time to time party thereto as lenders (the “2021 Loan Agreement”). The 2021 Loan Agreement provided for a $75 million revolving credit facility with a $5 million letter-of-credit sublimit and expired on October 29, 2023. The 2021 Loan Agreement was secured by substantially all of the Company’s assets. Borrowings under the 2021 Loan Agreement bore interest based on a formula using certain market rates. The 2021 Loan Agreement was subject to various leverage and non-financial covenants. The 2021 Loan Agreement matured on its stated maturity date of October 29, 2023.

9. Leases and Contingencies

The Company conducts its operations in leased office facilities under various noncancelable operating lease agreements that expire through December 2029.

On October 26, 2017, the Company entered into a Third Amendment (the “Third Amendment”) to the lease agreement for office space in Newton, Massachusetts, dated as of August 4, 2009 (the “Newton Lease”). The Third Amendment extended the lease term to December 31, 2029 and preserves the Company’s option to extend the term for an additional five-year period subject to certain terms and conditions set forth in the Newton Lease. The Third Amendment reduced the rentable space from approximately 110,000 square feet to approximately 74,000 square feet effective January 1, 2018. As of January 1, 2018, base monthly rent under the Third Amendment is $0.3 million. The base rent increases biennially at a rate averaging approximately 1% per year, as of January 1, 2023. The Company remains responsible for certain other costs under the Third Amendment, including operating expense and taxes.

In April 2021, the Company entered into a Fourth Amendment (the “Fourth Amendment”) to the lease agreement. The Fourth Amendment became effective during May 2021. The Fourth Amendment reduced the rentable space from approximately 74,000 square feet to approximately 68,000 square feet and provided the Company with a one-time payment of approximately $0.6 million. As of May 1, 2021, base monthly rent is approximately $0.3 million per month. All other terms and conditions are substantially similar to those terms in the Third Amendment.

Certain of the Company’s operating leases, including the Newton Lease, include lease incentives and escalating payment amounts and are renewable for varying periods. The Company recognizes the related rent expense on a straight-line basis over the term of each lease, taking into account the lease incentives and escalating lease payments.

The Company has various non-cancelable lease agreements for certain of its offices with original lease periods expiring between 2024 and 2029. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain it will exercise that option. Leases with renewal options allow the Company to extend the lease term typically between 1 and 5 years. When determining the lease term, renewal options reasonably certain of being exercised are included in the lease term. When determining if a renewal option is reasonably certain of being exercised, the Company considers several economic factors, including but not limited to, the significance of leasehold improvements incurred on the property, whether the asset is difficult to replace, underlying contractual obligations, or specific characteristics unique to that particular lease that would make it reasonably certain that the Company would exercise such option. Renewal and termination options were generally not included in the lease term for the Company’s existing operating leases. Certain of the arrangements have discounted rent periods or escalating rent payment provisions. Leases with an initial term of twelve months or less are not recorded on the condensed consolidated balance sheets. The Company recognizes rent expense on a straight-line basis over the lease term.

As of March 31, 2024, operating lease assets were $16.3 million and operating lease liabilities were $19.8 million. The maturities of the Company’s operating lease liabilities as of March 31, 2024 were as follows:

Years Ending December 31:	Minimum Lease Payments
2024 (April 1 – December 31)	$3,729
2025	4,068
2026	3,975
2027	3,566
2028	3,402
Thereafter	3,333

Total future minimum lease payments	22,073
Less imputed interest	2,254

Total operating lease liabilities	$19,819

Included in the Consolidated Balance Sheet:
Current operating lease liability	$4,161
Non-current operating lease liability	15,658

Total operating lease liabilities	$19,819

For the three months ended March 31, 2024 and 2023, the total lease cost was comprised of the following amounts:

	Three Months Ended March 31,
	2024	2023
Operating lease expense	$1,029	$1,056
Short-term lease expense	4	4

Total lease expense	$1,033	$1,060

The following summarizes additional information related to operating leases as of March 31, 2024:

As of March 31, 2024
Weighted-average remaining lease term — operating leases	3.2
Weighted-average discount rate — operating leases	3.4%

If the rate implicit in the lease is not readily determinable, the Company uses its incremental borrowing rate as the discount rate. The Company uses its best judgment when determining the incremental borrowing rate, which is the rate of interest that the Company would have to pay to borrow on a collateralized basis over a similar term to the lease payments in a similar currency.

Litigation

From time to time and in the ordinary course of business, the Company may be subject to various claims, charges, and litigation. At March 31, 2024 and December 31, 2023, the Company did not have any pending or threatened claims, charges, or litigation that it expects would have a material adverse effect on its condensed consolidated financial position, results of operations, or cash flows.

10. Stock-Based Compensation

Stock Option and Incentive Plans

In April 2007, the Company’s board of directors approved the TechTarget, Inc. 2007 Stock Option and Incentive Plan (the “2007 Plan”), which was approved by the stockholders of the Company and became effective upon the consummation of the Company’s IPO in May 2007. The 2007 Plan allowed the Company to grant incentive stock options (“ISOs”), non-qualified stock options (“NSOs”), stock appreciation rights, deferred stock awards, restricted stock units and other awards. Under the 2007 Plan, stock options could not be granted at less than fair market value on the date of grant and grants generally vested over a three- to four-year period. Stock options granted under the 2007 Plan expire no later than ten years after the grant date. Additionally, beginning with awards made in August 2015, the Company had the option to direct a net issuance of shares for satisfaction of tax liability with respect to vesting of awards and delivery of shares. Prior to August 2015, this choice of settlement method was solely at the discretion of the award recipient. The 2007 Plan expired in May 2017.

No new awards may be granted under the 2007 Plan; however, the shares of common stock remaining in the 2007 Plan are available for issuance in connection with previously awarded grants under the 2007 Plan. There are 20,000 shares of common stock that remain subject to outstanding stock grants under the 2007 Plan as of March 31, 2024.

In March 2017, the Company’s board of directors approved the TechTarget, Inc. 2017 Stock Option and Incentive Plan (the “2017 Plan”), which was approved by the stockholders of the Company at the 2017 Annual Meeting and became effective June 16, 2017. The 2017 Plan replaces the Company’s 2007 Plan. On June 16, 2017, 3,000,000 shares of the Company’s common stock were reserved for issuance under the 2017 Plan and, generally, shares that are forfeited or canceled from awards under the 2017 Plan also will be available for future awards. In April 2021, the stockholders of the Company authorized the issuance of up to an additional 3,800,000 shares of the Company’s common stock under the 2017 Plan. Under the 2017 Plan, the Company may grant restricted stock and restricted stock units, non-qualified stock options, stock appreciation rights, performance awards, and other stock-based and cash-based awards. Grants generally vest in equal tranches over a three-year period. Stock options granted under the 2017 Plan expire no later than ten years after the grant date. Shares of stock issued pursuant to restricted stock awards are restricted in that they are not transferable until they vest. Shares of stock underlying awards of restricted stock units are not issued until the units vest. Non-qualified stock options cannot be exercised until they vest. Under the 2017 Plan, all stock options and stock appreciation rights must be granted with an exercise price that is at least equal to the fair market value of the common stock on the date of grant. The 2017 Plan broadly prohibits the repricing of options and stock appreciation rights without stockholder approval and requires that no dividends or dividend equivalents be paid with respect to options or stock appreciation rights. The 2017 Plan further provides that, in the event any dividends or dividend equivalents are declared with respect to restricted stock, restricted stock units, other stock-based awards and performance awards (referred to as “full-value awards”), such dividends or dividend equivalents would be subject to the same vesting and forfeiture provisions as the underlying award. There are a total of 1,610,350 shares of common stock that remain subject to outstanding stock-based grants under the 2017 Plan as of March 31, 2024. A total of 1,648,534 shares of common stock remain available for issuance under the 2017 Plan as of March 31, 2024.

Employee Stock Purchase Plan

In April 2022, the Company’s board of directors approved the TechTarget, Inc. 2022 Employee Stock Purchase Plan (the “ESPP”), which was approved by the stockholders of the Company at the 2022 Annual Meeting of Stockholders and became effective June 7, 2022. On June 7, 2022, 600,000 shares of the Company’s common stock were reserved for issuance under the ESPP. After the initial offering period of three months, commencing September 1, 2022, eligible employees may be offered shares of common stock over a twelve-month offering period, which consists of two consecutive six-month purchase periods. Employees may purchase a limited amount (up to $25,000) of shares of the Company’s common stock under the ESPP at a discount of up to 15% of the lesser of the market value of the common stock at either (a) the beginning of the six-month purchase period during which the shares of common stock are purchased or (b) the end of such six-month purchase period. As of March 31, 2024, 545,556 shares of common stock remain available for issuance under the ESPP.

Accounting for Stock-Based Compensation

The Company uses the Black-Scholes option pricing model to calculate the grant date fair value of an award.

The expected volatility of options granted has been determined using a weighted average of the historical volatility of the Company’s common stock for a period equal to the expected life of the option. The expected life of options has been determined utilizing the “simplified” method. The risk-free interest rate is based on a zero coupon U.S. treasury instrument whose term is consistent with the expected life of the stock options. The Company has not paid and does not anticipate paying cash dividends on its shares of common stock; therefore, the expected dividend yield is assumed to be zero. The Company applied an estimated annual forfeiture rate based on historical averages in determining the expense recorded in each period.

A summary of the stock option activity under the Company’s plans for the three months ended March 31, 2024 is presented below:

Three Month Activity	Options Outstanding	Weighted- Average Exercise Price Per Share	Weighted- Average Remaining Contractual Term in Years	Aggregate Intrinsic Value(1)
Options outstanding at December 31, 2023	140,000	$38.22	—	—
Granted	—	—	—	—
Exercised	—	—	—	—
Forfeited	—	—	—	—
Cancelled	—	—	—	—
Options outstanding at March 31, 2024	140,000	$38.22	6.10	$977,750

Options exercisable at March 31, 2024	115,000	$38.61	5.43	$977,750

Options vested or expected to vest at March 31, 2024	136,628	$38.23	6.09	$977,750

(1)

The aggregate intrinsic value was calculated based on the positive difference between the fair value of the Company’s common stock on March 31, 2024 of $33.08 per share and the exercise price of the underlying options. The total intrinsic value of options exercised was $0 and $81 thousand during the three months ended March 31, 2024 and March 31, 2023, respectively.

The total amount of cash received from exercise of these options was approximately $0 during the three months ended March 31, 2024. The total amount of cash received from exercise of these options was approximately $18 thousand during the three months ended March 31, 2023.

Restricted Stock Units

Restricted stock units are valued at the market price of a share of the Company’s common stock on the date of the grant. A summary of the restricted stock unit activity under the Company’s plans for the three months ended March 31, 2024 is presented below:

Year-to-Date Activity	Shares	Weighted- Average Grant Date Fair Value Per Share	Aggregate Intrinsic Value
Nonvested outstanding at December 31, 2023	1,573,548	$50.22	—
Granted	10,000	34.09	—
Vested	(86,098)	47.60	—
Forfeited	(8,100)	53.95	—

Nonvested outstanding at March 31, 2024	1,489,350	$50.24	$49,267,698

There were 86,098 restricted stock units with a total grant-date fair value of $4.1 million that vested during the three months ended March 31, 2024. There were 68,357 restricted stock units with a total grant-date fair value of $4.3 million that vested during the three months ended March 31, 2023.

As of March 31, 2024, there was $49.3 million of total unrecognized compensation expense related to stock options and restricted stock units, which is expected to be recognized over a weighted average period of 1.6 years.

ESPP Valuation Assumptions

The valuation of ESPP purchase rights and the underlying weighted-average assumptions are summarized as follows:

March 31, 2024
ESPP:
Expected term in years	0.50
Risk-free interest rate	5.44%
Expected volatility	43%
Expected dividend yield	—%
Weighted-average fair value per right granted	$8.54

11. Stockholders’ Equity

Common Stock Repurchase Programs

In May 2022, the Company announced that its board of directors had authorized a stock repurchase program (the “May 2022 Repurchase Program”) whereby the Company was authorized to repurchase shares of the Company’s common stock having an aggregate purchase prices of up to $50.0 million from time to time on the open market or in privately negotiated transactions at prices and in the manner determined by management. There were no amounts purchased under this plan for the three months ended March 31, 2024 and March 31, 2023, respectively. As of March 31, 2024, no amounts remained available under the May 2022 Repurchase Program.

In November 2022, the Company announced that its board of directors had authorized a repurchase program (the “November 2022 Repurchase Program”) whereby the Company was authorized to repurchase shares of the Company’s common stock and Notes having an aggregate purchase price of up to $200.0 million from time to time on the open market or in privately negotiated transactions at prices and in the manner determined by management over the next two years. During the three month period ended March 31, 2023, the Company repurchased 581,295 shares for an aggregate purchase price of $25.0 million at an average share price of $42.99 under the November 2022 Repurchase Program. There were no amounts purchased under this plan for the three months ended March 31, 2024. As of March 31, 2024, $92.9 million remained available under the November 2022 Repurchase Program.

Repurchased shares are recorded under the cost method and are reflected as treasury stock in the accompanying Condensed Consolidated Balance Sheets. The Company is restricted from making any repurchases during the period between the execution of the Transaction Agreement and the closing of the proposed transaction without Informa’s approval.

Reserved Common Stock

As of March 31, 2024, the Company has reserved (i) 3,278,884 shares of common stock for settlement of outstanding and unexercised options, issuance following vesting of outstanding restricted stock units, and future awards available for grant under the 2007 Plan and 2017 Plan, (ii) 545,556 shares of common stock for use in settling purchases under the ESPP and (iii) 4,389,127 shares of common stock which may be issuable upon conversion of the Notes.

12. Income Taxes

The Company measures its interim period tax expense using an estimated annual effective tax rate and adjustments for discrete taxable events that occur during the interim period. The estimated annual effective income tax rate is based upon the Company’s estimations of annual pre-tax income, the geographic mix of pre-tax income, and its interpretations of tax laws. The Company updates the estimate of its annual effective tax rate at the end of each quarterly period. The Company recorded income tax expense of $2.2 million for the three months ended March 31, 2024 primarily as a result of expenses not currently deductible for tax resulting in taxable income in certain jurisdictions. The tax expense for the three months ended March 31, 2024 increased by approximately $0.8 million, as compared to the same period in 2023, primarily due to an increase in nondeductible expenses. The Company recorded income tax expense of $1.4 million for the three months ended March 31, 2023.

13. Segment Information

The Company views its operations and manages its business as one operating segment which is the business of providing purchase intent marketing and sales services. The Company aggregated its operating segment based upon the similar economic and operating characteristics of its operations.

Geographic Data

Net sales by campaign target area were as follows (1):

	For the Three Months Ended March 31,
	2024	2023
North America	$35,230	$37,760
International	16,406	19,354

Total	$51,636	$57,114

(1)	Net sales to customers by campaign target area is based on the geo-targeted (target audience) location of the campaign.

Net sales to unaffiliated customers by geographic area were as follows (2):

	For the Three Months Ended March 31,
	2024	2023
United States	$39,751	$43,674
United Kingdom	5,035	6,068
Other international	6,850	7,372

Total	$51,636	$57,114

(2)	Net sales to unaffiliated customers by geographic area is based on the customers’ current billing addresses and does not consider the geo-targeted (target audience) location of the campaign.

Long-lived assets by geographic area were as follows:

	March 31, 2024	December 31, 2023
United States	221,130	$221,394
International	84,743	86,760

Total	$305,873	$308,154

Long-lived assets are comprised of property and equipment, net; goodwill; and intangible assets, net. No single country outside of the U.S. and the United Kingdom accounted for 1% or more of the Company’s long-lived assets during either of these periods.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the condensed consolidated financial statements and accompanying notes included elsewhere in this Quarterly Report on Form 10-Q. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors including those discussed below in this Quarterly Report on Form 10-Q, in our Annual Report on Form 10-K for the year ended December 31, 2023 under Part I, Item 1A, “Risk Factors,” and in the other documents we file with the Securities and Exchange Commission. Please refer to “Cautionary Note Regarding Forward-Looking Statements” on page 33 of this Quarterly Report on Form 10-Q.

Overview

Background

TechTarget, Inc. (the “Company”, “we”, “us” or “our”) is a global data, software and analytics leader for purchase intent-driven marketing and sales data which delivers business impact for business-to-business (“B2B”) companies. Our solutions are designed to enable B2B technology companies to identify, reach, and influence key enterprise technology decision makers faster and with higher efficacy. We offer products and services intended to improve information technology (“IT”) vendors’ abilities to impact highly targeted audiences for business growth using advanced targeting, first-party analytics and data services complemented with customized marketing programs that integrate content creation, demand generation, brand marketing, and other advertising techniques.

Our goal is to enable enterprise technology and business professionals to navigate the complex and rapidly-changing enterprise technology landscape where purchasing decisions can have significant financial and operational consequences. Our content strategy includes three primary sources which enterprise technology and business professionals use to assist them in their pre-purchase research: independent content provided by our professionals, vendor-generated content provided by our customers and member-generated or peer-to-peer content. In addition to utilizing our independent editorial content, registered members and users appreciate the ability to deepen their pre-purchase research by accessing the extensive vendor-supplied content available across our virtual events, webinar channels and website network (collectively, our “Network”). Likewise, these members and users can derive significant additional value from the ability our Network provides to seamlessly interact with and contribute to information exchanges.

We had approximately 32.1 million and 30.7 million registered members and users, which we refer to as our “audiences”, as of March 31, 2024 and 2023, respectively. While the size of our audiences does not provide direct insight into our customer numbers or our revenue, we believe the value of the services we sell to our customers is a direct result of the breadth and reach of this content footprint. This footprint creates the opportunity for our clients to gain business leverage by targeting our audiences through customized marketing programs. Likewise, the behavior exhibited by these audiences enables us to provide our customers with data products designed to improve their marketing and sales efforts. The targeted nature of our audiences enables B2B technology companies to reach a specialized audience efficiently because our content is highly segmented and aligned with the B2B technology companies’ specific products.

Through our ability to identify, reach and influence key decision makers, we have developed a broad customer base and, in 2024, expect to deliver marketing and sales services programs to over 1,350 customers.

On January 10, 2024, we entered into an Agreement and Plan of Merger (the “Transaction Agreement”) with Informa PLC (“Informa”) and certain of our and their subsidiaries. Pursuant to the Transaction Agreement, we and Informa, among other things, agreed to combine our businesses with the business of Informa Intrepid Holdings Inc. (“Informa Tech”), a wholly owned subsidiary of Informa which will own and operate Informa’s digital businesses (Industry Dive, Omdia (including Canalys)), NetLine and certain of its digital media brands (e.g. Information Week, Light Reading, and AI Business), under a new publicly traded holding company (“New TechTarget”). Upon closing, among other things, Informa and its subsidiaries will collectively own 57% of the outstanding common stock of New TechTarget (on a fully diluted basis) and our former stockholders will own the remaining outstanding common stock of New TechTarget. Our former stockholders will also receive a pro rata share of an amount in cash equal to $350 million plus the amount of any EBITDA adjustment (as defined in the Transaction Agreement), which is estimated as of the date of the Transaction Agreement to be approximately $11.79 per share of our common stock. The various transactions set forth in the Transaction Agreement (the “proposed transaction”) are expected to close in the second half of 2024, subject to satisfaction or waiver of certain customary conditions.

We will be required to pay Informa a termination fee between $30.0 and $40.0 million if the Transaction Agreement is terminated under certain specified circumstances, including termination by us in connection with our entry into an agreement with respect to a Toro Superior Proposal (as defined in the Transaction Agreement) prior to us receiving stockholder approval of the proposed transaction, or termination by Informa upon a Toro Change in Recommendation (as defined in the Transaction Agreement).

Executive Summary

Financial Results For the Three Months Ended March 31, 2024

Our revenue for the three months ended March 31, 2024 decreased by $5.5 million, or 10%, to $51.6 million, compared with $57.1 million, during the same period in 2023. We saw decreased customer spend across our product suite as continued macro-economic uncertainty in the technology sector remains prevalent. The amount of revenue that we derived from longer-term contracts, which we define as contracts with a term in excess of 270 days, in the first quarter of 2024 decreased 24%, compared to the first quarter of 2023.

Our international geo-targeted revenue, where our target audience is outside North America (“International”), decreased approximately 15% for the three months ended March 31, 2024, compared with the prior year period driven by the items noted above.

Gross profit percentage was 62% and 68% for the three months ended March 31, 2024 and 2023, respectively. Gross profit decreased by $7.3 million, mainly due to the decrease in revenue compared to the same period a year ago.

Business Trends

The following discussion highlights key trends affecting our business.

•

Macro-economic Conditions. Because most of our customers are B2B technology companies, the success of our business is intrinsically linked to the health, and subject to the market conditions, of the IT industry. Despite the current uncertainty in the economy (i.e. inflation risks, higher interest rates, Russia’s invasion of the Ukraine and conflict in the Middle East), there are several factors indicating positive IT spending over the next few years is likely. We believe there are several IT catalysts such as AI, security, data analytics, and cloud migrations, to name a few. Our growth continues to be driven in large part by the return on the investments we made in our data analytics suite of products, which continues to drive market share gains for us. While we will continue to invest in this growth area, management will also continue to carefully control discretionary spending such as travel and entertainment, and the filling of new and replacement positions, in an effort to maintain profit margins and cash flows.

•

Industry Trends. Our business has been and is likely to continue to be impacted by macro-economic conditions. The macro-economic uncertainty has created a challenging selling environment where we have seen elongated sales cycles, budget cuts and freezes at many of our customers, which has impacted our near-term outlook. We are seeing our international markets perform worse than our domestic markets. We expect this dynamic to continue throughout 2024 because of uncertainty surrounding inflation, interest rates, the presidential election and geopolitical issues internationally.

•

Customer Demographics. In the three months ended March 31, 2024, revenue from our legacy global customers (a static cohort comprised of our 10 historically largest on premises hardware technology companies), increased by approximately 1%, compared to the same period in the prior year. The metric measures the year-over-year increase in GAAP revenue from this cohort of customers and is calculated by dividing the GAAP revenue from this cohort of customers for the current year by the GAAP revenue from this cohort of customers for the prior year. We use this information to monitor customer concentration trends within the Company, which we deem an important metric for evaluating revenue diversification. Revenue from our other customers, excluding the legacy global customers described above, decreased by approximately 12%, compared to the same three month period in the prior year.

Our key strategic initiatives include:

•

Geographic. During the three months ended March 31, 2024, approximately 32% of our revenue was derived from internationally targeted campaigns, respectively. We continue to explore initiatives to grow our international presence.

•

Product. Purchase intent data continues to drive our product road strategy. During 2024, we intend to improve upon our Priority EngineTM offering through Account Intent Feeds, continue enhancement of our IntentMail AI offering, as well as expanding our integration offerings to sales engagement platforms.

Our revenue decreased approximately 10% for the three months ended March 31, 2024 compared to the same period in the prior year, which was primarily driven by the factors noted above.

Sources of revenues

Revenue changes for the three month period ended March 31, 2024, as compared to the same period in 2023, are shown in the table below. See the discussion above and Notes 3 and 13 to our condensed consolidated financial statements for additional information on our revenues.

	For the Three Months Ended March 31,
(dollars in thousands)	2024	2023
North America	$35,230	$37,760	-7%
International	16,406	19,354	-15%

Total	$51,636	$57,114	-10%

	For the Three Months Ended March 31,
(dollars in thousands)	2024	2023
Revenue under short-term contracts	$33,940	$33,889	0%
Revenue under longer-term contracts	17,696	23,225	-24%

Total	$51,636	$57,114	-10%

We sell customized marketing programs to B2B technology companies targeting a specific audience within a particular enterprise technology or business sector or sub-sector. We maintain multiple points of contact with our customers to provide support throughout their organizations and their customers’ IT sales cycles. As a result, our customers often run multiple advertising programs with us in order to target their desired audience of enterprise technology and business professionals more effectively. There are multiple factors that can impact our customers’ marketing and advertising objectives and spending with us, including but not limited to, IT product launches, increases or decreases to their advertising budgets, the timing of key industry marketing events, responses to competitor activities and efforts to address specific marketing objectives such as creating brand awareness or generating sales leads. Our products and services are generally delivered under short-term contracts that run for the length of a given program, typically less than nine months. In the quarter ended March 31, 2024, approximately 34% of our revenues were from longer-term contracts.

Product and Service Offerings

We use our offerings to provide B2B technology companies with numerous touch points to identify, reach and influence key enterprise technology decision makers. The following is a description of the products and services we offer:

•

IT Deal Alert™ . A suite of data, software and services for B2B technology companies that leverages the detailed purchase intent data we collect on enterprise technology organizations and professionals researching IT purchases via our network of websites and our webinar community platform. Through our proprietary data-capture and scoring methodologies, we use this insight to help our customers identify and prioritize accounts and contacts whose content consumption and online research activities around specific enterprise technology topics indicate that they are “in-market” for a particular B2B technology product or service. The suite of products and services includes Priority Engine™ and Qualified Sales Opportunities™. Priority Engine™ is a subscription service powered by our Activity Intelligence™ platform, which integrates with customer relationship management (“CRM”) and marketing automation platforms (“MAPs”) including Salesforce.com, Marketo, Hubspot, Eloqua, Pardot, and Integrate. The service delivers lead generation workflow solutions designed to enable marketers and sales forces to identify and prioritize accounts and individuals actively researching new technology purchases or upgrades, and then to engage those active prospects. We launched IntentMail AITM in December 2023, which is Priority Engine’s AI-powered messaging feature, which enables sellers to automatically generate personalized email copy. Qualified Sales Opportunities™ is a product that profiles specific in-progress purchase projects via surveys and interviews with business technology professionals whose research activity and content consumption is indicative of a pending technology purchase. Qualified Sales Opportunities™ includes information on project scope, purchase criteria and vendors considered.

•

Demand Solutions. Our offerings enable our customers to reach and influence prospective buyers through content marketing programs, such as white papers, webcasts, podcasts, videocasts, virtual trade shows, and content sponsorships, designed to generate demand for their solutions, and through display advertising and other brand programs that influence consideration by prospective buyers. We believe this allows B2B technology companies to maximize ROI on marketing and sales expenditures by capturing sales leads from the distribution and promotion of content to our audience of enterprise technology and business professionals.

•

Brand Solutions. Our suite of brand solutions provide B2B technology companies with direct exposure to targeted audiences of enterprise technology and business professionals that are actively researching information related to their products and services. We leverage our Activity Intelligence™ platform to enable significant segmentation and behavioral targeting of audiences to improve the relevancy of digital ads to the researcher’s needs. Branding solutions include on-network banner advertising and digital sponsorships, off-network banner targeting, and microsites and other related formats.

•

Custom Content Creation. We deliver market insights and guidance to B2B technology companies through our Enterprise Strategy Group annual research and advisory subscription programs, custom market research services, and consulting engagements. In addition, our Enterprise Strategy Group experts author custom content products including technical and economic validations, white papers, infographics, videos and webinars. This content can be leveraged by B2B technology marketers to support product launches, enable demand-generation campaigns, and establish overall thought leadership. We also create white papers, case studies, webcasts or videos to our customers’ specifications. These customized content assets are then promoted to our audience within both demand solutions and brand solutions programs. Additionally, we offer off-the-shelf editorial sponsorship products on topics aligned to customer markets, enabling them to engage and generate demand via packaged content created by our editorial staff to educate technology researchers on new technology trends and feature options.

•

BrightTALK platform. Allows our customers to create, host and promote webinars, virtual events and video content. Customers create their own hosted Channels on the platform where they schedule both live and on-demand webinars for promotion to BrightTALK’s community of in-market accounts and individuals. The BrightTALK Channel also enables customers to self-administer lead generation campaigns, set up workflow integrations between the Channel and their CRM and MAP systems, and access reporting detailing the size and growth of their community of subscribers over time. Customers may also create an off-network embedded Channel page on their own corporate website featuring content in their BrightTALK Channel, as well as an embedded BrightTALK registration form that captures and converts interested individuals to marketing leads.

Cost of Revenue, Operating Expenses, and Other

Expenses consist of cost of revenue, selling and marketing, product development, general and administrative, depreciation and amortization, and interest and other expense, net. Personnel-related costs are a significant component of each of these expense categories except for depreciation and amortization and interest and other expense, net.

Cost of Revenue. Cost of revenue consists primarily of salaries and related personnel costs; member acquisition expenses (primarily keyword purchases from leading internet search sites); lead generation expenses; freelance writer expenses; website hosting costs; vendor expenses associated with the delivery of webcast, podcast, videocast and similar content and other offerings; stock-based compensation expenses; facility expenses and other related overhead.

Selling and Marketing. Selling and marketing expenses consist primarily of: salaries and related personnel costs; sales commissions; travel-related expenses; stock-based compensation expenses; facility expenses and other related overhead. Sales commissions are recorded as expense when earned by the employee.

Product Development. Product development includes the creation and maintenance of our network of websites, advertiser offerings and technical infrastructure. Product development expense consists primarily of salaries and related personnel costs; stock-based compensation expenses; facility expenses, and other related overhead.

General and Administrative. General and administrative expenses consist primarily of salaries and related personnel costs; facility expenses and related overhead; accounting, legal and other professional fees; and stock-based compensation expenses. For the three months ended March, 31, 2024, this also includes legal and other costs related to the proposed transaction with Informa.

Transaction and related expenses. Cost related to the merger of the digital businesses of Informa’s Informa Tech Division with TechTarget Inc, including fees paid for financial advisors, legal services, planning costs, professional accounting and other services.

Depreciation. Depreciation expense consists of the depreciation of our property and equipment and other capitalized assets. Depreciation is calculated using the straight-line method over their estimated useful lives, ranging from three to ten years.

Amortization. Amortization expense consists of the amortization of intangible assets recorded in connection with our acquisitions, including changes in the value of contingent consideration in relation to certain of the acquisitions. Separable intangible assets that are not deemed to have an indefinite life are amortized over their estimated useful lives, which range from eighteen months to nineteen years, using methods that are expected to reflect the estimated pattern of economic use.

Interest and Other Expense, Net. Interest expense, net consists primarily of interest costs (offset by interest income), inducement expense and the related amortization of deferred issuance costs on our Notes and amounts borrowed under our current and our prior loan agreements and amortization of premiums on our investments, less any interest income earned on cash, cash equivalents and short-term investments. We historically have invested our cash in money market accounts, municipal bonds, government agency bonds, U.S. Treasury securities, and corporate bonds. Other expense, net consists primarily of non-operating gains or losses, primarily related to realized and unrealized foreign currency gains and losses on trade assets and liabilities.

Application of Critical Accounting Policies and Use of Estimates

The discussion of our financial condition and results of operations is based upon our condensed consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these financial statements requires us to make estimates, judgments and assumptions that affect the reported amount of assets, liabilities, revenue and expenses and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates, including those related to revenue, long-lived assets, goodwill, allowance for doubtful accounts, stock-based compensation, contingent liabilities, self-insurance accruals and income taxes. We base our estimates of the carrying value of certain assets and liabilities on historical experience and on various other assumptions that we believe to be reasonable. In some cases, changes in accounting estimates are reasonably likely to occur from period to period. Our actual results may differ from these estimates under different assumptions or conditions.

Our critical accounting policies are those that affect our more significant judgments used in the preparation of our condensed consolidated financial statements. A description of our critical accounting policies and estimates is contained in our Annual Report on Form 10-K for the year ended December 31, 2023. Other than those noted in Note 2 to our condensed consolidated financial statements, there were no material changes to our critical accounting policies and estimates during the first three months of 2024.

Income Taxes

We are subject to income taxes in both the U.S. and foreign jurisdictions, and we use estimates in determining our provision for income taxes. We recognize deferred tax assets and liabilities based on temporary differences between the financial reporting and income tax bases of assets and liabilities using statutory rates expected to be in effect when such differences are settled.

Our net deferred tax liabilities are comprised primarily of book to tax differences on stock-based compensation, intangible asset basis, net operating loss carryforwards, valuation allowance and timing of deductions for right-of-use assets and lease liabilities, research and development expenditures, accrued expenses, depreciation, and amortization.

Results of Operations

The following table sets forth our results of operations for the periods indicated, including percentage of total revenue:

	Three Months Ended March 31,
(dollars in thousands)	2024		2023
Revenue	$51,636	100%	$57,114	100%
Cost of revenue	19,158	37%	17,350	30%
Amortization of acquired technology	702	1%	673	1%

Gross profit	31,776	62%	39,091	68%
Operating expenses:
Selling and marketing	22,963	44%	24,756	43%
Product development	2,753	5%	2,609	5%
General and administrative	6,695	13%	7,918	14%
Transaction and related expenses	6,526	13%	—	0%
Depreciation	2,311	4%	2,000	4%
Amortization	1,498	3%	1,493	3%

Total operating expenses	42,746	83%	38,776	68%

Operating income (loss)	(10,970)	-21%	315	1%
Interest and other income, net	3,072	6%	2,757	5%

Income (loss) before provision for income taxes	(7,898)	-15%	3,072	5%
Provision for income taxes	2,190	4%	1,427	2%

Net income (loss)	$(10,088)	-20%	$1,645	3%

Comparison of Three Months Ended March 31, 2024 and March 31, 2023

Revenue

	Three Months Ended March 31,
(dollars in thousands)	2024	2023	Decrease	Percent Change
Revenue	$51,636	$57,114	$(5,478)	-10%

Revenue decreased by $5.5 million for the three months ended March 31, 2024, as compared to the same period in 2023, primarily due to the following:

•	189 new customers during the first quarter of 2024 which resulted in increased revenues of approximately $3.6 million.

•	Our existing customers decreased their spend by approximately $9.1 million.

Cost of Revenue and Gross Profit

	Three Months Ended March 31,
(dollars in thousands)	2024	2023	Increase (Decrease)	Percent Change
Cost of revenue	$19,158	$17,350	$1,808	10%
Amortization of acquired technology	702	673	29	4%

Total cost of revenue	$19,860	$18,023	$1,837	10%

Gross profit	$31,776	$39,091	$(7,315)	-19%
Gross profit percentage	62%	68%

Cost of Revenue. Cost of Revenue for the three months ended March 31, 2024 increased by $1.8 million as compared to the three months ended March 31, 2023, primarily due to the following:

•	$0.7 million increase in labor and related costs;

•	$0.7 million increase in variable costs attributable to contracted costs related to fulfilling campaigns; and

•	•$0.3 million increase in depreciation expense.

Gross Profit. Our gross profit is equal to the difference between our revenue and our cost of revenue for the period. Gross profit percentage was 62% and 68% for the three months ended March 31, 2024 and 2023, respectively. Gross profit decreased by $7.3 million in the three months ended March 31, 2024 compared to the same period in 2023, primarily due to decreased revenue compared to the same period a year ago. Because the majority of our costs are labor-related, we expect our gross profit to fluctuate from period to period depending on the total revenue for the period.

Operating Expenses and Other

	Three Months Ended March 31,
(dollars in thousands)	2024	2023	Increase (Decrease)	Percent Change
Operating expenses:
Selling and marketing	$22,963	$24,756	$(1,793)	-7%
Product development	2,753	2,609	144	6%
General and administrative	6,695	7,918	(1,223)	-15%
Transaction and related expenses	6,526	—	6,526	100%
Depreciation	2,311	2,000	311	16%
Amortization	1,498	1,493	5	0%

Total operating expenses	$42,746	$38,776	$3,970	10%

Interest and other income, net	$3,072	$2,757	$315	11%

Provision for income taxes	$2,190	$1,427	$763	53%

Selling and Marketing. Selling and marketing expenses decreased by $1.8 million for the three months ended March 31, 2024 as compared to the same period in 2023, primarily due to a $1.1 million decrease in stock based compensation and a $0.5 million decrease in labor and related costs.

Product Development. Product development expenses increased by $0.1 million for the three months ended March 31, 2024 as compared to the same period in 2023, primarily due to a $0.2 million increase in labor and related costs.

General and Administrative. General and administrative expenses decreased by $1.2 million for the three months ended March 31, 2024 as compared to the same period in 2023, primarily due to $1.7 million decrease in bad debt expense offset by a $0.4 million increase in stock based compensation.

Transaction and related expenses. Transaction and related expenses increased by $6.5 million for the three months ended March 31, 2024 as compared to the same period in 2023, primarily due to a $6.5 million increase in legal and advisor costs relating to the proposed transaction.

Depreciation. Depreciation expense increased by $0.3 million for the three months ended March 31, 2024 as compared to the same period in 2023, primarily due to increased capitalized software expenditures.

Amortization. Amortization expense was approximately the same for the three months ended March 31, 2024 as compared to the same period in 2023.

Interest and other income, net. Interest and other income, net, increased by $0.3 million for the three months ended March 31, 2024 as compared to the same period in 2023, primarily due to a $0.4 million increase in interest income.

Provision for income taxes. The Company recorded an income tax expense of $2.2 million and $1.4 million for the three months ended March 31, 2024 and 2023, respectively, representing effective income tax rates of (28%) and 46%, respectively. Current year tax expense is primarily a result of expenses not currently deductible for tax resulting in taxable income in certain jurisdictions. The $0.8 million increase in income tax expense was primarily due to an increase in nondeductible expenses in 2024.

Seasonality

The timing of our revenues is affected by seasonal factors, with revenues generally lower during the first quarter relative to subsequent quarters in a given year. Our revenues are seasonal primarily as a result of the annual budget approval process of many of our customers, the normal timing at which our customers introduce new products, and the historical decrease in advertising in summer months. The timing of revenues in relation to our expenses, much of which do not vary directly with revenues, has an impact on our cost of revenues, selling and marketing, product development, and general and administrative expenses as a percentage of revenues in each calendar quarter during the year.

The majority of our expenses are personnel-related and include salaries, stock-based compensation, benefits and incentive-based compensation plan expenses. As a result, we have not experienced significant seasonal fluctuations in the timing of our expenses period to period.

Liquidity and Capital Resources

Resources

Our cash, cash equivalents and short-term investments at March 31, 2024 totaled $331.2 million, a $4.9 million increase from December 31, 2023, primarily driven by the cash generated from our operating activities of $9.3 million offset in part by capital expenditures of $4.2 million and the purchase of investments for $1.2 million. We believe that our existing cash, cash equivalents and short-term investments, and our cash flow from operating activities will be sufficient to meet our anticipated cash needs for at least the next twelve months. Our future working capital requirements will depend on many factors, including the operations of our existing business, our potential strategic expansion internationally, future acquisitions we might undertake and any expansion into complementary businesses. To the extent that our cash, cash equivalents and short-term investments, and cash flow from operating activities are insufficient to fund our future activities, we may raise additional funds through additional bank credit arrangements or public or private equity or debt financings;

provided that with certain of the foregoing actions, if we were to move forward with them, we would be required to obtain Informa’s approval under the Transaction Agreement, subject to certain exceptions.

(dollars in thousands)	March 31, 2024	December 31, 2023
Cash, cash equivalents and short-term investments	$331,185	$326,269

Accounts receivable, net	$36,880	$39,239

Cash, Cash Equivalents and Short-Term Investments

Our cash, cash equivalents and short-term investments at March 31, 2024 were held for working capital purposes and were invested primarily in pooled bond funds. We do not enter into investments for trading or speculative purposes.

Accounts Receivable, Net

Our accounts receivable balance fluctuates from period to period, which affects our cash flows from operating activities. The fluctuations vary depending on the timing with which we meet our performance obligations and on the timing of our cash collections, as well as on changes to our allowance for doubtful accounts. We use days sales outstanding (“DSO”) as a measurement of the quality and status of our receivables since lower DSO is generally correlated with higher collection rates. We define DSO as net accounts receivable at quarter end divided by total revenue for the applicable period, multiplied by the number of days in the applicable period. DSO was 65 days and 63 days at March 31, 2024 and December 31, 2023, respectively.

Cash Flows

	Three Months Ended March 31,
(dollars in thousands)	2024	2023
Net cash provided by operating activities	$9,294	$18,218

Net cash used in investing activities	$(5,310)	$(28,847)

Net cash used in financing activities	$(139)	$(27,426)

Operating Activities

Cash provided by operating activities primarily consists of net income adjusted for certain non-cash items including depreciation and amortization, provisions for bad debt, stock-based compensation, deferred income taxes, and the effect of changes in working capital and other activities. Cash provided by operating activities for the three months ended March 31, 2024 and 2023 was $9.3 million and $18.2 million, respectively.

The decrease in cash provided by operating activities was primarily the result of a decrease in revenue, changes in working capital and stock-based compensation charged to earnings.

Investing Activities

Cash used in investing activities in the three months ended March 31, 2024 and 2023 was $5.3 million and $28.8 million, respectively, and was driven by the purchases of investments and the purchase of property and equipment, primarily for internal-use software, and to a lesser extent, computer equipment. We capitalized internal-use software and website development costs of $4.0 million and $3.4 million for the three months ended March 31, 2024 and 2023, respectively.

Capital Expenditures

We have made capital expenditures primarily for computer equipment and related software needed to host our websites, internal-use software development costs, as well as for leasehold improvements and other general purposes to support our growth. Our capital expenditures totaled $4.2 million and $3.5 million for the three months ended March 31, 2024 and 2023. The majority of our capital expenditures in the first three months of 2024 were for internal-use software and website development costs and, to a lesser extent, computer equipment and related software. We capitalized internal-use software and website development costs of $4.0 million and $3.4 million for the three months ended March 31, 2024 and 2023, respectively. We are not currently party to any purchase contracts related to future capital expenditures.

Financing Activities

In the first three months of 2024, we used $0.1 million for financing activities, for tax withholdings related to net share settlements. In the first three months of 2023, we used $27.4 million for financing activities, consisting primarily of $2.3 million for the payment of contingent consideration related to our 2021 acquisitions, $0.2 million for tax withholdings related to net share settlements and $25.0 million for the repurchase of TechTarget shares.

Repurchase Programs

In May 2022, we announced that our board of directors had authorized a stock repurchase program (the “May 2022 Repurchase Program”) whereby we were authorized to repurchase shares of our common stock having an aggregate purchase prices of up to $50.0 million from time to time on the open market or in privately negotiated transactions at prices and in the manner determined by management. There were no amounts purchased under this plan for the three months ended March 31, 2024 and March 31, 2023, respectively. As of March 31, 2024, no amounts remained available under the May 2022 Repurchase Program.

In November 2022, we announced that our board of directors had authorized a new repurchase program (the “November 2022 Repurchase Program”) whereby we were authorized to repurchase shares of our common stock and convertible senior notes having an aggregate purchase price of up to $200.0 million from time to time on the open market or in privately negotiated transactions at prices and in the manner determined by management over the next two years. During the three month period ended March 31, 2023, we repurchased 581,295 shares for an aggregate purchase price of $25.0 million at an average share price of $42.99 under the November 2022 Repurchase Program. There were no amounts purchased under the November 2022 Repurchase Program during the three months ended March 31, 2024. As of March 31, 2024, $92.9 million remained available under the November 2022 Repurchase Program. We are restricted from making any repurchases during the period between the execution of the Transaction Agreement and the closing of the proposed transaction without Informa’s approval.

Repurchased shares were recorded under the cost method and are reflected as treasury stock in the accompanying condensed consolidated Balance Sheets.

Convertible Senior Notes and Term Loan and Credit Facility Borrowings

Convertible Senior Notes

In December 2021, we issued $414 million in aggregate principal amount of 0.00% convertible senior notes (“2026 Notes”) due December 15, 2026, unless earlier repurchased by us or converted by the holder pursuant to their terms. Special interest, if any, is payable semiannually in arrears on June 15 and December 15 of each year.

The 2026 Notes are governed by an indenture between us, as issuer, and U.S. Bank Trust Company, National Association, as trustee. The 2026 Notes are unsecured and rank senior in right of payment to our future indebtedness that is expressly subordinated in right of payment to the 2026 Notes and equal in right of payment to our unsecured indebtedness that is not so subordinated.

Upon conversion, we will pay or deliver, as the case may be, cash, shares of our common stock or a combination of cash and shares of common stock, at our election.

The 2026 Notes have an initial conversion rate of 7.6043 shares of common stock per $1,000 principal amount of 2026 Notes. This represents an initial effective conversion price of approximately $131.50 per share of common stock and 3,148,180 shares issuable upon conversion. Throughout the term of the 2026 Notes, the conversion rate may be adjusted upon the occurrence of certain events. As of March 31, 2024, no such adjustment has occurred. Holders of the 2026 Notes will not receive any cash payment representing accrued and unpaid interest, if any, upon conversion of a 2026 Note.

Proceeds from the 2026 Notes were utilized to retire $149.9 million of the 2025 Notes and for general corporate purposes.

In December 2020, we issued $201.3 million in aggregate principal amount of 0.125% convertible senior notes (the “2025 Notes”) due December 15, 2025, unless earlier repurchased by us or converted by the holder pursuant to their terms. Interest is payable semiannually in arrears on June 15 and December 15 of each year, which commenced on June 15, 2021.

The 2025 Notes are governed by an indenture between us, as issuer, and U.S. Bank Trust Company, National Association, as trustee. The 2025 Notes are unsecured and rank senior in right of payment to our future indebtedness that is expressly subordinated in right of payment to the Notes and equal in right of payment to our unsecured indebtedness that is not so subordinated.

Upon conversion, we will pay or deliver, as the case may be, cash, shares of our common stock or a combination of cash and shares of common stock, at our election.

The 2025 Notes have an initial conversion rate of 14.1977 shares of common stock per $1,000 principal amount of the Notes. This represents an initial effective conversion price of approximately $70.43 per share of common stock and 2,857,447 shares issuable upon conversion of the full aggregate principal amount of the 2025 Notes. Throughout the term of the 2025 Notes, the conversion rate may be adjusted upon the occurrence of certain events. As of March 31, 2024, no such adjustment has occurred. Holders of the 2025 Notes will not receive any cash payment representing accrued and unpaid interest, if any, upon conversion of a Note, except in limited circumstances. Accrued but unpaid interest will be deemed to be paid by cash, shares of our common stock or a combination of cash and shares of our common stock paid or delivered, as the case may be, to the holder upon conversion of the Notes.

After the induced conversion of $149.9 million aggregate principal amount of the 2025 Notes in December 2021, approximately $51 million of aggregate principal of 2025 Notes remain outstanding. In August 2023, the Company repurchased $48.3 million aggregate principal amount of the 2025 Notes for $42.6 million in cash including transaction fees. As of March 31, 2024, 43,163 shares were issuable upon conversion of the full aggregate principal amounts of such remaining 2025 Notes.

In August 2023, under the November 2022 Repurchase Program we repurchased $48.3 million aggregate principal amount of the 2025 Notes for $42.3 million, including transaction fees, which resulted in a gain on early extinguishment of debt of $5 million. See Note 8 to our condensed consolidated financial statements “Convertible Notes and Loan Agreement” for additional information.

We and New TechTarget are obligated under the Transaction Agreement to use our reasonable best efforts to enter into a revolving credit facility or other senior lending facility, which shall be entered into prior to (but effective upon) the closing of the proposed transaction, with commitments of at least $250,000,000 to be used (together with our and our subsidiaries available cash on hand) to satisfy our obligations under the Notes and for general working capital purposes.

2021 Loan Agreement

On October 29, 2021, we entered into the 2021 Loan Agreement with Western Alliance Bank. The 2021 Loan Agreement provided for a $75 million revolving credit facility with a $5 million letter-of-credit sublimit and expired on October 29, 2023. The 2021 Loan Agreement was secured by substantially all of our assets. Borrowings under the 2021 Loan Agreement bore interest based on a formula using certain market rates. The 2021 Loan Agreement was subject to various leverage and non-financial covenants. The 2021 Loan Agreement matured on its stated maturity date of October 29, 2023.

Contractual Obligations

There were no material changes to our contractual obligations and commitments described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2023.

Cautionary Note Regarding Forward-Looking Statements

This Quarterly Report on Form 10-Q contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included or referenced in this Quarterly Report on Form 10-Q that address activities, events or developments which we expect will or may occur in the future are forward-looking statements, including statements regarding the intent, belief or current expectations of the Company and members of our management team. The words “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “plan,” “could,” “would,” “project,” “predict,” “continue,” “target,” and similar expressions are also intended to identify forward looking statements. Such statements may include those regarding guidance on our future financial results and other projections or measures of our future performance; our expectations concerning market opportunities and our ability to capitalize on them; the amount and timing of the benefits expected from new products or services and other potential sources of additional revenues; the expected timing and structure of our proposed transaction with Informa PLC (“Informa”); our ability to complete the proposed transaction with Informa considering the various closing conditions; the expected benefits of the proposed transaction with Informa, such as improved operations, enhanced revenues and cash flow, synergies, growth potential, market profile, business plans, expanded portfolio and financial strength; and the competitive ability and position of the combined business following the completion of the proposed transaction. Such forward-looking statements are based upon current plans, estimates, and expectations that are subject to risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. We can give no assurance that such plans, estimates, or expectations will be achieved, and therefore, actual results may differ materially from any plans, estimates, or expectations in such forward-looking statements. Important factors that could cause actual results to differ materially from such plans, estimates, or expectations include, but are not limited to, those relating to: market acceptance of our products and services, including continued increased sales of our IT Deal Alert™ offerings and continued increased international growth; that one or more closing conditions to the proposed transaction with Informa, including certain regulatory approvals, may not be satisfied or waived, on a timely basis or otherwise, including that a governmental entity may prohibit, delay, or refuse to grant approval for the consummation of the proposed transaction, may require conditions, limitations, or restrictions in connection with such approvals or that the required approval by our shareholders may not be obtained; the risk that the proposed transaction with Informa may not be completed in the time frame expected or at all; unexpected costs, charges, or expenses resulting from the proposed transaction; uncertainty of the expected financial performance of combined business following completion of the proposed transaction with Informa; failure to realize the anticipated benefits of the proposed transaction with Informa, including as a result of delay in completing the proposed transaction or integrating the relevant portion of the Informa assets being contributed in the proposed transaction (the “Informa Tech business”) with our business; difficulties and delays in achieving revenue and cost synergies; the occurrence of any event that could give rise to termination of the proposed transaction with Informa; potential litigation in connection with the proposed transaction with Informa or other settlements or investigations that may affect the timing or occurrence of the proposed transaction with Informa or result in significant costs of defense, indemnification, and liability; evolving legal, regulatory, and tax regimes; changes in economic, financial, political, and regulatory conditions, in the United States and elsewhere, and other factors that contribute to uncertainty and volatility, natural and man-made disasters, civil unrest, pandemics, geopolitical uncertainty, and conditions that may result from legislative, regulatory, trade, and policy changes associated with the current or subsequent U.S. administration; risks related to disruption of management time from ongoing business operations due to the proposed transaction with Informa; certain restrictions during the pendency of the proposed transaction that may impact our ability to pursue certain business opportunities or strategic transactions; our ability and the ability of the combined business to meet expectations regarding the accounting and tax treatments of the proposed transaction with Informa; the risk that any announcements relating to the proposed transaction with Informa could have adverse effects on the market price of our common stock; the risk that the proposed transaction with Informa and its announcement could have an adverse effect on our ability to retain customers and retain and hire key personnel and maintain relationships with customers, suppliers, employees, stockholders, strategic partners and other business relationships and on our operating results and business generally; market acceptance of our and the Informa Tech business’s products and services; changes in economic, tax, legal or regulatory conditions or other trends affecting the internet, internet advertising and information technology industries; data privacy and artificial intelligence laws, rules and regulations; the impact of foreign currency exchange rates; certain macroeconomic factors facing the global economy, including instability in the regional banking sector, disruptions in the capital markets, economic sanctions and economic slowdowns or recessions, rising inflation and interest rates fluctuations on our results and the results of the Informa Tech business; and other matters included in our SEC filings, including in our Annual Report on Form 10-K for the year ended December 31, 2023.

While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. We caution you not to place undue reliance on any of these forward-looking statements as they are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations, financial condition and liquidity may differ materially from those made in or suggested by the forward-looking statements contained herein. Any forward-looking statements speak only as of the date of this this Quarterly Report on Form 10-Q. We undertake no obligation to update any forward-looking statements, whether as a result of new information or developments, future events, or otherwise, except as required by law. Neither future distribution of this Quarterly Report on Form 10-Q nor the continued availability of this communication in archive form on our website should be deemed to constitute an update or re-affirmation of these statements as of any future date.

Item 3. Quantitative and Qualitative Disclosures about Market Risk

Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily a result of fluctuations in foreign exchange rates and interest rates. We do not hold or issue financial instruments for trading purposes.

Foreign Currency Exchange Risk

We currently have subsidiaries in the United Kingdom, Hong Kong, Australia, Singapore, Germany and France. Approximately 23% of our revenue for the three months ended March 31, 2024 was derived from customers with billing addresses outside of the United States and our foreign exchange gains/losses were not significant. We currently believe our exposure to foreign currency exchange rate fluctuations is financially immaterial and therefore have not entered into foreign currency hedging transactions. We continue to review this issue and may consider hedging certain foreign exchange risks through the use of currency futures or options in the future. The volatility of exchange rates depends on many factors that we cannot forecast with reliable accuracy. Our continued international expansion increases our exposure to exchange rate fluctuations and as a result such fluctuations could have a significant impact on our future results of operations. We also maintain receivables and cash accounts denominated in currencies other than the local currency, which exposes us to foreign exchange rate movements.

In addition, our foreign subsidiaries have certain amounts of Goodwill and Intangibles which expose us to foreign currency exchange rate fluctuations. These exchange rate fluctuations are included as a component of other comprehensive (loss) income.

Interest Rate Risk

At March 31, 2024, we had cash, cash equivalents and short-term investments of $331.2 million. The investments were held in bond funds and time deposits. The cash, cash equivalents and short-term investments were held for working capital purposes. We have not entered into investments for trading or speculative purposes. Due to the short-term nature of these investments, we believe that we do not have any material exposure to changes in the fair value as a result of increases in interest rates. Declines in interest rates, however, would reduce future investment income.

Inflation

Although we cannot accurately anticipate the future effect of inflation on our financial condition or results of operations, inflation historically has not had a material impact on our operations. If our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs through price increases for services. Our inability to do so could harm our business, financial condition or results of operations.

Item 4. Controls and Procedures

Disclosure Controls and Procedures

We are required to maintain disclosure controls and procedures that are designed to ensure that information required to be disclosed in our reports under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission’s rules and forms, and that such information is accumulated and communicated to management, including our Chief Executive Officer (Principal Executive Officer) and Chief Financial Officer (Principal Financial Officer) as appropriate, to allow timely decisions regarding required disclosure.

In connection with the preparation of this Quarterly Report on Form 10-Q for the period ended March 31, 2024, management, under the supervision of our Chief Executive Officer and Chief Financial Officer, conducted an evaluation of our disclosure controls and procedures as of March 31, 2024. Based on that evaluation, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures were effective at the reasonable assurance level.

Changes in Internal Control over Financial Reporting

There were no changes in our internal control over financial reporting identified in connection with the evaluation of such internal controls that occurred during the first quarter of 2024 that have materially affected or are reasonably likely to materially affect, our internal control over financial reporting.

PART II—OTHER INFORMATION

Item 1. Legal Proceedings

From time to time and in the ordinary course of business, the Company may be subject to various claims, charges, and litigation. We are not currently a party to any material legal proceedings and we are not aware of any pending or threatened litigation against us that we believe could have a material adverse effect on our business, operating results or financial condition. Information regarding legal proceedings is available in Note 9, “Leases and Contingencies”, to the condensed consolidated financial statements in this Quarterly Report on Form 10-Q.

Item 1A. Risk Factors

Our business is subject to a number of risks that could have a material effect on our business, results of operations, financial condition and/or liquidity and that could cause our operating results to vary significantly from period to period. In addition to the other information set forth in this Quarterly Report on Form 10-Q, you should carefully consider the risk factors we have previously disclosed in Item 1A – “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2023. We may disclose changes to any risk factors presented or disclose additional factors from time to time in our future filings with the Securities and Exchange Commission.

Item 5. Other Information

Trading Plans

There were no Rule 10b5-1 plans or non-Rule 10b5-1 trading arrangements (as defined in Item 408(c) of Regulation S-K) adopted, modified, or terminated by any directors or officers (as defined in Rule 16a-1(f)) of the Company during the quarterly period covered by this report.

Item 6. Exhibits

The exhibits listed below are filed as part of this Quarterly Report on Form 10-Q.

			Incorporated by Reference to
Exhibit No.	Description of Exhibit	Form or Schedule	Exhibit No.	Filing Date with SEC	SEC File Number

2.1*	Agreement and Plan of Merger, dated as of January 10, 2024, by and among TechTarget, Inc., Toro CombineCo., Toro Acquisition Sub, LLC, Informa PLC, Informa US Holdings Limited, and Informa Intrepid Holdings Inc.	8-K	2.1	1/11/2024	001-33472

3.1	Fourth Amended and Restated Certificate of Incorporation of the Registrant.	10-Q	3.1	11/13/2007	001-33472

3.2	Amended and Restated Bylaws of TechTarget, Inc.	10-K	3.2	02/28/2024	001-33472

10.1	Employment Agreement, dated as of January 10, 2024, by and between Toro CombineCo, Inc. and Don Hawk.	8-K	10.1	1/11/2024	001-33472

10.2	Employment Agreement, dated as of January 10, 2024, by and between Toro CombineCo, Inc. and Daniel Noreck.	8-K	10.2	1/11/2024	001-33472

10.3	Employment Agreement, dated as of January 10, 2024, by and between Toro CombineCo, Inc. and Rebecca Kitchens.	8-K	10.3	1/11/2024	001-33472

			Incorporated by Reference to
Exhibit No.	Description of Exhibit	Form or Schedule	Exhibit No.	Filing Date with SEC	SEC File Number

10.4	Employment Agreement, dated as of January 10, 2024, by and between Toro CombineCo, Inc. and Steve Niemiec.	8-K	10.4	1/11/2024	001-33472

10.5	Separation Agreement, dated as of January 10, 2024, by and between TechTarget, Inc. and Michael Cotoia.	8-K	10.5	1/11/2024	001-33472

10.6	Separation Agreement, dated as of January 10, 2024, by and between TechTarget, Inc. and Greg Strakosch.	8-K	10.6	1/11/2024	001-33472

10.7	Consulting Agreement, dates as of January 10, 2024 by and between Toro Combine Co, Inc. and Michael Cotoia.	8-K	10.7	1/11/2024	001-33472

10.8	Form of Lock-Up Agreement.		10.8	1/11/2024	001-33472

31.1**	Certification of Michael Cotoia, Chief Executive Officer of TechTarget, Inc., pursuant to Rules 13a-14(a) and 15d-14(a) of the Securities Exchange Act of 1934, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.2**	Certification of Daniel Noreck, Chief Financial Officer and Treasurer of TechTarget, Inc., pursuant to Rules 13a-14(a) and 15d-14(a) of the Securities Exchange Act of 1934, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32.3**	Certifications of Michael Cotoia, Chief Executive Officer of TechTarget, Inc. and Daniel Noreck, Chief Financial Officer and Treasurer of TechTarget, Inc. pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

101.INS	Inline XBRL Instance Document* The instance document does not appear in the Interactive Data File because its XBRL tags are Embedded within the Inline XBRL document.

101.SCH	Inline XBRL Taxonomy Extension Schema With Embedded Linkbase Documents*

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

*

Certain schedules, annexes and exhibits to the Transaction Agreement and Plan of Merger have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant will furnish copies of any such schedules, annexes and exhibits to the U.S. Securities and Exchange Commission upon request.

**	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TECHTARGET, INC. (Registrant)

Date: May 9, 2024	By:	/s/ MICHAEL COTOIA
Michael Cotoia, Chief Executive Officer and Director (Principal Executive Officer)

Date: May 9, 2024	By:	/s/ DANIEL NORECK
Daniel Noreck, Chief Financial Officer and Treasurer (Principal Accounting and Financial Officer)

Annex R

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 10-Q

(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended June 30, 2024

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from     to

Commission File Number: 1-33472

TECHTARGET, INC.

(Exact name of registrant as specified in its charter)

Delaware	04-3483216
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

275 Grove Street Newton, Massachusetts	02466
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 431-9200

Former name, former address and formal fiscal year, if changed since last report: Not applicable

Securities registered or to be registered pursuant to Section 12(b) of the Act.

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 Par Value	TTGT	Nasdaq Global Market

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§ 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files). Yes ☒ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒

As of August 5, 2024 the registrant had 28,572,537 shares of common stock, $0.001 par value per share, outstanding.

PART I. FINANCIAL INFORMATION

Item 1. Financial Statements (Unaudited)

TechTarget, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

	June 30, 2024	December 31, 2023
	(Unaudited)	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$237,405	$226,668
Short-term investments	101,980	99,601
Accounts receivable, net of allowance for doubtful accounts of $3,465 and $5,028 respectively	42,774	39,239
Prepaid taxes	—	1,634
Prepaid expenses and other current assets	6,534	4,331

Total current assets	388,693	371,473
Property and equipment, net	26,231	24,917
Goodwill	193,791	194,074
Intangible assets, net	84,450	89,163
Operating lease assets with right-of-use	15,464	17,166
Deferred tax assets	7,871	2,445
Other assets	648	650

Total assets	$717,148	$699,888

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$6,073	$5,312
Current operating lease liabilities	3,697	4,049
Accrued expenses and other current liabilities	6,883	9,041
Accrued compensation expenses	1,777	1,345
Income taxes payable	4,693	2,522
Contract liabilities	18,447	14,721

Total current liabilities	41,570	36,990
Non-current operating lease liabilities	14,772	16,615
Convertible senior notes	411,602	410,500
Deferred tax liabilities	12,394	12,856

Total liabilities	480,338	476,961

Leases and contingencies (see Note 9)
Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value; 100,000,000 shares authorized; 58,816,748 and 58,659,065 shares issued, respectively; 28,572,537 and 28,415,144 shares outstanding, respectively	59	59
Treasury stock, at cost; 30,244,211 and 30,243,921 shares, respectively	(329,118)	(329,118)
Additional paid-in capital	494,922	471,696
Accumulated other comprehensive loss	(5,109)	(4,542)
Retained earnings	76,056	84,832

Total stockholders’ equity	236,810	222,927

Total liabilities and stockholders’ equity	$717,148	$699,888

See accompanying Notes to Condensed Consolidated Financial Statements.

TechTarget, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

(in thousands, except per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2024	2023	2024	2023
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue	$58,914	$58,429	$110,550	$115,543
Cost of revenue(1)	21,414	18,406	40,572	35,756
Amortization of acquired technology	703	694	1,405	1,367

Gross profit	36,797	39,329	68,573	78,420
Operating expenses:
Selling and marketing(1)	23,187	24,915	46,150	49,671
Product development(1)	2,644	2,457	5,397	5,066
General and administrative(1)	7,625	7,706	14,320	15,624
Transaction and related expenses	2,069	—	8,595	—
Depreciation, excluding depreciation of $1,277, $919, $2,452 and $1,764, respectively, included in cost of revenue	2,302	2,095	4,613	4,095
Amortization	1,498	1,506	2,996	2,999

Total operating expenses	39,325	38,679	82,071	77,455

Operating income (loss)	(2,528)	650	(13,498)	965
Interest and other income, net	3,277	2,915	6,349	5,672

Income (loss) before provision for income taxes	749	3,565	(7,149)	6,637
(Benefit) provision for income taxes	(563)	890	1,627	2,317

Net income (loss)	$1,312	$2,675	$(8,776)	$4,320

Other comprehensive income (loss), net of tax:
Unrealized gain (loss) on investments (net of tax provision effect of $2, $(40), $(4) and $(22), respectively)	$9	$(142)	(14)	$(79)
Foreign currency translation gain (loss)	89	1,658	(553)	3,687

Other comprehensive income (loss)	98	1,516	(567)	3,608

Comprehensive income (loss)	$1,410	$4,191	$(9,343)	$7,928

Net income (loss) per common share:
Basic	$0.05	$0.10	$(0.31)	$0.15

Diluted	$0.05	$0.10	$(0.31)	$0.15

Weighted average common shares outstanding:
Basic	28,561	28,055	28,536	28,406

Diluted	28,828	32,162	28,536	28,616

(1) Amounts include stock-based compensation expense as follows:

Cost of revenue	$637	$831	$1,371	$1,652
Selling and marketing	6,300	7,844	12,724	15,381
Product development	461	429	939	889
General and administrative	3,945	3,580	7,768	7,038

See accompanying Notes to Condensed Consolidated Financial Statements.

TechTarget, Inc.

Condensed Consolidated Statements of Stockholders’ Equity

(in thousands, except share and per share data)

(Unaudited)

	Common Stock		Treasury Stock
	Number of Shares	$0.001 Par Value	Number of Shares	Cost	Additional Paid-In Capital	Accumulated Other Comprehensive Loss	Retained Earnings	Total Stockholders’ Equity
Balance, December 31, 2023	58,659,065	$59	30,243,921	$(329,118)	$471,696	$(4,542)	$84,832	$222,927

Issuance of common stock from restricted stock awards	133,490	—	—	—	—	—	—	—
Impact of net settlements	290	—	290	—	(139)	—	—	(139)
Stock-based compensation expense	—	—	—	—	11,459	—	—	11,459
Unrealized loss on investments	—	—	—	—	—	(23)	—	(23)
Unrealized loss on foreign currency exchange	—	—	—	—	—	(642)	—	(642)
Net loss	—	—	—	—	—	—	(10,088)	(10,088)

Balance, March 31, 2024	58,792,845	$59	30,244,211	$(329,118)	$483,016	$(5,207)	$74,744	$223,494

Issuance of common stock from restricted stock awards	2,000	—	—	—	—	—	—	—
Issuance of common stock from employee stock purchase plan	21,903	—	—	—	563	—	—	563
Stock-based compensation expense	—	—	—	—	11,343	—	—	11,343
Unrealized gain on investments	—	—	—	—	—	9	—	9
Unrealized gain on foreign currency exchange	—	—	—	—	—	89	—	89
Net income	—	—	—	—	—	—	1,312	1,312

Balance, June 30, 2024	58,816,748	$59	30,244,211	$(329,118)	$494,922	$(5,109)	$76,056	$236,810

TechTarget, Inc.

Condensed Consolidated Statements of Stockholders’ Equity

(in thousands, except share and per share data)

(Unaudited)

	Common Stock		Treasury Stock
	Number of Shares	$0.001 Par Value	Number of Shares	Cost	Additional Paid-In Capital	Accumulated Other Comprehensive Loss	Retained Earnings	Total Stockholders’ Equity
Balance, December 31, 2022	57,919,501	$58	28,896,408	$(278,876)	$425,458	$(9,537)	$80,371	$217,474

Issuance of common stock from exercise of options	2,500	—	—	—	18	—	—	18
Issuance of common stock from restricted stock awards	91,152	—	—	—	—	—	—	—
Purchase of common stock through stock buyback	—	—	581,295	(25,000)	—	—	—	(25,000)
Impact of net settlements	912	—	912	—	(177)	—	—	(177)
Excise Tax on repurchased shares	—	—	—	—	(206)	—	—	(206)
Stock-based compensation expense(1)	—	—	—	—	14,176	—	—	14,176
Unrealized gain on investments	—	—	—	—	—	63	—	63
Unrealized gain on foreign currency exchange	—	—	—	—	—	2,029	—	2,029
Net income	—	—	—	—	—	—	1,645	1,645

Balance, March 31, 2023	58,014,065	$58	29,478,615	$(303,876)	$439,269	$(7,445)	$82,016	$210,022

Issuance of common stock from employee stock purchase plan	22,017	—	—	—	650	—	—	650
Issuance of common stock from restricted stock awards	650	—	—	—	—	—	—	—
Purchase of common stock through stock buyback	—	—	737,369	(25,000)	—	—	—	(25,000)
Excise Tax on repurchased shares	—	—	—	—	(250)	—	—	(250)
Stock-based compensation expense	—	—	—	—	12,684	—	—	12,684
Unrealized loss on investments	—	—	—	—	—	(142)	—	(142)
Unrealized gain on foreign currency exchange	—	—	—	—	—	1,658	—	1,658
Net income	—	—	—	—	—	—	2,675	2,675

Balance, June 30, 2023	58,036,732	$58	30,215,984	$(328,876)	$452,353	$(5,929)	$84,691	$202,297

(1)	Includes $1.9 million of accrued compensation expense recognized in the previous year for the six months ended June 30, 2023.

See accompanying Notes to Condensed Consolidated Financial Statements.

TechTarget, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

	For the Six Months Ended
	June 30,
	2024	2023
	(Unaudited)
Operating activities:
Net income (loss)	$(8,776)	$4,320
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	7,065	5,859
Amortization	4,401	4,366
Provision for bad debt	(991)	1,405
Stock-based compensation	22,802	24,960
Amortization of debt issuance costs	1,101	1,255
Deferred tax benefit	(5,814)	(6,574)
Changes in operating assets and liabilities:
Accounts receivable	(2,555)	8,079
Operating lease assets with right of use	1,395	1,104
Prepaid expenses and other current assets	(573)	(355)
Other assets	—	(25)
Accounts payable	764	23
Income taxes payable	2,221	(3,444)
Accrued expenses and other current liabilities	(2,144)	(3,141)
Accrued compensation expenses	438	(1,386)
Operating lease liabilities with right of use	(1,862)	(1,769)
Contract liabilities	3,741	(6,703)

Net cash provided by operating activities	21,213	27,974

Investing activities:
Purchases of property and equipment, and other capitalized assets, net	(8,400)	(7,291)
Purchases of investments	(2,366)	(76,171)

Net cash used in investing activities	(10,766)	(83,462)

Financing activities:
Tax withholdings related to net share settlements	(139)	(177)
Purchase of treasury shares and related costs	—	(50,000)
Proceeds from stock option exercises	—	18
Issuance of common stock from ESPP	563	650
Payment of earnout liabilities	—	(2,267)

Net cash provided by (used in) financing activities	424	(51,776)

Effect of exchange rate changes on cash and cash equivalents	(134)	763

Net increase (decrease) in cash and cash equivalents	10,737	(106,501)
Cash and cash equivalents at beginning of period	226,668	344,523

Cash and cash equivalents at end of period	$237,405	$238,022

Supplemental disclosure of cash flow information:
Cash paid for taxes, net	$3,624	$12,433
Schedule of non-cash investing and financing activities:
Right of use assets and lease liabilities	$—	$314

See accompanying Notes to Condensed Consolidated Financial Statements.

TechTarget, Inc.

Notes to Condensed Consolidated Financial Statements

(In thousands, except share and per share data, where otherwise noted, or instances where expressed in millions)

1. Organization and Operations

TechTarget, Inc. (collectively with its subsidiaries, the “Company”) is a global data and analytics leader and software provider for buyers of purchase intent-driven marketing and sales data for enterprise technology vendors. The Company’s service offerings are designed to enable technology vendors to better identify, reach and influence corporate information technology (“IT”) decision-makers actively researching specific IT purchases. The Company offers products and services intended to improve IT vendors’ ability to impact these audiences for business growth using advanced targeting, analytics and data services complemented by customized marketing programs that integrate demand generation, brand advertising techniques, and content curation and creation. The Company operates a network of approximately 150 websites and 866 webinars and virtual event channels, which each focus on a specific IT sector such as storage, security or networking. IT and business professionals have become increasingly specialized, and they have come to rely on the Company’s sector-specific websites and webinars and virtual event channels for purchasing decision support. The Company’s content platforms are designed to enable IT and business professionals to navigate the complex and rapidly changing IT landscape where purchasing decisions can have significant financial and operational consequences. At critical stages of the purchase decision process, these content offerings through different channels are intended to meet IT and business professionals’ needs for expert, peer and IT vendor information and provide platforms on which business-to-business technology companies can launch targeted marketing campaigns which generate measurable return on investment. Based upon the logical clustering of members and users’ respective job responsibilities and the marketing focus of the products being promoted by the Company’s customers, the Company categorizes its content offerings to address the key market opportunities and audience extensions across a portfolio of distinct market categories: Security; Networking; Storage; Data Center and Virtualization Technologies; CIO/IT Strategy; Business Applications and Analytics; Application Architecture and Development; and ANCL Channel.

On January 10, 2024, we entered into an Agreement and Plan of Merger (the “Transaction Agreement”) with Informa PLC (“Informa”) and certain of our and their subsidiaries. Pursuant to the Transaction Agreement, we and Informa, among other things, agreed to combine our businesses with the business of Informa Intrepid Holdings Inc. (“Informa Tech”), a wholly owned subsidiary of Informa which will own and operate Informa’s digital businesses (Industry Dive, Omdia (including Canalys)), NetLine and certain of its digital media brands (e.g. Information Week, Light Reading, and AI Business), under a new publicly traded holding company (“New TechTarget”). Upon closing, among other things, Informa and its subsidiaries will collectively own 57% of the outstanding common stock of New TechTarget (on a fully diluted basis) and our former stockholders will own the remaining outstanding common stock of New TechTarget. Our former stockholders will also receive a pro rata share of an amount in cash equal to $350 million plus the amount of any EBITDA adjustment (which has been determined to be $0 based upon the terms of the Transaction Agreement), which is estimated as of the date of the Transaction Agreement to be approximately $11.79 per share of our common stock. The various transactions set forth in the Transaction Agreement (the “proposed transaction”) are expected to close in the second half of 2024, subject to satisfaction or waiver of certain customary conditions.

We will be required to pay Informa a termination fee between $30.0 and $40.0 million if the Transaction Agreement is terminated under certain specified circumstances, including termination by us in connection with our entry into an agreement with respect to a Toro Superior Proposal (as defined in the Transaction Agreement) prior to us receiving stockholder approval of the proposed transaction, or termination by Informa upon a Toro Change in Recommendation (as defined in the Transaction Agreement).

2. Summary of Significant Accounting Policies

The accompanying condensed consolidated financial statements reflect the application of certain significant accounting policies as described below and elsewhere in these notes to condensed consolidated financial statements. The Company’s critical accounting policies are those that affect its more significant judgments used in the preparation of its condensed consolidated financial statements. A description of the Company’s critical accounting policies and estimates is contained in its Annual Report on Form 10-K for the year ended December 31, 2023, and in this note to the condensed consolidated financial statements.

Principles of Consolidation

The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, TechTarget Securities Corporation (“TSC”), TechTarget Limited, TechTarget (HK) Limited (“TTGT HK”), TechTarget (Australia) Pty Ltd., TechTarget (Singapore) Pte Ltd., E-Magine Médias SAS (“LeMagIT”), TechTarget Germany GmbH, and BrightTALK Limited and its wholly owned subsidiary, BrightTALK, Inc. (together “BrightTALK”). TSC is a Massachusetts corporation. TechTarget Limited is a subsidiary doing business principally in the United Kingdom. TTGT HK is a subsidiary incorporated in Hong Kong in order to facilitate the Company’s activities in the Asia-Pacific region. TechTarget (Australia) Pty Ltd. and TechTarget (Singapore) Pte Ltd. are the entities through which the Company does business in Australia and Singapore, respectively; LeMagIT and TechTarget Germany GmbH, both wholly-owned subsidiaries of TechTarget Limited, are entities through which the Company does business in France and Germany, respectively. BrightTALK are the entities through which the Company conducts business related to its BrightTALK webinar and virtual event platform.

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted (Generally Accepted Accounting Principles or “U.S. GAAP”) in the United States (“U.S.”) for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. All adjustments, which, in the opinion of management, are considered necessary for a fair presentation of the results of operations for the periods shown, are of a normal, recurring nature and have been reflected in the condensed consolidated financial statements. The results of operations for the periods presented are not necessarily indicative of results to be expected for any other interim periods or for the full year. The information included in these condensed consolidated financial statements should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in this report and the condensed consolidated financial statements and accompanying notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

Foreign Currency Translation

The functional currency of the Company’s major foreign subsidiaries is generally the local currency. Adjustments resulting from translating foreign functional currency financial statements into U.S. dollars are recorded as a separate component on the Condensed Consolidated Statement of Comprehensive Income as an element of accumulated other comprehensive income (loss). Foreign currency transaction gains and losses are included in interest and other income (expense), net in the Condensed Consolidated Statement of Income. All assets and liabilities denominated in foreign currency are translated into U.S. dollars at the exchange rate on the balance sheet date. Revenue and expenses are translated at the average exchange rate during the period.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. On an ongoing basis, the Company evaluates its estimates, including those related to revenue, long-lived assets, goodwill, the allowance for doubtful accounts, stock-based compensation, earnouts, self-insurance accruals, the allocation of purchase price to intangibles and goodwill, and income taxes. The Company reduces its accounts receivable for an allowance for doubtful accounts based on its best estimate of the amount of probable credit losses. Estimates of the carrying value of certain assets and liabilities are based on historical experience and on various other assumptions that the Company believes to be reasonable. Actual results could differ from those estimates.

Revenue Recognition

The Company generates its revenue from the sale of targeted marketing and advertising campaigns, which it delivers via its network of websites, webinar and virtual events channels, and our data analytic services and solutions. Revenue is recognized when performance obligations are satisfied by transferring promised goods or services to customers, as determined by applying a five-step process consisting of: a) identifying the contract, or contracts, with a customer, b) identifying the performance obligations in the contract, c) determining the transaction price, d) allocating the transaction price to the performance obligations in the contract, and e) recognizing revenue when, or as, performance obligations are satisfied.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original or remaining maturities of three months or less on the purchase date to be cash equivalents. Cash and cash equivalents carrying value approximate fair value and consist primarily of bank deposits and government backed money market funds.

Accounts Receivable

We maintain an allowance for credit losses for expected uncollectible accounts receivable, which is recorded as an offset to accounts receivable and changes in such are classified as general and administrative expense in the Condensed Consolidated Statements of Income and Comprehensive Income. We assess collectability by reviewing accounts receivable on an individual basis when we identify specific customers with known disputes, overdue amounts or collectability issues and also reserve for losses on all accounts based on historical information, current market conditions and reasonable and supportable forecasts of future economic conditions to inform adjustments to historical loss data. In determining the amount of the allowance for credit losses, we consider historical collectability based on past due status and make judgments about the creditworthiness of customers based on ongoing credit evaluations.

At June 30, 2024, the Company’s collectability assessment includes the business and market disruptions caused by macro-economic uncertainty currently being experienced in the technology sector and estimates of expected emerging credit and collectability trends. The continued volatility in market conditions and evolving shifts in credit trends are difficult to predict, causing variability and volatility that may have a material impact on our allowance for credit losses in future periods.

Fair Value of Financial Instruments

Financial instruments consist of cash, cash equivalents, short-term investments, accounts receivable, accounts payable, long-term debt and contingent consideration. Due to their short-term nature and liquidity, the carrying value of these instruments, with the exception of contingent consideration and long-term debt, approximates their estimated fair values. See Note 4 for further information on the fair value of the Company’s investments. The Company classifies all of its short-term investments as available-for-sale. The fair value of contingent consideration was estimated using a discounted cash flow method.

Business Combinations and Valuation of Goodwill and Acquired Intangible Assets

The Company uses its best estimates and assumptions to allocate fair value to the net tangible and identifiable intangible assets acquired and liabilities assumed at the acquisition date. Any residual purchase price is recorded as goodwill. The Company’s estimates are inherently uncertain and subject to refinement and can include but are not limited to, the cash flows that an asset is expected to generate in the future, and the appropriate weighted-average cost of capital.

During the measurement period, which may be up to one year from the acquisition date, the Company may record adjustments to the fair value of these tangible and intangible assets acquired and liabilities assumed, with the corresponding offset to goodwill. In addition, uncertain tax positions and tax-related valuation allowances are initially recorded in connection with a business combination as of the acquisition date. The Company continues to collect information and reevaluates these estimates and assumptions quarterly and records any adjustments to the Company’s preliminary estimates to goodwill provided that the Company is within the measurement period. Upon the conclusion of the measurement period or final determination of the fair value of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded to the Company’s Condensed Consolidated Statement of Income and Comprehensive Income.

Recent Accounting Pronouncements

Recently Adopted Accounting Guidance

In December 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which requires public entities, on an annual basis, to provide disclosure of specific categories in the rate reconciliation, as well as disclosure of income taxes paid disaggregated by jurisdiction. ASU 2023-09 is effective for fiscal years beginning after December 15, 2024, with early adoption permitted. The Company is currently evaluating the impact of adopting ASU 2023-09.

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which requires public entities to disclose information about their reportable segments’ significant expenses and other segment items on an interim and annual basis. Public entities with a single reportable segment are required to apply the disclosure requirements in ASU 2023-07, as well as all existing segment disclosures and reconciliation requirements in ASC 280 on an interim and annual basis. ASU 2023-07 is effective for fiscal years beginning after December 15, 2023, and for interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. The Company is currently evaluating the impact of adopting ASU 2023-07.

3. Revenue

Disaggregation of Revenue

The following table depicts the disaggregation of revenue according to categories consistent with how the Company evaluates its financial performance and economic risk. International revenue consists of international geo-targeted campaigns, which are campaigns targeted at an audience of members outside of North America.

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2024	2023	2024	2023
North America	$41,450	$38,978	$76,680	$76,738
International	17,464	19,451	33,870	38,805

Total	$58,914	$58,429	$110,550	$115,543

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2024	2023	2024	2023
Revenue under short-term contracts	$39,536	$34,840	$73,476	$68,730
Revenue under longer-term contracts	19,378	23,589	37,074	46,813

Total	$58,914	$58,429	$110,550	$115,543

Contract Liabilities

Timing may differ between the satisfaction of performance obligations and the invoicing and collections of amounts related to the Company’s contracts with customers. Liabilities are recorded for amounts that are collected in advance of the satisfaction of performance obligations. Additionally, certain customers may receive credits, which are accounted for as a material right. The Company estimates these amounts based on the expected amount of future services to be provided to the customer and allocates a portion of the transaction price to these material rights. The Company recognizes these material rights as the material rights are exercised. The resulting material rights amounts included in the contract liabilities on the accompanying Condensed Consolidated Balance Sheets was $1.9 million at both June 30, 2024 and December 31, 2023.

Year-to-Date Activity	Contract Liabilities
Balance at December 31, 2023	$14,721
Billings	54,290
Revenue Recognized	(51,636)

Balance at March 31, 2024	$17,375

Billings	$59,986
Revenue Recognized	(58,914)

Balance at June 30, 2024	$18,447

The Company elected to apply the following practical expedients:

•

Existence of a Significant Financing Component in a Contract. As a practical expedient, the Company has not assessed whether a contract has a significant financing component because the Company expects at contract inception that the period between payment by the customer and the transfer of promised goods or services by the Company to the customer will be one year or less. Payment terms and conditions vary by contract type, although terms generally include a requirement of payment within 30 to 90 days. In addition, the Company has determined that the payment terms that the Company provides to its customers are structured primarily for reasons other than the provision of financing to the customer.

•

Costs to Fulfill a Contract. The Company’s revenue is primarily generated from customer contracts that are for one year or less. Costs primarily consist of incentive compensation paid based on the achievement of sales targets. As a practical expedient, for amortization periods that are determined to be one year or less, the Company expenses any incremental costs of obtaining the contract with a customer when incurred. For those customer contracts greater than one year, the Company capitalizes and amortizes the expenses over the period of benefit.

•

Revenue Invoiced. The Company has applied the practical expedient for certain revenue streams to exclude the value of remaining performance obligations for (i) contracts with an original expected term of one year or less or (ii) contracts for which the Company recognizes revenue in proportion to the amount it has the right to invoice for services performed.

4. Fair Value Measurements

The Company measures certain financial assets and liabilities at fair value on a recurring basis, including short-term investments. The fair value of these financial assets and liabilities was determined based on three levels of input as follows:

•	Level 1. Quoted prices in active markets for identical assets and liabilities;

•	Level 2. Observable inputs other than quoted prices in active markets; and

•	Level 3. Unobservable inputs.

The fair value hierarchy of the Company’s financial assets carried at fair value and measured on a recurring basis is as follows:

		Fair Value Measurements at June 30, 2024
	June 30, 2024	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Time deposits (1)	$26,536	$—	$26,536	$—
Pooled bond funds	75,444	—	75,444	—

Total short-term investments	$101,980	$—	$101,980	$—

		Fair Value Measurements at December 31, 2023
	December 31, 2023	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Time deposits (1)	$25,877	$—	$25,877	$—
Pooled bond funds	73,724	—	73,724	—

Total short-term investments	$99,601	$—	$99,601	$—

(1)

The Company’s time deposits consist of domestic deposits which mature within six months (Level 2). All level 2 investments are priced using observable inputs, such as quoted prices in markets that are not active and yield curves.

5. Cash, Cash Equivalents and Short-Term Investments

Cash and cash equivalents are carried at cost, which approximates fair market value. As of June 30, 2024 and December 31, 2023, cash and cash equivalents totaled $237.4 million and $226.7 million, respectively.

Investments are recorded at fair value with the related unrealized gains and losses included in accumulated other comprehensive income, a component of stockholders’ equity, net of tax. Realized gains and losses on the sale of these investments are determined using the specific identification method. There were no realized gains or losses as of June 30, 2024 or December 31, 2023.

Short-term investments consisted of the following:

	June 30, 2024
	Adjusted Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Short-term investments:
Time deposits	$26,536	$—	$—	$26,536
Pooled bond funds	74,728	716	—	75,444

Total short-term investments	$101,264	$716	$—	$101,980

	December 31, 2023
	Adjusted Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Short-term investments:
Time deposits	$25,877	$—	$—	$25,877
Pooled bond funds	73,021	703	—	73,724

Total short-term investments	$98,898	$703	$—	$99,601

6. Goodwill and Intangible Assets

Goodwill and indefinite-lived intangible assets are not amortized but are reviewed annually for impairment or more frequently if impairment indicators arise. The Company did not have any intangible assets with indefinite lives other than goodwill as of June 30, 2024 or December 31, 2023. There were no indications of impairment as of June 30, 2024, and the Company believes that, as of the balance sheet dates presented, none of the Company’s goodwill or intangible assets were impaired.

The following table summarizes the Company’s intangible assets, net:

		June 30, 2024
	Estimated Useful Lives (Years)	Gross Carrying Amount	Accumulated Amortization	Net
Customer relationships	5-19	$83,762	$(24,070)	$59,692
Developed websites, technology and patents	10	32,973	(12,293)	20,680
Trademark, trade name and domain name	5-16	7,590	(3,612)	3,978
Proprietary user information database and internet traffic	5	1,100	(1,100)	—
Non-compete agreements	1.5-3	600	(500)	100

Total intangible assets		$126,025	$(41,575)	$84,450

		December 31, 2023
	Estimated Useful Lives (Years)	Gross Carrying Amount	Accumulated Amortization	Net
Customer relationships	5-19	$83,959	$(21,604)	$62,355
Developed websites, technology and patents	10	33,202	(10,802)	22,400
Trademark, trade name and domain name	5-16	7,627	(3,365)	4,262
Proprietary user information database and internet traffic	5	1,106	(1,106)	—
Non-compete agreements	1.5-3	600	(454)	146

Total intangible assets		$126,494	$(37,331)	$89,163

Intangible assets are amortized over their estimated useful lives, which range from eighteen months to nineteen years, using methods of amortization that are expected to reflect the estimated pattern of economic use. The remaining amortization expense will be recognized over a weighted-average period of approximately 6.2 years. Amortization expense was $4.4 million for both the six months ended June 30, 2024 and 2023, respectively. Amortization expense relating to developed websites, technology and patents is recorded within costs of revenues. All other amortization is recorded within operating expenses as the remaining intangible assets consist of customer-related assets which generate website traffic that the Company considers to be in support of selling and marketing activities. The Company did not write off any fully amortized intangible assets in the first six months of 2024 or 2023.

The Company expects amortization expense of intangible assets to be as follows:

Years Ending December 31:	Amortization Expense
2024 (July 1 – December 31)	$4,399
2025	8,760
2026	8,706
2027	8,702
2028	8,702
Thereafter	45,181

Total	$84,450

7. Net Income (Loss) Per Common Share

A reconciliation of the numerator and denominator used in the calculation of basic and diluted net income (loss) per common share is as follows:

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Numerator:
Net income (loss)	$1,312	$2,675	$(8,776)	$4,320

Denominator:
Basic:
Weighted average shares of common stock and vested, undelivered restricted stock units outstanding	28,561,086	28,055,201	28,535,740	28,406,230

Diluted:
Weighted average shares of common stock and vested, undelivered restricted stock units outstanding	28,561,086	28,055,201	28,535,740	28,406,230
Effect of potentially dilutive shares (1)	267,329	4,106,877	—	210,038

Total weighted average shares of common stock and vested, undelivered restricted stock units outstanding and potentially dilutive shares	28,828,415	32,162,078	28,535,740	28,616,268

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Net Income (Loss) Per Common Share:
Basic:
Net income (loss) applicable to common stockholders	$1,312	$2,675	$(8,776)	$4,320

Weighted average shares of stock outstanding	28,561,086	28,055,201	28,535,740	28,406,230

Basic net income (loss) per common share	$0.05	$0.10	$(0.31)	$0.15

Diluted:
Net income (loss) applicable to common stockholders	$1,312	$3,319	$(8,776)	$4,320

Weighted average shares of stock outstanding	28,828,415	32,162,078	28,535,740	28,616,268

Diluted net income (loss) per common share (1)	$0.05	$0.10	$(0.31)	$0.15

(1)

In calculating diluted net income (loss) per share, 769 thousand shares and 641 thousand shares related to outstanding stock options and unvested, undelivered restricted stock units were excluded for the three and six months ended June 30, 2024, respectively; 1.6 million shares and 1.5 million shares related to outstanding stock options and unvested, undelivered restricted stock units were excluded for the three and six months ended June 30, 2023, respectively. Additionally, for the three months ended June 30, 2023, we excluded the impact of amortization and interest expense relating to our convertible shares from net income (loss) and included in the weighted average shares 3.9 million common shares related to the if-converted basis of our convertible notes. The amortization and interest expense relating to our convertible notes was $0.6 million for the three months ended June 30, 2023. There was no such adjustment for the three and six months ended June 30, 2024 and six months ended June 30, 2023 due to the anti-dilutive nature of the add-back.

8. Convertible Notes and Loan Agreement

Convertible Notes

In December 2020, the Company issued $201.3 million in aggregate principal amount of 0.125% convertible senior notes due December 15, 2025 (the “2025 Notes”) and in December 2021, the Company issued $414 million in aggregate principal amount of 0.0% convertible senior notes due December 15, 2026 (the “2026 Notes”). At the time of the issuance of the 2026 Notes, a portion of the outstanding 2025 Notes were exchanged for shares of common stock and cash. In August 2023, the Company repurchased $48.3 million aggregate principal amount of the 2025 Notes for $42.6 million including transaction fees.

As of June 30, 2024, approximately $3 million aggregate principal amount of the 2025 Notes remain outstanding. Further details are included below:

Issuance	Maturity Date	Interest Rate	First Interest Payment Date	Effective Interest Rate	Semi-Annual Interest Payment Dates	Initial Conversion Rate per $1,000 Principal	Initial Conversion Price	Number of Shares (in millions)
2025 Notes	December 15, 2025	0.125%	June 15, 2021	0.8%	June 15, and December 15	14.1977	$70.43	0.1
2026 Notes	December 15, 2026	0.0%	—	0.0%	—	7.6043	$131.50	4.3

Each of the 2025 Notes and the 2026 Notes (collectively, the “Notes”) is governed by an indenture between the Company, as issuer, and U.S. Bank, National Association, as trustee (together the “Indentures”, and each such indenture, an “Indenture”). The Notes are unsecured and rank senior in right of payment to the Company’s future indebtedness that is expressly subordinated in right of payment to the Notes and equal in right of payment to the Company’s unsecured indebtedness that is not so subordinated.

Upon conversion, the Company will pay or deliver, as the case may be, cash, shares of the Company’s common stock or a combination of cash and shares of common stock, at the Company’s election.

Terms of the Notes

Prior to the close of business on September 15, 2025 and September 14, 2026, the 2025 Notes and 2026 Notes, respectively, will be convertible at the option of holders during certain periods, only upon satisfaction of certain conditions set forth below. On or after September 15, 2025 (for the 2025 Notes) and September 14, 2026 (for the 2026 Notes), until the close of business on the second scheduled trading day immediately preceding the applicable maturity date, holders may convert all or any portion of their Notes at the applicable conversion price at any time regardless of whether the conditions set forth below have been met.

Holders may convert all or a portion of their Notes prior to the close of business on the day immediately preceding their respective free convertibility date described above, in multiples of the $1,000 principal amount, only under the following circumstances:

•

during any calendar quarter commencing after the calendar quarter ending on March 31, 2021 for the 2025 Notes and March 31, 2022 for the 2026 Notes (and only during such calendar quarter), if the last reported sales price of the common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the applicable conversion price on each applicable trading day;

•

during the five business day period after any five consecutive trading day period, or the Notes measurement period, in which the “trading price” (as defined in each Indenture) per $1,000 principal amount of Notes for each trading day of the Notes measurement period was less than 98% of the product of the last reported sale price of the Company’s common stock and the conversion rate on each such trading day;

•	if the Company calls any or all of the Notes for redemption, at any time prior to the close of business on September 14, 2025 for the 2025 Notes or September 14, 2026 for the 2026 Notes; or

•	upon the occurrence of specified corporate events as set forth in the Indentures.

As of June 30, 2024, the 2026 Notes and 2025 Notes are not convertible.

Whether the 2026 Notes or the 2025 Notes will be convertible in the future prior to the applicable free convertibility date will depend on the satisfaction of the trading price condition or another conversion condition specified in the Indentures. Since the Company may elect to repay the 2026 Notes and the 2025 Notes in cash, shares of our common stock, or a combination of both, the Company has continued to classify the 2026 and the 2025 Notes as long-term debt on its consolidated balance sheet as of June 30, 2024.

The Notes consist of the following:

	June 30, 2024		December 31, 2023
	2026 Notes	2025 Notes	2026 Notes	2025 Notes
Liability Component:
Principal	$414,000	$3,040	$414,000	$3,040
Less: unamortized debt issuance costs	5,408	30	6,500	40

Net carrying amount	$408,592	$3,010	$407,500	$3,000

The following table sets forth total interest expense recognized related to the Notes:

	June 30, 2024	June 30, 2023
0.125% Coupon on 2025 Notes	$2	$32
Amortization of debt discount and transaction costs	1,101	1,255

	$1,103	$1,287

The fair value of the Notes, which was determined based on inputs that are observable in the market or that could be derived from, or corroborated with, observable market data, quoted prices of the Notes in an over-the-counter market (Level 2), and carrying value of debt instruments (carrying value excludes the equity component of the Company’s convertible notes classified in equity) were as follows:

	June 30, 2024		December 31, 2023
	Fair Value	Carrying Value	Fair Value	Carrying Value
Convertible senior notes	$401,942	$411,602	$347,087	$410,500

2021 Loan Agreement

On October 29, 2021, the Company entered into a Loan and Security Agreement with Western Alliance Bank, as administrative agent and collateral agent for the lenders, and the banks and other financial institutions or entities from time to time party thereto as lenders (the “2021 Loan Agreement”). The 2021 Loan Agreement provided for a $75 million revolving credit facility with a $5 million letter-of-credit sublimit and expired on October 29, 2023. The 2021 Loan Agreement was secured by substantially all of the Company’s assets. Borrowings under the 2021 Loan Agreement bore interest based on a formula using certain market rates. The 2021 Loan Agreement was subject to various leverage and non-financial covenants. The 2021 Loan Agreement matured on its stated maturity date of October 29, 2023.

9. Leases and Contingencies

The Company conducts its operations in leased office facilities under various noncancelable operating lease agreements that expire through December 2029.

On October 26, 2017, the Company entered into a Third Amendment (the “Third Amendment”) to the lease agreement for office space in Newton, Massachusetts, dated as of August 4, 2009 (the “Newton Lease”). The Third Amendment extended the lease term to December 31, 2029 and preserves the Company’s option to extend the term for an additional five-year period subject to certain terms and conditions set forth in the Newton Lease. The Third Amendment reduced the rentable space from approximately 110,000 square feet to approximately 74,000 square feet effective January 1, 2018. As of January 1, 2018, base monthly rent under the Third Amendment is $0.3 million. The base rent increases biennially at a rate averaging approximately 1% per year, as of January 1, 2023. The Company remains responsible for certain other costs under the Third Amendment, including operating expense and taxes.

In April 2021, the Company entered into a Fourth Amendment (the “Fourth Amendment”) to the lease agreement. The Fourth Amendment became effective during May 2021. The Fourth Amendment reduced the rentable space from approximately 74,000 square feet to approximately 68,000 square feet and provided the Company with a one-time payment of approximately $0.6 million. As of May 1, 2021, base monthly rent is approximately $0.3 million per month. All other terms and conditions are substantially similar to those terms in the Third Amendment.

Certain of the Company’s operating leases, including the Newton Lease, include lease incentives and escalating payment amounts and are renewable for varying periods. The Company recognizes the related rent expense on a straight-line basis over the term of each lease, taking into account the lease incentives and escalating lease payments.

The Company has various non-cancelable lease agreements for certain of its offices with original lease periods expiring between 2024 and 2029. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain it will exercise that option. Leases with renewal options allow the Company to extend the lease term typically between 1 and 5 years. When determining the lease term, renewal options reasonably certain of being exercised are included in the lease term. When determining if a renewal option is reasonably certain of being exercised, the Company considers several economic factors, including but not limited to, the significance of leasehold improvements incurred on the property, whether the asset is difficult to replace, underlying contractual obligations, or specific characteristics unique to that particular lease that would make it reasonably certain that the Company would exercise such option. Renewal and termination options were generally not included in the lease term for the Company’s existing operating leases. Certain of the arrangements have discounted rent periods or escalating rent payment provisions. Leases with an initial term of twelve months or less are not recorded on the condensed consolidated balance sheets. The Company recognizes rent expense on a straight-line basis over the lease term.

As of June 30, 2024, operating lease assets were $15.5 million and operating lease liabilities were $18.5 million. The maturities of the Company’s operating lease liabilities as of June 30, 2024 were as follows:

Years Ending December 31:	Minimum Lease Payments
2024 (July 1 – December 31)	$2,471
2025	4,072
2026	3,977
2027	3,566
2028	3,402
Thereafter	3,333

Total future minimum lease payments	20,821
Less imputed interest	2,352

Total operating lease liabilities	$18,469

Included in the Consolidated Balance Sheet:
Current operating lease liability	$3,697
Non-current operating lease liability	14,772

Total operating lease liabilities	$18,469

For the six months ended June 30, 2024 and 2023, the total lease cost was comprised of the following amounts:

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Operating lease expense	$1,026	$1,048	$2,055	$2,104
Short-term lease expense	5	5	9	9

Total lease expense	$1,031	$1,053	$2,064	$2,113

The following summarizes additional information related to operating leases as of June 30, 2024:

As of
June 30, 2024
Weighted-average remaining lease term — operating leases	3.0
Weighted-average discount rate — operating leases	3.4%

If the rate implicit in the lease is not readily determinable, the Company uses its incremental borrowing rate as the discount rate. The Company uses its best judgment when determining the incremental borrowing rate, which is the rate of interest that the Company would have to pay to borrow on a collateralized basis over a similar term to the lease payments in a similar currency.

Litigation

From time to time and in the ordinary course of business, the Company may be subject to various claims, charges, and litigation. At June 30, 2024 and December 31, 2023, the Company did not have any pending or threatened claims, charges, or litigation that it expects would have a material adverse effect on its condensed consolidated financial position, results of operations, or cash flows.

10. Stock-Based Compensation

Stock Option and Incentive Plans

In April 2007, the Company’s board of directors approved the TechTarget, Inc. 2007 Stock Option and Incentive Plan (the “2007 Plan”), which was approved by the stockholders of the Company and became effective upon the consummation of the Company’s IPO in May 2007. The 2007 Plan allowed the Company to grant incentive stock options (“ISOs”), non-qualified stock options (“NSOs”), stock appreciation rights, deferred stock awards, restricted stock units and other awards. Under the 2007 Plan, stock options could not be granted at less than fair market value on the date of grant and grants generally vested over a three-year to four-year period. Stock options granted under the 2007 Plan expire no later than ten years after the grant date. Additionally, beginning with awards made in August 2015, the Company had the option to direct a net issuance of shares for satisfaction of tax liability with respect to vesting of awards and delivery of shares. Prior to August 2015, this choice of settlement method was solely at the discretion of the award recipient. The 2007 Plan expired in May 2017.

No new awards may be granted under the 2007 Plan; however, the shares of common stock remaining in the 2007 Plan are available for issuance in connection with previously awarded grants under the 2007 Plan. There are 20,000 shares of common stock that remain subject to outstanding stock grants under the 2007 Plan as of June 30, 2024.

In March 2017, the Company’s board of directors approved the TechTarget, Inc. 2017 Stock Option and Incentive Plan (the “2017 Plan”), which was approved by the stockholders of the Company at the 2017 Annual Meeting and became effective June 16, 2017. The 2017 Plan replaces the Company’s 2007 Plan. On June 16, 2017, 3,000,000 shares of the Company’s common stock were reserved for issuance under the 2017 Plan and, generally, shares that are forfeited or canceled from awards under the 2017 Plan also will be available for future awards. In April 2021, the stockholders of the Company authorized the issuance of up to an additional 3,800,000 shares of the Company’s common stock under the 2017 Plan. Under the 2017 Plan, the Company may grant restricted stock and restricted stock units, non-qualified stock options, stock appreciation rights, performance awards, and other stock-based and cash-based awards. Grants generally vest in equal tranches over a three-year period. Stock options granted under the 2017 Plan expire no later than ten years after the grant date. Shares of stock issued pursuant to restricted stock awards are restricted in that they are not transferable until they vest. Shares of stock underlying awards of restricted stock units are not issued until the units vest. Non-qualified stock options cannot be exercised until they vest. Under the 2017 Plan, all stock options and stock appreciation rights must be granted with an exercise price that is at least equal to the fair market value of the common stock on the date of grant. The 2017 Plan broadly prohibits the repricing of options and stock appreciation rights without stockholder approval and requires that no dividends or dividend equivalents be paid with respect to options or stock appreciation rights. The 2017 Plan further provides that, in the event any dividends or dividend equivalents are declared with respect to restricted stock, restricted stock units, other stock-based awards and performance awards (referred to as “full-value awards”), such dividends or dividend equivalents would be subject to the same vesting and forfeiture provisions as the underlying award. There are a total of 1,630,400 shares of common stock that remain subject to outstanding stock-based grants under the 2017 Plan as of June 30, 2024. A total of 1,626,484 shares of common stock remain available for issuance under the 2017 Plan as of June 30, 2024.

Employee Stock Purchase Plan

In April 2022, the Company’s board of directors approved the TechTarget, Inc. 2022 Employee Stock Purchase Plan (the “ESPP”), which was approved by the stockholders of the Company at the 2022 Annual Meeting of Stockholders and became effective June 7, 2022. On June 7, 2022, 600,000 shares of the Company’s common stock were reserved for issuance under the ESPP. After the initial offering period of three months, commencing September 1, 2022, eligible employees may be offered shares of common stock over a twelve-month offering period, which consists of two consecutive six-month purchase periods. Employees may purchase a limited amount (up to $25,000) of shares of the Company’s common stock under the ESPP at a discount of up to 15% of the lesser of the market value of the common stock at either (a) the beginning of the six-month purchase period during which the shares of common stock are purchased or (b) the end of such six-month purchase period. As of June 30, 2024, 523,653 shares of common stock remain available for issuance under the ESPP.

Accounting for Stock-Based Compensation

The Company uses the Black-Scholes option pricing model to calculate the grant date fair value of an award.

The expected volatility of options granted has been determined using a weighted average of the historical volatility of the Company’s common stock for a period equal to the expected life of the option. The expected life of options has been determined utilizing the “simplified” method. The risk-free interest rate is based on a zero coupon U.S. treasury instrument whose term is consistent with the expected life of the stock options. The Company has not paid and does not anticipate paying cash dividends on its shares of common stock; therefore, the expected dividend yield is assumed to be zero. The Company applied an estimated annual forfeiture rate based on historical averages in determining the expense recorded in each period.

A summary of the stock option activity under the Company’s plans for the six months ended June 30, 2024 is presented below:

Six Month Activity	Options Outstanding	Weighted- Average Exercise Price Per Share	Weighted- Average Remaining Contractual Term in Years	Aggregate Intrinsic Value(1)
Options outstanding at December 31, 2023	140,000	$38.22	—	—
Granted	25,000	30.21	—	—
Exercised	—	—	—	—
Forfeited	—	—	—	—
Cancelled	—	—	—	—
Options outstanding at June 30, 2024	165,000	$37.01	6.47	$863,275

Options exercisable at June 30, 2024	140,000	$38.22	5.85	$839,275

Options vested or expected to vest at June 30, 2024	163,138	$37.09	6.43	$861,487

(1) The aggregate intrinsic value was calculated based on the positive difference between the fair value of the Company’s common stock on June 30, 2024 of $31.17 per share and the exercise price of the underlying options. The total intrinsic value of options exercised was $0 and $81 thousand during the six months ended June 30, 2024 and June 30, 2023, respectively.

The total amount of cash received from exercise of these options was approximately $0 and $18 thousand during the six months ended June 30, 2024 and June 30, 2023, respectively.

Restricted Stock Units

Restricted stock units are valued at the market price of a share of the Company’s common stock on the date of the grant. A summary of the restricted stock unit activity under the Company’s plans for the six months ended June 30, 2024 is presented below:

Year-to-Date Activity	Shares	Weighted- Average Grant Date Fair Value Per Share	Aggregate Intrinsic Value
Nonvested outstanding at December 31, 2023	1,573,548	$50.22	—
Granted	10,000	34.09	—
Vested	(87,098)	47.05	—
Forfeited	(11,050)	55.64	—

Nonvested outstanding at June 30, 2024	1,485,400	$50.24	$46,299,918

There were 87,098 restricted stock units with a total grant-date fair value of $4.1 million that vested during the six months ended June 30, 2024. There were 69,007 restricted stock units with a total grant-date fair value of $4.4 million that vested during the six months ended June 30, 2023.

As of June 30, 2024, there was $38.3 million of total unrecognized compensation expense related to stock options and restricted stock units, which is expected to be recognized over a weighted average period of 1.4 years.

ESPP Valuation Assumptions

The valuation of ESPP purchase rights and the underlying weighted-average assumptions are summarized as follows:

June 30, 2024
ESPP:
Expected term in years	0.50
Risk-free interest rate	5.42%
Expected volatility	42.27%
Expected dividend yield	—%
Weighted-average fair value per right granted	$8.46

11. Stockholders’ Equity

Common Stock Repurchase Programs

In May 2022, the Company announced that its board of directors had authorized a stock repurchase program (the “May 2022 Repurchase Program”) whereby the Company was authorized to repurchase shares of the Company’s common stock having an aggregate purchase prices of up to $50.0 million from time to time on the open market or in privately negotiated transactions at prices and in the manner determined by management. There were no amounts purchased under this plan during the six months ended June 30, 2024 and June 30, 2023. As of June 30, 2024, no amounts remained available under the May 2022 Repurchase Program.

In November 2022, the Company announced that its board of directors had authorized a repurchase program (the “November 2022 Repurchase Program”) whereby the Company was authorized to repurchase shares of the Company’s common stock and Notes having an aggregate purchase price of up to $200.0 million from time to time on the open market or in privately negotiated transactions at prices and in the manner determined by management over the next two years. During the six month period ended June 30, 2023, the Company repurchased 1,318,664 shares for an aggregate purchase price of $50.0 million at an average share price of $37.90 under the November 2022 Repurchase Program. As of June 30, 2024, $92.9 million remained available under the November 2022 Repurchase Program.

Repurchased shares are recorded under the cost method and are reflected as treasury stock in the accompanying Condensed Consolidated Balance Sheets. The Company is restricted from making any repurchases during the period between the execution of the Transaction Agreement and the closing of the proposed transaction without Informa’s approval.

Reserved Common Stock

As of June 30, 2024, the Company has reserved (i) 3,276,884 shares of common stock for settlement of outstanding and unexercised options, issuance following vesting of outstanding restricted stock units, and future awards available for grant under the 2007 Plan and 2017 Plan, (ii) 523,653 shares of common stock for use in settling purchases under the ESPP and (iii) 4,389,127 shares of common stock which may be issuable upon conversion of the Notes.

12. Income Taxes

The Company measures its interim period tax expense using an estimated annual effective tax rate and adjustments for discrete taxable events that occur during the interim period. The estimated annual effective income tax rate is based upon the Company’s estimations of annual pre-tax income, the geographic mix of pre-tax income, and its interpretations of tax laws. The Company updates the estimate of its annual effective tax rate at the end of each quarterly period. The Company recorded income tax benefit of $0.6 million for the three months ended June 30, 2024 primarily due to $0.3 million income tax benefit from discrete items, primarily from foreign subsidiary provision to return adjustments. The Company recorded income tax expense of $1.6 million for the six months ended June 30, 2024 primarily as a result of expenses not currently deductible for tax resulting in taxable income in certain jurisdictions. The tax expense for the three months ended June 30, 2024 decreased by approximately $1.5 million, as compared to the same period in 2023, primarily due to a decrease in pretax income that resulted in a $1.1 million decrease in tax expense based on our projected effective tax rate and decrease of $0.4 million of tax expense from discrete items. The tax expense for the six months ended June 30, 2024 decreased by approximately $0.7 million, as compared to the same period in 2023, primarily due to pretax loss for the six months ended June 30 2024 versus pretax income to the same period in 2023. The company recorded income tax expense of $0.9 million and $2.3 million for the three and six months ended June 30, 2023, respectively.

13. Segment Information

The Company views its operations and manages its business as one operating segment which is the business of providing purchase intent marketing and sales services. The Company aggregated its operating segment based upon the similar economic and operating characteristics of its operations.

Geographic Data

Net sales by campaign target area were as follows (1):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2024	2023	2024	2023
North America	$41,450	$38,978	$76,680	$76,738
International	17,464	19,451	33,870	38,805

Total	$58,914	$58,429	$110,550	$115,543

(1)	Net sales to customers by campaign target area is based on the geo-targeted (target audience) location of the campaign.

Net sales to unaffiliated customers by geographic area were as follows (2):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2024	2023	2024	2023
United States	$46,835	$44,244	$86,586	$87,918
United Kingdom	5,538	6,022	10,573	12,090
Other international	6,541	8,163	13,391	15,535

Total	$58,914	$58,429	$110,550	$115,543

(2)	Net sales to unaffiliated customers by geographic area is based on the customers’ current billing addresses and does not consider the geo-targeted (target audience) location of the campaign.

Long-lived assets by geographic area were as follows:

	June 30, 2024	December 31, 2023
United States	$220,844	$221,394
International	83,628	86,760

Total	$304,472	$308,154

Long-lived assets are comprised of property and equipment, net; goodwill; and intangible assets, net. No single country outside of the U.S. and the United Kingdom accounted for 1% or more of the Company’s long-lived assets during either of these periods.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the condensed consolidated financial statements and accompanying notes included elsewhere in this Quarterly Report on Form 10-Q. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors including those discussed below in this Quarterly Report on Form 10-Q, in our Annual Report on Form 10-K for the year ended December 31, 2023 under Part I, Item 1A, “Risk Factors,” and in the other documents we file with the Securities and Exchange Commission. Please refer to “Cautionary Note Regarding Forward-Looking Statements” on page 35 of this Quarterly Report on Form 10-Q.

Overview

Background

TechTarget, Inc. (the “Company”, “we”, “us” or “our”) is a global data, software and analytics leader for purchase intent-driven marketing and sales data which delivers business impact for business-to-business (“B2B”) companies. Our solutions are designed to enable B2B technology companies to identify, reach, and influence key enterprise technology decision makers faster and with higher efficacy. We offer products and services intended to improve information technology (“IT”) vendors’ abilities to impact highly targeted audiences for business growth using advanced targeting, first-party analytics and data services complemented with customized marketing programs that integrate content creation, demand generation, brand marketing, and other advertising techniques.

Our goal is to enable enterprise technology and business professionals to navigate the complex and rapidly-changing enterprise technology landscape where purchasing decisions can have significant financial and operational consequences. Our content strategy includes three primary sources which enterprise technology and business professionals use to assist them in their pre-purchase research: independent content provided by our professionals, vendor-generated content provided by our customers and member-generated or peer-to-peer content. In addition to utilizing our independent editorial content, registered members and users appreciate the ability to deepen their pre-purchase research by accessing the extensive vendor-supplied content available across our virtual events, webinar channels and website network (collectively, our “Network”). Likewise, these members and users can derive significant additional value from the ability our Network provides to seamlessly interact with and contribute to information exchanges.

We had approximately 32.4 million and 31.1 million registered members and users, which we refer to as our “audiences”, as of June 30, 2024 and 2023, respectively. While the size of our audiences does not provide direct insight into our customer numbers or our revenue, we believe the value of the services we sell to our customers is a direct result of the breadth and reach of this content footprint. This footprint creates the opportunity for our clients to gain business leverage by targeting our audiences through customized marketing programs. Likewise, the behavior exhibited by these audiences enables us to provide our customers with data products designed to improve their marketing and sales efforts. The targeted nature of our audiences enables B2B technology companies to reach a specialized audience efficiently because our content is highly segmented and aligned with the B2B technology companies’ specific products.

Through our ability to identify, reach and influence key decision makers, we have developed a broad customer base and, in 2024, expect to deliver marketing and sales services programs to over 2,000 customers.

On January 10, 2024, we entered into an Agreement and Plan of Merger (the “Transaction Agreement”) with Informa PLC (“Informa”) and certain of our and their subsidiaries. Pursuant to the Transaction Agreement, we and Informa, among other things, agreed to combine our businesses with the business of Informa Intrepid Holdings Inc. (“Informa Tech”), a wholly owned subsidiary of Informa which will own and operate Informa’s digital businesses (Industry Dive, Omdia (including Canalys)), NetLine and certain of its digital media brands (e.g. Information Week, Light Reading, and AI Business), under a new publicly traded holding company (“New TechTarget”). Upon closing, among other things, Informa and its subsidiaries will collectively own 57% of the outstanding common stock of New TechTarget (on a fully diluted basis) and our former stockholders will own the remaining outstanding common stock of New TechTarget. Our former stockholders will also receive a pro rata share of an amount in cash equal to $350 million plus the amount of any EBITDA adjustment (which has been determined to be $0 based upon the terms of the Transaction Agreement), which is estimated as of the date of the Transaction Agreement to be approximately $11.79 per share of our common stock. The various transactions set forth in the Transaction Agreement (the “proposed transaction”) are expected to close in the second half of 2024, subject to satisfaction or waiver of certain customary conditions.

We will be required to pay Informa a termination fee between $30.0 and $40.0 million if the Transaction Agreement is terminated under certain specified circumstances, including termination by us in connection with our entry into an agreement with respect to a Toro Superior Proposal (as defined in the Transaction Agreement) prior to us receiving stockholder approval of the proposed transaction, or termination by Informa upon a Toro Change in Recommendation (as defined in the Transaction Agreement).

Executive Summary

Financial Results for the Six Months Ended June 30, 2024

Our revenue for the six months ended June 30, 2024 decreased by $5.0 million, or 4%, to $110.6 million, compared with $115.5 million, during the same period in 2023. We saw decreased customer spend across the majority of our product suite as continued macro-economic uncertainty in the technology sector remains prevalent. The amount of revenue that we derived from longer-term contracts, which we define as contracts with a term in excess of 270 days, in the second quarter of 2024 decreased 18%, compared to the second quarter of 2023, as customers continue to deploy their budgets across shorter-term solutions/products.

Our international geo-targeted revenue, where our target audience is outside North America (“International”), decreased approximately 13% for the six months ended June 30, 2024, compared with the prior year period driven by the items noted above.

Gross profit percentage was 62% and 68% for the six months ended June 30, 2024 and 2023, respectively. Gross profit decreased by $9.8 million, primarily due to a $5.0 million decrease in revenue and $4.8 million increase in cost of revenue compared to the same period a year ago.

Business Trends

The following discussion highlights key trends affecting our business.

•

Macro-economic Conditions. Because most of our customers are B2B technology companies, the success of our business is intrinsically linked to the health, and subject to the market conditions, of the IT industry. Despite the current uncertainty in the economy (i.e. inflation risks, higher interest rates, Russia’s invasion of the Ukraine and conflict in the Middle East), there are several factors indicating positive IT spending over the next few years is likely. We believe there are several IT catalysts such as AI, security, data analytics, and cloud migrations, to name a few. Our growth continues to be driven in large part by the return on the investments we made in our data analytics suite of products, which continues to drive market share gains for us. While we will continue to invest in this growth area, management will also continue to carefully control discretionary spending such as travel and entertainment, and the filling of new and replacement positions, in an effort to maintain profit margins and cash flows.

•	Industry Trends. Our business has been and is likely to continue to be impacted by macro-economic conditions. The macro-economic uncertainty has created a challenging selling environment where we have seen elongated sales cycles, budget cuts and freezes at many of our customers, which has impacted our near-term outlook. We are seeing our international markets perform worse than our domestic markets. We expect this dynamic to continue throughout 2024 because of uncertainty surrounding inflation, interest rates, the presidential election and geopolitical issues internationally.

•

Customer Demographics. In the three and six months ended June 30, 2024, revenue from our legacy global customers (a static cohort comprised of our 10 historically largest on premises hardware technology companies), increased by approximately 7% and 4% respectively, compared to the same periods in the prior year. The metric measures the year-over-year increase in GAAP revenue from this cohort of customers and is calculated by dividing the GAAP revenue from this cohort of customers for the current year by the GAAP revenue from this cohort of customers for the prior year. We use this information to monitor customer concentration trends within the Company, which we deem an important metric for evaluating revenue diversification. Revenue from our other customers, excluding the legacy global customers described above, decreased by approximately 1% and 6%, compared to the same three and six month periods in the prior year.

Our key strategic initiatives include:

•

Geographic. During the three and six months ended June 30, 2024, approximately 30% and 31% of our revenue was derived from internationally targeted campaigns, respectively. We continue to explore initiatives to grow our international presence.

•

Product. Purchase intent data continues to drive our product road strategy. During 2024, we intend to improve upon our Priority EngineTM offering through Account Intent Feeds, continue enhancement of our IntentMail AI offering, as well as expanding our integration offerings to sales engagement platforms.

Sources of revenues

Revenue changes for the three and six month period ended June 30, 2024, as compared to the same period in 2023, are shown in the table below. See the discussion above and Notes 3 and 13 to our condensed consolidated financial statements for additional information on our revenues.

	For the Three Months Ended June 30,			For the Six Months Ended June 30,
(dollars in thousands)	2024	2023		2024	2023
North America	$41,450	$38,978	6%	$76,680	$76,738	0%
International	17,464	19,451	-10%	33,870	38,805	-13%

Total	$58,914	$58,429	1%	$110,550	$115,543	-4%

	For the Three Months Ended June 30,			For the Six Months Ended June 30,
(dollars in thousands)	2024	2023		2024	2023
Revenue under short-term contracts	$39,536	$34,840	13%	$73,476	$68,730	7%
Revenue under longer-term contracts	19,378	23,589	-18%	37,074	46,813	-21%

Total	$58,914	$58,429	1%	$110,550	$115,543	-4%

We sell customized marketing programs to B2B technology companies targeting a specific audience within a particular enterprise technology or business sector or sub-sector. We maintain multiple points of contact with our customers to provide support throughout their organizations and their customers’ IT sales cycles. As a result, our customers often run multiple advertising programs with us in order to target their desired audience of enterprise technology and business professionals more effectively. There are multiple factors that can impact our customers’ marketing and advertising objectives and spending with us, including but not limited to, IT product launches, increases or decreases to their advertising budgets, the timing of key industry marketing events, responses to competitor activities and efforts to address specific marketing objectives such as creating brand awareness or generating sales leads. Our products and services are generally delivered under short-term contracts that run for the length of a given program, typically less than nine months. In the quarter ended June 30, 2024, approximately 33% of our revenues were from longer-term contracts.

Product and Service Offerings

We use our offerings to provide B2B technology companies with numerous touch points to identify, reach and influence key enterprise technology decision makers. The following is a description of the products and services we offer:

•

IT Deal Alert™ . A suite of data, software and services for B2B technology companies that leverages the detailed purchase intent data we collect on enterprise technology organizations and professionals researching IT purchases via our network of websites and our webinar community platform. Through our proprietary data-capture and scoring methodologies, we use this insight to help our customers identify and prioritize accounts and contacts whose content consumption and online research activities around specific enterprise technology topics indicate that they are “in-market” for a particular B2B technology product or service. The suite of products and services includes Priority Engine™ and Qualified Sales Opportunities™. Priority Engine™ is a subscription service powered by our Activity Intelligence™ platform, which integrates with customer relationship management (“CRM”) and marketing automation platforms (“MAPs”) including Salesforce.com, Marketo, Hubspot, Eloqua, Pardot, and Integrate. The service delivers lead generation workflow solutions designed to enable marketers and sales forces to identify and prioritize accounts and individuals actively researching new technology purchases or upgrades, and then to engage those active prospects. We launched IntentMail AITM in December 2023, which is Priority Engine’s AI-powered messaging feature, which enables sellers to automatically generate personalized email copy. In April 2024, we launched Account Intent Feeds through Priority EngineTM. Account Intent Feeds delivers a weekly stream of highly actionable account data directly into CRM and can fuel account-based marketing platforms and other connected systems to enhance the workflows and help go-to-market teams identify, engage and convert in-market accounts more effectively. In June 2024, we announced a strategic partnership with 6sense, a global leader in using AI to help B2B revenue teams create, manage, and convert high-quality pipelines to revenue. The partnership allows mutual customers to create segments through 6sense based on our Account Intent Feeds filters, enabling revenue teams to focus on the right accounts at the right time, drive deeper engagement and generate more revenue from account-based efforts. Qualified Sales Opportunities™ is a product that profiles specific in-progress purchase projects via surveys and interviews with business technology professionals whose research activity and content consumption is indicative of a pending technology purchase. Qualified Sales Opportunities™ includes information on project scope, purchase criteria and vendors considered.

•

Demand Solutions. Our offerings enable our customers to reach and influence prospective buyers through content marketing programs, such as white papers, webcasts, podcasts, videocasts, virtual trade shows, and content sponsorships, designed to generate demand for their solutions, and through display advertising and other brand programs that influence consideration by prospective buyers. We believe this allows B2B technology companies to maximize ROI on marketing and sales expenditures by capturing sales leads from the distribution and promotion of content to our audience of enterprise technology and business professionals.

•

Brand Solutions. Our suite of brand solutions provide B2B technology companies with direct exposure to targeted audiences of enterprise technology and business professionals that are actively researching information related to their products and services. We leverage our Activity Intelligence™ platform to enable significant segmentation and behavioral targeting of audiences to improve the relevancy of digital ads to the researcher’s needs. Branding solutions include on-network banner advertising and digital sponsorships, off-network banner targeting, and microsites and other related formats.

•

Custom Content Creation. We deliver market insights and guidance to B2B technology companies through our Enterprise Strategy Group annual research and advisory subscription programs, custom market research services, and consulting engagements. In addition, our Enterprise Strategy Group experts author custom content products including technical and economic validations, white papers, infographics, videos and webinars. This content can be leveraged by B2B technology marketers to support product launches, enable demand-generation campaigns, and establish overall thought leadership. We also create white papers, case studies, webcasts or videos to our customers’ specifications. These customized content assets are then promoted to our audience within both demand solutions and brand solutions programs. Additionally, we offer off-the-shelf editorial sponsorship products on topics aligned to customer markets, enabling them to engage and generate demand via packaged content created by our editorial staff to educate technology researchers on new technology trends and feature options.

•

BrightTALK platform. Allows our customers to create, host and promote webinars, virtual events and video content. Customers create their own hosted Channels on the platform where they schedule both live and on-demand webinars for promotion to BrightTALK’s community of in-market accounts and individuals. The BrightTALK Channel also enables customers to self-administer lead generation campaigns, set up workflow integrations between the Channel and their CRM and MAP systems, and access reporting detailing the size and growth of their community of subscribers over time. Customers may also create an off-network embedded Channel page on their own corporate website featuring content in their BrightTALK Channel, as well as an embedded BrightTALK registration form that captures and converts interested individuals to marketing leads.

Cost of Revenue, Operating Expenses, and Other

Expenses consist of cost of revenue, selling and marketing, product development, general and administrative, depreciation and amortization, and interest and other expense, net. Personnel-related costs are a significant component of each of these expense categories except for depreciation and amortization and interest and other expense, net.

Cost of Revenue. Cost of revenue consists primarily of salaries and related personnel costs; member acquisition expenses (primarily keyword purchases from leading internet search sites); lead generation expenses; freelance writer expenses; website hosting costs; vendor expenses associated with the delivery of webcast, podcast, videocast and similar content and other offerings; stock-based compensation expenses; facility expenses and other related overhead.

Selling and Marketing. Selling and marketing expenses consist primarily of salaries and related personnel costs; sales commissions; travel-related expenses; stock-based compensation expenses; facility expenses and other related overhead. Sales commissions are recorded as expense when earned by the employee.

Product Development. Product development includes the creation and maintenance of our network of websites, advertiser offerings and technical infrastructure. Product development expense consists primarily of salaries and related personnel costs; stock-based compensation expenses; facility expenses, and other related overhead.

General and Administrative. General and administrative expenses consist primarily of salaries and related personnel costs; facility expenses and related overhead; accounting, legal and other professional fees; and stock-based compensation expenses.

Transaction and related expenses. Cost related to the merger of the digital businesses of Informa’s Informa Tech Division with TechTarget, Inc., including fees paid for financial advisors, legal services, planning costs, professional accounting and other services.

Depreciation. Depreciation expense consists of the depreciation of our property and equipment and other capitalized assets. Depreciation is calculated using the straight-line method over their estimated useful lives, ranging from three to ten years.

Amortization. Amortization expense consists of the amortization of intangible assets recorded in connection with our acquisitions, including changes in the value of contingent consideration in relation to certain of the acquisitions. Separable intangible assets that are not deemed to have an indefinite life are amortized over their estimated useful lives, which range from eighteen months to nineteen years, using methods that are expected to reflect the estimated pattern of economic use.

Interest and Other Expense, Net. Interest expense, net consists primarily of interest costs (offset by interest income), and the related amortization of deferred issuance costs on our Notes and amounts borrowed under our current and our prior loan agreements and amortization of premiums on our investments, less any interest income earned on cash, cash equivalents and short-term investments. We historically have invested our cash in money market accounts, municipal bonds, government agency bonds, U.S. Treasury securities, and corporate bonds. Other expense, net consists primarily of non-operating gains or losses, primarily related to realized and unrealized foreign currency gains and losses on trade assets and liabilities.

Application of Critical Accounting Policies and Use of Estimates

The discussion of our financial condition and results of operations is based upon our condensed consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these financial statements requires us to make estimates, judgments and assumptions that affect the reported amount of assets, liabilities, revenue and expenses and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates, including those related to revenue, long-lived assets, goodwill, allowance for doubtful accounts, stock-based compensation, contingent liabilities, self-insurance accruals and income taxes. We base our estimates of the carrying value of certain assets and liabilities on historical experience and on various other assumptions that we believe to be reasonable. In some cases, changes in accounting estimates are reasonably likely to occur from period to period. Our actual results may differ from these estimates under different assumptions or conditions.

Our critical accounting policies are those that affect our more significant judgments used in the preparation of our condensed consolidated financial statements. A description of our critical accounting policies and estimates is contained in our Annual Report on Form 10-K for the year ended December 31, 2023. Other than those noted in Note 2 to our condensed consolidated financial statements, there were no material changes to our critical accounting policies and estimates during the first six months of 2024.

Income Taxes

We are subject to income taxes in both the U.S. and foreign jurisdictions, and we use estimates in determining our provision for income taxes. We recognize deferred tax assets and liabilities based on temporary differences between the financial reporting and income tax bases of assets and liabilities using statutory rates expected to be in effect when such differences are settled.

Our net deferred tax liabilities are comprised primarily of book to tax differences on stock-based compensation, intangible asset basis, net operating loss carryforwards, valuation allowance and timing of deductions for right-of-use assets and lease liabilities, research and development expenditures, accrued expenses, depreciation, and amortization.

Results of Operations

The following table sets forth our results of operations for the periods indicated, including percentage of total revenue:

	Three Months Ended June 30,				Six Months Ended June 30,
(dollars in thousands)	2024		2023		2024		2023
Revenue	$58,914	100%	$58,429	100%	$110,550	100%	$115,543	100%
Cost of revenue	21,414	36%	18,406	32%	40,572	37%	35,756	31%
Amortization of acquired technology	703	1%	694	1%	1,405	1%	1,367	1%

Gross profit	36,797	62%	39,329	67%	68,573	62%	78,420	68%
Operating expenses:
Selling and marketing	23,187	39%	24,915	43%	46,150	42%	49,671	43%
Product development	2,644	4%	2,457	4%	5,397	5%	5,066	4%
General and administrative	7,625	13%	7,706	13%	14,320	13%	15,624	14%
Transaction and related expenses	2,069	4%	—	0%	8,595	8%	—	0%
Depreciation	2,302	4%	2,095	4%	4,613	4%	4,095	4%
Amortization	1,498	3%	1,506	3%	2,996	3%	2,999	3%

Total operating expenses	39,325	67%	38,679	66%	82,071	74%	77,455	67%

Operating income (loss)	(2,528)	-4%	650	1%	(13,498)	-12%	965	1%
Interest and other income, net	3,277	6%	2,915	5%	6,349	6%	5,672	5%

Income (loss) before provision for income taxes	749	1%	3,565	6%	(7,149)	-6%	6,637	6%
(Benefit) provision for income taxes	(563)	-1%	890	2%	1,627	1%	2,317	2%

Net income (loss)	$1,312	2%	$2,675	5%	$(8,776)	-8%	$4,320	4%

Comparison of Three Months Ended June 30, 2024 and June 30, 2023

Revenue

	Three Months Ended June 30,
(dollars in thousands)	2024	2023	Increase	Percent Change
Revenue	$58,914	$58,429	$485	1%

Revenue increased by $0.5 million for the three months ended June 30, 2024, as compared to the same period in 2023, primarily due to the following:

•	201 new customers during the second quarter of 2024 which resulted in increased revenues of approximately $4.2 million.

•	Our existing customers decreased their spend by approximately $3.7 million.

Cost of Revenue and Gross Profit

	Three Months Ended June 30,
(dollars in thousands)	2024	2023	Increase (Decrease)	Percent Change
Cost of revenue	$21,414	$18,406	$3,008	16%
Amortization of acquired technology	703	694	9	1%

Total cost of revenue	$22,117	$19,100	$3,017	16%

Gross profit	$36,797	$39,329	$(2,532)	-6%
Gross profit percentage	62%	67%

Cost of Revenue. Cost of Revenue for the three months ended June 30, 2024 increased by $3.0 million as compared to the three months ended June 30, 2023, primarily due to the following:

•	$1.1 million increase in labor and related costs;

•	$1.2 million increase in variable costs attributable to contracted costs related to fulfilling campaigns; and

•	$0.4 million increase in depreciation expense.

Gross Profit. Our gross profit is equal to the difference between our revenue and our cost of revenue for the period. Gross profit percentage was 62% and 67% for the three months ended June 30, 2024 and 2023, respectively. Gross profit decreased by $2.5 million for the three months ended June 30, 2024 compared to the same period in 2023, primarily due to increased cost of revenues. Because the majority of our costs are labor-related, we expect our gross profit to fluctuate from period to period depending on the total revenue for the period.

Operating Expenses and Other

	Three Months Ended June 30,
(dollars in thousands)	2024	2023	Increase (Decrease)	Percent Change
Operating expenses:
Selling and marketing	$23,187	$24,915	$(1,728)	-7%
Product development	2,644	2,457	187	8%
General and administrative	7,625	7,706	(81)	-1%
Transaction and related expenses	2,069	—	2,069	100%
Depreciation	2,302	2,095	207	10%
Amortization	1,498	1,506	(8)	-1%

Total operating expenses	$39,325	$38,679	$646	2%

Interest and other income, net	$3,277	$2,915	$362	12%

(Benefit) Provision for income taxes	$(563)	$890	$(1,453)	-163%

Selling and Marketing. Selling and marketing expenses decreased by $1.7 million for the three months ended June 30, 2024 as compared to the same period in 2023 primarily due to a $1.5 million decrease in stock based compensation and a $0.3 million decrease in labor and related costs.

Product Development. Product development expenses increased by $0.2 million for the three months ended June 30, 2024 as compared to the same period in 2023 primarily due to a $0.2 million increase in labor and related costs.

General and Administrative. General and administrative expenses decreased by $0.1 million for the three months ended June 30, 2024 as compared to the same period in 2023 primarily due to a $0.7 million decrease in bad debt expense offset by a $0.4 million increase in stock based compensation and a $0.2 million increase in labor and related costs.

Transaction and related expenses. Transaction and related expenses increased by $2.1 million for the three months ended June 30, 2024 as compared to the same period in 2023 primarily due to a $2.1 million increase in non-recurring legal and advisor costs relating to the proposed transaction.

Depreciation. Depreciation expense increased by $0.2 million for the three months ended June 30, 2024 as compared to the same period in 2023 primarily due to increased capitalized software expenditures.

Amortization. Amortization expense was approximately the same for the three months ended June 30, 2024 as compared to the same period in 2023.

Interest and other income, net. Interest and other income, net, increased by $0.4 million for the three months ended June 30, 2024 as compared to the same period in 2023 primarily due to a $0.2 million increase in interest income and a $0.1 million decrease in interest expense.

Provision for income taxes. The Company recorded an income tax (benefit) expense of $(0.6) million and $0.9 million for the three months ended June 30, 2024 and 2023, respectively, representing effective income tax rates of (75%) and 25%, respectively. The tax expense for the three months ended June 30, 2024 decreased by approximately $1.5 million primarily due to a decrease in pretax income that resulted in a $1.1 million decrease in tax expense based on our projected effective tax rate and decrease of $0.4 million of tax expense from discrete items.

Comparison of Six Months Ended June 30, 2024 and June 30, 2023

Revenue

	Six Months Ended June 30,
(dollars in thousands)	2024	2023	Increase	Percent Change
Revenues	$110,550	$115,543	$(4,993)	-4%

Revenue decreased by $5.0 million for the six months ended June 30, 2024, as compared to the same period in 2023, primarily due to the following:

•	390 new customers during the first half of 2024 which resulted in increased revenues of approximately $12.0 million.

•	Our existing customers decreased their spend by approximately $17.0 million.

Cost of Revenue and Gross Profit

	Six Months Ended June 30,
(dollars in thousands)	2024	2023	Decrease	Percent Change
Cost of revenue	$40,572	$35,756	$4,816	13%
Amortization of acquired technology	1,405	1,367	38	3%

Total cost of revenue	$41,977	$37,123	$4,854	13%

Gross profit	$68,573	$78,420	$(9,847)	-13%

Gross profit percentage	62%	68%

Cost of Revenue. Cost of Revenue for the six months ended June 30, 2024 increased by $4.8 million as compared to the six months ended June 30, 2023, primarily due to the following:

•	$1.8 million increase in labor and related costs;

•	$2.0 million increase in variable costs attributable to contracted costs related to fulfilling campaigns; and

•	$0.7 million increase in depreciation expense.

Gross Profit. Our gross profit is equal to the difference between our revenue and our cost of revenue for the period. Gross profit percentage was 62% and 68% for the six months ended June 30, 2024 and 2023, respectively. Gross profit decreased by $9.8 million in the six months ended June 30, 2024 compared to the same period in 2023, primarily due to decreased revenue. Because the majority of our costs are labor-related, we expect our gross profit to fluctuate from period to period depending on the total revenue for the period.

Operating Expenses and Other

	Six Months Ended June 30,
(dollars in thousands)	2024	2023	Increase (Decrease)	Percent Change
Operating expenses:
Selling and marketing	$46,150	$49,671	$(3,521)	-7%
Product development	5,397	5,066	331	7%
General and administrative	14,320	15,624	(1,304)	-8%
Transaction and related expenses	8,595	—	8,595	100%
Depreciation	4,613	4,095	518	13%
Amortization	2,996	2,999	(3)	0%

Total operating expenses	$82,071	$77,455	$4,616	6%

Interest and other income, net	$6,349	$5,672	$677	12%

Provision for income taxes	$1,627	$2,317	$(690)	-30%

Selling and Marketing. Selling and marketing expenses decreased by $3.5 million for the six months ended June 30, 2024 as compared to the same period in 2023 primarily due to a $2.7 million decrease in stock based compensation and a $0.8 million decrease in labor and related costs.

Product Development. Product development expenses increased by $0.3 million for the six months ended June 30, 2024 as compared to the same period in 2023 primarily due to a $0.4 million increase in labor and related costs.

General and Administrative. General and administrative expenses decreased by $1.3 million for the six months ended June 30, 2024 as compared to the same period in 2023 primarily due to $2.4 million decrease in bad debt expense offset by a $0.7 million increase in stock based compensation and a $0.2 million increase in labor and related costs.

Transaction and related expenses. Transaction and related expenses increased by $8.6 million for the six months ended June 30, 2024 as compared to the same period in 2023 primarily due to an $8.6 million increase in non-recurring legal and advisor costs relating to the proposed transaction.

Depreciation. Depreciation expense increased by $0.5 million for the six months ended June 30, 2024 as compared to the same period in 2023 primarily due to increased capitalized software expenditures.

Amortization. Amortization expense was approximately the same for the six months ended June 30, 2024 as compared to the same period in 2023.

Interest and other income, net. Interest and other income, net, increased by $0.7 million for the six months ended June 30, 2024 as compared to the same period in 2023 primarily due to a $0.6 million increase in interest income.

Provision for income taxes. The Company recorded an income tax expense of $1.6 million and $2.3 million for the six months ended June 30, 2024 and 2023, respectively, representing effective income tax rate was (23%) and 35%, respectively. The tax expense for the six months ended June 30, 2024 decreased by approximately $0.7 million primarily due to the fact we recorded a pretax loss for the six months ended June 30, 2024 compared to pretax income during the same period in 2023.

Seasonality

The timing of our revenues is affected by seasonal factors, with revenues generally lower during the first quarter relative to subsequent quarters in a given year. Our revenues are seasonal primarily as a result of the annual budget approval process of many of our customers, the normal timing at which our customers introduce new products, and the historical decrease in advertising in summer months. The timing of revenues in relation to our expenses, much of which do not vary directly with revenues, has an impact on our cost of revenues, selling and marketing, product development, and general and administrative expenses as a percentage of revenues in each calendar quarter during the year.

The majority of our expenses are personnel-related and include salaries, stock-based compensation, benefits and incentive-based compensation plan expenses. As a result, we have not experienced significant seasonal fluctuations in the timing of our expenses period to period.

Liquidity and Capital Resources

Resources

Our cash, cash equivalents and short-term investments at June 30, 2024 totaled $339.4 million, a $13.1 million increase from December 31, 2023, primarily driven by the cash generated from our operating activities of $21.2 million, proceeds from ESPP of $0.5 million, offset in part by capital expenditures of $8.4 million. We believe that our existing cash, cash equivalents and short-term investments, and our cash flow from operating activities will be sufficient to meet our anticipated cash needs for at least the next twelve months. Our future working capital requirements will depend on many factors, including the operations of our existing business, our potential strategic expansion internationally, future acquisitions we might undertake and any expansion into complementary businesses. To the extent that our cash, cash equivalents and short-term investments, and cash flow from operating activities are insufficient to fund our future activities, we may raise additional funds through additional bank credit arrangements or public or private equity or debt financings; provided that with certain of the foregoing actions, if we were to move forward with them, we would be required to obtain Informa’s approval under the Transaction Agreement, subject to certain exceptions.

(dollars in thousands)	June 30, 2024	December 31, 2023
Cash, cash equivalents and short-term investments	$339,385	$326,269

Accounts receivable, net	$42,774	$39,239

Cash, Cash Equivalents and Short-Term Investments

Our cash, cash equivalents and short-term investments at June 30, 2024 were held for working capital purposes and were invested primarily in pooled bond funds. We do not enter into investments for trading or speculative purposes.

Accounts Receivable, Net

Our accounts receivable balance fluctuates from period to period, which affects our cash flows from operating activities. The fluctuations vary depending on the timing with which we meet our performance obligations and on the timing of our cash collections, as well as on changes to our allowance for doubtful accounts. We use days sales outstanding (“DSO”) as a measurement of the quality and status of our receivables since lower DSO is generally correlated with higher collection rates. We define DSO as net accounts receivable at quarter end divided by total revenue for the applicable period, multiplied by the number of days in the applicable period. DSO was 66 days and 63 days at June 30, 2024 and December 31, 2023, respectively.

Cash Flows

	Six Months Ended June 30,
(dollars in thousands)	2024	2023
Net cash provided by operating activities	$21,213	$27,974

Net cash used in investing activities	$(10,766)	$(83,462)

Net cash provided by (used in) financing activities	$424	$(51,776)

Operating Activities

Cash provided by operating activities primarily consists of net income adjusted for certain non-cash items including depreciation and amortization, provisions for bad debt, stock-based compensation, deferred income taxes, and the effect of changes in working capital and other activities. Cash provided by operating activities for the six months ended June 30, 2024 and 2023 was $21.2 million and $28.0 million, respectively.

The decrease in cash provided by operating activities was primarily the result of a decrease in revenue, changes in working capital and transaction expenses charged to earnings.

Investing Activities

Cash used in investing activities for the six months ended June 30, 2024 and 2023 was $10.8 million and $83.5 million, respectively, and was driven by the purchase of investments and the purchase of property and equipment, primarily for internal-use software, and to a lesser extent, computer equipment.

Capital Expenditures

We have made capital expenditures primarily for computer equipment and related software needed to host our websites, internal-use software development costs, as well as for leasehold improvements and other general purposes to support our growth. Our capital expenditures totaled $8.4 million and $7.3 million for the six months ended June 30, 2024 and 2023, respectively. The majority of our capital expenditures in the first six months of 2024 were for internal-use software and website development costs and, to a lesser extent, computer equipment and related software. We capitalized internal-use software and website development costs of $8.2 million and $7.0 million for the six months ended June 30, 2024 and 2023, respectively. We are not currently party to any purchase contracts related to future capital expenditures.

Financing Activities

In the first six months of 2024, we generated $0.4 million from financing activities, related to the issuance of common stock from ESPP offset by tax withholdings related to net share settlements. In the first six months of 2023, we used $51.8 million for financing activities, consisting primarily of $2.3 million for the payment of contingent consideration related to our 2021 acquisitions, $0.2 million for tax withholdings related to net share settlements and $50.0 million for the repurchase of shares of our common stock.

Repurchase Programs

In May 2022, we announced that our board of directors had authorized a stock repurchase program (the “May 2022 Repurchase Program”) whereby we were authorized to repurchase shares of our common stock having an aggregate purchase prices of up to $50.0 million from time to time on the open market or in privately negotiated transactions at prices and in the manner determined by management. There were no amounts purchased under this plan during the six months ended June 30, 2024 and June 30, 2023. As of June 30, 2024, no amounts remained available under the May 2022 Repurchase Program.

In November 2022, we announced that our board of directors had authorized a new repurchase program (the “November 2022 Repurchase Program”) whereby we were authorized to repurchase shares of our common stock and convertible senior notes having an aggregate purchase price of up to $200.0 million from time to time on the open market or in privately negotiated transactions at prices and in the manner determined by management over the next two years. During the six month period ended June 30, 2023, we repurchased 1,318,664 shares for an aggregate purchase price of $50.0 million at an average share price of $37.90 under the November 2022 Repurchase Program. There were no amounts purchased under the November 2022 Repurchase Program during the six months ended June 30, 2024. As of June 30, 2024, $92.9 million remained available under the November 2022 Repurchase Program. We are restricted from making any repurchases during the period between the execution of the Transaction Agreement and the closing of the proposed transaction without Informa’s approval.

Repurchased shares were recorded under the cost method and are reflected as treasury stock in the accompanying condensed consolidated Balance Sheets.

Convertible Senior Notes and Term Loan and Credit Facility Borrowings

Convertible Senior Notes

In December 2021, we issued $414 million in aggregate principal amount of 0.00% convertible senior notes (“2026 Notes”) due December 15, 2026, unless earlier repurchased by us or converted by the holder pursuant to their terms. Special interest, if any, is payable semiannually in arrears on June 15 and December 15 of each year.

The 2026 Notes are governed by an indenture between us, as issuer, and U.S. Bank Trust Company, National Association, as trustee. The 2026 Notes are unsecured and rank senior in right of payment to our future indebtedness that is expressly subordinated in right of payment to the 2026 Notes and equal in right of payment to our unsecured indebtedness that is not so subordinated.

Upon conversion, we will pay or deliver, as the case may be, cash, shares of our common stock or a combination of cash and shares of common stock, at our election.

The 2026 Notes have an initial conversion rate of 7.6043 shares of common stock per $1,000 principal amount of 2026 Notes. This represents an initial effective conversion price of approximately $131.50 per share of common stock and 3,148,180 shares issuable upon conversion. Throughout the term of the 2026 Notes, the conversion rate may be adjusted upon the occurrence of certain events. As of June 30, 2024, no such adjustment has occurred. Holders of the 2026 Notes will not receive any cash payment representing accrued and unpaid interest, if any, upon conversion of a 2026 Note.

Proceeds from the 2026 Notes were utilized to retire $149.9 million of the 2025 Notes and for general corporate purposes.

In December 2020, we issued $201.3 million in aggregate principal amount of 0.125% convertible senior notes (the “2025 Notes”) due December 15, 2025, unless earlier repurchased by us or converted by the holder pursuant to their terms. Interest is payable semiannually in arrears on June 15 and December 15 of each year, which commenced on June 15, 2021.

The 2025 Notes are governed by an indenture between us, as issuer, and U.S. Bank Trust Company, National Association, as trustee. The 2025 Notes are unsecured and rank senior in right of payment to our future indebtedness that is expressly subordinated in right of payment to the Notes and equal in right of payment to our unsecured indebtedness that is not so subordinated.

Upon conversion, we will pay or deliver, as the case may be, cash, shares of our common stock or a combination of cash and shares of common stock, at our election.

The 2025 Notes have an initial conversion rate of 14.1977 shares of common stock per $1,000 principal amount of the Notes. This represents an initial effective conversion price of approximately $70.43 per share of common stock and 2,857,447 shares issuable upon conversion of the full aggregate principal amount of the 2025 Notes. Throughout the term of the 2025 Notes, the conversion rate may be adjusted upon the occurrence of certain events. As of June 30, 2024, no such adjustment has occurred. Holders of the 2025 Notes will not receive any cash payment representing accrued and unpaid interest, if any, upon conversion of a Note, except in limited circumstances. Accrued but unpaid interest will be deemed to be paid by cash, shares of our common stock or a combination of cash and shares of our common stock paid or delivered, as the case may be, to the holder upon conversion of the Notes.

After the induced conversion of $149.9 million aggregate principal amount of the 2025 Notes in December 2021, approximately $51 million of aggregate principal of 2025 Notes remain outstanding. In August 2023, the Company repurchased $48.3 million aggregate principal amount of the 2025 Notes for $42.6 million in cash including transaction fees. As of June 30, 2024, 43,163 shares were issuable upon conversion of the full aggregate principal amounts of such remaining 2025 Notes.

In August 2023, under the November 2022 Repurchase Program we repurchased $48.3 million aggregate principal amount of the 2025 Notes for $42.6 million including transaction fees, which resulted in a gain on early extinguishment of debt of $5 million. See Note 8 to our condensed consolidated financial statements “Convertible Notes and Loan Agreement” for additional information.

We and New TechTarget are obligated under the Transaction Agreement to use our reasonable best efforts to enter into a revolving credit facility or other senior lending facility, which shall be entered into prior to (but effective upon) the closing of the proposed transaction, with commitments of at least $250,000,000 to be used (together with our and our subsidiaries available cash on hand) to satisfy our obligations under the Notes and for general working capital purposes.

2021 Loan Agreement

On October 29, 2021, we entered into the 2021 Loan Agreement with Western Alliance Bank. The 2021 Loan Agreement provided for a $75 million revolving credit facility with a $5 million letter-of-credit sublimit and expired on October 29, 2023. The 2021 Loan Agreement was secured by substantially all of our assets. Borrowings under the 2021 Loan Agreement bore interest based on a formula using certain market rates. The 2021 Loan Agreement was subject to various leverage and non-financial covenants. The 2021 Loan Agreement matured on its stated maturity date of October 29, 2023.

Contractual Obligations

There were no material changes to our contractual obligations and commitments described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2023.

Cautionary Note Regarding Forward-Looking Statements

This Quarterly Report on Form 10-Q contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included or referenced in this Quarterly Report on Form 10-Q that address activities, events or developments which we expect will or may occur in the future are forward-looking statements, including statements regarding the intent, belief or current expectations of the Company and members of our management team. The words “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “plan,” “could,”

“would,” “project,” “predict,” “continue,” “target,” and similar expressions are also intended to identify forward looking statements. Such statements may include those regarding guidance on our future financial results and other projections or measures of our future performance; our expectations concerning market opportunities and our ability to capitalize on them; the amount and timing of the benefits expected from new products or services and other potential sources of additional revenues; the expected timing and structure of our proposed transaction with Informa PLC (“Informa”); our ability to complete the proposed transaction with Informa considering the various closing conditions; the expected benefits of the proposed transaction with Informa, such as improved operations, enhanced revenues and cash flow, synergies, growth potential, market profile, business plans, expanded portfolio and financial strength; and the competitive ability and position of the combined business following the completion of the proposed transaction. Such forward-looking statements are based upon current plans, estimates, and expectations that are subject to risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. We can give no assurance that such plans, estimates, or expectations will be achieved, and therefore, actual results may differ materially from any plans, estimates, or expectations in such forward-looking statements. Important factors that could cause actual results to differ materially from such plans, estimates, or expectations include, but are not limited to, those relating to: market acceptance of our products and services, including continued increased sales of our IT Deal Alert™ offerings and continued increased international growth; that one or more closing conditions to the proposed transaction with Informa, including certain regulatory approvals, may not be satisfied or waived, on a timely basis or otherwise, including that a governmental entity may prohibit, delay, or refuse to grant approval for the consummation of the proposed transaction, may require conditions, limitations, or restrictions in connection with such approvals or that the required approval by our shareholders may not be obtained; the risk that the proposed transaction with Informa may not be completed in the time frame expected or at all; unexpected costs, charges, or expenses resulting from the proposed transaction; uncertainty of the expected financial performance of combined business following completion of the proposed transaction with Informa; failure to realize the anticipated benefits of the proposed transaction with Informa, including as a result of delay in completing the proposed transaction or integrating the relevant portion of the Informa assets being contributed in the proposed transaction (the “Informa Tech business”) with our business; difficulties and delays in achieving revenue and cost synergies; the occurrence of any event that could give rise to termination of the proposed transaction with Informa; potential litigation in connection with the proposed transaction with Informa or other settlements or investigations that may affect the timing or occurrence of the proposed transaction with Informa or result in significant costs of defense, indemnification, and liability; evolving legal, regulatory, and tax regimes; changes in economic, financial, political, and regulatory conditions, in the United States and elsewhere, and other factors that contribute to uncertainty and volatility, natural and man-made disasters, civil unrest, pandemics, geopolitical uncertainty, and conditions that may result from legislative, regulatory, trade, and policy changes associated with the current or subsequent U.S. administration; risks related to disruption of management time from ongoing business operations due to the proposed transaction with Informa; certain restrictions during the pendency of the proposed transaction that may impact our ability to pursue certain business opportunities or strategic transactions; our ability and the ability of the combined business to meet expectations regarding the accounting and tax treatments of the proposed transaction with Informa; the risk that any announcements relating to the proposed transaction with Informa could have adverse effects on the market price of our common stock; the risk that the proposed transaction with Informa and its announcement could have an adverse effect on our ability to retain customers and retain and hire key personnel and maintain relationships with customers, suppliers, employees, stockholders, strategic partners and other business relationships and on our operating results and business generally; market acceptance of our and the Informa Tech business’s products and services; changes in economic, tax, legal or regulatory conditions or other trends affecting the internet, internet advertising and information technology industries; data privacy and artificial intelligence laws, rules and regulations; the impact of foreign currency exchange rates; certain macroeconomic factors facing the global economy, including instability in the regional banking sector, disruptions in the capital markets, economic sanctions and economic slowdowns or recessions, rising inflation and interest rates fluctuations on our results and the results of the

Informa Tech business; and other matters included in our SEC filings, including in our Annual Report on Form 10-K for the year ended December 31, 2023.

While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. We caution you not to place undue reliance on any of these forward-looking statements as they are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations, financial condition and liquidity may differ materially from those made in or suggested by the forward-looking statements contained herein. Any forward-looking statements speak only as of the date of this this Quarterly Report on Form 10-Q. We undertake no obligation to update any forward-looking statements, whether as a result of new information or developments, future events, or otherwise, except as required by law. Neither future distribution of this Quarterly Report on Form 10-Q nor the continued availability of this communication in archive form on our website should be deemed to constitute an update or re-affirmation of these statements as of any future date.

Item 3. Quantitative and Qualitative Disclosures about Market Risk

Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily a result of fluctuations in foreign exchange rates and interest rates. We do not hold or issue financial instruments for trading purposes.

Foreign Currency Exchange Risk

We currently have subsidiaries in the United Kingdom, Hong Kong, Australia, Singapore, Germany and France. Approximately 22% of our revenue for the six months ended June 30, 2024 was derived from customers with billing addresses outside of the United States and our foreign exchange gains/losses were not significant. We currently believe our exposure to foreign currency exchange rate fluctuations is financially immaterial and therefore have not entered into foreign currency hedging transactions. We continue to review this issue and may consider hedging certain foreign exchange risks through the use of currency futures or options in the future. The volatility of exchange rates depends on many factors that we cannot forecast with reliable accuracy. Our continued international expansion increases our exposure to exchange rate fluctuations and as a result such fluctuations could have a significant impact on our future results of operations. We also maintain receivables and cash accounts denominated in currencies other than the local currency, which exposes us to foreign exchange rate movements.

In addition, our foreign subsidiaries have certain amounts of Goodwill and Intangibles which expose us to foreign currency exchange rate fluctuations. These exchange rate fluctuations are included as a component of other comprehensive (loss) income.

Interest Rate Risk

At June 30, 2024, we had cash, cash equivalents and short-term investments of $339.4 million. The investments were held in bond funds and time deposits. The cash, cash equivalents and short-term investments were held for working capital purposes. We have not entered into investments for trading or speculative purposes. Due to the short-term nature of these investments, we believe that we do not have any material exposure to changes in the fair value as a result of increases in interest rates. Declines in interest rates, however, would reduce future investment income.

Inflation

Although we cannot accurately anticipate the future effect of inflation on our financial condition or results of operations, inflation historically has not had a material impact on our operations. If our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs through price increases for services. Our inability to do so could harm our business, financial condition or results of operations.

Item 4. Controls and Procedures

Disclosure Controls and Procedures

We are required to maintain disclosure controls and procedures that are designed to ensure that information required to be disclosed in our reports under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission’s rules and forms, and that such information is accumulated and communicated to management, including our Chief Executive Officer (Principal Executive Officer) and Chief Financial Officer (Principal Financial Officer) as appropriate, to allow timely decisions regarding required disclosure.

In connection with the preparation of this Quarterly Report on Form 10-Q for the period ended June 30, 2024, management, under the supervision of our Chief Executive Officer and Chief Financial Officer, conducted an evaluation of our disclosure controls and procedures as of June 30, 2024. Based on that evaluation, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures were effective at the reasonable assurance level.

Changes in Internal Control over Financial Reporting

There were no changes in our internal control over financial reporting identified in connection with the evaluation of such internal controls that occurred during the second quarter of 2024 that have materially affected or are reasonably likely to materially affect, our internal control over financial reporting.

PART II—OTHER INFORMATION

Item 1. Legal Proceedings

From time to time and in the ordinary course of business, the Company may be subject to various claims, charges, and litigation. We are not currently a party to any material legal proceedings and we are not aware of any pending or threatened litigation against us that we believe could have a material adverse effect on our business, operating results or financial condition. Information regarding legal proceedings is available in Note 9, “Leases and Contingencies”, to the condensed consolidated financial statements in this Quarterly Report on Form 10-Q.

Item 1A. Risk Factors

Our business is subject to a number of risks that could have a material effect on our business, results of operations, financial condition and/or liquidity and that could cause our operating results to vary significantly from period to period. In addition to the other information set forth in this Quarterly Report on Form 10-Q, you should carefully consider the risk factors we have previously disclosed in Item 1A – “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2023. We may disclose changes to any risk factors presented or disclose additional factors from time to time in our future filings with the Securities and Exchange Commission.

Item 5. Other Information

Trading Plans

There were no Rule 10b5-1 plans or non-Rule 10b5-1 trading arrangements (as defined in Item 408(c) of Regulation S-K) adopted, modified, or terminated by any directors or officers (as defined in Rule 16a-1(f)) of the Company during the quarterly period covered by this report.

Item 6. Exhibits

The exhibits listed below are filed as part of this Quarterly Report on Form 10-Q.

Incorporated by Reference to
Exhibit No.	Description of Exhibit	Form or Schedule	Exhibit No.	Filing Date with SEC	SEC File Number

2.1*	Agreement and Plan of Merger, dated as of January 10, 2024, by and among TechTarget, Inc., Toro CombineCo., Toro Acquisition Sub, LLC, Informa PLC, Informa US Holdings Limited, and Informa Intrepid Holdings Inc.	8-K	2.1	1/11/2024	001-33472

3.1	Fourth Amended and Restated Certificate of Incorporation of the Registrant.	10-Q	3.1	11/13/2007	001-33472

3.2	Amended and Restated Bylaws of TechTarget, Inc.	10-K	3.2	02/28/2024	001-33472

31.1**	Certification of Michael Cotoia, Chief Executive Officer of TechTarget, Inc., pursuant to Rules 13a-14(a) and 15d-14(a) of the Securities Exchange Act of 1934, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.2**	Certification of Daniel Noreck, Chief Financial Officer and Treasurer of TechTarget, Inc., pursuant to Rules 13a-14(a) and 15d-14(a) of the Securities Exchange Act of 1934, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32.3**	Certifications of Michael Cotoia, Chief Executive Officer of TechTarget, Inc. and Daniel Noreck, Chief Financial Officer and Treasurer of TechTarget, Inc. pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

101.INS	Inline XBRL Instance Document* The instance document does not appear in the Interactive Data File because its XBRL tags are Embedded within the Inline XBRL document.

101.SCH	Inline XBRL Taxonomy Extension Schema With Embedded Linkbase Documents*

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

*

Certain schedules, annexes and exhibits to the Transaction Agreement and Plan of Merger have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant will furnish copies of any such schedules, annexes and exhibits to the U.S. Securities and Exchange Commission upon request.

**	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TECHTARGET, INC.
(Registrant)

Date: August 8, 2024	By:	/s/ MICHAEL COTOIA
Michael Cotoia, Chief Executive Officer and Director (Principal Executive Officer)

Date: August 8, 2024	By:	/s/ DANIEL NORECK
Daniel Noreck, Chief Financial Officer and Treasurer (Principal Accounting and Financial Officer)

Annex S

Excerpts of Definitive Proxy Statement of TechTarget, Inc. on Schedule 14A, filed with the SEC on April 17, 2024, and incorporated into Part III of Annual Report of TechTarget, Inc. on

Form 10-K for the year ended December 31, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒     Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

TechTarget, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

PROPOSAL NO. 1:

ELECTION OF CLASS II DIRECTORS

Our Board of Directors

Our Board is divided into three classes, with one class being elected each year and members of each class holding office for a three-year term. Our Board is currently authorized to have, and we currently have, seven members. At the Annual Meeting, the Class II Directors will stand for election. None of our Directors are related to any other Director or to any of our executive officers. Information about each nominee, the Company’s Class I and III Directors, and our executive officers, including their respective ages and positions, is included below and is current as of March 31, 2024.

Information about the Nominees

Our Board has nominated Robert D. Burke and Bruce Levenson for election as the Class II Directors, each to serve a three-year term until the 2027 Annual Meeting of Stockholders, or until their respective successors are elected and duly qualified. Each nominee is currently serving as a Director and has indicated that they are willing and able to serve as a Director, if elected. If a nominee should become unable or unwilling to serve, the proxies intend to vote for the replacement selected by the Nominating and Corporate Governance Committee of our Board.

Name	Age	Position
Robert D. Burke	69	Director
Bruce Levenson	74	Director

Robert D. Burke. Mr. Burke has served as a Director since November 2012. Mr. Burke has over 40 years of experience in the technology industry with both private and public companies. Mr. Burke is currently the President of Mercatura, Inc., a consulting company, a position he has held since 2011. Prior thereto, Mr. Burke was most recently the President and Chief Executive Officer of Art Technology Group, Inc. (“ATG”), a leading e-commerce software provider, from 2002 to 2011. Before ATG, Mr. Burke was Chief Executive Officer of Quidnunc from 2000 to 2002 and President of ePresence Solutions from 1997 to 2000. Mr. Burke started his career as an Operating Systems Specialist at Digital Equipment Corporation and held a wide variety of roles in hardware and software infrastructure, software applications, consulting, and systems integration. Mr. Burke was previously a board member for Exa Corporation, a public company that develops, sells, and supports simulation software and services for vehicle manufacturers from 2014 to 2017. Mr. Burke has a B.S. in Physics from Eastern Michigan University. The Company believes that Mr. Burke’s extensive experience as a leader of technology driven companies that are similar to the Company’s target customers brings valuable strategic and industry-specific insight to the Board and can assist the Company as it implements its sales and marketing strategies.

Bruce Levenson. Mr. Levenson has served as a Director since February 2015 and, previously, from 2007 to 2012. Mr. Levenson is the co-founder of United Communications Group (“UCG”), a business information publisher, where he has worked since 1977. He also founded Oil Price Information Service, a private company that provides wholesale/rack and retail fuel prices for the refined products, renewable fuels, and natural gas and gas liquids industries and, with other partners, acquired GasBuddy, LLC, which owns a group of websites that offer a method for users to post and view retail gas prices, in 2013. He is currently a partner at UCG and GasBuddy, LLC, where he is involved in company strategy and acquisition efforts. Mr. Levenson is a former partner of LPF Atlanta LLC, which was the former majority owner of the Atlanta Hawks National Basketball Association franchise and owns the operating rights to the Philips Arena in Atlanta, Georgia. Mr. Levenson is also a former member of the Board of Governors of the National Hockey League. Mr. Levenson holds a B.A. from Washington University and a J.D. from American University. The Company believes that Mr. Levenson’s career of over 40 years as a principal in a highly successful specialty publisher, UCG, provides the Board with valuable management and strategic experience in a core market the Company serves.

RECOMMENDATION OF THE BOARD OF DIRECTORS:	The Board of Directors recommends that Stockholders vote “FOR” Proposal No. 1, the Election of Class II Directors.

Directors Continuing in Office

Class III Directors (Term Expires at the 2025 Annual Meeting of Stockholders)

Perfecto Sanchez. Mr. Sanchez has served as a Director since January 2022. Mr. Sanchez is currently the co-founder and Chief Growth Officer of Equity Quotient (“EQ”), a technology platform that provides access to diversity data and advanced analytics to help companies measure their stakeholder impact, manage risk, and devise growth strategies as part of a broader environmental, social, and governance imperative. He is also the founder and Chief Executive Officer of Keep The Change, a for-purpose marketing consultancy he launched in 2014 and serves on the board of directors of Lifeway Foods, Inc. (Nasdaq: LWAY), a public company, since August 2022. He is also the co-founder of CHPTR, Inc., a tech memorialization company and mobile-first community, and a co-founder of EQ with Ms. Van Houten. He is currently an advisor to Build in Tulsa, a movement to build the infrastructure for Black multi-generational wealth creation, as well as an Advisor at International Crisis Group. He served as Chief Marketing Officer for Chloe’s Soft Serve Fruit Co. from 2016 to 2018 where he helped double their distribution and brand awareness. Prior to that, from 2010 to 2015, he served in senior brand and portfolio strategy roles at The Dannon Company, Inc. (a subsidiary of Danone S.A.) and Kraft Foods, Inc. Mr. Sanchez holds a Bachelor of Math and Science from the United States Military Academy at West Point and is a decorated U.S. Army Veteran with two combat tours to Iraq. Mr. Sanchez brings to the Board his experience in managing complex projects and budgets, implementing portfolio, growth, and marketing strategies for global brands, as well as driving innovation and awareness through social impact initiatives.

Greg Strakosch. Mr. Strakosch has served as our Executive Chairman since May 2016. Prior thereto, he served as our Chief Executive Officer from our incorporation in September 1999 to May 2016 and as our Chairman from 2007 to May 2016. Prior to co-founding TechTarget, Mr. Strakosch was the President of the Technology Division of UCG, a business information publisher. Mr. Strakosch joined UCG in 1992 when it acquired Reliability Ratings, an information technology publishing company that he founded in 1989. Before Reliability Ratings, Mr. Strakosch spent six years at EMC Corporation, a provider of enterprise information storage systems. Mr. Strakosch holds a B.A. from Boston College. As one of the Company’s two co-founders and our Executive Chairman, Mr. Strakosch is uniquely positioned to provide essential insight and guidance to the Board from an inside perspective and provide the Board with the benefit of his many years of experience and comprehensive knowledge of the information technology advertising business.

Class I Directors (Term Expires at the 2026 Annual Meeting of Stockholders)

Michael Cotoia. Mr. Cotoia has served as our Chief Executive Officer and a Director since May 2016. He has been employed by us since 2002, serving as our Chief Operating Officer from January 2012 to May 2016 and, prior to that, as Executive Vice President from 2010 to 2012 and in various other positions including as Senior Vice President and Vice President and Publisher, from 2002 to 2010. Prior to joining TechTarget, he was Director of Sales at SANZ, a national storage integrator, and he also held positions at EMC Corporation, a provider of enterprise information storage systems, and Deloitte, a provider of audit, consulting, financial, risk management, tax, and related services. Mr. Cotoia holds a B.S. from Babson College and is a CPA. Mr. Cotoia’s history with the Company and experience in the IT advertising business provides the Board with specific knowledge of the Company’s operations and a greater understanding of the Company’s strategic opportunities.

Roger M. Marino. Mr. Marino has served as a Director since 2000. He is an active private investor in numerous companies including technology start-ups. Since 2001, Mr. Marino founded and has been associated with RMM Group LLC, a film production company, and RMM-P, an investment company. He also founded EMC Corporation, a provider of enterprise information storage systems, and retired as its president in 1992. He holds a B.S. from Northeastern University and is a member (Emeritus) of Northeastern University’s Board of Trustees.

Mr. Marino’s extraordinary experience as an entrepreneur who co-founded and then served in various executive positions in a market-leading technology company provides the Board with both executive and sales experience from the perspective of the market in which virtually all of our customers operate.

Christina Van Houten. Ms. Van Houten has served as a Director since August 2019. She is currently the co-founder and Chief Executive Officer of EQ. Prior to co-founding EQ with Mr. Sanchez, Ms. Van Houten served in various roles at Mimecast Limited (“Mimecast”), a global provider of cloud cyber resilience solutions for corporate data and email, including as advisor to the Chief Executive Officer and as Chief Strategy Officer, from April 2018 to May 2022. Prior to joining Mimecast, from 2014 to 2018, Ms. Van Houten was Senior Vice President, Marketing Strategy & Product Management, at Infor Global Solutions, an enterprise software company that provides comprehensive business solutions. She served as Vice President, Industry Solution and Strategy, at Infor, from 2011 to 2014. She was Vice President of Strategy and Solutions at IBM Netezza from 2010 to 2011. Prior to that, from 2005 to 2010, she served in senior roles at Oracle Corporation. Ms. Van Houten holds an MBA from the Booth School of Business at the University of Chicago, and a B.A. degree from Georgetown University. Ms. Van Houten’s experience in marketing strategy and career with some of the world’s largest firms provides the Board with invaluable business insight and expertise in overall sales and marketing strategies.

Information about Directors and Committee Membership

Name	Age	Audit	Compensation	Nominating and Corporate Governance
Robert D. Burke(1)	69	Chair	Member	—
Michael Cotoia(2)	52	—	—	—
Bruce Levenson(3)	74	Member	Member	Chair
Roger M. Marino	85	—	Chair	Member
Perfecto Sanchez	40	—	—	Member
Greg Strakosch(4)	61	—	—	—
Christina Van Houten	57	Member	—	Member

(1)	Audit Committee Financial Expert.
(2)	Chief Executive Officer.
(3)	Lead Independent Director.
(4)	Executive Chairman.

Board Leadership Structure

Mr. Cotoia became our Chief Executive Officer (“CEO”) and Mr. Strakosch became our Executive Chairman in May 2016. The Board continues to believe that this leadership structure, which separates the Executive Chairman and CEO roles, remains appropriate. As Executive Chairman, Mr. Strakosch not only remains involved in long-term strategy, investor relations, and other key business areas critical to our continued growth and success, but he also continues to assist and advise Mr. Cotoia. As CEO, Mr. Cotoia is responsible for the general management and operation of the business and guiding and overseeing the Company’s senior executives. Mr. Cotoia’s in-depth knowledge of the Company’s business, industry, and operations also provides him with a strong understanding of the vision and strategic direction of our Company. The Board believes that the structure of a separate Executive Chairman and CEO, together with a Lead Independent Director having the duties described below, is in the best interest of the Company’s stockholders and harmonizes the various responsibilities, experiences, and independent perspectives important to furthering the Company’s strategic vision for growth, while also addressing the governance needs and oversight responsibilities of our Board. To strengthen independent oversight, the Board has adopted a number of governance practices, including (i) a clearly defined Lead Independent Director role (as detailed below) and (ii) executive sessions of the independent Directors. However, the Board recognizes that no single leadership model is right for all companies at all times and that depending on the circumstances, other leadership models, such as an independent Chairman of the Board, might be appropriate. Accordingly, the Board periodically reviews its leadership structure.

Lead Independent Director

Bruce Levenson, an independent Director who serves as a Member of the Audit and Compensation Committees and as the Chair of the Nominating and Corporate Governance Committee, was selected by the Board again this year to serve as the Lead Independent Director. Mr. Levenson has been selected for this position each year since 2016. The Lead Independent Director has the responsibility of presiding at all executive sessions of the Board, consulting with both the Executive Chairman and the CEO on Board and committee meeting agendas, monitoring communications from stockholders and other interested parties, meeting with any Director not adequately performing such Director’s duties as a member of the Board or any committee thereof, acting as the principal liaison between management and the non-employee Directors, including maintaining frequent contact with both the Executive Chairman and the CEO and advising them on the efficacy of the Board meetings, and facilitating teamwork and communication between the non-employee Directors and management, as well as additional ancillary responsibilities. Additionally, the Lead Independent Director may represent the Board in any communications with stockholders and other stakeholders and also may provide input on the design of the Board itself.

Information about Other Executive Officers

Included in the table below is the name, age, and position of each executive officer of the Company, as of March 31, 2024, other than Messrs. Strakosch and Cotoia, for whom such information is provided above. No executive officer is related to another executive officer or Director.

Name	Age	Principal Occupation/Position Held with the Company
Don Hawk	52	Executive Director, Product Innovation
Rebecca Kitchens	46	President
Steven Niemiec	43	Chief Operating Officer and Chief Revenue Officer
Daniel T. Noreck	52	Chief Financial Officer and Treasurer

Don Hawk. Mr. Hawk has served as our Executive Director, Product Innovation since January 2012. Prior to that, Mr. Hawk served as our President from our incorporation in September 1999 to 2012. Prior to co-founding TechTarget, Mr. Hawk was a Director of New Media Products for the Technology Division of UCG from 1997 to 1999. Prior to joining UCG, Mr. Hawk was the Director of Electronic Business Development for Telecommunications Reports International, Inc., a telecommunications publishing company. Mr. Hawk holds a B.A. and an M.A. from George Washington University.

Rebecca Kitchens. Ms. Kitchens has served as our President since January 2023. Prior to that, she served as an Executive Vice President & Publisher of the Company, from January 2021, which entailed leading several business units tied to our content and audience marketing efforts, as well as overseeing the Company’s Enterprise Strategy Group division, an IT analyst, research, validation, and strategy unit that provides market intelligence and actionable insight to the global IT community, as well as overseeing several other business units. Ms. Kitchens has also previously served as Senior Vice President, Market Development from October 2017 to January 2021, Senior Vice President & Group Publisher from May 2012 to October 2017, and Vice President of Global Accounts from September 2010 to May 2012. Ms. Kitchens holds a B.S. from Fairfield University.

Steven Niemiec. Mr. Niemiec has served as our Chief Operating Officer and Chief Revenue Officer since January 2023. Prior to that, Mr. Niemiec served as the Company’s first Chief Revenue Officer, from January 2021, overseeing the Company’s Sales, Customer Success, and Sales Operations groups. Mr. Niemiec began his career with the Company as an Account Manager and worked his way up to progressively more senior positions including serving as Senior Vice President, Global Sales from June 2013 to January 2021 and Vice President & General Manager from January 2011 to June 2013. Mr. Niemiec holds a B.S. from Providence College.

Daniel T. Noreck. Mr. Noreck has served as our Chief Financial Officer and Treasurer since December 2016. Since April 2021, he has also served as a director and chair of the audit committee of Capital Properties, Inc., a publicly traded property leasing company in Providence, Rhode Island. From September 2010 to December 2016, he served as Chief Financial Officer and Treasurer of Providence and Worcester Railroad Company, a publicly traded regional short line railroad with operations in Connecticut, Massachusetts, New York, and Rhode Island. Prior to that, Mr. Noreck was a Senior Audit Manager at Lefkowitz, Garfinkel, Champi & DeRienzo P.C. in Providence, Rhode Island from July 2003 to September 2010. Mr. Noreck holds a B.S. from the University of Massachusetts, Dartmouth and is a CPA and a chartered global management accountant.

INFORMATION ABOUT CORPORATE GOVERNANCE

Our Board believes that good corporate governance is important to ensure that we are managed for the long-term benefit of our stockholders. This section describes the key corporate governance guidelines and practices that we have adopted. The charters governing the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee, the Code of Business Conduct and Ethics, and our Corporate Governance Guidelines are posted on the corporate governance section of our investor relations website located at investor.techtarget.com. Additionally, you may request a copy of these governance documents, without charge, by writing to TechTarget, Inc., 275 Grove Street, Newton, Massachusetts 02466, Attention: Corporate Secretary.

Corporate Governance Guidelines

Our Board has adopted Corporate Governance Guidelines (“Guidelines”) to assist in the exercise of its duties and responsibilities and to serve our best interests and those of our stockholders. The Guidelines, which establish a framework for the conduct of the business of the Board, provide, among other things:

•

that our business and affairs are managed by, or under the direction of, our Board, acting on behalf of the stockholders; our Board has delegated to our officers the authority and responsibility for managing the Company’s day-to-day affairs; and our Board has an oversight role and is not expected to perform or duplicate the tasks of our CEO or senior management;

•

that the Board, through the Nominating and Corporate Governance Committee, shall consider the criteria for prospective Board members as it deems necessary or advisable and identify prospective nominees;

•

that the Nominating and Corporate Governance Committee shall evaluate the continued appropriateness of a Director’s membership on the Board following a change in such Director’s primary job responsibility;

•	that a majority of our Directors shall meet the independence standards of the SEC or Nasdaq;

•	that the Board is responsible for determining that effective systems are in place for the periodic and timely reporting of important matters regarding the Company to the Board;

•	the expectations for attendance and participation at Board meetings;

•	the structure of the Board;

•	a process by which stockholders may communicate with the Board; and

•	that the independent members of our Board regularly meet in executive session.

These and other matters are described in more detail in the Guidelines themselves and below.

Director Diversity Information

Set forth below is information concerning the gender and demographic background of each of the current Directors of the Company, as self-identified and reported by each Director. This information is being provided in accordance with the corporate governance rules of Nasdaq and each of the categories listed in the below table has the meaning as it is used in Nasdaq Rule 5605(f).

Board Diversity Matrix (As of March 31, 2024)
Total Number of Directors			7

Part I: Gender Identity	Female	Male	Non-binary	Did not disclose gender
Directors	1	6	—	—

Part II: Demographic Background
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	1	5	—	—
Two or More Races or Ethnicities	—	1	—	—
LGBTQ+			—
Did Not Disclose Demographic Background			—

Prohibitions on Hedging and Pledging

The Company’s Insider Trading and Public Communication Policy restricts hedging and pledging of TechTarget stock. This policy prohibits TechTarget Directors, officers, and employees from engaging in any of the following types of transactions with respect to TechTarget stock: short sales; purchases or sales of puts, calls or other derivative securities; and purchases of financial instruments or other transactions that hedge or offset any decrease in the market value of TechTarget stock (including swaps, forwards, options and futures). This policy also prohibits TechTarget Directors, officers, and employees from pledging TechTarget stock except in certain limited circumstances.

Board Determination of Independence

To assist it in making independence determinations, the Board has adopted independence standards, which include the standards required by Nasdaq for independent directors. Applicable Nasdaq rules require a majority of a listed company’s board of directors to be comprised of independent directors. Under applicable Nasdaq rules, a director will only qualify as an “independent director” if they can satisfy certain bright line tests set forth in such rules. In addition, Nasdaq rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and governance committees be an independent director and, in the case of each member of the audit committee, satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), and, in the case of each member of the compensation committee, satisfy the independence criteria set forth in Rule 10C-1 under the Exchange Act. The Board must also determine that the director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In the course of determining the independence of each non-employee Director under applicable Nasdaq rules, our Board, among other things, considers relationships that each non-employee director has with the Company and the annual amount of TechTarget sales to, or purchases from, any company where a non-employee director or their family member serves as an executive officer. The Board considers all the relevant facts and circumstances surrounding such sales or purchases.

Our Board has determined that each of Mr. Burke, Mr. Levenson, Mr. Marino, Mr. Sanchez, and Ms. Van Houten, is “independent” as the term is defined by Nasdaq standards and that none of these Directors has a relationship that would interfere with the exercise of their independent judgment in carrying out the responsibilities of a Director. Messrs. Strakosch and Cotoia are not deemed to be independent Directors under these rules because they are our Executive Chairman and CEO, respectively. Other than the payments by the Company reported in the “Director Compensation” section of this Proxy Statement, none of our Directors have received, or will receive, any compensation, nor have they entered into any “golden leash” arrangements in connection with their service on our Board.

Board Meetings and Attendance

Each Director is expected to attend regularly scheduled Board meetings and to participate in special or other Board meetings. During 2023, our Board held 11 meetings. Each Director attended at least 75% of (i) the total number of meetings of the Board held and (ii) the total number of meetings held by all committees on which he or she served during 2023.

Director Attendance at Annual Meeting of Stockholders

Our Guidelines provide that Directors are encouraged to attend our Annual Meeting. In 2023, four of our seven Directors participated in the Annual Meeting either in person or by telephone.

Board Committees

Our Board has established Audit, Compensation, and Nominating and Corporate Governance committees. Each committee operates under a separate charter adopted by our Board. The committee charters are posted on the corporate governance section of our investor relations website located at investor.techtarget.com. Our Board has determined that all of the members of each of the Board’s three standing committees are independent as defined under applicable Nasdaq listing standards as well as, in the case of all members of the Audit Committee, the independence requirements contemplated by Rule 10A-3 under the Exchange Act and, in the case of all members of the Compensation Committee, the additional independence requirements set forth in Rule 10C-1 of the Exchange Act.

Audit Committee. Our Audit Committee is comprised of Robert D. Burke, the Chair of the Committee, Bruce Levenson, and Christina Van Houten. Mr. Burke serves as our “audit committee financial expert” as defined in applicable SEC rules. The Audit Committee’s responsibilities, as set forth in its Charter, include:

•	appointing, retaining, terminating, and approving the compensation of, and assessing the independence of, our independent registered public accounting firm;

•	overseeing the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company;

•	assessing and evaluating the work of our independent registered public accounting firm;

•	pre-approving audit and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

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meeting independently with our independent registered public accounting firm and reviewing the written disclosures and the required communications from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”);

•	establishing policies and procedures for the receipt and retention of accounting related complaints and concerns;

•	coordinating the oversight, and reviewing the adequacy, of our internal controls over financial reporting;

•	reviewing our quarterly earnings releases and financial disclosures;

•	reviewing and approving our entry into any swap transactions;

•	reviewing results of internal audits of aspects of the operations of our cybersecurity program and its supporting control framework;

•	making regular reports to the Board;

•	preparing the Audit Committee report required by SEC rules to be included in our Proxy Statement;

•	reviewing and assessing the adequacy of the Audit Committee Charter; and

•	evaluating its own performance and reporting the results of such evaluation to the Board.

In accordance with its charter and subject to applicable law, the Audit Committee may establish and delegate authority to one or more subcommittees consisting of one or more of its members, when the Audit Committee deems it appropriate to do so in order to carry out its responsibilities. The Audit Committee has delegated limited authority to the Chair of the Audit Committee to pre-approve any audit and permitted non-audit services and discuss certain required matters with the independent auditor. The Audit Committee met six times in 2023.

Compensation Committee. Our Compensation Committee is comprised of Roger M. Marino, the Chair of the Committee, Bruce Levenson, and Robert D. Burke. The Compensation Committee’s responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to the compensation of our CEO;

•	evaluating the performance of our CEO in light of such corporate goals and objectives and determining the compensation of our CEO;

•	reviewing and recommending to the Board for approval the compensation of our other executive officers and those members of management that report directly to our CEO;

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reviewing and discussing with management our executive compensation disclosures and recommending whether they should be included in reports and registration statements filed with the SEC and producing required reports;

•	establishing and reviewing our overall management compensation philosophy and policy;

•	overseeing our compensation, welfare, benefit, and other similar plans;

•	overseeing the evaluation of management;

•	developing, and reporting on, a CEO succession plan for consideration by the Board;

•	reviewing and making recommendations to the Board with respect to Director compensation, with guidance from our Nominating and Corporate Governance Committee;

•	making regular reports to our Board;

•	reviewing and assessing the adequacy of the Compensation Committee Charter;

•	preparing the Compensation Committee report required by SEC rules to be included in our Proxy Statement; and

•	evaluating its own performance and reporting the results of such evaluation to our Board.

The Compensation Committee met four times in 2023. In accordance with its charter and subject to applicable law, the Compensation Committee may establish and delegate authority to one or more subcommittees consisting of one or more of its members, when the Compensation Committee deems it appropriate to do so in order to carry out its responsibilities. The Compensation Committee has delegated limited authority to executive officers, from time to time, including with respect to administrative tasks under the Company’s 2022 Employee Stock

Purchase Plan. The processes and procedures followed by our Compensation Committee in considering and determining executive and Director compensation are described below under the headings “Executive Compensation” and “Director Compensation.”

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee is comprised of Bruce Levenson, the Chair of the Committee, Roger M. Marino, Perfecto Sanchez, and Christina G. Van Houten. The Nominating and Corporate Governance Committee’s responsibilities include:

•	developing and recommending to the Board criteria for Board and committee membership and providing guidance to the Compensation Committee regarding Director compensation;

•	identifying individuals qualified to become Board members;

•	establishing procedures for identifying and evaluating Director candidates including nominees recommended by stockholders;

•	reviewing disclosures concerning our policies and procedures for identifying and reviewing Board nominee candidates;

•	recommending to the Board the persons to be nominated for election as Directors and to each committee;

•	recommending whether or not the Board should accept the resignation of a Director tendered in accordance with the Guidelines;

•	conducting an appropriate review and approval of all related party transactions for potential conflict of interest situations on an ongoing basis;

•	developing and recommending to the Board a Code of Business Conduct and Ethics and the Guidelines;

•	overseeing the evaluation of the Board and making regular reports to the Board;

•	reviewing and assessing the adequacy of the Nominating and Corporate Governance Committee Charter; and

•	evaluating its own performance and reporting the results of such evaluation to the Board.

The Nominating and Corporate Governance Committee met two times in 2023. The processes and procedures followed by our Nominating and Corporate Governance Committee in identifying and evaluating Director candidates are described below under the heading “Director Nomination Process.”

Director Nomination Process

The process followed by the Nominating and Corporate Governance Committee to identify and evaluate Director candidates includes meeting, from time to time, to evaluate biographical information and background material relating to potential candidates, interviewing selected candidates, and recommending prospective candidates for the Board’s consideration and review. Generally, the Committee identifies candidates through the personal, business and organizational contacts of the Directors and management.

In evaluating prospective Director candidates, the Committee may consider all facts and circumstances that it deems appropriate or advisable, including, among other things, the skills of the prospective Director candidate, his or her depth and breadth of business experience or other background characteristics, his or her independence, and the needs of our Board. Certain criteria are set forth in our Guidelines and include the candidate’s integrity, business acumen, knowledge of the Company’s business and industry, and experience. The Committee does not assign specific weights to particular criteria, although it does consider the following minimum qualifications:

•	Directors must be of the highest ethical character and share the values of the Company as reflected in the Company’s Code of Business Conduct and Ethics;

•	Directors must have reputations, both personal and professional, consistent with the image and reputation of the Company;

•	Directors must have the ability to exercise sound business judgment; and

•	Directors must have substantial business or professional experience and be able to offer meaningful advice and guidance to the Company’s management based on that experience.

The Board may also consider other qualities such as an understanding of, or experience in, online media, finance, and/or marketing as well as leadership experience within public companies. Our Board believes that the backgrounds and qualifications of its Directors, considered as a group, provide a composite mix of experience, knowledge, and abilities that allows our Board to fulfill its responsibilities. In addition to the foregoing factors, the Committee may also consider diversity in its evaluation of candidates for Board membership. The Board believes that diversity with respect to viewpoint, skills, and experience is an important factor in Board composition. The Committee ensures that diversity considerations are discussed in connection with each potential nominee, as well as on a periodic basis, in connection with the composition of the Board as a whole. Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential Director candidates by submitting their names, together with appropriate biographical information and background materials, and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to TechTarget, Inc., 275 Grove Street, Newton, Massachusetts 02466, Attn: Corporate Secretary. Assuming that appropriate biographical and background material has been provided in a timely manner, the Nominating and Corporate Governance Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. If the Board determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in the Company’s proxy statement for the next annual meeting assuming the nominee consents to such inclusion.

Communications with Directors

Our Board will give appropriate attention to written communications that are submitted by stockholders, and will respond if, and as, appropriate. The Executive Chairman is primarily responsible for monitoring and responding to communications from stockholders and other interested parties and for providing copies to our other Directors or to the individual Director so designated on a periodic basis, as he considers appropriate. Unless any communication is marked confidential and is addressed to a particular Board member, the Executive Chairman, prior to forwarding any correspondence, will review such correspondence and, in his discretion, will not forward items if they are deemed to be of a commercial, irrelevant, or frivolous nature or otherwise inappropriate for consideration by our Board. Interested parties may send written communications to our Board at the following address: TechTarget, Inc., 275 Grove Street, Newton, Massachusetts 02466, Attention: Executive Chairman of the Board, or to the attention of an individual Director.

The Board’s Role in Risk Oversight

While management is responsible for designing and implementing the Company’s overall risk management process, including controls and administration, the Board and its committees are primarily responsible for oversight of the Company’s risk management. As such, the Board considers and discusses with management current and emerging risks and other issues that may present particular risks to the Company in the short-term, intermediate-term, or long-term. These risks include those involving acquisitions, competition, customer demands, economic conditions, planning, strategy, finance, sales and marketing, products, information technology and cybersecurity, facilities and operations, and legal and regulatory compliance issues. Management periodically reports to the Board and its committees on these risks, including with the assistance of outside advisors as appropriate. Additionally, the Board relies on the Audit Committee to regularly review certain risks that may be material to the Company, including issues related to financial risks and exposures, particularly financial reporting, tax, accounting, financial disclosures, internal control over financial reporting, financial policies, investment guidelines, and credit and liquidity matters and as otherwise disclosed in the Company’s quarterly and annual reports filed with the SEC. In terms of cybersecurity oversight, in particular, our Audit Committee receives reports on the results of independent testing of aspects of the operations of our cybersecurity program and the supporting control framework and our Privacy and Security Executive Taskforce, which oversees an IT Security Team that is responsible for leading company-wide cybersecurity efforts, meets periodically to, among other things, review global trends in privacy, security, and compliance, identify key projects and resource needs, and review operational privacy and security statistics and metrics. The Board believes that this approach provides appropriate checks and balances against undue risk taking. We believe that our leadership structure supports the risk oversight function of the Board. Having two members of management, specifically our Executive Chairman and our CEO, serving on the Board, facilitates open communication between the Company’s management team and Directors relating to risk and helps ensure that these risks are appropriately assessed, managed, and mitigated.

Compensation Risks. The Board relies on the Compensation Committee to evaluate the Company’s compensation programs to ensure that they do not create undue risk-taking in attempting to achieve Company goals. To assist the Compensation Committee in its evaluation in 2023, management conducted a risk analysis of the structure of the Company’s compensation policies and practices, including the design and metrics of its performance-based compensation programs, and reported the results to the Compensation Committee. Management analyzed each plan generally as well as each performance goal under each plan, in conjunction with the business process or processes involved in attaining the performance goal. Management considered any mitigating factors, including internal controls designed to prevent fraud or manipulation of business processes and operations, in its evaluation. For example, there is an inherent risk of manipulation in the recognition of revenue and the pricing and processing of orders in the Company’s business. In order to mitigate these risks, the Company has established numerous processes and controls regarding pricing, revenue recognition, accounts receivable, order processing, and expenses, including independent reviews of the various components of revenue and expense, and a multidisciplinary contracts management process that has multiple approval and signatory levels, and seeks to prevent any deviation from or circumvention of the processes and controls. In addition to the numerous internal controls which require multidisciplinary review, the Company’s independent registered public accounting firm also reviews the interim financial statements included in our quarterly reports on Form 10-Q and audits the Company’s annual financial statements. Management presented its analysis to the Compensation Committee in April 2024. Based on the analysis, the Committee concluded that the Company’s performance-based compensation plans did not create risks that would be reasonably likely to have a material adverse effect on the Company.

Compensation Clawback. In October 2023, our Board adopted a written Compensation Recovery Policy (“Clawback Policy”) addressing the recoupment of incentive-based compensation from current or former covered officers to ensure compliance with the requirements of Nasdaq Listing Rule 5608, which implements Rule 10D-1 under the Exchange Act. Under the Clawback Policy, the Company will recover any erroneously awarded incentive-based compensation from current or former executive officers subject to the Clawback Policy that was received within the applicable recovery period. The Compensation Committee of the Board has the discretion to make all decisions under this policy. Our 2017 Stock Option and Incentive Plan, as amended, also provides that any award made to a participant under the plan will be bound by any clawback policy that the Company has in effect or may adopt in the future.

Code of Business Conduct and Ethics

We have adopted a written Code of Business Conduct and Ethics (“Code”) that applies to our Directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. We have posted the Code on the corporate governance section of our investor relations website located at investor.techtarget.com. In addition, we will disclose on our website any amendments to, or waivers granted to, any Director or executive officer from, any provision of the Code.

Corporate Social Responsibility

We strive to attract diverse and exceptional candidates and help support their career growth once they become employees. Once hired, we ensure that employees are rewarded, recognized and engaged based on their contributions. We also emphasize employee internal mobility opportunities through our performance evaluation and career development efforts to drive professional development. Our goal is a long-term, upward-bound career at TechTarget for every employee, which we believe will assist our retention efforts. We are also dedicated to fostering a collaborative culture among our workforce, creating an environment that is safe, respectful, fair and inclusive of everyone, and promoting diversity, equity and inclusion inside and outside of our business. We accomplish this with the strong culture that we have built over the past 20+ years and through the efforts of our active culture committees: TechTarget Diversity, Equity & Inclusion, Health & Fitness at TechTarget, and TechTarget Gives. Each committee has a distinct mission, but all look to cultivate leadership skills, develop best business practices, encourage knowledge sharing, give back to the community, and provide personal growth and development opportunities while allowing for a wide range of perspectives and experiences.

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Our TechTarget Diversity, Equity & Inclusion Committee is an initiative to identify and build relationships with diverse community members and minority organizations that can help drive awareness regarding employment opportunities at TechTarget and throughout the enterprise technology and digital media industry.

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Health & Fitness at TechTarget is an energetic and motivating initiative to promote both physical and mental well-being and health. This group recognizes the advantages of an active lifestyle and intends to support that lifestyle through team leagues, fitness groups and sessions for individual development. Health & Fitness at TechTarget encourages teamwork, comradery and healthy competition, as well as personal growth and mindfulness.

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TechTarget Gives is a diverse, dynamic and growth-focused initiative to mobilize TechTarget employees who are interested in giving back to the greater community. Through community involvement, volunteering events and company drives, TechTarget Gives aims to seek out opportunities on a state, national, and global scale. This committee helps employees further cultivate volunteering best practices, collaboration and leadership skills, all while paying it forward.

DIRECTOR COMPENSATION

Directors who are also employees receive no compensation for their service as a Director. All non-employee Directors received the following compensation in 2023: (i) a base annual retainer of $20,000; (ii) a fee of $1,500 for attendance at each Board meeting; (iii) a fee of $1,000 for attendance at each Committee meeting; and (iv) an annual grant of options to purchase, at the fair market value on the date of grant, 5,000 shares of our common stock, which options are exercisable on the first anniversary of the date of grant or the business day prior to the Company’s next annual meeting, if earlier. New non-employee Directors receive an initial grant of 2,500 options upon the commencement of service with the Company and must serve on the Board for at least six months to be eligible to receive the annual grant of options to purchase 5,000 shares of common stock.

Each non-employee Director also receives, on an annual basis, the following retainer amounts for committee service: each member of the Audit Committee: $5,000; each member of the Compensation Committee: $2,500; and each member of the Nominating and Corporate Governance Committee: $2,500. In addition to the retainers for committee service, each committee chairperson also receives the following annual retainers: Chair of the Audit Committee: $10,000; Chair of the Compensation Committee: $5,000; and Chair of the Nominating and Corporate Governance Committee: $5,000. Directors are also reimbursed for actual out-of-pocket expenses incurred in attending any meetings. The Company’s compensation policy is to pay non-employee Directors their retainers in advance in December for the next fiscal year and to pay meeting fees in arrears in August for the period from January to July and in December for the period from August to December. Non-employee Directors shall be entitled to retain their retainers if they cease to be a non-employee Director or serve on a Committee or as a Committee Chair.

In accordance with the terms of our non-employee Director compensation program described above, which is reviewed and approved annually by the Compensation Committee, Directors receive Restricted Stock Units (“RSUs”) as payment for their retainers and meeting attendance fees under our 2017 Stock Option and Incentive Plan, as amended. These RSUs are valued at the fair market value on the date of grant and are fully vested upon grant.

In the event that we add additional non-employee Directors to our Board, we may grant additional amounts of equity compensation based on the available benchmarking data for directors of comparable companies as well as other relevant factors, such as that person’s experience in our industry, unique skills and knowledge, and the extent to which we expect that person will serve on and/or chair any committees.

Fiscal 2023 Director Compensation

The following table details the compensation for 2023 of our non-employee Directors:

Name	Fees earned or paid($)	Stock Awards(1)($)	Option Awards(2)($)	Total($)
Robert D. Burke	—	63,042	182,300	245,342
Bruce Levenson	—	61,011	182,300	243,311
Roger M. Marino	—	51,039	182,300	233,339
Perfecto Sanchez	—	41,056	182,300	223,356
Christina G. Van Houten	—	52,039	182,300	234,339

(1)

The “Stock Awards” column reflects the aggregate grant date fair value of the RSUs granted to each Director during 2023 computed in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”). For the assumptions used to calculate the fair value of the equity awards granted, see Note 11 to our 2023 audited consolidated financial statements in our Form 10-K. The aggregate number of unvested restricted stock units outstanding as of December 31, 2023 for our non-employee Directors was as follows: 0 for Mr. Burke, 0 for Mr. Levenson, 0 for Mr. Marino, 2,800 for Mr. Sanchez, and 0 for Ms. Van Houten.

(2) The “Option Awards” column reflects the aggregate grant date fair value of the Option Awards granted to each Director during 2023, computed in accordance with ASC 718. We use the Black-Scholes option pricing model to determine the fair value of option awards. For the assumptions used to calculate the fair value of the Option Awards granted, see Note 11 to our 2023 audited consolidated financial statements in our Form 10-K. The aggregate number of unvested stock options outstanding as of December 31, 2023 for our non-employee Directors was as follows: 5,000 for Mr. Burke, 5,000 for Mr. Levenson, 5,000 for Mr. Marino, 5,000 for Mr. Sanchez, and 5,000 for Ms. Van Houten.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes our executive compensation programs for our principal executive officer, our principal financial officer, and our other three executive officers for 2023 (collectively, the “named executive officers”) who were:

•	Michael Cotoia, Chief Executive Officer

•	Daniel T. Noreck, Chief Financial Officer and Treasurer

•	Rebecca Kitchens, President

•	Steven Niemiec, Chief Operating Officer and Chief Revenue Officer

•	Greg Strakosch, Executive Chairman

Overview and Compensation Philosophy. The primary objectives of our Compensation Committee and our Board with respect to executive compensation are to attract, retain, and motivate executives who make important contributions to the achievement of our business goals, and to align the incentives of our executives with the creation of long-term value for our stockholders. The Compensation Committee implements and maintains compensation plans in order to enhance the likelihood that we will achieve these objectives. Our executive compensation program is designed to attract and retain those individuals with the skills necessary for us to achieve our long-term business goals, to motivate and reward individuals who perform at or above the levels that we expect, and to link a portion of each executive officer’s compensation to the achievement of our business objectives. It is also designed to reinforce a sense of ownership, urgency, and overall entrepreneurial spirit. Further, our executive compensation program is designed in a manner that we believe aligns the interests of our executive officers with those of our stockholders by providing a portion of our executive officers’ compensation through equity-based awards.

Compensation Committee. Our current executive compensation policies and objectives were developed and implemented by our Compensation Committee which, throughout 2023, consisted of all independent Directors. The Compensation Committee reviews and approves compensation for our executive officers with input from both our Executive Chairman and CEO. Mr. Strakosch and Mr. Cotoia make recommendations to the Committee, from time to time, regarding the compensation of the Company’s executive officers based in part upon the periodic benchmarking exercise described in the “Equity Incentive Compensation and Other Benefits — Benchmarking of Compensation and Equity” section below. Neither Mr. Strakosch nor Mr. Cotoia plays any role in determining his own salary, bonus, or equity compensation. Our Compensation Committee annually reviews our executive compensation program to assess whether the program adequately incentives, motivates, and compensates our executive officers. In addition to addressing cash compensation for our executive officers, which includes base salary and annual bonus plan and targets, our Compensation Committee reviews and approves equity grants to executive officers and employees who are not executive officers.

Elements of Executive Compensation. Our executive compensation consists of the following elements: (i) base salary; (ii) annual bonus; (iii) equity incentive compensation; and (iv) compensation through employee benefit plans. We view these elements of compensation as related but distinct. Although our Compensation Committee reviews total compensation, we generally do not believe that significant compensation derived from one element of compensation should necessarily negate or reduce compensation from other elements. We assess the appropriate level for each compensation component based on our view of internal fairness and consistency and other considerations we deem relevant, such as the executives’ equity ownership position. We may also, from time to time, review executive compensation levels at other companies with which we compete. For 2023, our overall mix of executive compensation continued to include a balance of cash and non-cash compensation, taking into consideration existing long-term equity awards.

Base Salary. Base salaries are used to recognize the experience, skills, knowledge, and responsibilities required of all our employees, including our executives. Base salaries for our executives typically have been set in our offer letter to the executive at the outset of employment. None of our executives are currently party to an employment agreement that provides for automatic or scheduled increases in base salary. We set base salary compensation for our executive officers at a level we believe enables us to retain and motivate and, as needed, hire individuals in a competitive environment, so that our executive officers will contribute to our overall business goals and success. We may also consider the base salary compensation that is payable by companies that we believe to be our competitors and by other comparable private and public companies with which we believe we generally compete for executives. The Compensation Committee reviews base salaries periodically, most recently in late 2023, and adjusts them from time to time as appropriate after taking into account an individual’s responsibilities, performance, skills specific to our business, industry experience, as well as the limited benchmarking referenced above and described in the “Equity Incentive Compensation and Other Benefits — Benchmarking of Compensation and Equity” section below. Excluding Ms. Kitchens and Mr. Niemiec, who became executive officers effective January 1, 2023, in 2023 the annual base salary for Mr. Strakosch and Mr. Cotoia remained the same as in 2022. The Board approved, effective January 1, 2023, a $75,000 increase to the annual base salary for Mr. Noreck, with a new base salary of $300,000 per year.

Executive Incentive Bonus Plan

Plan Performance Metrics and Individual Goals. The Compensation Committee designed our 2023 Executive Incentive Bonus Plan (the “2023 Bonus Plan”) in a manner that it believed would focus and motivate our management to achieve key company financial and strategic objectives and reward our executive officers for achievement of these measures of operating performance. In December 2022, our Board approved the 2023 Bonus Plan performance metrics. As in prior years, the Compensation Committee concluded that “Revenue” (as defined by Generally Accepted Accounting Principles (“GAAP”)), Adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization (“Adjusted EBITDA”), and an operating metric based on the percentage of customer contracts with terms longer than 270 days (“Longer-Term Contracts”) were the appropriate measurements of our performance with respect to the 2023 Bonus Plan. Adjusted EBITDA is a non-GAAP financial measure defined as earnings before net interest, other income and expense such as asset impairment (including expenses related to the induced conversion of our 2025 convertible notes), income taxes, depreciation and amortization, as further adjusted to include the impact of the fair value adjustments to contingent consideration and acquired unearned revenue and to exclude stock-based compensation and other one-time charges, such as costs related to acquisitions or reduction in forces expenses, if any. The Compensation Committee included the Longer-Term Contract metric, coupled with the Revenue and Adjusted EBITDA metrics, because it felt this metric would continue to align our executive incentive compensation with the Company’s goal of moving towards providing our customers our purchase-intent data and other services under Longer-Term Contracts. Payment of a bonus under the 2023 Bonus Plan was based on either the attainment of the Revenue and/or Adjusted EBITDA performance goals or attainment of the Longer-Term Contract performance goal. Payments under our bonus plan are made each year before March 15, based on the achievement of the prior year’s performance goals measured at the end of each fiscal year.

The Compensation Committee designed the relevant Revenue, Adjusted EBIDTA, and Longer-Term Contract targets used in the 2023 Bonus Plan by taking into consideration the 2023 budget as well as projected revenue. The Compensation Committee determined that the financial targets should, as in past years, be based on the Company’s current year budget and also took into consideration the Company’s actual performance against its 2022 budget. The Committee determined that the Longer-Term Contract target should be based on projected revenue and anticipated product mix. Based on these factors, the Committee established the 2023 targets against the prior year period. After the Compensation Committee established the 2023 Bonus Plan performance goals, it assigned a target bonus amount to each executive officer based on a recommendation from Mr. Strakosch and various factors noted above including consideration of the Company’s annual budget and the Company’s continued strategic and financial goal of transitioning from primarily quarterly marketing programs to delivering campaigns under Longer-Term Contracts. Mr. Strakosch’s target bonus amount was determined by the

Compensation Committee based on the same factors noted above without input from Mr. Strakosch. The Compensation Committee approved the following target bonus amounts for Mr. Cotoia, Mr. Noreck, Ms. Kitchens, Mr. Niemiec, and Mr. Strakosch for 2023: $217,500, $105,000, $105,000, $105,000 and $217,500, respectively. The threshold amounts varied depending on whether the Company met at least: (i) one of the Adjusted EBITDA or Revenue metrics and/or (ii) the Longer-Term Contracts metric. For more information on thresholds and maximums, see “2023 Plan Performance” below. The Board approved, effective January 1, 2023, a $30,000 increase to Mr. Noreck’s target bonus under the 2023 Bonus Plan, with a new annual target bonus of $105,000. The target bonus under the 2023 Bonus Plan for Messrs. Cotoia and Strakosch was not increased and remained $217,500, for both named executive officers.

Plan Operation. In order for our executive officers to earn a bonus under the 2023 Bonus Plan, they must either: (1) have achieved the minimum threshold of 90% of the Adjusted EBITDA target (or $108 million) and/or Revenue target (or $270 million) or (ii) have achieved a minimum of a tenth of a percentage increase from the Longer-Term Contracts base determined by the Committee (or 39%) towards the 2023 Longer-Term Contracts target (or 41%). The Longer-Term Contracts metric is measured against the total amount of quarterly revenue attributable to Longer-Term Contracts determined as of the end of the fourth quarter of the 2023 fiscal year. With respect to Adjusted EBITDA and Revenue, if the applicable 90% threshold was achieved, then each of our executive officers would earn 50% of their targeted bonus amount with respect to the applicable metric. Furthermore, each of our executive officers could earn an additional 5% of their target bonus amount within the Adjusted EBITDA and/or Revenue metric for each additional 1% of the Adjusted EBITDA and/or Revenue (as applicable) bonus target achieved over 90%, until 100% of the Adjusted EBITDA and/or Revenue bonus target (as applicable) was achieved. Additionally, for each tenth of a percentage increase towards the Longer-Term Contracts target, each of our executives would earn at least 5% of their targeted bonus amount with respect to that metric until 100% of the Longer-Term Contracts bonus target was achieved. Actual performance compared to the target metric was measured at the end of the fiscal year. In the event that the Adjusted EBITDA metric and/or Longer-Term Contracts metric was greater than 100% of their respective targets, each executive could earn more than his or her respective target bonus. The target bonus pool would increase by up to 30% for amounts achieved up to $3.0 million of the Adjusted EBITDA target (and by 33% for amounts in excess of $3.0 million) and prorated for each tenth of a percentage increase above the target (50% for each 1% increase achieved in excess) of the Longer-Term Contracts target. The portion of the bonus in excess of each executive’s target for both the Adjusted EBITDA and Longer-Term Contracts targets is payable in common stock of the Company. In the event that performance was less than 90% for both the Adjusted EBITDA and Revenue metrics and less than a tenth of a percentage increase was achieved towards the Longer-Term Contracts metric, then no bonus would be earned.

2023 Plan Performance. In 2023, the Company’s Adjusted EBITDA, Revenue, and Longer-Term Contracts results measured at the end of the fiscal year, were 58% (or $70.642 million), 77% (or $229.963 million), and 32% respectively, which resulted in our named executive officers receiving no bonus payments under the 2023 Bonus Plan:

Name and Position	Threshold($)(1)	Target($)(2)	Maximum($)(3)	Actual($)
Michael Cotoia, Chief Executive Officer	36,250	217,500	—	—
Daniel T. Noreck, Chief Financial Officer and Treasurer	17,500	105,000	—	—
Rebecca Kitchens, President	17,500	105,000	—	—
Steve Niemiec, Chief Operating Officer & Chief Revenue Officer	17,500	105,000	—	—
Greg Strakosch, Executive Chairman	36,250	217,500	—	—

(1)

Amount payable if 90% of the Adjusted EBITDA or Revenue bonus target was achieved and less than a tenth of a percentage increase towards the Longer-Term Contracts target was achieved. Alternatively, if performance was less than 90% for both the Adjusted EBITDA and Revenue metrics and only a tenth of a percentage increase towards the Longer-Term Contracts target was achieved, then the following threshold amounts would have been due to Mr. Cotoia, Mr. Noreck, Ms. Kitchens, Mr. Niemiec, and Mr. Strakosch for 2023: $3,625, $1,750, $1,750, $1,750, and $3,625, respectively.
(2)	Amount payable if 100% of all three performance targets were achieved.
(3)

In the event that the Adjusted EBITDA or Longer-Term Contracts metrics were greater than 100% of the targets, then the executive could earn more than their respective target bonus, and the portion of the bonus in excess of each executive’s target would be payable in common stock of the Company. The 2023 Bonus Plan did not cap such excess amounts.

Equity Incentive Compensation and Other Benefits

We grant RSUs to attract, motivate, and retain employees. We believe that RSUs and other equity awards are an important component of an executive’s overall compensation package, which can be effective in rewarding the long-term performance of our executives. We believe that this compensation philosophy, in turn, may contribute to long-term value for our stockholders. All of our executive officers and a majority of our key employees have received stock options and/or RSU grants under our 2007 Stock Option and Incentive Plan and/or our 2017 Stock Option and Incentive Plan, as amended. We believe that the vesting feature of our equity grants increases executive retention by providing an incentive to remain with the Company during the vesting period, which is typically multi-year. We typically make an initial equity award to each new executive in connection with the start of his or her employment. Other than with respect to new hire awards, we typically grant RSU awards once per year to a select group of employees, typically in July/August and/or December. All grants of equity awards are approved by the Compensation Committee either as part of the annual grant process or at other times during the year. RSUs typically vest in equal tranches once per year on the anniversary of the grant date over a three-year period. Additionally, in accordance with the terms of the applicable award agreements, the Company may defer the delivery of shares underlying an RSU award, generally until the opening of the trading window immediately following the vesting date. In determining equity awards, our Compensation Committee considers the Company’s business and financial performance, the executive’s performance and future potential, the award value relative to other executives’ awards, and the value of previous awards and amount of outstanding unvested equity awards. The Committee also considers the recommendations of our CEO and Executive Chairman with respect to awards to the executive officers and employees other than the CEO and Executive Chairman, and, from time to time, the external data described in the “Benchmarking of Compensation and Equity” section below.

2023 Equity Grants. In August 2023, the Compensation Committee, understanding the macroeconomic environment, granted Mr. Cotoia 45,000 RSUs, Mr. Noreck 16,500 RSUs and Mr. Strakosch 15,000 RSUs. These grants vest with respect to one-third of the shares subject to such award per year over three years. The grants were made in recognition of their performance and contributions to the Company as well as their expected future contributions. In February 2022, in connection with over performance under the 2021 Executive Incentive Bonus Plan, Messrs. Cotoia, Noreck, and Strakosch were issued 40,842, 14,084, and 40,842, respectively, shares of our common stock. In February 2023, in connection with over performance under the 2022 Executive Incentive Bonus Plan, Messrs. Cotoia, Noreck, and Strakosch were issued 1,682, 580, and 1,682 respectively, shares of our common stock.

Employee Benefit Plans. Our U.S. employees, including our executive officers, are entitled to certain employee benefits, including: medical, dental, and vision care plans; supplemental vision care plan; flexible spending and health savings accounts for healthcare and dependent care; pre-tax transportation account; life, accidental death and dismemberment, and disability insurance; and a 401(k) plan with pre-tax and Roth options. Under our 401(k) plan, we may provide a discretionary matching contribution to all employees after they meet all eligibility requirements. During 2023, we matched fifty cents of each dollar of compensation contributed by the participant up to a maximum of $3,000 per year. The employer contributions vest over a four-year period commencing on the employee’s hire date.

Financial Planning, Tax Preparation, and Estate Planning. The Company has made arrangements with a financial counseling firm to provide its executive officers with certain financial, estate and tax planning, and tax preparation services. If an executive officer elects to participate in this program, the Company pays the annual retainer and any fees incurred for the financial counseling firm’s services to the executive officer during the year.

Advisory Vote on Executive Compensation. At our 2023 Annual Meeting of Stockholders, a majority of stockholder votes were cast to approve on an advisory basis a say-on-pay vote every year. The Compensation Committee considered this stockholder vote and determined to hold stockholder advisory votes on our executive compensation program annually. The Compensation Committee noted the affirmative vote on the Company’s executive compensation program as it determined executive officer compensation for 2023.

Employment Agreements. Each of the named executive officers is party to an employment agreement with the Company which provides for certain benefits while employed at the Company, including base salary, bonus, and treatment of equity in the event of a termination of employment under certain circumstances or a change of control. The Company believes that retention of its executive officers is critical to the operation of the Company and has made the decision to provide these benefits in the employment agreements. In consideration of these benefits, the executive in each instance has agreed not to (i) compete with the Company, (ii) employ or solicit any employee of the Company, or (iii) solicit or encourage a customer or supplier of the Company to terminate or modify adversely its relationship with the Company. The non-compete and non-solicit obligations extend for one year post-termination for Mr. Cotoia, Mr. Noreck, Ms. Kitchens, Mr. Niemiec, and Mr. Strakosch. The executive officers’ employment agreements are described in more detail on page 23 under the heading “Employment Agreements and Potential Payments Upon Termination or Change in Control.”

Tax Considerations. Section 162(m) of the Internal Revenue Code of 1986, as amended, (the “Internal Revenue Code”) generally disallows a tax deduction to public companies for compensation in excess of $1.0 million paid in any one year to each of certain of the Company’s current and former executive officers. For taxable years beginning after December 31, 2017, all compensation in excess of $1 million paid in any one year to each of the specified officers that is not covered by applicable rules will not be deductible by us. While our Compensation Committee takes the deductibility limitations of Section 162(m) into account in its compensation decisions, it may authorize compensation payments that are subject to the deduction limitation when it believes that such payments are appropriate to attract and retain executive talent.

Benchmarking of Compensation and Equity. The Compensation Committee believes that using peer company compensation information in its executive compensation determinations may sometimes be appropriate and can be a meaningful factor in determining cash and equity compensation. The Compensation Committee also believes that reviewing such external data may not always be relevant and also relies on other factors, including Company performance and the Compensation Committee’s own substantial business and industry experience, in setting executive compensation. From time to time, the Compensation Committee reviews peer company information. In 2023, the Company’s peer group, which was revised in 2021 to better align with the Company’s growth, revenue, and overall business, included the following public companies: Dun & Bradstreet Holdings, Inc., Gartner, Inc., HubSpot, Inc., Ziff Davis, Inc., TripAdvisor, Inc., ZoomInfo Technologies, Inc., ON24, Inc., and Comscore, Inc. The Company’s officers provided the Compensation Committee with compensation data about these peers compiled from publicly available information. With regard to our CEO and CFO, given that we believe the roles and responsibilities for these positions are generally consistent from company to company, from time to time, we review the compensation of these positions as detailed in public company filings and certain private company data for companies with similar financial and operational characteristics, including market capitalization (where applicable), revenue, profitability, headcount, industry, and geography. Additionally, for the other executive officers, whose positions are more distinct and may not be as readily benchmarked by title, when we benchmark their compensation, we attempt to find analogous positions in other public and private companies in our industry with similar financial and operational characteristics by function and responsibilities. The Compensation Committee took this information into consideration when evaluating compensation for our executive officers in 2023. The Compensation Committee also considered factors that contribute to the executive’s value to the Company, such as length of service and specific skills that make an executive officer uniquely key to our success. Based on the Compensation Committee’s review of the compensation data available regarding the executives in our peer group, the Compensation Committee determined that the (i) base salary for each executive officer for 2023 and (ii) target bonuses under the 2023 Bonus Plan for each executive officer, except for Mr. Noreck, would remain unchanged from the base salary and target bonuses for 2022. Mr. Noreck received a $30,000 increase to his target bonus under the 2023 Bonus Plan, with a new annual target bonus of $105,000. Neither the Compensation Committee nor the Company has retained a compensation consultant. The Compensation Committee members reviewed and approved the compensation of our executive officers, relying in part on their substantial business experience.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table sets forth the compensation paid or earned for 2023, 2022, and 2021 for our named executive officers.

Name and Principal Position	Year	Salary($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total($)
Michael Cotoia	2023	600,000	1,374,300	—	15,000	1,989,300
Chief Executive Officer	2022	600,000	9,841,938	188,500	15,000	10,645,438
	2021	600,000	9,731,413	188,500	15,000	10,534,913
Daniel T. Noreck	2023	300,000	503,910	—	15,000	818,910
Chief Financial Officer and	2022	225,000	1,977,575	65,000	15,000	2,282,575
Treasurer	2021	225,000	2,403,099	65,000	15,000	2,708,099
Rebecca Kitchens(4)	2023	400,000	3,926,780	—	3,000	4,329,780
President	—	—	—	—	—	—
	—	—	—	—	—	—
Steve Niemiec(4)	2023	400,000	3,880,800	—	15,000	4,295,800
Chief Operating Officer and	—	—	—	—	—	—
Chief Revenue Officer	—	—	—	—	—	—
Greg Strakosch	2023	600,000	458,100	—	15,000	1,073,100
Executive Chairman	2022	600,000	2,996,988	188,500	15,000	3,800,488
	2021	600,000	9,731,413	188,500	15,000	10,534,913

(1)

The amounts in this column reflect the aggregate grant date fair value of RSU and common stock awards computed in accordance with ASC 718 granted to, or earned by, each named executive officer during the applicable year. See Note 11 to the audited consolidated financial statements in our Form 10-K with respect to the assumptions underlying the valuation of equity awards. For 2023, the amount in this column for Messrs. Cotoia, Noreck, and Strakosch reflects the aggregate grant date fair value of RSUs awarded in August 2023 in the amount of $1,374,300, $503,910, and $458,100, respectively. The amount in this column for Ms. Kitchens and Mr. Niemiec reflects the aggregate grant date fair value of RSUs awarded in January 2023 in the amount of $3,926,780 and $3,880,800, respectively.

(2)

The amounts reported in this column reflect the cash portion of the bonus payments to our named executive officers under the Executive Incentive Bonus Plans for 2023, 2022, and 2021. For more information, see “Executive Compensation – Executive Incentive Bonus Plan” above.

(3)

These amounts represent matching 401(k) contributions and costs to the Company for services incurred to provide financial counseling services including finances, estate and tax planning, and tax preparation services (“Financial Services”). Matching 401(k) contributions were $3,000 per executive officer in 2023. Ms. Kitchens’s 2023 Financial Services totaled $0 and for Messrs. Cotoia, Noreck, Niemiec, and Strakosch totaled $12,000, $12,000, $12,000, and $12,000, respectively.

(4)	On December 16, 2022, the Board appointed Ms. Kitchens as President and Mr. Niemiec as Chief Operating Officer and Chief Revenue Officer of the Company, effective January 1, 2023.

Grants of Plan-Based Awards For 2023

The following table sets forth grants of plan-based awards made during 2023 to our named executive officers.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock or Units(2)	Grant Date Fair Value of Stock and Stock Option Awards($)(3)
Michael Cotoia	12/15/2023	36,250	217,500	—	—	—
	8/11/2023	—	—	—	45,000	1,374,300
	2/24/2023	—	—	—	1,682	63,462
Daniel T. Noreck	12/15/2023	17,500	105,000	—	—	—
	8/11/2023	—	—	—	16,500	503,910
	2/24/2023	—	—	—	580	21,883
Rebecca Kitchens	12/15/2023	17,500	105,000	—	—	—
	1/11/2023	—	—	—	1,000	45,980
	1/2/2023	—	—	—	90,000	3,880,800
Steve Niemiec	12/15/2023	17,500	105,000	—	—	—
	1/2/2023	—	—	—	90,000	3,880,800
Greg Strakosch	12/15/2023	36,250	217,500	—	—	—
	8/11/2023	—	—	—	15,000	458,100
	2/24/2023	—	—	—	1,682	63,462

(1)

Reflects full year target awards under the 2024 Bonus Plan. Under the 2024 Bonus Plan, in the event that the named executive officer satisfied the performance conditions necessary to receive an award, the named executive officer was entitled to receive a cash payment up to the target amount, which earned amounts are shown in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column and the accompanying footnote. Amounts earned in excess of the target amount by the named executive officer, were paid as common stock and are reflected in the Summary Compensation Table under the “Stock Awards” column. There is no limit on the value of the award that could be earned by a named executive officer under the 2023 Bonus Plan. For more information, see “Executive Compensation – Executive Incentive Bonus Plan” above.

(2)	Represents an RSU or common stock award granted to the named executive officer in accordance with our executive compensation program.
(3)

Amounts in this column represent the grant date fair value of each award computed in accordance with ASC 718. For a discussion of the assumptions underlying this valuation, see Note 11 to our audited consolidated financial statements included in our Form 10-K. See also our discussion of stock-based compensation in Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Application of Critical Accounting Policies and Use of Estimates-Stock-Based Compensation” included in our Form 10-K.

Non-Equity Incentive Plans

We describe the material terms of our Executive Incentive Bonus Plan in the Compensation Discussion and Analysis section of this Proxy Statement.

Equity Compensation Plans

2007 Stock Option and Incentive Plan. Our 2007 Stock Option and Incentive Plan (the “2007 Plan”) was adopted by our Board upon recommendation of the Compensation Committee and approved by our stockholders in April 2007. The 2007 Plan expired on May 15, 2017 and no further equity grants may be made under the 2007 Plan. Any awards granted on or before such date will remain outstanding subject to their terms. Our 2007 Plan was administered by our Compensation Committee, which had full authority and discretion to interpret and apply the provisions of the 2007 Plan.

2017 Stock Option and Incentive Plan. On March 10, 2017, the Board adopted the 2017 Stock Option and Incentive Plan, upon recommendation by the Compensation Committee and it was approved by the Company’s stockholders and became effective on June 16, 2017. On June 8, 2021, the Company’s stockholders approved an amendment to the 2017 Stock Option and Incentive Plan increasing the number shares of common stock authorized for issuance thereunder from 3,000,000 to 6,800,000. The 2017 Stock Option and Incentive Plan, as amended, (the “2017 Stock Plan”) permits us to make grants of incentive stock options, nonstatutory stock options, director options, stock appreciation rights, restricted stock awards, restricted stock units, other stock-based or cash-based awards, and performance awards to employees, officers, Directors, consultants, and advisors. The 2017 Stock Plan is administered by the Compensation Committee.

2022 Employee Stock Purchase Plan. On April 8, 2022, the Board adopted the 2022 Employee Stock Purchase Plan (the “ESPP”) upon recommendation of the Compensation Committee and it was approved by our stockholders and became effective on June 7, 2022. The ESPP permits eligible employees to purchase shares of our common stock at a discount during consecutive six-month plan periods. Our Board, the Compensation Committee, or its delegate will determine the purchase price of the shares in a given plan period, including whether such purchase price will be determined based on the lesser of the closing price of our common stock on the first business day of the plan period and the last business day of the plan period, or will be based solely on the closing price of our common stock on the last day of the plan period; provided, however, that such purchase price shall be at least 85% of the applicable closing price in the case of a Section 423 offering under the Internal Revenue Code. Employee contributions are made through payroll deductions or other contributions, subject to a minimum permitted percentage of 1% and a maximum permitted percentage of 15%. Our Board, the Compensation Committee, or its delegate may, in its discretion, designate a higher minimum, and/or a lower maximum, contribution rate.

Outstanding Equity Awards at Fiscal Year End for 2023

The following table summarizes the outstanding equity award holdings of our named executive officers as of December 31, 2023.

		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock that Have Not Vested(#)		Market Value of Shares or Units of Stock that Have Not Vested($)(1)
Michael Cotoia	08/11/2023	45,000	(2)	1,568,700
	07/29/2022	100,000	(3)	3,486,000
	07/30/2021	30,000	(4)	1,045,800
Daniel T. Noreck	08/11/2023	16,500	(5)	575,190
	07/29/2022	20,000	(6)	697,200
	07/30/2021	6,000	(7)	209,160
Rebecca Kitchens	01/02/2023	90,000	(8)	3,137,400
	07/29/2022	28,000	(9)	976,080
	07/30/2021	10,000	(10)	348,600
Steve Niemiec	01/02/2023	90,000	(11)	3,137,400
	07/29/2022	30,000	(12)	1,045,800
	07/30/2021	12,000	(13)	418,320
Greg Strakosch	08/11/2023	15,000	(14)	522,900
	07/29/2022	30,000	(15)	1,045,800
	07/30/2021	30,000	(16)	1,045,800

(1)

The amounts shown in this column are for RSUs. The value of the RSUs is based on $34.86, which was the closing price of the Company’s stock on December 29, 2023, the last trading day of the Company’s most recently completed fiscal year.

(2)	Mr. Cotoia’s RSUs vest as follows: 15,000 on each of August 11, 2024, 2025 and 2026.
(3)	Mr. Cotoia’s RSUs vest as follows: 50,000 on each of July 29, 2024 and 2025.
(4)	Mr. Cotoia’s RSUs vest as follows: 30,000 on July 30, 2024.
(5)	Mr. Noreck’s RSUs vest as follows: 5,500 on each of August 11, 2024, 2025 and 2026.
(6)	Mr. Noreck’s RSUs vest as follows: 10,000 on each of July 29, 2024 and 2025.
(7)	Mr. Noreck’s RSUs vest as follows: 6,000 on July 30, 2024.
(8)	Ms. Kitchens’s RSUs vest as follows: 30,000 on each of January 2, 2024, 2025 and 2026.
(9)	Ms. Kitchens’s RSUs vest as follows: 14,000 on each of July 29, 2024 and 2025.
(10)	Ms. Kitchens’s RSUs vest as follows: 10,000 on July 30, 2024.
(11)	Mr. Niemiec’s RSUs vest as follows: 30,000 on each of January 2, 2024, 2025 and 2026.
(12)	Mr. Niemiec’s RSUs vest as follows: 15,000 on each of July 29, 2024 and 2025.
(13)	Mr. Niemiec’s RSUs vest as follows: 12,000 on July 30, 2024.
(14)	Mr. Strakosch’s RSUs vest as follows: 5,000 on each of August 11, 2024, 2025 and 2026.
(15)	Mr. Strakosch’s RSUs vest as follows: 15,000 on each of July 29, 2024, and 2025.
(16)	Mr. Strakosch’s RSUs vest as follows: 30,000 on July 30, 2024.
(17)	Mr. Strakosch’s RSUs vest as follows: 5,000 on each of August 11, 2024, 2025 and 2026.

Option Exercises and Stock Vested for 2023

The following table sets forth the aggregate number of RSU awards that vested for our named executive officers in 2023. There were no option exercises during 2023 and none of our named executive officers have outstanding options that are vested and exercisable but have not been exercised.

	Stock Awards
Name	Number of Shares Acquired On Vesting(#)		Value Realized On Vesting($)(1)
Michael Cotoia	131,682	(2)	4,290,662
Daniel T. Noreck	23,580	(3)	769,883
Rebecca Kitchens	38,000	(4)	1,249,180
Steve Niemiec	42,000	(5)	1,365,780
Greg Strakosch	46,682	(6)	1,527,762

(1)	Values shown represent the number of shares multiplied by the closing price of the Company’s common stock on the applicable vesting date.
(2)

Pursuant to the terms of the applicable RSU award agreements, where applicable, the shares underlying the RSUs vested and delivered as follows: 50,000 shares that vested July 29, 2023 were deferred under the agreement and delivered on September 6, 2023, 30,000 shares that vested July 30, 2023 were deferred under the agreement and delivered on September 5, 2023, 50,000 shares that vested on July 31, 2023 were deferred under the agreement and delivered on September 6, 2023 and 1,682 shares vested and were delivered pursuant to the 2022 Bonus Plan on February 24, 2023.

(3)

Pursuant to the terms of the applicable RSU award agreements, where applicable, the shares underlying the RSUs vested and delivered as follows: 10,000 shares vested on July 29, 2023 were deferred under the agreement and delivered on August 21, 2023, 6,000 shares vested on July 30, 2023 were deferred under the agreement and delivered on August 25, 2023, 7,000 shares that vested on July 31, 2023 were deferred under the agreement and delivered on August 22, 2023, and 580 shares vested and were delivered pursuant to the 2022 Bonus Plan on February 24, 2023.

(4)

Pursuant to the terms of the applicable RSU award agreement, where applicable, the shares underlying the RSUs vested and delivered as follows: 14,000 shares that vested on July 29, 2023 were deferred under the agreement and delivered on August 28, 2023, 10,000 shares that vested on July 30, 2023 were deferred under the agreement and delivered on August 25, 2023, and 13,000 shares that vested on July 31, 2023 were deferred under the agreement and delivered on August 29, 2023 and 1,000 shares vested and were delivered as a 20 Year Anniversary Award on January 11, 2023.
(5)

Pursuant to the terms of the applicable RSU award agreement, where applicable, the shares underlying the RSUs vested and delivered as follows: 15,000 shares that vested on July 29, 2023 were deferred under the agreement and delivered on August 28, 2023, 12,000 shares that vested on July 30, 2023 were deferred under the agreement and delivered on August 25, 2023, and 15,000 shares that vested on July 31, 2023 were deferred under the agreement and delivered on August 29, 2023.

(6)

Pursuant to the terms of the applicable RSU award agreement, where applicable, the shares underlying the RSUs vested and delivered as follows: 15,000 shares that vested on July 29, 2023 were deferred under the agreement and delivered on August 28, 2023, 30,000 shares that vested on July 30, 2023 were deferred under the agreement and delivered on September 5, 2023 and 1,682 shares vested and were delivered pursuant to the 2022 Bonus Plan on February 24, 2023.

Nonqualified Deferred Compensation for 2023

The following table sets forth the aggregate value of shares underlying RSUs the receipt of which were deferred in accordance with the terms of the applicable RSU award agreements during 2023. For more information, see “Executive Compensation – Executive Incentive Compensation and Other Benefits” above.

Name	Executive Contribution in Last Fiscal Year($)(1)	Aggregate Earnings in Last FY($)(2)	Aggregate Withdrawals/ Distributions($)(3)	Aggregate Balance at Last FYE($)
Michael Cotoia	1,624,000	—	1,499,500	—
	976,200	—	906,900	—
	1,627,000	—	1,499,500	—
Daniel T. Noreck	227,360	—	208,110	—
	195,240	—	170,040	—
	325,400	—	295,900	—
Rebecca Kitchens	422,240	—	379,600	—
	325,400	—	283,400	—
	455,560	—	394,800	—
Steve Niemiec	487,200	—	438,000	—
	390,480	—	340,080	—
	488,100	—	423,000	—
Greg Strakosch	976,200	—	906,900	—
	488,100	—	423,000	—

(1)	Represents the amount that would have been earned if the underlying RSUs had been delivered on the vesting date.
(2)	Represents appreciation in the value, if any, of the shares from date of deferral to date of delivery.
(3)	Represents fair market value of the shares on the date of delivery.

Employment Agreements and Potential Payments Upon Termination or Change of Control

We have entered into employment agreements with our named executive officers that would require us to make certain payments and/or provide certain benefits to them in the event of a termination of employment under certain circumstances or a change of control of the Company. The following sections summarize the material terms of the employment agreements and the payments that would be made to each named executive officer assuming one of the events described below occurs.

Material Terms of Executive Employment Agreements — Termination of Employment. Our employment agreements entitle each named executive officer to severance benefits if the Company terminates the executive officer’s employment in the following situations: (i) without “cause”; (ii) if the executive officer terminates his employment for “good reason”; (iii) death; or (iv) disability. For purposes of the employment agreements, “cause” means: (a) any act of fraud or gross misconduct; (b) commission of a felony or a misdemeanor involving moral turpitude, deceit, dishonesty, or fraud; or (c) gross negligence or willful misconduct. Under the employment agreements, “good reason” means: (I) a material reduction of the executive’s salary and/or target bonus other than a reduction that is similar to the reduction made to the salary and/or target bonus of all other senior executives; (II) a change in the executive’s responsibilities and/or duties which constitutes a demotion; (III) relocation of the offices at which the executive is principally employed to a location more than 50 miles from such offices which relocation is not approved by the executive; (IV) our failure to pay amounts due under the employment agreement; or (V) the failure of any successor in interest to the business of the Company to assume our obligations under the employment agreement. In the event of a termination of the executive without “cause,” by the executive officer for “good reason,” as a result of the executive’s death or disability, or as a result of the failure by the Company to renew the term of the employment agreement following its expiration, the executive would be entitled to a payment, in the case of Messrs. Cotoia and Strakosch, equal to their annual salary, and in the case of Mr. Noreck, Ms. Kitchens, and Mr. Niemiec equal to nine months of their annual salaries, and payment by the Company for continuation of health plan benefits for the post-employment period of the salary payments. Additionally, each executive would be entitled to a payment of a portion of their annual target bonus, pro-rated for the period of salary continuance, equal to the greater of (i) 50% of such target amount and (ii) a pro-rated amount based on the number of months that have passed in the applicable fiscal period. The executive officer would also be entitled to acceleration of unvested stock options and RSU grants in an amount equal to 10% for each year of service, with a minimum of 50% vesting of stock options and RSUs if they have been employed by the Company for five years or less. In the event the executive officer ceases to be an employee of the Company in a manner that does not meet the conditions listed above, then all unvested stock options and RSU grants under the 2017 Stock Plan will be forfeited immediately and automatically, without the payment of any consideration to the executive. In consideration of these benefits, each executive has agreed not to: (i) compete with the Company, (ii) employ or solicit any employee of the Company, or (iii) solicit or encourage a customer or supplier of the Company to terminate or modify adversely its relationship with the Company. The non-compete and non-solicit obligations extend post termination for one year for each executive officer. In the event that the executive officer is terminated for cause or terminates their employment other than for good reason, the executive officer would not be entitled to any of the foregoing severance benefits under their employment agreement. For example, if an executive officer resigns without good reason, they are not entitled to any additional compensation or benefits other than any accrued benefits including any earned but unpaid base salary or incentive compensation, unpaid expense reimbursements, and any vested benefits they may have under any employee benefit plan.

Material Terms of Executive Employment Agreements — Change of Control. In the event of a Change of Control as that term is defined in our executive employment agreements, all unvested stock options, if any, under the 2007 Stock Plan and all unvested RSU grants, will vest and become fully exercisable. In the event of a Change in Control Event as the term is defined in our 2017 Stock Plan that does not also conform to the definition of Change of Control under our executive employment agreements, all unvested stock options and all unvested RSU grants under the 2017 Stock Plan will vest in part so that one-half of the number of shares that would have otherwise become exercisable or vested on any date after the Change in Control Event will become exercisable or vested. In the event of a termination not for cause as a result of a change of control, in addition to the benefits mentioned above, the executive would be entitled to a prorated portion of that executive’s target annual bonus based on the date of termination.

Potential Payments upon a Triggering Event. The following table sets forth information regarding the amounts payable by us pursuant to the terms of the employment agreements described above to each named executive officer in the event there has been a termination of employment and/or Change of Control as defined under our executive employment agreements, in each case, on December 31, 2023. Because the disclosures in the table assume the occurrence of a termination and/or change of control as of a particular date and under a particular set of circumstances and therefore make a number of important assumptions, the actual amount to be paid to each of our named executive officers upon a termination or change of control may vary significantly from the amounts included herein. Factors that could affect these amounts include the timing during the year of any such event, the continued availability of benefit policies at similar prices and the type of termination event that occurs.

Potential Payments Upon Termination or Change of Control

Name	Qualifying Termination ($)(1)	Change of Control Without Termination ($)	Qualifying Termination within 12 Months Following Change of Control ($)
Michael Cotoia
Cash Severance(2)	600,000	—	600,000
Equity Awards(3)	6,100,500	6,100,500
Continuation of Benefits(4)	18,520	—	18,520
Other Benefits(5)	—	—	—
Total Value of Benefits	6,719,020	6,100,500	618,520
Daniel T. Noreck
Cash Severance(2)	168,750	—	168,750
Equity Awards(3)	119,364	119,364	—
Continuation of Benefits(4)	13,170	—	13,170
Other Benefits(5)	86,875	—	65,000
Total Value of Benefits	388,159	119,364	246,920
Rebecca Kitchens
Cash Severance(2)	300,000	—	300,000
Equity Awards(3)	4,462,080	4,462,080
Continuation of Benefits(4)	14,808	—	14,808
Other Benefits(5)	—	—	—
Total Value of Benefits	4,776,888	4,462,080	314,808
Steve Niemiec
Cash Severance(2)	300,000	—	300,000
Equity Awards(3)	4,601,520	4,601,520	—
Continuation of Benefits(4)	14,808	—	14,808
Other Benefits(5)	—	—	—
Total Value of Benefits	4,916,328	4,601,520	314,808
Greg Strakosch
Cash Severance(2)	600,000	—	600,000
Equity Awards(3)	2,614,500	2,614,500	—
Continuation of Benefits(4)	13,856	—	13,856
Other Benefits(5)	—	—	—
Total Value of Benefits	3,228,356	2,614,500	613,856

(1)

A “qualifying termination” means, under the employment agreements, a termination of employment by the Company without “cause,” by the executive for “good reason,” as a result of his or her death or disability, or as a result of the failure of the Company to extend the employment agreement following the expiration of the then current term.

(2)

In the case of both Mr. Cotoia and Mr. Strakosch, the amount is equal to their annual salary. In the case of each of Mr. Noreck, Ms. Kitchens, and Mr. Niemiec the amount is equal to nine months of their annual salary.

(3)

Represents the number of shares of our common stock underlying RSU grants that would vest multiplied by $34.86, the closing price of the Company’s common stock on December 29, 2023, the last trading day of the Company’s fiscal year.

(4)	Represents the Company-paid premium for any health or benefit plans in which the executive participates, for the periods of salary continuance set forth in footnote 1 above.
(5)

The total bonus payments due upon a termination following a change of control were calculated based on actual, full-year performance under the 2023 Bonus Plan as reported in the Summary Compensation Table.

New Employment Agreements. On January 10, 2024, we, Toro CombineCo, Inc. (“CombineCo”), Toro Acquisition Sub, LLC, (“Merger Sub”), Informa, Informa US Holdings Limited (“Ivory HoldCo”), and Informa Intrepid Holdings Inc. (“Informa Tech”), entered into the Transaction Agreement, pursuant to which, among other things, (i) Ivory HoldCo will contribute all of the issued and outstanding shares of capital stock of Informa Tech, plus $350 million in cash (subject to certain adjustments set forth in the Transaction Agreement for changes in net working capital of Informa Tech and in respect of EBITDA and certain non-current liabilities) to CombineCo in exchange for CombineCo common stock, (ii) Merger Sub will merge with and into TechTarget, with TechTarget surviving the merger and becoming a direct wholly owned subsidiary of CombineCo (the “Merger”) and (iii) as a result of the Merger, each issued and outstanding share of TechTarget’s common stock will be converted (subject to certain exceptions) into the right to receive one share of CombineCo common stock and a pro rata share of an amount in cash equal to $350 million plus the amount of the EBITDA adjustment (as defined in the Transaction Agreement), if any, provided for in the Transaction Agreement, which per share cash consideration amount is estimated as of the date of the Transaction Agreement to be approximately $11.79 per share of TechTarget common stock (collectively, and together with all the other transactions contemplated by the Transaction Agreement, the “proposed transaction”).

In connection with the various transactions set forth in the proposed transaction, on January 10, 2024, CombineCo entered into new employment agreements with named executive officers Daniel Noreck, Rebecca Kitchens and Steve Niemiec, each of which will become effective as of the closing of the proposed transaction (the “Closing”).

Mr. Noreck’s, Ms. Kitchens’s, and Mr. Niemiec’s employment agreements with CombineCo (together, the “Employment Agreements”) substantially follow their respective existing employment agreements with TechTarget, with the following material changes:

•	Compensation Review. No later than 60 days after the Closing, CombineCo will review each executive’s cash and equity compensation levels in good faith for a possible increase (but not a decrease).

•

Mutual Notice Period for Termination. The mutual notice period to terminate the appliable Employment Agreement has expanded from 60 days to a period of six months until the first anniversary of Closing, reducing to a period of three months thereafter (in each case, other than a “for cause” (as defined in the applicable Employment Agreement) termination by CombineCo or a termination for “good reason” (as defined in the applicable Employment Agreement) by the executive). During the notice period, CombineCo can relieve the executive from working, but the executive will continue to receive their base salary, be eligible to receive incentive compensation and have their outstanding equity awards continue to vest. In lieu of the notice period, CombineCo may elect to make a lump sum payment to the applicable executive, which amount shall be based on the executive’s base salary only.

•	Release. Receipt of severance payments and benefits by the applicable executive are conditioned on providing CombineCo a release of claims and compliance with applicable restrictive covenants.

•

Non-Competition and Non-Solicitation Covenant Survival Period. The duration of the non-competition and non-solicitation covenants have been changed such that (i) if the termination results from notice provided prior to the first anniversary of Closing, the non-competition and non-solicitation covenants shall survive for a period of six months following the expiration of the notice period and (ii) if the termination results from notice provided on or after the first anniversary of Closing, the non-competition and non-solicitation covenants survive for a period of nine months following the expiration of the notice period.

New Separation Agreements. On January 10, 2024, TechTarget entered into separation agreements with Mike Cotoia and Greg Strakosch (together, the “Separation Agreements”) that become effective upon the Closing. Per the terms of the Separation Agreements, and subject to each Mr. Cotoia and Mr. Strakosch, as applicable, executing (and not revoking) a release of claims, each of Mr. Cotoia and Mr. Strakosch is entitled to certain severance payments and benefits, including a severance payment equal to the sum of (i) $700,000 and (ii) a prorated amount of his annual bonus (such prorated bonus to be no less than $108,750 per executive), payable in equal installments over a 14-month period following the separation date. In addition, CombineCo will cover a portion of each executive’s COBRA costs at active employee rates, which may include a tax gross-up for up to 18 months following the separation date. Each of Mr. Cotoia and Mr. Strakosch is subject to a nine-month non-competition covenant and a nine-month non-solicitation covenant applicable to employees and customers. For Mr. Cotoia, the term of this restrictive covenant begins upon the termination of a separately-entered consulting agreement between Mr. Cotoia and CombineCo, which concludes nine months following the Closing date. For Mr. Strakosch, the term of this restrictive covenant begins on the Closing date.

Pay Ratio Disclosure

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”) and Item 402(u) of Regulation S-K promulgated thereunder and the related SEC guidance (“Pay Ratio Rules”), we are providing the following information about the relationship of our annual total compensation of our median employee to the annual total compensation of our CEO, Mr. Cotoia. For 2023, our last completed fiscal year:

•	Mr. Cotoia’s 2023 annual total compensation was $1,989,300.

•	Our median employee’s (as defined below) annual total compensation was $83,250.

•	The ratio of Mr. Cotoia’s annual total compensation to our Median Employee’s annual total compensation was 23.90 to 1.

The methodology that we used to identify the median employee is described below. Annual total compensation is calculated in the same manner as the amount set forth in the “Total” column in the Summary Compensation Table. While the methodology involves several assumptions and adjustments, we believe the pay ratio information set forth above constitutes a reasonable estimate, calculated in a manner consistent with the Pay Ratio Rules. Due to estimates and assumptions permitted under the Pay Ratio Rules, our pay ratio disclosure may not be comparable to the pay ratio disclosure presented by other companies.

We determined that, as of December 31, 2023, our total employee population for purposes of calculating the pay ratio in this Proxy Statement including all of our U.S. and international employees, both full-time and part-time, excluding our CEO, was 959. We identified our median employee by reviewing compensation information from our payroll records and providers for 2023 and used a consistently applied compensation measure for 2023, which included total taxable income, or equivalent. We then annualized compensation for employees hired during 2023 and converted the amount of compensation paid to non-U.S. employees to U.S. dollars using average foreign currency exchange rates for 2023.

Pay Versus Performance

Our Compensation Committee approves and administers our executive compensation program, which it designs to attract, incentivize, reward, and retain our executive officers. Our program aligns executive pay with stockholder interests and links pay to performance through a blend of short-term and long-term performance measures. As required by Section 953(a) of the Dodd-Frank Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between the “Compensation Actually Paid” to our named executive officers and certain aspects of our financial performance. For further information regarding our executive compensation program, our compensation philosophy and how the Company aligns executive compensation with performance, please refer to the “Compensation Discussion and Analysis” beginning on page 15.

Pay-Versus-Performance Table
					Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for PEO(1)($)	Compensation Actually Paid to PEO(2)($)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers(3)($)	Average Compensation Actually Paid to Non-PEO Named Executive Officers(4)($)	Total Stockholder Return (5)($)	Peer Group Total Stockholder Return(6)($)	Net Income (7)($)	Company- Selected Measure (Revenue) (8)($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2023	1,989,300	(449,438)	2,629,398	1,507,369	134	90	4,461,000	229,963,000
2022	10,645,438	379,378	3,207,079	971,373	169	77	41,609,000	297,488,000
2021	10,534,913	17,835,652	5,844,045	6,718,251	367	112	949,000	263,427,000
2020	6,485,932	16,571,387	1,335,313	3,608,138	226	113	17,068,000	148,376,000

(1)

The dollar amounts reported in column (b) represent the amount of total compensation reported for Mike Cotoia (our “PEO”) for each corresponding covered year in the “Total” column of the Summary Compensation Table for each applicable year. Please refer to “Executive Compensation – Executive Compensation Tables – Fiscal 2023 Summary Compensation Table.”

(2)

The dollar amounts reported in column (c) represent the amount of “compensation actually paid” to Mr. Cotoia, as computed in accordance with Item 402(v) of Regulation S-K for each covered fiscal year. The dollar amounts do not reflect the actual amount of compensation earned or received by or paid to our PEO during the applicable fiscal year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to our PEO’s total compensation for each covered fiscal year to determine the “compensation actually paid”:

Year	Reported Summary Compensation Table Total for PEO($)	Less Reported Grant Date Fair Value of Equity Awards in Summary Compensation Table(a)($)	Plus (Less) Equity Award Adjust- ments(b)($)	Average Compensation Actually Paid to PEO($)
2023	1,989,300	1,374,300	(1,064,438)	(449,438)
2022	10,645,438	9,841,938	(424,122)	379,378
2021	10,534,913	9,731,413	17,032,152	17,835,652
2020	6,485,932	5,725,932	15,811,387	16,571,387

(a)

The reported grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” columns in the Summary Compensation Table for each covered fiscal year including bonus amounts earned in excess of target that were paid in common stock.

(b)

The equity award adjustments for each covered fiscal year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of all equity awards granted during the covered fiscal year that are outstanding and unvested as of the end of the covered fiscal year; (ii) the amount equal to the change as of the end of the covered fiscal year (from the end of the prior fiscal year) in fair value of any equity awards granted in any prior fiscal year that are outstanding and unvested as of the end of the covered fiscal year; (iii) for equity awards that are granted and vest in the same covered fiscal year, the fair value as of the vesting date; (iv) for equity awards granted in any prior fiscal year for which all applicable vesting conditions were satisfied at the end of or during the covered fiscal year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for equity awards granted in any prior fiscal year that fail to meet the applicable vesting conditions during the covered fiscal year, the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the covered fiscal year prior to the vesting date that are not otherwise included in the total compensation for the covered fiscal year. The amounts deducted or added in calculating the equity award adjustments are as follows:

Year	Year End Fair Value of All Outstanding and Unvested Equity Awards Granted during Covered Fiscal Year as of End of Covered Fiscal Year($)	Year over Year Change in Fair Value of Any Outstanding and Unvested Equity Awards Granted in Any Prior Fiscal Year as of End of Covered Fiscal Year($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in Same Covered Fiscal Year($)	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Any Prior Fiscal Year that Vested in Covered Fiscal Year($)	Fair Value at End of Prior Fiscal Year of Outstanding and Unvested Equity Awards Granted in Any Prior Fiscal Year that Failed to Meet Vesting Conditions during Covered Fiscal Year($)	Dollar Value of Dividends or other Earnings Paid on Stock or Option Awards in Covered Fiscal Year Prior to Vesting Date Not Otherwise Included in Total Compensation for Covered Fiscal Year($)	Total Equity Award Adjust- ments($)
2023	1,568,700	(1,196,000)	63,462	(1,500,600)	0	0	(1,064,438)
2022	6,609,000	(5,676,000)	3,154,228	(4,511,350)	0	0	(424,122)
2021	8,609,400	6,396,250	282,502	1,744,000	0	0	17,032,152
2020	8,866,500	4,951,500	651,137	1,342,250	0	0	15,811,387

Equity Award Valuations—PEO: Time-based restricted stock unit award grant date fair values are calculated using the stock price as of date of grant. The valuation assumptions used to calculate the fair values of the time-based restricted stock unit awards held by our PEO that vested during or were outstanding as of the end of each covered fiscal year have been adjusted using the stock price as of each vesting date and as of year-end.

(3)

The dollar amounts reported in column (d) represent the average of the amounts of total compensation reported for our named executive officers (our “NEO(s)”) as a group (excluding Mr. Cotoia, who has served as our PEO since May 2016) for each covered year in the “Total” column of the Summary Compensation Table for each applicable year. The names of each NEO (excluding Mr. Cotoia) included for purposes of calculating the average amounts of total compensation for (i) each of 2020, 2021, and 2022 was our Executive Chairman, Greg Strakosch, our Chief Financial Officer and Treasurer, Daniel T. Noreck, and our Executive Director Product Innovation, Don Hawk and (ii) for 2023 was our Chief Financial Officer and Treasurer, Daniel T. Noreck, our President, Rebecca Kitchens, our Chief Operating Officer and Chief Revenue Officer, Steven Niemiec, and our Executive Chairman, Greg Strakosch.

(4)

The dollar amounts reported in column (e) represent the average amount of “compensation actually paid” to our NEOs as a group (excluding Mr. Cotoia), as computed in accordance with Item 402(v) of Regulation S-K for each covered fiscal year. The dollar amounts do not reflect the actual average amount of compensation earned or received by or paid to our NEOs as a group (excluding Mr. Cotoia) during the applicable fiscal year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to the average total compensation for each covered fiscal year to determine the compensation actually paid to our NEOs as a group (excluding Mr. Cotoia), using the same methodology used for the PEO specified again in Note 4(b) below:

Year	Average Reported Summary Compensation Table Total for Non-PEO Named Executive Officers($)	Less Average Reported Grant Date Fair Value of Equity Awards in Summary Compensation Table(a)($)	Plus Equity Award Adjust- ments (b)($)	Average Compensation Actually Paid to Non-PEO Named Executive Officers($)
2023	2,629,398	2,192,398	1,070,369	1,507,369
2022	3,207,079	2,646,246	410,540	971,373
2021	5,844,045	5,283,212	6,157,417	6,718,251
2020	1,335,313	788,979	3,061,805	3,608,138

(a) The reported grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” column in the Summary Compensation Table for each covered fiscal year including bonus amounts earned in excess of target that were paid in equity which is fully vested upon grant.

(b) The equity award adjustments for each covered fiscal year include the addition (or subtraction, as applicable) of the following: (i) the average year-end fair value of all equity awards granted during the covered fiscal year that are outstanding and unvested as of the end of the covered fiscal year; (ii) the amount equal to the average change as of the end of the covered fiscal year (from the end of the prior fiscal year) in fair value of any equity awards granted in any prior fiscal year that are outstanding and unvested as of the end of the covered fiscal year; (iii) for equity awards that are granted and vest in same covered fiscal year, the average fair value as of the vesting date; (iv) for equity awards granted in prior fiscal years for which all applicable vesting conditions were satisfied at the end of or during the covered fiscal year, the amount equal to the average change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for equity awards that are granted in any prior fiscal year that fail to meet the applicable vesting conditions during the covered fiscal year, the amount equal to the average fair value at the end of the prior fiscal year; and (vi) the average dollar value of any dividends or other earnings paid on stock or option awards in the covered fiscal year prior to the vesting date that are not otherwise included in the total compensation for the covered fiscal year. The amounts deducted or added in calculating the equity award adjustments are as follows:

Year	Average Year End Fair Value of All Outstanding and Unvested Equity Awards Granted in Covered Fiscal Year as of End of Covered Fiscal Year($)	Year over Year Average Change in Fair Value of Outstanding and Unvested Equity Awards Granted during Prior Fiscal Year as of End of Covered Fiscal Year($)	Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in Same Covered Fiscal Year($)	Year over Year Average Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Fiscal Years that Vested in Covered Fiscal Year($)	Average Fair Value at End of Prior Fiscal Year of Outstanding and Unvested Equity Awards Granted in Prior Fiscal Years that Failed to Meet Vesting Conditions during Covered Fiscal Year($)	Dollar Value of Dividends or other Earnings Paid on Stock or Option Awards in Covered Fiscal Year Prior to Vesting Date Not Otherwise Included in Total Compensation for Covered Fiscal Year ($)	Total Average Equity Award Adjust- ments($)
2023	1,843,223	(381,800)	32,831	(423,885)	0	0	1,070,369
2022	1,762,400	(2,218,800)	1,921,560	(1,054,620)	0	0	410,540
2021	4,400,360	1,206,150	172,111	378,797	0	0	6,157,417
2020	1,004,870	1,430,433	396,675	229,827	0	0	3,061,805

Equity Award Valuations – Non-PEO NEOs: Time-based RSU award grant date fair values are calculated using the stock price as of date of grant. The valuation assumptions used to calculate the fair values of the time-based restricted stock unit awards held by the other NEOs as a group (excluding Mr. Cotoia) that vested during or were outstanding as of the end of each covered fiscal year have been adjusted using the stock price as of each vesting date and as of year-end.

(5)

Cumulative total stockholder return (“TSR”) is calculated by dividing the sum of the cumulative amount of dividends during the measurement period, assuming dividend reinvestment, and the difference between our share price at the end of the applicable measurement period and the beginning of the measurement period (December 31, 2019) by our share price at the beginning of the measurement period.

(6)

Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the following published industry index: S&P 500 Media Industry Index.

(7)	The dollar amounts reported represent the amount of net income reflected in our audited financial statements for each covered fiscal year.
(8)

While we use numerous financial and non-financial performance measures for the purpose of evaluating performance for our executive compensation program, we have determined that revenue is the financial performance measure that, in our assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the table) used by us to link compensation actually paid to our PEO and other NEOs, for the most recently completed fiscal year, to our performance.

Financial Performance Measures. As described in greater detail in “Executive Compensation – Compensation Discussion and Analysis,” our executive compensation program is designed to reflect our variable “pay-for-performance” philosophy. The performance measures that we use for our short-term incentive award programs are selected based on an objective of incentivizing our NEOs to increase the value of our enterprise for our stockholders. The most important performance measures used by us to link executive compensation actually paid to our NEOs, for the most recently completed fiscal year, to our performance are as follows:

Revenue	Adjusted EBITDA	Percentage of Revenue under Longer-Term Contract

The Compensation Committee designed the relevant Revenue, Adjusted EBIDTA, and Longer-Term Contract targets used in the 2023 Bonus Plan by taking into consideration the 2023 budget as well as projected revenue. The Compensation Committee determined that the financial targets should, as in past years, be based on the Company’s current year budget and also took into consideration the Company’s actual performance against its budget. The Committee determined that the Longer-Term Contract target should be based on projected revenue and anticipated product mix. Based on these factors, the Committee established the 2023 targets against the prior year period. For more information on the 2023 Bonus Plan, see “Executive Compensation—Executive Incentive Bonus Plan” above.

Analysis of Information Presented in Pay-Versus-Performance Table. As described in more detail in “Executive Compensation – Compensation Discussion and Analysis,” our executive compensation program reflects a variable “pay-for-performance” philosophy. In accordance with Item 402(v) of Regulation S-K, we are providing the following descriptions of the relationships between the information presented in the Pay-Versus-Performance table.

Compensation Actually Paid and Net Income. As reflected in the following graph, the amount of compensation actually paid to our PEO and the average amount of compensation actually paid to our other NEOs as a group (except our PEO) decreased in 2023 and our net income similarly decreased during that period. We do not use GAAP or non-GAAP net income as a financial performance measure in our overall executive compensation program, so there is, at best, only an indirect correlation between our profitability and the various financial performance measures which we use when setting goals in our short-term incentive compensation program. As described in more detail in “Executive Compensation – Compensation Discussion and Analysis,” we seek to provide that approximately 2%-6% of the value of the total direct compensation (as shown in the Summary Compensation Table) awarded to our PEO and our other NEOs consists of amounts determined under our short-term incentive compensation program.

Compensation Actually Paid and Company Selected Measure (Revenue). As demonstrated by the following graph, both the amount of compensation actually paid to our PEO and the average amount of compensation actually paid to our other NEOs as a group (except our PEO) and our revenue decreased in 2023. As described above, “revenue” is our Company-Selected Measure. While we use various performance measures for the purpose of evaluating the effectiveness of our executive compensation program, we have determined that revenue is the financial performance measure that, in our assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the Pay-Versus-Performance table) used by us to link compensation actually paid to our PEO and our other NEOs for the most recently completed fiscal year, to our financial performance. We use revenue when setting goals in our short-term incentive compensation program. As described in more detail in “Executive Compensation – Compensation Discussion and Analysis,” we seek to provide that approximately 2%-6% of the value of the target total direct compensation opportunity awarded to our PEO and our other NEOs consist of amounts determined under our short-term incentive compensation program and approximately 84%-92% of the value of the total direct compensation (as shown in the Summary Compensation Table) awarded to our PEO and our other NEOs is comprised of RSU awards.

Compensation Actually Paid and Company TSR and Peer Group TSR. As demonstrated by the following graph, the amount of compensation actually paid to our PEO and the average amount of compensation actually paid to our other NEOs as a group (except our PEO) decreased in 2023 however, the peer group TSR increased. As described in more detail in “Executive Compensation – Compensation Discussion and Analysis,” we seek to provide approximately 84%-92% of the value of the total direct compensation (as shown in the Summary Compensation Table) opportunity awarded to our PEO and our other NEOs in the form of equity awards. For more information regarding our performance and the companies that the Compensation Committee considers when determining compensation, refer to “Executive Compensation – Compensation Discussion and Analysis.”

Pay Versus Performance Conclusions. The Compensation Committee believes in “pay for performance” and has structured our compensation program to reward our executive officers when we are delivering strong results. Compensation actually paid generally aligns with Company performance in prior years, however due to market conditions that have resulted in a declining stock price over the last two years, there is less correlation between financial performance measures and compensation actually paid in 2022 and 2023. However, executives are aligned with stockholders given the decline in compensation actually paid is driven by a change in fair value of prior time-based RSUs.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about the securities authorized for issuance under the Company’s equity compensation plans as of December 31, 2023.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted average exercise price of outstanding options, warrants and rights (b)($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(c)
Equity compensation plans approved by security holders	1,765,998	(1)	38.22	2,192,222	(2)
Equity compensation plans not approved by security holders	—		—	—
Total	1,765,998		38.22	2,192,222

(1)	The amount in this column includes grants under our 2007 Stock Plan and our 2017 Stock Plan.
(2)

The amount in this column includes 1,646,666 securities remaining available under our 2017 Stock Plan, which was approved by the Company’s stockholders and became effective on June 16, 2017 with a total of 6,800,000 shares registered under the plan for issuance, and 545,556 shares available for issuance under the ESPP which was approved by the Company’s stockholders and became effective on June 7, 2022 with 600,000 shares registered under the plan for issuance.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2023, Messrs. Marino (Chair), Burke, and Levenson served on our Compensation Committee. None of our named executive officers serves as a member of the Board or Compensation Committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our Board or our Compensation Committee. None of the members of our Compensation Committee who served in fiscal year 2023 have ever been one of our employees.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Information Regarding Beneficial Ownership of Principal Stockholders.

The following table sets forth information with respect to the beneficial ownership of our common stock as of March 31, 2024 (or such other date as indicated) for each person, entity, or group who, to the best of our knowledge, beneficially owns more than 5% of our outstanding common stock. Beneficial ownership is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. The applicable percentage of beneficial ownership is based on 28,548,634 shares of common stock outstanding as of March 31, 2024.

Name and Address	Total Number Beneficially Owned	% of Common Stock Outstanding
BlackRock, Inc.(1) 50 Hudson Yards New York, New York 10001	4,098,153	14.35
Trigran Investments, Inc.(2) 630 Dundee Road, Suite 230 Northbrook, Illinois 60062	2,726,635	9.55
FMR LLC(3) 245 Summer Street Boston, Massachusetts 02210	2,224,667	7.79
Neuberger Berman Group LLC(4) 1290 Avenue of the Americas New York, New York 10104	1,519,375	5.32
The Vanguard Group(5) 100 Vanguard Blvd. Malvern, Pennsylvania 19355	1,959,249	6.86

(1)

Information is based on a Schedule 13G/A filed with the SEC on January 23, 2024. As of December 31, 2023, BlackRock reported having sole voting power with respect to 4,062,993 shares and sole dispositive power with respect to 4,098,153 shares reported on the Schedule 13G/A. BlackRock reported that the following BlackRock subsidiaries beneficially owned our common stock, but only one of those subsidiaries, BlackRock Fund Advisors, individually beneficially owned 5% or greater of the outstanding shares of our common stock: BlackRock Advisors, LLC, Aperio Group, LLC, BlackRock (Netherlands) B.V., BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock (Luxembourg) S.A., BlackRock Investment Management (Australia) Limited, and BlackRock Fund Managers Ltd.

(2)

Information is based on a Schedule 13G filed jointly by Trigran Investments, Inc., Douglas Granat, Lawrence A. Oberman, Steven G. Simon, Bradley F. Simon, and Steven R. Monieson with the SEC on February 9, 2024, which indicated that the reporting persons share dispositive and voting power over the reported number of shares. As of December 31, 2023, the reporting persons reported having shared voting power with respect to 2,619,203 shares of our common stock and shared dispositive power with respect to 2,726,635 shares of our common stock.

(3)

Information is based on a Schedule 13G/A filed with the SEC on February 9, 2024. As of December 29, 2023, FMR reported having sole voting power with respect to 2,223,219 shares and sole dispositive power with respect to 2,224,667 shares reported on the Schedule 13G/A. FMR reported that the following FMR subsidiaries beneficially owned our common stock, but only one of those subsidiaries, Fidelity Management & Research Company LLC, individually beneficially owned 5% or greater of the outstanding shares of our common stock: FIAM LLC, Fidelity Institutional Asset Management Trust Company, and Strategic Advisors LLC.

(4)

Information is based on a Schedule 13G/A filed with the SEC on February 12, 2024. As of December 31, 2023, Neuberger Berman Group LLC and Neuberger Berman Investment Advisers LLC shared voting power with respect to 1,501,503 shares of our common stock and shared dispositive power with respect to 1,519,375 shares of our common stock.

(5)

Information is based on a Schedule 13G/A filed with the SEC on February 13, 2024. As of December 29, 2023, The Vanguard Group had shared voting power with respect to 47,501 shares, sole dispositive power with respect to 1,885,016 of the shares, and shared dispositive power with respect to 74,233 of the shares. The Vanguard Group are the beneficial owners of 1,959,249 shares.

Information Regarding Beneficial Ownership of Management.

The following table sets forth information with respect to the beneficial ownership of our common stock as of March 31, 2024 for each of our named executive officers and Directors, and all of our named executive officers and Directors as a group. Securities that may be beneficially acquired within sixty days of March 31, 2024, including shares subject to options exercisable within sixty days of March 31, 2024, and shares subject to RSUs scheduled to vest within sixty days of March 31, 2024, are deemed to be beneficially owned by the person or entity holding such securities for the purpose of computing ownership of such person or entity, but are not treated as outstanding for the purpose of computing the ownership of any other person or entity. No shares in this table held by our Directors or executive officers are pledged as security.

Name and Address(1)	Outstanding Shares	Right to Acquire Within 60 Days	Total Number Beneficially Owned	% of Common Stock Outstanding
Robert D. Burke(2)	121,223	37,500	158,723	*
Bruce Levenson(3)	857,078	37,500	894,578	3.13
Roger M. Marino(4)	1,285,494	15,000	1,300,494	4.56
Perfecto Sanchez(5)	5,149	2,500	7,649	*
Christina G. Van Houten(6)	22,070	17,500	39,570	*
Michael Cotoia	169,823	—	169,823	*
Daniel T. Noreck	31,072	—	31,072	*
Rebecca Kitchens	53,920	—	53,920	*
Steven Niemiec	40,755	—	40,755	*
Greg Strakosch	240,551	—	240,551	*
All Directors and executive officers as a group (11 persons)	2,956,267	110,000	3,066,267	10.74

*	Represents beneficial ownership of less than 1%.
(1)	The address for all Directors and named executive officers is c/o TechTarget, Inc., 275 Grove Street, Newton, MA 02466.
(2)	Includes (i) options to purchase 37,500 shares of our common stock and (ii) 1,300 shares held by Mr. Burke individually, and (iii) 119,923 shares held by the Robert and Janelle Burke Trust.
(3)

Includes (i) options to purchase 37,500 shares of our common stock, (ii) 48,958 shares held by Mr. Levenson individually, (iii) 53,460 held by the Bruce and Karen Levenson Family Foundation, Inc., and (iv) 754,660 shares held by the Levenson Family Irrevocable Trust GST. Mr. Levenson disclaims any pecuniary interest in the shares held by the Bruce and Karen Levenson Family Foundation, Inc. and the Levenson Family Irrecoverable Trust GST.

(4)	Includes (i) options to purchase 15,000 shares of our common stock, (ii) 111,105 shares held by Kramly, LLC, and (iii) 1,174,389 shares held by the Roger Marino 2010 Revocable Trust UAD 05/20/2010.
(5)	Includes (i) options to purchase 2,500 shares of the Company’s common stock and (ii) 5,149 shares held by Mr. Sanchez individually.
(6)	Includes (i) options to purchase 17,500 shares of the Company’s common stock and (ii) 22,070 shares held by Mrs. Van Houten individually.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our Directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports in changes in ownership of our common stock and other of our equity securities. Specific due dates for these reports have been established, and we are required to disclose any failure to file by these dates during 2023. Our officers, Directors, and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on reports furnished and written representations from the persons required to file these reports, during the year ended December 31, 2023, all Section 16(a) filing requirements applicable to our officers, Directors, and greater than 10% beneficial owners were complied with.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our Board has adopted a written related party transactions policy. The policy defines a related party transaction as any transaction, arrangement, or relationship in which we are a participant, the amount involved exceeds $120,000, and one of our executive officers, Directors, Director nominees, or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into a related party transaction, the related person must report the proposed related party transaction to our general counsel who then reviews it with our Nominating and Corporate Governance Committee (“Nominating Committee”) which must approve it. Whenever practicable, the reporting, review, and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the Nominating Committee will review, and, in its discretion, may ratify the transaction. The policy also permits the Chair of the Nominating Committee to review and, if deemed appropriate, approve proposed transactions that arise between Nominating Committee meetings, subject to ratification by the Nominating Committee at its next meeting. Any transactions that are ongoing in nature will be reviewed annually by the Nominating Committee. A transaction reviewed under the policy will be considered approved or ratified if it is authorized by the Nominating Committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the Nominating Committee will review and consider:

•	the related person’s interest in the transaction;

•	the approximate dollar value of the amount involved in the transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•

any other information regarding the transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The Nominating Committee may approve or ratify the transaction only if the Nominating Committee determines that, under all of the circumstances, the transaction is in, or not inconsistent with, our best interests. The Nominating Committee may impose any conditions on the transaction that it deems appropriate.

Related Party Transactions.

Since January 1, 2023, we have not been a party to any transactions or series of similar transactions in which the amount involved exceeded or will exceed $120,000 and in which any current Director, executive officer, Director nominee, holder of more than 5% of our common stock, or any member of the immediate family of any of the foregoing, had or will have a direct or indirect material interest.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the section of this Proxy Statement entitled “Compensation Discussion and Analysis.” Based on this review and discussion, the Compensation Committee has recommended to the Board that such section be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

By the Compensation Committee of the Board.

Respectfully submitted,

Roger M. Marino (Chair)

Robert D. Burke

Bruce Levenson

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed our audited consolidated financial statements for the fiscal year ended December 31, 2023 and discussed them with our management and our independent registered public accounting firm.

The Audit Committee has also discussed with our independent registered public accounting firm the matters required to be discussed by the Public Company Accounting Oversight Board and the SEC and as currently in effect.

The Audit Committee has received the written disclosures and the letter from our independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the Company’s independent registered public accounting firm its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

This Audit Committee Report is not incorporated by reference into any of our previous or future filings with the SEC, unless any such filing explicitly incorporates this report.

By the Audit Committee of the Board.

Respectfully submitted,

Robert D. Burke (Chair)

Bruce Levenson

Christina Van Houten

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The independent registered public accounting firm selected and recommended to stockholders for ratification for the fiscal year ended December 31, 2024 is Stowe & Degon, LLC (“S&D”). Representatives from S&D are expected to be present and will be available to respond to appropriate questions, if any, at the Annual Meeting. S&D will also have the opportunity to make a statement if they desire to do so.

Auditors’ Fees. The following table sets forth the aggregate fees for services billed to us by S&D for the audits of fiscal years ended December 31, 2023 and 2022, and audit-related fees and all other fees billed in each of the last two fiscal years.

Fee Category	2023	2022
Audit fees(1)	$753,290	$641,325
Audit-related fees (2)	14,585	13,175
Total fees	$767,875	$654,500

(1)

Audit fees consist of (a) fees for the audit of our financial statements included on our annual report on Form 10-K, (b) the review of the interim financial statements included in our quarterly reports on Form 10-Q, (c) audits of the Company’s subsidiaries that are required by statute or regulation, and (d) services that generally only the Company’s independent registered public accounting firm reasonably can provide, such as consents.

(2)	Audit of the Company’s 401(k) plan.

All 2023 services provided by S&D were pre-approved by the Audit Committee. The Audit Committee also reviewed these services to ensure compatibility with maintenance of the auditor’s independence.

Pre-Approval Policies and Procedures. Our Audit Committee has adopted procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. These procedures generally provide that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, our Audit Committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next twelve months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount. Our Audit Committee has also delegated to the Chairman of the Audit Committee the authority to approve any audit or non-audit services (other than internal control-related services, which must be pre-approved by the full Committee) to be provided to us by our independent registered public accounting firm, as well as to discuss with the independent auditor the matters required to be discussed by PCAOB Rule 3526 (Communications with Audit Committees Concerning Independence). Any approval of services by the Chairman of the Audit Committee pursuant to this delegated authority must be reported on at the next scheduled meeting of the Audit Committee.

Annex T

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 10, 2024

TechTarget, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	1-33472	04-3483216
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

275 Grove Street, Newton, MA	02466
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (617) 431-9200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act.

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 per value per share	TTGT	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02	Results of Operations and Financial Condition.

In connection with the proposed transaction (as defined below), TechTarget, Inc. (“TechTarget”) issued a press release, which contains certain information regarding TechTarget’s results of operations or financial condition for the year ended December 31, 2023, as set forth below:

“TechTarget expects to report revenue of approximately $230 million and Adjusted EBITDA of approximately $70 million for the year ended December 31, 2023.”

These preliminary financial results are subject to revision in connection with TechTarget’s financial closing procedures and finalization of TechTarget’s audited consolidated financial statements for the year ended December 31, 2023. Actual results for the year ended December 31, 2023 may differ from these preliminary results.

The information contained in Item 2.02 of this Form 8-K (including the relevant portions of Exhibit 99.1) is furnished in accordance with SEC Release No. 33-8216 and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation by reference language in such filing, except as expressly set forth by specific reference in such a filing.

Item 8.01	Other Events.

On January 10, 2024, TechTarget issued a press release announcing that it had entered into a definitive agreement with Informa plc (“Informa”) pursuant to which, subject to the satisfaction of certain conditions to closing, Informa will contribute its Informa Tech digital businesses and $350 million of cash in exchange for a 57% stake in a newly formed company, Toro CombineCo, Inc. (“CombineCo”), and CombineCo will acquire 100% of TechTarget in a merger with TechTarget shareholders receiving consideration consisting of the remaining 43% stake in CombineCo and the $350 million of cash, or approximately $11.79 per outstanding TechTarget share (the “proposed transaction”).

A copy of the press release is attached hereto as Exhibit 99.1 and, except for certain financial results reported and described above under Item 2.02 of this Form 8-K, is incorporated herein by reference. Also, on January 10, 2024, the joint investor presentation attached hereto as Exhibit 99.2 was disseminated in connection with the announcement of the proposed transaction and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description

99.1	Press Release, dated January 10, 2024

Exhibit Number	Description

99.2	Joint Investor Presentation

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

Additional Information and Where to Find It

In connection with the proposed transaction, among TechTarget, CombineCo, Toro Acquisition Sub, LLC, Informa, Informa US Holdings Limited and Informa Intrepid Holdings Inc. (“Informa Tech”), TechTarget will prepare and file relevant materials with the Securities and Exchange Commission (the “SEC”), including a registration statement on Form S-4 that will contain a proxy statement of TechTarget that also constitutes a prospectus of CombineCo (the “Proxy Statement/Prospectus”). A definitive Proxy Statement/Prospectus will be mailed to stockholders of TechTarget. TechTarget and CombineCo may also file other documents with the SEC regarding the proposed transaction. This communication is not a substitute for any proxy statement, registration statement or prospectus, or any other document that TechTarget or CombineCo (as applicable) may file with the SEC in connection with the proposed transaction. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, INVESTORS AND SECURITY HOLDERS OF TECHTARGET ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY THE PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED BY TECHTARGET OR COMBINECO WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, IN CONNECTION WITH THE PROPOSED TRANSACTION, WHEN THEY BECOME AVAILABLE BECAUSE THESE DOCUMENTS CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS. TechTarget investors and security holders will be able to obtain free copies of the Proxy Statement/Prospectus (when they become available), as well as other filings containing important information about TechTarget, CombineCo, and other parties to the proposed transaction (including Informa), without charge through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by TechTarget will be available free of charge under the tab “Financials” on the “Investor Relations” page of TechTarget’s internet website at https://investor.techtarget.com or by contacting TechTarget’s Investor Relations Department at gmann@techtarget.com.

Participants in the Solicitation

Informa, TechTarget, CombineCo, and their respective directors and certain of their respective executive officers and employees may be deemed to be participants in the solicitation of proxies from TechTarget’s stockholders in connection with the proposed transaction. Information regarding the directors of Informa is contained in Informa’s annual reports and accounts available on Informa’s website at www.informa.com/investors/ and in the National Storage Mechanism at data.fca.org.uk/#/nsm/nationalstoragemechanism. Information regarding the directors and executive officers of TechTarget is contained in TechTarget’s proxy statement for its 2023 annual meeting of stockholders, filed with the SEC on April 19, 2023, and in other documents subsequently filed with the SEC. Additional information regarding the participants in the proxy solicitations and a description of their direct or indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement/Prospectus and other relevant materials filed with the SEC (when they become available). These documents can be obtained free of charge from the sources indicated above.

No Offer or Solicitation

This Current Report on Form 8-K is for informational purposes only and is not intended to and does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any offer, solicitation or sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Cautionary Note Regarding Forward-Looking Statements

This Current Report on Form 8-K contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act that involve substantial risks and uncertainties. All statements, other than historical facts, are forward-looking statements, including: statements regarding the expected timing and structure of the proposed transaction; the ability of the parties to complete the proposed transaction considering the various closing conditions; the expected benefits of the proposed transaction, such as improved operations, enhanced revenues and cash flow, synergies, growth potential, market profile, business plans, expanded portfolio and financial strength; the competitive ability and position of CombineCo following completion of the proposed transaction; legal, economic, and regulatory conditions; and any assumptions underlying any of the foregoing. Forward-looking statements concern future circumstances and results and other statements that are not historical facts and are sometimes identified by the words “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “plan,” “could,” “would,” “project,” “predict,” “continue,” “target,” or the negatives of these words or other similar terms or expressions that concern TechTarget’s or CombineCo’s expectations, strategy, priorities, plans, or intentions. Forward-looking statements are based upon current plans, estimates, and expectations that are subject to risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements.

We can give no assurance that such plans, estimates, or expectations will be achieved, and therefore, actual results may differ materially from any plans, estimates, or expectations in such forward-looking statements.

Important factors that could cause actual results to differ materially from such plans, estimates, or expectations include, among others: that one or more closing conditions to the proposed transaction, including certain regulatory approvals, may not be satisfied or waived, on a timely basis or otherwise, including that a governmental entity may prohibit, delay, or refuse to grant approval for the consummation of the proposed transaction, may require conditions, limitations, or restrictions in connection with such approvals or that the required approval by the shareholders of TechTarget may not be obtained; the risk that the proposed transaction may not be completed in the time frame expected by Informa, TechTarget, or CombineCo, or at all; unexpected costs, charges, or expenses resulting from the proposed transaction; uncertainty of the expected financial performance of CombineCo following completion of the proposed transaction; failure to realize the anticipated benefits of the proposed transaction, including as a result of delay in completing the proposed transaction or integrating the relevant portion of the Informa Tech business with the business of TechTarget; the ability of Informa to implement its business strategy; difficulties and delays in achieving revenue and cost synergies of Informa; the occurrence of any event that could give rise to termination of the proposed transaction; potential litigation in connection with the proposed transaction or other settlements or investigations that may affect the timing or occurrence of the proposed transaction or result in significant costs of defense, indemnification, and liability; evolving legal, regulatory, and tax regimes; changes in economic, financial, political, and regulatory conditions, in the United States and elsewhere, and other factors that contribute to uncertainty and volatility, natural and man-made disasters, civil unrest, pandemics, geopolitical uncertainty, and conditions that may result from legislative, regulatory, trade, and policy changes associated with the current or subsequent U.S. administration; risks related to disruption of management time from ongoing business operations due to the proposed transaction; certain restrictions during the pendency of the proposed transaction that may impact TechTarget’s ability to pursue certain business opportunities or strategic transactions; Informa’s, TechTarget’s, and CombineCo’s ability to meet expectations regarding the accounting and tax treatments of the proposed transaction; the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of TechTarget’s common stock; the risk that the proposed transaction and its announcement could have an adverse effect on the ability of TechTarget to retain customers and retain and hire key personnel and maintain relationships with customers, suppliers, employees, stockholders, strategic partners and other business relationships and on its operating results and business generally; market acceptance of TechTarget’s and the relevant portion of the Informa Tech business’s products and services; the impact of pandemics and future health epidemics and any related economic downturns on TechTarget’s business and the markets in which it and its customers operate; changes in economic or regulatory conditions or other trends affecting the internet, internet advertising and information technology industries; data privacy and artificial intelligence laws, rules, and regulations; the impact of foreign currency exchange rates; certain macroeconomic factors facing the global economy, including instability in the regional banking sector, disruptions in the capital markets, economic sanctions and economic slowdowns or recessions, rising inflation and interest rate fluctuations on TechTarget’s and the relevant portion of the Informa Tech business’s results; and other matters included in TechTarget’s filings with the SEC, including in Item 1A of its Annual Report on Form 10-K for the year ended December 31, 2022 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2023. These risks, as well as other risks associated with the proposed transaction, will be more fully discussed in the Proxy Statement/Prospectus that will be included in the registration statement on Form S-4 that will be filed with the SEC in connection with the proposed transaction. While the list of factors presented here is, and the list of factors to be presented in registration statement on Form S-4 will be, considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. We caution you not to place undue reliance on any of these forward-looking statements as they are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations, financial condition and liquidity, and the development of new markets or market segments in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this communication.

Any forward-looking statements speak only as of the date of this communication. None of Informa, TechTarget, or CombineCo undertakes any obligation to update any forward-looking statements, whether as a result of new information or developments, future events, or otherwise, except as required by law. Neither future distribution of this communication nor the continued availability of this communication in archive form on TechTarget’s website at https://investor.techtarget.com or Informa’s website at www.informa.com/investors should be deemed to constitute an update or re-affirmation of these statements as of any future date.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TechTarget, Inc.

Date: January 10, 2024	By:	/s/ Michael Cotoia
Michael Cotoia
Chief Executive Officer

Annex U

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 10, 2024

TechTarget, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	1-33472	04-3483216
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

275 Grove Street, Newton, MA	02466
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (617) 431-9200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act.

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 per value per share	TTGT	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry	into a Material Definitive Agreement.

Agreement and Plan of Merger

On January 10, 2024, TechTarget, Inc. (“TechTarget”), Toro CombineCo, Inc., a Delaware corporation and a direct, wholly owned subsidiary of TechTarget (“CombineCo”), Toro Acquisition Sub, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of CombineCo (“Merger Sub”), Informa PLC, a public limited company organized under the laws of England and Wales (“Informa”), Informa US Holdings Limited, a private company organized under the laws of England and Wales and an indirect, wholly owned subsidiary of Informa (“Ivory HoldCo”), and Informa Intrepid Holdings Inc., a Delaware corporation and a direct, wholly owned subsidiary of Ivory HoldCo (“Informa Tech”), entered into an Agreement and Plan of Merger (the “Transaction Agreement”), pursuant to which, among other things, (i) Ivory HoldCo will contribute all of the issued and outstanding shares of capital stock of Informa Tech, plus $350 million in cash (subject to certain adjustments set forth in the Transaction Agreement for changes in net working capital of Informa Tech and in respect of EBITDA and certain non-current liabilities) to CombineCo in exchange for CombineCo common stock, (ii) Merger Sub will merge with and into TechTarget, with TechTarget surviving the merger and becoming a direct wholly owned subsidiary of CombineCo (the “Merger”) and (iii) as a result of the Merger, each issued and outstanding share of TechTarget’s common stock, par value $0.001 per share (“Common Stock”) will be converted (subject to certain exceptions) into the right to receive one share of CombineCo common stock and a pro rata share of an amount in cash equal to $350 million plus the amount of the EBITDA adjustment (if any) provided for in the Transaction Agreement, which per share cash consideration amount is currently estimated to be approximately $11.79 per share of TechTarget Common Stock (collectively, and together with all the other transactions contemplated by the Transaction Agreement, the “proposed transactions”).

Immediately following the closing of the proposed transactions (the “Closing”), Ivory HoldCo will own 57% of the outstanding CombineCo common stock (on a fully diluted basis) and former TechTarget stockholders will own the remaining outstanding CombineCo common stock. Following the Closing, CombineCo and its subsidiaries will operate under the name “TechTarget, Inc.”

The Transaction Agreement includes customary representations and warranties and covenants of the parties. Among other things and subject to certain exceptions, until the earlier of the termination of the Transaction Agreement or the Closing, (i) TechTarget has agreed to use its commercially reasonable efforts to conduct its business and (ii) Informa has agreed to use its commercially reasonable efforts to conduct the business of the contributed Informa Tech business, in each case in the ordinary course consistent with past practice. The Transaction Agreement also prohibits TechTarget from solicitating proposals relating to alternative transactions and restricts TechTarget’s ability to furnish information to, or participate in any discussions or negotiations with, any third party with respect to any such transaction, subject to certain limited exceptions in connection with the receipt of unsolicited alternative transaction proposals.

The obligation of the parties to consummate the proposed transactions is subject to customary conditions, including, among other things, (i) the consummation of the Separation (as defined in the Transaction Agreement), (ii) the affirmative vote of the holders of a majority of the outstanding shares of TechTarget Common Stock, (iii) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and (iv) the effectiveness of the registration statement on Form S-4 (the “Registration Statement”) to be filed by CombineCo with the Securities and Exchange Commission (“SEC”) and the approval of the listing on the Nasdaq Global Market, or other U.S. national securities exchange as mutually agreed by the parties of the shares of CombineCo common stock to be issued in the proposed transactions.

The Transaction Agreement contains certain termination rights for each of TechTarget and Informa, including the right of each party to terminate the Transaction Agreement if the proposed transactions have not been consummated by December 20, 2024. Under the Transaction Agreement, TechTarget is required to pay to Informa a termination fee in the amount of $40,000,000 (or, if Informa has not delivered to TechTarget the audited and interim financial statements for the contributed Informa Tech business required to be included in the prospectus forming part of the Registration Statement by May 31, 2024, $30,000,000; provided that the fee shall increase to $40,000,000 once such requisite financial statements have been delivered to TechTarget) in certain events described in the Transaction Agreement, including if Informa terminates the Transaction Agreement in the event TechTarget’s board of directors changes its recommendation that TechTarget’s stockholders approve the Transaction Agreement or TechTarget terminates the Transaction Agreement in order to enter into a definitive agreement providing for a superior alternative transaction. TechTarget will also have the right to terminate the Transaction Agreement if (i) the requisite financial statements described in the foregoing sentence are not delivered by August 9, 2024 or (ii) the EBITDA adjustment that would otherwise apply to the cash contribution Informa is required to make to CombineCo would exceed $35 million.

Ancillary Agreements

At the Closing, (i) CombineCo, Informa and Ivory HoldCo will enter into a stockholders agreement (the “Stockholders Agreement”), (ii) CombineCo, Informa, an Informa subsidiary and entities being contributed by Informa in connection with the proposed transactions will enter into a tax matters agreement, (iii) CombineCo and Ivory HoldCo will enter into a registration rights agreement, (iv) CombineCo and Informa Group Limited will enter into a transitional services agreement, a reverse transitional services agreement and supplemental transitional services agreements, (v) CombineCo and Informa will enter into a data sharing agreement, and (vi) CombineCo and an Informa subsidiary will enter into a brand license agreement. The forms of these agreements as well as forms of the organizational documents of CombineCo after giving effect to the Closing are each attached as an exhibit to the Transaction Agreement.

The Stockholders Agreement will provide, among other things, that:

•

Board Representation. Immediately following the Closing, the CombineCo board of directors will consist of nine directors, including: (i) five directors designated by Informa, one of whom will be the initial non-executive chair of the board of directors (provided that such person is not a director, officer or employee of Informa), (ii) three directors designated by TechTarget and (iii) the person who will be the Chief Executive Officer of CombineCo. Following the Closing and for so long as Informa owns more than 10% of the outstanding shares of CombineCo common stock, Informa will have the right to designate a number of directors to the CombineCo board of directors that is proportionate to its ownership of outstanding shares of CombineCo common stock at such time; provided that Informa will have the right to designate at least a majority of such directors for so long as Informa beneficially owns more than 50% of the outstanding shares of CombineCo common stock. The nominating and corporate governance committee will nominate for election to the board of directors of CombineCo all nominees not designated by Informa.

•

Controlled Company. For so long as Informa beneficially owns more than 50% of the outstanding shares of CombineCo common stock, unless otherwise agreed by Informa, CombineCo will avail itself of “controlled company” exemptions to the corporate governance rules of Nasdaq, and, accordingly, it could be exempt from certain the Nasdaq governance rules which are generally applicable to Nasdaq-listed companies.

•

Consent Rights. Informa will have the right to consent to certain material actions of CombineCo and its subsidiaries for so long as it maintains certain ownership percentages, including over certain mergers and acquisitions, sales of assets, the incurrence of indebtedness, issuances of securities and the termination of the employment or the appointment of a new chief executive officer of CombineCo. In most instances, these consent rights terminate if Informa ceases to beneficially own more than 40% of the outstanding shares of CombineCo common stock and these consent rights would terminate completely if Informa ceased to beneficially own more than 20% of the outstanding shares of CombineCo common stock.

•	Standstill Provisions. For a period of two years beginning on the Closing Date, Informa and its subsidiaries will be subject to a customary standstill, subject to standard exceptions. During such period and for so long as Informa beneficially owns more than 10% of the outstanding shares of CombineCo common stock, Informa and its affiliates are prohibited from acquiring shares of CombineCo common stock that would increase their ownership of CombineCo above 60% of the CombineCo common stock on a fully diluted basis, subject to certain exceptions.

•

Transfer Restrictions. During the period beginning on the Closing Date and ending on the earlier of the date that is (i) two years from the Closing Date and (ii) the date on which Informa owns less than 20% of the outstanding shares of CombineCo common stock, Informa and its subsidiaries may not transfer any shares of CombineCo common stock unless approved by an ad-hoc committee of the board of directors of CombineCo, which shall be composed of at least three independent directors, all but one of whom will not have been nominated to the board of directors of CombineCo by Informa (an “RPT Committee”).

•

Preemptive Rights and Percentage Maintenance Rights. Informa will have certain rights to buy its pro rata share of securities issued by CombineCo and to acquire additional securities of CombineCo to maintain its then-current ownership percentages in the event CombineCo issues additional securities after the Closing.

•

Pre-Agreed Procedures. Informa will have the right to purchase additional equity securities of CombineCo under certain circumstances at pre-agreed prices and upon pre-specified procedures set forth in the Stockholders Agreement, without obtaining approval from an RPT Committee.

•

Buyout Transactions. Until the second anniversary of the Closing, any proposal by Informa or any of its subsidiaries to acquire all of the shares of CombineCo common stock held by stockholders that are not affiliated with Informa or its subsidiaries must be (i) approved by an RPT Committee and (ii) submitted for approval to the stockholders of CombineCo, with a non-waivable condition that a majority of the shares held by stockholders that are not Informa or its subsidiaries approve the transaction (or equivalent tender offer condition). Following the second anniversary of the Closing and until Informa beneficially owns less than 40% of the outstanding shares of CombineCo common stock, any proposal by Informa or any of its subsidiaries to acquire all of the shares of CombineCo common stock held by stockholders that are not affiliated with Informa or its subsidiaries must be, at Informa’s election, either (i) approved by an RPT Committee or (ii) submitted for approval to the stockholders of CombineCo, with a non-waivable condition that a majority of the shares held by stockholders that are not Informa or its subsidiaries approve the transaction (or equivalent tender offer condition)..

•

Related Party Transactions. For so long as Informa beneficially owns at least 20% of the outstanding shares of CombineCo common stock, any transaction not contemplated by the Transaction Agreement and the related ancillary agreements between CombineCo or any of its subsidiaries, on the one hand, and Informa or any of its subsidiaries (other than CombineCo and its subsidiaries), on the other hand, shall be governed by a related party transactions policy, which shall include certain exceptions, including for transactions pursuant to the pre-specified procedures, preemptive rights, percentage maintenance rights and transactions that are not material.

•

Non-Compete; Non-Solicit. For so long as Informa beneficially owns at least 40% of the outstanding shares of CombineCo common stock, Informa is prohibited from acquiring any person engaged in a business that is competitive with CombineCo, except for (i) acquisitions of less than 10% of the total equity ownership of such person or (ii) acquisitions of any person that is engaged in a competitive business so long as no more than 25% of such person’s revenues are attributable to a competitive business. In addition, for so long as Informa beneficially owns at least 40% of the outstanding shares of CombineCo common stock, each of Informa and CombineCo agree not to solicit or hire certain specifically enumerated categories of senior employees of the other.

•	Other Governance Rights. Material amendments of or waivers to the Stockholders Agreement require the prior approval of an RPT Committee.

The foregoing description of the Transaction Agreement and related documents does not purport to be complete, and is qualified in its entirety by reference to the full text of the Transaction Agreement and related documents, which are attached hereto as Exhibit 2.1 and are incorporated herein by reference. The Transaction Agreement and related documents have been attached to provide investors with information regarding their respective terms. They are not intended to provide any other factual information about TechTarget, Informa, their respective subsidiaries or any of the other parties to the Transaction Agreement or any related documents. In particular, the assertions embodied in the representations and warranties contained in the Transaction Agreement are qualified by information in confidential disclosure letters provided by the parties in connection with the signing of the Transaction Agreement. These confidential disclosure letters contain information that modifies, qualifies and creates exceptions to the representations and warranties and certain covenants set forth in the Transaction Agreement. Moreover, certain representations and warranties in the Transaction Agreement were used for the purpose of allocating risk among the parties rather than establishing matters as facts and were made only as of the date of the Transaction Agreement (or such other date or dates as may be specified in the Transaction Agreement). Accordingly, the representations and warranties in the Transaction Agreement should not be relied upon as characterizations of the actual state of facts about Informa or any of the parties to the Transaction Agreement.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

New Employment Agreements

On January 10, 2024, CombineCo entered into new employment agreements with each of Don Hawk, TechTarget’s Executive Director, Product Innovation (the “Hawk Employment Agreement”), Daniel Noreck, TechTarget’s Chief Financial Officer (the “Noreck Employment Agreement”), Rebecca Kitchens, TechTarget’s President (the “Kitchens Employment Agreement”), and Steve Niemiec, TechTarget’s Chief Operating Officer and Chief Revenue Officer (the “Niemiec Employment Agreement”), each of which will become effective as of the Closing.

The Hawk Employment Agreement substantially follows Mr. Hawk’s existing employment agreement with TechTarget, with the following material changes:

•	Term. The Hawk Employment Agreement provides for a six-month employment term.

•	Compensation Review. No later than 60 days after the Closing, CombineCo will review Mr. Hawk’s cash and equity compensation levels in good faith for a possible increase (but not a decrease).

•

Mutual Notice Period for Termination. The mutual notice period to terminate the Hawk Employment Agreement has expanded from 60 days to a period of six months until the first anniversary of Closing, reducing to a period of three months thereafter (in each case, other than a for Cause (as defined therein) termination by CombineCo or a termination for Good Reason (as defined therein) by Mr. Hawk). During the notice period, CombineCo can relieve Mr. Hawk from working, but Mr. Hawk will continue to receive base salary, be eligible to receive incentive compensation, and continue to vest in outstanding equity awards. In lieu of the notice period, CombineCo may elect to make a payment to Mr. Hawk, which amount is based on his base salary only.

•

Severance. Severance payable to Mr. Hawk at the end of the term of the Hawk Employment Agreement or upon a termination other than a termination by CombineCo for Cause or by Mr. Hawk without Good Reason includes continued payment of 11 months’ base salary (rather than nine months’ under Mr. Hawk’s existing employment agreement) and 18 months’ partial COBRA premium subsidy (rather than nine months partial COBRA premium subsidy under Mr. Hawk’s existing employment agreement). In addition, should Mr. Hawk’s employment cease before TechTarget’s 2024 bonuses are paid, Mr. Hawk will receive a bonus for 2024 on its usual terms notwithstanding the cessation of employment.

•	Release. Receipt of severance payments and benefits by Mr. Hawk is conditioned on providing CombineCo a release of claims and compliance with applicable restrictive covenants.

The Noreck Employment Agreement, the Kitchens Employment Agreement and the Niemiec Employment Agreement substantially follow each of Daniel Noreck’s, Rebecca Kitchens’ and Steve Niemiec’s existing employment agreements with TechTarget, as applicable, with the following material changes:

•	Compensation Review. No later than 60 days after the Closing, CombineCo will review the executive’s cash and equity compensation levels in good faith for a possible increase (but not a decrease).

•

Mutual Notice Period for Termination. The mutual notice period to terminate the Noreck Employment Agreement, the Kitchens Employment Agreement and the Niemiec Employment Agreement has expanded from 60 days to a period of six months until the first anniversary of Closing, reducing to a period of three months thereafter (in each case, other than a for Cause (as defined in the applicable employment agreement) termination by CombineCo or a termination for Good Reason (as defined in the applicable employment agreement) by the executive). During the notice period, CombineCo can relieve the executive from working, but the executive will continue to receive base salary, be eligible to receive incentive compensation, and continue to vest in outstanding equity awards. In lieu of the notice period, CombineCo may elect to make a payment to the executive, which amount is based on the executive’s base salary only.

•	Release. Receipt of severance payments and benefits by the executive is conditioned on providing CombineCo a release of claims and compliance with applicable restrictive covenants.

•

Non-Competition and Non-Solicitation Covenant Survival Period. The duration of the non-competition and non-solicitation covenants have been changed such that (i) if the termination results from notice provided prior to the first anniversary of Closing, the non-competition and non-solicitation covenants survive for six months following the expiration of the notice period and (ii) if the termination results from notice provided on or after the first anniversary of Closing, the non-competition and non-solicitation covenants survive for nine months following the expiration of the notice period. Each of Mr. Noreck’s, Ms. Kitchens’ and Mr. Niemiec’s current employment agreements provide that the non-competition and non-solicitation covenants survive for 12 months following termination of employment.

The foregoing summary of the Hawk Employment Agreement, the Noreck Employment Agreement, the Kitchens Employment Agreement and the Niemiec Employment Agreement does not purport to be a complete description and is qualified in its entirety by reference to the full text of each of the Hawk Employment Agreement, the Noreck Employment Agreement, the Kitchens Employment Agreement and the Niemiec Employment Agreement, as applicable, which are attached hereto as Exhibit 10.1, Exhibit 10.2, Exhibit 10.3 and Exhibit 10.4, respectively, and are incorporated herein by reference.

Separation Agreements

On January 10, 2024, TechTarget entered into separation agreements with each of Mike Cotoia, TechTarget’s Chief Executive Officer (the “Cotoia Separation Agreement”), and Greg Strakosch, TechTarget’s Executive Chairman (the “Strakosch Separation Agreement” and together with the Cotoia Separation Agreement, the “Separation Agreements”) that become effective upon the Closing. Per the terms of the Separation Agreements, and subject to each Mr. Cotoia and Mr. Strakosch, as applicable, executing (and not revoking) a release of claims, each of Mr. Cotoia and Mr. Strakosch is entitled to certain severance payments and benefits, including a severance payment equal to the sum of (i) $700,000 and (ii) a prorated amount of his annual bonus (such prorated bonus to be no less than $108,750 per executive), payable in equal installments over a 14-month period following the separation date. In addition, CombineCo will cover a portion of each executive’s COBRA costs at active employee rates, which may include a tax gross-up for up to 18 months following the separation date.

Each of Mr. Cotoia and Mr. Strakosch is subject to a nine-month non-competition covenant and a nine-month non-solicitation covenant applicable to employees and customers. For Mr. Cotoia, the term of this restrictive covenant begins upon the termination of the Consulting Agreement (described below) and for Mr. Strakosch the term of this restrictive covenant begins on the Closing date.

The foregoing summary of the Cotoia Separation Agreement and the Strakosch Separation Agreement does not purport to be a complete description and is qualified in its entirety by reference to the full text of each of the Cotoia Separation Agreement and the Strakosch Separation Agreement, as applicable, which are attached hereto as Exhibit 10.5 and Exhibit 10.6, respectively, and are incorporated herein by reference.

Consulting Agreement

On January 10, 2024, CombineCo entered into a consulting agreement with Mr. Cotoia (the “Cotoia Consulting Agreement”) that will become effective upon the Closing, pursuant to which he will provide advice and assistance to CombineCo for one year following the Closing. Pursuant to the Cotoia Consulting Agreement, Mr. Cotoia will be paid for services for five days per week for the first six months of the term of the agreement, two and one-half days per week for the subsequent three months and one day per week for the final three months. The consulting fee is $3,807 per day. The Cotoia Consulting Agreement contains restrictive covenants consistent with the terms of the Separation Agreement and may be terminated by CombineCo upon 60 days’ prior notice.

The foregoing summary of the Consulting Agreement does not purport to be a complete description and is qualified in its entirety by reference to the full text of the Cotoia Consulting Agreement, which is attached hereto as Exhibit 10.7 and is incorporated herein by reference.

Lock-Up Agreements

On January 10, 2024, CombineCo entered a lock-up agreement with Informa and each of Mr. Cotoia, Mr. Hawk, Ms. Kitchens, Mr. Niemiec, Mr. Noreck and Mr. Strakosch, respectively, each on a substantially similar form of lock-up agreement (the “Lock-Up Agreement”). The Lock-Up Agreement provides that a percentage of the after-tax shares of CombineCo common stock delivered to each of Mr. Cotoia, Mr. Hawk, Ms. Kitchens, Mr. Niemiec, Mr. Noreck and Mr. Strakosch, respectively, in exchange for his or her TechTarget Restricted Stock Units that accelerate upon the Closing will be subject to a lock-up period of up to three years. The percentage of the after-tax shares of CombineCo common stock delivered to each of Mr. Hawk and Mr. Strakosch in exchange for their TechTarget Restricted Stock Units that accelerate upon the Closing is 62%, and the relevant percentage for Mr. Cotoia, Ms. Kitchens, Mr. Niemiec and Mr. Noreck is 25%. The lock-up restrictions expire with respect to one-third of the applicable shares of CombineCo common stock on each of the first three anniversaries of the Closing. However, in the event Ms. Kitchens, Mr. Niemiec or Mr. Noreck is terminated for any reason other than a termination for Cause or resignation without Good Reason (as such terms are defined in the Kitchens Employment Agreement, the Niemiec Employment Agreement and the Noreck Employment Agreement, respectively), the lock-up period shall be shortened and expire with respect to 50% of the lock-up shares on the 1st anniversary of the Closing and with respect to the remaining 50% on the second anniversary of the Closing. If such a termination occurs after the second anniversary of the Closing, the lock-up will immediately expire with respect to all of the lock-up shares.

The foregoing summary of the Lock-Up Agreement does not purport to be a complete description and is qualified in its entirety by reference to the full text of the form of the Lock-Up Agreement, which is attached hereto as Exhibit 10.8 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of January 10, 2024, by and among TechTarget, Inc., Toro CombineCo, Inc., Toro Acquisition Sub, LLC, Informa PLC, Informa US Holdings Limited, and Informa Intrepid Holdings Inc.*

10.1	Employment Agreement, dated as of January 10, 2024, by and between Toro CombineCo, Inc. and Don Hawk

10.2	Employment Agreement, dated as of January 10, 2024, by and between Toro CombineCo, Inc. and Daniel Noreck

10.3	Employment Agreement, dated as of January 10, 2024, by and between Toro CombineCo, Inc. and Rebecca Kitchens

10.4	Employment Agreement, dated as of January 10, 2024, by and between Toro CombineCo, Inc. and Steven Niemeic

10.5	Separation Agreement, dated as of January 10, 2024, by and between TechTarget, Inc. and Michael Cotoia

10.6	Separation Agreement, dated as of January 10, 2024, by and between TechTarget, Inc. and Greg Strakosch

10.7	Consulting Agreement, dated as of January 10, 2024, by and between Toro CombineCo, Inc. and Michael Cotoia

10.8	Form of Lock-Up Agreement

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*

Certain schedules, annexes and exhibits to the Transaction Agreement and Plan of Merger have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant will furnish copies of any such schedules, annexes and exhibits to the U.S. Securities and Exchange Commission upon request.

Additional Information and Where to Find It

In connection with the proposed transaction, TechTarget will prepare and file relevant materials with the SEC, including a registration statement on Form S-4 that will contain a proxy statement of TechTarget that also constitutes a prospectus of CombineCo (the “Proxy Statement/Prospectus”). A definitive Proxy Statement/Prospectus will be mailed to stockholders of TechTarget. TechTarget and CombineCo may also file other documents with the SEC regarding the proposed transaction. This communication is not a substitute for any proxy statement, registration statement or prospectus, or any other document that TechTarget or CombineCo (as applicable) may file with the SEC in connection with the proposed transaction. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, INVESTORS AND SECURITY HOLDERS OF TECHTARGET ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY THE PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED BY TECHTARGET OR COMBINECO WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, IN CONNECTION WITH THE PROPOSED TRANSACTION, WHEN THEY BECOME AVAILABLE BECAUSE THESE DOCUMENTS CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS. TechTarget investors and security holders will be able to obtain free copies of the Proxy Statement/Prospectus (when they become available), as well as other filings containing important information about TechTarget, CombineCo, and other parties to the proposed transaction (including Informa), without charge through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by TechTarget will be available free of charge under the tab “Financials” on the “Investor Relations”

page of TechTarget’s internet website at https://investor.techtarget.com or by contacting TechTarget’s Investor Relations Department at gmann@techtarget.com.

Participants in the Solicitation

Informa, TechTarget, CombineCo, and their respective directors and certain of their respective executive officers and employees may be deemed to be participants in the solicitation of proxies from TechTarget’s stockholders in connection with the proposed transaction. Information regarding the directors of Informa is contained in Informa’s annual reports and accounts available on Informa’s website at www.informa.com/investors/ and in the National Storage Mechanism at data.fca.org.uk/#/nsm/nationalstoragemechanism. Information regarding the directors and executive officers of TechTarget is contained in TechTarget’s proxy statement for its 2023 annual meeting of stockholders, filed with the SEC on April 19, 2023, and in other documents subsequently filed with the SEC. Additional information regarding the participants in the proxy solicitations and a description of their direct or indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement/Prospectus and other relevant materials filed with the SEC (when they become available). These documents can be obtained free of charge from the sources indicated above.

No Offer or Solicitation

This Current Report on Form 8-K is for informational purposes only and is not intended to and does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any offer, solicitation or sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Cautionary Note Regarding Forward-Looking Statements

This Current Report on Form 8-K contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve substantial risks and uncertainties. All statements, other than historical facts, are forward-looking statements, including: statements regarding the expected timing and structure of the proposed transaction; the ability of the parties to complete the proposed transaction considering the various closing conditions; the expected benefits of the proposed transaction, such as improved operations, enhanced revenues and cash flow, synergies, growth potential, market profile, business plans, expanded portfolio and financial strength; the competitive ability and position of CombineCo following completion of the proposed transaction; legal, economic, and regulatory conditions; and any assumptions underlying any of the foregoing. Forward-looking statements concern future circumstances and results and other statements that are not historical facts and are sometimes identified by the words “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “plan,” “could,” “would,” “project,” “predict,” “continue,” “target,” or the negatives of these words or other similar terms or expressions that concern TechTarget’s or CombineCo’s expectations, strategy, priorities, plans, or intentions. Forward-looking statements are based upon current plans, estimates, and expectations that are subject to risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. We can give no assurance that such plans, estimates, or expectations will be achieved, and therefore, actual results may differ materially from any plans, estimates, or expectations in such forward-looking statements.

Important factors that could cause actual results to differ materially from such plans, estimates, or expectations include, among others: that one or more closing conditions to the proposed transaction, including certain regulatory approvals, may not be satisfied or waived, on a timely basis or otherwise, including that a governmental entity may prohibit, delay, or refuse to grant approval for the consummation of the proposed transaction, may require conditions, limitations, or restrictions in connection with such approvals or that the required approval by the shareholders of TechTarget may not be obtained; the risk that the proposed transaction may not be completed in the time frame expected by Informa, TechTarget, or CombineCo, or at all; unexpected costs, charges, or expenses resulting from the proposed transaction; uncertainty of the expected financial performance of CombineCo following completion of the proposed transaction; failure to realize the anticipated benefits of the proposed transaction, including as a result of delay in completing the proposed transaction or integrating the relevant portion of the Informa Tech business with the business of TechTarget; the ability of Informa to implement its business strategy; difficulties and delays in achieving revenue and cost synergies of Informa; the occurrence of any event that could give rise to termination of the proposed transaction; potential litigation in connection with the proposed transaction or other settlements or investigations that may affect the timing or occurrence of the proposed transaction or result in significant costs of defense, indemnification, and liability; evolving legal, regulatory, and tax regimes; changes in economic, financial, political, and regulatory conditions, in the United States and elsewhere, and other factors that contribute to uncertainty and volatility, natural and man-made disasters, civil unrest, pandemics, geopolitical uncertainty, and conditions that may result from legislative, regulatory, trade, and policy changes associated with the current or subsequent U.S. administration; risks related to disruption of management time from ongoing business operations due to the proposed transaction; certain restrictions during the pendency of the proposed transaction that may impact TechTarget’s ability to pursue certain business opportunities or strategic transactions; Informa’s, TechTarget’s, and CombineCo’s ability to meet expectations regarding the accounting and tax treatments of the proposed transaction; the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of TechTarget’s common stock; the risk that the proposed transaction and its announcement could have an adverse effect on the ability of TechTarget to retain customers and retain and hire key personnel and maintain relationships with customers, suppliers, employees, stockholders, strategic partners and other business relationships and on its operating results and business generally; market acceptance of TechTarget’s and the relevant portion of the Informa Tech business’s products and services; the impact of pandemics and future health epidemics and any related economic downturns on TechTarget’s business and the markets in which it and its customers operate; changes in economic or regulatory conditions or other trends affecting the internet, internet advertising and information technology industries; data privacy and artificial intelligence laws, rules, and regulations; the impact of foreign currency exchange rates; certain macroeconomic factors facing the global economy, including instability in the regional banking sector, disruptions in the capital markets, economic sanctions and economic slowdowns or recessions, rising inflation and interest rate fluctuations on TechTarget’s and the relevant portion of the Informa Tech business’s results; and other matters included in TechTarget’s filings with the SEC, including in Item 1A of its Annual Report on Form 10-K for the year ended December 31, 2022 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2023. These risks, as well as other risks associated with the proposed transaction, will be more fully discussed in the Proxy Statement/Prospectus that will be included in the registration statement on Form S-4 that will be filed with the SEC in connection with the proposed transaction. While the list of factors presented here is, and the list of factors to be presented in registration statement on Form S-4 will be, considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. We caution you not to place undue reliance on any of these forward-looking statements as they are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations, financial condition and liquidity, and the development of new markets or market segments in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this communication.

Any forward-looking statements speak only as of the date of this communication. None of Informa, TechTarget, or CombineCo undertakes any obligation to update any forward-looking statements, whether as a result of new information or developments, future events, or otherwise, except as required by law. Neither future distribution of this communication nor the continued availability of this communication in archive form on TechTarget’s website at https://investor.techtarget.com or Informa’s website at www.informa.com/investors should be deemed to constitute an update or re-affirmation of these statements as of any future date.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TechTarget, Inc.

Date: January 11, 2024	By:	/s/ Michael Cotoia
Michael Cotoia
Chief Executive Officer

Annex V

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 6, 2024

TechTarget, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	1-33472	04-3483216
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

275 Grove Street, Newton, MA	02466
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (617) 431-9200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act.

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 per value per share	TTGT	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

As previously disclosed, on January 10, 2024, TechTarget, Inc. (“TechTarget”), Toro CombineCo, Inc., a Delaware corporation and a direct, wholly owned subsidiary of TechTarget (“CombineCo”), Toro Acquisition Sub, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of CombineCo, Informa PLC, a public limited company organized under the laws of England and Wales (“Informa”), Informa US Holdings Limited, a private company organized under the laws of England and Wales and an indirect, wholly owned subsidiary of Informa, and Informa Intrepid Holdings Inc., a Delaware corporation and a direct, wholly owned subsidiary of Ivory HoldCo, entered into an Agreement and Plan of Merger (the “Transaction Agreement” and the transactions contemplated by the Transaction Agreement, the “proposed transaction”).

The consummation of the proposed transactions is conditioned upon, among other things, the expiration or termination of the applicable waiting period (or any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). Effective as of 11:59 p.m. Eastern Time on March 6, 2024, the waiting period under the HSR Act expired with respect to the proposed transaction.

TechTarget and Informa expect that the proposed transaction will close in the second half of 2024 following the satisfaction or waiver of the other conditions set forth in the Transaction Agreement, which conditions include (i) the consummation of the Separation (as defined in the Transaction Agreement), (ii) the affirmative vote of the holders of a majority of the outstanding shares of TechTarget common stock in favor of the proposed transaction, (iii) the effectiveness of the registration statement on Form S-4 to be filed by CombineCo with the Securities and Exchange Commission and (iv) the approval of the listing on the Nasdaq Global Market, or other U.S. national securities exchange as mutually agreed by the parties, of the shares of CombineCo common stock to be issued in the proposed transaction.

Additional Information and Where to Find It

In connection with the proposed transaction, TechTarget will prepare and file relevant materials with the SEC, including a registration statement on Form S-4 that will contain a proxy statement of TechTarget that also constitutes a prospectus of CombineCo (the “Proxy Statement/Prospectus”). A definitive Proxy Statement/Prospectus will be mailed to stockholders of TechTarget. TechTarget and CombineCo may also file other documents with the SEC regarding the proposed transaction. This Current Report on Form 8-K is not a substitute for any proxy statement, registration statement or prospectus, or any other document that TechTarget or CombineCo (as applicable) may file with the SEC in connection with the proposed transaction. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, INVESTORS AND SECURITY HOLDERS OF TECHTARGET ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY THE PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED BY TECHTARGET OR COMBINECO WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, IN CONNECTION WITH THE PROPOSED TRANSACTION, WHEN THEY BECOME AVAILABLE BECAUSE THESE DOCUMENTS CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS. TechTarget investors and security holders will be able to obtain free copies of the Proxy Statement/Prospectus (when they become available), as well as other filings containing important information about TechTarget, CombineCo, and other parties to the proposed transaction (including Informa), without charge through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by TechTarget will be available free of charge under the tab “Financials” on the “Investor Relations” page of TechTarget’s internet website at https://investor.techtarget.com or by contacting TechTarget’s Investor Relations Department at gmann@techtarget.com.

Participants in the Solicitation

Informa, TechTarget, CombineCo, and their respective directors and certain of their respective executive officers and employees may be deemed to be participants in the solicitation of proxies from TechTarget’s stockholders in connection with the proposed transaction. Information regarding the directors of Informa is contained in Informa’s annual reports and accounts available on Informa’s website at www.informa.com/investors/ and in the National Storage Mechanism at data.fca.org.uk/#/nsm/nationalstoragemechanism. Information regarding the directors and executive officers of TechTarget is contained in TechTarget’s proxy statement for its 2023 annual meeting of stockholders, filed with the SEC on April 19, 2023, and in other documents subsequently filed with the SEC. Additional information regarding the participants in the proxy solicitations and a description of their direct or indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement/Prospectus and other relevant materials filed with the SEC (when they become available). These documents can be obtained free of charge from the sources indicated above.

No Offer or Solicitation

This Current Report on Form 8-K is for informational purposes only and is not intended to and does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any offer, solicitation or sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Cautionary Note Regarding Forward-Looking Statements

This Current Report on Form 8-K contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve substantial risks and uncertainties. All statements, other than historical facts, are forward-looking statements, including: statements regarding the expected timing and structure of the proposed transaction; the ability of the parties to complete the proposed transaction considering the various closing conditions; the expected benefits of the proposed transaction, such as improved operations, enhanced revenues and cash flow, synergies, growth potential, market profile, business plans, expanded portfolio and financial strength; the competitive ability and position of CombineCo following completion of the proposed transaction; legal, economic, and regulatory conditions; and any assumptions underlying any of the foregoing. Forward-looking statements concern future circumstances and results and other statements that are not historical facts and are sometimes identified by the words “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “plan,” “could,” “would,” “project,” “predict,” “continue,” “target,” or the negatives of these words or other similar terms or expressions that concern TechTarget’s or CombineCo’s expectations, strategy, priorities, plans, or intentions. Forward-looking statements are based upon current plans, estimates, and expectations that are subject to risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. We can give no assurance that such plans, estimates, or expectations will be achieved, and therefore, actual results may differ materially from any plans, estimates, or expectations in such forward-looking statements.

Important factors that could cause actual results to differ materially from such plans, estimates, or expectations include, among others: that one or more closing conditions to the proposed transaction, including certain regulatory approvals, may not be satisfied or waived, on a timely basis or otherwise, including that a governmental entity may prohibit, delay, or refuse to grant approval for the consummation of the proposed transaction, may require conditions, limitations, or restrictions in connection with such approvals or that the required approval by the shareholders of TechTarget may not be obtained; the risk that the proposed transaction may not be completed in the time frame expected by Informa, TechTarget, or CombineCo, or at all; unexpected costs, charges, or expenses resulting from the proposed transaction; uncertainty of the expected financial performance of CombineCo following completion of the proposed transaction; failure to realize the anticipated benefits of the proposed transaction, including as a result of delay in completing the proposed transaction or integrating the relevant portion of the Informa Tech business with the business of TechTarget; the ability of

Informa to implement its business strategy; difficulties and delays in achieving revenue and cost synergies of Informa; the occurrence of any event that could give rise to termination of the proposed transaction; potential litigation in connection with the proposed transaction or other settlements or investigations that may affect the timing or occurrence of the proposed transaction or result in significant costs of defense, indemnification, and liability; evolving legal, regulatory, and tax regimes; changes in economic, financial, political, and regulatory conditions, in the United States and elsewhere, and other factors that contribute to uncertainty and volatility, natural and man-made disasters, civil unrest, pandemics, geopolitical uncertainty, and conditions that may result from legislative, regulatory, trade, and policy changes associated with the current or subsequent U.S. administration; risks related to disruption of management time from ongoing business operations due to the proposed transaction; certain restrictions during the pendency of the proposed transaction that may impact TechTarget’s ability to pursue certain business opportunities or strategic transactions; Informa’s, TechTarget’s, and CombineCo’s ability to meet expectations regarding the accounting and tax treatments of the proposed transaction; the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of TechTarget’s common stock; the risk that the proposed transaction and its announcement could have an adverse effect on the ability of TechTarget to retain customers and retain and hire key personnel and maintain relationships with customers, suppliers, employees, stockholders, strategic partners and other business relationships and on its operating results and business generally; market acceptance of TechTarget’s and the relevant portion of the Informa Tech business’s products and services; the impact of pandemics and future health epidemics and any related economic downturns on TechTarget’s business and the markets in which it and its customers operate; changes in economic or regulatory conditions or other trends affecting the internet, internet advertising and information technology industries; data privacy and artificial intelligence laws, rules, and regulations; the impact of foreign currency exchange rates; certain macroeconomic factors facing the global economy, including instability in the regional banking sector, disruptions in the capital markets, economic sanctions and economic slowdowns or recessions, rising inflation and interest rate fluctuations on TechTarget’s and the relevant portion of the Informa Tech business’s results; and other matters included in TechTarget’s filings with the SEC, including in Item 1A of its Annual Report on Form 10-K for the year ended December 31, 2022 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2023. These risks, as well as other risks associated with the proposed transaction, will be more fully discussed in the Proxy Statement/Prospectus that will be included in the registration statement on Form S-4 that will be filed with the SEC in connection with the proposed transaction. While the list of factors presented here is, and the list of factors to be presented in registration statement on Form S-4 will be, considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. We caution you not to place undue reliance on any of these forward-looking statements as they are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations, financial condition and liquidity, and the development of new markets or market segments in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this Current Report on Form 8-K.

Any forward-looking statements speak only as of the date of this Current Report on Form 8-K. None of Informa, TechTarget, or CombineCo undertakes any obligation to update any forward-looking statements, whether as a result of new information or developments, future events, or otherwise, except as required by law. Neither future distribution of this Current Report on Form 8-K nor the continued availability of this Current Report on Form 8-K in archive form on TechTarget’s website at https://investor.techtarget.com or Informa’s website at www.informa.com/investors should be deemed to constitute an update or re-affirmation of these statements as of any future date.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TechTarget, Inc.

Date: March 11, 2024	By:	/s/ Michael Cotoia
Michael Cotoia
Chief Executive Officer

Annex W

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 04, 2024

TECHTARGET, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	1-33472	04-3483216
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

275 Grove Street Newton, Massachusetts	02466
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (617) 431-9200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 Par Value	TTGT	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07 Submission of Matters to a Vote of Security Holders.

On June 4, 2024, TechTarget, Inc. held its 2024 Annual Meeting of Stockholders (“Annual Meeting”). At the Annual Meeting, the Company’s stockholders voted on three proposals, each of which is further described in the Company’s definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on April 17, 2024. Of the 28,548,634 shares of the Company’s Common Stock issued and outstanding as of the close of business on April 10, 2024, the record date for the determination of stockholders entitled to vote at the Annual Meeting, 27,766,723 shares (or approximately 97%) of Common Stock were present or represented by proxy at the Annual Meeting. Below are the voting results for the proposals submitted to the Company’s stockholders for a vote at the Annual Meeting.

Proposal No. 1—The Company’s stockholders elected the two Class II Director Nominees named below and in our Proxy Statement to the Board of Directors for a three-year term from the date of his or her election and until such Director’s successor is elected or until such Director’s earlier death, disability, resignation or removal, as set forth below:

Class II Director Nominees	For	Against	Abstain	Broker Non-Votes
Robert D. Burke	17,856,996	7,381,348	4,687	2,523,692
Bruce Levenson	15,045,821	10,192,515	4,695	2,523,692

Proposal No. 2—The Company’s stockholders ratified the appointment of Stowe & Degon, LLC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024, as set forth below:

For	Against	Abstain	Broker Non-Votes
27,750,659	12,678	3,386	0

Proposal No. 3—The Company’s stockholders approved, on an advisory (non-binding) basis, the resolution to approve the compensation of our named executive officers as described in the Company’s Proxy Statement, as set forth below:

For	Against	Abstain	Broker Non-Votes
13,283,451	11,904,222	55,358	2,523,692

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TechTarget, Inc.

Date: June 7, 2024	By:	/s/ Charles D. Rennick
Charles D. Rennick
Vice President, General Counsel, and Corporate Secretary

Annex X

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 05, 2024

TECHTARGET, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	1-33472	04-3483216
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

275 Grove Street Newton, Massachusetts		02466
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (617) 431-9200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 Par Value	TTGT	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

On September 5, 2024, TechTarget, Inc. (“TechTarget”) issued a press release announcing that it has rescheduled its previously announced Investor Day. The rescheduled Investor Day event will now take place after the closure of the transaction with Informa Tech’s Digital Businesses. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference. Also, on September 5, 2024, an updated investor presentation, attached hereto as Exhibit 99.2, was disseminated in connection with the announcement of the rescheduled Investor Day event and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) The following exhibits are being furnished herewith and this list shall constitute the exhibit index:

Exhibit No.	Description

99.1	Press Release dated September 5, 2024

99.2	Investor Presentation of TechTarget, Inc.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TechTarget, Inc.

Date: September 5, 2024	By:	/s/ Daniel T. Noreck
Daniel T. Noreck Chief Financial Officer and Treasurer

Exhibit 99.1

TechTarget Announces Investor Day to be Held After Close of Informa Transaction

Combination with Informa Tech’s Digital Businesses Remains On Track to Close in the

Fourth Quarter of 2024

Newton MA – September 5, 2024 – TechTarget (NASDAQ: TTGT), the global leader in B2B technology purchase intent data and services, today announced that it has rescheduled its previously announced Investor Day to take place after the closure of the transaction with Informa Tech’s Digital Businesses. This continues to be expected in the fourth quarter of 2024, subject to approval by TechTarget shareholders and the satisfaction of other customary closing conditions. The later date will ensure the event can fully focus on the newly combined company’s vision, growth outlook and new product opportunities. TechTarget will confirm the new date and time once the transaction timetable is finalized.

Additional Information and Where to Find It

In connection with the proposed transaction (the “proposed transaction”), Toro CombineCo, Inc. (“NewCo”) filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 (File No. 333-280529) containing a preliminary proxy statement of TechTarget, Inc. (“TechTarget”) that also constitutes a preliminary prospectus of NewCo (the “Proxy Statement/Prospectus”). The Proxy Statement/Prospectus is not final and may be amended. A definitive Proxy Statement/Prospectus will be mailed to stockholders of TechTarget. TechTarget and NewCo may also file other documents with the SEC regarding the proposed transaction. This communication is not a substitute for any proxy statement, registration statement or prospectus, or any other document that TechTarget or NewCo (as applicable) may file with the SEC in connection with the proposed transaction. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, TECHTARGET INVESTORS AND SECURITY HOLDERS ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY THE PRELIMINARY PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED BY TECHTARGET OR NEWCO WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, IN CONNECTION WITH THE PROPOSED TRANSACTION WHEN THEY BECOME AVAILABLE, BECAUSE THESE DOCUMENTS CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS. TechTarget investors and security holders may obtain free copies of the preliminary Proxy Statement/Prospectus filed on June 27, 2024 (as amended on September 4, 2024) and will be able to obtain copies of the definitive Proxy Statement/Prospectus (when it becomes available), as well as other filings containing important information about TechTarget, NewCo, and other parties to the proposed transaction (including Informa PLC (“Informa”)), without charge through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by TechTarget will be available free of charge under the tab “Financials” on the “Investor Relations” page of TechTarget’s internet website at investor.techtarget.com or by contacting TechTarget’s Investor Relations Department at investor@techtarget.com.

Participants in the Solicitation

TechTarget, NewCo and Informa, and their respective directors and certain of their respective executive officers and employees may be deemed to be participants in the solicitation of proxies from TechTarget’s stockholders in connection with the proposed transaction. Information regarding the directors of Informa is contained in Informa’s annual reports and accounts available on Informa’s website at www.informa.com/investors and in the National Storage Mechanism at data.fca.org.uk/#/nsm/nationalstoragemechanism. Information regarding the directors and executive officers of TechTarget is contained in TechTarget’s proxy statement for its 2024 annual meeting of stockholders, filed with the SEC on April 17, 2024, and in other documents subsequently filed with the SEC. Additional information regarding the participants in the proxy solicitations and a description of their direct or indirect interests, by security holdings or otherwise, is included in the preliminary Proxy Statement/Prospectus filed on June 27, 2024 (as amended on September 4, 2024), and will be contained in the definitive Proxy Statement/Prospectus and other relevant materials that are filed or will be filed with the SEC (when they become available). These documents can be obtained free of charge from the sources indicated above.

No Offer or Solicitation

This press release is for informational purposes only and is not intended to and does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any offer, solicitation or sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve substantial risks and uncertainties. All statements, other than historical facts, are forward-looking statements, including: statements regarding the expected timing and structure of the proposed transaction; the ability of the parties to complete the proposed transaction considering the various closing conditions; the expected benefits of the proposed transaction, such as improved operations, enhanced revenues and cash flow, synergies, growth potential, market profile, business plans, expanded portfolio and financial strength; the competitive ability and position of NewCo following completion of the proposed transaction; legal, economic, and regulatory conditions; and any assumptions underlying any of the foregoing. Forward-looking statements concern future circumstances and results and other statements that are not historical facts and are sometimes identified by the words “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “plan,” “could,” “would,” “project,” “predict,” “continue,” “target,” or the negatives of these words or other similar terms or expressions that concern TechTarget’s or NewCo’s expectations, strategy, priorities, plans, or intentions. Forward-looking statements are based upon current plans, estimates, and expectations that are subject to risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. We can give no assurance that such plans, estimates, or expectations will be achieved, and therefore, actual results may differ materially from any plans, estimates, or expectations in such forward-looking statements.

Important factors that could cause actual results to differ materially from such plans, estimates, or expectations include, among others: that one or more closing conditions to the proposed transaction, including certain regulatory approvals, may not be satisfied or waived, on a timely basis or otherwise, including that a governmental entity may prohibit, delay, or refuse to grant approval for the consummation of the proposed transaction, may require conditions, limitations, or restrictions in connection with such approvals or that the required approval by the shareholders of TechTarget may not be obtained; the risk that the proposed transaction may not be completed in the time frame expected by TechTarget, NewCo or Informa, or at all; unexpected costs, charges, or expenses resulting from the proposed transaction; uncertainty of the expected financial performance of NewCo following completion of the proposed transaction; failure to realize the anticipated benefits of the proposed transaction, including as a result of delay in completing the proposed transaction or integrating the relevant portion of Informa tech digital businesses with the business of TechTarget; the ability of NewCo to implement its business strategy; difficulties and delays in achieving revenue and cost synergies of NewCo; the occurrence of any event that could give rise to termination of the proposed transaction; potential litigation in connection with the proposed transaction or other settlements or investigations that may affect the timing or occurrence of the proposed transaction or result in significant costs of defense, indemnification, and liability; evolving legal, regulatory, and tax regimes; changes in economic, financial, political, and regulatory conditions, in the United States and elsewhere, and other factors that contribute to uncertainty and volatility, natural and man-made disasters, civil unrest, pandemics, geopolitical uncertainty, and conditions that may result from legislative, regulatory, trade, and policy changes associated with the current or subsequent U.S. administration; risks related to disruption of management time from ongoing business operations due to the proposed transaction; certain restrictions during the pendency of the proposed transaction that may impact TechTarget’s ability to pursue certain business opportunities or strategic transactions; TechTarget’s, NewCo’s and Informa’s ability to meet expectations regarding the accounting and tax treatments of the proposed transaction; the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of TechTarget’s common stock; the risk that the proposed transaction and its announcement could have an adverse effect on the ability of TechTarget to retain customers and retain and hire key personnel and maintain relationships with customers, suppliers, employees, stockholders, strategic partners and other business relationships and on its operating results and business generally; market acceptance of TechTarget’s and the relevant portion of Informa Tech digital businesses’ products and services; the impact of pandemics and future health epidemics and any related economic downturns, on TechTarget’s business and the markets in which it and its customers operate; changes in economic or regulatory conditions or other trends affecting the internet, internet advertising and information technology industries; data privacy and artificial intelligence laws, rules, and regulations; the impact of foreign currency exchange rates; certain macroeconomic factors facing the global economy, including instability in the regional banking sector, disruptions in the capital markets, economic sanctions and economic slowdowns or recessions, rising inflation and interest rate fluctuations on TechTarget’s and the relevant portion of Informa Tech digital businesses’ results and other matters included in TechTarget’s filings with the SEC, including in Item 1A of its Annual Report on Form 10-K for the year ended December 31, 2023. These risks, as well as other risks associated with the proposed transaction, are more fully discussed the preliminary Proxy Statement/Prospectus filed on June 27, 2024 (as amended on September 4, 2024), and will be contained in the definitive Proxy Statement/Prospectus and other relevant materials that are filed or will be filed with the SEC (when they become available). While the list of factors presented here and in the preliminary Proxy Statement/Prospectus are, and the list of factors to be presented in definitive Proxy Statement/Prospectus will be, considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. We caution you not to place undue reliance on any of these forward-looking statements as they are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations, financial condition and liquidity, and the development of new markets or market segments in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this communication.

Any forward-looking statements speak only as of the date of this communication. None of TechTarget, NewCo or Informa undertakes any obligation to update any forward-looking statements, whether as a result of new information or developments, future events, or otherwise, except as required by law. Neither future distribution of this communication nor the continued availability of this communication in archive form on TechTarget’s website at investor.techtarget.com or Informa’s website at www.informa.com/investors should be deemed to constitute an update or re-affirmation of these statements as of any future date.

About TechTarget

TechTarget (Nasdaq: TTGT) is the global leader in purchase intent-driven marketing and sales services that deliver business impact for enterprise technology companies. By creating abundant, high-quality editorial content across approximately 150 websites and 1,000 webinars and virtual event channels, TechTarget attracts and nurtures communities of technology buyers researching their companies’ information technology needs. By understanding these buyers’ content consumption behaviors, TechTarget creates the purchase intent insights that fuel efficient and effective marketing and sales activities for clients around the world.

TechTarget has offices in Boston, London, Munich, New York, Paris, Singapore and Sydney. For more information, visit techtarget.com and follow us on Twitter @TechTarget.

Contacts

TechTarget, Media Contact:

Chris Kittredge or Ben Spicehandler

techtarget@fgsglobal.com

TechTarget, Investor Relations:

Dan Noreck

dnoreck@techtarget.com

Your vote matters – here’s how to vote! You may submit a proxy online or by phone instead of mailing this card. Proxies submitted electronically must be received by 10:00 A.M., Eastern Standard Time on November 26, 2024. Online Go to www.envisionreports.com/TTGTspecial or scan the QR code —login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/TTGTspecial Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Special Meeting Proxy Card IF SUBMITTING A PROXY BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals – The Board of Directors of TechTarget, Inc. recommends a vote FOR proposals 1, 2, 3, 4, and 5. Adopt the Agreement and Plan of Merger, dated as of January 10, 2024 (as it may be amended, modified or supplemented from time to time, the “Transaction Agreement”), among TechTarget, Inc. (“TechTarget”), Toro CombineCo, Inc., Toro Acquisition Sub, LLC (“Merger Sub”), Informa PLC, Informa US Holdings Limited, and Informa Intrepid Holdings Inc., that provides for, among other things, the merger of Merger Sub with and into TechTarget (collectively, the “Transactions”). For Against Abstain Approve, on a non-binding, advisory basis, the compensation that will or may become payable to TechTarget’s named executive officers in connection with the Transactions. For Against Abstain 3. Adopt the proposed TechTarget, Inc. 2024 Incentive Plan. Adopt the proposed TechTarget, Inc. 2024 Employee Stock Purchase Plan. Approve the adjournment of the special meeting if TechTarget determines that it is necessary to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to adopt the Transaction Agreement. SHARES REPRESENTED BY THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED BY THE PROXIES AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE INDICATED THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3, 4 AND 5 AND, AS SAID PROXIES DEEM ADVISABLE IN THEIR DISCRETION ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY CONTINUATION, POSTPONEMENT OR ADJOURNMENT THEREOF. 1UPX 040V8H

Special Meeting Admission Ticket Special Meeting of TechTarget, Inc. Stockholders November 26, 2024, 10:00 A.M. Eastern Standard Time at the offices of Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street Boston, MA 02109 Upon arrival, please present this admission ticket and photo identification at the registration desk. Important notice regarding the Internet availability of proxy materials for the Special Meeting of Stockholders. The Notice of Meeting, combined Proxy Statement/Prospectus, form of Proxy Card and other important materials are available at: www.envisionreports.com/TTGTspecial Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/TTGTspecial IF SUBMITTING A PROXY BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. TechTarget, Inc. Notice of Special Meeting of Stockholders Proxy Solicited by Board of Directors of TechTarget, Inc. for Special Meeting – November 26, 2024 The undersigned, revoking all prior proxies, hereby appoints Charles D. Rennick and Daniel T. Noreck, and each of them, with full power of substitution and re-substitution, as Proxies to represent and vote as designated hereon all the shares of TechTarget which the undersigned would be entitled to vote if personally present, at the Special Meeting of Stockholders of TechTarget (“Special Meeting”) to be held at 10:00 a.m., Eastern Standard Time, on November 26, 2024, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, MA 02109 or at any continuation, postponement or adjournment thereof. Shares represented by this proxy will be voted by the proxies as directed by the undersigned stockholder. If no such directions are indicated, the shares represented by this proxy will be voted FOR proposals 1, 2, 3, 4, and 5 and, as said proxies deem advisable in their discretion on such other matters as may properly come before the Special Meeting or any continuation, postponement or adjournment thereof. (Items to be voted appear on reverse side) B Authorized Signatures – This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving such full title. If signer is a partnership, please sign in full partnership name by authorized person. Date (mm/dd/yyyy) – Please print date below. Signature 1 – Please keep signature within the box. Signature 2 – Please keep signature within the box. C Non-Voting Items Change of Address – Please print new address below. Comments – Please print your comments below. Meeting Attendance Mark box to the right if you plan to attend the Special Meeting.